As filed with the Securities and Exchange Commission on June 2, 1998
                                                        Registration No. 333-___
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                --------------
                                   FORM S-4

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                --------------
                              Host Marriott, L.P.
      (Exact name of registrant as specified in its governing instrument)

          Delaware                     7011                   52-2095412
(State or Other Jurisdiction     (Primary Standard         (I.R.S. Employer
    of Incorporation or              Industrial           Identification No.)
       Organization)             Classification Code
                                      Number)

                              10400 Fernwood Road
                           Bethesda, Maryland  20817
                                (301) 380-9000
  (Address, Including Zip Code, and Telephone Number,  Including Area Code, of
                   Registrant's Principal Executive Offices)

                                --------------

                            Christopher G. Townsend
                                General Counsel
                              Host Marriott, L.P.
                              10400 Fernwood Road
                           Bethesda, Maryland  20817
                                 (301) 380-9000
(Name, Address, Including Zip Code, and Telephone Number,  Including Area Code,
                             of Agent for Service)

                                --------------
                                  Copies to:
                         J. Warren Gorrell, Jr., Esq.
                           Bruce W. Gilchrist, Esq.
                            Hogan & Hartson L.L.P.
                          555 Thirteenth Street, N.W.
                         Washington, D.C.  20004-1109
                                (202) 637-5600
                                --------------
          Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

          If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                                --------------

                        CALCULATION OF REGISTRATION FEE

===================================================================================================================================
                                                                      Proposed Maximum       Proposed Maximum        Amount Of
                Title Of Each Class Of                Amount         Offering Price Per         Aggregate           Registration
              Securities To Be Registered        To Be Registered        OP Unit(1)          Offering Price(1)           Fee
-----------------------------------------------------------------------------------------------------------------------------------
Units of Limited Partnership Interest             14,421,500 (2)           $20.00              $288,430,000          $ 85,086.85
-----------------------------------------------------------------------------------------------------------------------------------
Notes                                                  (2)                 $  N/A              $236,300,000 (3)       $ -0-(3)
===================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) promulgated under the Securities Act of 1933, as amended.
(2) Represents the expected maximum number of OP Units or Notes (as applicable) issuable upon consummation of the transactions described herein.
(3) Investors whose securities are exchanged or canceled will receive OP Units or Notes. To the extent Notes are issued in lieu of OP Units, the proposed maximum aggregate offering price of the OP Units will be proportionately reduced and vice versa. Accordingly, no further fee is due for the registration of the Notes.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
    Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+ Information contained herein is subject to completion or amendment. A        +
+ registration statement relating to these securities has been filed with the + + Securities and Exchange Commission. These securities may not be sold nor may +
+ offers to buy be accepted prior to the time the registration statement       +
+ becomes effective. This prospectus consent solicitation statement shall not + + constitute an offer to sell or the solicitation of an offer to buy nor shall + + there be any sale of these securities in any State in which such offer, +
+ solicitation or sale would be unlawful prior to registration or              +
+ qualification under the securities laws of any such State.                   +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                             SUBJECT TO COMPLETION
                              DATED JUNE 2, 1998
                   PROSPECTUS/CONSENT SOLICITATION STATEMENT
                              Host Marriott, L.P.

--------------------------------------------------------------------------------
       THIS SOLICITATION OF CONSENTS EXPIRES AT 5:00 P.M., EASTERN TIME,
                  ON _____________ __, 1998, UNLESS EXTENDED.
--------------------------------------------------------------------------------

   Host Marriott Corporation, a Delaware corporation ("Host"), has adopted a plan to reorganize its business operations so that it will qualify as a real estate investment trust ("REIT"). As part of this reorganization (the "REIT Conversion"), Host and its consolidated subsidiaries will contribute their full-service hotel properties and certain other businesses and assets to Host Marriott, L.P., a newly formed Delaware limited partnership (the "Operating Partnership"), in exchange for units of limited partnership interest in the Operating Partnership ("OP Units") and the assumption of certain liabilities. The sole general partner of the Operating Partnership will be Host Marriott Trust, the entity resulting from the conversion of Host from a Delaware corporation to a Maryland REIT ("Host REIT"). The Operating Partnership and Host REIT will operate together as an umbrella partnership REIT. Host REIT expects to qualify as a REIT beginning with its first full taxable year after closing of the REIT Conversion, which Host REIT currently expects to be the year beginning January 1, 1999.

   Following the REIT Conversion and the Blackstone Acquisition (defined below), the Operating Partnership and its subsidiaries initially will own outright, or have controlling interests in, approximately 120 full-service hotels operating primarily under the Marriott, Ritz-Carlton, Four Seasons, Swissotel and Hyatt brand names (the "Hotels"). Concurrently with the REIT Conversion, the Operating Partnership will acquire ownership of, or controlling interests in, 12 hotels and a mortgage loan secured by a thirteenth hotel controlled by The Blackstone Group and a series of funds controlled by Blackstone Real Estate Partners (collectively, the "Blackstone Entities") in exchange for OP Units, the assumption of liabilities and other consideration (the "Blackstone Acquisition"). The Operating Partnership will be one of the largest owners of full-service hotels in the United States.

   As part of the REIT Conversion, the Operating Partnership is proposing to acquire by merger (the "Mergers") eight limited partnerships (the "Partnerships") that own full-service hotels in which Host or its subsidiaries are general partners. As more fully described in this Prospectus/Consent Solicitation Statement (the "Consent Solicitation"), limited partners of those Partnerships that participate in the Mergers will receive either OP Units or, at their election, unsecured __% Notes due December 15, 2005 issued by the Operating Partnership ("Notes"), in exchange for their partnership interests in such Partnerships (with respect to the Partnerships, those limited partners of the Partnerships who are unaffiliated with Host are referred to herein as the "Limited Partners").

   The number of OP Units to be allocated to each Partnership will be based upon
(i) its respective Exchange Value (as defined herein) and (ii) the deemed value of an OP Unit at the time of the Mergers, determined as described herein. See "Determination of Exchange Values and Allocation of OP Units." The principal amount of Notes that Limited Partners may elect to receive in exchange for the OP Units received in a Merger will be based upon their Partnership's Note Election Amount (as defined herein). See "Description of the Notes." The estimated Exchange Values and Note Election Amounts set forth in this Consent Solicitation may increase or decrease as a result of various adjustments, and will be finally calculated shortly before the closing of the Mergers (the "Closing Date"). The estimated Exchange Values exceed the Note Election Amounts for all of the Partnerships.

   In connection with the REIT Conversion, each outstanding share of Host common stock will be converted into one common share of beneficial interest, par value $.01 per share (a "Common Share"), of Host REIT. Following the closing of the REIT Conversion, the Common Shares will be listed on the New York Stock Exchange. Beginning one year after the Mergers, Limited Partners will have the right to redeem their OP Units at any time and receive, at the election of Host REIT, either Common Shares on a one-for-one basis (subject to adjustment) or cash in an amount equal to the market value of such shares (the "Unit Redemption Right").

   Because REITs are not permitted under current federal income tax law to derive revenues directly from the operation of hotels, the Operating Partnership will lease the Hotels to lessees (the "Lessees") that will operate the Hotels under the existing management agreements and pay rent to the Operating Partnership, as more fully described herein. The Lessees generally will be indirect controlled subsidiaries of HMC Senior Communities, Inc., which currently is a wholly owned subsidiary of Host ("SLC"), but which will become a separate public company as part of the REIT Conversion when Host distributes the common stock of SLC to its existing shareholders and the Blackstone Entities. Shares of Host REIT and SLC will become separately traded securities and the companies will operate independently. Initially, there may be a partial overlap between the boards of Host REIT and SLC but this will be phased out over time. There also will be a substantial overlap of shareholders of the two companies initially, but this likely will diverge over time.

   See "Risk Factors" beginning on page 5 for material risks relevant to an investment in the OP Units or the Notes, including:

 . Host REIT and its subsidiaries will realize substantial benefits from the Mergers and the REIT Conversion, including savings from a substantial reduction in corporate-level income taxes expected as a result of the REIT Conversion and an increase in Funds From Operations per Common Share on a pro forma basis. In addition, Host's shareholders (as the initial owners of SLC, together with the Blackstone Entities), and not the Limited Partners, will benefit from the distribution of SLC's shares.

 . No independent representative was retained to negotiate on behalf of the Limited Partners. If one had been, the terms of the Mergers may have been more favorable to the Limited Partners.

 . Other conflicts of interest exist in connection with structuring the Mergers and the REIT Conversion, including determination of the terms and conditions of the leases with SLC and the Partnership Agreement. Such conflicts of interest may result in decisions that do not fully reflect the interests of all Limited Partners.

 . The number and value of OP Units to be distributed to Limited Partners will be based upon the respective Exchange Values of the Partnerships and the deemed value of an OP Unit as of the Closing Date, which will be based upon the market value of Host's common stock and certain determinations by Host's Board of Directors. The principal amount of the Note, which a Limited Partner at the time of voting has elected to receive in exchange for OP Units, will be equal to the Note Election Amount, of his Partnership Interest. The determination of the Exchange Values and the Note Election Amounts of the Partnerships and the deemed value of an OP Unit each involve numerous assumptions and estimates. There is no assurance that the value of the OP Units or Notes to be received by the Limited Partners in the Mergers will equal the fair market value of their Partnership Interests.

 .  There will be no public market for the Notes. The deemed value of the OP
   Units will exceed the principal amount of the corresponding Notes in all Partnerships (because the Exchange Values are higher than the Note Election Amounts). The receipt of a Note will be a taxable transaction and will result in "phantom income" for a Limited Partner with a "negative capital account" with respect to his Partnership Interest. As of March 27, 1998, on a pro forma basis assuming the Full Participation Scenario (as defined herein), the Operating Partnership and its subsidiaries would have had aggregate consolidated debt to which the Notes were effectively subordinated or which rank equally with such Notes of approximately $4.6 billion.

 . The expected initial cash distributions to the Limited Partners of MHP and MHP2 in respect of the OP Units to be received in the Mergers will be less than the estimated 1998 cash distributions of MHP and MHP2.

 . The Mergers involve a fundamental change in the nature of the investment of a Limited Partner from an investment in a fixed-portfolio partnership (where a Limited Partner expects to receive a return of capital primarily through a distribution upon liquidation of the Partnership) into an investment in a public real estate company which expects to acquire additional hotels (where a Limited Partner likely would realize a return of capital only through a sale of Common Shares or receipt of the cash equivalent thereof pursuant to his exercise of the Unit Redemption Right).

 . There is uncertainty at the time of voting as to the exact size and leverage of the Operating Partnership because, among other things, Host is an existing operating company that regularly issues and repays debt, acquires additional hotels, and disposes of existing hotels, and because there is uncertainty as to which Partnerships will participate in the Mergers.

 .  Current federal income tax law restricts the ability of the Operating
   Partnership to operate the Hotels directly. Therefore, the Operating Partnership will be substantially dependent for its revenue upon the Lessees and upon Marriott International, Inc. and its subsidiaries and other companies that manage the Hotels and will have limited control over the operations of the Hotels.

 . Approval of the Mergers by the requisite vote of the Limited Partners in a Partnership will bind all Limited Partners of such Partnership.

 . Consummation of the Mergers will result in the Limited Partners being exposed to the general risks of ownership of hotels, leverage and the lack of restrictions on indebtedness of the Operating Partnership.

 . There is a prohibition on actual or constructive ownership of more than 9.8% of the number or value of Host REIT's outstanding Common Shares and on the actual or constructive ownership of more than 4.9% of the OP Units (other than by Host REIT or The Blackstone Group), subject to waiver or modification by Host REIT or the Operating Partnership, as the case may be, in certain limited circumstances.

 . If the REIT Conversion does not occur in time for Host REIT to elect REIT status effective January 1, 1999, the effectiveness of Host REIT's election could be delayed until January 1, 2000, which would result in Host REIT continuing to pay corporate-level income taxes in 1999 and could cause the Blackstone Acquisition not to be consummated.

 . Even though the Limited Partners (other than those who elect to receive a Note in exchange for OP Units) generally are not expected to recognize significant taxable gain at the time of the Mergers, there are a variety of events and transactions (including the sale of one or more of the Hotels or the reduction of indebtedness securing one or more of the Hotels) that could cause a Limited Partner to recognize all or a part of the gain that otherwise has been deferred pursuant to the Mergers. Host REIT, as general partner of the Operating Partnership, is expressly not required to take into account the tax consequences to the limited partners in deciding whether to cause the Operating Partnership to undertake specific transactions, and the limited partners have no right to approve or disapprove such transactions.

 . Certain Partnerships (Atlanta Marquis, Hanover, MHP and PHLP) are required to sell some of their personal property to an affiliate of the Operating Partnership in order to facilitate their participation in the Mergers without adversely affecting Host REIT's qualification as a REIT.
   Limited Partners of such Partnerships, except for Limited Partners of Hanover, will recognize a relatively modest amount of taxable income as a result thereof (which income could be offset with any unused passive loss carryforwards).

 . Taxation of Host REIT as a regular corporation if it fails to qualify as a REIT, or taxation of the Operating Partnership as a corporation if it fails to qualify as a partnership for federal income tax purposes, would, among other things, result in a material decrease in cash available for distribution and a material reduction in the value of the Common Shares and OP Units.

 . No assurance can be provided that new legislation, Treasury Regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to Host REIT's qualification as a REIT or the federal income tax consequences of such qualification.

   The general partners of the Partnerships believe that the terms of the Mergers provide substantial benefits and are fair to the Limited Partners of each Partnership and recommend that all Limited Partners vote FOR the Mergers. See "Background and Reasons for the Mergers and the REIT Conversion -- Reasons for the Mergers."

  THIS CONSENT SOLICITATION IS DIRECTED ONLY TO THE LIMITED PARTNERS OF THE PARTNERSHIPS DESCRIBED HEREIN AND IS NOT TO BE CONSIDERED AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES TO OR FROM ANYONE TO WHOM DELIVERY OF THIS CONSENT SOLICITATION IS NOT AUTHORIZED BY THE OPERATING PARTNERSHIP IN CONNECTION WITH THE SOLICITATION OF CONSENTS FOR THE MERGERS. THIS CONSENT SOLICITATION DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE OP UNITS AND NOTES REFERRED TO HEREIN. THIS CONSENT SOLICITATION IS ONLY AUTHORIZED FOR DELIVERY TO LIMITED PARTNERS WHEN ACCOMPANIED BY ONE OR MORE SUPPLEMENTS RELATING TO THE PARTNERSHIPS IN WHICH SUCH LIMITED PARTNERS HOLD INTERESTS.

      NEITHER THIS TRANSACTION NOR THESE SECURITIES HAVE BEEN APPROVED OR
         DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS
             THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE
                ACCURACY OR ADEQUACY OF THIS PROSPECTUS/CONSENT
                    SOLICITATION.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

    The date of this Prospectus/Consent Solicitation Statement is ___, 1998.

Forward-Looking Statements

     Certain matters discussed herein are forward-looking statements. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as "believes," "expects," "may," "will," "should" or "anticipates" or the negative thereof or other variations thereof or comparable terminology. All forward looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual transactions, results, performance or achievements of the Operating Partnership to be materially different from any future transactions, results, performance or achievements expressed or implied by such forward-looking statements. Among the factors that could affect such forward-looking statements are: (i) national and local economic and business conditions that will, among other things, affect demand for hotels and other properties, the level of rates and occupancy that can be achieved by such properties and the availability and terms of financing;
(ii) the ability to maintain the properties in a first-class manner (including meeting capital expenditure requirements); (iii) the ability of the Operating Partnership to compete effectively in areas such as access, location, quality of accommodations and room rate structures; (iv) the ability of the Operating Partnership to acquire or develop additional properties and the risk that potential acquisitions or developments may not perform in accordance with expectations; (v) the ability of Host to obtain required consents of shareholders, lenders, debt holders, partners and ground lessors of Host and its affiliates and of other third parties in connection with the REIT conversion;
(vi) changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; (vii) governmental approvals, actions and initiatives, including the need for compliance with environmental and safety requirements, and changes in laws and regulations or the interpretation thereof; (viii) the effects of tax legislative action; and (ix) in the case of Host REIT, the timing of Host REIT's election to be taxed as a REIT and the ability of Host REIT to satisfy complex rules in order to qualify for taxation as a REIT for federal income tax purposes and to operate effectively within the limitations imposed by these rules. Although the Operating Partnership believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained or that any deviations will not be material. The Operating Partnership undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
SUMMARY....................................................................  1
     Certain Key Definitions...............................................  1
     Overview..............................................................  3
     Risk Factors..........................................................  5
     The REIT Conversion................................................... 11
     The Mergers........................................................... 15
     Reasons for the Mergers............................................... 17
     Determination of Exchange Values and Value of OP Units................ 18
     Description of the Notes.............................................. 21
     Fairness Analysis and Opinion......................................... 21
     Recommendation........................................................ 21
     Solicitation Materials................................................ 22
     Voting Procedures..................................................... 22
     Federal Income Tax Considerations..................................... 22
     Summary Financial Information......................................... 25
RISK FACTORS............................................................... 27
     Risks and Effects of the Mergers...................................... 27
     Risks of Ownership of OP Units and Common Shares...................... 34
     Risks of Ownership of the Notes....................................... 37
     Risks of Operation.................................................... 37
     Federal Income Tax Risks.............................................. 39
     Miscellaneous Risks................................................... 45
CONFLICTS OF INTEREST...................................................... 47
     Substantial Benefits to Related Parties............................... 47
     Valuation of SLC...................................................... 47
     Affiliated General Partners........................................... 47
     Leasing Arrangements.................................................. 48
     Tax Consequences upon Sale or Refinancing of Hotels................... 48
     Absence of Arm's Length Negotiations; No Independent Representative... 48
     Relationship between AAA and Host..................................... 48
     Policies with Respect to Conflicts of Interest........................ 49
BACKGROUND AND REASONS FOR THE MERGERS AND THE REIT CONVERSION............. 50
     Background of the Partnerships........................................ 50
     Background of the Mergers and the REIT Conversion..................... 54
     Reasons for the Mergers............................................... 55
     Reimbursements and Distributions to the General Partners.............. 58
     Alternatives to the Mergers........................................... 59
     Summary of Comparative Valuation Alternatives......................... 60
     Recommendation of the General Partners................................ 61
DETERMINATION OF EXCHANGE VALUES AND ALLOCATION OF OP UNITS................ 62
     Overview.............................................................. 62
     Methodology for Determining Exchange Values........................... 62
     Valuation of OP Units Allocated to Limited Partners................... 68
FAIRNESS ANALYSIS AND OPINION.............................................. 69
     Fairness Analysis..................................................... 69
     Fairness Opinion...................................................... 71
THE MERGERS AND THE REIT CONVERSION........................................ 77
     General............................................................... 77
     The REIT Conversion................................................... 77
     The Mergers........................................................... 81
     Conditions to Consummation of the Mergers............................. 82
     Conditions to Consummation of the REIT Conversion..................... 82

     Right to Exclude Partnerships......................................... 83
     Extension, Amendment and Termination of the Mergers................... 83
     Effect of REIT Conversion on Non-Participating Partnerships........... 84
     Expenses.............................................................. 84
     Accounting Treatment.................................................. 84
BUSINESS AND PROPERTIES.................................................... 85
     Business of the Operating Partnership................................. 85
     General............................................................... 86
     Business Objectives................................................... 86
     Business Strategy..................................................... 87
     Hotel Lodging Industry................................................ 89
     Hotel Lodging Properties.............................................. 90
     Hotel Properties...................................................... 94
     1998 Acquisitions..................................................... 96
     Blackstone Acquisition................................................ 96
     Investments in Affiliated Partnerships................................ 97
     Marketing............................................................. 98
     Competition........................................................... 98
     Relationship with HM Services......................................... 98
     Relationship with Marriott International; Marriott International
       Distribution........................................................ 98
     Employees............................................................. 99
     Environmental and Regulatory Matters.................................. 99
     Legal Proceedings..................................................... 99
     The Leases............................................................103
     The Management Agreements.............................................107
     Noncompetition Agreements.............................................111
     Indebtedness..........................................................112
DISTRIBUTION AND OTHER POLICIES............................................114
     Distribution Policy...................................................114
     Investment Policies...................................................114
     Financing Policies....................................................115
     Lending Policies......................................................116
     Conflicts of Interest Policies........................................116
     Officers and Trustees of Host REIT....................................117
     Policies with Respect to Other Activities.............................117
SELECTED FINANCIAL DATA....................................................118
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
     OPERATIONS............................................................120
     Lack of Comparability Following the Consolidation.....................120
     Historical Results of Operations......................................120
     Pro Forma Results of Operations.......................................126
     Liquidity and Capital Resources.......................................132
MANAGEMENT.................................................................143
     Trustees and Executive Officers of Host REIT..........................143
     Committees of the Board of Trustees...................................145
     Compensation of Trustees..............................................146
     Executive Compensation................................................147
     Employment Agreements.................................................148
     Comprehensive Stock Incentive Plan....................................148
     Stock Purchase Plan...................................................149
     401(k) Plan...........................................................149
     Deferred Compensation Plan............................................150
     Limitation of Liability and Indemnification...........................150
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.............................152

     Relationship Between Host and Marriott International.................. 152
     Relationship Between Host and Host Marriott Services Corporation...... 155
PRINCIPAL SECURITY HOLDERS................................................. 157
DESCRIPTION OF OP UNITS.................................................... 159
     General............................................................... 159
     Formation............................................................. 159
     Purposes, Business and Management..................................... 160
     Ability of Host REIT to Engage in Other Businesses; Conflicts of
       Interest............................................................ 160
     Distributions; Allocations of Income and Loss......................... 160
     Borrowing by the Operating Partnership................................ 161
     Reimbursement of Host REIT; Transactions with Host REIT and its
       Affiliates.......................................................... 161
     Liability of Host REIT and Limited Partners........................... 161
     Exculpation and Indemnification of Host REIT.......................... 162
     Sales of Assets....................................................... 163
     Removal or Withdrawal of Host REIT; Transfer of Host REIT's
       Interests........................................................... 163
     Certain Voting Rights of Holders of OP Units During the Initial
       Holding Period...................................................... 163
     Restrictions on Transfers of Interests by Limited Partners............ 164
     Unit Redemption Right................................................. 164
     No Withdrawal by Limited Partners..................................... 165
     Issuance of Limited Partnership Interests............................. 165
     Meetings; Voting...................................................... 166
     Amendment of the Partnership Agreement................................ 166
     Books and Reports..................................................... 167
     Power of Attorney..................................................... 167
     Dissolution, Winding Up and Termination............................... 168
     Ownership Limitation.................................................. 168
DESCRIPTION OF SHARES OF BENEFICIAL INTEREST............................... 169
     General............................................................... 169
     Common Shares......................................................... 169
     Preferred Shares...................................................... 170
     Power to Issue Additional Common Shares and Preferred Shares.......... 170
     Restrictions on Ownership and Transfer................................ 170
     Changes in Control Pursuant to Maryland Law........................... 173
DESCRIPTION OF THE NOTES................................................... 175
     General............................................................... 175
     Principal and Interest................................................ 176
     Optional Redemption................................................... 177
     Limitations on Incurrence of Debt..................................... 177
     Merger, Consolidation or Sale......................................... 178
     Events of Default, Notice and Waiver.................................. 179
     Modification of the Indenture......................................... 180
     Satisfaction and Discharge............................................ 181
     No Conversion Rights.................................................. 181
     Governing Law......................................................... 182
COMPARISON OF OWNERSHIP OF PARTNERSHIP INTERESTS, OP UNITS AND
     COMMON SHARES......................................................... 183
ERISA CONSIDERATIONS....................................................... 205
FEDERAL INCOME TAX CONSIDERATIONS.......................................... 207
     Introduction.......................................................... 207
     Summary of Tax Opinions............................................... 208
     Tax Status of the Operating Partnership............................... 210
     Tax Consequences of the Mergers....................................... 212
     Tax Treatment of Limited Partners Who Exercise Their Right to Make
       the Note Election................................................... 227
     Tax Treatment of Limited Partners Who Hold OP Units Following the
       Mergers............................................................. 227
     Federal Income Taxation of Host REIT Following the Mergers............ 240

     Taxation of Taxable U.S. Shareholders of Host REIT Generally.......... 252
     Backup Withholding for Host REIT Distributions........................ 254
     Taxation of Tax-Exempt Shareholders of Host REIT...................... 255
     Taxation of Non-U.S. Shareholders of Host REIT........................ 256
     Tax Aspects of Host REIT's Ownership of OP Units...................... 258
     Other Tax Consequences for Host REIT and Its Shareholders............. 260
VOTING PROCEDURES.......................................................... 261
     Distribution of Solicitation Materials................................ 261
     No Special Meetings................................................... 262
     Required Vote and Other Conditions.................................... 262
EXPERTS.................................................................... 265
LEGAL MATTERS.............................................................. 265
AVAILABLE INFORMATION...................................................... 265
GLOSSARY................................................................... 267
FINANCIAL STATEMENTS....................................................... F-1

APPENDICES
----------

     Appendix A - Form of Partnership Agreement of Host Marriott, L.P. Appendix B - Amended and Restated Fairness Opinion of American Appraisal
                  Associates, Inc.
     Appendix C - Tax Opinion of Hogan & Hartson L.L.P. with respect to
                  Mergers.
     Appendix D - Form of Tax Opinion of Hogan & Hartson L.L.P. with respect to Qualification of Host REIT as a REIT.
     Appendix E - Estimated Adjusted Basis of Limited Partners in Partnership
                  Interests and "Share" of Limited Partners in Partnerships Liabilities.

                                    SUMMARY

     This Summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus/Consent Solicitation Statement, including the appendices hereto (this "Consent Solicitation"), and is presented solely to provide an overview of the transactions described in detail in the remainder of this Consent Solicitation and of the business and investment considerations and risks related to the proposed transactions. Prospective investors are advised not to rely on this Summary, but to carefully review this entire Consent Solicitation.

     The information contained herein, unless otherwise indicated, assumes the REIT Conversion (as defined herein) occurs, all Partnerships (as defined herein) participate and no Notes (as defined herein) are issued (the "Full Participation Scenario").

Certain Key Definitions

     The following terms have the meanings set forth below. See the "Glossary" for the definitions of other capitalized terms used in this Consent Solicitation.

  "Host"....................Host Marriott Corporation, a Delaware corporation, and either the general partner or an affiliate of the general partner of each Partnership, or, as the context may require, such entity together with its subsidiaries or any of such subsidiaries.

  "Host REIT"...............Host Marriott Trust, a Maryland real estate investment trust, which will be the sole general partner of the Operating Partnership and the successor to Host, or, as the context may require, such entity together with its subsidiaries or any of such subsidiaries.

  "Operating Partnership"...Host Marriott, L.P., a Delaware limited partnership, or, as the context may require, such entity together with its subsidiaries, including the Non-Controlled Subsidiaries (as defined herein), or any of them; also means Host when used to describe such entity on a pro forma basis before the REIT Conversion.

  "Company".................Host with respect to periods prior to the REIT
                            Conversion, and Host REIT and the Operating
                            Partnership, or either of them, with respect to the period after the REIT Conversion.

  "Partnership".............Any of Atlanta Marriott Marquis II Limited
                            Partnership, a Delaware limited partnership
                            ("Atlanta Marquis"); Desert Springs Marriott Limited Partnership, a Delaware limited partnership ("Desert Springs"); Hanover Marriott Limited Partnership, a Delaware limited partnership ("Hanover"); Marriott Diversified American Hotels, L.P., a Delaware limited partnership ("MDAH"); Marriott Hotel Properties Limited Partnership, a Delaware limited partnership ("MHP"); Marriott Hotel Properties II Limited Partnership, a Delaware limited partnership ("MHP2"); Mutual Benefit Chicago Marriott Suite Hotel Partners, L.P. ("Chicago

                            Suites"), a Rhode Island limited partnership; and Potomac Hotel Limited Partnership, a Delaware limited partnership ("PHLP"); or, as the context may require, any such entity together with its subsidiaries, or any of such subsidiaries.

  "General Partner".........The general partner of a Partnership, each of which general partners is a wholly owned, direct or indirect subsidiary of Host (except in the case of PHLP, in which Host is the general partner).

  "Limited Partners"........The limited partners, excluding those affiliated with Host, of the Partnerships.

  "Partnership Interests"...The interests of the Limited Partners in their respective Partnerships.

  "OP Units"................The limited partnership interests in the Operating
                            Partnership.

  "Note"....................An unsecured __% Note due December 15, 2005 of the
                            Operating Partnership which a Limited Partner, having so elected at the time of voting, can receive at the time of the Mergers in exchange for OP Units, with a principal amount equal to the Note Election Amount of the Limited Partner's Partnership Interest.

  "SLC".....................HMC Senior Communities, Inc., a Delaware
                            corporation, or, as the context may require, such entity together with the Lessees (as defined herein) and its other subsidiaries or any of them, which currently is a wholly owned subsidiary of Host but will become a separate public company as part of the REIT Conversion when Host distributes the common stock of SLC to Host's existing shareholders and the Blackstone Entities.

  "Non-Controlled
  Subsidiaries".............The one or more taxable corporations in which the
                            Operating Partnership will own 95% of the economic interest but no voting stock and which will hold various assets contributed by Host and its subsidiaries to the Operating Partnership, which assets, if owned directly by the Operating Partnership, would jeopardize Host REIT's status as a REIT.

  "Private Partnership".....A partnership (other than a Partnership) or limited liability company that owns one or more full-service Hotels and that, prior to the REIT Conversion, is partially but not wholly owned by Host or one of its subsidiaries.

  "Hotel Partnership".......Any Partnership or Private Partnership.

  "Merger"..................The proposed merger of a subsidiary of the Operating
                            Partnership (a "Merger Partnership") into a
                            Partnership pursuant to this Consent Solicitation, in which the Partnership is the surviving entity.

  "REIT Conversion".........(i) The contribution by Host of its wholly owned
                            Hotels, its interests in the Hotel Partnerships and certain other businesses and assets to the Operating Partnership, (ii) the refinancing and amendment of the debt securities and certain credit facilities of Host substantially in the manner described herein,
                            (iii) the Mergers (if and to the extent
                            consummated), (iv) the acquisition (whether by merger or otherwise) by the Operating Partnership of certain Private Partnerships or interests therein,
                            (v) the Blackstone Acquisition (if and to the extent such acquisition is consummated), (vi) the creation and capitalization of the Non-Controlled Subsidiaries, (vii) the merger of Host into Host REIT and related distribution by Host of SLC common stock and cash to Host's shareholders and SLC common stock to the Blackstone Entities, (viii) the leasing of the Hotels to subsidiaries of SLC or others, and
                            (ix) the related transactions described herein and such other steps as may be necessary or desirable to complete the transactions contemplated herein or otherwise to permit Host REIT to elect to be treated as a REIT for federal income tax purposes.

Overview

     This Consent Solicitation is being furnished to the Limited Partners of each Partnership to solicit their approval of a Merger of their Partnership with a subsidiary of the Operating Partnership, which has been formed primarily to continue and expand the full-service hotel ownership business of Host, operating together with its general partner, Host REIT, as an umbrella partnership REIT (an "UPREIT"). If the requisite consent to a Merger of a Partnership is obtained, and the other conditions for consummation of a Merger (including completion of the REIT Conversion) are satisfied or waived, the Operating Partnership will acquire such Partnership (a "Participating Partnership") by merger and the Limited Partners of such Partnership will receive either OP Units or Notes, at their election, in exchange for their Partnership Interests.

     By exchanging interests in their existing, non-traded limited partnerships for interests in a publicly traded real estate company focused primarily on a more diverse and growing full-service hotel portfolio, the Limited Partners will have the opportunity to participate in the recent trend of ownership of real estate through a publicly traded entity, which, in many instances, has resulted in market valuations of public real estate companies in excess of the estimated net asset values of those companies. Those Limited Partners who elect to receive OP Units will be able, beginning one year after the Mergers (the "Initial Holding Period"), to liquidate their investment in the Operating Partnership at any time for cash at a price that reflects the public market valuation of Host REIT or, at the option of Host REIT, Common Shares that will be traded on the New York Stock Exchange ("NYSE"). Host has approximately 204 million shares of common stock outstanding and the closing price on the NYSE on May 28, 1998 was $19.4375 per share (reflecting a total common equity market capitalization of approximately $4 billion). Limited Partners who wish to continue their investments in the Operating Partnership should be able to defer recognition of at least a substantial portion of any built-in taxable gain attributable to their Partnership Interests.

     Host and the General Partners are proposing the Mergers in connection with a plan adopted by Host to reorganize its business operations so that it will qualify as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). Host REIT expects to qualify as a REIT beginning with its first taxable year commencing after the closing of the REIT Conversion, which currently is expected to be the year commencing January 1, 1999. Host's reasons for engaging in the REIT Conversion include the following:

     . Host believes the REIT structure will provide superior operating results through changing economic conditions and all phases of the hotel economic cycle.

     . Host believes the REIT Conversion will improve its financial flexibility and allow it to strengthen its balance sheet by reducing its overall debt to equity ratio over time.

     . As a REIT, Host believes it will be able to compete more effectively with other public lodging real estate companies that already are organized as REITs and to improve investor understanding of its operations, thus making performance comparisons with its peers more meaningful.

     . By becoming a dividend paying company, Host believes its shareholder base will expand to include investors attracted by yield and asset quality.

     . Host believes the adoption of the UPREIT structure will facilitate the tax-deferred acquisition of other hotels (such as in the case of the Blackstone Acquisition).

     The primary business objectives of the Operating Partnership and Host REIT will be to (i) achieve long-term sustainable growth in "Funds From Operations" (defined as net income (or loss) computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains (or losses) from debt restructuring and sales of properties, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures) per OP Unit or Common Share, (ii) increase asset values by improving and expanding the initial Hotels, as appropriate, (iii) acquire additional existing and newly developed upscale and luxury full-service hotels in targeted markets, (iv) develop and construct upscale and luxury full-service hotels and
(v) potentially pursue other real estate investments.

     If the REIT Conversion is consummated as contemplated, the Operating Partnership initially will own, or have controlling interests in, approximately 120 full-service hotels, located throughout the United States and Canada containing approximately 57,000 rooms and operating primarily under the Marriott, Ritz-Carlton, Four Seasons, Swissotel and Hyatt brand names (the "Hotels"). The Operating Partnership will be one of the largest owners of full-service hotels in the United States.

     As the first step in a strategy to acquire non-Marriott as well as Marriott branded hotels, Host has entered into an agreement with various affiliates of The Blackstone Group and a series of funds controlled by Blackstone Real Estate Partners (collectively, the "Blackstone Entities") to acquire from the Blackstone Entities ownership of, or controlling interests in, twelve upscale and luxury full-service hotel properties (the "Blackstone Hotels") and certain other related assets (including a mortgage loan secured by an additional hotel) in exchange for cash, the assumption or repayment of debt, OP Units and shares of SLC common stock with an estimated aggregate value at the time of the agreement of approximately $1.735 billion (the "Blackstone Acquisition"). The interests in the Blackstone Hotels will be contributed to the Operating Partnership as part of the REIT Conversion. The Blackstone Hotels will be leased to Lessees that are subsidiaries of SLC and will continue to be managed under their existing management agreements. See "Business and Properties --Blackstone Acquisition."

     The following table sets forth certain information as of March 27, 1998 (or, in the case of average daily rate, average occupancy and revenues per available room ("REVPAR"), the twelve weeks then ended ("First Quarter 1998")) for the Hotels that are expected to comprise the Operating Partnership's initial full-service lodging portfolio:


                                        Number of      Number of       Average Daily        Average
Current Owner                             Hotels         Rooms             Rate            Occupancy   REVPAR/(1)/
                                       ------------    ---------       -------------       ---------   -----------
Atlanta Marquis/(2)(3)/..............        1           1,671            $135.45            71.9%      $ 97.40
Desert Springs/(2)/..................        1             884             236.40            82.2        194.33
Hanover/(2)/.........................        1             353             152.47            62.0         94.46
MHP/(2)(4)/..........................        2           2,127             192.84            85.5        164.72
MHP2/(2)(5)/.........................        4           3,411             154.12            80.0        123.31
Chicago Suites.......................        1             256             157.30            77.2        121.36
MDAH.................................        6           1,692             114.04            75.6         86.16
PHLP/(6)/............................        8           3,181             125.99            80.3        102.44
Blackstone Hotels....................       12           5,520             166.95            72.3        120.66
Host (historical)/(6)(7)/............       96          47,304             146.49            76.6        112.25
Host (pro forma)/(6)(8)/.............      121          57,048             146.24            76.2        111.39

-------------
/(1)/ REVPAR is a commonly used indicator of market performance of hotels.
      REVPAR measures daily room revenues generated on a per room basis by combining the average daily room rate charged and the average daily occupancy achieved. REVPAR excludes food and beverage and other ancillary revenues generated by the hotel.
/(2)/ Currently included in Host's consolidated financial statements.
/(3)/ Atlanta Marquis has an 80% residual interest in the Atlanta Marriott
      Marquis and for 1998 is expected to receive substantially all of the cash flow from the hotel.
/(4)/ Includes Marriott's Harbor Beach Resort, of which MHP owns a 50.5%
      interest.
/(5)/ Includes the Santa Clara Marriott, of which MHP2 owns a 50% interest and
      Host owns the remaining 50% interest.
/(6)/ Includes the Tampa Westshore Marriott and the Raleigh Crabtree Marriott, which are currently consolidated by Host. A subsidiary of Host provided 100% non-recourse financing totaling approximately $35 million to PHLP, in which Host owns the sole general partner interest, for the acquisition of these two hotels.
/(7)/ Includes Atlanta Marquis, Desert Springs, Hanover, MHP and MHP2.
/(8)/ Includes all Hotel Partnerships and the Blackstone Hotels, assuming the
      Full Participation Scenario.

Risk Factors

      The following is a summary of the potential material risks associated with the Mergers. This summary is qualified in its entirety by the detailed discussion in the section entitled "Risk Factors" contained in this Consent Solicitation. Some of the significant matters that Limited Partners should consider carefully include:

     . Substantial Benefits to Related Parties. The Mergers will facilitate consummation and enable Host to reap the full benefits of the REIT Conversion and will result in an increase in Host REIT's Funds From Operations per Common Share on a pro forma basis. By converting to a REIT, Host expects to benefit from the advantages enjoyed by REITs in raising capital and acquiring additional assets, participating in a larger group of comparable companies and increasing its potential base of shareholders. Also, Host will realize significant savings through the substantial reduction of its future corporate-level income taxes. To the extent that such anticipated benefits initially are reflected in the value of Host's common stock before the Closing Date, they will not be shared initially with the Limited Partners. Host might be required to transfer its interests in certain Partnerships that do not participate in a Merger, if any, to Non-Controlled Subsidiaries, in which case Host's share of such Partnerships' earnings would continue to be subject to corporate-level income tax.

     . Absence of Arm's Length Negotiations. No independent representative was retained to negotiate on behalf of the Limited Partners. Although the General Partners have obtained the Appraisals (as defined herein) and the Fairness Opinion (as defined herein) from American Appraisal Associates, Inc., an independent, nationally recognized hotel valuation and financial advisory firm ("AAA"), AAA has not negotiated with the General Partners or Host and has not participated in establishing the terms of the Mergers. Consequently, the terms and conditions of the Mergers may have been more favorable to the Limited Partners if such terms and conditions were the result of arm's length negotiations.

     . Other Conflicts of Interest. The Mergers, the REIT Conversion and the recommendations of the General Partners involve the following conflicts of interest because of the relationships among Host, the Operating Partnership, the General Partners and SLC: (i) the General Partners, which are all subsidiaries of Host (except for PHLP, of which Host is the General Partner), must assess whether the terms of the Mergers are fair and equitable to the Limited Partners of its Partnership without regard to whether the Mergers and the REIT Conversion may benefit Host,
        (ii) the terms of the Leases of the Hotels, including the Participating Partnerships' Hotels, will be determined by Host, which will distribute the common stock of SLC, the parent of the Lessees, to its shareholders after such terms have been set, and (iii) the terms of the Partnership Agreement, including provisions which benefit Host REIT, have been determined by Host. Such conflicts may result in decisions that do not fully reflect the interests of all Limited Partners.

     . Valuation of SLC. The value of the SLC common stock distributed to Host's shareholders and the Blackstone Entities will be one factor used in determining the value of an OP Unit. Although Host's Board of Directors will determine the value of the SLC common stock in good faith and in reliance in part upon the opinion of an independent financial advisor, conflicts of interest still exist. If the SLC common stock is undervalued by Host's Board of Directors, the deemed value of an OP Unit for purposes of the Mergers may be higher than the level at which the Host REIT Common Shares will trade following the REIT Conversion and the Limited Partners could receive less than the full Exchange Value of their Partnership Interests and Host REIT could receive an overall higher percentage of the ownership of the Operating Partnership.

     . Determination of Exchange Value. The deemed value of OP Units that each Limited Partner of a Participating Partnership will receive (if the Limited Partner elects to retain OP Units rather than receive a Note) will equal the Exchange Value of such Limited Partner's Partnership Interest. The Exchange Value of each Partnership will be the greatest of its Adjusted Appraised Value, Continuation Value and Liquidation Value, each of which is determined according to a different method of valuation and involves numerous estimates and assumptions. There is no assurance that the Exchange Value of a Partnership will equal the fair market value of the Hotels and other assets contributed by such Partnership. Host REIT, on the other hand, will receive a number of OP Units equal to the number of shares of Host common stock outstanding on the Closing Date (and, if Host has outstanding shares of preferred stock at the time of the REIT Conversion, a corresponding number of preferred partnership interests in the Operating Partnership), which should fairly represent the market value of Host REIT but may not be equal to the fair market or net asset value of the Hotels and other assets that Host will contribute to the Operating Partnership. See "Determination of Exchange Values and Allocation of OP Units."

     . Valuation of OP Units. The value of an OP Unit, for purposes of the Mergers and the REIT Conversion, will be deemed to be equal to the value of a share of Host common stock immediately prior to the REIT Conversion minus the amount of cash and the estimated value of the SLC common stock or other property to be distributed with respect to each share of Host common stock in connection with the REIT Conversion. There is no assurance that, following the REIT Conversion, the value of the publicly-traded Common Shares (and therefore the value of the OP Units) will in fact equal or exceed the deemed value of the OP Units used for purposes of the Mergers. These factors could result in the Limited Partners receiving OP Units with an actual value that is less than either the deemed value of the OP Units for purposes of the Mergers or the fair market value of their Partnership Interests.

     . Determination of the Value of the Notes. At the same time that he votes on the Merger of his Partnership, each Limited Partner also may elect to receive at the time of the Merger, in exchange for OP Units, an unsecured, seven-year Note with a principal amount equal to the Note Election Amount of his Partnership Interest, which is based upon numerous assumptions and estimates. The deemed value of the OP Units will exceed the principal amount of the corresponding Notes in all Partnerships (because the Exchange Values are higher than the Note Election Amounts), and there is no assurance that the Note a Limited Partner receives will have a value equal to the fair market value of the Limited Partner's share of the Hotels and other assets owned by his Partnership. There will be no public market for the Notes. If the Notes are sold, they may sell at prices substantially below their issuance price. Noteholders are likely to receive the full principal amount of a Note only if they hold the Note to maturity, which is December 15, 2005, or if the Operating Partnership repays the Notes prior to maturity. Because the Notes are unsecured obligations of the Operating Partnership, they will be effectively subordinated to all secured debt of the Operating Partnership and all obligations of both the Participating Partnerships and the Operating Partnership's other subsidiaries. See "Description of the Notes." As of March 27, 1998, on a pro forma basis assuming the Full Participation Scenario, the Operating Partnership would have had aggregate consolidated debt of approximately $4.6 billion debt to which the Notes were effectively subordinated or which rank equally with such Notes.

     . Reduced Cash Distributions for Certain Limited Partners. The expected initial cash distributions to the Limited Partners of MHP and MHP2 from the OP Units to be received in the Mergers will be less than the estimated 1998 cash distributions of MHP and MHP2.

     . Fundamental Change in Nature of Investment; Potential Underperformance. The Mergers and the REIT Conversion involve a fundamental change in the nature of a Limited Partner's investment from holding an interest in one or more Partnerships, each of which has a fixed portfolio of one or more Hotels and distributes the cash flow from the operation of such Hotels to its Limited Partners, to holding an interest in an operating real estate company with a portfolio of approximately 120 Hotels that collects and distributes to its limited partners rents received from the Lessees (which will bear the risks and receive the direct benefits of the Hotels' operations), has the ability to acquire additional hotels, is able to reinvest proceeds from sales or refinancings of existing Hotels in other hotels and has a publicly traded general partner. In addition, each Limited Partner's investment will change from one that allows a Limited Partner to receive a return of capital in the form of distributions from any net proceeds of a sale or refinancing of a Partnership's assets to an investment in which a Limited Partner likely would realize a return of capital only through the exercise of the Unit Redemption Right. Although it is expected that the Limited Partners will receive added benefits from an investment in the Operating Partnership, a Limited Partner's share of the liquidation proceeds, if any, from the sale of a Partnership's Hotel or Hotels could be higher than the amount realized upon exercise of the Unit Redemption Right (or payments on any Note received by a Limited Partner who elects to receive such Note). An investment in the Operating Partnership may not outperform an investment in any individual Partnership. See "Comparison of Ownership of Partnership Interests, OP Units and Common Shares."

     . Exposure to Risks from Other Hotels. As a result of the Mergers, Limited Partners in Participating Partnerships who elect to receive OP Units will own interests in a much larger partnership with a broader range of assets than any of the Partnerships individually. A material adverse change affecting the Operating Partnership's assets will affect all Limited Partners regardless of whether a particular Limited Partner previously was an investor in such affected assets. Each Partnership owns discrete assets, and the Mergers and the REIT Conversion will significantly diversify the types and geographic locations of the Hotels in which the Limited Partners will have interests. As a result, the Hotels owned by the Operating Partnership may be affected differently by economic and market conditions than those Hotel(s) previously owned by an individual Partnership.

     . Limited Partners Have No Cash Appraisal Rights. Limited Partners of Participating Partnerships who vote against the Merger will not have a right to receive cash based upon an appraisal of their Partnership Interests.

     . Uncertainties as to the Size and Leverage of the Operating Partnership. Host is an existing operating company that regularly issues and repays debt, acquires additional hotels and disposes of existing hotels. Also, some or all of the Partnerships may elect not to participate in a Merger (a "Non-Participating Partnership"). In that case, Host may contribute its interests in such Partnerships to a Non-Controlled Subsidiary, which is subject to corporate-level income taxation, rather than the Operating Partnership. In addition, outside partners in certain Private Partnerships may not consent to a lease of their partnership's Hotel(s). Host also may repurchase outstanding securities or issue new debt or equity securities prior to the consummation of the Mergers and the REIT Conversion. For these reasons, the Limited Partners cannot know at the time they vote on a Merger the exact size and amount of leverage of the Operating Partnership.

     . Other Uncertainties at the Time of Voting. There are several other uncertainties at the time the Limited Partners must vote on the Mergers, including (i) the exact Exchange Value for each Partnership (which will be adjusted for changes in lender and capital expenditure reserves, indebtedness, deferred maintenance and other items prior to the Closing
        Date), (ii) the deemed value of the OP Units for purposes of the Mergers which, together with the Exchange Value, will determine the number of OP Units the Limited Partners of each Participating Partnership will receive and (iii) the exact principal amount of the Notes that may be received in exchange for OP units. For these reasons, the Limited Partners cannot know at the time they vote on a Merger these important aspects of the Merger.

     . Lack of Control over Hotel Operations. Due to current federal income tax law restrictions on a REIT's ability to derive revenues directly from the operation of a hotel, the Operating Partnership will lease virtually all of its consolidated Hotels to the Lessees, which will operate the Hotels by continuing to retain the Managers pursuant to the Management Agreements. The Operating Partnership will not operate the Hotels or participate in the decisions affecting the daily operations of the Hotels. Although the Operating Partnership's subsidiaries will have certain rights as lessors under the Leases (including control over decisions relating to capital expenditures) and will remain obligated under the Management Agreements, the Operating Partnership will have only limited ability to require the Lessees or the Managers to operate or manage the Hotels in any particular manner or to govern any particular aspect of their day-to-day operation or management. Therefore, the Operating Partnership will be dependent for its revenue upon the ability of the Lessees and the Managers to operate and manage the Hotels.

     . Expiration of Leases. The Leases will expire seven to ten years after the Closing Date, and there can be no assurance that such Leases will be renewed (or if renewed, will be renewed on terms as favorable to the Operating Partnership). If the Leases are not renewed, the Operating Partnership will be required to find other lessees, which lessees must meet certain requirements set forth in the Management Agreements. There can be no assurance that satisfactory lessees could be found or as to the terms and conditions on which the Operating Partnership would be able to renew the Leases or enter into new leases with such lessees.

     . Requisite Vote of Limited Partners of Partnerships Binds All Limited Partners. For each Partnership, approval of a Merger by the requisite vote of the Limited Partners, as described in "Voting Procedures -- Required Vote and Other Conditions," will cause the Partnership to participate in the Merger and will bind all Limited Partners of such Partnership, including Limited Partners who voted against or abstained from voting with respect to the Merger.

     . Risks of Lodging Industry. The profitability of the Hotels is subject to general economic conditions, the management abilities of the Managers (including primarily Marriott International), competition, the desirability of particular locations and other factors relating to the operation of the Hotels. The full-service segment of the lodging industry, in which virtually all of the Hotels operate, is highly competitive, and the Hotels generally operate in geographical markets that contain numerous competitors. The Hotels' success will be dependent, in large part, upon their ability to compete in such areas as access, location, quality of accommodations, room rate structure, the quality and scope of food and beverage facilities and other services and amenities. The lodging industry, including the Hotels (and thus the Operating Partnership), may be adversely affected in the future by (i) national and regional economic conditions, (ii) changes in travel patterns, (iii) taxes and government regulations which influence or determine wages, prices, interest rates, construction procedures and costs, (iv) the availability of credit and (v) other factors beyond the control of the Operating Partnership.

     . Risks of Leverage. The Operating Partnership will have substantial indebtedness. As of March 27, 1998, on a pro forma basis assuming the Full Participation Scenario, the Operating Partnership had outstanding indebtedness totaling $4.6 billion, which represents a 44% debt-to-total market capitalization ratio on a pro forma basis at such date (based upon a price per Common Share of Host REIT of $20.00). The Operating Partnership's business is capital intensive, and it will have significant capital requirements in the future. The Operating Partnership's leverage level could affect its ability to (i) obtain financing in the future, (ii) undertake refinancings on terms and subject to conditions deemed acceptable by the Operating Partnership,
        (iii) make
     distributions to partners, (iv) pursue its acquisition strategy or (v) compete effectively or operate successfully under adverse economic conditions.

     . No Limitation on Debt. There are no limitations in Host REIT's or the Operating Partnership's organizational documents which limit the amount of indebtedness either may incur, although both the Notes and the Operating Partnership's other debt instruments will contain certain restrictions on the amount of indebtedness that the Operating Partnership may incur.

     . Rental Revenues from Hotels Subject to Rights of Lenders. In accordance with the mortgage loan agreements with respect to outstanding indebtedness of certain Hotel Partnerships, the rental revenues received by such Hotel Partnerships under certain Leases first will be used to satisfy the debt service on such outstanding indebtedness and any cash flow remaining thereafter will be available to satisfy other obligations of the Hotel Partnership (including paying property taxes and insurance, funding the required FF&E reserves for the Hotels and capital improvements) and to make distributions to partners, including Host REIT.

     . Ownership Limitations. No person may own, actually or constructively (as determined under the applicable Code provisions), (i) in excess of 9.8% of the number or value of outstanding Common Shares of Host REIT or
        (ii) in excess of 4.9% of the OP Units (other than Host REIT and The Blackstone Group), subject to waiver or modification by Host REIT or the Operating Partnership, as the case may be, in certain limited circumstances.

     . Timing of REIT Conversion. If the REIT Conversion does not occur in time for Host REIT to elect REIT status effective January 1, 1999, the effectiveness of Host REIT's election could be delayed to January 1, 2000, which would result in Host REIT continuing to pay corporate-level income taxes in 1999 and could cause the Blackstone Acquisition not to be consummated.

     . Effect of Subsequent Events upon Recognition of Gain. Even though the Limited Partners of the Participating Partnerships (other than those who elect to receive a Note in exchange for OP units) generally are not expected to recognize significant taxable gain at the time of the Mergers, there are a variety of events and transactions (including the sale of one or more of the Hotels or the reduction of indebtedness securing one or more of the Hotels) that could cause a Limited Partner to recognize all or a part of the gain that otherwise has been deferred through the REIT Conversion. See "Federal Income Tax Considerations -- Tax Consequences of the Mergers--Effect of Subsequent Events." Certain Hotels (including the Blackstone Hotels and the Hotel owned Atlanta Marquis) will be covered by agreements with third parties which will restrict the Operating Partnership's ability to dispose of those properties or refinance their debt. As for the remaining initial properties (including the Hotels owned by the Partnerships), the partnership agreement of the Operating Partnership, which is substantially in the form attached hereto as Appendix A (the "Partnership Agreement"), does not impose any restrictions on the Operating Partnership's ability to dispose of the Hotels or to refinance debt secured by the Hotels (but the Operating Partnership is obligated to pay any taxes Host REIT incurs as a result of such transactions). In addition, the Partnership Agreement expressly provides that Host REIT, as general partner of the Operating Partnership, is expressly not required to take into account the tax consequences of the limited partners in deciding whether to cause the Operating Partnership to undertake specific transactions and the limited partners have no right to approve or disapprove such transactions. See "Description of OP
        Units -- Sales of Assets."

     . Sale of Personal Property May Result in Gain to Limited Partners in Certain Partnerships. In order to facilitate the participation of Atlanta Marquis, Hanover, MHP and PHLP in the Mergers without adversely affecting Host REIT's qualification as a REIT, the Operating Partnership will require, as part of the Mergers, that Atlanta Marquis, Hanover, MHP and PHLP sell a portion of the personal property associated with the Hotels owned by such Partnerships to a Non-Controlled Subsidiary. These sales will be taxable transactions and, with the exception of the sale by Hanover, may result in an allocation of a relatively modest amount of ordinary recapture income by each Partnership to its Limited Partners. This income will be allocated to each Limited Partner in the same proportion and to the same extent that such Limited Partner was allocated any deductions directly or indirectly giving rise to the treatment of such gains as recapture income. A Limited Partner who receives such an allocation of recapture income would not be entitled to any special distribution from his Partnership in connection with the sale of personal property.

     .  Election to Receive Notes.  A Limited Partner who elects to receive a
        Note in connection with the Mergers in exchange for his OP Units will be treated as having made a taxable disposition of his Partnership Interest. The Limited Partner may be eligible to defer at least a portion, but not all, of that gain under the "installment sale" rules. A Limited Partner with a "negative capital account" with respect to his Partnership Interest who elects to receive a Note will recognize "phantom income" in that amount at the time of the Mergers in any event. See "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Exercise Their Right to Make the Note Election."

     . Failure of Host REIT to Qualify as a REIT for Tax Purposes. Taxation of Host REIT as a corporation if it fails to qualify as a REIT, and Host REIT's subsequent liability for federal, state and local taxes on its income and property, would, among other things, have the effect of reducing cash available for distribution to Host REIT's shareholders and materially reducing the value of the Common Shares and OP Units.

     . Failure of the Operating Partnership to Qualify as a Partnership for Tax Purposes. Taxation of the Operating Partnership as a corporation if it fails to qualify as a partnership and the Operating Partnership's subsequent liability for federal, state and local income taxes, would, among other things, have the effect of reducing cash available for distribution to holders of OP Units, would cause Host REIT to fail to qualify as a REIT for tax purposes and would cause the holders of OP Units to recognize substantial taxable gain at the time the Operating Partnership ceases to qualify as a partnership.

     . Change in Tax Laws. No assurance can be provided that new legislation, Treasury Regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to Host REIT's qualification as a REIT or the federal income tax consequences of such qualification.

The REIT Conversion

     The transactions summarized below collectively constitute the REIT Conversion. If the required approvals for the various transactions are obtained and other conditions to the different steps in the REIT Conversion are satisfied or waived, these transactions are expected to occur at various times prior to the end of 1998 (or as soon thereafter as practicable). The Mergers of the Participating Partnerships are expected to occur at the final stage of the REIT Conversion.

     . Contribution of Host Lodging Assets to Operating Partnership. As a preliminary step, at various times during 1998, Host will contribute its wholly owned full-service hotel assets, its interests in the Hotel Partnerships and its other assets (excluding its senior living assets and the cash to be distributed to its shareholders) to the Operating Partnership in exchange for (i) a number of OP Units equal to the number of outstanding shares of common stock of Host at the time of the REIT Conversion, (ii) preferred partnership interests in the Operating Partnership corresponding to any shares of Host preferred stock outstanding at the time of the REIT Conversion and (iii) the assumption by the Operating Partnership of certain liabilities of Host. Following these contributions, the Operating Partnership and its subsidiaries will directly own all of Host's wholly owned hotels and all of Host's interests in the Hotel Partnerships and Host's other assets (excluding its senior living assets and the cash to be distributed to its shareholders).

     . Debt Refinancing. Prior to or concurrently with the initial contribution of assets by Host to the Operating Partnership, Host expects to refinance $1.55 billion of outstanding public bonds (the "Bond Refinancing") through offers to purchase such debt securities for cash and a concurrent solicitation of consents to amend the terms of the debt securities to permit the transactions constituting the REIT Conversion. Host expects to obtain the funds for the Bond Refinancing primarily from the issuance of new debt securities by the Operating Partnership, the issuance of preferred stock by Host or a new $1.25 billion unsecured credit facility for the Operating Partnership (the "New Credit Facility"), or any combination thereof. The proceeds of the New Credit Facility also will be used to repay the $22 million of outstanding indebtedness under the existing secured credit facility of HMC Capital Resources Holding Corp., a subsidiary of Host. See "Business and Properties -- Indebtedness."

 .  Treatment of Convertible Preferred Securities. Prior to the Closing Date,
   Host will seek the consent of holders of the $550 million of outstanding Quarterly Income Preferred Securities ("Convertible Preferred Securities") to the REIT Conversion. In the REIT Conversion, the Operating Partnership will assume primary liability for repayment of the convertible subordinated debentures of Host underlying the Convertible Preferred Securities. As the successor to Host, Host REIT also will be liable on the debentures and the debentures will become convertible into Common Shares, but the Operating Partnership will have primary responsibility for payment of the debentures, including all costs of conversion. Upon conversion by a Convertible Preferred Securities holder, the Operating Partnership will purchase Common Shares from Host REIT in exchange for an equal number of OP Units and distribute the Common Shares to the Convertible Preferred Securities holder. As a result of the distribution of SLC common stock and cash to Host shareholders as part of the merger of Host into Host REIT, the conversion ratio of the Convertible Preferred Securities will be adjusted pursuant to the anti-dilution provisions of the convertible debentures. See "Business and Properties -- Indebtedness."

 . The Mergers. On the Closing Date, each Participating Partnership will merge with a Merger Partnership. The Participating Partnerships will be the surviving entities of the Mergers and will continue in existence as direct or indirect subsidiaries of the Operating Partnership. In the Mergers, each Limited Partner will receive a number of OP Units with a deemed value equal to the Exchange Value of his respective Partnership Interests. If, at the time of the vote on the Merger of his Partnership, a Limited Partner elects to receive a Note instead of OP Units, such Limited Partner will, upon receipt of his OP Units, tender such OP Units in exchange for a Note with a principal amount equal to the Note Election Amount of his Partnership Interest. Partnerships that do not participate in a Merger will continue as separate partnerships, but the Operating Partnership may contribute some or all of the interests in certain of these Partnerships (such as Atlanta Marquis, Desert Springs, Hanover, MHP and MHP2) that it receives from Host and its subsidiaries to a Non-Controlled Subsidiary.

 . Restructuring of the Private Partnerships. The Operating Partnership will acquire the partnership interests from unaffiliated partners of certain Private Partnerships in exchange for OP Units and, accordingly, will own all of the interests in those Private Partnerships. For those Private Partnerships in which the unaffiliated partners have not elected to exchange their interests for OP Units, (i) the Operating Partnership will be a partner in the partnership if the unaffiliated partners consent to a Lease of the partnership's Hotel(s) to a Lessee or (ii) if the requisite consents to enter into a Lease are not obtained, the Operating Partnership may transfer its interest in such partnership to a Non-Controlled Subsidiary.

 . The Blackstone Acquisition. On the Closing Date, the Operating Partnership will acquire from the Blackstone Entities ownership of, or controlling interests in, twelve hotels and two mortgage loans, one secured by one of the acquired hotels and one secured by an additional hotel. In addition, Host will acquire a 25% interest in the Swissotel management company from the Blackstone Entities, which Host will transfer to SLC in connection with the distribution of SLC common stock to Host shareholders and the

   Blackstone Entities. In exchange for these assets, the Operating Partnership will issue approximately 43.7 million OP Units, assume or repay debt and make cash payments totaling approximately $862 million and distribute approximately ___% of the shares of SLC common stock to the Blackstone Entities.

 .  Contribution of Assets to Non-Controlled Subsidiaries. The Operating
   Partnership will organize the Non-Controlled Subsidiaries to hold various assets contributed by Host and its subsidiaries to the Operating Partnership, the direct ownership of which by the Operating Partnership would jeopardize Host REIT's status as a REIT. These assets primarily will consist of partnership or other interests in hotels which are not leased and certain international hotels in which Host owns interests. In exchange for the contribution of these assets to the Non-Controlled Subsidiaries, the Operating Partnership will receive nonvoting common stock representing 95% of the total economic interests of the Non-Controlled Subsidiaries. In addition, the Operating Partnership and, prior to the Mergers (assuming they participate in the Mergers), Atlanta Marquis, Hanover, MHP and PHLP, will sell to a Non-Controlled Subsidiary an estimated $___ million in value of personal property associated with certain Hotels for cash that has been contributed or loaned to the Non-Controlled Subsidiary by the Operating Partnership. The Operating Partnership could not lease this personal property to the Lessees without potentially jeopardizing Host REIT's qualification as a REIT. The Non-Controlled Subsidiary will lease such personal property to the applicable Lessees. One or more affiliates of Host will acquire all of the voting common stock representing the remaining 5% of the total economic interests, and 100% of the control, of each Non-Controlled Subsidiary.

 . Leases of Hotels. The Operating Partnership, its subsidiaries and its controlled partnerships, including the Participating Partnerships, will lease virtually all of their Hotels to the Lessees pursuant to leases with initial terms ranging from seven to ten years (the "Leases"). See "Business and Properties -- The Leases." The leased Hotels will be operated by the Lessees under their existing brand names pursuant to their existing Management Agreements, which will be assigned to the Lessees for the terms of the applicable Leases but under which the Operating Partnership will remain obligated. See "Business and Properties -- The Management Agreements."

 . Host REIT Merger and Shareholder Distribution. Host will merge into Host REIT upon obtaining shareholder approval of the merger. Pursuant to the merger agreement, Host shareholders will receive, for each share of Host common stock, one Host REIT Common Share, a fraction of a share of common stock of SLC and an amount of cash to be determined. The aggregate value of the SLC common stock and cash to be distributed to Host shareholders is currently estimated to be approximately $400 to $550 million. The actual amount of the distribution will be based upon the estimated amount of accumulated earnings and profits of Host as of the last day of its taxable year ending on or immediately following the Closing Date. See "The REIT Conversion and the Mergers -- The REIT Conversion -- Host REIT Merger and Shareholder Distribution." Following the distribution, SLC will own the senior living assets of Host, which are expected to consist of 31 retirement communities, a 25% interest in the Swissotel management company acquired from the Blackstone Entities and controlling interests in the Lessees.

     Following the REIT Conversion, assuming the Full Participation Scenario, the organizational structure of Host REIT will be as follows:

                      [ORGANIZATIONAL CHART APPEARS HERE]


/(1)/ Immediately following the distribution of SLC common stock to Host's shareholders and the Blackstone Entities and the merger of Host into Host REIT, all of the public shareholders of Host REIT (and the Blackstone Entities) will be the shareholders of SLC. The common ownership of the two public companies, however, will diverge over time.
/(2)/ Represents Limited Partners and others who receive OP Units and not Notes;
      excludes Host and its subsidiaries.
/(3)/ The Operating Partnership will own all or substantially all of the equity interests in the Participating Partnerships, certain Private Partnerships and other Host subsidiaries that own Hotels, both directly and through other direct or indirect, wholly owned subsidiaries of the Operating Partnership or Host REIT. Host will contribute its partial equity interests in the Non-Participating Partnerships and those Private Partnerships whose partners have not elected to exchange their interests for OP Units to the Operating Partnership, and the Operating Partnership will either hold such partial interests or contribute them to the Non-Controlled Subsidiaries.

      Conditions to Consummation of the REIT Conversion. The consummation of the REIT Conversion is subject to the satisfaction or waiver of a number of conditions, including the conditions set forth below.

     . Host Shareholder Approval. Shareholders owning a majority of the outstanding shares of Host's common stock shall have approved the merger of Host into Host REIT.

     . REIT Qualification. Host's Board of Directors shall have determined, based upon the advice of counsel, that Host REIT can elect to be treated as a REIT for federal income tax purposes effective no later than the first full taxable year commencing after the REIT Conversion.

     . NYSE Listing. The Common Shares shall have been approved for listing on the NYSE.

     . Debt Refinancing. The Bond Refinancing shall have been completed, the New Credit Facility shall have been obtained and the requisite percentage of holders of the Convertible Preferred Securities and other lenders to Host shall have consented to the REIT Conversion.

     . Consents of Partners of Other Partnerships. The outside partners in a sufficient number of Private Partnerships shall have elected to exchange their interests for OP Units or consented to a lease of one or more Hotels of their Private Partnerships so that Host REIT will be able to qualify as a REIT.

     . Third-Party Consents. Host shall have received all required third-party consents to the REIT Conversion, including consents of lenders, Marriott International and certain of its subsidiaries and ground lessors, and consents to transfer material operating licenses and permits and the Management Agreements.

     . No Adverse Tax Legislation. The United States Congress shall not have enacted legislation, or proposed legislation with a reasonable possibility of being enacted, that would have the effect of (i) substantially impairing the ability of Host REIT to qualify as a REIT or the Operating Partnership to qualify as a partnership or (ii) substantially increasing the federal tax liabilities of Host REIT resulting from the REIT Conversion. The determination that this condition has been satisfied will be made by Host, in its sole and absolute discretion.

The Mergers

     Issuance of OP Units or Notes. If Limited Partners holding the requisite percentage of outstanding Partnership Interests in a Partnership vote to approve a Merger, then such Participating Partnership will merge with a Merger Partnership, with the Participating Partnership being the surviving entity.
Each Limited Partner of the Participating Partnership will receive OP Units with an aggregate deemed value equal to the Exchange Value of such Limited Partner's Partnership Interests. The deemed value of an OP Unit and the Exchange Value of each Partnership have been established in the manner described in detail under "Determination of Exchange Values and Allocation of OP Units."

     At the time they vote on the Merger of their Partnership, Limited
Partners can elect to tender the OP Units they will receive in the Merger
(if their Partnership approves the Merger) in exchange for Notes. The principal amount of the Note received by a Limited Partner will be equal to the Note Election Amount of his Partnership Interest, which will be less than the value of the OP Units that such Limited Partner otherwise would have received (because the Note Election Amount is less than the Exchange Value for each Partnership). Holders of Notes will receive interest payments on a semi-annual basis on June 15 and December 15 of each year. Such election will, however, cause a Limited Partner to recognize gain at the time he receives the Note. See "Description of the Notes" and "Federal Income Tax Considerations -- Tax Treatment of Limited Partners who Exercise Their Right to Make the Note Election."

     1998 Distributions. Limited Partners who receive OP Units will receive cash distributions from their respective Partnerships for all of 1998 and, if the Mergers do not occur in 1998, any portion of 1999 prior to the Mergers for which they do not receive a cash distribution from the

Operating Partnership. Limited Partners who receive Notes will participate in the same distributions from the Partnerships as Limited Partners who receive OP Units but will not receive any distributions from the Operating Partnerships.

     Vote Required for Merger. In the case of Atlanta Marquis, Chicago Suites, MDAH and PHLP, the approval required for each Merger is a majority of the outstanding limited partnership interests in such Partnership. Host is entitled to vote its limited partnership interests in Atlanta Marquis and PHLP on the Mergers, but Host is not entitled to vote its limited partnership interest in MDAH, and it does not own a limited partnership interest in Chicago Suites. In the case of Desert Springs, Hanover, MHP and MHP2, a majority of the limited partnership interests held by Limited Partners (a "quorum") must be voted on the Merger (either for, against or abstain) for the vote to be recognized and a majority of the quorum must vote for the Merger to approve it. Host is required to vote its limited partnership interests in such Partnerships (except for Desert Springs, in which Host does not own a limited partnership interest) in the same manner as the majority of the other limited partnership interests are voted. The approval of the Merger by the requisite percentage of limited partnership interests of a Partnership will cause the Partnership to participate in the Merger and will bind all Limited Partners of such Partnership, including Limited Partners who voted against or abstained from voting with respect to the Merger. See "Voting Procedures -- Required Vote and Other Conditions."

     Amendments to Partnership Agreements. In order to consummate each Merger as currently proposed, there are a number of amendments required to be made to the partnership agreements of the Partnerships. A vote in favor of a Merger will be deemed to constitute consent to such amendments. The effectiveness of such amendments will be conditioned upon the Partnership's participation in a Merger. The required amendments include (i) permitting the Partnerships to enter into the Leases with the Lessees; (ii) reducing to one the number of appraisals of the fair market value of a Partnership's Hotel(s) that the Partnership must provide to the Limited Partners before the General Partner can cause a Partnership to sell its assets to the General Partner or an affiliate; and (iii) other amendments required to delete obsolete references, reflect the passage of time or allow the transactions constituting the Mergers or otherwise necessary or desirable to consummate the Mergers and the REIT Conversion.

     Effective Time of the Mergers. The effective time of each Merger (the "Effective Time") will be the time that the merger of Host into Host REIT becomes effective, which is expected to be the final step in the REIT Conversion. This is expected to occur on or about December 31, 1998, subject to satisfaction or waiver of the conditions to the REIT Conversion.

     Conditions to Consummation of the Mergers. Participation by each Partnership in a Merger is subject to the satisfaction or waiver of certain conditions, including, among other things, consent of (i) Limited Partners holding the requisite percentage of Partnership Interests in such Partnership (as described above) and (ii) certain lenders and other third parties. Each Merger also is contingent upon the consummation of the remainder of the REIT Conversion.

     Merger Expenses. All costs and expenses incurred in connection with the proposed Mergers (the "Merger Expenses"), including transfer and recordation taxes and fees, whether or not the Mergers are approved by the Partnerships, will be borne by the Operating Partnership which will also bear all other costs and expenses incurred in connection with the REIT Conversion (the "REIT Conversion Expenses"). See "The Mergers and the REIT Conversion -- Expenses."

Reasons for the Mergers

     The Mergers are being proposed at this time for three principal reasons:

     . First, the General Partners believe that the expected benefits of the Mergers to the Limited Partners, as set forth below, outweigh the risks of the Mergers to the Limited Partners, as set forth in "Risk Factors."

     . Second, the General Partners believe that participation in the REIT Conversion through the Mergers is better for the Limited Partners than the alternatives of continuing each Partnership as a standalone entity or liquidating the Partnership. See "Determination of Exchange Values and Allocation of OP Units."

     . Third, Host is proposing the Mergers at this time to each Partnership because consummation of the Merger as to each Partnership will enable Host to obtain the full benefits of the REIT Conversion with respect to its interests in such Partnership, while also giving the other partners of the Partnership the opportunity to enjoy the benefits of the REIT Conversion. See "Risk Factors --Risks and Effects of the Mergers -- Conflicts of Interest -- Substantial Benefits to Related Parties."

     The expected benefits from the Mergers to the Limited Partners include the following:

     . Enhanced Liquidity of Investment. The REIT Conversion will offer Limited Partners significantly enhanced liquidity with respect to their investments in the Partnerships because, after the expiration of the Initial Holding Period, Limited Partners will be able to exercise their Unit Redemption Right at any time, subject to certain limited exceptions. Host has approximately 204 million shares of common stock outstanding and the closing price on the NYSE on May 28, 1998 was $19.4375 per share (reflecting a total common equity market capitalization of approximately $4 billion). The exercise of the Unit Redemption Right, however, generally would result in recognition of taxable income or gain at that time.

     . Public Market Valuation of Assets. In most instances, the units of limited partnership interest of each Partnership ("Partnership Units") currently trade at a discount to the net asset value of the Partnership's assets. In contrast, the General Partners believe that by exchanging interests in their existing, non-traded limited partnerships for interests in a publicly traded real estate company focused primarily on a more diverse and growing full-service hotel portfolio, the Limited Partners will have the opportunity to participate in the recent trend of ownership of real estate through a publicly traded entity, which, in many instances, has resulted in market valuations of public real estate companies in excess of the estimated net asset values of those companies. There can be no assurance, however, that the Common Shares of Host REIT will trade at a premium to the private market values of the Operating Partnership's assets or that the relative pricing differential will not change or be eliminated in the future. Also, the initial benefit of Host's conversion to a REIT will not be shared by the Limited Partners if and to the extent that such initial benefit is reflected in the market valuation of Host's common stock prior to the REIT Conversion.

     . Regular Quarterly Cash Distributions. The General Partners expect that the Operating Partnership will make regular quarterly cash distributions to holders of OP Units. Host expects that these distributions will be higher than the estimated 1998 cash distributions of all Partnerships except MHP and MHP2, and in any event, the ability to receive distributions quarterly and in regular amounts would be enhanced. For additional information regarding historical and estimated future distributions for the Partnerships, see "Background and Reasons for the Mergers and the REIT Conversion -- Reasons for the Mergers."

     . Substantial Tax Deferral. The General Partners expect that Limited Partners of the Participating Partnerships who do not elect to receive Notes in exchange for OP Units generally should be able to obtain the benefits of the Mergers while continuing to defer recognition for federal income tax purposes of at least a substantial portion, if not all, of the gain with respect to their Partnership Interests that otherwise would be recognized in the event of a liquidation of the Partnership or a sale or other disposition of its assets in a taxable transaction (although Limited Partners in Atlanta Marquis, MHP and PHLP may recognize a relatively modest amount of ordinary income as the result of required sales of personal property to a Non-Controlled Subsidiary in order to facilitate Host REIT's qualification as a REIT). Thereafter, such Limited Partners generally should be able to defer at least a substantial portion of such built-in gain until they elect to exercise their Unit Redemption Right or one or more of the Hotels currently owned by their Partnership are sold or otherwise disposed of in a taxable transaction by the Operating Partnership or the debt now secured by such Hotels is repaid, prepaid or substantially reduced. The federal income tax consequences of the Mergers are highly complex and, with respect to each Limited Partner, are dependent upon many variables, including the particular circumstances of such Limited Partner. See "Federal Income Tax Considerations -- Tax Consequences of the Mergers." Each Limited Partner is urged to consult with his own tax advisors as to the consequences of a Merger in light of his particular circumstances.

     . Risk Diversification. Participation in a Merger, as well as future hotel acquisitions by the Operating Partnership, will reduce the dependence upon the performance of, and the exposure to the risks associated with, any particular Hotel or group of Hotels currently owned by an individual Partnership and spread such risk over a broader and more varied portfolio, including more diverse geographic locations and multiple brands. See "Business and Properties -- Business Objectives."

     . Reduction in Leverage and Interest Costs. It is expected that the Operating Partnership will have a significantly lower leverage to value ratio than any of the Partnerships currently, which have leverage ratios that exceed 55% and typically average between 75% and 80%, resulting in interest and debt service savings and greater financial stability.

     . Growth Potential. The General Partners believe that the Limited Partners, by owning interests in a publicly traded real estate company focused primarily on a more diverse and growing upscale and luxury full-service hotel portfolio, will be able to participate in growth opportunities that would not otherwise be available to them.

     . Greater Access to Capital. With publicly traded equity securities, a larger base of assets and a substantially greater equity value than any of the Partnerships individually, Host REIT expects to have greater access to the capital necessary to fund the Operating Partnership's operations and to consummate acquisitions on more attractive terms than would be available to any of the Partnerships individually. This greater access to capital should provide greater financial stability to the Operating Partnership and reduce the level of risk associated with refinancing existing loans upon maturity, as compared to the Partnerships individually.

Determination of Exchange Values and Value of OP Units

     Following consummation of the REIT Conversion, OP Units will be owned by the following groups:

     . Host REIT, which will receive a number of OP Units equal to the number of outstanding shares of common stock of Host, in exchange for the contribution of its full-service hotel assets and other assets (excluding its senior living assets and the cash to be distributed to its shareholders), subject to certain liabilities. On a pro forma basis, as of March 27,

          1998, Host REIT would have received approximately 204 million OP Units, based upon the number of outstanding shares of Host common stock at that time. If Host issues any shares of preferred stock prior to the REIT Conversion, Host REIT also will receive a number of preferred partnership interests in the Operating Partnership equal to the number of outstanding shares of preferred stock.

     . The Blackstone Entities, which will receive approximately 43.7 million OP Units in exchange for the contribution of the Blackstone Hotels and certain other related assets, subject to certain liabilities.

     . Limited Partners of the Participating Partnerships, who will receive in the Mergers a number of OP Units based upon the Exchange Values of their respective Partnership Interests, determined as summarized below.

     . Partners unaffiliated with Host in certain Private Partnerships, who have agreed to exchange their interests in their Private Partnerships for OP Units will receive a number of OP Units determined by negotiation with Host as to the value of their interests in their Private Partnerships.

     In the Mergers, the Limited Partners of each Participating Partnership will receive in exchange for their Partnership Interests a number of OP Units with an aggregate deemed value equal to the Exchange Value of their Partnership Interests. The value of an OP Unit for this purpose will be deemed to be equal to (i) the average of the closing price of shares of Host common stock on the NYSE for the 10 trading days ending on the third trading day prior to the record date for the distribution of SLC common stock to Host shareholders and Blackstone Entities minus (ii) the amount of cash and the estimated value, as determined by Host's Board of Directors in good faith and in reliance in part upon an opinion of an independent financial advisor, of the SLC common stock or other property to be distributed with respect to each share of Host common stock (currently estimated to aggregate approximately $___ - $___ per share) in connection with the REIT Conversion. The closing price per share of Host common stock on the NYSE on May 28, 1998 was $19.4375.

     The Exchange Value of a Partnership is equal to the greatest of its Adjusted Appraised Value, Continuation Value and Liquidation Value, each of which has been determined as follows:

     . Adjusted Appraised Value. The General Partners have retained AAA to determine the market value of each of the Hotels as of March 1, 1998, (the "Appraised Value"). The "Adjusted Appraised Value" of a Partnership equals the Appraised Value of its Hotels, adjusted as of the final Valuation Date (as defined herein) for lender reserves, capital expenditure reserves, existing indebtedness (including a "mark to market" adjustment to reflect the fair market value of such indebtedness), certain deferred maintenance costs, deferred management fees and transfer and recordation taxes and fees.

     . Continuation Value. The General Partners have adopted estimates prepared by AAA for each Partnership of the discounted present value, as of January 1, 1998, of the limited partners' share of estimated future cash distributions and estimated net sales proceeds (plus lender reserves) assuming that the Partnership continues as an operating business for twelve years and its assets are sold on December 31, 2009 for their then estimated market value (the "Continuation Value").

     . Liquidation Value. The General Partners have estimated for each Partnership the net proceeds to limited Partners resulting from the assumed sale as of December 31, 1998 of the Hotels(s) of the Partnership, each at its Adjusted Appraised Value (after eliminating any "Mark to Market" adjustment and adding back the deduction for transfer taxes and fees, if any, made in deriving the Adjusted Appraised Value) less (i) estimated liquidation costs, expenses and contingencies equal to 2.5% of Appraised Value and (ii) prepayment penalties or defeasance costs, as applicable (the "Liquidation Value").

     For a complete description of the above methodologies, see "Determination of Exchange Values and Allocation of OP Units -- Methodology for Determining Exchange Values." Each of the three valuation methodologies is dependent upon a number of estimates, variables and assumptions, including the assumptions used by AAA in preparing the Appraised Values of the Hotels, as well as varying market conditions. No assurance can be given that the estimated values would be accurate under actual conditions. See "Background and Reasons for the Mergers and the REIT Conversion -- Alternatives to the Mergers."

     The following table sets forth the estimated Exchange Value of each Partnership (based upon the greatest of its Adjusted Appraised Value, Continuation Valuation and Liquidation Value) and the estimated Note Election Amount for each Partnership, all on a per Partnership Unit basis as of the Initial Valuation Date. The estimated Exchange Values set forth below may increase or decrease as a result of various adjustments, which will be finally calculated immediately prior to the closing of the Mergers but will not change as a result of less than all of the Partnerships participating in the Mergers.

                           Estimated Exchange Values
                (All amounts on a per Partnership Unit basis)/(1)/




                             Estimated                                                      Estimated
                        Adjusted Appraised       Estimated               Estimated           Exchange     Note Election
  Partnership                 Value          Continuation Value      Liquidation Value      Value/(2)/      Amount/(3)/
  -----------           ------------------   ------------------      ------------------     ----------    -------------
Atlanta Marquis              $ 41,991            $ 45,425                 $    406          $ 45,425      $ 27,255
Chicago Suites                 33,471              24,184                   31,468            33,471        31,468
Desert Springs                 40,880              33,536                   27,617            40,880        27,617
Hanover                       123,202              98,090                   88,474           123,202        88,474
MDAH                          109,216              89,340                   98,345           109,216        98,345
MHP                           140,032             141,425                  124,261           141,425       124,261
MHP2                          237,334             212,032                  205,140           237,334       205,140
PHLP                                0               5,040                        0             5,040         3,024

____________________

(1) A Partnership Unit in all of the Partnerships except Chicago Suites ($35,000) and PHLP ($10,000) represents an original investment of $100,000.
(2) Estimated Exchange Value is equal to the greatest of estimated Adjusted Appraised Value, estimated Continuation Value and estimated Liquidation Value.
(3) The principal amount of Notes is equal to the greater of (i) the Liquidation Value or (ii) 60% of the Exchange Value (the "Note Election Amount").

Description of the Notes

     At the same time they vote on the Mergers, Limited Partners who prefer to receive a Note rather than OP Units must indicate their preference on the Consent Form. Even if a Limited Partner votes against the Merger, he still may choose between OP Units and a Note in the event the Merger is approved. A Limited Partner of a Participating Partnership who fails to vote will receive and retain OP Units. Each Limited Partner in a Participating Partnership who elects to receive a Note will immediately tender the OP Units he receives upon consummation of the Merger for the Note. The Notes will (i) be unsecured obligations of the Operating Partnership, (ii) have a principal amount equal to the Note Election Amount of a Limited Partner's Partnership Interests, (iii) mature on December 15, 2005 (approximately seven years after the closing of the Mergers), (iv) bear interest at __% per annum, which was determined based on 120% of the applicable federal rate as of the Record Date (estimated to be approximately 7.00% as of May 28, 1998), payable semi-annually on June 15 and December 15 each year, (v) provide for optional prepayment at any time without penalty and mandatory prepayment of principal from a ratable portion of the net proceeds (after repayment of debt, sales expenses and deferred management fees) realized from any sale of any Hotels formerly owned by the Limited Partner's Partnership and from certain excess refinancing proceeds and (vi) provide for the payment of the remaining principal balance at maturity. See "Description of the Notes."

Fairness Analysis and Opinion

     Fairness Analysis. The General Partners believe that the terms of the Mergers provide substantial benefits and are fair to the Limited Partners of each Partnership and recommend that all Limited Partners vote for the Mergers. In arriving at this conclusion, the General Partners have relied primarily on the following factors, as well as other factors described under "Fairness Analysis and Opinion -- Fairness Analysis:" (i) their view that the expected benefits of the Mergers for the Limited Partners outweigh the risks and potential detriments of the Mergers to the Limited Partners (see "Background and Reasons for the Mergers and the REIT Conversion -- Reasons for the Mergers");
(ii) their view that the value of the OP Units allocable to the Limited Partners on the basis of the Exchange Value established for each Partnership represents fair consideration for the interests held by the Limited Partners of such Partnership and is fair to the Limited Partners from a financial point of view; and (iii) the fairness opinion of AAA as described below.

     Fairness Opinion. AAA, an independent, nationally recognized hotel valuation and financial advisory firm, has rendered the fairness opinion (the "Fairness Opinion"), attached as Appendix B to this Consent Solicitation, which sets forth the Appraised Values of the Hotels and concludes that: (i) the methodologies and underlying assumptions used to determine the Exchange Value, the Adjusted Appraised Value, the Continuation Value and the Liquidation Value of each Partnership, including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels, are fair and reasonable, from a financial point of view, to the limited partners of each Partnership; and (ii) the methodologies used to determine the value of an OP Unit and the allocation of the equity interest in the Operating Partnership to be received by the limited partners of each Partnership are fair and reasonable to the limited Partners of each Partnership. See "Fairness Analysis and Opinion --Fairness Opinion."

Recommendation

     For the reasons stated herein, the General Partners believe that the terms of the Mergers provide substantial benefits and are fair to the Limited Partners of each Partnership and recommend that all Limited Partners vote FOR the Mergers. See "Fairness Analysis and Opinion -- Fairness Analysis."

Solicitation Materials

     This Consent Solicitation (including the accompanying transmittal letter), together with the consent form and power of attorney (collectively, the "Consent Form,") constitute the "Solicitation Materials" being distributed to Limited Partners to obtain their consents to the Mergers.

     The date of first distribution of this Consent Solicitation is ___________ ____, 1998.

Voting Procedures

     The voting procedures applicable to Limited Partners of each Partnership are set forth in this Consent Solicitation under the heading "Voting Procedures -- Required Vote and Other Conditions."

     A Limited Partner may mark the Consent Form to vote "FOR", "AGAINST" or "ABSTAIN" with respect participation in a Merger by his Partnership. The failure of a Limited Partner of Atlanta Marquis, Chicago Suites, MDAH and PHLP to vote or an abstention will have the same effect as if such Limited Partner had voted his Partnership Interests "AGAINST" a Merger. The failure of a Limited Partner of Desert Springs, Hanover, MHP and MHP2 to vote will mean that such Limited Partner's Partnership Interest will not be counted for purposes of establishing a quorum and will not affect the manner in which Host is required to vote its limited partnership interests. An abstention of a Limited Partner of Desert Springs, Hanover, MHP and MHP2 will be counted for purposes of establishing a quorum but will effectively be counted as a vote "AGAINST" a merger. For all of the Partnerships, a Consent Form that is properly signed but not marked will be voted "FOR" the Mergers.

     The period during which consents will be solicited pursuant to this Consent Solicitation (the "Solicitation Period") will commence on the date this Consent Solicitation and the other Solicitation Materials are first distributed to the Limited Partners and will continue until the later of (i) _______ ____, 1998 or
(ii) such later date as the Operating Partnership may elect, in its sole and absolute discretion. Any Consent Form RECEIVED by the Operating Partnership (in original or by facsimile) prior to 5:00 p.m., Eastern time, on the last day of the Solicitation Period will be effective, provided that such Consent Form has been properly signed. A Limited Partner who has submitted a Consent Form may withdraw or revoke the Consent Form at any time prior to the expiration of the Solicitation Period.

     Investor Lists. Under Rule 14a-7 of the Exchange Act, each Partnership is required, upon the written request of a Limited Partner, to provide to the requesting Limited Partner (i) a statement of the approximate number of Limited Partners in such Limited Partner's Partnership, and (ii) the estimated cost of mailing a proxy statement, form of proxy or other similar communication to such Limited Partners. In addition, a Limited Partner has the right, at his option, either to (a) have his Partnership mail (at the Limited Partner's expense) copies of any proxy statement, proxy form or other soliciting material furnished by the Limited Partner to the Partnership's Limited Partners designated by the Limited Partner, or (b) have the Partnership deliver to the requesting Limited Partner, within five business days of the receipt of the request, a reasonably current list of the names, addresses and class of units held by the Partnership's Limited Partners. The right to receive the list of Limited Partners is subject to the requesting Limited Partner's payment of the cost of mailing and duplication at a rate of $0.15 per page. See "Voting Procedures -- Required Vote and Other Conditions -- Investor Lists."

Federal Income Tax Considerations

     Tax Consequences of the Mergers. Based upon certain assumptions and representations of the General Partners, the Operating Partnership, Host and Host REIT, Hogan & Hartson L.L.P., counsel to Host, Host REIT and the Operating Partnership, has opined that, except for any gain attributable to the sale of personal property to a Non-Controlled Subsidiary, the Mergers will not result in the recognition of taxable gain or loss at the time of the Mergers to a Limited Partner (i) who does not exercise his Unit Redemption Right on a date sooner than the date two years after the date of the consummation of the Mergers; (ii) who does not receive a cash distribution (or a deemed cash distribution resulting from relief from liabilities, including as a result of the prepayment of indebtedness), in connection with the Mergers or the REIT Conversion in excess of such Limited Partner's aggregate adjusted basis in his Partnership Interest at the time of the Mergers; (iii) who does not elect to receive a Note; (iv) who is not required to recognize gain by reason of an election by other Limited Partners in his Partnership to receive Notes in exchange for their OP Units (which, in counsel's opinion, described below, should not be the result of such election); and (v) whose "at risk" amount does not fall below zero as a result of the Merger or the REIT Conversion.

     With respect to the foregoing potential exceptions to nonrecognition treatment, Hogan & Hartson L.L.P. has opined as follows: (i) it is more likely than not that a Limited Partner's exercise of the Unit Redemption Right more than one year after the date of consummation of the REIT Conversion but less than two years after such date will not cause the Merger itself to be a taxable transaction for such Limited Partner (or for the other Limited Partners of such Partnership); (ii) although the matter is not free from doubt, a Limited Partner who does not elect to receive a Note in connection with the Mergers should not be required to recognize gain by reason of another Limited Partner's exercise of such election; and (iii) a Limited Partner's relief from Partnership liabilities allocable to such Limited Partner in connection with the Mergers or the REIT Conversion (including as a result of the repayment of Partnership indebtedness in connection with the REIT Conversion) will not cause such Limited Partner to recognize taxable gain at the time of the REIT Conversion unless (and only to the extent that) the amount thereof exceeds such Limited Partner's adjusted basis in his Partnership Interest at the time of the Mergers. See "Federal Income Tax Considerations -- Summary of Tax Opinions." An opinion of counsel, however, does not bind the Internal Revenue Service (the "IRS") or the courts, and no assurance can be provided that any such opinion will not be challenged by the IRS or will be sustained by a court if so challenged. With one exception, neither Host REIT, the Operating Partnership nor the General Partners have sought any ruling from the IRS with respect to the consequences of the Mergers or the REIT Conversion. See "Federal Income Tax Considerations -- Tax Consequences of the Mergers -- IRS Ruling Request Regarding Allocation of Partnership Liabilities."

     With respect to the Limited Partners' relief from Partnership liabilities in connection with the Mergers and REIT Conversion, the General Partners and the Operating Partnership have determined, based upon the intended allocation of Operating Partnership liabilities following the REIT Conversion and certain information compiled by the General Partners, that no Limited Partner whose adjusted basis in his Partnership Interest is the same as or greater than that of a Limited Partner who purchased his Partnership Interest in the original offering by the Partnership of the Partnership Interests and who has held such Partnership Interest at all times since (referred to herein as an "Original Limited Partner's Adjusted Basis") will recognize taxable gain at the time of the Mergers as a result either of relief from Partnership liabilities allocable to such Limited Partner or a reduction in his "at risk" amount below zero. See "Federal Income Tax Considerations -- Tax Consequences of the Mergers-- Relief from Liabilities/Deemed Cash Distribution." A Limited Partner whose adjusted basis in his Partnership Interest is less than the Original Limited Partner's Adjusted Basis for that Partnership, however, could recognize gain, depending upon his particular circumstances.

     Even though a Limited Partner whose adjusted basis in his Partnership Interest is the same as or greater than the Original Limited Partner's Adjusted Basis for that Partnership is not expected to recognize gain at the time of the REIT Conversion, a variety of events and transactions subsequent to the REIT Conversion could cause the Limited Partner to recognize all or part of the gain that has been deferred through the REIT Conversion. See "Federal Income Tax Considerations -- Tax Consequences of the Mergers -- Effect of Subsequent Events." The Partnership Agreement expressly provides that Host REIT is not required to take into account the tax consequences for the limited partners of the Operating Partnership in deciding whether to cause the Operating Partnership to undertake specific transactions and the limited partners have no right to approve or disapprove such transactions. See "Description of OP Units -- Sales of Assets."

     The particular tax consequences of the Mergers and the REIT Conversion for a Limited Partner will depend upon a number of factors related to the tax situation of that individual Limited

Partner and the Partnership of which he is a Limited Partner, including, without limitation, such factors as the Limited Partner's adjusted tax basis in his Partnership Interest, the extent to which the Limited Partner has unused passive activity losses with respect to his Partnership Interest or other investments generating passive activity losses that could offset income arising from the Mergers and the REIT Conversion, the actual allocation of Operating Partnership liabilities to the Limited Partner following the Mergers and the REIT Conversion and the amount of built-in gain with respect to the Hotel(s) contributed to the Operating Partnership by the Partnership in which he is a Limited Partner.

     A Limited Partner who elects to receive a Note will be treated as having made a taxable disposition of his Partnership Interest. The amount realized in connection with such disposition will equal the sum of the "issue price" of the Note (i.e., the principal amount of the Note) plus the portion of the Partnership's liabilities allocable to the Limited Partner for federal income tax purposes. To the extent the amount realized exceeds the Limited Partner's adjusted basis in his Partnership Interest, the Limited Partner will recognize gain. Such Limited Partner may be eligible to defer at least a portion of that gain under the "installment sale" rules (see "Federal Income Tax Considerations--Tax Treatment of Limited Partners Who Exercise Their Right to Make the Note Election"), but those rules would not permit the Limited Partner to defer all of the gain (including any gain attributable to the Limited Partner's "negative capital account" and any gain attributable to "Section 1245 and Section 1250 depreciation recapture"), and may require that the Limited Partner who defers gain pay to the IRS interest on a portion of the resulting tax that has been deferred.

     The discussion of federal income tax considerations in this Consent Solicitation is not exhaustive of all possible tax considerations. For example, it does not give a detailed discussion of any state, local or foreign tax considerations. In addition, except to the extent discussed under the heading "Federal Income Tax Considerations -- Taxation of Non-U.S. Shareholders of Host REIT," it does not purport to deal with tax considerations that might be relevant to foreign corporations and persons who are not citizens or residents of the United States.

     The gain, if any, required to be recognized by a Limited Partner as a result of the Mergers (including gain recognized as a result of the sale of personal property by the Limited Partner's Partnership or as a result of making the Note Election) can be offset by unused passive activity losses from his Partnership and other investments.

     EACH LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISOR TO DETERMINE THE IMPACT OF SUCH LIMITED PARTNER'S PERSONAL TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF THE MERGERS AND THE REIT CONVERSION.

     Qualification of Host REIT as a REIT. Host REIT expects to qualify as a REIT for federal income tax purposes effective for its first taxable year commencing following the REIT Conversion. If it so qualifies, Host REIT will be permitted to (i) deduct dividends paid to its shareholders, allowing the income represented by such dividends to avoid taxation at the entity level and to be taxed only at the shareholder level and (ii) treat retained net capital gains in a manner so that such gains are taxed at the Host REIT level but effectively avoid taxation at the shareholder level. Host REIT, however, will be subject to a separate corporate income tax on any gains recognized during the ten years following the REIT Conversion that are attributable to "built-in" gain with respect to the assets that Host owned at the time of the REIT Conversion (which tax would be paid by the Operating Partnership). Host REIT's ability to qualify as a REIT will depend upon its continuing satisfaction following the REIT Conversion of various requirements related to the nature of its assets, the sources of its income and the distributions to its shareholders, including a requirement that Host REIT distribute to its shareholders at least 95% of its taxable income each year.

     Sale of Personal Property. In order to protect Host REIT's ability to qualify as a REIT, the Operating Partnership may require, immediately prior to the Mergers, that certain of the Participating Partnerships (specifically, Atlanta Marquis, Hanover, MHP and PHLP) sell a portion of the personal property associated with the Hotels owned by such Partnerships to a Non-Controlled

Subsidiary. These sales will be taxable transactions and will result in a special allocation of ordinary recapture income by each such Partnership (other than Hanover) to its Limited Partners. This income will be allocated to each such Limited Partner in the same proportion and to the same extent that such Limited Partner previously was allocated any deductions directly or indirectly giving rise to the treatment of such gains as recapture income. A Limited Partner who receives such an allocation of recapture income would not be entitled to any special distribution from his Partnership in connection with the sale of personal property.

Summary Financial Information

     The following table sets forth unaudited pro forma financial and other information for the Operating Partnership and combined consolidated historical financial information for the Company (as defined in Note 1 to the Notes to the Combined Consolidated Financial Statements included herein). The following summary financial information should be read in conjunction with the financial statements and notes thereto and Management's Discussion and Analysis of Results of Operations and Financial Condition included elsewhere in this Consent Solicitation.

     The unaudited pro forma financial statements as of March 27, 1998 and for the fiscal year ended January 2, 1998 and the twelve weeks ended March 27, 1998 ("First Quarter 1998") and the twelve weeks ended March 28, 1997 ("First Quarter 1997") are presented as if the REIT Conversion occurred as of March 27, 1998 for the pro forma balance sheets and at the beginning of each period presented for the pro forma statements of operations. The pro forma information incorporates certain assumptions that are described in the Notes to the Unaudited Pro Forma Financial Statements included elsewhere in this Consent Solicitation.

     The pro forma information does not purport to represent what the Operating Partnership's financial position or results of operations would actually have been if these transactions had, in fact, occurred on such date or at the beginning of the period indicated, or to project the Operating Partnership's financial position or results of operations at any future date or for any future period.

     In addition, the historical information contained in the following table is not comparable to the operations of the Operating Partnership on a going-forward basis because the historical information relates to an operating entity which owns and operates its hotels, while the Operating Partnership will own the Hotels but will lease them to the Lessees and receive rental payments in connection therewith.

                         Summary Financial Information
                                 (in millions)


                                            Pro Forma Fiscal Year 1997
                                           -----------------------------
                                               100%            100%         Historical
                                           Participation  Participation     ----------
                                           with No Notes    with Notes       Fiscal
                                              Issued       Issued/(1)/      Year 1997
                                           -------------  --------------    ----------
REVENUES:
  Hotel revenues(2)                          $     --        $     --        $  1,093
  Rental revenues                               1,041           1,041              --
  Other revenues                                   20              20              17
                                             --------        --------        --------
      Total revenues                            1,061           1,061           1,110
                                             --------        --------        --------

OPERATING COSTS AND EXPENSES:
    Hotel                                         522             520             649
    Other                                          10              10              29
                                             --------        --------        --------
Total operating costs and expenses                532             530             678
                                             --------        --------        --------

Operating profit                                  529             531             432
Minority interest                                  (9)             (9)            (32)
Corporate expenses                                (41)            (41)            (45)
Interest expense                                 (417)           (434)           (287)
Dividends on Convertible Preferred
 Securities                                       (37)            (37)            (37)
Interest income                                    14              14              52
                                             --------        --------        --------
Income before income taxes                         39              24              83
Provision for income taxes                         (2)             (1)            (36)
                                             --------        --------        --------
Income before extraordinary items
  and REIT Conversion expenses(3)            $     37        $     23        $     47
                                             ========        ========        ========

                                                                      Pro Forma
                                            ---------------------------------------------------------------
                                                   First Quarter 1998               First Quarter 1997
                                            -----------------------------    ------------------------------
                                                100%            100%             100%            100%
                                            Participation  Participation     Participation   Participation
                                            with No Notes    with Notes      with No Notes     with Notes
                                               Issued        Issued/(1)/        Issued         Issued/(1)/
                                            -------------  --------------    --------------  -------------
REVENUES:
  Hotel revenues(2)                           $     --        $     --         $     --         $     --
  Rental revenues                                  278             278              249              249
  Other revenues                                     7               7                2                2
                                              --------        --------         --------         --------
      Total revenues                               285             285              251              251
                                              --------        --------         --------         --------

OPERATING COSTS AND EXPENSES:
    Hotel                                          120             120              125              125
    Other                                            5               5                3                3
                                              --------        --------         --------         --------
Total operating costs and expenses                 125             125              128              128
                                              --------        --------         --------         --------

Operating profit                                   160             160              123              123
Minority interest                                   (4)             (4)              (2)              (2)
Corporate expenses                                 (10)            (10)              (8)              (8)
Interest expense                                   (96)           (100)            (105)            (109)
Dividends on Convertible Preferred
 Securities                                         (9)             (9)              (9)              (9)
Interest income                                      8               8                3                3
                                              --------        --------         --------         --------
Income (loss) before income taxes                   49              45                2               (2)
Provision for income taxes                          (2)             (2)              --               --
                                              --------        --------         --------         --------
Income (loss) before extraordinary items
  and REIT Conversion expenses(3)             $     47        $     43         $      2         $     (2)
                                              ========        ========         ========         ========
                                                     Historical
                                              -----------------------
                                                   First Quarter
                                              -----------------------
                                               1998             1997
                                               ----             ----
REVENUES:
  Hotel revenues                             $   321          $   248
  Rental revenues                                 --               --
  Other revenues                                   4                4
                                             -------          -------
      Total revenues                             325              252
                                             -------          -------

OPERATING COSTS AND EXPENSES:
    Hotel                                        173              151
    Other                                          5               10
                                             -------          -------
Total operating costs and expenses               178              161
                                             -------          -------

Operating profit                                 147               91
Minority interest                                (16)             (11)
Corporate expenses                               (11)              (9)
Interest expense                                 (76)             (63)
Dividends on Convertible Preferred
 Securities                                       (9)              (9)
Interest income                                   14               12
                                             -------          -------
Income before income taxes                        49               11
Provision for income taxes                       (21)              (5)
                                             -------          -------
Income before extraordinary item
  and REIT Conversion expenses               $    28          $     6
                                             =======          =======


                                            Pro Forma as of March 27, 1998
                                      ------------------------------------------
                                      100% Participation      100% Participation
                                        with No Notes             with Notes                   Historical
                                            Issued                  Issued/1/             as of March 27, 1998
                                      ------------------      ------------------          --------------------
BALANCE SHEET DATA:
  Property and equipment, net              $ 6,993                   $ 6,942                      $ 4,926
  Total assets                               7,972                     7,921                        6,120
  Debt                                       4,626                     4,863                        3,624
  Total liabilities                          5,367                     5,604                        4,629
  Convertible Preferred Securities             550                       550                          550
  Equity                                     2,055                     1,767                          941

------------------------------------
(1) Assumes that all the Limited Partners of each Partnership elect to receive Notes.

(2) Lease amounts reflect estimates as the leases are currently subject to negotiation. The lease amounts included may not reflect the final terms of the leases.

(3) The amount of REIT Conversion expenses to be incurred is not known at this time and will be filed by amendment.

                                  RISK FACTORS

     In considering whether to approve of a Merger by any Partnership, Limited Partners should consider carefully, among other factors, the material risks described below.

Risks and Effects of the Mergers

     Conflicts of Interest. The Mergers, the REIT Conversion and the recommendations of the General Partners involve conflicts of interest because of the relationships among Host, the Operating Partnership, the General Partners and SLC.

          Substantial Benefits to Related Parties. The Mergers will facilitate consummation and enable Host to reap the full benefits of the REIT Conversion and will result in an increase in Host REIT's Funds From Operations per Common Share on a pro forma basis. By converting to a REIT, Host expects to benefit from the advantages enjoyed by REITs in raising capital and acquiring additional assets, participating in a larger group of comparable companies and increasing its potential base of shareholders. Also, Host will realize significant savings through the substantial reduction of its future corporate-level income taxes (although if one or more Partnerships do not participate in the Mergers, Host may be required to transfer its interests in such Partnerships to Non-Controlled Subsidiaries, in which case Host's share of those Partnerships' earnings would continue to be subject to corporate-level income tax). To the extent that the anticipated effects of these benefits initially are reflected in the value of Host's common stock prior to the Closing Date, the Limited Partners initially will not enjoy the full effect of such benefits on the value of their investment. In addition, following the REIT Conversion, current Host shareholders (together with the Blackstone Entities) will own the common stock of SLC and will benefit in the profits from the operation of the Hotels in excess of the rental payments under the Leases.

          Valuation of SLC. The value of the SLC common stock distributed to Host's shareholders and the Blackstone Entities will be one factor used in determining the value of an OP Unit. Although Host's Board of Directors will determine the value of the SLC common stock in good faith and in reliance in part upon the opinion of an independent financial advisor, conflicts of interest still exist. If the SLC common stock is undervalued by Host's Board of Directors, the deemed value of an OP Unit for purposes of the Mergers may be higher than the level at which the Host REIT Common Shares will trade following the REIT Conversion and the Limited Partners could receive less than the full Exchange Value of their Partnership Interests and Host REIT could receive an overall higher percentage of the ownership of the Operating Partnership.

          Affiliated General Partners. Host has varying interests in each of the Partnerships, and subsidiaries of Host act as General Partner of each of the Partnerships (except for PHLP, of which Host is the General Partner). Each General Partner has an independent obligation to assess whether the terms of the Merger are fair and equitable to the Limited Partners of its Partnership without regard to whether the other Mergers are fair and equitable to Host or any of the other participants in the other Partnerships. While each General Partner has sought faithfully to discharge its obligations to its Partnership, there is an inherent conflict of interest in having Host and its subsidiaries serving in similar capacities with respect to all of the other Partnerships, while at the same time establishing the overall terms of the Mergers and the REIT Conversion.

          Leasing Arrangements. Conflicts of interest exist in connection with the leasing arrangements being entered into as part of the REIT Conversion. The General Partners, all of which are subsidiaries of Host (except in the case of PHLP, of which Host is the General Partner), are recommending the Merger, and Host is responsible for establishing the terms of the Mergers and the REIT Conversion, including the Leases. The common stock of SLC will be distributed to Host's shareholders and the Blackstone Entities after the terms of the Leases have been determined. Accordingly, Host's existing shareholders and the Blackstone Entities will potentially benefit from the terms of the Leases in a manner that Limited Partners will not.

          Relationship between AAA and Host. AAA has been retained by the General Partners (consisting of Host and its subsidiaries) to determine the Appraised Values of the Hotels and the Continuation Values of the Partnerships and to render the Fairness Opinion. Host has previously retained AAA to perform appraisals and render fairness opinions in connection with other transactions, and there is the possibility that Host REIT and the Operating Partnership will retain AAA to perform similar tasks in the future.

          Tax Consequences upon Sale or Refinancing of Hotels. Certain holders of OP Units may experience different and more adverse tax consequences compared to those experienced by other holders of OP Units or by holders of Common Shares upon the sale of, or the reduction of indebtedness on, any of the Hotels. Therefore, such holders, including Host REIT and its subsidiaries, may have different objectives regarding the appropriate pricing and timing of any sale or refinancing of an individual Hotel. As expressly provided in the Partnership Agreement, Host REIT, as general partner of the Operating Partnership, is expressly not required to take into account the tax consequences of the limited partners in deciding whether to cause the Operating Partnership to undertake specific transactions (but the Operating Partnership is obligated to pay any taxes Host REIT incurs as a result of such transactions), and the limited partners have no right to approve or disapprove such transactions.

     Partnership Agreement.   Conflicts of Interest exist in connection with
     establishing the terms of the Partnership Agreement, including provisions which benefit Host REIT, all of which were determined by Host (although The Blackstone Group negotiated with Host as to the provisions of the Partnership Agreement).

     These conflicts of interest could result in decisions that do not fully reflect the interests of all Limited Partners of the Partnerships. For a discussion of the Operating Partnership's policies and agreements designed to minimize any adverse effects from future conflicts of interest, see "Distribution and Other Policies -- Conflicts of Interest Policies."

     Absence of Arm's Length Negotiations. No independent representative was retained to negotiate on behalf of the Limited Partners. Although the General Partners have obtained opinions from AAA as to (i) the fairness and reasonableness, from a financial point of view, to the Limited Partners of each Partnership, of the methodologies and underlying assumptions used to determine the Exchange Value, the Adjusted Appraised Value, the Continuation Value and the Liquidation Value of each Partnership, including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels, and (ii) the fairness and reasonableness, to the Limited Partners of each Partnership, of the methodologies used to determine the value of an OP Unit and to allocate the equity interest in the Operating Partnership to be received by the Limited Partners of each Partnership, AAA has not negotiated with the General Partners or Host and has not participated in establishing the terms of the Mergers. Consequently, the terms and conditions of the Mergers may have been more favorable to the Limited Partners if such terms and conditions were the result of arm's length negotiations. In this regard, the Fairness Opinion specifically does not conclude that other methodologies for determining the Exchange Values of the Partnerships and/or the value of the OP Units might not have been more favorable to the Limited Partners.

     Determination of Exchange Value. The deemed value of OP Units that each Limited Partner of a Participating Partnership will receive (if the Limited Partner elects to retain OP Units rather than receive a Note) will equal the Exchange Value of such Limited Partner's Partnership Interest. The Exchange Value of each Partnership will be the greatest of its Adjusted Appraised

Value, Continuation Value and Liquidation Value, each of which is determined according to a different method of valuation and involves numerous estimates and assumptions. There is no assurance that the Exchange Value of a Partnership will equal the fair market value of the Hotels and other assets contributed by such Partnership. Host REIT, on the other hand, will receive a number of OP Units equal to the number of shares of Host common stock outstanding on the Closing Date (and, if Host has outstanding shares of preferred stock at the time of the REIT Conversion, a corresponding number of preferred partnership interests in the Operating Partnership), which should fairly represent the market value of Host REIT but may not be equal to the fair market or net asset value of the Hotels and other assets that Host will contribute to the Operating Partnership. See "Determination of Exchange Values and Allocation of OP Units."

     Valuation of OP Units. The value of an OP Unit, for purposes of the Mergers and the REIT Conversion, will be deemed to be equal to the value of a share of Host common stock immediately prior to the REIT Conversion minus the amount of cash and the estimated value of the SLC common stock or other property to be distributed with respect to each share of Host common stock in connection with the REIT Conversion. There is no assurance that, following the REIT Conversion, the value of the publicly traded Common Shares (and therefore the value of the OP Units) will in fact equal or exceed the deemed value of the OP Units used for purposes of the Mergers. These factors could result in the Limited Partners receiving OP Units with an actual value that is less than either the deemed value of the OP Units for purposes of the Mergers or the fair market value of their Partnership Interests.

     Determination of Value of Notes. At the same time that he votes on the Merger of his Partnership, each Limited Partner also may elect to receive at the time of the Merger, in exchange for OP Units, an unsecured, seven-year Note with a principal amount equal to the Note Election Amount of his Partnership Interest, which is based upon numerous assumptions and estimates. The deemed value of the OP Units will exceed the principal amount of the corresponding Notes in all Partnerships (because the Exchange Values are higher than the Note Election Amounts), and there is no assurance that the Note a Limited Partner receives will have a value equal to the fair market value of the Limited Partner's share of the Hotels and other assets owned by his Partnership. There will be no public market for the Notes. If the Notes are sold, they may sell at prices substantially below their issuance price. Noteholders are likely to receive the full principal amount of a Note only if they hold the Note to maturity, which is December 15, 2005, or if the Operating Partnership repays the Notes prior to maturity. Because the Notes are unsecured obligations of the Operating Partnership, they will be effectively subordinated to all secured debt of the Operating Partnership and all obligations of both the Participating Partnerships and the Operating Partnership's other subsidiaries. See "Description of the Notes." As of March 27, 1998, on a pro forma basis assuming the Full Participation Scenario, the Operating Partnership would have had aggregate consolidated debt of approximately $4.6 billion to which the Notes were effectively subordinated or which rank equally with such Notes.

     Reduced Cash Distributions for Certain Limited Partners. The expected initial cash distributions to the Limited Partners of MHP and MHP2 from the OP Units to be received in the Mergers will be less than the estimated 1998 cash distributions of MHP and MHP2.

     Fundamental Change in the Nature of Investment. The Mergers and the REIT Conversion involve a fundamental change in the nature of a Limited Partner's investment from holding an interest in a Partnership which owns only one or a fixed portfolio of (or controlling interests in) a relatively small number of Hotels and distributes the profits from the operation of such Hotels to its partners, to holding an interest in an operating real estate company that

(i) will initially own interests in up to approximately 120 Hotels, (ii) will distribute to its partners the rents received from Lessees (which will operate the Hotels and bear the direct risks and receive the direct benefits of the Hotels), (iii) has the ability to acquire additional hotels (including hotels with additional brands), (iv) will be able to reinvest proceeds from sales or refinancings of existing Hotels in additional hotels and (v) has a publicly traded general partner.

     In addition, the Operating Partnership does not anticipate that it will distribute to its limited partners the proceeds from properties that are sold or financings, but instead generally will reinvest such proceeds to repay indebtedness, acquire additional existing properties, develop new properties or fund capital expenditure or other working-capital needs. Thus, in contrast to the Partnerships, limited partners of the Operating Partnership will not be able to realize a return of capital through distributions of sale and refinancing proceeds. Instead, Limited Partners will be able to realize a return of capital primarily through the exercise of their Unit Redemption Right and, if the OP Units are redeemed for Common Shares, by selling the Common Shares received as a result thereof. Although it is expected that the Limited Partners will receive added benefits from an investment in the Operating Partnership, a Limited Partner's share of the liquidation proceeds, if any, from the sale of a Partnership's Hotel or Hotels could be higher than the amount realized upon exercise of the Unit Redemption Right (or payments on any Note received by a Limited Partner who elects to receive such Note). An investment in the Operating Partnership may not outperform an investment in any individual Partnership. See "Comparison of Ownership of Partnership Interests, OP Units and Common Shares."

     Exposure to Risks from Other Hotels. As a result of the Mergers, Limited Partners in Participating Partnerships who elect to receive OP Units will own interests in a much larger partnership with a broader range of assets than any of the Partnerships individually. A material adverse change affecting the Operating Partnership's assets will affect all Limited Partners regardless of whether a particular Limited Partner previously was an investor in such affected assets. Each Partnership owns discrete assets, and the Mergers and the REIT Conversion will significantly diversify the types and geographic locations of the Hotels in which the Limited Partners will have interests. As a result, the Hotels owned by the Operating Partnership may be affected differently by economic and market conditions than those Hotel(s) previously owned by an individual Partnership.

     Limited Partners Have No Cash Appraisal Rights. Limited Partners of Participating Partnerships who vote against the Merger will not have a right to receive cash based upon an appraisal of their Partnership Interests.

     Uncertainties as to the Size and Leverage of the Operating Partnership. Host is an existing operating company that regularly issues and repays debt, acquires additional hotels and disposes of existing hotels. Also, some or all of the Partnerships may elect not to participate in a Merger. In that case, Host may contribute its interests in such Partnerships to a Non-Controlled Subsidiary, which is subject to corporate-level income taxation, rather than the Operating Partnership. In addition, outside partners in certain Private Partnerships may not consent to a lease of their partnership's Hotel(s). Host also may repurchase outstanding securities or issue new debt or equity securities prior to the consummation of the Mergers and the REIT Conversion. For these reasons, the Limited Partners cannot know at the time they vote on a Merger the exact size and amount of leverage of the Operating Partnership.

     Other Uncertainties at the Time of Voting. There are several other uncertainties at the time the Limited Partners must vote on the Mergers, including (i) the exact Exchange Value for each Partnership (which will be adjusted for changes in lender and capital expenditure reserves, deferred maintenance and other items prior to the Closing Date), (ii) the deemed value of the OP Units for purposes of the Mergers which, together with the Exchange Value, will determine the number of OP Units the Limited Partners of each Participating Partnership will receive and (iii) the exact principal amount of the Notes that may be received in exchange for OP Units. For these reasons, the Limited Partners cannot know at the time they vote on a Merger these important aspects of the Merger.

     Lack of Control over Hotel Operations. Due to current federal income tax law restrictions on a REIT's ability to derive revenues directly from the operation of a hotel, the Operating Partnership will lease virtually all of its consolidated Hotels to the Lessees, which will operate the Hotels by continuing to retain the Managers pursuant to the Management Agreements. The Operating Partnership will not operate the Hotels or participate in the decisions affecting the daily operations of the Hotels. Although the Operating Partnership's subsidiaries will have certain rights as lessors under the Leases (including control over decisions relating to capital expenditures) and will remain obligated under the Management Agreements, the Operating Partnership will have only limited ability to require the Lessees or the Managers to operate or manage the Hotels in any particular manner or to govern any particular aspect of their day-to-day operation or management. Even if Host REIT's management believes the Lessees or the Managers are operating or managing the Hotels inefficiently or in a manner that does not result in the maximization of rental payments to the Operating Partnership under the Leases, the Operating Partnership has only limited ability to require the Lessees or the Managers to change their method of operation or management. Therefore, the Operating Partnership will be dependent for its revenue upon the ability of the Lessees and the Managers to operate and manage the Hotels. The Operating Partnership is limited to seeking redress only if the Lessees violate the terms of the Leases and then only to the extent of the remedies set forth therein. Remedies under the Leases include the Operating Partnership's ability to terminate a Lease upon certain events of default such as the Lessee's failure to pay rent or failure to maintain certain net worth requirements and breaches of other specified obligations under the Leases. See "Business and Properties -- The Leases." Termination of a Lease, however, could impair Host REIT's ability to qualify as a REIT for federal income tax purposes unless another suitable lessee could be found. Furthermore, upon expiration of the Leases, the Lessees will have a right of first offer to renew the Leases upon expiration.

     Expiration of the Leases. The Leases will expire seven to ten years after the Closing Date, and there can be no assurance that such Leases will be renewed (or if renewed, will be renewed on terms as favorable to the Operating Partnership). If the Leases are not renewed, the Operating Partnership will be required to find other lessees, which lessees must meet certain requirements set forth in the Management Agreements. There can be no assurance that satisfactory lessees could be found or as to the terms and conditions on which the Operating Partnership would be able to renew the Leases or enter into new leases with such lessees.

     Requisite Vote of Limited Partners of Partnerships Binds All Limited Partners. For each Partnership, approval of a Merger by the requisite vote of the Limited Partners, as described in "Voting Procedures -- Required Vote and Other Conditions," will cause the Partnership to participate in the Merger and will bind all Limited Partners of such Partnership, including Limited Partners who voted against or abstained from voting with respect to the Merger.

     Risks of Lodging Industry. The profitability of the Hotels is subject to general economic conditions, the management abilities of the Managers (including primarily Marriott International), competition, the desirability of particular locations and other factors relating to the operation of the Hotels. The full-service segment of the lodging industry, in which the Hotels primarily operate is highly competitive, and the Hotels generally operate in geographical markets that contain numerous competitors. The Hotels' success will be dependent, in large part, upon their ability to compete in such areas as access, location, quality of accommodations, room rate structure, the quality and scope of food and beverage facilities and other services and amenities. The lodging industry, including the Hotels (and thus the Operating Partnership), may be adversely affected in the future by (i) national and regional economic conditions, (ii) changes in travel patterns, (iii) taxes and government regulations which influence or determine wages, prices, interest rates, construction procedures and costs, (iv) the availability of credit and (v) other factors beyond the control of the Operating Partnership.

     Risks of Leverage. The Operating Partnership will have substantial indebtedness. As of March 27, 1998, on a pro forma basis assuming the Full Participation Scenario, the Operating Partnership had outstanding indebtedness totaling $4.6 billion, which represents a 44% debt-to-total market capitalization ratio on a pro forma basis at such date (based upon a price per Common Share of Host REIT of $20.00). The Operating Partnership's business is capital intensive, and it will have significant capital requirements in the future. The Operating Partnership's leverage level could affect its ability to
(i) obtain financing in the future, (ii) undertake refinancings on terms and subject to conditions deemed acceptable by the Operating Partnership, (iii) make distributions to partners, (iv) pursue its acquisition strategy or (v) compete effectively or operate successfully under adverse economic conditions.

     No Limitation on Debt. Host REIT will have a policy of incurring debt only if, immediately following such incurrence, its debt-to-total market capitalization ratio on a pro forma basis would be ___% or less. However, there are no limitations in Host REIT's or the Operating Partnership's organizational documents that limit the amount of indebtedness that either entity may incur, although both the Notes and the Operating Partnership's other debt instruments will contain certain restrictions on the amount of indebtedness that the Operating Partnership may incur. Accordingly, the Board of Trustees could alter or eliminate this policy from time to time to the extent permitted by its debt agreements. If this policy were changed, the Operating Partnership could become more highly leveraged, resulting in an increase in debt service payments that could adversely affect the Operating Partnership's cash flow, and consequently, the cash available for distribution to holders of OP Units and Common Shares and could increase the risk of default on the Operating Partnership's indebtedness. The Operating Partnership's leverage level could also affect its ability to (i) obtain financing in the future, (ii) undertake refinancings on terms and subject to conditions deemed acceptable by the Operating Partnership, (iii) pursue its acquisition strategy or (iv) compete effectively or operate successfully under adverse economic conditions.

     Timing of REIT Conversion. If the REIT Conversion does not occur in time for Host REIT to elect REIT status effective January 1, 1999, the effectiveness of Host REIT's election could be delayed to January 1, 2000, which would result in Host REIT continuing to pay corporate income taxes in 1999 and could cause the Blackstone Acquisition not to be consummated.

     Individual Assets May Outperform the Operating Partnership's Portfolio.
The Mergers and the REIT Conversion will combine into a single entity all of the assets and liabilities associated with the Participating Partnerships, the Private Partnerships and Host, as well as the Blackstone Hotels. Assets of certain Participating Partnerships may, over time, outperform OP Units, which represent undivided interests in all of the assets of the Operating Partnership. Although the Exchange Values of the Participating Partnerships will be determined in part by the estimated future cash flows of such Partnerships, Limited Partners of a Participating Partnership that would outperform the Operating Partnership if allowed to continue as a separate entity will nonetheless receive the same rate of return per OP Unit as the rest of the limited partners of the Operating Partnership. In addition, the return that such Limited Partners receive on their investment in the Operating Partnership could be lower than the return that their Partnership would have provided if it had not participated in the Merger.

     Leases Could Impair the Sale or Other Disposition of the Operating Partnership's Hotels. Each Lease provides for a termination payment if the Lease is terminated by the Operating Partnership prior to the expiration of the term of such Lease (including due to a change in the federal income tax laws that allows the Operating Partnership to operate the Hotels without jeopardizing Host REIT's status as a REIT), except following a default by a Lessee or unless the Operating Partnership leases to the Lessee a comparable substitute hotel. The termination fee is equal to the fair market value, discounted by 12%, of the Lessee's leasehold interest in the remaining term of the Lease. The payment of such termination fee under the Leases could have the effect of impairing the ability of the Operating Partnership to sell its Hotels if market conditions otherwise warrant such a sale and would reduce the net proceeds of any such sale. See "Business and Properties -- The Leases -- Termination of Lease upon Disposition of the Hotels."

     No Control over Major Decisions. Currently, Limited Partners of the Partnerships generally have the right to vote on certain major transactions, such as (i) a sale of all or substantially all of a Partnership's assets, (ii) a merger or consolidation of a Partnership with another entity, (iii) incurrence of certain types and amounts of debt, (iv) amendments to the partnership agreement or (v) removal of the General Partner, although all such matters (except removal of the General Partner) also require the approval of the General Partner. In contrast, limited partners of the Operating Partnership generally will have no voting rights as to management (including a change in control of management), debt financing (including reduction of mortgage indebtedness, except in certain limited circumstances), sale or other disposition of one or more Hotels (except with respect to a sale of all or substantially all of the Hotels, although Host REIT's percentage interest in the Operating Partnership and its ability to vote such interests give it the ability to determine the outcome of that vote) or removal of Host REIT as general partner of the Operating Partnership. See "Description of OP Units -- Borrowing by the Operating Partnership" and "--Sales of Assets." However, limited partners of the Operating Partnership will have certain voting rights during the Initial Holding Period. See "Description of OP Units -- Certain Voting Rights of Holders of OP Units During the Initial Holding Period." After the REIT Conversion, substantially all actions taken by the Operating Partnership will be based upon decisions made by the management and Board of Trustees (as constituted from time to time) of Host REIT, in its absolute discretion, as the sole general partner of the Operating Partnership.

     Foregoing Potential Benefits of Alternatives to the REIT Conversion. The alternatives to participation in the REIT Conversion through a Merger include continuation of a Partnership or sale of the Partnership's assets and liquidation. Continuation of a Partnership in accordance with its existing business plan would not subject the Partnership to the risks associated with a Merger or change the Limited Partners' voting rights or the policy governing their cash distributions. Liquidation of a Partnership would allow Limited Partners to receive the net proceeds from the sale of the Partnership's assets without waiting until their OP Units become redeemable and would permit valuation of the Partnership's assets through negotiations with prospective purchasers (in many cases unrelated third parties), making it unnecessary to rely upon other valuation methods to estimate fair market value. Such a sale and liquidation, however, would result in substantial taxable income for many Limited Partners. See "Background and Reasons for the Mergers and the REIT Conversion -- Alternatives to the Mergers."

     No Indemnification. The merger agreements pursuant to which subsidiaries of the Operating Partnership will merge with and into the Partnerships will provide that the Operating Partnership will not have any recourse against any of the Limited Partners in the Participating Partnerships in the event the Operating Partnership suffers a loss as the result of an inaccuracy in any representation or warranty made by the Partnership in such merger agreements.

     Dilution. While currently there are no specific proposals for the Operating Partnership to issue OP Units beyond those to be issued in the REIT Conversion and the Blackstone Acquisition, the Operating Partnership expects to pursue acquisitions of additional hotels. These acquisitions may be financed through the issuance of OP Units or other limited partnership interests directly to property owners or to Host REIT in exchange for cash. Any such OP Units or other limited partnership interests in the Operating Partnership may have certain preferences. Additional issuances of equity securities of Host REIT or OP Units in connection with acquisitions of additional hotels or offerings of securities for cash may occur in the discretion of Host REIT's Board of Trustees, and would result in proportional reductions of the percentage ownership interests of the limited partners (or other holders of OP Units) of the Operating Partnership. See "Description of OP Units."

Risks of Ownership of OP Units and Common Shares

     Inability to Remove Host REIT as General Partner of the Operating Partnership. The Partnership Agreement provides that limited partners may not remove Host REIT as general partner of the Operating Partnership with or without cause (unless neither the general partner nor its parent entity is a "public company," in which case the general partner may be removed for cause). The inability to remove Host REIT as general partner may not be in the best interests of the limited partners of the Operating Partnership. See "Description of OP Units -- Removal of the General Partner; Transfer of Host REIT's Interests."

     Restrictions on Transfer of OP Units. The Partnership Agreement contains restrictions on the ability of partners to transfer their OP Units, except in certain limited circumstances, without the prior written consent of Host REIT. See "Description of OP Units -- Restrictions on Transfers of Interests by Limited Partners."

     Limitations on Acquisition and Change in Control. Host REIT's Declaration of Trust (the "Declaration of Trust") and the Partnership Agreement are expected to contain a number of provisions that may limit the ability of outside parties to acquire control of Host REIT, including the following:

          Ownership Limit. The 9.8% ownership limit described under "-- Possible Adverse Consequences of Limits on Ownership of Common Shares" below may have the effect of precluding a change in control of Host REIT by a third party without the consent of the Board of Trustees, even if such change in control would be in the interest of the limited partners of the Operating Partnership or shareholders of Host REIT (and even if such change in control would not reasonably jeopardize the REIT status of Host REIT).

          Staggered Board. The Board of Trustees of Host REIT will have three classes of trustees. The terms of the first, second and third classes will expire in 1999, 2000 and 2001, respectively. Trustees for each class will be chosen for a three-year term upon the expiration of the then current class' term, beginning in 1999. The staggered terms for trustees may affect the shareholders' ability to effect a change in control of Host REIT even if a change in control would be in the interest of the limited partners of the Operating Partnership or shareholders of Host REIT.

          Preferred Shares of Beneficial Interest. The Declaration of Trust will authorize the Board of Trustees of Host REIT to issue up to 1,000,000 preferred shares of beneficial interest and to establish the preferences and rights of any preferred beneficial interests issued. The issuance of preferred shares of beneficial interest having special preferences or rights could have the effect of delaying or preventing a change in control of Host REIT even if a change in control would be in the interest of the shareholders of Host REIT or limited partners of the Operating Partnership.

          Consent Rights of the Limited Partners. Under the Partnership Agreement, Host REIT generally will be able to merge or consolidate with another entity with the consent of the holders of a majority of the outstanding OP Units (including OP Units held by Host REIT) as long as the holders of OP Units either will receive or will have the right to receive the same consideration as the holders of Common Shares. Host REIT, as a holder of a majority of the OP Units, would be able to control the outcome of such a vote. Under the Declaration of Trust, the approval of the holders of at least 66 2/3% of the outstanding Host REIT Common Shares is necessary to effectuate such merger or consolidation.

          Inability to Transfer Host REIT's Interests. The Partnership Agreement provides that Host REIT may not transfer any of its interests as general or limited partner in the

     Operating Partnership, except in certain circumstances. See "Description of OP Units -- Removal of the General Partner; Transfer of Host REIT's Interests."

          Maryland Business Combination Law. Under the Maryland General Corporation Law (the "MGCL"), as applicable to real estate investment trusts, certain "business combinations" (including certain issuances of equity securities) between a Maryland real estate investment trust and any person who owns 10% or more of the voting power of the trust's then outstanding shares of beneficial interest (an "Interested Shareholder") or an affiliate of the Interested Shareholder are prohibited for five years after the most recent date in which the Interested Shareholder becomes an Interested Shareholder. Thereafter, any such business combination must be approved by a supermajority (80%) of outstanding voting shares, and by two-thirds of voting shares other than voting shares held by an Interested Shareholder unless, among other conditions, the trust's common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder.

     Possible Adverse Consequences of Limits on Ownership of Common Shares. To maintain its qualification as a REIT for federal income tax purposes, not more than 50% in value of the outstanding shares of beneficial interest of Host REIT may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities). See "Federal Income Tax Considerations -- Federal Income Taxation of Host REIT Following the REIT Conversion -- Requirements for Qualification." In addition, a person who owns, directly or by attribution, 10% or more of a tenant of Host REIT (or a tenant of any partnership in which Host REIT is a partner) cannot own, directly or by attribution, 10% or more of the shares of Host REIT without jeopardizing Host REIT's qualification as a REIT. To facilitate maintenance of its qualification as a REIT for federal income tax purposes, Host REIT will prohibit ownership, directly or by virtue of the attribution provisions of the Code, by any single shareholder of more than 9.8% of the issued and outstanding Common Shares and will prohibit ownership, directly or by virtue of the attribution provisions of the Code, by any single shareholder of more than 9.8% of the issued and outstanding shares of any class or series of Host REIT's preferred shares (collectively, the "Ownership Limit"). The Board of Trustees, in its sole and absolute discretion, may waive or modify the Ownership Limit with respect to one or more persons who would not be treated as "individuals" for purposes of the Code if it is satisfied, based upon information required to be provided by the party seeking the waiver and upon an opinion of counsel satisfactory to the Board of Trustees, that ownership in excess of this limit will not cause a person who is an individual to be treated as owning shares in excess of the Ownership Limit, applying the applicable constructive ownership rules, and will not otherwise jeopardize Host REIT's status as a REIT for federal income tax purposes (for example, by causing any tenant of the Operating Partnership or any of the Hotel Partnerships (including but not limited to SLC and the Lessees) to be considered a "related party tenant" for purposes of the REIT qualification rules). Common Shares acquired or held in violation of the Ownership Limit will be transferred automatically to a trust for the benefit of a designated charitable beneficiary, with the person who acquired such Common Shares in violation of the Ownership Limit not entitled to any distributions thereon, to vote such Common Shares or to receive any proceeds from the subsequent sale thereof in excess of the lesser of the price paid therefor or the amount realized from such sale. A transfer of Common Shares to a person who, as a result of the transfer, violates the Ownership Limit may be void under certain circumstances, and in any event would deny the transferee any of the economic benefit of owning Common Shares in excess of the Ownership Limit. See "Description of Shares of Beneficial Interest --Restrictions on Ownership and Transfer." The Ownership Limit may have the effect of delaying, deferring or preventing a change in control and, therefore, could adversely affect the shareholders' ability to realize a premium over the then-prevailing market price for the Common Shares in connection with such transaction.

     Effect on Common Share Price of Shares Available for Future Sale. Sales of a substantial number of Common Shares, or the perception that such sales could occur, could adversely affect prevailing market prices for Common Shares. Beginning July 1, 1999, 50% of the approximately 43.7 million OP Units to be issued in the Blackstone Acquisition will become redeemable pursuant to their Unit Redemption Right, an additional 25% will be redeemable on October 1, 1999, and the balance will be redeemable on January 1, 2000. In addition, beginning at least one year after the Closing Date (or less in certain circumstances), other holders of OP Units, including Limited Partners who receive OP Units in the Mergers, may be able to sell Common Shares received upon exercise of their Unit Redemption Right in the public market pursuant to registration or exemptions from registration. In addition, a substantial number of Common Shares would, pursuant to employee benefit plans, be issued or reserved for issuance from time to time, including Common Shares reserved for issuance pursuant to options issued concurrently with the consummation of the REIT Conversion, and these Common Shares would be available for sale in the public markets from time to time pursuant to exemptions from registration or upon registration. No prediction can be made about the effect that future sales of Common Shares would have on the market price of the Common Shares.

     Effect on Common Share Price of Market Conditions. As with other publicly traded equity securities, the value of the Common Shares will depend upon various market conditions, which may change from time to time. Among the market conditions that may affect the value of the Common Shares would be the following: (i) the extent of institutional investor interest in Host REIT, (ii) the general market perception of REITs and the attractiveness of their equity securities in comparison to other equity securities (including securities issued by other real estate-based companies), (iii) Host REIT's financial performance,
(iv) changes in the tax laws affecting REITs (particularly REITs that primarily own hotels) and (v) general stock and bond market conditions. Although the Limited Partners of a Participating Partnership will receive OP Units with a deemed value equal to the Exchange Value of their Partnership Interests in the Merger, there can be no assurance that the Common Shares would not trade at prices below this deemed value after the REIT Conversion, thereby reducing the value of such OP Units below that of the Exchange Value.

     Effect on Common Share Price of Earnings and Cash Distributions. It is generally believed that the market value of the equity securities of a REIT is primarily based upon the market's perception of the REIT's growth potential for its core portfolio, the value of its real estate portfolio and its prospects for accretive acquisitions and development. The combination of these factors creates a market perception of a REIT's current and potential future cash distributions, whether from operations, sales, acquisitions, development or refinancings, and is secondarily based upon the value of the underlying assets. For that reason, Common Shares may trade at prices that are higher or lower than the net asset value per Common Share or per OP Unit. To the extent Host REIT retains operating cash flow for investment purposes, working capital reserves or other purposes rather than distributing such cash flow to shareholders, these retained funds, while increasing the value of Host REIT's underlying assets, may not correspondingly increase the market price of the Common Shares. The failure of Host REIT to meet the market's expectation with regard to future earnings and cash distributions would likely adversely affect the market price of the Common Shares.

     Effect on Common Share Price of Market Interest Rates. One of the factors that will influence the price of the Common Shares will be the dividend yield on the Common Shares (as a percentage of the price of the Common Shares) relative to market interest rates. Thus, an increase in market interest rates may lead prospective purchasers of Common Shares to expect a higher dividend yield, which would adversely affect the market price of the Common Shares.

     Effect on Common Share Price of Unrelated Events. As with other publicly traded equity securities, the value of the Common Shares will depend upon various market conditions, including conditions unrelated to real estate investments generally. Thus, events which depress equity market prices may not have any effect on real estate market values, with the result that the Common Shares may trade at prices below Host REIT's net asset value.

     Dependence on External Sources of Capital. As with other REITs, but unlike corporations generally, Host REIT's ability to reduce its debt and finance its growth largely must be funded by external sources of capital because Host REIT generally will have to distribute to its shareholders 95% of its taxable income in order to qualify as a REIT. Host REIT's access to external capital will depend upon a number of factors, including the market's perception of Host REIT's growth potential, its current and potential future earnings, cash distributions and the market price of the Common Shares.

Risks of Ownership of the Notes

     Priority of the Notes. The Notes, which are prepayable at any time, are unsecured obligations of the Operating Partnership. Thus, the Notes will be effectively subordinated to any secured debt of the Operating Partnership and to all obligations of the Hotel Partnerships and all other subsidiaries of the Operating Partnership. As of March 27, 1998, on a pro forma basis assuming the Full Participation Scenario,the Operating Partnership and its subsidiaries would have had aggregate consolidated debt to which the Notes would be effectively subordinated or which rank equally with such Notes of approximately $4.6 billion.

     Limited Protection for Noteholders in the Event of a Restructuring or Similar Transaction. Other than (i) certain restrictions on the incurrence of indebtedness, (ii) a financial covenant requiring the Operating Partnership to maintain certain coverage ratios and (iii) the customary requirements that the surviving entity in any business combination assume the obligations under the Notes and the Indenture and be in full compliance with all of the provisions of the Indenture, the Indenture does not contain any special provisions protecting Noteholders in the event of a restructuring, reorganization or similar transaction involving the Operating Partnership, which could increase the risk that the Notes may not be paid in full at maturity. See "Description of the Notes."

Risks of Operation

     Risks of Lodging Industry. The profitability of the Hotels is subject to general economic conditions, the management abilities of the Managers (including primarily Marriott International), competition, the desirability of particular locations and other factors relating to the operation of the Hotels. The full-service segment of the lodging industry in which the Hotels primarily operate, is highly competitive, and the Hotels generally operate in geographical markets that contain numerous competitors. The Hotels' success will be dependent, in large part, upon their ability to compete in such areas as access, location, quality of accommodations, room rate structure, the quality and scope of food and beverage facilities and other services and amenities. The lodging industry, including the Hotels (and thus the Operating Partnership), may be adversely affected in the future by (i) national and regional economic conditions, (ii) changes in travel patterns, (iii) taxes and government regulations which influence or determine wages, prices, interest rates, construction procedures and costs, (iv) the availability of credit and (v) other factors beyond the control of the Operating Partnership.

     General Real Estate Investment Risks. Partners of the Operating Partnership will continue to bear risks associated with real estate investments. The yields available from equity investments in real estate and the Operating Partnership's ability to service debt depend, in large part, on the amount of rental revenues generated, expenses incurred and capital expenditures required in the operation of its business. The Operating Partnership's income and ability to make distributions to its partners will be dependent upon the rent payable by the Lessees exceeding the amounts required for debt service, property taxes and other expenses payable by the Operating Partnership (including required FF&E reserves and capital expenditures). The rental payments payable by the Lessees will be affected in part by the sales generated by the Managers from operation of the Hotels and expenses incurred by the Managers in operating the Hotels, which expenses are borne by the Lessees. The Lessees' ability to pay rent accrued under the Leases will depend in significant part upon the ability of the Managers to generate gross sales in excess of its requirements to meet operating expenses. The Operating Partnership's rental income from the Hotels may, therefore, directly or indirectly, be adversely affected by a number of factors, including the general economic climate, local real estate conditions, such as an oversupply of, or a reduction in demand for, hotel space, the attractiveness of the Hotels to consumers, the quality, philosophy and performance of management, the ability of the Lessees to maximize rental payments to Host REIT, the ability of the Manager to effectively operate the Hotels, competition from comparable hotels, changes in room rates and increases in operating costs due to inflation and other factors, which increases may not necessarily be passed through fully to guests. In addition, the Operating Partnership rental income from the Hotels and real estate values also are affected by such factors as the cost of compliance with government regulation, including zoning and tax laws, the potential for liability under applicable laws, interest rate levels and the availability of financing. Certain significant expenditures associated with each equity investment in a Hotel (such as mortgage payments, if any, real estate taxes and maintenance costs) also may not decrease even though circumstances cause a reduction in the Operating Partnership rental income from the Hotel. If any of the above occurs, the Operating Partnership's ability to make expected distributions to its partners, including Host REIT, could be adversely affected.

     Rental Revenues from Hotels Subject to Prior Rights of Lenders. In accordance with the mortgage loan agreements with respect to outstanding indebtedness of the Hotel Partnerships, the rental revenues received by the Operating Partnership under the Leases first will be used to satisfy the debt service on such outstanding indebtedness and any cash flow remaining thereafter will be available to satisfy all other obligations of the Hotel Partnership (including paying property taxes and insurance and funding the required FF&E reserves for the Hotels and capital improvements) and to make distributions to the partners (including Host REIT).

     Acquisition Risks. In the future, the Operating Partnership expects to pursue acquisitions of additional full-service hotels and other types of real estate. Acquisitions entail the risk that such investments will fail to perform in accordance with expectations. The Operating Partnership anticipates that, in certain circumstances, it may use OP Units as consideration to acquire hotels from tax-sensitive sellers and, in connection with such acquisitions, it may agree to certain restrictions on the Operating Partnership's ability to sell, or reduce the amount of mortgage indebtedness on, such acquired hotels, which may increase the Operating Partnership's leverage and which may impair the Operating Partnership's ability to take actions that would otherwise be in the best interests of its limited partners.

     Seasonality. The hotel industry is seasonal in nature. The seasonality of the industry may, from time to time, affect the ability of the Lessees to make timely rent payments under the Leases. An inability of the Lessees to make timely rent payments to the Operating Partnership could adversely affect the ability of the Operating Partnership to make distributions to partners (including Host REIT).

     Illiquidity of Real Estate. Real estate investments are relatively illiquid and, therefore, will tend to limit the ability of the Operating Partnership to sell and purchase hotels promptly in response to changes in economic or other conditions. This could make it difficult for the Operating Partnership to sell any of its Hotels, even if a sale were in the interest of limited partners.

     Limitations on Sale or Refinancing of Certain Hotels. For reasons relating to federal income tax considerations, the agreements by which the Operating Partnership will acquire or lease to the Lessees certain Hotels will also restrict the ability of the Operating Partnership to dispose of or refinance the debt secured by such Hotels for a period of three and a half to eleven and a half years from the Closing Date, depending on the Hotel. In particular, if Atlanta Marquis participates in the Mergers, the Operating Partnership will succeed to an existing agreement that will impose such restrictions on the Operating Partnership with regard to the Hotel owned by Atlanta Marquis for a period of eleven and a half years from the Closing Date. Similarly, upon acquiring the Blackstone Hotels, the Operating Partnership will agree not to dispose of the Blackstone Hotels or refinance their indebtedness for ten years (although the Operating Partnership may dispose of up to 50% of the value of the assets contributed to the Operating Partnership by the Blackstone Entities after five years). Thus, even if it were in the best interests of the Operating Partnership and its limited partners to sell or refinance the debt secured by any of these Hotels, it may be difficult or impossible for the Operating Partnership to do so during their respective lock-out periods.

     Hotels Subject to Ground Leases May Affect the Operating Partnership's Revenues. Of the approximately 120 Hotels in which the Operating Partnership will initially hold an interest, 41 are subject to ground leases. Such ground leases generally require increases in ground rent payments every five years. To the extent that the rents payable under the Leases do not increase at the same rate as the increases under the ground leases, it could affect the Operating Partnership's cash available for distribution and its ability to make distributions to partners (including Host REIT). In addition, any sale of a Hotel encumbered by a ground lease would be made subject to such ground lease and the value realized by the Operating Partnership in such sale might not be as high if such Hotel were not sold subject to such ground lease or were sold subject thereto.

     Dependence of the Operating Partnership Upon SLC. SLC and its subsidiaries will be the Lessees of substantially all of the Hotels, and their rent payments will be the primary source of the Operating Partnership's revenues. SLC's financial condition and ability to meet its obligations under the Leases will determine the Operating Partnership's ability to make distributions to its partners. As of March 27, 1998, on a pro forma basis, after giving effect to the REIT Conversion, SLC would have had approximately $_________ of indebtedness, not including guarantees of obligations of SLC's subsidiaries under the Leases and SLC can incur additional indebtedness in the future. There can be no assurance that SLC will have sufficient assets, income and access to financing to enable it to satisfy its obligations under the Leases. In addition, the credit rating of the Operating Partnership and Host REIT will be affected by the general creditworthiness of SLC.

Federal Income Tax Risks

     Tax Consequences of the Mergers. The Operating Partnership has received an opinion of Hogan & Hartson L.L.P., counsel to Host, Host REIT and the Operating Partnership, based upon certain assumptions and representations of the General Partners, the Operating Partnership, Host and Host REIT, to the effect that, except for any gain attributable to the sale of personal property by a Partnership to a Non-Controlled Subsidiary, the Mergers will not result in the recognition of taxable income or gain by a Limited Partner at the time of the Mergers (i) who does not exercise his Unit Redemption Right on a date sooner than the date two years after the date of the consummation of the Mergers; (ii) who does not receive a cash distribution (or deemed cash distribution resulting from relief from liabilities, including as a result of the prepayment of indebtedness associated with the Limited Partner's Partnership) in excess of such Limited Partner's aggregate adjusted tax basis in his Partnership Interest at the time of the Mergers; (iii) who does not elect to receive a Note in connection with the Mergers; (iv) who is not is required to recognize gain by reason of the election by another Limited Partner in his Partnership to receive a Note in exchange for his OP Units in connection with the Mergers (which in counsel's opinion, described below, should not be the result of such election); and (v) whose "at risk" amount does not fall below zero as a result of the Mergers or the REIT Conversion. The General Partners and the Operating Partnership do not believe, with regard to a Limited Partner who acquired his Partnership Interest in the original offering of such Partnership Interests and has held that Interest at all times since the offering, that the Mergers will result in such Limited Partner (a) receiving a distribution (or deemed distribution) of cash in excess of such Limited Partner's adjusted tax basis in his Partnership Interest or (b) having his "at risk" amount fall below zero. The adjusted tax basis of a Limited Partner who did not acquire his Partnership Interest in the original offering of such Partnership Interest, however, could vary materially from the adjusted tax basis of a Limited Partner who did. Therefore, depending on the adjusted tax basis of such a Limited Partner in his Partnership Interest, the Mergers could (although it is unlikely) result in the receipt by such Limited Partner of a cash distribution (or deemed cash distribution) in excess of such Limited

Partner's adjusted tax basis in his Partnership Interest, and accordingly, could result in the recognition of taxable income or gain by such Limited Partner.

     Hogan & Hartson L.L.P. is of the opinion that, although the matter is not free from doubt, a Limited Partner who does not elect to receive a Note in connection with the Mergers should not be required to recognize gain by reason of another Limited Partner's election to receive a Note. With respect to a Limited Partner's exercise of his Unit Redemption Right, Hogan & Hartson L.L.P. is of the opinion that it is more likely than not that a Limited Partner's exercise of his Unit Redemption Right more than one year after the date of consummation of the Mergers but less than two years after such date will not cause the Merger itself to be a taxable transaction for the Limited Partner (or for the other Limited Partners of such Partnership). Opinions of counsel, however, do not bind the IRS or the courts, and no assurance can be provided that such opinions will not be challenged by the IRS or will be sustained by a court if so challenged.

     The particular tax consequences of the Mergers and the REIT Conversion for a Limited Partner will depend upon a number of factors related to the tax situation of that individual Limited Partner and the Partnership of which he is a Limited Partner, including such factors as the Limited Partner's aggregate adjusted tax basis in his Partnership Interest, the extent to which the Limited Partner has other investments that have generated passive activity losses that could offset income arising from the Mergers and the REIT Conversion, the amount of income (if any) required to be recognized by reason of the sale by the Limited Partner's Partnership of personal property to a Non-Controlled Subsidiary in connection with the REIT Conversion, the allocation of Operating Partnership liabilities to the Limited Partner following the Mergers and the REIT Conversion and the amount of built-in gain with respect to the Hotels owned by the Partnership of which he is a Limited Partner. See "Federal Income Tax Considerations -- Summary of Tax Opinions." The Operating Partnership has consulted with its advisors in connection with structuring the Mergers and the REIT Conversion, but, with one exception, has not sought a ruling from the IRS as to the tax consequences of the Mergers and the REIT Conversion. See "Federal Income Tax Considerations --Tax Consequences of the Mergers -- IRS Ruling Request Regarding Allocation of Partnership Liabilities." Each Limited Partner is urged to consult with his own tax advisor before determining whether to approve of and participate in the Mergers in order to determine the anticipated tax consequences of the Mergers for such Limited Partner.

     There is a significant possibility that the Operating Partnership will be considered to be a "publicly traded partnership." The opinion of Hogan & Hartson L.L.P. regarding the tax status of the Operating Partnership will be based on the Operating Partnership's expectation that it will have sufficient "qualifying income," so that even if it were considered to be a publicly traded partnership, it would qualify as a partnership for federal income tax purposes. See "Federal Income Tax Considerations -- Tax Status of the Operating Partnership." In this regard, the Partnership Agreement will prohibit any person (other than Host REIT and The Blackstone Group) from holding in excess of 4.9% by value of the interests in the Operating Partnership. If the Operating Partnership were a publicly traded partnership that qualifies as a partnership for federal income tax purposes because of the "qualifying income" exception, however, a Limited Partner could be subject to certain special rules applicable to publicly traded partnerships. In particular, a Limited Partner would be unable to use passive activity losses from other passive activities to offset his allocable share of Operating Partnership gain and income, and any Operating Partnership losses allocable to a Limited Partner could be used only as an offset against such Limited Partner's allocable share of future Operating Partnership income and gain and not against income and gain from other passive activities.

     Effects of Subsequent Events upon Recognition of Gain. In addition to any gain that might be recognized by the Limited Partners at the time of the Mergers, there are a variety of subsequent events and transactions (including
(i) the sale or other taxable disposition of one or more of the Hotels owned by the Partnerships, (ii) the refinancing or repayment of certain liabilities secured by one or more of the Hotels owned by the Partnerships, (iii) the issuance of additional OP Units, including in connection with the issuance of Common Shares or other equity interests by Host REIT and the acquisition of additional properties in exchange for OP Units or other equity interests in the Operating Partnership, (iv) an increase to the basis of the Hotels owned by the Partnerships resulting from capital expenditures, and (v) the elimination over time of the disparity between the current tax basis of the Hotels owned by the Partnerships and the "book basis" of such Hotels (based upon their fair market value at the time of the Mergers) that could cause a Limited Partner who holds OP Units to recognize part or all of the taxable gain that otherwise has been deferred pursuant to the Mergers.

     Certain Hotels (including the Blackstone Hotels) will be covered by agreements that will restrict the ability of the Operating Partnership to dispose of such Hotels or refinance the debt secured by them. In addition, if Atlanta Marquis participates in the Mergers, the Operating Partnership will succeed to an existing agreement that will restrict its ability to dispose of the Hotel owned by Atlanta Marquis or to refinance the debt secured by such Hotel. See "--Limitations on Sale or Refinancing of Certain Hotels" above. The Partnership Agreement does not impose any restrictions on the Operating Partnership's ability to dispose of the Hotels owned by the Partnerships, however, or to refinance or repay debt secured by the Hotels owned by the Partnerships (or to direct that a Partnership engage in such a transaction) (but the Operating Partnership is obligated to pay any taxes Host REIT incurs as a result of such transactions). In addition, Host REIT, as general partner of the Operating Partnership, is expressly not required to take into account the tax consequences to the other holders of OP Units in deciding whether to cause the Operating Partnership to undertake specific transactions, and the other holders of OP Units generally have no right to approve or disapprove such transactions. See "Description of OP Units -- Sales of Assets" and "-- Borrowing by the Operating Partnership."

     Sale of Personal Property May Result in Gain to Certain Partnerships. In order to facilitate the participation of Atlanta Marquis, Hanover, MHP and PHLP in the Mergers without adversely affecting Host REIT's qualification as a REIT, the Operating Partnership will require, as part of the Mergers, that such Partnerships sell a portion of the personal property associated with the Hotels owned by such Partnerships to a Non-Controlled Subsidiary. These sales will be taxable transactions and, with the exception of the sale by Hanover, may result in an allocation of a relatively modest amount of ordinary recapture income by each Partnership to its Limited Partners. This income will be allocated to each Limited Partner in the same proportion and to the same extent that such Limited Partner was allocated any deductions directly or indirectly giving rise to the treatment of such gains as recapture income. A Limited Partner who receives such an allocation of recapture income would not be entitled to any special distribution from his Partnership in connection with the sale of personal property.

     Election to Receive Notes. A Limited Partner who elects to receive a Note in connection with the Mergers in exchange for his OP Units will be treated as having made a taxable disposition of his Partnership Interest. The amount realized in connection with such disposition will equal the sum of the "issue price" of the Note (i.e., the principal amount of the Note) plus the portion of the Partnership's liabilities allocable to the Limited Partner for federal income tax purposes. To the extent the amount realized exceeds the Limited Partner's adjusted tax basis in his Partnership Interest, the Limited Partner will recognize gain. A Limited Partner may be eligible to defer at least a portion of that gain under the "installment sale" rules. (see "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Exercise Their Right to Make the Note Election") but those rules will not permit a Limited Partner to defer all of the gain recognized (for example, gain attributable to his "negative capital account" and income attributable to ("Section 1245 and Section 1250 depreciation recapture") and may require that a Limited Partner who defers gain pay to the IRS interest on a portion of the resulting tax that has been deferred. A Limited Partner with a "negative capital account" with respect to his Partnership Interest who elects to receive a Note will recognize "phantom income" in that amount at the time of the Mergers in any event.

     Exercise of Unit Redemption Right. The receipt of either cash or Common Shares, as determined by Host REIT, by a Limited Partner in connection with the exercise of such Limited Partner's Unit Redemption Right will be a taxable transaction and likely will result in the recognition by the Limited Partner of substantial gain for federal income tax purposes. The amount realized in connection with a Limited Partner's exercise of his Unit Redemption Right will equal the sum of either the amount of cash or the value of the Common Shares received plus the portion of the

Operating Partnership's liabilities allocable to the OP Units redeemed for federal income tax purposes. To the extent the amount realized exceeds the Limited Partner's adjusted basis in the redeemed OP Units, the Limited Partner will recognize gain. See "Federal Income Tax Consequences -- Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers -- Dissolution of the Operating Partnership" and " -- Tax Treatment of Exercise of Unit Redemption Right." State and local income and transfer taxes may apply to such a redemption as well.

     Failure of Host REIT to Qualify as a REIT.

     General. Host REIT intends to operate so as to qualify as a REIT under the Code effective for Host REIT's first taxable year commencing following the REIT Conversion. A REIT generally is not taxed at the corporate level on income it currently distributes to its shareholders as long as it distributes currently at least 95% of its taxable income (excluding net capital gain). No assurance can be provided, however, that Host REIT will so qualify or be able to remain so qualified or that new legislation, Treasury Regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to Host REIT's qualification as a REIT or the federal income tax consequences of such qualification. In this regard, Host REIT expects to receive an opinion of Hogan & Hartson L.L.P. in connection with the REIT Conversion to the effect that Host REIT, effective for its first taxable year commencing following the REIT Conversion, will be organized in conformity with the requirements for qualification as a REIT under the Code, and that Host REIT's proposed method of operation will enable it to satisfy the requirements for qualification and taxation as a REIT. This opinion will be conditioned upon certain representations made by Host REIT and the Operating Partnership as to factual matters relating to the organization and operation of Host REIT, the Operating Partnership, the Hotel Partnerships, the Subsidiary Partnerships, the Non-Controlled Subsidiaries, and SLC and the Lessees. In addition, this opinion will be based upon the factual representations of Host REIT concerning its business and properties as set forth in this Consent Solicitation and will assume that the actions described in this Consent Solicitation are completed in a timely fashion. An opinion of counsel, however, does not bind the IRS or the courts, and no assurance can be provided that such opinion will not be challenged by the IRS or will be sustained by a court if so challenged.

     "C" Corporation Earnings and Profits. In order to qualify as a REIT, Host REIT cannot have at the end of any taxable year any undistributed "earnings and profits" that are attributable to a "C corporation" taxable year. A REIT has until the close of its first taxable year in which it has non-REIT earnings and profits to distribute such accumulated earnings and profits. In connection with the REIT Conversion, Host intends to make a distribution to its existing shareholders of cash and that portion of the SLC stock that will not be transferred to the Blackstone Entities. The aggregate amount of such distribution is currently expected to be in the range of $400-$550 million and is intended to eliminate a substantial portion, if not all, of Host's undistributed earnings and profits. To the extent, however, that Host has any such undistributed earnings and profits at the time of the REIT Conversion (including earnings and profits resulting from either transactions undertaken in contemplation of the REIT Conversion or the REIT Conversion itself), such earnings and profits (the "Acquired Earnings") will carry over to Host REIT and will be treated as accumulated earnings and profits of a REIT attributable to non-REIT years. Host REIT will be required to distribute these earnings and profits prior to the end of 1999 (the first taxable year for which the REIT election of Host REIT is expected to be effective). Failure to do so would result in disqualification of Host REIT as a REIT for taxable year 1999. If Host REIT should be so disqualified for taxable year 1999, subject to the satisfaction by Host REIT of certain "deficiency dividend" procedures described below in "Federal Income Tax Considerations -- Federal Income Taxation of Host REIT Following the Mergers -- Annual Distribution Requirements Applicable to REITs" and assuming that Host REIT otherwise satisfies the requirements for qualification as a REIT, Host REIT should qualify as a REIT for taxable year 2000 and thereafter. Host REIT believes that, prior to December 31, 1999, the distributions made in connection with the REIT Conversion, together with any distributions of Acquired Earnings made after the REIT Conversion but prior to December 31, 1999, will be sufficient to distribute all of the Acquired Earnings, but, as described below, there are substantial uncertainties relating to the estimate of the Acquired Earnings.

     The estimated amount of the Acquired Earnings will be based on the consolidated earnings and profits of Host (including each of its predecessors) accumulated from 1929, the first year that the predecessor of Host was a C corporation, through and including Host's 1998 taxable year, determined based on the available tax returns and certain assumptions with respect to both such returns and other matters. The calculation of the Acquired Earnings, however, depends upon a number of factual and legal interpretations related to the activities and operations of Host and its corporate affiliates during its entire corporate existence and is subject to review and challenge by the IRS. There can be no assurance that the IRS will not examine the tax returns of Host and its affiliates for all years prior to and including the REIT Conversion and propose adjustments to increase their taxable income. The impact of such proposed adjustments, if any, may be material. If the IRS were to examine Host's calculation of its earnings and profits (and thus the amount of Acquired Earnings, if any), the IRS can consider all taxable years of Host, its affiliates and its predecessors as open for review for purposes of such determination.

     Treatment of Leases. Among the additional requirements for REIT qualification are that (i) at least 75% of Host REIT's gross income (excluding gross income from "prohibited transactions") for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property") or from certain types of temporary investments; and (ii) at least 95% of such income must be derived from such real property investments, plus dividends, interest, certain hedging instruments, and gain from the sale or disposition of stock or securities, including certain hedging instruments. See "Federal Income Tax Considerations -- Federal Income Taxation of Host REIT Following the REIT Conversion -- Income Tests Applicable to REITs." Rent paid pursuant to the Leases will constitute substantially all of the gross income of Host REIT. In order for the rent paid pursuant to the Leases to constitute "rents from real property," (a) the Leases must be respected as true leases for federal income tax purposes and not be treated as service contracts, joint ventures or some other type of arrangement; and (b) the Lessees must not be regarded as "related party tenants" (as defined in the Code). If the Leases are not respected as true leases for federal income tax purposes, part or all of the payments that the Operating Partnership receives from the Lessees will not constitute "rents from real property." The Leases have been structured with the intent that they qualify as true leases for federal income tax purposes. In this regard, Host REIT expects that Hogan & Hartson L.L.P. will provide to Host REIT at the Closing Date of the REIT Conversion an opinion to the effect that, based upon certain representations of Host REIT regarding the Leases and the expectations of Host REIT and the Lessees with respect thereto, the Leases will be respected as leases for federal income tax purposes. An opinion of counsel, however, does not bind the IRS or the courts. Moreover, Limited Partners should be aware that there are no controlling Treasury Regulations, published IRS rulings, or judicial decisions involving leases with terms substantially the same as the Leases that discuss whether such leases constitute true leases for federal income tax purposes. Therefore, there can be no assurance that the IRS might not assert that the Leases should not be respected as true leases for federal income tax purposes. If the Lessees are regarded as "related party tenants," the payments that the Operating Partnership receives from the Lessees also would not qualify as "rents from real property" and Host REIT likely would not satisfy the gross income tests applicable to REITs. In order to preclude the Lessees from being regarded as "related party tenants," (i) the Articles of Incorporation of SLC will expressly prohibit any person, including Host REIT (and/or any 10% or greater shareholder of Host REIT), from owning more than 9.8% of the value of SLC; (ii) the Declaration of Trust of Host REIT will expressly prohibit any person or entity from owning, directly or by attribution more than 9.8% of Host REIT's Common Shares or any other class or series of shares of Host REIT; and (iii) the Partnership Agreement of the Operating Partnership will expressly prohibit any person or entity (other than Host REIT and The Blackstone Group) from owning more than 4.9% of any class of interests in the Operating Partnership. Each of these prohibitions will contain self-executing mechanisms intended to enforce these prohibitions. Assuming that these prohibitions are enforced at all times, the Lessees will not be regarded as "related party tenants." If the Leases were not respected as true leases for federal income purposes or if the Lessees were regarded as "related party tenants," Host REIT would not be able to satisfy either the 75% or 95% gross income tests and, as a result, would lose its REIT status. See "Federal Income Tax Considerations -- Federal Income Taxation of Host REIT Following the
Mergers -- Income Tests Applicable to REITs."

     Consequences of Failure to Qualify as a REIT. If Host REIT fails to qualify as a REIT, it will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, Host REIT will be disqualified from treatment as a REIT for the four taxable years following the year during which REIT qualification is lost. The additional tax would significantly reduce the cash available for distributions by Host REIT to its shareholders. Failure of Host REIT to qualify as a REIT would reduce materially the value of the Common Shares and OP Units. See "Federal Income Tax Considerations -- Federal Income Taxation of Host REIT Following the Mergers -- Failure of Host REIT to Qualify as a REIT."

     Other Tax Liabilities. Even if Host REIT qualifies as a REIT, it will be subject, through the Operating Partnership and the Hotel Partnerships, to certain federal, state and local taxes on its income and property. See "Federal Income Tax Considerations -- General." For example, Host REIT will be subject to tax at the regular corporate rate (currently 35%) upon its share of any gain recognized as a result of any sale by the Operating Partnership or the Hotel Partnerships (within the 10-year period beginning on the Closing Date of the Mergers) of assets, including the Hotels, in which interests were acquired by the Operating Partnership from Host and its subsidiaries as part of the Mergers and the REIT Conversion to the extent that such gain existed at the time of the REIT Conversion. (The Operating Partnership is obligated to pay all such taxes under the Partnership Agreement.) The Non-Controlled Subsidiaries will be taxable "C" corporations and will pay federal and state income tax on their net income at the full applicable corporate rates. Holders of OP Units will be subject to state and local taxation in the jurisdictions in which the Operating Partnership directly or indirectly holds real property and such holders will be required to file periodic tax returns in at least some of those jurisdictions. The Operating Partnership initially expects to own Hotels located in approximately 28 different states and the District of Columbia.

     Failure of the Operating Partnership to Qualify as a Partnership. The Operating Partnership and Host REIT have received an opinion of Hogan & Hartson L.L.P. to the effect that the Operating Partnership will be treated as a partnership for federal income tax purposes. An opinion of counsel, however, does not bind the IRS or the courts, and no assurance can be provided that such opinion will not be challenged by the IRS or will be sustained by a court if so challenged. If the IRS were to treat successfully the Operating Partnership as an entity that is taxable as a corporation, Host REIT would cease to qualify as a REIT because the value of Host REIT's ownership interest in the Operating Partnership would exceed 5% of Host REIT's assets and because Host REIT would be considered to hold more than 10% of the voting securities of another corporation. See "Federal Income Tax Considerations -- Federal Income Taxation of Host REIT Following the REIT Conversion -- Asset Tests Applicable to REITs." Moreover, the imposition of a corporate tax on the Operating Partnership would reduce significantly the amount of cash available for distribution to its limited partners. See "Federal Income Tax Considerations -- Tax Status of the Operating Partnership" and "-- Tax Aspects of Host REIT's Ownership of OP Units."

Miscellaneous Risks

     Dependence upon Key Personnel. The Operating Partnership is dependent upon the efforts of the executive officers of Host REIT. While the Operating Partnership believes that it could find replacements for these key personnel, the loss of their services could have a significant adverse effect on the operations of the Operating Partnership. The Operating Partnership does not intend to obtain key-man life insurance with respect to any of the executive officers of Host REIT.

     Potential Litigation Related to the REIT Conversion. Over the last several years, business reorganizations involving the combination of several partnerships into a single entity occasionally have given rise to investor lawsuits. These lawsuits have involved claims against the general partners of the participating partnerships, the partnerships themselves and related persons involved in the structuring of, or benefiting from, the conversion or reorganization, as well as claims against the surviving entity and its trustees and officers. For example, limited partners of five of the six limited partnerships controlled by Host that own limited service and extended-stay hotels have filed a lawsuit against Host and the general partners (which are subsidiaries of Host) of such limited partnerships alleging, among other things, breaches of their fiduciary duties in connection with a potential consolidation transaction. Certain other lawsuits are pending against Host and its affiliates by limited partners in certain Partnerships (Atlanta Marquis, MHP and MHP2). If any lawsuits are filed in connection with any Merger or other part of the REIT Conversion, such lawsuits could delay the closing of such Merger or the REIT Conversion or result in substantial damage claims against the Operating Partnership, Host REIT or the General Partners of the Partnerships. The Partnerships are each obligated to indemnify their General Partner for claims against them arising from their role as general partner other than to the extent they are guilty of negligence, fraud, misconduct or breach of fiduciary duty. Because the Operating Partnership will be acquiring the Participating Hotel Partnerships through the Mergers, Host REIT and the Operating Partnership indirectly will be subject to the indemnification obligations of the Hotel Partnerships to their general partners and any obligations of the Hotel Partnerships to pay damages to the extent not covered by any available insurance. See "Business and Properties -- Legal Proceedings." In the event any pending lawsuits or any new lawsuits filed against any of the Partnerships or the General Partners in connection with the REIT Conversion or the Mergers are not resolved by final court action or settled before the Closing Date, the Exchange Values of such Partnerships will be adjusted to account for a litigation reserve and other contingent liabilities.

     Lack of Control Over Non-Controlled Subsidiaries. The Non-Controlled Subsidiaries will hold various assets, consisting primarily of interests in hotels which are not leased and certain international hotels, the control of which by the Operating Partnership would jeopardize Host REIT's status as a REIT. Although the Operating Partnership will own 95% of the total economic interests of the Non-Controlled Subsidiaries, one or more affiliates of Host will own all of the voting common stock of the Non-Controlled Subsidiaries (which will represent the remaining 5% of the total economic interest thereof). As a result, the Operating Partnership will have no control over the operation or management of the hotels or other assets owned by the Non-Controlled Subsidiaries even though it will depend upon the Non-Controlled Subsidiaries for a significant portion of its revenues.

     Changes in Laws. Increases in real estate or business improvement district taxes will not result in increased rental payments to the Operating Partnership under the Leases, with the result that they may adversely affect the Operating Partnership's cash flow from operations and its ability to maintain the expected level of distributions to partners, including Host REIT. Similarly, changes in laws increasing the potential liability for environmental conditions existing at Hotels or increasing the restrictions on discharges or other conditions, as well as changes in laws affecting construction and safety requirements, may result in significant unanticipated capital expenditures, which, to the extent such expenditures must be borne by the Operating Partnership as the lessor of the Hotels, would adversely affect the Operating Partnership's cash flow from operations and its ability to make distributions to limited partners.

     Uninsured Loss. The Operating Partnership will carry comprehensive liability, fire, flood, extended coverage and rental loss (for rental losses extending up to 12 months) with respect to its Hotels with policy specification and insured limits customarily carried for similar hotels. Certain types of losses (such as from earthquakes and environmental hazards), however, may be either uninsurable or not economically insurable. Should an uninsured loss occur, the Operating Partnership could lose both its capital invested in, and anticipated profits from, one or more of its Hotels.

     Americans with Disabilities Act. The Hotels must comply with Title III of the Americans with Disabilities Act (the "ADA") to the extent that such Hotels are "public accommodations" or "commercial facilities" as defined by the ADA. The ADA may require removal of structural barriers to access by persons with disabilities in certain public areas of the Operating Partnership's Hotels where such removal is readily achievable. The Operating Partnership believes that the Hotels will not be required to make substantial non-budgeted capital expenditures to address the requirements of the ADA. However, noncompliance with the ADA could result in substantial capital expenditures to remove structural barriers, as well as the imposition of fines or an award of damages to private litigants which might adversely affect the Operating Partnership's ability to make expected distributions to limited partners and shareholders. Under the Leases, the Operating Partnership would be required to fund all such expenditures.

     Other Regulatory Risks. The Operating Partnership's Hotels will be subject to various forms of regulation in addition to the ADA, including building codes, regulations pertaining to fire safety and handicapped access, and other regulations which may from time to time be enacted. The Operating Partnership may be required to incur significant costs to comply with any future changes in such regulations.

     Possible Environmental Liabilities. Under various federal, state and local laws, ordinances and regulations, owners or operators of real estate may be required to investigate and clean up certain hazardous substances released at a property, and may be held liable to a governmental entity or to third parties for property damage or personal injuries and for investigation and clean-up costs incurred by the parties in connection with any contamination. In addition, some environmental laws create a lien on a contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. The presence of contamination or the failure to remediate contamination may adversely affect the owner's ability to sell or lease real estate or to borrow using the real estate as collateral. No assurances can be given that (i) a prior owner, operator or occupant, such as a tenant, did not create a material environmental condition not known to the Operating Partnership, (ii) a material environmental condition with respect to any Hotel does not exist, or (iii) future uses or conditions (including, without limitation, changes in applicable environmental laws and regulations) will not result in the imposition of environmental liability.

     No assurances can be given, that all potential environmental liabilities have been identified or properly quantified or that no prior owner, operator, or past or current guest or occupant has created an environmental condition not known to the Operating Partnership. Moreover, no assurances can be given that
(i) future laws, ordinances, or regulations will not impose any material environmental liability or (ii) the current environmental condition of the Hotels will not be affected by the condition of land or operations in the vicinity of the Hotels (such as the presence of underground storage tanks), or by third parties unrelated to the Operating Partnership.

                             CONFLICTS OF INTEREST

     The Mergers and REIT Conversion were initiated by Host and are being proposed by Host, the Operating Partnership and the General Partners, which are Host or its subsidiaries. The terms and conditions of the Mergers and REIT Conversion and the structure of the Operating Partnership also were formulated by Host, the General Partners and the Operating Partnership. See "Background and Reasons for the Mergers and the REIT Conversion -- Background of the Mergers and the REIT Conversion."

     As discussed below, the establishment of the terms of the Mergers and REIT Conversion, the recommendation by the General Partners with respect to the Mergers and the operation of the Operating Partnership involve conflicts of interest. In resolving any conflicts of interest, each of the General Partners must act in accordance with its fiduciary duties to the Limited Partners of its Partnership. The trustees of Host REIT, which will be the sole general partner of the Operating Partnership, also must act in accordance with their fiduciary duties to the shareholders of Host REIT and, to a certain extent, the limited partners of the Operating Partnership as limited by the Partnership Agreement. See "Comparison of Ownership of Partnership Interests, OP Units and Common Shares -- Fiduciary Duties" for a general description of these duties.

Substantial Benefits to Related Parties

     The Mergers will facilitate consummation and enable Host to reap the full benefits of the REIT Conversion and will result in an increase in Funds From Operations per Common Share on a pro forma basis. By converting to a REIT, Host expects to benefit from the advantages enjoyed by REITs in raising capital and acquiring additional assets, participating in a larger group of comparable companies and increasing its potential base of shareholders. Also, Host will realize significant savings through the substantial reduction of its future corporate-level income taxes (although if one or more Partnerships do not participate in the Mergers, Host may be required to transfer its interests in such Partnerships to Non-Controlled Subsidiaries, in which case Host's share of those Partnerships' earnings would continue to be subject to corporate-level income tax). To the extent that the anticipated effects of these benefits initially are reflected in the value of Host's common stock prior to the Closing Date, the Limited Partners initially will not enjoy the full effect of such benefits on the value of their investment. In addition, following the REIT Conversion, current Host shareholders (together with the Blackstone Entities) will own the common stock of SLC and will benefit in the profits from the Valuation of SLC operation of the Hotels in excess of the rental payments under the Leases.

Valuation of SLC

     The value of the SLC common stock distributed to Host's shareholders and the Blackstone Entities will be one factor used in determining the value of an OP Unit. Although Host's Board of Directors will determine the value of the SLC common stock in good faith and in reliance in part upon the opinion of an independent financial advisor, conflicts of interest still exist. If the SLC common stock is undervalued by Host's Board of Directors, the deemed value of an OP Unit for purposes of the Mergers may be higher than the level at which the Host REIT Common Shares will trade following the REIT Conversion. Unlike Host, which will receive a fixed number of OP Units equal to the number of outstanding shares of Host common stock on the Closing Date, Limited Partners of the Participating Partnerships will receive a number of OP Units equal to the Exchange Value of their respective Partnership Interests divided by the deemed value of an OP Unit. Thus, to the extent that Host's Board of Directors undervalues the SLC common stock distributed to Host's shareholders and the Blackstone Entities, causing the deemed value of an OP Unit to be overvalued, the Limited Partners could receive less than the full Exchange Value of their Partnership Interests and Host REIT could receive an overall higher percentage of the ownership of the Operating Partnership.

Affiliated General Partners

     Host has varying interests in each of the Partnerships, and subsidiaries of Host act as General Partner of each of the Partnerships (except for PHLP, of which Host is the General Partner). Each General Partner has an independent obligation to assess whether the terms of the Merger are fair and equitable to the Limited Partners of its Partnership without regard to whether the other Mergers are fair and equitable to Host or any of the other participants in the other Partnerships. While each General Partner has sought faithfully to discharge its obligations to its Partnership, there is an inherent conflict of interest in having Host and its subsidiaries serving in similar capacities with respect to all of the other Partnerships, while at the same time establishing the overall terms of the Mergers and the REIT Conversion.

Leasing Arrangements

     Conflicts of interest exist in connection with the leasing arrangements being entered into as part of the REIT Conversion. The General Partners, all of which are subsidiaries of Host (except in the case of PHLP, of which Host is the General Partner), are recommending the Merger, and Host is responsible for establishing the terms of the Mergers and the REIT Conversion, including the Leases. The common stock of SLC will be distributed to Host's shareholders and the Blackstone Entities after the terms of the Leases have been determined. Accordingly, Host's existing shareholders and the Blackstone Entities will potentially benefit from the terms of the Leases in a manner that Limited Partners will not.

Tax Consequences upon Sale or Refinancing of Hotels

     Certain holders of OP Units may experience different and more adverse tax consequences compared to those experienced by other holders of OP Units or by holders of Common Shares upon the sale of, or the reduction of indebtedness encumbering, any of the Hotels. Therefore, such holders, including Host REIT and its subsidiaries, may have different objectives regarding the appropriate pricing and timing of any sale or refinancing of an individual Hotel. As expressly provided in the Partnership Agreement, Host REIT, as general partner of the Operating Partnership, is not required to take into account the tax consequences of the limited partners of the Operating Partnership in deciding whether to cause the Operating Partnership to undertake specific transactions, (but the Operating Partnership is obligated to pay any taxes Host REIT incurs as a result of such transactions) and the limited partners have no right to approve or disapprove such transactions.

Absence of Arm's Length Negotiations; No Independent Representative

     No independent representative was retained to negotiate on behalf of the Limited Partners. Although the General Partners have obtained the Appraisals and the Fairness Opinion from AAA, AAA has not negotiated with the General Partners or Host and has not participated in establishing the terms of the Mergers. Consequently, the terms and conditions of the Mergers may have been more favorable to the Limited Partners if such terms and conditions were the result of arm's length negotiations. See "Fairness Analysis and Opinion." In this regard, the Fairness Opinion specifically does not conclude that other methodologies for determining the Exchange Values of the Partnerships and/or the value of the OP Units might not have been more favorable to the Limited Partners.

Relationship between AAA and Host

     AAA has been retained by the General Partners (consisting of Host and its subsidiaries) to determine the Appraised Values of the Hotels and the Continuation Values of the Partnerships and to render the Fairness Opinion. Host has previously retained AAA to perform appraisals and give fairness opinions in connection with other transactions, and there is the possibility that Host REIT and the Operating Partnership will retain AAA to perform similar tasks in the future.

Policies with Respect to Conflicts of Interest

     The Operating Partnership has adopted certain policies and will enter into agreements with Host REIT and its affiliates designed to minimize the adverse effects from these potential conflicts of interest. See "Distribution and Other Policies -- Conflicts of Interest Policies" and "Business and Properties -- Noncompetition Agreements." There can be no assurance, however, that the policies and agreements always will be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made at the Host REIT level that might fail to reflect fully the interests of the limited partners of the Operating Partnership.

         BACKGROUND AND REASONS FOR THE MERGERS AND THE REIT CONVERSION


Background of the Partnerships

         Formation of the Partnerships. From 1982 through 1990, Host sponsored the eight Partnerships, which were formed to acquire, own and operate full-service hotels operating under the Marriott brand name. Each Partnership is a Delaware limited partnership, except Chicago Suites, which is a Rhode Island limited partnership. The Partnerships raised capital from approximately 5,900 investors in eight offerings. The Partnerships, except Chicago Suites, Hanover and MDAH, are "public" partnerships within the meaning of the applicable Commission guidelines, and separate wholly owned subsidiaries of Host are the sole general partners of each Partnership, (except for PHLP, for which Host itself acts as general partner). The Hotels owned by the Partnerships are managed by subsidiaries of Marriott International and its subsidiaries.

         The table below sets forth the capital raised in the original offerings, distributions made and number of Hotels owned by each of the Partnerships as of March 27, 1998:

               Historical Information Concerning the Partnerships



                                 Total                        Aggregate                 Distributions to Limited
                             Limited Partner            Distributions to Limited       Partners Per Partnership Unit        No. of
                                 Capital                  Partners through                      through                     Hotels
        Partnership              Raised                   March 27, 1998/(1)/            March 27, 1998/(1)//(2)/           Owned
        -----------            ----------                 -----------------              --------------------               -----
                             (in thousands)                (in thousands)                     (in dollars)
 Atlanta Marquis                  $ 53,000                    $  18,604                        $ 35,102                     1/(3)/

 Chicago Suites                     11,642                        2,819                           8,415                     1

 Desert Springs                     88,020                       82,084                          91,204                     1

 Hanover                             8,269                          622                           7,405                     1

 MDAH                               40,615                        9,738                          23,522                     6

 MHP                               100,000                       58,324                          58,324                     2/(4)/

 MHP2                               73,115                      109,378                         146,816                     4/(5)/

 PHLP                               18,000                            0                               0                     8


--------------------------
(1) Includes distributions to the General Partners or their affiliates as holders of Partnership Units (but not distributions to them in their capacities as general partner).
(2) A Partnership Unit in all of the Partnerships except Chicago Suites ($35,000) and PHLP ($10,000) represents an original investment of $100,000.
(3) Atlanta Marquis has an 80% residual interest in the Atlanta Marriott Marquis and for 1998 is expected to receive substantially all of the cash flow from the hotel.
(4) Includes Marriott's Harbor Beach Resort, of which MHP owns a 50.5% interest.
(5) Includes the Santa Clara Marriott, of which MHP2 owns a 50% interest and Host owns the remaining 50% interest.

         The following paragraphs describe, on a partnership-by-partnership basis, the original investment objectives of each Partnership and the extent to which such objectives have been met.

     Atlanta Marquis. The offering of interests in Atlanta Marriott Marquis Limited Partnership (the predecessor of Atlanta Marquis), which was completed in 1985, was intended to provide investors with an opportunity to benefit from investment tax credits, tax losses, expected increasing cash flow from both the lease and operation of the Atlanta Marquis' Hotel as well as potential capital appreciation. Based upon a financial forecast that reflected the General Partner's judgment, based upon facts and circumstances at the time, with respect to the most likely set of conditions and the most likely course of action (and subject to the various assumptions, risks, qualifications, limitations and uncertainties described therein and in the related private placement memorandum), it was estimated that tax losses through 1989 would be $76,226 per Partnership Unit for an investor in the 50% tax bracket (including a $7,845 tax credit in 1985), cash flow to the Class A Limited Partners was expected to begin in 1986 and increase through 1994 to an annual level of 12.2% of a Class A Limited Partner's original investment, and it was assumed for the purpose of the forecast that investors would receive a return of all their investment from a sale of the underlying land to the partnership owning the hotel and a distribution from assumed excess refinancing proceeds in 1994. Thereafter, Class A Limited Partners would continue to benefit from ownership of the Hotel. The financial forecast did not assume a sale of Atlanta Marquis' Hotel. Through March 27, 1998, Atlanta Marquis Class A Limited Partners have received distributions from cash flow of $35,102, tax credits up to $7,500, allocations of tax losses of approximatly $208,700 (which have been offset in part by subsequent allocations of taxable income of approximately $4,600) and no return of capital per Partnership Unit. Due to changes in the tax law occurring after the date of the original offering (including particularly the changes enacted as part of the Tax Reform Act of 1986), the tax losses allocated to the Atlanta Marquis Limited Partners did not likely result in tax savings of the magnitude originally forecast.

     Chicago Suites. The offering, which was complete in 1989, was intended to
(i) preserve and protect Chicago Suites Limited Partners' capital, (ii) generate cash distributions to the Chicago Suites Limited Partners that would be sheltered in whole or in part from current federal income taxation and (iii) realize expected increases in both annual cash distributions from operations and potential long-term appreciation in the value of Chicago Suites' Hotel. Based upon a financial forecast and facts and circumstances at the time (and subject to the various assumptions, risks, qualifications, limitations and other uncertainties described therein and in the related private placement memorandum), it was estimated that cash flow to the Chicago Suites Limited Partners would commence in 1989 and increase through 1994 to an annual level of 11% of a Limited Partner's original investment and that in 1994 investors would receive a return of all capital invested through an assumed refinancing. Thereafter, through 2003, it was estimated that Chicago Suites Limited Partners would receive cash distributions at an annual level of approximately 4% of their original investment. The financial forecast did not assume a sale of Chicago Suites' Hotel. Through March 27, 1998, Chicago Suites Limited Partners have received distributions from cash flow of $8,415 and no return of capital per Partnership Unit.

     Desert Springs. The offering, which was completed in 1987, was intended to provide investors with an opportunity to benefit from substantial cash flow in the early years of the Partnership from the rent to be received under an airline equipment lease and from the Desert Springs' Hotel operating lease with expected increasing cash flow and potential capital appreciation in later years from the operation of Desert Springs' Hotel. Based upon a financial forecast and facts and circumstances at the time (and subject to the various assumptions, risks, qualifications, limitations and other uncertainties described therein and in the related private placement memorandum), it was estimated that (i) cash distributions on a tax-sheltered basis to the Desert Springs Limited Partners would commence in 1987 at approximately 12.3% of a Limited Partner's original investment and increase to approximately 14.4% of a Limited Partner's original investment in 1991 and (ii) Desert Springs Limited Partners would receive $50,000 per Partnership Unit on a tax-sheltered basis from assumed excess refinancing proceeds in 1991. Thereafter, Desert Springs Limited Partners would continue to benefit from ownership of Desert Springs' Hotel and the airline equipment. The financial forecast did not assume a sale of Desert Springs' Hotel. Desert Springs Limited Partners received a cash distribution in connection with the sale of the airline equipment in 1996 of $19,851 per Partnership Unit. Through March 27, 1998, Desert Springs Limited Partners have received distributions from cash flow of $44,854 and a return of capital of $25,000 per Partnership Unit.

     Hanover. The offering, which was completed in 1986, was intended to provide investors with an opportunity to benefit from expected increasing cash flow from the operation of Hanover's Hotel as well as potential capital appreciation and tax benefits. Based upon a financial forecast (which assumed, among other things, rent payable under the operating lease would be sufficient to provide an annual 10% priority return to the Partnership) and facts and circumstances at the time (and subject to the various assumptions, risks, qualifications, limitations and other uncertainties described therein and in the related private placement memorandum), it was estimated that (i) cash distributions on a tax-free basis to the Hanover Limited Partners would commence in 1987 at approximately 12.7% of a Limited Partner's original investment and increase to approximately 15.5% of a Limited Partner's original investment in 1991 and (ii) Hanover Limited Partners would receive $100,000 per Partnership Unit on a tax-free basis from assumed refinancing proceeds ($50,000 per Partnership Unit in 1991 and $50,000 per Partnership Unit in 1996). Thereafter, Hanover Limited Partners would continue to benefit from ownership of Hanover's Hotel. The financial forecast did not assume a sale of Hanover's Hotel. Through March 27, 1998, Hanover Limited Partners have received distributions from cash flow of $6,156 and no return of capital per Partnership Unit.

     MDAH. The offering, which was completed in 1990, was intended to (i) provide semi-annual cash distributions which were anticipated to be free from significant current federal income taxation through 1999 (assuming tax losses from MDAH were carried forward to offset MDAH income in later years), (ii) allow Limited Partners to participate in the potential long-term appreciation in the value of MDAH's Hotels and (iii) preserve investor capital. Based upon a financial forecast and facts and circumstances at the time (and subject to the various assumptions, risks, qualifications, limitations and other uncertainties described therein and in the related private placement memorandum), it was estimated that MDAH Limited Partners could expect cash distributions to be made at an annualized rate of 9.2% of a Limited Partner's original investment for 1990, 11.8% for 1991 and 12.3% for 1992. The average annual cash return was expected to be 15.9% of a Limited Partner's original investment for each of the ten fiscal years ending December 31, 1999. The financial forecast did not assume a sale of MDAH's Hotels. Through March 27, 1998, MDAH Limited Partners have received distributions from cash flow of $23,522 and no return of capital per Partnership Unit.

     MHP. The offering, which was completed in 1985, was intended to provide investors with an opportunity to benefit from expected increasing cash flow from the operation of MHP's Hotels as well as potential capital appreciation, investment tax credits and tax losses. Based upon a financial forecast and facts and circumstances at the time (and subject to the various assumptions, risks, qualifications, limitations and other uncertainties described therein and in the related private placement memorandum), it was estimated that (i) cash flow to the MHP Limited Partners would commence in 1987 and increase through 1995 to an annual level of 16.9% of a Limited Partner's original investment and (ii) the MHP Limited Partners would receive $100,000 per Partnership Unit on a tax-free basis from assumed refinancing proceeds ($50,000 per Partnership Unit in 1991 and $50,000 per Partnership Unit in 1995). In addition, tax savings through 1990 were forecast to be $79,581 per Partnership Unit for an MHP Limited Partner in the 50% tax bracket (including a $6,197 tax credit in 1986). Tax savings were forecast to continue through 1995 and would total $88,588 per Partnership Unit. Thereafter, MHP Limited Partners would continue to benefit from ownership of MHP's Hotels. The financial forecast did not assume a sale of MHP's Hotels. On November 17, 1993, one of MHP's hotels, the Warner Center Hotel, was foreclosed upon. Through March 27, 1998, MHP Limited Partners have received distributions from cash flow of $51,324, tax credits up to $6,010 and allocations of tax losses of approximately $149,600 (which have been offset in part by subsequent allocations of taxable income of approximately $34,800 and capital gains of approximately $26,200 and a return of capital of $7,000 per Partnership Unit. Due to changes in the tax law occurring after the date of the original offering (including particularly the changes enacted as part of the Tax Reform Act of 1986), the tax losses allocated to the MHP Limited Partners did not likely result in tax savings of the magnitude originally forecast.

     MHP2. The offering, which was completed in 1989, was intended to provide investors with an opportunity to benefit from (i) potential semi-annual cash distributions from operations of MHP2's Hotels, which distributions were anticipated to be free from significant current federal income taxation through 1997 (assuming losses from MHP2 were carried forward to offset MHP2 income in later years), (ii) potential long-term appreciation in the value of MHP2's Hotels and (iii) the preservation of investor capital. Based upon a financial forecast and facts and circumstances at the time (and subject to the assumptions, various risks, qualifications, limitations and other uncertainties described therein and in the related private placement memorandum), it was estimated that cash distributions to the MHP2 Limited Partners would commence in 1989 at an annualized rate of approximately 9.6% of a Limited Partner's original investment, which annualized rate was expected to increase to approximately 24% of a Limited Partner's adjusted invested capital for 1998. It was also forecast that the Limited Partners would receive a distribution (which was expected to be free from current federal income taxation) from assumed refinancing proceeds of approximately $60,400 per Partnership Unit in 1993. Thereafter, the MHP2 Limited Partners would continue to benefit from ownership of MHP2's Hotels. The financial forecast did not assume a sale of MHP2's Hotels. Through March 27, 1998, MHP2 Limited Partners have received distributions from cash flow of $146,816 and no return of capital per Partnership Unit.

     PHLP. The offering, which was completed in 1982, was intended to provide investors with the opportunity for tax benefits, potential cash flow distributions and capital appreciation. Based upon a financial forecast and facts and circumstances at the time (and subject to the various assumptions, risks, qualifications, limitations and other uncertainties described therein and in the related private placement memorandum), it was estimated that cash available for distribution was not expected to be significant for some years, reaching 6.2% of a PHLP Limited Partner's original investment in 1993 and rising to 20.7% of a PHLP Limited Partner's original investment by 1996. The financial forecast did not assume a sale of PHLP's Hotels. On January 31, 1986, PHLP sold the Denver West hotel to Host. In 1993 and 1994, the Raleigh Crabtree, Tampa Westshore and Point Clear hotels were foreclosed upon. In 1994, PHLP repurchased the Raleigh Crabtree and Tampa Westshore hotels using proceeds from two loans advanced by a subsidiary of Host. On August 22, 1995, PHLP sold the Dallas/Fort Worth hotel to a wholly owned subsidiary of Host and used the proceeds to pay down debt. Through March 27, 1998, PHLP Limited Partners have received no distributions from cash flow, tax credits up to $1,588 and allocations of tax losses of approximately $131,100 (which have been offset in part by subsequent allocations of taxable income of approximately $20,400 and capital gains of approximately $49,600) and no return of capital per Partnership Unit. Due to changes in the tax law occurring after the date of the original offering (including particularly the changes enacted as part of the Tax Reform Act of 1986), the tax losses allocated to the PHLP Limited Partners did not likely result in tax savings of the magnitude originally forecast.

     Anticipated Holding Periods. None of the offering documents of the Partnerships contain provisions regarding anticipated holding periods.

     Investment Liquidity. Since the Partnership Units of the Partnerships are not listed on any national or regional stock exchange, nor quoted on any automated quotations system, there has been limited liquidity available to Limited Partners. No formal market for such Partnership Units exists and because of provisions in the Code which tax "publicly traded partnerships" as corporations, the partnership agreement for each Partnership prohibits such a market from developing. Sales activity in the Partnership Units has been limited and sporadic.

     The information in the following table shows the highest, lowest and weighted average prices for sales of the Partnership Units in the Partnerships as reported to the General Partners for the twelve months ended April 15, 1998. These prices are not indicative of total return to investors in the respective Partnerships because prior cash distributions and tax benefits received by each Limited Partner are not reflected in the price. There can be no assurance that transactions in Partnership Units of any Partnership have not occurred at prices either above the highest price or below the lowest price set forth below.

                            Partnership Unit Prices

            (All price information on a per Partnership Unit basis)


                                                                                                                     Estimated
                                  Transaction Period      Number of                                   Weighted    Exchange Value
                        Original       12 months       Partnership Units     Highest      Lowest       Average    Per Partnership
  Partnership             Cost           ended              Traded            Price        Price        Price         Unit/(1)/
----------------        --------  ------------------   ------------------  -----------  -----------  -----------  ---------------
Atlanta Marquis......   $100,000         4/15/98            31.0           $ 37,000     $ 20,000     $ 32,430        $ 45,425
Chicago Suites.......     35,000         4/15/98            49.5             14,300       10,000       10,182          33,471
Desert Springs.......    100,000         4/15/98            31.0             44,201/(2)/  10,000/(2)/  23,872/(2)/     40,880
Hanover/(2)/.........    100,000         4/15/98             1.0             20,500       20,500       20,500         123,202
MDAH.................    100,000         4/15/98            46.0             45,600       20,000       38,475         109,216
MHP..................    100,000         4/15/98             6.0             91,500       40,000       68,150         141,425
MHP2.................    100,000         4/15/98             4.0            155,000      150,000      153,750         237,334
PHLP.................     10,000         4/15/98              .6666             871          871          871           5,040

---------------------
(1) Based upon the estimated Exchange Values of Partnership Interests in each Partnership. The estimated Exchange Value is equal to the greatest of estimated Adjusted Appraised Value, estimated Continuation Value and estimated Liquidation Value. The actual Exchange Values will be determined as of the Final Valuation Date. The amounts in this column represent the estimated Exchange Value that would be allocable to Limited Partners per Partnership Unit.

(2) Does not include 40 Hanover Partnership Units purchased by Host pursuant to a tender offer at a price of $40,000 per Partnership Unit on April 12, 1997.

Background of the Mergers and the REIT Conversion

     Host and the other General Partners are proposing the Mergers in connection with a plan adopted by Host to reorganize its business operations so that it will qualify as a REIT under the Code. Host REIT expects to qualify as a REIT beginning with its first taxable year commencing after the closing of the REIT Conversion, which currently is expected to be the year commencing January 1, 1999. Host's reasons for engaging in the REIT Conversion include the following:

     . Host believes the REIT structure will provide superior operating results through changing economic conditions and all phases of the hotel economic cycle.

     . Host believes the REIT Conversion will improve its financial flexibility and allow it to continue to strengthen its balance sheet by reducing its overall debt to equity ratio over time.

     . As a REIT, Host believes it will be able to compete more effectively with other public lodging real estate companies that already are organized as REITs and to improve investor understanding of its operations, thus making performance comparisons with its peers more meaningful.

     . By becoming a dividend paying company, Host believes its shareholder base will expand to include investors attracted by yield and asset quality.

     . Host believes the adoption of the UPREIT structure will facilitate the tax-deferred acquisition of other hotels (such as in the case of the Blackstone Acquisition).

     Host explored the possibility of engaging in a business combination with a so-called "paired share" REIT in December 1996 and January 1997, but decided not to pursue such a transaction. During the fourth quarter of 1997, Host began to explore the possibility of reorganizing as a REIT on a stand-alone basis. In April 1998, Host decided that it would be advantageous, both for its shareholders and for the outside investors in the Partnerships, as discussed in the following paragraphs, if Host were to convert to a REIT and offer to the Partnerships the opportunity to participate in the REIT Conversion.

Reasons for the Mergers

     The Mergers are being proposed at this time for three principal reasons:

     . First, the General Partners believe that the expected benefits of the Mergers to the Limited Partners, as set forth below, outweigh the risks of the Mergers to the Limited Partners, as set forth in "Risk Factors."

     . Second, the General Partners believe that participation in the REIT Conversion through the Mergers is better for the Limited Partners than the alternatives of continuing each Partnership as a standalone entity or liquidating the Partnership. See "Determination of Exchange Values and Allocation of OP Units" below.

     . Third, Host is proposing the Mergers at this time to each Partnership because consummation of the Merger as to each Partnership will enable Host to obtain the full benefits of the REIT Conversion with respect to its interests in such Partnership, while also giving the other partners of the Partnership the opportunity to enjoy the benefits of the REIT Conversion. See "Risk Factors--Risks and Effects of the Mergers-- Conflicts of Interest--Substantial Benefits to Related Parties."

     The expected benefits from the Mergers to the Limited Partners include the following:

           Enhanced Liquidity of Investment. Limited Partners' Partnership Units currently represent relatively illiquid investments. Although there is a limited resale market for Partnership Units, the trading volume is thin and the recent trading prices of outstanding Partnership Units in each of the Partnerships are less than the estimated Exchange Value of Partnership Units in each Partnership. Applicable federal income tax rules and the terms of the partnership agreements of the Partnerships effectively prevent the development of a more active or substantial market for these interests. See "Partnership Unit Prices" above. The REIT Conversion will offer Limited Partners significantly enhanced liquidity with respect to their investments in the Partnerships because, after the expiration of the Initial Holding Period, Limited Partners will be able to exercise their Unit Redemption Right at any time, subject to certain limited exceptions. Limited Partners thereby would be able to receive, at Host REIT's election, either freely tradable Common Shares of Host REIT or the cash equivalent thereof. Host has approximately 204 million shares of common stock outstanding and the closing price on the NYSE on May 28, 1998 was $19.4375 per share (reflecting a total common equity market capitalization of approximately $4 billion). The exercise of the Unit Redemption Right, however, generally would result in recognition of taxable income or gain at that time.

           Public Market Valuation of Assets. In most instances, the Partnership Units of each Partnership currently trade at a discount to the net asset value of the Partnership's assets. In contrast, the General Partners believe that by exchanging interests in their existing, non-traded limited partnerships for interests in a publicly traded real estate company focused primarily on a more diverse and growing full-service hotel portfolio, the Limited Partners will have the opportunity to participate in the recent trend of ownership of real estate through a publicly traded entity, which, in many instances, has resulted in market valuations of public real estate companies in excess of the estimated net asset values of those companies. Therefore, the REIT Conversion offers Limited Partners the opportunity to obtain OP Units (and, upon the exercise of the Unit Redemption Right at any time following the expiration of the Initial Holding Period, Common Shares) whose public market valuation may exceed the fair market value of the underlying assets of the Operating Partnership on a per OP Unit/Common Share basis. There can be no assurance, however, that the Common Shares of Host REIT will trade at a premium to the private market values of the Operating Partnership's assets or that the relative pricing differential will not change or be eliminated in the future. Also, the initial benefit of Host's conversion to a REIT will not be shared by the Limited Partners if and to the extent that such initial benefit is reflected in the market valuation of Host's common stock prior to the REIT Conversion.

           Regular Quarterly Cash Distributions. Over the last five full calendar years, Limited Partners (except Limited Partners of Hanover and PHLP) generally have received biannual or annual cash distributions. In contrast, the General Partners expect that the Operating Partnership will make regular quarterly cash distributions to holders of OP Units. Host expects that these distributions will be higher than the estimated 1998 cash distributions of all Partnerships except MHP and MHP2, and in any event, the ability to receive distributions quarterly and in regular amounts would be enhanced. As a substantial holder of OP Units, Host REIT would also receive regular quarterly distributions, with such distributions to be an amount at least sufficient to permit Host REIT to make distributions with respect to the Common Shares as required by the Code relating to REITs. Upon exercise of the Unit Redemption Right, Limited Partners who receive Common Shares would be entitled to receive cash distributions with respect to such Common Shares in an amount per Common Share equal to the amount distributed per OP Unit.

     The following table sets forth the cash distributions from operations per Partnership Unit for all of the Partnerships for 1997, actual and expected distributions from operations for 1998 and the range of expected distributions for 1999 estimated to be paid by the Operating Partnership to the Limited Partners of each Partnership if the Mergers and the REIT Conversion occur (computed assuming the Closing Date is December 31, 1998).

                                                               Estimated
                                                            1999 Distribution
                                    Actual and Expected        Following
                          1997               1998           the Mergers and the
Partnership          Distributions    Distributions/(1)/    REIT Conversion/(2)/
-----------          -------------   -------------------    -------------------
Atlanta Marquis/(3)/  $     0             $   895             $___   -   $___
Chicago Suites/(4)/         0                   0              ___   -    ___
Desert Springs          2,500                 890              ___   -    ___
Hanover                     0                   0              ___   -    ___
MDAH                        0                   0              ___   -    ___
MHP                     7,706              14,123              ___   -    ___
MHP2                   29,879              26,897              ___   -    ___
PHLP                        0                   0              ___   -    ___

-----------------
(1) Actual through March 27, 1998 and expected from March 28, 1998 to December 31, 1998.
(2) Based upon preliminary estimated annual distributions of approximately $____ to $____ per OP Unit. Investors are cautioned that this preliminary estimate may change, and the changes may be material. See "Distributions and Other Policies -- Distribution Policy."
(3) Actual and Expected 1998 Distributions excluded a return of capital of $5,000 per unit.
(4) 1997 Distributions exclude a return of capital of approximately $22,500 per unit.

           Substantial Tax Deferral. The General Partners expect that Limited Partners of the Participating Partnerships who do not elect to receive a Note in exchange for OP Units generally should be able to obtain the benefits of the Mergers while continuing to defer recognition for federal income tax purposes of at least a substantial portion, if not all, of the gain with respect to their Partnership Interests that otherwise would be recognized in the event of a liquidation of the Partnership or a sale or other disposition of its assets in a taxable transaction (although Limited Partners in Atlanta Marquis, MHP and PHLP may recognize a relatively modest amount of ordinary income as the result of required sales of personal property to a Non-Controlled Subsidiary. Thereafter, such Limited Partners generally should be able to defer at least a substantial portion of such built-in gain until they elect to exercise their Unit Redemption Right or one or more of the Hotels currently owned by their Partnership are sold or otherwise disposed of in a taxable transaction by the Operating Partnership or, in certain cases, the debt now secured by such Hotels is repaid, prepaid or substantially reduced. The federal income tax consequences of the Mergers are highly complex and, with respect to each Limited Partner, are dependent upon many variables, including the particular circumstances of such Limited Partner. See "Federal Income Tax Considerations -- Tax Consequences of the Mergers." Each Limited Partner is urged to consult with his own tax advisors as to the consequences of the Mergers in light of his particular circumstances.

           Risk Diversification. Upon consummation of the REIT Conversion, each Limited Partner's investment will be converted from an investment in an individual Partnership owning from one to eight hotels into an investment in an entity that initially will own or control approximately 120 Hotels and will have a total market capitalization of approximately $10 billion. Participation in a Merger, as well as future hotel acquisitions by the Operating Partnership, will reduce the dependence upon the performance of, and the exposure to the risks associated with, any particular Hotel or group of Hotels currently owned by an individual Partnership and spread such risk over a broader and more varied portfolio, including more diverse geographic locations and multiple brands. See "Business and Properties -- Business Objectives."

           Reduction in Leverage and Interest Costs. It is expected that the Operating Partnership will have a significantly lower leverage to value ratio than any of the Partnerships currently, which have leverage ratios that exceed 55% and typically average between 75% and 80%, resulting in significant interest and debt service savings and greater financial stability.

           Growth Potential. The General Partners believe that the conversion of each Limited Partner's investment into an investment in the Operating Partnership will allow Limited Partners to participate in growth opportunities that would not otherwise be available to them by exchanging interests in their existing, non-traded limited partnerships for interests in a publicly traded real estate company focused primarily on a more diverse and growing full-service hotel portfolio. The General Partners believe that substantial opportunities exist to acquire or develop full-service hotel properties at attractive prices and that the Partnerships are not in a position to take advantage of such opportunities because of (i) their lack of access to additional sources of capital on favorable terms, (ii) restrictions on additional acquisitions and development imposed by the partnership agreements of the Partnerships and (iii) the fact that the Partnerships have already committed their capital and generally are not authorized to raise additional funds for (or reinvest net sale or refinancing proceeds in) new investments, absent amendment of the partnership agreements of the Partnerships or approval by a majority of the outstanding Partnership Interests.

           The Operating Partnership's structure as part of an UPREIT should provide it with substantial flexibility to structure acquisitions of additional hotels utilizing debt, cash, OP Units or Common Shares (or any combination thereof). In particular, the ability of the Operating Partnership to issue OP Units in the future for the purpose of acquiring additional properties may permit the

Operating Partnership to structure acquisitions of hotel properties on an income tax-deferred basis to the sellers (i.e., sellers of properties generally will be able to exchange their ownership interests in those properties for OP Units without incurring an immediate income tax liability).

           Greater Access to Capital. With publicly traded equity securities, a larger base of assets and a greater equity value than any of the Partnerships individually, Host REIT expects to have greater access to the capital necessary to fund the Operating Partnership's operations and to consummate acquisitions on more attractive terms than would be available to any of the Partnerships individually. Host REIT and the Operating Partnership should have more sources of capital available to it than the Partnerships through access to the public equity and debt capital markets, as well as from more traditional sources of real estate financing. This greater access to capital should provide greater financial stability to the Operating Partnership and reduce the level of risk associated with refinancing existing loans upon maturity, as compared to the Partnerships individually.

Reimbursements and Distributions to the General Partners

     Under the partnership agreements of the Partnerships, the General Partners do not receive any fees or compensation for services rendered to the Partnerships as general partner but the General Partners and their affiliates are reimbursed for certain costs and expenses incurred on behalf of the Partnerships. In addition, each General Partner is entitled to distributions related to its respective interests in the Partnerships. Host REIT, as general partner of the Operating Partnership is required to conduct all of its business through the Operating Partnership. Following the REIT Conversion, Host REIT will be entitled to receive cash distributions with respect to the OP Units that it owns, and the Operating Partnership will pay (or reimburse Host REIT for) all expenses that Host REIT incurs (subject to certain limited exceptions).

     The following table sets forth the reimbursements and distributions paid by all of the Partnerships to the General Partners and their affiliates on a combined basis for the last three fiscal years and the First Quarter 1998 ("Historical") and the reimbursements and distributions that would have been paid to the General Partners over such periods if the REIT Conversion had been in effect, assuming the Full Participation Scenario ("Pro Forma").

                            Historical and Pro Forma
   Reimbursements and Distributions to General Partners and their Affiliates
                                (in thousands)


                                                          Fiscal Year
                                First Quarter  ---------------------------------
Historical                          1998           1997       1996       1995
----------                     --------------      ----       ----       ----

  Reimbursements                   $  732        $ 1,657    $ 1,168    $   568
  Distributions                        --         15,881      8,202        338
                                   ------        -------    -------    -------
     Total Historical              $  732        $17,538    $ 9,370    $   906
                                   ======        =======    =======    =======
Pro Forma
---------

  Reimbursements                   $   --        $    --    $    --    $    --
  Distributions/(1)/                  N/A            N/A        N/A        N/A
                                   ------        -------    -------    -------
     Total Pro Forma               $   --        $    --    $    --    $    --
                                   ======        =======    =======    =======
----------------------
(1) The OP Units to be received by Host in connection with the REIT Conversion will be equal to the number of shares of Host's common stock outstanding and not allocated based upon its interests in any of the Partnerships. Thus, the distributions received by Host by way of its interests in the Partnerships cannot be determined on a pro forma basis.

Alternatives to the Mergers

     In determining whether to propose the Mergers, the General Partners compared the benefits to the Limited Partners of continuing each Partnership with the benefits the Limited Partners could achieve by the participation of their Partnership in the REIT Conversion through a Merger. The General Partners considered the other principal alternative -- liquidation of a Partnership -- but do not believe that liquidation is appropriate at this time because the expected benefits of the proposed Mergers are greater.

     The following paragraphs discuss the advantages and disadvantages of continuing the Partnerships as standalone entities and, to assist Limited Partners in evaluating the Mergers, liquidating the Partnerships.

           Continuation of each Partnership.

           Benefits of Continuation.  Continuing each Partnership without
           ------------------------
change, in accordance with its existing business plan and pursuant to its current partnership agreement, would have the following effects, some of which effects Limited Partners may perceive as benefits:

           . No Partnership would be subject to the risks associated with the Mergers and REIT Conversion, and instead each Partnership would remain a separate entity, with its own assets and liabilities and would pursue its original investment objectives consistent with the guidelines, restrictions and safeguards contained in its partnership agreement;

           . No Partnership's performance would be affected by the performance of the other Hotel Partnerships or Host REIT, including the investment objectives, interests and intentions of the limited partners of the other Hotel Partnerships or the shareholders of Host REIT;

           . There would be no change in the nature of the Limited Partners' voting rights; and

           . There would be no change in the cash distribution policy of the Partnership.

           Disadvantages of Continuation.  Maintaining the Partnerships as
           -----------------------------
separate entities would have the following disadvantages, among others:

           . Continued illiquidity of a Limited Partner's investment due to the absence of an established market for interests in the Partnerships that provides full value for such interests and the restrictions in the federal income tax law and the partnership agreements that prevent the development of such markets;

           . The inability from time to time of the Partnerships to make regular distributions;

           . The inability of the Partnerships to take advantage of public market valuation of their assets, growth opportunities and other potential benefits of the Mergers;

           . Each Partnership will continue to have a leverage to net value ratio exceeding 55% and typically ranging between 75% and 80%;

           . Limited Partners will continue to be subject to the risks inherent in the lack of broad diversity that any individual Partnership's assets represent; and


           . Any realization by the Limited Partners of the full value attributable to their Partnership Units likely would require a liquidation of the Partnership and the sale of its Hotel or Hotels which has the disadvantages set forth below (see "--Liquidation of Each Partnership").

           Liquidation of each Partnership.

           Benefits of Liquidation.  In lieu of participating in the Mergers and
           -----------------------
the REIT Conversion, each Partnership could sell its assets (subject to the existing Management Agreements), pay off its existing liabilities not assumed by the buyer and distribute the net sales proceeds to the partners in accordance with the distribution provisions of its partnership agreement. The primary advantage of this alternative would be to provide immediate liquidity to Limited Partners based upon the current market value of the Partnership's real estate assets. See "-- Summary of Comparative Valuation Alternatives" for estimates of the net liquidation proceeds that might be available to the Limited Partners upon the liquidation of each Partnership.

           Disadvantages of Liquidation.  The General Partners do not believe
           ----------------------------
that this alternative would be as beneficial to Limited Partners as the Mergers, for the following reasons, among others: (i) a Partnership's sale of its Hotel or Hotels would not be likely to benefit from the public market valuation of real estate assets in the same manner as the sale of an interest in an operating real estate company like the Operating Partnership (through exercise of the Unit Redemption Right and the sale of any Common Shares received as a result thereof); (ii) certain existing Partnership debt cannot be defeased or prepaid at the present time (such as the indebtedness of Atlanta Marquis, Desert Springs' Senior Notes and MHP2) and when the existing debt can be defeased or prepaid, the costs of defeasance or prepayment (with the exception of Chicago Suites, MDAH and PHLP) would significantly decrease the sales proceeds available to Limited Partners of a Partnership; and (iii) a sale and liquidation would be a taxable event for Limited Partners, who would lose the ability to individually plan the timing of the recognition of their taxable gain. In addition, because of the tax consequences that the General Partners (and thus Host) would incur upon a Partnership's taxable sale of its Hotel or Hotels, this is not an alternative that the General Partners would favor, making it less likely that such an alternative could be implemented.

Summary of Comparative Valuation Alternatives

     To assist Limited Partners in comparing alternatives to the Mergers, the General Partners, in conjunction with AAA, have computed for each Partnership, the estimated Adjusted Appraised Value, the estimated Continuation Value and the estimated Liquidation Value of the Partnership Interests of the Limited Partners in each Partnership. Estimated Exchange Value is equal to the greatest of estimated Adjusted Appraised Value, estimated Continuation Value and estimated Liquidation Value. For a detailed explanation of the calculation of each value see "Determination of Exchange Values and Allocation of OP Units."

     The estimated Exchange Values set forth below may increase or decrease as a result of various adjustments, which will be finally calculated as of the Final Valuation Date but will not change as a result of less than all of the Partnerships participating in the Mergers.

                 Summary of Comparative Valuation Alternatives
              (All amounts on a per Partnership Unit basis)/(1)/


                   Estimated
                    Adjusted        Estimated                         Estimated
                   Appraised      Continuation       Estimated        Exchange
  Partnership        Value           Value       Liquidation Value    Value/(2)/
  -----------      ---------      ------------   -----------------    ----------
Atlanta Marquis     $ 41,991       $ 45,425           $    406        $ 45,425
Chicago Suites        33,471         24,184             31,467          33,471
Desert Springs        40,880         33,536             27,617          40,880
Hanover              123,202         98,090             88,474         123,202
MDAH                 109,216         89,340             98,343         109,216
MHP                  140,032        141,425            124,261         141,425
MHP2                 237,334        212,032            205,140         237,334
PHLP                       0          5,040                  0           5,040

--------------
(1) A Partnership Unit in all of the Partnerships except Chicago Suites ($35,000) and PHLP ($10,000) represents an original investment of $100,000.
(2) Estimated Exchange Value is equal to the greatest of estimated Adjusted Appraised Value, estimated Continuation Value and estimated Liquidation Value.

Recommendation Of The General Partners
--------------------------------------

     For the reasons stated herein, the General Partners believe that the terms of the Mergers provide substantial benefits and are fair to the Limited Partners of each Partnership and recommend that all Limited Partners vote FOR the Mergers. See "Fairness Analysis and Opinion -- Fairness Analysis."

           DETERMINATION OF EXCHANGE VALUES AND ALLOCATION OF OP UNITS


Overview

     Following consummation of the REIT Conversion, OP Units will be owned by the following groups:

     . Host REIT, which will receive a number of OP Units equal to the number of outstanding shares of common stock of Host in exchange for the contribution of its full-service hotel assets and other assets (excluding its senior living assets and the cash to be distributed to its shareholders), subject to certain liabilities. On a pro forma basis, as of March 27, 1998, Host REIT would have received approximately 204 million OP Units, based upon the number of outstanding shares of Host common stock at that time. If Host issues any shares of preferred stock prior to the REIT Conversion, Host REIT also will receive a number of preferred partnership interests in the Operating Partnership equal to the number of outstanding shares of preferred stock.

     . The Blackstone Entities, which will receive, in addition to other consideration (see "Business and Properties -- Blackstone Acquisition"), approximately 43.7 million OP Units in exchange for the contribution of the Blackstone Hotels and certain other related assets, subject to certain liabilities.

     . Limited Partners of the Participating Partnerships, who will receive in the Mergers a number of OP Units based upon the Exchange Values of their respective Partnership Interests, determined as summarized below.

     . Partners unaffiliated with Host in certain Private Partnerships, who have agreed to exchange their interests in their Private Partnerships for OP Units, and will receive a number of OP Units determined by negotiation with Host as to the value of their interests in their Private Partnerships.

Methodology for Determining Exchange Values

     Summary. The Exchange Value of each Partnership will be equal to the greatest of its Adjusted Appraised Value, Continuation Value and Liquidation Value, each of which has been determined as follows:

     . Adjusted Appraised Value. The General Partners have retained AAA to determine the market value of each of the Hotels as of March 1, 1998 (the "Appraised Value"). The "Adjusted Appraised Value" of a Partnership equals the Appraised Value of its Hotels, adjusted as of the Final Valuation Date (as defined below) for lender reserves, capital expenditure reserves, existing indebtedness (including a "mark to market" adjustment to reflect the market value of such indebtedness), certain deferred maintenance costs, deferred management fees and transfer and recordation taxes and fees.

     . Continuation Value. The "Continuation Value" of a Partnership represents AAA's estimate, as adopted by the General Partners, of the discounted present value, as of January 1, 1998, of the limited partners' share of estimated future cash distributions and estimated net sales proceeds (plus lender reserves), assuming that the Partnership continues as an operating business for twelve years and its assets are sold on December 31, 2009 for their then estimated market value.

     . Liquidation Value. The "Liquidation Value" of a Partnership represents the General Partners' estimate of the net proceeds to limited partners resulting from the assumed sale as of December 31, 1998 of the Hotel(s) of the Partnership, each at its Adjusted Appraised Value (after eliminating any "mark to market" adjustment and adding back the deduction for transfer taxes and fees, if any, made in deriving the Adjusted Appraised Value), LESS (i) estimated liquidation costs, expenses and contingencies equal to 2.5% of Appraised Value and (ii) prepayment penalties or defeasance costs, as applicable.

         Final determination of the Exchange Value of each Partnership will be made as of the end of the four week accounting period ending at least 20 days prior to the Closing Date (the "Final Valuation Date") and will be equal to the greatest of Adjusted Appraised Value, Continuation Value and Liquidation Value as of such date. Adjusted Appraised Value, Continuation Value and Liquidation Value will be adjusted as of the Final Valuation Date (i) to reflect the amount of lender and capital expenditure reserves and the amount of deferred management fees as of such date, (ii) to increase the Adjusted Appraised Value by any amounts actually expended by a Partnership after the Initial Valuation Date to perform deferred maintenance previously subtracted in determining the estimated Adjusted Appraised Value of such Partnership and (iii) to reflect any changes in the Partnership's other reserves, such as for litigation expenses and indemnification costs and any revised estimates of transfer and recordation taxes and fees.


     Appraised Value. The Partnerships' Hotels were appraised as of March 1, 1998 by AAA, an independent, nationally recognized hotel valuation and financial advisory firm experienced in the appraisals of lodging properties such as the Partnerships' Hotels. Each appraisal (an "Appraisal") was reviewed by an MAI appraiser and certified by such MAI appraiser as having been prepared in accordance with the requirements of the Standards of Professional Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation.

     The purpose of each Appraisal is to provide an estimate of the "Market Value" of the related Hotel. "Market Value" means the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably and assuming the price is not affected by undue stimuli. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby: (i) the buyer and seller are equally motivated; (ii) both parties are well informed or well advised, and each is acting in what he considers his own best interest; (iii) a reasonable time frame is allowed for exposure in the open market; (iv) payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto and (v) the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale. AAA made site visits at substantially all of the Hotels for purposes of the Appraisals.

     In preparing the Appraisals, AAA relied primarily on the income capitalization method of valuation, and then compared the value estimated by this method with recent sales of comparable properties, as a check on the reasonableness of the value determined through the income capitalization method. AAA employed the following procedures for determining the Appraised Value of each Hotel:

     . Historical 1997 and Projected Year's Earnings. AAA reviewed the historical 1997 net operating income (i.e., income before interest, taxes, depreciation and amortization) ("NOI") prior to incentive management fees and certain capital expenditures for the applicable Hotel. AAA also prepared a projection of the net operating income prior to incentive management fees and certain capital expenditures for the applicable Hotel for the twelve month period ending February 28, 1999 (the "Projected Year"), using historical financial information for the Hotel, budget information, a survey with the manager of the Hotel addressing the physical condition of the Hotel, local market conditions (including business mix, demand generators, future trends and predictability of business), changes in the competitive environment, comparison with direct competitors of the Hotel and risk factors relating to the particular Hotel. The resulting gross margin (ratio of total revenues to net operating income prior to incentive management fees) was checked against AAA's database of the gross margins for similar hotels for reasonableness.

     . Impact of Incentive Management Fees. AAA estimated a normalized annual amount of incentive management fees payable under the applicable management agreement and subtracted this amount from the net operating income prior to incentive management fees and certain capital expenditures for 1997 and the Projected Year.

     . Impact of Owner Funded Capital Expenditures. AAA estimated normalized annual amounts of owner funded capital expenditures (over and above the FF&E reserve) based in part on projected owner funded capital expenditures estimated in the Engineering Study, including in the case of three Hotels (Atlanta Marquis, Desert Springs and Hanover) certain identified 1998 capital expenditures for which reserves have been set aside. The normalized amounts were then subtracted from the NOI prior to owner funded capital expenditures for 1997 and the Projected Year.

     . Capitalization of Adjusted NOI. AAA then capitalized the amount resulting from the foregoing adjustments ("Adjusted NOI") for 1997 and the Projected Year by dividing such amounts by capitalization rates that AAA determined to be appropriate. A capitalization rate represents the relationship between net operating income and sales prices of income producing property. AAA selected the capitalization rates based upon its review of current published surveys reflecting the opinions of investors and participants such as REITs, hotel acquisition/management companies and pension funds, lenders, brokers and consultants as to current capitalization rates, and its own database of capitalization rates reflected in recent transactions, adjusted for factors specific to the individual Hotel, such as location, physical condition, reserve policies, local market volatility and competition, guest mix, renovation influences and other income characteristics. AAA used separate capitalization rates that it deemed appropriate to capitalize 1997 historical Adjusted NOI and estimated

          Projected Year's Adjusted NOI. AAA then estimated the value of each Hotel based upon each of the values estimated by capitalizing 1997 and Projected Year's Adjusted NOI and its professional judgment.

     The following table sets forth the resulting Appraised Values of the Hotels of each Partnership, as estimated by AAA.

                 Appraised Value of Each Partnership's Hotels
                                (in thousands)

                 Partnership                 Appraised Value
                 -----------                 ---------------
              Atlanta Marquis                 $    255,000
              Chicago Suites                        34,300
              Desert Springs                       223,800
              Hanover                               49,400
              MDAH                                 165,900
              MHP                                  354,261/(1)/
              MHP2                                 463,300/(2)/
              PHLP                                 265,800
                                                ----------
                        Total                   $1,811,761
                                                ==========

     --------------
     /(1)/ Excludes the 49.5% interest in the Harbor Beach Resort not owned by MHP.

     /(2)/ Excludes the 50% interest in the Santa Clara Marriott not owned by MHP2.

          The following table sets forth the effective capitalization rates for 1997 and Projected Year's Adjusted NOI resulting from AAA's estimated Appraised Values of the Hotels.


                   Resulting Effective Capitalization Rates in Appraisals

                                                             Projected Year
                     Partnership            1997      (Ending February 28, 1999)
                     -----------            ----      --------------------------
                Atlanta Marquis            9.4%                   9.4%
                Chicago Suites             9.4%                  10.3%
                Desert Springs             8.9%                   9.3%
                Hanover                    9.4%                  10.1%
                MDAH                    9.1 - 9.9%            10.1 - 10.6%
                MHP                     8.8 - 9.4%             9.8 - 10.2%
                MHP2                    9.1 - 9.6%             9.7 - 11.1%
                PHLP                    9.2 - 9.8%             9.7 - 10.6%

     . Comparison with Comparable Sales. AAA checked the Appraised Value of each Hotel derived by the foregoing procedures against its database of comparable sale transactions for reasonableness.

     In the case of a Hotel that is only partly owned by a Partnership, the Appraised Value of such Hotel was reduced proportionately to the amount attributable to such Partnership's ownership interest therein (but no adjustment was made to reflect the effect that the outside interest might have on decisions with respect to sales, refinancings or other major operational matters). With respect to the Partnerships' Hotels, eleven properties were encumbered by ground leases as of the date of the Appraisal, one owned by each of Chicago Suites, MDAH and MHP, three owned by MHP2 and five owned by PHLP. Accordingly, the Appraised Values of these Partnerships' Hotels have been decreased to reflect the encumbrance of the ground leases and the interest of the ground lessor in the operating cash flows of such Hotels. The Appraised Value of MHP's Orlando World Center Hotel also includes AAA's estimate of the present value of a planned expansion of the Hotel. The Appraised Values assume all contractual provisions for FF&E reserves are adequate and have not been reduced to reflect deferred maintenance or environmental remediation costs with respect to the Partnerships' Hotels (but estimated deferred maintenance costs have been deducted in estimating the Adjusted Appraised Value of each Hotel). The Appraised Values did not take into account the costs that might be incurred in selling a Hotel (but estimated costs for transfer and recordation taxes and fees have been deducted in estimating the Adjusted Appraised Value of each Hotel).

     The Appraisals are not guarantees of present or future values and no assurance can be given as to the actual value of the Partnerships' Hotels. The Appraisals should be read in conjunction with other information, such as, but not limited to, the audited financial statements of the Partnerships.

     The Appraised Values, and the assumptions underlying the projections on which the Appraised Values are based, are contingent upon a series of future events, the outcomes of which are not necessarily within the Operating Partnership's control and cannot be determined at this time. There can be no assurance that another appraiser would not have arrived at a different result. Some of the assumptions inevitably will not materialize, and unanticipated events and circumstances will occur subsequent to the date of the Appraisals. Furthermore, the actual results achieved from the Hotels will vary from the results projected in the Appraisals and the variations may be material.

     Adjusted Appraised Value. The Adjusted Appraised Value of each Partnership was determined by totaling the Appraised Values of all of the Hotels of the Partnership and then making various adjustments to the aggregate Appraised Value, as described below.

     . Lender Reserves. For Atlanta Marquis, Desert Springs, MDAH, MHP and MHP2, debt service reserves are required to be held by third-party lenders. The amount of these lender reserves as of the Initial Valuation Date was added to the Appraised Values of these Hotels. A final determination of the lender reserves of each of these Partnerships will be made on the Final Valuation Date and any changes in such reserves will be reflected in the Adjusted Appraised Value.

     . 1998 Capital Expenditure Reserves. For Atlanta Marquis, Desert Springs and Hanover, an amount equal to the capital expenditure reserves which were set aside as of March 1, 1998 for various identified capital improvements in 1998 (which amounts resulted in reductions in the Appraised Value as described above) was added back to the Appraised Value.

     . Mortgage and Other Debt. The estimated principal balance and accrued interest as of the Closing Date (assumed to be December 31, 1998) of all mortgage and other debt of each Partnership has been subtracted from the Appraised Value.

     . Mark to Market Adjustments. The third-party loans of the Partnerships have various interest rates and terms to maturity. In order to reflect the fair market value of the third-party loans of each Partnership, the estimated Adjusted Appraised Value for each Partnership has been adjusted (increased or decreased) to "mark to market" the interest rate for such loans. This adjustment has been estimated by comparing the interest cost using the applicable interest rates on existing third-party loans over their remaining term to the interest cost using the interest rate that the Operating Partnership believes it would be able to obtain for unsecured debt in the market as of the Final Valuation Date (which would have been 8.0% per annum based on a 2.25 basis point (2.25 percent) spread over the yield on seven-year U.S. Treasury securities as of May 8, 1998). The mark to market adjustment for each loan was calculated by determining the difference between the present values, as of December 31, 1998, of the interest payments over the remaining term of the loan from January 1, 1999 to maturity using the actual interest rate as the discount rate as compared to using the assumed market rate as the discount rate. In the case of the mezzaine loan on Desert Springs, the adjustment reflects the prepayment penalty that would be payable because it is less than the mark to market adjustment.

     . Deferred Management Fees. The amount of deferred management fees estimated to be payable under the Management Agreement(s) of each Partnership as of December 31, 1998 have been subtracted from the Appraised Value. The amount of such deferred management fees will be recalculated as of the Final Valuation Date.

     . Deferred Maintenance Costs. The estimated cost to complete any deferred maintenance items identified in the Engineering Study relating to the applicable Hotel or Hotels of each Partnership have been subtracted from the Appraised Value. The adjustments for this item will be reduced at the Final Valuation Date to reflect amounts expended after the Initial Valuation Date to perform such deferred maintenance. No adjustments have been made for previously budgeted capital expenditures or deferred maintenance costs estimated in the Engineering Study that are reflected in the cash flow projections used for purposes of estimating Appraised Values.

     . Transfer Taxes and Fees. The estimated transfer and recordation taxes and fees required to be paid by each Partnership in connection with the Mergers have been subtracted from the Appraised Value. The actual transfer and recordation taxes and fees will be paid by the Operating Partnership as part of the Merger Expenses.

     The following table sets forth the adjustments to the aggregate Appraised Values made to derive the estimated Adjusted Appraised Value for each Partnership as of the Initial Valuation Date.

               Calculation of Estimated Adjusted Appraised Values
                        as of the Initial Valuation Date
               (in thousands, except per Partnership Unit amounts)


                               Atlanta       Chicago    Desert
                               Marquis       Suites     Springs    Hanover     MDAH        MHP         MHP2       PHLP
                               -------       ------     -------    -------     ----        ---         ----       ----
Appraised Value              $255,000      $ 34,300    $223,800   $ 49,400   $165,900   $354,261(1) $463,300(2) $265,800
Lender reserves                 3,600             0       6,173          0      3,000      1,800(1)    6,800           0
Capital expenditure reserve    16,750             0       1,500      1,690          0          0           0           0
Mortgage debt                (162,047)      (22,284)   (101,632)   (29,394)   (97,371)  (192,137)(1)(259,945)(2)(161,136)
Other debt                    (20,134)         (464)    (92,438)   (10,398)   (25,355)      (722)          0    (128,102)
Mark to market adjustment       4,693            94         411       (435)       399      2,878      (2,154)          0
Deferred management fees            0             0           0          0          0          0      (3,184)    (34,151)
Deferred maintenance costs       (607)          (46)       (650)       (72)      (825)      (245)     (1,673)     (5,212)
Transfer taxes                      0          (274)          0          0          0          0           0        (814)
                             --------      ---------   --------   --------   --------   --------    --------    ---------
Estimated Adjusted
Appraised Value              $ 97,255      $ 11,326    $ 37,164   $ 10,791   $ 45,748   $165,835    $203,144    $      0
                              =======       =======     =======    =======    =======    =======     =======     =======
Limited partners' share      $ 22,255      $ 11,213    $ 36,792   $ 10,349   $ 45,215   $140,032    $176,814    $      0
Per Partnership Unit         $ 41,991      $ 33,471    $ 40,880   $123,202   $109,216   $140,032    $237,334    $      0


(1) Excludes 49.5% of the $122,300,000 Appraised Value of the Harbor Beach Resort and the $82,266,000 in mortgage debt encumbering the Hotel.

(2) Excludes 50% of the $126,200,000 Appraised Value of the Santa Clara Marriott Hotel but includes 100% of the $42,500,000 in mortgage debt encumbering the Hotel for which MHP2 is responsible.


     Continuation Value. AAA estimated the Continuation Value of each Partnership using the following methodology:

     . Estimated Future Cash Distributions. AAA prepared estimates of future partnership cash flow for the Partnership for the 12-year period from January 1, 1998 through December 31, 2009 based upon the estimated 1998 NOI before incentive management fees used in the Appraisals and for each subsequent year applying an assumed annual stabilized growth rate (ranging from 3.40% to 4.50%, depending upon the Partnership, as shown in the table below) developed by AAA for this analysis. For each year in the projection period, AAA estimated the amount of cash available for distribution to limited partners after payment of all management fees, debt service, owner funded capital expenditures based on the Engineering Study and other partnership expenses and after application of the applicable partnership agreement provisions. AAA assumed that each Partnership's FF&E reserves were adequate and understood that Host determined that there were no reserve shortfalls or surpluses.

     . Refinancing Assumptions. For debt that matures during the 12-year period, AAA assumed that the debt would be refinanced interest rates ranging from 7.25% to 8.60% per annum and a 20 to 25-year amortization schedule, with estimated refinancing costs of 1% of the refinanced amount being paid from operating cash flow (or added to the principal balance of the loan, if cash flow was estimated to be insufficient).

     . Determination of Residual Value. To estimate the residual value of the limited partners' interest in the Partnership at the end of the 12-year period, AAA assumed that the Hotel(s) would be sold as of December 31, 2009 at their then market value. AAA estimated the market value of each Hotel as of such date by applying an exit capitalization rate that it deemed appropriate, using the factors described above in connection with the "-- Appraised Value," which are set forth in the table below, to the estimated Adjusted NOI for 2009 (estimated as described above). AAA then subtracted estimated sales costs of 2.0% of the estimated market value, added lender reserves, and subtracted the estimated outstanding principal balance of debt as of December 31, 2009 and deferred management fees to arrive at net sales proceeds available for distribution to partners. AAA then determined what portion of such estimated net sales proceeds would be distributable to the Partnership's limited partners under the various partnership and debt agreements.

     . Discounting Distributions to Present Value. As a final step, AAA discounted the estimated future cash distributions to the limited partners from operations and estimated net sales proceeds (Plus lender reserves) to their present value as of January 1, 1998, using a discount rate of 20% per annum. AAA believes that this discount rate reflects the return on investment that investors expect from leveraged investments of this nature.

      The growth rates and exit capitalization rates used to determine the estimated Continuation Value for each Partnership are as set forth below:


                     Growth Rates, Exit Capitalization Rates
              and Estimated Continuation Value for Each Partnership


                                                                             Estimated
                                                                         Continuation Value
    Partnership     Growth Rate     Exit Capitalization Rate (2009)    (Per Partnership Unit)
    -----------     -----------     -------------------------------    ----------------------
Atlanta Marquis         4.40%                    9.8%                      $   45,425
Chicago Suites          3.70%                    9.9%                          24,184
Desert Springs          4.50%                    9.7%                          33,536
Hanover                 3.70%                    9.9%                          98,090
MDAH                    3.40%                   10.1%                          89,340
MHP                     3.65%/(1)/               9.9%                         141,425
MHP2                    3.40%                   10.4%                         212,032
PHLP                    3.60%                   10.1%                           5,040

-------------

/(1)/ Reflects the average of the stabilized growth rates of Harbor Beach Resort
      (3.80% each year) and Orlando World Center (3.50% beginning in 2003 to reflect the effect of the planned expansion of the Hotel).

      Liquidation Value. The Liquidation Value of each Partnership was estimated by the General Partners and represents the estimated value of the Partnership if all of its assets were sold as of December 31, 1998. Such value was based upon the Adjusted Appraised Value of each Partnership, with the following adjustments: (i) the "mark to market" adjustment used to estimate the Adjusted Appraised Value was eliminated and instead prepayment or defeasance costs that would be payable under existing debt agreements (regardless of whether the debt in fact can be prepaid on December 31, 1998) were deducted from the Appraised Value; (ii) the deduction for transfer and recordation taxes and fees used to estimate the Adjusted Appraised Value was eliminated and instead an amount equal 2.5% of the Appraised Value of each Partnership's Hotel(s) was subtracted from the Appraised Value for estimated liquidation costs, expenses and contingencies; and (iii) the amount of participating interest payable on the Desert Springs subordinated loan held by Host was deducted from the Appraised Value to reflect the net proceeds available to partners of that Partnership. The General Partner then determined the portion of the estimated Liquidation Value that would be distributable to limited partners under the terms of the applicable partnership agreements and other contractual arrangements.

      The following table sets forth the adjustments made to Adjusted Appraised Value to estimate the Liquidation Value for each Partnership as of the Initial Valuation Date:

                   Calculation of Estimated Liquidation Values
                        as of the Initial Valuation Date
               (in thousands, except per Partnership Unit amounts)


                                  Atlanta     Chicago     Desert
                                  Marquis      Suites     Springs   Hanover     MDAH        MHP            MHP2           PHLP
                                  -------      ------     -------   -------     ----        ---            ----           ----
Appraised Value                  $255,000    $ 34,300    $223,800   $ 49,400  $165,900   $354,261/(1)/   $463,300/(2)/  $265,800
Lender reserves                     3,600           0       6,173          0     3,000      1,800           6,800              0
Capital expenditure reserve        16,750           0       1,500      1,690         0          0               0              0
Mortgage debt                    (162,047)    (22,284)   (101,632)   (29,394)  (97,371)  (192,137)/(1)/  (259,945)/(2)/ (161,136)
Other debt                        (20,134)       (464)    (89,669)   (10,398)  (25,355)      (722)              0       (128,102)
Prepayment/defeasance costs       (10,972)          0      (8,821)    (2,168)        0    (10,794)        (20,551)             0
Deferred management fees                0           0           0          0         0          0          (3,184)       (34,151)
Deferred maintenance costs           (607)        (46)       (650)       (72)     (825)      (245)         (1,673)        (5,212)
Sales costs                        (6,375)       (858)     (5,595)    (1,235)   (4,148)    (8,857)        (11,583)        (6,645)
                                 ---------   ---------   ---------  --------  ---------  ---------       ---------      ---------
Estimated Liquidation
   Value                         $ 75,215    $ 10,648    $ 25,106   $  7,823  $ 41,201   $143,306        $173,164       $      0
                                  =======     =======     =======    =======   =======    =======         =======        =======
Limited partners' share          $    215    $ 10,541    $ 24,855   $  7,432  $ 40,714   $124,261        $152,829       $      0
Per Partnership Unit             $    406    $ 31,467    $ 27,617   $ 88,474  $ 98,343   $124,261        $205,140       $      0

     -----------------

(1) Excludes 49.5% of the $122,300,000 Appraised Value of the Harbor Beach Resort and the $82,266,000 in mortgage debt encumbering the Hotel.

(2) Excludes 50% of the $126,200,000 Appraised Value of the Santa Clara Marriott Hotel but includes 100% of the $42,500,000 in mortgage debt encumbering the Hotel for which MHP2 is responsible.


     Estimated Exchange Values. The following table sets forth the estimated Exchange Value of each Partnership (based upon the greatest of its Adjusted Appraised Value, Continuation Value and Liquidation Value) and the estimated Note Election Amount for each Partnership, all on a per Partnership Unit basis as of the Initial Valuation Date. The estimated Exchange Value for each Partnership will be received by each Limited Partner retaining OP Units in the Merger. The estimated Note Election Amount for each Partnership (which will be received by Limited Partners electing to receive Notes in exchange for OP Units) is equal to the Liquidation Value (or, if greater, 60% of the Exchange Value) for that Partnership. The estimated values set forth below may increase or decrease as a result of various adjustments, which will be finally calculated as of the Final Valuation Date but will not change as a result of less than all of the Partnerships participating in the Mergers.


                           Estimated Exchange Values
                            Per Partnership Unit(1)


                         Estimated         Estimated       Estimated      Estimated        Estimated
                   Adjusted Appraised     Continuation    Liquidation     Exchange       Note Election
  Partnership             Value              Value           Value         Value (2)       Amount(3)
  -----------      -------------------   --------------   ------------    -----------    -------------
Atlanta Marquis       $   41,991           $   45,425      $      406     $   45,425     $    27,255
Chicago Suites            33,471               24,184          31,467         33,471          31,467
Desert Springs            40,880               33,536          27,617         40,880          27,617
Hanover                  123,202               98,090          88,474        123,202          88,474
MDAH                     109,216               89,340          98,343        109,216          98,343
MHP                      140,032              141,425         124,261        141,425         124,261
MHP2                     237,334              212,032         205,140        237,334         205,140
PHLP                           0                5,040               0          5,040           3,024

     -----------------

(1) A Partnership Unit in all of the Partnerships except for Chicago Suites ($35,000) and PHLP ($10,000) represents an original investment of $100,000.
(2) The estimated Exchange Value is equal to the greatest of estimated Adjusted Appraised Value, estimated Continuation Value and estimated Liquidation Value.
(3) The principal amount of Notes is equal to the greater of (i) the Liquidation Value or (ii) 60% of the Exchange Value (the "Note Election Amount").


Valuation of OP Units Allocated to Limited Partners

     Each Limited Partner of a Participating Partnership will receive OP Units with a deemed value equal to the Exchange Value of such Limited Partner's Partnership Interests. The value of an OP Unit for this purpose will be deemed to be equal to (i) the average of the closing price of shares of Host common stock on the NYSE for the 10 trading days ending on the third trading day prior to the record date for the distribution of SLC common stock to Host shareholders minus (ii) the amount of cash and the estimated value, as determined by Host's Board of Directors in good faith and in reliance in part upon an opinion of an independent financial advisor, of the SLC common stock or other property to be distributed with respect to each share of Host common stock (currently estimated to aggregate approximately $___ - $____ per share) in connection with the REIT Conversion. The closing price per share of Host common stock on May 28, 1998 was $19.4375.

     Limited Partners who receive OP Units will receive cash distributions from their respective Partnerships for all of 1998 and, if the Mergers do not occur in 1998, any portion of 1999 prior to the Mergers for which period they do not receive a cash distribution from the Operating Partnership.

     No fractional OP Units will be issued. Fractional amounts less than or equal to 0.50 of an OP Unit will be rounded down to the next whole number and fractional amounts greater than 0.50 will be rounded up to the next whole number of OP Units.

                         FAIRNESS ANALYSIS AND OPINION


Fairness Analysis

     The General Partners believe that the terms of the Mergers provide substantial benefits and are fair to the Limited Partners of each Partnership and recommend that all Limited Partners consent to the Mergers. The General Partners base this recommendation primarily on (i) their view that the expected benefits of the Mergers for the Limited Partners outweigh the risks and potential detriments of the Mergers to the Limited Partners (see "Background and Reasons for the Mergers and the REIT Conversion -- Reasons for the Mergers" and "Risk Factors"), (ii) their view that the value of the OP Units allocable to the Limited Partners on the basis of the Exchange Value established for each Partnership represents fair consideration for the Partnership Interests held by the Limited Partners in each Partnership and is fair to the Limited Partners from a financial point of view, and (iii) the Fairness Opinion of AAA stating that (a) the methodologies and underlying assumptions used to determine the Exchange Value, the Adjusted Appraised Value, the Continuation Value and the Liquidation Value of each Partnership, including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels, are fair and reasonable, from a financial point of view, to the Limited Partners of each Partnership, and (b) the methodologies used to determine the value of an OP Unit and to allocate the equity interest in the Operating Partnership to be received by the Limited Partners of each Partnership are fair and reasonable to the Limited Partners of each Partnership. See "-- Fairness Opinion."

     No Merger is conditioned upon the consummation of any other Merger. The General Partners have considered this fact in evaluating the fairness of the Mergers. The General Partners believe that the fairness of the Mergers will not be materially affected by the presence or absence of any individual Partnership or by any particular combination of Partnerships and that the Mergers will be fair to the Limited Partners, individually and as a whole, if they are consummated with any combination of Participating Partnerships. The General Partners base this belief primarily on the fact that the consideration to be paid to the Limited Partners in each individual Partnership has been established based upon such Partnership's Exchange Value, without regard to any possible combination of Partnerships.

     In reaching the conclusions implicit in the above recommendation, the General Partners have taken into account the following considerations:

      . The General Partners have concluded that the Exchange Value for each Partnership, which is equal to the greatest of its Adjusted Appraised Value, Continuation Value and Liquidation Value, represents fair consideration for the Partnership Interests of the Limited Partners in the Mergers in relation to such Partnership. The General Partners also have concluded that the Exchange Value established for the Limited Partners in each Partnership fairly reflects the value of the assets held by such Partnership. In addition, the Fairness Opinion supports these conclusions.

     . The General Partners have concluded that the potential benefits of the Mergers to the Limited Partners, as described under "Background and Reasons for the Mergers and the REIT Conversion -- Reasons for the Mergers," outweigh the potential risks and detriments of the Mergers for the Limited Partners, as described in "Risk Factors."

     . The Fairness Opinion, in the view of the General Partners, supports the fairness of the Mergers, even though it includes qualifications, limitations and assumptions relating to its scope and other factors that Limited Partners should consider carefully.

     . Host will contribute its wholly owned full-service hotel assets, its interests in the Hotel Partnerships and its other assets (excluding its senior living assets) to the Operating Partnership in exchange for
          (i) a number of OP Units equal to the number of outstanding shares of common stock of Host, (ii) preferred partnership interests in the Operating Partnership corresponding to any shares of Host preferred stock outstanding at the time of the REIT Conversion and (iii) the assumption by the Operating Partnership of certain liabilities of Host. Following these contributions, the Operating Partnership and its subsidiaries will directly own all of Host's wholly-owned hotels and all of Host's interests in the Hotel Partnerships and other assets. Host REIT will not receive any compensation for its services as general partner to the Operating Partnership following the REIT Conversion and will benefit from the operations of the Operating Partnership only to the extent of the distributions received based upon its percentage interest in the Operating Partnership to the same extent as the other limited partners. Because Host REIT will share in the value of the Operating Partnership solely through distributions and not through any separate compensation structure, the General Partners believe that this is a factor supporting the fairness of the Mergers to the Limited Partners.

     . The General Partners believe that the value of the consideration to be received by the Limited Partners of each Partnership in the Mergers is fair in relation to the value which would be derived by such Limited Partners under any of the alternatives described under "Background and Reasons for the Mergers and the REIT Conversion -- Alternatives to the Mergers," especially since the Exchange Value of each Partnership is equal to the greatest of the three values -- the Adjusted Appraised Value, the Continuation Value and the Liquidation Value. The General Partners do not believe that the sale of any Hotel(s) and liquidation of the associated Partnership will obtain for Limited Partners of such Partnership as much value as the value to be received by such Limited Partners following the Mergers. In addition, while the Continuation Values of three of the Partnerships, (Atlanta Marquis, MHP and PHLP) are higher than the Adjusted Appraised Values of such Partnerships, the General Partners believe that the Mergers provide substantial benefits to such Limited Partners, including those benefits described under "Background and Reasons for the Mergers and the REIT Conversion -- Reasons for the Mergers," especially enhanced liquidity and regular quarterly cash distributions. The General Partners believe that the following benefits are of the greatest value and importance to the Limited Partners of all of the Partnerships:

                   . Enhanced Liquidity. The Mergers and the REIT Conversion will offer Limited Partners significantly enhanced liquidity with respect to their investments in the Partnerships because, after the expiration of the Initial Holding Period, Limited Partners will be able to exercise their Unit Redemption Right at any time, subject to certain limited exceptions. Host has approximately 204 million shares of common stock outstanding and the closing price on the NYSE on May 28, 1998 was $19.4375 per share (reflecting a total common equity market capitalization of approximately $4 billion). The exercise of the Unit Redemption Right, however, generally would result in recognition of taxable income or gain at that time.

                   . Public Market Valuation. The General Partners believe that by exchanging interests in their existing, non-traded limited partnerships for interests in a publicly traded real estate company focused primarily on a more diverse and growing full-service hotel portfolio, the Limited Partners will have the opportunity to participate in the recent trend of ownership of real estate through a publicly traded entity, which, in many instances, has resulted in market valuations of public real estate companies in excess of the estimated net asset values of those companies.

                   . Regular Quarterly Cash Distributions. The General Partners expect that the Operating Partnership will make regular quarterly cash distributions to holders of OP Units. Host expects that these distributions will be higher than the estimated 1998 cash distributions of all Partnerships except MHP and MHP2, and in any event, the ability to receive distributions quarterly and in regular amounts would be enhanced.

                   . Substantial Tax Deferral. The General Partners expect that Limited Partners of the Participating Partnerships who do not elect to receive Notes generally should be able to obtain the benefits of the Mergers while continuing to defer recognition for federal income tax purposes of at least a substantial portion, if not all, of the gain with respect to their Partnership Interests that otherwise would be recognized in the event of a liquidation of the Partnership or a sale or other disposition of its assets in a taxable transaction (although Limited Partners in Atlanta Marquis,
                        MHP and PHLP may recognize a relatively modest amount of ordinary income as the result of required sales of personal property to a Non-Controlled Subsidiary in order to facilitate Host REIT's qualification as a
                        REIT).

     . The General Partners believe that the economic terms of the leases of the Hotels are fair and reasonable from the standpoint of the Operating Partnership.

     The General Partners believe that the factors described above, which support the fairness of the Mergers to the Limited Partners of the Partnerships, when weighed against the factors that may be disadvantageous, taken as a whole, indicate that the Mergers are fair to the Limited Partners of all of the Partnerships.

Fairness Opinion

     AAA, an independent financial advisory firm with substantial real estate and partnership transaction experience, was engaged by the General Partners to perform the Appraisals and to render the Fairness Opinion that (i) the methodologies and underlying assumptions used to determine the Exchange Value, the Adjusted Appraised Value, the Continuation Value and the Liquidation Value of each Partnership, including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels, are fair and reasonable, from a financial point of view, to the Limited Partners of each Partnership and (ii) the methodologies used to determine the value of an OP Unit and to allocate the equity in the Operating Partnership to be received by the Limited Partners of each Partnership are fair and reasonable to the Limited Partners of each Partnership.

The Fairness Opinion is addressed to each Partnership and it may be relied upon by each of the Limited Partners of the Partnerships. The full text of the Fairness Opinion, which contains a description of the assumptions and qualifications applicable to the review and analysis by AAA, is set forth in Appendix B to this Consent Solicitation and should be read in its entirety. The material assumptions and qualifications to the Fairness Opinion are summarized below, although this summary does not purport to be a complete description of the various inquiries and analyses undertaken by AAA in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex analytical process not necessarily susceptible to partial analysis or amenable to summary description. For a more complete description of the assumptions and qualifications that limit the scope of the Fairness Opinion, see "--Qualifications to Fairness Opinion" and "-- Assumptions" below.

     Although the General Partners advised AAA that certain assumptions were appropriate in their view, the General Partners imposed no conditions or limitations on the scope of the investigation by AAA or the methods and procedures to be followed by AAA in rendering the Fairness Opinion. The fees and expenses of AAA will be treated as a Merger Expense and will be paid by the Operating Partnership. In addition, the General Partners have agreed to indemnify AAA against certain liabilities. See "-- Compensation and Material Relationships."

     Qualifications to Fairness Opinion. In the Fairness Opinion, AAA specifically states that it did not: (a) specifically consider other methodologies for allocation of the OP Units, (b) address or conclude that other methodologies for allocation of the OP Units to the Partnerships might not have been more favorable to the Limited Partners in certain of the Partnerships, (c) negotiate with the Partnerships or Host, (d) participate in establishing the terms of the Mergers, (e) provide an opinion as to the terms and conditions of the Mergers other than those explicitly stated in the Fairness Opinion, (f) make any independent review of the capital expenditure estimates set forth in the Engineering Study, or (g) make any estimates of Partnership contingent liabilities.

     In connection with preparing the Fairness Opinion, AAA was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the analysis set forth in Appendix B. AAA will not deliver any additional written opinion of the analysis, other than to update the written opinion if requested by the Operating Partnership.

     Experience of AAA. AAA is the world's largest independent valuation consulting firm and is regularly and continually engaged in the valuation of commercial real estate and businesses and their securities in connection with tender offers, mergers and acquisitions, recapitalizations and reorganizations, divestitures, employee stock ownership plans, leveraged buyout plans, private placements, limited partnerships, estate and corporate matters, other financial advisory matters and other valuation purposes.

     AAA was selected because of its experience in the valuation of businesses and their securities in connection with tender offers, mergers and acquisitions, recapitalizations and reorganizations, including transactions involving hotel partnerships. In addition, Host and its affiliates have previously engaged AAA to provide appraisals and fairness opinions in connection with other transactions. The General Partners considered several other firms for purposes of performing the appraisals and rendering the Fairness Opinion but selected AAA for the foregoing reasons.

     Summary of Materials Considered and Investigation Undertaken. As a basis for rendering for Fairness Opinion, AAA has made such reviews, studies and analyses as it deemed necessary and pertinent in order to provide it with a reasonable basis for the Fairness Opinion, including, but not limited to, the following: (i) reviewed the transaction documents and SEC reporting and/or filing documents, including drafts of the Form S-4 for the Mergers; (ii) provided the Market Value of each Hotel owned by each Partnership in a separate short form appraisal report and each such report was reviewed and certified by an MAI appraiser as to its preparation in accordance with the requirements of the Standards of Professional Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation; as part of the Appraisals, AAA reviewed historical operating statements, 1998 budget and year-to-date results, and other financial information as it deemed necessary as a basis for the Fairness Opinion and the Appraisals also considered market transactions of similar lodging properties as appropriate as a basis for the Market Value of each Hotel; (iii) reviewed the methodologies used by each of the General Partners in their determination of the Exchange Value of each Partnership, including the nature and amount of all adjustments to the Appraised Values in determining such Exchange Values; AAA reviewed and tested for the fairness and reasonableness of all adjustments as well as for consideration of all adjustments deemed to be appropriate by AAA;
(iv) reviewed the methodologies used by each of the General Partners in their determination of the value of an OP Unit and the allocation of the equity interest in the Operating Partnership to be received by the limited partners of each Partnership, and AAA reviewed and tested for the fairness and reasonableness of the methods and measurements made by the General Partners; (v) reviewed the General Partners' determination of the Liquidation Value of each Partnership, and AAA reviewed and tested for the fairness and reasonableness of all adjustments proposed by the General Partners, as well as for consideration of all adjustments deemed appropriate by AAA; (vi) provided an estimate of the Continuation Value of each Partnership based upon the estimated present value of expected benefits to be received by each limited partner interest as though the Mergers did not occur and each Partnership's assets were sold within a twelve year period; AAA, as part of its analysis and review, determined appropriate rates of growth in house profit or net operating income, as well as reviewed other key variables affecting partnership cash flows and other economic/financial factors affecting the Partnerships' expected operations and results; (vii) reviewed the terms of the ground leases of the Hotels and the partnership agreement of each Partnership; (viii) reviewed audited and unaudited historical income statements, balance sheets and statements of sources and uses of funds of each Partnership and Host and pro forma financial information for Host REIT; (ix) reviewed audited and unaudited historical operating statements of each Hotel, as well as current operating statements and budgets; (x) conducted real estate valuation and financial due diligence with respect to the Partnerships and their underlying assets, liabilities and equity; (xi) reviewed internal Marriott International, Host and Partnership financial analyses and other internally generated data for each Hotel; and (xii) discussed all of the foregoing information, where appropriate, with management of Marriott International, Host and the Partnerships, and their respective employees.

     Assumptions. In rendering its opinion, AAA relied, without independent verification, on the accuracy and completeness in all material respects of certain relevant publicly available information and information provided to AAA by the Host and the Hotels AAA assured that all information furnished by Host, the Hotels and the Partnerships and their representatives, upon which AAA relied, presented an accurate description in all material respects of the current and prospective status of the Hotels and the Partnerships from an operational and financial point of view. AAA also noted that the Fairness Opinion was based upon financial, economic, market and other considerations as they existed and could be evaluated on the date thereof.

     Conclusions. AAA concluded that, based upon and subject to its analysis and assumptions and limiting conditions, and as of the date of the Fairness
Opinion: (i) the methodologies and underlying assumptions used to determine the Exchange Value, the Adjusted Appraised Value, the Continuation Value and Liquidation Value of each Partnership, including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels, are fair and reasonable, from a financial point of view, to the Limited Partners of each Partnership, and (ii) the methodologies used to determine the value of an OP Unit and to allocate the equity interest in the Operating Partnership to be received by the Limited Partners of each Partnership are fair and reasonable to the Limited Partners of each Partnership.

     Summary of Methodology. AAA evaluated each Partnership's Hotel(s) based upon the income capitalization approach and broadly applied the sales comparison approach. Appraisers typically use up to three approaches in valuing real property: the cost approach, the income capitalization approach and the sales comparison approach. The type and age of a property, market conditions and the quantity and quality of data affect the applicability of each approach in a specific appraisal situation. Since the Hotels are viable, existing, ongoing enterprises with established market presence, work force and management team, the cost approach was not considered by AAA in the Appraisals. The income capitalization approach estimates a Hotel's capacity to produce income through an analysis of the market, operating expenses and net income. Net income may then be processed into a value through either (or a combination of) two methods: direct capitalization or discounted cash flow analysis. The sales comparison approach looks at similar properties which have recently sold or are currently offered for sale in the market and are analyzed and compared with the Hotel being valued. For further description of the methodology employed by AAA in the Appraisals, see "Determination of Exchange Values and Allocation of OP Units."

     Compensation and Material Relationships. AAA has been paid a fee of $________ for its services as described herein, including the Appraisals and preparing to deliver the Fairness Opinion. In addition, AAA will be reimbursed for all reasonable out-of-pocket expenses, including legal fees, and will be indemnified against certain liabilities, including certain liabilities under the securities laws. The fee was negotiated between Host, the General Partners and AAA. Payment of the fee to AAA is not dependent upon completion of the Mergers. AAA has been previously engaged by Host and its affiliates to provide fairness opinions in connection with other transactions.

                      THE MERGERS AND THE REIT CONVERSION

General

     Limited Partners of each Partnership are being asked to approve the acquisition of their Partnership by the Operating Partnership through the merger of their Partnership with a Merger Partnership as part of the REIT Conversion. In each Merger, the Participating Partnership will survive, and each Limited Partner thereof will receive OP Units with a deemed value equal to the Exchange Value of his Partnership Interests (or, if the Limited Partner elects to tender such OP Units to the Operating Partnership, a Note in a principal amount equal to the Note Election Amount of his Partnership Interests). If the REIT Conversion, including the Mergers and the Blackstone Acquisition, is consummated as contemplated, the Operating Partnership will acquire and initially own, or have controlling interests in, approximately 120 full-service Hotels located throughout the United States and Canada, containing approximately 57,000 rooms and operating primarily under the Marriott, Ritz-Carlton, Four Seasons, Swissotel and Hyatt brand names. The Operating Partnership will be one of the largest owners of full-service hotels in the United States.

The REIT Conversion

     The transactions summarized below collectively constitute the REIT Conversion. If the required approvals for the various transactions are obtained and other conditions to the different steps in the REIT Conversion are satisfied or waived, these transactions are expected to occur at various times prior to the end of 1998 (or as soon thereafter as practicable). The Mergers of the Participating Partnerships are expected to occur at the final stage of the REIT Conversion.

     . Contribution of Host Lodging Assets to Operating Partnership. As a preliminary step, at various times during 1998, Host will contribute its wholly owned full-service hotel assets, its interests in the Hotel Partnerships and its other assets (excluding its senior living assets) to the Operating Partnership in exchange for (i) a number of OP Units equal to the number of outstanding shares of common stock of Host at the time of the REIT Conversion, (ii) preferred partnership interests in the Operating Partnership corresponding to any shares of Host preferred stock outstanding at the time of the REIT Conversion and
          (iii) the assumption by the Operating Partnership of certain liabilities of Host. Following these contributions, the Operating Partnership and its subsidiaries will directly own all of Host's wholly owned hotels and all of Host's interests in the Hotel Partnerships and Host's other assets (excluding its senior living assets).

     . Debt Refinancing. Prior to or concurrently with the initial contribution of assets by Host to the Operating Partnership, Host expects to refinance $1.55 billion of outstanding public bonds through offers to purchase such debt securities for cash and a concurrent solicitation of consents to amend the terms of the debt securities to permit the transactions constituting the REIT Conversion. Host expects to obtain the funds for this Bond Refinancing primarily from the issuance of new debt securities by the Operating Partnership, the issuance of preferred stock by Host or a new $1.25 billion unsecured New Credit Facility for the Operating Partnership, or any combination thereof. The proceeds of the New Credit Facility also will be used to repay the $22 million of outstanding indebtedness under the existing secured credit facility of HMC Capital Resources Holding Corp., a subsidiary of Host. See "Business and Properties -- Indebtedness."

     . Treatment of Convertible Preferred Securities. Prior to the Closing Date, Host will seek the consent of holders of the $550 million of outstanding Convertible Preferred Securities to the REIT Conversion. In the REIT Conversion, the Operating Partnership will assume primary liability for repayment of the convertible subordinated debentures of Host underlying the Convertible Preferred Securities. As the successor to Host, Host REIT also will be liable on the debentures and the debentures will become convertible into Common Shares, but the Operating Partnership will have primary responsibility for payment of the debentures, including all costs of conversion. Upon conversion by a Convertible Preferred Securities holder, the Operating Partnership will acquire Common Shares from Host REIT in exchange for an equal number of OP Units and distribute the Common Shares to the Convertible Preferred Securities holder. As a result of the REIT Conversion, including the distribution of SLC common stock and cash to Host shareholders and the Blackstone Entities in the merger of Host into Host REIT, the conversion ratio of the Convertible Preferred Securities will be adjusted pursuant to the anti-dilution provisions of the convertible debentures. See "Business and Properties -- Indebtedness."

     . The Mergers. On the Closing Date, each Participating Partnership will merge with a Merger Partnership. The Participating Partnerships will be the surviving entities of the Mergers and will continue in existence as direct or indirect subsidiaries of the Operating Partnership. In the Mergers, each Limited Partner will receive a number of OP Units with a deemed value equal to the Exchange Value of his respective Partnership Interests. If, at the time of the vote on the Merger of his Partnership, a Limited Partner elects to receive a
          Note instead of OP Units, such Limited Partner will, upon receipt of his OP Units, tender such OP Units in exchange for a Note with a principal amount equal to the Note Election Amount of his Partnership Interest. Partnerships that do not participate in a Merger will continue as separate partnerships, but the Operating Partnership may contribute some or all of the interests in certain of these Partnerships (such as Atlanta Marquis, Desert Springs, Hanover, MHP and MHP2) that it receives from Host and its subsidiaries to a Non-Controlled Subsidiary.

     . Restructuring of the Private Partnerships. The Operating Partnership will acquire the partnership interests from unaffiliated partners of certain Private Partnerships in exchange for OP Units and, accordingly, will own all of the interests in those Private Partnerships. For those Private Partnerships in which the unaffiliated partners have not elected to exchange their interests for OP Units,
          (i) the Operating Partnership will be a partner in the partnership if the unaffiliated partners consent to a Lease of the partnership's Hotel(s) to a Lessee or (ii) if the requisite consents to enter into a Lease are not obtained, the Operating Partnership may transfer its interest in such partnership to a Non-Controlled Subsidiary.

     . The Blackstone Acquisition. On the Closing Date, the Operating Partnership will acquire from the Blackstone Entities ownership of, or controlling interests in, twelve hotels and two mortgage loans, one secured by one of the acquired hotels and one secured by an additional hotel. In addition, Host will acquire a 25% interest in the Swissotel management company from the Blackstone Entities, which Host will transfer to SLC in connection with the distribution of SLC common stock to Host shareholders and the Blackstone Entities. In exchange for these assets, the Operating Partnership will issue approximately
          43.7 million OP Units, assume or repay debt and make cash payments totaling approximately $862 million and distribute approximately ___% of the shares of SLC common stock to the Blackstone Entities. Fifty percent of the OP Units issuable in the Blackstone Acquisition will become redeemable on July 1, 1999, an additional 25% will become redeemable on October 1, 1999, and the balance will become redeemable on January 1, 2000. Holders of OP Units issuable in the Blackstone Acquisition will have registration rights under a shelf registration statement with respect to REIT Shares received in connection with the exercise of their redemption rights.

          In connection with the Blackstone Acquisition, Host agreed to cause a person designated by Blackstone Real Estate Acquisitions L.L.C. ("Blackstone") to be appointed to serve as a director of Host (or a trustee of Host REIT following the REIT Conversion) and to continue to include a person designated by Blackstone in the slate of directors or trustees nominated by the board of directors or trustees for so long as Blackstone and its affiliates own at least 5% of the outstanding OP Units. Mr. Schreiber has been appointed to be the initial Blackstone designee. If the Blackstone Acquisition does not close, the Blackstone designee will resign. Host also agreed that, if more than two directors of SLC also are directors of Host REIT, Blackstone will be entitled to designate a director of SLC. The Operating Partnership does not expect that there will be more than two common directors of SLC and Host REIT.

          Host also agreed to certain limitations on sales and refinancing of the properties acquired in the Blackstone Acquisition lasting for five years after the REIT Conversion for 50% of the properties and for an additional five years for the remaining properties.

     . Contribution of Assets to Non-Controlled Subsidiaries. The Operating Partnership will organize the Non-Controlled Subsidiaries to hold various assets contributed by Host and its subsidiaries to the Operating Partnership, the direct ownership of which by the Operating Partnership would jeopardize Host REIT's status as a REIT. These assets primarily will consist of partnership or other interests in hotels which are not leased and certain international hotels in which Host owns interests. In exchange for the contribution of these assets to the Non-Controlled Subsidiaries, the Operating Partnership will receive nonvoting common stock representing 95% of the total economic interests of the Non-Controlled Subsidiaries. In addition, the Operating Partnership and, prior to the Mergers (assuming they participate in the Mergers), Atlanta Marquis, Hanover, MHP and PHLP, will sell to a Non-Controlled Subsidiary an estimated $___ million in value of personal property associated with certain Hotels for cash that has been contributed or loaned to the Non-Controlled Subsidiary by the Operating Partnership. The Operating Partnership could not lease this personal property to the Lessees without potentially jeopardizing Host REIT's qualification as a REIT. The Non-Controlled Subsidiary will lease such personal property to the applicable Lessees. One or more affiliates of Host will acquire all of the voting common stock representing the remaining 5% of the total economic interests (and 100% of the control) of each Non-Controlled Subsidiary.

     . Leases of Hotels. The Operating Partnership, its subsidiaries and its controlled partnerships, including the Partnerships, will lease virtually all of their Hotels to the Lessees pursuant to the Leases. See "Business and Properties -- The Leases." The leased Hotels will be operated by the Lessees under their existing brand names pursuant to their existing Management Agreements, which will be assigned to the Lessees for the terms of the applicable Leases but under which the Operating Partnership will remain obligated. See "Business and Properties -- The Management Agreements."

     . Host REIT Merger and Shareholder Distribution. Host will merge into Host REIT upon obtaining shareholder approval of the merger. Pursuant to the merger agreement, Host shareholders will receive, for each share of Host common stock, one Host REIT Common Share, a fraction of a share of common stock of SLC and an amount of cash to be determined. The aggregate value of the SLC common stock and cash to be distributed to Host shareholders is currently estimated to be approximately $400 to $550 million. The actual amount of the distribution will be based upon the estimated amount of accumulated earnings and profits of Host as of the last day of its taxable year ending on or immediately following the Closing Date. Following the distribution, SLC will own the senior living assets of Host, which are expected to consist of 31 retirement communities, a 25% interest in the Swissotel management company acquired from the Blackstone Entities and controlling interests in the Lessees.

     Following the REIT Conversion, assuming the Full Participation Scenario, the organizational structure of Host REIT will be as follows:


             [ORGANIZATIONAL STRUCTURE OF HOST REIT APPEARS HERE]


(1) Immediately following the distribution of SLC common stock to Host's shareholders and the Blackstone Entities and the merger of Host into Host REIT, all of the public shareholders of Host REIT (and the Blackstone Entities) will be the shareholders of SLC. The common ownership of the two public companies, however, will diverge over time.
(2) Represents Limited Partners and others who receive OP Units and not Notes; excludes Host and its subsidiaries.
(3) The Operating Partnership will own all or substantially all of the equity interests in the Participating Partnerships, certain Private Partnerships and other Host subsidiaries that own Hotels, both directly and through other direct or indirect, wholly owned subsidiaries of the Operating Partnership or Host REIT. Host will contribute its partial equity interests in the Non-Participating Partnerships and those Private Partnerships whose partners have not elected to exchange their interests for OP Units to the Operating Partnership, and the Operating Partnership will either hold such partial interests or contribute them to the Non-Controlled Subsidiaries.

The Mergers

     Issuance of OP Units or Notes. If Limited Partners holding the requisite percentage of outstanding Partnership Interests in a Partnership vote to approve a Merger, then such Participating Partnership will merge with a Merger Partnership, with the Participating Partnership being the surviving entity.
Each Limited Partner of the Participating Partnership will receive OP Units with an aggregate deemed value equal to the Exchange Value of such Limited Partner's Partnership Interests. The deemed value of an OP Unit and the Exchange Value of each Partnership have been established in the manner described in detail under "Determination of Exchange Values and Allocation of OP Units."

     At the time they vote on the Merger of their Partnership, Limited Partners can elect to tender the OP Units they will receive in the Merger (if their Partnership approves the Merger) in exchange for a Note. The principal amount of the Note received by a Limited Partner will be equal to the Note Election Amount of his Partnership Interest, which will be less than the value of the OP Units that such Limited Partner otherwise would have received (because the Note Election Amount is less than the Exchange Value for each Partnership). Holders of Notes will receive interest payments on a semi-annual basis on June 15 and December 15 of each year. Such election will, however, cause a Limited Partner to recognize gain at the time he receives the Note. See "Description of the Notes" and "Federal Income Tax Considerations -- Tax Treatment of Limited Partners who Exercise Their Right to Make the Note Election."

     No fractional OP Units will be issued by the Operating Partnership in the Mergers. In lieu thereof, fractional amounts less than or equal to 0.50 of a OP Unit will be rounded down to the next whole number of OP Units and fractional amounts greater than 0.50 will be rounded up to the next whole number of OP Units.

     For a description of the OP Units, including restrictions on transfer and the Unit Redemption Right, see "Description of OP Units."

     1998 Distributions. Limited Partners who receive OP Units will receive cash distributions from their respective Partnerships for all of 1998 and, if the Mergers do not occur in 1998, any portion of 1999 prior to the Mergers for which they do not receive a cash distribution from the Operating Partnership. Limited Partners who receive a Note will participate in the same distributions from the Partnerships as Limited Partners who receive OP Units but will not receive any distributions from the operating partnership.

     Vote Required for Merger. In the case of Atlanta Marquis, Chicago Suites, MDAH and PHLP, the approval required for each Merger is a majority of the outstanding limited partner interests in such Partnership. Host is entitled to vote its limited partner interests in Atlanta Marquis and PHLP on the Mergers, but Host is not entitled to vote its limited partner interest in MDAH, and it does not own a limited partner interest in Chicago Suites. In the case of Desert Springs, Hanover, MHP and MHP2, a majority of the limited partner interests held by Limited Partners (a "quorum") must be voted on the Merger (either for, against or abstain) for the vote to be recognized and a majority of the quorum must vote for the Merger to approve it. Host is required to vote its limited partner interests in such Partnerships (except for Desert Springs, in which Host does not own a limited partner interest) in the same manner as the majority of the other limited partner interests are voted. The approval of the Merger by the requisite percentage of limited partner interests of a Partnership will cause the Partnership to participate in the Merger and will bind all Limited Partners of such Partnership, including Limited Partners who voted against or abstained from voting with respect to the Merger. See "Voting Procedures -- Required Vote and Other Conditions."

     Amendments to Partnership Agreements. In order to consummate each Merger as currently proposed, there are a number of amendments required to be made to the partnership agreements of the Partnerships. A vote in favor of a Merger will be deemed to constitute consent to such amendments. The effectiveness of such amendments will be conditioned upon the Partnership's participation in a Merger. The required amendments include (i) permitting the Partnerships to enter into the Leases with the Lessees; (ii) reducing to one the number of appraisals of the fair market value of a Partnership's Hotel(s) that the Partnership must provide to the Limited Partners before the General Partner can cause a Partnership to sell its assets to the General Partner or an affiliate; and (iii) other amendments required to delete obsolete references, reflect the passage of time or allow the transactions constituting the Mergers or otherwise necessary or desirable to consummate the Mergers and the REIT Conversion.

     No Indemnification. Each Partnership will make certain representations and warranties to the Operating Partnership regarding itself and its Hotels in connection with its Merger. These representations and warranties will not survive the closing of the Merger. In addition, neither the Partnerships nor the General Partners will be required to indemnify the Operating Partnership for inaccuracies in such representations and warranties.

     Closing Adjustments. The General Partners currently expect that the Adjusted Appraised Value of each Partnership will be greater than either the Continuation Value or Liquidation Value of such Partnership (except for Atlanta Marquis and PHLP, where the Continuation Value is expected to be the greatest of the three values), which means that the Exchange Values of such Partnerships (other than Atlanta Marquis and PHLP) will be equal to their Adjusted Appraised Values. The Adjusted Appraised Values of the Partnerships may increase or decrease as a result of adjustments made prior to the Closing Date to reflect
(i) the amount of lender and capital expenditure reserves and the amount of deferred management fees, (ii) any amounts actually expended by a Partnership after the Initial Valuation Date to perform deferred maintenance previously used in determining the estimated Exchange Value of such Partnership and (iii) any changes in the Partnership's other reserves, such as for litigation expenses and indemnification costs and for any revised estimates of transfer and recordation taxes and fees. See "Determination of Exchange Values and Allocation of OP Units."

     Effective Time of the Mergers. The Effective Time will be the time that the merger of Host into Host REIT becomes effective, which is expected to be the final step in the REIT Conversion. This is expected to occur on or about December 31, 1998, subject to satisfaction or waiver of the conditions to the REIT Conversion. There is no assurance that the Effective Time will occur before January 1, 1999, and if the Effective Time occurs on or after January 1, 1999, the effectiveness of Host REIT's election of REIT status could be delayed until January 1, 2000, which would result in Host REIT continuing to pay corporate-level income taxes in 1999 and could cause the Blackstone Acquisitions not to be consummated.

Conditions to Consummation of the Mergers

     Participation by each Partnership in a Merger is subject to the satisfaction or waiver of certain conditions, including, among other things, consent of (i) Limited Partners holding the requisite percentage of Partnership Interests in such Partnership (as described above) and (ii) certain lenders and other third parties. Each Merger also is contingent upon the consummation of the remainder of the REIT Conversion.

Conditions to Consummation of the REIT Conversion

     The consummation of the REIT Conversion is subject to the satisfaction or waiver of a number of conditions, including the conditions set forth below.

     . Host Shareholder Approval. Shareholders owning a majority of the outstanding shares of Host's common stock shall have approved the merger of Host into Host REIT.

     . REIT Qualification. Host's Board of Directors shall have determined, based upon the advice of counsel, that Host REIT can elect to be treated as a REIT for federal income tax purposes effective no later than the first full taxable year commencing after the REIT Conversion.

     . NYSE Listing. The Common Shares shall have been approved for listing on the NYSE.

     . Debt Refinancing. The Bond Refinancing shall have been completed, the New Credit Facility shall have been obtained and the requisite percentage of holders of the Convertible Preferred Securities and other lenders to Host shall have consented to the REIT Conversion.

     . Consents of Partners of Other Partnerships. The outside partners in a sufficient number of Private Partnerships shall have elected to exchange their interests for OP Units or consented to a lease of one or more Hotels of their Private Partnerships so that Host REIT will be able to qualify as a REIT.

     . Third-Party Consents. Host shall have received all required third-party consents to the REIT Conversion, including consents of lenders, Marriott International and certain of its subsidiaries and ground lessors, and consents to transfer material operating licenses and permits and the Management Agreements.

     . No Adverse Tax Legislation. The United States Congress shall not have enacted legislation, or proposed legislation with a reasonable possibility of being enacted, that would have the effect of (i) substantially impairing the ability of Host REIT to qualify as a REIT or the Operating Partnership to qualify as a partnership or (ii) substantially increasing the federal tax liabilities of Host REIT resulting from the REIT Conversion. The determination that this condition has been satisfied will be made by Host, in its sole and absolute discretion.

Right to Exclude Partnerships

     The Operating Partnership has reserved the right to exclude any Partnership from participation in the REIT Conversion (even if the requisite percentage of Limited Partners has voted to approve the Merger of the Partnership and each of the other conditions to such Merger has been satisfied or waived) if the Operating Partnership determines, in its sole discretion, that such exclusion is in the best interests of the Operating Partnership. Any such Partnership that is so excluded shall be treated as a Non-Participating Partnership, as described below, and its Limited Partners will continue to hold their respective Partnership Interests.

Extension, Amendment and Termination of the Mergers

     The Operating Partnership and the General Partners reserve the right, subject to limitations under applicable law, to (i) amend the terms of any Merger or the REIT Conversion by giving written notice of such amendment to the Limited Partners, (ii) extend the Solicitation Period or delay consummation of any Merger, (iii) terminate the solicitation of consents pursuant to this Consent Solicitation as to any or all of the Partnerships, and (iv) terminate the REIT Conversion or any Merger whether or not all of the conditions thereto have been satisfied or waived. If the terms of any Merger or the REIT Conversion are amended in a manner determined by the Operating Partnership and the General Partners to constitute a material adverse change with respect to any Limited Partner, they will promptly disclose such amendment in a manner reasonably calculated to inform the applicable Limited Partners of such amendment and will extend the Solicitation Period for an appropriate time period if the Solicitation Period would otherwise expire during such extension period.

     If an event occurs or any matter is brought to the attention of the Operating Partnership that, in its judgment, materially affects, whether adversely or not, one or more of the Partnerships, any Merger or the REIT Conversion, the Operating Partnership reserves the right (but does not have the obligation) to terminate the solicitation of consents with respect to the Merger of any Partnership, decide not to consummate the REIT Conversion, modify the terms of REIT Conversion or any Merger or take such other actions as may be in its best interests.

Effect of REIT Conversion on Non-Participating Partnerships

     Each Non-Participating Partnership will continue to operate as a separate legal entity with its own assets and liabilities and with its current Limited Partners. There will be no change in its investment objectives, policies or restrictions or the fees or distributions payable to the applicable General Partner or Manager. Each Non-Participating Partnership will remain subject to the terms of its current partnership agreement.

Expenses

     The Operating Partnership and the Partnerships will incur substantial costs and expenses in connection with structuring and consummating the Mergers, including legal fees, accounting fees and other costs and expenses associated with these transactions.

     The Merger Expenses, whether or not the Mergers are approved by the Partnerships, will be borne as follows: If some or all of the Mergers are consummated, the Merger Expenses of the Participating Partnerships would be borne by the Operating Partnership. Transfer and recordation taxes and fees incurred in connection with any Merger will be paid by the Operating Partnership, but the amount of such taxes will be taken into account in determining the Exchange Value for the applicable Partnership (except Atlanta Marquis and PHLP, which have an Exchange Value equal to their respective Continuation Values). If a Merger is rejected, then the General Partner of such Partnership would pay such Partnership's share of the Merger Expenses. The REIT Conversion Expenses, other than the Merger Expenses, will be borne by the Operating Partnership.

     Assuming the Full Participation Scenario, the expenses of the Mergers are estimated to be as follows:


                                         Merger Expenses
Information Agent                                                   $
Printing, postage and brochures...................................
Travel, public relations, graphics, etc...........................
Transfer fees, taxes and title....................................
Legal fees and expenses...........................................
Appraisals (including fees and expenses)..........................
Fairness Opinion (including fees and expenses)....................
Environmental and Engineering (including fees and expenses).......
Accounting fees and expenses......................................
                                                                     ----------
   Total Merger Expenses..........................................  $
                                                                     ==========

Accounting Treatment


     The contribution by Host of its assets (other than its senior living assets) to the Operating Partnership in exchange for OP Units and the subsequent contributions by the Operating Partnership of certain of such assets to the Non-Controlled Subsidiaries will be accounted for at Host's historical (carryover) basis. The acquisition of the Hotel Partnerships in exchange for OP Units and the Blackstone Acquisition will be accounted for as purchases.

                            BUSINESS AND PROPERTIES

BUSINESS OF THE OPERATING PARTNERSHIP

     Host REIT and the Operating Partnership have been formed primarily to continue, in an UPREIT structure the hotel real estate ownership business currently conducted by Host. The primary business objectives of Host REIT and the Operating Partnership will be to (i) achieve long-term sustainable growth in Funds From Operations per OP Unit or Common Share, (ii) increase asset values by improving and expanding the initial Hotels, as appropriate, (iii) acquire additional existing and newly developed upscale and luxury full-service hotels in targeted markets, (iv) develop and construct upscale and luxury full-service hotels and (v) potentially pursue other real estate investments. Host REIT will operate as a self-managed and self-administered REIT and its operations will be conducted solely through the Operating Partnership and its subsidiaries. Following the REIT Conversion, the Hotels will consist of approximately 120 hotels representing approximately 57,000 rooms, located throughout the United States and Canada.

     Host REIT will be one of the largest hotel REITs in the United States. The Hotels are generally operated under the Marriott or Ritz-Carlton brand name and managed by subsidiaries of Marriott International and other companies. The Marriott and Ritz-Carlton brand names are among the most respected and widely recognized brand names in the lodging industry. Subsequent to the REIT Conversion, the Hotels will be leased by the Operating Partnership to the Lessees and will be managed on behalf of the Lessees by subsidiaries of Marriott International and other companies (the "Managers").

     Host REIT will be the sole general partner of the Operating Partnership and will manage all aspects of the business of the Operating Partnership. This will include decisions with respect to (i) sales and purchases of hotels, (ii) the financing of the hotels, (iii) the leasing of the hotels and (iv) capital expenditures for the hotels. Host REIT will be managed by its Board of Trustees and will have no employees who are not also employees of the Operating Partnership.

     Under current federal income tax law, REITs are not permitted to derive revenues directly from the operations of hotels. Therefore, the Operating Partnership will lease the Hotels, through its subsidiaries, to the Lessees under the Leases. See "-- The Leases" below. The Lessees will pay rent to the Operating Partnership generally equal to a specified Base Rent plus, to the extent it would exceed Base Rent, Percentage Rent. The Lessees will operate the Hotels pursuant to the Management Agreements with the Managers. Each of the Management Agreements provides for certain base and incentive management fees, plus reimbursement of certain costs, as further described below. See "-- The Management Agreements." Such fees will be the obligation of the Lessees and not the Operating Partnership (although the obligation to pay such fees could adversely affect the ability of the Lessees to pay the required rent to the Operating Partnership).

     The Leases, through the Percentage Rent provisions, are designed to allow the Operating Partnership to participate in any growth in room sales at the Hotels above specified levels, which management expects can be achieved through increases in room rates and occupancies. Although the economic trends affecting the hotel industry will be the major factor in generating growth in lease revenues, the abilities of the Lessees and the Managers will also have a material impact on future sales growth.

     In addition to external growth generated by new acquisitions, the Operating Partnership intends to carefully and periodically review its portfolio to identify opportunities to selectively enhance existing assets to improve operating performance. The Operating Partnership's Leases will provide the Operating Partnership with the right to approve and finance major capital improvements.

GENERAL

     The Company's primary focus is on the acquisition of upscale and luxury full-service hotel lodging properties. Since the beginning of 1994 through May 29, 1998, the Company has acquired 74 full-service hotels representing more than 34,000 rooms for an aggregate purchase price of approximately $3.5 billion. Based upon data provided by Smith Travel Research, the Company believes that its full-service hotels consistently outperform the industry's average occupancy rate by a significant margin and averaged 78.4% occupancy for 1997 compared to a 71.1% average occupancy for competing hotels in the upscale and luxury full-service segment of the lodging industry, the segment which is most representative of the Company's full-service hotels.

     The upscale and luxury full-service segments of the lodging industry are benefiting from a favorable supply and demand relationship in the United States, especially in the principal sub-markets in which the Company operates, considering hotels of similar size and quality. Management believes that demand increases have primarily resulted from a strong domestic economic environment and a corresponding increase in business travel. In spite of increased demand for rooms, the room supply growth rate in the full-service segment has not similarly increased. Management believes that this slower increase in the supply growth rate in the full-service segment is attributable to many factors, including (i) the limited availability of attractive building sites for full-service hotels, (ii) the lack of available financing for new full-service hotel construction and (iii) the availability of existing full-service properties for sale at a discount to their replacement cost. The relatively high occupancy rates of the Company's hotels, along with increased demand for full-service hotel rooms, have allowed the Managers of the Company's hotels to increase average daily room rates by selectively raising room rates and by replacing certain discounted group business with higher-rate group and transient business. As a result, on a comparable basis, room revenue per available room ("REVPAR") for the Company's full-service properties increased approximately 12.6% in 1997. The Company expects this supply/demand imbalance in the upscale and luxury full-service segments to continue, which should result in improved REVPAR at its hotel properties in the near term; however, there can be no assurance that such supply/demand imbalance will continue or that REVPAR will continue to improve.

BUSINESS OBJECTIVES

     The Operating Partnership's primary business objective is to maximize its cash available for distribution and enhance its value by:

   . Acquiring additional existing upscale and luxury full-service hotels, including Marriott and Ritz-Carlton hotels and other hotels operated by leading management companies such as Four Seasons, Hyatt and Swissotel, which satisfy the Operating Partnership's investment criteria, including entering into joint ventures when the Operating Partnership believes its return on investment will be maximized by doing so.

   . Developing new upscale and luxury full-service hotels, including Marriott and Ritz-Carlton hotels and other hotels operated by leading management companies such as Four Seasons, Hyatt and Swissotel, which satisfy the Operating Partnership's investment criteria, employing transaction structures which mitigate risk to the Operating Partnership.

   . Participating in the growth in sales for each of the hotels through leases which provide for the payment of rent based upon the lessees' gross hotel sales in excess of specified thresholds.

   . Enhancing existing hotel operations by completing selective capital improvements which are designed to increase gross hotel sales.

BUSINESS STRATEGY

     The Company's primary business strategy is to continue to focus on maximizing the profitability of its existing full-service hotel portfolio and acquiring and, in limited cases, constructing, additional high quality, full-service hotel properties, including controlling interests in joint ventures, partnerships or other entities holding such hotel properties. Although competition for acquisitions has increased, the Company believes that the upscale and luxury full-service segments of the market offer opportunities to acquire assets at attractive multiples of cash flow and at discounts to replacement value, including underperforming hotels which can be improved by conversion to the Marriott or Ritz-Carlton brands. The Company believes that the upscale and luxury full-service segment is very promising because:

   . There is a limited supply of new upscale and luxury full-service hotel rooms currently under construction in the sub-markets in which the Company operates. According to Smith Travel Research, from 1988 to 1991, upscale and luxury full-service room supply for the Company's competitive set increased an average of approximately 4% annually which resulted in an oversupply of rooms in the industry. However, this growth slowed to an average of approximately 1% from 1992 through 1997. Furthermore, the lead time from conception to completion of construction of a full-service hotel is generally three to five years or more in the markets in which the Company is principally pursuing acquisitions, which management believes will contribute to the continued low growth of room supply relative to the growth of room demand in the upscale and luxury full-service segments through 2000.

   . Many desirable hotel properties continue to be held by inadvertent owners such as banks, insurance companies and other financial institutions, both domestic and international, which are motivated and willing sellers. In recent years, the Company has acquired a number of properties from inadvertent owners at significant discounts to replacement cost, including luxury hotels operating under the Ritz-Carlton brand. While in the Company's experience to date, these sellers have been primarily U.S. financial organizations, the Company believes that numerous international financial institutions are also inadvertent owners of U.S. lodging properties and have only recently begun to dispose of such properties. The Company expects that there will be increased opportunities to acquire lodging properties from international financial institutions and expects to dedicate significant resources to aggressively pursue these opportunities.

   . The Company believes that there are numerous opportunities to improve the performance of acquired hotels by replacing the existing hotel manager with Marriott International and converting the hotel to the Marriott brand. Based upon data provided by Smith Travel Research, the Company believes that Marriott-flagged properties have consistently outperformed the industry. Demonstrating the strength of the Marriott brand name, the average occupancy rate for the Company's comparable full-service properties was 79.4%, compared to the average occupancy rate of 71.1% for competing upscale and luxury full-service hotels. In addition, the Company's comparable properties generated a 29% REVPAR premium over its competitive set. Accordingly, management anticipates that any additional full-service properties acquired by the Company in the future and converted from other brands to the Marriott brand should achieve higher occupancy rates and average room rates than has previously been the case for those properties as the properties begin to benefit from Marriott's brand name recognition, reservation system and group sales organization. The Company intends to pursue additional full-service hotel acquisitions, some of which may be conversion opportunities. Sixteen of the Company's 74 acquired full-service hotels from the beginning of 1994 through May 29, 1998 were converted to the Marriott brand following their acquisition.

   . The Company intends to increase its pool of potential acquisition candidates by considering acquisitions of select non-Marriott and non-Ritz-Carlton hotels that offer long-term growth potential and are consistent with the overall quality of its current portfolio. The Company will focus on upscale and luxury full-service properties in difficult to duplicate locations with high barriers to entry, such as hotels located in downtown, airport and resort/convention locations, which are operated by quality managers. In April 1998, the Company reached a definitive agreement with the Blackstone Entities to acquire interests in twelve upscale and luxury full-service hotels and a mortgage loan secured by a thirteenth hotel in the U.S. and certain other assets in a transaction valued at the time of the agreement at approximately $1.735 billion, including the assumption of debt. The Company expects to pay approximately $862 million in cash and assumed debt, issue approximately 43.7 million OP Units and distribute ___% of the shares of SLC common stock to the Blackstone Entities in exchange for the assets received from the Blackstone Entities. The Blackstone portfolio consists of two Ritz-Carltons, three Four Seasons (including one in which the Operating Partnership's only interest will be a mortgage loan), one Grand Hyatt, three Hyatt Regencies and four Swissotel properties.

     The Company believes it is well qualified to pursue its acquisition and development strategy. Management has extensive experience in acquiring and financing lodging properties and believes its industry knowledge, relationships and access to market information provide a competitive advantage with respect to identifying, evaluating and acquiring hotel assets.

     During 1997, the Company acquired, or purchased controlling interests in, 17 full-service hotels, containing 8,624 rooms, for an aggregate purchase price of approximately $765 million (including the assumption of approximately $418 million of debt). The Company also completed the acquisition of the 504-room New York Marriott Financial Center, following the acquisition of the mortgage on the hotel for $101 million in late 1996.

     The Company holds minority interests and serves as a general partner or limited partner in various partnerships that own, as of May 29, 1998, an aggregate of 240 hotel properties, 20 of which are full-service properties, managed or franchised by Marriott International. In 1997, the Company acquired, or obtained controlling interests in, five affiliated partnerships, adding 10 hotels to its portfolio. In January, the Company acquired a controlling interest in MHP. MHP owns the 1,503-room Marriott Orlando World Center and a 50.5% interest in the 624-room Marriott Harbor Beach Resort. In April, the Company acquired a controlling interest in the 353-room Hanover Marriott. In the fourth quarter, the Company acquired the Chesapeake Hotel Limited Partnership ("CHLP"). CHLP owns the 430-room Boston Marriott Newton; the 681-room Chicago Marriott O'Hare; the 595-room Denver Marriott Southeast; the 588-room Key Bridge Marriott in Virginia; the 479-room Minneapolis Marriott Bloomington; and the 221-room Saddle Brook Marriott in New Jersey. In December 1997, the Company obtained an interest in the partnership that owns the 884-room Marriott's Desert Springs Resort and Spa in California.

     In 1998, the Company acquired a controlling interest in the partnership that owns the Atlanta Marriott Marquis, containing 1,671 rooms, for approximately $239 million, including the assumption of approximately $164 million of mortgage debt. The Company also acquired a controlling interest in a partnership that owns three full-service hotels, containing a total of 1,029 rooms, for approximately $50 million and the outstanding interest in the 289-room Park Ridge Marriott in New Jersey for $24 million. In addition, the Company acquired the 281-room Ritz-Carlton, Phoenix for $75 million. The Company is continually engaged in discussions with respect to other potential acquisition properties and has entered into an agreement to acquire a controlling interest in the 397-room Ritz-Carlton in Tysons Corner, Virginia.

     In addition to investments in partnerships in which it already held minority interests, the Company has been successful in adding properties to its portfolio through partnership arrangements with either the seller of the property or the incoming managers (typically Marriott International or a Marriott franchisee). During 1997, the Company acquired interests in five such partnerships which owned five full-service hotels, including the 197-room Waterford Hotel in Oklahoma City, Oklahoma; the 404-room Norfolk Waterside Marriott in Norfolk, Virginia; the 380-room Hartford/Farmington Marriott near Farmington, Connecticut; the 380-room former Manhattan Beach Radisson Plaza in Manhattan Beach, California; and the 299-room Ontario Airport Marriott in Ontario, California. The Waterford Hotel and the Manhattan Beach Radisson Plaza have been converted to the Marriott brand. As discussed above, in 1998, the Company acquired a controlling interest in a partnership that owns three hotels: the 359-room Albany Marriott in New York; the 350-room San Diego Marriott Mission Valley in California; and the 320-room Minneapolis Marriott Southwest in Minnesota. The Company has the financial flexibility and, due to its existing partnership investment portfolio, the administrative infrastructure in place to accommodate such arrangements. The Company views this ability as a competitive advantage and expects to enter into similar arrangements to acquire additional properties in the future.

     The Company believes there is a significant opportunity to acquire additional Ritz-Carlton hotels due to the Company's relationship with Marriott International and due to the number of Ritz-Carlton brand hotels currently owned by inadvertent owners. The Company also intends to purchase upscale and luxury hotels with the intention of converting them to the Ritz-Carlton brand.

     The Company currently owns six international properties, with 2,550 rooms, located in Canada and Mexico. The overbuilding and economic stress currently being experienced in some European and Pacific Rim countries may eventually lead to additional international acquisition opportunities. The Company will acquire international properties only when such acquisitions achieve satisfactory returns after adjustments for currency and country risks.

     In addition to acquisitions, the Company plans to selectively develop new upscale and luxury full-service hotels in major urban markets and convention/resort locations with strong growth prospects, unique or difficult to duplicate sites, high barriers to entry for other new hotels and limited new supply. The Company intends to target only development projects that show promise of providing financial returns that represent a premium to acquisitions. In 1997, the Company announced that it will develop the 717-room Tampa Convention Center Marriott for $104 million, including a $16 million subsidy provided by the City of Tampa.

     The Company may also expand certain existing hotel properties where strong performance and market demand exists. Expansions to existing properties creates a lower risk to the Company as the success of the market is generally known and development time is significantly shorter than new construction. The Company recently committed to add approximately 500 rooms and an additional 15,000 square feet of meeting space to the 1,503-room Marriott Orlando World Center.

HOTEL LODGING INDUSTRY

     The upscale and luxury full-service segments of the lodging industry continue to benefit from a favorable cyclical imbalance in the supply/demand relationship in which room demand growth has exceeded supply growth, which has remained fairly limited. The lodging industry posted strong gains in revenues and profits in 1997, as demand growth continued to outpace additions to supply. The Company believes that upscale and luxury full-service hotel room supply growth will remain limited through at least 1998. Accordingly, the Company believes this supply/demand imbalance will result in improving occupancy and room rates which should result in improved REVPAR and operating profit.

     Following a period of significant overbuilding in the mid-to-late 1980s, the lodging industry experienced a severe downturn. Since 1991, new hotel construction, excluding casino-related construction, has been modest and largely offset by the number of rooms taken out of service each year. Due to an increase in travel and an improving economy, hotel occupancy has grown steadily over the past several years and room rates have improved. The Company believes that room demand for upscale and luxury full-service properties will continue to grow at approximately the rate of inflation. Increased room demand should result in increased hotel occupancy and room rates. According to Smith Travel Research, upscale and luxury full-service occupancy for the Company and its competitive set grew in 1997 to 72.5%, while room rate growth continued to exceed inflation. While room demand has been rising, new hotel supply growth has been minimal. Smith Travel Research data shows that upscale and luxury full-service room supply increased an average of only 1% annually from 1991 through 1997. According to Coopers & Lybrand, hotel supply in the upscale and luxury full-service segment is expected to grow annually at 1.8% to 1.9% through 1998. The increase in room demand and minimal growth in new hotel supply has also led to increased room rates. The Company believes that these recent trends will continue, with overall occupancy increasing slightly and room rates increasing at more than one and one-half times the rate of inflation in 1998.

     As a result of the overbuilding in the mid-to-late 1980s, many full-service hotels built have not performed as originally planned. Cash flow has often not covered debt service requirements, causing lenders (e.g., banks, insurance companies and savings and loans) to foreclose and become "inadvertent owners" who are motivated to sell these assets. In the Company's experience to date, these sellers have been primarily U.S. financial organizations. The Company believes that numerous international financial institutions are also inadvertent owners of lodging properties and expects there will be increased opportunities to acquire lodging properties from international financial institutions. While the interest of inadvertent owners to sell has created attractive acquisition opportunities with strong current yields, the lack of supply growth and increasing room night demand should contribute to higher long-term returns on invested capital. Given the relatively long lead time to develop urban, convention and resort hotels, as well as the lack of project financing, management believes the growth in room supply in this segment will be limited, at least until the year 2000.

HOTEL LODGING PROPERTIES

     The Company's lodging portfolio, as of May 29, 1998, consists of 99 upscale and luxury full-service hotels with over 48,000 rooms. The Company's hotel lodging properties represent quality assets in the upscale and luxury full-service lodging segment. All but three of the Company's hotel properties are currently operated under the Marriott or Ritz-Carlton brand names.

     The following tables set forth certain information with respect to the operations of the Hotels to be owned by the Operating Partnership following the REIT Conversion on a historical and pro forma basis for fiscal year 1997 and for the First Quarter 1998.

                                                                       Fiscal Year 1997
                                                         ---------------------------------------------
                                                                                      Average
                                                                                       Daily
      Partnership         No. of Hotels    No. of Rooms  Hotel Revenues  Occupancy     Rate    REVPAR
-----------------------  ----------------  ------------  --------------  ----------  --------  -------
                                                         (in thousands)
Atlanta Marquis(1)                   1            1,671  $       36,471       69.8%   $127.36  $ 88.95
Chicago Suites                       1              256           6,568       83.2     146.83   122.14
Desert Springs                       1              884          26,626       73.0     169.55   123.77
Hanover                              1              353           6,735       80.8     123.55    99.82
MDAH                                 6            1,692          26,699       76.4     102.97    78.63
MHP(2)                               2            2,127          75,211       80.3     155.44   124.84
MHP2(3)                              4            3,411          69,014       80.7     133.75   107.91
PHLP(4)                              8            3,181          50,323       78.5     105.21    82.63
Blackstone Hotels                   12            5,520         147,524       72.8     166.72   121.33
Host (historical)(5)                95           45,718         946,726       78.4     133.74   104.84
Host (pro forma)(5)(6)             121           57,048       1,281,520       77.7     132.73   103.17


                                                                      First Quarter 1998
                                                         ---------------------------------------------
                                                                                      Average
       Hotel                                                                           Daily
    Partnership           No. of Hotels    No. of Rooms  Hotel Revenues  Occupancy     Rate    REVPAR
-------------------      ----------------  ------------  --------------  ----------  --------  -------
                                                         (in thousands)
Atlanta Marquis(1)                   1            1,671  $       10,410       71.9%   $135.45  $ 97.40
Chicago Suites                       1              256           1,516       77.2     157.30   121.36
Desert Springs                       1              884          16,153       82.2     236.40   194.37
Hanover                              1              353           1,285       62.0     152.47    94.46
MDAH                                 6            1,692           6,877       75.6     114.04    86.16
MHP(2)                               2            2,127          27,575       85.5     192.84   164.82
MHP2(3)                              4            3,411          19,348       80.0     154.12   123.31
PHLP(4)                              8            3,181          16,533       80.3     125.99   102.44
Blackstone Hotels                   12            5,520          34,105       72.3     166.95   120.66
Host (historical)(5)                96           47,304         286,082       76.6     146.49   112.25
Host (pro forma)(5)(6)             121           57,048         330,751       76.2     146.24   111.39

______________
(1) Atlanta Marquis has an 80% residual interest in the Atlanta Marriott Marquis and for 1998 is expected to receive substantially all of the cash flow from the hotel.
(2) Includes Marriott's Harbor Beach Resort, of which MHP owns a 50.5% interest.
(3) Includes the Santa Clara Marriott, of which MHP2 owns the remaining 50% interest and Host owns a 50% interest.
(4) Includes the Tampa Westshore Marriott and the Raleigh Crabtree Marriott, which are currently consolidated by Host. A subsidiary of Host provided 100% non-recourse financing totaling approximately $35 million to PHLP, in which Host owns the sole general partner interest, for the acquisition of these two hotels.
(5) Includes Desert Springs, Hanover, MHP and MHP2 for both fiscal year 1997 and First Quarter 1998 and Atlanta Marquis for First Quarter 1998.
(6) Includes all Hotel Partnerships and the Blackstone Hotels, assuming the Full Participation Scenario.

     One commonly used indicator of market performance for hotels is room revenue per available room, or REVPAR, which measures daily room revenues generated on a per room basis. This does not include food and beverage or other ancillary revenues generated by the property. REVPAR represents the combination of the average daily room rate charged and the average daily occupancy achieved. The Company has reported annual increases in REVPAR since 1993.

     To maintain the overall quality of the Company's lodging properties, each property undergoes refurbishments and capital improvements on a regularly scheduled basis. Typically, refurbishing has been provided at intervals of five years, based on an annual review of the condition of each property. For the First Quarter 1998, fiscal year 1997, 1996 and 1995, the Company spent $40 million, $131 million, $87 million and $56 million, respectively, on capital improvements to existing properties. As a result of these expenditures, the Company will be able to maintain high quality rooms at its properties.

     The Company's hotels average nearly 500 rooms. Twelve of the Company's hotels have more than 750 rooms. Hotel facilities typically include meeting and banquet facilities, a variety of restaurants and lounges, swimming pools, gift shops and parking facilities. The Company's hotels primarily serve business and pleasure travelers and group meetings at locations in downtown and suburban areas, near airports and at resort convention locations throughout the United States. The properties are well situated in locations where there are significant barriers to entry by competitors. Marriott International serves as the manager for 83 of the 99 hotels owned by the Company and all but three are part of Marriott International's full-service hotel system. The average age of the properties is 15 years, although several of the properties have had substantial, more recent renovations or major additions. In 1997, for example, the Company substantially completed a two-year $30 million capital improvement program at the New York Marriott Marquis which included renovations to all guestrooms, refurbishment of ballrooms, restaurant updates and retail additions. In early 1998, the Company completed a $15 million capital improvement program at the Denver Marriott Tech Center. The program included replacement of guestroom interiors, remodeling of the lobby, ballroom, meeting rooms and corridors, as well as renovations to the exterior of the building.

     The chart below sets forth performance information for the Company's comparable hotels:


                                          First Quarter          Fiscal Year
                                     -----------------------  ------------------
                                       1998           1997      1997      1996
                                     --------       --------  --------  --------
COMPARABLE FULL-SERVICE HOTELS(1)
Number of properties...............       80             80        54        54
Number of rooms....................   39,442         39,442    27,074    27,044
Average daily rate.................  $148.30(2)     $136.56   $134.49   $121.58
Occupancy percentage...............    78.4%(2)       78.1%     79.4%     78.0%
REVPAR.............................  $116.20(2)     $106.60   $106.76   $ 94.84
REVPAR % change....................     9.0%(2)          --     12.6%        --

______________
(1) Consists of properties owned by the Company for all of 1997 and 1996 and for all of the First Quarter 1998 and First Quarter 1997, except for the 85-room Sacramento property, which is operated as an independent hotel.
(2) Includes the information related to the New York Marriott East Side and the Napa Valley Marriott which were sold in the second quarter of 1998.

     The chart below sets forth certain performance information for the Company's hotels:

                                          First Quarter                     Fiscal Year
                                      ------------------------       --------------------------------
                                         1998           1997           1997          1996      1995
                                      ----------      --------       --------      --------  --------
Number of properties...........            96               82             95            79        55
Number of rooms................        47,304           40,034         45,718        37,210    25,932
Average daily rate(1)..........       $146.49(2)       $136.34        $133.74       $119.94   $110.30
Occupancy percentage(1)........         76.6%(2)         77.8%          78.4%         77.3%     75.5%
REVPAR(1)......................       $112.25(2)       $106.00        $104.84       $ 92.71   $ 83.32

______________
(1) Excludes the information related to the 255-room Elk Grove Suites hotel, which was leased to a national hotel chain through September 1997, and the 85-room Sacramento property, which is operated as an independent hotel.
(2) Includes the information related to the New York Marriott East Side and the Napa Valley Marriott which were sold in the second quarter of 1998.

     Revenues in 1997 for nearly all of the Company's hotels were improved or comparable to 1996. This improvement was achieved through steady increases in customer demand, as well as yield management techniques applied by the manager to maximize REVPAR on a property-by-property basis. REVPAR for comparable properties increased 12.6% for fiscal year 1997 as average room rates increased almost 11% and average occupancy increased over one percentage point. Overall, this resulted in outstanding sales growth. Sales expanded at a 9% rate for comparable hotels and house profit margins increased by over two percentage points. For First Quarter 1998, REVPAR for comparable properties increased 9% as average room rates increased 8.6% and average occupancy increased slightly. Sales for First Quarter 1998 expanded at a 10% rate for comparable hotels and the house profit margins increased by one percentage point. The Company believes that its hotels consistently outperform the industry's average REVPAR growth rates. The relatively high occupancy rates of the Company's hotels, along with increased demand for upscale and luxury full-service hotel rooms, allowed the managers of the Company's hotels to increase average room rates by selectively raising room rates and replacing certain discounted group business with higher-rate group and transient business. The Company believes that these favorable REVPAR growth trends should continue due to the limited new construction of full-service properties and the expected improvements from the conversion of seven properties to the Marriott brand in 1996 and 1997.

     A number of the Company's full-service hotel acquisitions were converted to the Marriott brand upon acquisition -- most recently the Coronado Island Marriott Resort and the Manhattan Beach Marriott were converted in the second half of 1997. The conversion of these properties to the Marriott brand is intended to increase occupancy and room rates as a result of Marriott International's nationwide marketing and reservation systems, its Marriott Rewards program, group sales force, as well as customer recognition of the Marriott brand name. The Marriott brand name has consistently delivered occupancy and REVPAR premiums over other brands. Based upon data provided by Smith Travel Research, the Company's comparable properties have an eight percentage point occupancy premium and a 29% REVPAR premium over its competitive set for 1997. The Company actively manages the conversions and, in many cases, has worked closely with the manager to selectively invest in enhancements to the physical product to make the property more attractive to guests or more efficient to operate. The invested capital with respect to these properties is primarily used for the improvement of common areas, as well as upgrading soft and hard goods (i.e., carpets, drapes, paint, furniture and additional amenities). The conversion process typically causes periods of disruption to these properties as selected rooms and common areas are temporarily taken out of service. Historically, the conversion properties have shown improvements as the benefits of Marriott International's marketing and reservation programs, group sales force and customer service initiatives take hold. In addition, these properties have generally been integrated into Marriott International's systems covering purchasing and distribution, insurance, telecommunications and payroll processing.

     Following the REIT Conversion, the Lessees and the Managers will continue to focus on cost control in an attempt to ensure that hotel sales increases serve to maximize house and operating profit. While control of fixed costs serves to improve profit margins as hotel sales increase, it also results in more properties reaching financial performance levels that allow the Managers to share in the growth of profits in the form of incentive management fees. The Company believes this is a positive development as it strengthens the alignment of the Company's, the Lessees' and the Managers' interests.

     During 1996, the Company completed its divestiture of limited-service properties through the sale and leaseback of 16 Courtyard and 18 Residence Inn properties. These properties, along with 37 Courtyard properties sold and leased back during 1995, continue to be reflected in the Company's revenues and are managed by Marriott International under long-term management agreements. During 1997, limited-service properties represented 2% of the Company's hotel EBITDA, compared to 5% in 1996, and the Company expects this percentage to continue to decrease as the Company continues to acquire primarily full-service properties.

Hotel Properties

     The following table sets forth, as of May 29, 1998, the location and number of rooms relating to each of the Company's hotels. All of the properties are operated under Marriott brands by Marriott International, unless otherwise indicated.

LOCATION                                        ROOMS           LOCATION                                                ROOMS
--------                                        -----           --------                                                -----
Alabama                                                         Illinois
  Grand Hotel Resort and Golf Club.............   306             Chicago/Deerfield Suites............................    248
Arizona                                                           Chicago/Downers Grove Suites........................    254
  Scottsdale Suites............................   251             Chicago/Downtown Courtyard..........................    334
  The Ritz-Carlton, Phoenix(11)................   281             Chicago O'Hare (12).................................    681
California                                                      Indiana
  Coronado Island Resort (1)...................   300             South Bend (5)......................................    300
  Costa Mesa Suites............................   253           Louisiana
  Desert Springs Resort and Spa (2)(3).........   884             New Orleans (3).....................................  1,290
  Manhattan Beach (4)..........................   380           Maryland
  Marina Beach (5).............................   368             Bethesda (5)........................................    407
  Newport Beach................................   570             Gaithersburg/Washingtonian Center...................    284
  Newport Beach Suites.........................   250           Massachusetts
  Ontario Airport (6)..........................   299             Boston/Newton (12)..................................    430
  Sacramento Airport (5)(7)....................    85           Michigan
  San Diego Marriott Hotel and Marina (5)...... 1,355             Detroit Romulus.....................................    245
  San Diego Mission Valley (8).................   350           Minnesota
  San Francisco Airport........................   684             Minneapolis/Bloomington (12)........................    479
  San Francisco Fisherman's Wharf (9)..........   285             Minneapolis City Center (5).........................    583
  San Francisco Moscone Center (5)............. 1,498             Minneapolis Southwest (8)...........................    320
  San Ramon (5)................................   368           Missouri
  Santa Clara (5)..............................   754             Kansas City Airport (5).............................    382
  The Ritz-Carlton, Marina del Rey (10)(11)....   306             St. Louis Pavilion (5)..............................    672
Colorado                                                        New Hampshire
  Denver Southeast (12)........................   595             Nashua..............................................    251
  Denver Tech Center...........................   625           New Jersey
  Denver West (5)..............................   307             Hanover (2)(3)......................................    353
  Marriott's Mountain Resort at Vail...........   349             Newark Airport (5)..................................    590
Connecticut                                                       Park Ridge..........................................    289
  Hartford/Farmington (6)......................   380             Saddle Brook (12)...................................    221
  Hartford/Rocky Hill (5)......................   251           New York
Florida                                                           Albany (8)..........................................    359
  Fort Lauderdale Marina.......................   580             New York Marriott Financial Center (14).............    504
  Harbor Beach Resort (2)(3)...................   624             New York Marriott Marquis (5).......................  1,911
  Jacksonville (9).............................   256             Marriott World Trade Center (5).....................    820
  Miami Airport (5)............................   782           North Carolina
  Orlando World Center (2)(3).................. 1,503             Charlotte Executive Park (9)........................    298
  Palm Beach Gardens (5)(9)....................   279             Raleigh Crabtree Valley (13)........................    375
  Singer Island (Holiday Inn) (7)..............   222           Oklahoma
  Tampa Airport (5)............................   295             Oklahoma City.......................................    354
  Tampa Westshore (5)(13)......................   309             Oklahoma City Waterford (4).........................    197
  The Ritz-Carlton, Naples (11)................   463           Oregon
Georgia                                                           Portland............................................    503
  Atlanta Marriott Marquis (2)(3).............. 1,671           Pennsylvania
  Atlanta Midtown Suites (5)...................   254             Philadelphia (Convention Center) (5)................  1,200
  Atlanta Norcross.............................   222             Philadelphia Airport (5)............................    419
  Atlanta Northwest............................   400             Pittsburgh City Center (5)(9).......................    400
  Atlanta Perimeter (5)........................   400           Texas
  JW Marriott Hotel at Lenox (5)...............   371             Dallas/Fort Worth...................................    492
  The Ritz-Carlton, Atlanta (11)...............   447             Dallas Quorum (5)...................................    547
  The Ritz-Carlton, Buckhead (11)..............   553             El Paso (5).........................................    296



HOTEL PROPERTIES (CONTINUED)                                             Properties that are currently not consolidated by Host
                                                                         and are subject to the Mergers:

LOCATION                                        ROOMS                    HOTEL                                  STATE          ROOMS
--------                                        -----                    -----                                  -----          -----
Texas (Continued)
  Houston Airport (5).........................    566
  JW Marriott Houston.........................    503                    MDAH
  Plaza San Antonio (9).......................    252                      Fairview Park....................... Virginia         395
  San Antonio Rivercenter (3)(5)..............    999                      Dayton.............................. Ohio             399
  San Antonio Riverwalk (5)...................    500                      Research Triangle Park.............. North Carolina   224
Utah                                                                       Detroit Marriott Southfield......... Michigan         226
  Salt Lake City (5)..........................    510                      Detroit Marriott Livonia............ Michigan         224
Virginia                                                                   Fullerton (5)....................... California       224
  Dulles Airport (5)..........................    370                                                                          -----
  Key Bridge (12).............................    588                                                                          1,692
  Norfolk Waterside (6).......................    404                                                                          -----
  Pentagon City...............................    300                    Chicago Suites
  Washington Dulles Suites....................    254                      Marriott O'Hare Suites (5).......... Illinois         256
  Westfields..................................    335                                                                          -----
  Williamsburg................................    295                    PHLP
Washington, D.C.                                                           Albuquerque (5)..................... New Mexico       411
  Washington Metro Center.....................    456                      Greensboro-High Point (5)........... North Carolina   299
Canada                                                                     Houston Medical Center (5).......... Texas            386
  Calgary.....................................    380                      Miami Biscayne Bay (5).............. Florida          605
  Toronto Airport (15)........................    423                      Marriott Mountain Shadows Resort.... Arizona          337
  Toronto Eaton Centre (5)....................    459                      Seattle SeaTac Airport.............. Washington       459
  Toronto Delta Meadowvale (7)................    374                                                                          -----
Mexico                                                                                                                         2,497
  Mexico City Airport (15)....................    600                                                                          -----
  JW Marriott Hotel, Mexico City (15).........    314                           TOTAL......................................... 4,445
                                               ------                                                                          =====
        TOTAL................................. 48,135
                                               ======
                                                                         Properties that are included in the Blackstone portfolio
                                                                         are as follows:

                                                                         HOTEL                                  STATE         ROOMS
                                                                         -----                                  -----         -----
                                                                         Four Seasons, Atlanta................. Georgia         246
                                                                         Four Seasons, Philadelphia............ Penn.           365
                                                                         Grand Hyatt, Atlanta.................. Georgia         439
                                                                         Hyatt Regency, Burlingame............. California      793
                                                                         Hyatt Regency, Cambridge.............. Massachusetts   469
                                                                         Hyatt Regency, Reston................. Virginia        514
                                                                         Swissotel, Atlanta.................... Georgia         348
                                                                         Swissotel, Boston..................... Massachusetts   498
                                                                         Swissotel, Chicago.................... Illinois        630
                                                                         The Drake (Swissotel), New York....... New York        494
                                                                         The Ritz-Carlton, Amelia Island....... Florida         449
                                                                         The Ritz-Carlton, Boston (4).......... Massachusetts   275
                                                                                                                              -----
                                                                                TOTAL........................................ 5,520
                                                                                                                              =====

______________
(1) This property was acquired by the Company and converted to the Marriott brand in 1997.
(2) The Company acquired a controlling interest in the partnership that owns this property in 1997 or 1998. The Company previously owned a general partner interest in the partnership.
(3) Property is held within a partnership and is currently consolidated by Host.
(4) The Company acquired a controlling interest in the newly-formed partnership that owns this property in 1997. The property was converted to the Marriott brand and is operated as a Marriott franchised property.
(5) The land on which the hotel is built is leased under a long-term lease agreement.
(6) The Company acquired a controlling interest in the newly-formed partnership that owns this property in 1997. The property is operated as a Marriott franchised property.
(7) Property is not operated as a Marriott and is not managed by Marriott International.
(8) The Company acquired a controlling interest in the partnership that owns this property in 1998. The property will be operated as a Marriott franchised property.
(9) Property is operated as a Marriott franchised property.
(10) Property was acquired by the Company in 1997.
(11) Property is operated as a Ritz-Carlton. The Ritz-Carlton Hotel Company, L.L.C. manages the property and is 49% owned by Marriott International.

(12) The Company acquired the partnership that owns this property in 1997. The Company previously owned a general partner interest in the partnership.
(13) Property is owned by PHLP. A subsidiary of the Company provided 100% non-recourse financing totaling approximately $35 million to PHLP, in which the Company owns the sole general partner interest, for the acquisition of these two hotels. The Company consolidates these properties in the accompanying financial statements.
(14) The Company completed the acquisition of this property in early 1997. The Company previously had purchased the mortgage loan secured by the hotel in late 1996.
(15) Property will be transferred to the Non-Controlled Subsidiary in conjunction with the REIT Conversion and no longer consolidated by the Company.

1998 ACQUISITIONS

     In January 1998, the Company acquired an interest in Atlanta Marquis, which owns an interest in the 1,671-room Atlanta Marriott Marquis Hotel, for approximately $239 million, including the assumption of approximately $164 million of mortgage debt. The Company previously owned a 1.3% general and limited partnership interest. In March 1998, the Company acquired a controlling interest in the partnership that owns three hotels: the 359-room Albany Marriott, the 350-room San Diego Marriott Mission Valley and the 320-room Minneapolis Marriott Southwest for approximately $50 million. In the second quarter of 1998, the Company acquired the partnership that owns the 289-room Park Ridge Marriott in Park Ridge, New Jersey for $24 million. The Company previously owned a 1% managing general partner interest and a note receivable interest in such partnership. In addition, the Company acquired the 281-room Ritz-Carlton, Phoenix for $75 million. The Company has also entered into an agreement to acquire The Ritz-Carlton in Tysons Corner, Virginia (397 rooms). In April 1998, the Company, through the Operating Partnership, entered into an agreement to acquire certain assets from various affiliates of The Blackstone Group. See " -- Blackstone Acquisition."

BLACKSTONE ACQUISITION

     In April 1998, the Company reached a definitive agreement with the Blackstone Entities to acquire ownership of, or controlling interests in, twelve hotels and two mortgage loans, one secured by one of the acquired hotels and one secured by an additional hotel. In addition, the Company will acquire a 25% interest in the Swissotel management company from the Blackstone Entities, which the Company will transfer to SLC in connection with the distribution of SLC common stock to the Company's shareholders and the Blackstone Entities. In exchange for these assets, the Operating Partnership will issue approximately
43.7 million OP Units, assume or repay debt and make cash payments totaling approximately $862 million and distribute approximately ___% of the shares of SLC common stock to the Blackstone Entities. Each OP Unit will be exchangeable for one Host REIT Common Share (or its cash equivalent at the Company's election). Upon completion of the Blackstone Acquisition and the REIT Conversion, Blackstone Entities will own approximately __% of the primary shares outstanding of Host REIT Common Shares. John G. Schreiber, co-chairman of the Blackstone Real Estate Partners' investment committee, has joined the Board of Directors of the Company.

     The Blackstone portfolio is one of the premier collections of hotel real estate properties. It includes: The Ritz-Carlton, Amelia Island (449 rooms); The Ritz-Carlton, Boston (275 rooms); Hyatt Regency Burlingame at San Francisco Airport (793 rooms); Hyatt Regency Cambridge, Boston (469 rooms); Hyatt Regency Reston, Virginia (514 rooms); Grand Hyatt Atlanta (439 rooms); Four Seasons Philadelphia (365 rooms); Four Seasons Atlanta (246 rooms); The Drake (Swissotel) New York (494 rooms); Swissotel Chicago (630 rooms); Swissotel Boston (498 rooms) and Swissotel Atlanta (348 rooms). Additionally, the transaction includes: the first mortgage loan on the Four Seasons Beverly Hills (285 rooms) as well as a letter of intent to purchase the equity interest in the property; two office buildings in Atlanta -- the offices at The Grand (97,879 sq. ft.) and the offices at the Swissotel (67,110 sq. ft.); and a 25% interest in the Swissotel U.S. management company.

     At the closing of the REIT Conversion, the Blackstone portfolio will be contributed to the Operating Partnership and its hotels will be leased to subsidiaries of SLC and will continue to be managed on behalf of the Lessees under their existing management contracts. The Operating Partnership's acquisition of the Blackstone portfolio is subject to certain conditions, including the REIT Conversion being consummated by March 31, 1999.

INVESTMENTS IN AFFILIATED PARTNERSHIPS

     The Company and certain of its subsidiaries also manage the Company's partnership investments and conduct the partnership services business. As such, at May 29, 1998, the Company and/or its subsidiaries own an investment in, and generally serve as a general partner or managing general partner for, 18 unconsolidated partnerships which collectively own 20 Marriott full-service hotels, 120 Courtyard hotels, 50 Residence Inns and 50 Fairfield Inns. In addition, the Company holds notes receivable (net of reserves) from partnerships totaling approximately $23 million at January 2, 1998. Fifteen of the 20 full-service hotels will be acquired by the Operating Partnership in connection with the Mergers.

     As the managing general partner of these partnerships, the Company and its subsidiaries are responsible for the day-to-day management of partnership operations, which includes payment of partnership obligations from partnership funds, preparation of financial reports and tax returns and communications with lenders, limited partners and regulatory bodies. The Company or its subsidiaries are usually reimbursed for the cost of providing these services.

     Hotel properties owned by the unconsolidated partnerships generally were acquired from the Company or its subsidiaries in connection with limited partnership offerings. These hotel properties are currently operated under management agreements with Marriott International. As the managing general partner of such partnerships, the Company or its subsidiaries oversee and monitor Marriott International's performance pursuant to these agreements.

     The Company's interests in these partnerships range from 1% to 50%. Cash distributions provided from these partnerships are tied to the overall performance of the underlying properties and the overall level of debt owed by the partnership. Partnership distributions to the Company were $1 million in the First Quarter 1998, $5 million in each of 1997 and 1996 and $3 million in 1995. All partnership debt is nonrecourse to the Company and its subsidiaries, except that the Company is contingently liable under various guarantees of debt obligations of certain of these partnerships. Such commitments are limited in the aggregate to $60 million at January 2, 1998. Subsequent to year-end, such maximum commitments were reduced to $20 million in connection with the refinancing and acquisition of a controlling interest in the Atlanta Marriott Marquis. In most cases, fundings of such guarantees represent loans to the respective partnerships.

Marketing

     At May 29, 1998, 83 of the Company's 99 hotel properties are managed or franchised by Marriott International as Marriott or Ritz-Carlton brand hotels. Thirteen of the 16 remaining hotels are operated as Marriott brand hotels under franchise agreements with Marriott International. The Company believes that these Marriott-managed and franchised properties will continue to enjoy competitive advantages arising from their participation in the Marriott International hotel system. Marriott International's nationwide marketing programs and reservation systems as well as the advantage of the strong customer preference for Marriott brands should also help these properties to maintain or increase their premium over competitors in both occupancy and room rates.
Repeat guest business in the Marriott hotel system is enhanced by the Marriott Rewards program, which expanded the previous Marriott Honored Guest Awards program. Marriott Rewards membership includes more than 7.5 million members.

     The Marriott reservation system provides Marriott reservation agents complete descriptions of the rooms available for sale and up-to-date rate information from the properties. The reservation system also features connectivity to airline reservation systems, providing travel agents with access to available rooms inventory for all Marriott and Ritz-Carlton lodging properties. In addition, software at Marriott's centralized reservations centers enables agents to immediately identify the nearest Marriott or Ritz-Carlton brand property with available rooms when a caller's first choice is fully occupied.

COMPETITION

     The Company's hotels compete with several other major lodging brands in each segment in which they operate. Competition in the industry is based primarily on the level of service, quality of accommodations, convenience of locations and room rates. The following table presents key participants in segments of the lodging industry in which the Company competes:

SEGMENT                      REPRESENTATIVE PARTICIPANTS
-------                      ---------------------------

Luxury Full-Service.......   Ritz-Carlton; Four Seasons
Upscale Full-Service......   Crowne Plaza; Doubletree; Hyatt; Hilton;
                             Marriott Hotels, Resorts and Suites; Radisson;
                             Red Lion; Sheraton; Swissotel; Westin; Wyndham

RELATIONSHIP WITH HM SERVICES

     On December 29, 1995, the Company distributed to its shareholders through a special dividend (the "Special Dividend") all of the outstanding shares of common stock of Host Marriott Services Corporation ("HM Services"), formerly a direct, wholly owned subsidiary of the Company which, as of the date of the Special Dividend, owned and operated the food, beverage and merchandise concessions at airports, on tollroads and at stadiums and arenas and other tourist attractions. The Special Dividend provided Company shareholders with one share of common stock of HM Services for every five shares of Company common stock held by such shareholders on the record date of December 22, 1995.

     For the purpose of governing certain of the ongoing relationships between the Company and HM Services after the Special Dividend, and to provide an orderly transition, the Company and HM Services have entered into various agreements, including agreements to (i) allocate certain responsibilities with respect to employee compensation, benefit and labor matters; (ii) define the respective parties' rights and obligations with respect to deficiencies and refunds of Federal, state and other income or franchise taxes relating to the Company's businesses for tax years prior to the Special Dividend and with respect to certain tax attributes of the Company's after the Special Dividend;
(iii) provide certain administrative and other support services to each other for a transitional period on an as-needed basis; and (iv) to provide for the issuance of HM Services common stock in connection with the exercise of certain outstanding warrants to purchase shares of Company common stock.

RELATIONSHIP WITH MARRIOTT INTERNATIONAL; MARRIOTT INTERNATIONAL DISTRIBUTION

     Prior to October 8, 1993, the Company was named "Marriott Corporation." In addition to conducting its existing hotel ownership business and the business of HM Services (prior to its distribution to shareholders through the Special Dividend), Marriott Corporation engaged in lodging and senior living services management, timeshare resort development and operation, food service and facilities management and other contract services businesses (the "Management Business"). On October 8, 1993, the Company completed the Marriott International Distribution (as defined herein). Marriott International conducts the Management Business as a separate publicly traded company.

     The Company and Marriott International have entered into agreements which provide, among other things, for Marriott International to (i) manage or franchise various hotel properties owned or leased by the Company, (ii) advance up to $225 million to the Company under the Marriott International line of credit, which was terminated in 1997, (iii) provide first mortgage financing of $109 million for the Philadelphia Marriott Hotel, which was repaid in December 1996, (iv) provide financing for certain Company acquisitions, (v) guarantee the Company's performance in connection with certain loans or other obligations and
(vi) provide certain limited administrative services. The Company views its relationship with Marriott International as providing various advantages, including access to high quality management services, strong brand names and superior marketing and reservation systems.

     Marriott International has the right to purchase up to 20% of the voting stock of the Company if certain events involving a change of control of the Company occur, subject to certain limitations.

EMPLOYEES

     Currently, the Company and its subsidiaries collectively have approximately 225 corporate employees, and approximately 300 other employees (primarily employed at one of its non-U.S. hotels) which are covered by collective bargaining agreements that are subject to review and renewal on a regular basis. The Company believes that it has good relations with its labor unions and has not experienced any material business interruptions as a result of labor disputes. Following the REIT Conversion, the Operating Partnership expects to have ____ employees.

ENVIRONMENTAL AND REGULATORY MATTERS

     Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws may impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, certain environmental laws and common law principles could be used to impose liability for release of asbestos-containing materials ("ACMs"), and third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released ACMs. Environmental laws also may impose restrictions on the manner in which property may be used or business may be operated, and these restrictions may require expenditures. In connection with its current or prior ownership or operation of hotels, the Company may be potentially liable for any such costs or liabilities. Although the Company is currently not aware of any material environmental claims pending or threatened against it, no assurance can be given that a material environmental claim will not be asserted against the Company.

LEGAL PROCEEDINGS

     Following the Mergers and the REIT Conversion, the Operating Partnership will assume all liability arising under legal proceedings filed against Host and will indemnify Host REIT as to all such matters. Host and the other defendants believe all of the lawsuits in which Host is a defendant, including the following lawsuits, are without merit and the defendants intend to defend vigorously against such claims. However, no assurance can be given as to the outcome of any of the lawsuits.

     Texas Multi-Partnership Lawsuit. On March 16, 1998, limited partners in several limited partnerships sponsored by Host filed a lawsuit, Robert M. Haas,
                                                                ---------------
Sr. and Irwin Randolph Joint Tenants, et al. v. Marriott International, Inc., et
--------------------------------------------------------------------------------
al, Case NO. CI-04092, in the 57th Judicial District Court of Bexar County,
--
Texas.

alleging that the defendants conspired to sell hotels to the partnerships for inflated prices and that they charged the partnerships excessive management fees to operate the partnerships' hotels. The plaintiffs further allege that the Defendants committed fraud, breached fiduciary duties and violated the provisions of various contracts. The plaintiffs are seeking unspecified damages. Although the partnerships have not been named as defendants, their partnership agreements include provisions which require the partnerships to indemnify the general partners against losses, expenses and fees.

     Limited Service Transaction. On February 11, 1998, a group of four individuals, all of whom are limited partners in partnerships sponsored by Host, filed a putative class action lawsuit Ruben, et al v. Host Marriott Corporation,
                                      ------------------------------------------
et al, Civil Action NO. 16186 in Delaware State Chancery Court, several limited
-----
partnerships alleging that the proposed merger of the partnerships (the "Consolidation") into an UPREIT Structure constitutes a breach of the fiduciary duties owed to the limited partners of the partnerships by Host and the general partners of the partnerships. In addition, the plaintiffs allege that the Consolidation breaches various agreements relating to the partnerships. Although the partnerships have not been named as defendants, their partnership agreements include provisions which require the partnerships to indemnify the general partners against losses, expenses and fees.

     Atlanta Marquis. Certain limited partners of Atlanta Marriott Marquis Limited Partnership ("AMMLP"), filed a putative class-action lawsuit Hiram and
                                                                     ---------
Ruth Strum v. Marriott Marquis Corporation, et al, Case NO. 97-CV-3706, in the
-------------------------------------------------
U.S. District Court for the Northern District of Georgia, against AMMLP's general partner, its directors and Host, regarding the merger of AMMLP into a new partnership (the "AMMLP Merger") as part of a refinancing of the partnership's debt. The plantiffs allege that the defendants misled the limited partners in order to induce them to approve the AMMLP Merger, violated securities regulations and federal roll-up regulations and breached their fiduciary duties to the partners.

Although the partnerships have not been named as defendants, their partnership agreements include provisions which require the partnerships to indemnify the general partners against losses, expenses and fees.

     Courtyard II. A group of partners in Courtyard by Marriott II Limited Partnership ("CBM II") filed a lawsuit, Whiley Ford, et al. V. Host Marriott Corporation, et al., Case NO. 96-CI-08327, in the 285th Judicial Court of Bekar County, Texas, and later a putative class action lawsuit against Host, Marriott International and others alleging breach of fiduciary duty, breach of contract, fraud, negligent misrepresentation, tortious interference, violation of the Texas Free Enterprise and Antitrust Act of 1983, and conspiracy in connection with the formation, operation, and management of CBM II and its hotels. The plaintiffs also claim that they were damaged by CBM II's failure to refinance in 1992 and by the 1993 division of Marriott Corporation into Host and Marriott International. Although the partnership has not been named as a defendant, its partnership agreeement includes a provision which requires the partnership to indemnify the general partner against losses, expenses and fees.

     MHP2. Two groups of limited partners of Marriott Hotel Properties II Limited Partnership ("MHP2"), are each asserting putative class claims in a lawsuit, Leonard Rosenblum, as Trustee of the Sylvia Bernie Rosenblum Trust, et
         ----------------------------------------------------------------------
al. V. Marriott MHP TWO Corporation, et al., case NO. 96-8377-CIV-HURLEY, and
------------------------------------------
Mackenzie Patterson Special Fund 2, L.P. et al. V. Marriott MHP TWO Corporation,
--------------------------------------------------------------------------------
et al., Case NO. 97-8989-CIV-HURLEY respectively, against Host and certain of
-----
its affiliates alleging that the defendants violated their fiduciary duties and engaged in fraud and coersion in connection with a tender offer for MHP2 units.

THE LEASES

     In order for Host REIT to qualify as a REIT, neither Host REIT nor the Operating Partnership may operate the Hotels or related properties.
Accordingly, the Operating Partnership will lease the Hotels to the Lessees, which will be subsidiaries of SLC. The following summary of the principal terms of the Leases is qualified in its entirety by reference to the Leases, a form of which has been filed as an exhibit to the Registration Statement of which this Consent Solicitation is a part.

     Lessees. There will be a separate Lessee for each Hotel or group of Hotels that has separate mortgage financing or that has owners other than the Operating Partnership and its wholly owned subsidiaries. Each Lessee will be a Delaware limited liability company, whose purpose will be limited to acting as lessee under the applicable Lease(s) and will be a subsidiary of SLC.

     The Lessees under leases of Hotels that are managed by subsidiaries of Marriott International will be owned 99% by a wholly owned subsidiary of SLC and 1% by Marriott International or its appropriate subsidiary. The operating agreement for such lessees will provide that the SLC member of the Lessee will have full control over the management of the business of the Lessee, except with respect to certain decisions for which the consent of both members will be required. These decisions include (i) terminating any Management Agreement for the Hotels leased by the Lessee, except by reason of a default by the Manager or pursuant to an express termination right in the Management Agreement; (ii) asserting that the Manager is not an independent contractor or is not entitled to injunctive relief preventing termination (except for terminations described in clause (i)); (iii) dissolving, liquidating, consolidating, merging or selling all or substantially all of the assets of the Lessee; (iv) engaging in any other business or acquiring any assets or incurring any liabilities not reasonably related to the conduct of the Lessee's business; or (v) instituting voluntary bankruptcy proceedings or consenting to involuntary bankruptcy proceedings.
Upon any termination of the applicable Management Agreement, these special voting rights of the Manager will cease and the SLC member will be required to purchase the Manager's interest in the Lessee at its fair market value.

     Lease Terms. Each Lease will have a fixed term ranging from 7 to 10 years (depending upon the lease), subject to earlier termination upon the occurrence of certain contingencies described in the Leases (including, particularly, the provisions described herein under "Damage to the Hotels," "Condemnation of the Hotels," "Termination of Leases upon Disposition of the Hotels" and "Termination of the Leases upon Changes in Tax Laws"). The Lessee will have a right of first offer to renew its Leases within a specified period prior to expiration. If the Lessee does not accept the terms offered by the Operating Partnership, the Operating Partnership will be free to lease the applicable Hotel for rental rates that are at least 90% of the rates offered to the Lessee.

     Base Rent; Percentage Rent; Additional Charges. Each Lease will require the Lessee to pay (i) Adjusted Base Rent (as defined below) in a fixed dollar amount per annum plus (ii) to the extent it exceeds Base Rent, Percentage Rent based upon specified percentages of aggregate sales from the applicable Hotel, including room sales, food and beverage sales and telephone and other sales ("Gross Revenues"), in excess of specified thresholds.

     "Adjusted Base Rent" will equal Base Rent less the FF&E Adjustment (which is described under "Personal Property Limitation" below). "Base Rent" will be a fixed dollar amount specified in each Lease.

     The amount of Base Rent and the Percentage Rent thresholds will be adjusted annually, based upon the calendar year. Base Rent will be increased each year by a percentage of the increase in the Consumer Price Index ("CPI") during the previous twelve months. Percentage Rent thresholds will be adjusted by the percentage increase in the CPI.

     Rental payments will be calculated on a calendar year basis. Payments of rent will be made within 10 days of the end of each accounting period, based upon the timing for remittance of operating profit by the Manager to the Lessee under the management agreements. The amount of rent payable for each accounting period (which will be the accounting period used in the management agreement, unless otherwise agreed) will be the sum of Adjusted Base Rent payable year-to-date, plus, to the extent it would exceed Base Rent payable year-to-date, the cumulative Percentage Rent payable year-to-date. Payments of rent with respect to the period commencing on the first day of the accounting period including December 31 and ending December 31 of each year will be prorated based upon the number of days from the end of the last accounting period prior to December 31 through December 31 relative to the total number of days in such accounting period. Similarly, rent for the period commencing January 1 of each year and ending on the last day of the accounting period including January 1 will be prorated based upon the number of days from January 1 through the end of such accounting period relative to the total number of days in such accounting period. A final adjustment of the Percentage Rent for each calendar year will be made after financial statements are available. The rent payable on any payment date will never be less than zero, other than at the time of the final adjustment of the Percentage Rent for any calendar year.

     The Leases will provide for a rent reduction in the event of damage, destruction or a partial taking.

     Lessee Expenses. Each Lessee will be responsible for paying all of the expenses of operating the applicable Hotel(s), including all personnel costs, utility costs and general repair and maintenance of the facilities. The Lessee will also be responsible for all fees payable to the applicable manager, including base and incentive management fees, chain services payments and franchise or system fees, with respect to periods covered by the term of the Lease. The Lessee will not be obligated to bear the cost of any capital improvements or capital repairs to the Hotels or the other expenses borne by the Lessor, as described below.

     Lessor Expenses. The Lessor will be responsible for the following expenses: real estate taxes, personal property taxes, casualty insurance on the structures, ground rent payments, required expenditures for FF&E (including maintaining the FF&E reserve, to the extent such is required by the manager) and major capital expenditures.

     The consent of the Lessor and Lessee will be required for major capital expenditures or a change in the amount of the FF&E reserve payment.

     Parent Guarantee. SLC will enter into limited guarantees of the lease obligations of each Lessee. The cumulative limit of the guarantees at any time will be 15% of the aggregate rents under all Leases paid with respect to the preceding 12 full calendar months (with an annualized amount based on the Base Rent for Leases that have not been in effect for 12 full calendar months).

     Security. The obligations of the Lessee will be secured by a pledge of all personal property (tangible and intangible) of the Lessee related to or used in connection with the operation of the Hotels (including any cash and receivables from the manager or others held by the Lessee as part of "hotel working capital").

     Working capital. Each Lessor will sell the existing working capital (including Inventory and Fixed Asset Supplies (as defined), net receivables due from the manager, net of accounts payable and accrued expenses) to the applicable Lessee upon the commencement of the Lease at a price equal to the book value of such assets. The purchase price will be represented by a note that bears interest at a rate per annum equal to the applicable federal rate. A portion of the Base Rent under the Lease will represent payment of interest on the working capital. The principal amount of the purchase price will be payable upon termination of the Lease. At the termination or expiration of the Lease, the Lessee will transfer to the Lessor the then existing working capital, in satisfaction, in whole or in part, of the principal of such loan. To the extent that the value of the working capital delivered to the Lessor exceeds the value of the working capital delivered by the Lessor to the Lessee at the commencement of the Lease, the Lessor shall pay to the Lessee cash equal to the difference. To the extent that the value of the working capital delivered to the Lessor is less than the value of the working capital delivered by the Lessor to the Lessee at the commencement of the Lease, the Lessee shall pay to the Lessor cash equal to the difference.

     Termination of Leases upon Disposition of Hotels. In the event the Lessor enters into an agreement to sell or otherwise transfer any Hotel free and clear of the applicable Lease, the Lessor must pay the Lessee a termination fee equal to the fair market value of the Lessee's leasehold interest in the remaining term of the Lease. For purposes of determining the fair market value, a discount rate of 12% will be assumed, and the annual income for each remaining year of the Lease will be assumed to be the profit generated by the Lessee during the last 12 months by the current Hotel (which shall be determined on a pro forma basis if the Hotel has not been in operation for at least 12 months). Alternatively, the Lessor will be entitled to substitute a comparable Hotel or Hotels (in terms of economics for the Lessor and the Lessee) for any Hotel that is sold, without being required to pay a termination fee.

     Termination of Leases upon Changes in Tax Laws. In the event that changes in the federal income tax laws allow the Lessors, or a subsidiary or an affiliate of the Lessors to directly operate the Hotels without jeopardizing Host REIT's status as a REIT, the Lessors will have the right to terminate the Leases, in return for paying the Lessee the fair market value of the remaining terms of the Leases, valued in the same manner as provided above under "Termination of Leases upon Disposition of the Hotels." The payment will be payable in cash or shares of Host REIT, at the election of Host REIT.

     Damage or Destruction. If a Hotel is partially or totally destroyed, and is no longer suitable for use as a Hotel (as determined by the applicable Lessor), the Lease of such Hotel shall automatically terminate and the insurance proceeds shall be retained by the Lessor, except to the extent of any personal property owned by the Lessee. In this event, no termination fee shall be owed to Lessee. If a Hotel is partially destroyed, but is still suitable for use as a Hotel (as determined by the applicable Lessor), the Lessee shall apply the insurance proceeds to restore the Hotel to its preexisting condition, with the Lessor being responsible for any shortfall in insurance proceeds. If and to the extent any damage or destruction results in a reduction of Gross Revenues which would otherwise be realizable from the operation of the Hotel, the applicable Lessor shall receive all loss of income insurance and Lessee shall have no obligation to pay rent in excess of the Percentage Rent realizable from Gross Revenues generated by the Hotel during the period of destruction.

     Default. A Lease may be terminated without penalty by the applicable Lessor if any of the following Events of Default occur:

        .  Failure to pay Rent;

        . Failure to properly maintain the Hotel (other than by reason of the failure of the Lessor to perform its obligations under the Lease);

        . Failure to comply with the terms of the operating agreements relating to the Hotel (other than by reason of the failure of the Lessor to perform its obligations under the Lease);

        .  Failure of SLC to maintain minimum required total asset value;

        . Filing of any petition for relief, bankruptcy or liquidation by the Lessee or any parent company of the Lessee; or

        .  Failure to observe or perform any of the terms of the Leases.

     Assignment of Lease. A Lessee will be permitted to sublet all or part of the Hotel or assign its interest under its Lease, without the consent of the Lessor, to any wholly owned or majority controlled subsidiary of SLC, provided the subsidiary meets the Minimum Net Worth test and all other requirements of the Lease. Transfers to other parties will be permitted if approved by the Lessor.

     Subordination to Qualifying Mortgage Debt. The rights of each Lessee will be expressly subordinate to qualifying mortgage debt and any refinancing thereof. A default under the loan documents may result in the termination of the Lease by the lender. The lender will not be required to provide a non-disturbance agreement to the lessee.

     The Lessor (and the Operating Partnership) will be obligated to compensate the Lessee, on a basis equal to the lease termination provision, if the Lease is terminated because of a non-monetary default under the terms of a loan that occurs because of an action or omission by the Lessor (or its affiliates) or a monetary default where the Lessee is not in default. In addition, if any loan is not refinanced in a timely manner, and the loan amortization schedule is converted to a cash flow sweep amortization structure, the Lease will terminate after a twelve-month cure period and the Lessor (and the Operating Partnership) will owe a termination fee as provided above.

     Indemnification. Each Lessee will indemnify the applicable Lessor for any loss suffered by the Lessor as a result of the Lessee's actions or inactions in operating the properties, including accident or injury to any person on the properties or misuse of the properties by Lessee (including actions of the manager and its employees). Each Lessee will maintain liability insurance as required by the applicable management agreement.

     Each Lessee will indemnify the applicable Lessor for any liability resulting from environmental matters except for any liability resulting from the Lessor's intentionally wrongful acts or grossly negligent failures and pre-existing conditions.

     Personal Property Limitation. If a Lessor reasonably anticipates that the average tax basis of the items of the Lessor's FF&E and other personal property that are leased to the applicable Lessee will exceed 15% of the aggregate average tax basis of the real and personal property subject to the applicable Lease, the following procedures will apply:

 . The Lessor would not be obligated to acquire and lease to the Lessee any replacement FF&E that would cause the applicable limits to be exceeded (the "Excess FF&E").

 . The Lessee would be responsible for obtaining the Excess FF&E from another source, but would agree to give a right of first opportunity to a Non-Controlled Subsidiary to lease the Excess FF&E to the Lessee at an annual rental equal to the Market Leasing Factor (as defined below) times the cost of the replacement FF&E. If the Non-Controlled Subsidiary does not agree to such a lease, then Lessee will obtain the Excess FF&E from another source.

 .  The annual Base Rent under the applicable Lease would be reduced by an amount
   (the "FF&E Adjustment") equal to (x) the Market Leasing Factor times the cost of the replacement FF&E (if the Non-Controlled Subsidiary agrees to acquire and lease the FF&E to the Lessee) or (y) 110% of the Market Leasing Factor times the cost of the replacement FF&E (if the Non-Controlled Subsidiary does not agree to acquire and lease the FF&E to the Lessee), for a period equal to the weighted average useful life of the Excess FF&E.

     The Market Leasing Factor for the first two years under a Lease will be determined at the time the Lease is executed and will be based upon the median of the leasing rates of at least three nationally recognized companies engaged in the business of leasing similar personal property. For each year thereafter, the Market Leasing Factor will be determined by an independent valuation expert, mutually acceptable to the Lessor and the Lessee, who shall determine the amount based upon the median of the leasing rates of at least three nationally recognized companies engaged in the business of leasing similar personal property.

     Assignment of Management Agreements. The Management Agreements applicable to each Hotel will be assigned to the applicable Lessee for the term of the Lease of such Hotel. The Lessee will be obligated to perform all of the obligations of the Lessor under the Management Agreement during the term of its Lease, other than the obligations relating to payment of property taxes, insurance, and ground rent, maintaining a reserve fund for FF&E replacements, and capital expenditures, for which the Lessor will retain responsibility. Although the Lessee will assume obligations of the Lessor under the Management Agreement, the Lessor will not be released from its obligations and, if the Lessee fails to perform any obligations, the Manager will be entitled to seek performance by or damages from the Lessor.

     The assignment of each Management Agreement will prohibit the Lessee from taking the following actions with respect to the Management Agreement without notice to the Lessor and, if the action would have a material adverse effect on the Lessor, the consent of the Lessor: (i) terminate the Management Agreement prior to the expiration of the term thereof; (ii) amend or modify the Management Agreement; (iii) waive (or fail to enforce) any right of "Owner" under the Management Agreement; (iv) waive any breach or default by the Manager under the Management Agreement (or fail to enforce any right of "Owner" in connection therewith); (v) agree to any change in the Manager or consent to any assignment by the Manager; or (vi) take any other action which materially adversely affects Lessor's rights or obligations under the Management Agreement for periods following termination of the Lease (whether upon the expiration of its term or upon earlier termination as provided for herein).

     Change in Manager. A Lessee will be permitted to change the Manager or the brand affiliation of a Hotel only with the approval of the applicable Lessor, which approval will not be unreasonably withheld, provided that the replacement manager is a nationally recognized manager with substantial experience at managing hotels of comparable quality. No such replacement can extend beyond the term of the Lease without the consent of the Lessor, and any replacement must be acceptable to the lender under any qualifying mortgage debt of the Lessor.

THE MANAGEMENT AGREEMENTS

     GENERAL

     The Lessees will lease the Hotels from the Hotel Partnerships subject to the Management Agreements between the Hotel Partnerships and the subsidiaries of Marriott International and other companies that currently manage the Hotels. Following the REIT Conversion, the Lessees will have substantially all of the rights and obligations of the owners of the Hotels under the Management Agreements for the period during which the Leases are in effect (including the obligation to pay the management and other certain fees thereunder) and will hold the Operating Partnership harmless with respect thereto.

     RELATIONSHIP WITH MARRIOTT INTERNATIONAL

     Subsidiaries of Marriott International will serve as Managers for a majority of the Operating Partnership's Hotels which will be leased to the Lessees, pursuant to the Management Agreements. Marriott International and its subsidiaries also provide various other services to Host REIT and its affiliates. With respect to these contractual arrangements, the potential exists for disagreement as to contract compliance. Additionally, the possible desire of Host REIT and the Operating Partnership to finance, refinance or effect a sale of any of the Hotels managed by subsidiaries of Marriott International may, depending upon the structure of such transactions, result in a need to modify the Management Agreements with respect to such Hotel. Any such modification proposed by Host REIT or the Operating Partnership may not be acceptable to Marriott International or the applicable Lessee, and the lack of consent from either Marriott International or the applicable Lessee that has assumed the Management Agreement could adversely affect the Operating Partnership's ability to consummate such financing or sale. In addition, certain situations could arise where actions taken by Marriott International in its capacity as manager of competing lodging properties would not necessarily be in the best interests of the Operating Partnership, Host REIT or the Lessees. Nevertheless, the Operating Partnership believes that there is sufficient mutuality of interest between the Operating Partnership, the Lessees and Marriott International to result in a mutually productive relationship.

     MANAGEMENT SERVICES PROVIDED BY MARRIOTT INTERNATIONAL AND AFFILIATES

     Under each Management Agreement related to a Marriott International-managed Hotel, the Manager will provide complete management services to the applicable Lessees in connection with its management of such Lessee's Hotels following the REIT Conversion. Except where specifically noted, these relationships are identical to those that exist between the applicable Manager and Host or the applicable Hotel Partnership currently, and that would exist between the Operating Partnership's subsidiaries and the Manager in the event the Leases expire or otherwise terminate while the Management Agreements remain in effect. The services provided by each Manager to each Lessee will include the following:

     Operational Services. The Managers will have sole responsibility and exclusive authority for all activities necessary for the day-to-day operation of the Hotels, including establishment of all room rates, the processing of reservations, procurement of inventories, supplies and services, periodic inspection and consultation visits to the Hotels by the Managers' technical and operational experts and promotion and publicity of the Hotels. The Manager will receive compensation from the Lessee in the form of a Base Management Fee and an Incentive Management Fee, which are normally calculated as percentages of gross revenues and operating profits, respectively.

     Executive Supervision and Management Services. The Managers will provide all managerial and other employees for the Hotels; review the operation and maintenance of the Hotels; prepare reports, budgets and projections; provide other administrative and accounting support services, such as planning and policy services, financial planning, divisional financial services, risk planning services, product planning and development, employee planning, corporate executive management, legislative and governmental representation and certain in-house legal services; and protect the "Marriott," trademark and other tradenames and service marks. The Manager also will provide a national reservations system.

     Chain Services. The Management Agreements will require the Manager to furnish certain services (the "Chain Services") that are furnished generally on a central or regional basis to hotels in the Marriott hotel system. Such services will include the following: (i) the development and operation of computer systems and reservation services, (ii) regional management and administrative services, regional marketing and sales services, regional training services, manpower development and relocation costs of regional personnel and (iii) such additional central or regional services as may from time to time be more efficiently performed on a regional or group level. Costs and expenses incurred in providing such services are allocated among all hotels in the Marriott hotel system managed by the Manager or its affiliates and each applicable Lessee will be required to reimburse the Manager for its allocable share of such costs and expenses.

     Working Capital and Fixed Asset Supplies. The Lessee will be required to maintain working capital for each Hotel and fund the cost of fixed asset supplies, which principally consist of linen and similar items. The applicable Lessee will also be responsible for providing funds to meet the cash needs for the operations of the Hotels if at any time the funds available from operations are insufficient to meet the financial requirements of the Hotels.

     Use of Affiliates. The Manager employs the services of its affiliates to provide certain services under the Management Agreements. Certain of the Management Agreements provide that the terms of any such employment must be no less favorable to the applicable Lessee, in the reasonable judgment of the Manager, than those that would be available from the Manager.

     FF&E Replacements. The Management Agreements generally provide that once each year the Manager will prepare a list of FF&E to be acquired and certain routine repairs that are normally capitalized to be performed in the next year ("FF&E Replacements") and an estimate of the funds necessary therefor. For purposes of funding the FF&E Replacements, a specified percentage (generally of the gross revenues of the Hotel will be deposited by the Manager into book entry account (the "FF&E Reserve Account"). If the Manager determines that more than 5% of the gross revenues of the Hotel will be required to fund repairs for a certain period, the Manager may increase the percentage of gross revenues to be deposited into the FF&E Reserve Account for such periods. In such event, the Operating Partnership may elect to agree to such increases which shall be treated as deductions for purposes of calculating operating profits under the Management Agreement or to make a lump-sum contribution to the FF&E Reserve Account of the additional amounts required. If the Operating Partnership fails to elect either option within thirty days of the request for additional funds or fails to pay the lump-sum within 60 days of its election to do so, the Manager may terminate the Management Agreement. Under certain circumstances, the Manager may make repairs in addition to those set forth on its list, but in no event may it expend more than the amount in the FF&E Reserve Account without the consent of the Operating Partnership and the Lessee.

     Under certain of the Management Agreements, the Operating Partnership must approve the FF&E Replacements, including any FF&E Replacements proposed by the Manager that are not contained on the annual list which was approved by the Operating Partnership and the Lessee. If the Manager and the Operating Partnership agree, the Operating Partnership will acquire or otherwise provide the FF&E Replacements set forth on the approved list. If the Operating Partnership and the Manager are unable to agree on the list within 60 days of its submission, the Operating Partnership will be required to make only those FF&E Replacements specified on such list that are no more extensive than the system standards for FF&E Replacements that the Manager requires for Marriott hotels. For purposes of funding the FF&E Replacements required to be paid for by the Operating Partnership, each Management Agreement and the Operating Partnership's loan agreements require the Operating Partnership to deposit a designated amount into the FF&E Reserve Account periodically. The Lessees will have no obligation to fund the FF&E Reserve Accounts.

     Under each Lease, the Operating Partnership will be responsible for the costs of FF&E Replacements and for decisions with respect thereto (subject to its obligations to the Lessee under the Lease).

     Building Alterations, Improvements and Renewals. The Management Agreements require the Manager to prepare an annual estimate of the expenditures necessary for major repairs, alterations, improvements, renewals and replacements to the structural, mechanical, electrical, heating, ventilating, air conditioning, plumbing and vertical transportation elements of each Hotel. Such estimate will be submitted to the Operating Partnership and the Lessee for their approval. In addition to the foregoing, the Management Agreements generally provide that the Manager may propose such changes, alterations and improvements to the Hotel as are required, in the Manager's reasonable judgment, to keep the Hotel in a competitive, efficient and economical operating condition or in accordance with Marriott standards. The cost of the foregoing shall be paid from the FF&E Reserve Account; to the extent that there are insufficient funds in such account, the Operating Partnership is required to pay any shortfall. Under the Management Agreements (and the Leases), neither the Operating Partnership nor the Lessee may unreasonably withhold consent to repairs and other changes which are required under applicable law or any of the Manager's "life-safety" standards and, if the Operating Partnership and the Lessee fail to approve any of the other proposed repairs or other changes within 60 days of the request therefor, the Manager may terminate the Management Agreement. Under certain other of the Management Agreements, if the Operating Partnership and the Manager are unable to agree on the estimate within 60 days of its submission, the Operating Partnership will be required to make only those expenditures that are no more extensive than the Manager requires for Marriott hotels generally, as the case may be. Under the terms of the Leases, the Operating Partnership will be responsible for the costs of the foregoing items and for decisions with respect thereto (subject to its obligations to the Lessees under the Leases).

     Service Marks. During the term of the Management Agreements, the service mark "Marriott" and other symbols, logos and service marks currently used by the Manager and its affiliates may be used in the operation of the Hotels. Marriott International (or its applicable affiliates) intends to retain its legal ownership of these marks. Any right to use the service marks, logo and symbols and related trademarks at a Hotel will terminate with respect to that Hotel upon termination of the Management Agreement with respect to such Hotel.

     Termination Fee. Certain of the Management Agreements provide that if the Management Agreement is terminated prior to its full term due to casualty, condemnation or the sale of the Hotel, the Manager will receive a termination fee as specified in the specific Management Agreement. Under the Leases, the responsibility for the payment of any such termination fee as between the Lessee and the Operating Partnership will depend upon the cause for such termination.

     Termination for Failure to Perform. Substantially all of the Management Agreements may be terminated based upon a failure to meet certain financial performance criteria, subject to the Manager's right to prevent such termination by making certain payments to the Lessee based upon the shortfall in such criteria.

     Events of Default. Events of default under the Management Agreements include, among others, the following: (i) the failure of either party to make payments pursuant to the Management Agreement within ten days after written notice of such nonpayment has been made, (ii) the failure of either party to perform, keep or fulfill any of the covenants, undertakings, obligations or conditions set forth in the Management Agreement and the continuance of such default for a period of 30 days after notice of said failure or, if such default is not susceptible of being cured within 30 days, the failure to commence said cure within 30 days or thereafter fails to diligently pursue such efforts to completion, (iii) if either party files a voluntary petition in bankruptcy or insolvency or a petition for reorganization under any bankruptcy law or admits that it is unable to pay its debts as they become due, (iv) if either party consents to an involuntary petition in bankruptcy or fails to vacate, within 90 days from the date of entry thereof, any order approving an involuntary petition by such party; or (v) if an order, judgment or decree by any court of competent jurisdiction, on the application of a creditor, adjudicating either party as bankrupt or insolvent or approving a petition seeking reorganization or appointing a receiver, trustee, or liquidator or all or a substantial part of such party's assets is entered, and such order, judgment or decree's continues unstayed and in effect for any period of 90 days.

     As described above, all fees payable under the Management Agreements will become obligations of the Lessees, to be paid by the Lessees, as modified prior to the consummation of the REIT Conversion, for so long as the Leases remain in effect. The Lessees' obligations to pay these fees, however, could adversely affect the ability of one or more Lessees to pay Base Rent or Percentage Rent payable under the Leases, even though such amounts otherwise are due and owing to the Operating Partnership.

NONCOMPETITION AGREEMENTS

     Following the REIT Conversion, Host REIT, the Operating Partnership and SLC will be subject to the noncompetition agreements currently in effect between Host and Marriott International. See "Certain Relationships and Related Transactions-- Relationship Between Host and Marriott International."

INDEBTEDNESS

     As of March 27, 1998, the Operating Partnership had the following debt outstanding:

                                                                                                OUTSTANDING
                                                                                                 PRINCIPAL
                                                                                                 BALANCE AT
                                                                                               MARCH 27, 1998
                                                                                                (IN MILLIONS)
                                                                                          --------------------------
Properties Notes, with a rate of 9 1/2% due May 2005....................................                 $    600
New Properties Notes, with a rate of 8 7/8% due July 2007...............................                      600
Acquisitions Notes, with a rate of 9% due December 2007.................................                      350
Senior Notes, with an average rate of 9 3/4% at March 27, 1998, maturing through 2012...                       35
                                                                                                         --------
     Total Senior Notes.................................................................                    1,585
                                                                                                         --------

Mortgage debt (non-recourse) secured by $2.6 billion of real estate assets, with an
 average rate of 8.3% at March 27, 1998, maturing through 2022..........................                    1,921(1)

Line of Credit, secured by $500 million of real estate assets, with a variable rate of
 Eurodollar plus 1.7% or Base Rate (as defined) plus 0.7% at the option of the
 Operating Partnership (7.4% at March 27, 1998) due June 2004...........................                       22
                                                                                                         --------
     Total Mortgage Debt................................................................                    1,943
                                                                                                         --------

Other notes, with an average rate of 7.4% at March 27, 1998, maturing through 2017......                       88
Capital lease obligations...............................................................                        8
                                                                                                         --------
     Total Other Debt...................................................................                       96
                                                                                                         --------
     Total Debt.........................................................................                 $  3,624(2)
                                                                                                         ========

________________________
(1) Includes consolidated mortgage indebtedness of Atlanta Marquis, Desert Springs, Hanover, MHP and MHP2, which, on an individual Partnership basis, is as follows:

                                                 OUTSTANDING PRINCIPAL BALANCE                                      1998
                                                       AT MARCH 27, 1998                                        DEBT SERVICE
                                                         (IN MILLIONS)           MATURITY DATE  INTEREST RATE   (IN MILLIONS)
                                                -------------------------------  -------------  -------------   -------------
ATLANTA MARQUIS
   First mortgage debt.........................                           $164        02/11/10            7.4%         $12.4
DESERT SPRINGS
   First mortgage debt.........................                            103        12/11/22            7.8%           9.4
   Mezzanine debt..............................                             20        12/12/10         10.365%           2.8
                                                                          ----                                         -----
   Total Desert Springs debt...................                            123                                          12.2
                                                                          ----                                         -----

HANOVER
   Mortgage debt...............................                             30        08/01/04           8.58%           3.0
                                                                          ----                                         -----

MHP
   First mortgage debt.........................                            152        01/01/08           7.48%          12.7
   Second mortgage debt........................                             84        05/01/00          9.125%           9.2
                                                                          ----                                         -----
   Total MHP debt..............................                            236                                          21.9
                                                                          ----                                         -----

MHP2
   Mortgage debt...............................                            221        10/11/07           8.22%          22.6
                                                                          ----                                         -----
     Total consolidated debt included above....
                                                                          $774                                         $72.1
                                                                          ====                                         =====

(2) The consolidated Company debt of $3,624 million does not include indebtedness of Chicago Suites, MDAH and PHLP, which, on an individual Partnership basis, is as follows, and would increase the Operating Partnership's total indebtedness to $3,939 million at March 27, 1998.


                                       OUTSTANDING PRINCIPAL                                                1998
                                     BALANCE AT MARCH 27, 1998                                          DEBT SERVICE
                                           (IN MILLIONS)           MATURITY DATE      INTEREST RATE     (IN MILLIONS)
                                    ----------------------------  --------------    ------------------  -------------
CHICAGO SUITES
   Mortgage debt..................                       $ 24.3        06/12/01      3 month LIBOR + 2%       $  3.4
                                                         ------                                                 ----

MDAH
   Note A.........................                         76.4        12/15/99        LIBOR + 1%                6.4
   Note B.........................                         36.3        12/15/99           LIBOR                  2.2
   Note C.........................                          9.3        12/15/10        No interest                --
                                                         ------                                                 ----
                                                            122                                                  8.6
                                                         ------                                                 ----

PHLP
   Mortgage debt..................                        168.9        12/22/98(1)    LIBOR + 1.5%              N/A(2)
                                                         ------
   Total unconsolidated debt......                       $315.2
                                                         ======

____________
(1) Maturity can be extended to December 1999.
(2) Interest expense is budgeted at $14.2 million for 1998. Minimum principal payments are $6.0 million. On February 23, 1998, $3.8 million was repaid in principal from 1997 excess cash. A principal payment is budgeted to be made in February 1999 from 1998 excess cash.

     Aggregate debt maturities at March 27, 1998, excluding capital lease obligations, are (in millions):

              1998..............................................       $  316
              1999..............................................           29
              2000..............................................          133
              2001..............................................          126
              2002..............................................          144
              Thereafter........................................        2,868
                                                                       ------
                                                                       $3,616
                                                                       ======

                        DISTRIBUTION AND OTHER POLICIES

     The following is a discussion of the anticipated policies with respect to distributions, investments, financing, lending, conflicts of interest and certain other activities of the Operating Partnership and Host REIT. Upon consummation of the REIT Conversion, the Operating Partnership's policies with respect to these activities will be determined by the Board of Trustees of Host REIT and may be amended or revised from time to time at the discretion of the Board of Trustees without notice to, or a vote of, the shareholders of Host REIT or the limited partners of the Operating Partnership, except that changes in certain policies with respect to conflicts of interest must be consistent with legal and contractual requirements.

DISTRIBUTION POLICY

     Host REIT and the Operating Partnership intend to pay regular quarterly distributions to holders of Common Shares and OP Units. The distributions to shareholders per Common Share will be in an amount equal to the amount distributed by the Operating Partnership per OP Unit. The Operating Partnership will establish its initial distribution at a level that will enable the Operating Partnership to distribute an amount equal to 100% of its taxable income. On a preliminary basis, Host currently estimates that this policy will result in an initial annual distribution of approximately $--- to $--- per OP Unit ($-- to $-- per quarter). Investors are cautioned that Host expects that its preliminary estimate will change, and the changes may be material, as a result of issuances of additional equity securities by Host prior to the REIT Conversion, changes in operations, changes in the preliminary estimate of taxable income for 1999 and various other factors (some of which may be beyond the control of Host). The actual distributions made by the Operating Partnership will be affected by a number of factors, including the rental payments received by the Operating Partnership from the Lessees with respect to the Leases on the Hotels, the operating expenses of the Operating Partnership, the interest expense incurred in borrowing, the taxable income of the Operating Partnership and unanticipated capital expenditures. No assurance can be given that the Operating Partnership's estimates will prove accurate or that any level of distributions will be made or sustained. The Operating Partnership anticipates that distributions will exceed net income determined in accordance with generally accepted accounting principles due to non-cash expenses, primarily depreciation and amortization.

     For a discussion of the tax treatment of distributions to holders of OP Units, see "Federal Income Tax Considerations--Tax Treatment of Holders of OP Units--Treatment of Operating Partnership Distributions." For a discussion of the annual distribution requirements applicable to REITs, see "Federal Income Tax Considerations--Taxation of Host REIT Following the REIT Conversion--Annual Distribution Requirements Applicable to REITs." For a discussion of the tax treatment of distributions to the holders of Common Shares, see "Federal Income Tax Considerations--Taxation of Taxable U.S. Shareholders of Host REIT Generally," "--Taxation of Tax-Exempt Shareholders of Host REIT" and "--Taxation of Non-U.S. Shareholders of Host REIT."

INVESTMENT POLICIES

     Investments in Real Estate or Interests in Real Estate. Host REIT is required to conduct all of its investment activities through the Operating Partnership. The Operating Partnership's investment objectives are to (i) achieve long-term sustainable growth in Funds From Operations per OP Unit or Common Share, (ii) increase asset values by improving and expanding the initial Hotels, as appropriate, (iii) acquire additional existing and newly developed upscale and luxury full-service hotels in targeted markets, (iv) develop and construct upscale and luxury full-service hotels and (v) potentially pursue other real estate investments. The Operating Partnership's business will be focused on upscale and luxury full-service hotels. Where appropriate, and subject to REIT qualification rules and limitations contained in the Partnership Agreement, the Operating Partnership may sell certain of its hotels.

     The Operating Partnership also may participate with other entities in property ownership through joint ventures or other types of co-ownership. Equity investments may be subject to existing mortgage financing and other indebtedness or such financing or indebtedness may be incurred in connection with acquiring investments. Any such financing or indebtedness will have priority over the Operating Partnership's equity interest in such property.

     Investments in Real Estate Mortgages. While the Operating Partnership will emphasize equity real estate investments, it may, in its discretion, invest in mortgages and other similar interests. The Operating Partnership does not intend to invest to a significant extent in mortgages or deeds of trust, but may acquire mortgages as a strategy for acquiring ownership of a property or the economic equivalent thereof, subject to the investment restrictions applicable to REITs. See "Business and Properties--Blackstone Acquisition," "Federal Income Tax Considerations--Taxation of Host REIT Following the REIT Conversion --Income Tests Applicable to REITs" and "--Asset Tests Applicable to REITs."
As of March 27, 1998, the Operating Partnership held two mortgages secured by hotels. In addition, the Operating Partnership may invest in mortgage-related securities and/or may seek to issue securities representing interests in such mortgage-related securities as a method of raising additional funds.

     Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers. Subject to the percentage of ownership limitations and gross and asset income tests necessary for REIT qualification, the Operating Partnership also may invest in securities of other entities engaged in real estate activities or invest in securities of other issuers, including for the purpose of exercising control over such entities. The Operating Partnership may acquire all or substantially all of the securities or assets of other REITs or similar entities where such investments would be consistent with the Operating Partnership's investment policies. No such investments will be made, however, unless the Board of Trustees determines that the proposed investment would not cause either Host REIT or the Operating Partnership to be an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

FINANCING POLICIES

     The Operating Partnership's and Host REIT's organizational documents currently contain no restrictions on incurring debt. Host REIT and the Operating Partnership, however, will have a policy of incurring debt only if upon such incurrence the debt-to-total market capitalization of Host REIT and the Operating Partnership would be __% or less. In addition, the Indenture limits the amount of Debt (as defined in the Indenture, see "Description of the Notes-Limitations on Incurrence of Debt") that the Operating Partnership may incur if, immediately after giving effect to the incurrence of such additional Debt, the aggregate principal amount of all outstanding Debt of the Operating Partnership and its Subsidiaries (as defined in the Indenture) on a consolidated basis is greater than 60% of the Total Market Capitalization (as defined herein) of the Operating Partnership on the date of such incurrence. Indentures for debt issued to replace the public bonds may contain other restrictions. The Operating Partnership may, from time to time, reduce its outstanding indebtedness by repurchasing a portion of such outstanding indebtedness, subject to certain restrictions contained in the Partnership Agreement and the terms of its outstanding indebtedness. The Operating Partnership will from time to time reevaluate its borrowing policies in light of then current economic conditions, relative costs of debt and equity capital, market values of properties, growth and acquisition opportunities and other factors. Consequently, the Operating Partnership's financing policy is subject to modification and change. The Operating Partnership may modify its borrowing policy without any vote of the shareholders of Host REIT or the limited partners of the Operating Partnership.

     To the extent that the Board of Trustees determines to seek additional capital, Host REIT or the Operating Partnership may raise such capital through equity offerings, debt financing or retention of cash flow or a combination of these methods. As long as the Operating Partnership is in existence, the net proceeds of all equity capital raised by Host REIT will be contributed to the Operating Partnership in exchange for OP Units in the Operating Partnership, which will dilute the ownership interest of limited partners of the Operating Partnership.

     In the future, the Operating Partnership may seek to extend, expand, reduce or renew its existing Credit Facility, or obtain new credit facilities or lines of credit, subject to its general policy relating to the ratio of debt-to-total market capitalization, for the purpose of making acquisitions or capital improvements or providing working capital or meeting the taxable income distribution requirements for REITs under the Code. In the future, Host REIT and the Operating Partnership also may determine to issue securities senior to the Common Shares or OP Units, including preferred shares and debt securities (either of which may be convertible into Common Shares or OP Units or may be accompanied by warrants to purchase Common Shares or OP Units).

     The Operating Partnership has not established any limit on the number or amount of mortgages that may be placed on any single hotel or on its portfolio as a whole, although the Operating Partnership's objective is to reduce its reliance on secured indebtedness.

LENDING POLICIES

     The Operating Partnership may consider offering purchase money financing in connection with the sale of a hotel where the provision of such financing will increase the value received by the Operating Partnership for the hotel sold.

CONFLICTS OF INTEREST POLICIES

     Host REIT's Board of Trustees is subject to provisions of Maryland law designed to address conflicts of interest. There can be no assurance, however, that these policies and provisions or these agreements always will be successful in eliminating the influence of such conflicts. If they are not successful, decisions could be made that may fail to reflect fully the interests of all limited partners of the Operating Partnership.

     Absence of Arm's Length Negotiations. Pursuant to Maryland law (where Host REIT is organized), any contract or transaction between Host REIT and a trustee, or any entity in which the trustee is a trustee or has a material financial interest, generally must be (i) disclosed to the Board of Trustees and approved by the affirmative vote of a majority of the trustees not having such an interest ("disinterested trustees"), (ii) disclosed to the shareholders and approved by the affirmative vote of a majority of the disinterested shareholders or (iii) be in fact fair and reasonable to Host REIT. In addition, under Delaware law (where the Operating Partnership is formed), Host REIT, as general partner, has a fiduciary duty to the Operating Partnership and, consequently, such transactions are subject to the duties of care and loyalty that Host REIT, as general partner, owes to limited partners of the Operating Partnership (to the extent such duties have not been eliminated pursuant to the terms of the Partnership Agreement). The Partnership Agreement provides that (i) in considering to dispose of any of the assets of the Operating Partnership, Host REIT shall take into account the tax consequences to it of any such disposition and shall have no liability to the Operating Partnership or the limited partners for decisions based upon or influenced by such tax consequences (and the Operating Partnership generally is obligated to pay any taxes Host REIT incurs as a result of such transactions), and (ii) Host REIT, as general partner, is under no obligation to consider the separate interests of the limited partners (including, without limitation, tax consequences) in deciding whether to cause the Operating Partnership to take, or decline to take, any action and (iii) any act or omission by Host REIT, as a general partner, undertaken in the good faith belief that such action is necessary or desirable to protect the ability of Host REIT to continue to qualify as a REIT or to allow Host REIT to avoid incurring liability for taxes under Section 857 or 4981 of the Code (relating to required distributions) is deemed approved by all limited partners.

OFFICERS AND TRUSTEES OF HOST REIT

     Host REIT expects to adopt a policy which would require that all material contracts and transactions between Host REIT, the Operating Partnership or any of its subsidiaries, on the one hand, and a trustee or executive officer of Host REIT or any entity in which such trustee or executive officer is a trustee or has a material financial interest, on the other hand, must be approved by the affirmative vote of a majority of the disinterested trustees. Where appropriate in the judgment of the disinterested trustees, the Board of Trustees may obtain a fairness opinion or engage independent counsel to represent the interests of nonaffiliated security holders, although the Board of Trustees will have no obligation to do so.

POLICIES WITH RESPECT TO OTHER ACTIVITIES

     The Operating Partnership may, but does not presently intend to, make investments other than as previously described. Host REIT will make investments only through the Operating Partnership. Host REIT and the Operating Partnership will have authority to offer their securities and to repurchase or otherwise reacquire their securities and may engage in such activities in the future.
Host REIT and the Operating Partnership also may make loans to joint ventures in which they may participate in the future to meet working capital needs. Neither Host REIT nor the Operating Partnership will engage in trading, underwriting, agency distribution or sale of securities of other issuers. At all times Host REIT intends to cause the Operating Partnership to make investments in such a manner as to be consistent with the requirements of the Code for Host REIT to qualify as a REIT unless, because of changing circumstances or changes in the Code (or the regulations promulgated thereunder), the Board of Trustees determines that (i) it is no longer in the best interests of Host REIT to continue to qualify as a REIT and (ii) that the Operating Partnership will still qualify as a partnership for federal income tax purposes, or, alternatively, it is no longer in the interests of the holders of OP Units for the Operating Partnership to continue to qualify as a partnership. Host REIT's policies with respect to such activities may be reviewed and modified from time to time by Host REIT's trustees without notice to, or the vote of, its shareholders.

                            SELECTED FINANCIAL DATA

  The following table presents certain selected historical financial data of the Company which has been derived from the Company's audited Combined Consolidated Financial Statements for the five most recent fiscal years ended January 2, 1998 and the unaudited condensed combined consolidated financial statements for the First Quarter 1998 and First Quarter 1997. The income statement data for fiscal year 1993 does not reflect the Marriott International Distribution and related transactions and, accordingly, the table presents data for the Company for 1993 that includes amounts attributable to Marriott International. As a result of the Marriott International Distribution and related transactions, the assets, liabilities and businesses of the Company have changed substantially.


                                             First Quarter                          Fiscal Year
                                             -------------      -----------------------------------------------------------
                                             1998     1997      1997/(1)/ 1996/(2)/ 1995/(3)/ 1994/(1)/    1993/(1)//(4)/
                                             ----     ----      -------   -------   -------   -------      --------------
                                              (unaudited)                             (in millions)
Income Statement Data:
 Revenues................................    $  325   $   252   $ 1,110   $   732   $   484   $   380       $  659
 Operating profit before minority
   interest, corporate expenses
   and interest..........................       147        91       432       233       114       152           92
 Interest expense........................        76        63       287       237       178       165          164
 Income (loss) from
   continuing operations.................        28         6        47       (13)      (62)      (13)          56
 Net income (loss) /(5)/.................        28        11        50       (13)     (143)      (25)          50
Other Operating Data:
 Cash from continuing operations.........        98        90       432       201       142       146          415
 Cash provided by (used in) investing
   activities from continuing operations.        24      (135)     (807)     (504)     (208)     (178)        (262)
 Cash provided by (used in) financing
   activities from continuing operations.       (77)     (129)      165       806       200        26         (389)
 EBITDA /(6)/ (unaudited)................       204       154       683       442       311       269          N/A
 Comparative FFO /(7)/ (unaudited).......        85        60       285       164       136       N/A          N/A
 Cash interest expense/(8)/ (unaudited)..        73        59       271       223       170       158          N/A
 Depreciation and amortization...........        54        51       231       168       122       113          N/A
Ratio Data (unaudited):
 EBITDA to cash interest expense.........      2.8x      2.6x      2.5x      2.0x      1.8x      1.7x          N/A
 Ratio of earnings to
   fixed charges /(9)/...................      1.7x      1.3x      1.3x      1.0x        --        --          N/A
 Deficiency of earnings to
   fixed charges /(9)/...................        --        --        --        --        70        12          N/A
Balance Sheet Data:
 Cash, cash equivalents and short-term
   marketable securities.................    $  700   $   530   $   844   $   704   $   201   $    67       $   73
 Total assets............................     6,120     5,301     5,907     5,152     3,557     3,366        3,362
 Debt....................................     3,624     2,731     3,466     2,647     2,178     1,871        2,113

(1) In the First Quarter 1997 and fiscal year 1997, the Company recognized a $5 million and $3 million, respectively, extraordinary gain, net of taxes, on the extinguishment of certain debt. In 1994, the Company recognized a $6 million extraordinary loss, net of taxes, on the required redemption of senior notes. In 1993, the Company recognized a $4 million extraordinary loss, net of taxes, on the completion of an exchange offer for its then outstanding bonds.
(2)  Fiscal year 1996 includes 53 weeks.
(3) Operating results for 1995 include a $10 million pre-tax charge to write down the carrying value of five limited service properties to their net realizable value and a $60 million pre-tax charge to write down an undeveloped land parcel to its estimated sales value. In 1995, the Company recognized a $20 million extraordinary loss, net of taxes, on the extinguishment of debt.
(4) Operating results for 1993 include the operations of Marriott International through the Marriott International Distribution date of October 8, 1993. These operations had a net pre-tax effect on income of $211 million for the year ended December 31, 1993 and are recorded as "Profit from operations distributed to Marriott International" on the Company's consolidated statements of operations and are, therefore, not included in sales, operating profit before corporate expenses and interest, interest expense and interest income for the same period. The net pre-tax effect of these operations is, however, included in income before income taxes, extraordinary item and cumulative effect of changes in accounting principles and in net income for the same periods. Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," was adopted in the first quarter of 1993. In the second quarter of 1993, the Company changed its accounting method for assets held for sale. During 1993, the Company recorded a $34 million credit to reflect the adoption of SFAS No. 109 and a

     $32 million charge, net of taxes, to reflect the change in its accounting method for assets held for sale. Operating results in 1993 included pre-tax expenses related to the Marriott International Distribution totaling $13 million.
(5) The Company recorded a loss from discontinued operations, net of taxes, as a result of the Special Dividend (as defined herein) of $61 million in 1995, $6 million in 1994, and $4 million in 1993. The 1995 loss from discontinued operations includes a pre-tax charge of $47 million for the adoption of SFAS No. 121, "Accounting For the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of," a pre-tax $15 million restructuring charge and an extraordinary loss of $10 million, net of taxes, on the extinguishment of debt.
(6) EBITDA consists of the sum of consolidated net income from continuing operations, interest expense, depreciation and amortization and certain other noncash charges (principally noncash write-downs of lodging properties and equity in earnings of affiliates, net of distributions received). The Company considers EBITDA to be an indicative measure of the Company's operating performance due to the significance of the Company's long-lived assets and because EBITDA can be used to measure the Company's ability to service debt, fund capital expenditures and expand its business; however, such information should not be considered as an alternative to net income, operating profit, cash flows from operations, or any other operating or liquidity performance measure prescribed by generally accepted accounting principles ("GAAP"). Cash expenditures for various long-term assets and interest expense have been, and will be, incurred which are not reflected in the EBITDA presentations.
(7)  The Company considers Comparative Funds From Operations ("Comparative
     FFO," which represents Funds From Operations, as defined by the National Association of Real Estate Investment Trusts ("NAREIT"), plus deferred tax expense) a meaningful disclosure that will help the investment community to better understand the financial performance of the Company, including enabling its shareholders and analysts to more easily compare the Company's performance to REITs. FFO is defined by NAREIT as net income computed in accordance with GAAP, excluding gains or losses from debt restructurings and sales of properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO should not be considered as an alternative to net income, operating profit, cash flows from operations, or any other operating or liquidity performance measure prescribed by GAAP. FFO is also not an indicator of funds available to fund the Company's cash needs, including its ability to make distributions.
(8) Cash interest expense is calculated as GAAP cash interest expense less amortization of deferred financing costs.
(9) The ratio of earnings to fixed charges is computed by dividing net income before interest expense and other fixed charges by total fixed charges, including interest expense, amortization of debt issuance costs and the portion of rent expense that is deemed to represent interest. The deficiency of earnings to fixed charges is largely the result of depreciation and amortization of $122 million and $113 million in 1995 and 1994, respectively.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS
                            AND FINANCIAL CONDITION


Lack of Comparability Following the Consolidation

     Because the Company's Hotels will be leased following the Mergers and the REIT Conversion, the Company does not believe that the historical results of operations will be comparable to the results of operations of the Company following the Mergers and the REIT Conversion. For pro forma information giving effect to the Mergers and the REIT Conversion (including the Leases), see "Unaudited Pro Forma Financial Information."

Historical Results of Operations

  Revenues primarily represent house profit from the Company's hotel properties, net gains (losses) on property transactions and equity in the earnings (losses) of affiliates. House profit reflects the net revenues flowing to the Company as property owner and represents gross hotel sales less property-level expenses (excluding depreciation, management fees, property taxes, ground and equipment rent, insurance and certain other costs which are classified as operating costs and expenses included in the accompanying financial statements). Other operating costs and expenses include idle land carrying costs and certain other costs.

  The Company's hotel operating costs and expenses are, to a great extent, fixed. Therefore, the Company derives substantial operating leverage from increases in revenue. This operating leverage is somewhat diluted, however, by the impact of base management fees which are calculated as a percentage of sales, variable lease payments and incentive management fees tied to operating performance above certain established levels. Successful hotel performance resulted in certain of the Company's properties reaching levels which allowed the manager to share in the growth of profits in the form of higher management fees. The Company expects that this trend will continue in 1998 as the upscale and luxury full-service segments continue to strengthen. At these higher operating levels, the Company's and the managers' interests are closely aligned, which helps to drive further increases in profitability, but moderates operating leverage.

  For the periods discussed herein, the Company's hotel properties have experienced substantial increases in room revenues generated per available room ("REVPAR"). REVPAR is a commonly used indicator of market performance for hotels which represents the combination of the average daily room rate charged and the average occupancy achieved. REVPAR does not include food and beverage or other ancillary revenues generated by the property. The REVPAR increase primarily represents strong percentage increases in room rates, while average occupancy increases have been more moderate. Increases in average room rates have generally been achieved by the managers through shifting occupancies away from discounted group business to higher-rated group and transient business and by selectively increasing room rates. This has been made possible by increased travel due to improved economic conditions and by the favorable supply/demand characteristics existing in the upscale and luxury full-service segments of the lodging industry. The Company expects this favorable relationship between supply growth and demand growth to continue in the luxury and upscale markets in which it operates, which should result in improved REVPAR and operating profits at its hotel properties in the near term. However, there can be no assurance that REVPAR will continue to increase in the future.

First Quarter 1998 Compared to First Quarter 1997 (Historical)

Revenues. Revenues primarily represent house profit from the Company's hotel properties, net gains (losses) on property transactions and equity in earnings (losses) of affiliates. Revenues increased $73 million, or 29%, to $325 million for the twelve weeks ended March 27, 1998 ("First Quarter 1998") from $252 million for the for the twelve weeks ended March 28, 1997 ("First Quarter 1997"). The Company's revenue and operating profit were impacted by improved lodging results for comparable full-service hotel properties and the addition of 18 full-service hotel properties during 1997 and four full-service properties during the First Quarter 1998.

Hotel sales (gross hotel sales, including room sales, food and beverage sales, and other ancillary sales such as telephone sales) increased $167 million, or 27%, to $787 million in the First Quarter 1998, reflecting the REVPAR increases for comparable units and the addition of full-service properties in 1997 and 1998. Improved results for the Company's full-service hotels were driven by strong increases in REVPAR for comparable units of 9.0% to $116.20 for the First Quarter 1998. Results were further enhanced by a one percentage point increase in the house profit margin for comparable full-service properties. On a comparable basis for the Company's full-service hotel properties, average room rates increased almost nine percent, while average occupancy increased slightly.

Operating Costs and Expenses. Operating costs and expenses principally consist of depreciation, management fees, property taxes, ground, building and equipment rent, insurance and certain other costs. Operating costs and expenses increased $17 million to $178 million in the First Quarter 1998 from $161 million in the First Quarter 1997, primarily representing increased hotel operating costs, including depreciation and management fees. Hotel operating costs increased $22 million to $173 million for the First Quarter 1998 primarily due to the addition of 22 full-service properties during 1997 and the First Quarter 1998 and increased management fees and rentals tied to improved property results. As a percentage of hotel revenues, hotel operating costs and expenses decreased to 54% of revenues in the First Quarter 1998 from 61% of revenues in the First Quarter 1997 due to the significant increases in REVPAR discussed above, as well as the operating leverage as a result of a significant portion of the Company's hotel operating costs and expenses being fixed.

Operating Profit. As a result of the changes in revenues and operating costs and expenses discussed above, the Company's operating profit increased $56 million, or 62%, to $147 million for the First Quarter 1998. Hotel operating profit increased $51 million, or 53%, to $148 million, or 46% of hotel revenues, for the First Quarter 1998 from $97 million, or 39% of hotel revenues, for the First Quarter 1997. Specifically, hotels in New York City, Toronto and Atlanta reported significant improvements for the First Quarter 1998. Properties on the Pacific coast and Florida reported some minor softness in results due to exceptionally rainy weather in 1998. Results in 1998 for the New Orleans Marriott have been adversely impacted by a rooms renovation at the hotel and the SuperBowl (which was held in New Orleans in 1997).

Minority Interest. Minority interest expense increased $5 million to $16 million for the First Quarter 1998, primarily reflecting the impact of the consolidation of affiliated partnerships and the acquisition of controlling interests in newly-formed partnerships during 1997 and the First Quarter 1998.

Corporate Expenses. Corporate expenses increased $2 million to $11 million for the First Quarter 1998. As a percentage of revenues, corporate expenses decreased to 3.4% of revenues in the First Quarter 1998 from 3.6% in the First Quarter 1997, reflecting the Company's efforts to carefully control its corporate expenses in spite of the substantial growth in revenues.

Interest Expense. Interest expense increased 21% to $76 million in the First Quarter 1998, primarily due to additional debt of approximately $580 million assumed in connection with the 1997 and 1998 full-service hotel additions, as well as the issuance of $600 million of 8 7/8% senior notes in July 1997.

Dividends on Convertible Preferred Securities. The Dividends on Convertible Preferred Securities reflect the dividends accrued during the first twelve weeks of fiscal year 1998 and 1997 on the $550 million in 6.75% Convertible Preferred Securities issued by the Company in December 1996.

Interest Income. Interest income increased $2 million to $14 million for the First Quarter 1998, primarily reflecting interest earned on cash held for future hotel investments.

Income before Extraordinary Item. Income before extraordinary item for the First Quarter 1998 was $28 million, compared to $6 million for the First Quarter 1997.

Extraordinary gain. In March 1997, the Company purchased 100% of the outstanding bonds secured by a first mortgage on the San Francisco Marriott Hotel. The Company purchased the bonds for $219 million, which was an $11 million discount to the face value of $230 million. In connection with the redemption and defeasance of the bonds, the Company recognized an extraordinary gain of $5 million, which represents the $11 million discount and the write-off of deferred financing fees, net of taxes.


Net Income. The Company's net income for the First Quarter 1998 was $28 million compared to $11 million for the First Quarter 1997.

1997 Compared to 1996 (Historical)

  Revenues. Revenues increased $378 million, or 52%, to $1.1 billion for 1997. The Company's revenue and operating profit were impacted by:

  -  improved lodging results for comparable full-service hotel properties;
  - the addition of 23 full-service hotel properties during 1996 and 18 full-service properties during 1997;
  -  the 1996 sale and leaseback of 16 Courtyard properties and 18 Residence
     Inns;
  -  the 1997 results including 52 weeks versus 53 weeks in 1996.

Hotel sales increased $864 million, or 44%, to over $2.8 billion in 1997, reflecting the REVPAR increases for comparable units and the addition of full-service properties during 1996 and 1997. Improved results for the Company's full-service hotels were driven by strong increases in REVPAR for comparable units of 12.6% in 1997. Results were further enhanced by a more than two percentage point increase in the house profit margin for comparable full-service properties. On a comparable basis for the Company's full-service properties, average room rates increased almost 11%, while average occupancy increased over one percentage point.

  Operating Costs and Expenses. Operating costs and expenses increased $179 million to $678 million for 1997, primarily representing increased hotel operating costs, including depreciation and management fees. Hotel operating costs increased $188 million to $649 million, primarily due to the addition of 41 full-service properties during 1996 and 1997, and increased management fees and rentals tied to improved property results. As a percentage of hotel revenues, hotel operating costs and expenses decreased to 59% of revenues for 1997, from 64% of revenues for 1996, reflecting the impact of increased 1997 revenues on relatively fixed operating costs and expenses.

  Operating Profit. As a result of the changes in revenues and operating costs and expenses discussed above, the Company's operating profit increased $199 million, or 85%, to $432 million in 1997. Hotel operating profit increased $188 million, or 73%, to $444 million, or 41% of hotel revenues, for 1997 compared to $256 million, or 36% of hotel revenues, for 1996. In nearly all markets, the Company's hotels recorded improvements in comparable operating results. In particular, the Company's hotels in the Northeast, Mid-Atlantic and Pacific coast regions benefited from the upscale and luxury full-service room supply and demand imbalance. Hotels in New York City, Philadelphia, San Francisco/Silicon Valley and in Southern California performed particularly well. In 1998, the Company expects results to be strong in these markets and other gateway cities in which the Company owns hotels. In 1997, the Company's suburban Atlanta properties (three properties totaling 1,022 rooms) generally reported decreased results due to higher activity in 1996 related to the Summer Olympics and the impact of the additional supply added to the suburban areas. However, the majority of the Company's hotel rooms in Atlanta are in the core business districts in downtown and Buckhead where they realized strong year-over-year results and were only marginally impacted by the additional supply.

  Minority Interest. Minority interest expense increased $26 million to $32 million for 1997, primarily reflecting the impact of the consolidation of affiliated partnerships and the acquisition of controlling interests in newly-formed partnerships during 1996 and 1997.

  Corporate Expenses.   Corporate expenses increased $2 million to $45 million
in 1997. As a percentage of revenues, corporate expenses decreased to 4.1% of revenues in 1997 from 5.9% of revenues in 1996. This reflects the Company's efforts to carefully control its corporate expenses in spite of the substantial growth in revenues.

  Interest Expense.   Interest expense increased $50 million to $287 million in
1997, primarily due to the additional mortgage debt of approximately $1.1 billion assumed in connection with the 1996 and 1997 full-service hotel additions, as well as the issuance of $600 million of 8-7/8% senior notes (the "New Senior Notes") in July 1997.

  Dividends on Convertible Preferred Securities of Subsidiary Trust. The dividends on the Convertible Preferred Securities reflect the dividends on the $550 million in 6.75% Convertible Preferred Securities issued by the Company in December 1996.

  Interest Income. Interest income increased $4 million to $52 million for 1997, primarily reflecting the interest income on the available proceeds generated by the December 1996 offering of Convertible Preferred Securities and the proceeds generated by the issuance of the New Senior Notes in July 1997.

  Income (Loss) Before Extraordinary Items. Income before extraordinary items for 1997 was $47 million, compared to a $13 million loss before extraordinary items for 1996 as a result of the items discussed above.

  Extraordinary Gain (Loss). In March 1997, the Company purchased 100% of the outstanding bonds secured by a first mortgage on the San Francisco Marriott Hotel. The Company purchased the bonds for $219 million, which was an $11 million discount to the face value of $230 million. In connection with the redemption and defeasance of the bonds, the Company recognized an extraordinary gain of $5 million, which represents the $11 million discount less the write-off of unamortized deferred financing fees, net of taxes. In December 1997, the Company refinanced the mortgage debt secured by the Marriott's Orlando World Center. In connection with the refinancing, the Company recognized an extraordinary loss of $2 million, which represents payment of a prepayment penalty and the write-off of unamortized deferred financing fees, net of taxes.

  Net Income (Loss).   The Company's net income in 1997 was $50 million,
compared to a net loss of $13 million in 1996.

1996 Compared to 1995 (Historical)

  Revenues. Revenues increased $248 million, or 51%, to $732 million in 1996. The Company's revenue and operating profit were impacted by:

  -  improved lodging results for comparable full-service hotel properties;
  - the addition of nine full-service hotel properties during 1995 and 23 full-service properties during 1996;
  - the 1996 and 1995 sale and leaseback of 53 of the Company's Courtyard properties and 18 of the Company's Residence Inns;
  - the 1996 change in the estimated depreciable lives and salvage values for certain hotel properties which resulted in additional depreciation expense of $15 million;
  -  the 1996 results including 53 weeks versus 52 weeks in 1995;

  - the $60 million pre-tax charge in 1995 to write down the carrying value of one undeveloped land parcel to its estimated sales value;
  - a $10 million pre-tax charge in 1995 to write down the carrying value of certain Courtyard and Residence Inn properties held for sale to their net realizable values included in "Net gains (losses) on property transactions"; and
  -  the 1995 sale of four Fairfield Inns.

  Hotel revenues increased $243 million, or 51%, to $717 million in 1996, as all three of the Company's lodging concepts reported growth in REVPAR. Hotel sales increased $590 million, or 44%, to $1.9 billion in 1996, reflecting the REVPAR increases for comparable units and the addition of full-service properties during 1995 and 1996.

  Improved results for the Company's full-service hotels were driven by strong increases in REVPAR for comparable units of 11% in 1996. Results were further enhanced by almost a two percentage point increase in the house profit margin for comparable full-service properties. On a comparable basis for the Company's full-service properties, average room rates increased 8%, while average occupancy increased over two percentage points.

  Operating Costs and Expenses. Operating costs and expenses increased $129 million to $499 million for 1996, primarily representing increased hotel operating costs, including depreciation, partially offset by the $60 million pre-tax charge in 1995 to write down the carrying value of one undeveloped land parcel to its estimated sales value. Hotel operating costs increased $180 million to $461 million, primarily due to the addition of 32 full-service properties during 1995 and 1996, increased management fees and rentals tied to improved property results and a change in the depreciable lives and salvage values of certain large hotel properties ($15 million). As a percentage of hotel revenues, hotel operating costs and expenses increased to 64% of revenues for 1996, from 59% of revenues for 1995, reflecting the impact of the lease payments on the Courtyard and Residence Inn properties which have been sold and leased back, and the change in depreciable lives and salvage values for certain large hotel properties discussed above, as well as the shifting emphasis to full-service properties. Full-service hotel rooms accounted for 100% of the Company's total hotel rooms on January 3, 1997, versus 84% on December 29, 1995.

  Operating Profit.   As a result of the changes in revenues and operating costs and expenses discussed above, the Company's operating profit increased $119 million, or 104%, to $233 million in 1996. Hotel operating profit increased $63 million, or 33%, to $256 million, or 36% of hotel revenues, for 1996 compared to $193 million, or 41% of hotel revenues, for 1995. Across the board, the Company's hotels recorded substantial improvements in comparable operating results. In addition, several hotels, including the New York Marriott Marquis, the New York Marriott East Side, the Philadelphia Marriott, the San Francisco Marriott and the Miami Airport Marriott posted particularly significant improvements in operating profit for the year. The Company's Atlanta properties also posted outstanding results, primarily due to the 1996 Summer Olympics. Additionally, several hotels which recently converted to the Marriott brand, including the Denver Marriott Tech Center, the Marriott's Mountain Resort at Vail and the Williamsburg Marriott, recorded strong results compared to the prior year as they completed renovations and began to realize the benefit of their conversions.

  Corporate Expenses. Corporate expenses increased $7 million to $43 million in 1996. As a percentage of revenues, corporate expenses decreased to 5.9% of revenues in 1996 from 7.4% of revenues in 1995. This reflects the Company's efforts to carefully control its corporate administrative expenses in spite of the substantial growth in revenues.

  Interest Expense.   Interest expense increased 33% to $237 million in 1996,
primarily due to the additional mortgage debt of approximately $696 million incurred in connection with the 1996 full-service hotel additions and the issuance of $350 million of notes by HMC Acquisition Properties, Inc., a wholly-owned subsidiary of the Company, in December 1995, partially offset by the net impact of the 1995 redemptions of Host Marriott Hospitality, Inc. notes ("Hospitality Notes").

  Loss from Continuing Operations.   The loss from continuing operations for
1996 decreased $49 million to $13 million, as a result of the changes discussed above.

  Net Loss.   The Company's net loss in 1996 was $13 million, compared to a net loss of $143 million in 1995, which included a $61 million loss from discontinued operations and a $20 million extraordinary loss primarily representing premiums paid on bond redemptions and the write-off of deferred financing fees and discounts on the debt.

Pro Forma Results of Operations

    Because the Company's Hotels will be leased following the Mergers and the REIT Conversion the Company does not believe that the historical results of operations will be comparable to the results of operations of the Company following the Mergers and the REIT Conversion. Accordingly, a comparison of the Company's pro forma results of operations for the First Quarter 1998 to First Quarter 1997 and fiscal year 1997 to fiscal year 1996 have been included below. The following discussion and analysis should be read in conjunction with the Company's combined consolidated financial statements and the Company's unaudited pro forma financial statements and related notes thereto included elsewhere in this Consent Solicitation. The following discussion and analysis has been prepared assuming the following two scenarios:

 .   All Partnerships participate and no Notes are issued ("100% Participation with No Notes Issued")

 .   All Partnerships participate and Notes are issued with respect to 100% of the OP Units allocable to each partnership ("100% Participation with Notes Issued")

    These presentations do not purport to represent what combination will result from the Mergers and the REIT Conversion, but instead are designed to illustrate what the Company would have been like under the above scenarios. Furthermore, the unaudited pro forma financial statements do not purport to represent what the Company's results of operations or cash flows would actually have been if the Mergers and REIT Conversion had in fact occurred on such date or at the beginning of such period or to project the Company's results of operations or cash flows for any future date or period.

    The following table presents the results of operations for the First Quarter 1998 and the First Quarter 1997 on a pro forma basis under the scenarios discussed above:


                               100% Participation        100% Participation
                              with No Notes Issued        with Notes Issued
                             ----------------------    ----------------------
                                 First Quarter              First Quarter
                             ----------------------    ----------------------
                              1998             1997     1998             1997
                             -----             ----    -----             ----

Rental revenues(1).........  $ 278            $ 249    $ 278            $ 249
Total revenues.............    285              251      285              251
Operating costs and
 expenses..................    125              128      125              128
Operating profit before
 minority interest, corporate
 expenses and interest.....    160              123      160              123
Minority interest..........     (4)              (2)      (4)              (2)
Corporate expenses.........    (10)              (8)     (10)              (8)
Interest expense...........    (96)            (105)    (100)            (109)
Dividends on Convertible
 Preferred Securities......     (9)              (9)      (9)              (9)
Interest income............      8                3        8                3
                             -----            -----    -----            -----
Income (loss) before
 income taxes..............     49                2       45               (2)
Provision for
 income taxes..............     (2)              --       (2)              --
                             -----            -----    -----            -----
Income (loss) before
 extraordinary items and
 REIT Conversion
 expenses(2)...............  $  47            $   2    $  43            $  (2)
                             =====            =====    =====            =====
------------
(1) Lease amounts reflect estimates as the leases are currently subject to negotiation. The lease amounts included may not reflect the final terms of the leases.
(2) The amount of REIT Conversion expenses to be incurred is not known at this time and will be filed by amendment.

100% Participation with No Notes Issued - First Quarter 1998 Compared to First Quarter 1997 (Pro Forma)

    Revenues. Revenues primarily represent lease revenues, net gains (losses) on property transactions and equity in earnings (losses) of affiliates, including the Non-Controlled Subsidiary. Revenues increased $34 million, or 14%, to $285 million for the First Quarter 1998 from $251 million for the First Quarter 1997.

    Hotel sales (gross hotel sales, including room sales, food and beverage sales, and other ancillary sales such as telephone sales) increased $71 million, or 9%, to $866 million in the First Quarter 1998, reflecting the REVPAR increases for the Company's hotels. Improved results for the Company's hotels were driven by strong increases in REVPAR of 8.6% to $111.39 for the First Quarter 1998. Results were further enhanced by a one percentage point increase in the house profit margin. Average room rates increased nearly ten percent, while average occupancy decreased slightly to 76.2%.

    Operating Costs and Expenses. Operating costs and expenses principally consist of depreciation, property taxes, ground, building and equipment rent, insurance and certain other costs. Operating costs and expenses decreased $3 million to $125 million in the First Quarter 1998. As a percentage of rental revenues, hotel operating costs and expenses decreased to 43% of rental revenues in the First Quarter 1998 from 50% of rental revenues in the First Quarter 1997 due to the significant increases in REVPAR discussed above, as well as the operating leverage as a result of a significant portion of the Company's hotel operating costs and expenses being fixed.

    Operating Profit. As a result of the changes in revenues and operating costs and expenses discussed above, the Company's operating profit increased $37 million, or 30%, to $160 million for the First Quarter 1998. Hotel operating profit increased $34 million, or 27%, to $158 million, or 57% of rental revenues, for the First Quarter 1998 from $124 million, or 50% of rental revenues, for the First Quarter 1997. Once again, the Company's hotels recorded significant improvements in comparable operating results. Specifically, hotels in New York City, Toronto and Atlanta reported significant improvements for the First Quarter 1998. Properties on the Pacific coast and Florida reported some minor softness in results due to exceptionally rainy weather in 1998. Results in 1998 for the New Orleans Marriott have been adversely impacted by a rooms renovation at the hotel and the Superbowl (which was held in New Orleans in 1997).

    Minority Interest. Minority interest expense increased $2 million to $4 million for the First Quarter 1998, primarily reflecting improved lodging results.

    Corporate Expenses. Corporate expenses increased $2 million to $10 million for the First Quarter 1998.

    Interest Expense. Interest expense decreased $9 million to $96 million in the First Quarter 1998, primarily due to the impact of principal amortization on the Company's mortgage debt.

    Dividends on Convertible Preferred Securities. The Dividends on Convertible Preferred Securities reflect the dividends accrued during the First Quarter 1998 and First Quarter 1997 on the $550 million in 6.75% Convertible Preferred Securities issued by the Company in December 1996.

    Interest Income. Interest income increased $5 million to $8 million for the First Quarter 1998, primarily reflecting interest earned on cash, cash equivalents and short-term marketable securities held for future hotel investments.

    Income before Extraordinary Items and REIT Conversion Expenses. Income before extraordinary items and REIT Conversion expenses for the First Quarter 1998 was $47 million, compared to $2 million for the First Quarter 1997.

100% Participation with Notes Issued - First Quarter 1998 Compared to First Quarter 1997 (Pro Forma)

    Revenues. Revenues increased $34 million, or 14%, to $285 million for the First Quarter 1998 from $251 million for the First Quarter 1997.

    Hotel sales (gross hotel sales, including room sales, food and beverage sales, and other ancillary sales such as telephone sales) increased $72 million, or 9%, to $878 million in the First Quarter 1998, reflecting the REVPAR increases for the Company's hotels. Improved results for the Company's hotels were driven by strong increases in REVPAR of 8.6% to $111.39 for the First Quarter 1998. Results were further enhanced by a one percentage point increase in the house profit margin. Average room rates increased nearly ten percent, while average occupancy decreased slightly to 76.2%.

    Operating Costs and Expenses. Operating costs and expenses decreased $3 million to $125 million in the First Quarter 1998. As a percentage of rental revenues, hotel operating costs and expenses decreased to 43% of rental revenues in the First Quarter 1998 from 50% of rental revenues in the First Quarter 1997 due to the significant increases in REVPAR discussed above, as well as the operating leverage as a result of a significant portion of the Company's hotel operating costs and expenses being fixed.

    Operating Profit. As a result of the changes in revenues and operating costs and expenses discussed above, the Company's operating profit increased $37 million, or 30%, to $160 million for the First Quarter 1998. Hotel operating profit increased

$34 million, or 27%, to $158 million, or 57% of hotel revenues, for the First Quarter 1998 from $124 million, or 50% of rental revenues, for the First Quarter 1997. Once again, the Company's hotels recorded significant improvements in comparable operating results. Specifically, hotels in New York City, Toronto and Atlanta reported significant improvements for the First Quarter 1998. Properties on the Pacific coast and Florida reported some minor softness in results due to exceptionally rainy weather in 1998. Results in 1998 for the New Orleans Marriott have been adversely impacted by a rooms renovation at the hotel and the Superbowl (which was held in New Orleans in 1997).

    Minority Interest. Minority interest expense increased $2 million to $4 million for the First Quarter 1998 primarily reflecting improved lodging results.

    Corporate Expenses. Corporate expenses increased $2 million to $10 million for the First Quarter 1998.

    Interest Expense. Interest expense decreased $9 million to $100 million in the First Quarter 1998 primarily due to the impact of principal amortization on the Company's mortgage debt.

    Dividends on Convertible Preferred Securities. The Dividends on Convertible Preferred Securities reflect the dividends accrued during the First Quarter 1998 and First Quarter 1997 on the $550 million in 6.75% Convertible Preferred Securities issued by the Company in December 1996.

    Interest Income. Interest income increased $5 million to $8 million for the First Quarter 1998 primarily reflecting interest earned on cash, cash equivalents and short-term marketable securities held for future hotel investments.

    Income (loss) before Extraordinary Items and REIT Conversion Expenses. Income before extraordinary items and REIT Conversion expenses for the First Quarter 1998 was $43 million, compared to a $2 million loss for the First Quarter 1997.

    The following table presents the results of operations for 1997 and 1996 on a pro forma basis under the two pro forma scenarios:


                              100% Participation         100% Participation
                             with No Notes Issued         with Notes Issued
                             --------------------        ------------------
                                 Fiscal Year                 Fiscal Year
                             --------------------        ------------------
                              1997           1996         1997         1996
                             -----           ----        -----         ----

Rental revenues(1)......... $1,041          $ 958       $1,041         $ 958
Total revenues.............  1,061            972        1,061           972
Operating costs and
 expenses..................    532            518          530           517
Operating profit before
 minority interest,
 corporate expenses and
 interest..................    529            454          531           455
Minority interest..........     (9)            (9)          (9)           (9)
Corporate expenses.........    (41)           (36)         (41)          (36)
Interest expense...........   (417)          (429)        (434)         (446)
Dividends on convertible
 preferred securities......    (37)           (37)         (37)          (37)
Interest income............     14             14           14            14
                            ------          -----       ------         -----
Income (loss) before
 income taxes..............     39            (43)          24           (59)
Benefit (provision) for
 income taxes..............     (2)             1           (1)            1
                            ------          -----       ------         -----
Income (loss) before
 extraordinary
 items and REIT Conversion
 expenses(2)............... $   37          $ (42)      $   23         $ (58)
                            ======          =====       ======         =====

-------------
(1) Lease amounts reflect estimates as the leases are currently subject to negotiation. The lease amounts included may not reflect the final terms of the leases.
(2) The amount of REIT Conversion expenses to be incurred is not known at this time and will be filed by amendment.

100% Participation with No Notes Issued - 1997 Compared to 1996 (Pro Forma)

    Revenues. Revenues increased $89 million, or 9%, to $1,061 million for 1997. The Company's revenue and operating profit were principally impacted by improved lodging results for its hotel properties, which led to a substantial increase in rental revenues. The 1997 results also included 52 weeks versus 53 weeks in 1996.

    Hotel sales increased $237 million, or 7%, to over $3.5 billion in 1997, reflecting increases in REVPAR. Improved results for the Company's full-service hotels were driven by strong increases in REVPAR of 9.8% to $103.17 in 1997. Results were further enhanced by more than a one percentage point increase in the house profit margin. Average room rates increased over 9%, while average occupancy increased slightly to 77.7%.

    Operating Costs and Expenses. Operating costs and expenses increased $14 million to $532 million for 1997. As a percentage of rental revenues, hotel operating costs and expenses decreased to 50% of rental revenues for 1997, from 53% of rental revenues for 1996, reflecting the impact of increased 1997 revenues on relatively fixed operating costs and expenses.

    Operating Profit. As a result of the changes in revenues and operating costs and expenses discussed above, the Company's operating profit increased $75 million, or 17%, to $529 million in 1997. Hotel operating profit increased $67 million, or 15%, to $519 million, or 50% of rental revenues, for 1997 compared to $452 million, or 47% of rental revenues, for 1996. In nearly all markets, the Company's hotels recorded improvements in comparable operating results. In particular, the Company's hotels in the Northeast, Mid-Atlantic and Pacific coast regions benefited from the upscale and luxury full-service room supply and demand imbalance. Hotels in New York City, Philadelphia, San Francisco/Silicon Valley and in Southern California performed particularly well. In 1998, the Company expects results to be strong in these markets and other gateway cities in which the Company owns hotels. In 1997, the Company's suburban Atlanta properties (three properties totaling 1,022 rooms) generally reported decreased results due to higher activity in 1996 related to the Summer Olympics and the impact of the additional supply added to the suburban areas. However, the majority of the Company's hotel rooms in Atlanta are in the core business districts in downtown and Buckhead where they realized strong year-over-year results and were only marginally impacted by the additional supply.

    Minority Interest. Minority interest expense remained at $9 million for 1997.

    Corporate Expenses.   Corporate expenses increased $5 million to $41 million
in 1997.

    Interest Expense. Interest expense decreased $12 million to $417 million in 1997 primarily due to the impact of principal amortization on the Company's mortgage debt.

    Dividends on Convertible Preferred Securities of Subsidiary Trust. The dividends on the Convertible Preferred Securities reflect the dividends on the $550 million in 6.75% Convertible Preferred Securities issued by the Company in December 1996.

    Interest Income. Interest income remained unchanged at $14 million for 1997, reflecting the interest income earned on the loan to the Non-Controlled Subsidiary for its acquisition of furniture and equipment.

    Income (Loss) Before Extraordinary Items and REIT Conversion Expenses. Income before extraordinary items and REIT Conversion expenses for 1997 was $37 million, compared to a $42 million loss for 1996 as a result of the items discussed above.


100% Participation With Notes Issued -  1997 Compared to 1996 (Pro Forma)

    Revenues. Revenues increased $89 million, or 9%, to $1,061 million for 1997. The Company's revenue and operating profit were principally impacted by improved lodging results for the Company's hotel properties, which led to a substantial increase in rental revenues. The 1997 results also included 52 weeks versus 53 weeks in 1996.

    Hotel sales increased $235 million, or 7%, to over $3.4 billion in 1997, reflecting increases in REVPAR. Improved results for the Company's full-service hotels were driven by strong increases in REVPAR of 9.8% to $103.17 in 1997. Results were further enhanced by more than a one percentage point increase in the house profit margin. Average room rates increased over 9%, while average occupancy increased slightly to 77.7%.

    Operating Costs and Expenses. Operating costs and expenses increased $13 million to $530 million for 1997. As a percentage of rental revenues, hotel operating costs and expenses decreased to 50% of rental revenues for 1997, from 53% of rental revenues for 1996, reflecting the impact of increased 1997 revenues on relatively fixed operating costs and expenses.

    Operating Profit. As a result of the changes in revenues and operating costs and expenses discussed above, the Company's operating profit increased $76 million, or 17%, to $531 million in 1997. Hotel operating profit increased $67 million, or 15%, to $521 million, or 50% of rental revenues, for 1997 compared to $454 million, or 47% of rental revenues, for 1996. In nearly all markets, the Company's hotels recorded improvements in comparable operating results. In particular, the Company's hotels in the Northeast, Mid-Atlantic and Pacific coast regions benefited from the upscale and luxury full-service room supply and demand imbalance. Hotels in New York City, Philadelphia, San Francisco/Silicon Valley and in Southern California performed particularly well. In 1998, the Company expects results to be strong in these markets and other gateway cities in which the Company owns hotels. In 1997, the Company's suburban Atlanta properties (three properties totaling 1,022 rooms) generally reported decreased results due to higher activity in 1996 related to the Summer Olympics and the impact of the additional supply added to the suburban areas. However, the majority of the Company's hotel rooms in Atlanta are in the core business districts in downtown and Buckhead where they realized strong year-over-year results and were only marginally impacted by the additional supply.

    Minority Interest. Minority interest expense remained at $9 million for 1997.

    Corporate Expenses.   Corporate expenses increased $5 million to $41 million
in 1997.

    Interest Expense. Interest expense decreased $12 million to $434 million in 1997, reflecting the impact of principal amortization on the Company's mortgage debt.

    Dividends on Convertible Preferred Securities of Subsidiary Trust. The dividends on the Convertible Preferred Securities reflect the dividends on the $550 million in 6.75% Convertible Preferred Securities issued by the Company in December 1996.

    Interest Income. Interest income remained unchanged at $14 million for 1997, reflecting the interest income earned on the loan to the Non-Controlled Subsidiary for its acquisition of furniture and equipment.

    Income (Loss) Before Extraordinary Items and REIT Conversion Expenses. Income before extraordinary items and REIT Conversion expenses for 1997 was $23 million, compared to a $58 million loss for 1996 as a result of the items discussed above.

Liquidity and Capital Resources

  REIT Conversion. The transactions summarized below collectively constitute the REIT Conversion. If the required approvals for the various transactions are obtained and other conditions to the different steps in the REIT Conversion are satisfied or waived, these transactions are expected to occur at various times prior to the end of 1998.

     . Debt Refinancing. Concurrently with the initial contribution of assets by Host to the Operating Partnership, Host expects to refinance $1.55 billion of outstanding public bonds (the "Bond Refinancing") through offers to purchase such debt securities for cash and a concurrent solicitation of consents to amend the terms of the debt securities to permit the transactions constituting the REIT Conversion. Host expects to obtain the funds for the Bond Refinancing by the issuance of new debt securities by the Operating Partnership and a new $1.25 billion unsecured revolving credit facility for the Operating Partnership. The proceeds of that new credit facility also will be used to repay the $22 million of outstanding indebtedness under the existing secured credit facility of HMC Capital Resources Holding Corp.

     . Treatment of Convertible Preferred Securities. Prior to the Closing Date, Host will seek the consent of holders of the $550 million of outstanding Convertible Preferred Securities to the REIT Conversion. In the REIT Conversion, the Operating Partnership will assume primary liability for repayment of the convertible subordinated debentures of Host underlying the Convertible Preferred Securities. As the successor to Host, Host REIT also will be liable on the debentures and the debentures will become convertible into Common Shares, but the Operating Partnership will have primary responsibility for payment of the debentures, including all costs of conversion. Upon conversion by a Convertible Preferred Securities holder, the Operating Partnership will purchase Common Shares from Host REIT in exchange for an equal number of OP Units and distribute the Common Shares to the holder. As a result of the distribution of SLC stock and cash to Host shareholders in the merger of Host into Host REIT, the conversion ratio of the Convertible Preferred Securities will be adjusted under the anti-dilution provisions of the convertible debentures.

     . Mergers. On the Closing Date, each Participating Partnership will merge with a Merger Partnership. The Participating Partnerships will be the surviving entities of the Mergers and will continue in existence as direct or indirect subsidiaries of the Operating Partnership. In each Merger, each Limited Partner will receive a number of OP Units with a deemed value equal to the Exchange Value of its respective Partnership Interests in exchange for such interest. Dissenting Partners who vote against a Merger and comply with certain specified procedures, as discussed below (see "Rights of Dissenting Partners"), will be entitled to exchange the OP Units they receive in the Merger for Notes. Public Partnerships that do not participate in a Merger will continue as separate partnerships, but the Operating Partnership may contribute some or all of the interests in certain of these partnerships (such as Atlanta Marquis, Desert Springs, Hanover, MHP, or MHP2) that it receives from Host and its subsidiaries to a Non-Controlled Subsidiary.

     . Restructuring of Private Partnerships. The Operating Partnership will acquire the Partnership Interests from unaffiliated partners of certain Private Partnerships in exchange for OP Units and, accordingly, will own all of the interests in those Private Partnerships. For those Private Partnerships in which the unaffiliated partners do not elect to exchange their interests for OP Units, (i) the Operating Partnership will be a partner in the partnership if the unaffiliated partners have consented to a lease of the partnership's Hotels or (ii) if the requisite consents to enter into a lease are not obtained, the Operating Partnership will transfer its interests in such partnerships to a Non-Controlled Subsidiary.

     . The Blackstone Acquisition. On the Closing Date, the Operating Partnership will acquire from the Blackstone Entities ownership of, or controlling interests in, 12 hotels and two mortgage loans, one secured by one of the acquired hotels and one secured by an additional hotel. In addition, Host will acquire a 25% interest in the Swissotel management company from the Blackstone Entities, which Host will contribute to SLC prior to the distribution of SLC stock to Host stockholders and Blackstone. In exchange for the assets, the Operating Partnership will issue approximately 43.7 million OP Units, assume or repay debt and make cash payments totaling approximately $862 million, and distribute shares of SLC stock to the Blackstone Entities.

     . Contribution of Assets to Non-Controlled Subsidiaries. The Operating Partnership will organize one or more taxable corporations (the "Non-Controlled Subsidiaries") to hold various assets contributed by Host and its subsidiaries to the Operating Partnership, the ownership of which by the Operating Partnership might jeopardize Host REIT's status as a REIT. These assets primarily will consist of partnership or other interests in hotels which are not leased and certain foreign hotels in which Host owns interests. In exchange for the contribution of these assets to the Non-Controlled Subsidiaries, the Operating Partnership will receive nonvoting common stock representing 95% of the total economic interests of the Non-Controlled Subsidiaries. In addition, the Operating Partnership will sell to a Non-Controlled Subsidiary approximately $____ million in value of personal property associated with certain Hotels (including certain Hotels owned by the Public Partnerships), which personal property the Operating Partnership could not lease to the Lessees without potentially jeopardizing Host REIT's qualification as a REIT, for cash that has been contributed or loaned to the Non-Controlled Subsidiary by the Operating Partnership. The Non-Controlled Subsidiary will lease such personal property to the applicable Lessees. One or more affiliates of Host will purchase for cash or notes 100% of the voting common stock representing the remaining 5% of the total economic interests of each Non-Controlled Subsidiary.

     . Leases of Hotels. The Operating Partnership and its subsidiaries and controlled partnerships, including the former Public Partnerships, will lease virtually all of their Hotels to the Lessees pursuant to the Leases. See "Business and Properties -- The Leases." The leased Hotels will be operated by the Lessees under their existing brand names pursuant to the existing Management Agreements, which will be assigned to the Lessees for the terms of the applicable Leases. See "Business and Properties -- The Management Agreements."

     . Host REIT Merger and Shareholder Distribution. Host will merge into Host REIT upon obtaining shareholder approval of the merger. Pursuant to the merger agreement, Host shareholders will receive, for each share of Host common stock, one Host REIT Common Share, a fraction of a share of common stock of SLC and an amount of cash to be determined. The aggregate value of the SLC common stock and cash to be distributed to Host shareholders is currently estimated to be approximately $400 million to $550 million. The actual amount of the distribution will be based upon the estimated amount of accumulated earnings and profits of Host as of the last day of its taxable year ending on or immediately following the Closing Date. Following the distribution, SLC initially will own the senior living assets of Host, which currently consist of 31 retirement communities, a 25% interest in the Swissotel management company, and controlling ownership interests in the Lessees.

  The Company funds its capital requirements with a combination of operating cash flow measured as EBITDA, debt and equity financing, and proceeds from sales of selected properties and other assets. The Company utilizes these sources of capital to acquire new properties, fund capital additions and improvements, and make principal payments on debt.

  Capital Transactions. In June 1997, HMC Capital Resources Holding Corporation ("Capital Resources"), a wholly-owned subsidiary of the Company, entered into a revolving line of credit agreement ("Line of Credit") with a group of commercial banks under which it may borrow up to $500 million for certain permitted uses. On June 19, 2000, any then outstanding borrowings on the Line of Credit convert to a term loan arrangement with all unpaid advances due June 19, 2004. Borrowings under the Line of Credit bear interest at either the Eurodollar rate plus 1.7%, or the Base Rate (as defined in the agreement) plus 0.7%, at the option of the Company. An annual fee of 0.35% is charged on the unused portion of the commitment. The Line of Credit was originally secured by six hotel properties, with a carrying value of approximately $500 million at January 2, 1998, which were contributed to Capital Resources. The Line of Credit is guaranteed by the Company. As a result of this transaction, the Company terminated its line of credit with Marriott International. During the fourth quarter of 1997, the Company borrowed approximately $22 million under the Line of Credit for the acquisition of the Ontario Airport Marriott.

  In July 1997, HMH Properties, Inc. ("Properties") and HMC Acquisition Properties, Inc. ("Acquisitions"), indirect, wholly-owned subsidiaries of the Company, completed consent solicitations (the "Consent Solicitations") with holders of their senior notes to amend certain provisions of their senior notes indentures. The Consent Solicitations facilitated the merger of Acquisitions with and into Properties (the "Properties Merger"). The amendments to the indentures also increased the ability of Properties to acquire, through certain subsidiaries, additional properties subject to non-recourse indebtedness and controlling interests in corporations, partnerships and other entities holding attractive properties and increased the threshold for distributions to affiliates to the excess of Properties' earnings before interest expense, income taxes, depreciation and amortization and other non-cash items subsequent to the

Consent Solicitations over 220% of Properties' interest expense. Properties paid dividends to the Company of $54 million, $29 million and $36 million in 1997, 1996 and 1995, respectively, as permitted under the indentures.

  Concurrent with the Consent Solicitations and the Properties Merger, Properties issued an aggregate of $600 million of 8 7/8% senior notes (the "New Properties Notes") at par with a maturity of July 2007. Properties received net proceeds of approximately $570 million, net of the costs of the 1997 Consent Solicitations and the offering, which will be used to fund future acquisitions of, or the purchase of controlling interests in, full-service hotels and other lodging-related properties.

  In December 1996, the Host Marriott Financial Trust (the "Issuer"), a wholly-owned subsidiary trust of Host Marriott, issued 11 million shares of 6 3/4% convertible quarterly income preferred securities (the "Convertible Preferred Securities"), with a liquidation preference of $50 per share (for a total liquidation amount of $550 million). The Convertible Preferred Securities represent an undivided beneficial interest in the assets of the Issuer and, pursuant to various agreements entered into in connection with the transaction, are fully, irrevocably and unconditionally guaranteed by Host Marriott.
Proceeds from the issuance of the Convertible Preferred Securities were invested in 6 3/4% Convertible Subordinated Debentures (the "Debentures") due December 2, 2026 issued by Host Marriott. The Issuer exists solely to issue the Convertible Preferred Securities and its own common securities (the "Common Securities") and invest the proceeds therefrom in the Debentures, which are its sole assets.
Each of the Convertible Preferred Securities is convertible at the option of the holder into shares of Host Marriott common stock at the rate of 2.6876 shares per Convertible Preferred Security (equivalent to a conversion price of $18.604 per share of Host Marriott common stock). The Debentures are convertible at the option of the holders into shares of Company common stock at a conversion rate of 2.6876 shares for each $50 in principal amount of Debentures. The Issuer will only convert Debentures pursuant to a notice of conversion by a holder of Securities. During 1997 and 1996, no Debentures were converted into common stock. Holders of the Convertible Preferred Securities are entitled to receive preferential cumulative cash distributions at an annual rate of 6 3/4% accruing from the original issue date, commencing March 1, 1997, and payable quarterly in arrears thereafter. The distribution rate and the distribution and other payment dates for the Convertible Preferred Securities will correspond to the interest rate and interest and other payment dates on the Debentures. Host Marriott may defer interest payments on the Debentures for a period not to exceed 20 consecutive quarters. If interest payments on the Debentures are deferred, so too are payments on the Convertible Preferred Securities. Under this circumstance, Host Marriott will not be permitted to declare or pay any cash distributions with respect to its capital stock or debt securities that rank pari passu with or junior to the Debentures. Subject to certain restrictions, the Convertible Preferred Securities are redeemable at the Issuer's option upon any redemption by Host Marriott of the Debentures after December 2, 1999. Upon repayment at maturity or as a result of the acceleration of the Debentures upon the occurrence of a default, the Debentures shall be subject to mandatory redemption, from which the proceeds will be applied to redeem Convertible Preferred Securities and Common Securities, together with accrued and unpaid distributions.

  The obligation for the Convertible Preferred Securities has been pushed down to the financial statements of Host Marriott Hotels because it is expected that upon the REIT Conversion, the Operating Partnership will assume primary liability for repayment of the convertible debentures of Host Marriott underlying the Convertible Preferred Securities. Upon conversion by a Convertible Preferred Securities holder, the Operating Partnership will purchase common shares from Host Marriott in exchange for a like number of OP Units and distribute the common shares to the Convertible Preferred Securities holder.

  In March 1996, Host Marriott completed the issuance of 31.6 million shares of common stock for net proceeds of nearly $400 million.

  In December 1995, Acquisitions issued $350 million of 9% senior notes (the "Acquisitions Notes"). The Acquisitions Notes were issued at par and have a final maturity of December 2007. The net proceeds totaled $340 million and were utilized to repay in full the outstanding borrowings of $210 million under

Acquisitions' $230 million revolving credit facility (the "Revolver"), which was then terminated to acquire three full-service properties and to finance future acquisitions of full-service hotel properties with the remaining proceeds.

  In May 1995, two wholly-owned subsidiaries of Host Marriott Hospitality, Inc. ("Hospitality"), a wholly-owned subsidiary of the Company, issued an aggregate of $1 billion of 9.5% senior secured notes in two concurrent offerings. Properties, the owner of 58 of the Company's 95 full-service hotel properties at January 2, 1998 and Host Marriott Travel Plazas, Inc. ("HMTP"), the operator/manager of HM Services' food, beverage and merchandise concessions business, issued $600 million (the "Properties Notes") and $400 million, respectively, of senior notes. The bonds were issued at par and have a final maturity of May 2005. The net proceeds of approximately $971 million were used to defease, and subsequently redeem, all of Hospitality's remaining bonds (the "Hospitality Notes") and to repay borrowings under the line of credit with Marriott International. The HMTP senior notes were included in the HM Services' Special Dividend.

  The Properties Notes, the Acquisitions Notes and the New Senior Notes are guaranteed on a joint and several basis by certain of Properties' subsidiaries and rank pari passu in right of payment with all other existing future senior indebtedness of Properties. The net assets of Properties at January 2, 1998 were approximately $518 million, substantially all of which were restricted. The indentures governing the Properties Notes, the Acquisitions Notes and the New Senior Notes contain covenants that, among other things, limit the ability to incur additional indebtedness and issue preferred stock, pay dividends or make other distributions, repurchase capital stock or subordinated indebtedness, create certain liens, enter into certain transactions with affiliates, sell certain assets, issue or sell stock of subsidiaries, and enter into certain mergers and consolidations.

  During 1995, the Company replaced its line of credit with a line of credit from Marriott International pursuant to which the Company had the right to borrow up to $225 million. The line of credit with Marriott International was terminated as a result of the Capital Resources transaction discussed above.

  On April 20, 1998, the Company filed a Shelf Registration on Form S-3 with the Securities and Exchange Commission for $2.5 billion in securities, which may include debt, equity or a combination thereof. The Company anticipates that any net proceeds from the sale of offered securities will be used for refinancing of the Company's indebtedness, including approximately $1.55 billion of the Company's outstanding long-term debt securities, the potential refinancing of portions of the Company's approximately $1.9 billion of mortgage debt and the potential issuance of perpetual preferred stock.

  Asset Dispositions.   The Company historically has sold, and may from time to
time in the future consider opportunities to sell, certain of its real estate properties at attractive prices when the proceeds could be redeployed into investments with more favorable returns. During the second quarter of 1998, the Company sold the 662-room New York Marriott East Side for proceeds of $191 million and recorded a pre-tax gain of approximately $40 million and the Napa Valley Marriott for proceeds of $21 million and recorded a pre-tax gain of approximately $10 million. During 1997, the Company sold the 255-room Sheraton Elk Grove Suites for proceeds of approximately $16 million. The Company also sold 90% of its 174-acre parcel of undeveloped land in Germantown, Maryland, for approximately $11 million, which approximated its carrying value. During the first and second quarters of 1996, 16 of the Company's Courtyard properties and 18 of the Company's Residence Inn properties were sold (subject to a leaseback) to Hospitality Properties Trust for approximately $314 million and the Company will receive approximately $35 million upon expiration of the leases. A gain on the Courtyard and Residence Inn transactions of approximately $46 million was deferred and is being amortized over the initial term of the leases. During the first and third quarters of 1995, 37 of the Company's Courtyard properties were sold to and leased back from Hospitality Properties Trust for approximately $330 million. The Company received net proceeds from the two 1995 transactions of approximately $297 million and will receive approximately $33 million upon expiration of the leases. A deferred gain of $14 million on the sale/leaseback transactions is being amortized over the initial term of the leases. In 1995, the Company also sold its four remaining Fairfield Inns for net cash proceeds of approximately $6 million, which approximated their carrying value.

  In cases where the Company has made a decision to dispose of particular properties, the Company assesses impairment of each individual property to be sold on the basis of expected sales price less estimated costs of disposal. Otherwise, the Company assesses impairment of its real estate properties based on whether it is probable that undiscounted future cash flows from such properties will be less than their net book value. If a property is impaired, its basis is adjusted to its fair market value. In the second quarter of 1995, the Company made a determination that its owned Courtyard and Residence Inn properties were held for sale and recorded a $10 million charge to write down the carrying value of five individual Courtyard and Residence Inn properties to their estimated net sales values.

  Capital Acquisitions, Additions and Improvements.   The Company seeks to grow
primarily through opportunistic acquisitions of full-service hotels. The Company believes that the upscale and luxury full-service hotel segments of the market offer opportunities to acquire assets at attractive multiples of cash flow and at discounts to replacement value, including under performing hotels which can be improved by conversion to the Marriott or Ritz-Carlton brands. During 1997, the Company acquired eight full-service hotels (3,600 rooms) and controlling interests in nine additional full-service hotels (5,024 rooms) for an aggregate purchase price of approximately $766 million (including the assumption of approximately $418 million of debt). The Company also completed the acquisition of the 504-room New York Marriott Financial Center, after acquiring the mortgage on the hotel for $101 million in late 1996. During 1996, the Company acquired six full-service hotels (1,964 rooms) for an aggregate purchase price of $189 million and controlling interests in 17 additional full-service properties (8,917 rooms) for an aggregate purchase price of approximately $1.1 billion (including the assumption of $696 million of debt). During 1995, the Company acquired nine hotels totaling approximately 3,900 rooms in separate transactions for approximately $390 million ($141 million of which was financed through first mortgage financing on four of the hotels).

  In First Quarter 1998, the Company acquired a controlling interest in the partnership that owns the 1,671-room Atlanta Marriott Marquis Hotel for $239 million, including the assumption of $164 million of mortgage debt. The Company also acquired a controlling interest in the partnership that owns the 359-room Albany Marriott, the 350-room San Diego Marriott Mission Valley and the 320-room Minneapolis Marriott Southwest for approximately $50 million. In the second quarter of 1998, the Company acquired the 289-room Park Ridge Marriott for $24 million and the 281-room Ritz-Carlton, Phoenix for $75 million. The Company is continually engaged in discussions with respect to other potential acquisition properties and, subsequent to January 2, 1998, entered into an agreement to acquire the 397-room Ritz-Carlton, Tysons Corner, Virginia.

  On April 17, 1998, the Company announced that it had reached a definitive agreement with various affiliates of The Blackstone Group and Blackstone Real Estate Partners (collectively, "Blackstone") to acquire interests in 12 world-class luxury hotels and a mortgage note secured by a thirteenth full-service property in the United States and certain other assets in a transaction valued at approximately $1.735 billion, including the assumption of debt. The Company expects to pay approximately $862 million in cash and assumed debt and to issue approximately 43.7 million Operating Partnership units. The Blackstone portfolio consists of two Ritz-Carltons, two Four Seasons, one Grand Hyatt, three Hyatt Regencies and four Swissotel properties and a mortgage on a third Four Seasons. These hotels are located in major urban and convention/resort markets with significant barriers to new competition. The Blackstone transaction is expected to close simultaneously with the Conversion. At that time, Blackstone's hotels and other assets will be contributed into the Operating Partnership. The hotels will continue to be managed under the existing management contracts.

  Under the terms of its hotel management agreements, the Company is generally required to spend approximately 5% of gross hotel sales to cover the capital needs of the properties, including major guest room and common area renovations which occur every five to six years.

  The Company completed the construction of the 1,200-room Philadelphia Marriott, which opened on January 27, 1995. The construction costs of this hotel were funded 60% through a loan from Marriott International which was repaid in the fourth quarter of 1996. In March 1997, the Company obtained a $90 million mortgage which bears interest at a fixed rate of 8.49% and matures in 2009. Construction of a second hotel in Philadelphia, the 419-room Philadelphia Airport Marriott (the "Airport Hotel"), was completed and opened on November 1, 1995. The Airport Hotel was financed principally with $40 million of proceeds from an industrial development bond financing. The Company also completed construction of a 300-room Residence Inn in Arlington, Virginia, which opened in March 1996. Capital expenditures for these three hotels totaled $11 million in 1996 and $64 million in 1995.

  In November 1997, the Company announced that it had committed to develop and construct the 717-room Tampa Convention Center Marriott for a cost estimated at approximately $88 million, net of an approximate $16 million subsidy provided by the City of Tampa.

  The Company may also expand certain existing hotel properties where strong performance and market demand exists. Expansions to existing properties creates a lower risk to the Company as the success of the market is generally known and development time is significantly shorter than new construction. The Company recently committed to add approximately 500 rooms and an additional 15,000 square feet of meeting space to the 1,503-room Marriott's Orlando World Center.

  Debt Payments.   At January 2, 1998, the Company and its subsidiaries had
$1,585 million of senior notes, $1,784 million of non-recourse mortgage debt secured by real estate assets and $97 million of unsecured and other debt.

  Scheduled maturities over the next five years were $763 million as of January 2, 1998, a significant portion of which represents the maturity of the mortgage on the New York Marriott Marquis of approximately $270 million in December
1998. Management anticipates that the mortgage will be refinanced by the end of 1998 on comparable terms. The Company's interest coverage, defined as EBITDA divided by cash interest expense, improved to nearly 2.5 times in 1997 from 2.0 times in 1996.

  At January 2, 1998, the Company was party to an interest rate exchange agreement with a financial institution (the contracting party) with an aggregate notional amount of $100 million. Under this agreement, the Company collects interest based on specified floating interest rates of one month LIBOR (rate of 6% at January 2, 1998) and pays interest at fixed rates (rate of 7.99% at January 2, 1998). This agreement expires in 1998, in conjunction with the maturity of the mortgage on the New York Marriott Marquis. Also in 1997, the Company was party to two additional interest rate swap agreements with an aggregate notional amount of $400 million. These agreements expired in May 1997. The Company realized a net reduction of interest expense of $1 million in 1997, $6 million in 1996 and $5 million in 1995 related to interest rate exchange agreements. The Company monitors the creditworthiness of its contracting parties by evaluating credit exposure and referring to the ratings of widely accepted credit rating services. The Standard and Poors' long-term debt ratings for the contracting party is A- for its sole outstanding interest rate exchange agreement. The Company is exposed to credit loss in the event of non-performance by the contracting party to the interest rate swap agreement; however, the Company does not anticipate non-performance by the contracting party.

  Cash Flows.   The Company's cash flow from continuing operations in 1997, 1996 and 1995 totaled $432 million, $205 million and $110 million, respectively.
Cash flow from operations in the First Quarter 1998 and First Quarter 1997 totaled $98 million and $90 million, respectively. Cash flow from operations increased principally due to improved lodging results and the significant acquisitions of hotels.

  The Company's cash used in investing activities from continuing operations in 1997, 1996 and 1995 totaled $807 million, $504 million and $156 million, respectively. Cash provided by investing activities was $24 million for the First Quarter 1998, the cash used in investing activities was $135 million for the

First Quarter 1997. Cash from investing activities primarily consists of net proceeds from the sales of certain assets, offset by the acquisition of hotels and other capital expenditures previously discussed, as well as the purchases and sales of short-term marketable securities. Cash used in investing activities was significantly impacted by the purchase of $354 million of short-term marketable securities in 1997 and the sale of $246 million of short-term marketable securities in the First Quarter 1998.

  The Company's cash from financing activities from continuing operations was $165 million for 1997, $806 million for 1996 and $204 million for 1995. Cash used in financing activities was $77 million and $129 million, respectively, for the First Quarter 1998 and First Quarter 1997. The Company's cash from financing activities primarily consists of the proceeds from debt and equity offerings, the issuance of the Convertible Preferred Securities, mortgage financing on certain acquired hotels and borrowings under the Line of Credit, offset by redemptions and payments on senior notes, prepayments on certain hotel mortgages, and other scheduled principal payments.

  EBITDA and Comparative FFO. The Company's consolidated earnings before interest expense, taxes, depreciation, amortization and other non-cash items ("EBITDA") increased $50 million, or 32%, to $204 million in the First Quarter 1998 from $154 million in the First Quarter 1997. EBITDA increased $241 million, or 55%, to $683 million in 1997 from $442 million in 1996.

  Hotel EBITDA increased $252 million, or 57%, to $691 million in 1997 from $439 million in 1996. The EBITDA increases reflect comparable full-service hotel EBITDA growth, as well as incremental EBITDA from acquisitions. Full-service hotel EBITDA from comparable hotel properties increased 14.4% on a REVPAR increase of 9% in the First Quarter 1998 and 17.3% on a REVPAR increase of 12.6% for 1997.

  The following is a reconciliation of EBITDA to the Company's income (loss) before extraordinary items (in millions):

                                                    First Quarter            Fiscal Year
                                                    -------------            -----------
                                                 1998          1997        1997        1996
                                                 ----          ----        ----        ----
  EBITDA..............................          $ 204         $ 154       $ 683       $ 442
  Interest expense....................            (76)          (63)       (287)       (237)
  Dividends on Convertible
    Preferred Securities..............             (9)           (9)        (37)         (3)
  Depreciation and amortization.......            (54)          (51)       (231)       (168)
  Minority interest expense...........            (16)          (11)        (32)         (6)
  Income taxes........................            (21)           (5)        (36)         (5)
  Loss on disposition of assets
    and other non-cash charges, net..              --            (9)        (13)        (36)
                                                -----         -----       -----       -----
    Income (loss) before
     extraordinary items..............          $  28         $   6       $  47       $ (13)
                                                =====         =====       =====       =====

  The ratio of earnings to fixed charges was 1.7 to 1.0, 1.3 to 1.0, 1.3 to 1.0, 1.0 to 1.0 and .7 to 1.0 for the First Quarter 1998, the First Quarter 1997, 1997, 1996 and 1995, respectively. The deficiency of earnings to fixed charges of $70 million for 1995 is largely the result of depreciation and amortization of $122 million. In addition, the deficiency for 1995 was impacted by the $60 million pre-tax charge to write down the carrying value of one undeveloped land parcel to its estimated sales value.

  The Company also believes that Comparative Funds From Operations ("Comparative FFO," which represents Funds From Operations, as defined by the National Association of Real Estate Investment Trusts, plus deferred tax expense) is a meaningful disclosure that will help the investment community to better understand the financial performance of the Company, including enabling its shareholders and analysts to more easily compare the Company's performance to REITs. Comparative FFO increased $25 million, or 42%, to $85 million in the First Quarter 1998. Comparative

FFO increased $121 million, or 74%, to $285 million in 1997. The following is a reconciliation of the Company's income (loss) before extraordinary items to Comparative FFO (in millions):


                                                    First Quarter            Fiscal Year
                                                    -------------            -----------
                                                 1998          1997        1997        1996
                                                 ----          ----        ----        ----
Income (loss) before extraordinary
 items.............................             $  28        $   6        $  47       $ (13)
Depreciation and amortization......                54           51          231         168
Other real estate activities.......                (1)           4            5           7
Partnership adjustments............                (6)          (3)         (13)          1
Deferred taxes.....................                10            2           15           1
                                                ------        -----       ------      ------
 Comparative Funds
   From Operations.................             $  85         $ 60        $ 285       $ 164
                                                ======        =====       ======      ======

  The Company considers EBITDA and Comparative FFO to be indicative measures of the Company's operating performance due to the significance of the Company's long-lived assets and because such data is considered useful by the investment community to better understand the Company's results, and can be used to measure the Company's ability to service debt, fund capital expenditures and expand its business; however, such information should not be considered as an alternative to net income, operating profit, cash from operations, or any other operating or liquidity performance measure prescribed by generally accepted accounting principles. Cash expenditures for various long-term assets, interest expense (for EBITDA purposes only) and income taxes have been, and will be, incurred which are not reflected in the EBITDA and Comparative FFO presentation.

  Partnership Activities.   The Company has general and limited partner
interests in numerous limited partnerships which own 240 hotels (including 20 full-service hotels) as of May 15, 1998, managed by Marriott International.
Debt of the hotel limited partnerships is typically secured by first mortgages on the properties and is generally nonrecourse to the partnership and the partners. However, the Company has committed to advance amounts to certain affiliated limited partnerships, if necessary, to cover certain future debt service requirements. Such commitments were limited, in the aggregate, to an additional $60 million at January 2, 1998. Subsequent to year-end, this amount was reduced to $20 million in connection with the refinancing and acquisition of a controlling interest in the partnership which owns the Atlanta Marriott Marquis. Amounts repaid to the Company under these guarantees totaled $2 million and $13 million in 1997 and 1996, respectively. Fundings by the Company under these guarantees amounted to $10 million in 1997 and $8 million for 1995.

  Leases.   The Company leases certain property and equipment under
noncancelable operating leases, including the long-term ground leases for certain hotels, generally with multiple renewal options. The leases related to the 53 Courtyard properties and 18 Residence Inn properties sold during 1995 and 1996 are non-recourse to the Company and contain provisions for the payment of contingent rentals based on a percentage of sales in excess of stipulated amounts. The Company remains contingently liable on certain leases related to divested non-lodging properties. Management considers the likelihood of any substantial funding related to these divested properties' leases to be remote.

  Inflation.   The Company's hotel lodging properties are impacted by inflation through its effect on increasing costs and on the managers' ability to increase room rates. Unlike other real estate, hotels have the ability to change room rates on a daily basis, so the impact of higher inflation generally can be passed on to customers.

  A substantial portion of the Company's debt bears interest at fixed rates. This debt structure largely mitigates the impact of changes in the rate of inflation on future interest costs. However, the Company currently is exposed to variable interest rates through an interest rate exchange agreement with a financial institution with an aggregate notional amount of $100 million. Under this agreement, the Company collects interest based on the specified floating rates of one month LIBOR (rate of 6% at January 2, 1998) and pays interest at fixed rates (rate of 7.99% at January 2, 1998). This agreement expires in 1998 in conjunction with the maturity of the mortgage on the New York Marriott Marquis. The Company's Line of Credit and the mortgage on the San Diego Marriott Hotel and Marina ($199 million at January 2, 1998) bears interest based on variable rates. Accordingly, the amount of the Company's interest expense under the interest rate swap agreements and the floating rate debt for a particular year will be affected by changes in short-term interest rates.

  Year 2000 Issues. Over the last few years, the Company has invested in implementing new accounting systems which are Year 2000 compliant. Accordingly, the Company believes that future costs associated with Year 2000 issues will be minimal and not material to the Company's consolidated financial statements.

  However, the Company does rely upon accounting software used by the managers and operators of its properties to obtain financial information. Management believes that the managers and operators have begun to implement changes to the property specific software to ensure that software will function properly in the Year 2000 and does not expect to incur significant costs related to these modifications.

  Accounting Standards.   The Company adopted Statements of Financial Accounting
Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" during 1995. Adoption of these statements did not have a material effect on the Company's continuing operations. See the discussion below for a discussion of the impact of the adoption of SFAS No. 121 on discontinued operations.

  SFAS No. 121 requires that an impairment loss be recognized when the carrying amount of an asset exceeds the sum of the undiscounted estimated future cash flows associated with the asset. Under SFAS No. 121, the Company reviewed the impairment of its assets employed in its operating group business lines (airport, toll plaza and sports and entertainment) on an individual operating unit basis. For each individual operating unit determined to be impaired, an impairment loss equal to the difference between the carrying value and the fair market value of the unit's assets was recognized. Fair market value was estimated to be the present value of expected future cash flows of the individual operating unit, as determined by management, after considering such factors as future air travel and toll-pay vehicle data and inflation. As a result of the adoption of SFAS No. 121, the Company recognized a non-cash, pre-tax charge against earnings during the fourth quarter 1995 of $47 million, which was reflected in discontinued operations.

  In the fourth quarter of 1996, the Company adopted SFAS No. 123, "Accounting for Stock Based Compensation." The adoption of SFAS No. 123 did not have a material effect on the Company's financial statements.

  During 1997, the Company adopted SFAS No. 128, "Earnings Per Share;" SFAS No. 129, "Disclosure of Information About Capital Structure" and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." The adoption of these statements did not have a material effect on the Company's consolidated financial statements and the appropriate disclosures required by these statements have been incorporated herein.

  In the First Quarter 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income," ("SFAS 130"). SFAS 130 establishes standards for reporting and display of comprehensive income and its components in financial statements. The objective of SFAS 130 is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners. Comprehensive income is the total of net income and all other nonowner changes in equity.

  The Company's only component of other comprehensive income is the right to receive up to 1.4 million shares of Host Marriott Services Corporation's common stock or an equivalent cash value subsequent to exercise of the options held by certain former and current employees of Marriott International. For the First Quarter 1998 and First Quarter 1997, the Company had no other comprehensive income. As of March 27, 1998 and January 2, 1998, the Company's accumulated other comprehensive income was approximately $10 million.

                                  MANAGEMENT

Trustees and Executive Officers of Host REIT

      The following table sets forth certain information with respect to persons who will be Trustees immediately after the completion of the REIT Conversion, and the executive officers and other key employees of Host REIT (or the Operating Partnership), all of whom are currently directors, executive officers or key employees of Host.


Name                          Age      Position with Host REIT (or the Operating Partnership)
-------------------------------------------------------------------------------------------------

Richard E. Marriott/(1)/        59       Chairman of the Board of Trustees
J.W. Marriott, Jr./(1)/         66       Trustee
R. Theodore Ammon               48       Trustee
Robert M. Baylis                59       Trustee
Ann Dore McLaughlin             56       Trustee
Harry L. Vincent, Jr.           78       Trustee
John G. Schreiber               51       Trustee
Terence C. Golden               53       Trustee, President and Chief Executive Officer
Robert E. Parsons, Jr.          42       Executive Vice President and Chief Financial Officer
Christopher J. Nassetta         35       Executive Vice President and Chief Operating Officer
Christopher G. Townsend         50       Senior Vice President, General Counsel and Corporate Secretary
Donald D. Olinger               39       Senior Vice President and Corporate Controller


---------------------
(1) Richard E. Marriott and J.W. Marriott, Jr. are brothers.

          The following is a biographical summary of the experience of the Trustees and officers of Host REIT:

          Richard E. Marriott. Mr. Richard E. Marriott has been a Director of Host since 1979 and is a Director of Marriott International, Inc., Host Marriott Services Corporation, Potomac Electric Power Company and the Polynesian Cultural Center, and he is Chairman of the Board of First Media Corporation. He also serves as a Director of certain subsidiaries of Host and is a past President of the National Restaurant Association. In addition, Mr. Marriott is the President and a Trustee of the Marriott Foundation for People with Disabilities. Mr. Marriott's term as a Director of Host expires at the 2001 annual meeting of shareholders. Mr. Marriott joined Host in 1965 and has served in various executive capacities. In 1984, he was elected Executive Vice President, and in 1986, he was elected Vice Chairman of the Board of Directors. In 1993, Mr. Marriott was elected Chairman of the Board. Mr. Marriott also has been responsible for management of Host's government affairs functions.

          J.W. Marriott, Jr. Mr. J.W. Marriott, Jr. has been a Director of Host since 1964 and is Chairman of the Board and Chief Executive Officer of Marriott International, Inc., and a Director of Host Marriott Services Corporation, General Motors Corporation and the U.S.-Russia Business Council. He also serves on the Boards of Trustees of the Mayo Foundation, Georgetown University and the National Geographic Society. He is on the President's Advisory Committee of the American Red Cross, the Executive Committee of the World Travel & Tourism Council and is a member of the Business Council and the Business Roundtable.
Mr. Marriott's term as a Director of Host expires at the 1999 annual meeting of shareholders.

          R. Theodore Ammon. Mr. Ammon has been a Director of Host since 1992 and is a private investor and Chairman of Big Flower Holdings, Inc. He was formerly a General Partner of Kohlberg Kravis Roberts & Company (a New York and San Francisco-based investment firm) from 1990 to

1992, and was an executive of such firm prior to 1990. Mr. Ammon is also a member of the Board of Directors of Samsonite Corporation and Culligan Water Technologies, Inc. In addition, he serves on the Board of Directors of the New York YMCA, Jazz @ Lincoln Center and the Institute of International Education and on the Board of Trustees of Bucknell University. Mr. Ammon's term as a Director of Host expires at the 2001 annual meeting of shareholders.

          Robert M. Baylis. Mr. Baylis has been a Director of Host since 1996 and is a Director of The International Forum, an executive education program of the Wharton School of the University of Pennsylvania. He was formerly Vice Chairman of CS First Boston. Mr. Baylis also serves as a Director of New York Life Insurance Company, Covance, Inc. and Gryphon Holdings, Inc. In addition, he is an overseer of the University of Pennsylvania Museum of Archeology and Anthropology. Mr. Baylis's term as a Director of Host expires at the 2000 annual meeting of shareholders.

          Ann Dore McLaughlin. Ms. McLaughlin has been a Director of Host since 1993 and currently is Chairman of the Aspen Institute. She formerly served as President of the Federal City Council from 1990 until 1995. Ms. McLaughlin has served with distinction in several U.S. Administrations in such positions as Secretary of Labor and Under Secretary of the Department of the Interior. She also serves as a Director of AMR Corporation, Fannie Mae, General Motors Corporation, Kellogg Company, Nordstrom, Potomac Electric Power Company, Union Camp Corporation, Donna Karan International, Inc., Vulcan Materials Company, Harman International Industries, Inc. and Sedgwick Group plc. Ms. McLaughlin's term as a Director of Host expires at the 2000 annual meeting of shareholders.

          Harry L. Vincent, Jr. Mr. Vincent has been a Director of Host since 1969 and is a retired Vice Chairman of Booz-Allen & Hamilton, Inc. He also served as a Director of Signet Banking Corporation from 1973 until 1989. Mr. Vincent's term as a Director of Host expires at the 1999 annual meeting of shareholders.

          John G. Schreiber. Mr. Schreiber has been a Director of Host since 1998 and is President of Schreiber Investments, Inc. and a Senior Advisor and Partner of Blackstone Real Estate Advisors, L.P. Mr. Schreiber serves as a Trustee of AMLI Residential Properties Trust and as a Director of Urban Shopping Centers, Inc., JMB Realty Corporation and a number of mutual funds advised by T. Rowe Price Associates, Inc. Prior to his retirement as an officer of JMB Realty Corporation in 1990, Mr. Schreiber was Chairman and CEO of JMB/Urban Development Company and an Executive Vice President of JMB Realty Corporation.

          Terence C. Golden. Mr. Golden has been a Director of Host since 1995 and was named President and Chief Executive Officer of Host in 1995. Mr. Golden also serves as a Director of certain subsidiaries of Host. He also serves as Chairman of Bailey Realty Corporation and Bailey Capital Corporation and various affiliated companies. In addition, Mr. Golden is Chairman of the Washington Convention Center and a Director of Prime Retail, Inc., Cousins Properties, Inc., The Morris and Gwendolyn Cafritz Foundation and the District of Columbia Early Childhood Collaborative. He is also a member of the Executive Committee of the Federal City Council. Mr. Golden's term as a Director of Host expires at the 2000 annual meeting of shareholders. Prior to joining Host, Mr. Golden was Chairman of Bailey Realty Corporation and prior to that had served as Chief Financial Officer of The Oliver Carr Company. Before joining The Oliver Carr Company, he served as Administrator of the General Services Administration and as Assistant Secretary of Treasury, and he was co-founder and national managing partner of Trammel Crow Residential Companies.

          Robert E. Parsons, Jr. Mr. Parsons joined Host's Corporate Financial Planning staff in 1981 and was made Assistant Treasurer in 1988. In 1993, Mr. Parsons was elected Senior Vice President and Treasurer of Host, and in 1995, he was elected Executive Vice President and Chief Financial Officer of Host.

          Christopher J. Nassetta. Mr. Nassetta joined Host in October 1995 as Executive Vice President and was elected Chief Operating Officer of Host in 1997. Prior to joining Host, Mr. Nassetta served as President of Bailey Realty Corporation from 1991 until 1995. He had previously served as Chief Development Officer and in various other positions with The Oliver Carr Company from 1984 through 1991.

          Christopher G. Townsend. Mr. Townsend joined Host's Law Department in 1982 as a Senior Attorney. In 1984, Mr. Townsend was made Assistant Secretary of Host, and in 1986, he was made Assistant General Counsel. In 1993, Mr. Townsend was elected Senior Vice President, Corporate Secretary and Deputy General Counsel. In January 1997, he was elected General Counsel.

          Donald D. Olinger. Mr. Olinger joined Host in 1993 as Director -- Corporate Accounting. Later in 1993, Mr. Olinger was promoted to Senior Director and Assistant Controller. He was promoted to Vice President -- Corporate Accounting in 1995. In 1996, he was elected Senior Vice President and Corporate Controller. Prior to joining Host, Mr. Olinger was with the public accounting firm of Deloitte & Touche.

Committees of the Board of Trustees

          Promptly following the consummation of the REIT Conversion, the Board of Trustees of Host REIT will establish the following committees:

          Audit Committee. The Audit Committee will be comprised of five Trustees who are not employees of the Trust, namely, R. Theodore Ammon (Chair), Harry L. Vincent, Jr., Ann Dore McLaughlin, John G. Schreiber and Robert M. Baylis. The Audit Committee will meet at least three times a year with the independent auditors, management representatives and internal auditors; recommend to the Board of Trustees appointment of independent auditors; approve the scope of audits and other services to be performed by the independent and internal auditors; consider whether the performance of any professional service by the auditors other than services provided in connection with the audit function could impair the independence of the outside auditors; and review the results of internal and external audits, the accounting principles applied in financial reporting, and financial and operational controls. The independent auditors and internal auditors will have unrestricted access to the Audit Committee and vice versa.

          Compensation Policy Committee. The Compensation Policy Committee will be comprised of six Trustees who are not employees of the Trust, namely, Harry
L. Vincent, Jr. (Chair), R. Theodore Ammon, John G. Schreiber, Robert M. Baylis, J.W. Marriott, Jr. and Ann Dore McLaughlin. The Compensation Policy Committee's functions will include recommendations on policies and procedures relating to senior officers' compensation and various employee stock plans, and approval of individual salary adjustments and stock awards in those areas.

          Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will be comprised of six Trustees who are not employees of the Trust, namely, Ann Dore McLaughlin (Chair), Harry L. Vincent, Jr., John G. Schreiber,
R. Theodore Ammon, J.W. Marriott, Jr. and Robert M. Baylis. It will consider candidates for election as Trustees and will be responsible for keeping abreast of and making recommendations with regard to corporate governance in general. In addition, the Nominating and Corporate Governance Committee will fulfill an advisory function with respect to a range of matters affecting the Board of Trustees and its Committees, including the making of recommendations with respect to qualifications of Trustee candidates, compensation of Trustees, the selection of committee chairs, committee assignments and related matters affecting the functioning of the Board.

          Host REIT may from time to time form other committees as circumstances warrant. Such committees will have authority and responsibility as delegated by the Board of Trustees.

Compensation of Trustees

          Trustees who are also officers of Host REIT will receive no additional compensation for their services as Trustees. Trustees elected by the holders of Common Shares and who are not officers will receive an annual retainer fee of $25,000 as well as an attendance fee of $1,250 for each shareholders' meeting, meeting of the Board of Trustees or meeting of a committee of the Board of Trustees, regardless of the number of meetings held on a given day. The chair of each committee of the Board of Trustees will receive an additional annual retainer fee of $1,000, except for the chair of the Compensation Policy Committee, Mr. Vincent, who will receive an annual retainer fee of $6,000. (The higher annual retainer fee paid to the chair of the Compensation Policy Committee relates to his additional duties which include, among other things, the annual performance appraisal of the chief executive officer on behalf of the Board, although the final appraisal is determined by the Board. Any individual Trustee receiving these fees may elect to defer payment of all such fees or any portion thereof pursuant to Host REIT's Executive Deferred Compensation Plan and/or Host REIT's Non-Employee Trustees' Deferred Stock Compensation Plan. Trustees will also be reimbursed for travel expenses and other out-of-pocket costs incurred in attending meetings or in visiting hotels or other properties controlled by Host REIT or by Marriott International.

          In 1997, the following Trustees of the Company received special one-time awards of Company common stock in the amounts indicated: Mr. Ammon, 4,000 shares; Mr. Baylis, 7,000 shares; Ms. McLaughlin, 7,000 shares and Mr. Vincent, 7,000 shares. The special one-time awards of Company common stock vest at the rate of 10% per year of a Trustees service on the Board, with credit given for each year of service already completed, and will also become fully vested upon the death or disability of the Trustees.

Executive Compensation

     The table below sets forth a summary of the compensation paid by Host for the last three fiscal years to the Chief Executive Officer and the four additional most highly compensated executive officers of Host for Host's fiscal year 1997 (the "Named Executive Officers").


                                                                                             Long-Term
                                                                                            Compensation
                                                                                 ----------------------------------
                                      Annual Compensation                            Awards              Payouts
                             --------------------------------------              -----------------     ------------
                                                                                     Restricted
Name and                     Fiscal                                  Other Annual       Stock          LTIP          All Other
Principal Position            Year    Salary/(1)//(2)/    Bonus/(3)/ Compensation    Awards/(4)//(5)/  Payouts     Compensation/(6)/
----------------------       ------   ----------------   ----------  ------------    ----------------  -------     -----------------
Richard E. Marriott          1997     $271,449           $108,580     $110,789/(7)/  $         0       $            $  22,668/(8)/
    Chairman of the          1996      262,951            105,180      114,969/(7)/            0                       21,439/(8)/
    Board                    1995      250,554            100,000      107,463/(7)/            0                       12,634

Terence C. Golden/(9)/       1997      619,045            557,141       58,783/(10)/     354,693                       66,105
   President and Chief       1996      600,017            480,013            0        10,476,603                      560,827/(11)/
   Executive Officer         1995      190,656            152,152            0                                              0

Robert E. Parsons, Jr.       1997      338,889            254,167            0                 0                       36,231
   Executive Vice            1996      328,447            263,490            0         3,658,277                       26,273
   President and Chief       1995      213,767            123,649            0                 0                       10,951
   Financial Officer

Christopher J. Nassetta/(9)/ 1997      338,889            254,167            0                 0                       36,231
   Executive Vice            1996      328,447            263,490            0         3,647,513                      119,168/(11)/
   President and  Chief      1995       78,000             50,700            0                 0
   Operating Officer

Christopher G. Townsend      1997      202,962            111,629            0         1,015,800                       18,405
   Senior Vice President,    1996      186,232            102,428            0                 0                       15,891
   General Counsel           1995      156,375             93,825            0                 0                        7,658

________________
(1) Fiscal year 1996 base salary earnings were for 53 weeks.
(2) Salary amounts include base salary earned and paid in cash during the fiscal year, the amount of base salary deferred at the election of the executive officer under the Host Marriott Corporation Executive Deferred
    Compensation Plan (the "Deferred Compensation Plan") and the increase in base salary for the period October 1, 1997 through the end of the fiscal year which was paid in 1998.
(3) Bonus includes the amount of cash bonus earned pursuant to the Host's Performance-Based Annual Incentive Bonus Plan (which was approved by the shareholders in 1996) and to the named individual's performance-based bonus plan during the fiscal year, which is either paid subsequent to the end of each fiscal year or deferred under the Deferred Compensation Plan.
(4) During 1997, the Compensation Policy Committee (the "Committee") of the Board of Directors approved the grant of restricted stock to certain key employees of Host, including Mr. Townsend. In 1996, the Committee approved similar grants of restricted stock to certain key employees of Host, including Messrs. Golden, Parsons and Nassetta. Mr. Golden also received grants of restricted stock on November 6, 1997 and on August 1, 1996 which were pursuant to the terms of his restricted stock agreement with Host. Messrs. Golden, Parsons and Nassetta each received awards which vest over a five-year period, and Mr. Townsend received an award which vests over a three-year period. All such awards consist of shares subject to restrictions relating primarily to continued employment ("General Restrictions") and shares subject to annual performance objectives such as financial performance of Host ("Performance Restrictions"). Performance objectives are established by the Committee and are subject to annual review and revision. Sixty percent of the shares awarded to each executive officer have annual Performance Restrictions, and forty percent of the shares awarded have General Restrictions conditioned upon continued employment. In addition, Messrs. Parsons and Nassetta each received an award of restricted stock which vests sixty percent on December 31, 1998 and forty percent on December 31, 2000, subject to the attainment of certain performance criteria and to the named individual's continued employment ("Special Team Awards"). All Special Team Awards are presented on the table as "Restricted Stock Awards," and the value stated in the table is the fair market value on the date of the grant. At Mr. Golden's request and in order to motivate the management team to enhance shareholder value, the Committee issued these Special Team Awards of the shares of restricted stock to key executives of Host in connection with Mr. Golden's joining Host. The dollar value of those awards has been reflected in the Restricted Stock Awards column of the table for the Named Executive Officers. In the event that the executives to whom restricted stock was granted do not continue in the employ of Host or do not meet the performance criteria set by the Committee, those shares will be forfeited, and the Committee has retained the right to grant any forfeited restricted shares to Mr. Golden.
(5) The aggregate number and value of shares of deferred stock and restricted stock subject to "General Restrictions" and "Performance Restrictions" (see footnote 4 above) held by each Named Executive Officer as of the end of fiscal year 1997 are as follows: Mr. R.E. Marriott, 264,000 shares valued at $5,071,440; Mr. Golden, 655,231 shares valued at $12,586,987; Mr. Nassetta,
    240,267 shares valued at $4,615,529; Mr. Parsons, 261,531 shares valued at $5,073,335; and Mr. Townsend, 56,321 shares valued at $1,078,485. During the period in which any restrictions apply, holders of restricted stock are entitled to receive all dividends or other distributions paid with respect to such stock. Under the terms of certain restricted stock award agreements granted under the long-term incentive plan, each share of restricted stock vests upon a change in control of Host.

     The stock bonus awards granted by Host are generally derived based on dividing 20% of each individual's annual cash bonus award by the average of the high and low trading prices for a share of Common Stock on the last trading day of the fiscal year. No voting rights or dividends are attributed to award shares until such award shares are distributed. Stock bonus awards may be denominated as current awards or deferred awards. A current award is distributed in 10 annual installments commencing one year after the award is granted. A deferred award is distributed in a lump sum or in up to 10 annual installments following termination of employment. Deferred award shares contingently vest pro rata in annual installments commencing one year after the stock bonus award is granted to the employee. Awards are not subject to forfeiture once the employee reaches age 55 with 10 years of service with Host or upon (i) retirement after 20 years of service, (ii) disability or (iii) death.
(6) Amounts included in "All Other Compensation" represent total matching Host contribution amounts received under the Retirement and Savings Plan and the Deferred Compensation Plan. In 1997, the amounts attributable to the Retirement and Savings Plan account for each Named Executive Officer were as follows: Mr. R.E. Marriott, $9,024; Mr. Golden, $7,939; Mr. Nassetta, $9,024; Mr. Parsons, $9,500; and Mr. Townsend, $8,448. The amounts attributable to the Host Marriott Corporation Deferred Compensation Plan for each named executive officer were as follows: Mr. R.E. Marriott, $13,644; Mr. Golden, $58,166; Mr. Nassetta, $27,207; Mr. Parsons, $26,731;
     and Mr. Townsend, $9,957.
(7)  Amount includes $92,000 in 1997, $86,700 in 1996, and $86,200 in 1995 for
     the allocation of Host personnel for non-Host business.
(8) Effective beginning in 1996, Mr. R.E. Marriott waived (i) payments due to be made to him under the Deferred Compensation Plan following his retirement and (ii) Common Stock due to be distributed to him under Host's 1993 Comprehensive Stock Incentive Plan (the "1993 Stock Incentive Plan") following his retirement. In connection with this waiver, Host entered into an arrangement to purchase life insurance policies for the benefit of a trust established by Mr. R.E. Marriott. The cost of the life insurance policies to Host has been actuarially determined and will not exceed the projected after-tax cost Host expected to incur in connection with the payments under the Deferred Compensation Plan and the stock distributions under the 1993 Stock Incentive Plan that were waived by Mr. R.E. Marriott.
(9) Mr. Golden joined Host as President and Chief Executive Officer on September 1, 1995. Mr. Nassetta joined Host as Executive Vice President on October 1, 1995.
(10) Amount represents reimbursement of travel expenses of Mr. Golden's spouse when she accompanies him on Host business trips.
(11) As part of their restricted stock agreements with Host, Messrs. Golden and Nassetta were awarded 44,910 and 8,421 shares of Host Common Stock, respectively, on February 1, 1996. The value of the shares was $516,465 for Mr. Golden and $96,842 for Mr. Nassetta.

     For a comparison of the reimbursements and distributions currently payable to the General Partners and their affiliates and the reimbursements and distributions to be paid by Host REIT, on a pro forma basis, to the General Partners following the Consolidation, see "Background and Reasons for the Mergers and the REIT Conversion -- Reimbursements and Distributions to General Partners."

Employment Agreements

     The Operating Partnership will have employment agreements with certain of its executive officers. The terms of such agreements currently are under negotiation.

Comprehensive Stock Incentive Plan

     Host sponsors the Host Marriott Corporation 1997 Comprehensive Stock Incentive Plan (the "Comprehensive Stock Incentive Plan") for purposes of attracting and retaining highly qualified employees. Host has reserved _________ shares of Host common stock and SLC common stock for issuance pursuant to the Comprehensive Stock Incentive Plan. As part of the REIT Conversion, Host intends to exchange the shares of Host common stock and SLC common stock issued or reserved under the Comprehensive Stock Incentive Plan for Host REIT Common Shares using the applicable conversion ratio.

     Under the terms of the Comprehensive Stock Incentive Plan, the Host may award eligible full-time employees (i) options to purchase Host common stock,
(ii) deferred shares of Host common stock, (iii) restricted shares of Host common stock, (iv) stock appreciation rights, (v) special recognition awards or
(vi) other equity-based awards, including but not limited to, phantom shares of Host common stock, performance shares of Host common stock, bonus shares of Host common stock, dividend equivalent units or similar securities or rights. After the REIT Conversion, all grants under the Comprehensive Stock Incentive Plan will be for Host REIT Common Shares.

     Host intends to continue to award options under the Comprehensive Stock Incentive Plan after the REIT Conversion. Options granted to officers and key employees of Host have an exercise price of not less than the fair market value on the date of grant. Incentive stock options granted under the Comprehensive Stock Incentive Plan expire no later than 10 years after the date of grant and non-qualified stock options expire up to 15 years after the date of grant.

     Under the terms of the Comprehensive Stock Incentive Plan, Host may award deferred shares of Host common stock to eligible full-time employees. Deferred shares may be granted as part of a bonus award or deferred stock agreement. After the REIT Conversion, Host intends to award deferred shares of Host REIT Common Shares under the Comprehensive Stock Incentive Plan. Deferred shares generally vest over ten years in annual installments commencing one year after the date of grant.

     The Comprehensive Stock Incentive Plan also provides for the issuance of restricted shares of Host common stock to officers and key executives to be distributed over the next three or five years in annual installments based on continued employment and the attainment of certain performance criteria. Host intends to issue restricted shares of Host REIT Common Shares after the REIT Conversion.

     Under the terms of the Comprehensive Stock Incentive Plan, Host may grant bonus awards to eligible full-time employees. Bonus awards may be part of a management incentive program which pays part of the annual performance bonus awarded to managers and other key employees in shares of Host common stock. A bonus award entitles the holder to receive a distribution of Host's common stock in accordance with the underlying agreement. Holders of bonus awards vest in the shares covered by their award over 10 years in annual installments commencing one year after grant. Unless the holder of a bonus award elects otherwise, vested shares are distributed in 10 consecutive, approximately equal, annual installments. After the REIT Conversion, Host intends to award bonus awards for shares of Host REIT Common Shares.

     The Comprehensive Stock Incentive Plan authorizes Host to grant stock appreciation rights ("SAR") to eligible full-time employees. SARs awarded under the Comprehensive Stock Incentive Plan give the holder the right to an amount equal to the appreciation in the value of the Host common shares over the fair a specified price. SARs may be paid in the Host common stock, cash or other form or combination form of payout. After the REIT Conversion, Host intends to award SARs on Host REIT Common Shares.

     Under the Comprehensive Stock Incentive Plan, Host may award an eligible full-time employee or officer a Special Recognition Award. Special Recognition Awards may be paid in the form of Host common stock or an option to purchase Host common stock at an amount not less than fair market value on the date of grant. After the REIT conversion, Host intends to award Special Recognition Awards or Host REIT Common Share to eligible full-time employees or officers.

Stock Purchase Plan

     Host sponsors the Host Marriott Corporation Employee Stock Purchase Plan (the "Stock Purchase Plan"). Under the terms of the Stock Purchase Plan, an individual who is: (i) an active eligible employee on the last day of the prior plan year, (ii) working 20 hours or more per week, and (iii) employed more than five months in a calendar year may, on the first day of the plan year, purchase Host common stock through contributions or payroll deductions at the lower of the fair market value on the first or last day of such plan year. Host intends to continue the Stock Purchase Plan after the REIT Conversion.

401(k) Plan

     Host sponsors the Host Marriott Corporation Retirement and Saving Plan (the "401(k) Plan"). The 401(k) Plan has received a favorable ruling from the IRS as to its tax-qualified status. The 401(k) Plan is available to all eligible employees immediately upon their date of hire. A participant may elect to contribute from 1% to 15% of his compensation to the 401(K) Plan. Each year, Host makes a fixed matching contribution equal to 50% of the first 6% of compensation contributed to the 401(K) Plan by employees. In addition, Host may make a discretionary contribution, in an amount, if any, determined annually by the Board, to the 401(K) Plan for the benefit of eligible employees.

     Under the terms of the 401(k) Plan, participants may elect to invest part or all of their plan benefits in Host common stock. As part of the REIT Conversion, all shares of Host common stock held under the 401(k) Plan will be converted to Host REIT Common Shares. After the REIT Conversion, Host intends to allow the 401(k) Plan's participants to elect to invest all or part of their plan benefits in Host REIT Common Shares and SLC Common Stock. To the extent that Host REIT Common Shares will not be deemed to be a "qualifying employer security" as that term is used in section 407(d)(5) of ERISA, Host intends to seek administrative relief from the U.S. Department of Labor to allow 401(k) Plan participants to elect to invest plan benefits on Common Shares.

Deferred Compensation Plan

     Host sponsors the Host Marriott Corporation Executive Deferred Compensation Plan for Non-Employee Trustees (the "Deferred Compensation Plan") for purposes of attracting and retaining qualified non-employee Trustees. Under the terms of the Deferred Compensation Plan, a non-employee Trustee may elect to defer payment of part or all of his Trustees fees from Host until such individual is no longer a member of the Board. Currently, fees that are deferred under the Deferred Compensation Plan are converted into shares of Host common stock using the fair market value of such shares on the date of deferral. After the REIT Conversion, Host intends to invest Trustees, fees deferred under the Deferred Compensation Plan in Host REIT Common Shares.

     Non-Employee Trustees may elect to receive payment of their benefits under the Deferred Compensation Plan in cash or Host common stock. After the REIT Conversion, Host intends to allow participants of the Deferred Compensation Plan to elect to receive their benefits in cash or Host REIT Common Shares.

Limitation of Liability and Indemnification

     The Maryland REIT Law permits a Maryland real estate investment trust to include in its Declaration of Trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) acts committed in bad faith or active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Declaration of Trust of Host REIT contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

     The Declaration of Trust of Host REIT authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to
(i) any present or former trustee or officer or (ii) any individual who, while a trustee of Host REIT and at the request of Host REIT, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as a present or former Trustee or officer of Host REIT. The Bylaws of Host REIT obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer who is made party to the proceeding by reason of his service in that capacity or (b) any individual who, while a trustee or officer of Host REIT and at the request of Host REIT, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status. The Declaration of Trust and Bylaws also permit Host REIT to indemnify and advance expenses to any person who served as a predecessor of Host REIT in any of the capacities described above and to any employee or agent of Host REIT or a predecessor of Host REIT. The Bylaws require Host REIT to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

     The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the MGCL for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities

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

unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In accordance with the MGCL, the Bylaws of Host REIT require it, as a condition to advancing expenses, to obtain (1) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by Host REIT as authorized by the Bylaws and (2) a written statement by or on his behalf to repay the amount paid or reimbursed by Host REIT if it shall ultimately be determined that the standard of conduct was not met.

     The Partnership Agreement also provides for indemnification of Host REIT and its officers and trustees to the same extent that indemnification is provided to officers and trustees of Host REIT in its Declaration of Trust, and limits the liability of Host REIT and its officers and trustees to the Operating Partnership and its respective partners to the same extent that the liability of the officers and trustees of Host REIT to Host REIT and its shareholders is limited under Host REIT's Declaration of Trust.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers or persons controlling the registrant pursuant to the foregoing provisions, Host REIT has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship Between Host and Marriott International

     Host and Marriott International, prior to October 8, 1993, were operated as a single consolidated company. On October 8, 1993 in connection with the issuance of a special dividend (the "Marriott International Distribution") the consolidated company's businesses were split between Host and Marriott International. Thereafter, Host retained the capital intensive lodging real estate business (the "Ownership Business") and the airport/tollroad concessions business (the "Host/Travel Plazas Business"), while Marriott International took over the management of the lodging and service management businesses (the "Management Business"). (On December 29, 1995, Host distributed the Host/Travel Plazas Business to the shareholders of Host Marriott Services Corporation;
see "--Relationship between Host and Host Marriott Services Corporation" below.) On the date of the Marriott International Distribution, Host and its subsidiaries and Marriott International and its subsidiaries entered into certain contractual arrangements governing their relationship following the Marriott International Distribution.

     J.W. Marriott, Jr. and Richard E. Marriott beneficially own approximately 10.6%, and 10.2%, respectively, of the outstanding shares of common stock of Marriott International. By reason of their ownership of such shares of common stock of Marriott International and their positions as Chairman and a Director, respectively, of Marriott International, J.W. Marriott, Jr. and Richard E. Marriott, who will also be a Trustee and Chairman, respectively, of Host REIT, could be deemed in control of Marriott International within the meaning of the federal securities laws. Other members of the Marriott family might also be deemed control persons of Marriott International by reason of their ownership of shares of Marriott International and/or their relationship to other family members.

     Prior to the Marriott International Distribution, Host and Marriott International entered into a Distribution Agreement (the "Marriott International Distribution Agreement"), which provided for, among other things, (i) the division between Host and Marriott International of certain liabilities and (ii) certain other agreements governing the relationship between Host and Marriott International following the Marriott International Distribution.

     Subject to certain exceptions, the Marriott International Distribution Agreement provided for, among other things, assumptions of liabilities and cross-indemnities designed to allocate, effective as of the Marriott International Distribution, financial responsibility for the liabilities arising out of or in connection with the Management Business to Marriott International and its subsidiaries, and financial responsibility for the liabilities arising out of or in connection with the Ownership Business and Host/Travel Plazas Business, along with the consolidated company's liabilities under a substantial portion of its pre-existing financing and long-term debt obligations, to Host and its retained subsidiaries. The agreements executed in connection with the Marriott International Distribution Agreement also set forth certain specific allocations of liabilities between Host and Marriott International.

     Under the Marriott International Distribution Agreement, Marriott International has a right to purchase up to 20% of each class of Host or Host REIT's voting stock (determined after assuming full exercise of the right) at its then fair market value (based on an average of trading prices during a specified period), upon the occurrence of certain specified events generally involving a change in control of Host or Host REIT.

     For the purpose of governing certain of the ongoing relationships between Host and Marriott International after the Marriott International Distribution, Host and Marriott International have entered into other agreements. Host believes that the agreements are fair to both parties and contain terms which are generally comparable to those which would have been reached in arm's-

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

length negotiations with unaffiliated parties. Among such other agreements between Host and Marriott International are:

     (i) Lodging Management and Franchise Agreements. Marriott International and certain of its subsidiaries have entered into management agreements with Host and certain of its subsidiaries to manage for fees the Marriott Hotels, Resorts and Suites, Ritz-Carlton hotels, Courtyard hotels and Residence Inns owned or leased by Host and its subsidiaries. Marriott International has also entered into franchise agreements with Host and certain of its subsidiaries to allow Host to use the Marriott brand, associated trademarks, reservation systems and other related items in connection with Host's operation of ten Marriott hotels not managed by Marriott International.

     Each of those management and franchise agreements reflects market terms and conditions and is substantially similar to the terms of management and franchise agreements with other third-party owners regarding lodging facilities of a similar type. In 1997, Host paid to Marriott International fees of $166 million from the managed and franchised lodging properties owned or leased by Host.

     In addition, Host or one of its subsidiaries is a partner in several unconsolidated partnerships (some of which will be consolidated in connection with the REIT Conversion) that at the end of 1997 owned 241 lodging properties operated by Marriott International or certain of its subsidiaries under long-term agreements. In such cases, Host or its subsidiary typically serves as the general partner. In 1997, these unconsolidated partnerships paid to Marriott International fees of $119 million pursuant to such agreements. The partnerships also paid $23 million in rent to Marriott International in 1997 for land leased from Marriott International upon which certain of the limited service partnerships' hotels are located.

     (ii) Credit Agreement. In 1995, Marriott International and a subsidiary of Host entered into a Credit Agreement pursuant to which the subsidiary had the right to borrow up to $225 million from Marriott International. In 1997, however, Host entered into a revolving line of credit agreement with third parties, and as a result, Host terminated the revolving line of credit under the Credit Agreement with Marriott International. Host remains subject to various covenants and guaranty reimbursement obligations under the Credit Agreement.

     (iii) Tax Sharing Agreement. Host and Marriott International have entered into a tax sharing agreement that defines the parties' rights and obligations with respect to deficiencies and refunds of federal, state and other income or franchise taxes relating to Host's businesses for tax years prior to the Marriott International Distribution and with respect to certain tax attributes of Host after the Marriott International Distribution. Host and Marriott International have agreed to cooperate with each other and to share information in preparing tax returns and in dealing with other tax matters.

     (iv) Noncompetition Agreements. Host and Marriott International entered into a noncompetition agreement that defines the parties' rights and obligations with respect to certain businesses operated by Marriott International and Host. In general, under the noncompetition agreements, Host and its subsidiaries are prohibited from entering into or acquiring any business that competes with the hotel management business as conducted by Marriott International until October 8, 2000. See "--Senior Living Communities Acquisitions."

     (v) Administrative Services Agreements. Marriott International and Host have entered into a number of agreements pursuant to which Marriott International has agreed to provide certain continuing administrative services to Host and its subsidiaries. Such services are provided on market terms and conditions. In general, the administrative services agreements can be kept in place at least through the end of 1998.

     (vi) Marriott International Guarantees. In connection with the Marriott International Distribution, Host and Marriott International entered into agreements pursuant to which Marriott International has agreed to guarantee Host's performance in connection with certain partnership, real estate and project loans and other Host obligations. Such guarantees are limited in an aggregate principal amount of up to $107 million at March 27, 1998. Marriott International has not been required to make any payments pursuant to the guarantees.

     In addition to the foregoing agreements, Host and Marriott International have had occasion to enter into other agreements in the ordinary course of business. Host believes that such agreements are fair to both parties and contain terms which are generally comparable to those which would have been reached in arm's-length negotiations with unaffiliated parties. Among such other agreements between Host and Marriott International are:

     (a) Hotel Acquisitions. Marriott International has provided, and Host expects that Marriott International in the future will provide, financing to Host for a portion of the cost of acquiring properties to be operated or franchised by Marriott International. In 1997, Marriott International did not provide any new acquisition financing, although Host remained indebted to Marriott International for acquisition financing from prior years. Marriott International provided Host with $70 million of mortgage financing in 1995 for the acquisition of three full-service hotels at an average interest rate of 8.5%. Marriott International subsequently sold one of the loans in 1996. In 1996, Marriott International and Host formed a joint venture (which will be owned by a Non-Controlled Subsidiary) and Marriott International provided Host with $29 million in debt financing at an average interest rate of 12.7% and with $28 million in preferred equity, for the acquisition of two full-service hotels in Mexico City.

     (b) Senior Living Communities Acquisitions. On June 21, 1997, Host acquired the outstanding common stock of Forum Group, Inc. (the "Forum Group") from Marriott Senior Living Services, Inc., a subsidiary of Marriott International. Host purchased the Forum Group portfolio of 29 premier senior living communities for approximately $460 million, including approximately $270 million in debt ($59 million of which was provided by Marriott International). In 1997, Host had completed $56 million of the approximately $107 million expansion plan to add approximately 1,060 units to these communities. As a result, an additional $33 million of debt financing has been provided by Marriott International, and Marriott International may provide additional financing as the expansion plan is completed. The properties will continue to be managed by Marriott International. From the date of acquisition through the end of 1997, Host paid to Marriott International management fees of $6 million from the senior living properties owned by Host. In connection with the acquisition, Host and Marriott International entered into a noncompetition agreement that defines the parties' rights and obligations with respect to the operation of senior living services by Marriott International and Host. In general, under the noncompetition agreement, Host and its subsidiaries are prohibited from entering into or acquiring any business that competes with the senior living management business as conducted by Marriott International until 2017. In 1997, Host also acquired all but 1% of the remaining 50% interest in the joint venture which owned the 418-unit Leisure Park senior living community from Marriott International for approximately $23 million, including approximately $15 million of mortgage debt assumed by Host. As part of the REIT Conversion, the senior living communities business will be distributed to Host's shareholders; thus, the Limited Partners whose Partnership participates in a Merger will not own an interest in this business.

Relationship Between Host and Host Marriott Services Corporation

     On December 29, 1995, Host issued a special dividend (the "HMSC Distribution") which split Host's businesses between Host and Host Marriott Services Corporation ("HM Services"). Prior to December 29, 1995, HM Services was a wholly owned subsidiary of Host. Thereafter, Host retained the capital intensive lodging real estate business (the "Ownership Business"), while HM Services took over the airport/tollroad concessions business (the "Host/Travel Plazas Business"). Host and its subsidiaries and HM Services and its subsidiaries have entered into certain relationships following the HMSC Distribution.

     Richard E. Marriott and J.W. Marriott, Jr. beneficially own approximately 6.75% and 6.88%, respectively, of the outstanding shares of common stock of HM Services. By reason of their ownership of such shares of common stock of HM Services and their positions as Directors of HM Services, Richard E. Marriott and J.W. Marriott, Jr., who are also Chairman and a Director, respectively, of Host, could be deemed in control of HM Services within the meaning of the federal securities laws. Other members of the Marriott family might also be deemed control persons of HM Services by reason of their ownership of shares of HM Services and/or their relationship to other family members.

     Prior to the HMSC Distribution, Host and HM Services entered into a Distribution Agreement (the "HMSC Distribution Agreement"), which provided for, among other things, (i) certain asset transfers to occur prior to the HMSC Distribution, (ii) the HMSC Distribution, (iii) the division between Host and HM Services of certain liabilities and (iv) certain other agreements governing the relationship between Host and HM Services following the HMSC Distribution.

     Subject to certain exceptions, the HMSC Distribution Agreement provides for, among other things, assumptions of liabilities and cross-indemnities designed to allocate, effective as of the HMSC Distribution, financial responsibility for the liabilities arising out of or in connection with the Host/Travel Plazas Business to HM Services and its subsidiaries, and financial responsibility for the liabilities arising out of or in connection with the Ownership Business to Host and its retained subsidiaries. The agreements executed in connection with the HMSC Distribution Agreement also set forth certain specific allocations of liabilities between Host and HM Services. The HMSC Distribution Agreement also provides that HM Services will assume its proportionate share of Host's current obligation for certain employee benefit awards denominated in Host Common Stock currently held by employees of Marriott International.

     For the purpose of governing certain of the ongoing relationships between Host and HM Services after the HMSC Distribution, Host and HM Services have entered into other agreements. Host believes that the agreements are fair to both parties and contain terms which are generally comparable to those which would have been reached in arm's-length negotiations with unaffiliated parties. Among such other agreements between Host and HM Services are:

     (i) Tax Sharing Agreement. Host and HM Services have entered into a tax sharing agreement that defines the parties' rights and obligations with respect to deficiencies and refunds of federal, state and other income or franchise taxes relating to Host's businesses for tax years prior to the HMSC Distribution and with respect to certain tax attributes of Host after the HMSC Distribution. Host and HM Services have agreed to cooperate with each other and to share information in preparing tax returns and in dealing with other tax matters.

     (ii) Guarantees of Concession Agreements. Host and HM Services have entered into agreements pursuant to which Host has agreed to guarantee HM Services' performance in connection with certain tollroad concessions operated by HM Services. Host has not been required to make any payment pursuant to the guarantees and does not anticipate making any such payment in 1998.

     (iii) Employee Benefits Allocation Agreement. Host and HM Services have entered into an Employee Benefits Allocation and Other Employment Matters Agreement (the "Employee Benefits Allocation Agreement") that provides for the allocation of certain responsibilities with respect to employee compensation, benefits and labor matters. In general, the Employee Benefits Allocation Agreement provides that Host retain all employee liabilities for employees who on or after the HMSC Distribution were employees of Host, and that HM Services retain all employee liabilities for employees who on or after the HMSC Distribution were employees of HM Services. Pursuant to the Employee Benefits Allocation Agreement, and in connection with the HMSC Distribution, Host also adjusted outstanding awards under Host employee benefit plans.

                           PRINCIPAL SECURITY HOLDERS

     The following table sets forth, as of ________ __, 1998, the beneficial ownership of OP Units and Common Shares of (i) each person who is expected to hold more than a 5% interest in the Operating Partnership or Host REIT, (ii) trustees of Host REIT, (iii) the Chief Executive Officer and the four most highly compensated executive officers of Host REIT and (iv) the trustees and executive officers of Host REIT as a group. Unless otherwise indicated in the footnotes, all of such interests are owned directly and the indicated person or entity has sole voting and investment power.

     The "Percent of All Common Shares and OP Units" represents the number of Common Shares and OP Units the person is expected to hold immediately after the REIT Conversion, as a percentage of the total number of Common Shares and OP Units expected to be outstanding immediately after the REIT Conversion (including OP Units held by Host REIT). The information in this table assumes that all transactions comprising the REIT Conversion are consummated as currently expected. The address of each beneficial owner is 10400 Fernwood Road, Bethesda, Maryland 20817 unless otherwise indicated.


                                                                                                                       Percent of
                                                           Percent of     Number of     Percent of      Percent of     All Common
                                          Number of OP      All OP         Common         Common        All Common     Shares and
    Name                                     Units         Units/(1)/    Shares/(2)/    Shares/(3)/    Shares/(4)/    OP Units/(5)/
    ----                                  ------------    -----------    -----------    -----------    -----------    -------------
 R. Theodore Ammon                                                            14,750         *
 Robert M. Baylis                                                             12,750         *
 Terence C. Golden/(6)/                                                      828,085         *
 J.W. Marriott, Jr./(6)//(7)//(8)/                                        13,276,630        6.51
 Richard E. Marriott/(6)//(8)//(9)/                                       13,212,326        6.48
 Ann Dore McLaughlin                                                           8,750         *
 John G. Schreiber                                                                 0         0
 Harry L. Vincent, Jr.                                                        21,850         *
 Christopher J. Nassetta/(6)/                                                371,230         *
 Robert E. Parsons, Jr./(6)/                                                 428,413         *
 Christopher G. Townsend/(6)/                                                115,274         *
 Blackstone Entities/(11)/                                                         0         0
 Dresdner RCM Global
  Investors LLC/(12)/                                                     13,595,975        6.66
 FMR Corp./(13)/                                                          22,532,574       11.04
 Southeastern Asset
  Management, Inc./(14)/                     [  ]                         26,469,000       12.97

All Directors and
 Executive Officers as a
 Group (11 Persons)/(6)//(10)/                                             24,308,476      11.71


---------------------------
(1) Represents the number of OP Units held by the person as a percentage of the total number of OP Units issued to participants in the REIT Conversion (______________ OP Units).
(2) Consists of Common Shares received in the REIT Conversion as a result of ownership of Host.
(3) Represents the number of Common Shares held by the person as a percentage of the total number of Common Shares expected to be outstanding immediately following the REIT Conversion (_________________ Common Shares). Ownership of less than 1% is reflected as * in the table.
(4) Assumes that all OP Units held by the person are redeemed for Common Shares. The total number of Common Shares outstanding used in calculating this percentage (___________ Common Shares plus the number of OP Units beneficially owned) assumes that none of the OP Units held by other persons are redeemed for Common Shares.
(5) Assumes that all OP Units held by the person are redeemed for Common Shares. The total number of Common Shares outstanding used in calculating this percentage (___________ Common Shares) assumes that all of the OP Units held by other persons are redeemed for Common Shares.
(6) Includes (i) the shares of unvested restricted stock granted under Host's 1993 and 1997 Comprehensive Stock Incentive Plans, which are voted by the holder thereof, and (ii) the following number of shares which could be acquired by the named persons through the exercise of stock options within 60 days of January 31, 1998: for J.W. Marriott, Jr., 810,447 shares; for Richard E. Marriott, 55,700 shares; for Mr. Parsons, 20,225 shares; for Mr. Townsend, 6,975 shares; and for all directors and executive officers as a group, 918,147 shares. Does not include any other shares reserved, contingently vested or awarded under the above-named Plan.
(7) Includes: (i) 1,977,450 shares held in trust for which J.W. Marriott, Jr. is the trustee or a co-trustee; (ii) 68,426 shares held by the wife of J.W. Marriott, Jr.; (iii) 703,031 shares held in trust for which the wife of J.W. Marriott, Jr. is the trustee or a co-trustee; (iv) 2,451,787 shares held by the J. Willard Marriott Foundation of which J.W. Marriott, Jr. is a co-trustee; (v)

     2,707,590 shares held by a limited partnership whose general partner is a corporation of which J.W. Marriott, Jr. is the controlling shareholder; and
     (vi) 80,000 shares held by a limited partnership whose general partner is J.W. Marriott, Jr. Does not include shares held by the adult children of J.W. Marriott, Jr.; J.W. Marriott, Jr. disclaims beneficial ownership of all such shares.
(8) By virtue of their ownership of shares of Host Common Stock and their positions as Chairman and Director, respectively, Richard E. Marriott and J.W. Marriott, Jr. could be deemed in control of Host within the meaning of the federal securities laws. Other members of the Marriott family might also be deemed control persons by reason of their ownership of shares and/or their relationship to other family members. J.W. Marriott, Jr., Richard E. Marriott, their mother Alice S. Marriott and other members of the Marriott family and various trusts established by members of the Marriott family owned beneficially an aggregate of 25,446,833 shares, or 12.47% of the total shares outstanding of Host Common Stock as of January 31, 1998.
(9) Includes: (i) 1,874,709 shares held in trust for which Richard E. Marriott is the trustee or a co-trustee; (ii) 68,219 shares held by the wife of Richard E. Marriott; (iii) 603,828 shares held in trust for which the wife of Richard E. Marriott is the trustee or a co-trustee; (iv) 2,451,787 shares held by the J. Willard Marriott Foundation of which Richard E. Marriott is a co-trustee; and (v) 2,302,729 shares held by a corporation of which Richard E. Marriott is the controlling shareholder. Does not include shares held by the adult children of Richard E. Marriott; Richard E. Marriott disclaims beneficial ownership of all such shares.
(10) Includes the total number of shares held by trusts for which both J.W. Marriott, Jr. and Richard E. Marriott are co-trustees. Beneficial ownership of such shares is attributable to each of J.W. Marriott, Jr. and Richard E. Marriott in the table above under the Director subheading, but such shares are included only once in reporting the total number of shares owned by all directors and executive officers as a group. All directors and executive officers as a group (other than members of the Marriott family) owned beneficially an aggregate of 1,846,327 shares, or 0.90% of the total shares outstanding of Host Common Stock as of January 31, 1998. In addition, Host's Retirement and Savings Plan owned 57,318 shares, or 0.03% of the total shares outstanding of Host Common Stock as of January 31, 1998.
(11) The Blackstone Entities constitute a series of affiliated partnerships. Initially, a majority of the OP Units received pursuant to the Blackstone Acquisition will be held within such affiliated partnerships, but eventually will be distributed by such affiliated partnerships to their partners.
(12) Represents shares of Host Common Stock held by Dresdner RCM Global Investors LLC ("Dresdner RCM") and its affiliates, RCM Limited L.P. ("RCM Limited") and RCM General Corporation ("RCM General"), and by Dresdner Bank AG, of which Dresdner RCM is a wholly owned subsidiary. Dresdner RCM has reported in a Schedule 13G under the Exchange Act, filed with the Commission, sole dispositive power over 12,943,675 shares and shared dispositive power over 282,000 shares. Of these shares, Dresdner RCM has reported sole voting power over 8,854,200 shares and does not share voting power with respect to any shares. In addition, Dresdner Bank AG has re ported in a separate Schedule 13G under the Exchange Act, filed with the Commission, sole dispositive and voting power over 370,300 shares of Host Common Stock, and such shares are included in the number reported in this table. The principal business address of Dresdner RCM, RCM Limited and RCM General is Four Embarcadero Center, San Francisco, California 94111. The principal business address of Dresdner Bank AG is Jurgen Ponto-Platz 1, 60301 Frankfurt, Germany.
(13) Represents shares of Host Common Stock held by FMR Corp. ("FMR") and its subsidiaries, Fidelity Management Trust Company ("FMT") and Fidelity Management & Research Company ("FM&R"). FMR has reported in a Schedule 13G under the Exchange Act, filed with the Commission, that FMR, through its control of FM&R and certain investment funds for which FM&R acts as an investment adviser, has sole power to dispose of 22,474,835 shares of Host Common Stock owned by such investment funds, including the 15,610,500 shares of Host Common Stock (or 7.65% of the total shares outstanding of Host Common Stock as of January 31, 1998) held by the Fidelity Magellan Fund. FMR has no power to vote or direct the voting of the shares of Host Common Stock owned by the investment funds, which power resides with the Board of Trustees of such investment funds. FMR, through its control of FMT and certain institutional accounts for which FMT serves as investment manager, has sole dispositive power over 57,739 shares, the sole power to vote or direct the voting of 44,301 shares, and no power to vote or direct the voting of 13,438 shares of Host Common Stock owned by the institutional accounts. The principal business address for FMR, FMT and FM&R is 82 Devonshire Street, Boston, Massachusetts 02109.
(14) Represents shares of Host Common Stock held by Southeastern Asset Management, Inc. ("SAM"). SAM has reported in a Schedule 13G under the Exchange Act, filed with the Commission, sole dispositive power over 14,466,900 shares and shared dispositive power over 11,322,100 shares. Of these shares, SAM has reported sole voting power over 12,191,900 shares and shared voting power over 11,322,100 shares. The principal business address of SAM is 6075 Poplar Avenue, Suite 900, Memphis, Tennessee 38119.

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

                            DESCRIPTION OF OP UNITS

          Limited Partners whose Partnership participates in a Merger will receive OP Units in exchange for their Partnership Interests. Limited Partners who elect to receive Notes will tender the OP Units they receive to the Operating Partnership in exchange for Notes. See "The Mergers and the REIT Conversion--The Mergers--Issuance of OP Units or Notes." After the Initial Holding Period, each limited partner in the Operating Partnership (other than Host REIT) will be entitled to have each of his OP Units redeemed by the Operating Partnership at any time for cash equal to the fair market value at the time of redemption of one Common Share (subject to adjustment to reflect any stock split, stock dividend or other transaction affecting the number of Common Shares outstanding but not affecting the number of OP Units outstanding), or, at the option of Host REIT, one Common Share (subject to adjustment as described herein). The material terms of the Common Shares, including a summary of certain provisions of Host REIT's Declaration of Trust and Bylaws, are set forth in "Description of Shares of Beneficial Interest." The material terms of the OP Units, including a summary of certain provisions of the Partnership Agreement, are set forth below. The following description of the terms and provisions of the OP Units and certain other matters does not purport to be complete and is subject to, and qualified in its entirety by, reference to applicable provisions of Delaware law and the Partnership Agreement. A copy of the Partnership Agreement in substantially the form in which it will be adopted (subject to such modifications as do not materially and adversely affect the rights of the holders of OP Units to be issued in the Mergers) is attached as Appendix A to this Consent Solicitation. Each person acquiring OP Units in the Mergers or thereafter will be deemed bound by the terms and conditions of the Partnership Agreement. For a comparison of the voting and certain other rights of Limited Partners of the Partnerships, holders of OP Units in the Operating Partnership and shareholders of Host REIT, see "Comparison of Ownership of Partnership Interests, OP Units and Common Shares."

General

          Holders of OP Units (other than Host REIT in its capacity as general partner) will hold a limited partnership interest in the Operating Partnership, and all holders of OP Units (including Host REIT in its capacity as general partner) will be entitled to share in cash distributions from, and in the profits and losses of, the Operating Partnership. Because Host REIT will hold a number of OP Units equal to the number of Common Shares outstanding, each OP Unit generally will receive distributions in the same amount paid on each Common Share. See "Distribution and Other Policies -- Distribution Policy."

          Holders of OP Units will have the rights to which limited partners are entitled under the Partnership Agreement and the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act"). The OP Units to be issued in the Mergers will not be listed on any exchange or quoted on any national market system. The Partnership Agreement imposes certain restrictions on the transfer of OP Units, as described below.

Formation

          The Operating Partnership was formed as a Delaware limited partnership under the Delaware Act on April 15, 1998. Upon the consummation of the REIT Conversion, Host REIT will be admitted to the Operating Partnership as the sole general partner of the Operating Partnership. Following the REIT Conversion, Host REIT is expected to hold a substantial amount of the interests in the Operating Partnership. Of the interests in the Operating Partnership allocated to Host REIT, a 1% interest in the Operating Partnership will be held by Host REIT as the general partner of the

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

Operating Partnership, and the remaining interests in the Operating Partnership allocated to Host REIT will be held by Host REIT as a limited partner in the Operating Partnership.

Purposes, Business and Management

          The purpose of the Operating Partnership includes the conduct of any business that may be lawfully conducted by a limited partnership formed under the Delaware Act, except that the Partnership Agreement requires the business of the Operating Partnership to be conducted in such a manner that will permit Host REIT to qualify as a REIT under Section 856 of the Code, unless Host REIT ceases to qualify as a REIT for reasons other than the conduct of the business of the Operating Partnership. Subject to the foregoing limitation, the Operating Partnership may enter into partnerships, joint ventures or similar arrangements and may own interests directly or indirectly in any other entity.

          Host REIT, as general partner of the Operating Partnership, has the exclusive power and authority to conduct the business of the Operating Partnership subject to the consent of the limited partners in certain limited circumstances discussed below. No limited partner may take part in the operation, management or control of the business of the Operating Partnership by virtue of being a holder of OP Units.

          In particular, the limited partners expressly acknowledge in the Partnership Agreement that Host REIT is acting on behalf of the Operating Partnership's limited partners and Host REIT's shareholders collectively, and is under no obligation to consider the tax consequences to limited partners when making decisions for the benefit of the Operating Partnership. Host REIT intends to make decisions in its capacity as general partner of the Operating Partnership so as to maximize the profitability of Host REIT and the Operating Partnership as a whole, independent of the tax effects on the limited partners. See "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers." Host REIT and the Operating Partnership will have no liability to a limited partner as a result of any liabilities or damages incurred or suffered by, or benefits not derived by, a limited partner as a result of the act or omission of Host REIT as general partner of the Operating Partnership unless Host REIT acted, or failed to act, in bad faith and the act or omission was material to the loss, liability or benefit not derived.

Ability of Host REIT to Engage in Other Businesses; Conflicts of Interest

          Host REIT, as general partner, may not conduct any business other than the business of the Operating Partnership without the consent of the holders of a majority of the limited partnership interests (not including the limited partnership interests held by Host REIT in its capacity as a limited partner in the Operating Partnership). Other persons (including officers, trustees, employees, agents and other affiliates of Host REIT) will not be prohibited under the Partnership Agreement from engaging in other business activities. However, Host REIT, on behalf of the Operating Partnership, has adopted certain policies regarding noncompetition provisions and avoidance of conflicts of
interest.   See "Distribution and Other Policies -- Conflicts of Interest
Policies."   In addition, the Partnership Agreement does not prevent another person or entity that acquires control of Host REIT in the future from conducting other businesses or owning other assets, even though such businesses or assets may be ones that it would be in the best interests of the limited partners for the Operating Partnership to own.

Distributions; Allocations of Income and Loss

          The Partnership Agreement provides for the quarterly distribution of Available Cash (as defined below), so as, among other things, to preserve Host REIT's qualification as a REIT, as determined in the manner provided in the Partnership Agreement, to Host REIT and the limited partners in proportion to their percentage interests in the Operating Partnership. "Available Cash" is generally defined as net income plus depreciation and amortization and any reduction in reserves and minus interest and principal payments on debt, capital expenditures, any additions to reserves and other adjustments. At the time of the REIT Conversion, neither Host REIT nor the limited partners will be entitled to any preferential or disproportionate distributions of Available Cash (except to the extent that Host REIT receives preferred Units in the Operating Partnership with economic rights that mirror the economic rights of any preferred stock that Host has outstanding at the time of the REIT Conversion). The Partnership Agreement provides for the allocation to Host REIT, as general partner, and the limited partners of items of Operating Partnership income and loss as described in "Federal Income Tax Considerations-- Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers -- Allocations of Operating Partnership Income, Gain, Loss and Deductions."

Borrowing by the Operating Partnership

          Host REIT is authorized to cause the Operating Partnership to borrow money and to issue and guarantee debt as it deems necessary for the conduct of the activities of the Operating Partnership, including financing and refinancing the assets of the Operating Partnership. Such debt may be secured by mortgages, deeds of trust, liens or encumbrances on properties of the Operating Partnership. Host REIT also may cause the Operating Partnership to borrow money to enable the Operating Partnership to make distributions, including distributions to holders of OP Units, including Host REIT, in an amount sufficient to permit Host REIT, as long as it qualifies as a REIT, to avoid the payment of any federal income tax. See "Distribution and Other Policies -- Financing Policies."

Reimbursement of Host REIT; Transactions with Host REIT and its Affiliates

          Host REIT will not receive any compensation for its services as general partner of the Operating Partnership. Host REIT, however, as a partner in the Operating Partnership, has the same right to allocations and distributions as other partners in the Operating Partnership. In addition, the Operating Partnership will pay all expenses relating to the Operating Partnership's organization, the REIT Conversion, the acquisition and ownership of its assets and its operations. The Operating Partnership will be responsible for and will pay (or reimburse) all expenses and liabilities of any nature that Host REIT may incur (including expenses and liabilities arising out of the REIT Conversion and expenses related to the ongoing operations of Host REIT and to the management and administration of any subsidiaries of Host REIT permitted under the Partnership Agreement. The Operating Partnership also will be responsible for paying any and all taxes incurred by Host REIT, except that the Operating partnership will not be responsible for any taxes that Host REIT would not have been required to pay if it qualified as a REIT for federal income tax purposes or any taxes imposed on Host REIT by reason of its failure to distribute to its shareholders an amount equal to its taxable income. The Operating Partnership, however, will not be responsible for expenses or liabilities incurred by Host REIT that are excluded from the scope of the indemnification provisions of the Partnership Agreement.

          Except as expressly permitted by the Partnership Agreement, Host REIT and its affiliates will not engage in any transactions with the Operating Partnership, except on terms that are fair and reasonable and no less favorable to the Operating Partnership than would be obtained from an unaffiliated third party.

Liability of Host REIT and Limited Partners

          Host REIT, as general partner of the Operating Partnership, will be liable for all general recourse obligations of the Operating Partnership to the extent not paid by the Operating Partnership. Host REIT will not be liable for the nonrecourse obligations of the Operating Partnership.

          The limited partners of the Operating Partnership will not be required to make additional capital contributions to the Operating Partnership. Assuming that a limited partner does not take part in the control of the business of the Operating Partnership and otherwise acts in conformity with the provisions of the Partnership Agreement, the liability of a limited partner for obligations of the Operating Partnership under the Partnership Agreement and the Delaware Act will be limited, subject to certain exceptions, generally to the loss of such limited partner's investment in the Operating Partnership represented by his OP Units. Under the Delaware Act, a limited partner may not receive a distribution from the Operating Partnership if, at the time of the distribution and after giving effect thereto, the liabilities of the Operating Partnership, other than liabilities to parties on account of their interests in the Operating Partnership and liabilities for which recourse is limited to specified property of the Operating Partnership, exceed the fair value of the Operating Partnership's assets, other than the fair value of any property subject to nonrecourse liabilities of the Operating Partnership, but only to the extent of such liabilities. The Delaware Act provides that a limited partner who receives a distribution knowing at the time that it violates the foregoing prohibition is liable to the Operating Partnership for the amount of the distribution. Unless otherwise agreed, such a limited partner will not be liable for the return of such distribution after the expiration of three years from the date of such distribution.

          The Operating Partnership expects to qualify to conduct business in various states in which the conduct of its business requires such qualification. Maintenance of limited liability may require compliance with certain legal requirements of those jurisdictions and certain other jurisdictions.
Limitations on the liability of a limited partner for the obligations of a limited partnership have not been clearly established in many jurisdictions. Accordingly, if it were determined that the right, or exercise of the right by the limited partners, to make certain amendments to the Partnership Agreement or to take other action pursuant to the Partnership Agreement constituted "control" of the Operating Partnership's business for the purposes of the statutes of any relevant jurisdiction, the limited partners might be held personally liable for the Operating Partnership's obligations. The Operating Partnership will operate in a manner Host REIT deems reasonable, necessary and appropriate to preserve the limited liability of the limited partners.

Exculpation and Indemnification of Host REIT

          The Partnership Agreement generally provides that Host REIT, as general partner of the Operating Partnership, will incur no liability to the Operating Partnership or any limited partner for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission, unless Host REIT acted, or failed to act, in bad faith and the act or omission was material to the loss, liability or benefit not derived. In addition, Host REIT is not responsible for any misconduct or negligence on the part of its agents, provided Host REIT appointed such agents in good faith. Host REIT may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors, and any action it takes or omits to take in reliance upon the opinion of such persons, as to matters that Host REIT reasonably believes to be within their professional or expert competence, shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

          The Partnership Agreement also provides for indemnification of Host REIT, the trustees and officers of Host REIT and such other persons as Host REIT may from time to time designate against any judgments, penalties, fines, settlements and reasonable expenses actually incurred by such person in connection with the proceeding unless it is established that: (i) the act or omission of the indemnified person was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the indemnified person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful. The Operating Partnership is obligated to advance to an indemnified person reasonable expenses incurred or expected to be incurred by such indemnified person if such

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

indemnified person certifies to the Operating Partnership that his conduct has met the standards for indemnification and that he will repay any amounts received if it is determined subsequently that his conduct did not meet such standards.

Sales of Assets

          Under the Partnership Agreement, Host REIT generally has the exclusive authority to determine whether, when and on what terms the assets of the Operating Partnership (including the Hotels) will be sold. In addition, Host REIT is not required to take into account the tax consequences to the limited partners in deciding whether to cause the Operating Partnership to undertake a specific transaction. A sale of all or substantially all of the assets of the Operating Partnership (or a merger of the Operating Partnership with another entity) requires an affirmative vote of a majority of the outstanding OP Units (including OP Units held by Host REIT).

Removal or Withdrawal of Host REIT; Transfer of Host REIT's Interests

          The Partnership Agreement provides that the limited partners may not remove Host REIT as general partner of the Operating Partnership with or without cause (unless neither Host REIT nor its parent entity is a "public company," in which case Host REIT may be removed for cause). In addition, Host REIT may not transfer any of its interests as general or limited partner of the Operating Partnership or withdraw as a general partner, except, in each case, in connection with a merger or sale of all or substantially all of its assets, provided that (i) the limited partners of the Operating Partnership either will receive, or will have the right to receive, substantially the same consideration as holders of Common Shares, (ii) following such merger or other consolidation, substantially all of the assets of the surviving entity consist of OP Units and
(iii) such transaction has been approved by the holders of a majority of the interests in the Operating Partnership (including interests held by Host REIT). Host REIT initially will hold a majority of the OP Units and thus would control the outcome of this vote. See "-- Sales of Assets."

          Although Host REIT cannot transfer its partnership interests except in a transaction in which substantially all of the assets of the surviving entity consist of OP Units, the Partnership Agreement does not prevent a transaction in which another entity acquires control (or all of the shares of beneficial interest) of Host REIT and that other entity owns assets and conducts businesses outside of the Operating Partnership.

Certain Voting Rights of Holders of OP Units During the Initial Holding Period

          During the Initial Holding Period, if a vote of the shareholders of Host REIT is required, then (i) a sale of all or substantially all of the assets of the Operating Partnership, (ii) a merger involving the Operating Partnership and (iii) any issuance of OP Units in connection with an issuance of Common Shares representing 20% or more of the outstanding Common Shares which would require shareholder approval under the rules of the NYSE, would require the approval of a majority of all outstanding OP Units (or, in the case of clause
(iii), a majority of the OP Units that are voted, provided that at least a majority of the OP Units are voted), including OP Units held by Host REIT, voting as a single class with Host REIT voting its OP Units in the same proportion as its shareholders vote. In addition, during the Initial Holding Period, any taxable sale or sales of Hotels representing more than 10% of the aggregate Appraised Value of the Hotels of any Partnership would require, in addition to any other approval requirements, the approval of a majority of all outstanding OP Units held by persons who formerly were Limited Partners of such Partnership, voting as a separate class.

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

Restrictions on Transfers of Interests by Limited Partners

          The Partnership Agreement provides that no limited partner shall, without the prior written consent of Host REIT, sell, assign, distribute or otherwise transfer all or any portion of his interest in the Operating Partnership, except that a limited partner may transfer, with or without the consent of Host REIT, all or a portion of its limited partnership interest (i) in the case of a limited partner who is an individual, to a member of his immediate family, any trust formed for the benefit of himself and/or members of his immediate family, or any partnership, limited liability company, joint venture, corporation or other business entity comprised only of himself and/or members of his immediate family and entities the ownership interests in which are owned by or for the benefit of himself and/or members of his immediate family, (ii) in the case of a limited partner which is a trust, to the beneficiaries of such trust, (iii) in the case of a limited partner which is a partnership, limited liability company, joint venture, corporation or other business entity to which OP Units were transferred pursuant to (i) above, to its partners, owners, or stockholders, as the case may be, who are members of the immediate family of or are actually the person(s) who transferred OP Units to it pursuant to (i) above, (iv) in the case of a limited partner which acquired OP Units as of the closing of the Mergers and which is a partnership, limited liability company, joint venture, corporation or other business entity, to its partners, owners, stockholders or Affiliates thereof, as the case may be, or the Persons owning the beneficial interests in any of its partners, owners or stockholders or Affiliates thereof (it being understood that this clause (iv) will apply to all of each Person's partnership interests whether the OP Units relating thereto were acquired on the date hereof or hereafter), (v) in the case of a limited partner which is a partnership, limited liability company, joint venture, corporation or other business entity other than any of the foregoing described in clause (iii) or (iv), in accordance with the terms of any agreement between such limited partner and the Operating Partnership pursuant to which such partnership interest was issued, (vi) pursuant to a gift or other transfer without consideration, (vii) pursuant to applicable laws of descent or distribution, (viii) to another limited partner and (ix) pursuant to a grant of security interest or other encumbrance effected in a bona fide transaction or as
                                                     ---- ----
a result of the exercise of remedies related thereto. All of the foregoing transfers are subject to the provisions of the Partnership Agreement which require compliance with securities laws, prohibit transfers affecting the tax status of the Operating Partnership, prohibit transfers to holders of nonrecourse liabilities of the Operating Partnership, and are also subject to the rules on substitution of limited partners. In addition, Limited Partners will be permitted to dispose of their OP Units following the expiration of the Initial Holding Period by exercising their OP Unit Redemption Right. See "-- Unit Redemption Right" below.

          The right of any permitted transferee of OP Units to become a substitute limited partner is subject to the consent of Host REIT, which consent Host REIT may withhold in its sole and absolute discretion. If Host REIT does not consent to the admission of a transferee of OP Units as a substitute limited partner, the transferee will succeed to all economic rights and benefits attributable to such OP Units (including the Unit Redemption Right), but will not become a limited partner or possess any other rights of limited partners (including the right to vote).

          Transfers of OP Units may be effected only by means of entries in the record of the Operating Partnership, and Host REIT will require evidence satisfactory to it of compliance with all transfer restrictions prior to recording any transfer.

Unit Redemption Right

          Subject to certain limitations, holders of OP Units (other than Host
REIT) may exercise the Unit Redemption Right by providing notice to the Operating Partnership at any time after the Initial Holding Period. Unless Host REIT elects to assume and perform the Operating Partnership's obligation with respect to the Unit Redemption Right, as described below, the redeeming holder of

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

OP Units will receive cash from the Operating Partnership in an amount equal to the market value of the OP Units to be redeemed. The market value of an OP Unit for this purpose will be equal to the average of the daily market price of a Common Share on the NYSE for the ten consecutive trading days before the day on which the redemption notice was given. The market price for each such trading day shall be the closing price, regular way, on such day, or if no such sales take place on such day, the average of the closing bid and asked prices on such day. In lieu of the Operating Partnership's acquiring the OP Units for cash, Host REIT will have the right (except as described below, if the Common Shares are not publicly traded) to elect to acquire the OP Units directly from a holder of OP Units exercising the Unit Redemption Right, in exchange for either cash or Common Shares, and, upon such acquisition, Host REIT will become the owner of such OP Units. In either case, acquisition of such OP Units by Host REIT will be treated as a sale of the OP Units to Host REIT for federal income tax purposes. See "Federal Income Tax Considerations -- Tax Consequences of the Mergers -- Unit Redemption Right." Upon exercise of the Unit Redemption Right, the right of the holder of OP Units to receive distributions for the OP Units so redeemed or exchanged will cease. At least 1,000 OP Units (or all remaining OP Units owned by the holder of OP Units if less than 1,000 OP Units) must be redeemed each time the Unit Redemption Right is exercised. The redemption generally will occur on the tenth business day after notice of the exercise of the Unit Redemption Right by a holder of OP Units is given to the Operating Partnership, except that no redemption or exchange can occur if delivery of Common Shares would be prohibited either under the provisions of Host REIT's Declaration of Trust relating to restrictions on ownership and transfer of Common Shares or under applicable federal or state securities laws as long as the Common Shares are publicly traded. See "Description of Shares of Beneficial Interest -- Restrictions on Ownership and Transfer."

          In the event that the Common Shares are not publicly traded but another entity whose stock is publicly traded owns more than 50% of the beneficial interests of Host REIT (referred to as the "Parent Entity"), the Unit Redemption Right will be determined by reference to the publicly traded shares of the Parent Entity and the general partner will have the right to elect to acquire the OP Units to be redeemed for publicly traded stock of the Parent Entity. In the event that the Common Shares are not publicly traded and there is no Parent Entity with publicly traded stock, the Unit Redemption Right would be based upon the fair market value of the Operating Partnership's assets at the time the Unit Redemption Right is exercised (as determined in good faith by Host
REIT), and, unless otherwise agreed by the redeeming limited partner, Host REIT and the Operating Partnership would be obligated to satisfy the Unit Redemption Right in cash, payable on the thirtieth business day after notice to the Operating Partnership of exercise of the Unit Redemption Right.

No Withdrawal by Limited Partners

          No limited partner has the right to withdraw from or reduce his capital contribution to the Operating Partnership, except as a result of the redemption, exchange or transfer of OP Units pursuant to the terms of the Partnership Agreement.

Issuance of Limited Partnership Interests

          Host REIT is authorized, without the consent of the limited partners, to cause the Operating Partnership to issue additional OP Units to Host REIT, to the limited partners or to other persons for such consideration and upon such terms and conditions as Host REIT deems appropriate. The Operating Partnership also may issue to any of the foregoing persons or entities partnership interests in different series or classes, which may be senior to the OP Units, including with respect to distributions and upon liquidation. If additional OP Units or partnership interests in different series or classes of equity securities are issued to Host REIT, then Host REIT must issue additional

Common Shares or securities having substantially similar rights to such partnership interests, and must contribute the proceeds received by Host REIT from such issuance to the Operating Partnership. Consideration for additional partnership interests may be cash or any property or other assets permitted by the Delaware Act. No limited partner has preemptive, preferential or similar rights with respect to capital contributions to the Operating Partnership or the issuance or sale of any partnership interests therein.

Meetings; Voting

          Meetings of the limited partners may be called only by Host REIT, on its own motion or upon written request of limited partners owning at least 25% of the then outstanding OP Units (including Host REIT). Limited partners may vote either in person or by proxy at meetings. Any action that is required or permitted to be taken by the limited partners may be taken either at a meeting of the limited partners or without a meeting if consents in writing setting forth the action so taken are signed by limited partners owning not less than the minimum number of OP Units that would be necessary to authorize or take such action at a meeting of the limited partners at which all limited partners entitled to vote on such action were present. On matters in which limited partners are entitled to vote, each limited partner (including Host REIT to the extent it holds OP Units) will have a vote equal to the number of OP Units it holds. A transferee of OP Units who has not been admitted as a substituted limited partner with respect to such OP Units will have no voting rights with respect to such OP Units, even if such transferee holds other OP Units as to which it has been admitted as a limited partner. The Partnership Agreement does not provide for annual meetings of the limited partners, and Host REIT does not anticipate calling such meetings.

Amendment of the Partnership Agreement

          Amendments to the Partnership Agreement may be proposed by Host REIT or by limited partners owning at least 25% of the then outstanding OP Units. Generally, the Partnership Agreement may be amended with the approval of Host REIT, as general partner, and limited partners (including Host REIT) holding a majority of the OP Units. Certain provisions regarding, among other things, the rights and duties of Host REIT as general partner (e.g., restrictions on Host REIT's power to conduct businesses other than owning OP Units, the dissolution of the Operating Partnership or the rights of limited partners), may not be amended without the approval of a majority of the OP Units not held by Host REIT. Notwithstanding the foregoing, Host REIT, as general partner, will have the power, without the consent of the limited partners, to amend the Partnership Agreement as may be required to (i) add to the obligations of Host REIT as general partner or surrender any right or power granted to Host REIT as general partner, (ii) reflect the admission, substitution, termination or withdrawal of partners in accordance with the terms of the Partnership Agreement, (iii) establish the rights, powers, duties and preferences of any additional partnership interests issued in accordance with the terms of the Partnership Agreement, (iv) reflect a change that does not materially adversely affect any limited partner, or cure any ambiguity, correct or supplement any provisions of the Partnership Agreement not inconsistent with law or with other provisions of the Partnership Agreement, or make other changes concerning matters under the Partnership Agreement that are not otherwise inconsistent with the Partnership Agreement or applicable law or (v) satisfy any requirements of federal, state or local law.

          Certain amendments that would, among other things, (i) convert a limited partner's interest into a general partner's interest, (ii) modify the limited liability of a limited partner, (iii) alter the interest of a partner in profits or losses, or the rights to receive any distributions (except as permitted under the Partnership Agreement with respect to the admission of new partners or the issuance of additional OP Units (including partnership interests in a different class or series to the extent otherwise authorized under the Partnership Agreement), which actions will have the effect of changing the percentage interests of the partners and thus altering their interests in profits, losses

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and distributions), (iv) amend the limited partners' right to transfer or (v)
alter the Unit Redemption Right, must be approved by Host REIT and each limited partner that would be adversely affected by such amendment.

Books and Reports

          Host REIT is required to keep the Operating Partnership's books and records at the principal office of the Operating Partnership. The books of the Operating Partnership are required to be maintained for financial and tax reporting purposes on an accrual basis. The limited partners will have the right, subject to certain limitations, to receive copies of the most recent Securities and Exchange Commission filings by Host REIT and the Operating Partnership, the Operating Partnership's federal, state and local income tax returns, a list of limited partners, the Partnership Agreement, the partnership certificate and all amendments thereto and certain information about the capital contributions of the partners. Host REIT may keep confidential from the limited partners any information that Host REIT believes to be in the nature of trade secrets or other information the disclosure of which Host REIT in good faith believes is not in the best interests of the Operating Partnership or which the Operating Partnership is required by law or by agreements with unaffiliated third parties to keep confidential.

          Host REIT will furnish to each limited partner, no later than the date on which Host REIT mails its annual report to its shareholders, an annual report containing financial statements of the Operating Partnership (or Host REIT, if it prepares consolidated financial statements including the Operating Partnership) for each fiscal year, including a balance sheet and statements of operations, cash flow, partners' equity and changes in financial position. The financial statements will be audited by a nationally recognized firm of independent public accountants selected by Host REIT. In addition, if and to the extent that Host REIT mails quarterly reports to its shareholders, Host REIT will furnish to each limited partner, no later than the date on which Host REIT mails such reports to its shareholders, a report containing unaudited financial statements of the Operating Partnership (or Host REIT, if it prepares consolidated financial statements including the Operating Partnership) as of the last day of the calendar quarter and such other information as may be required by applicable law or regulation or as Host REIT deems appropriate.

          Host REIT will use reasonable efforts to furnish to each limited partner, within 90 days after the close of each taxable year, the tax information reasonably required by the limited partners for federal and state income tax reporting purposes.

Power of Attorney

          Pursuant to the terms of the Partnership Agreement, each limited partner and each assignee appoints Host REIT, any liquidator and the authorized officers and attorneys-in-fact of each, as such limited partner's or assignee's attorney-in-fact to do the following: execute, swear to, acknowledge, deliver, file and record in the appropriate public offices various certificates, documents and other instruments (including, among other things, the Partnership Agreement and the certificate of limited partnership and all amendments or restatements thereof) that Host REIT deems appropriate or necessary to effectuate the terms or intent of the Partnership Agreement. The Partnership Agreement provides that such power of attorney is irrevocable, will survive the subsequent incapacity of any limited partner and the transfer of all or any portion of such limited partner's or assignee's OP Units and will extend to such limited partner's or assignee's heirs, successors, assigns and personal representatives.

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

Dissolution, Winding Up and Termination

          The Operating Partnership will continue until December 31, 2098, unless sooner dissolved and terminated. The Operating Partnership will be dissolved prior to the expiration of its term and its affairs wound up upon the occurrence of the earliest of: (i) the withdrawal of Host REIT as general partner without the permitted transfer of Host REIT's interest to a successor general partner (except in certain limited circumstances); (ii) an election to dissolve the Operating Partnership made by Host REIT with the consent of the limited partners who hold 90% of the OP Units (including OP Units held by Host
REIT), (iii) the sale of all or substantially all of the Operating Partnership's assets and properties for cash or for marketable securities; (iv) the entry of a decree of judicial dissolution of the Operating Partnership pursuant to the provisions of the Delaware Act; (v) the entry of a final non-appealable order for relief in a bankruptcy proceeding of the general partner, or the entry of a final non-appealable judgment ruling that the general partner is bankrupt or insolvent (except that, in either such case, in certain circumstances the limited partners (other than Host REIT) may vote to continue the Operating Partnership and substitute a new general partner in place of Host REIT); or (vi) December 31, 2058. Upon dissolution, Host REIT, as general partner, or any liquidator will proceed to liquidate the assets of the Operating Partnership and apply the proceeds therefrom in the order of priority set forth in the Partnership Agreement.

Ownership Limitation

          In order to help the Operating Partnership avoid being treated as a corporation for federal income tax purposes, the Partnership Agreement expressly provides that no person (other than Host REIT and the wholly-owned subsidiaries (direct and indirect) thereof) may own, actually or constructively, more than 4.9% by value of any class of interests in the Operating Partnership. The Partnership Agreement contains self-executing mechanisms intended to enforce this prohibition. For a description of the consequences of the Operating Partnership being treated as a corporation for federal income tax purposes, see "Federal Income Tax Considerations -- Tax Status of the Operating Partnership." As general partner of the Operating Partnership, Host REIT, in its sole and absolute discretion, may waive or modify this ownership limitation if it is satisfied that ownership in excess of this limit will not cause the Operating Partnership to be treated as a corporation for federal income tax purposes.
Host has agreed to grant The Blackstone Group an exception to this prohibition subject to the condition that neither The Blackstone Group, nor any person or entity that would be considered to own OP Units owned by the Blackstone Group, may own directly or by attribution, more than 10% of the stock of SLC or the equities of any of the Lessees.

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

                  DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

     The summary of the terms of the shares of beneficial interest of Host REIT set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Declaration of Trust and Bylaws of Host REIT, copies of which have been filed as Exhibits to the Registration Statement of which this Consent Solicitation is a part.

General

     The Declaration of Trust of Host REIT provides that Host REIT may issue up to 751 million shares of beneficial interest, consisting of 750 million Common Shares and one million preferred shares. As of _________ __, 1998, _____ Common Shares were issued and outstanding.

     As permitted by the Maryland REIT Law, the Declaration of Trust contains a provision permitting the Board of Trustees, without any action by the shareholders of Host REIT, to amend the Declaration of Trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that Host REIT has authority to issue.

     Both the MGCL and Host REIT's Declaration of Trust provide that no shareholder of Host REIT will be liable for any debt or obligation of Host REIT solely as a result of his status as a shareholder of Host REIT. Host REIT's Bylaws further provide that Host REIT shall indemnify each present or former shareholder against any claim or liability to which the shareholder may become subject by reason of his being or having been a shareholder and that Host REIT shall reimburse each shareholder for all reasonable expenses incurred by him in connection with any such claim or liability. However, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, the shareholders may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by Host REIT. Inasmuch as Host REIT carries public liability insurance which it considers adequate, any risk of personal liability to shareholders is limited to situations in which Host REIT's assets plus its insurance coverage would be insufficient to satisfy the claims against Host REIT and its shareholders.

Common Shares

     Subject to the preferential rights of any other shares of beneficial interest and to the provisions of the Declaration of Trust regarding restrictions on transfers of shares of beneficial interest, holders of Common Shares are entitled to receive distributions if, as and when authorized and declared by the Board of Trustees, out of assets legally available therefor and to share ratably in the assets of Host REIT legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of Host REIT. Host REIT currently intends to pay regular quarterly distributions.

     Subject to the provisions of Host REIT's Declaration of Trust regarding restrictions on transfer of shares of beneficial interest, each outstanding Common Share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares of beneficial interest, the holders of Common Shares will possess the exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding Common Shares can elect all of the trustees then standing for election and the holders of the remaining shares of beneficial interest, if any, will not be able to elect any trustees.

     Holders of Common Shares have no preferences, conversion, sinking fund, redemption rights or preemptive rights to subscribe for any securities of Host REIT. Assuming, as expected, that the

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

Common Shares are listed on the NYSE, holders of the Common Shares will generally have no dissenters' appraisal rights. Subject to the exchange provisions of Host REIT's Declaration of Trust regarding restrictions on transfer, Common Shares have equal distribution, liquidation and other rights.

     Pursuant to the Maryland REIT Law, a Maryland REIT generally cannot dissolve, amend its declaration of trust or merge, unless approved by the affirmative vote or written consent of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the Maryland REIT's declaration of trust. Host REIT's Declaration of Trust does not provide for a lesser percentage in such situations. Under the Maryland REIT Law, a declaration of trust may permit the trustees by a two-thirds vote to amend the declaration of trust from time to time to qualify as a REIT under the Code or the Maryland REIT Law without the affirmative vote or written consent of the shareholders. Host REIT's Declaration of Trust permits such action by the Board of Trustees.

Preferred Shares

     The Declaration of Trust authorizes the Board of Trustees to issue one million preferred shares and to classify any unissued preferred shares or to reclassify any previously classified but unissued preferred shares of any series from time to time, in one or more series. Prior to issuance of shares of each series, the Board of Trustees is required by Maryland REIT Law and the Declaration of Trust to set, subject to the provisions of the Declaration of Trust regarding the restriction on transfer of shares of beneficial interest, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such series. Thus, the Board of Trustees could authorize the issuance of preferred shares with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of Host REIT that might involve a premium price for holders of Common Shares or otherwise be in their best interest. As of the date hereof, no preferred shares are outstanding, but Host REIT may issue preferred shares in the future, including as a result of the issuance of perpetual preferred stock by Host prior to the REIT Conversion.

Power to Issue Additional Common Shares and Preferred Shares

     Host REIT believes that the power of the Board of Trustees to issue additional authorized but unissued Common Shares or preferred shares and to classify or reclassify unissued Common Shares or preferred shares and thereafter to cause Host REIT to issue such classified or reclassified shares of beneficial interest in one or more series will provide Host REIT with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the Common Shares, will be available for issuance without further action by Host REIT's shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which Host REIT's securities may be listed or traded. Although the Board of Trustees has no intention at the present time of doing so, it could authorize Host REIT to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of Host REIT that might involve a premium price for holders of Common Shares or otherwise be in their best interest.

Restrictions on Ownership and Transfer

     For Host REIT to qualify as a REIT under the Code, no more than 50% in value of its outstanding shares of beneficial interest may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be treated as a REIT has been made) or during a

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

proportionate part of a shorter taxable year. In addition, if Host REIT, or one or more owners (actually or constructively) of 10% or more of Host REIT, actually or constructively owns 10% or more of a tenant of Host REIT (or a tenant of any partnership in which Host REIT is a partner), the rent received by Host REIT (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. A REIT's shares also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be treated as a REIT has been made).

     Because the Board of Trustees believes it is desirable for Host REIT to qualify as a REIT, the Declaration of Trust, subject to certain exceptions, provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than (i) 9.8% of the lesser of the number or value of Common Shares outstanding or (ii) 9.8% of the lesser of the number or value of the issued and outstanding preferred shares of any class or series of Host REIT (the "Ownership Limit"). The Ownership Limit prohibits Marriott International and its subsidiaries and affiliates (including members of the Marriott family) from collectively owning shares of beneficial interests in excess of the Ownership Limit, but contains an exception that would permit Marriott International to exercise its right to purchase up to 20% of each class of Host REIT'S voting stock in connection with a change in control of Host REIT (but only in the event that Marriott International and its subsidiaries and affiliates (including members of the Marriott family) do not own at such time or thereafter, directly and by attribution, 10% or more of SLC or any of the Lessees). See "Certain Relationships and Related Transactions -- Relationship Between Host and Marriott International." The ownership attribution rules under the Code are complex and may cause Common Shares owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of the Common Shares (or the acquisition of an interest in an entity that owns, actually or constructively, Common Shares) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of the outstanding Common Shares and thus subject such Common Shares to the Ownership Limit. The Board of Trustees may grant an exemption from the Ownership Limit with respect to one or more persons who would not be treated as "individuals" for purposes of the Code if it is satisfied, based upon an opinion of counsel and such other evidence as is satisfactory to the Board of Trustees in its sole discretion, that such ownership will not cause a person who is an individual to be treated as owning Common Shares in excess of the Ownership Limit, applying the applicable constructive ownership rules, and will not otherwise jeopardize Host REIT's status as a REIT (for example, by causing any tenant of the Operating Partnership or the Partnerships (including but not limited to SLC and the Lessees) to be considered a "related party tenant" for purposes of the REIT qualification rules). As a condition of such waiver, the Board of Trustees may require undertakings or representations from the applicant with respect to preserving the REIT status of Host REIT.

     The Board of Trustees of Host REIT will have the authority to increase the Ownership Limit from time to time, but will not have the authority to do so to the extent that after giving effect to such increase, five beneficial owners of Common Shares could beneficially own in the aggregate more than 49.5% of the outstanding Common Shares.

     The Declaration of Trust further prohibits (a) any person from actually or constructively owning shares of beneficial interest of Host REIT that would result in Host REIT being "closely held" under Section 856(h) of the Code or otherwise cause Host REIT to fail to qualify as a REIT and (b) any person from transferring shares of beneficial interest of Host REIT if such transfer would result in shares of beneficial interest of Host REIT being owned by fewer than 100 persons.

     Any person who acquires or attempts or intends to acquire actual or constructive ownership of shares of beneficial interest of Host REIT that will or may violate any of the foregoing restrictions on transferability and ownership is required to give notice immediately to Host REIT and provide Host

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REIT with such other information as Host REIT may request in order to determine the effect of such transfer on Host REIT's status as a REIT.

     If any purported transfer of shares of beneficial interest of Host REIT or any other event would otherwise result in any person violating the Ownership Limit or the other restrictions in the Declaration of the Trust, then any such purported transfer will be void and of no force or effect with respect to the purported transferee (the "Prohibited Transferee") as to that number of shares that exceeds the Ownership Limit (referred to as "excess shares") and the Prohibited Transferee shall acquire no right or interest (or, in the case of any event other than a purported transfer, the person or entity holding record title to any such shares in excess of the Ownership Limit (the "Prohibited Owner") shall cease to own any right or interest) in such excess shares. Any such excess shares described above will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by Host REIT (the "Beneficiary"). Such automatic transfer shall be deemed to be effective as of the close of business on the Business Day (as defined in the Declaration of Trust) prior to the date of such violating transfer. Within 20 days of receiving notice from Host REIT of the transfer of shares to the trust, the trustee of the trust (who shall be designated by Host REIT and be unaffiliated with Host REIT and any Prohibited Transferee or Prohibited Owner) will be required to sell such excess shares to a person or entity who could own such shares without violating the Ownership Limit, and distribute to the Prohibited Transferee an amount equal to the lesser of the price paid by the Prohibited Transferee for such excess shares or the sales proceeds received by the trust for such excess shares. In the case of any excess shares resulting from any event other than a transfer, or from a transfer for no consideration (such as a gift), the trustee will be required to sell such excess shares to a qualified person or entity and distribute to the Prohibited Owner an amount equal to the lesser of the fair market value of such excess shares as of the date of such event or the sales proceeds received by the trust for such excess shares. In either case, any proceeds in excess of the amount distributable to the Prohibited Transferee or Prohibited Owner, as applicable, will be distributed to the Beneficiary. Prior to a sale of any such excess shares by the trust, the trustee will be entitled to receive, in trust for the Beneficiary, all dividends and other distributions paid by Host REIT with respect to such excess shares, and also will be entitled to exercise all voting rights with respect to such excess shares. Subject to Maryland law, effective as of the date that such shares have been transferred to the trust, the trustee shall have the authority (at the trustee's sole discretion and subject to applicable law) (i) to rescind as void any vote cast by a Prohibited Transferee prior to the discovery by Host REIT that such shares have been transferred to the trust and (ii) to recast such vote in accordance with the desires of the trustee acting for the benefit of the Beneficiary. However, if Host REIT has already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast such vote. Any dividend or other distribution paid to the Prohibited Transferee or Prohibited Owner (prior to the discovery by Host REIT that such shares had been automatically transferred to a trust as described above) will be required to be repaid to the trustee upon demand for distribution to the Beneficiary. If the transfer to the trust as described above is not automatically effective (for any reason) to prevent violation of the Ownership Limit, then the Declaration of Trust provides that the transfer of the excess shares will be void.

     In addition, shares of beneficial interest of Host REIT held in the trust shall be deemed to have been offered for sale to Host REIT, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market value at the time of such devise or gift) and (ii) the market value of such shares on the date Host REIT, or its designee, accepts such offer. Host REIT will have the right to accept such offer until the trustee has sold the shares of beneficial interest held in the Trust. Upon such a sale to Host REIT, the interest of the Beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the Prohibited Owner.

     The foregoing restrictions on transferability and ownership will not apply if the Board of Trustees determines that it is no longer in the best interests of Host REIT to attempt to qualify, or to continue to qualify, as a REIT.

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     All certificates representing shares of beneficial interest shall bear a legend referring to the restrictions described above.

     All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% (or such other percentage between 1/2 of 1% and 5% as provided in the rules and regulations promulgated under the Code) of the lesser of the number or value of the outstanding shares of beneficial interest of Host REIT must give a written notice to the Operating Partnership within 30 days after the end of each taxable year. In addition, each shareholder will, upon demand, be required to disclose to Host REIT in writing such information with respect to the direct, indirect and constructive ownership of shares of beneficial interest as the Board of Trustees deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     These ownership limitations could have the effect of delaying, deferring or preventing a takeover or other transaction in which holders of some, or a majority, of Common Shares might receive a premium for their Common Shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

Changes in Control Pursuant to Maryland Law

     Possible Limitations on Changes in Control Pursuant to Maryland Law. Under the MGCL, as applicable to REITs, certain "business combinations" (including certain issuances of equity securities) between a Maryland REIT and any Interested Shareholder or an affiliate of the Interested Shareholder, are prohibited for five years after the most recent date on which the Interested Shareholder becomes an Interested Shareholder. Thereafter, any such business combination must be approved by two super-majority shareholder votes unless, among other conditions, the trust's common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for
its common shares.   The Board of Trustees of Host REIT has not opted out of the business combination provisions of the MGCL. Consequently, the five-year prohibition and the super-majority vote requirements will apply to a business combination involving Host REIT; however, as permitted by the MGCL, Host REIT's Board of Trustees may elect to opt out of these provisions in the future.

     In addition, also under the MGCL, as applicable to real estate investments, "control shares" acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror, by officers or by trustees who are employees of the trust. "Control shares" are voting shares which, if aggregated with all other such shares previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of trustees of the trust to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the trust may itself present the question at any shareholders meeting.

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     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the trust may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

     The control share acquisition statute does not apply to (a) shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction or (b) acquisitions approved or exempted by the declaration of trust or bylaws of the trust. The Board of Trustees of Host REIT has not opted out of the control share provisions of the MGCL but, as permitted by the MGCL, may elect to opt out of these provisions in the future.

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                            DESCRIPTION OF THE NOTES

     The Notes will be issued under the Indenture between the Operating Partnership and _____________________, as trustee (the "Indenture Trustee"). A copy of the form of Indenture is filed as an exhibit to the Registration Statement of which this Consent Solicitation is a part. The terms of the Notes include those provisions contained in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to and qualified in its entirety by reference to the Indenture. As used in this section, the term "Operating Partnership" means Host Marriott, L.P. and not any of its Subsidiaries, unless otherwise expressly stated or the context otherwise requires.

General

     A separate series of Notes will be issued to Limited Partners of each Partnership who elect to receive Notes in exchange for the OP Units issued to them in the Mergers. The terms of each series of Notes will be substantially identical, except with respect to the provisions for mandatory prepayment of principal, as described below (see "-- Principal and Interest"). The Notes will be direct, senior unsecured and unsubordinated obligations of the Operating Partnership and will rank pari passu with each other and with all other unsecured and unsubordinated indebtedness of the Operating Partnership from time to time outstanding. The Notes will be recourse obligations of the Operating Partnership, but the holders thereof will not have recourse against any partner of the Operating Partnership (including Host REIT, as general partner of the Operating Partnership). The Notes will be effectively subordinated to mortgages and other secured indebtedness of the Operating Partnership to the extent of the value of the property securing such indebtedness. The Notes also will be effectively subordinated to all existing and future third party indebtedness and other liabilities of the Operating Partnership's Subsidiaries (including the Partnerships). As of March 27, 1998, on a pro forma basis assuming the Full Participation Scenario, the Operating Partnership and its Subsidiaries would have had aggregate consolidated debt of approximately $4.6 billion to which the Notes were effectively subordinated or which ranked equal with such Notes.

     The Notes will mature on December 15, 2005 (the "Maturity Date") or approximately seven years following the Closing Date. The Notes are not subject to any sinking fund provisions, although the Operating Partnership is required to make mandatory prepayments of principal in certain events. See "-- Principal and Interest."

     Except as described under "-- Limitations on Incurrence of Debt" and "-- Merger, Consolidation or Sale," the Indenture does not contain any other provisions that would limit the ability of the Operating Partnership or any of its Subsidiaries to incur indebtedness or that would afford Holders (as defined below) of the Notes protection in the event of (i) a highly leveraged or similar transaction involving the Operating Partnership, the management of the Operating Partnership or Host REIT, or any subsidiary of any of them, (ii) a change of control of the Operating Partnership or Host REIT or (iii) a reorganization, restructuring, merger or similar transaction involving the Operating Partnership that may adversely affect the holders of the Notes. In addition, subject to the limitations set forth under "-- Merger, Consolidation or Sale," the Operating Partnership may, in the future, enter into certain transactions such as the sale of all or substantially all of its assets or the merger or consolidation of the Operating Partnership that would increase the amount of the Operating Partnership's indebtedness or substantially reduce or eliminate the Operating Partnership's assets, which may have an adverse effect on the Operating Partnership's ability to service its indebtedness, including the Notes. The Operating Partnership and its management have no present intention of engaging in a highly leveraged or similar transaction involving the Operating Partnership.

     The Notes will be issued in fully registered form.

Principal and Interest

     The principal amount of the Notes with respect to each Partnership will be equal to the Note Election Amount for such Partnership, which will be equal to the Liquidation Value or, if greater, 60% of the Exchange Value for such Partnership.

     The Notes will bear interest at a fixed rate of interest equal __ % per annum, which was determined based on 120% of the applicable federal rate as of the Record Date. Interest will accrue from the closing of the Mergers or from the immediately preceding Interest Payment Date (as defined below) to which interest has been paid, payable semi-annually in arrears on each June 15 and December 15, commencing June 15, 1999 (each, an "Interest Payment Date"), and on the Maturity Date, to the persons (the "Holders") in whose names the Notes are registered in the security register for the Notes at the close of business on the date 15 calendar days prior to such payment day regardless of whether such day is a Business Day, as defined below (each, a "Regular Record Date"). Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. As of May 28, 1998, the interest rate on the Notes would have been approximately 7.0% per annum.

     The principal of each Note payable on the Maturity Date will be paid against presentation and surrender of such Note at the corporate trust office of the Trustee, located initially c/o __________________________________, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

     If any Interest Payment Date or a Maturity Date falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or such Maturity Date, as the case may be. "Business Day" means any day, other than a Saturday or Sunday, on which banking institutions in The City of New York are open for business.

     In the event that, following the closing of the Mergers, any Partnership
(i) sells or otherwise disposes of any Hotel and realizes net cash proceeds in excess of (a) the amount required to repay mortgage indebtedness (outstanding immediately prior to the Mergers) secured by such Hotel or otherwise required to be applied to the reduction of indebtedness of such Partnership and (b) the costs incurred by the Partnership in connection with such sale or other disposition or (ii) refinances (whether at maturity or otherwise) any indebtedness secured by any Hotel and realizes net cash proceeds in excess of
(a) the amount of indebtedness secured by such Hotel at the time of the Mergers, calculated prior to any repayment or other reduction in the amount of such indebtedness in the Mergers and (b) the costs incurred by the Operating Partnership or such Partnership in connection with such refinancing ("Net Cash Proceeds"), the Operating Partnership will be required to prepay an aggregate amount of principal of the series of Notes related to such Partnership equal to 80% of such Net Cash Proceeds, together with interest accrued on the principal being prepaid to the date of prepayment. Notice of any mandatory principal prepayment will be given to Holders of the applicable series at their addresses, as shown in the security register for the Notes, not more than 60 nor less than 30 days prior to the date fixed for prepayment, which date shall be not more than 60 days after the applicable sale or other disposition of such Hotel. The notice of redemption will specify, among other items, the principal amount of the Notes held by each Holder to be redeemed.

Optional Redemption

     The Notes of any series may be redeemed at any time at the option of the Operating Partnership, in whole or from time to time in part, at a redemption price equal to the sum of the principal amount of the Notes being redeemed plus accrued interest thereon to the redemption date (collectively, the "Redemption Price").

     If notice has been given as provided in the Indenture and funds for the redemption of any Notes called for redemption shall have been made available on the redemption date referred to in such notice, such Notes will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the Holders of the Notes will be to receive payment of the Redemption Price.

     Notice of any optional redemption of any Notes will be given to Holders at their addresses, as shown in the security register for the Notes, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the Notes held by such Holder to be redeemed.

     If less than all the Notes of any series are to be redeemed at the option of the Operating Partnership, the Operating Partnership will notify the Indenture Trustee at least 45 days prior to giving notice of redemption (or such shorter period as is satisfactory to the Indenture Trustee) of the aggregate principal amount of Notes to be redeemed and their redemption date. The Indenture Trustee shall select, in such manner as it shall deem fair and appropriate, Notes to be redeemed in whole or in part.

Limitations on Incurrence of Debt

     The Operating Partnership will not, and will not permit a Subsidiary to, incur any Debt (as defined below), other than intercompany Partnership Debt (representing Debt to which the only parties are Host REIT, the Operating Partnership and/or any of their Subsidiaries, but only so long as such Debt is held solely by any of Host REIT, the Operating Partnership and any Subsidiary) that is subordinate in right of payment to the Notes, if, immediately after giving effect to the incurrence of such additional Debt, the aggregate principal amount of all outstanding Debt of the Operating Partnership and its Subsidiaries on a consolidated basis, determined in accordance with GAAP, is greater than 60% of the Total Market Capitalization (as defined below) of the Operating Partnership on the date of such incurrence.

     As used in the Indenture and the description thereof herein:

        "Debt" of the Operating Partnership or any Subsidiary means, without duplication, any indebtedness of the Operating Partnership and its Subsidiaries, whether or not contingent, in respect of (i) borrowed money evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Operating Partnership and its Subsidiaries, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable or (iv) any lease of property by the Operating Partnership and its Subsidiaries as lessee which is reflected in the Operating Partnership's consolidated balance sheet as a capitalized lease in accordance with GAAP, in the case of items of indebtedness under
     (i) through (iii) above to the extent that any such items (other than letters of credit) would appear as a liability on the Operating Partnership's consolidated balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation by the Operating Partnership or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person (other than the Operating Partnership or any Subsidiary) (it being understood that "Debt" shall be deemed to be incurred by the Operating Partnership and its Subsidiaries on a consolidated basis whenever the Operating Partnership and its Subsidiaries on a consolidated basis shall create, assume, guarantee or otherwise become liable in respect thereof; Debt of a Subsidiary of the Operating Partnership existing prior to the time it became a Subsidiary of the Operating Partnership shall be deemed to be incurred upon such Subsidiary's becoming a Subsidiary of the Operating Partnership; and Debt of a person existing prior to a merger or consolidation of such person with the Operating Partnership or any Subsidiary of the Operating Partnership in which such person is the successor to the Operating Partnership or such Subsidiary shall be deemed to be incurred upon the consummation of such merger or consolidation); provided, however, that the term Debt shall not include any such indebtedness that has been the subject of an "in substance" defeasance in accordance with GAAP.

        "Total Market Capitalization" means, as of any date, the sum of (i) the product of (x) the closing price of a Common Share on the NYSE on the immediately preceding trading day times (y) the total number of OP Units then outstanding (including OP Units held by Host REIT), plus (ii) the aggregate liquidation preference of all outstanding preferred units of limited partnership interest in the Operating Partnership, plus (iii) the aggregate principal amount of all outstanding Debt of Host REIT and its subsidiaries on a consolidated basis determined in accordance with GAAP (determined on a pro forma basis after giving effect to the incurrence of any Debt on such date and the application of the proceeds thereof).

        "Subsidiary" means a corporation, partnership, limited liability company, trust, real estate investment trust or other entity a majority of the voting power of the voting equity securities of which are owned, directly or indirectly, by the Operating Partnership or by one or more Subsidiaries of the Operating Partnership, or a partnership or limited liability company, of which the general partner or managing member is the Operating Partnership or a Subsidiary of the Operating Partnership or one or more corporations which, either individually or in the aggregate, would be Significant Subsidiaries (as defined below, except that the investment, asset and equity thresholds for purposes of this definition shall be 5%), the majority of the value of the equity interests of which are owned, directly or indirectly, by the Operating Partnership or by one or more Subsidiaries.

Merger, Consolidation or Sale

     The Operating Partnership may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other corporation, limited liability company, association, partnership, real estate investment trust, company or business trust (any such entity, a "Corporation"), provided that (i) the Operating Partnership shall be the continuing Corporation, or the successor Corporation or its transferees or assignees of such assets (if other than the Operating Partnership) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets by lease (subject to the continuing obligations of the Operating Partnership set forth in the Indenture) or otherwise shall expressly assume payment of the principal of and interest on all the Notes and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture; (ii) the successor Corporation formed by or resulting from any such consolidation or merger or which shall have received the transfer of assets shall be a United States Corporation; (iii) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Operating Partnership or any Subsidiary of the Operating Partnership as a result thereof as having been incurred by the Operating Partnership or such Subsidiary at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (iv) an officer's certificate and legal opinion covering such conditions shall be delivered to the Indenture Trustee.

Events of Default, Notice and Waiver

     The following events are "Events of Default" with respect to the Notes of any series: (i) default for 30 days in the payment of any installment of interest on any Note of such series; (ii) default in the payment of the principal of any Note at its maturity; (iii) default in the payment of any mandatory prepayment of principal on or before the date 90 days after the applicable sale or other disposition of a Hotel giving rise to the obligation to make such prepayment; (iv) default in the performance of any other covenant or warranty of the Operating Partnership contained in the Indenture, such default having continued for 60 days after written notice as provided in the Indenture;
(v) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Operating Partnership or any Significant Subsidiary or any of their respective property; (vi) any other Event of Default provided in the Indenture with respect to the Notes. The term "Significant Subsidiary" means each significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act) of the Operating Partnership.

     If an Event of Default under the Indenture occurs and is continuing, then in every such case the Indenture Trustee or the Holders of not less than 25% in principal amount of the Outstanding Notes (as defined below) may declare the principal amount of all of the Notes to be due and payable immediately by written notice thereof to the Operating Partnership (and to the Indenture Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Notes has been made, but before a judgment or decree for payment of the money due has been obtained by the Indenture Trustee, the Holders of not less than a majority in principal amount of Outstanding Notes may rescind and annul such declaration and its consequences if (i) the Operating Partnership shall have paid or deposited with the Indenture Trustee all required payments of the principal of and interest on the Notes, plus certain fees, expenses, disbursements and advances of the Indenture Trustee and (ii) all Events of Default, other than the nonpayment of accelerated principal of (or specified portion thereof), or premium (if any) or interest on the Notes have been cured or waived as provided in the Indenture. The Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Notes (as defined below) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of or interest payable on any Note or (y) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Note (as defined below) affected thereby.

     The Indenture Trustee will be required to give notice to the Holders of Notes within 90 days of a default under the Indenture unless such default has been cured or waived; provided, however, that the Indenture Trustee may withhold notice to the Holders of any default (except a default in the payment of the principal of or interest on any Note or in the payment of any mandatory prepayment installment in respect of any Note) if specified Responsible Officers (as defined in the Indenture) of the Indenture Trustee consider such withholding to be in the interest of such Holders.

     The Indenture provides that no Holders of Notes may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Indenture Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Notes (as defined below), as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any Holder of Notes from instituting suit for the enforcement of payment of the principal of (and premium, if any) interest on such Notes at the respective due dates thereof.

     Subject to provisions in the Indenture relating to its duties in case of default, the Indenture Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holders of any Outstanding Notes (as defined below) under the Indenture, unless such Holders shall have offered to the Indenture Trustee thereunder reasonable security or indemnity. The Holders of not less than a majority in principal amount of the Outstanding Notes (as defined below) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or of exercising any trust or power conferred upon the Indenture Trustee. However, the Indenture Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Indenture Trustee in personal liability or which may be unduly prejudicial to the Holders of Notes of such series not joining therein.

     Within __ days after the close of each fiscal year, the Operating Partnership must deliver to the Indenture Trustee a certificate, signed by one of several specified officers of Host REIT, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof.

Modification of the Indenture

     Modifications and amendments of the Indenture will be permitted to be made only with the consent of the Holders of not less than a majority in principal amount of all Outstanding Notes (as defined below) which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holders of each such Note affected thereby, (i) change the Stated Maturity of the principal of or premium (if any) or any installment of interest on, any such Note; (ii) reduce the principal amount of, or the rate or amount of interest on, any such Note, (iii) change the place of payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such Note; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any such Note; (v) reduce the above stated percentage of outstanding Notes of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or (vi) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holders of each such Note affected thereby. A Note shall be deemed outstanding (an "Outstanding Note") if it has been authenticated and delivered under the Indenture unless, among other things, such Note has been canceled or redeemed.

     The Indenture provides that the Holders of not less than a majority in principal amount of Outstanding Notes have the right to waive compliance by the Operating Partnership with certain covenants in the Indenture.

     Modifications and amendments of the Indenture will be permitted to be made by the Operating Partnership and the Indenture Trustee without the consent of any Holder of Notes for any of the following purposes: (i) to evidence the succession or addition of another Person to the Operating Partnership as obligor under the Indenture; (ii) to add to the covenants of the Operating Partnership for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Operating Partnership in the Indenture; (iii) to add Events of Default for the benefit of the Holders of the Notes; (iv) to permit or facilitate the issuance of the Notes in uncertificated form, provided, that such action shall not adversely affect the interests of the Holders of Notes in any material respect; (v) to secure the Notes; (vi) to establish the form or terms of additional notes of any series; (vii) to provide for the acceptance of appointment by a successor Indenture Trustee or facilitate the administration of the trusts under the Indenture by more than one Indenture Trustee; (viii) to cure any ambiguity, defect or inconsistency in the Indenture, provided that such action shall not adversely affect the interests of Holders of Notes in any material respect; and (ix) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of Notes or additional notes under the Indenture, provided that such action shall not adversely affect the interests of the Holders of the Notes in any material respect.

     The Indenture contains provisions for convening meetings of the Holders of Notes. A meeting will be permitted to be called at any time by the Trustee, and also, upon request, by the Operating Partnership or the Holders of at least 10% in principal amount of the Outstanding Notes, in any such case upon notice given as provided in the Indenture. Except for any consent that must be given by the Holder of each Note affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present will be permitted to be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Notes of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Notes may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Notes. Any resolution passed or decision taken at any meeting of Holders of Notes duly held in accordance with the Indenture will be binding on all Holders of Notes. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Notes; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Notes, the Persons holding or representing such specified percentage in principal amount of the Outstanding Notes will constitute a quorum.

     Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of Holders of Notes of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Notes affected thereby, or of the Holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting and (ii) the principal amount of the Outstanding Notes that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture.

Satisfaction and Discharge

     The Operating Partnership may discharge certain obligations to Holders of Notes that have not already been delivered to the Indenture Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Indenture Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Notes are payable in an amount sufficient to pay the entire indebtedness on such Notes in respect of principal and interest to the date of such deposit (if such Notes have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be.

No Conversion Rights

     The Notes will not be convertible into or exchangeable for any capital stock of Host REIT or equity interest in the Operating Partnership.

Governing Law

     The Indenture will be governed by and shall be construed in accordance with the laws of the State of New York.

                     COMPARISON OF OWNERSHIP OF PARTNERSHIP
                     INTERESTS, OP UNITS AND COMMON SHARES

     The information below highlights a number of the significant differences between the Partnerships, the Operating Partnership and Host REIT relating to, among other things, form of organization, investment objectives, policies and restrictions, asset diversification, capitalization, management structure, compensation and fees and investor rights, and compares certain legal rights associated with the ownership of Partnership Interests, OP Units and Common Shares, respectively. These comparisons are intended to assist Limited Partners in understanding how their investments will be changed if, as a result of the Mergers and REIT Conversion, their Partnership Interests are exchanged for OP Units, which are redeemable at the option of the holder thereof beginning one year after the REIT Conversion, at the option of Host REIT, for either Common Shares or the cash equivalent thereof. This discussion is summary in nature and does not constitute a complete discussion of these matters, and Limited Partners should carefully review the balance of this Consent Solicitation for additional important information.

--------------------------------------------------------------------------------
   PARTNERSHIPS               OPERATING PARTNERSHIP            HOST REIT
--------------------------------------------------------------------------------

                        Form of Organization and Purpose
                        --------------------------------

 All of the Partnerships     The Operating              Host REIT is a Maryland
 are Delaware limited        Partnership is a           REIT and will be the
 partnerships, except for    Delaware limited           sole general partner of
 Chicago Suites, which is    partnership.  Following    the Operating
 a Rhode Island limited      the Mergers, the           Partnership.  Host REIT
 partnership.  The General   Operating Partnership      will make an election
 Partner of each             will succeed to the        to be taxed as a REIT
 Partnership is Host or a    ownership of the           under the Code and
 wholly owned subsidiary     Participating              intends to maintain its
 of  Host.  The purpose of   Partnerships through       qualification as a
 each Partnership            wholly owned               REIT.  Host REIT's only
 generally includes          subsidiaries.  The sole    significant asset will
 acquiring, operating,       general partner of the     be its interest in the
 selling or disposing of     Operating Partnership      Operating Partnership
 hotel properties or         will be Host REIT.  The    and consequently an
 interests in hotel          Participating              indirect investment in
 properties and engaging     Partnerships, as wholly    the Hotels owned by
 in other activities         owned subsidiaries of      subsidiaries of the
 related or incidental       the Operating              Operating Partnership.
 thereto.                    Partnership, will own      See "Distribution and
                             the Partnership Hotels     Other Policies."
                             and lease them to the
                             Lessees.  Following the
                             REIT Conversion and the
                             Blackstone Acquisition,
                             the Operating
                             Partnership and its
                             subsidiaries initially
                             will own approximately
                             130 full-service hotels
                             operating primarily
                             under the Marriott,
                             Ritz-Carlton, Four
                             Seasons, Swissotel and
                             Hyatt brand names.  The
                             Operating Partnership
                             will seek to invest in a
                             real estate portfolio
                             primarily consisting of
                             upscale and luxury
                             full-service hotels.
                             The business of the
                             Operating Partnership
                             will be limited to and
                             conducted in such a
                             manner as to permit Host
                             REIT at all times to be
                             qualified as a REIT
                             under the Code.  See
                             "Distribution and Other
                             Policies."

--------------------------------------------------------------------------------
   PARTNERSHIPS               OPERATING PARTNERSHIP            HOST REIT
--------------------------------------------------------------------------------

                         Length and Type of Investment
                         -----------------------------

Each of the Partnerships   The Operating Partnership    Host REIT has a
is a finite-life entity    has a stated term of         perpetual term and
which expire as follows:   approximately 100 years.     intends to continue its
Atlanta Marquis, 2085;     Events which may cause the   operations for an
Chicago Suites, 2063;      dissolution of the           indefinite time period.
Desert Springs, 2087;      Operating Partnership        To the extent Host REIT
Hanover, 2086; MDAH,       prior to the expiration of   sells or refinances its
2089; MHP, 2106; MHP2,     the stated term include:     assets, the net
2088 and PHLP, 2080.       (i) the withdrawal of Host   proceeds therefrom will
Other events which may     REIT as general partner      generally be retained
cause the dissolution of   without the permitted        by Host REIT (through
certain Partnerships       transfer of Host REIT's      the Operating
include:  (i) the          interest to a successor      Partnership) for
bankruptcy of the          general partner (except in   working capital and
Partnership, (ii) the      certain limited              other general purposes,
withdrawal or removal of   circumstances), (ii) the     except to the extent
the General Partner,       entry of a decree of         distributions thereof
unless a substitute        judicial dissolution of      must be made to permit
general partner is         the Operating Partnership    Host REIT to qualify as
elected by the Limited     pursuant to the provisions   a REIT for tax
Partners, (iii) the        of the Delaware Act, (iii)   purposes.  See
dissolution or             the entry of a final         "Distribution and Other
bankruptcy of the          non-appealable order for     Policies  Investment
General Partner, unless    relief in a bankruptcy       Policies."
a substitute general       proceeding of the general
partner is elected by      partner, or the entry of a
the Limited Partners,      final non-appealable
(iv) the sale or           judgment ruling that the
disposition of all or      general partner is
substantially all of the   bankrupt or insolvent
property of the            (except that, in either
Partnership or (v) any     such case, in certain
event that makes it        circumstances the limited
unlawful for the           partners (other than Host
business of the            REIT) may vote to continue
Partnership to be          the Operating Partnership
carried on or for the      and substitute a new
Partners to carry it on    general partner in place
in a limited               of Host REIT), or (iv) on
partnership.  Partners     or after December 31,
are entitled to receive    2058, on election by Host
cash distributions out     REIT, in its sole and
of the Partnership's net   absolute discretion. The
operating income, if       Operating Partnership has
any, and to receive cash   no specific plans for
distributions, if any,     disposition of the assets
upon refinancing of a      acquired through the REIT
Partnership's debt or      Conversion or that may be
liquidation of the         subsequently acquired.  To
Partnership's real         the extent the Operating
estate investments.  See   Partnership sells or
"Background and Reasons    refinances its assets, the
for the Mergers and the    net proceeds therefrom
REIT Conversion --         will generally be retained
Background of the          by the Operating
Partnerships."             Partnership for working
                           capital and new
                           investments rather than
                           being distributed to its
                           partners (including Host
                           REIT), except to the
                           extent distributions
                           thereof must be made to
                           permit Host REIT to
                           qualify as a REIT for tax
                           purposes.  See "Background
                           and Reasons for the
                           Mergers and the REIT
                           Conversion -- Reasons for
                           the Mergers" and
                           "Distribution and Other
                           Policies -- Investment
                           Policies."

     The Partnerships are structured to dissolve when the assets of the Partnerships are liquidated (or after approximately 75-120 years, if no liquidation occurs sooner). In contrast, the Operating Partnership and Host REIT generally will constitute an operating company and will reinvest the proceeds of asset dispositions, if any, in new properties or other appropriate investments consistent with the Operating Partnership's and Host REIT's investment objectives.

--------------------------------------------------------------------------------
   PARTNERSHIPS               OPERATING PARTNERSHIP            HOST REIT
--------------------------------------------------------------------------------

                                   Liquidity
                                   ---------

 The Partnership Units in    Each limited partner       The Common Shares of
 each of the Partnerships    will have the right,       Host REIT will be
 represent relatively        beginning one year after   freely transferable
 illiquid investments with   the closing of the         upon registration under
 a limited resale market     Mergers, to exercise       the Securities Act. The
 for such Partnership        his Unit Redemption        Common Shares will be
 Units. The trading volume   Right. Upon redemption,    listed on the NYSE.  A
 of such Partnership Units   such limited partner       public market currently
 in the resale market is     will receive, at the       exists for Host common
 thin and the prices at      election of Host REIT,     stock.  The breadth and
 which Partnership Units     either Common Shares of    strength of this market
 trade are generally not     Host REIT or the cash      will depend upon, among
 equal to their net asset    equivalent thereof in      other things, the
 value (and applicable       exchange for such OP       number of Common Shares
 federal income tax rules    Units.  A limited          outstanding, Host
 and the partnership         partner may in certain     REIT's financial
 agreements of the           circumstances transfer     results and prospects
 Partnerships effectively    his OP Units.  See         and the general
 prevent the development     "Description of OP         interest in Host REIT's
 of a more active or         Units -- Restrictions on   dividend yield compared
 substantial market for      Transfers of OP Units by   to that of other debt
 these interests).  No       Limited Partners."         and equity securities.
 Limited Partner can                                    See "Background and
 require a Partnership to                               Reasons for the Mergers
 dispose of the                                         and the REIT
 Partnership's assets or                                Conversion -- Reasons
 redeem the Limited                                     for the Mergers."
 Partner's interest in the
 Partnership.

     Partnership Units in the Partnerships have a relatively limited resale market. Beginning one year after the Mergers, limited partners of the Operating Partnership (other than Host REIT) will be able to exercise their Unit Redemption Right and receive, at the option of Host REIT, either cash or Common Shares on a one-for-one basis. The Common Shares of Host REIT will be freely transferable upon registration under the Securities Act. Shareholders of Host REIT are expected to achieve liquidity of their investments by trading the Common Shares in the open market.

--------------------------------------------------------------------------------
   PARTNERSHIPS               OPERATING PARTNERSHIP            HOST REIT
--------------------------------------------------------------------------------

                              Nature of Investment
                              --------------------

 The Partnership Interests   The OP Units constitute    The Common Shares
 of each Partnership         equity interests           constitute equity
 constitute equity           entitling each limited     interests in Host REIT.
 interests entitling each    partner to his pro rata    Host REIT is entitled
 partner to his pro rata     share of cash              to receive its pro rata
 share of cash               distributions made to      share of distributions
 distributions made to the   the limited partners of    made by the Operating
 partners of the             the Operating              Partnership with
 Partnership.  The           Partnership.  The          respect to the OP Units
 Partnerships generally      Operating Partnership      it holds, and each
 maintain a policy of        generally intends to       shareholder will be
 long-term ownership for     retain and reinvest        entitled to his pro
 current cash flow and       proceeds of the sale of    rata share of any
 long-term appreciation.     property or excess         dividends or
 The partnership agreement   refinancing proceeds in    distributions paid with
 for each Partnership        its business. See          respect to the Common
 specifies how the cash      "Distribution and Other    Shares.  The dividends
 available for               Policies."                 payable to the
 distribution, whether                                  shareholders are not
 arising from operation,                                fixed in amount and are
 sales or refinancing, is                               only paid if, when and
 to be shared among the                                 as declared by the
 General Partner and the                                Board of Trustees.  In
 Limited Partners.  The                                 order to qualify as a
 distributions payable to                               REIT, Host REIT must
 the partners are not                                   distribute at least 95%
 fixed in amount and                                    of its taxable income
 depend upon the operating                              (excluding capital
 results and net sale or                                gains), and any taxable
 refinancing proceeds                                   income (including
 available from the                                     capital gains) not
 disposition of the                                     distributed will be
 Partnership's assets.                                  subject to corporate
                                                        income tax.  See
                                                        "Distribution and Other
                                                        Policies."

     The limited partnership interests in the Partnerships and the Operating Partnership, and the Common Shares in Host REIT, constitute equity interests in each, respectively. Each limited partner is entitled to his pro rata share of the cash distributions of his respective Partnership or the Operating Partnership, and each shareholder is entitled to his pro rata share of any dividends or distributions of Host REIT which are paid with respect to the Common Shares.

--------------------------------------------------------------------------------
   PARTNERSHIPS               OPERATING PARTNERSHIP            HOST REIT
--------------------------------------------------------------------------------

                         Properties and Diversification
                         ------------------------------

 The investment portfolio    As a result of the REIT    As a result of the REIT
 of each of the              Conversion, the            Conversion, Host REIT
 Partnerships currently      Operating Partnership      will be the sole
 consists of one to eight    will initially own a       general partner and a
 Hotels and certain          portfolio of               substantial limited
 related assets.  The        approximately 120          partner of the
 small number of Hotels in   Hotels.  The ownership     Operating Partnership,
 each Partnership limits     of these Hotels, along     which will initially
 each Partnership's          with future hotel          own a portfolio of
 ability to diversify its    acquisitions by the        approximately 120
 investment risk over        Operating Partnership,     Hotels.
 geographic locations,       will diversify the
 markets and economic        investment risks to
 conditions. See             Limited Partners over a
 "Background and Reasons     broader and more varied
 for the Mergers and the     group of hotels and
 REIT Conversion --          geographic locations and
 Background of the           will reduce the
 Partnerships."              dependence of an
                             investment upon the
                             performance of, and the
                             exposure to the risks
                             associated with, any one
                             or more Hotels currently
                             owned by a Partnership.

     The investment portfolio of each Partnership is currently limited to between one and eight Hotels (and certain related assets) in limited geographic locations. Through the REIT Conversion, and through additional investments that may be made from time to time, Host REIT and the Operating Partnership intend to create an investment portfolio substantially larger, more varied and more geographically diversified than the assets of any of the Partnerships individually. In addition, the larger portfolio will diversify the risks to the limited partners and shareholders over a broader group of Hotels, thereby reducing the dependence of an investment upon the performance of, and the exposure to the risks associated with, any particular Hotel or group of Hotels currently owned by an individual Partnership.

--------------------------------------------------------------------------------
   PARTNERSHIPS               OPERATING PARTNERSHIP            HOST REIT
--------------------------------------------------------------------------------

                      Additional Equity/Potential Dilution
                      ------------------------------------

 Each Partnership was        The Operating             Host REIT may issue
 designed as a finite-life   Partnership is            additional equity
 investment vehicle.  None   authorized to issue OP    securities, including
 of the Partnerships are     Units and other           shares of beneficial
 authorized to raise         partnership interests     interest which may be
 additional funds for (or    (including partnership    classified as one or
 reinvest net sale or        interests of different    more classes or series
 refinancing proceeds in)    series or classes that    of common or preferred
 new investments, absent     may be senior to OP       shares and contain
 amendments to their         Units) as determined by   certain preferences, in
 partnership agreements or   Host REIT, in its sole    the discretion of the
 approval of a majority of   discretion, including     Board of Trustees.  Any
 the outstanding limited     in connection with        proceeds from the
 partnership interests.      acquisitions of           issuance of equity
 Since such Partnerships     properties.  The          securities by Host REIT
 were not structured to      Operating Partnership     must be contributed to
 issue additional equity     may issue OP Units and    the Operating
 securities, there is        other partnership         Partnership in exchange
 little chance for           interests to Host REIT,   for OP Units.  The
 dilution of the partners'   as long as such           issuance of additional
 share of cash available     interests are issued in   equity securities by
 for distribution.           connection with a         Host REIT may result in
                             comparable issuance of    the dilution of the
                             Common Shares of Host     interests of the
                             REIT and proceeds         shareholders, as well as
                             raised in connection      interests of holders of
                             with the issuance of      OP Units in the
                             such shares are           Operating Partnership.
                             contributed to the        See "Distribution and
                             Operating Partnership.    Other Policies --
                             In addition, the          Investment Policies."
                             Operating Partnership
                             may issue additional OP
                             Units upon exercise of
                             the options granted
                             pursuant to option
                             plans or restricted
                             shares issued under
                             restricted share plans
                             or other employee
                             benefit plans adopted
                             by Host REIT.

--------------------------------------------------------------------------------
   PARTNERSHIPS               OPERATING PARTNERSHIP            HOST REIT
--------------------------------------------------------------------------------

                               Borrowing Policies
                               ------------------

 The General Partner of      The Operating             Host REIT is not
 each Partnership is         Partnership may incur     restricted under its
 generally authorized to     debt or enter into        Declaration of Trust
 borrow money from itself    similar credit,           from incurring debt.
 or others and issue         guarantee, financing or   However, under the
 evidence of indebtedness    refinancing               Partnership Agreement,
 necessary, convenient or    arrangements for any      Host REIT, as general
 incidental to the           purpose with any person   partner of the Operating
 accomplishment of the       that is not Host REIT     Partnership, may not
 purposes of the             upon such terms that      incur any debts except
 Partnership.                Host REIT, as sole        those for which it may
                             general partner,          be liable as general
                             determines appropriate;   partner of the Operating
                             provided, that, the       Partnership and certain
                             Operating Partnership     other limited
                             shall not incur any       circumstances.
                             debt that is recourse     Therefore, all
                             to Host REIT, except to   indebtedness incurred by
                             the extent otherwise      Host REIT will be
                             agreed to by Host REIT,   through the Operating
                             in its sole discretion.   Partnership.  Host REIT
                             See "Distribution and     will have a policy of
                             Other Policies --         incurring debt only if
                             Borrowing Policies."      immediately following
                                                       such incurrence the
                                                       debt-to-total market
                                                       capitalization ratio
                                                       would be __% or less.
                                                       The Board of Trustees
                                                       could alter or eliminate
                                                       this policy.  See
                                                       "Distribution and Other
                                                       Policies -- Borrowing
                                                       Policies."


     In conducting their business, each of the Partnerships, Host REIT and the Operating Partnership may incur indebtedness to the extent deemed appropriate by their general partner or Board of Trustees, as the case may be.

--------------------------------------------------------------------------------
   PARTNERSHIPS               OPERATING PARTNERSHIP            HOST REIT
--------------------------------------------------------------------------------

                         Other Investment Restrictions
                         -----------------------------

 The partnership agreements  There are no restrictions  Neither Host REIT's
 of all of the               upon the Partnership's     Declaration of Trust
 Partnerships contain        authority to enter into    nor its Bylaws impose
 restrictions upon the       certain transactions,      any restrictions upon
 acquiring of interests in   including among others,    the types of
 other partnerships or       making investments,        investments that may be
 hotel properties in         lending Operating          made by Host REIT,
 addition to such            Partnership funds or       except that under the
 Partnership's current       reinvesting the            Declaration of Trust,
 assets.  None of the        Operating Partnership's    the Board of Trustees
 Partnerships are            cash flow and net sale     is prohibited from
 authorized to raise         or refinancing proceeds    taking any action that
 additional funds for (or    except (i) restrictions    would terminate Host
 reinvest net sale or        precluding investments     REIT's status as a
 refinancing proceeds in)    by the Operating           REIT, unless a majority
 new investments, absent     Partnership that would     of the shareholders
 amendments to their         adversely affect Host      vote to terminate such
 partnership agreements or   REIT's status as a REIT,   status.  Host REIT's
 approval of a majority of   (ii) general restrictions  Declaration of Trust
 the outstanding limited     on transactions with       and Bylaws do not
 partnership interests.      Affiliates and (iii) the   impose any restrictions
                             Noncompetition Agreement.  upon dealings between
                                                        Host REIT and trustees,
                                                        officers and affiliates
                                                        thereof.  Maryland's
                                                        REIT Law, however,
                                                        requires that the
                                                        material facts of the
                                                        relationship, the
                                                        interest and the
                                                        transaction must be (i)
                                                        disclosed to the Board
                                                        of Trustees and
                                                        approved by the
                                                        affirmative vote of a
                                                        majority of the
                                                        disinterested trustees,
                                                        (ii) disclosed to the
                                                        shareholders and
                                                        approved by the
                                                        affirmative vote of a
                                                        majority of the
                                                        disinterested
                                                        shareholders or (iii)
                                                        in fact fair and
                                                        reasonable.  In
                                                        addition, Host REIT has
                                                        adopted a policy which
                                                        requires that all
                                                        material
                                                        contracts and
                                                        transactions between
                                                        Host REIT and trustees,
                                                        officers or affiliates
                                                        thereof in which such
                                                        person has a material
                                                        financial interest
                                                        must be
                                                        approved by the
                                                        affirmative vote of a
                                                        majority of the
                                                        disinterested trustees.
                                                        Lastly, Host REIT has
                                                        adopted a policy that
                                                        it must conduct its
                                                        investment activities
                                                        through the Operating
                                                        Partnership for so long
                                                        as the Operating
                                                        Partnership exists.
                                                        See "Distribution and
                                                        Other Policies --
                                                        Policies with Respect
                                                        to Other Activities."


     All of the partnership agreements of the Partnerships contain provisions which hinder further investment by the Partnership. The Partnership Agreement permits the Operating Partnership wide latitude in choosing the type of investments to pursue. Host REIT has adopted a policy to conduct all investment activities through the Operating Partnership.

--------------------------------------------------------------------------------
   PARTNERSHIPS               OPERATING PARTNERSHIP            HOST REIT
--------------------------------------------------------------------------------

                               Management Control
                               ------------------

 Under each of the           All management powers      The Board of Trustees
 partnership agreements of   over the business and      will direct the
 the Partnerships, the       affairs of the Operating   management of Host
 General Partners are,       Partnership are vested     REIT's business and
 subject to certain          in Host REIT, as sole      affairs subject to
 limitations, vested with    general partner, and no    restrictions contained
 the exclusive right and     limited partner of the     in Host REIT's
 power to conduct the        Operating Partnership      Declaration of Trust
 business and affairs of     will have any right to     and Bylaws, the
 the Partnership and may     participate in or          Partnership Agreement
 appoint, contract or        exercise control or        and applicable law.
 otherwise deal with any     management power over      The Board of Trustees
 person, including           the business and affairs   will be classified into
 employees of its            of the Operating           three classes of
 affiliates, to perform      Partnership except (i)     trustees, the majority
 any acts or services for    Host REIT, as sole         of which will be
 the Partnership necessary   general partner, may       independent trustees.
 or appropriate for the      not, without written       At each annual meeting
 conduct of the business     consent of all the         of the shareholders,
 and affairs of the          limited partners or such   the successors of the
 Partnership.  A Limited     lower percentage of OP     class of trustees whose
 Partner has no right to     Units as may be            terms expire at that
 participate in the          specifically provided      meeting will be
 management and control of   for in the Partnership     elected.  The policies
 a Partnership and has no    Agreement or the           adopted by the Board of
 voice in its affairs        Delaware Act, take any     Trustees may be altered
 except on certain limited   action in contravention    or eliminated without a
 matters that may be         of the Partnership         vote of the
 submitted to a vote of      Agreement; (ii) Host       shareholders.
 the Limited Partners        REIT, as sole general      Accordingly, except for
 under the terms of the      partner, may not dispose   their vote in the
 partnership agreements of   of all or substantially    elections of trustees
 the Partnerships.  Under    all of the Operating       and their vote in
 each partnership            Partnership's assets       certain major
 agreement, Limited          without the consent of     transactions,
 Partners have the right     the holders of a           shareholders will have
 to remove their General     majority of the            no control over the
 Partner by a majority       outstanding OP Units       ordinary business
 vote (except for Atlanta    (including OP Units held   policies of Host REIT.
 Marquis, which requires a   by Host REIT); and (iii)   The Board of Trustees
 66 2/3% vote of its Class   until December 31, 2058,   cannot change Host
 A limited partner           Host REIT may not cause    REIT's policy of
 interests) subject to       or permit the Operating    maintaining its status
 certain conditions.  Each   Partnership to dissolve    as a REIT, however,
 of the partnership          if more than 10% of the    without the approval of
 agreements permits          limited partners object    a majority of the votes
 removal of the general      to such dissolution.       entitled to be cast
 partner only for breach     Host REIT may not be       thereon.
 of certain provisions of    removed as general
 the partnership             partner by the limited
 agreement, fraud or         partners with or without
 unremedied acts of bad      cause unless Host REIT
 faith or gross              ceases to be a "public
 negligence.  Furthermore,   company."  See "Risk
 the Hanover, MDAH and       Factors -- Risks and
 MHP2 partnership            Effect of the REIT
 agreements allow removal    Conversion --  Reduced
 of the General Partner      Control Over Major
 only if certain favorable   Decisions," "Description
 legal opinions concerning   of OP Units -- Purposes,
 liability of the Limited    Business and Management"
 Partners and tax status     and " Dissolution,
 of the Partnership are      Winding Up and
 obtained.  In all cases     Termination."
 of removal of the General
 Partner, however, the
 Partnership may continue
 only if the Limited
 Partners find a successor
 general partner.


     Under the partnership agreements of the Partnerships and the Partnership Agreement of the Operating Partnership, the general partners are vested with the exclusive right and power to conduct the business and affairs of the partnerships. In both cases, limited partners have no voice in the affairs of the partnership except on certain limited matters. All of the Partnerships permit removal of the General Partner by the Limited Partners with cause. The Partnership Agreement of the Operating Partnership does not permit removal of Host REIT as general partner by the limited partners with or without cause. Under the Declaration of Trust and Bylaws, the Board of Trustees directs the management of Host REIT. Except for their vote in the elections of trustees and their vote in certain major transactions, shareholders have no control over the management of Host REIT.

--------------------------------------------------------------------------------
   PARTNERSHIPS               OPERATING PARTNERSHIP            HOST REIT
--------------------------------------------------------------------------------

                                Fiduciary Duties
                                ----------------

 The Delaware Act and Rhode  Under the Delaware Act,     Under Maryland law,
 Island Act provide that     Host REIT, as general       the trustees must
 the General Partners are    partner of the Operating    perform their duties
 accountable as              Partnership, is             in good faith, in a
 fiduciaries to the          accountable to the          manner that they
 Partnerships and are        Operating Partnership as    reasonably believe to
 required to exercise good   a fiduciary and,            be in the best
 faith, loyalty and          consequently, is required   interests of Host REIT
 integrity in their          to exercise good faith      and with the care of
 dealings in conducting      and integrity in all of     an ordinary prudent
 the affairs of the          its dealings with respect   person in a like
 Partnerships.  The duty     to partnership affairs.     position.  Trustees of
 of good faith requires      However, under the          Host REIT who act in
 that the General Partners   Partnership Agreement,      such a manner
 deal fairly and with        Host REIT, as general       generally will not be
 complete candor toward      partner, is under no        liable to Host REIT
 the Limited Partners.       obligation to consider      for monetary damages
 The duty of loyalty         the separate interests of   arising from their
 requires that, without      the limited partners in     activities.
 the Limited Partners'       deciding whether to cause
 consent, the General        the Operating Partnership
 Partners may not have       to take (or decline to
 business or other           take) any actions, and
 interests that are          Host REIT, as general
 adverse to the interests    partner, is not liable
 of the Partnerships.  The   for monetary damages for
 duty of fair dealing also   losses sustained,
 requires that all           liabilities incurred, or
 transactions between the    benefits not derived by
 General Partners and the    limited partners in
 Partnerships be fair in     connection with such
 the manner in which the     decision, provided that
 transactions are effected   Host REIT, as general
 and in the amount of the    partner, has acted in
 consideration received by   good faith and pursuant
 the General Partners.       to its authority under
                             the Partnership Agreement.


     The General Partners, Host REIT, as general partner of the Operating Partnership, and the Board of Trustees of Host REIT, respectively, owe fiduciary duties to their constituent parties. Although some courts have interpreted the fiduciary duties of the Board of Trustees in the same way as the duties of a general partner in a limited partnership, it is unclear whether, or to what extent, there are differences in such fiduciary duties. It is possible that the fiduciary duties of the trustees of Host REIT to the shareholders may be less than those of the General Partners to the Limited Partners and Host REIT, as general partner of the Operating Partnership, to the limited partners of the Operating Partnership.

     The Partnership Agreement contains a specific provision to the effect that Host REIT, as general partner of the Operating Partnership, is under no obligation to consider the separate interests of the limited partners of the Operating Partnership in taking partnership action. Since the partnership agreements of the Partnerships do not contain such a provision, the fiduciary duties of Host REIT, as general partner of the Operating Partnership, to the limited partners of the Operating Partnership may be less than those of the General Partners to their Limited Partners.

--------------------------------------------------------------------------------
   PARTNERSHIPS               OPERATING PARTNERSHIP            HOST REIT
--------------------------------------------------------------------------------

                    Management Liability and Indemnification
                    ----------------------------------------

 Under the Delaware Act and  Under the Delaware Act,    Host REIT's Declaration
 the Rhode Island Act,       Host REIT, as general      of Trust provides that
 each General Partner is     partner of the Operating   the liability of Host
 liable for the payment of   Partnership, is liable     REIT's trustees and
 partnership obligations     for the payment of the     officers to Host REIT
 and debts, unless           obligations and debts of   and its shareholders
 limitations upon such       the Operating              for money damages is
 liability are expressly     Partnership unless         limited to the fullest
 stated in the document or   limitations upon such      extent permitted under
 instrument evidencing the   liability are stated in    Maryland law.  The
 obligation (e.g., a loan    the document or            Declaration of Trust
 structured as a             instrument evidencing      and Maryland law
 nonrecourse obligation).    the obligation.  Under     provide broad
 Each partnership            the Partnership            indemnification to
 agreement of the            Agreement, the Operating   trustees and officers,
 Partnerships generally      Partnership agrees to      whether serving Host
 provides that the General   indemnify Host REIT or     REIT, or at its
 Partner will not be held    any trustee or officer     request, any other
 liable for any costs        of Host REIT from and      entity, to the fullest
 arising out of its action   against all losses,        extent permitted under
 or inaction except that     claims, damages,           Maryland law.  Host
 the General Partner will    liabilities, joint or      REIT will indemnify its
 be liable for any costs     several, expenses          present and former
 which arise from the        (including legal fees),    trustees and officers,
 General Partner's own       fines, settlements and     among others, against
 fraud, negligence,          other amounts incurred     judgments, penalties,
 misconduct or other         in connection with any     fines, settlements and
 breach of fiduciary duty.   actions relating to the    reasonable expenses
 In cases in which the       operations of the          actually incurred by
 General Partner is          Operating Partnership as   them in connection with
 indemnified, any            set forth in the           any proceeding to which
 indemnity is payable only   Partnership Agreement in   they may be made a
 from the assets of the      which Host REIT or any     party by reason of
 Partnership.                such trustee or officer    their service in those
                             is involved, unless (i)    or other capacities
                             the act or omission of     unless it is
                             Host REIT was material     established that (a)
                             to the matter giving       the act or omission of
                             rise to the proceeding     the trustee or officer
                             and either was committed   was material to the
                             in bad faith or was the    matter giving rise to
                             result of active and       the proceeding and (i)
                             deliberate dishonesty;     was committed in bad
                             (ii) Host REIT or the      faith or (ii) was the
                             other person to be         result of active and
                             indemnified actually       deliberate dishonesty,
                             received an improper       (b) the trustee or
                             personal benefit in        officer actually
                             money, property or         received an improper
                             services or (iii) in the   personal benefit in
                             case of any criminal       money, property or
                             proceeding, Host REIT or   services or (c) in the
                             the other person to be     case of any criminal
                             indemnified had            proceeding, the trustee
                             reasonable cause to        or officer had
                             believe the act or         reasonable cause to
                             omission was unlawful.     believe that the act or
                             The reasonable expenses    omission was unlawful.
                             incurred by Host REIT      However, under Maryland
                             may be reimbursed by the   law, Host REIT may not
                             Operating Partnership in   indemnify for an
                             advance of the final       adverse judgment in a
                             disposition of the         suit by or in the right
                             proceeding upon receipt    of the trust.  The
                             by the Operating           Bylaws of Host REIT
                             Partnership of an          require it, as a
                             affirmation by Host REIT   condition to advancing
                             or the other person to     expenses, to obtain (a)
                             be indemnified of its      a written affirmation
                             good faith belief that     by the trustee or
                             the standard of conduct    officer of his good
                             necessary for              faith belief that he
                             indemnification has been   has met the standard of
                             met and an undertaking     conduct necessary for
                             by Host REIT to repay      indemnification by Host
                             the amount if it is        REIT as authorized by
                             determined that such       the Bylaws and (b) a
                             standard was not met.      written statement by or
                                                        on his behalf to repay
                                                        the amount paid or
                                                        reimbursed by Host REIT
                                                        if it shall ultimately
                                                        be determined that the
                                                        standard of conduct was
                                                        not met.


     In each of the Partnerships, the General Partners will only be held liable for costs which arise from the General Partners' own fraud, negligence, misconduct or other breach of fiduciary duty, and may be indemnified in certain cases. While Host REIT, as general partner of the Operating Partnership, is generally liable for the payment of the obligations and debts of the Operating Partnership, the Operating Partnership generally agrees to indemnify Host REIT, except regarding certain unauthorized acts of Host REIT. The liability of Host REIT's trustees and officers is limited to the fullest extent permitted under Maryland law and such trustees and officers are indemnified by Host REIT to the fullest extent permitted by Maryland law.

--------------------------------------------------------------------------------
   PARTNERSHIPS               OPERATING PARTNERSHIP            HOST REIT
--------------------------------------------------------------------------------

                             Liability of Investors
                             ----------------------

 Under each of the           Under the Partnership      Under Maryland law,
 partnership agreements,     Agreement and the          shareholders are not
 the Delaware Act and the    Delaware Act, the          personally liable for
 Rhode Island Act, the       liability of limited       the debts or
 liability of Limited        partners for the           obligations of Host
 Partners for the            Operating Partnership's    REIT.
 Partnership's debts and     debts and obligations is
 obligations is generally    generally limited to the
 limited to the amount of    amount of their
 their investment in the     investment in the
 Partnership, together       Operating Partnership,
 with an interest in         together with an
 undistributed income, if    interest in
 any.                        undistributed income, if
                             any.


     In the Partnerships and the Operating Partnership, a limited partner's liability is limited to the amount of his investment. Shareholders of Host REIT generally have no liability for the debts and obligations of Host REIT.

--------------------------------------------------------------------------------
   PARTNERSHIPS               OPERATING PARTNERSHIP            HOST REIT
--------------------------------------------------------------------------------

                            Antitakeover Provisions
                            -----------------------

 For each of the             Except in limited          The Declaration of
 Partnerships, a change in   circumstances (see         Trust and Bylaws of
 management may be           "Voting Rights" below)     Host REIT contain a
 effected only by removal    Host REIT, in its          number of provisions
 of the General Partner.     capacity as general        that may have the
 See " Management Control"   partner of the Operating   effect of delaying or
 above for a discussion of   Partnership, has           discouraging a change
 the ability to remove a     exclusive management       in control of Host REIT
 General Partner.  A         power over the business    that might be in the
 transfer of limited         and affairs of the         best interests of
 partnership interests in    Operating Partnership.     shareholders.  These
 a Partnership is            Host REIT may not be       provisions include,
 generally restricted if     removed as general         among others, (i) a
 (i) it is on a day other    partner of the Operating   Board of Trustees with
 than the first day in an    Partnership by the         three-year staggered
 accounting period, (ii)     limited partners with or   terms, (ii) authorized
 it would, when combined     without cause (unless      capital stock that  may
 with the total of other     Host REIT is no longer a   be classified and
 partnership interests       "public company," in       issued as a variety of
 transferred within past     which case the general     equity securities in
 12 consecutive months,      partner may be removed     the discretion of the
 result in the Partnership   for cause).  Under the     Board of Trustees,
 being deemed to have been   Partnership Agreement,     including securities
 terminated within the       Host REIT may, in its      having superior voting
 meaning of Section 708 of   sole discretion, prevent   rights to the Common
 the Code, (iii) it would,   a limited partner from     Shares, (iii)
 in the opinion of           transferring his           restrictions on
 counsel, require the        interest or any rights     business combinations
 filing of a registration    as a limited partner       with persons who
 statement under the         except in certain          acquire more than a
 Securities Act, or would    limited circumstances.     certain percentage of
 otherwise be in violation   Host REIT may exercise     Common Shares, (iv) a
 of any federal or state     this right of approval     requirement that
 securities or blue sky      to deter, delay or         trustees be removed
 laws, (iv) it would         hamper attempts by         only for cause and only
 result in the assignor or   Persons to acquire a       by a vote of
 assignee holding a          majority interest in the   shareholders holding at
 fraction of a partnership   Operating Partnership.     least a majority of all
 unit, (v) it would, in      In addition, Host REIT     the shares entitled to
 the opinion of counsel,     has the power to impose    be cast for the
 result in the Partnership   limits on transfers if,    election of trustees
 being treated as an         and to the extent,         and (v) certain
 association taxable as a    necessary to cause the     ownership limitations
 corporation, (vi) it        Operating Partnership      which are designed to
 would, in the opinion of    not to be a "publicly      protect Host REIT's
 counsel, result in the      traded partnership" that   status as a REIT under
 Partnership failing to      would be taxed as a        the Code.  See
 obtain or continue in       corporation.               "Description of Shares
 effect any license                                     of Beneficial Interest."
 permitting the service or
 sale of alcoholic
 beverages at one or more
 hotels or (vii) it is an
 assignment to a
 tax-exempt entity.  In
 addition to such
 restrictions, the General
 Partners of Atlanta
 Marquis, Chicago Suites,
 Hanover, Desert Springs
 and MHP may, in their
 sole discretion, restrict
 any transfer of limited
 partnership interests.
 In each of the
 Partnerships an assignee
 of a limited partnership
 interest may not become a
 substitute limited
 partner, entitling him to
 vote on matters that may
 be submitted to the
 Limited Partners for
 approval, unless the
 General Partner consents
 to such substitution.


     Certain provisions of the governing documents of the Partnerships, the Operating Partnership and Host REIT could be used to deter attempts to obtain control of the Partnerships, the Operating Partnership and Host REIT in transactions not approved by the General Partners, the general partner of the Operating Partnership or the Board of Trustees, respectively.

--------------------------------------------------------------------------------
   PARTNERSHIPS               OPERATING PARTNERSHIP            HOST REIT
--------------------------------------------------------------------------------

                                 Voting Rights
                                 -------------

 Generally, the Limited      Under the Partnership      Host REIT will be
 Partners of the             Agreement, the limited     managed and controlled
 Partnerships have voting    partners have voting       by a Board of Trustees
 rights only as to major     rights as to the sale of   consisting of three
 partnership transactions    substantially all of the   classes having
 to the extent provided in   assets of the Operating    staggered terms of
 the partnership             Partnership, certain       office.  Each class is
 agreements of each          consolidations and         to be elected by the
 Partnership.  Such voting   mergers and amendments     shareholders at annual
 rights include:             of the Partnership         meetings of Host REIT.
 acquiring of interests in   Agreement.  Otherwise,     Maryland law requires
 other properties,           all decisions relating     that certain major
 incurrence of certain       to the operation and       transactions, including
 debt, merger or             management of the          most amendments to Host
 consolidation with          Operating Partnership      REIT's Declaration of
 another entity, sale of     will be made by Host       Trust, may not be
 all or substantially all    REIT, in its capacity as   consummated without the
 of the assets of a          general partner of the     approval of
 Partnership, certain        Operating Partnership.     shareholders.  Each
 amendments to the           During the Initial         Common Share will have
 partnership agreement,      Holding Period, the        one vote and Host
 expansion of one or more    limited partners have      REIT's Declaration of
 hotels in certain cases     voting rights as to the    Trust permits the Board
 or removal of the General   sale of all or             of Trustees to classify
 Partner.                    substantially all of the   and issue shares of
                             assets of the Operating    capital stock in one or
                             Partnership, a merger      more series having
                             involving the Operating    voting power which may
                             Partnership,  certain      differ from that of the
                             issuances of OP Units      Common Shares.  See
                             and for certain limited    "Description of Shares
                             partners, certain sales    of Beneficial Interest."
                             of hotels that are held
                             by the Operating
                             Partnership.


     The limited partners of the Partnerships and the Operating Partnership have only limited voting rights. The shareholders of Host REIT will have voting rights that permit them to elect the Board of Trustees and to approve or disapprove certain major transactions. See "Risk Factors Reduced Control over Major Decisions."

--------------------------------------------------------------------------------
   PARTNERSHIPS                OPERATING PARTNERSHIP           HOST REIT
--------------------------------------------------------------------------------

Sale
----

 The Atlanta Marquis,        Under the Partnership      Under Maryland law, the
 Desert Springs and          Agreement, Host REIT       Board of Trustees is
 Hanover partnership         generally has the          required to obtain
 agreements allow the sale   exclusive authority to     approval of the
 of all or substantially     determine whether, when    shareholders by the
 all of the assets of the    and on what terms the      affirmative vote of
 partnership to an           assets of the Operating    two-thirds of all the
 unaffiliated buyer          Partnership (including     votes entitled to be
 without the consent of      the Hotels) will be        cast on the matter in
 the Limited Partners.       sold.  See "Description    order to sell all or
 The Chicago Suites          of OP Units  Sales of      substantially all of
 partnership agreement       Assets."  However, Host    the assets of Host
 allows the sale of its      REIT, as general partner   REIT.  No approval of
 Hotel or a material         of the Operating           the shareholders is
 portion of Chicago          Partnership, generally     required for the sale
 Suite's assets with the     may not sell, exchange,    of less than
 consent of a majority of    transfer or otherwise      substantially all of
 the outstanding limited     dispose of all or          Host REIT's assets.
 partnership interests.      substantially all of the
 The MDAH partnership        Operating Partnership's
 agreement allows the sale   assets in a single
 of the Fairview Park        transaction or a series
 Hotel, or more than two     of related transactions
 other MDAH Hotels, only     (including by way of
 with the consent of a       merger, consolidation or
 majority of the             other combination with
 outstanding limited         any other Persons),
 partnership interests       without the consent of
 including any limited       more than 50% of the
 partnership interests       outstanding limited
 held by the General         partnership interests,
 Partner, unless the         including any limited
 General Partner has an      partnership interests
 interest in the             held by Host REIT.  In
 transaction, in which       addition, during the
 case it may not vote its    Initial Holding Period,
 limited partnership         the holders of OP Units
 interests.  The MHP         of the Operating
 partnership agreement       Partnership have certain
 allows the General          voting rights if a vote
 Partner to sell or          of shareholders is
 dispose of any assets of    required.  In connection
 MHP to any person,          with a sale of all or
 provided that if the        substantially all of the
 assets to be disposed of    assets of the Operating
 or sold had an original     Partnership, the
 cost in excess of 25% of    approval of a majority
 the original cost of all    of all outstanding OP
 assets of MHP, the buyer    Units would be required,
 must not be the General     including the OP Units
 Partner or an affiliate     held by Host REIT,
 of the General Partner.     voting as single class
 Furthermore the General     with Host REIT voting
 Partner may not sell,       its OP Units in the same
 assign, pledge, transfer    proportion as its
 or otherwise dispose of     shareholders vote, would
 all or any portion of       be required.  In
 MHP's interest in the       addition, during the
 Harbor Beach Partnership    Initial Holding Period,
 to a person other than      any taxable sale or
 the General Partner, a      sales of Hotels
 general partner of the      representing more than
 Harbor Beach Partnership    10% of the aggregate
 or an affiliate of          Appraised Value of the
 either.  The MHP2           Hotels of any
 partnership agreement       Partnership would
 allows the sale of all or   require, in addition to
 substantially all of the    any other approval
 assets of the MHP2 with     requirements, the
 the consent of a majority   approval of a majority
 of the outstanding          of all outstanding OP
 limited partnership         Units held by persons
 interests, including any    who formerly were
 limited partnership         Limited Partners of such
 interests held by the       Partnership, voting as a
 General Partner, unless     separate class.
 the General Partner has
 an interest in the
 transaction, in which
 case it must vote all of
 its limited partnership
 interests in the same
 manner that the majority
 of "outside" limited
 partnership interests
 which constitute a quorum
 vote.

--------------------------------------------------------------------------------
       PARTNERSHIPS            OPERATING PARTNERSHIP          HOST REIT
--------------------------------------------------------------------------------

Sale (cont'd)
----

The PHLP partnership agreement
allows the sale of an asset
which had an original cost in
excess of 5% of the original
cost basis of all assets of
PHLP only with the consent of
a majority of the outstanding
limited partnership interests
including any limited
partnership interests held by
the General Partner.

     Under each of the partnership agreements, the Partnership Agreement and Host REIT's Declaration of Trust, the sale of assets may be effected with various levels of limited partner or shareholder consent. Under most of the partnership agreements and the Declaration of Trust, the sale of assets which do not amount to all or substantially all of the assets of the Partnerships, the Operating Partnership or Host REIT does not require any consent of the limited partners or shareholders, respectively.

--------------------------------------------------------------------------------
       PARTNERSHIPS            OPERATING PARTNERSHIP          HOST REIT
--------------------------------------------------------------------------------

Sale to the General
Partner or Its Affiliates
-------------------------

The General Partners of     The Operating              The Declaration of
MDAH and MHP2 may cause     Partnership shall not,     Trust has no specified
those Partnerships to       directly or indirectly,    additional requirements
sell all or substantially   sell, transfer or convey   for sales of assets to
all of their assets to      any property to any        affiliates of Host REIT.
its General Partner (or     affiliate of Host REIT
an affiliate of the         that is not also a
General Partner) (A) with   subsidiary of the
the consent of the          Operating Partnership,
Limited Partners holding    except as expressly
of a majority of the        permitted in the
outstanding limited         Partnership Agreement or
partnership interests in    except on terms that are
the Partnership (with, in   fair and reasonable and
the case of MDAH, the       no less favorable to the
General Partner being       Operating Partnership
barred from voting any      than would be obtained
limited partnership         from an unaffiliated
interests it (or its        third party.
affiliate) holds or, in
the case of MHP2, being
required to vote its (or
its affiliate's) limited
partnership interests in
the same manner that the
majority of "outside"
limited partnership
interests which
constitute a quorum vote)
and (B) by complying with
certain notice and
independent appraisal
requirements as follows:
(i) the General Partner
must provide to its
Limited Partners at least
30 days' notice of the
proposed sale, which
notice must set forth the
price and other material
terms and conditions of
the proposed transaction,
(ii) the Partnership must
obtain three appraisals
of the fair market sales
value of the Hotel(s) to
be sold, which appraisals
must be prepared by
independent, nationally
recognized appraisers who
have been selected by the
General Partner and are
experienced in the
valuation of hotel
properties (the cost of
all such appraisals must
be borne by the General
Partner or an affiliate),
(iii) such appraisers may
not have, directly or
indirectly, any material
interest in or material
business or professional
relationship with the
General Partner or any of
its affiliates and the
compensation of each such
appraiser must be
determined in accordance
with a written contract
before such appraisal is
prepared, (iv) the price
at which the sale is
effected must not be less
than the average of the
three amounts determined
by the three appraisers,
disregarding entirely any
appraisal that differs by
more than 20% from the
amount determined by the
appraiser whose
determination is between
the highest and lowest of
the amounts determined by
the three appraisers, (v)
the purchase price must
be payable in cash, (vi)
no real estate commission
may be paid by the
Partnership in connection
with such sale and (vii)
the General Partner must
include copies of such
appraisals with the
above-described notice to
its Limited Partners.

--------------------------------------------------------------------------------
       PARTNERSHIPS            OPERATING PARTNERSHIP          HOST REIT
--------------------------------------------------------------------------------

The General Partners of
Atlanta Marquis, Desert
Springs, Hanover and MHP may
cause those Partnerships to
sell any hotels to the General
Partner or any affiliate (A)
with the consent of Limited
Partners holding of a majority
of the outstanding limited
partnership interests in the
Partnership (with the General
Partners (or their affiliates)
of Desert Springs, Hanover and
MHP being required to vote any
limited partnership interests
it holds in the same manner that
the majority of "outside"
limited partnership interests
which constitute a quorum vote),
and (B) by complying with
certain notice and independent
appraisal requirements as
follows:  (i) the General
Partner must provide notice of
the proposed sale to its Limited
Partners, who thereafter have 30
days to elect a nationally
recognized appraiser having the
approval of the holders of a
majority of the limited
partnership interests, (ii) such
appraiser has 30 days from the
date of election to prepare and
submit to the General Partner an
appraisal of the fair market value
of the Hotel in question, (iii)
the purchaser must submit to the
General Partner an appraisal of
the fair market value of the Hotel,
such appraisal to be submitted
within the time limit provided by
clause (ii) above in the case of
the appraisal to be submitted by
the appraiser elected by the
Limited Partners, and (iv) the
General Partner must thereafter
seek the required consent and
include therewith copies of the
two appraisals.  The Chicago Suites
and PHLP partnership agreements
contain no special provisions
concerning a sale of partnership
assets to the General Partner or
its affiliates.

     Under most of the partnership agreements and the Partnership Agreement, in addition to the general restrictions on sale of assets, there are provisions which must be met when partnership assets are sold to an affiliate of the general partner. Under the Declaration of Trust of Host REIT, however, there are no specified additional requirements.

--------------------------------------------------------------------------------
       PARTNERSHIPS            OPERATING PARTNERSHIP          HOST REIT
--------------------------------------------------------------------------------

Merger
------

The partnership agreement   Under the Partnership      Under Maryland law, the
of MDAH allows a merger     Agreement, Host REIT       Board of Trustees is
of the Partnership with     generally may not cause    required to obtain
the consent of a majority   a merger or                approval of the
of the outstanding          consolidation of the       shareholders by the
limited partnership         Operating Partnership      affirmative vote of
interests, including the    without the consent of a   two-thirds of all the
limited partnership         majority of the            votes entitled to be
interests held by the       outstanding limited        cast on the matter in
General Partner, unless     partnership interests      order to merge or
the General Partner has     (including the limited     consolidate Host REIT.
an interest in the          partnership interests
transaction, in which       held by Host REIT) and
case it may not vote its    the general partner.  In
limited partnership         addition, during the
interests.  Each of the     Initial Holding Period,
Atlanta Marquis, Chicago    the holders of OP Units
Suites, Desert Springs,     of the Operating
Hanover, MHP, MHP2 and      Partnership have certain
PHLP partnership            voting rights if a vote
agreements contain no       of shareholders is
merger provision.  Under    required in connection
the Delaware Act and the    with a merger.  In such
Rhode Island Act, a         case, approval of a
merger of each of these     majority of all
Partnerships may be         outstanding OP Units,
effected upon approval by   including the OP Units
its General Partner and     held by Host REIT,
the holders of a majority   voting as a single class
of the limited              with Host REIT voting
partnership interests of    its OP Units in the same
each class of limited       proportion as its
partner.  In Atlanta        shareholders vote, would
Marquis and PHLP, the       be required.
General Partner may vote
the limited partnership
interests it holds.  In
Chicago Suites, the
General Partner holds no
limited partnership
interests and a merger
may be effectuated by the
affirmative vote of a
majority of the
outstanding limited
partnership interests.
In Desert Springs,
Hanover, MHP and MHP2,
the General Partner (or
its affiliate) must vote
all of its limited
partnership interests in
the same manner as the
majority of limited
partnership interests
constituting a quorum
vote.  A majority of the
limited partnership
interests held by Limited
Partners constitutes a
quorum in each
Partnership.

     Under applicable law, the partnership agreements of the Partnerships, the Partnership Agreement, and the Declaration of Trust of Host REIT, the merger of the respective partnerships and Host REIT is permitted subject to a certain level of limited partner or shareholder consent, respectively.

--------------------------------------------------------------------------------
       PARTNERSHIPS            OPERATING PARTNERSHIP          HOST REIT
--------------------------------------------------------------------------------

Dissolution
-----------

Upon breach of certain      The Operating Partnership   Under Maryland law,
provisions of its           will continue until         the Board of Trustees
partnership agreement,      December 31, 2098, unless   must obtain approval
fraud or unremedied acts    sooner dissolved and        of holders of at least
of bad faith or gross       terminated.  The            two-thirds of the
negligence, each of         Operating Partnership       outstanding Common
Chicago Suites, Hanover,    will be dissolved prior     Shares in order to
MDAH, MHP and MHP2 may be   to the expiration of its    dissolve Host REIT.
dissolved with the          term, and its affairs
consent of a majority of    wound up, with the
the outstanding limited     consent of the limited
partnership interests.      partners who hold 90% of
In the case of Desert       the OP Units (including
Springs, Hanover, MHP and   OP Units held by Host
MHP2, the General Partner   REIT) to dissolve the
must vote any limited       Operating Partnership
partnership interests it    made by Host REIT or with
holds in the same manner    the consent of a majority
that the majority of        of the partners holding
"outside" limited           at least a majority of
partnership interests       the outstanding OP Units
which constitute a quorum   to sell all or
vote.  The Atlanta          substantially all of the
Marquis and PHLP            Operating Partnership's
partnership agreements      assets and properties,
contain no provision        Upon dissolution, Host
concerning the              REIT, as general partner,
requirement of a limited    or any liquidator will
partner vote to effect a    proceed to liquidate the
dissolution.  In the        assets of the Operating
absence of such a           Partnership and apply the
provision, the Delaware     proceeds therefrom in the
Act provides that a         order of priority set
limited partnership may     forth in the Partnership
be dissolved by the         Agreement.
affirmative vote of the
general partner and 66
2/3% of the limited
partnership interests.

     Under each of the partnership agreements, the Partnership Agreement and Host REIT's Declaration of Trust, the respective entities may be dissolved with the consent of a certain percentage of the outstanding interests.

--------------------------------------------------------------------------------
       PARTNERSHIPS            OPERATING PARTNERSHIP          HOST REIT
--------------------------------------------------------------------------------

Amendments
----------

The Atlanta Marquis,        Amendments to the         Amendments to Host
Chicago Suites and PHLP     Partnership Agreement     REIT's Declaration of
partnership agreements      may be proposed by Host   Trust must be approved
allow the General Partner   REIT, as general          by the Board of Trustees
to amend the partnership    partner of the            and by the vote of at
agreement with the          Operating Partnership,    least two-thirds of the
consent of a majority of    or any limited partner    votes entitled to be
the outstanding limited     holding 25% or more of    cast at a meeting of
partnership interests       the limited partnership   shareholders, except
(including those limited    interests.  Subject to    that an amendment of the
partnership interests       certain exceptions,       provisions relating to
held by the General         such proposed amendment   the classified Board of
Partner).  The Desert       must be approved by the   Trustees and the power
Springs, Hanover, MHP and   vote of Host REIT, as     to remove trustees must
MHP2 partnership            general partner, and      be approved by an 80%
agreements allow the        the holders of at least   vote.  An amendment
General Partner to amend    a majority of the         relating to termination
the partnership agreement   outstanding limited       of REIT status requires
with the consent of a       partnership interests     a majority of the votes
majority of outstanding     of the Operating          entitled to be cast
limited partnership         Partnership, including    thereon.
interests, including any    limited partnership
such interests held by      interests held by Host
the General Partner,        REIT.  In addition,
unless the General          with certain
Partner has an interest     exceptions, Host REIT,
in the vote, in which       as general partner, has
case, the General Partner   broad discretion to
must vote any limited       amend the Partnership
partnership interests it    Agreement without the
holds in the same manner    consent of the limited
that the majority of        partners.
"outside" limited
partnership interests
which constitute a quorum
vote.  The MDAH
partnership agreement
allows the General
Partner to amend the
partnership agreement
with the consent of a
majority of outstanding
limited partnership
interests, including
those held by the General
Partner, unless the
General Partner has an
interest in the vote, in
which case the General
Partner will be
prohibited from voting
its limited partnership
interests.  Certain
amendments to the
partnership agreements
generally require the
unanimous consent of the
limited partners,
including:  (i)
converting the interest
of a Limited Partner into
a general partner's
interest; (ii) any act
adversely affecting the
liability of a Limited
Partner; (iii) altering
the interest of a Partner
in net profits, net
losses, gain, loss or
distributions of cash
available for
distribution, sale
proceeds or refinancing
proceeds; (iv) reducing
the percentage of
Partners which is
required to consent to
any action in the
partnership agreement;
(v) limiting in any
manner the liability of
the General Partner or
(vi) causing the
Partnership to be taxed,
for federal income tax
purposes, as an
association taxable as a
corporation.

     Under both the partnership agreements and the Partnership Agreement, amendment to the respective partnership agreement may be made with the consent of the limited partners. Under the provisions of the Partnership Agreement, Host REIT, as general partner of the Operating Partnership, has broad discretion to make amendments even without the consent of the limited partners. Amendment of Host REIT's Declaration of Trust requires the consent of both the Board of Trustees and a certain percentage of the votes entitled to be cast at a meeting of shareholders.

--------------------------------------------------------------------------------
       PARTNERSHIPS            OPERATING PARTNERSHIP          HOST REIT
--------------------------------------------------------------------------------

                      Compensation, Fees and Distributions
                      ------------------------------------

Under the partnership       Host REIT will not         The trustees of Host
agreements of the           receive any compensation   REIT will receive
Partnerships, the General   for its services as        compensation for their
Partners do not receive     general partner of the     services as described
any fees or other           Operating Partnership.     herein under
compensation from their     Host REIT, however, has    "Management."
Partnerships in exchange    the same right to
for their services as       allocations and
general partner.  The       distributions as other
General Partner of each     partners of the
Partnership is entitled,    Operating Partnership.
however, to reimbursement   In addition, the
for the cost of providing   Operating Partnership
any administrative or       will pay (or reimburse
other services rendered     Host REIT for) all
to its Partnership.  The    expenses that Host REIT
General Partners are also   incurs (subject to
entitled to distributions   several very limited
with respect to their       exceptions), including
respective percentage       expenses incurred
interests in the            relating to the REIT
Partnerships, as well as    Conversion, the ongoing
certain additional          operation of Host REIT
back-end participations     and any other offering
in cash flow and excess     of additional OP Units
sale and refinancing        or Common Shares,
proceeds after the          including all expenses,
Limited Partners have       damages and other
received certain            payments resulting from
investment returns.  See    or arising in connection
"Background and Reasons     with litigation related
for the Mergers and the     to any of the foregoing,
REIT Conversion --          and expenses for federal
Reimbursements and          state and local income
Distributions to the        taxes incurred by Host
General Partners."          REIT.

  Neither the General Partners nor Host REIT, as general partner of the Operating Partnership, receive compensation in exchange for their services as general partner. The trustees of Host REIT, however, do receive compensation for their services as trustees.

                              ERISA CONSIDERATIONS

Status of Host REIT and the Operating Partnership Under ERISA

     This section discusses the extent to which the fiduciary requirements of ERISA and the prohibited transaction provisions of ERISA and the Code would apply to Host REIT or the Operating Partnership because one or more investors in Host REIT or the Operating Partnership is an ERISA Plan or Other Plan.

     If the underlying assets of Host REIT are deemed to be assets of an investing ERISA Plan and Other Plan ("Plan Assets"), (i) the prudence standards and other provisions of Part 4 of Title I of ERISA and the prohibited transaction provisions of ERISA and the Code would be applicable to any transactions involving Host REIT's assets, and (ii) persons who exercise any authority or control over Host REIT's assets, or who provide investment advice to Host REIT for a fee or other compensation, would be (for purposes of ERISA and the Code) fiduciaries of ERISA Plans and Other Plans that acquire Common Shares of Host REIT. Similarly, if the underlying assets of the Operating Partnership are deemed to be Plan Assets, (i) the prudence standards and other provisions of Part 4 of Title I of ERISA and the prohibited transaction provisions of ERISA and the Code would be applicable to any transactions involving the Operating Partnership's assets, and (ii) persons who exercise any authority or control over the Operating Partnership's assets, or who provide investment advice to the Operating Partnership for a fee or other compensation, would be (for purposes of ERISA and the Code) fiduciaries of ERISA Plans and Other Plans that acquire Common Shares of Host REIT.

     The United States Department of Labor ("DOL"), which has certain administrative responsibility over ERISA Plans and certain Other Plans, has issued a regulation defining plan assets for certain purposes ("DOL Regulation"). The DOL Regulation generally provides that when an ERISA Plan or Other Plan acquires a security that is an equity interest in an entity and that security is neither a "publicly offered security" nor a security issued by an investment company registered under the 1940 Act, the assets of the ERISA Plan or Other Plan include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless it is established either that the entity is an "operating company" (as defined in the DOL Regulation) or that equity participation in the entity by "benefit plan investors" is not "significant."

     The DOL Regulation defines a "publicly offered security" as a security that is "widely-held," "freely transferable," and either part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days, or such later time as may be allowed by the Commission (the "Registration Period"), after the end of the fiscal year of the issuer during which the offering occurred). Host REIT anticipates that the Common Shares will be considered "publicly offered securities," and therefore the underlying assets of Host REIT would not be deemed to be Plan Assets of any ERISA Plan or Other Plan that invests in the Common Shares.

     The DOL Regulation defines "benefit plan investors" to consist of any employee benefit plan as defined in section 3(3) of ERISA, any Other Plan, or any entity whose underlying assets include Plan Assets by reason of an employee benefit plan's investment in the entity. Equity participation in an entity by "benefit plan investors" is deemed "significant" if, immediately after the most recent acquisition of any equity interest in the entity, 25% or more of the value of any class of equity interest is held by "benefit plan investors." Furthermore, for purposes of determining the percentage interest in a class of equity held by "benefit plan investors," the value of interests held by persons who either have discretionary authority or control over the entity's assets, or who provide investment advice for a fee, or are affiliates of such persons, is disregarded.

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

     Based upon the value of the interests in the Partnerships owned by "benefit plan investors" relative to the value of the interests in the Partnerships owned by other Partnership investors, and the expected Exchange Value for each of the Partnerships, the Operating Partnership believes that immediately following the REIT Conversion "benefit plan investors" will not own a "significant" percentage of OP Units, and, thus, the underlying assets of the Operating Partnership will not constitute Plan Assets of any ERISA Plan or Other Plan that owns OP Units. Furthermore, the Partnership Agreement will restrict ownership of OP Units by benefit plan investors to less than 25%.

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                       FEDERAL INCOME TAX CONSIDERATIONS

Introduction

     The following discussion summarizes the federal income tax considerations reasonably anticipated to be material to a Limited Partner in connection with
(i) the acquisition of the Partnerships by the Operating Partnership through the mergers of the Merger Partnerships into the Partnerships and the resulting distribution of OP Units to the Limited Partners; (ii) the ownership and subsequent disposition by the Limited Partners of such OP Units; (iii) the acquisition and ownership of Notes received by Limited Partners who elect to tender the OP Units received in the Mergers to the Operating Partnership in exchange for Notes (the "Note Election"); and (iv) the ownership and disposition of Common Shares that could be issued to Limited Partners upon the exercise of their Unit Redemption Right. The following discussion is intended to address only those federal income tax considerations that are generally applicable for all Limited Partners in the Partnerships. Accordingly, it does not discuss all aspects of federal income taxation that might be relevant to a specific Limited Partner in light of his particular investment or tax circumstances. Therefore, it is imperative that a Limited Partner review the following discussion and consult with his own tax advisors to determine the interaction of his individual tax situation with the anticipated tax consequences of the Mergers and the REIT Conversion and the subsequent ownership and disposition of OP Units, Notes and/or Common Shares, as applicable.

     The following discussion provides general information only, is not exhaustive of all possible tax considerations, and is not intended to be (and should not be construed as) tax advice. For example, this summary does not give a detailed description of any state, local or foreign tax considerations. In addition, the discussion does not purport to deal with all aspects of taxation that may be relevant to Limited Partners subject to special treatment under the federal income tax laws, including, without limitation, insurance companies, financial institutions or broker-dealers, tax-exempt organizations (except to the extent discussed under the heading "Taxation of Tax-Exempt Shareholders of Host REIT") or foreign corporations and persons who are not citizens or residents of the United States (except to the extent discussed under the heading "Taxation of Non-U.S. Shareholders of Host REIT").

     The information in this section is based on the Code, current, temporary and proposed Treasury Regulations thereunder, the legislative history of the Code, current administrative interpretations and practices of the IRS (including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS), and court decisions, all as of the date hereof. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change the current law or adversely affect existing interpretations of current law.
Any such change could apply retroactively to transactions preceding the date of the change. No assurance can be provided that the statements set forth herein (which do not bind the IRS or the courts) will not be challenged by the IRS or will be sustained by a court if so challenged. With the one exception described in the next sentence below, neither Host REIT, the Operating Partnership nor the General Partners have requested or plan to request any rulings from the IRS concerning the tax consequences of the Mergers or the treatment of either the Operating Partnership or Host REIT subsequent to the REIT Conversion. The Operating Partnership has requested from the IRS a ruling to the effect that certain indebtedness that might be incurred by the Operating Partnership that is not secured by any particular property of the Operating Partnership, the proceeds of which may be used to repay indebtedness of the Operating Partnership or one or more Hotel Partnerships after the REIT Conversion, would qualify as "nonrecourse liabilities" for purposes of Code Section 752 and as "qualified nonrecourse financing" for purposes of Code Section 465. This ruling request is discussed below, in "Tax Consequences of the Mergers -- IRS Ruling Request Regarding Allocation of Partnership Liabilities."

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

     Host REIT, the Operating Partnership and the General Partners have obtained an opinion of counsel to the effect that the discussion set forth in this section, to the extent it contains descriptions of applicable federal income tax law, is correct in all material respects. Such opinion, however, does not purport to address the tax consequences of the Mergers and the REIT Conversion to any particular Limited Partner in a Partnership in light of his particular circumstances, nor does it purport to predict whether, and the extent to which, future events and transactions, only some of which may be within the control of Host REIT and/or the Operating Partnership, will have a material adverse impact on the income tax positions of Limited Partners, either in particular Partnerships or as a whole.

     The following description does not address the income tax consequences of the Mergers for Host or the General Partners.

     The following discussion is not intended to be, and should not be construed by a Limited Partner as, tax advice. THE SPECIFIC TAX ATTRIBUTES OF A PARTICULAR LIMITED PARTNER COULD HAVE A MATERIAL IMPACT ON THE TAX CONSEQUENCES OF THE MERGERS, THE SUBSEQUENT OWNERSHIP AND DISPOSITION OF OP UNITS OR NOTES AND/OR THE SUBSEQUENT OWNERSHIP AND DISPOSITION OF COMMON SHARES. THEREFORE, IT IS ESSENTIAL THAT EACH LIMITED PARTNER CONSULT WITH HIS OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE FEDERAL INCOME TAX LAWS TO SUCH LIMITED PARTNER'S PERSONAL TAX SITUATION, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, OR FOREIGN TAXING JURISDICTION. THE FOLLOWING DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING, AND A LIMITED PARTNER SHOULD RELY ONLY ON THE ADVICE OF HIS OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE MERGERS AND THE REIT CONVERSION AND THE SUBSEQUENT OWNERSHIP AND DISPOSITION OF OP UNITS, NOTES AND/OR COMMON SHARES.

Summary of Tax Opinions

     Hogan & Hartson L.L.P. ("Hogan & Hartson"), counsel to Host REIT, Host and the Operating Partnership, has provided to Host REIT and the Operating Partnership an opinion letter (substantially in the form of Appendix C hereto) as to certain federal income tax consequences to the Operating Partnership and the Limited Partners resulting from the REIT Conversion and the Mergers. The opinion letter is based upon certain assumptions and certain representations provided by Host REIT, Host, the Operating Partnership and the Hotel Partnership General Partners. These representations generally involve factual matters relating to the organization, ownership and operations (including the income, assets, businesses, liabilities and properties) of the Partnerships and the Hotels contributed to the Operating Partnership by Host and the Blackstone Entities prior to the REIT Conversion and the Mergers and of Host REIT, the Operating Partnership and the Partnerships following the REIT Conversion and the Mergers.

     The specific opinions that Hogan & Hartson has provided (as they relate to the Limited Partners and the impact on them of the Mergers and the REIT Conversion) are:

     1. The proposed method of operation of the Operating Partnership is such that it and each of the Partnerships will be treated as a partnership for federal income tax purposes and will not be subject to tax as a corporation or an association taxable as a corporation.

     2. Except for any gain attributable to the sale of personal property to a Non-Controlled Subsidiary in connection with the REIT Conversion, the Mergers will not result in the recognition of taxable gain or loss at the time of the Mergers to a Limited Partner

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

          (i) who does not exercise his Unit Redemption Right on a date sooner than the date two years after the date of the consummation of the Mergers; (ii) who does not receive a cash distribution (or a deemed cash distribution resulting from relief from liabilities, including as a result of the prepayment of certain indebtedness) in connection with the Mergers in excess of such Limited Partner's aggregate adjusted basis in his Partnership Interest at the time of the Mergers; (iii) who does not receive a Note upon the exercise of his right to make the Note Election; (iv) who is not required to recognize gain by reason of the exercise by another Limited Partner in the same Partnership of his right to make the Note Election; and (v) whose "at risk" amount does not fall below zero as a result of the Mergers.

     3. The Unit Redemption Right will not be considered "other consideration" such that its receipt in the Mergers would result in a Limited Partner being treated under the "disguised sale" rules as having sold all or a portion of his Partnership Interest to the Operating Partnership in the Mergers.

     4. A Limited Partner's exercise of his Unit Redemption Right more than two years after the date of consummation of the Mergers will not cause the Mergers to constitute a taxable transaction for the Limited Partner (or for the other Limited Partners in the same Partnership).

     5. It is more likely than not that a Limited Partner's exercise of his Unit Redemption Right more than one year after the date of consummation of the Mergers but less than two years after such date will not cause the Mergers to constitute a taxable transaction for the Limited Partner (or for the other Limited Partners in the same Partnership).

     6. Although the matter is not free from doubt, a Limited Partner who does not exercise his right to make the Note Election should not be required to recognize gain by reason of the exercise of such right by another Limited Partner in the same Partnership. In any event, such Limited Partner would not recognize gain in excess of the amount of such Limited Partner's allocable share of such gain (determined pursuant to his Partnership's partnership agreement).

     7. A Limited Partner's relief from Partnership liabilities allocable to such Limited Partner in connection with the Mergers and the REIT Conversion and/or any subsequent repayment of certain indebtedness encumbering the Hotels will not cause such Limited Partner to recognize taxable gain at the time of the Mergers unless (and only to the extent that) the amount thereof exceeds such Limited Partner's adjusted basis in his Partnership Interest at the time of the Mergers.

     8. The discussion herein under the heading "Federal Income Tax Considerations," to the extent it contains descriptions of applicable federal income tax law, is correct in all material respects.

     In addition, on the Closing Date, Hogan & Hartson expects to provide to Host REIT and the Operating Partnership an opinion letter (substantially in the form of Appendix D hereto) to the effect that (i) Host REIT, beginning with its first taxable year commencing after the REIT Conversion, will be organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code; and (ii) the Leases will be respected as leases for federal income tax purposes. This opinion letter will be based upon certain assumptions and certain representations provided by Host REIT, Host, the Operating Partnership and the Hotel Partnership general partners. These representations generally will involve factual matters relating to the organization,

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

ownership and operations (including the income, assets, businesses, liabilities and properties) of Host REIT, the Operating Partnership, the Hotel Partnerships, the Subsidiary Partnerships (as defined below), the Non-Controlled Subsidiaries, and SLC and the Lessees following the REIT Conversion.

     The opinions already rendered by Hogan & Hartson are based on the Code and Treasury Regulations in effect on the date hereof, current administrative interpretations and positions of the IRS and existing court decisions, and the opinions to be rendered by Hogan & Hartson L.L.P. on the Closing Date will be based on the same authorities as of the Closing Date. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change the law or the above conclusions reached by counsel. In addition, any such change could apply retroactively to transactions preceding the date of change. Moreover, opinions of counsel merely represent counsel's best judgment with respect to the probable outcome on the merits and are not binding on the IRS or the courts.
Accordingly, even if there is no change in applicable law, no assurance can be provided that such opinions (which do not bind the IRS or the courts) will not be challenged by the IRS or will be sustained by a court if so challenged. With the exception of the ruling request described below in "Tax Consequences of the Mergers -- IRS Ruling Request Regarding Allocation of Partnership Liabilities," neither Host REIT, the Operating Partnership nor the General Partners have requested or plan to request any rulings from the IRS concerning the tax consequences of the Mergers or the treatment of either the Operating Partnership or Host REIT subsequent to the REIT Conversion.

Tax Status of the Operating Partnership

     An entity classified as a partnership for federal income tax purposes generally is not itself a taxable entity and incurs no federal income tax liability. Therefore, partners are required to take into account in computing their federal income tax liability their allocable shares of income, gains, losses, deductions and credits of the partnership, regardless of whether cash distributions are made by the partnership to the partners. A distribution of money by a partnership to a partner generally is not taxable unless the amount of the distribution is in excess of the partner's adjusted basis in his partnership interest.

     Pursuant to Treasury Regulations under Section 7701 of the Code, a partnership will be treated as a partnership for federal income tax purposes unless it elects to be treated as a corporation or would be treated as a corporation because it is a "publicly traded partnership." Neither the Operating Partnership, any of the Hotel Partnerships, nor any of the partnerships or limited liability companies in which either the Operating Partnership or the Hotel Partnerships will have an interest following the REIT Conversion (the "Subsidiary Partnerships") will elect to be treated as a corporation, and therefore, subject to the disclosure below, each will be treated as a partnership for federal income tax purposes (or if it has only one partner or member, disregarded entirely for federal income tax purposes).

     Pursuant to Section 7704 of the Code, however, a partnership that does not elect to be treated as a corporation nevertheless will be treated as a corporation for federal income tax purposes if it is a "publicly traded partnership," unless at least ninety percent (90%) of its income consists of "qualifying income" under that section. A "publicly traded partnership" is any partnership (i) the interests in which are traded on an established securities market, or (ii) the interests in which are readily tradable on a "secondary market (or the substantial equivalent thereof)." OP Units will not be traded on an established securities market. There is a significant risk, however, that after the Unit Redemption Right becomes exercisable, the OP Units would be considered readily tradable on the substantial equivalent of a secondary market.

     Hogan & Hartson is of the opinion, based upon representations by Host REIT and the Operating Partnership as to the expected ownership and operations of the Operating Partnership,

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

that even if the Operating Partnership were considered to be a publicly traded partnership because OP Units were considered to be readily tradable on the substantial equivalent of a secondary market, the proposed method of operation of the Operating Partnership is such that it will qualify as a partnership for federal income tax purposes because it will have sufficient "qualifying income." In this regard, the income requirements generally applicable to REITs and the definition of "qualifying income" under Section 7704 of the Code are similar in most key respects. There is one significant difference, however, that is relevant to the Operating Partnership. For a REIT, rent from a tenant does not qualify as "rent from real property" if the REIT and/or one or more actual or constructive owners of 10% or more of the REIT actually or constructively own 10% or more of the tenant; under Section 7704 of the Code, however, rent from a tenant is not qualifying income if a partnership and/or one or more actual or constructive owners of 5% or more of the partnership actually or constructively own 10% or more of the tenant. A substantial majority of the Operating Partnership's income will come from rent payments by the Lessees, which will be indirect controlled subsidiaries of SLC. Accordingly, because The Blackstone Group, Host REIT and any owner of 10% or more of Host REIT will own (or be deemed to own) 5% or more of the Operating Partnership, if The Blackstone Group, Host REIT, and/or any owner of 10% or more of Host REIT were to own (or be deemed to own) 10% or more of SLC, none of the rent from the Lessees would be qualifying income for purposes of determining whether the Operating Partnership should be taxed as a corporation. In order to avoid this result, the SLC Articles of Incorporation expressly provide that no person, including The Blackstone Group, Host REIT, and any owner of 10% or more of Host REIT, may own more than 9.8% by value of the interests in SLC, and the SLC Articles of Incorporation contain self-executing mechanisms intended to enforce this prohibition. In addition, the Partnership Agreement prohibits any person or entity (other than The Blackstone Group and Host REIT) from owning, actually and/or constructively, more than 4.9% of the Operating Partnership, and Host REIT's Declaration of Trust prohibits any person or entity (including The Blackstone Group and the Marriott family as a group) from owning, actually and/or constructively, more than 9.8% of the total outstanding stock, by value, of Host REIT. Assuming that all of these prohibitions are enforced at all times, then so long as the Operating Partnership's income is such that Host REIT could meet the gross income tests applicable to REITs (see "Federal Income Taxation of Host REIT Following the Mergers -- Income Tests Applicable to REITs" and "-- Ownership of Partnership Interests by a REIT"), the Operating Partnership's "qualifying income" should be sufficient for it to avoid being classified as a corporation even if it were considered a publicly traded partnership.

     If the Operating Partnership were considered a publicly traded partnership (because the OP Units were considered readily tradable on the substantial equivalent of a secondary market) but not treated as a corporation for federal income tax purposes (because it meets the "qualifying income" exception), a Limited Partner still could be subject to certain special rules applicable to publicly traded partnerships. In particular, if the Operating Partnership were a publicly traded partnership, a Limited Partner would be unable to use passive losses from other passive activities including losses attributable to the Partnerships for periods prior to the Mergers to offset his allocable share of Operating Partnership gain and income. Conversely, any Operating Partnership losses allocable to a Limited Partner could be used only as an offset against such Limited Partner's allocable share of Operating Partnership income and gain and not against income and gain from other passive activities.

     The entire discussion of the federal income tax consequences of the Mergers and the subsequent ownership of OP Units is based on the Operating Partnership being classified as a partnership for federal income tax purposes. If the Operating Partnership instead were taxable as a corporation, most, if not all, of the tax consequences described below would be inapplicable. In particular, the Operating Partnership itself would be subject to federal and state income tax, thereby reducing the cash available for distribution to holders of OP Units. Under such circumstances, the Mergers should be treated for federal income tax purposes as contributions of the Partnership Interests to a corporation under Section 351 of the Code, and accordingly, a Limited Partner would recognize gain or loss on the transaction to the extent that the Partnership liabilities allocable to the Limited Partner at the time of the Mergers (see "Tax Consequences of the Mergers -- Relief from

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

Liabilities/Deemed Cash Distribution" below) exceeded the Limited Partner's adjusted basis in his Partnership Interest (i.e., the Limited Partner had a "negative capital account"). Finally, under such circumstances, Host REIT would not qualify as a REIT because the value of Host REIT's ownership interest in the Operating Partnership would exceed 5% of Host REIT's assets and Host REIT would be considered to hold more than 10% of the voting securities of another corporation (see "Federal Income Taxation of Host REIT Following the Mergers -- Asset Tests Applicable to REITs"), which would adversely affect the value of the Common Shares (and, indirectly, the value of the OP Units) (see "Federal Income Taxation of Host REIT Following the Mergers -- Failure of Host REIT to Qualify as a REIT"). However, as described above, Hogan & Hartson, counsel to the Operating Partnership, is of the opinion that the proposed method of operation of the Operating Partnership (as represented by the Operating Partnership and Host) is such that it will be treated as a partnership for federal income tax purposes and will not be subject to tax as a corporation or an association taxable as a corporation. As noted previously, an opinion of counsel does not bind the courts, and no assurance can be provided that such opinion will not be challenged by the IRS or will be sustained by a court if so challenged.

Tax Consequences of the Mergers

     Overview. As described in greater detail above (see "The REIT conversion and the Mergers"), the Operating Partnership will acquire the Partnerships through the mergers of the Merger Partnerships into the Partnerships, resulting in the receipt of OP Units by the Partners of the Partnerships. The Operating Partnership intends that the Mergers will be treated for federal income tax purposes as the transfer by the Partners of their interests in the Partnerships to the Operating Partnership in exchange for OP Units, and the discussion herein assumes that the Mergers will be so treated. There can be no assurance, however, that the IRS will not seek to recharacterize each Merger as either (i) the liquidation of a Partnership followed by the distribution by the Partnership of its assets to its Partners and the subsequent transfers by such Partners of such assets to the Operating Partnership in exchange for OP Units or (ii) the transfer by a Partnership of its assets to the Operating Partnership in exchange for OP Units and the subsequent distribution of such OP Units to its Partners. For a discussion of the tax consequences that would occur if the Mergers are recharacterized in either of these two alternative manners, see "-- Alternative Recharacterizations of the Mergers."

     Section 721 of the Code provides that no gain or loss is recognized in the case of a contribution of property to the partnership in exchange for an interest in the partnership. The nonrecognition rule of Section 721 ordinarily applies even when the property transferred is subject to liabilities (so long as the assumption of such liabilities does not result in a deemed distribution of cash in excess of a transferor's basis in the property transferred to a partnership). Accordingly, Section 721 generally would apply to prevent the recognition of gain by a Limited Partner in the Mergers. However, there are several potential exceptions to the availability of nonrecognition treatment under Section 721, including the following:

     1. Any decrease in a contributing partner's liabilities (including its share of liabilities with respect to a partnership interest contributed to another partnership), if not offset by a corresponding increase in the partner's share of other partnership liabilities, could cause the partner to recognize taxable gain as a result of the partner being deemed to have received a cash distribution from the partnership. This recognition of gain could occur even if the decrease arose in connection with a contribution that would otherwise qualify for tax-free treatment under Section 721 of the Code. A decrease in a partner's liabilities (and a resulting deemed cash distribution) also might occur after a contribution upon a repayment by the partnership of part or all of such liabilities. For example, a Limited Partner would be deemed to receive a cash distribution upon the prepayment or repayment of existing indebtedness of his Partnership, unless such prepayment or repayment were accompanied by the incurrence of new debt in an equal or greater amount that would be considered

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

to be nonrecourse liabilities properly attributable to the Hotels owned by the Partnership whose existing debt was repaid.

     2. A contribution of property that is treated in whole or in part as a "disguised sale" of the contributed property under the Code.

     3. A contribution of property to a partnership that is classified as an "investment company" under the Code.

     4.  Recapture under Section 465(e) of the Code.

     The Operating Partnership, the General Partners and Hogan & Hartson believe that the foregoing exceptions, which are discussed in greater detail below, should not result in the recognition of taxable gain or loss at the time of the Mergers to a Limited Partner (i) who does not receive a distribution (or a deemed distribution resulting from relief from liabilities) that exceeds such Limited Partner's aggregate adjusted basis in his OP Units after the Mergers; and (ii) whose at risk amount does not go below zero as a result of the Mergers. See, however, "-- Taxable Income Attributable to Sales of Personal Property in Connection with the REIT Conversion." The Operating Partnership, the General Partners and Hogan & Hartson also believe that a Limited Partner who acquired his Partnership Interest in the original offering of such Interests and who has held such Interest at all times since (a) should not be considered to receive, as a result of the Mergers, a distribution (or a deemed distribution resulting from relief from liabilities) that exceeds such Limited Partner's aggregate adjusted basis in his OP Units at the time of the Mergers, and (b) should not have his "at risk" amount fall below zero as a result of the Mergers. See "-- Assumptions Used in Determining Tax Consequences of the Mergers" below. (The adjusted tax basis of a Limited Partner who did not acquire his Partnership Interest in the original offering of such Interests for cash, however, could vary materially from that of a Limited Partner who did so, and, thus, the Mergers could result in the receipt by such Limited Partner of a distribution (or deemed distribution) of cash in excess of such Limited Partner's adjusted tax basis in his Partnership Interest and/or a reduction in his "at risk" amount below zero, either of which could result in the recognition of income or gain by such Limited Partner.)

     Even if a Limited Partner does not recognize gain at the time of the Mergers as a result of the foregoing exceptions to nonrecognition treatment, a variety of events and transactions subsequent to the Mergers (including a sale or other disposition of one or more Hotels owned by the Partnerships or a refinancing or repayment of indebtedness currently secured by one or more of the Hotels owned by the Partnerships) could cause a Limited Partner to recognize all or part of the gain that has been deferred through the Mergers. See "-- Effect of Subsequent Events" below. Certain Hotels (including all of the Blackstone Hotels) will be covered by agreements with third parties which will restrict the Operating Partnership's ability to dispose of those properties or refinance their indebtedness. In addition, if Atlanta Marquis chooses to participate in the Mergers, the Operating Partnership will succeed to an existing agreement that will restrict its ability to dispose of the Hotel owned by Atlanta Marquis or refinance the indebtedness secured by such Hotel for approximately 11 1/2 years following the Mergers. As for the remaining properties (including the Hotels owned by the Partnerships other than Atlanta Marquis), the Partnership Agreement of the Operating Partnership does not impose any restrictions on the Operating Partnership's ability to dispose of the Hotels or to refinance indebtedness secured by the Hotels. In addition, the Partnership Agreement expressly provides that Host REIT, as general partner of the Operating Partnership, is not required to take into account the tax consequences for the limited partners in the Operating Partnership in deciding whether to cause the Operating Partnership to undertake specific transactions and the limited partners, as holders of OP Units, have no right to approve or disapprove such transactions owned by the Partnerships. See "Description of OP Units--Sales of Assets."

     Taxable Income Attributable to Sales of Personal Property in Connection with the REIT Conversion. As discussed below in "Federal Income Taxation of Host REIT Following the REIT Conversion -- Income Tests Applicable to REITs," if the rent attributable to personal property leased in connection with the lease of each Hotel is greater than 15% of the total rent received under the lease of such Hotel, the portion of the rent attributable to the personal property will not constitute qualifying income to Host REIT (the "15% Personal Property Test"). The Operating Partnership and the General Partners have determined that the percentage of rent attributable to the personal property to be leased in connection with the lease of certain of the Hotels owned by PHLP, MHP, Atlanta Marquis and Hanover would not satisfy the 15% Personal Property Test. Accordingly, immediately prior to the Mergers, the Operating Partnership will require each of those Partnerships, if it chooses to participate in the Mergers, to sell to a Non-Controlled Subsidiary a portion of the personal property associated with some or all of its Hotels. This sale, which will be a taxable transaction, will result in the recognition by each such Partnership of a relatively modest amount of taxable income to the extent that there is a difference between the fair market value of the personal property at the time of the sale and the adjusted tax basis of such property at that time. This taxable income will be allocated to the partners of each such Partnership, except that the Limited Partners of Hanover will not be allocated any portion of such taxable income. The actual amount of such income will be determinable only at the time of the sale and will be affected by the specific personal property selected to be sold and the fair market value and adjusted basis of that personal property. Pursuant to the partnership agreement of each Partnership, all of such taxable gain will be recharacterized as ordinary recapture income and will be allocated to the Partners in the same proportions and to the same extent that such Partners were allocated any deductions directly or indirectly giving rise to the treatment of such gains as recapture income prior to the Mergers.

     Relief from Liabilities/Deemed Cash Distribution. A Limited Partner will be deemed to receive a cash distribution in connection with the Mergers to the extent that his share of Operating Partnership liabilities immediately after the Mergers is less than his share of Partnership liabilities immediately prior to the Mergers. A Limited Partner will recognize taxable gain as a result of this deemed cash distribution, however, only to the extent that the deemed cash distribution exceeds such Limited Partner's adjusted tax basis in his Partnership Interest immediately prior to the Mergers. Whether the deemed cash distribution results in taxable gain depends upon a number of circumstances that can be determined only with full knowledge of the circumstances of both the Operating Partnership and the particular Limited Partner.

     Under the applicable provisions of the Code, partners in a partnership include their share of the partnership's liabilities, as determined in accordance with the Treasury Regulations under Section 752 of the Code, in calculating the basis of their partnership interests. Partners also include in the basis of their partnership interests the adjusted tax basis of any capital contributions that they have actually made to the partnership and their allocable share of all partnership income and gains; partners reduce the basis in their partnership interests by the amount of all distributions that they receive from the partnership and their allocable share of all partnership losses. For purposes of these rules, if a partner's share of the partnership's liabilities is reduced for any reason, the partner is deemed to have received a cash distribution equal to the amount of such reduction.

     In the case of the Mergers, these rules generally will be applied by reference to a Limited Partner's share of liabilities in a Partnership immediately before the Mergers and such Limited Partner's share of liabilities in the Operating Partnership immediately after the Mergers. Any deemed cash distribution resulting from a reduction in such Limited Partner's share of liabilities will be considered to be a deemed cash distribution from the Operating Partnership (rather than from the Partnership with respect to which such Limited Partner's share of liabilities would be reduced). A Limited Partner may offset his share of the liabilities of the Operating Partnership against the elimination of the Limited Partner's share of liabilities of a Partnership in determining the amount of the deemed cash distribution to the Limited Partner from the Operating Partnership; however, if a Limited Partner is deemed under these rules to receive a cash distribution from the Operating Partnership in an amount in excess of the basis of the Partnership Interest owned by that Limited Partner immediately prior to the Mergers, the Limited Partner may recognize taxable gain. If a Limited Partner owns interests in more than one Participating Partnership, then such Limited Partner should be able to aggregate his bases in such Partnership Interests in determining whether such Limited Partner is deemed to receive a taxable cash distribution from the Operating Partnership so long as the intended characterization of the Mergers is respected (i.e., the Mergers are treated as contributions by the Limited Partners of their Partnership Interests in exchange for OP Units).

     Section 752 of the Code and the Treasury Regulations thereunder provide that a partner's share of partnership liabilities includes the partner's share of partnership recourse liabilities plus the partner's share of partnership nonrecourse liabilities. A partnership liability is a recourse liability to the extent that any partner (or a person related to any partner) bears the "economic risk of loss" for that liability within the meaning of the Treasury Regulations; a partnership liability is nonrecourse to the extent that no partner (or related person) bears the "economic risk of loss." No Limited Partner (other than possibly Host REIT or an affiliate of Host REIT) will have any share of any recourse liability of the Operating Partnership, but each Limited Partner will have a share of the nonrecourse liabilities of the Operating Partnership. The following paragraphs describe the manner in which a Limited Partner's share of the nonrecourse liabilities of the Operating Partnership will be determined.

     Pursuant to Section 752 of the Code and the Treasury Regulations thereunder, a partner's share of partnership nonrecourse liabilities is determined under a three-tier approach. Under this approach, a partner's share of partnership nonrecourse liabilities equals the sum of (i) the partner's share of "partnership minimum gain," determined in accordance with the rules of
Section 704(b) of the Code and the Treasury Regulations thereunder ("tier one");
(ii) the amount of any taxable gain that would be allocated to the partner under
Section 704(c) of the Code (or in the same manner as Section 704(c) of the Code in connection with a revaluation of partnership property) if the partnership disposed of all partnership property (in a taxable transaction) subject to one or more nonrecourse liabilities of the partnership in full satisfaction of such liabilities and for no other consideration ("Section 704(c) Minimum Gain" or "tier two"); and (iii) the partner's share of "excess nonrecourse liabilities" (i.e., those not allocated under (i) and (ii) above), which are allocated in accordance with the partner's "share of partnership profits" ("tier three"). A partner's "share of partnership profits" is determined by taking into account all facts and circumstances of the economic arrangement among the partners.

     At the time of the Mergers, the Operating Partnership will not have any "partnership minimum gain," determined in accordance with the rules of Section 704(b) of the Code and the Treasury Regulations thereunder. Therefore, each nonrecourse liability of the Operating Partnership secured by a Hotel will be allocated to each Limited Partner in accordance with "tiers" two and three described in the Treasury Regulations under Section 752 of the Code. First, pursuant to "tier two," such liabilities will be allocated to each Limited Partner in the amount of such Limited Partner's share of any Section 704(c) Minimum Gain with respect to such Hotel, after taking into account any reduction in the liabilities occurring in connection with the Mergers. Next, pursuant to "tier three," any remaining nonrecourse liabilities will be allocated to each Limited Partner in accordance with such Limited Partner's share of Operating Partnership profits, taking into account for such purposes Host REIT's share of Operating Partnership profits.

     The nonrecourse liabilities, if any, allocable to a Limited Partner by reason of Section 704(c) Minimum Gain will depend upon a number of factors, including, for example, (i) the Limited Partner's share of existing Section 704(c) Minimum Gain of the Hotel Partnerships at the time of the Mergers; (ii) the extent to which the Operating Partnership causes nonrecourse liabilities as to which there exists Section 704(c) Minimum Gain immediately prior to the Mergers to be repaid or refinanced in connection with the Mergers in a manner that reduces or eliminates that Section 704(c) Minimum Gain; and (iii) the method selected by the Operating Partnership to allocate gain under Section 704(c) of the Code. The Operating Partnership will elect to allocate gain under
Section 704(c) of the Code under the "traditional method," which in the case of the Limited Partners of a Participating Partnership that owns a Hotel with
Section 704(c) Minimum Gain, will not result in as great an allocation of Operating Partnership nonrecourse liabilities by reason of Section 704(c) Minimum Gain to the Limited Partners as might be allocated pursuant to another method. However, the use of this method will decrease the ordinary taxable income that will be allocated to such Limited Partners (by reason of depreciation adjustments), as compared with the amount that would be allocated had another method been selected. See "Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers -- Tax Allocations With Respect to Book-Tax Difference on Contributed Hotels."

     The Operating Partnership will allocate any "excess nonrecourse liabilities" in accordance with a Limited Partner's share of Operating Partnership profits as represented by the Limited Partner's percentage ownership interest the Operating Partnership.

     Host REIT and the Operating Partnership believe that immediately after the Mergers, and taking into account the election described above and the assumptions set forth below (see "--Assumptions Used in Determining Tax Consequences of the Mergers"), each Limited Partner who does not exercise his right to make the Note Election and whose adjusted basis in his Partnership Interest is equal to or greater than the Original Limited Partner's Adjusted Basis for that Partnership will be allocated nonrecourse liabilities in an amount such that such Limited Partner will not be deemed for federal income tax purposes to have received a deemed cash distribution in excess of such Limited Partner's basis in his Partnership Interest as a result of the Mergers. A Limited Partner, however, whose adjusted basis in his Partnership Interest is less than the Original Limited Partner's Adjusted Basis for that Partnership could be deemed for federal income tax purposes, although it is unlikely, to have received a deemed cash distribution in excess of such Limited Partner's basis in his Partnership Interest as a result of the Mergers.

     IRS Ruling Request Regarding Allocation of Partnership Liabilities. Except as described herein, the Operating Partnership has no current plan or intention to cause the prepayment of the nonrecourse liabilities encumbering the Hotels owned by the Partnerships. The Operating Partnership, however, will have to repay mortgage indebtedness securing the Hotels owned by the Partnerships at the time such indebtedness matures. There can be no assurance that at such time the Operating Partnership will be able to secure nonrecourse mortgage indebtedness secured only by those Hotels in an amount sufficient to avoid a deemed cash distribution to the former Limited Partners in that Partnership. (These considerations are particularly relevant with respect to the Limited Partners in PHLP, where the existing mortgage indebtedness, which matures in December 1998 but can be extended until December 1999, will have to be refinanced within one year following the Mergers.) Moreover, the Operating Partnership's current long-term financing strategy is to have as little debt as possible that is secured by individual Hotels and to have as much debt as possible in the form of unsecured debt, held either by the public or by institutional investors, which debt may or may not be recourse to Host REIT, as general partner of the Operating Partnership. In view of these considerations and the potential adverse consequences to Limited Partners in certain Partnerships, the Operating Partnership has requested from the IRS a ruling to the effect that such unsecured indebtedness of the Operating Partnership that is issued initially to institutional investors and is not recourse to Host REIT (i) would qualify as "nonrecourse liabilities" for purposes of Code Section 752, (ii) to the extent the proceeds thereof are applied to repay existing nonrecourse mortgage indebtedness secured by one or more Hotels, would be considered to be "secured" by those Hotels for purposes of computing the Section 704(c) Minimum Gain with respect to such Hotels (and thus would be allocable under "tier two" to the former Limited Partners in the Partnership owning those Hotels), and (iii) would constitute "qualified nonrecourse financing" secured by such Hotels for purposes of Code Section 465. The IRS has recently issued a ruling to that effect to another taxpayer, and has indicated to the Operating Partnership's representatives that it is favorably inclined to issue that ruling to the Operating Partnership.

     Assumptions Used in Determining Tax Consequences of the Mergers. The estimated adjusted tax basis in the OP Units used by the Operating Partnership and the General Partners for purposes of this discussion has been computed based on the assumption that each of the Limited Partners acquired his Partnership Interest in the original offering of such Interests (this basis is referred to as an "Original Limited Partner's Adjusted Basis"). The General Partners have set forth on Appendix E to this Consent Solicitation for each Partnership (i) the Original Limited Partner's Adjusted Basis as of December 31, 1997, and (ii) an estimate of the Original Limited Partner's Adjusted Basis as of December 31, 1998 (computed without regard to the Mergers and based upon the assumptions set forth in Appendix C to this Consent Solicitation). The General Partners also have set forth on Appendix E to this Consent Solicitation for each Limited Partner whose adjusted basis in his Partnership Interest is the same as the Original Limited Partner's Adjusted Basis (i) the Partnership liabilities allocable to such Limited Partner as of December 31, 1997, and (ii) an estimate of the Partnership liabilities allocable to such Limited Partner as of December 31, 1998 (computed without regard to the Mergers and based upon the assumptions set forth in Appendix C to this Consent Solicitation). The actual adjusted tax basis of a Limited Partner in his Partnership Interest (and thus the Partnership liabilities allocable to such Limited Partner and the gain, if any, to such Limited Partner resulting from the Mergers and the REIT Conversion) could vary materially from the amount set forth in Appendix E to this Consent Solicitation, depending upon a number of factors, including when, and the manner in which, such Limited Partner acquired his Partnership Interest. See "Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers -- Initial Basis of OP Units."

     Also, the determination of the amount of the Operating Partnership's nonrecourse liabilities that will be allocated to a Limited Partner following the Mergers assumes that the method to be used by the Operating Partnership to allocate the liabilities among the Hotels will be respected for federal income tax purposes. Finally, the Operating Partnership and the General Partners assumed that the Mergers will be treated for federal income tax purposes as the transfer by the Partners of their interests in the Partnerships to the Operating Partnership in exchange for OP Units. There can be no assurance, however, that the IRS will not seek to recharacterize each Merger as either (i) the liquidation of a Partnership followed by the distribution by the Partnership of its assets to its Partners and the subsequent transfers by such Partners of such assets to the Operating Partnership in exchange for OP Units, or (ii) the transfer by a Partnership of its assets to the Operating Partnership in exchange for OP Units and the subsequent distribution of such OP Units to its Partners. If the Mergers are recharacterized in such a manner, the tax consequences of the Mergers to the Limited Partners likely will be materially affected.

     Disguised Sale Regulations. The Mergers also will not be tax free to a Limited Partner to the extent that a Merger is treated as a "disguised sale" of all or a portion of such Limited Partner's Partnership Interest under the Code or Treasury Regulations. Section 707 of the Code and the Treasury Regulations thereunder (the "Disguised Sale Regulations") generally provide that, unless one of certain prescribed exceptions is applicable, a partner's contribution of property to a partnership and a simultaneous transfer of money or other consideration (other than an interest in the partnership) from the partnership to the partner will be treated as a sale, in whole or in part, of such property by the partner to the partnership. Further, the Disguised Sale Regulations provide generally that transfers of money or other consideration between a partnership and a partner that are made within two years of each other are presumed to be a sale unless the facts and circumstances clearly establish that either the transfers do not constitute a sale or an exception to disguised sale treatment applies.

     For purposes of these rules, certain reductions in a partner's share of partnership liabilities are treated as a transfer of money or other property from the partnership to the partner which may give rise to a disguised sale, even if that reduction would not otherwise result in a taxable deemed cash distribution in excess of the partner's basis in his partnership interest. The method of computing the existence and amount of any such reduction under the Disguised Sale Regulations is different from, and generally more onerous than, that applied under the rules discussed at "-- Relief From Liabilities/Deemed Cash Distribution," above. However, if a transfer of property by a partner to a partnership is not otherwise treated as part of a disguised sale, then any reduction in the partner's share of "qualified liabilities" (discussed below) also will not be treated as part of a disguised sale. Moreover, even if some or all of the transfer does otherwise constitute a disguised sale, the amount of the reduction in the partner's share of "qualified liabilities" may in some cases be computed under a more favorable method than the amount of the reduction in the partner's share of other liabilities.

     1.  Impact of Distributions of Cash Flow from the Operating Partnership.
         -------------------------------------------------------------------
Cash distributions from a partnership to a partner may be treated as a transfer of property for purposes of the "disguised sale" rules. However, one exception to "disguised sale" treatment in the Disguised Sale Regulations relates to distributions of "operating cash flow," as such term is defined in the Disguised Sale Regulations. Operating cash flow distributions are presumed not to be a part of a sale of property to a partnership unless the facts and circumstances clearly establish that the distribution of operating cash flow is part of a sale. The Disguised Sale Regulations define operating cash flow distributions as distributions which (i) are not presumed to be guaranteed payments for capital under the Disguised Sale Regulations, (ii) are not reasonable preferred returns under the Disguised Sale Regulations, and (iii) are not characterized by the parties as distributions to the partner acting in a capacity other than as a partner, to the extent of the net cash flow of the partnership from operations multiplied by the lesser of the percentage interest of the partner receiving the distribution for that year or the partner's percentage interest in overall partnership profits for the life of the partnership. The Disguised Sale Regulations contain a safe harbor for calculating a partner's interest in such operating cash flow.

     Except with respect to Limited Partners who exercise the Note Election (see "Impact of Limited Partners Who Exercise the Note Election" and "Tax Treatment of Limited Partners Who Exercise Their Right to Make the Note Election") no distribution of cash or other property will be made by the Operating Partnership to the participating Limited Partners at the time of the Mergers. Host REIT and the Operating Partnership believe that the Operating Partnership's periodic distributions of cash to holders of OP Units subsequent to the Mergers will qualify as distributions of "operating cash flow" under the Disguised Sale Regulations, and that there will be no facts or circumstances indicating that such distributions should be considered part of a sale. (Immediately prior to the Mergers, the Partnerships may distribute to their partners any excess cash on hand as well as cash flow for the period ending with the Mergers. However, because such distributions will be made by the Partnerships, rather than the Operating Partnership, the distributions should not give rise to a "disguised sale" issue so long as the distributions were not financed with debt which was incurred in anticipation of the Mergers.)

     2.  Impact of Assumption of Liabilities by the Operating Partnership.  As
         ----------------------------------------------------------------
described above, a second exception to the "disguised sale" presumption relates to the assumption of "qualified liabilities" in connection with a contribution of property to a partnership. For purposes of the Disguised Sale Regulations, a "qualified liability" in connection with a transfer of property to a partnership includes (i) any liability incurred more than two years prior to the earlier of the transfer of the property or the date the partner agrees in writing to the transfer, as long as the liability has encumbered the transferred property throughout the two-year period; (ii) a liability that was not incurred in anticipation of the transfer of the property to a partnership, but that was incurred by the partner within the two-year period prior to the earlier of the date the partner agrees in writing to transfer the property or the date the partner transfers the property to a partnership and that has encumbered the transferred property since it was incurred; (iii) a liability that is traceable under the Treasury Regulations to capital expenditures with respect to the property; and (iv) a liability that was incurred in the ordinary course of the trade or business in which property transferred to the partnership was used or held, but only if all the assets related to that trade or business are transferred, other than assets that are not material to a continuation of the trade or business.

However, a recourse liability is not a "qualified liability" unless the amount of the liability does not exceed the fair market value of the transferred property (less any other liabilities that are senior in priority and encumber such property or any allocable liabilities described in (iii) or (iv), above) at the time of transfer. A liability incurred within two years of the transfer is presumed to be incurred in anticipation of the transfer unless the facts and circumstances clearly establish that the liability was not incurred in anticipation of the transfer. However, to the extent that the proceeds of a partner or partnership liability are allocable under the Treasury Regulations to payments discharging all or part of any other liability of that partner or of the partnership, as the case may be, the newer liability is considered the same as the older liability for purposes of the Disguised Sale Regulations. Finally, if a partner treats a liability described in (ii) above as a "qualified liability" because the facts clearly establish that it was not incurred in anticipation of the transfer, such treatment must be disclosed to the IRS in the manner set forth in the Disguised Sale Regulations.

     The Operating Partnership and the General Partners believe that all direct or indirect liabilities of the Partnerships fall into one of the four categories of "qualified liabilities" described above. However, the Operating Partnership and the General Partner estimate that approximately $19.3 million of Desert Springs indebtedness ($22,200 per Desert Springs Partnership Unit) and $8.8 million of MHP indebtedness ($8,800 per MHP Partnership Unit), as of December 31, 1998, may be "qualified liabilities" solely by reason of exception (ii) in the preceding paragraph (i.e., a liability incurred within two years of the Mergers but not in anticipation of the Mergers), and thus Desert Springs and MHP and their Limited Partners may be required to make disclosure with respect to the indebtedness in their tax returns for the year in which the Mergers occur. There can be no assurance, however, that the IRS will not challenge the position of Desert Springs and MHP that this indebtedness is a "qualified liability."

     3.  Impact of Unit Redemption Right.  For a discussion of the impact of the
         -------------------------------
receipt and exercise of the Unit Redemption Right upon the potential characterization of the Mergers as disguised sales, see "-- Unit Redemption Right," below.

     4.  Impact of Limited Partners Who Exercise the Note Election.  If the
         ---------------------------------------------------------
Mergers are recharacterized as partnership level transfers of the Partnership assets, as described below in "-- Alternative Recharacterizations of the Mergers -- Transfer of Partnership Assets," there can be no assurance that the IRS would not assert that a Limited Partner who does not exercise his right to make the Note Election in connection with the Mergers must nevertheless recognize gain under the Disguised Sale Regulations if another Limited Partner in the Partnership does exercise such rights and receives Notes in connection with the Mergers. As described in such section below, however, Hogan & Hartson is of the opinion that, although the matter is not free from doubt, a Limited Partner who does not exercise his right to make the Note Election should not be required to recognize gain by reason of another Limited Partner's exercise of such right.
As noted previously, an opinion of counsel does not bind the courts, and no assurance can be provided that such opinion will not be challenged by the IRS or will be sustained by a court if so challenged.

     5.  Effect of Disguised Sale Characterization.  If a transfer of property
         ------------------------------------------
to a partnership and one or more transfers of money or other consideration (including the assumption or taking subject to a liability) by the partnership to that partner are treated as a disguised sale, then the transfers will be treated as a sale of property, in whole or in part, to the partnership by the partner acting in a capacity other than as a member of a partnership, rather than as a contribution under Section 721 of the Code followed by a partnership distribution. Accordingly, in any case in which a Limited Partner's transfer of his Partnership Interest to the Operating Partnership is found to be a "disguised sale," all or a substantial portion of the gain represented by the excess of the fair market value of such Partnership Interest (plus all liabilities attributable to such Partnership Interest) over the Limited Partner's tax basis in the Partnership Interest could be recognized by the Limited Partner.

     A transfer that is treated as a sale is treated as a sale for all purposes of the Code and the sale is considered to take place on the date that, under general principles of federal income tax law, the partnership is considered to become the owner of the property. If the transfer of money or other consideration from the partnership to the partner occurs after the transfer of property to the partnership, the partner and the partnership are treated as if, on the date of the transfer of the property, the partnership transferred to the partner an obligation to transfer to the partner money or other consideration. Moreover, if a transfer of property to a partnership is treated as part of a sale without regard to the partnership's assumption of or taking subject to a "qualified liability," as defined above, then the partnership's assumption of or taking subject to that liability is treated as a transfer of additional consideration to the transferring partner. The amount of such "qualified liability" treated as additional consideration is generally the lesser of (x) the amount of the "qualified liability" and (y) an amount determined by multiplying the "qualified liability" by the partner's "net equity percentage." The "net equity percentage" is generally the amount of consideration received by such partner (other than relief from "qualified liabilities") divided by the partner's net equity in the property sold, as calculated under the Disguised Sale Regulations.

     Investment Partnership Regulations. If a transfer of property to a partnership (such as the transfer of the Partnership Interests to the Operating Partnership which will be deemed to occur when the Merger Partnerships merge into the Partnerships) were considered to be a transfer to an "investment company," as defined in the Treasury Regulations, gain would be recognized on such transfer under Section 721 of the Code. In the case of a transfer of property to a partnership, the Treasury Regulations provide that such transfer would be treated as having been made to an investment company if the transfer results in a diversification of the interests of two or more transferors, and the transferee is a partnership more than 80% of the value of whose assets (excluding cash and nonconvertible debt) are held for investment and are readily marketable stock or securities or interests in Regulated Investment Companies ("RICs") or REITs. The Treasury Regulations further provide that a transfer ordinarily will result in diversification for this purpose if two or more persons contribute non-identical assets. Although the transfers to the Operating Partnership will result in the diversification of the interests of the Partners, no significant portion of the Operating Partnership's assets will constitute readily marketable stocks or securities or interests in RICs or REITs. Accordingly, the transfers to the Operating Partnership will not constitute transfers to an investment company as defined in the current Treasury Regulations.

     The tax consequences of the Mergers described above are based in part on the conclusion that the deemed contributions of the Partnership Interests to the Operating Partnership will not be treated as transfers to an investment company under Section 721 of the Code and the Treasury Regulations. The Operating Partnership, however, might not meet the IRS's guidelines for obtaining an advance ruling with respect to this issue. Revenue Procedure 98-3 states that the question of whether Section 721 of the Code applies to the contribution of widely held developed or undeveloped real property to a partnership in exchange for an interest in the partnership is an area under "extensive study" with respect to which the IRS will not issue rulings or determination letters when
(i) the contribution is the result of solicitation by promoters, brokers, or investment houses, or (ii) the interest in the transferee partnership is issued in a form designed to render it readily tradable. The key terms used in this Revenue Procedure have not been defined, and the IRS has not issued Treasury Regulations, proposed Treasury Regulations, rulings, or other pronouncements with respect to such contributions. The IRS could take the position in the future that contributions of the sort described in the Revenue Procedure do not qualify for nonrecognition treatment under Section 721 of the Code, that such contributions should include the contributions of Partnership Interests to the Operating Partnership as part of the Mergers and that such conclusions should apply retroactively. It is by no means clear, however, that even if the IRS were to take such position, a court would sustain it.

     If Section 721 of the Code were not to apply to the deemed contributions of Partnership Interests to the Operating Partnership, then such contributions would be treated as taxable exchanges for federal income tax purposes. Each Limited Partner would be treated as if he had sold, in a fully taxable transaction, his Partnership Interest to the Operating Partnership in exchange for an amount equal to (x) the value of the OP Units received and (y) the liabilities of the Partnership allocable to his Partnership Interest. Any gain or loss on such a sale would generally be treated as capital gain or loss under the Code. For a discussion of the treatment of capital gain and loss under the Code, see "Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers -- Disposition of OP Units by Limited Partners," below.

     Section 465(e) Recapture. In general, the "at risk" rules of Section 465 of the Code limit the use of losses, see "-- Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers -- Limitations on Deductibility of Losses," below. Under Section 465(e) of the Code, a taxpayer may be required to include in gross income (i.e., to "recapture") losses previously allowed to the taxpayer with respect to an "activity," if the amount for which the taxpayer is "at risk" in the activity is less than zero at the close of the taxable year.

     The identification of a taxpayer's activities for purposes of the "at risk" rules and the determination of a taxpayer's amount at risk in an activity are complex and uncertain. However, as a general matter a taxpayer's amount at risk in an activity is increased by the taxpayer's income, and reduced by the taxpayer's losses, from the activity. Therefore, any income taken into account by a Limited Partner as a result of a deemed cash distribution, disguised sale treatment or investment company treatment is likely to reduce the extent to which Section 465(e) of the Code would apply to that Limited Partner.

     Nevertheless, it is possible that the consummation of the Mergers and the REIT Conversion or the repayment of certain "qualified nonrecourse financing" (as defined in Section 465(b)(6) of the Code) of the Operating Partnership or the Hotel Partnerships at the time of or following the Mergers and the REIT Conversion could, singularly or in combination, cause a Limited Partner's amount at risk in relation to the OP Units received in the Mergers to be reduced below zero and could, therefore, cause an income inclusion to the Limited Partner under Section 465(e) of the Code. In this regard, the definition of "qualified nonrecourse financing" is different from, and more restrictive than, the definition of "nonrecourse liabilities" under Section 752 of the Code. Hence, it is possible that a Limited Partner could incur a reduction in his share of "qualified nonrecourse financing" that causes him to recognize income under
Section 465(e) of the Code even though he has a sufficient share of "nonrecourse liabilities" under Section 752 of the Code so that he would not be deemed to have received a taxable deemed cash distribution in connection with the Mergers. However, the Operating Partnership and the General Partners expect that the majority of the current indebtedness with respect to the Hotel Partnerships and the Hotels contributed by the Blackstone Entities that will be assumed by the Operating Partnership as part of the Mergers and the REIT Conversion should qualify as "qualified nonrecourse financing." The Operating Partnership and the General Partners believe, based upon and subject to the assumptions and other limitations described above in "-- Assumptions Used in Determining the Tax Consequences of the Mergers," that a Limited Partner who acquired his Partnership Interest in the original offering by his Partnership of such Interests for cash and has held the Interest at all times since will have a positive at risk amount immediately following the Mergers and the REIT Conversion. However, there can be no assurance that indebtedness incurred by the Operating Partnership in the future to refinance existing debt would qualify as "qualified nonrecourse financing," or that the repayment of obligations assumed by the Operating Partnership in connection with a refinancing of such obligations would not cause income inclusion to a Limited Partner under Section 465(e) of the Code. If, however, the Operating Partnership can obtain the requested ruling from the IRS described above (see "-- IRS Ruling Request Regarding Allocation of Partnership Liabilities"), the Operating Partnership believes that most, if not all, of the indebtedness incurred by the Operating Partnership to refinance existing mortgage indebtedness of the Partnerships should constitute "qualified nonrecourse financing" for purposes of the "at risk" rules.

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

     The "at risk" provisions of the Code generally do not apply to losses attributable to real property placed in service by the taxpayer prior to January 1, 1987, or to losses attributable to a partnership in which the taxpayer acquired its interests before that date. Pursuant to these guidelines, the "at risk" rules have not been applicable to date to those PHLP, MHP and Hanover Limited Partners who acquired their Interests at the time of the original offerings of the Interests in their Partnerships or at any time prior to January 1, 1987 and who have held those Interests since that time. These Limited Partners, however, will become subject to the "at risk" rules as a result of the Mergers and their receipt of OP Units in connection therewith (since the OP Units do not qualify for the "grandfather" rule).

     Unit Redemption Right. The Partnership Agreement provides that, subject to certain limitations, a Limited Partner may, commencing one year after the consummation of the Mergers, upon notice to the Operating Partnership, require the Operating Partnership to redeem all or a portion of such Limited Partner's OP Units for an amount of cash equal to the deemed fair market value of such OP Units at the time of redemption (the "Redemption Amount"). See "Description of OP Units -- Unit Redemption Right." The Redemption Amount shall equal the value on a defined valuation date of a number of Common Shares per Unit determined pursuant to a defined "conversion factor," which the Operating Partnership expects will be one. Thus, it is intended that the Redemption Amount will be determined by reference to a number of Common Shares equal to the number of OP Units being redeemed. In addition, Host REIT may, in its sole and absolute discretion, elect to assume and satisfy the Operating Partnership's redemption obligation by purchasing from a redeeming Limited Partner the OP Units that such Limited Partner wishes to redeem for an amount equal to the Redemption Amount, payable at the option of Host REIT in either Common Shares or cash. If Host REIT assumes the redemption obligation in the manner just described, the Partnership Agreement provides that the redemption will be treated by Host REIT, the Operating Partnership, and the redeeming Limited Partner as a sale of OP Units by such Limited Partner to Host REIT at the time of such purchase. (A Limited Partner's rights described in this paragraph are referred to as the "Unit Redemption Right.")

     Based on certain representations of the Operating Partnership and Host REIT, Hogan & Hartson, counsel to Host REIT, has opined as follows with respect to the Unit Redemption Right: (1) the Unit Redemption Right will not be considered "other consideration" such that its receipt would result in a Limited Partner being treated under the Disguised Sale Regulations as having sold all or a portion of his Partnership Interest to the Operating Partnership in the Mergers; (2) a Limited Partner's exercise of his Unit Redemption Right more than two years after the date of consummation of the Mergers will not cause the Mergers to constitute a taxable transaction for the Limited Partner (or for the other Limited Partners in the same Partnership); and (3) it is more likely than not that a Limited Partner's exercise of his Unit Redemption Right more than one year after the date of consummation of the Mergers but less than two years after such date will not cause the Mergers to constitute a taxable transaction for the Limited Partner (or for the other Limited Partners in the same Partnership). As noted previously, however, an opinion of counsel does not bind the courts, and no assurance can be provided that such opinion will not be challenged by the IRS or will be sustained by a court if so challenged.

     In the event the Disguised Sale Regulations were determined to apply to a Limited Partner who exercises his Unit Redemption Right, such Limited Partner would be treated as though he sold in a fully taxable transaction property to the Operating Partnership on the date of the consummation of the Mergers and received on such date an obligation of the Operating Partnership to transfer money or other consideration to him. Such disguised sale treatment might result in taxable gain being allocated only to the redeeming Limited Partner. If, however, the Mergers were recharacterized as partnership level transfers of the Partnership assets as described below in "-- Alternative Recharacterizations of the Mergers -- Transfer of Hotel Partnership Assets," there could be no assurance that the IRS would not assert that any such gain is allocable to all partners who

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

were partners in a Partnership with such redeeming Limited Partner on the date of consummation of the Mergers.

     For a discussion of the expected federal income tax effects of a Limited Partner's exercise of his Unit Redemption Right (other than the effects of such exercise on the Mergers described in this section), see "Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers -- Tax Treatment of Exercise of Unit Redemption Right" below.

     Impact of Partnership Anti-Abuse Regulations. The United States Treasury has issued a final regulation (the "Anti-Abuse Rule") under the partnership provisions of the Code (the "Partnership Provisions") that authorizes the IRS, in certain "abusive" transactions involving partnerships, to disregard the form of the transaction and recast it for federal tax purposes as the IRS deems appropriate. The Anti-Abuse Rule applies where a partnership is formed or utilized in connection with a transaction (or series of related transactions) with a principal purpose of substantially reducing the present value of the partners' aggregate federal tax liability in a manner inconsistent with the intent of the Partnership Provisions. The Anti-Abuse Rule states that the Partnership Provisions are intended to permit taxpayers to conduct joint business (including investment) activities through a flexible economic arrangement that accurately reflects the partners' economic agreement and clearly reflects the partners' income without incurring any entity-level tax. The purposes for structuring a transaction involving a partnership are determined based on all of the facts and circumstances, including a comparison of the purported business purpose for a transaction and the claimed tax benefits resulting from the transaction. A reduction in the present value of the partner's aggregate federal tax liability through the use of a partnership does not, by itself, establish inconsistency with the intent of the Partnership Provisions.

     The Anti-Abuse Rule contains an example in which a corporation that elects to be treated as a REIT contributes substantially all of the proceeds from a public offering to a partnership in exchange for a general partnership interest. The limited partners of the partnership contribute real property assets to the partnership, subject to liabilities that exceed their respective aggregate bases in such property. In addition, some of the limited partners have the right, beginning two years after the formation of the partnership, to require the redemption of their limited partnership interests in exchange for cash or REIT stock (at the REIT's option) equal to the fair market value of their respective interests in the partnership at the time of the redemption. The example concludes that the use of the partnership is not inconsistent with the intent of the Partnership Provisions and, thus, cannot be recast by the IRS.

     Based on the foregoing, Hogan & Hartson and Host REIT believe that the Anti-Abuse Rule will not have any adverse impact on either Host REIT's ability to qualify as a REIT, or the federal income tax consequences of the Mergers and the REIT Conversion with respect to the Limited Partners. However, the Unit Redemption Right does not conform in all respects to the redemption rights contained in the foregoing example. Moreover, the Anti-Abuse Rule is extraordinarily broad in scope and is applied based on an analysis of all of the facts and circumstances. As a result, there can be no assurance that the IRS will not attempt to apply the Anti-Abuse Rule to the Operating Partnership and Host REIT. If the conditions of the Anti-Abuse Rule are met, the IRS is authorized to take appropriate enforcement action, including disregarding the Operating Partnership for federal income tax purposes or treating one or more of its partners as nonpartners (including, perhaps, as shareholders of Host REIT). If the Operating Partnership were ignored for federal income tax purposes, the Partnerships could be treated as receiving (and then distributing to the Partners) Common Shares in the mergers of the Merger Partnerships into the Partnerships, instead of OP Units, which would be a fully taxable exchange for the Limited Partners.

     Withholding. If a Limited Partner is not considered a U.S. resident for tax purposes, withholding (in an amount equal to 10% of the "amount realized" by such Limited Partner, which would include both the value of the OP Units received and such Limited Partner's share of the liabilities of his Partnership, as determined for federal income tax purposes) under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") may be required. As a condition to the receipt of OP Units in the Mergers, each Limited Partner who does not want to be subject to such withholding will have to provide to the Operating Partnership either a certification, made under penalties of perjury, that it is a United States citizen or resident (or if an entity, an entity organized under the laws of the United States) or, alternatively, a withholding certificate from the IRS providing that no withholding is required with respect to such Limited Partner in connection with the Mergers. A Limited Partner who is not a United States citizen or resident (or if an entity, not an entity organized under the laws of the United States) should consult with his U.S. tax advisor with respect to obtaining a withholding certificate from the IRS.

     Alternative Recharacterizations of the Mergers. As described above, the Operating Partnership intends that the Mergers will be treated for federal income tax purposes as the transfer by the Partners of their interests in the Partnerships to the Operating Partnership in exchange for OP Units, and the discussion herein assumes that the Mergers will be so treated. The IRS, however, may seek to recharacterize each Merger as either (i) the liquidation of a Partnership, followed by the distribution by the Partnership of its assets to its Partners and the subsequent transfers by such Partners of such assets to the Operating Partnership in exchange for OP Units, or (ii) the transfer by a Partnership of its assets to the Operating Partnership in exchange for OP Units and the subsequent distribution of such OP Units to its Partners.

     1.  Liquidation of Partnerships.  If each of the Mergers were treated as
         ---------------------------
the liquidation of a Partnership followed by the distribution by the Partnership of its assets to its Partners and the subsequent transfers by such Partners of such assets to the Operating Partnership in exchange for OP Units, the resulting tax consequences to a Limited Partner would be the same in all material respects as those described in "-- Overview," above. Section 731 of the Code provides that a distribution by a partnership to a partner of property, other than "money" (which would include a distribution of "marketable securities" in certain circumstances), does not result in taxable gain to the partner. A partner will recognize gain on a partnership distribution of money only to the extent that the money exceeds the partner's basis in his partnership interest. If the Partnerships are treated as having distributed their assets to their Partners, the General Partners believe that any money (or marketable securities, where applicable) deemed distributed to a Limited Partner whose adjusted basis in his Partnership Interest is equal to or greater than the Original Limited Partner's Adjusted Basis for his Partnership Interest would not exceed such Limited Partner's basis in his Partnership Interest. Accordingly, Section 731 would generally apply to prevent the recognition of gain by such a Limited Partner upon the distribution to such Limited Partner of his share of the assets of the Partnership. (If a Limited Partner's adjusted basis in his Partnership is materially less than the Original Limited Partner's Adjusted Basis for his Partnership, then such a Limited Partner might be required to recognize gain under Section 731 by reason of such a recharacterization.)

     Pursuant to Section 732 of the Code, upon receipt of the liquidating distribution, the Limited Partner would take a basis in the assets received equal to his basis in his Partnership Interest. The contribution of such assets by such Limited Partner to the Operating Partnership would be treated under
Section 721 of the Code in the same manner as the contributions by the Limited Partners of their Partnership Interests to the Operating Partnership described above in "-- Overview." Accordingly, subject to the exceptions discussed above in "-- Overview" Section 721 of the Code would generally apply to prevent the recognition of gain by a Limited Partner in the Mergers (i) who does not receive a cash distribution (or a deemed cash distribution resulting from relief from liabilities) that exceeds such Limited Partner's aggregate adjusted basis in his OP Units after the Mergers; (ii) whose "at risk" amount does not go below zero as a result of the Mergers, and (iii) who does not make the Note Election.

     2.  Transfer of Partnership Assets.  The IRS also may seek to
         ------------------------------
recharacterize each of the Mergers as the transfer by the Partnership of its assets to the Operating Partnership in exchange for

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

OP Units (and possibly Notes, to the extent the Limited Partners in such Partnership make the Note Election) and the subsequent distribution of such OP Units (and possibly Notes) to its Partners. If the Mergers are treated for federal income tax purposes as partnership level transfers of Partnership assets to the Operating Partnership, Host REIT and the Operating Partnership intend to take the position that in exchange for such assets, each Partnership would receive solely OP Units from the Operating Partnership, which the Partnership then would distribute to its Partners. A Limited Partner who exercised his right to make the Note Election would then redeem the OP Units for a Note. For a discussion of the treatment of such Limited Partners, see "Tax Treatment of Limited Partners Who Exercise Their Right to Make the Note Election." If the partnership level transfer of assets were so treated, the Partnerships would not recognize gain on such transfers under Section 721 of the Code, and accordingly, the Limited Partners, subject to the exception discussed in "-- Overview" above would not recognize gain.

     There can be no assurance, however, that the IRS would not assert that in exchange for its assets, each Partnership should be deemed to have received from the Operating Partnership a mixture of OP Units and Notes, to the extent the Limited Partners in such Partnership make the Note Election. If so treated, a Partnership would recognize gain equal to the difference between (x) the initial issue price (i.e., the face amount) of the Notes that it would be deemed to have received from the Operating Partnership, and (y) the adjusted basis of the portion of the assets considered transferred to the Operating Partnership for the Notes. In that event, all Limited Partners in the Partnership would recognize their share of such gain, regardless of whether or not they exercised their right to make the Note Election. Hogan & Hartson is of the opinion, however, that although the matter is not entirely free from doubt, the Partnerships should not be treated as receiving from the Operating Partnership the Notes that are ultimately issued to the Limited Partners who exercise their right to make the Note Election. As noted previously, however, an opinion of counsel does not bind the courts, and no assurance can be provided that such opinion will not be challenged by the IRS or will be sustained by a court if so challenged.

     Under Section 731 of the Code, the deemed subsequent distribution of OP Units (and possibly Notes) by each Partnership to its Partners would not result in the recognition of gain by the Limited Partners, unless the distribution of the OP Units is treated as a distribution of "marketable securities" under
Section 731(c) of the Code.

     Section 731(c) of the Code provides that "money" includes marketable (actively traded) securities, which would include publicly traded REIT shares, or equity interests in another entity that are readily convertible into or exchangeable for money or marketable securities. The Common Shares that can be issued to a Limited Partner upon exercise of the Unit Redemption Right (and which in any event will determine the amount received by a Limited Partner upon such exercise) will be marketable securities. Accordingly, the OP Units might be considered "exchangeable for money or marketable securities" and therefore treated as "money" under Section 731(c). Regulations under Section 731(c) provide, however, that a distribution of a marketable security will not be treated as a distribution of "money" under Section 731(c) if (i) the security was acquired by the partnership in a nonrecognition transaction; (ii) the value of any marketable securities and money exchanged by the partnership (that is, by a Partnership) in the nonrecognition transaction was less than 20 percent of the value of all the assets exchanged in such transaction; and (iii) the partnership distributes the security within 5 years of the date the security was acquired by the partnership. The Operating Partnership and General Partners believe that, if the Mergers were characterized in this manner, the distributions of OP Units by the Partnerships would not be treated as distributions of "money" because the conditions described above will be satisfied. Hence, even if the Mergers were recharacterized in this manner, the Limited Partners should not be required to recognize gain under Section 731(c) of the Code on the deemed distributions by the Partnerships of the OP Units.

     Effect of Subsequent Events. In addition to any gain that might be recognized by the Limited Partners at the time of the Mergers, a variety of future events and transactions could cause some or all of the Limited Partners holding OP Units to recognize part or all of the taxable gain that otherwise has been deferred through the Mergers, including, but not limited to, the following:

     (i) the sale or other taxable disposition of one or more of the individual Hotels (see "-- Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers -- Sale of Individual Hotels," below);

     (ii) the reduction in the amount of existing nonrecourse liabilities secured by one or more of the individual Hotels as a result of a refinancing or repayment thereof, or any other refinancing or repayment of nonrecourse liabilities with the proceeds of public or private debt financing obtained by the Operating Partnership, which debt financing is not secured by individual assets of the Operating Partnership or is secured by assets of the Operating Partnership other than those that were owned by a Partnership immediately prior to the Mergers (except to the extent covered by the ruling from the IRS that the Operating Partnership is seeking, as described in "IRS Ruling Request Regarding Allocation of Partnership Liabilities" above) (see "Financing Transactions" above and "-- Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers -- Refinancing of the Indebtedness Secured by Individual Hotels," below);

     (iii) the issuance of additional OP Units, including in connection with either the issuance of Common Shares or other equity interests by Host REIT or the acquisition of additional properties in exchange for OP Units or other equity interests in the Operating Partnership;

     (iv) an increase to the tax basis of the Hotels resulting from capital expenditures; and

     (v) the elimination over time of the disparity between the current tax basis of the Hotels and the "book basis" of the Hotels based upon their fair market values at the time of the Mergers (see "-- Tax Treatment of Limited Partners Who Hold OP Units Following the
           Mergers -- Tax Allocations with Respect to Book-Tax Difference on Contributed Hotels," below), which could have the effect of reducing the amount of indebtedness allocable to the Limited Partners for basis purposes and therefore can result in deemed cash distributions.

     In addition, Limited Partners can expect that the aggregate adjusted tax basis in their OP Units following the Mergers will be substantially lower following the Mergers than such Limited Partners' aggregate adjusted basis in their Partnership Interests immediately before the Mergers. See "-- Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers -- Initial Tax Basis of OP Units" below. The Limited Partners of Atlanta, MHP, PHLP and Desert Springs can expect to receive taxable distributions of cash and taxable deemed cash distributions resulting from the reduction of their share of Operating Partnership and Partnership nonrecourse liabilities sooner than would have been the case if the Mergers had not occurred. See "-- Relief From Liabilities/Deemed Cash Distributions," above.

     Certain Hotels (including all of the Blackstone Hotels) will be covered by agreements with third parties that will restrict the Operating Partnership's ability to dispose of those properties or refinance their debt. In addition, if Atlanta Marquis chooses to participate in the Mergers, the Operating Partnership will succeed to an existing agreement that will restrict its ability to dispose of the Hotel owned by Atlanta Marquis or refinance the indebtedness secured by such Hotels for approximately 11 1/2 years following the Mergers. As for the remaining properties (including all of the Hotels owned by the Partnerships, other than Atlanta Marquis), the Partnership Agreement does not impose any restrictions on the Operating Partnership's ability to dispose of the Hotels or to refinance debt secured by the Hotels (or to direct that the Partnerships engage in such transactions). In addition, Host REIT, as general partner of the Operating Partnership, specifically is not required to take into account the tax consequences to the limited partners in deciding whether to cause the Operating Partnership to undertake specific transactions, and such limited partners have no right to approve or disapprove such transactions. See "Description of OP Units -- Sales of Assets."

Tax Treatment of Limited Partners Who Exercise Their Right to Make the Note Election

     A Limited Partner who exercises his right to make the Note Election and receives a Note in connection with the Mergers will be treated as having made a taxable disposition of his Partnership Interest. The amount realized in connection with such disposition will equal the sum of the "issue price" of the Note (i.e., the face amount of the Note) plus the portion of the Partnership's liabilities allocable to the Limited Partner for federal income tax purposes immediately prior to the disposition of the Interests. To the extent the amount realized exceeds the Limited Partner's adjusted basis in his Partnership Interest, the Limited Partner will recognize gain. For a discussion of the federal income tax rates applicable to the net capital gain from the sale of a capital asset, see "-- Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers -- Disposition of OP Units by Limited Partners."

     A Limited Partner who exercises his right to make the Note Election may be eligible to defer at least a portion of that gain under the "installment sale" rules. Those rules, however, may not permit the Limited Partner to defer all of the gain, and to the extent that the face amount of the Note outstanding at the end of the taxable year (plus any other installment obligations received by the Limited Partner during the year) exceeds $5,000,000, will require that the Limited Partner who defers gain pay to the IRS interest on the resulting tax that has been deferred. The Limited Partner, for instance, will not be eligible to defer gain to the extent that such gain would be taxed as ordinary income under Section 1245 or Section 1250 of the Code. In addition, to the extent that the Limited Partner's share of Partnership liabilities exceeds his adjusted tax basis in his Partnership Interest immediately prior to the Mergers (that is, to the extent the Limited Partner has a "negative capital account" for tax purposes), the Limited Partner will not be eligible to defer that amount of gain recognized upon the receipt of the Note (and thus a Limited Partner who has a "negative capital account" and makes the Note Election will recognize "phantom income" to the extent of that "negative capital account"). Lastly, if a Limited Partner disposes of his Note, any gain that had been deferred would be recognized in the year of disposition.

     The gain, if any, required to be recognized by a Limited Partner in connection with the Note Election can be offset by unused passive activity losses from the Partnerships and other investments. For purposes of determining the gain recognized by a Limited Partner as a result of making the Note Election, an Original Limited Partner's Adjusted Basis will reflect such Limited Partner's share of the syndication costs incurred by his Partnership at formation.

     THE SPECIFIC TAX ATTRIBUTES OF A PARTICULAR PARTNER WHO EXERCISES HIS RIGHT TO MAKE THE NOTE ELECTION COULD HAVE A MATERIAL IMPACT ON THE TAX CONSEQUENCES OF THE MERGERS, AND THE SUBSEQUENT OWNERSHIP AND DISPOSITION OF NOTES. THEREFORE, IT IS ESSENTIAL THAT EACH LIMITED PARTNER CONSIDERING MAKING THE NOTE ELECTION CONSULT WITH HIS OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE FEDERAL INCOME TAX LAWS TO SUCH PARTNER'S RESPECTIVE PERSONAL TAX SITUATION, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, OR FOREIGN TAXING JURISDICTION.

Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers

     Income and Deductions in General. Each Limited Partner that holds OP Units following the Mergers will be required to report on his income tax return, his allocable share of income, gains, losses, deductions and credits of the Operating Partnership. Such items must be included on the Limited Partner's federal income tax return without regard to whether the Operating Partnership makes a distribution of cash or other assets to the Limited Partner. No federal income tax will be payable by the Operating Partnership.

     Treatment of Operating Partnership Distributions. Distributions of money (including, for such purposes, deemed distributions resulting from decreases in a Limited Partner's share of Operating Partnership liabilities) by the Operating Partnership to a Limited Partner generally will not be taxable to such Limited Partner for federal income tax purposes to the extent of the Limited Partner's aggregate basis in his OP Units immediately before the distribution. Distributions of money in excess of such basis generally will be considered to be gain in the amount of such excess, a portion of which may be ordinary income. As discussed above (see "Tax Consequences of the Mergers -- Relief from Liabilities/Deemed Cash Distribution"), any reduction in a Limited Partner's share of the Operating Partnership's nonrecourse liabilities, either through repayment, refinancing with recourse liabilities, refinancing with nonrecourse liabilities secured by the other Hotels or otherwise, will be treated as a distribution of money to such Limited Partner. An issuance of additional OP Units by the Operating Partnership without a corresponding increase in debt, which causes a decline in the overall debt to capitalization ratio of the Operating Partnership, will also decrease the existing Limited Partners' share of nonrecourse liabilities of the Operating Partnership thus resulting in a corresponding deemed distribution of money.

     A non-pro rata distribution of money or property may result in ordinary income to a Limited Partner, regardless of his basis in his OP Units, if such distribution reduces the Limited Partner's share of the Operating Partnership's "unrealized receivables" (including depreciation recapture) and/or "substantially appreciated inventory items" (both as defined in Section 751 of the Code) (collectively, "Section 751 Assets"). To that extent, the Limited Partner will be treated as having received a distribution of his proportionate share of the Section 751 Assets and having exchanged such assets with the Operating Partnership in return for a portion of the actual distribution made equal to the fair market value of his proportionate share of the Section 751 Assets. This latter deemed exchange will generally result in the Limited Partner's realization of ordinary income under Section 751(b) of the Code. Such income will equal the excess of (1) the portion of such distribution deemed received in exchange for his proportionate share of the Section 751 Assets over
(2) the Limited Partner's basis in the share of such Section 751 Assets deemed relinquished in the exchange. Although the Operating Partnership does not currently expect to make an actual non-pro rata distribution of money or property, a deemed distribution of money resulting in connection with the Mergers and the REIT Conversion or upon the Operating Partnership's subsequent issuance of additional OP Units (as a result of a reduction in nonrecourse liabilities or the shifting of nonrecourse liabilities from existing partners to new partners or Host REIT) would constitute a non-pro rata distribution for purposes of Section 751(b).

     The IRS has ruled that the change in an existing partner's share of Section 751 Assets that would normally occur upon such an issuance, when coupled with such deemed distribution of money, will cause the application of Section 751(b) of the Code. The Partnership Agreement provides, however, that recapture income will be allocated, to the extent possible, to the partners of the Operating Partnership who were allocated the deductions giving rise to the treatment of gain as recapture income (including by reason of any deductions previously allocated to the Limited Partners as holders of Partnership Interests). Such allocations, if respected, along with allocations in accordance with Section 704(c) principles, should minimize the risk of recognition of ordinary income under Section 751(b) of the Code upon an Operating Partnership offering of additional interests. The IRS may contend, however, that such a deemed exchange of Section 751 Assets has occurred and, therefore, that ordinary income must be realized under Section 751(b) of the Code by partners whose percentage interests in the Operating Partnership have decreased due to such offering of additional interests.

     Initial Tax Basis of OP Units. In general, a Limited Partner will have an initial tax basis in his OP Units received in the Mergers ("Initial Basis") equal to the aggregate basis in his Partnership Interest, adjusted as set forth below to reflect the effects of the Mergers (that is, reduced to reflect any deemed cash distribution resulting from a reduction in the Limited Partner's share of Partnership liabilities and increased to reflect any income or gain required to be recognized in connection with the Mergers (including income attributable to the sale of personal property by certain Partnerships in connection with the REIT Conversion)).

     If a Limited Partner's share of nonrecourse liabilities decreases as a result of the Mergers (see "-- Tax Consequences of the Mergers -- Relief from Liabilities/Deemed Cash Distribution"), such Limited Partner may have an Initial Basis in his OP Units that is significantly lower than the basis in his Partnership Interest immediately before the Mergers. A Limited Partner whose basis is so reduced can expect to receive taxable distributions of cash and taxable deemed distributions of cash resulting from a reduction of such Limited Partner's share of Operating Partnership nonrecourse liabilities sooner than he would have if such basis reduction had not occurred. Such basis reduction also will affect the Limited Partner's ability to deduct his share of any Operating Partnership tax losses. For the effect on a Limited Partner of a reduction in basis that may result from the Mergers, see "-- Tax Consequences of the Mergers -- Relief from Liabilities/Deemed Cash Distribution" and "-- Treatment of Operating Partnership Distributions," above and "-- Limitations on Deductibility of Losses," below.

     A Limited Partner's Initial Basis in his OP Units generally will be increased by any capital contributions made by the Limited Partner to the Operating Partnership and by the Limited Partner's share of (a) Operating Partnership taxable income and (b) subsequent increases in nonrecourse liabilities incurred by the Operating Partnership, if any. Generally, a Limited Partner's Initial Basis in his OP Units will be decreased (but not below zero) by his share of (i) Operating Partnership distributions, (ii) subsequent decreases in liabilities of the Operating Partnership, including any decrease in his share of nonrecourse liabilities of the Operating Partnership (see "-- Tax Consequences of the Mergers -- Relief from Liabilities/Deemed Cash Distribution"), (iii) losses of the Operating Partnership, and (iv) nondeductible expenditures of the Operating Partnership that are not chargeable to capital.

     Allocations of Operating Partnership Income, Gain, Loss and Deduction. The Partnership Agreement provides that if the Operating Partnership operates at a net loss, net losses shall be allocated to Host REIT and the limited partners in proportion to their respective percentage ownership interests in the Operating Partnership, provided that net losses that would have the effect of creating a deficit balance in a limited partner's capital account (as specially adjusted for such purpose) ("Excess Losses") will be reallocated to Host REIT, as general partner of the Operating Partnership. The Partnership Agreement also provides that, if the Operating Partnership operates at a net profit, net income shall be allocated first to Host REIT to the extent of Excess Losses with respect to which Host REIT has not previously been allocated net income and any remaining net income shall be allocated in proportion to the respective percentage ownership interests of Host REIT and the limited partners. Finally, the Partnership Agreement provides that if the Operating Partnership has preferred units outstanding, income will first be allocated to such preferred units to the extent necessary to reflect and preserve the economic rights associated with such preferred units.

     Under Section 704(b) of the Code, a partnership's allocation of any item of income, gain, loss, or deduction to a partner will be given effect for federal income tax purposes so long as it has "substantial economic effect," or is otherwise in accordance with the "partner's interest in the partnership." If an allocation of an item does not satisfy this standard, it will be reallocated among the partners on the basis of their respective interests in the partnership, taking into account all facts and circumstances. The Operating Partnership believes that the allocations of items of income, gain, loss and deduction under the Partnership Agreement, as described above, will be considered to have substantial economic effect under the applicable Treasury Regulations.

     Tax Allocations with Respect to Book-Tax Difference on Contributed Hotels. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property and the adjusted tax basis of such property at the time of contribution (referred to as "Book-Tax Difference"). It is anticipated that, at the time of the Mergers, there will exist a substantial amount of Book-Tax Difference with respect to each of the Hotels. Because of prior depreciation deductions, this will be the case even if a particular Hotel has not appreciated in value in economic terms.

     The Partnership Agreement requires allocations of income, gain, loss and deduction attributable to the Hotels with respect to which there is a Book-Tax Difference be made in a manner that is consistent with Section 704(c) of the Code. The Partnership Agreement provides Host REIT, as general partner, with substantial latitude in determining how to apply the Section 704(c) requirements to the Operating Partnership. Host REIT intends to use the "traditional method" described in the Treasury Regulations under Section 704(c) (with a provision for a curative allocation of gain on sale to the extent prior allocations of depreciation with respect to a specific Hotel were limited by the "ceiling rule" applicable under the traditional method). Under the traditional method, in the case of a Hotel with respect to which there is a Book-Tax Difference, a Limited Partner who was a Limited Partner in the Partnership that is deemed to have contributed such Hotel will be allocated less depreciation (or perhaps no depreciation) with respect to such Hotel (and thus more taxable income) than would be the case if the Mergers had not occurred and the Limited Partner continued to hold his Partnership Interest. For such a Limited Partner, these incremental allocations of income should be offset, at least in part, by depreciation deductions allocable to such Limited Partner with respect to (i) the Hotels held by the Operating Partnership through its ownership interests in Hotel Partnerships in which the Limited Partner was not a limited partner prior to the Mergers and (ii) the Hotels contributed by Host and the Blackstone Entities in connection with the Mergers. Nevertheless, it is possible that, as a result of these various allocations, the income allocable to a Limited Partner from the Operating Partnership (and, possibly, in the case of Limited Partners from some Partnerships, the resulting tax liability attributable to such income) could equal or exceed, perhaps by a substantial amount, the actual cash distributions to be received by the Limited Partner from the Operating Partnership.

     In light of the complexity of the governing rules affecting the calculation and allocation of depreciation with respect to properties contributed to a partnership, particularly when a number of those properties are subject to the separate adjustments required in connection with a technical termination under
Section 708 of the Code, the number of Hotels that the Operating Partnership will be acquiring in connection with the Mergers and the REIT Conversion, and the impact on these calculations of other outside events, including equity offerings by Host or Host REIT and other acquisitions undertaken by Host, Host REIT or the Operating Partnership prior to or in connection with the REIT Conversion, the Operating Partnership and the General Partners believe that it is impossible to predict with any degree of precision the impact that the Mergers and the REIT Conversion will have on the future depreciation allocable by the Operating Partnership to the Limited Partners who participate in the Mergers.

     If a Hotel with a Book-Tax Difference is sold, any Book-Tax Difference remaining at the time the Hotel is sold would be required to be allocated exclusively to the Partners who were Partners in the Partnership that owned that Hotel, even though the proceeds of such sale would be allocated proportionately among all the partners in the Operating Partnership (and likely would be retained by the Operating Partnership, rather than distributed to holders of OP Units and Common Shares of Host REIT). Under the "traditional method" of allocation that will be used by the Operating Partnership, however, the gain required to be specially allocated under these rules would not exceed the gain that is actually recognized by the Partnership on the sale and allocated to the Operating Partnership (unlike under certain alternative allocation methods available, pursuant to which the gain allocated to the former partners of a Partnership that sells a Hotel after the Mergers could exceed the gain actually recognized by the Partnership and allocated to the Operating Partnership). For a discussion of the impact to the Limited Partners of the Book-Tax Difference from a sale of a Hotel, see "-- Sale of Individual Hotels" below.

     The Partnership Agreement also requires that any gain allocated to the Limited Partners (i) upon the sale or other taxable disposition of any Operating Partnership asset or (ii) due to the allocation of gain to the Operating Partnership from its interest in a Partnership, shall, to the extent possible, and after taking into account other required allocations of gain pursuant to the Partnership Agreement, be characterized as recapture income in the same proportions and to the same extent that such Limited Partners have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as recapture income (including by reason of any deductions previously allocated to them as holders of Partnership Interests).

     Sale of Individual Hotels. The current value of each of the Hotels exceeds its adjusted basis by a significant amount. Therefore, the Hotels owned by the Partnerships have significant Book-Tax Differences. In the event Host REIT were to cause a Partnership to sell a Hotel, the former Partners in that Partnership who hold OP Units would be specially allocated by the Operating Partnership an amount of taxable gain equal to the Hotel's Book-Tax Difference at the time of the sale, which will equal the Book-Tax Difference at the time of the Mergers, adjusted as described above in "Tax Allocations with Respect to Book-Tax Difference on Contributed Hotels." This special allocation will be made to the former Limited Partners in that Partnership in accordance with the manner in which gain would have been allocated under the applicable Partnership agreement if the Partnership had sold all of its assets at the time of the Mergers for an amount equal to aggregate Appraised Value of its Hotels. Such former Limited Partners would report the additional gain on their individual federal income tax returns. In addition, such former Limited Partners would not be entitled to any special distributions from the Operating Partnership in connection with such a sale, and thus they would not necessarily receive cash distributions from the Operating Partnership sufficient to pay such additional taxes. Although certain Hotels (including all of the Blackstone Hotels and the Hotel owned by Atlanta Marquis) will be covered by agreements with third parties that will restrict the Operating Partnership's ability to dispose of those properties, the Partnership Agreement does not impose any restriction upon the Operating Partnership's ability to cause a Partnership to sell any of the individual Hotels owned by the Partnerships. If a former Limited Partner is required to recognize gain from the sale of a Hotel, however, such a Limited Partner with passive losses or passive loss carry forwards may be able to use such losses to offset such gain, unless the Operating Partnership is treated as a publicly traded partnership for federal income tax purposes. See "Tax Status of the Operating Partnership" above.

     The estimated Book-Tax Difference per Partnership Unit with respect to the Hotels owned by each of the Partnerships (computed assuming that the value of the OP Units received in the Mergers equals, but does not exceed, the Exchange Value of each Partnership) is set forth below. The amount of the Book-Tax Difference could be substantially different for a Limited Partner in a Partnership who acquired his Partnership Interest subsequent to the formation of such Partnership.

                                              704(c)
                                       Book-Tax Difference
                                      (per Partnership Unit)
 Partnership                         ------------------------
 -----------

 Atlanta Marquis

 Chicago Suites

 Desert Springs

 Hanover

 MDAH

 MHP

 MHP2

 PHLP


     Refinancing of the Indebtedness Secured by Individual Hotels. As described above under "Tax Consequences of the Mergers -- Relief from Liabilities/Deemed Cash Distribution," Host REIT does not expect that a participating Limited Partner whose adjusted basis in his Partnership Interest is equal to or greater than the Original Limited Partner's Adjusted Basis for his Partnership would recognize taxable gain at the time of the Mergers as a result of relief from liabilities resulting in a taxable deemed distribution in connection with the Mergers (based on the assumptions set forth under the caption "Assumptions Used in Determining Tax Consequences of the Mergers" above). However, there can be no assurance that any future refinancing of the indebtedness securing the Hotels would not result in a reduction of the liabilities allocated to the Limited Partners, thus resulting in a taxable deemed distribution. Although certain Hotels (including all of the Blackstone Hotels and the Hotel owned by the Atlanta Marquis) will be covered by agreements with third parties which will restrict the Operating Partnership's ability to refinance the indebtedness encumbering those Hotels, the Partnership Agreement does not impose any restriction on the Operating Partnership's ability to refinance (or cause a Partnership to refinance) the indebtedness secured by any of the Hotels owned by the Partnership. The Operating Partnership has no present plan to prepay any of the indebtedness secured by the Hotels owned by the Partnerships. The Operating Partnership, however, will have to repay mortgage indebtedness securing the Hotels owned by the Partnerships at the time such indebtedness matures. There can be no assurance that at such time the Operating Partnership will be able to obtain nonrecourse mortgage indebtedness secured only by those Hotels in an amount sufficient to avoid a deemed cash distribution to the former Limited Partners in that Partnership. (These considerations are particularly relevant with respect to the Limited Partners in PHLP, where the existing mortgage indebtedness, which matures in December 1998 but can be extended until December 1999, will need to be refinanced within one year following the Mergers.) Moreover, it is important to note that the Operating Partnership's current long-term financing strategy is to have as little debt as possible that is secured by individual Hotels and to have as much of its debt as is possible in the form of unsecured debt, held either by the public or by institutional investors, which debt may or may not be recourse to Host REIT, as general partner of the Operating Partnership. Depending upon its terms, such debt may not qualify as either "nonrecourse liabilities" for purposes of the rules under Section 752 of the Code (see "Tax Consequences of the Mergers -- Relief from Liabilities/Deemed Cash Distribution") or as "qualified nonrecourse financing" for purposes of the "at risk" rules (see "Tax Consequences of the Mergers -- Section 465(e) Recapture"). As described above

(see "Tax Consequences of the Mergers -- IRS Ruling Request Regarding Allocation of Partnership Liabilities"), the Operating Partnership has requested from the IRS a ruling to the effect that such unsecured indebtedness of the Operating Partnership that is issued initially to institutional investors and is not recourse to Host REIT (i) would qualify as "nonrecourse liabilities" for purposes of Code Section 752, (ii) to the extent the proceeds thereof are applied to repay existing nonrecourse mortgage indebtedness secured by one or more Hotels, would be considered to be "secured" by those Hotels) for purposes of computing the Section 704(c) Minimum Gain with respect to such Hotels (and thus would be allocable under "tier two" to the former Limited Partners in the Partnership owning those Hotels), and (iii) would constitute "qualified nonrecourse financing" secured by such Hotels for purposes of Code Section 465.

     Generally, the maximum amount of gain that a Limited Partner could recognize as a result of a reduction in nonrecourse liabilities is (i) the amount by which his share of the liabilities of his Partnership (determined as set forth in "Tax Consequences of the Mergers -- Relief from Liabilities/Deemed Cash Distribution") immediately prior to the Mergers exceeds his adjusted basis in his Partnership Interest immediately prior to the Mergers (which amount generally should be reflected as a "negative capital account" with respect to the Partnership Interest held at the time of the Mergers), plus (ii) actual cash distributions received with respect to OP Units subsequent to the Mergers to the extent such cash distributions exceed the net taxable income allocated to the Limited Partner with respect to the OP Units. The chart below sets forth the estimated "capital accounts" for Limited Partners in each of the Partnerships (per Partnership Unit) as of the time of the Mergers (computed assuming that such Limited Partner's adjusted basis in his Partnership Interest is the same as the Original Limited Partner's Adjusted Basis for his Partnership, as described under "Assumptions Used in Determining Tax Consequences of the Mergers" above).

                                            Estimated
                                         Capital Account
                                      (per Partnership Unit)
 Partnership                          ----------------------
 -----------

 Atlanta Marquis                            ($157,536)

 Chicago Suites                              $ 17,478

 Desert Springs                             ($ 19,072)/1/

 Hanover                                     $ 59,522/2/

 MDAH                                        $ 46,600/3/

 MHP                                        ($ 82,935)

 MHP2                                        $ 54,863/4/

 PHLP                                       ($ 51,825)


/1/ For a Limited Partner who purchased his Partnership Unit for cash.
    ($18,871) for a Limited Partner who purchased his Partnership Unit for an installment note.
/2/ For a Limited Partner who purchased his Partnership Unit for cash. $71,922 for a Limited Partner who purchased his Partnership Unit for an installment note.
/3/ For a Limited Partner who purchased his Partnership Unit for cash and did not elect to reduce his basis in such Partnership Unit to defer the recognition of "cancellation of debt income" in 1993 ($41,746 for a Limited Partner who paid cash and did elect to reduce basis). $45,660 for a Limited Partner who purchased his Partnership Unit for an installment note and did not reduce basis ($40,806 for a Limited Partner who purchased an installment note and did elect to reduce basis).
/4/ For a Limited Partner who purchased his Partnership Unit for cash. $55,773 for a Limited Partner who purchased his Partnership Unit for an installment note.

     Dissolution of the Operating Partnership. In the event of the dissolution of the Operating Partnership, see "Description Of OP Units -- Dissolution, Winding Up and Termination," above, a distribution of Operating Partnership property (other than money) will not result in taxable gain to a holder of OP Units (except to the extent provided in Code Sections 737, 704(c)(1)(B) and 731(c) of the

Code), and a Limited Partner that holds OP Units at the time of the dissolution will hold such distributed property with a basis equal to the adjusted basis of his OP Units, reduced by any money distributed in liquidation. The liquidation of the Operating Partnership, however, will be taxable to a Limited Partner that holds OP Units to the extent that any money distributed in liquidation (including any money deemed distributed as a result of relief from liabilities) exceeds such Limited Partner's adjusted tax basis in his OP Units. If Host REIT were to issue to Limited Partners Common Shares of Host REIT upon dissolution of the Operating Partnership, a Limited Partner likely would be treated as if it had exchanged his OP Units for such Common Shares and would recognize gain or loss as if such OP Units were sold in a fully taxable exchange. See " Tax Treatment of Exercise of Unit Redemption Right," below.

     Limitations on Deductibility of Losses; Treatment of Passive Activities and Portfolio Income. The passive loss limitations generally provide that individuals, estates, trusts and certain closely held corporations and personal service corporations can only deduct losses from passive activities (generally activities in which the taxpayer does not materially participate, which would include the Operating Partnership for Limited Partners) to the extent that such losses are not in excess of the taxpayer's income from passive activities or investments. A Limited Partner will be able to offset losses from other passive activities against income from the Operating Partnership that is considered passive income (but not portfolio income) so long as the Operating Partnership is not treated as a publicly traded partnership. The Operating Partnership and the General Partners believe, however, that there is a substantial risk that the Operating Partnership will be treated as a publicly traded partnership for purposes of the passive loss rules. See "Tax Status of the Operating Partnership," above. In the event that the Operating Partnership is classified as a publicly traded partnership, any losses or deductions of the Operating Partnership allocable to a Limited Partner could not be used to offset passive income from other passive activities. Similarly, losses from other passive activities (including losses attributable to the Partnerships for periods prior to the Mergers) could not be applied to offset income of the Operating Partnership allocated to a Limited Partner.

     In addition to the foregoing limitations, a Limited Partner that holds OP Units may not deduct from taxable income his share of Operating Partnership losses, if any, to the extent that such losses exceed the lesser of (i) the adjusted tax basis of his OP Units at the end of the Operating Partnership's taxable year in which the loss occurs and (ii) the amount for which such holder is considered "at risk" at the end of that year. In general, a Limited Partner will initially be "at risk" to the extent of the basis in his OP Units (unless he borrowed amounts on a nonrecourse basis to acquire or carry his Partnership Interest), including for such purpose only such Limited Partner's share of the Operating Partnership's liabilities, as determined under Section 752 of the Code, that are considered "qualified nonrecourse financing" for purposes of the "at risk" rules. The Operating Partnership believes that the existing debt secured by the Hotels (to the extent not guaranteed by or loaned by Host or one of the General Partners) will constitute qualified nonrecourse financing for this purpose, but there can be no assurance that the IRS might not contend otherwise. Moreover, there can be no assurance that debt incurred by the Operating Partnership in the future to refinance existing debt would be considered qualified nonrecourse financing. After consummation of the Mergers, in general, a Limited Partner's "at risk" amount will increase or decrease as the adjusted basis in his OP Units increases or decreases. Losses disallowed to a holder of OP Units as a result of these rules can be carried forward and may be allowable to such holder to the extent that his adjusted basis or "at risk" amount (whichever was the limiting factor) is increased in a subsequent year. The "at risk" rules apply to an individual partner, an individual shareholder of a corporate partner that is an S corporation and a corporate partner if fifty percent (50%) or more of the value of stock of such corporate partner is owned directly or indirectly by five or fewer individuals at any time during the last half of the taxable year.

     The "at risk" provisions of the Code generally do not apply to losses attributable to real property placed in service prior to January 1, 1987, by the taxpayer or by or to losses attributable to a partnership in which the taxpayer acquired its interests before that date. Pursuant to these rules, the "at risk" rules have not been applicable to date to those PHLP, MHP and Hanover Limited Partners who acquired their Interests at the time of the original offerings of the Interests in their Partnerships and who have held those Interests since that time. These Limited Partners, however, will become subject to the "at risk" rules as a result of the Mergers and their receipt of OP Units in connection therewith (since the OP Units do not qualify for the "grandfather" rule).

     Section 754 Election. The Operating Partnership will make the election permitted by Section 754 of the Code effective for its first taxable year commencing immediately after the REIT Conversion. It is irrevocable unless the consent of the IRS is obtained. The election will generally permit a purchaser of OP Units in 1999 or thereafter, such as Host REIT when it acquires OP Units from Limited Partners upon a redemption of OP Units, to adjust its share of the basis in the Operating Partnership's properties ("inside basis") pursuant to
Section 743(b) of the Code to fair market value (as reflected by the value of consideration paid for the OP Units), as if such purchaser had acquired a direct interest in the Operating Partnership's assets. The Section 743(b) adjustment is attributed solely to a purchaser of OP Units and is not added to the bases of the Operating Partnership's assets associated with all of the holders of OP Units in the Operating Partnership. An acquirer of OP Units (such as Host REIT when it acquires OP Units from Limited Partners upon a redemption of OP Units) that obtains a Section 743(b) adjustment by reason of such acquisition will be allowed depreciation with respect to such adjustment beginning as of the date of the exchange as if the adjustment were new property placed in service as of that date. A similar basis adjustment would be permitted for the Operating Partnership when there is a distribution or a deemed distribution to a holder of OP Units that results in the recognition of gain to such holder of OP Units.

     Effect of the Mergers on Depreciation. Under Section 708(b)(1)(B) of the Code, a partnership will be considered to have been terminated if within a twelve-month period there is a sale or exchange of 50% or more of the interests in partnership capital and profits. As a result of the Mergers, each of the Partnerships will terminate under Section 708(b)(1)(B) of the Code. Section 168(i)(7) of the Code provides, in effect, that when a partnership terminates under Section 708(b)(1)(B) of the Code the partnership must begin new depreciation periods for its property. As a result, the remaining bases of the Hotels owned by the Partnerships acquired by the Operating Partnership in the Mergers will be depreciated over 39 years, rather than over the remaining current life of the Hotels (which range from less than one year to 39 years). The Partnerships are presently depreciating such remaining bases over shorter, in some cases significantly shorter, periods of time. Thus, the Mergers will adversely affect the computation of depreciation deductions with respect to the Hotels owned by the Participating Partnerships (as well as certain other Private Partnerships in which the Operating Partnership will acquire an interest in connection with the REIT Conversion), as compared to the computation of depreciation deductions with respect to the Hotels by such Partnerships prior to the Mergers. The effect upon the depreciation deductions to be taken with respect to the Hotels held by each such Partnership will (in a majority, but not in all, of the cases) be significant.

     Disposition of OP Units by Limited Partners. If OP Units are sold or otherwise disposed of, the determination of gain or loss from the sale or other disposition will be based on the difference between the amount realized and the tax basis for such OP Units. See " Initial Tax Basis of OP Units," above. Upon the sale of OP Units, the "amount realized" will be measured by the sum of the cash and fair market value of other property received for the OP Units plus the portion of the Operating Partnership's liabilities considered allocable to the OP Units sold. Similarly, upon a gift of OP Units, a Limited Partner will be deemed to have received cash equal to the portion of the Operating Partnership's nonrecourse liabilities considered allocable to such OP Units. To the extent that the amount of cash or property received plus the allocable share of the Operating Partnership's nonrecourse liabilities exceeds the Limited Partner's basis for the OP Units disposed of, such Limited Partner will recognize gain. The tax liability resulting from such gain could exceed the amount of cash received upon such disposition.

     Such gain will be capital gain if the OP Units have been held by the Limited Partner as a capital asset. However, to the extent that the amount realized upon the sale of OP Units attributable to a Partner's share of the Operating Partnership's inventory items and/or "unrealized receivables" (as defined in Section 751 of the Code) exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Unrealized receivables include, to the extent not previously includible in Operating Partnership income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if the Operating Partnership had sold its assets at their fair market value at the time of the transfer of the OP Units, such as "depreciation recapture" under Sections 1245 and 1250 of the Code.

     For corporations, the maximum rate of tax on the net capital gain from a sale or exchange of a capital asset held for more than 12 months is currently 35%. The Taxpayer Relief Act of 1997 (the "1997 Act") altered the taxation of capital gain income for non-corporate taxpayers. Pursuant to the 1997 Act, for individuals, trusts and estates, the maximum rate of tax on the net capital gain from a sale or exchange of a capital asset held for more than 18 months is currently 20%, and the maximum rate for capital assets held for more than one year but not more than 18 months is currently 28%. In addition, the maximum rate for net capital gains attributable to the sale of depreciable real property held for more than 18 months is currently 25% (rather than 20%) to the extent of the prior deductions for "unrecaptured Section 1250 gain" (that is, previously claimed depreciation deductions that would not be recaptured as ordinary income). The 1997 Act also provides special rules for "qualified 5-year gain," and other changes to prior law.

     The 1997 Act provides the IRS with authority to issue regulations that could, among other things, apply these rates on a look-through basis in the case of "pass-through" entities such as the Operating Partnership. The IRS has not yet issued such regulations, and if it does not issue such regulations in the future, the rate of tax that would apply to the disposition of OP Units by an individual, trust or estate likely would be determined based upon the period of time over which such individual, trust or estate held such Units. No assurance, however, can be provided that the IRS will not issue regulations that would provide that the rate of tax that would apply to the disposition of Units by an individual, trust or estate would be determined based upon the nature of the assets of the Operating Partnership and the periods of time over which the Operating Partnership held such assets. Moreover, no assurance can be provided that such regulations would not be applied retroactively. If such regulations were to apply to the disposition of OP Units, any gain on such sale possibly could be treated partly as gain from the sale of a capital asset held for more than 18 months, partly as gain from the sale of a capital asset held for more than one year but not more than 18 months, partly as gain from the sale of a capital asset held for one year or less, and partly as gain that is considered "unrecognized Section 1250 gain." Limited Partners are urged to consult with their own tax advisors with respect to the new rules contained in the 1997 Act.

     Tax Treatment of Exercise of Unit Redemption Right. In the event that a Limited Partner exercises his Unit Redemption Right (see "Description of OP Units -- Unit Redemption Right") it is generally anticipated that Host REIT will elect to exercise its right (under the Partnership Agreement) to acquire the redeeming Limited Partner's OP Units in exchange for cash or Common Shares; however, Host REIT will be under no obligation to exercise such right. In the event that Host REIT does so elect, such transaction will be a fully taxable sale to the redeeming Limited Partner, and such redeeming Limited Partner will be treated as realizing in connection with such sale an amount equal to the amount of the cash or the value of the Common Shares received in the exchange plus the amount of Operating Partnership liabilities allocable to the redeemed OP Units at the time of the redemption.

     If Host REIT does not elect to assume the obligation to redeem a Limited Partner's OP Units, the Operating Partnership generally will be required to redeem such OP Units for cash. If the Operating Partnership redeems OP Units for cash that Host REIT contributes to the Operating Partnership to effect such redemption, the redemption likely will be treated as a sale of such OP Units to Host REIT in a fully taxable transaction, although the matter is not free from doubt. In that event, the redeeming Limited Partner will recognize taxable gain or loss to the extent that the amount he is treated as realizing (the amount of the cash received in the exchange plus the amount of Operating Partnership liabilities allocable to the redeemed OP Units at the time of the redemption) exceeds or is less than, respectively, his adjusted tax basis in his OP Units redeemed. If, instead, the Operating Partnership chooses to redeem a Limited Partner's OP Units for cash that is not contributed by Host REIT to effect the redemption, the tax consequences will be the same as described in the previous sentence, except that if the Limited Partner redeems less than all of his OP Units, the Limited Partner will not be permitted to recognize any taxable loss in connection with the redemption and will recognize taxable gain on the redemption only to the extent that the sum of cash and the share of Operating Partnership liabilities allocable to the redeemed OP Units exceeds the Limited Partner's adjusted tax basis in all of his OP Units held immediately before the redemption (rather than just the basis of the OP Units redeemed).

     For a discussion of the impact of the receipt and exercise of a Limited Partner's Unit Redemption Right upon the tax consequences of the Mergers, see "Tax Consequences of the Mergers -- Unit Redemption Right," above.

     Tax Shelter Registration. Under Section 6111 of the Code, the person principally responsible for organizing certain "tax shelters" must register the "tax shelter" with the IRS. Host REIT may be required to register the Operating Partnership with the IRS as a "tax shelter" pursuant to this provision. The following rules will apply if such registration is required. Host REIT will be required to provide each Limited Partner with the tax shelter registration number assigned to the Operating Partnership by the IRS. Each Limited Partner will then be required to include this tax shelter registration number on any tax return on which the Limited Partner claims any deduction, credit, loss, or other tax benefit, or reports any income, from the Operating Partnership. Each Limited Partner must report the tax shelter registration number by preparing a Form 8271 ("Investor Reporting of Tax Shelter Registration Number") with respect to the Operating Partnership and attaching it to his return. The penalty for failure to include the tax shelter registration number in a return is $250 per failure per return.

     In addition, if a Limited Partner transfers any OP Units, he is required to provide the transferee with the Operating Partnership's tax shelter registration number generally in the same manner and form in which such registration number is originally provided to the Limited Partner by Host REIT. The penalty for failure to provide the tax shelter registration number to a transferee of OP Units is $100 per occurrence.

     In connection with the registration of the Operating Partnership as a tax shelter, Host REIT would be required, under Section 6112 of the Code, to maintain a list of all investors purchasing OP Units. Such list must include the name, address and taxpayer identification number of each purchaser, the number of OP Units acquired and the date of acquisition. Section 6112 requires that such list be maintained and made available for inspection upon the request of the Service for a period of seven years.

     In addition, Section 6112 requires that any Limited Partner who transfers any OP Units maintain and make available to the Service, for seven years, a list specifying the name, address and taxpayer identification number of the transferee of such OP Units, as well as the date of transfer. As an alternative to maintaining such list for seven years, a Limited Partner may satisfy its obligation under Section 6112 by sending the information required to be included on such list to Host REIT

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

at the time the OP Units are transferred. The penalty for failure either to maintain such a list or to send the required information to Host REIT is $50.

     REGISTRATION OF THE OPERATING PARTNERSHIP WITH THE INTERNAL REVENUE SERVICE AND THE ISSUANCE OF A REGISTRATION NUMBER DOES NOT INDICATE THAT THIS INVESTMENT OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED, OR APPROVED BY THE INTERNAL REVENUE SERVICE.

     Operating Partnership Income Tax Information Returns and Operating Partnership Audit Procedures. The Operating Partnership plans to furnish the holders of OP Units with the tax information reasonably required by the holders of OP Units for federal and state income tax reporting purposes within 90 days of the close of each of the Operating Partnership's taxable years.

     The federal income tax information returns filed by the Operating Partnership may be audited by the IRS. The Code contains partnership audit procedures governing the manner in which IRS audit adjustments of partnership items are resolved. The Operating Partnership will be able to elect (i) to participate in the simplified pass-through system for audits that was enacted as part of the 1997 Act, which election is available to partnerships that have 100 or more partners and meet certain other requirements set forth in the 1997 Act; or (ii) to have its audits governed under the audit rules which were enacted as part of the Tax Equity and Fiscal Responsibility Act of 1982 ("TEFRA"). The Operating Partnership has not yet made this determination, but in making the determination, Host REIT, as general partner of the Operating Partnership, will not be required (but will be expressly permitted) to take into account the tax consequences of the determination to any holder of OP Units, and the holders of OP Units will have no right to approve or disapprove of such determination.

     Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss, deduction and credit is determined at the partnership level in a unified partnership proceeding, rather than in separate proceedings with each partner. The Code provides for one person to be designated as the "Tax Matters Partner" for these purposes. The Partnership Agreement appoints Host REIT as the Tax Matters Partner for the Operating Partnership.

     Under TEFRA, the Tax Matters Partner is authorized, but not required, to take certain actions on behalf of the Operating Partnership and the Limited Partners and can extend the statute of limitations for assessment of tax deficiencies against Limited Partners with respect to Operating Partnership items. The Tax Matters Partner will make a reasonable effort to keep each Limited Partner informed of administrative and judicial tax proceedings with respect to Operating Partnership items in accordance with Treasury Regulations issued under Section 6223 of the Code. In connection with adjustments to Operating Partnership tax returns proposed by the IRS, the Tax Matters Partner may bind any Limited Partner with less than a one percent (1%) profits interest in the Operating Partnership to a settlement with the IRS unless the Limited Partner elects, by filing a statement with the IRS, not to give such authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review (to which all the Limited Partners are bound) of a final Operating Partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, such review may be sought by any Limited Partner having at least a one percent (1%) interest in the profits of the Operating Partnership and by partners in the Operating Partnership having, in the aggregate, at least a five percent (5%) profits interest. Only one judicial proceeding will go forward, however, and each Limited Partner with an interest in the outcome may participate.

     The Limited Partners will generally be required to treat Operating Partnership items on their federal income tax returns in a manner consistent with the treatment of the items on the Operating Partnership information return. In general, that consistency requirement is waived if the

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

Limited Partner files a statement with the IRS identifying the inconsistency. Failure to satisfy the consistency requirement, if not waived, will result in an adjustment to conform the treatment of the item by the Limited Partner to the treatment on the Operating Partnership return. Even if the consistency requirement is waived, adjustments to the Limited Partner's tax liability with respect to Operating Partnership items may result from an audit of the Operating Partnership's or the Limited Partner's tax return. Intentional or negligent disregard of the consistency requirement may subject a Limited Partner to substantial penalties. In addition, an audit of the Operating Partnership return may also lead to an audit of an individual Limited Partner's tax return and such audit could result in adjustment of nonpartnership items.

     If a partnership makes an election to have the simplified audit procedure for large partnerships enacted as part of the 1997 Act apply, there would be differences in the rights of Limited Partners. For example, as under the TEFRA rules, the IRS would challenge a reporting position taken by the Operating Partnership by conducting a single administrative proceeding, the outcome under which would bind all partners. Unlike partners in a TEFRA partnership, however, partners in an electing large partnership under the 1997 Act have no individual right to notice of the adjustment proceedings, and no individual right to participate in the proceedings. Like other partnerships, an electing partnership under the 1997 Act may request judicial review of a partnership adjustment. However, unlike partnerships governed by TEFRA, the individual partners in an electing large partnership have no right to file petitions for readjustment of the partnership items. Finally, a partner in an electing partnership must report all partnership items consistently with their treatment on the partnership return. Unlike the comparable TEFRA audit rule, an inconsistency cannot be excused by notifying the IRS of the differing treatment. Limited Partners who fail to report partnership items consistently with their treatment on the partnership return are subject to accuracy-related and fraud penalties.

     Alternative Minimum Tax on Items of Tax Preference. The Code contains different sets of minimum tax rules applicable to corporate and non-corporate taxpayers. The discussion below relates only to the alternative minimum tax applicable to non-corporate taxpayers. LIMITED PARTNERS THAT ARE CORPORATIONS SHOULD CONSULT WITH THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF THE CORPORATE MINIMUM TAX PROVISIONS FOLLOWING CONSUMMATION OF THE MERGERS.

     Non-corporate taxpayers are subject to an alternative minimum tax to the extent the tentative minimum tax ("TMT") exceeds the regular income tax otherwise payable. The rate of tax imposed on alternative minimum taxable income ("AMTI") in computing TMT is 26% for AMTI under $175,000 and 28% for AMTI over $175,000. AMTI consists of the taxpayer's taxable income, as adjusted under Section 56 and 58 of the Code, plus its items of tax preference; certain taxpayers are entitled to an exemption amount equal to $45,000 for a joint return or as surviving spouse, $33,750 for a single return and $22,500 for married persons filing separate returns, estates and trusts. These exemption amounts will be phased out if the AMTI of a taxpayer exceeds certain thresholds.

     In computing alternative minimum taxable income, for all depreciable property placed in service after May 13, 1993, an alternative cost recovery (depreciation) system is substituted for the regular tax cost recovery (depreciation) system. For example, cost recovery for real property is computed on the straight-line basis over a 40-year life, rather than the 27.5- or 39-year lives used under the regular tax system. The 1997 Act eliminates this requirement for any property placed in service after December 31, 1998. The limitation on deduction of passive activity losses (as recomputed for AMTI purposes) applies to the calculation of AMTI. The utilization of itemized deductions is also limited.

     The Operating Partnership will not be subject to the alternative minimum tax, but the Limited Partners are required to take into account on their own tax returns their respective shares of the Operating Partnership's tax preference items and adjustments (and their shares of tax

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

preference items and adjustments of the Partnerships and other Subsidiaries which are allocated to the Operating Partnership) in order to compute alternative minimum taxable income. Since the impact of this tax depends on each Limited Partner's particular situation, the Limited Partners are urged to consult their own tax advisors as to the applicability of the alternative minimum tax following consummation of the Mergers.

     State and Local Taxes. In addition to the federal income tax aspects described above, a Limited Partner should consider the potential state and local tax consequences of owning OP Units. Tax returns may be required and tax liability may be imposed both in the state or local jurisdictions where a Limited Partner resides and in each state or local jurisdiction in which the Operating Partnership has assets or otherwise does business. Thus, Limited Partners holding OP Units in the Operating Partnership either directly or through one or more partnerships or limited liability companies may be subject to state and local taxation in a number of jurisdictions in which the Operating Partnership directly or indirectly holds real property and would be required to file periodic tax returns in those jurisdictions. In this regard, immediately following the Mergers, the Operating Partnership expects that it will own properties in approximately 28 states across the United States as well as the District of Columbia. The Operating Partnership anticipates providing the Limited Partners with any information reasonably necessary to permit them to satisfy state and local return filing requirements. Furthermore, the Operating Partnership will be subject to a wide outlet of state filing requirements and, in certain states, may elect to file composite returns on behalf of its non-resident partners and in other states may be required to withhold state taxes with respect to its non-resident partners. The Operating Partnership will direct the former Limited Partners' share of any such state taxes imposed from its distribution to its partners. To the extent that a Limited Partner pays income tax with respect to the Operating Partnership to a state where it is not resident (or the Operating Partnership is required (or elects) to pay such tax on behalf of the Limited Partner), the Limited Partner may be entitled, in whole or in part, to a deduction or credit against income tax that otherwise would be owed to his state of residence with respect to the same income. A Limited Partner should consult with his personal tax advisor with respect to the state and local income tax implications for such Limited Partner of owning OP Units.

Federal Income Taxation of Host REIT Following the Mergers

     General. Host REIT plans to make an election to be taxed as a REIT under Sections 856 through 859 of the Code, effective for its first taxable year commencing immediately after the REIT Conversion. Host REIT believes that, commencing with such first taxable year, it will be organized and will operate in such a manner as to qualify for taxation as a REIT under the Code, and Host REIT intends to continue to operate in such a manner, but no assurance can be given that it in fact will continue to operate in such a manner so as to qualify or remain qualified.

     These sections of the Code and the corresponding Treasury Regulations are highly technical and complex. The following sets forth the material aspects of the rules that govern the federal income tax treatment of a REIT and its shareholders. This summary, however, is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

     Hogan & Hartson has acted as counsel to Host REIT in connection with the Mergers and Host REIT's election to be taxed as a REIT. Host REIT expects that Hogan & Hartson will provide to Host REIT at the Closing an opinion to the effect that, commencing with Host REIT's first taxable year commencing after the REIT Conversion, Host REIT will be organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion will be conditioned upon certain representations made by Host REIT and the Operating Partnership as to factual matters relating to the organization and operation of Host REIT, the Operating Partnership, the Hotel Partnerships, the Non-Controlled Subsidiaries, and SLC and the Lessees, including the structure of each Lease. In addition, this opinion will be based upon the factual representations of Host REIT concerning its business and properties as described in this Consent Solicitation and will assume that the actions described in this Consent Solicitation are

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

completed in a timely fashion. Moreover, such qualification and taxation as a REIT depends upon Host REIT's ability to meet on an ongoing basis (through actual annual operating results, distribution levels and diversity of share ownership) the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Hogan & Hartson. Accordingly, no assurance can be given that the actual results of Host REIT's operations for any particular taxable year will satisfy such requirements. Further, the anticipated income tax treatment described in this Consent Solicitation may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. See "-- Failure of Host REIT to Qualify as a REIT," below.

     If Host REIT qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that generally results from investment in a regular corporation. However, Host REIT will be subject to federal income tax as follows:

     1. Host REIT will be taxed at regular corporate rates on any undistributed "REIT taxable income," including undistributed net capital gains (provided, however, that properly designated undistributed capital gains will effectively avoid taxation at the shareholder level). A REIT's "REIT taxable income" is the otherwise taxable income of the REIT subject to certain adjustments, including a deduction for dividends paid.

     2. Under certain circumstances, Host REIT may be subject to the "alternative minimum tax" on its items of tax preference.

     3. If Host REIT has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income.

     4. If Host REIT has net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax.

     5. If Host REIT should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which Host REIT fails the 75% or 95% test multiplied by
          (b) a fraction intended to reflect Host REIT's profitability.

     6. If Host REIT should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year,
          (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, Host REIT would be subject to a 4% excise tax on the excess of such required distribution over the sum of amounts actually distributed and amounts retained but with respect to which federal income tax was paid.

     7. If Host REIT acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in the hands of Host REIT is determined by reference to the basis of the asset in the hands of the C corporation (a "Built-In Gain Asset"), and Host REIT recognizes gain on the disposition of such asset during the ten-year period beginning on the date on

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

          which such asset was acquired by Host REIT (the "Recognition Period"), then, to the extent of the asset's "Built-In Gain" (i.e., the excess of (a) the fair market value of such asset over (b) Host REIT's adjusted basis in the asset, determined when Host REIT acquired the asset), such gain will be subject to tax at the highest regular corporate rate applicable.

     Host REIT will own an indirect interest in appreciated assets that Host held before the REIT Conversion. Such appreciated assets will have a "carryover" basis and thus will be "Built-In Gain Assets" with respect to Host REIT. Under IRS Notice 88-19, unless Host REIT were to elect to be subject to corporate income tax on any Built-In Gain recognized with respect to such Built-In Gain Assets during the Recognition Period commencing on the first day of Host REIT's first taxable year as a REIT, Host would have to pay federal corporate income tax on the Built-In Gain at the time of the REIT Conversion. In connection with the REIT Conversion, Host REIT will make the election provided for in Notice 88-19 with respect to all of Host's assets that will be owned by the Operating Partnership subsequent to the REIT Conversion. As a result of this election, if such appreciated property is sold within the 10-year period following the REIT Conversion, Host REIT will generally be subject to regular corporate tax on that gain to the extent of the Built-In Gain in that property at the time of the REIT Conversion. The total amount of gain on which Host REIT can be taxed is limited to its net Built-In Gain (defined for these purposes as the excess of the aggregate fair market value of its assets at the time it became a REIT over the adjusted tax bases of those assets at that time) at the time of the REIT Conversion. This tax could be very material, however, and may result in the Operating Partnership and Host REIT seeking to avoid a taxable disposition of any significant assets owned by Host at the time of the REIT Conversion for the ten taxable years following the REIT Conversion (even though such disposition might otherwise be in the best interests of the Operating Partnership and Host REIT).

     The Operating Partnership will pay (or reimburse Host REIT for) all taxes incurred by Host REIT (except for taxes imposed on Host REIT by reason of its failure to qualify as a REIT or to distribute to its shareholders an amount equal to its "REIT taxable income", including net capital gains). This obligation by the Operating Partnership would include any federal corporate income tax imposed on Built-in Gain.

     Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (i) which is managed by one or more trustees or directors;
(ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;
(iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) (the "not closely held" requirement); and (vii) which meets certain other tests, described below, regarding the nature of its income and assets.

     The Code provides that conditions (i) to (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (v) and (vi) will not apply until after the first taxable year for which Host REIT makes the election to be taxed as a REIT. For purposes of conditions (v) and (vi), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of condition (vi). In connection with condition (vi), Host REIT is required to send annual letters to its shareholders requesting information regarding the actual ownership of its shares. If Host REIT complies with this requirement, and it does not know, or exercising reasonable diligence would not have known, whether it failed to meet condition (vi), then it will be treated as having met condition (vi). If Host REIT fails to properly send such annual letters, it will be required to pay either a $25,000 penalty or, if the failure is intentional, a $50,000 penalty. The IRS may require Host REIT, under those circumstances, to take further action to ascertain actual ownership of its shares, and failure to comply with such an additional requirement would result in an additional $25,000 (or $50,000) penalty. No penalty would be assessed in the first instance, however, if the failure to properly send the letters is due to reasonable cause and not to willful neglect.

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

     Host REIT believes that it will meet conditions (i) through (iv). In addition, Host REIT believes that it will have outstanding (commencing with its first taxable year as a REIT) Common Shares with sufficient diversity of ownership in the Offering to allow it to satisfy conditions (v) and (vi). With respect to condition (vi), Host REIT intends to comply with the requirement that it send annual letters to its shareholders requesting information regarding the actual ownership of its shares. In addition, Host REIT's Declaration of Trust provides for restrictions regarding the transfer and ownership of Common Shares, which restrictions are intended to assist Host REIT in continuing to satisfy the share ownership requirements described in (v) and (vi) above. Such ownership and transfer restrictions are described in "Description of Shares of Beneficial Interest Restrictions on Ownership and Transfer." These restrictions, together with compliance with the annual shareholder letter requirement described above, however, may not ensure that Host REIT will, in all cases, be able to satisfy the share ownership requirements described above. If Host REIT fails to satisfy such share ownership requirements, Host REIT's status as a REIT will terminate. See "-- Failure of Host REIT to Qualify as a REIT."

     A corporation may not elect to become a REIT unless its taxable year is the calendar year. Although Host currently uses a 52-53 week year ending on the Friday closest to January 1, Host REIT will adopt a calendar year taxable year in connection with the REIT Conversion.

     In order to qualify as a REIT, Host REIT cannot have at the end of any taxable year any undistributed "earnings and profits" that are attributable to a "C corporation" taxable year. A REIT has until the close of its first taxable year in which it has non-REIT earnings and profits to distribute such accumulated earnings and profits. In connection with the REIT Conversion, Host intends to make a distribution to its existing shareholders of cash and that portion of the SLC stock that will not be transferred to the Blackstone Entities. The aggregate amount of such distribution is currently expected to be in the range of $400-$550 million and is intended to eliminate a substantial portion, if not all, of Host's undistributed earnings and profits. To the extent, however, that Host has any such undistributed earnings and profits at the time of the REIT Conversion (including earnings and profits resulting from either transactions undertaken in contemplation of the REIT Conversion or the REIT Conversion itself), such earnings and profits (the "Acquired Earnings") will carry over to Host REIT and will be treated as accumulated earnings and profits of a REIT attributable to non-REIT years. Host REIT will be required to distribute these earnings and profits prior to the end of 1999 (the first taxable year for which the REIT election of Host REIT is expected to be effective). Failure to do so would result in disqualification of Host REIT as a REIT for taxable year 1999. If Host REIT should be so disqualified for taxable year 1999, subject to the satisfaction by Host REIT of certain "deficiency dividend" procedures described below in "-- Annual Distribution Requirements Applicable to REITs" and assuming that Host REIT otherwise satisfies the requirements for qualification as a REIT, Host REIT should qualify as a REIT for taxable year 2000 and thereafter. Host REIT believes that, prior to December 31, 1999, the distributions made in connection with the REIT Conversion, together with any distributions of Acquired Earnings made after the REIT Conversion but prior to December 31, 1999, will be sufficient to distribute all of the Acquired Earnings, but, as described below, there are substantial uncertainties relating to the estimate of the Acquired Earnings.

     The estimated amount of the Acquired Earnings will be based on the consolidated earnings and profits of Host (including each of its predecessors) accumulated from 1929, the first year that the predecessor of Host was a C corporation, through and including Host's 1998 taxable year, determined based on the available tax returns and certain assumptions with respect to both such returns and other matters. The calculation of the Acquired Earnings, however, depends upon a number of factual and legal interpretations related to the activities and operations of Host and its corporate affiliates during its entire corporate existence and is subject to review and challenge by the IRS. There can be no assurance that the IRS will not examine the tax returns of Host and its affiliates for all years prior to and including the REIT Conversion and propose adjustments to increase their taxable

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

income. The impact of such proposed adjustments, if any, may be material. If the IRS were to examine Host's calculation of its earnings and profits (and thus the amount of Acquired Earnings, if any), the IRS can consider all taxable years of Host, its affiliates and its predecessors as open for review for purposes of such determination.

     Qualified REIT Subsidiary. If Host REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," that subsidiary will be disregarded for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary will be treated as assets, liabilities and items of Host REIT itself. Generally, a qualified REIT subsidiary is a corporation all of the capital stock of which is owned by the REIT. Host REIT anticipates owning one or more qualified REIT subsidiaries for purposes of holding de minimis indirect interests in the Hotel Partnerships. A "qualified REIT subsidiary" will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in certain jurisdictions.

     Ownership of Partnership Interests by a REIT. In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT for purposes of Section 856 of the Code (including satisfying the gross income tests and the asset tests). Thus, Host REIT's proportionate share of the assets and items of income of the Operating Partnership (including the Operating Partnership's share of such items of the Hotel Partnerships and any other subsidiaries that are partnerships or LLCs) will be treated as assets and items of income of Host REIT for purposes of applying the requirements described herein. A summary of the rules governing the federal income taxation of partnerships and their partners is provided below in "-- Tax Aspects of Host REIT's Ownership of OP Units." As the sole general partner of the Operating Partnership, Host REIT will have direct control over the Operating Partnership (and indirect control over the Hotel Partnerships and the partnerships in which the Operating Partnership or the Hotel Partnerships have a controlling interest) and intends to operate these entities consistent with the requirements for qualification of Host REIT as a REIT.

     Income Tests Applicable to REITs. In order to maintain qualification as a REIT, Host REIT annually must satisfy two gross income requirements. First, at least 75% of Host REIT's gross income (excluding gross income from "prohibited transactions") for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of Host REIT's gross income (excluding gross income from "prohibited transactions") for each taxable year must be derived from such real property investments, dividends, interest, certain hedging instruments, and gain from the sale or disposition of stock or securities, including certain hedging instruments (or from any combination of the foregoing).

     Rents paid pursuant to the Leases (together with dividends and interest received from the Non-Controlled Subsidiaries) will constitute substantially all of the gross income of Host REIT. Several conditions must be satisfied in order for rents received by Host REIT, including the rents received pursuant to the Leases, to qualify as "rents from real property" in satisfying the gross income requirements for a REIT described in the preceding paragraph. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if Host REIT, or an actual or constructive owner of 10% or more of Host REIT, actually or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than

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15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property," (as discussed above in " Tax Consequences of the Mergers-Taxable Income Attributable to Sale of Personal Property in Connection with the REIT Conversion," the "15% Personal Property Test").

     Finally, if (i) Host REIT operates or manages a property or furnishes or renders services to the tenants at the property other than through an independent contractor from whom Host REIT derives no revenue, excluding for these purposes services "usually or customarily rendered" in connection with the rental of real property and not otherwise considered "rendered to the occupant," and (ii) the greater of (a) the income derived from such services or (b) 150% of the cost of providing such services (the "Impermissible Tenant Service Income") exceeds one percent of the total amount received by Host REIT with respect to the property (or, if such services are not available to all tenants at a property, possibly with respect to each tenant to whom the services are made available), then no amount received by Host REIT with respect to the property (or, where possibly applicable, such tenant) will qualify as "rents from real property." If the Impermissible Tenant Service Income is one percent or less of the total amount received by the REIT with respect to the property (or, where possibly applicable, such tenant), then only the Impermissible Tenant Service Income will not qualify as "rents from real property." To the extent that services (other than those customarily furnished or rendered in connection with the rental of real property) are rendered to the tenants of the property by an independent contractor, the cost of the services must be borne by the independent contractor.

     The Operating Partnership and each Hotel Partnership that owns Hotels (together with certain other subsidiaries of the Operating Partnership that may own Hotels) will enter into a Lease with a Lessee that is an SLC subsidiary, pursuant to which the owner of such Hotels will lease the Hotels that it owns to the Lessee for a term of years (ranging from 7 to 10 years, depending upon the particular Hotel) commencing on or before the Closing Date of the REIT Conversion. In addition, the Operating Partnership will lease to the Lessees, on similar terms, the Hotels contributed by The Blackstone Entities. Each Lease will provide for thirteen payments per annum of the specified Base Rent plus, to the extent that it would exceed the Base Rent, Percentage Rent, which Percentage Rent will be calculated based upon the gross sales of the Hotels subject to the particular Lease, plus certain other amounts. See "Business and Properties -- The Leases."

     Neither Host REIT nor the Operating Partnership will (i) provide any services to the Lessees with respect to the operation of the Hotels; (ii) charge rent for any Hotel that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above); (iii) rent any Hotel to a Related Party Tenant (unless the Board of Trustees determines in its discretion that the rent received from such Related Party Tenant is not material and will not jeopardize Host REIT's status as a REIT); or (iv) derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease) (unless the Board of Trustees determines in its discretion that the amount of such rent attributable to personal property is not material and will not jeopardize Host REIT's status as a REIT).

     In order for the rent paid pursuant to the Leases to constitute "rents from real property," (i) the Lessees must not be regarded as Related Party Tenants; and (ii) the Leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. A Lessee will be regarded as a Related Party Tenant only if Host REIT and/or one or more actual or constructive owners of 10% or more of Host REIT, actually or constructively own 10% or more of such Lessee through an ownership interest in SLC. In order to preclude the Lessees from being regarded as Related Party Tenants, (i) the Articles of Incorporation of SLC will expressly prohibit any person, including Host REIT (and/or any 10% or greater shareholder of Host REIT), from owning more than 9.8% of the value of SLC; (ii) the Declaration of

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Trust of Host REIT will expressly prohibit any person or entity from owning, directly or by attribution more than 9.8% of Host REIT's Common Shares or any other class or series of shares of Host REIT; and (iii) the Partnership Agreement of the Operating Partnership will expressly prohibit any person or entity (other than Host REIT and The Blackstone Entities) from owning more than 4.9% of any class of interests in the Operating Partnership. Each of these prohibitions will contain self-executing enforcement mechanisms. Assuming that these prohibitions are enforced at all times (and no waivers thereto are granted), the Lessees will not be regarded as Related Party Tenants.

     The determination of whether the Leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following: (i) the intent of the parties; (ii) the form of the agreement; (iii) the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement); and (iv) the extent to which the property owner retains the risk of loss with respect to the property (e.g., whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property) or the potential for economic gain (e.g., appreciation) with respect to the property.

     In addition, Section 7701(e) of the Code provides that a contract that purports to be a service contract (or a partnership agreement) is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not: (i) the service recipient is in physical possession of the property; (ii) the service recipient controls the property; (iii) the service recipient has a significant economic or possessory interest in the property (e.g., the property's use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property's operating costs, or the recipient bears the risk of damage to or loss of the property); (iv) the service provider does not bear any risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract; (v) the service provider does not use the property concurrently to provide significant services to entities unrelated to the service recipient; and
(vi) the total contract price does not substantially exceed the rental value of the property for the contract period. Since the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence or any single factor may not be dispositive in every case.

     The Leases have been structured with the intent to qualify as true leases for federal income tax purposes. For example, with respect to each Lease (i) the Operating Partnership (or, where appropriate, the applicable Hotel Partnership or other lessor entity) and the Lessee intend for their relationship to be that of a lessor and lessee and such relationship is documented by a lease agreement, (ii) the Lessee has the right to exclusive possession and use and quiet enjoyment of the Hotels covered by the Lease during the term of the Lease,
(iii) the Lessee bears the cost of, and will be responsible for, day-to-day maintenance and repair of the Hotels (other than the cost of certain capital expenditures), and will dictate how the Hotels are operated and maintained, (iv) the Lessee bears all of the costs and expenses of operating the Hotels (including the cost of any inventory used in their operation) during the term of the Lease (other than the cost of certain furniture, fixtures and equipment, and certain capital expenditures), (v) the Lessee benefits from any savings (and bears the burdens of any increases) in the costs of operating the Hotels during the term of the Lease, (vi) in the event of damage or destruction to a Hotel, the Lessee is at economic risk because it will be obligated either (A) to restore the property to its prior condition, in which event it will bear all costs of such restoration in excess of any insurance proceeds or (B) in certain circumstances, terminate the Lease, (vii) the Lessee has indemnified the Operating Partnership (or, where appropriate, the applicable Hotel Partnership or other lessor entity) against all liabilities imposed on the Operating Partnership (or, where appropriate, the applicable Hotel Partnership or other lessor entity) during the term of the Lease by reason of (A) injury to persons or damage to property occurring at the Hotels or (B) the

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Lessee's use, management, maintenance or repair of the Hotels, (viii) the Lessee is obligated to pay, at a minimum, substantial Base Rent for the period of use of the Hotels under the Lease, (ix) the Lessee stands to incur substantial losses (or reap substantial gains) depending on how successfully it operates the Hotels, and (x) Host REIT and the Operating Partnership believe that each Lessee reasonably expects to derive a meaningful profit, after expenses and taking into account the risks associated with the Lease, from the operation of the Hotels during the term of its Leases. Moreover, upon termination of a Lease, each Hotel is expected to have a remaining useful life equal to at least 20% of its expected useful life on the date of the consummation of the REIT Conversion, and a fair market value equal to at least 20% of its fair market value on the date of the consummation of the REIT Conversion.

     Based upon representations made by Host REIT and the Operating Partnership (including but not limited to a representation as to the matters described in the previous paragraph) Hogan & Hartson, counsel to Host REIT, expects to provide to Host REIT an opinion letter to the effect that the Leases will be respected as leases for federal income tax purposes. As noted previously, however, an opinion of counsel does not bind the IRS or the courts. Moreover, Limited Partners should be aware that there are no controlling Treasury Regulations, published IRS rulings, or judicial decisions involving leases with terms substantially the same as the Leases that discuss whether such leases constitute true leases for federal income tax purposes. Therefore, there can be no assurance that the IRS will not assert a contrary position or that such position will be sustained by a court if so challenged. If the Leases are recharacterized as service contracts or partnership agreements, rather than true leases, or disregarded altogether for tax purposes, part or all of the payments that the Operating Partnership receives from the Lessees would not be considered rent or would not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, Host REIT very likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, would lose its REIT status.

     As indicated above, "rents from real property" must not be based in whole or in part on the income or profits of any person. Payments made pursuant to the Leases should qualify as "rents from real property" since they will be based on either a fixed dollar amount (i.e., Base Rent) or specified percentages of gross sales (i.e., Percentage Rents) which percentages will be fixed at the time the Leases are entered into. The foregoing assumes that the Leases (i) are not renegotiated during their term in a manner that has the effect of basing either Percentage Rent or Base Rent on income or profits and (ii) are not in reality used as a means of basing rent on income or profits. More generally, the rent payable under the Leases would not qualify as "rents from real property" if, considering the Leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing rent on income or profits. Because each of the Percentage Rent and the Base Rent will be based on fixed dollar amounts and fixed percentages of the gross sales of each Hotel that are established in the Leases, and Host REIT has represented that (i) the percentages will not be renegotiated during the terms of the Leases in a manner that has the effect of basing rent on income or profits and (ii) the Leases conform with normal business practice, the rent payable under the Leases should not be considered based in whole or in part on the income or profits of any person. Furthermore, Host REIT has represented that, with respect to other properties that it acquires in the future, it will not charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage of gross revenues, as described above).

     Host REIT may lease certain items of personal property to the Lessees in connection with the Leases. The 15% Personal Property Test provides that if a lease provides for the rental of both real and personal property and the portion of the rent attributable to personal property is 15% or less of the total rent due under the lease, then all rent paid pursuant to such lease qualifies as "rent from real property." If, however, a lease provides for the rental of both real and personal property, and the portion of the rent attributable to personal property exceeds 15% of the total rent due under the lease, then the portion of the rent that is attributable to personal property does not qualify as "rent

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from real property."  The amount of rent attributable to personal property is that amount which bears the same ratio to total rent for the taxable year as the average of the adjusted tax bases of the personal property at the beginning and end of the year bears to the average of the aggregate adjusted tax bases of both the real and personal property at the beginning and end of such year. Host REIT has represented that with respect to each Lease that includes a lease of items of personal property, the amount of rent attributable to personal property with respect to such Lease, determined as set forth above, will not exceed 15% of the total rent due under the Lease (except for several Leases where the rent attributable to personal property, which would constitute non-qualifying income for purposes of the 75% and 95% gross income tests would not be material relative to the overall gross income of Host REIT). Each Lease permits the Operating Partnership to take certain measures, including requiring the Lessee to purchase certain furniture, fixtures and equipment from the Operating Partnership or to lease such property from a third party (including a Non-Controlled Subsidiary), if necessary to ensure that all of the rent attributable to personal property with respect to such Lease will qualify as "rent from real property." In order to protect Host REIT's ability to qualify as a REIT, the Operating Partnership will require, immediately prior to the Mergers, that certain of the Hotel Partnerships (including PHLP, MHP, Hanover and Atlanta Marquis) sell a portion of the personal property associated with some or all of the Hotels owned by such Partnerships to a Non-Controlled Subsidiary. See "Tax Consequences of the Mergers--Taxable Income Attributable to Sales of Personal Property in Connection with the REIT Conversion." In connection with the REIT Conversion, the Operating Partnership also plans to sell to a Non-Controlled Subsidiary substantial personal property associated with a number of Hotels currently owned by Host or being acquired in connection with the REIT Conversion. The Non-Controlled Subsidiary will separately lease all such personal property directly to the applicable Lessee and will receive rental payments which Host REIT believes represents the fair rental value of such personal property directly from the Lessees.

     If any of the Hotels were to be operated directly by the Operating Partnership or a Hotel Partnership as a result of a default by a Lessee under the applicable Lease, such Hotel would constitute foreclosure property until the close of the third tax year following the tax year in which it was acquired (or for up to an additional three years if an extension is granted by the IRS), provided that (i) the operating entity conducts operations through an independent contractor (which might, but would not necessarily in all circumstances, include Marriott International and its subsidiaries) within 90 days after the date the Hotel is acquired as the result of a default by a Lessee, (ii) the operating entity does not undertake any construction on the foreclosed property other than completion of improvements that were more than 10% complete before default became imminent, and (iii) foreclosure was not regarded as foreseeable at the time the applicable Hotel Partnership entered into such Leases. For as long as any of these Hotels constitute foreclosure property, the income from the Hotels would be subject to tax at the maximum corporate rates, but it would qualify under the 75% and 95% gross income tests. However, if any of these Hotels does not constitute foreclosure property at any time in the future, income earned from the disposition or operation of such property will not qualify under the 75% and 95% gross income tests.

     "Interest" generally will not qualify under the 75% or 95% gross income tests if it depends in whole or in part on the income or profits of any person. However, interest will not fail to so qualify solely by reason of being based on a fixed percentage or percentages of receipts or sales. Host REIT does not expect to derive significant amounts of interest that will not qualify under the 75% and 95% gross income tests.

     One or more Non-Controlled Subsidiaries will hold various assets contributed by Host and its Subsidiaries to the Operating Partnership, the ownership of which by the Operating Partnership might jeopardize Host REIT's status as a REIT. These assets primarily will consist of partnership or other interests in Hotels that are not leased and certain foreign hotels in which Host owns interests. In addition, as described above, the Operating Partnership and the Hotel Partnerships will sell to a Non-Controlled Subsidiary approximately $___ in value of personal property associated with

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certain Hotels, in order to facilitate Host REIT's compliance with the 15%
Personal Property Test. The Operating Partnership will own 100% of the nonvoting stock of each Non-Controlled Subsidiary but none of the voting stock of that Non-Controlled Subsidiary. Each Non-Controlled Subsidiary is taxable as a regular "C" corporation. The Operating Partnership's share of any dividends received from a Non-Controlled Subsidiary should qualify for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. The Operating Partnership does not anticipate that it will receive sufficient dividends from the Non-Controlled Subsidiaries to cause it to exceed the limit on non-qualifying income under the 75% gross income test.

     Given the magnitude and scope of Host's existing operations, Host REIT inevitably will have some gross income from various sources (including, but not limited to, "safe harbor" leases, the operation of the Hotel in Sacramento, minority partnership interests in partnerships that own hotels that are not leased under leases that produce rents qualifying as "rents from real property", and rent attributable to personal property at a few Hotels that does not satisfy the 15% Personal Property Test) that fails to constitute qualifying income for purposes of one or both of the 75% or 95% gross income tests. Host REIT, however, believes that, even taking into account the anticipated sources of non-qualifying income, its aggregate gross income from all sources will satisfy the 75% and 95% gross income tests applicable to REITs for each taxable year commencing subsequent to the date of the REIT Conversion.

     If Host REIT fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if Host REIT's failure to meet such tests was due to reasonable cause and not due to willful neglect, Host REIT attaches a schedule of the sources of its income to its federal income tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances Host REIT would be entitled to the benefit of these relief provisions. For example, if Host REIT fails to satisfy the gross income tests because nonqualifying income that Host REIT intentionally incurs exceeds the limits on such income, the IRS could conclude that Host REIT's failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving Host REIT, Host REIT will not qualify as a REIT. As discussed above in "Federal Income Taxation of Host REIT Following the Mergers -- General," even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

     Any gain realized by Host REIT on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business (including Host REIT's share of any such gain realized by the Operating Partnership) will be treated as income from a "prohibited transaction" that is subject to a 100% penalty tax. Such prohibited transaction income may also have an adverse effect upon Host REIT's ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership intends that both it and the Hotel Partnerships will hold the Hotels for investment with a view to long-term appreciation, to engage in the business of acquiring and owning the Hotels (and other hotels) and to make such occasional sales of the Hotels as are consistent with the Operating Partnership's investment objectives. There can be no assurance, however, that the IRS might not contend that one or more of such sales is subject to the 100% penalty tax.

     Asset Tests Applicable to REITs. Host REIT, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of Host REIT's total assets must be represented by real estate assets, including for this purpose (i) its allocable share of real estate assets held by partnerships in which Host REIT owns an interest

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(including its allocable share of the assets held through the Operating
Partnership) and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of Host REIT, cash, cash items and government securities. Second, not more than 25% of Host REIT's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by Host REIT may not exceed 5% of the value of Host REIT's total assets, and Host REIT may not own more than 10% of any one issuer's outstanding voting securities.

     The Operating Partnership does not own any of the voting stock of a Non-Controlled Subsidiary but it will own 100% of the nonvoting stock of each Non-Controlled Subsidiary. The Operating Partnership may also own nonvoting stock, representing substantially all of the equity, in other corporate entities that serve as partners or members in the various entities that hold title to the Properties. Host REIT will represent, however, that neither Host REIT, the Operating Partnership nor any of the Hotel Partnerships nor other Subsidiary Partnerships will own more than 10% of the voting securities of any entity that would be treated as a corporation for federal income tax purposes. In addition, Host REIT and its senior management believe, and Host REIT will represent, that the securities of any one issuer owned by Host REIT, the Operating Partnership, the Hotel Partnerships and any other Subsidiary Partnerships (including Host REIT's pro rata share of the value of the securities of each Non-Controlled Subsidiary) will not exceed 5% of the total value of Host REIT's assets. There can be no assurance, however, that the IRS might not contend that the value of such securities exceeds the 5% value limitation or that nonvoting stock of a Non-Controlled Subsidiary or another corporate entity owned by the Operating Partnership should be considered "voting stock" for this purpose.

     After initially meeting the asset tests at the close of any quarter, Host REIT will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter (including, for example, as a result of Host REIT increasing its interest in the Operating Partnership as a result of the exercise of the Unit Redemption Right or an additional capital contribution of proceeds from an offering of Common Shares by Host REIT), the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. Host REIT intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance. If Host REIT fails to cure noncompliance with the asset tests within such time period, Host REIT would cease to qualify as a REIT.

     Clinton Administration's Proposed Changes to REIT Asset Test. The Clinton Administration's fiscal year 1999 budget proposal, announced on February 2, 1998, includes a proposal to amend the 10% voting securities test. The proposal would require a REIT to own no more than 10% of the vote or value of all classes of stock of any corporation (except for qualified REIT subsidiaries or corporations that qualify as REITs). Corporations (referred to herein as "subsidiary corporations") existing prior to the effective date of the proposal generally would be "grandfathered"; i.e., the REIT would be subject to the existing 10% voting securities test (described above) with respect to grandfathered subsidiary corporations. However, such grandfathered status would terminate with respect to a subsidiary corporation if the subsidiary corporation engaged in a new trade or business or acquired substantially new assets.

     Because the Operating Partnership will own 100% of the nonvoting stock of each Non-Controlled Subsidiary, and Host REIT will be deemed to own an interest in each Non-Controlled Subsidiary equal to its proportionate interest in the Operating Partnership, Host REIT would not satisfy the proposed 10% value limitation with respect to any of the Non-Controlled Subsidiaries. Whether any of the Non-Controlled Subsidiaries would qualify as a grandfathered subsidiary

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corporation as the proposal is currently drafted would depend on the effective date of the proposal (which is not yet known). If a Non-Controlled Subsidiary otherwise eligible for "grandfathered" status were to engage in a new trade or business or were to acquire substantial new assets, or if Host REIT were to make a capital contribution to a Non-Controlled Subsidiary otherwise eligible for "grandfathered" status, its grandfathered status would terminate and Host REIT would fail to qualify as a REIT. Moreover, Host REIT would not be able to own, directly or indirectly, more than 10% of the vote or value of any subsidiary corporation formed or acquired after the effective date of the proposal. Thus, the proposal, if enacted, would materially impede Host REIT's ability to engage in new third-party management or similar activities (and, if enacted prior to the REIT Conversion, might materially impair Host's ability to complete the REIT Conversion.)

     Annual Distribution Requirements Applicable to REITs. Host REIT, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (i) the sum of (a) 95% of Host REIT's REIT taxable income (computed without regard to the dividends paid deduction and Host REIT's net capital gain) and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. In addition, if Host REIT disposes of any Built-In Gain Asset during its Recognition Period, Host REIT will be required, pursuant to Treasury Regulations which have not yet been promulgated, to distribute at least 95% of the Built-In Gain (after tax), if any, recognized on the disposition of such asset. See "General" above for a discussion of "Built-In Gain Assets." Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Host REIT timely files its tax return for such year and if paid on or before the first regular dividend payment date after such declaration. Host REIT intends to make timely distributions sufficient to satisfy these annual distribution requirements. In this regard, the Partnership Agreement authorizes Host REIT, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit Host REIT to meet these distribution requirements.

     To the extent that Host REIT does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. Host REIT, however, may designate some or all of its retained net capital gain, so that, although the designated amount will not be treated as distributed for purposes of this tax, a shareholder would include its proportionate share of such amount in income, as capital gain, and would be treated as having paid its proportionate share of the tax paid by Host REIT with respect to such amount. The shareholder's basis in its Common Shares would be increased by the amount the shareholder included in income and decreased by the amount of the tax the shareholder is treated as having paid. Host REIT would make an appropriate adjustment to its earnings and profits. For a more detailed description of the tax consequences to a shareholder of such a designation, see "Taxation of Taxable U.S. Shareholders of Host REIT Generally."

     It is expected that Host REIT's REIT taxable income will be less than its cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, Host REIT anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy the distribution requirements described above. It is possible, however, that Host REIT, from time to time, may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of Host REIT. If such timing differences occur, in order to meet the distribution requirements, Host REIT may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

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

     Host REIT intends to calculate its REIT taxable income based upon the conclusion that the Hotel Partnerships, the Subsidiary Partnerships or the Operating Partnership, as applicable, are the owners of the Hotels for federal income tax purposes. As a result, Host REIT expects that the depreciation deductions with respect to the Hotels will reduce its REIT taxable income. This conclusion is consistent with the conclusion above that the Leases will be treated as true leases for federal income tax purposes. If the IRS were to successfully challenge this position, in addition to failing in all likelihood the 75% and 95% gross income tests described above, Host REIT also might be deemed retroactively to have failed to meet the REIT distribution requirements and would have to rely on the payment of a "deficiency dividend" in order to retain its REIT status.

     Under certain circumstances, Host REIT may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in Host REIT's deduction for dividends paid for the earlier year. Thus, Host REIT may be able to avoid being taxed on amounts distributed as deficiency dividends; however, Host REIT will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

     Furthermore, if Host REIT should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, Host REIT would be subject to a 4% excise tax on the excess of such required distribution over the sum of amounts actually distributed and amounts retained with respect to which the REIT pays federal income tax.

     Failure of Host REIT to Qualify as a REIT. If Host REIT fails to qualify for taxation as a REIT in any taxable year, and if the relief provisions do not apply, Host REIT will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which Host REIT fails to qualify will not be deductible by Host REIT nor will they be required to be made. As a result, Host REIT's failure to qualify as a REIT would significantly reduce the cash available for distribution by Host REIT to its shareholders and would materially reduce the value of the Common Shares and, consequently, the OP Units. In addition, if Host REIT fails to qualify as a REIT, all distributions to shareholders will be taxable as ordinary income, to the extent of Host REIT's current and accumulated earnings and profits, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, Host REIT also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances Host REIT would be entitled to such statutory relief.

Taxation of Taxable U.S. Shareholders of Host REIT Generally

     As used herein, the term "U.S. Shareholder" means a holder of Common Shares who (for United States federal income tax purposes) is (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

     Distributions by Host REIT. As long as Host REIT qualifies as a REIT, distributions made by Host REIT out of its current or accumulated earnings and profits (and not designated as capital gain dividends) will constitute dividends taxable to its taxable U.S. Shareholders as ordinary income. Such distributions will not be eligible for the dividends received deduction in the case of U.S. Shareholders that are corporations. To the extent that Host REIT makes distributions (not

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

designated as capital gain dividends) in excess of its current and accumulated earnings and profits, such distributions will be treated first as a tax-free return of capital to each U.S. Shareholder, reducing the adjusted basis which such U.S. Shareholder has in its Common Shares for tax purposes by the amount of such distribution (but not below zero), with distributions in excess of a U.S. Shareholder's adjusted basis in its Common Shares taxable as capital gains (provided that the Common Shares have been held as a capital asset). Dividends declared by Host REIT in October, November, or December of any year and payable to a shareholder of record on a specified date in any such month shall be treated as both paid by Host REIT and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by Host REIT on or before January 31 of the following calendar year.

     Distributions made by Host REIT that are properly designated by Host REIT as capital gain dividends will be taxable to taxable non-corporate U.S. Shareholders (i.e., individuals, estates or trusts) as gain from the sale or exchange of a capital asset held for more than one year (to the extent that they do not exceed Host REIT's actual net capital gain for the taxable year) without regard to the period for which such non-corporate U.S. Shareholder has held his Common Shares. In the event that Host REIT designates any portion of a dividend as a "capital gain dividend," a U.S. Shareholder's share of such capital gain dividend would be an amount which bears the same ratio to the total amount of dividends paid to such U.S. Shareholder for the year as the aggregate amount designated as a capital gain dividend bears to the aggregate amount of all dividends paid on all classes of shares for the year. On November 10, 1997, the IRS issued Notice 97-64, which provides generally that Host REIT may classify portions of its designated capital gain dividend as (i) a 20% gain distribution (which would be taxable to non-corporate U.S. Shareholders at a maximum rate of 20%), (ii) an unrecaptured Section 1250 gain distribution (which would be taxable to non-corporate U.S. Shareholders at a maximum rate of 25%), or (iii) a 28% rate gain distribution (which would be taxable to non-corporate U.S. Shareholders at a maximum rate of 28%). (If no designation is made, the entire designated capital gain dividend will be treated as a 28% rate gain distribution. For a discussion of the 20%, 25% and 28% tax rates applicable to non-corporate U.S. Shareholders, see "-- 1997 Act Changes to Capital Gain Taxation," below.) Notice 97-64 provides that a REIT must determine the maximum amounts that it may designate as 20% and 25% rate capital gain dividends by performing the computation required by the Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. Notice 97-64 further provides that designations made by the REIT only will be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type.

     Distributions made by Host REIT that are properly designated by Host REIT as capital gain dividends will be taxable to taxable corporate U.S. Shareholders as long-term gain (to the extent that they do not exceed Host REIT's actual net capital gain for the taxable year) at a maximum rate of 35% without regard to the period for which such corporate U.S. Shareholder has held his Common Shares. Such U.S. Shareholders may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

     U.S. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of Host REIT. Instead, such losses would be carried over by Host REIT for potential offset against future income (subject to certain limitations). Distributions made by Host REIT and gain arising from the sale or exchange by a U.S. Shareholder of Common Shares will not be treated as passive activity income, and, as a result, U.S. Shareholders generally will not be able to apply any "passive losses" against such income or gain. In addition, taxable distributions from Host REIT generally will be treated as investment income for purposes of the investment interest limitation. Capital gain dividends and capital gains from the disposition of shares (including distributions treated as such), however, will be treated as investment income only if the U.S. Shareholder so elects, in which case such capital gains will be taxed at ordinary income rates.

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

     Host REIT will notify shareholders after the close of its taxable year as to the portions of distributions attributable to that year that constitute ordinary income, return of capital and capital gain. Host REIT may designate (by written notice to its shareholders) its net capital gain so that with respect to retained net capital gains, a U.S. Shareholder would include its proportionate share of such gain in income, as long-term capital gain, and would be treated as having paid its proportionate share of the tax paid by Host REIT with respect to the gain. The U.S. Shareholder's basis in its Common Shares would be increased by its share of such gain and decreased by its share of such tax. With respect to such long-term capital gain of a U.S. Shareholder that is an individual or an estate or trust, the IRS, as described above in this section, has authority to issue regulations that could apply the special tax rate applicable generally to the portion of the long-term capital gains of an individual or an estate or trust attributable to deductions for depreciation taken with respect to depreciable real property. IRS Notice 97-64, described above in this section, did not address the taxation of non-corporate REIT shareholders with respect to retained net capital gains.

     Sale of Shares. Upon any sale or other disposition of Common Shares, a U.S. Shareholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition and (ii) the holder's adjusted basis in such Common Shares for tax purposes. Such gain or loss will be capital gain or loss if the Common Shares have been held by the U.S. Shareholder as a capital asset. In the case of a U.S. Shareholder who is an individual or an estate or trust, such gain or loss will be long-term capital gain or loss, subject to a 28% tax rate, if such shares have been held for more than one year but not more than 18 months, and long-term capital gain or loss, subject to a 20% tax rate, if such shares have been held for more than 18 months. In the case of a U.S. Shareholder that is a corporation, such gain or loss will be long-term capital gain or loss if such shares have been held for more than one year. In general, any loss recognized by a U.S. Shareholder upon the sale or other disposition of Common Shares that have been held for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions received by such U.S. Shareholder from Host REIT that were required to be treated as long-term capital gains. For a U.S. Shareholder that is an individual, trust or estate, the long-term capital loss will be apportioned among the applicable long-term capital gain groups to the extent that distributions received by such U.S. Shareholder were previously so treated.

     1997 Act Changes to Capital Gain Taxation. The 1997 Act altered the taxation of capital gain income. Under the 1997 Act, individuals, trusts and estates that hold certain investments for more than 18 months may be taxed at a maximum long-term capital gain rate of 20% on the sale or exchange of those investments. Individuals, trusts and estates that hold certain assets for more than one year but not more than 18 months may be taxed at a maximum long-term capital gain rate of 28% on the sale or exchange of those investments. The 1997 Act also provides a maximum rate of 25% for "unrecaptured section 1250 gain" for individuals, trusts and estates, special rules for "qualified 5-year gain," and other changes to prior law. The 1997 Act allows the IRS to prescribe regulations on how the 1997 Act's new capital gain rates will apply to sales of capital assets by "pass-through entities," which include REITs, such as Host REIT, and to sales of interests in "pass-through entities." For a discussion of new rules under the 1997 Act that apply to the taxation of distributions by the Company to its shareholders that are designated by Host REIT as "capital gain dividends," see " Distributions by Host REIT" above. Shareholders are urged to consult with their own tax advisors with respect to the new rules contained in the 1997 Act.

Backup Withholding for Host REIT Distributions

     Host REIT will report to its U.S. Shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a U.S. Shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Shareholder that does not provide Host REIT with a correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, Host REIT may be required to withhold a portion of its capital gain distributions to any U.S. Shareholders who fail to certify their non-foreign status to Host REIT. See "Taxation of Non-U.S. Shareholders of Host REIT."

Taxation of Tax-Exempt Shareholders of Host REIT

     The IRS has ruled that amounts distributed as dividends by a qualified REIT do not constitute unrelated business taxable income ("UBTI") when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt shareholder (except certain tax-exempt shareholders described below) has not held its Common Shares as "debt financed property" within the meaning of the Code and such Common Shares are not otherwise used in a trade or business, the dividend income from Host REIT will not be UBTI to a tax-exempt shareholder. Similarly, income from the sale of Common Shares will not constitute UBTI unless such tax-exempt shareholder has held such Common Shares as "debt financed property" within the meaning of the Code or has used the Common Shares in a trade or business.

     For tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Code Sections 501 (c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in Host REIT will constitute UBTI unless the organization is properly able to deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in Host REIT. Such prospective shareholders should consult their own tax advisors concerning these "set aside" and reserve requirements.

     Notwithstanding the above, however, the Omnibus Budget Reconciliation Act of 1993 (the "1993 Act") provides that, effective for taxable years beginning in 1994, a portion of the dividends paid by a "pension held REIT" shall be treated as UBTI as to any trust which (i) is described in Section 401(a) of the Code,
(ii) is tax-exempt under Section 501(a) of the Code, and (iii) holds more than 10% (by value) of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as "qualified trusts."

     A REIT is a "pension held REIT" if (i) it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code (added by the 1993 Act) provides that stock owned by qualified trusts shall be treated, for purposes of the "not closely held" requirement, as owned by the beneficiaries of the trust (rather than by the trust itself), and (ii) either (a) at least one such qualified trust holds more than 25% (by value) of the interests in the REIT, or
(b) one or more such qualified trusts, each of which owns more than 10% (by value) of the interests in the REIT, hold in the aggregate more than 50% (by value) of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (i) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (ii) the total gross income of the REIT. A de minimis exception applies where the percentage is less than 5% for any year. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "not closely held" requirement without relying upon the "look-through" exception with respect to qualified trusts.

     Based on the anticipated ownership of Common Shares immediately following the REIT Conversion, and, as a result of certain limitations on transfer and ownership of Common Shares contained in the Declaration of Trust, Host REIT does not expect to be classified as a "pension held REIT."

Taxation of Non-U.S. Shareholders of Host REIT

     The rules governing federal income taxation of the ownership and disposition of Common Shares by persons that are, for purposes of such taxation, nonresident alien individuals, foreign corporations, foreign partnerships or foreign estates or trusts (collectively, "Non-U.S. Shareholders") are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of federal income tax and does not address state, local or foreign tax consequences that may be relevant to a Non-U.S. Shareholder in light of its particular circumstances. In addition, this discussion is based on current law, which is subject to change, and assumes that Host REIT qualifies for taxation as a REIT. Prospective Non-U.S. Shareholders should consult with their own tax advisers to determine the impact of federal, state, local and foreign income tax laws with regard to an investment in Common Shares, including any reporting requirements.

     Distributions by Host REIT. Distributions by Host REIT to a Non-U.S. Shareholder that are neither attributable to gain from sales or exchanges by Host REIT of United States real property interests nor designated by Host REIT as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of Host REIT. Such distributions ordinarily will be subject to withholding of United States federal income tax on a gross basis (that is, without allowance of deductions) at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the Non-U.S. Shareholder of a United States trade or business. Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT, such as Host REIT. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are effectively connected with such a trade or business will be subject to tax on a net basis (that is, after allowance of deductions) at graduated rates, in the same manner as U.S. Shareholders are taxed with respect to such dividends, and are generally not subject to withholding. Any such dividends received by a Non-U.S. Shareholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Host REIT expects to withhold United States income tax at the rate of 30% on any distribution made to a Non-U.S. Shareholder unless (i) a lower treaty rate applies and any required form or certification evidencing eligibility for that lower rate is filed with Host REIT or (ii) a Non-U.S. Shareholder files an IRS Form 4224 with Host REIT claiming that the distribution is effectively connected income.

     Distributions in excess of current or accumulated earnings and profits of Host REIT will not be taxable to a Non-U.S. Shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Common Shares, but rather will reduce the adjusted basis of such Common Shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's Common Shares, they will give rise to gain from the sale or exchange of its Common Shares, the tax treatment of which is described below. As a result of a legislative change made by the Small Business Job Protection Act of 1996, it appears that Host REIT will be required to withhold 10% of any distribution in excess of Host REIT's current and accumulated earnings and profits. Consequently, although Host REIT intends to withhold at a rate of 30% on the entire amount of any distribution (or a lower applicable treaty rate), to the extent that Host REIT does not do so any portion of a distribution not subject to withholding at a rate of 30% (or a lower applicable treaty rate) will be subject to withholding at a rate of 10%. However, the Non-U.S. Shareholder may seek a refund of such amounts from the IRS if it subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of Host REIT, and the amount withheld

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

exceeded the Non-U.S. Shareholder's United States tax liability, if any, with respect to the distribution.

     Distributions to a Non-U.S. Shareholder that are designated by Host REIT at the time of distribution as capital gains dividends (other than those arising from the disposition of a United States real property interest) generally will not be subject to United States federal income taxation, unless (i) the investment in the Common Shares is effectively connected with the Non-U.S. Shareholder's United States trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. Shareholders with respect to such gain (except that a shareholder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above), or (ii) the Non-U.S. Shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

     Pursuant to the Foreign Investment in Real Property Tax Act ("FIRPTA"), distributions to a Non-U.S. Shareholder that are attributable to gain from sales or exchanges by Host REIT of United States real property interests (whether or not designated as capital gain dividends) will cause the Non-U.S. Shareholder to be treated as recognizing such gain as income effectively connected with a United States trade or business. Non-U.S. Shareholders would thus generally be taxed at the same rates applicable to U.S. Shareholders (subject to a special alternative minimum tax in the case of nonresident alien individuals). Also, such gain may be subject to a 30% branch profits tax in the hands of a Non-U.S. Shareholder that is a corporation, as discussed above. Host REIT is required to withhold 35% of any such distribution. That amount is creditable against the Non-U.S. Shareholder's federal income tax liability.

     Although the law is not entirely clear on the matter, it appears that amounts designated by Host REIT pursuant to the 1997 Act as undistributed capital gains in respect of the Common Shares held by U.S. Shareholders (see "-- Annual Distribution Requirements Applicable to REITs" above) would be treated with respect to Non-U.S. Shareholders in the manner outlined in the preceding two paragraphs for actual distributions by Host REIT of capital gain dividends. Under that approach, the Non-U.S. Shareholders would be able to offset as a credit against their United States federal income tax liability resulting therefrom their proportionate share of the tax paid by Host REIT on such undistributed capital gains (and to receive from the IRS a refund to the extent their proportionate share of such tax paid by Host REIT were to exceed their actual United States federal income tax liability).

     Sale of Common Shares. Gain recognized by a Non-U.S. Shareholder upon the sale or exchange of Common Shares generally will not be subject to United States taxation unless such shares constitute a "United States real property interest" within the meaning of FIRPTA. The Common Shares will not constitute a "United States real property interest" so long as Host REIT is a "domestically controlled REIT." A "domestically controlled REIT" is a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by Non-U.S. Shareholders. Host REIT is unable at this time to predict whether it will be a "domestically controlled REIT," and therefore whether the sale of Common Shares will be subject to taxation under FIRPTA. Moreover, even if Host REIT initially qualifies as a "domestically controlled REIT," because the Common Shares are expected to be publicly traded, no assurance can be given that Host REIT would continue to be a "domestically controlled REIT." Notwithstanding the foregoing, gain from the sale or exchange of Common Shares not otherwise subject to FIRPTA will be taxable to a Non-U.S. Shareholder if the Non-U.S. Shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States. In such case, the nonresident alien individual will be subject to a 30% United States withholding tax on the amount of such individual's gain.

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

     Even if Host REIT does not qualify as or ceases to be a domestically-controlled REIT, gain arising from the sale or exchange by a Non-U.S. Shareholder of Common Shares would not be subject to United States taxation under FIRPTA as a sale of a United States real property interest if (i) the Common Shares are "regularly traded" (as defined by applicable Treasury Regulations) on an established securities market (e.g., the NYSE), and (ii) such Non-U.S. Shareholder owned 5% or less of the Common Shares throughout the five-year period ending on the date of the sale or exchange. If gain on the sale or exchange of Common Shares were subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to regular United States income tax with respect to such gain in the same manner as a taxable U.S. Shareholder (subject to any applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporations), and the purchaser of the Common Shares would be required to withhold and remit to the IRS 10% of the purchase price.

     Backup Withholding Tax and Information Reporting. Backup withholding tax (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) and information reporting will generally not apply to distributions paid to Non-U.S. Shareholders outside the United States that are treated as (i) dividends subject to the 30% (or lower treaty rate) withholding tax discussed above, (ii) capital gains dividends or
(iii) distributions attributable to gain from the sale or exchange by Host REIT of United States real property interests. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of Common Shares by or through a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of Common Shares by a foreign office of a broker that (a) is a United States person, (b) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (c) is a "controlled foreign corporation" (generally, a foreign corporation controlled by United States shareholders) for United States tax purposes, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Shareholder and certain other conditions are met, or the shareholder otherwise establishes an exemption. Payment to or through a United States office of a broker of the proceeds of a sale of Common Shares is subject to both backup withholding and information reporting unless the shareholder certifies under penalty of perjury that the shareholder is a Non-U.S. Shareholder, or otherwise establishes an exemption. A Non-U.S. Shareholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

     The IRS has recently finalized regulations regarding the withholding and information reporting rules discussed above. In general, these regulations do not alter the substantive withholding and information reporting requirements but unify certifications procedures and forms and clarify and modify reliance standards. These regulations generally are effective for payments made after December 31, 2000, subject to certain transition rules. Valid withholding certificates that are held on December 31, 1999, will remain valid until the earlier of December 31, 2000 or the date of expiration of the certificate under rules currently in effect (unless otherwise invalidated due to changes in the circumstances of the person whose name is on such certificate). A Non-U.S. Shareholder should consult its own advisor regarding the effect of the new Treasury Regulations.

Tax Aspects of Host REIT's Ownership of OP Units

     General. Substantially all of Host REIT's investments will be held through the Operating Partnership, which will hold the Hotels either directly or through the Hotel Partnerships (which, in turn, may hold Hotels through certain Subsidiary Partnerships). In general, partnerships are "pass-through" entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. Host REIT will include in its income its proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, Host REIT will include its proportionate share of assets held through the Operating Partnership, the Hotel Partnerships and any Subsidiary Partnerships. See "-- Federal Income Taxation of Host REIT Following the
Mergers -- Ownership of Partnership Interests by a REIT."

     Entity Classification. If the Operating Partnership, any of the Hotel Partnerships, any of the Subsidiary Partnerships, or any other partnership or LLC in which the Operating Partnership has a direct or indirect interest were treated as an association, the entity would be taxable as a corporation and therefore would be subject to an entity level tax on its income. In such a situation, the character of Host REIT's assets and items of gross income would change and could preclude Host REIT from qualifying as a REIT (see "Federal Income Taxation of Host REIT Following the Mergers -- Asset Tests Applicable to REITs" and "-- Income Tests Applicable to REITs").

     At the time of the closing of the Mergers, Hogan & Hartson will deliver an opinion to Host REIT stating that, based on certain factual assumptions and representations described in the opinion, the Operating Partnership, each of the Hotel Partnerships, and each of the Subsidiary Partnerships will be treated as a partnership (or disregarded) for federal income tax purposes (and not treated as an association taxable as a corporation).

     Partnership Allocations. Although a partnership agreement will generally determine the allocation of income and loss among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. Generally, Section 704(b) and the Treasury Regulations promulgated thereunder require that partnership allocations respect the economic arrangement of the partners.

     If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss provided for in the Partnership Agreement and the partnership agreements for the Hotel Partnerships (and any Subsidiary Partnerships) are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

     Tax Allocations with Respect to the Hotels. As described above, pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property (such as the Hotels) that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the Book-Tax Difference associated with the property at the time of the contribution. The Partnership Agreement requires that such allocations be made in a manner consistent with Section 704(c) of the Code.

     In general, the partners of the Operating Partnership who contributed depreciated assets having an adjusted tax basis less than their fair market value at the time of contribution (which includes all of the Limited Partners owning interests in the Partnerships) will be allocated depreciation deductions for tax purposes that are lower than such deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets which have such a Book-Tax Difference, all income attributable to such Book-Tax Difference generally will be allocated to such partners. These allocations will tend to eliminate the Book-Tax Difference over the life of the Operating Partnership. However, the special allocation rules of
Section 704(c) do not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership may cause Host REIT to be allocated lower depreciation and other deductions, and possibly an amount of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. Such an allocation might cause Host REIT to recognize taxable income in excess of cash proceeds, which might adversely affect Host REIT's ability to comply with the REIT distribution requirements. See "Federal Income Taxation of Host REIT Following the Mergers -- Annual Distribution Requirements Applicable to REITs."

     As described above in "Tax Consequences of the Merger Relief from Liabilities/Deemed Cash Distribution", the Operating Partnership and Host REIT have determined to use the traditional method to account for Book-Tax Differences with respect to the Hotels contributed to the Operating Partnership in connection with the Mergers. This method is generally the most favorable method for accounting for Book-Tax Differences from the perspective of those partners (including Host REIT) receiving OP Units in exchange for property with a low basis relative to value at the time of the Mergers and is the least favorable method from the perspective of those partners contributing cash (or "high basis" assets) to the Operating Partnership (including Host REIT, to the extent it contributes cash to the Operating Partnership).

     With respect to any property purchased by the Operating Partnership subsequent to the Mergers, such property will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code will not apply.

Other Tax Consequences for Host REIT and Its Shareholders

     Host REIT and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of Host REIT and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders of Host REIT should consult their own tax advisors regarding the effect of state and local tax laws on an investment in Host REIT.

     A portion of the cash to be used by Host REIT to fund distributions is expected to come from each Non-Controlled Subsidiary through payments of dividends on the shares of such corporation held by the Operating Partnership (and interest on notes held by the Operating Partnership). Each Non-Controlled Subsidiary will pay federal and state income tax at the full applicable corporate rates. To the extent that a Non-Controlled Subsidiary is required to pay federal, state or local taxes, the cash otherwise available for distribution by Host REIT to its shareholders will be reduced accordingly.

                               VOTING PROCEDURES

Distribution of Solicitation Materials

     This Consent Solicitation, together with the accompanying transmittal letter, the power of attorney and the Limited Partner consent (the power of attorney and Limited Partner consent are referred to collectively as the "Consent Form"), constitute the Solicitation Materials being distributed to the Limited Partners to obtain their votes for or against a Merger.

     In order to participate in a Merger, the Limited Partners of each Partnership must approve such participation by a certain vote of limited partnership interests as set forth in the table below under "-- Required Vote and Other Conditions." Each Partnership that approves the Merger will effect a Merger as set forth below and in the Supplement relating to the individual Partnership. Each Limited Partner, therefore, should complete and return the Consent Form before the expiration of the Solicitation Period. The Solicitation Period is the time period during which Limited Partners may vote for, against the Mergers or abstain and select their consideration, either OP Units or Notes. The Solicitation Period will commence upon delivery of the Solicitation Materials to the Limited Partners (on or about ________ __, 1998) and will continue until the later of (a) _______ __, 1998 (a date not less than 60 calendar days from the initial delivery of the Solicitation Materials) or (b) such later date as may be selected by the General Partners and the Operating Partnership and as to which notice is given to the Limited Partners. At their discretion, the General Partners and the Operating Partnership may elect to extend the Solicitation Period. Under no circumstances will the Solicitation Period be extended beyond ______ __, 1998. Any Consent Form received by the information agent (the "Information Agent") prior to 5:00 p.m., Eastern time, on the last day of the Solicitation Period will be effective provided that such Consent Form has been properly completed and signed. The Partnership Interests of Atlanta Marquis, Chicago Suites, MDAH or PHLP Limited Partners who fail to return a signed Consent Form by the end of the Solicitation Period or abstain will be counted as voting AGAINST the Merger. The Partnership Interests of Desert Springs, Hanover, MHP or MHP2 Limited Partners who fail to return a signed Consent Form by the end of the Solicitation Period will not be counted for purposes of establishing a quorum, while the Partnership Interests of those who abstain will be counted for purposes of establishing a quorum but will effectively be counted as voting AGAINST the Merger. Failure of a Limited Partner to return a signed Consent Form, whether it counts as a vote against the Merger or hinders the establishment of a quorum, may jeopardize completion of the Merger.

     The Consent Form seeks a Limited Partner's consent to the Merger and certain related matters. The exact matters which a vote in favor of the Merger will be deemed to approve differ for each Partnership and are explained in detail in the individual Supplement for each Partnership. If a Limited Partner has interests in more than one Partnership, all of such interests will be set forth on the Consent Form and the Consent Form will provide for separate votes by the Limited Partner for each Partnership listed. Limited Partners who return a signed Consent Form but fail to indicate their approval or disapproval as to any matter (including the Merger) will be deemed to have voted to APPROVE such matter.

No Special Meetings

     None of the Partnerships has scheduled a special meeting of its Limited Partners to discuss the Solicitation Materials or the terms of the Mergers. The General Partners, members of Host REIT's management and the Information Agent intend to solicit actively the support of the Limited Partners for the Mergers and, subject to applicable federal and state securities laws, hold informal meetings with Limited Partners, answer questions about the Mergers and the Solicitation Materials and explain the reasons for the recommendation that Limited Partners vote to approve the Mergers. Costs of solicitation will be allocated as set forth in "The REIT Conversion -- Expenses." No person will receive compensation contingent upon solicitation of a favorable vote.

Required Vote and Other Conditions

     The General Partners and the Operating Partnership have conditioned participation in the Mergers by each Partnership upon obtaining the required votes set forth in the table below. See "The REIT Conversion -- Conditions to the Consummation of the Mergers."

       Partnership                    Required Vote
       -----------                    -------------

       Atlanta Marquis                Consent of limited partners holding more
                                      than 50% of the outstanding limited
                                      partnership interests in each class of
                                      Partnership Units and the approval of the General Partner. The General Partner holds 0.28% of the outstanding Class A limited partnership interests. The
                                      General Partner may vote its Class A
                                      limited partnership interests.

       Chicago Suites                 Consent of limited partners holding more
                                      than 50% of the outstanding limited
                                      partnership interests and the approval of the General Partner. The General Partner holds no limited partnership interests.

       Desert Springs                 Consent of limited partners holding more
                                      than 50% of the outstanding limited
                                      partnership interests constituting a
                                      quorum and the approval of the General
                                      Partner.  A majority of limited
                                      partnership interests held by the Limited
                                      Partners constitutes a quorum.  The
                                      General Partner holds no limited
                                      partnership interests.

       Hanover Consent of limited partners holding more than 50% of the outstanding limited partnership interests and the approval of the General Partner. An affiliate of the General Partner holds 47.6% of the outstanding limited partnership interests. The affiliate of the General Partner must vote all of its limited partnership interests in the same manner as the majority of limited partnership interests constituting a quorum vote. A majority of limited partnership interests held by Limited Partners constitutes a quorum.

       MDAH Consent of limited partners holding more than 50% of the outstanding limited partnership interests and the approval of the General Partner. The General Partner holds 0.60% of the limited partnership interests. The General Partner may not vote its limited partnership interests.

       MHP Consent of limited partners holding more than 50% of the outstanding limited partnership interests and the approval of the General Partner. The General Partner and its affiliate collectively hold 48.3% of the outstanding limited partnership interests. The General Partner and its affiliate must vote all of their limited partnership interests in the same manner as the majority of limited partnership interests constituting a quorum vote. A majority of limited partnership interests held by Limited Partners constitutes a quorum.

       MHP2 Consent of limited partners holding more than 50% of the outstanding limited partnership interests and the approval of the General Partner. The General Partner and its affiliate collectively hold 52.7% of the outstanding limited partnership interests. The General Partner and its affiliate must vote all of their limited partnership interests in the same manner as the majority of limited partnership interests constituting a quorum vote. A majority of limited partnership interests held by Limited Partners constitutes a quorum.

       PHLP Consent of limited partners holding more than 50% of the outstanding limited partnership interests and the approval of the General Partner. The General Partner holds 0.06% of the limited partnership interests. The General Partner may vote its limited partnership interests.

     Record Date and Outstanding Partnership Units. The Record Date is ________ __, 1998 for all Partnerships. As of the Record Date, the following number of Partnership Units were held of record by the number of Limited Partners indicated below:

                                              Number of       Number of        Number of Units
                                               Limited       Units Held      Required for Approval
Partnership                                   Partners        of Record         of the Merger
----------------------------------------------------------------------------------------------------
Atlanta Marquis                                                   530               266
Chicago Suites                                                    335               168
Desert Springs                                                    900               N/A(1)
Hanover                                                            84               N/A(1)
MDAH                                                              414               206(2)
MHP                                                             1,000               N/A(1)
MHP2                                                              745               N/A(1)
PHLP                                                            1,800               901

(1) The number of Partnership Units required for approval of a Merger cannot be calculated because approval requires the affirmative vote of more than 50% of the number of Partnership Units actually voted by Limited Partners; provided that, the total number of Partnership Units voted by Limited Partners constitutes a quorum. In each Partnership that requires a quorum, a majority of the outstanding Partnership Units held by Limited Partners constitutes such quorum.
(2) The General Partner of MDAH holds 2.5 Partnership Units and may not vote such Partnership Units. Therefore only 411.5 Partnership Units are eligible to be voted and the total number of Partnership Units required to approve the MDAH Merger is 206.

     Each Limited Partner is entitled to one vote for each Partnership Unit held. Accordingly, the number of Partnership Units entitled to vote with respect to the Merger is equivalent to the number of Partnership Units held of record at the Record Date.

     Investor Lists. Under Rule 14a-7 of the Exchange Act, each Partnership is required, upon the written request of a Limited Partner, to provide to the requesting Limited Partner (i) a statement of the approximate number of Limited Partners in such Limited Partner's Partnership, and (ii) the estimated cost of mailing a proxy statement, form of proxy or other similar communication to such Limited Partners. In addition, a Limited Partner has the right, at his or her option, either (a) to have his Partnership mail (at the Limited Partner's expense) copies of any proxy statement, proxy form or other soliciting materials furnished by the Partnership to the Partnership's Limited Partners designated by the Limited Partner, or (b) to have the Partnership deliver to the requesting Limited Partner, within five business days of the receipt of the request, a reasonably current list of the names, addresses and class of Partnership Units held by the Partnership's Limited Partners. The right to receive the list of Limited Partners is subject to the requesting Limited Partner's payment of the cost of mailing and duplication at a rate of $0.15 per page.

     Tabulation of Votes. An automated system administered by ________________ will tabulate the votes. Abstentions will be tabulated with respect to the Mergers and related matters. Abstentions will have the effect of a vote against the Merger. The failure to return a Consent Form and broker nonvotes (where a broker submits a consent but does not have authority to vote a Limited Partner's Partnership Units on one or more matters) will either have the effect of a vote against the Merger or will not be counted toward fulfillment of a quorum requirement, depending on the Partnership. The number of Partnership Units that must be voted in favor of the Merger for it to be approved by the respective Partnerships is shown in the table above.

                                    EXPERTS


     The financial statements and schedule of Host Marriott Hotels as of January 2, 1998 and January 3, 1997 and for each of the three years in the period ended January 2, 1998, the financial statements of HMC Senior Living Communities, Inc. as of January 2, 1998 and for the period June 21, 1997 (inception) through January 2, 1998 and the financial statements of Atlanta Marriott Marquis II Limited Partnership, Mutual Benefit Chicago Marriott Suite Hotel Partners, L.P., Desert Springs Marriott Limited Partnership, Hanover Marriott Limited Partnership, Marriott Diversified American Hotels, L.P., Marriott Hotel Properties Limited Partnership, Marriott Hotel Properties II Limited Partnership and Potomac Hotel Limited Partnership as of December 31, 1997 and 1996 and each of the three years ended December 31, 1997 included in this Consent Solicitation and in the Supplements hereto have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The Appraisals and the Fairness Opinion included in this Consent Solicitation Statement or the Registration Statement of which it is a part have been prepared by American Appraisal Associates, Inc. and are included herein and therein in reliance upon the authority of said firm as experts are giving such reports.

                                 LEGAL MATTERS


     Certain legal matters, including certain tax matters, will be passed upon for the Operating Partnership and Host REIT by Hogan & Hartson L.L.P., Washington, D.C.

                             AVAILABLE INFORMATION

     The Partnerships (except Chicago Suites, Hanover and MDAH) are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and are required to file reports and other information with the Securities and Exchange Commission (the "Commission"), 450 Fifth Street N.W., Washington, D.C. 20549. In addition, the Operating Partnership has filed a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act") and the rules and regulations thereunder, with respect to the securities offered pursuant to this Prospectus/Consent Solicitation Statement. This Prospectus/Consent Solicitation Statement, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and financial schedules thereto. For further information concerning the Mergers, please refer to the reports of the Partnerships (except Chicago Suites, Hanover and MDAH) filed under the Exchange Act and the Operating Partnership's Registration Statement and such exhibits and schedules, copies of which may be examined without charge at, or obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and which will also be available for inspection and copying at the regional offices of the Commission located at Room 1400, 75 Park Place, New York, New York 10007 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at "http:\\www.sec.gov".

     A separate Supplement to this Prospectus/Consent Solicitation Statement has been prepared for each Partnership and will be delivered to each Limited Partner of the Partnership covered thereby. Upon receipt of a written request by a Limited Partner or representative so designated in writing, the General Partners will send a copy of any Supplement without charge. All requests should be directed to: Investor Relations, 10400 Fernwood Road, Bethesda, Maryland 20817, telephone number: (301) 380-2070.

     Statements contained in this Prospectus/Consent Solicitation Statement or any supplements hereto as to the contents of any contract or other document which is filed as an exhibit to the Registration Statement are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of such contract or document.

     Upon consummation of the REIT Conversion, Host REIT and the Operating Partnership will be required to file reports and other information with the Commission pursuant to the Exchange Act. In addition to applicable legal or NYSE requirements, if any, holders of the OP Units and the Common Shares will receive annual reports containing audited financial statements with a report thereon by Host REIT's and the Operating Partnership's independent public accountants, and quarterly reports containing unaudited financial information for each of the first three quarters of each fiscal year. If a Partnership does not participate in the Mergers and REIT Conversion, such Partnership will continue to file reports and other information with the Commission as required by law, if applicable.

                                   GLOSSARY

     "100% Participation with No Notes Issued" means all Partnerships participate in the Mergers and the REIT Conversion and no Notes are issued.

     "100% Participation with Notes Issued" means all Partnerships participate in the Mergers and the REIT Conversion and every Limited Partner elects to receive Notes.

     "15% Personal Property Test" means rent paid to Host REIT will not be considered "rent from real property" if personal property accounts for more than 15% of the total rent received under the lease of real property.

     "1993 Act" means the Omnibus Budget Reconciliation Act of 1993.

     "1997 Act" means the Taxpayer Relief Act of 1997.

     "AAA" means American Appraisal Associates, Inc., an independent, nationally recognized hotel valuation and financial advisory firm that performed the Appraisals as to the Hotel(s) owned by each Partnership, provided estimates of the Continuation Value of each Partnership and rendered the Fairness Opinion.

     "Acquired Earnings" mean undistributed earnings and profits at the time of the REIT Conversion (including earnings and profits resulting from either transactions undertaken in contemplation of the REIT Conversion or the REIT Conversion itself).

     "ADA" means the Americans with Disabilities Act.

     "Adjusted Appraised Value" of a Partnership equals the Appraised Value of its Hotels, adjusted as of the Final Valuation Date for lender reserves, capital expenditure reserves, existing indebtedness (including a "mark to market" adjustment to reflect the market value of such indebtedness), certain deferred maintenance costs, deferred management fees and transfer and recordation taxes and fees.

     "Adjusted Base Rent" means an amount equal to the Base Rent less the FF&E Adjustment.

     "Adjusted NOI" means NOI as adjusted for incentive management fees and certain capital expenditures.

     "AMTI" means alternative minimum taxable income.

     "Anti-Abuse Rule" means a regulation under the Partnership Provisions of the Code that authorizes the IRS, in certain "abusive" transactions involving partnerships, to disregard the form of the transaction and recast it for federal tax purposes as the IRS deems appropriate.

     "Appraisal" means an appraisal of a Partnership's Hotel performed by AAA as of March 1, 1998 that is an evaluation of the Market Value of a property as if available for sale in the open market.

     "Appraised Value" means the fair market value of each Partnership's Hotels as of March 1, 1998 as determined by AAA.

     "Atlanta Marquis" means Atlanta Marriott Marquis II Limited Partnership, a Delaware limited partnership or, as the context may require, such entity together with its subsidiaries, or any of such subsidiaries.

     "Available Cash" means net income plus depreciation and amortization and any reduction in reserves and minus interest and principal payments on debt, capital expenditures, any additions to reserves and other adjustments.

     "Base Rent" means a fixed dollar amount of rent payable monthly by the Lessee to the Operating Partnership unless the amount payable under the Percentage Rent provision is higher, in which case only Percentage Rent will be payable.

     "Blackstone Acquisition" means the acquisition, on the Closing Date, by the Operating Partnership of 12 full-service hotels and certain other assets from the Blackstone Entities in exchange for approximately 45.0 million OP Units, assumption of debt or cash payments totaling approximately $835 million and a distribution of ___% of the shares of SLC common stock.

     "Blackstone Entities" mean The Blackstone Group, a Delaware limited partnership and a series of funds controlled by Blackstone Real Estate Partners, a Delaware limited partnership.

     "Blackstone Hotels" mean the 12 upscale and luxury full-service hotel properties to be acquired by Host from the Blackstone Entities in the Blackstone Acquisition.

     "Bond Refinancing" means the refinancing, to occur prior to or concurrently with the initial contribution of assets by Host to the Operating Partnership, of $1.25 billion of outstanding public bonds through offers to purchase such debt securities for cash and a concurrent solicitation of consents to amend the terms of the debt securities to permit the transactions constituting the REIT Conversion.

     "Book-Tax Difference" means the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of such contribution.

     "Built-In Gain Asset" means an asset which has been acquired from a C corporation in a transaction in which the basis of the asset in the hands of Host REIT is determined by reference to the basis of the asset in the hands of the C corporation.

     "Business Day" means any day, other than a Saturday or Sunday, on which the banking institutions in the City of New York are open for business.

     "Chain Services" mean services generally furnished on a central or regional basis to the Hotels. Such services include the following: (i) the development and operation of computer systems and reservation services, (ii) regional management and administrative services, regional marketing and sales services, regional training services, manpower development and relocation costs of regional personnel and (iii) such additional central or regional services as may from time to time be more efficiently performed on a regional or group level.

     "Chicago Suites" means Mutual Benefit Chicago Marriott Suite Hotel Partners, L.P., a Rhode Island limited partnership.

     "Closing Date" means the date of the closing of the Mergers.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commission" means the Securities and Exchange Commission.

     "Common Share" means a common share of beneficial interest, $.01 par value per share, of Host REIT.

     "Company" means Host, with respect to periods prior to the REIT Conversion, and Host REIT and the Operating Partnership, or either of them or any of their subsidiaries, with respect to the period after the REIT Conversion.

     "Consent Form" means the consent form and power of attorney, collectively.

     "Consent Solicitation" means the Prospectus/Consent Solicitation Statement of the Operating Partnership dated _________ __, 1998.

     "Continuation Value" of a Partnership represents AAA's estimate, as adopted by the General Partners, of the discounted present value, as of January 1, 1998 of the limited partners' share of estimated future cash distributions and estimated net sales proceeds (plus lender reserves) assuming that the Partnership continues as an operating business for twelve years and its assets are sold on December 31, 2009 for their then estimated market value.

     "Control share acquisition" means the acquisition of Control shares, subject to certain exceptions.

     "Control shares" mean voting shares which, if aggregated with all other voting shares previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one third or more but less than a majority or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval.

     "Convertible Preferred Securities" means the 6 3/4% Convertible Quarterly Income Preferred Securities issued by Host Marriott Financial Trust, with an aggregate liquidation amount of $550 million, which are guaranteed on a subordinated basis by, and convertible into the common stock of, Host.

     "CPI" means the Consumer Price Index.

     "Declaration of Trust" means the Declaration of Trust of Host REIT, dated _______ __, 1998.

     "Delaware Act" means the Delaware Revised Uniform Limited Partnership Act.

     "Desert Springs" means Desert Springs Marriott Limited Partnership, a Delaware limited partnership or, as the context may require, such entity together with its subsidiaries, or any of such subsidiaries.

     "Disguised Sale Regulations" mean Section 707 of the Code and the Treasury Regulations thereunder.

     "EBITDA" consists of the sum of consolidated net income, interest expense, depreciation and amortization. EBITDA data is presented because such data is used by certain investors to determine the Operating Partnership's ability to meet debt service requirements. The Operating Partnership considers EBITDA to be an indicative measure of the Operating Partnership's operating performance due to the significance of the Operating Partnership's long-lived assets and because EBITDA can be used to measure the Operating Partnership's ability to service debt, fund capital expenditures and expand its business; however, such information should not be considered as an alternative to net income, operating profit, cash flows from operations, or any other operating or liquidity performance measure prescribed by GAAP. Cash expenditures for various long-term assets and interest expense have been, and will be, incurred which are not reflected in the EBITDA presentations.

     "Effective Time" means the time at which the Certificates of Merger with respect to the Mergers of the Merger Partnerships with and into the Participating Partnerships are filed with the Secretaries of State of the State of Delaware and the State of Rhode Island.

     "EITF" means the Emerging Issues Task Force of the Financial Accounting Standards Board.

     "Employee Benefits Allocation Agreement" means the Employee Benefits Allocation and Other Employment Matters Agreement entered into by Host and HM Services that provides for the allocation of certain responsibilities with respect to employee compensation, benefits and labor matters.

     "Engineering Study" means a study prepared by an engineer retained by Host.

     "Excess FF&E" means replacement FF&E that would cause the average tax basis of the items of the Lessor's FF&E and other personal property that are leased to the applicable Lessee to exceed 15% of the aggregate average tax basis of the real and personal property subject to the applicable Lease.

     "Excess Losses" mean losses that would have the effect of creating a deficit balance in a Limited Partner's capital account.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exchange Value" of a Partnership or Partnership Interest means the value equal to the greatest of its Adjusted Appraised Value, Continuation Value and Liquidation Value.

     "Fairness Opinion" means the fairness opinion rendered by AAA which concluded that: (i) the methodologies used to determine the Exchange Value of each Partnership, including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels, are fair and reasonable, from a financial point of view, to the Limited Partners of each Partnership, (ii) the methodology used to determine the value of an OP Unit is fair and reasonable to the Limited Partners of each Partnership and (iii) the methodologies and underlying assumptions used to determine the Continuation Value and the Liquidation Value of each Partnership, including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels, are fair and reasonable, from the standpoint of each Partnership.

     "FF&E" means furniture, fixtures and equipment.

     "FF&E Adjustment" means the amount by which the annual Base Rent would be reduced in the case that the average tax basis of the items of the Lessor's FF&E and other personal property that are leased to the applicable Lessee exceed 15% of the aggregate average tax basis of the real and personal property subject to the applicable Lease. The FF&E Adjustment is equal to (i) the Market Leasing Factor times the cost of the replacement FF&E (if the Special Subsidiary leases the FF&E to the Lessee) or (ii) 110% of the Market Leasing Factor times the cost of the replacement FF&E (if the Special Subsidiary does not lease the FF&E to the Lessee), for a period equal to the weighted average useful life of the Excess FF&E.

     "FF&E Replacements" mean FF&E to be acquired and certain routine repairs that are normally capitalized to be performed in the next year.

     "Final Valuation Date" means the date that is the end of the four week accounting period ending at least 20 days prior to the Closing Date and is the date when the Exchange Value will be finally determined.

     "FIRPTA" means the Foreign Investment in Real Property Tax Act of 1980.

     "Forum Group" means the Forum Group, Inc., which was acquired by Host on June 21, 1997 from Marriott Senior Living Services, Inc., a subsidiary of Marriott International. The Forum Group holds interests in 29 premier senior living communities.

     "Full Participation Scenario" means the REIT Conversion occurs, all the Partnerships participate and no Notes are issued.

     "Funds From Operations" or "FFO" means net income (loss) computed in accordance with GAAP, excluding gains (or losses) from debt restructuring and sales of properties, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures, in accordance with the NAREIT White Paper.

     "GAAP" means generally accepted accounting principles.

     "General Partner" means the general partner of a Partnership, each of which general partners is a wholly owned, direct or indirect subsidiary of Host (except in the case of PHLP, in which Host is the general partner).

     "Gross Revenues" mean proceeds from aggregate sales from a Hotel, including room sales, food and beverage sales and telephone and other sales.

     "Hanover" means Hanover Marriott Limited Partnership, a Delaware limited partnership.

     "Holders" mean persons in whose names the Notes are registered in the security register for the Notes.

     "Host" means Host Marriott Corporation, a Delaware corporation.

     "Host REIT" means Host Marriott Trust, a Maryland real estate investment trust, which will be the sole general partner of the Operating Partnership and the successor to Host.

     "Hotel Partnership" means any Partnership or Private Partnership.

     "Hotels" mean the approximately 120 full-service hotels operating primarily under the Marriott, Ritz-Carlton, Four Seasons, Swissotel and Hyatt brand names in which the Operating Partnership and its subsidiaries will initially have controlling interests or own outright following the REIT Conversion and the Blackstone Acquisition.

     "Impermissible Tenant Service Income" means any amount charged to a tenant for services rendered by Host REIT or its affiliates which is greater than 150% of the cost of providing such services.

     "Indenture" means the indenture entered into between the Operating Partnership and ________ pursuant to which the Notes will be issued.

     "Indenture Trustee" means ________________, the trustee under the Indenture.

     "Information Agent" means ___________________.

     "Initial Basis" means a Limited Partner's initial tax basis in his OP
Units.

     "Initial Holding Period" means the one-year period beginning after the Closing Date during which Limited Partners will be prohibited from redeeming OP Units acquired in the Mergers.

     "Initial Valuation Date" means ___________ __, 1998.

     "Interest Payment Date" means each June 15 and December 15 commencing June 15, 1999.

     "Interested Shareholder" means a person who owns 10% or more of the voting power of a trust's then outstanding shares of beneficial interests or his affiliate.

     "IRS" means the Internal Revenue Service.

     "Leases" mean the lease agreements under which the Lessees will lease the Hotels from the Operating Partnership.

     "Lessees" mean the entities to which the Operating Partnership will lease the Hotels and who will operate the Hotels under the existing management agreements and pay rent to the Operating Partnership.

     "LIBOR" means the London Interbank Offered Rate.

     "Limited Partners" mean the limited partners, excluding those affiliated with Host, of the Partnerships.

     "Liquidation Value" of a Partnership represents the General Partners' estimate of the net proceeds to limited partners resulting from the assumed sale as of December 31, 1998 of the Hotel(s) of the Partnership, each at its Adjusted Appraised Value (after eliminating any "mark to market" adjustment and adding back the deduction for transfer taxes, if any, made in deriving the Adjusted Appraised Value), less (i) estimated liquidation costs, expenses and contingencies equal to 2.5% of Appraised Value and (ii) prepayment penalties or defeasance cost, as applicable.

     "Management Agreements" mean the current management agreements pursuant to which the Managers manage the Hotels. Following REIT Conversion, the management agreements will be assigned to the Lessees.

     "Managers" mean the subsidiaries of Marriott International and other companies who manage the Hotels on behalf of Host or the Hotel Partnerships (and following the REIT Conversion on behalf of the Lessees) pursuant to the existing management agreements.

     "Market Leasing Factor" means the amount, 110% of which times the cost of replacement FF&E, that the annual Base Rent would be reduced in the case that the average tax basis of the items of the Lessor's FF&E and other personal property that are leased to the applicable Lessee exceed 15% of the aggregate average tax basis of the real and personal property subject to the applicable Lease. The Market Leasing Factor will be determined for the first two years under a Lease at the time the Lease is executed. Each year thereafter, the Market Leasing Factor will be determined by an independent valuation expert, mutually acceptable to the Lessor and the Lessee, who shall determine the amount based upon the median of the leasing rates of at least three nationally recognized companies engaged in the business of leasing similar personal property.

     "Market Value" means the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably and assuming the price is not affected by undue stimuli. Implicit in this definition is the consummation of a sale as of a specific date and the passing of title from seller to buyer under conditions whereby: (i) the buyer and seller are typically motivated; (ii) both parties are well informed or well advised, and each is acting in what he considers his own best interest; (iii) a reasonable time frame is allowed for exposure in the open market; (iv) payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto and

(v) the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

     "Marriott International" means Marriott International, Inc., a Delaware corporation.

     "Maryland REIT Law" means Title 8 of the Maryland General Corporation Law.

     "Maturity Date" means December 15, 2005.

     "MDAH" means Marriott Diversified American Hotels, L.P., a Delaware limited partnership.

     "Merger" means the proposed merger of a Merger Partnership into a Partnership pursuant to this Consent Solicitation, in which the Partnership is the surviving entity.

     "Merger Expenses" mean all costs and expenses incurred in connection with the proposed Mergers, including transfer and recordation taxes and costs.

     "Merger Partnership" means a newly formed direct or indirect wholly owned subsidiary of the Operating Partnership which will merge with and into a Partnership.

     "MGCL" means the Maryland General Corporation Law.

     "MHP" means Marriott Hotel Properties Limited Partnership, a Delaware limited partnership or, as the context may require, such entity together with its subsidiaries, or any of such subsidiaries.

     "MHP2" means Marriott Hotel Properties II Limited Partnership, a Delaware limited partnership or, as the context may require, such entity together with its subsidiaries, or any of such subsidiaries.

     "NAREIT" means the National Association of Real Estate Investment Trusts, Inc.

     "Net Cash Proceeds" mean net cash proceeds from the (i) sale or other disposition of a Hotel for an amount in excess of (a) the amount required to repay mortgage indebtedness (outstanding immediately prior to the Mergers) secured by such Hotel or otherwise required to be applied to the reduction of indebtedness of such Partnership and (b) the costs incurred by the Partnership in connection with such sale or other disposition or (ii) refinancing (whether at maturity or otherwise) of any indebtedness secured by any Hotel in an amount in excess of (a) the amount of indebtedness secured by such Hotel at the time of the Mergers, calculated prior to any repayment or other reduction in the amount of such indebtedness in the Mergers and (b) the costs incurred by the Operating Partnership or such Partnership in connection with such refinancing.

     "New Credit Facility" means a new $1.5 billion unsecured credit facility for the Operating Partnership.

     "NOI" means net operating income or the income before interests, taxes, depreciation and amortization.

     "Non-Controlled Subsidiaries" mean the one or more taxable corporations in which the Operating Partnership will own 95% of the economic interest but no voting stock and which will hold various assets contributed by Host and its subsidiaries to the Operating Partnership, which assets, if owned directly by the Operating Partnership, might jeopardize Host REIT's status as a REIT.

     "Non-Participating Partnership" means a Partnership whose Limited Partners do not vote in favor of the Merger and which does not participate in a Merger.

     "Non-U.S. Shareholders" mean persons that are, for purposes of federal income taxation, nonresident alien individuals, foreign corporations, foreign partnerships or foreign estates or trusts.

     "Note" means an unsecured __% Note due December 15, 2005 of the Operating Partnership which a Limited Partner, having previously so elected at the time of voting, can receive at the time of the Mergers with a principal amount equal to the Note Election Amount of the Limited Partner's Partnership Interest in exchange for OP Units.

     "Note Election Amount" means the principal amount of a Note received by a Limited Partner who elects to receive such Note in exchange for OP Units, which is equal to the greater of (i) the Liquidation Value or (ii) 60% of the Exchange Value.

     "Note Election" means the acquisition and ownership of Notes received by a Limited Partner who elects to tender the OP Units received in the Mergers to the Operating Partnership in exchange for Notes.

     "NYSE" means the New York Stock Exchange, Inc.

     "OP Unit" means a unit of limited partnership interest in the Operating Partnership.

     "Operating Partnership" means Host Marriott, L.P., a Delaware limited partnership, or, as the context may require, such entity together with its subsidiaries, including the Non-Controlled Subsidiaries, or any of them; also means Host when used to describe such entity on a pro forma basis before the REIT Conversion.

     "Original Limited Partner's Original Basis" means the amount of basis, for tax purposes, that a Limited Partner who purchased his Partnership Interest in the original offering by the Partnership of Partnership Interests and who has held such Partnership Interest at all times since would have.

     "Ownership Limit" means the prohibition against ownership, directly or by virtue of the attribution provisions of the Code, by any single shareholder of more than (i) 9.8% of the lesser of the number or value of Common Shares outstanding or (ii) 9.8% of the lesser of the number or value of the issued and outstanding preferred shares of any class or series of Host REIT.

     "Participating Partnership" means a Partnership whose Limited Partners vote in favor of the Merger and which participates in a Merger.

     "Partnership" means any of Atlanta Marquis, Chicago Suites, Desert Springs, Hanover, MDAH, MHP, MHP2 or PHLP or, as the context may require, any such entity together with its subsidiaries, or any of such subsidiaries.

     "Partnership Agreement" means the partnership agreement of the Operating Partnership, dated as of April 15, 1998, and attached hereto as Appendix A.

     "Partnership Interests" mean the interests of the Limited Partners in their respective Partnerships.

     "Partnership Provisions" mean the partnership provisions of the Code.

     "Partnership Unit" means a unit of limited partnership interest in a Partnership.

     "Percentage Rent" means an amount of rent based upon specified percentages of aggregate sales (including room sales, food and beverage sales and telephone and other sales) at each Hotel which is subject to a Lease.

     "Person" means an individual, corporation, partnership, limited liability company, trust or other entity.

     "PHLP" means Potomac Hotel Limited Partnership, a Delaware limited partnership.

     "Plan Assets" mean the underlying assets of Host REIT which are deemed to be assets of an investing ERISA Plan.

     "Private Partnership" means a partnership (other than a Partnership) or limited liability company that owns one or more full-service Hotels and that, prior to the REIT Conversion, is partially but not wholly owned by Host or one of its subsidiaries.

     "Projected Year" means the twelve month period ending February 28, 1999, used by AAA to estimate the Appraised Value of each Hotel.

     "Prohibited Owner" means a Person holding record title to any shares in excess of the Ownership Limit.

     "Prohibited Transferee" means a Person who would violate the Ownership Limit or any other restriction in the Declaration of Trust because of a transfer of shares of beneficial interest of Host REIT to such Person or any other event.

     "Recognition Period" means the ten-year period beginning on the date on which a Built-In Gain Asset is acquired.

     "Record Date" means _________________________________________________.

     "Redemption Amount" means an amount of cash equal to the deemed fair market value of OP Units at the time of redemption.

     "Redemption Price" means an amount of cash equal to the sum of the principal amount of the Notes being redeemed plus accrued interest thereon to the redemption date.

     "Regular Record Date" means a date 15 days prior to an Interest Payment Date, on which the Holders of the Notes are determined, regardless of whether such day is a Business Day.

     "REIT" means a real estate investment trust.

     "REIT Conversion" means (i) the contribution by Host of its wholly owned Hotels, its interests in the Hotel Partnerships, and certain other businesses and assets to the Operating Partnership, (ii) the refinancing and amendment of the debt securities and certain credit facilities of Host substantially in the manner described herein, (iii) the Mergers (if and to the extent consummated),
(iv) the acquisition (whether by merger or otherwise) by the Operating Partnership of certain Private Partnerships or interests therein, (v) the Blackstone Acquisition (if and to the extent such acquisition is consummated),
(vi) the creation and capitalization of the Non-Controlled Subsidiaries, (vii) the merger of Host into Host REIT and related distribution by Host of SLC common stock and cash to Host's shareholders and SLC common stock to the Blackstone Entities, (viii) the leasing of the Hotels to subsidiaries of SLC or others and
(ix) the related transactions described herein and such other steps as may be necessary or desirable to complete the transactions contemplated herein or otherwise to permit Host REIT to elect to be treated as a REIT for federal income tax purposes.

     "Related Party Tenant" means a tenant in which Host REIT, or an actual or constructive owner of 10% or more of Host REIT, actually or constructively owns 10% or more.

     "REVPAR" means revenue per available room. REVPAR measures daily room revenues generated on a per room basis by combining the average daily room rate charged and the average daily occupancy achieved. REVPAR excludes food and beverage and other ancillary revenues generated by the hotel.

     "Rhode Island Act" means the Rhode Island Uniform Limited Partnership Act.

     "RIC" means a Regulated Investment Company.

     "SAR" means stock appreciation rights.

     "Section 704(c) Minimum Gain" means the amount of any taxable gain that would be allocated to the partner under Section 704(c) of the Code (or in the same manner as Section 704(c) of the Code in connection with a revaluation of partnership property) if the partnership disposed of all partnership property (in a taxable transaction) subject to one or more nonrecourse liabilities of the partnership in full satisfaction of such liabilities and for no other consideration.

     "Section 751 Assets" mean "unitized receivables" (including depreciation recapture) and/or "substantially appreciated inventory items" as defined in
Section 751 of the Code.

     "Securities Act" means the Securities Act of 1933, as amended.

     "SFAS" means Statement of Financial Accounting Standard.

     "Significant Subsidiary" means each significant subsidiary (as defined in Rule 1-02(w) of Regulation S-X promulgated under the Securities Act) of the Operating Partnership.

     "SLC" means HMC Senior Communities, Inc., a Delaware corporation, or, as the context may require, such entity together with the Lessees and its other subsidiaries or any of them, which currently is a wholly owned subsidiary of Host but will become a separate public company as part of the REIT Conversion when Host distributes the common stock of SLC to Host's existing shareholders and the Blackstone Entities.

     "Solicitation Materials" mean the Consent Solicitation and the Consent
Form.

     "Solicitation Period" means the period of time commencing at the time the Consent Solicitation and other Solicitation Materials are first distributed to the Limited Partners and ending at the later of (i) _______________ __, 1998 or
(ii) such later date as the Operating Partnership may elect, in its sole and absolute discretion.

     "Subsidiary Partnerships" mean partnerships or limited liability companies in which either the Operating Partnership or the Hotel Partnerships have an interest.

     "Tax Matters Partner" means the Person designated at the partnership level to represent the partnership in a unified partnership proceeding to determine income, gain, loss, deduction and credit for each Partner. The Partnership Agreement appoints Host REIT as the Tax Matters Partner for the Operating Partnership.

     "TEFRA" means the Tax Equity and Fiscal Responsibility Act of 1982.

     "TMT" means tentative minimum tax.

     "Treasury Regulations" mean the regulations promulgated by the IRS under the Code.

     "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

     "U.S. Shareholder" means a holder of Common Shares who (for United States federal income tax purposes) is (i) a citizen or resident of the United States,
(ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have authority to control all substantial decisions of the trust.

     "UBTI" means unrelated business taxable income.

     "Unit Redemption Right" means the right of Limited Partners to redeem, after the Initial Holding Period, their OP Units and receive, at Host REIT's election, either Common Shares on a one-for-one basis (subject to adjustment) or cash in an amount equal to the market value of such shares.

     "UPREIT" means an umbrella partnership real estate investment trust.

                         INDEX TO FINANCIAL STATEMENTS

  The following financial information is included on the pages indicated:

                                                                            Page
                                                                            ----

                        HISTORICAL FINANCIAL STATEMENTS

Host Marriott Hotels (predecessor to the Operating Partnership)
--------------------------------------------------------------

Report of Independent Public Accountants..................................  F-2
Combined Consolidated Balance Sheets as of January 2, 1998 and January 3,
 1997.....................................................................  F-3
Combined Consolidated Statements of Operations for the Fiscal Years Ended
 January 2, 1998, January 3, 1997 and December 29, 1995...................  F-4
Combined Consolidated Statements of Cash Flows for the Fiscal Years Ended
 January 2, 1998, January 3, 1997 and December 29, 1995...................  F-5
Notes to Combined Consolidated Financial Statements.......................  F-6
Condensed Combined Consolidated Balance Sheet as of March 27, 1998
 (unaudited)..............................................................  F-29
Condensed Combined Consolidated Statements of Operations for the Twelve
 Weeks Ended March 27, 1998 and March 28, 1997 (unaudited)................  F-30
Condensed Combined Consolidated Statements of Cash Flows for the Twelve
 Weeks Ended March 27, 1998 and March 28, 1997 (unaudited)................  F-31
Notes to Condensed Combined Consolidated Financial Statements (unaudited).  F-32


HMC Senior Communities, Inc., which is the Senior Living Communities' Business
------------------------------------------------------------------------------
of Host Marriott Corporation (Tenant financial statements)
---------------------------------------------------------

Report of Independent Public Accountants..................................  F-36
Consolidated Balance Sheet as of January 2, 1998..........................  F-37
Consolidated Statement of Operations for the Period from June 21, 1997
 (inception) through January 2, 1998......................................  F-38
Consolidated Statement of Shareholders' Equity for the Period from
 June 21, 1997 (inception) through January 2, 1998........................  F-39
Consolidated Statement of Cash Flows for the Period from June 21, 1997
 (inception) through January 2, 1998......................................  F-40
Notes to Consolidated Financial Statements................................  F-41
Condensed Consolidated Balance Sheet as of March 27, 1998 (unaudited).....  F-51
Condensed Consolidated Statement of Operations for the Twelve Weeks Ended
  March 27, 1998 (unaudited)..............................................  F-52
Condensed Consolidated Statement of Cash Flows for the Twelve Weeks Ended
  March 27, 1998 (unaudited)..............................................  F-53
Notes to Condensed Consolidated Financial Statements (unaudited)..........  F-54

                   UNAUDITED PRO FORMA FINANCIAL STATEMENTS

Introduction to Unaudited Pro Forma Financial Statements..................  F-56

100% Participation with No Notes Issued
   Pro Forma Balance Sheet as of March 27, 1998...........................  F-58
   Pro Forma Statements of Operations for the First Quarter 1998,
     the First Quarter 1997 and the Fiscal Year Ended January 2, 1998.....  F-61
   Pro Forma Statements of Cash Flows for the First Quarter 1998
     and the Fiscal Year Ended January 2, 1998............................  F-65

100% Participation with Notes Issued
   Pro Forma Balance Sheet as of March 27, 1998...........................  F-68
   Pro Forma Statements of Operations for the First Quarter 1998,
     the First Quarter 1997 and the Fiscal Year Ended January 2, 1998.....  F-71
   Pro Forma Statements of Cash Flows for the First Quarter 1998
     and the Fiscal Year Ended January 2, 1998............................  F-75

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Host Marriott Corporation:

  We have audited the accompanying combined consolidated balance sheets of Host Marriott Hotels (as defined in Note 1) as of January 2, 1998 and January 3, 1997, and the related combined consolidated statements of operations and cash flows for each of the three fiscal years in the period ended January 2, 1998. These financial statements are the responsibility of Host Marriott Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the combined consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined consolidated financial statements referred to above present fairly, in all material respects, the financial position of Host Marriott Hotels as of January 2, 1998 and January 3, 1997, and the results of their operations and their cash flows for each of the three fiscal years in the period ended January 2, 1998, in conformity with generally accepted accounting principles.

  As discussed in Notes 1 and 2 to the combined consolidated financial statements, in 1995 Host Marriott Hotels changed its method of accounting for the impairment of long-lived assets.


                                                          Arthur Andersen LLP

Washington, D.C.
May 22, 1998

                              HOST MARRIOTT HOTELS
                      COMBINED CONSOLIDATED BALANCE SHEETS
                      January 2, 1998 and January 3, 1997
                                 (in millions)


                                                                   1997    1996
                                                                  ------  ------

                                     ASSETS

Property and Equipment, net.....................................  $4,634  $3,805
Notes and Other Receivables, net  (including amounts due from
 affiliates of $23 million and $156 million, respectively)......      54     297
Due from Managers...............................................      87      89
Investments in Affiliates.......................................      13      11
Other Assets....................................................     271     246
Short-term Marketable Securities................................     354       -
Cash and Cash Equivalents.......................................     494     704
                                                                  ------  ------
                                                                  $5,907  $5,152
                                                                  ======  ======

                             LIABILITIES AND EQUITY

Debt
 Senior Notes...................................................  $1,585  $1,021
 Mortgage Debt..................................................   1,784   1,529
 Other..........................................................      97      97
                                                                  ------  ------
                                                                   3,466   2,647
Accounts Payable and Accrued Expenses...........................      59      74
Deferred Income Taxes...........................................     487     464
Other Liabilities...............................................     371     290
                                                                  ------  ------
 Total Liabilities..............................................   4,383   3,475
                                                                  ------  ------


Obligation to Host Marriott Corporation Related to Mandatorily
 Redeemable Convertible Preferred Securities of a Subsidiary
 Trust Holding Company of Host Marriott Corporation
 Substantially All of Whose Assets are the Convertible
 Subordinated Debentures Due 2026 ("Convertible Preferred
 Securities")...................................................     550     550

Equity
 Investments and Advances from Host Marriott Corporation........     974   1,127
                                                                  ------  ------
                                                                  $5,907  $5,152
                                                                  ======  ======

            See Notes to Combined Consolidated Financial Statements.

                              HOST MARRIOTT HOTELS
                 COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS
   Fiscal years ended January 2, 1998, January 3, 1997 and December 29, 1995
                                 (in millions)

                                                          1997     1996    1995
                                                         -------  ------  ------
REVENUES
 Hotels................................................  $1,093   $ 717   $ 474
 Net gains (losses) on property transactions...........     (11)      1      (3)
 Equity in earnings of affiliates......................       5       3       -
 Other.................................................      23      11      13
                                                         ------   -----   -----
  Total revenues.......................................   1,110     732     484
                                                         ------   -----   -----

OPERATING COSTS AND EXPENSES
 Hotels (including Marriott International management
  fees of $162 million, $101 million and $67 million,
   respectively).......................................     649     461     281
 Other (including a $60 million write-down of
  undeveloped land in 1995)............................      29      38      89
                                                         ------   -----   -----
  Total operating costs and expenses...................     678     499     370
                                                         ------   -----   -----

OPERATING PROFIT BEFORE MINORITY INTEREST, CORPORATE
 EXPENSES AND INTEREST.................................     432     233     114
Minority interest......................................     (32)     (6)     (2)
Corporate expenses.....................................     (45)    (43)    (36)
Interest expense.......................................    (287)   (237)   (178)
Dividends on Convertible Preferred Securities..........     (37)     (3)      -
Interest income........................................      52      48      27
                                                         ------   -----   -----
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE
 INCOME TAXES..........................................      83      (8)    (75)
Benefit (provision) for income taxes...................     (36)     (5)     13
                                                         ------   -----   -----
INCOME (LOSS) FROM CONTINUING OPERATIONS...............      47     (13)    (62)
DISCONTINUED OPERATIONS
 Loss from discontinued operations (net of income tax
  benefit of $3 million in 1995).......................       -       -      (8)
 Provision for loss on disposal (net of income tax
  benefit of $23 million in 1995)......................       -       -     (53)
                                                         ------   -----   -----
INCOME (LOSS) BEFORE EXTRAORDINARY ITEMS...............      47     (13)   (123)
Extraordinary items-Gain (loss) on extinguishment of
 debt (net of income tax expense (benefit) of $1
 million in 1997 and ($10) million in 1995)............       3       -     (20)
                                                         ------   -----   -----
NET INCOME (LOSS)......................................  $   50   $ (13)  $(143)
                                                         ======   =====   =====

            See Notes to Combined Consolidated Financial Statements.

                              HOST MARRIOTT HOTELS
                 COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS
   Fiscal years ended January 2, 1998, January 3, 1997 and December 29, 1995
                                 (in millions)

                                                            1997    1996    1995
                                                           ------  ------  -------
OPERATING ACTIVITIES
Income (loss) from continuing operations.................  $  47   $ (13)  $  (62)
Adjustments to reconcile to cash from operations:
 Depreciation and amortization...........................    231     168      122
 Income taxes............................................    (20)    (35)     (35)
 Amortization of deferred income.........................     (4)     (6)      (7)
 Net (gains) losses on property transactions.............     19       4       70
 Equity in earnings of affiliates........................     (4)     (3)       -
 Other...................................................     62      49       33
 Changes in operating accounts:
   Other assets..........................................     57       9       (2)
   Other liabilities.....................................     44      32       (9)
                                                           -----   -----   ------
 Cash from continuing operations.........................    432     205      110
 Cash from (used in) discontinued operations.............      -      (4)      32
                                                           -----   -----   ------
 Cash from operations....................................    432     201      142
                                                           -----   -----   ------
INVESTING ACTIVITIES
Proceeds from sales of assets............................     51     373      358
 Less non-cash proceeds..................................      -     (35)     (33)
                                                           -----   -----   ------
Cash received from sales of assets.......................     51     338      325
Acquisitions.............................................   (359)   (702)    (392)
Capital expenditures:
 Capital expenditures for renewals and replacements......   (129)    (87)     (56)
 Lodging construction funded by project financing........      -      (3)     (40)
 New investment capital expenditures.....................    (29)    (69)     (64)
Purchases of short-term marketable securities............   (354)      -        -
Notes receivable collections.............................      6      13       43
Affiliate notes receivable and collections, net..........     (6)     21        2
Other....................................................     13     (15)      26
                                                           -----   -----   ------
 Cash used in investing activities from continuing
  operations.............................................   (807)   (504)    (156)
 Cash used in investing activities from discontinued
  operations.............................................      -       -      (52)
                                                           -----   -----   ------
 Cash used in investing activities.......................   (807)   (504)    (208)
                                                           -----   -----   ------
FINANCING ACTIVITIES
Issuances of debt........................................    857      46    1,251
Issuances of Convertible Preferred Securities, net.......      -     533        -
Issuances of common stock by Host Marriott...............      6     454       13
Scheduled principal repayments...........................    (90)    (82)    (100)
Debt prepayments.........................................   (403)   (173)    (960)
Cash transfers to Host Marriott..........................   (226)      -        -
Other....................................................     21      28        -
                                                           -----   -----   ------
 Cash from financing activities from continuing
  operations.............................................    165     806      204
 Cash used in financing activities from discontinued
  operations.............................................      -       -       (4)
                                                           -----   -----   ------
 Cash from financing activities..........................    165     806      200
                                                           -----   -----   ------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.........   (210)    503      134
CASH AND CASH EQUIVALENTS, beginning of year.............    704     201       67
                                                           -----   -----   ------
CASH AND CASH EQUIVALENTS, end of year...................  $ 494   $ 704   $  201
                                                           =====   =====   ======

Non-cash financing activities:
 Assumption of mortgage debt for the acquisition of, or
  purchase of controlling interests in, certain hotel
  properties.............................................  $ 394   $ 696   $  141
                                                           =====   =====   ======


            See Notes to Combined Consolidated Financial Statements.

                              HOST MARRIOTT HOTELS
              NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

1.   Summary of Significant Accounting Policies

Basis of Presentation

     On April 16, 1998, the Board of Directors of Host Marriott Corporation ("Host Marriott") approved a plan to reorganize Host Marriott's current business operations by spin-off of Host Marriott's senior living business ("Senior Living") and contribution of Host Marriott's hotels and certain other assets and liabilities to a newly formed Delaware limited partnership, Host Marriott, L.P. (the "Operating Partnership") whose sole general partner will be Host Marriott Trust, a newly formed Maryland Real Estate Investment Trust ("REIT") that will merge with Host Marriott Corporation, a Delaware corporation. Host Marriott's contribution of its hotels and certain assets and liabilities to the Operating Partnership (the "Contribution") in exchange for units of limited partnership interests in the Operating Partnership will be accounted for at Host Marriott's historical basis.

     The accompanying combined consolidated financial statements include the accounts of the Host Marriott hotels and the assets and liabilities expected to be included in the Contribution by Host Marriott to the Operating Partnership upon its planned conversion to a REIT (the "REIT Conversion") and is the predecessor to the Operating Partnership. In these combined consolidated financial statements, the predecessor to the Operating Partnership is referred to as "Host Marriott Hotels" or the "Company." The combined consolidated financial statements exclude the assets, liabilities, equity, operations and cash flows related to Host Marriott's portfolio of 31 senior living communities. After the reorganization, Senior Living will own these assets and lease the existing hotels from the Company.

     In connection with the REIT Conversion, the Operating Partnership is proposing the purchase of the remaining interests in eight public limited partnerships in which Host Marriott or its subsidiaries are general partners that own or control 24 full-service hotels. Five of the partnerships (nine hotels) are already controlled and consolidated by Host Marriott as are two of the hotels in another of the partnerships for which a subsidiary of Host Marriott provided 100% non-recourse financing for the acquisition of these two hotels. The Operating Partnership is also proposing to purchase certain private partnerships in which Host Marriott or its subsidiaries are general partners in exchange for units in the Operating Partnership ("OP Units"). OP Units will be convertible into one share of Host Marriott common stock for each OP Unit owned or, at the election of Host Marriott Trust, cash in an amount equal to the market value of such shares beginning one year after the issuance of the OP Unit.

     However, consummation of the REIT Conversion is subject to significant contingencies that are outside the control of the Company, including final Board approval, consents of shareholders, partners, bondholders, lenders and ground lessors of Host Marriott, its affiliates and other third parties. Accordingly, there can be no assurance that the REIT Conversion will be completed.

Description of Business

     As of January 2, 1998, the Company owned, or had controlling interests in, 95 upscale and luxury full-service hotel lodging properties generally located throughout the United States and operated under the Marriott and Ritz-Carlton brand names. Most of these properties are managed by Marriott International, Inc. ("Marriott International"). At that date, the Company also held minority interests in various partnerships that own 242 additional properties, including 22 full-service hotel properties, managed by Marriott International.

     On December 29, 1995, Host Marriott distributed to its shareholders through a special tax-free dividend (the "Special Dividend") its food, beverage, and merchandise concessions business at airports, on tollroads, and at arenas and other attractions (the "Operating Group"). See Note 2 for a discussion of the Special Dividend. The 1995 financial statements were restated to reflect the Operating Group as discontinued operations.

                              HOST MARRIOTT HOTELS
         NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Cont'd.)

     The structure of Host Marriott was substantially altered on October 8, 1993 (the "Marriott International Distribution Date") when the Company distributed the stock of a wholly-owned subsidiary, Marriott International, Inc., in a special dividend (the "Marriott International Distribution"). See Note 14 for a description of the Marriott International Distribution and related transactions.

     An analysis of the activity in the "Investments and Advances from Host Marriott Corporation" follows (in millions):

  Balance, December 30, 1994                                           $  710
  Net loss                                                               (143)
  Distribution of Host Marriott Services Corporation                       91
  Issuances of common stock and other activity of Host Marriott            17
                                                                       ------
     Balance, December 29, 1995                                           675
  Net loss                                                                (13)
  Adjustment for distribution of Host Marriott Services Corporation        (4)
  Issuances of common stock and other activity of Host Marriott           469
                                                                       ------
     Balance January 3, 1997                                            1,127
  Net income                                                               50
  Cash transfers to Host Marriott                                        (226)
  Issuances of common stock and other activity of Host Marriott            23
                                                                       ------
     Balance, January 2, 1998                                          $  974
                                                                       ======

     The average balance in the "Investment and Advances from Host Marriott Corporation" was $692 million for 1995, $901 million for 1996 and $1,051 million for 1997. The "Cash transfers to Host Marriott" reflects cash transfers to Host Marriott for the purchase of the Senior Living assets which, as contemplated, will be spun-off in conjunction with the REIT Conversion.

Principles of Consolidation

     The combined consolidated financial statements include the accounts of the Company and its subsidiaries and controlled affiliates. Investments in affiliates over which the Company has the ability to exercise significant influence, but does not control, are accounted for using the equity method. All material intercompany transactions and balances have been eliminated.

Fiscal Year

     The Company's fiscal year ends on the Friday nearest to December 31. Fiscal years 1997 and 1995 included 52 weeks compared to 53 weeks for fiscal year 1996.

Revenues and Expenses

     Revenues primarily represent house profit from the Company's hotel properties because the Company has delegated substantially all of the operating decisions related to the generation of house profit from its hotel properties to the manager. Revenues also include net gains (losses) on property transactions and equity in the earnings of affiliates. House profit reflects the net revenues flowing to the Company as property owner and represents hotel properties' operating results, less property-level expenses, excluding depreciation, management fees, real and personal property taxes, ground and equipment rent, insurance and certain other costs, which are classified as operating costs and expenses in the accompanying combined consolidated financial statements. See Note 17.

                              HOST MARRIOTT HOTELS
         NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (cont'd.)

Earnings (Loss) Per OP Unit

     Basic and diluted earnings (loss) per OP Unit have been calculated based on the number of Host Marriott common shares outstanding for all periods presented because it is expected that upon the REIT Conversion the Operating Partnership will issue OP Units to Host Marriott in exchange for the Contribution equal to the number of shares of outstanding Host Marriott common stock, accordingly, the following discussion of earnings (loss) per OP Unit is on a pro forma basis as if the REIT Conversion and the Contribution had occurred.

     Basic earnings (loss) per OP Unit are computed by dividing net income
(loss) by the weighted average number of shares of common stock outstanding of Host Marriott. Diluted earnings (loss) per OP Unit are computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding plus other dilutive securities of Host Marriott. Diluted earnings
(loss) per OP Unit has not been adjusted for the impact of the Convertible Preferred Securities for 1997 and 1996 and for the comprehensive stock plan and warrants for 1996 and 1995 as they are anti-dilutive.

     Basic and diluted earnings (loss) per OP Unit on a pro forma basis are as follows:

                                                         1997      1996    1995
                                                        ------    ------  ------
     Basic earnings (loss) per OP Unit:
     Continuing operations............................  $ .23     $(.07)  $(.39)
     Discontinued operations (net of income taxes)....      -         -    (.39)
     Extraordinary items--Gain (loss) on
      extinguishment of debt
      (net of income taxes)...........................    .02         -    (.12)
                                                        -----     -----   -----
      Basic earnings (loss) per OP Unit...............  $ .25     $(.07)  $(.90)
                                                        =====     =====   =====

     Diluted earnings (loss) per OP Unit:
     Continuing operations............................  $ .23     $(.07)  $(.39)
     Discontinued operations (net of income taxes)....      -         -    (.39)
     Extraordinary items--Gain (loss) on
      extinguishment of debt
      (net of income taxes)...........................    .01              (.12)
                                                        -----     -----   -----
      Diluted earnings (loss) per OP Unit.............  $ .24     $(.07)  $(.90)
                                                        =====     =====   =====

                             HOST MARRIOTT HOTELS
         NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Cont'd.)

  A reconciliation of the number of shares utilized (based on Host Marriott shares) for the calculation of dilutive earnings per OP Unit follows (in millions):

                                                             1997   1996   1995
                                                             -----  -----  -----
     Weighted average number of common shares outstanding..  203.1  188.7  158.3
     Assuming distribution of common shares granted under
      comprehensive stock plan, less shares assumed
      purchased at average market price....................    4.8     --     --
     Assuming distribution of common shares issuable for
      warrants, less shares assumed purchased at average
      market price.........................................    0.3     --     --
                                                             -----  -----  -----
        Shares utilized for the calculation of diluted
         earnings per OP Unit..............................  208.2  188.7  158.3
                                                             =====  =====  =====

International Operations

  The combined consolidated statements of operations include the following amounts related to non-U.S. subsidiaries and affiliates of Host Marriott: revenues of $39 million and $18 million and loss before income taxes of $9 million and $2 million in 1997 and 1996, respectively. International revenues and income before income taxes in 1995 were not material.

Property and Equipment

  Property and equipment is recorded at cost. For newly developed properties, cost includes interest, rent and real estate taxes incurred during development and construction. Replacements and improvements are capitalized.

  Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 40 years for buildings and three to ten years for furniture and equipment. Leasehold improvements are amortized over the shorter of the lease term or the useful lives of the related assets.

  Gains on sales of properties are recognized at the time of sale or deferred to the extent required by generally accepted accounting principles. Deferred gains are recognized as income in subsequent periods as conditions requiring deferral are satisfied or expire without further cost to the Company.

  In cases where management is holding for sale particular hotel properties, the Company assesses impairment based on whether the estimated sales price less costs of disposal of each individual property to be sold is less than the net book value. A property is considered to be held for sale when the Company has made the decision to dispose of the property. Otherwise, the Company assesses impairment of its real estate properties based on whether it is probable that undiscounted future cash flows from each individual property will be less than its net book value. If a property is impaired, its basis is adjusted to its fair market value.

Deferred Charges

  Deferred financing costs related to long-term debt are deferred and amortized over the remaining life of the debt.

Cash, Cash Equivalents and Short-term Marketable Securities

  The Company considers all highly liquid investments with a maturity of 90 days or less at the date of purchase to be cash equivalents. Cash and cash equivalents includes approximately $103 million and $67 million at January 2, 1998 and January 3, 1997, respectively, of cash related to certain consolidated partnerships, the use of which is restricted generally for partnership purposes to the extent it is not distributed to the partners. Short-term marketable securities include investments with a maturity of 91

                             HOST MARRIOTT HOTELS
         NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Cont'd.)

days to one year at the date of purchase. The Company's short-term marketable securities represent investments in U.S. government agency notes and high quality commercial paper. The short-term marketable securities are categorized as available for sale and, as a result, are stated at fair market value.

Concentrations of Credit Risk

  Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash, cash equivalents and short-term marketable securities. The Company maintains cash and cash equivalents and short-term marketable securities with various high credit-quality financial institutions. The Company performs periodic evaluations of the relative credit standing of these financial institutions and limits the amount of credit exposure with any institution.

Use of Estimates in the Preparation of Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Self-Insurance Programs

  Prior to the Marriott International Distribution Date, the Company was self-insured for certain levels of general liability, workers' compensation and employee medical coverage. Estimated costs of these self-insurance programs were accrued at present values of projected settlements for known and anticipated claims. The Company discontinued its self-insurance programs for claims arising subsequent to the Marriott International Distribution Date.

Interest Rate Swap Agreements

  The Company has entered into a limited number of interest rate swap agreements to diversify certain of its debt to a variable rate or fixed rate basis. The interest rate differential to be paid or received on interest rate swap agreements is accrued as interest rates change and is recognized as an adjustment to interest expense.

New Statements of Financial Accounting Standards

  The Company adopted Statements of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" during 1995. Adoption of these statements did not have a material effect on the Company's continuing operations. See Note 2 for a discussion of the adoption of SFAS No. 121 on discontinued operations.

  During 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." The adoption of SFAS No. 123 did not have a material effect on the Company's combined consolidated financial statements. (See Note 10.)

  During 1997, the Company adopted SFAS No. 128, "Earnings Per Share" SFAS No. 129, "Disclosure of Information About Capital Structure" and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." The adoption of these statements did not have a material effect on the Company's combined consolidated financial statements and the appropriate disclosures required by these statements have been incorporated herein. The Company will adopt SFAS No. 130, "Reporting

                             HOST MARRIOTT HOTELS
         NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Cont'd.)

Comprehensive Income," in 1998 and does not expect it to have a material effect on the Company's combined consolidated financial statements.

2.   HM Services Special Dividend

     On December 29, 1995, Host Marriott distributed to its shareholders through the Special Dividend all of the outstanding shares of common stock of Host Marriott Services Corporation ("HM Services"), formerly a wholly-owned subsidiary of Host Marriott, which, as of the date of the Special Dividend, owned and operated food, beverage and merchandise concessions at airports, on tollroads and at stadiums and arenas and other tourist attractions. The Special Dividend provided Host Marriott shareholders with one share of common stock of HM Services for every five shares of Host Marriott common stock held by such shareholders on the record date of December 22, 1995. Host Marriott recorded approximately $9 million of expenses related to the consummation of the Special Dividend in 1995. Revenues for Host Marriott's discontinued operations totaled $1,158 million in 1995. The provision for loss on disposal includes the operating loss from discontinued operations from August 9, 1995 (measurement date) through December 29, 1995 of $44 million, net of taxes, and estimated expenses related to the Special Dividend of $9 million.

     Effective September 9, 1995, the Company adopted SFAS No. 121, which requires that an impairment loss be recognized when the carrying amount of an asset exceeds the sum of the undiscounted estimated future cash flows associated with the asset. As a result of the adoption of SFAS No. 121, the Company recognized a non-cash, pre-tax charge during the fourth quarter of 1995 of $47 million. Such charge has been reflected in discontinued operations for fiscal year 1995.

     For purposes of governing certain of the ongoing relationships between Host Marriott and HM Services after the Special Dividend and to provide for an orderly transition, Host Marriott and HM Services entered into various agreements including a Distribution Agreement, an Employee Benefits Allocation Agreement, a Tax Sharing Agreement and a Transitional Services Agreement. Effective as of December 29, 1995, these agreements provide, among other things, for the division between Host Marriott and HM Services of certain assets and liabilities, including but not limited to liabilities related to employee stock and other benefit plans and the establishment of certain obligations for HM Services to issue shares upon exercise of warrants (see Note 7) and to issue shares or pay cash to Host Marriott upon exercise of stock options held by certain former employees of Host Marriott (see Note 10).

3.   Property and Equipment

     Property and equipment consists of the following:
                                                        1997     1996
                                                       -------  -------
                                                        (in millions)
     Land and land improvements......................  $  418   $  349
     Buildings and leasehold improvements............   4,325    3,507
     Furniture and equipment.........................     688      548
     Construction in progress........................      38       82
                                                       ------   ------
                                                        5,469    4,486
     Less accumulated depreciation and amortization..    (835)    (681)
                                                       ------   ------
                                                       $4,634   $3,805
                                                       ======   ======
     Interest cost capitalized in connection with the Company's development and construction activities totaled $1 million in 1997, $3 million in 1996 and $5 million in 1995.

     In 1997, the Company, through an agreement with the ground lessor of one of its properties terminated its ground lease and recorded a $15 million loss on the write-off of its investment, including certain transaction costs, which has been included in net gains (losses) on property transactions in the accompanying combined consolidated financial statements.

                             HOST MARRIOTT HOTELS
         NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Cont'd.)

     In 1996, the Company recorded additional depreciation expense of $15 million as a result of a change in the estimated depreciable lives and salvage values for certain hotel properties. Also, in 1996, the Company recorded a $4 million charge to write down an undeveloped land parcel to its net realizable value based on its expected sales value.

     In 1995, the Company made a determination that its owned Courtyard and Residence Inn properties were held for sale and recorded a $10 million charge to write down the carrying value of five of these individual properties to their estimated net realizable values. In the fourth quarter of 1995, management instituted a program to liquidate certain non-income producing assets and to reinvest the proceeds in the acquisition of full-service hotels. As part of this program, management determined that a 174-acre parcel of undeveloped land in Germantown, Maryland that was to be developed into an office project over an extended period of time would no longer be developed and instead decided to attempt to sell the property. Accordingly, the Company recorded a pre-tax charge of $60 million in the fourth quarter of 1995 to reduce the asset to its estimated sales value. In 1997, the Company sold a portion of the land parcel at its approximate net book value of $11 million.

4.   Investments in and Receivables from Affiliates

     Investments in and receivables from affiliates consist of the following:

                                             Ownership
                                             Interests           1997       1996
                                            -----------         ------     ------
Equity investments                                                 (in millions)
Hotel partnerships which own 22 full-
 service Marriott Hotels, 120 Courtyard
 hotels, 50 Residence Inns and 50
 Fairfield Inns operated by Marriott
 International, as of January 2, 1998...       1%-50%           $  13      $  11
Notes and other receivables, net........          --               23        156
                                                                -----      -----
                                                                $  36      $ 167
                                                                =====      =====

     Hotel properties owned by affiliates generally were acquired from the Company in connection with limited partnership offerings. The Company or one of its subsidiaries typically serve as a general partner of each partnership and the hotels are operated by Marriott International under long-term agreements.

     In 1997, the Company acquired all of the outstanding interests in the Chesapeake Hotel Limited Partnership ("CHLP") that owns six hotels and acquired controlling interests in three affiliated partnerships for approximately $510 million, including the assumption of approximately $395 million of debt. These affiliated partnerships included the partnerships that own the 353-room Hanover Marriott and the 884-room Marriott's Desert Springs Resort and Spa and the Marriott Hotel Properties Limited Partnership ("MHPLP") that owns the 1,503-room Marriott Orlando World Center and a 50.5% interest in the 624-room Marriott Harbor Beach Resort. Subsequent to year-end, the Company obtained a controlling interest in the partnership that owns the 1,671-room Atlanta Marriott Marquis for approximately $239 million, including the assumption of $164 million of mortgage debt.

     In 1996, the Company purchased controlling interests in four affiliated partnerships for $640 million, including $429 million of existing debt. These affiliated partnerships included the partnership that owns the 1,355-room San Diego Marriott Hotel and Marina; the Marriott Hotel Properties II Limited Partnership that owns the 1,290-room New Orleans Marriott, the 999-room San Antonio Marriott Rivercenter, the 368-room San Ramon Marriott, and a 50% limited partner interest in the 754-room Santa Clara Marriott; the Marriott Suites Limited Partnership that owns four hotels; and the partnership that owns the 510-room Salt Lake City Marriott.

                             HOST MARRIOTT HOTELS
         NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Cont'd.)

     Receivables from affiliates are reported net of reserves of $144 million at January 2, 1998 and $227 million at January 3, 1997. Receivables from affiliates at January 2, 1998 include a $10 million debt service guarantee for the partnership that owns the Atlanta Marriott Marquis, which was repaid in early 1998. Receivables from affiliates at January 3, 1997 included a $140 million mortgage note at 9% that amortizes through 2003, which is eliminated in these consolidated financial statements in 1997. The Company has committed to advance additional amounts to affiliates, if necessary, to cover certain debt service requirements. Such commitments are limited, in the aggregate, to an additional $60 million at January 2, 1998. Subsequent to January 2, 1998, this amount was reduced to $20 million in connection with the refinancing and acquisition of a controlling interest in the Atlanta Marriott Marquis. Net amounts repaid to the Company under these commitments totaled $2 million and $13 million in 1997 and 1996, respectively. Net amounts funded by the Company totaled $10 million in 1997 and $8 million in 1995. There were no fundings in 1996.

     The Company's pre-tax income from affiliates includes the following:

                                                         1997    1996     1995
                                                        ------  ------   ------
                                                             (in millions)

Interest income.......................................  $   11  $   17   $   16
Equity in net income..................................       5       3        -
                                                        ------  ------   ------
                                                        $   16  $   20   $   16
                                                        ======  ======   ======

     Combined summarized balance sheet information for the Company's affiliates follows:

                                                                 1997     1996
                                                                ------   ------
                                                                 (in millions)

Property and equipment................................          $1,980   $2,605
Other assets..........................................             283      331
                                                                ------   ------
  Total assets........................................          $2,263   $2,936
                                                                ======   ======

Debt, principally mortgages...........................          $2,179   $2,834
Other liabilities.....................................             412      672
Partners' deficit.....................................            (328)    (570)
                                                                ------   ------
  Total liabilities and partners' deficit.............          $2,263   $2,936
                                                                ======   ======

     Combined summarized operating results for the Company's affiliates follow:

                                                         1997    1996     1995
                                                        ------  ------   ------
                                                             (in millions)

Revenues..............................................  $ 603   $  731   $  759
Operating expenses:
 Cash charges (including interest)....................   (376)    (460)    (495)
 Depreciation and other non-cash charges..............   (190)    (229)    (240)
                                                        -----   ------   ------
Income before extraordinary items.....................     37       42       24
Extraordinary items--forgiveness of debt..............     40       12      181
                                                        -----   ------   ------
  Net income..........................................  $  77   $   54   $  205
                                                        =====   ======   ======

                             HOST MARRIOTT HOTELS
         NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Cont'd.)

5.   Debt

     Debt consists of senior notes, mortgage notes and other debt, all of which are included in these financial statements because the debt or replacement debt is expected to be contributed to the Company upon the REIT Conversion. Prior to the REIT Conversion, the Company plans to exchange or repay the Properties Notes, New Properties Notes and Acquisitions Notes described below. Debt consists of the following:

                                                                   1997     1996
                                                                  ------   ------
                                                                   (in millions)
Properties Notes, with a rate of 9 1/2% due May 2005............  $  600   $  600
New Properties Notes, with a rate of 8 7/8% due July 2007.......     600       --
Acquisitions Notes, with a rate of 9% due December 2007.........     350      350
Senior Notes, with an average rate of 9 3/4% at January 2, 1998,
 maturing through 2012..........................................      35       71
                                                                  ------   ------
  Total Senior Notes............................................   1,585    1,021
                                                                  ------   ------
Mortgage debt (non-recourse) secured by $2.4 billion of real estate assets, with an average rate of 8.5% at January 2, 1998,
 maturing through 2022..........................................   1,762    1,529
Line of Credit, secured by $500 million of real estate assets, with a variable rate of Eurodollar plus 1.7% or Base Rate (as defined) plus 0.7% at the option of the Company (7.6% at
 January 2, 1998) due June 2004.................................      22        -
                                                                  ------   ------
  Total Mortgage Debt...........................................   1,784    1,529
                                                                  ------   ------
Other notes, with an average rate of 7.4% at January 2, 1998,
 maturing through 2017..........................................      89       86
Capital lease obligations.......................................       8       11
                                                                  ------   ------
  Total Other                                                         97       97
                                                                  ------   ------
                                                                  $3,466   $2,647
                                                                  ======   ======

     In May 1995, HMH Properties, Inc. ("Properties"), a wholly-owned subsidiary of Host Marriott Hospitality, Inc., issued an aggregate of $600 million of 9 1/2% senior secured notes (the "Properties Notes"). The bonds were issued in conjunction with a concurrent $400 million offering by a subsidiary of the discontinued HM Services' business at par, and have a final maturity of May 2005. The net proceeds were used to defease, and subsequently redeem, all of the senior notes issued by Host Marriott Hospitality, Inc. and to repay borrowings under the line of credit with Marriott International. In connection with the redemptions and defeasance, the Company recognized an extraordinary loss in 1995 of $17 million, net of taxes, related to continuing operations.

     In December 1995, HMC Acquisition Properties, Inc. ("Acquisitions"), an indirect, wholly-owned subsidiary of Host Marriott, issued $350 million of 9% senior notes (the "Acquisitions Notes"). The Acquisitions Notes were issued at par and have a final maturity of December 2007. A portion of the net proceeds were utilized to repay in full the outstanding borrowings under the $230 million revolving line of credit (the "Acquisition Revolver"), which was then terminated. In connection with the termination of the Acquisition Revolver, the Company recognized an extraordinary loss in 1995 of $3 million, net of taxes.

     On July 10, 1997, Properties and Acquisitions completed consent solicitations (the "Consent Solicitations") with holders of their senior notes to amend certain provisions of their senior notes' indentures. The Consent Solicitations facilitated the merger of Acquisitions with and into Properties (the "Properties Merger"). The amendments to the indentures also increased the ability of Properties to acquire, through certain subsidiaries, additional properties subject to non-recourse indebtedness and controlling interests in corporations, partnerships and other entities holding attractive properties and increased the threshold required to permit Properties to make distributions to affiliates.

     Concurrent with the Consent Solicitations and the Properties Merger, Properties issued an aggregate of $600 million of 8 7/8% senior notes (the "New Properties Notes") at par with a maturity of July 2007. Properties received net proceeds of approximately $570 million, net of the costs of the Consent Solicitations and the Offering, which will be used to fund future acquisitions of, or the purchase of

                             HOST MARRIOTT HOTELS
         NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Cont'd.)

interests in, full-service hotels and other lodging-related properties, as well as for general corporate purposes.

     The Properties Notes, the Acquisitions Notes and the New Properties Notes are guaranteed on a joint and several basis by certain of Properties' subsidiaries and rank pari passu in right of payment with all other existing future senior indebtedness of Properties. Properties was the owner of 58 of the Company's 95 lodging properties at January 2, 1998.

     The net assets of Properties at January 2, 1998 were approximately $518 million, substantially all of which were restricted. The indentures governing the Properties Notes, the Acquisitions Notes and the New Properties Notes contain covenants that, among other things, limit the ability to incur additional indebtedness and issue preferred stock, pay dividends or make other distributions, repurchase capital stock or subordinated indebtedness, create certain liens, enter into certain transactions with affiliates, sell certain assets, issue or sell stock of subsidiaries, and enter into certain mergers and consolidations.

     During 1997, Host Marriott, through a newly-created, wholly-owned subsidiary, HMC Capital Resources Corporation ("Capital Resources"), entered into a revolving line of credit agreement (the "Line of Credit") with a group of commercial banks under which it may borrow up to $500 million for the acquisition of lodging real estate and for Host Marriott's working capital purposes. On June 19, 2000, any outstanding borrowings on the Line of Credit convert to a term loan arrangement with all unpaid advances due June 19, 2004. Borrowings under the Line of Credit bear interest at either the Eurodollar rate plus 1.7% or the Base Rate (as defined in the agreement) plus 0.7%, at the option of Host Marriott. An annual fee of 0.35% is charged on the unused portion of the commitment. The Line of Credit was originally secured by six hotel properties contributed to Capital Resources, with a carrying value of approximately $500 million as of January 2, 1998, and is guaranteed by the Company. As a result of this transaction, Host Marriott terminated its line of credit with Marriott International. As of January 2, 1998, outstanding borrowings on the Line of Credit were approximately $22 million as a result of a borrowing to fund the acquisition of the Ontario Airport Marriott.

     Host Marriott also purchased 100% of the outstanding bonds secured by a first mortgage on the San Francisco Marriott in 1997. Host Marriott purchased the bonds for $219 million, an $11 million discount to the face value of $230 million. In connection with the redemption and defeasance of the bonds, the Company recognized an extraordinary gain of $5 million, which represents the $11 million discount less the write-off of unamortized deferred financing fees, net of taxes.

     In 1997, Host Marriott incurred approximately $418 million of mortgage debt in conjunction with the acquisition of 11 hotels.

     In conjunction with the construction of the Philadelphia Marriott, which was completed and opened in January 1995, the Company obtained first mortgage financing from Marriott International for 60% of the construction and development costs of the hotel. In the fourth quarter of 1996, Host Marriott repaid the $109 million mortgage, prior to the rate increasing to 10% per annum with an additional 2% deferred, with the proceeds from the convertible preferred securities offering discussed in Note 6. In the first quarter of 1997, Host Marriott obtained $90 million in first mortgage financing from two insurance companies secured by the Philadelphia Marriott. The mortgage bears interest at a fixed rate of 8.49% and matures in April 2009.

     In December 1997, Host Marriott successfully completed the refinancing of the MHPLP mortgage debt for approximately $152 million. The new mortgage bears interest at 7.48% and matures in January 2008. In connection with the refinancing, the Company recognized an extraordinary loss of $2 million which represents payment of a prepayment penalty and the write-off of unamortized deferred financing fees, net of taxes.

                             HOST MARRIOTT HOTELS
         NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Cont'd.)

     At January 2, 1998, the Company was party to an interest rate exchange agreement with a financial institution (the contracting party) with an aggregate notional amount of $100 million. Under this agreement, the Company collects interest based on specified floating interest rates of one month LIBOR (rate of 6% at January 2, 1998) and pays interest at fixed rates (rate of 7.99% at January 2, 1998). This agreement expires in 1998 in conjunction with the maturity of the mortgage on the New York Marriott Marquis. Also in 1997, the Company was party to two additional interest rate swap agreements with an aggregate notional amount of $400 million which expired in May 1997. The Company realized a net reduction of interest expense of $1 million in 1997, $6 million in 1996 and $5 million in 1995 related to interest rate exchange agreements. The Company monitors the creditworthiness of its contracting parties by evaluating credit exposure and referring to the ratings of widely accepted credit rating services. The Standard and Poors' long-term debt rating for the contracting party is A-. The Company is exposed to credit loss in the event of non-performance by the contracting party to the interest rate swap agreements; however, the Company does not anticipate non-performance by the contracting party.

     Aggregate debt maturities at January 2, 1998, excluding capital lease obligations, are (in millions):

          1998..........................................  $  316
          1999..........................................      28
          2000..........................................     131
          2001..........................................     132
          2002..........................................     156
          Thereafter....................................   2,695
                                                          ------
                                                          $3,458
                                                          ======
     Cash paid for interest for continuing operations, net of amounts capitalized, was $278 million in 1997, $220 million in 1996 and $177 million in 1995. Deferred financing costs, which are included in other assets, amounted to $96 million and $61 million, net of accumulated amortization, as of January 2, 1998 and January 3, 1997, respectively. Amortization of deferred financing costs totaled $7 million, $5 million and $4 million in 1997, 1996 and 1995, respectively.

6. Obligation to Host Marriott Corporation Related to Mandatorily Redeemable Convertible Preferred Securities of a Subsidiary Trust Holding Company of Host Marriott Corporation Substantially All of Whose Assets are the Convertible Subordinated Debentures Due 2026

     The obligation for the Convertible Preferred Securities has been pushed down to these financial statements because it is expected that upon the REIT Conversion the Operating Partnership will assume primary liability for repayment of the convertible debentures of Host Marriott underlying the Convertible Preferred Securities. Upon conversion by a Convertible Preferred Securities holder, the Operating Partnership will purchase common shares from Host Marriott Trust in exchange for a like number of OP Units and distribute the common shares to the Convertible Preferred Securities holder.

     In December 1996, Host Marriott Financial Trust (the "Issuer"), a wholly-owned subsidiary trust of Host Marriott, issued 11 million shares of 6 3/4% convertible quarterly income preferred securities (the "Convertible Preferred Securities"), with a liquidation preference of $50 per share (for a total liquidation amount of $550 million). The Convertible Preferred Securities represent an undivided beneficial interest in the assets of the Issuer. The payment of distributions out of moneys held by the Issuer and payments on liquidation of the Issuer or the redemption of the Convertible Preferred Securities are guaranteed by Host Marriott to the extent the Issuer has funds available therefor. This guarantee, when taken together with Host Marriott obligations under the indenture pursuant to which the Debentures were issued, the Debentures, Host Marriott's obligations under the Trust Agreement and its obligations under the indenture to pay costs, expenses, debts and liabilities of the Issuer (other than with respect to the

                             HOST MARRIOTT HOTELS
         NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Cont'd.)

Convertible Preferred Securities) provides a full and unconditional guarantee of amounts due on the Convertible Preferred Securities. Proceeds from the issuance of the Convertible Preferred Securities were invested in 6 3/4% Convertible Subordinated Debentures (the "Debentures") due December 2, 2026 issued by Host Marriott. The Issuer exists solely to issue the Convertible Preferred Securities and its own common securities (the "Common Securities") and invest the proceeds therefrom in the Debentures, which is its sole asset. Separate financial statements of the Issuer are not presented because of Host Marriott's guarantee described above; Host Marriott's management has concluded that such financial statements are not material to investors and the Issuer is wholly-owned and essentially has no independent operations.

     Each of the Convertible Preferred Securities is convertible at the option of the holder into shares of Host Marriott common stock at the rate of 2.6876 shares per Convertible Preferred Security (equivalent to a conversion price of $18.604 per share of Company common stock). The Debentures are convertible at the option of the holders into shares of Host Marriott common stock at a conversion rate of 2.6876 shares for each $50 in principal amount of Debentures. The Issuer will only convert Debentures pursuant to a notice of conversion by a holder of Convertible Preferred Securities. During 1997 and 1996, no shares were converted into common stock.

     Holders of the Convertible Preferred Securities are entitled to receive preferential cumulative cash distributions at an annual rate of 6 3/4% accruing from the original issue date, commencing March 1, 1997, and payable quarterly in arrears thereafter. The distribution rate and the distribution and other payment dates for the Convertible Preferred Securities will correspond to the interest rate and interest and other payment dates on the Debentures. Host Marriott may defer interest payments on the Debentures for a period not to exceed 20 consecutive quarters. If interest payments on the Debentures are deferred, so too are payments on the Convertible Preferred Securities. Under this circumstance, Host Marriott will not be permitted to declare or pay any cash distributions with respect to its capital stock or debt securities that rank pari passu with or junior to the Debentures.

     Subject to certain restrictions, the Convertible Preferred Securities are redeemable at the Issuer's option upon any redemption by Host Marriott of the Debentures after December 2, 1999. Upon repayment at maturity or as a result of the acceleration of the Debentures upon the occurrence of a default, the Debentures shall be subject to mandatory redemption, from which the proceeds will be applied to redeem Convertible Preferred Securities and Common Securities, together with accrued and unpaid distributions.

     As part of the Contribution, the Operating Partnership will become an Obligor under the Convertible Preferred Securities.

7.   Shareholders' Equity of Host Marriott

     It is expected that upon the REIT Conversion that the Company will issue OP Units to Host Marriott in exchange for the Contribution equal to the number of shares of outstanding Host Marriott common stock. Additionally, limited partnership units issued to partners of the eight public limited partnerships and five private limited partnerships will be convertible on a one for one basis into a share of stock of Host Marriott for each OP Unit owned or at the election of Host Marriott Trust, in an amount equal to the market value of such shares beginning one year after the issuance of the OP Unit.

     Six hundred million shares of common stock of Host Marriott, with a par value of $1 per share, are authorized, of which 203.8 million and 202.0 million were issued and outstanding as of January 2, 1998 and January 3, 1997, respectively. One million shares of no par value preferred stock are authorized with none outstanding. During 1995, substantially all outstanding shares of such preferred stock were converted into approximately five million shares of Host Marriott common stock with the remainder defeased.

                             HOST MARRIOTT HOTELS
         NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Cont'd.)

     On March 27, 1996, Host Marriott completed the issuance of 31.6 million shares of common stock for net proceeds of nearly $400 million.

     In connection with a class action settlement, Host Marriott issued warrants to purchase up to 7.7 million shares of Host Marriott's common stock at $8.00 per share through October 8, 1996 and $10.00 per share thereafter. During 1996,
6.8 million warrants were exercised at $8.00 per share and an equivalent number of shares of Host Marriott common stock were issued. During 1997, approximately 60,000 warrants were exercised at $10.00 per share and an equivalent number of shares of Host Marriott common stock were issued. As of January 2, 1998, there were approximately 550,000 warrants outstanding.

     In February 1989, the Board of Directors of Host Marriott adopted a shareholder rights plan under which a dividend of one preferred stock purchase right was distributed for each outstanding share of Host Marriott's common stock. Each right entitles the holder to buy 1/1,000th of a share of a newly issued series of junior participating preferred stock of Host Marriott at an exercise price of $150 per share. The rights will be exercisable 10 days after a person or group acquires beneficial ownership of at least 20%, or begins a tender or exchange offer for at least 30%, of Host Marriott's common stock. Shares owned by a person or group on February 3, 1989 and held continuously thereafter are exempt for purposes of determining beneficial ownership under the rights plan. The rights are non-voting and will expire on February 2, 1999, unless exercised or previously redeemed by Host Marriott for $.01 each. If Host Marriott is involved in a merger or certain other business combinations not approved by the Board of Directors, each right entitles its holder, other than the acquiring person or group, to purchase common stock of either Host Marriott or the acquiror having a value of twice the exercise price of the right.

8.   Income Taxes

     The accompanying financial statements reflect the deferred income taxes related to the expected future tax consequences of those temporary differences specifically allocable to the Company based on the Contribution. Upon the REIT Conversion and the Contribution it is expected that the Company will be a limited partnership and taxable income or loss will be allocated among its partners. Further, Host Marriott expects to qualify as a REIT and will allocate its taxable income or loss to its shareholders. Accordingly, upon the REIT Conversion and the Contribution, the Company will not have a Federal tax provision or a state tax provision in many states and in accordance with Statement of Financial Accounting Standards No. 109 will record an adjustment to the tax provision in the fiscal year during which the REIT Conversion takes place for the tax effect of the reversal of certain of the Company's deferred taxes.

     Total deferred tax assets and liabilities at January 2, 1998 and January 3, 1997 were as follows:

                                                        1997    1996
                                                       ------  ------
                                                       (in millions)
     Deferred tax assets.............................  $ 159   $ 139
     Deferred tax liabilities........................   (646)   (603)
                                                       -----   -----
      Net deferred income tax liability..............  $(487)  $(464)
                                                       =====   =====

                             HOST MARRIOTT HOTELS
         NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Cont'd.)

     The tax effect of each type of temporary difference and carryforward that gives rise to a significant portion of deferred tax assets and liabilities as of January 2, 1998 and January 3, 1997 follows:
                                                      1997    1996
                                                     ------  ------
                                                     (in millions)
     Investments in affiliates.....................  $(310)  $(303)
     Property and equipment........................   (179)   (135)
     Safe harbor lease investments.................    (65)    (73)
     Deferred tax gain.............................    (92)    (92)
     Reserves......................................    103      97
     Alternative minimum tax credit carryforwards..     41      26
     Other, net....................................     15      16
                                                     -----   -----
     Net deferred income tax liability.............  $(487)  $(464)
                                                     =====   =====
     The provision (benefit) for income taxes consists of:

                                        1997     1996     1995
                                       ------   ------   ------
                                           (in millions)
     Current  -- Federal............   $   19   $   (2)  $    7
              -- State..............        4        3        3
              -- Foreign............        3        3       --
                                       ------   ------   ------
                                           26        4       10
                                       ------   ------   ------
     Deferred -- Federal............        8        2      (23)
              -- State..............        2       (1)      --
                                       ------   ------   ------
                                           10        1      (23)
                                       ------   ------   ------
                                       $   36   $    5   $  (13)
                                       ======   ======   ======
     At January 2, 1998, Host Marriott had approximately $41 million of alternative minimum tax credit carryforwards available which do not expire.

     Through 1997, Host Marriott settled with the Internal Revenue Service ("IRS") substantially all issues for tax years 1979 through 1993. Host Marriott expects to resolve any remaining issues with no material impact on the combined consolidated financial statements. Host Marriott made net payments to the IRS of approximately $10 million and $45 million in 1997 and 1996, respectively, related to these settlements. Certain adjustments totaling approximately $2 million and $11 million in 1996 and 1995, respectively, were made to the tax provision related to those settlements.

     A reconciliation of the statutory Federal tax rate to the Company's effective income tax rate follows:
                                                        1997    1996     1995
                                                       ------  -------  -------
     Statutory Federal tax rate......................   35.0%   (35.0)%  (35.0)%
     State income taxes, net of Federal tax benefit..    4.9     21.7      2.5
     Tax credits.....................................   (2.7)      --     (0.1)
     Additional tax on foreign source income.........    6.0     40.8       --
     Tax contingencies...............................     --     25.0     14.6
     Permanent items.................................    0.1      9.0       --
     Other, net......................................    0.1      1.0      0.7
                                                        ----   ------   ------
      Effective income tax rate......................   43.4%    62.5%   (17.3)%
                                                        ====   ======   ======
     As part of the Marriott International Distribution and the Special Dividend, Host Marriott, Marriott International and HM Services entered into tax-sharing agreements which reflect each party's

                             HOST MARRIOTT HOTELS
         NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Cont'd.)



rights and obligations with respect to deficiencies and refunds, if any, of Federal, state or other taxes relating to the businesses of Host Marriott, Marriott International and HM Services prior to the Marriott International Distribution and the Special Dividend.

     Cash paid for income taxes, including IRS settlements, net of refunds received, was $56 million in 1997, $40 million in 1996 and $22 million in 1995.

9.   Leases

     The Company leases certain property and equipment under non-cancelable operating and capital leases. Future minimum annual rental commitments for all non-cancelable leases are as follows:

                                                      Capital      Operating
                                                      Leases        Leases
                                                     ---------     ---------
                                                          (in millions)

     1998  ....................................$           2         $  115
     1999  .....................................           2            111
     2000  .....................................           1            108
     2001  .....................................           1            106
     2002  .....................................           1            103
     Thereafter.................................           5          1,358
                                                      ------         ------
     Total minimum lease payments...............          12         $1,901
                                                                     ======
     Less amount representing interest..........          (4)
                                                      ------
      Present value of minimum lease payments...      $    8
                                                      ======


     As discussed in Note 12, Host Marriott sold and leased back 37 of its Courtyard properties in 1995 and an additional 16 Courtyard properties in 1996 to Hospitality Properties Trust. Additionally, in 1996, Host Marriott sold and leased back 18 of its Residence Inns to Hospitality Properties Trust. These leases, which are accounted for as operating leases and are included above, have initial terms expiring through 2012 for the Courtyard properties and 2010 for the Residence Inn properties, and are renewable at the option of the Company. Minimum rent payments are $51 million annually for the Courtyard properties and $17 million annually for the Residence Inn properties, and additional rent based upon sales levels are payable to the owner under the terms of the leases.

     Leases also include long-term ground leases for certain hotels, generally with multiple renewal options. Certain leases contain provision for the payment of contingent rentals based on a percentage of sales in excess of stipulated amounts.

     Certain of the lease payments included in the table above relate to facilities used in the Company's former restaurant business. Most leases contain one or more renewal options, generally for five or 10-year periods. Future rentals on leases have not been reduced by aggregate minimum sublease rentals of $124 million payable to the Company under non-cancelable subleases.

     The Company remains contingently liable at January 2, 1998 on certain leases relating to divested non-lodging properties. Such contingent liabilities aggregated $110 million at January 2, 1998. However, management considers the likelihood of any substantial funding related to these leases to be remote.

                             HOST MARRIOTT HOTELS
         NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Cont'd.)

Rent expense consists of:
                                                        1997    1996   1995
                                                       ------  ------ ------
                                                           (in millions)
Minimum rentals on operating leases...............     $   98  $   83 $   34
Additional rentals based on sales.................         20      16     17
                                                       ------  ------ ------
                                                       $  118  $   99 $   51
                                                       ======  ====== ======
10.  Employee Stock Plans

     It is expected that upon the REIT Conversion the Company will issue OP Units to Host Marriott in exchange for the Contribution equal to the number of shares of outstanding Host Marriott common stock. Additionally, OP Units issued to partners of the eight public limited partnerships and five private limited partnerships will be convertible on a one for one basis into shares of Host Marriott stock for each OP Unit owned or, at the election of Host Marriott Trust, in an amount equal to the market value of such shares beginning one year after the issuance of the OP Unit.

     At January 2, 1998, Host Marriott has two stock-based compensation plans which are described below. Under the comprehensive stock plan (the "Comprehensive Plan"), Host Marriott may award to participating employees (i) options to purchase Host Marriott common stock, (ii) deferred shares of Host Marriott's common stock and (iii) restricted shares of Host Marriott's common stock. In addition, Host Marriott has an employee stock purchase plan (the "Employee Stock Purchase Plan"). The principal terms and conditions of the two plans are summarized below.

     Total shares of common stock reserved and available for issuance under employee stock plans at January 2, 1998 are:
                                                      (in millions)
     Comprehensive Plan...............................     28
     Employee Stock Purchase Plan.....................      3
                                                         ----
                                                           31
                                                         ====

     Employee stock options may be granted to officers and key employees with an exercise price not less than the fair market value of the common stock on the date of grant. Options granted before May 11, 1990 expire 10 years after the date of grant and nonqualified options granted on or after May 11, 1990 expire up to 15 years after the date of grant. Most options vest ratably over each of the first four years following the date of the grant. In connection with the Marriott International Distribution, Host Marriott issued an equivalent number of Marriott International options and adjusted the exercise prices of its options, then outstanding, based on the relative trading prices of shares of the common stock of the two companies.

     Host Marriott continues to account for expense under its plans under the provisions of Accounting Principle Board Opinion 25 and related interpretations as permitted under SFAS No. 123. Accordingly, no compensation cost has been recognized for its fixed stock options under the Comprehensive Plan and its Employee Stock Purchase Plan.

     For purposes of the following disclosures required by SFAS No. 123, the fair value of each option granted has been estimated on the date of grant using an option-pricing model with the following weighted average assumptions used for grants in 1997, 1996 and 1995, respectively: risk-free interest rate of 6.2%, 6.6% and 6.8%, respectively, volatility of 35%, 36% and 37%, respectively, expected lives of 12 years and no dividend yield. The weighted average fair value per option granted during the year was $13.13 in 1997, $8.68 in 1996 and $5.76 in 1995.

     Pro forma compensation cost for 1997, 1996 and 1995 would have reduced (increased) net income (loss) by approximately $330,000, ($150,000) and ($5,000), respectively. Basic and diluted earnings per

                             HOST MARRIOTT HOTELS
         NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Cont'd.)

share on a pro forma basis for Host Marriott were not impacted by the pro forma compensation cost in 1997, 1996 and 1995.

     The effects of the implementation of SFAS No. 123 are not representative of the effects on reported net income in future years because only the effects of stock option awards granted in 1995, 1996 and 1997 have been considered.

     In connection with the Special Dividend, the then outstanding options held by current and former employees of Host Marriott were redenominated in both Host Marriott and HM Services stock and the exercise prices of the options were adjusted based on the relative trading prices of shares of the common stock of the two companies. For all options held by certain current and former employees of Marriott International, the number and exercise price of the options were adjusted based on the trading prices of shares of the Host Marriott's common stock immediately before and after the Special Dividend. Therefore, the options outstanding reflect these revised exercise prices. Pursuant to the Distribution Agreement between the Company and HM Services, Host Marriott has the right to receive up to 1.4 million shares of HM Services' common stock or an equivalent cash value subsequent to exercise of the options held by certain former and current employees of Marriott International. As of January 2, 1998, Host Marriott valued this right at approximately $20 million, which is included in other assets. A summary of the status of Host Marriott's stock option plan for 1997, 1996 and 1995 follows:

                                            1997                                1996                            1995
                             -----------------------------------  --------------------------------  --------------------------------
                                                   Weighted          Weighted          Weighted                           Average
                                  Shares            Average           Shares           Average           Shares          Exercise
                              (in millions)     Exercise Price     (in millions)   Exercise Price     (in millions)        Price
                             ----------------  -----------------  ---------------  ---------------  -----------------  -------------
Balance, at beginning of
 year......................       8.3               $   4            10.0              $  4              11.7              $4
Granted....................        .1                  20              .2                13                 -               -
Exercised..................      (1.6)                  4            (1.9)                4              (2.3)              4
Forfeited/Expired..........         -                   -               -                 -               (.3)              4
Adjustment for Special
 Dividend..................         -                   -               -                 -                .9               4
                                 ----                               -----                               -----
    Balance, at end of year       6.8                   4             8.3                 4              10.0               4
                                 ====                               =====                               =====

Options exercisable at
 year-end..................       6.4                                 7.6                                 8.5

The following table summarizes information about stock options outstanding at January 2, 1998:


                                          Options Outstanding                                Options Exercisable
                            ----------------------------------------------------    -----------------------------------
                                  Shares        Weighted Average                        Shares
                                Outstanding        Remaining      Weighted Average    Exercisable    Weighted Average
                                    at            Contractual         Exercise            at             Exercise
Range of Exercise Prices      January 2, 1998        Life              Price        January 2, 1998       Price
------------------------     ----------------   ----------------- ----------------  ---------------  -----------------

          1-3                       4.4                9             $   2                4.4             $   2
          4-6                       1.7                4                 6                1.7                 6
          7-9                        .4               12                 9                 .3                 9
          10-12                      .1               14                12                  -                 -
          13-15                      .1               14                15                  -                 -
          19-22                      .1               15                20                  -                 -
                                   ----                                                 -----
                                    6.8                                                   6.4
                                   ====                                                 =====

     Deferred stock incentive plan shares granted to officers and key employees after 1990 generally vest over 10 years in annual installments commencing one year after the date of grant. Certain employees may elect to defer payments until termination or retirement. Deferred stock incentive plan shares granted in 1990 and prior years generally vest in annual installments commencing one year after the date of grant and continuing for 10 years. Employees also could elect to forfeit one-fourth of their deferred stock incentive plan award in exchange for accelerated vesting

                             HOST MARRIOTT HOTELS
         NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Cont'd.)

over a 10-year period. Host Marriott accrues compensation expense for the fair market value of the shares on the date of grant, less estimated forfeitures. In 1997, 1996 and 1995, 14,000, 13,000 and 158,000 shares were granted, respectively, under this plan. The compensation cost that has been charged against income for deferred stock was $1 million in 1995 and was not material in 1996 and 1997. The weighted average fair value per share granted during each year was $15.81 in 1997, $11.81 in 1996 and $8.49 in 1995.

     In 1993, 3,537,000 restricted stock plan shares under the Comprehensive Plan were issued to officers and key executives to be distributed over the next three to 10 years in annual installments based on continued employment and the attainment of certain performance criteria. Host Marriott recognizes compensation expense over the restriction period equal to the fair market value of the shares on the date of issuance adjusted for forfeitures, and where appropriate, the level of attainment of performance criteria and fluctuations in the fair market value of Host Marriott's common stock. In 1997 and 1996, 198,000 and 2,511,000 shares of additional restricted stock plan shares were granted to certain key employees under terms and conditions similar to the 1993 grants. Approximately 161,000 and 500,000 shares were forfeited in 1996 and 1995, respectively. There were no shares forfeited in 1997. Host Marriott recorded compensation expense of $13 million, $11 million and $5 million in 1997, 1996 and 1995, respectively, related to these awards. The weighted average fair value per share granted during each year was $16.88 in 1997 and $14.01 in 1996. There were no restricted stock plan shares granted in 1995.

     Under the terms of the Employee Stock Purchase Plan, eligible employees may purchase common stock through payroll deductions at the lower of market value at the beginning or end of the plan year.

11.  Profit Sharing and Postemployment Benefit Plans

     Host Marriott contributes to profit sharing and other defined contribution plans for the benefit of employees meeting certain eligibility requirements and electing participation in the plans. The amount to be matched by Host Marriott is determined annually by the Board of Directors. Host Marriott provides medical benefits to a limited number of retired employees meeting restrictive eligibility requirements. Amounts for these items were not material in 1995 through 1997.

12.  Acquisitions and Dispositions

     In 1998, the Company acquired, or purchased controlling interest in, six full-service hotels totaling 3,270 rooms for an aggregate purchase price of approximately $388 million and entered into an agreement to acquire a controlling interest in the 397-room Ritz-Carlton in Tysons Corner, Virginia.

     In April 1998, Host Marriott reached a definitive agreement with various affiliates of The Blackstone Group and Blackstone Real Estate Partners (collectively, "Blackstone") to acquire interests in 12 world-class luxury hotels in the U.S. and certain other assets in a transaction valued at approximately $1.735 billion, including the assumption of two mortgages, one of which is secured by a thirteenth hotel. The Company expects to pay approximately $862 million in cash and assumed debt and to issue approximately 43.7 million Operating Partnership units. Each OP Unit will be exchangeable for one share of Host Marriott common stock (or its cash equivalent). Upon completion of the acquisition, Blackstone will own approximately 18% of the outstanding shares of Host Marriott common stock on a fully converted basis. The Blackstone portfolio consists of two Ritz-Carltons, two Four Seasons, one Grand Hyatt, three Hyatt Regencies and four Swissotel properties and a mortgage on a third Four Seasons.

     In 1998, the Company sold two hotels totalling 854 rooms for approximately $212 million.

     In 1997, the Company acquired eight full-service hotels totaling 3,600 rooms for approximately $145 million. In addition, the Company acquired controlling interests in nine full-service hotels totaling 5,024 rooms for approximately $621 million, including the assumption of approximately $418 million of debt. The Company also completed the acquisition of the 504-room New York Marriott Financial Center, after acquiring the mortgage on the hotel for $101 million in late 1996.

     In 1996, the Company acquired six full-service hotels totaling 1,964 rooms for an aggregate purchase price of approximately $189 million. In addition, the Company acquired controlling interests in 17 full-service hotels totaling 8,917 rooms for an aggregate purchase price of approximately $1.1 billion, including the assumption of approximately $696 million of debt. The Company also purchased the first mortgage of the 504-room New York Marriott Financial Center for approximately $101 million.

     In 1995, the Company acquired nine full-service hotels totaling approximately 3,900 rooms in separate transactions for approximately $390 million.

                             HOST MARRIOTT HOTELS
         NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Cont'd.)

     During the first and third quarters of 1995, 37 of the Company's Courtyard properties were sold and leased back from Hospitality Properties Trust for approximately $330 million. The Company received net proceeds from the two transactions of approximately $297 million and will receive approximately $33 million upon expiration of the leases. A deferred gain of $14 million on the sale/leaseback transactions is being amortized over the initial term of the leases.

     In the first and second quarters of 1996, the Company completed the sale and leaseback of 16 of its Courtyard properties and 18 of its Residence Inn properties for $349 million. The Company received net proceeds of approximately $314 million and will receive approximately $35 million upon expiration of the leases. A deferred gain of $45 million on the sale/leaseback transactions is being amortized over the initial term of the leases.

     The Company's summarized, unaudited combined consolidated pro forma results of operations, assuming the above transactions, the refinancings and new debt activity discussed in Note 5 occurred, along with the purchase of the remaining interests in the eight public partnerships and five private partnerships, the Contribution and the REIT Conversion, on December 30, 1995, are as follows (in millions):
                                                  1997           1996
                                                --------       --------
 Revenues......................................  $1,061         $  972
 Operating profit..............................     529            454
 Income (loss) before extraordinary items
   and REIT Conversion expenses................      37            (42)

13.  Fair Value of Financial Instruments

 The fair values of certain financial assets and liabilities and other financial instruments are shown below:

                                                                      1997                   1996
                                                              -------------------      -----------------
                                                              Carrying    Fair      Carrying     Fair
                                                               Amount     Value      Amount      Value
                                                               ------     -----      ------      -----
                                                                           (in millions)
 Financial assets
  Short-term marketable securities..............               $  354     $  354     $    -   $     -
  Receivables from affiliates...................                   23         26        156       174
  Notes receivable..............................                   31         48        141       155
  Other.........................................                   20         20         13        13
 Financial liabilities
  Debt, net of capital leases...................                3,458      3,492      2,636     2,654
 Other financial instruments
  Obligation to Host Marriott for Convertible
   Preferred Securities.........................                  550        638        550       595
   Interest rate swap agreements................                    -          -          -         1
 Affiliate debt service commitments.............                    -          -          -         -

     Short-term marketable securities and the obligation to Host Marriott for Convertible Preferred Securities are valued based on quoted market prices. Receivables from affiliates, notes and other financial assets are valued based on the expected future cash flows discounted at risk-adjusted rates. Valuations for secured debt are determined based on the expected future payments discounted at risk-adjusted rates. The fair values of the Line of Credit and other notes are estimated to be equal to their carrying value. Senior Notes are valued based on quoted market prices.

                             HOST MARRIOTT HOTELS
         NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Cont'd.)

     The Company is contingently liable under various guarantees of obligations of certain affiliates (affiliate debt service commitments) with a maximum commitment of $60 million at January 2, 1998 and $117 million at January 3, 1997. A fair value is assigned to commitments with expected future fundings. The fair value of the commitments represents the net expected future payments discounted at risk-adjusted rates. Such payments are accrued on an undiscounted basis.

     The fair value of interest rate swap agreements is based on the estimated amount the Company would pay or receive to terminate the swap agreements. The aggregate notional amount of the agreements was $100 million at January 2, 1998 and $525 million at January 3, 1997.

14. Marriott International Distribution and Relationship with Marriott International

     On October 8, 1993 (the "Marriott International Distribution Date"), Marriott Corporation distributed, through a special tax-free dividend (the "Marriott International Distribution"), to holders of Marriott Corporation's common stock (on a share-for-share basis), approximately 116.4 million outstanding shares of common stock of an existing wholly-owned subsidiary, Marriott International, resulting in the division of Marriott Corporation's operations into two separate companies. The distributed operations included the former Marriott Corporation's lodging management, franchising and resort timesharing operations, senior living service operations, and the institutional food service and facilities management business. Host Marriott retained the former Marriott Corporation's airport and tollroad food, beverage and merchandise concessions operations, as well as most of its real estate properties. Effective at the Marriott International Distribution Date, Marriott Corporation changed its name to Host Marriott Corporation.

     Host Marriott and Marriott International have entered into various agreements in connection with the Marriott International Distribution and thereafter which provide, among other things, that (i) the majority of the Company's hotel lodging properties are managed by Marriott International under agreements with initial terms of 15 to 20 years and which are subject to renewal at the option of Marriott International for up to an additional 16 to 30 years (see Note 15); (ii) 10 of the Company's full-service properties are operated under franchise agreements with Marriott International with terms of 15 to 30 years; (iii) Marriott International guarantees the Company's performance in connection with certain loans and other obligations ($107 million at January 2, 1998); (iv) the Company borrowed and repaid $109 million of first mortgage financing for construction of the Philadelphia Marriott (see Note 5); (v) Marriott International provided the Company with $70 million of mortgage financing in 1995 for the acquisition of three full-service properties by the Company at an average interest rate of 8.5% (Marriott International subsequently sold one of the loans in November 1996); (vi) Marriott International and the Company formed a joint venture and Marriott International provided the Company with $29 million in debt financing at an average interest rate of 12.7% and $28 million in preferred equity in 1996 for the acquisition of two full-service properties in Mexico City, Mexico; (vii) in 1995, the Company also acquired a full-service property from a partnership in which Marriott International owned a 50% interest; and (viii) Marriott International provides certain limited administrative services.

     In 1997, 1996 and 1995, Host Marriott paid to Marriott International $162 million, $101 million and $67 million, respectively, in hotel management fees; $9 million, $18 million and $21 million, respectively, in interest and commitment fees under the debt financing and line of credit provided by Marriott International and $3 million, $4 million and $12 million, respectively, for limited administrative services. Host Marriott also paid Marriott International $4 million, $2 million and $1 million, respectively, in franchise fees in 1997, 1996 and 1995.

     Additionally, Marriott International has the right to purchase up to 20% of the voting stock of Host Marriott if certain events involving a change in control of Host Marriott occur.

                             HOST MARRIOTT HOTELS
         NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Cont'd.)


15.       Hotel Management Agreements

     Most of the Company's hotels are subject to management agreements (the "Agreements") under which Marriott International manages most of the Company's hotels, generally for an initial term of 15 to 20 years with renewal terms at the option of Marriott International of up to an additional 16 to 30 years. The Agreements generally provide for payment of base management fees equal to one to four percent of sales and incentive management fees generally equal to 20% to 50% of Operating Profit (as defined in the Agreements) over a priority return (as defined) to the Company, with total incentive management fees not to exceed 20% of cumulative Operating Profit, or 20% of current year Operating Profit. In the event of early termination of the Agreements, Marriott International will receive additional fees based on the unexpired term and expected future base and incentive management fees. The Company has the option to terminate certain management agreements if specified performance thresholds are not satisfied. No agreement with respect to a single lodging facility is cross-collateralized or cross-defaulted to any other agreement and a single agreement may be canceled under certain conditions, although such cancellation will not trigger the cancellation of any other agreement.

     Pursuant to the terms of the Agreements, Marriott International is required to furnish the hotels with certain services ("Chain Services") which are generally provided on a central or regional basis to all hotels in the Marriott International hotel system. Chain Services include central training, advertising and promotion, a national reservation system, computerized payroll and accounting services, and such additional services as needed which may be more efficiently performed on a centralized basis. Costs and expenses incurred in providing such services are allocated among all domestic hotels managed, owned or leased by Marriott International or its subsidiaries. In addition, the Company's hotels also participate in the Marriott Rewards program. The cost of this program is charged to all hotels in the Marriott hotel system.

     The Company is obligated to provide the manager with sufficient funds to cover the cost of (a) certain non-routine repairs and maintenance to the hotels which are normally capitalized; and (b) replacements and renewals to the hotels' property and improvements. Under certain circumstances, the Company will be required to establish escrow accounts for such purposes under terms outlined in the Agreements.

     The Company has entered into franchise agreements with Marriott International for ten hotels. Pursuant to these franchise agreements, the Company generally pays a franchise fee based on a percentage of room sales and food and beverage sales as well as certain other fees for advertising and reservations. Franchise fees for room sales vary from four to six percent of sales, while fees for food and beverage sales vary from two to three percent of sales. The terms of the franchise agreements are from 15 to 30 years.

     The Company has entered into management agreements with The Ritz-Carlton Hotel Company, LLC ("Ritz-Carlton"), an affiliate of Marriott International, to manage four of the Company's hotels. These agreements have an initial term of 15 to 25 years with renewal terms at the option of Ritz-Carlton of up to an additional 10 to 40 years. Base management fees vary from two to four percent of sales and incentive management fees are generally equal to 20% of available cash flow or operating profit, as defined in the agreements.

     The Company has also entered into management agreements with hotel management companies other than Marriott International and Ritz-Carlton for 12 of its hotels (10 of which are franchised under the Marriott brand). These agreements generally provide for an initial term of 10 to 20 years with renewal terms at the option of either party of up to an additional one to 15 years. These agreements generally provide for payment of base management fees equal to one to three

                             HOST MARRIOTT HOTELS
         NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Cont'd.)

percent of sales. Seven of the 12 agreements also provide for incentive management fees generally equal to 15 to 20 percent of available cash flow, as defined in the agreements.

     At January 2, 1998 and January 3, 1997, $75 million and $76 million, respectively, have been advanced to the hotel managers for working capital and are included in "Due From Managers" in the accompanying combined consolidated balance sheets.

16.       Litigation

The Company is from time-to-time the subject of, or involved in, judicial proceedings. Management believes that any liability or loss resulting from such matters will not have a material adverse effect on the financial position or results of operations of the Company.

     In the fourth quarter of 1997, the Company reached a settlement in a lawsuit against Trinity Industries and others for claims related to construction of the New York Marriott Marquis. In settlement of the lawsuit, the Company and its affiliate received a cash settlement of approximately $70 million, the majority of which was considered a recovery of construction costs and $10 million of which has been recorded as other revenues in the accompanying combined consolidated financial statements.

17.       Hotel Operations

     As discussed in Note 1, revenues reflect house profit from the Company's hotel properties. House profit reflects the net revenues flowing to the Company as property owner and represents all gross hotel operating revenues, less all gross property-level expenses, excluding depreciation, management fees, real and personal property taxes, ground and equipment rent, insurance and certain other costs, which are classified as operating costs and expenses.

     Accordingly, the following table presents the details of house profit for the Company's hotels for 1997, 1996 and 1995:

                                            1997     1996     1995
                                           -------  -------  -------
                                                (in millions)
Sales
 Rooms...................................  $1,850   $1,302   $  908
 Food and Beverage.......................     776      515      363
 Other...................................     180      125       81
                                           ------   ------   ------
   Total Hotel Sales.....................   2,806    1,942    1,352
                                           ------   ------   ------
Department Costs
 Rooms...................................     428      313      226
 Food and Beverage.......................     592      406      284
 Other...................................     189       63       43
                                           ------   ------   ------
   Total Department Costs................   1,209      782      553
                                           ------   ------   ------
Department Profit........................   1,597    1,160      799
Other Deductions.........................    (504)    (443)    (325)
                                           ------   ------   ------
House Profit.............................  $1,093   $  717   $  474
                                           ======   ======   ======

18.       Geographic and Business Segment Information

     The Company operates in the full-service hotel segment of the lodging industry. The Company's hotels are primarily operated under the Marriott or Ritz-Carlton brands, contain an average of nearly 500 rooms, as well as supply other amenities such as meeting space and banquet facilities; a variety of restaurants and lounges; gift shops; and swimming pools. They are typically located in downtown, airport, suburban and resort areas throughout the United States.

                             HOST MARRIOTT HOTELS
         NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Cont'd.)



     As of January 2, 1998, the Company's foreign operations consist of four full-service hotel properties located in Canada and two full-service hotel properties located in Mexico. There were no intercompany sales between the properties and the Company. The following table presents revenues and long-lived assets for each of the geographical areas in which the Company operates (in millions):

                                                1997                 1996                   1995
                                        --------------------  --------------------  --------------------
                                                  Long-lived            Long-lived            Long-lived
                                        Revenues      Assets  Revenues      Assets  Revenues      Assets
                                        --------------------  --------------------  --------------------

United States......................    $1,071       $4,412      $714      $3,587      $482       $2,842
International......................        39          222        18         218         2           40
                                       ------       ------      ----      ------      ----       ------
  Total............................    $1,110       $4,634      $732      $3,805      $484       $2,882
                                       ======       ======      ====      ======      ====       ======

                             HOST MARRIOTT HOTELS
                CONDENSED COMBINED CONSOLIDATED BALANCE SHEET
                                March 27, 1998
                           (unaudited, in millions)


                                     ASSETS


Property and Equipment, net.............................................  $4,926
Notes and Other Receivables, net (including amounts due from
 affiliates of $9 million)..............................................      37
Due from Managers.......................................................     133
Investments in Affiliates...............................................       6
Other Assets............................................................     318
Short-term Marketable Securities........................................     161
Cash and Cash Equivalents...............................................     539
                                                                          ------
                                                                          $6,120
                                                                          ======

                            LIABILITIES AND EQUITY


Debt
 Senior Notes...........................................................  $1,585
 Mortgage Debt..........................................................   1,943
 Other..................................................................      96
                                                                          ------
                                                                           3,624
Accounts Payable and Accrued Expenses...................................      70
Deferred Income Taxes...................................................     488
Other Liabilities.......................................................     447
                                                                          ------
 Total Liabilities......................................................   4,629
                                                                          ------

Obligation to Host Marriott Corporation Related to Mandatorily
 Redeemable Convertible Preferred Securities of a Subsidiary Trust
 Holding Company of Host Marriott Corporation Substantially All
 of Whose Assets are the Convertible Subordinated Debentures Due
 2026 ("Convertible Preferred Securities")..............................     550

Equity
 Investments and Advances from Host Marriott Corporation................     941
                                                                          ------
                                                                          $6,120
                                                                          ======



      See Notes to Condensed Combined Consolidated Financial Statements.

                              HOST MARRIOTT HOTELS
            CONDENSED COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS
              Twelve weeks ended March 27, 1998 and March 28, 1997
                            (unaudited, in millions)


                                                                           1998       1997
                                                                          ------     ------
REVENUES
 Hotels..........................................................         $ 321      $ 248
 Net gains on property transactions..............................             1          1
 Equity in earnings of affiliates................................             1          1
 Other...........................................................             2          2
                                                                          -----      -----
  Total revenues.................................................           325        252
                                                                          -----      -----

OPERATING COSTS AND EXPENSES
 Hotels (including Marriott International management fees of
  $55 million and $42 million, respectively).....................           173        151
 Other...........................................................             5         10
                                                                          -----      -----
  Total operating costs and expenses.............................           178        161
                                                                          -----      -----
OPERATING PROFIT BEFORE MINORITY INTEREST, CORPORATE
 EXPENSES AND INTEREST...........................................           147         91
Minority interest................................................           (16)       (11)
Corporate expenses...............................................           (11)        (9)
Interest expense.................................................           (76)       (63)
Dividends on Convertible Preferred Securities....................            (9)        (9)
Interest income..................................................            14         12
                                                                          -----      -----
INCOME BEFORE INCOME TAXES AND EXTRAORDINARY ITEM................            49         11
Provision for income taxes.......................................           (21)        (5)
                                                                          -----      -----

INCOME BEFORE EXTRAORDINARY ITEM.................................            28          6
Extraordinary item--Gain on extinguishment of debt (net of
 income taxes of $3 million).....................................             -          5
                                                                          -----      -----
NET INCOME.......................................................         $  28      $  11
                                                                          =====      =====




       See Notes to Condensed Combined Consolidated Financial Statements.

                             HOST MARRIOTT HOTELS
           CONDENSED COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS
             Twelve weeks ended March 27, 1998 and March 28, 1997
                           (unaudited, in millions)

                                                                   1998    1997
                                                                  ------  ------

OPERATING ACTIVITIES
Income from continuing operations...............................  $  28   $   6
Adjustments to reconcile to cash from operations:
 Depreciation and amortization..................................     54      51
 Income taxes...................................................     18       1
Equity in earnings of affiliates................................     (1)     (1)
Changes in operating accounts...................................    (19)      8
Other...........................................................     18      25
                                                                  -----   -----
 Cash from operations...........................................     98      90
                                                                  -----   -----
INVESTING ACTIVITIES
Proceeds from sales of assets...................................      1       3
Acquisitions....................................................   (118)   (115)
Capital expenditures:
 Renewals and replacements......................................    (40)    (35)
 New development projects.......................................    (12)     --
 New investment capital expenditures............................     (9)     (7)
Purchases of short-term marketable securities...................    (53)     --
Sales of short-term marketable securities.......................    246      --
Notes receivable collections....................................      1       1
Affiliate collections, net......................................     14       4
Other...........................................................     (6)     14
                                                                  -----   -----
 Cash provided by (used in) investing activities................     24    (135)
                                                                  -----   -----
FINANCING ACTIVITIES
Cash tranferred to Host Marriott................................    (55)     --
Issuances of debt...............................................      1      90
Issuances of common stock by Host Marriott......................     --       2
Scheduled principal repayments..................................     (6)     (4)
Debt prepayments................................................     (1)   (222)
Other...........................................................    (16)      5
                                                                  -----   -----
 Cash used in financing activities..............................    (77)   (129)
                                                                  -----   -----
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS................  $  45   $(174)
                                                                  =====   =====

Non-cash financing activities:
 Assumption of mortgage debt for the acquisition of, or
  purchase of controlling interests in, certain hotel
  properties....................................................  $ 164   $ 231
                                                                  =====   =====



       See Notes to Condensed Combined Consolidated Financial Statements.

                             HOST MARRIOTT HOTELS
         NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

1. On April 16, 1998, the Board of Directors of Host Marriott Corporation ("Host Marriott") approved a plan to reorganize Host Marriott's current business operations by the spin-off of Host Marriott's senior living business ("SLC") and the contribution of Host Marriott's hotels and certain other assets and liabilities to a newly formed Delaware limited partnership, Host Marriott, L.P. (the "Operating Partnership") whose sole general partner will be Host Marriott Trust, a newly formed Maryland Real Estate Investment Trust ("REIT") that will merge with Host Marriott Corporation, a Delaware corporation. Host Marriott's contribution of its hotels and certain assets and liabilities to the Operating Partnership (the "Contribution") in exchange for units of limited partnership interests in the Operating Partnership will be accounted for at Host Marriott's historical basis.

     The accompanying condensed combined consolidated financial statements include the accounts of the Host Marriott hotels and the assets and liabilities expected to be included in the Contribution by Host Marriott to the Operating Partnership upon its planned conversion to a REIT (the "REIT Conversion") and is the predecessor to the Operating Partnership. In these condensed combined consolidated financial statements the predecessor to the Operating Partnership is referred to as "Host Marriott Hotels" or the "Company." The condensed combined consolidated financial statements exclude the assets, liabilities, equity, operations and cash flows related to Host Marriott's portfolio of 31 senior living communities. After the reorganization, SLC will own these assets and lease the existing hotels from the Company.

     In connection with the Conversion, the Operating Partnership is proposing the purchase of the remaining interests in eight public limited partnerships in which Host Marriott or its subsidiaries are general partners that own or control 24 full-service hotels. Five of the partnerships (nine hotels) are already controlled and consolidated by Host Marriott as are two of the hotels in another of the partnerships for which a subsidiary of Host Marriott provided 100% non-recourse financing for the acquisition of these two hotels. The Operating Partnership is also proposing to purchase certain private partnerships in which Host Marriott or its subsidiaries are general partners in exchange for units in the Operating Partnership ("OP Units"). OP Units will be convertible into one share of Host Marriott common stock for each OP Unit owned or, at the election of Host Marriott Trust, cash in an amount equal to the market value of such shares beginning one year after the issuance of the OP Unit.

     However, the consummation of the REIT Conversion is subject to significant contingencies that are outside the control of the Company, including final Board approval, consents of shareholders, partners, bondholders, lenders and ground lessors of Host Marriott, its affiliates and other third parties. Accordingly, there can be no assurance that the REIT Conversion will be completed.

     The accompanying condensed combined consolidated financial statements have been prepared by the Company without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted. The Company believes the disclosures made are adequate to make the information presented not misleading. However, the condensed combined consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's audited financial statements for the three fiscal years in the period ended January 2, 1998.

     In the opinion of the Company, the accompanying unaudited condensed combined consolidated financial statements reflect all adjustments necessary to present fairly the financial position of the Company as of March 27, 1998 and the results of operations and cash flows for the twelve weeks ended March 27, 1998 and March 28, 1997. Interim results are not necessarily indicative of fiscal year performance because of the impact of seasonal and short-term variations.

                             HOST MARRIOTT HOTELS
         NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

2. In April 1998, Host Marriott reached a definitive agreement with various affiliates of The Blackstone Group and Blackstone Real Estate Partners (collectively, "Blackstone") to acquire interests in 12 world-class luxury hotels in the U.S. and certain other assets in a transaction valued at approximately $1.735 billion, including the assumption of two mortgages one of which is secured by a thirteenth hotel. The Company expects to pay approximately $862 million in cash and assumed debt and to issue approximately 43.7 million Operating Partnership units. Each OP Unit will be exchangeable for one share of Host Marriott common stock (or its cash equivalent). Upon completion of the acquisition, Blackstone will own approximately 18% of the outstanding shares of Host Marriott common stock on a fully converted basis. The Blackstone portfolio consists of two Ritz-Carltons, two Four Seasons, one Grand Hyatt, three Hyatt Regencies and four Swissotel properties and a mortgage note for a third Four Seasons.

3. Revenues primarily represent house profit from the Company's hotel properties, net gains (losses) on property transactions, and equity in earnings (losses) of affiliates. House profit reflects the net revenues flowing to the Company as property owner and represents gross hotel operating revenues, less gross property-level expenses, excluding depreciation, management fees, real and personal property taxes, ground and equipment rent, insurance and certain other costs, which are classified as operating costs and expenses.

     House profit generated by the Company's hotels for 1998 and 1997 consists of:
                                                     Twelve Weeks Ended
                                                    --------------------
                                                    March 27,  March 28,
                                                      1998       1997
                                                    ---------  ---------
                                                       (in millions)
Sales
   Rooms..............................................  $ 509      $ 408
   Food & Beverage....................................    222        171
   Other..............................................     56         41
                                                        -----      -----
    Total Hotel Sales.................................    787        620
                                                        -----      -----
Department Costs
   Rooms..............................................    114         92
   Food & Beverage....................................    163        127
   Other..............................................     28         21
                                                        -----      -----
    Total Department Costs............................    305        240
                                                        -----      -----
Department Profit.....................................    482        380
Other Deductions......................................    161        132
                                                        -----      -----
House Profit..........................................  $ 321      $ 248
                                                        =====      =====

4. Basic and diluted earnings per OP Unit have been calculated based on the number of Host Marriott common shares outstanding for all periods presented because it is expected that upon the REIT Conversion the Operating Partnership will issue OP Units to Host Marriott in exchange for the Contribution equal to the number of shares of outstanding Host Marriott common stock. Accordingly, the following discussion of earnings (loss) per OP Unit is on a pro forma basis as if the REIT Conversion and Contribution had occurred.

   Basic earnings per OP Unit is computed by dividing net income by the weighted average number of shares of common stock outstanding of Host Marriott. Diluted earnings per OP Unit is computed by dividing net income by the weighted average number of shares of common stock outstanding plus other potentially dilutive securities of Host Marriott. Diluted earnings per OP Unit has not been adjusted for the impact of the Convertible Preferred Securities as they are anti-dilutive.

                             HOST MARRIOTT HOTELS
         NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS


   Basic and diluted earnings per OP Unit on a pro forma basis are as follows:

                                                          Twelve Weeks Ended
                                                       ------------------------
                                                       March 27,    March 28,
                                                         1998         1997
                                                       ---------  -------------

   Basic earnings per OP Unit:
   Income before extraordinary item..................     $  .14        $  .03
   Extraordinary item -- Gain on extinguishment of
    debt (net of income taxes).......................         --           .02
                                                          ------        ------
     Basis earnings per OP Unit......................     $  .14        $  .05
                                                          ======        ======
   Diluted earnings per OP Unit:
   Income before extraordinary item..................     $  .13        $  .03
   Extraordinary item -- Gain on extinguishment of
    debt (net of income taxes).......................         --           .02
                                                          ------        ------
     Diluted earnings per OP Unit....................     $  .13        $  .05
                                                          ======        ======

A reconciliation of the number of shares utilized for the calculation of dilutive earnings per OP Unit follows:

                                                         Twelve Weeks Ended
                                                      ------------------------
                                                         March 27,     March 28,
                                                           1998          1997
                                                          ------        ------
                                                             (in millions)

 Weighted average number of common shares
  outstanding........................................      203.9         202.3
 Assuming distribution of common shares granted
  under the comprehensive stock plan, less shares
  assumed purchased at average market price..........        4.4           5.2
 Assuming distribution of common shares issuable for
  warrants, less shares assumed purchased at average
  market price.......................................         .3            .3
                                                          ------        ------
    Shares utilized for the calculation of diluted
     earnings per OP Unit............................      208.6         207.8
                                                          ======        ======

5. As of March 27, 1998, the Company had minority interests in 19 affiliates that own an aggregate of 241 properties, 21 of which are full-service properties, managed primarily by Marriott International, Inc. The Company's equity in earnings of affiliates was $1 million for each of the twelve weeks ended March 27, 1998 and March 28, 1997, respectively.

   Combined summarized operating results reported by affiliates follows:


                                                      Twelve Weeks Ended
                                                     ---------------------
                                                     March 27,  March 28,
                                                       1998        1997
                                                     ---------  ----------
                                                         (in millions)


   Revenues.......................................      $ 124      $ 141
   Operating expenses:
    Cash charges (including interest).............         79         94
    Depreciation and other non-cash charges.......         35         50
                                                        -----      -----
   Income (loss) before extraordinary item........         10         (3)
   Extraordinary item - forgiveness of debt.......          4         18
                                                        -----      -----
    Net income....................................      $  14      $  15
                                                        =====      =====

   In the first quarter of 1998, the Company obtained a controlling interest in the partnership that owns the 1,671-room Atlanta Marriott Marquis for approximately $239 million, including $164 million in assumed mortgage debt. The Company previously owned a 1.3% general and limited partnership interest.

                             HOST MARRIOTT HOTELS
         NOTES TO CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

   In second quarter of 1998, the Company acquired the partnership that owns the 289-room Park Ridge Marriott in Park Ridge, New Jersey for $24 million. The Company previously owned a 1% managing general partner interest and a note receivable interest.

6. In the first quarter of 1998, the Company acquired a controlling interest in, and will become the managing general partner for, the partnership that owns the 359-room Albany Marriott, the 350-room San Diego Marriott Mission Valley and the 320-room Minneapolis Marriott Southwest for approximately $50 million. The Company also acquired the 281-room Ritz-Carlton, Phoenix for $75 million. In addition the Company entered into an agreement to purchase the 397-room Ritz-Carlton, Tysons Corner located in Northern Virginia.

   In the second quarter of 1998, the Company sold the 662-room New York Marriott East Side for approximately $191 million and recorded a pre-tax gain of approximately $40 million and the 192-room Napa Valley Marriott for approximately $21 million and recorded a pre-tax gain of approximately $10 million.

7. In March 1997, Host Marriott purchased 100% of the outstanding bonds secured by a first mortgage on the San Francisco Marriott Hotel. Host Marriott purchased the bonds for $219 million, an $11 million discount to the face value of $230 million. In connection with the redemption and defeasance of the bonds, the Company recognized an extraordinary gain of $5 million, which represents the $11 million discount and the write-off of deferred financing fees, net of taxes.

8. The Company operates in the full-service hotel segment of the lodging industry. The Company's hotels are primarily operated under the Marriott or Ritz-Carlton brands.

   As of March 27, 1998 and March 28, 1997, the Company's foreign operations consist of four full-service hotel properties located in Canada and two full-service hotel properties located in Mexico. There were no intercompany sales between the properties and the Company. The following table presents revenues for each of the geographical areas in which the Company operates (in millions):
                                            Twelve Weeks Ended
                                   -----------------------------------
                                    March 27, 1998     March 28, 1997
                                   ----------------   ----------------
     United States..............   $           315    $           244
     International..............                10                  8
                                   ---------------    ---------------
       Total....................   $           325    $           252
                                   ===============    ===============

9. In the first quarter of 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income," ("SFAS 130"). SFAS 130 establishes standards for reporting and display of comprehensive income and its components in financial statements. The objective of SFAS 130 is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners. Comprehensive income is the total of net income and all other nonowner changes in equity.

   The Company's only component of other comprehensive income is the right to receive up to 1.4 million shares of Host Marriott Services Corporation's common stock or an equivalent cash value subsequent to exercise of the options held by certain former and current employees of Marriott International. For the twelve weeks ended March 27, 1998 and March 28, 1997, the Company had no other comprehensive income. As of March 27, 1998 and January 2, 1998, the Company's accumulated other comprehensive income was approximately $10 million.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Host Marriott Corporation:

We have audited the accompanying consolidated balance sheet of HMC Senior Communities, Inc. ("HMCSC"), which is the senior living communities' business of Host Marriott Corporation, as defined in Note 1 to the consolidated financial statements, as of January 2, 1998, and the related consolidated statements of operations, shareholder's equity and cash flows for the period from June 21, 1997 (inception) through January 2, 1998. These consolidated financial statements are the responsibility of Host Marriott Corporation's management.
Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HMCSC as of January 2, 1998 and the results of its operations and its cash flows for the period from June 21, 1997 (inception) through January 2, 1998 in conformity with generally accepted accounting principles.


                                          Arthur Andersen LLP


Washington, D.C.
May 1, 1998

                         HMC SENIOR COMMUNITIES, INC.,
                WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                          OF HOST MARRIOTT CORPORATION
                           Consolidated Balance Sheet
                                January 2, 1998
                       (in thousands, except share data)


                                     ASSETS

Property and equipment, net...........................................  $633,840
Other assets..........................................................     1,332
Restricted cash.......................................................    10,686
Cash and cash equivalents.............................................    17,644
                                                                        --------
  Total assets........................................................  $663,502
                                                                        ========

                     LIABILITIES AND SHAREHOLDER'S EQUITY

Debt..................................................................  $349,934
Deferred income taxes.................................................    58,705
Accounts payable and other accrued liabilities........................    15,543
Amounts due to Marriott International, net............................     3,172
Accrued interest......................................................     4,906
Due to Host Marriott Corporation......................................     2,151
Deferred revenue......................................................     2,027
                                                                        --------
  Total liabilities...................................................   436,438
                                                                        --------

Shareholder's equity:
Common stock, 100 shares authorized, issued and outstanding, no par
 value................................................................        --
Additional paid-in capital............................................   226,706
Retained earnings.....................................................       358
                                                                        --------
  Total shareholder's equity..........................................   227,064
                                                                        --------

  Total liabilities and shareholder's equity..........................  $663,502
                                                                        ========

                See Notes to Consolidated Financial Statements.

                         HMC SENIOR COMMUNITIES, INC.,
                WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                          OF HOST MARRIOTT CORPORATION
                      Consolidated Statement of Operations
     For the period from June 21, 1997 (inception) through January 2, 1998
                                 (in thousands)


REVENUES........................................  $ 36,900
                                                  --------

OPERATING COSTS AND EXPENSES
Depreciation and amortization...................    10,635
Base management fees to Marriott International..     6,481
Property taxes..................................     3,626
Other...........................................       187
                                                  --------
  Total operating costs and expenses............    20,929
                                                  --------

OPERATING PROFIT BEFORE CORPORATE
  EXPENSES AND INTEREST.........................    15,971
Corporate expenses..............................    (2,304)
Interest expense................................   (13,396)
Interest income.................................       336
                                                  --------

INCOME BEFORE INCOME TAXES......................       607
Provision for income taxes......................      (249)
                                                  --------

NET INCOME......................................  $    358
                                                  ========

                See Notes to Consolidated Financial Statements.

                         HMC SENIOR COMMUNITIES, INC.,
                WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                          OF HOST MARRIOTT CORPORATION
                 Consolidated Statement of Shareholder's Equity
     For the period from June 21, 1997 (inception) through January 2, 1998
                                 (in thousands)


                                                             Additional
                                                    Common    Paid-in   Retained
                                                    Stock     Capital   Earnings
                                                    -----     -------   --------

Balance, June 21, 1997..........................    $   --    $     --  $     --
 Common stock issued............................        --          --        --
 Capital contributions by Host Marriott
  Corporation...................................        --     226,706        --
 Net income.....................................        --          --       358
                                                    --------  --------  --------

Balance, January 2, 1998........................    $   --    $226,706  $    358
                                                    ========  ========  ========

                See Notes to Consolidated Financial Statements.

                         HMC SENIOR COMMUNITIES, INC.,
                WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                          OF HOST MARRIOTT CORPORATION
                      Consolidated Statement of Cash Flows
     For the period from June 21, 1997 (inception) through January 2, 1998
                                 (in thousands)


OPERATING ACTIVITIES
Net income.......................................................  $     358
Adjustments to reconcile net income to cash provided by
  operating activities:
  Depreciation and amortization..................................     10,635
  Change in amounts due to Marriott International................     10,073
  Change in amounts due to Host Marriott.........................      2,151
  Equity in earnings of affiliate................................       (997)
  Change in other operating accounts.............................      3,156
                                                                   ---------
Cash provided by operating activities............................     25,376
                                                                   ---------

INVESTING ACTIVITIES
  Capital expenditures...........................................    (33,345)
  Increase in capital improvement reserve........................        (67)
                                                                   ---------
Cash used in investing activities................................    (33,412)
                                                                   ---------

FINANCING ACTIVITIES
  Contribution of cash...........................................      7,319
  Repayments of debt.............................................     (2,142)
  Issuances of debt..............................................     20,407
  Change in financing reserves...................................         96
                                                                   ---------
Cash provided by financing activities............................     25,680
                                                                   ---------

Increase in cash and cash equivalents............................     17,644

Cash and cash equivalents, beginning of period...................         --
                                                                   ---------

Cash and cash equivalents, end of period.........................  $  17,644
                                                                   =========

SUPPLEMENTAL INFORMATION - NON-CASH ACTIVITY:
  Contributions from Host Marriott Corporation:
  Property and equipment.........................................  $ 601,033
  Other assets...................................................      9,892
  Debt assumed...................................................   (331,669)
  Other liabilities..............................................     (9,479)
  Deferred revenue...............................................     (2,054)
  Deferred income taxes..........................................    (58,435)
  Expansion costs paid by Host Marriott Corporation, which
    have been included in additional paid-in capital.............     10,099

                See Notes to Consolidated Financial Statements.

                        HMC SENIOR COMMUNITIES, INC.,
               WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                         OF HOST MARRIOTT CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION

    On June 21, 1997, Host Marriott Corporation ("Host Marriott") acquired all of the outstanding stock of Forum Group, Inc. ("Forum Group") from Marriott Senior Living Services, Inc. ("MSLS"), a subsidiary of Marriott International, Inc. ("Marriott International") and concurrently contributed all of the assets and liabilities of Forum Group to HMC Senior Communities, Inc. ("HMCSC"). In connection with the acquisition, Forum Group assigned to Marriott International its interest as manager under long-term operating agreements (See Note 6).

    On April 16, 1998, the Board of Directors of Host Marriott approved a plan to reorganize Host Marriott's current business operations by spinning-off Host Marriott's senior living business into a separate corporation, the Senior Living Communities Company, and contributing Host Marriott's hotels and certain other assets and liabilities to a newly formed Delaware limited partnership, Host Marriott, L.P., whose sole general partner will be Host Marriott Trust, a newly formed Maryland Real Estate Investment Trust. After the proposed reorganization, HMCSC will lease hotels from Host Marriott, L.P. and Marriott International will continue to manage the hotels under long-term management agreements.

    Consummation of the reorganization is subject to significant contingencies, including final Board approval and consent of shareholders, partners, bondholders, lenders and ground lessors of Host Marriott, its affiliates and other third parties. Accordingly, there can be no assurance that the reorganization will be completed.

    The accompanying consolidated financial statements include the historical accounts of HMCSC, representing 31 senior living communities (the "Communities") located in 13 states, expected to be spun-off as part of the reorganization described above.

    HMCSC operates as a unit of Host Marriott utilizing Host Marriott's employees, insurance and administrative services. HMCSC has no employees. Periodically, certain operating expenses, capital expenditures and other cash requirements of HMCSC are paid by Host Marriott and charged directly or allocated to HMCSC. Certain general and administrative costs of Host Marriott are allocated to HMCSC using a variety of methods, principally including Host Marriott's specific identification of individual cost items and otherwise through allocations based upon estimated levels of effort devoted by its general and administrative departments to individual entities or relative measures of size of the entities based on assets. In the opinion of management, the methods for allocating corporate, general and administrative expenses and other direct costs are reasonable. It is not practical to estimate the costs that would have been incurred by HMCSC if it had been operated on a stand-alone basis.

    The consolidated financial statements present the financial position, results of operations and cash flows of HMCSC beginning on June 21, 1997 (the date Host Marriott acquired the stock of the Forum Group) through January 2, 1998. Host Marriott's basis in the assets and liabilities of HMCSC has been carried over to these financial statements. All material intercompany transactions and balances between HMCSC and its subsidiaries have been eliminated.

                        HMC SENIOR COMMUNITIES, INC.,
               WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                         OF HOST MARRIOTT CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

    The consolidated financial statements include the accounts of HMCSC and its subsidiaries and controlled affiliates. Investments in affiliates over which HMCSC has the ability to exercise significant influence, but does not control, are accounted for using the equity method. All material intercompany transactions and balances have been eliminated.

Fiscal  Year

    HMCSC's fiscal year ends on the Friday nearest to December 31.

Revenues

    Revenues represent house profit from the Communities. House profit reflects the net revenues flowing to HMCSC as property owner and represents gross community operating sales less property-level expenses excluding depreciation and amortization, real and personal property taxes, insurance, management fees and certain other costs which are classified as operating costs and expenses in the accompanying statement of operations.

    Resident fees and health care service revenues are generated primarily from monthly charges for independent living units and daily charges for assisted living suites and nursing beds, and are recognized monthly based on the terms of the residents' agreements. Advance payments received for services are deferred until the services are provided. Included in resident fees revenue is ancillary revenue, which is generated on a "fee for service" basis for supplemental items requested by residents and is recognized as the services are provided.

    A portion of revenues from health care services were attributable to patients whose bills are paid by Medicare or Medicaid under contractual arrangements. Reimbursements under these contractual arrangements are subject to retroactive adjustments based on agency reviews. Revenues from health care services are recorded net of estimated contractual allowances in the accompanying consolidated financial statements. Management believes that reserves recorded are adequate to cover any adjustments arising from retroactive adjustments.

Cash and Cash Equivalents

    All highly liquid investments with a maturity of three months or less at date of purchase are considered cash equivalents.

                        HMC SENIOR COMMUNITIES, INC.,
               WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                         OF HOST MARRIOTT CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Property and Equipment

    Property and equipment is recorded at cost, or if contributed by Host Marriott, is recorded at Host Marriott's basis. Replacements and improvements that extend the useful life of property and equipment are capitalized.

    Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 40 years for buildings and three to 10 years for furniture and equipment. Leasehold improvements are amortized over the shorter of the lease term or the useful lives of the related assets.

    In cases where management is holding for sale a particular Community, HMCSC assesses impairment based on whether the estimated sales price less cost of disposal of each individual property to be sold is less than the net book value. A property is considered to be held for sale when a decision is made to dispose of the Community. Otherwise, impairment is assessed based on whether it is probable that undiscounted future cash flows from each Community will be less than its net book value. If a Community is impaired, its basis is adjusted to its fair value.

Concentration of Credit Risk

    Financial instruments that potentially subject HMCSC to significant concentration of credit risk consist principally of cash and cash equivalents. HMCSC maintains cash and cash equivalents with various high credit-quality financial institutions and limits the amount of credit exposure with any institution.

Working Capital

    Pursuant to the terms of HMCSC's Operating Agreements (see Note 6), HMCSC is required to provide Marriott International with working capital and supplies to meet the operating needs of the Communities. Marriott International converts cash advanced by HMCSC into other forms of working capital consisting primarily of operating cash, inventories, resident deposits and trade receivables and payables which are maintained and controlled by Marriott International. Upon the termination of the Operating Agreements, Marriott International is required to convert working capital and supplies into cash and return it to HMCSC. As a result of these conditions, the individual components of working capital and supplies controlled by Marriott International are not reflected in the accompanying consolidated balance sheet.

Deferred Revenue

    Monthly fees deferred for the non-refundable portion of the entry fees are included as deferred revenue in the accompanying balance sheet. These amounts are recognized as revenue as health care services are performed over the expected term of the residents' contracts.

Use of Estimates in the Preparation of Financial Statements

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                        HMC SENIOR COMMUNITIES, INC.,
               WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                         OF HOST MARRIOTT CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

New Accounting Standards

    In 1997, the Company adopted Statement of Financial Accounting Standards No. 129 "Disclosure of Information About Capital Structure." The adoption of this statement did not have a material effect on these consolidated financial statements.

3.  REVENUES

    House profit generated by the Communities consist of the following for the period from June 21, 1997 (inception) through January 2, 1998 (in thousands):

   Community Sales
     Routine.................................................     $ 99,989
     Ancillary...............................................       10,980
                                                                  --------
       Total Community Sales.................................      110,969
                                                                  --------
   Department Costs
     Routine.................................................       64,516
     Ancillary...............................................        9,553
                                                                  --------
       Total Department Costs................................       74,069
                                                                  --------
   Department Profit
     Routine.................................................       35,473
     Ancillary...............................................        1,427
                                                                  --------
       Revenues..............................................     $ 36,900
                                                                  ========

    Community sales consist of routine and ancillary sales. Routine sales are generated from monthly charges for independent living units and daily charges for assisted living suites and nursing beds, and are recognized monthly based on the terms of the residents' agreements. Advance payments received for services are deferred until the services are provided. Ancillary sales are generated on a "fee for service" basis for supplementary items requested by residents, and are recognized as the services are provided.

    Total sales include amounts estimated by management to be reimbursable through Medicare, Medicaid and other third party payor agreements. Medicare and Medicaid represented 11% and 3%, respectively, of sales for the period from June 21, 1997 (inception) through January 2, 1998. Reimbursement arrangements are subject to audit and retroactive adjustment. Provisions are made for potential adjustments that may result. To the extent those provisions vary from settlements, sales are charged or credited when the adjustments become final. Changes in the estimate of amounts reimbursable by third party payors from prior years resulted in the recognition of $1,689,000 of additional sales for the period from June 21, 1997 (inception) through January 2, 1998. In management's opinion, any adjustments related to current and prior years' operations will be immaterial to current and future financial statements.

                        HMC SENIOR COMMUNITIES, INC.,
               WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                         OF HOST MARRIOTT CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.    PROPERTY AND EQUIPMENT

      Property and equipment consists of the following at January 2, 1998 (in thousands):

Land and land improvements......................  $102,714
Buildings and leasehold improvements............   518,056
Furniture and equipment.........................    23,705
                                                  --------
                                                   644,475
Less accumulated depreciation and amortization..   (10,635)
                                                  --------
                                                  $633,840
                                                  ========

      In December 1997, LTJ Senior Communities Corporation ("LTJ"), a wholly owned subsidiary of HMCSC, acquired 49% of the remaining 50% interest in Leisure Park Venture Limited Partnership (the "Partnership") which owns a 418-unit retirement community in New Jersey for approximately $23 million, including the assumption of approximately $15 million of debt. Subsequent to this acquisition, HMCSC indirectly owns a 99% interest in the Partnership. Marriott International owns the remaining 1% limited partner interest.

      In the first quarter of 1998, LTJ also acquired the Gables of Winchester in suburban Boston, a 124-unit upscale senior living community, for $21 million and entered into conditional purchase agreements for two Marriott Brighton Gardens assisted living communities with the Summit Companies of Denver, Colorado. After the anticipated completion of construction in the first quarter of 1999, HMCSC may acquire these two 160-unit properties located in Denver and Colorado Springs, Colorado, for approximately $35 million, if they achieve certain operating performance criteria. All three of these communities will be operated by Marriott International under long-term operating agreements.

5.    RESTRICTED CASH

      Restricted cash consists of the following at January 2, 1998 (in thousands):

Debt service reserve fund........................................... $  1,528
Fixed asset reserve fund............................................    4,300
Real estate tax reserve fund........................................    3,590
Insurance reserve fund..............................................    1,268
                                                                     --------
                                                                     $ 10,686
                                                                     ========

      The debt service, fixed asset, real estate tax and insurance reserve funds consist of cash transferred into segregated escrow accounts out of sales generated by the Communities, pursuant to HMCSC's secured debt agreements.
These funds are periodically disbursed by the collateral agent to pay for debt service, capital expenditures, insurance premiums and real estate taxes relating to the secured properties. In some cases, to ensure prompt payment, HMCSC utilizes its unrestricted cash to pay for capital expenditures, insurance premiums and real estate taxes and is subsequently reimbursed for such payments out of funds held in the appropriate escrow account.

6.    OPERATING AGREEMENTS

      The Communities are subject to operating agreements (the "Operating Agreements") which provide for Marriott International to operate the Communities, generally for an initial term of 25 to 30 years with renewal terms subject to certain performance criteria at the option of Marriott International of up to an additional five to ten years. The Operating Agreements provide for

                         HMC SENIOR COMMUNITIES, INC.,
               WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                         OF HOST MARRIOTT CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


payment of base management fees generally equal to five to eight percent of gross sales and incentive management fees generally equal to zero to 20% of Operating Profit (as defined in the Operating Agreements) over a priority return to HMCSC. In the event of early termination of the Operating Agreements, Marriott International will receive additional fees based on the unexpired term and expected future base and incentive management fees. HMCSC has the option to terminate certain, but not all, management agreements if specified performance thresholds are not satisfied. No Operating Agreement with respect to a single Community is cross-collateralized or cross-defaulted to any other Operating Agreement, and any single Operating Agreement may be terminated following a default by HMCSC or Marriott International, although such termination will not trigger the cancellation of any other Operating Agreement.

  Pursuant to the terms of the Operating Agreements, Marriott International is required to furnish the Communities with certain services ("Central Administrative Services") which are provided on a central or regional basis to all properties in the Marriott Retirement Community System. These services include the development and operation of computer systems, computer payroll and accounting services, marketing and public relations services, and such additional services as may from time-to-time be performed more efficiently on a central or regional level. The Operating Agreements require payment of Central Administrative Services fees equal to 2% of gross sales beginning in the third quarter of 1998.

  Marriott International is required under the Operating Agreements to deduct an amount from gross sales and place the funds into an interest-bearing reserve account to cover the cost of (a) certain routine repairs and maintenance to the Communities which are normally capitalized and (b) replacements and renewals to the Communities' property and improvements. The annual payment amount (expressed as a percentage of gross sales) generally will be 2.65% through fiscal year 2002, 2.85% for fiscal years 2003 through 2007, and 3.5% thereafter. The amount contributed for the period June 21, 1997 (inception) through January 2, 1998 was $2,025,000. The Operating Agreements provide that HMCSC shall provide Marriott International with sufficient funds to cover the cost of certain major or non-routine repairs, alterations, improvements, renewals and replacements to the Communities which are required to maintain a competitive, efficient and economical operating condition in accordance with Marriott standards or for the continued safe and orderly operation of the Communities.

7.  AMOUNTS DUE TO MARRIOTT INTERNATIONAL

  The components of the amounts due to Marriott International, net, at January 2, 1998 are as follows (in thousands):

     Community operating expenses payable to Marriott International..  $ 7,648
     Management fees payable to Marriott International...............    1,262
     Community working capital due to HMCSC..........................   (6,093)
     Other, net......................................................      355
                                                                       -------
          Total......................................................  $ 3,172
                                                                       =======

                         HMC SENIOR COMMUNITIES, INC.,
               WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                         OF HOST MARRIOTT CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


8.  DEBT

    Debt consists of the following at January 2, 1998 (in thousands):

      Mortgage Debt:
        Secured by eight Communities with $232 million of assets, with an interest rate of 10.01%, maturing through 2020 (balance
         includes fair value adjustment of $15.5 million)...........................       $137,713
        Secured by nine Communities with $110 million of assets, with an interest rate of 9.93%, maturing through 2001 (balance
         includes fair value adjustment of $2.6 million)............................         49,353
        Secured by one Community with $29 million of assets, with
         an average rate of 7.45%, maturing through 1999 (Repaid in 1998)...........         26,403
                                                                                           --------
                                                                                            213,469
                                                                                           --------
        Notes payable to Marriott International, with a rate of 9%,
         maturing through 2001 (Repaid in 1998).....................................         92,195
                                                                                           --------

        Other notes:
         Revenue Bonds with a rate of 5.875%,  maturing through
          2027......................................................................         14,700
         Other notes, with an average rate of 6.6%, maturing through
          December 2027.............................................................         18,943
         Capital lease obligations..................................................         10,627
                                                                                           --------
                                                                                             44,270
                                                                                           --------
          Total debt................................................................       $349,934
                                                                                           ========

  Debt maturities at January 2, 1998, excluding the unamortized fair value adjustments of approximately $18 million resulting from recording the mortgages at their fair value on June 21, 1997, are as follows (in thousands):


          1998......................................................................       $  54,515
          1999......................................................................          30,197
          2000......................................................................           4,503
          2001......................................................................          88,043
          2002......................................................................           2,504
          Thereafter................................................................         152,046
                                                                                            --------
                                                                                            $331,808
                                                                                            ========

  In conjunction with the acquisition of Forum Group Inc., HMCSC recorded the debt assumed at its fair value, which exceeded the face value by approximately $19 million. HMCSC is amortizing this adjustment to interest expense over the remaining life of the related debt. The amortization for the period from June 21, 1997 (inception) through January 2, 1998 totaled $834,000. Cash paid for interest for the period from June 21, 1997 (inception) through January 2, 1998 totaled $8,183,000.

  In conjunction with the June 21, 1997 acquisition of Forum Group, HMCSC assumed approximately $197 million in mortgage debt, $11 million in capital lease obligations (see Note 9), as well as issued $72 million in notes payable
to Marriott International.   Subsequent to the acquisition, HMCSC issued
additional notes payable to Marriott International for additional expansion units totaling approximately $20 million. These notes were guaranteed by Host Marriott. In the second quarter of 1998, Host Marriott repaid the $92 million in notes payable to Marriott International.

                         HMC SENIOR COMMUNITIES, INC.,
               WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                         OF HOST MARRIOTT CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


  In December 1997, in connection with the acquisition of the remaining 50% interest in the Leisure Park Venture Limited Partnership (see Note 4), HMCSC assumed approximately $15 million of debt.

  The net assets of seventeen of the Communities are subject to mortgage debt which places restrictions on their assets. The net assets of the Communities totaled approximately $150 million at January 2, 1998. The indentures governing these mortgages contain covenants that, among other things, require maintenance of segregated cash collection of all rents, separate cash reserves for debt service, property improvements, real estate taxes and insurance, limit the ability to incur additional indebtedness, issue stock or admit additional partners, pay dividends or make certain distributions, enter into or cancel leases, enter into certain transactions with affiliates or sell certain assets.

  During the first quarter of 1998, Host Marriott prepaid $26.4 million in mortgage debt. Host Marriott's prepayment of the debt was recorded as a capital contribution to HMCSC, there was no gain or loss on the prepayment.

9.  LEASES

  HMCSC leases certain property under non-cancelable capital and operating leases. Future minimum annual rental commitments for all non-cancelable leases are as follows:

                                                      Capital   Operating
                                                       Leases     Lease
                                                      --------  ---------
                                                        (in thousands)

          1998......................................  $ 1,274      $  278
          1999......................................    1,287         278
          2000......................................    1,300         278
          2001......................................    1,320         278
          2002......................................    1,338         278
          Thereafter................................   13,672       3,062
                                                      -------      ------
          Total minimum lease payments..............   20,191      $4,452
                                                                   ======
          Less amount representing interest.........   (9,564)
                                                      -------
           Present value of minimum lease payments..  $10,627
                                                      =======

  HMCSC leases two communities under capital leases expiring in 2016. Upon the expiration of the lease or anytime prior to lease expiration, HMCSC has the first right of refusal (the "Option") to submit a counter offer to any acceptable bona fide offer from a third party within 30 days of notice from the lessor. If HMCSC fails to exercise its Option, then the lessor may proceed with the sale of the leased property and all assets therein.

  HMCSC also has one long-term operating ground lease which expires in 2013. The operating lease includes three renewal options exercisable in 5 year increments through the year 2028.

  Rent expense for the period from June 21, 1997 (inception) through January 2, 1998 was $141,000.

                         HMC SENIOR COMMUNITIES, INC.,
               WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                         OF HOST MARRIOTT CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


10. INCOME TAXES

    Total deferred tax assets and liabilities as of January 2, 1998 were as follows (in thousands):

          Deferred tax assets............................  $ 15,125
          Deferred tax liabilities.......................   (73,830)
                                                           --------
            Net deferred income tax liability............  $(58,705)
                                                           ========

    The tax effect of each type of temporary difference and carryforward that gives rise to a significant portion of deferred tax assets and liabilities as of January 2, 1998 was as follows (in thousands):

          Property and equipment.........................  $(68,687)
          Debt adjustment to fair value at acquisition...     7,591
          Other, net                                          2,391
                                                           --------
            Net deferred income tax liability............  $(58,705)
                                                           ========


    The provision for income taxes consists of the following for the period from June 21, 1997 (inception) through January 2, 1998 (in thousands):


          Current     - Federal..........................  $    (25)
                      - State............................        (5)
                                                           --------
                                                                (30)
                                                           --------

          Deferred    - Federal..........................       238
                      - State............................        41
                                                           --------
                                                                279
                                                           --------
                                                           $    249
                                                           ========

    A reconciliation of the statutory Federal tax rate to HMCSC's effective income tax rate for the period from June 21, 1997 (inception) through January 2, 1998 follows:

          Statutory federal tax rate.....................      35.0%
          State income taxes, net of federal tax benefit.       6.0
                                                           --------
                                                               41.0%
                                                           ========

    HMCSC is included in the consolidated federal income tax return of Host Marriott and its affiliates (the "Group") for the period from June 21, 1997 (inception) through January 2, 1998. Tax expense is allocated to HMCSC as a member of the Group based upon the relative contribution to the Group's consolidated taxable income/loss and changes in temporary differences. This allocation method results in federal and net state tax expense allocated for all periods presented that is substantially equal to the expense that would have been recognized if HMCSC had filed separate tax returns. HMCSC reimburses Host Marriott for the allocable share of current taxes payable relating to the period that HMCSC has been included in Host Marriott's consolidated federal income tax return.

                         HMC SENIOR COMMUNITIES, INC.,
               WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                         OF HOST MARRIOTT CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



11.  COMMITMENTS AND CONTINGENCIES

  On June 15, 1995, The Russell F. Knapp Revocable Trust (the "Plaintiff") filed a complaint in the United States District Court for the Southern District of Indiana (the "Indiana Court") against the general partner of one of HMCSC's subsidiary partnerships, Forum Retirement Partners, L.P. alleging breach of the partnership agreement, breach of fiduciary duty, fraud, insider trading and civil conspiracy/aiding and abetting. On February 4, 1998, the Plaintiff, MSLS, the general partner, Forum Group and HMCSC entered into a Settlement and Release Agreement (the "Settlement Agreement"), pursuant to which Host Marriott agreed to purchase, at a price of $4.50 per unit, the partnership units of each limited partner electing to join in the Settlement Agreement. HMCSC held 79% of the outstanding limited partner units in the partnership at that time. HMCSC also agreed to pay as much as an additional $1.25 per unit to the settling limited partners, under certain conditions, in the event that HMCSC within three years following the date of settlement initiates a tender offer for the purchase of units not presently held by HMCSC or the settling limited partners. On February 5, 1998, the Indiana Court entered an order approving the dismissal of the Plaintiff's case.

  In connection with the Settlement Agreement on March 25, 1998, HMCSC acquired 1,000,894 limited partner unit shares for approximately $4,504,000. The purchase price of the shares approximated fair value and accordingly, no portion of the purchase price has been expensed. As a result of this purchase, HMCSC's ownership interest in the partnership was increased to approximately 86%.

12.  FAIR VALUE OF FINANCIAL INSTRUMENTS

  HMCSC believes the carrying amount of its financial instruments (excluding property indebtedness) approximates their fair value due to the relatively short maturity of these instruments. There is no quoted market value available for any of HMCSC's financial instruments.

  Valuations of debt are determined based on expected future payments discounted at risk-adjusted rates. The debt was adjusted to its fair value in conjunction with Host Marriott's acquisition of the Communities on June 21, 1997. As of January 2, 1998, the fair value of debt approximated its carrying value.

                         HMC SENIOR COMMUNITIES, INC.,
                WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                          OF HOST MARRIOTT CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 MARCH 27, 1998
                  (UNAUDITED, IN THOUSANDS, EXCEPT SHARE DATA)

                              ASSETS

Property and equipment, net......................................   $652,334
Amounts due from Marriott International, net.....................      6,248
Other assets.....................................................      4,066
Restricted cash..................................................     10,437
Cash and cash equivalents........................................     16,271
                                                                    --------
  Total assets...................................................   $689,356
                                                                    ========

          LIABILITIES AND SHAREHOLDER'S EQUITY

Debt.............................................................   $322,726
Deferred income taxes............................................     59,124
Accounts payable and other accrued liabilities...................      9,803
Accrued interest.................................................      6,727
Due to Host Marriott Corporation, net............................      5,238
Deferred revenue.................................................      1,774
                                                                    --------
  Total liabilities..............................................    405,392
                                                                    --------

Shareholder's equity:
Common stock, 100 shares authorized, issued and outstanding,
  no par value..                                                          --
Additional paid-in capital.......................................    281,790
Retained earnings................................................      2,174
                                                                    --------
  Total shareholder's equity.....................................    283,964
                                                                    --------
  Total liabilities and shareholder's  equity....................   $689,356
                                                                    ========




           See Notes to Condensed Consolidated Financial Statements.

                         HMC SENIOR COMMUNITIES, INC.,
                WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                          OF HOST MARRIOTT CORPORATION
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE TWELVE WEEKS ENDED MARCH 27, 1998
                           (UNAUDITED, IN THOUSANDS)

REVENUES.........................................................   $19,557
                                                                    -------

OPERATING COSTS AND EXPENSES
Depreciation and amortization....................................     4,793
Base management fees to Marriott International...................     2,970
Property taxes...................................................     1,565
Other............................................................       200
                                                                    -------
  Total operating costs and expenses.............................     9,528
                                                                    -------

OPERATING PROFIT BEFORE CORPORATE
   EXPENSES AND INTEREST.........................................    10,029
Corporate expenses...............................................      (754)
Interest expense.................................................    (6,519)
Interest income..................................................       322
                                                                    -------

INCOME BEFORE INCOME TAXES.......................................     3,078
Provision for income taxes.......................................    (1,262)
                                                                    -------

NET INCOME.......................................................   $ 1,816
                                                                    =======



            See Notes to Condensed Consolidated Financial Statements

                         HMC SENIOR COMMUNITIES, INC.,
                WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                          OF HOST MARRIOTT CORPORATION
                CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                   FOR THE TWELVE WEEKS ENDED MARCH 27, 1998
                           (UNAUDITED, IN THOUSANDS)


OPERATING ACTIVITIES
Net income........................................................   $ 1,816
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization...................................     4,793
  Change in amounts due to Marriott International.................    (8,261)
  Change in amounts due to Host Marriott..........................     3,087
  Equity in earnings of affiliate.................................       (44)
  Change in other operating accounts..............................    (1,088)
                                                                     -------
Cash provided by operating activities.............................       303
                                                                     -------

INVESTING ACTIVITIES
  Capital expenditures............................................      (745)
  Increase in capital improvement reserve.........................       (30)
                                                                     -------
Cash used in investing activities.................................      (775)
                                                                     -------

FINANCING ACTIVITIES
  Repayments of debt..............................................      (805)
  Change in financing reserves....................................       (96)
                                                                     -------
Cash used in financing activities.................................      (901)
                                                                     -------

Decrease in cash and cash equivalents.............................    (1,373)

Cash and cash equivalents, beginning of period....................    17,644
                                                                     -------

Cash and cash equivalents, end of period..........................   $16,271
                                                                     =======

SUPPLEMENTAL INFORMATION - NON-CASH ACTIVITY:
  Contributions from Host Marriott Corporation:
  Property and equipment..........................................   $22,541
  Other...........................................................     6,140
  Mortgage debt paid by Host Marriott.............................    26,403




           See Notes to Condensed Consolidated Financial Statements.

                         HMC SENIOR COMMUNITIES, INC.,
               WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                         OF HOST MARRIOTT CORPORATION
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. On June 21, 1997, Host Marriott Corporation ("Host Marriott"), acquired all of the outstanding stock of Forum Group, Inc. ("Forum Group"), from Marriott Senior Living Services, Inc. ("MSLS"), a subsidiary of Marriott International, Inc. ("Marriott International")and concurrently contributed all of the assets and liabilities of Forum Group, Inc. to HMC Senior Communities, Inc. ("HMCSC"). In connection with the acquisition, Forum Group assigned to Marriott International its interest as manager under long-term operating agreements.

    On April 16, 1998, the Board of Directors of Host Marriott approved a plan to reorganize Host Marriott's current business operations by spinning-off Host Marriott's senior living business ("Senior Living") into a separate corporation, the Senior Living Communities Company and contributing Host Marriott's hotels and certain other assets and liabilities to a newly formed Delaware limited partnership, Host Marriott, L.P., whose sole general partner will be Host Marriott Trust, a newly formed Maryland Real Estate Investment Trust ("REIT"). After the proposed reorganization, HMCSC will lease hotels from Host Marriott, L.P. and Marriott International will continue to manage the hotels under long-term management agreements.

    Consummation of the reorganization is subject to significant contingencies, including final Board approval, consent of shareholders, partners, bondholders, lenders and ground lessors of Host Marriott, its affiliates and other third parties. Accordingly, there can be no assurance that the reorganization will be completed.

    The accompanying consolidated financial statements include the historical accounts of HMCSC, representing 31 senior living communities (the "Communities") located in 13 states, expected to be spun-off as part of the reorganization described above.

    The accompanying condensed consolidated financial statements have been prepared by HMCSC without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted. HMCSC believes the disclosures made are adequate to make the information presented not misleading. However, the condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's audited financial statements for the period from June 21, 1997 (inception) through January 2, 1998.

    In the opinion of the Company, the accompanying unaudited condensed consolidated financial statements reflect all adjustments necessary to present fairly the financial position of the Company as of March 27, 1998 and the results of operations and cash flows for the twelve weeks ended March 27, 1998. Interim results are not necessarily indicative of fiscal year performance because of the impact of seasonal and short-term variations.

2. Revenues represent house profit from the Communities. House profit reflects the net revenues flowing to HMCSC as property owner and represents gross community operating sales less property-level expenses excluding depreciation and amortization, real and personal property taxes, insurance, management fees and certain other costs which are classified as operating costs and expenses.

    Resident fees and health care service revenues are generated primarily from monthly charges for independent living units and daily charges for assisted living suites and nursing beds, and are recognized monthly based on the terms of the residents' agreements. Advance payments received for services are deferred until the services are provided. Included in resident fees revenue is ancillary revenue, which is generated on a "fee for service" basis for supplemental items requested by residents and is recognized as the services are provided.

                         HMC SENIOR COMMUNITIES, INC.,
               WHICH IS THE SENIOR LIVING COMMUNITIES' BUSINESS
                         OF HOST MARRIOTT CORPORATION
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

    A portion of revenues from health care services were attributable to patients whose bills are paid by Medicare or Medicaid under contractual arrangements. Reimbursements under these contractual arrangements are subject to retroactive adjustments based on agency reviews. Revenues and receivables from health care services are recorded net of estimated contractual allowances in the accompanying consolidated financial statements. Management believes that reserves recorded are adequate to cover any adjustments arising from retroactive adjustments.

    House profit generated by the Communities consist of the following for the twelve weeks ended March 27, 1998 (in thousands):

         Community Sales
             Routine...........................  $49,339
             Ancillary.........................    5,715
                                                 -------
                 Total Community Sales.........   55,054
                                                 -------
         Department Costs
             Routine...........................   30,717
             Ancillary.........................    4,780
                                                 -------
                 Total Department Costs........   35,497
                                                 -------
         Department Profit
             Routine...........................   18,622
             Ancillary.........................      935
                                                 -------
                 Revenues......................  $19,557
                                                 =======

3. In the first quarter of 1998, HMCSC also acquired the Gables of Winchester in suburban Boston, a 124-unit upscale senior living community, for $21 million and entered into conditional purchase agreements for two Marriott Brighton Gardens assisted living communities from the Summit Companies of Denver, Colorado. After the anticipated completion of construction in the first quarter of 1999, HMCSC may acquire these two 160-unit properties located in Denver and Colorado Springs, Colorado, for approximately $35 million, if they achieve certain operating performance criteria. All three of these communities will be operated by Marriott International under long-term operating agreements.

4. In the second quarter of 1998, Host Marriott prepaid $92 million of 9% unsecured debt provided by Marriott International related to the Communities.

5. During the first quarter of 1998, Host Marriott prepaid $26.4 million in mortgage debt. Host Marriott's prepayment of debt was recorded as a capital contribution to HMCSC.

                        PRO FORMA FINANCIAL INFORMATION

Given the structure of the Company's Consent Solicitation, the Mergers and the REIT Conversion may take a variety of different forms. The variations are dependent in part on the number and identity of the Partnerships that elect to merge and whether Limited Partners elect to tender their Partnerships Interests for OP Units or Notes in connection with the REIT Conversion.

In light of the possible variations, the General Partners are not able to describe all possible combinations of Hotel Partnerships that could constitute the Company. However, to assist Limited Partners in analyzing the Mergers and REIT Conversion, the General Partners have prepared two separate sets of unaudited pro forma financial statements to show the impact of the Mergers and the REIT Conversion assuming the following two scenarios:

 . All Partnerships participate and no Notes are issued ("100% Participation with
  No Notes Issued")
 . All Partnerships participate with Notes issued with respect to 100% of the OP
  Units allocable to each Partnership ("100% Participation with Notes Issued")

The unaudited pro forma balance sheets at March 27, 1998 have been prepared assuming the Company was created on such date. The unaudited pro forma statements of operations for the fiscal year ended January 2, 1998, the First Quarter 1998 and First Quarter 1997 have been prepared assuming the Company was created immediately prior to the beginning of such period. The unaudited pro forma statements of cash flows for the fiscal year ended January 2, 1998 and the First Quarter 1998 have been prepared assuming the Company was created immediately prior to the beginning of such period.

These presentations do not purport to represent what combination will result from the Mergers and the REIT Conversion, but instead are designed to illustrate what the Company would have been like under the above scenarios. Furthermore, the unaudited pro forma financial statements do not purport to represent what the Company's results of operations or cash flows would actually have been if the Mergers and the REIT Conversion had in fact occurred on such date or at the beginning of such period or to project the Company's results of operations or cash flows for any future date or period.

The unaudited pro forma financial statements are based upon available information and upon certain assumptions, as set forth in the notes to the unaudited pro forma financial statements, that the Company believes are reasonable under the circumstances.

The unaudited pro forma statements of operations of the Company reflect the following transactions for the First Quarter 1998, First Quarter 1997 and the fiscal year ended January 2, 1998 and the unaudited pro forma statements of cash flows for the First Quarter 1998 and the fiscal year ended January 2, 1998 as if such transactions had been completed at the beginning of each period:

Acquisitions, Dispositions and Other Activities
-----------------------------------------------
 . 1998 Blackstone Acquisition
 . 1998 acquisition or purchase of a controlling interest in seven full-service properties
 . 1998 purchase of minority interests in two full-service hotels
 . 1998 disposition of two full-service properties
 . 1997 acquisition or purchase of controlling interests in 18 full-service properties
 . 1997 refinancing or repayment of mortgage debt for three full-service properties

REIT Conversion Activities
--------------------------
 . 1998 deconsolidation of the assets and liabilities contributed to the Non-Controlled Subsidiary, including the sale of certain furniture and equipment to the Non-Controlled Subsidiary
 . 1998 Mergers
 . 1998 acquisition of minority interests in five Private Partnerships in exchange for OP Units
 . 1998 lease of hotel properties to lessees and conversion of revenues and certain operating expenses to rental income
 . 1998 capital contribution to SLC through the payoff of $92 million of mortgage debt
 . 1998 adjustment to remove deferred taxes resulting from the change in tax status related to the REIT Conversion
 . 1998 earnings and profits cash distribution

The unaudited pro forma balance sheet as of March 27, 1998 reflects all of the above 1998 transactions except for the 1998 acquisition or purchase of controlling interests in four full-service properties which occurred prior to March 27, 1998 and were already reflected in the historical balance sheet as of March 27, 1998.

Limited Partners should bear in mind that the assumptions regarding the number and identity of participating Partnerships, the number of OP Units to be issued and price per OP Unit are not necessarily the Company's expectations regarding the outcome of the Mergers and the REIT Conversion but instead have been made for illustrative purposes. The unaudited pro forma financial statements and accompanying notes should be read in conjunction with the historical consolidated financial statements of the Company and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere herein.

                                                  UNAUDITED PRO FORMA BALANCE SHEET
                                                           March 27, 1998
                                               100% Participation with No Notes Issued
                                                           (in millions)

                                                                  Acquisitions, Dispositions and Other Activities
                                                              ----------------------------------------------------
                                                                  A                B           C            D

                                                              Blackstone     1998          1998          Debt
                                                 Historical   Acquisition    Acquisitions  Dispositions  Repayment
                                                 ----------   -----------    ------------  ------------  ---------
Assets
------
Property and equipment, net.................     $   4,926    $   1,667    $      196     $    (78)     $    --
Notes and other receivables, net............            37           63            (8)          (2)          --
Due from managers...........................           133            5            --           (2)          --
Investments in affiliates...................             6           --            --           --           --
Other assets................................           318           --             1           (1)          --
Receivable from Lessee for working capital..            --           --            --           --           --
Cash, cash equivalents and short-term
   marketable securities....................           700         (262)         (194)         171          (92)
                                                 ---------    ---------    ----------     --------      -------
                                                 $   6,120    $   1,473    $       (5)    $     88      $   (92)
                                                 =========    =========    ==========     ========      =======
Liabilities and Equity
----------------------

Debt........................................     $   3,624    $     600    $       --     $    (35)     $    --
Accounts payable and accrued expenses.......            70           --            --           --           --
Deferred income taxes.......................           488           --            --           22           --
Other liabilities...........................           447           --            (5)          70           --
                                                 ---------    ---------    ----------     --------      -------
   Total liabilities........................         4,629          600            (5)          57           --
Convertible Preferred Securities............           550           --            --           --           --
Equity......................................           941          873            --           31          (92)
                                                 ---------    ---------    ----------     --------      -------
                                                 $   6,120    $   1,473    $       (5)    $     88      $   (92)
                                                 =========    =========    ==========     ========      =======

                                                                Mergers and REIT Conversion Activities
                                             -----------------------------------------------------------------------------
                                                  E             F         G             H              I           J
                                                                                    Earnings
                                             Non-Controlled           Private       & Profits                Deferred Tax
                                             Subsidiary      Mergers  Partnerships  Distribution(1)  Lease   Adjustment    Pro Forma
                                             --------------  -------  ------------  ------------     -----   ----------    ---------
Assets
------
Property and equipment, net................. $    (345)     $    566  $       61    $         --     $   --  $       --    $   6,993
Notes and other receivables, net............        61            (6)         --              --         --          --          145
Due from managers...........................       (16)           17          --              --       (100)         --           37
Investments in affiliates...................       344            --          --              --         --          --          350
Other assets................................       (63)           31         (11)             --         --          --          275
Receivable from Lessee for working capital..        --            --          --              --        100          --          100
Cash, cash equivalents and short-term
   marketable securities....................       (18)            3         (11)           (225)        --          --           72
                                             ---------      --------  ----------    ------------     ------  ----------    ---------
                                             $     (37)     $    611  $       39    $       (225)    $   --  $       --    $   7,972
                                             =========      ========  ==========    ============     ======  ==========    =========

Liabilities and Equity
----------------------

Debt........................................ $      99      $    338  $       --    $         --     $   --  $       --    $   4,626
Accounts payable and accrued expenses               (9)            6          --              --         --          --           67
Deferred income taxes.......................       (41)           --          --              --         --        (194)         275
Other liabilities...........................       (86)          (21)         (6)             --         --          --          399
                                             ---------      --------  -----------   ------------     ------  ----------    ---------
   Total liabilities........................       (37)          323          (6)             --         --        (194)       5,367
Convertible Preferred Securities............                      --          --              --         --          --          550
Equity......................................        --           288          45            (225)        --         194        2,055
                                             ---------      --------  ----------    ------------     ------  ----------    ---------
                                             $     (37)     $    611  $       39    $       (225)    $   --  $       --    $   7,972
                                             =========      ========  ==========    ============     ======  ==========    =========

              See Notes to the Unaudited Pro Forma Balance Sheet.

                  NOTES TO UNAUDITED PRO FORMA BALANCE SHEET
                    100% Participation with No Notes Issued

A) Represents the adjustment to record the Blackstone Acquisition of 12 full-service properties and a mortgage note secured by a thirteenth full-service property (5,520 rooms) including the issuance of 43.7 million OP Units:

 . Record property and equipment of $1,667 million
 . Record mortgage note receivable of $63 million
 . Record increase in due from managers of $5 million
 . Record the use of cash of $262 million
 . Record the assumption of mortgage debt of $600 million
 . Record the issuance of 43.7 million OP Units with a value of $873 million

B) Represents the adjustment to record the 1998 acquisition of The Ritz-Carlton, Phoenix, the acquisition of the remaining debt and equity interests in the Park Ridge Marriott, the pending acquisition of The Ritz-Carlton, Tysons Corner, and the purchase of the minority interests in the Norfolk Waterside Marriott and the Calgary Marriott:

 . Record property and equipment of $196 million
 . Record a decrease in notes receivable of $8 million
 . Record other assets of $1 million
 . Record the use of cash of $194 million
 . Record a decrease in other liabilities of $5 million related to the purchase of minority interests

C) Represents the adjustment to record the sale of the New York Marriott East Side and the Napa Valley Marriott:

 . Record decrease in property and equipment of $78 million
 . Record decrease in notes receivable of $2 million
 . Record decrease in due from managers of $2 million
 . Record decrease in other assets of $1 million
 . Record cash of $171 million
 . Record repayment of mortgage debt of $35 million
 . Record deferred taxes of $22 million
 . Record increase in other liabilities of $70 million primarily relating to minority interest liabilities
 . Record estimated gain of $31 million, net of estimated taxes

D) Represents the repayment of $92 million of unsecured debt of SLC to Marriott International resulting in a decrease in equity to the Operating Partnership and contributed capital to SLC.

E) Represents the adjustment to deconsolidate the assets and liabilities of the Non-Controlled Subsidiary and to reflect the sale of certain hotel furniture and equipment to the Non-Controlled Subsidiary:

 . Record decrease in property and equipment of $345 million, including $200 million of hotel furniture and equipment sold to the Non-Controlled Subsidiary
 . Record receivable from Non-Controlled Subsidiary for the furniture and equipment loan of $200 million, net of the $134 million mortgage for six hotels which will be held by the Non-Controlled Subsidiary (previously eliminated in consolidation) and other notes totaling $5 million
 . Record decrease in due from managers of $16 million
 . Record investment in subsidiary of $344 million
 . Record decrease in other assets of $63 million
 . Record decrease in cash of $18 million
 . Record increase in debt of $99 million
 . Record decrease in accounts payable and accrued expenses of $9 million
 . Record decrease in deferred taxes of $41 million
 . Record decrease in other liabilities of $86 million

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
               100% Participation with No Notes Issued (Cont'd)


F) Represents the adjustment to record the Mergers:

 . Record property and equipment of $566 million
 . Record decrease in notes receivable of $6 million
 . Record increases in due from managers of $17 million
 . Record other assets of $31 million
 . Record cash of $3 million
 . Record debt of $338 million
 . Record accounts payable and accrued expenses of $6 million
 . Record decrease in other liabilities of $21 million
 . Record the issuance of 14.4 million OP Units totaling approximately
   $288 million

G) Represents the adjustment to record the purchase of the remaining minority interests in five Private Partnerships:

 . Record property and equipment of $61 million
 . Record decrease in other assets of $11 million
 . Record use of cash of $11 million
 . Record decrease in minority interest liabilities of $6 million
 . Record the issuance of 2.3 million OP Units totaling approximately $45 million

H) Represents the estimated $225 million cash payment of the earnings and profits distribution to shareholders of Host Marriott.(1)

I) Represents the adjustment to record the transfer of working capital to SLC related to the leasing of the Operating Partnership's hotels by decreasing working capital and recording a receivable from the lessee of $100 million.

J) Represents the adjustment to record the effect on deferred taxes for the change in tax status resulting from the REIT Conversion by decreasing deferred taxes and increasing equity by $194 million.

----------------------
(1) The amount of the earnings and profits distribution is an estimate only, and is subject to a number of contingencies and uncertainties at this time. The amount of the earnings and profits distribution will be based upon Host's accumulated earnings and profits for tax purposes, which could be affected by a number of factors (including, for example, actual operating results prior to REIT Conversion, extraordinary capital transactions, including those in connection with the REIT Conversion, and any adjustment resulting from routine ongoing audits of Host).

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                              First Quarter 1998
                    100% Participation with No Notes Issued
                                 (in millions)

                                                                Acquisitions, Dispositions and Other Activities
                                                              ---------------------------------------------------
                                                                     A                  B                 D

                                                                 Blackstone             1998             1998
                                                 Historical      Acquisition        Acquisitions     Dispositions
                                                 ----------      -----------        ------------     ------------

REVENUES
   Rental revenues(1).......................     $      --       $       --         $       --       $       --
   Hotel revenues...........................           321               34                 15               (4)
   Equity in earnings of affiliates.........             1               --                 --               --
   Other revenues...........................             3               --                 --               --
                                                 ---------       ----------         ----------       ----------
     Total revenues.........................           325               34                 15               (4)
                                                 ---------       ----------         ----------       ----------

OPERATING COSTS AND EXPENSES
   Hotels...................................           173               23                  6               (2)
   Other....................................             5               --                 --               --
                                                 ---------       ----------         ----------       ----------
     Total operating costs and expenses.....           178               23                  6               (2)
                                                 ---------       ----------         ----------       ----------

OPERATING PROFIT............................           147               11                  9               (2)
Minority interest...........................           (16)              --                 (1)              (1)
Corporate expenses..........................           (11)              --                 --               --
Interest expense............................           (76)             (11)                (1)              --
Dividends on Convertible Preferred
   Securities...............................            (9)              --                 --               --
Interest income.............................            14               (3)                (3)              --
                                                 ---------       ----------         ----------       ----------
Income (loss) before income taxes...........            49               (3)                 4               (3)
Benefit (provision) for income taxes........           (21)               1                 (1)               1
                                                 ---------       ----------         ----------       ----------
Income (loss) before extraordinary items
   and REIT Conversion expenses(2)..........     $      28       $       (2)        $        3       $       (2)
                                                 =========       ==========         ==========       ==========



                                                                Mergers and REIT Conversion Activities
                                            ------------------------------------------------------------------------------
                                                   F           H          I              J            K/G           L
                                                                                     Earnings
                                            Non-Controlled             Private       & Profits                  Income Tax
                                            Subsidiary      Mergers    Partnerships  Distribution(3) Lease      Adjustment Pro Forma
                                            ----------      -------    ------------  --------------  ---------  ---------- ---------

REVENUES
   Rental revenues(1).....................  $        --     $     --   $       --     $       --     $    278   $     --   $    278
   Hotel revenues.........................          (42)          22           --             --         (346)        --         --
   Equity in earnings of affiliates.......            6           --           --             --           --         --          7
   Other revenues.........................           (3)          --           --             --           --         --         --
                                            -----------     --------   ----------     ----------     --------   --------   --------
     Total revenues.......................          (39)          22           --             --          (68)        --        285
                                            -----------     --------   ----------     ----------     --------   --------   --------

OPERATING COSTS AND EXPENSES
   Hotels.................................          (37)          13            1             --          (57)        --        120
   Other..................................           --           --           --             --           --         --          5
                                            -----------     --------   ----------     ----------     --------   --------   --------
     Total operating costs and expenses...          (37)          13            1             --          (57)        --        125
                                            -----------     --------   ----------     ----------     --------   --------   --------

OPERATING PROFIT..........................           (2)           9           (1)            --          (11)        --        160
Minority interest.........................            1           13           --             --           --         --         (4)
Corporate expenses........................            1           --           --             --           --         --        (10)
Interest expense..........................           (2)          (6)          --             --           --         --        (96)
Dividends on Convertible Preferred
   Securities.............................           --           --           --             --           --         --         (9)
Interest income...........................           --           --           --             (3)           3         --          8
                                            -----------     --------   ----------     ----------     --------   --------   --------
Income (loss) before income taxes.........           (2)          16           (1)            (3)          (8)        --         49
Benefit (provision) for income taxes......            2           (6)          --              1            3         18         (2)
                                            -----------     --------   ----------     ----------     --------   --------   --------
Income (loss) before extraordinary items
   and REIT Conversion Expenses(2)........  $        --     $     10   $       (1)    $       (2)   $      (5)  $     18   $     47
                                            ===========     ========   ==========     ==========     ========   ========   ========

         See Notes to the Unaudited Pro Forma Statements of Operations

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                              First Quarter 1997
                    100% Participation with No Notes Issued
                                 (in millions)

                                                                      Acquisitions, Dispositions and Other Activities
                                                            --------------------------------------------------------------------
                                                                  A             B            C            D              E
                                                                                                                     Debt
                                                              Blackstone      1998          1997         1998        Refinancings
                                                 Historical   Acquisition  Acquisitions Acquisitions Dispositions    & Repayments
                                                 ----------   -----------  ------------ ------------ ------------    ------------
REVENUES
   Rental revenues(1).......................     $      --    $      --    $       --   $       --   $       --      $    --
   Hotel revenues...........................           248           24            20           37           (5)          --
   Equity in earnings of affiliates.........             1           --            --           --           --           --
   Other revenues...........................             3           --            --           --           --           --
                                                 ---------    ---------    ----------   ----------   ----------      -------
   Total revenues...........................           252           24            20           37           (5)          --
                                                 ---------    ---------    ----------   ----------   ----------      -------
OPERATING COSTS AND EXPENSES
   Hotels...................................           151           23            10           14           (3)          --
   Other....................................            10           --            --           --           --           --
                                                 ---------    ---------    ----------   ----------   ----------      -------
     Total operating costs and expenses.....           161           23            10           14           (3)          --
                                                 ---------    ---------    ----------   ----------   ----------      -------

OPERATING PROFIT............................            91            1            10           23           (2)          --
Minority interest...........................           (11)          --            (1)           2           (1)          --
Corporate expenses..........................            (9)          --            --           --           --           --
Interest expense............................           (63)         (11)           (3)         (11)           1          (10)
Dividends on Convertible Preferred
   Securities...............................            (9)          --            --           --           --           --
Interest income.............................            12           (3)           --           (3)          --           (3)
                                                 ---------    ---------    ----------   ----------   ----------      -------
Income (loss) before income taxes...........            11          (13)            6           11           (2)         (13)
Benefit (provision) for income taxes........            (5)           5            (2)          (4)          --            5
                                                 ---------    ---------    ----------   ----------   ----------      -------
Income (loss) before extraordinary items
   and REIT Conversion expenses(2)..........     $       6    $      (8)   $        4   $        7   $       (2)     $    (8)
                                                 =========    =========    ==========   ==========   ==========      =======

                                                                 Mergers and REIT Conversion Activities
                                             ---------------------------------------------------------------------------
                                               F           H               I                J             K/G       L
                                                                                     Earnings
                                            Non-Controlled             Private       & Profits                  Income Tax
                                            Subsidiary     Mergers     Partnerships  Distribution(3)  Lease     Adjustment Pro Forma
                                            ----------     -------     ------------  --------------   -------   ---------- ---------
REVENUES
   Rental revenues(1).....................   $      --      $     --   $     --     $       --       $    249   $     --   $    249
   Hotel revenues.........................         (37)           20         --             --           (307)        --         --
   Equity in earnings of affiliates.......           1            --         --             --             --         --          2
   Other revenues.........................          (3)           --         --             --             --         --         --
                                             ---------      --------   --------     ----------       --------   --------   --------
   Total revenues.........................         (39)           20         --             --            (58)        --        251
                                             ---------      --------   --------     ----------       --------   --------   --------
OPERATING COSTS AND EXPENSES
   Hotels.................................         (33)           12          1             --            (50)        --        125
   Other..................................          (7)           --         --             --             --         --          3
                                             ---------      --------   --------     ----------       --------   --------   --------
     Total operating costs and expenses...         (40)           12          1             --            (50)        --        128
                                             ---------      --------   --------     ----------       --------   --------   --------

OPERATING PROFIT..........................           1             8         (1)            --             (8)        --        123
Minority interest.........................           1             8         --             --             --         --         (2)
Corporate expenses........................           1            --         --             --             --         --         (8)
Interest expense..........................          (2)           (6)        --             --             --         --       (105)
Dividends on Convertible Preferred
   Securities.............................          --            --         --             --             --         --         (9)
Interest income...........................          --            --         --             (3)             3         --          3
                                             ---------      --------   --------     ----------       --------   --------   --------
Income (loss) before income taxes.........           1            10         (1)            (3)            (5)        --          2
Benefit (provision) for income taxes......          --            (4)        --              1              2          2         --
                                             ---------      --------   --------     ----------       --------   --------   --------
Income (loss) before extraordinary items
   and REIT Conversion expenses(2)........   $       1      $      6   $     (1)    $       (2)      $     (3)  $      2   $      2
                                             =========      ========   ========     ==========       ========   ========   ========

        See Notes to the Unaudited Pro Forma Statements of Operations.

                                            UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                                                         Fiscal Year 1997
                                              100% Participation with No Notes Issued
                                                           (in millions)

                                                                       Acquisitions, Dispositions and Other Activities
                                                              -------------------------------------------------------------
                                                                  A             B            C            D          E/M/N
                                                                                                                     Debt
                                                              Blackstone       1998         1997                     Refinancings
                                                 Historical   Acquisition  Acquisitions Acquisitions Dispositions    & Repayments
                                                 ----------   -----------  ------------ ------------ ------------    ------------
REVENUES
   Rental revenues(1).......................     $      --    $      --    $       --   $       --   $       --      $   --
   Hotel revenues...........................         1,093          148            76           89          (23)         --
   Equity in earnings of affiliates.........             5           --            --           --           --          --
   Other revenues...........................            12           --            --           --           --          --
                                                 ---------    ---------    ----------   ----------   ----------      ------
     Total revenues.........................         1,110          148            76           89          (23)         --
                                                 ---------    ---------    ----------   ----------   ----------      ------
OPERATING COSTS AND EXPENSES
   Hotels...................................           649          106            38           42          (10)         --
   Other....................................            29           --            --           --           --          --
                                                 ---------    ---------    ----------   ----------   ----------      ------
     Total operating costs and expenses.....           678          106            38           42          (10)         --
                                                 ---------    ---------    ----------   ----------   ----------      ------

OPERATING PROFIT............................           432           42            38           47          (13)         --
Minority interest...........................           (32)          --            (4)           5           (1)         --
Corporate expenses..........................           (45)          --            --           --           --          --
Interest expense............................          (287)         (48)          (12)         (13)           3         (27)
Dividends on Convertible Preferred
   Securities...............................           (37)          --            --           --           --          --
Interest income.............................            52          (12)          (16)         (10)          --          (3)
                                                 ---------    ---------    ----------   ----------   ----------      ------
Income (loss) before income taxes...........            83          (18)            6           29          (11)        (30)
Benefit (provision) for income taxes........           (36)           7            (2)         (12)           4          12
                                                 ---------    ---------    ----------   ----------   ----------      ------
Income (loss) before extraordinary items
   and REIT Conversion expenses (2).........     $      47    $     (11)   $        4   $       17   $       (7)     $  (18)
                                                 =========    =========    ==========   ==========   ==========      ======

                                                               Mergers and REIT Conversion Activities
                                              -------------------------------------------------------------------------
                                                  F            H           I            J           K/G          L
                                                                                   Earnings
                                             Non-Controlled           Private      & Profits                 Income Tax
                                             Subsidiary     Mergers   Partnerships Distribution(3)  Lease    Adjustment  Pro Forma
                                             ----------     -------   ------------ ---------------  -------  ----------  ----------
REVENUES
   Rental revenues(1)......................  $      --      $     --  $      --    $     --         $ 1,041    $     --   $  1,041
   Hotel revenues..........................       (170)           74         --          --          (1,287)         --         --
   Equity in earnings of affiliates........         16            --         --          --              --          --         21
   Other revenues..........................        (13)           --         --          --              --          --         (1)
                                             ---------      --------  ---------    --------         -------    --------   --------
     Total revenues........................       (167)           74         --          --            (246)         --      1,061
                                             ---------      --------  ---------    --------         -------    --------   --------
OPERATING COSTS AND EXPENSES
   Hotels..................................       (145)           51          2          --            (211)         --        522
   Other...................................        (19)           --         --          --              --          --         10
                                             ---------      --------  ---------    --------         -------    --------   --------
     Total operating costs and expenses....       (164)           51          2          --            (211)         --        532
                                             ---------      --------  ---------    --------         -------    --------   --------

OPERATING PROFIT...........................         (3)           23         (2)         --             (35)         --        529
Minority interest..........................          5            17          1          --              --          --         (9)
Corporate expenses.........................          4            --         --          --              --          --        (41)
Interest expense...........................         (8)          (25)        --          --              --          --       (417)
Dividends on Convertible Preferred
   Securities..............................         --            --         --          --              --          --        (37)
Interest income............................         --             1         --         (12)             14          --         14
                                             ---------      --------  ---------    --------         -------    --------   --------
Income (loss) before income taxes..........         (2)           16         (1)        (12)            (21)         --         39
Benefit (provision) for income taxes.......          2            (6)        --           5               8          16         (2)
                                             ---------      --------  ---------    --------         -------    --------   --------
Income (loss) before extraordinary items
   and REIT Conversion expenses (2)........  $      --      $     10  $      (1)   $     (7)        $   (13)   $     16   $     37
                                             =========      ========  =========    ========         =======    ========   ========

        See Notes to the Unaudited Pro Forma Statements of Operations.

                   NOTES TO PRO FORMA STATEMENTS OF OPERATIONS
                Assuming 100% Participation with No Notes Issued


A) Represents the adjustment to record the revenues, operating expenses, interest expense, income taxes and to reduce interest income associated with the acquisition of the equity and debt interests for the Blackstone Acquisition.

B) Represents the adjustment to record the revenues, operating expenses, minority interest, interest expense, income taxes and to reduce interest income associated with the 1998 acquisition, or purchase of controlling interests in, six full-service properties and the pending acquisition of one property.

C) Represents the adjustment to record the revenues, operating expenses, minority interest, interest income, income taxes and to reduce interest income associated with the 1997 acquisition, or purchase of controlling interests in, 18 full-service properties.

D) Represents the adjustment to revenues, operating expenses, minority interest, interest expense and income taxes associated with the sale of the New York Marriott East Side and the Napa Valley Marriott. This adjustment excludes the non-recurring estimated gain on the sale of the hotels of $31 million, net of taxes.

E) Represents the adjustment to reduce the interest expense associated with the refinancing or payoff of mortgage debt for three full-service properties (Marriott's Orlando World Center, the Philadelphia Marriott and the San Francisco Marriott).

F) Represents the adjustment for revenues, operating expenses, minority interest, interest expense, corporate expenses, interest income and income taxes to deconsolidate the Non-Controlled Subsidiary and reflect the Operating Partnership's share of income as equity in earnings of affiliate.

G) Represents the adjustment to reduce depreciation expense related to certain furniture and equipment sold to the Non-Controlled Subsidiary, record interest income earned on the 7%, $200 million in notes and reduce the lease payment to the Operating Partnership from the Lessee.

H) Represents the adjustment to record the revenues, operating expenses , minority interest, interest expense, interest income and income taxes associated with the Mergers, including three partnerships not previously consolidated by the Operating Partnership.

I) Represents the adjustment to record additional depreciation expense and the decrease in minority interest expense related to the purchase of the remaining minority interests in the Private Partnerships.

J) Represents the adjustment to reduce interest income for the estimated $225 million cash payment of the earnings and profits distribution to shareholders of Host.(3)

K) Represents the adjustment to remove hotel revenues and management fees and record rental revenues associated with the leasing of certain hotel properties to SLC and other lessees.(1)

L) Represents the adjustment to the income tax provision to reflect the REIT Conversion.

M) Represents the adjustment to record interest expense for the $600 million of senior notes issued in July 1997 and the related amortization of deferred financing fees.

N) Represents the adjustment to record interest expense for the $500 million line of credit obtained in June 1997, the commitment fee, the draw related to the purchase of one full-service property and the related amortization of deferred financing fees.
--------------------
(1) Lease amounts reflect estimates as the leases are currently subject to negotiation. The lease amounts included may not reflect the final terms of the leases.
(2) The amount of REIT Conversion expenses to be incurred is not known at this time and will be filed by amendment.
(3) The amount of the earnings and profits distribution is an estimate only, and is subject to a number of contingencies and uncertainties at this time. The amount of the earnings and profits distribution will be based upon Host's accumulated earnings and profits for tax purposes, which could be affected by a number of factors (including, for example, actual operating results prior to REIT Conversion, extraordinary capital transactions, including those in connection with the REIT Conversion, and any adjustment resulting from routine ongoing audits of Host).

                 UNAUDITED PRO FORMA STATEMENTS OF CASH FLOWS
                              First Quarter 1998
                    100% Participation with No Notes Issued
                                 (in millions)

                                                             Acquisitions, Dispositions and              Merger and REIT
                                                                    Other Activities                  Conversion Activities
                                                         ------------------------------------- -------------------------------------
                                                              A           B            D             H            I          J
                                                         Blackstone  1998                      Non-Controlled           Private
                                             Historical  Acquisition Acquisitions Dispositions Subsidiary      Mergers  Partnerships
                                             ----------  ----------- ------------ ------------ --------------  -------  ------------
OPERATING ACTIVITIES
Income before extraordinary items
  and REIT Conversion expenses(2)..........   $     28    $     (2)    $      3     $     (2)     $     --     $   10    $     (1)
Adjustments to reconcile to cash
  provided by operations:
  Depreciation and amortization............         54          15            3           --            (2)         5           1
  Income taxes.............................         18          --           --           --            --         --          --
  Equity (earnings) losses of affiliates...         (1)         --           --           --            --         --          --
Changes in operating accounts..............        (19)         --           --           --             1         --          --
Other assets...............................         18          --           --           --             1         --          --
                                              ---------   ---------    ---------    ---------     ---------    -------   ---------
  Cash provided by (used in) operations....         98          13            6           (2)           --         15          --
                                              ---------   ---------    ---------    ---------     ---------    -------   ---------
INVESTING ACTIVITIES
Acquisitions...............................       (118)         --          118           --            --         --          --
Cash received from sale of assets..........          1          --           --           --            (1)        --          --
Capital expenditures.......................        (61)         (5)          (2)           2             1         (3)         --
Purchases of short-term marketable
  securities...............................        (53)         --           --           --            --         --          --
Sales of short-term marketable
  securities...............................        246          --           --           --            --         --          --
Other......................................          9          --           --           --            --         --          --
                                              ---------   ---------    ---------    ---------     ---------    -------   ---------
  Cash provided by (used in)
    investing activities...................         24          (5)         116            2            --         (3)         --
                                              ---------   ---------    ---------    ---------     ---------    -------   ---------
FINANCING ACTIVITIES
Issuances of debt..........................          1          --           --           --            --         --          --
Scheduled principal repayments.............         (6)         --           --           --            --         (2)         --
Debt prepayments...........................         (1)         --            1           --            --         --          --
Transfers to Host Marriott.................        (55)         --           --           --            --         --          --
Other......................................        (16)         --           --           --            --         --          --
                                              ---------   ---------    ---------    ---------     ---------    -------   ---------
  Cash provided by (used in) financing
    activities.............................        (77)         --            1           --            --         (2)         --
                                              ---------   ---------    ---------    ---------     ---------    -------   ---------
INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS.....................   $     45    $      8     $    123     $     --      $     --     $   10    $     --
                                              =========   =========    =========    =========     =========    =======   =========

                                                       Mergers and REIT
                                                     Conversion Activities
                                             -------------------------------------
                                                  K               L/M             N
                                             Earnings
                                             & Profits         Lease          Tax
                                             Distribution(3)   Conversion(1)  Adjustment  Pro Forma
                                             ---------------   -------------  ----------  ---------
OPERATING ACTIVITIES
Income before extraordinary items
  and REIT Conversion Expenses(2)..........   $     (2)         $     (5)      $     18    $     47
Adjustments to reconcile to cash
  provided by operations:
  Depreciation and amortization............         --                (7)            --          69
  Income taxes.............................         --                --             --          18
  Equity (earnings) losses of affiliates...         --                --             --          (1)
Changes in operating accounts..............         --                --             --         (18)
Other assets...............................         --                --             --          19
                                              ---------         ---------      ---------   ---------
  Cash provided by (used in) operations....         (2)              (12)            18         134
                                              ---------         ---------      ---------   ---------
INVESTING ACTIVITIES
Acquisitions...............................         --                --             --          --
Cash received from sale of assets..........         --                --             --          --
Capital expenditures.......................         --                --             --         (68)
Purchases of short-term marketable
  securities...............................         --                --             --         (53)
Sales of short-term marketable
  securities...............................         --                --             --         246
Other......................................         --                --             --           9
                                              ---------         ---------      ---------   ---------
  Cash provided by (used in)
    investing activities...................         --                --             --         134
                                              ---------         ---------      ---------   ---------
FINANCING ACTIVITIES
Issuances of debt..........................         --                --             --           1
Scheduled principal repayments.............         --                --             --          (8)
Debt prepayments...........................         --                --             --          --
Transfers to Host Marriott.................         --                --             --         (55)
Other......................................         --                --             --         (16)
                                              ---------         ---------      ---------   ---------
  Cash provided by (used in) financing
    activities.............................         --                --             --         (78)
                                              ---------         ---------      ---------   ---------
INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS.....................   $     (2)         $    (12)      $     18    $    190
                                              =========         =========      =========   =========

        See Notes to the Unaudited Pro Forma Statements of Cash Flows.

                  UNAUDITED PRO FORMA STATEMENT OF CASH FLOWS
                               Fiscal Year 1997
                    100% Participation with No Notes Issued
                                 (in millions)

                                                                    Acquisitions, Dispositions and Other Activities
                                                        ------------------------------------------------------------------------
                                                            A                C               B               D             E/F/G
                                                                                                                        Debt
                                                        Blackstone          1997            1998                        Refinancing
                                        Historical      Acquisition     Acquisitions    Acquisitions    Dispositions    & Repayment
                                        ----------      -----------     ------------    ------------    ------------    -----------
OPERATING ACTIVITIES
Income before extraordinary items
  and REIT Conversion expenses(2)....   $       47      $       (11)    $         17    $          4    $         (7)   $       (18)
Adjustments to reconcile to cash
  provided by operations:
  Depreciation and amortization......          231               65               17              20              (3)            --
  Income taxes.......................          (20)              --               --              --              --             --
  Other..............................           73               --               --              --              (2)            --
Changes in operating accounts........          101               --               --              --              --             --
                                        ----------      -----------     ------------    ------------    ------------    -----------
  Cash provided by (used in)
   operations........................          432               54               34              24             (12)           (18)
                                        ----------      -----------     ------------    ------------    ------------    -----------
INVESTING ACTIVITIES
Acquisitions.........................         (359)              --              359              --              --             --
Cash received from sale of assets....           51               --               --              --              --             --
Purchase of short-term marketable
  securities.........................         (354)              --               --              --              --             --
Capital expenditures.................         (158)             (20)             (13)            (10)              4             --
Other................................           13               --               --              --               1             --
                                        ----------      -----------     ------------    ------------    ------------    -----------
  Cash provided by (used in)
    investing activities.............         (807)             (20)             346             (10)              5             --
                                        ----------      -----------     ------------    ------------    ------------    -----------
FINANCING ACTIVITIES
Issuances of debt....................          857               --               --              --              --           (854)
Scheduled principal payments.........          (90)              --               --              --              --             --
Debt prepayments.....................         (403)              --               --              --              --            403
Transfers to Host Marriott...........         (221)              --               --              --              --             --
Other................................           22               --               --              --              --             --
                                        ----------      -----------     ------------    ------------    ------------    -----------
  Cash provided by (used in)
    financing activities.............          165               --               --              --              --           (451)
                                        ----------      -----------     ------------    ------------    ------------    -----------
INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS...............   $     (210)     $        34     $        380    $         14    $         (7)   $      (469)
                                        ==========      ===========     ============    ============    ============    ===========

                                                       Mergers and REIT Conversion Activities
                                       --------------------------------------------------------------------------------
                                             H            I          J               K             L/M            N
                                                                              Earnings
                                       Non-Controlled           Private       & Profits         Lease         Tax
                                       Subsidiary      Mergers  Partnerships  Distribution(3)   Conversion(1) Adjustment  Pro Forma
                                       --------------  -------  ------------  ---------------   ------------- ----------  ---------

OPERATING ACTIVITIES
Income before extraordinary items
  and REIT Conversion expenses (2)...  $       --      $    10  $         (1) $          (7)    $      (13)   $       16  $      37
Adjustments to reconcile to cash
  provided by operations:
  Depreciation and amortization......          (8)          26             2             --            (29)           --        321
  Income taxes.......................           2           --            --             --             --            --        (18)
  Other..............................           1           --            --             --             --            --         72
Changes in operating accounts........           7           --            --             --             --            --        108
                                       --------------  -------  ------------  -------------     ----------    ----------  ---------
  Cash provided by (used in)
   operations........................           2           36             1             (7)           (42)           16        520
                                       --------------  -------  ------------  -------------     ----------    ----------  ---------
INVESTING ACTIVITIES
Acquisitions.........................          --           --            --             --             --            --         --
Cash received from sale of assets....         (35)          --            --             --             --            --         16
Purchase of short-term marketable
  securities.........................          --           --            --             --             --            --       (354)
Capital expenditures.................           2          (11)           --             --             --            --       (206)
Other................................          33           --            --             --             --            --         47
                                       --------------  -------  ------------  -------------     ----------    ----------  ---------
  Cash provided by (used in)
    investing activities.............          --          (11)           --             --             --            --       (497)
                                       --------------  -------  ------------  -------------     ----------    ----------  ---------
FINANCING ACTIVITIES
Issuances of debt....................          (3)          --            --             --             --            --         --
Scheduled principal payments.........          --           (7)           --             --             --            --        (97)
Debt prepayments.....................          --           --            --             --             --            --         --
Transfers to Host Marriott...........          --           --            --             --             --            --       (221)
Other................................          --           --            --             --             --            --         22
                                       --------------  -------  ------------  -------------     ----------    ----------  ---------
  Cash provided by (used in)
    financing activities.............          (3)          (7)           --             --             --            --       (296)
                                       --------------  -------  ------------  -------------     ----------    ----------  ---------
INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS...............  $       (1)     $    18  $          1  $          (7)    $      (42)   $       16  $    (273)
                                       ==============  =======  ============  =============     ==========    ==========  =========

        See Notes to the Unaudited Pro Forma Statements of Cash Flows.

                  NOTES TO PRO FORMA STATEMENTS OF CASH FLOWS
                    100% Participation with No Notes Issued


A) Represents the adjustment to record depreciation expense and estimated capital expenditures for the Blackstone Acquisition.

B) Represents the adjustment to record depreciation expense and estimated capital expenditures for the 1998 acquisition of, or purchase of controlling interests in, six full-service properties and the pending acquisition of one property.

C) Represents the adjustment to record depreciation expense and capital expenditures for the 1997 acquisition of, or purchase of controlling interests in, 18 full-service properties. Cash from investing activities has also been adjusted as if the period's historical acquisitions occurred immediately prior to the period presented.

D) Represent the adjustment to record the decrease in depreciation expense, capital expenditures and other investing activities for the sale of the New York East Side Marriott and the Napa Valley Marriott.

E) Represents the adjustment to reflect the decrease in interest expense associated with the refinancing or payoff of mortgage debt for three full-service properties (Marriott Orlando World Center, the Philadelphia Marriott, and the San Francisco Marriott). Cash from financing activities has also been adjusted as if the period's historical prepayments and issuances of debt occurred immediately prior to the period presented.

F) Represents the adjustment to reflect the increase interest in expense related to the $500 million line of credit, including commitment fees and interest expense on the $22 million draw for the purchase of one full-service property.

G) Represents the adjustment to record interest expense for the $600 million of senior notes issued July 1997. Cash from financing activities has also been adjusted as if the issuance of $600 million of senior notes occurred immediately prior to the period presented.

H) Represents the adjustment to record the removal of depreciation, changes in other assets and changes in other operating accounts as well as capital expenditures and the sale of certain assets to reflect the deconsolidation of the Non-Controlled Subsidiary.

I) Represents the adjustment to record depreciation expense and capital expenditures related to the Mergers, including the scheduled principal amortization of notes.

J) Represents the adjustment to record depreciation expense related to the acquisition of the Private Partnerships.

K) Represents the adjustment to reflect the decrease in interest income, net of tax, as a result of the estimated $225 million earnings and profits distribution.(3)

L) Represents the adjustment to revenues to reflect lease income and remove hotel revenues and management fees.(1)

M) Represents the adjustment to reduce depreciation expense related to the sale of certain furniture and equipment to the Non-Controlled Subsidiary.

N) Represents the adjustment to the income tax provision to reflect the REIT Conversion.

----------------------
(1) Lease amounts reflect estimates as the leases are currently subject to negotiation. The lease amounts included may not reflect the final terms of the leases.
(2) The amount of the REIT Conversion expenses to be incurred is not known at this time and will be filed by amendment.
(3) The amount of the earnings and profits distribution is an estimate only, and is subject to a number of contingencies and uncertainties at this time. The amount of the earnings and profit distribution will be based upon Host's accumulated earnings and profits for tax purposes, which could be affected by a number of factors (including, for example, actual operating results prior to REIT Conversion, extraordinary capital transactions, including those in connection with the REIT Conversion, and any adjustment resulting from routine ongoing audits of Host).

                       UNAUDITED PRO FORMA BALANCE SHEET
                                March 27, 1998
                     100% Participation with Notes Issued
                                 (in millions)

                                                                  Acquisitions, Dispositions and Other Activities
                                                              -------------------------------------------------------
                                                                  A                B            C           D

                                                              Blackstone         1998          1998        Debt
                                                 Historical   Acquisition    Acquisitions  Dispositions  Repayment
                                                 ----------   -----------    ------------  ------------  ---------

Assets
------
Property and equipment, net.................     $   4,926    $   1,667    $      196     $    (78)     $    --
Notes and other receivables, net............            37           63            (8)          (2)          --
Due from managers...........................           133            5            --           (2)          --
Investments in affiliates...................             6           --            --           --           --
Other assets................................           318           --             1           (1)          --
Receivable from Lessee for working capital..            --           --            --           --           --
Cash, cash equivalents and short-term
   marketable securities....................           700         (262)         (194)         171          (92)
                                                 ---------    ---------    ----------     --------      -------
                                                 $   6,120    $   1,473    $       (5)    $     88      $   (92)
                                                 =========    =========    ==========     ========      =======

Liabilities and Equity
----------------------

Debt........................................     $   3,624    $     600    $       --     $    (35)     $    --
Accounts payable and accrued expenses.......            70           --            --           --           --
Deferred income taxes.......................           488           --            --           22           --
Other liabilities...........................           447           --            (5)          70           --
                                                 ---------    ---------    ----------     --------      -------
   Total liabilities........................         4,629          600            (5)          57           --
Convertible Preferred Securities............           550           --            --           --           --
Equity......................................           941          873            --           31          (92)
                                                 ---------    ---------    ----------     --------      -------
                                                 $   6,120    $   1,473    $       (5)    $     88      $   (92)
                                                 =========    =========    ==========     ========      =======

                                                                    Mergers and REIT Conversion Activities
                                          -----------------------------------------------------------------------------
                                               E            F          G           H            I           J
                                                         Mergers &              Earnings
                                          Non-Controlled Notes     Private      & Profits        Lease       Deferred Tax
                                            Subsidiary   Issuance  Partnerships Distribution(1)  Conversion  Adjustment    Pro Forma
                                          -------------- --------- ------------ ------------     ----------  ----------    ---------

Assets
------
Property and equipment, net.............  $    (345)     $    515   $       61   $        --     $      --   $       --    $   6,942
Notes and other receivables, net........         61            (6)          --            --            --           --          145
Due from managers.......................        (16)           17           --            --          (100)          --           37
Investments in affiliates...............        344            --           --            --            --           --          350
Other assets............................        (63)           31          (11)           --            --           --          275
Receivable from Lessee for working
  capital...............................         --            --           --            --           100           --          100
Cash, cash equivalents and short-term
   marketable securities................        (18)            3          (11)         (225)           --           --           72
                                          ---------      --------   ----------   -----------     ---------   ----------    ---------
                                          $     (37)     $    560   $       39   $      (225)    $      --   $       --    $   7,921
                                          =========      ========   ==========   ===========     =========   ==========    =========

Liabilities and Equity
----------------------
Debt....................................  $      99      $    575   $       --   $        --     $      --   $       --    $   4,863
Accounts payable and accrued expenses...         (9)            6           --            --            --           --           67
Deferred income taxes...................        (41)           --           --            --            --         (194)         275
Other liabilities.......................        (86)          (21)          (6)           --            --           --          399
                                          ---------      ---------  -----------  -----------     ---------   ----------    ---------
   Total liabilities....................        (37)          560           (6)           --            --         (194)       5,604
Convertible Preferred Securities........                       --           --            --            --           --          550
Equity..................................         --            --           45          (225)           --          194        1,767
                                          ---------      --------   ----------   -----------     ---------   ----------    ---------
                                          $     (37)     $    560   $       39   $      (225)    $      --   $       --    $   7,921
                                          =========      ========   ==========   ===========     =========   ==========    =========




              See Notes to the Unaudited Pro Forma Balance Sheet.

                  NOTES TO UNAUDITED PRO FORMA BALANCE SHEET
                     100% Participation with Notes Issued

A) Represents the adjustment to record the Blackstone Acquisition of 12 full-service properties and a mortgage secured by a thirteenth full-service property (5,520 rooms) including the issuance of 43.7 million OP Units:

 .  Record property and equipment of $1,667 million
 .  Record mortgage note receivable of $63 million
 .  Record increase in due from managers of $5 million
 .  Record use of cash of $262 million
 .  Record the assumption of mortgage debt of $600 million
 .  Record the issuance of 43.7 million OP Units with a value of $873 million

B) Represents the adjustment to record the 1998 acquisition of the Ritz-Carlton, Phoenix, the acquisition of the remaining debt and equity interests in the Park Ridge Marriott, the pending acquisition of The Ritz-Carlton, Tysons Corner and the purchase of the minority interests in the Norfolk Waterside Marriott and the Calgary Marriott:

 .  Record property and equipment of $196 million
 .  Record decrease in notes receivable of $8 million
 .  Record other assets of $1 million
 .  Record the use of cash of $194 million
 . Record decrease in other liabilities of $5 million related to the purchase of minority interests

C) Represents the adjustment to record the sale of the New York Marriott East Side and the Napa Valley Marriott:

 .  Record decrease in property and equipment of $78 million
 .  Record decrease in notes receivable of $2 million
 .  Record decrease in due from managers of $2 million
 .  Record decrease in other assets of $1 million
 .  Record cash of $171 million
 .  Record repayment of mortgage debt of $35 million
 .  Record deferred taxes of $22 million
 . Record increase in other liabilities of $70 million primarily relating to minority interest liabilities
 .  Record estimated gain of $31 million net of estimated taxes

D) Represents the repayment of $92 million of unsecured debt of SLC to Marriott International resulting in a decrease in equity to the Operating Partnership and contributed capital to SLC.

E) Represents the adjustment to deconsolidate the assets and liabilities of the Non-Controlled Subsidiary and to reflect the sale of certain hotel furniture and equipment to the Non-Controlled Subsidiary:

 . Record decrease in property and equipment of $345 million, including $200 million of hotel furniture and equipment sold to the Non-Controlled Subsidiary
 . Record receivable from Non-Controlled Subsidiary for the furniture and equipment loan of $200 million, net of the $134 million mortgage for six hotels which will be held by the Non-Controlled Subsidiary (previously eliminated in consolidation) and other notes totaling $5 million
 .  Record decrease in due from managers of $16 million
 .  Record investment in subsidiary of $344 million
 .  Record decrease in other assets of $63 million
 .  Record decrease in cash of $18 million
 .  Record increase in debt of $99 million
 .  Record decrease in accounts payable and accrued expenses of $9 million
 .  Record decrease in deferred taxes of $41 million
 .  Record decrease in other liabilities of $86 million

                  NOTES TO UNAUDITED PRO FORMA BALANCE SHEET
                 100% Participation with Notes Issued (Cont'd)

F) Represents the adjustment to record the Mergers and issuance of Notes at the Note Election Amount (the greater of Liquidation Value or 60% of Exchange Value) to the Limited Partners:

    .  Record property and equipment of $515 million
    .  Record decrease in notes receivable of $6 million
    .  Record increase in due from managers of $17 million
    .  Record other assets of $31 million
    .  Record cash of $3 million
    . Record debt of $575 million, including $236 million of Notes issued to the Limited Partners at the Note Election Amount
    .  Record accounts payable and accrued expenses of $6 million
    .  Record decrease in other liabilities of $21 million

G) Represents the adjustment to record the purchase of the remaining minority interests in five Private Partnerships:

    .  Record property and equipment of $61 million
    .  Record decrease in other assets of $11 million
    .  Record use of cash of $11 million
    .  Record decrease in minority interest liabilities of $6 million
    . Record the issuance of 2.3 million OP Units totaling approximately $45 million

H) Represents the estimated $225 million cash payment of the earnings and profits distribution to shareholders of Host Marriott.(1)

I) Represents the adjustment to record the transfer of working capital to SLC related to the leasing of the Operating Partnership's hotels by decreasing working capital and recording a receivable from the lessee of $100 million.

J) Represents the adjustment to record the effect on deferred taxes for the change in tax status resulting from the REIT Conversion by decreasing deferred taxes and increasing equity by $194 million.

-------------------------
(1) The amount of the earnings and profits distribution is an estimate only, and is subject to a number of contingencies and uncertainties at this time. The amount of the earnings and profits distribution will be based upon Host's accumulated earnings and profits for tax purposes, which could be affected by a number of factors (including, for example, actual operating results prior to REIT Conversion, extraordinary capital transactions, including those in connection with the REIT Conversion, and any adjustment resulting from routine ongoing audits of Host).

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                              First Quarter 1998
                     100% Participation with Notes Issued
                                 (in millions)

                                                                Acquisitions, Dispositions and Other Activities
                                                              ---------------------------------------------------
                                                                     A                  B                 D

                                                                                        1998
                                                 Historical      Blackstone         Acquisitions     Dispositions
                                                 ----------      -----------        ------------     ------------
REVENUES
   Rental revenues (1)......................     $      --       $       --         $       --       $       --
   Hotel revenues...........................           321               34                 15               (4)
   Equity in earnings of affiliates.........             1               --                 --               --
   Other revenues...........................             3               --                 --               --
                                                 ---------       ----------         ----------       ----------
     Total revenues.........................           325               34                 15               (4)
                                                 ---------       ----------         ----------       ----------
OPERATING COSTS AND EXPENSES
   Hotels...................................           173               23                  6               (2)
   Other....................................             5               --                 --               --
                                                 ---------       ----------         ----------       ----------
     Total operating costs and expenses.....           178               23                  6               (2)
                                                 ----------      ----------         ----------       ----------

OPERATING PROFIT............................           147               11                  9               (2)
Minority interest...........................           (16)              --                 (1)              (1)
Corporate expenses..........................           (11)              --                 --               --
Interest expense............................           (76)             (11)                (1)              --
Dividends on Convertible Preferred
   Securities...............................            (9)              --                 --               --
Interest income.............................            14               (3)                (3)              --
                                                 ---------       ----------         ----------       ----------
Income before income taxes..................            49               (3)                 4               (3)
Provision for income taxes..................           (21)               1                 (1)               1
                                                 ---------       ----------         ----------       -----------
Income before extraordinary items and REIT
   Conversion expenses (2)..................     $      28       $       (2)        $        3       $       (2)
                                                 =========       ==========         ==========       ===========


                                                               Mergers and REIT Conversion Activities
                                            ------------------------------------------------------------------------------
                                                   F           H              I            J            K/G         L
                                                                                        Earnings
                                            Non-Controlled  Mergers &      Private      & Profits                  Tax
                                            Subsidiary    Notes Issuance Partnerships  Distribution(3) Lease    Adjustment Pro Forma
                                            ----------    -------------- ------------  --------------- -----    ---------- ---------
REVENUES
   Rental revenues (1)....................  $        --     $     --   $       --     $       --     $    278   $     --   $    278
   Hotel revenues.........................          (42)          22           --             --         (346)        --         --
   Equity in earnings of affiliates.......            6           --           --             --           --         --          7
   Other revenues.........................           (3)          --           --             --           --         --         --
                                            -----------     --------   ----------     ----------     --------   --------   --------
     Total revenues.......................          (39)          22           --             --          (68)        --        285
                                            -----------     --------   ----------     ----------     --------   --------   --------
OPERATING COSTS AND EXPENSES
   Hotels.................................          (37)          13            1             --          (57)        --        120
   Other..................................           --           --           --             --           --         --          5
                                            -----------     --------   ----------     ----------     --------   --------   --------
     Total operating costs and expenses...          (37)          13            1             --          (57)        --        125
                                            -----------     --------   ----------     ----------     --------   --------   --------

OPERATING PROFIT..........................           (2)           9           (1)            --          (11)        --        160
Minority interest.........................            1           13           --             --           --         --         (4)
Corporate expenses........................            1           --           --             --           --         --        (10)
Interest expense..........................           (2)         (10)          --             --           --         --       (100)
Dividends on Convertible Preferred
   Securities.............................           --           --           --             --           --         --         (9)
Interest income...........................           --           --           --             (3)           3         --          8
                                            -----------     --------   ----------     ----------     --------   --------   --------
Income before income taxes................           (2)          12           (1)            (3)          (8)        --         45
Provision for income taxes................            2           (5)          --              1            3         17         (2)
                                            -----------     --------   ----------     ----------    ---------   --------   --------
Income before extraordinary items and REIT
   Conversion expenses (2)................  $        --     $      7   $       (1)    $       (2)   $      (5)  $     17   $     43
                                            ===========     ========   ==========     ==========    =========   ========   ========

         See Notes to the Unaudited Pro Forma Statements of Operations.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                              First Quarter 1997
                     100% Participation with Notes Issued
                                 (in millions)

                                                                       Acquisitions, Dispositions and Other Activities
                                                              --------------------------------------------------------------------
                                                                  A             B            C            D              E/M/N
                                                                                                                         Debt
                                                                              1998          1997         1996        Refinancings
                                                 Historical   Blackstone   Acquisitions Acquisitions Dispositions    & Repayments
                                                 ----------   ----------   ------------ ------------ ------------    ------------
REVENUES
   Rental revenues(1).......................     $      --    $      --    $       --   $       --   $       --      $    --
   Hotel revenues...........................           248           24            20           37           (5)          --
   Equity in earnings of affiliates.........             1           --            --           --           --           --
   Other revenues...........................             3           --            --           --           --           --
                                                 ---------    ---------    ----------   ----------   ----------      -------
   Total revenues...........................           252           24            20           37           (5)          --
                                                 ---------    ---------    ----------   ----------   ----------      -------
OPERATING COSTS AND EXPENSES
   Hotels...................................           151           23            10           14           (3)          --
   Other....................................            10           --            --           --           --           --
                                                 ---------    ---------    ----------   ----------   ----------      -------
     Total operating costs and expenses.....           161           23            10           14           (3)          --
                                                 ---------    ---------    ----------   ----------   ----------      -------

OPERATING PROFIT............................            91            1            10           23           (2)          --
Minority interest...........................           (11)          --            (1)           2           (1)          --
Corporate expenses..........................            (9)          --            --           --           --           --
Interest expense............................           (63)         (11)           (3)         (11)           1          (10)
Dividends on Convertible Preferred
   Securities...............................            (9)          --            --           --           --           --
Interest income.............................            12           (3)           --           (3)          --           (3)
                                                 ---------    ---------    ----------   ----------   ----------      -------
Income (loss) before income taxes...........            11          (13)            6           11           (2)         (13)
Benefit (provision) for income taxes........            (5)           5            (2)          (4)          --            5
                                                 ---------    ---------    ----------   ----------   ----------      -------
Income (loss) before extraordinary items and
 REIT Conversion expenses (2)...............     $       6    $      (8)   $        4   $        7   $       (2)     $    (8)
                                                 =========    =========    ==========   ==========   ==========      =======


                                                       Mergers and REIT Conversion Activities
                                          ------------------------------------------------------------------------------
                                             F             H              I             J             K/G         L
                                                         Mergers                     Earnings
                                        Non-Controlled   & Notes      Private       & Profits                Income Tax
                                          Subsidiary     Issuance     Partnerships  Distribution(3)  Lease    Adjustment   Pro Forma
                                          ----------  -------------- ------------  ----------------  -----    ----------   ---------
REVENUES
   Rental revenues(1)...................   $      --      $     --   $     --     $       --        $    249   $       --  $    249
   Hotel revenues.......................         (37)           20         --             --            (307)          --        --
   Equity in earnings of affiliates.....           1            --         --             --              --           --         2
   Other revenues.......................          (3)           --         --             --              --           --        --
                                           ---------      --------   --------     ----------        --------   ----------  --------
   Total revenues.......................         (39)           20         --             --             (58)          --       251
                                           ---------      --------   --------     ----------        --------   ----------  --------
OPERATING COSTS AND EXPENSES
   Hotels...............................         (33)           12          1             --             (50)          --       125
   Other................................          (7)           --         --             --              --           --         3
                                           ---------      --------   --------     ----------        --------   ----------  --------
     Total operating costs and expenses.         (40)           12          1             --             (50)          --       128
                                           ----------     --------   --------       --------        --------   ----------  --------

OPERATING PROFIT........................           1             8         (1)            --              (8)          --       123
Minority interest.......................           1             8         --             --              --           --        (2)
Corporate expenses......................           1            --         --             --              --           --        (8)
Interest expense........................          (2)          (10)        --             --              --           --      (109)
Dividends on Convertible Preferred
   Securities...........................          --            --         --             --              --           --        (9)
Interest income.........................          --            --         --             (3)              3           --         3
                                           ---------      --------   --------     ----------        --------   ----------  --------
Income (loss) before income taxes.......           1             6         (1)            (3)             (5)          --
Benefit (provision) for income taxes....          (1)           (2)        --              1               2            1        --
                                           ---------      --------   --------     ----------     -----------   ----------  --------
Income (loss) before extraordinary
   items and REIT Conversion
   expenses (2).........................   $      --      $      4   $     (1)    $       (2)             (3)  $        1  $     (2)
                                           =========      ========   ========     ==========     ===========   ==========  ========

        See Notes to the Unaudited Pro Forma Statements of Operations.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                               Fiscal Year 1997
                     100% Participation with Notes Issued
                                 (in millions)

                                                                       Acquisitions, Dispositions and Other Activities
                                                              -------------------------------------------------------------------
                                                                   A            B            C            D             E/M/N
                                                                                                                         Debt
                                                              Blackstone      1998         1997         1996         Refinancings
                                                 Historical   Acquisition  Acquisitions Acquisitions Dispositions    & Repayments
                                                 ----------   -----------  ------------ ------------ ------------    ------------
REVENUES
   Rental revenues(1).........................   $      --    $      --    $       --   $       --   $       --      $       --
   Hotel revenues.............................       1,093          148            76           89          (23)             --
   Equity in earnings of affiliates.........             5           --            --           --           --              --
   Other revenues...........................            12           --            --           --           --              --
                                                 ---------    ---------    ----------   ----------   ----------      ----------
     Total revenues.........................         1,110          148            76           89          (23)             --
                                                 ---------    ---------    ----------   ----------   ----------      ----------

OPERATING COSTS AND EXPENSES
   Hotels...................................           649          106            38           42          (10)             --
   Other....................................            29           --            --           --           --              --
                                                 ---------    ---------    ----------   ----------   ----------      ----------
     Total operating costs and expenses.....           678          106            38           42          (10)             --
                                                 ---------    ---------    ----------   ----------   ----------      ----------

OPERATING PROFIT............................           432           42            38           47          (13)             --
Minority interest...........................           (32)          --            (4)           5           (1)             --
Corporate expenses..........................           (45)          --            --           --           --              --
Interest expense............................          (287)         (48)          (12)         (13)           3             (27)
Dividends on Convertible Preferred
Securities..................................           (37)          --            --           --           --              --
Interest income.............................            52          (12)          (16)         (10)          --              (3)
                                                 ---------    ---------    ----------   ----------   ----------      ----------
Income (loss) before income taxes...........            83          (18)            6           29          (11)            (30)
Benefit (provision) for income taxes........           (36)           7            (2)         (12)           4              12
                                                 ---------    ---------    ----------   ----------   ----------      ----------
Income (loss) before extraordinary items
  and REIT Conversion expenses(2)...........     $      47    $     (11)   $        4   $       17   $       (7)     $      (18)
                                                 =========    =========    ==========   ==========   ==========     ===========


                                                                Mergers and REIT Conversion Activities
                                             ---------------------------------------------------------------------------
                                                   F            H          I           J             K/G          L
                                                             Mergers                Earnings
                                             Non-Controlled  & Notes    Private     & Profits                 Income Tax
                                              Subsidiary    Issuance  Partnerships Distribution(3)  Lease     Adjustment   Pro Forma
                                             -------------- --------  ------------ ------------     -----     ----------   ---------
REVENUES
   Rental revenues (1).....................  $      --      $     --  $      --    $     --       $  1,041    $     --     $  1,041
   Hotel revenues..........................       (170)           74         --          --         (1,287)         --           --
   Equity in earnings of affiliates........         16            --         --          --             --          --           21
   Other revenues..........................        (13)           --         --          --             --          --           (1)
                                             ---------      --------  ---------    --------       --------    --------     --------
     Total revenues........................       (167)           74         --          --           (246)         --        1,061
                                             ---------      --------  ---------    --------       --------    --------     --------

OPERATING COSTS AND EXPENSES
   Hotels..................................       (145)           49          2          --           (211)         --          520
   Other...................................        (19)           --         --          --             --          --           10
                                             ---------      --------  ---------    --------       --------    --------     --------
     Total operating costs and expenses....       (164)           49          2          --           (211)         --          530
                                            ----------      --------  ---------    --------       --------    --------     --------

OPERATING PROFIT...........................         (3)           25         (2)         --            (35)         --          531
Minority interest..........................          5            17          1          --             --          --           (9)
Corporate expenses.........................          4            --         --          --             --          --          (41)
Interest expense...........................         (8)          (42)        --          --             --          --         (434)
Dividends on Convertible Preferred
   Securities..............................         --            --         --          --             --          --          (37)
Interest income............................         --             1         --         (12)            14          --           14
                                             ---------      --------  ---------    --------       --------    --------     --------
Income (loss) before income taxes..........         (2)            1         (1)        (12)           (21)         --           24
Benefit (provision) for income taxes.......          2            --         --           5              8          11           (1)
                                            ----------      --------  ---------    --------       --------   ---------     --------
Income (loss) before extraordinary items
   and REIT Conversion expenses............ $       --      $      1  $      (1)   $     (7)      $    (13)  $      11     $     23
                                            ==========      ========  =========    ========       ========   =========     ========

        See Notes to the Unaudited Pro Forma Statements of Operations.

                  NOTES TO PRO FORMA STATEMENT OF OPERATIONS
                 Assuming 100% Participation with Notes Issued

A) Represents the adjustment to record the revenues, operating expenses, interest expense, income taxes and to reduce interest income associated with the acquisition of the equity and debt interests for the Blackstone Acquisition.

B) Represents the adjustment to record the revenues, operating expenses, minority interest, interest expense, income taxes and to reduce interest income associated with the 1998 acquisition, or purchase of controlling interests in six full-service properties and the pending acquisition of one property.

C) Represents the adjustment to record the revenues, operating expenses, minority interest, income taxes and to reduce interest income associated with the 1997 acquisition, or purchase of controlling interests in, 18 full-service properties.

D) Represents the adjustment to revenues, operating expenses, minority interest, interest expense and income taxes associated with the sale of the New York Marriott East Side and Napa Valley Marriott. This adjustment excludes the non-recurring estimated gain on the sale of the hotels of $31 million, net of taxes.

E) Represents the adjustment to reduce the interest expense associated with the refinancing or payoff of mortgage debt for three full-service properties (Marriott's Orlando World Center, the Philadelphia Marriott and the San Francisco Marriott).

F) Represents the adjustments for revenues, operating expenses, minority interest, interest expense, corporate expenses, interest income and income taxes to deconsolidate the Non-Controlled Subsidiary and reflect the Operating Partnership's share of income as equity in earnings of affiliates.

G) Represents the adjustment to reduce depreciation expense related to certain furniture and equipment sold to the Non-Controlled Subsidiary, record interest income earned on the 7%, $200 million in notes and reduce the lease payment to the Operating Partnership from the Lessee.

H) Represents the adjustment to record the revenues, operating expenses, minority interest, interest expense, interest income and income taxes associated with the Mergers, including three Partnerships not previously consolidated by the Operating Partnership. Interest expense reflects interest on various mortgage notes and the estimated $236 million in 7% Notes issued in lieu of OP Units.

I) Represents the adjustment to record additional depreciation expense and the decrease in minority interest expense related to the purchase of the remaining minority interest in the Private Partnerships.

J) Represents the adjustments to reduce interest income for the estimated $225 million cash payment of the earnings and profits distribution to shareholders of Host. (3)

K) Represents the adjustment to remove hotel revenues and management fees and record rental revenues associated with the leasing of certain hotel properties to SLC and other lessees. (1)

L) Represents the adjustment to the income tax provision to reflect the REIT Conversion.

M) Represents the adjustment to record interest expense for the $600 million of senior notes issued in July 1997 and the related amortization of deferred financing fees.

N) Represents the adjustment to record interest expense for the $500 million line of credit obtained in June 1997, the commitment fee, the draw related to the purchase of one full-service property and the related amortization of deferred financing fees.

--------------------
(1) Lease amounts reflect estimates as the leases are currently subject to negotiation. The lease amounts included may not reflect the final terms of the leases.
(2) The amount of REIT Conversion expenses to be incurred is not known at this time and will be filed by amendment.
(3) The amount of the earnings and profits distribution is an estimate only, and is subject to a number of contingencies and uncertainties at this time. The amount of the earnings and profit distribution will be based upon Host's accumulated earnings and profits for tax purposes, which could be affected by a number of factors (including, for example, actual operating results prior to REIT Conversion, extraordinary capital transactions, including those in connection with the REIT Conversion, and any adjustment resulting from routine ongoing audits of Host).

                  UNAUDITED PRO FORMA STATEMENT OF CASH FLOWS
                              First Quarter 1998
                     100% Participation with Notes Issued
                                 (in millions)

                                                           Acquisitions, Dispositions and Other Activities
                                                           -----------------------------------------------
                                                                A                C               D
                                                           Blackstone          1998
                                            Historical     Acquisitions     Acquisitions    Dispositions
                                            ----------     ------------     ------------    ------------
OPERATING ACTIVITIES
Income before extraordinary items
  and REIT Conversion expenses(2).........   $    28         $    (2)          $     3        $    (2)
Adjustment to reconcile to cash
  provided by operations:
  Depreciation and amortization...........        54              15                 3             --
  Income taxes............................        18              --                --             --
  Equity (earnings) losses of affiliates..        (1)             --                --             --
Changes in operating accounts.............       (19)             --                --             --
Other assets..............................        18              --                --             --
                                             -------         -------           -------        -------
  Cash provided by (used in) operations...        98              13                 6             (2)
                                             -------         -------           -------        -------
INVESTING ACTIVITIES
Acquisitions..............................      (118)             --               118             --
Cash received from sale of assets.........         1              --                --             --
Capital expenditures......................       (61)             (5)               (2)             2
Purchases of short-term marketable
  securities..............................       (53)             --                --             --
Sales of short-term marketable
  securities..............................       246              --                --             --
Other.....................................         9              --                --             --
                                             -------         -------           -------        -------
  Cash provided by (used in)
    investing activities..................        24              (5)              116              2
                                             -------         -------           -------        -------
FINANCING ACTIVITIES
Issuances of debt.........................         1              --                --             --
Scheduled principal repayments............        (6)             --                --             --
Debt repayments...........................        (1)             --                 1             --
Transfers to Host Marriott................       (55)             --                --             --
Other.....................................       (16)             --                --             --
                                             -------         -------           -------        -------
  Cash provided by (used in) financing
    activities............................       (77)             --                 1             --
                                             -------         -------           -------        -------
INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS........................   $    45         $     8           $   123        $    --
                                             =======         =======           =======        =======
                                            Mergers and REIT Conversion Activities
                                            ---------------------------------------------------------------------------
                                                 H            I           J             K            L/M           N
                                                           Mergers                 Earnings         Lease
                                            Non-Controlled & Notes   Private       & Profits        Conver-    Tax
                                            Subsidiary     Issuance  Partnerships  Distribution(3)  sion(1)    Adjustment  Pro Forma
                                            ----------     --------  ------        -------------   ----------  ----------  ---------
OPERATING ACTIVITIES
Income before extraordinary items
and REIT Conversion expenses(2)...........   $     --      $     7     $    (1)      $    (2)      $    (5)    $    17     $    43
Adjustment to reconcile to cash
  provided by operations:
  Depreciation and amortization...........         (2)           6           1            --            (7)         --          70
  Income taxes............................         --           --          --            --            --          --          18
  Equity (earnings) losses of affiliates..         --           --          --            --            --          --          (1)
Changes in operating accounts.............          1            4          --            --            --          --         (14)
Other assets..............................          1           --          --            --            --          --          19
                                             --------      -------     -------       -------       -------     -------     -------
  Cash provided by (used in) operations...         --           17          --            (2)          (12)         17         135
                                             --------      -------     -------       -------       -------     -------     -------
INVESTING ACTIVITIES
Acquisitions..............................         --           --          --           --             --          --          --
Cash received from sale of assets.........         (1)          --          --           --             --          --          --
Capital expenditures......................          1           (3)         --           --             --          --         (68)
Purchases of short-term marketable
  securities..............................         --           --          --           --             --          --         (53)
Sales of short-term marketable
  securities..............................         --           --          --           --             --          --         246
Other.....................................         --           --          --           --             --          --           9
                                             --------      -------     -------       -------       -------     -------     -------
  Cash provided by (used in)
    investing activities..................         --           (3)         --            --            --          --         134
                                             --------      -------     -------       -------       -------     -------     -------
FINANCING ACTIVITIES
Issuances of debt.........................         --           --          --            --            --          --           1
Scheduled principal repayments............         --           (2)         --            --            --          --          (8)
Debt repayments...........................         --           --          --            --            --          --          --
Transfers to Host Marriott................         --           --          --            --            --          --         (55)
Other.....................................         --           --          --            --            --          --         (16)
                                             --------      -------     -------       -------       -------     -------     -------
  Cash provided by (used in) financing
    activities............................         --           (2)         --            --            --          --         (78)
                                             --------      -------     -------       -------       -------     -------     -------
INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS........................   $     --      $    12     $    --       $    (2)      $   (12)    $    17     $   191
                                             ========      =======     =======       =======       =======     =======     =======

        See Notes to the Unaudited Pro Forma Statements of Cash Flows.

                  UNAUDITED PRO FORMA STATEMENT OF CASH FLOWS
                               Fiscal Year 1997
                     100% Participation with Notes Issued
                                 (in millions)

                                                                        Acquisitions, Dispositions and Other Activities
                                                         --------------------------------------------------------------------------
                                                              A                C               B               D          E/F/G
                                                                                                                        Debt
                                                         Blackstone          1997            1998                       Refinancing
                                            Historical   Acquisitions     Acquisitions    Acquisitions    Dispositions  & Repayment
                                            ----------   ------------     ------------    ------------    ------------  -----------
OPERATING ACTIVITIES
Income before extraordinary items
  and REIT Conversion expenses (2)........  $       47   $        (11)    $         17    $          4    $         (7)  $      (18)
Adjustment to reconcile to cash
  provided by operations:
  Depreciation and amortization...........         231             65               17              20              (3)          --
  Income taxes............................         (20)            --               --              --              --           --
  Other...................................          73             --               --              --              (2)          --
Changes in operating accounts.............         101             --               --              --              --           --
                                            ----------   ------------     ------------    ------------    ------------   ----------
 Cash provided by (used in) operations....         432             54               34              24             (12)         (18)
                                            ----------   ------------     ------------    ------------    ------------   ----------
INVESTING ACTIVITIES
Acquisitions..............................        (359)            --              359              --              --           --
Cash received from sale of assets.........          51             --               --              --              --           --
Purchase of short-term marketable
  securities..............................        (354)            --               --              --              --           --
Capital expenditures......................        (158)           (20)             (13)            (10)              4           --
Other.....................................          13             --               --              --               1           --
                                            ----------   ------------     ------------    ------------    ------------   ----------
  Cash provided by (used in)
    investing activities..................        (807)           (20)             346             (10)              5           --
                                            ----------   ------------     ------------    ------------    ------------   ----------
FINANCING ACTIVITIES
Issuances of debt.........................         857             --               --              --              --         (854)
Scheduled principal repayments............         (90)            --               --              --              --           --
Debt prepayments..........................        (403)            --               --              --              --          403
Transfers to Host Marriott................        (221)            --               --              --              --           --
Other.....................................          22             --               --              --              --           --
                                            ----------   ------------     ------------    ------------    ------------   ----------
  Cash provided by (used in) financing
    activities............................         165             --               --              --              --         (451)
                                            ----------   ------------     ------------    ------------    ------------   ----------
INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS........................  $     (210)  $         34     $        380    $         14    $         (7)  $     (469)
                                            ==========   ============     ============    ============    ============   ==========
                                                                  Mergers and REIT Conversion Activities
                                            ---------------------------------------------------------------------------
                                                 H            I         J              K            L/M           N
                                                           Mergers                 Earnings        Lease
                                           Non-Controlled  & Notes   Private       & Profits       Conver-    Tax
                                           Subsidiary      Issuance  Partnerships Distribution(3)  sion (1)   Adjustment  Pro Forma
                                           --------------  -------   ------------ -------------   ----------  ----------  ---------
OPERATING ACTIVITIES
Income before extraordinary items
  and REIT Conversion expenses (2)........ $        --     $     1   $        (1)  $         (7)  $     (13)  $      11   $      23
Adjustment to reconcile to cash
  provided by operations:
  Depreciation and amortization...........          (8)         23             2             --         (29)         --         318
  Income taxes............................           2          --            --             --          --          --         (18)
  Other...................................           1          --            --             --          --          --          72
Changes in operating accounts.............           7          15            --             --          --          --         123
                                           -----------     -------   -----------   ------------   ---------   ---------   ---------
 Cash provided by (used in) operations....           2          39             1             (7)        (42)         11         518
                                           -----------     -------   -----------   ------------   ---------   ---------   ---------
INVESTING ACTIVITIES
Acquisitions..............................          --          --            --             --          --          --          --
Cash received from sale of assets.........         (35)         --            --             --          --          --          16
Purchase of short-term marketable
  securities..............................          --          --            --             --          --          --        (354)
Capital expenditures......................           2         (11)           --             --          --          --        (206)
Other.....................................          33          --            --             --          --          --          47
                                           -----------     -------   -----------   ------------   ---------   ---------   ---------
  Cash provided by (used in)
    investing activities..................          --         (11)           --             --          --          --        (497)
                                           -----------     -------   -----------   ------------   ---------   ---------   ---------
FINANCING ACTIVITIES
Issuances of debt.........................          (3)         --            --             --          --          --          --
Scheduled principal repayments............          --          (7)           --             --          --          --         (97)
Debt prepayments..........................          --          --            --             --          --          --          --
Transfers to Host Marriott................          --          --            --             --          --          --        (221)
Other.....................................          --          --            --             --          --          --          22
                                           -----------     -------   -----------   ------------   ---------   ---------   ---------
  Cash provided by (used in) financing
    activities............................          (3)         (7)           --             --          --          --        (296)
                                           -----------     -------   -----------   ------------   ---------   ---------   ---------
INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS........................ $        (1)    $    21   $         1   $         (7)  $     (42)  $      11   $    (275)
                                           ===========     =======   ===========   ============   =========   =========   =========

        See Notes to the Unaudited Pro Forma Statements of Cash Flows.

                    NOTES TO UNAUDITED CASH FLOW STATEMENTS
                     100% Participation with Notes Issued

A) Represents the adjustment to record the depreciation expense and estimated capital expenditures for the Blackstone Acquisition.

B) Represents the adjustment to record depreciation expense and estimated capital expenditures for the 1998 acquisition of, or purchase of controlling interests in, six full-service properties and the pending acquisition of one property.

C) Represents the adjustment to record depreciation expense and capital expenditures for the 1997 acquisition of, or purchase of controlling interests in, 18 full service properties. Cash flows from investing activities has also been adjusted as if the period's historical acquisitions occurred immediately prior to the period presented.

D) Represent the adjustment to record the decrease in depreciation expense, capital expenditures and other investing activities for the sale of the New York East Side Marriott and the Napa Valley Marriott.

E) Represents the adjustment to reflect the decrease in interest expense associated with the refinancing or payoff of mortgage debt for three full-service properties (Marriott Orlando World Center, the Philadelphia Marriott, and the San Francisco Marriott). Cash from financing activities has also been adjusted as if the periods historical prepayments and issuances of debt occurred immediately prior to the period presented.

F) Represents the adjustment to reflect the increase interest in expense related to the $500 million line of credit, including commitment fees and interest expense on the $22 million draw for the purchase of one full-service property.

G) Represents the adjustment to record interest expense for the $600 million of senior notes issued in July 1997. Cash from financing activities has also been adjusted as if the issuance of the $600 million in senior notes occurred immediately prior to the period presented.

H) Represents the adjustment to record the removal of depreciation, changes in other assets and changes in other operating accounts as well as capital expenditures and the sale of certain assets to reflect the deconsolidation of the Non-Controlled Subsidiary.

I) Represents the adjustment to record depreciation expense and capital expenditures related to the Merger, including the scheduled principal amortization of notes.

J) Represents the adjustment to record depreciation expense related to the acquisition of the Private Partnerships.

K) Represents the adjustment to reflect the decrease in interest income, net of tax, as a result of the estimated $225 million earnings and profits distribution.(3)

L) Represent the adjustment to revenues to reflect lease income and remove hotel revenues and management fees.(1)

M) Represents the adjustment to reduce depreciation expense related to the sale of certain furniture and equipment to the Non-Controlled Subsidiary.

N) Represents the adjustment to the income tax provision to reflect the REIT conversion.

---------------
(1) Lease amounts reflect estimates as the leases are currently subject to negotiation. The lease amounts included may not reflect the final terms of the lease.
(2) The amount of REIT Conversion expenses to be incurred is not known at this time and will be filed by amendment.
(3) The amount of the earnings and profits distribution is an estimate only, and is subject to a number of contingencies and uncertainties at this time. The amount of the earnings and profits distribution will be based upon Host's accumulated earnings and profits for tax purposes, which could be affected by a number of factors (including, for example, actual operating results prior to REIT Conversion, extraordinary capital transactions, including those in connection with the REIT Conversion, and any adjustment resulting from routine ongoing audits of Host).

QUAD=CENTER)


                               HOST MARRIOTT, L.P.

                    Supplement Dated __________ __, 1998 for
     Prospectus/Consent Solicitation Statement Dated _________ __, 1998 for
                 Atlanta Marriott Marquis II Limited Partnership

         On the terms described in the Prospectus/Consent Solicitation Statement (the "Consent Solicitation"), dated ______ __, 1998, of which this Supplement (the "Supplement") is a part, Host Marriott Corporation, a Delaware corporation ("Host"), has adopted a plan to reorganize its business operations so that it will qualify as a real estate investment trust ("REIT"). As part of this reorganization (the "REIT Conversion"), Host and its consolidated subsidiaries will contribute their full-service hotel properties and certain other businesses and assets to Host Marriott, L.P., a newly formed Delaware limited partnership (the "Operating Partnership"), in exchange for units of limited partnership interest in the Operating Partnership ("OP Units") and the assumption of certain liabilities. The sole general partner of the Operating Partnership will be Host Marriott Trust, the entity resulting from the conversion of Host from a Delaware corporation to a Maryland REIT ("Host REIT"). The Operating Partnership and Host REIT will operate together as an umbrella partnership REIT. Host REIT expects to qualify as a REIT beginning with its first full taxable year after the closing of the REIT Conversion, which Host REIT currently expects to be the year beginning January 1, 1999.

         Following the REIT Conversion and the Blackstone Acquisition (defined below), the Operating Partnership and its subsidiaries initially will own outright, or have controlling interests in, approximately 120 full-service hotels operating primarily under the Marriott, Ritz-Carlton, Four Seasons, Swissotel and Hyatt brand names (the "Hotels"). Concurrently with the REIT Conversion, the Operating Partnership will acquire ownership of, or controlling interests in, 12 hotels and a mortgage loan secured by a thirteenth hotel controlled by The Blackstone Group and a series of funds controlled by Blackstone Real Estate Partners (collectively, the "Blackstone Entities") in exchange for OP Units, the assumption of liabilities and other consideration (the "Blackstone Acquisition"). The Operating Partnership will be one of the largest owners of full-service hotels in the United States.

         As part of the REIT Conversion, the Operating Partnership is proposing to acquire by merger (the "Mergers") Atlanta Marriott Marquis II Limited Partnership, a Delaware limited partnership ("Atlanta Marquis" or the "Partnership"), and up to seven other limited partnerships (the "Partnerships") that own full-service hotels in which Host or its subsidiaries are general partners. As more fully described in the Consent Solicitation, limited partners of those Partnerships who participate in the Mergers will receive either OP Units or, at their election, unsecured ___% Notes due December 15, 2005 issued by the Operating Partnership ("Notes"), in exchange for their partnership interests in such Partnerships (with respect to the Partnerships, those limited partners of the Partnerships who are unaffiliated with Host are referred to herein as the "Limited Partners," and with respect to Atlanta Marquis, the "Atlanta Marquis Limited Partners").

         The number of OP Units to be allocated to Atlanta Marquis will be based upon (i) Atlanta Marquis' respective Exchange Value (as defined herein) and (ii) the deemed value of an OP Unit at the time of the Merger, determined as described herein. See "Determination of Exchange Values and Allocation of OP Units." The principal amount of Notes that Atlanta Marquis Limited Partners may elect to receive in exchange for the OP Units received in the Merger will be based upon Atlanta Marquis' Note Election Amount (as defined herein). See "Description of the Notes." The estimated Exchange Values set forth herein may increase or decrease as a result of various adjustments, and will be finally calculated shortly before the Closing Date. Pursuant to the Merger, Atlanta Marquis Limited Partners will receive OP Units with a deemed value of $45,425 per Partnership Unit (as described herein), or if a Atlanta Marquis Limited Partner elects, a Note in a principal amount of $27,255 per Partnership Unit.

         In connection with the REIT Conversion, each outstanding share of Host common stock will be converted into one common share of beneficial interest, par value $.01 per share (a "Common Share"), of Host REIT. Following the closing of the REIT Conversion, the Common Shares will be listed on the New York Stock Exchange. Beginning one year after the Mergers, Limited Partners will have the right to redeem their OP Units at anytime and receive, at the election of Host REIT, either Common Shares on a one-for-one basis (subject to adjustment) or cash in an amount equal to the market value of such shares (the "Unit Redemption Right").

         Because REITs are not permitted under current federal income tax law to derive revenues directly from the operation of hotels, the Operating Partnership will lease the Hotels to lessees (the "Lessees") that will operate the Hotels under the existing management agreements and pay rent to the Operating Partnership, as more fully described herein. The Lessees generally will be indirect controlled subsidiaries of HMC Senior Communities, Inc., which currently is a wholly owned subsidiary of Host ("SLC"), but which will become a separate public company as part of the REIT Conversion when Host distributes the common stock of SLC to its existing shareholders and the Blackstone Entities. Shares of Host REIT and SLC will become separately traded securities and the companies will operate independently. Initially, there may be a partial overlap between the boards of Host REIT and SLC but this will be phased out over time. There also will be a substantial overlap of shareholders of the two companies initially, but this likely will diverge over time.

                            Atlanta Marquis Supp - 1

         Marriott Marquis Corporation (the "General Partner"), the general partner of Atlanta Marquis, believes that the terms of the Merger provide substantial benefits and are fair to the Atlanta Marquis Limited Partners and recommends that all Atlanta Marquis Limited Partners vote FOR the Merger.

         The effects of the Mergers may be different for Limited Partners of the various Partnerships. This Supplement has been prepared to highlight for Atlanta Marquis Limited Partners the specific risks, benefits, effects and fairness of the Merger to them and to provide other information specific to Atlanta Marquis. Supplements have also been prepared for each of the other Partnerships. This Supplement, together with the supplements of the other Partnerships (collectively, the "Supplements"), are part of the Consent Solicitation. Upon receipt of a written request by a Limited Partner or his representative, so designated in writing, the General Partner will send a copy of any Supplement without charge. All requests for a copy of a Supplement should be directed to:
Investor Relations, 10400 Fernwood Road, Bethesda, Maryland 20817, telephone number 301-380-2070 (between the hours of 9:00 a.m. and 4:00 p.m., eastern time).

         All cross-references refer to the Consent Solicitation unless stated otherwise. Capitalized terms not defined herein shall have the meaning set forth in the Consent Solicitation. The information contained herein, unless otherwise indicated, assumes the REIT Conversion occurs with all Hotel Partnerships participating and no Notes being issued (the "Full Participation Scenario").

Risk Factors

         In deciding whether to approve the Merger, Atlanta Marquis Limited Partners should consider certain risks and other factors. The General Partner believes that Atlanta Marquis Limited Partners should particularly consider the following, which should be read in conjunction with the information in the Consent Solicitation under "Risk Factors" and "Federal Income Tax Considerations:"

         . Substantial Benefits to Related Parties. The Mergers will facilitate consummation and enable Host to reap the full benefits of the REIT Conversion and will result in an increase in Host REIT's Funds From Operations per Common Share on a pro forma basis. By converting to a REIT, Host expects to benefit from the advantages enjoyed by REITs in raising capital and acquiring additional assets, participating in a larger group of comparable companies and increasing its potential base of shareholders. Also, Host will realize significant savings through the substantial reduction of its future corporate-level income taxes. To the extent that such anticipated benefits initially are reflected in the value of Host's common stock before the Closing Date, they will not be shared initially with the Limited Partners. Host might be required to transfer its interests in certain Partnerships that do not participate in a Merger, if any, to a Non-Controlled Subsidiary, in which case Host's share of such Partnerships' earnings would continue to be subject to corporate-level income tax.

         . Absence of Arm's Length Negotiations. No independent representative was retained to negotiate on behalf of the Atlanta Marquis Limited Partners or the other Limited Partners. Although the General Partner, has obtained the Appraisal and the Fairness Opinion from AAA, AAA has not negotiated with the General Partner or Host and has not participated in establishing the terms of the Mergers. Consequently, the terms and conditions of the Mergers may have been more favorable to the Atlanta Marquis Limited Partners or the other Limited Partners if such terms and conditions were the result of arm's length negotiations.

         . Other Conflicts of Interest. The Mergers, the REIT Conversion and the recommendations of the General Partner involves the following conflicts of interest because of the relationships among Host, the Operating Partnership, the General Partner and SLC: (i) the General Partners, which are all subsidiaries of Host (except for PHLP, of which Host is the General Partner), must assess whether the terms of the Mergers are fair and

                            Atlanta Marquis Supp - 2
              equitable to the Limited Partners of its Partnership without regard to whether the Mergers and the REIT Conversion may benefit Host, (ii) the terms of the Leases of the Hotels, including the Participating Partnerships' Hotels, will be determined by Host, which will distribute the common stock of SLC, the parent of the Lessees, to its shareholders after such terms have been set, and
              (iii) the terms of the Partnership Agreement, including provisions which benefit Host REIT, have been determined by Host. Such conflicts may result in decisions that do not fully reflect the interests of all Limited Partners, including the Atlanta Marquis Limited Partners.

            . Valuation of SLC. The value of the SLC common stock distributed to Host's shareholders and the Blackstone Entities will be one factor used in determining the value of an OP Unit. Although Host's Board of Directors will determine the value of the SLC common stock in good faith and reliance in part upon the opinion of an independent financial advisor, conflicts of interest still exist. If the SLC common stock distributed to Host's shareholders is undervalued by Host's Board of Directors, the deemed value of an OP Unit for purposes of the Mergers may be higher than the level at which the Host REIT Common Shares will trade following the REIT Conversion and the Atlanta Marquis Limited Partners could receive less than the full Exchange Value of their Partnership Interests and Host REIT could receive an overall higher percentage of the ownership of the Operating Partnership.

            . Determination of Exchange Value. The deemed value of OP Units that each Atlanta Marquis Limited Partner will receive (if such Atlanta Marquis Limited Partner elects to retain OP Units rather than receive a Note) will equal the Exchange Value of such Atlanta Marquis Limited Partner's Partnership Interest. The Exchange Value of Atlanta Marquis will be its Continuation Value, which is the greatest of its Adjusted Appraised Value, Continuation Value and Liquidation Value, each of which is determined according to a different method of valuation and involves numerous estimates and assumptions. There is no assurance that the Exchange Value of Atlanta Marquis will equal the fair market value of the Hotel and other assets contributed by Atlanta Marquis. Host REIT, on the other hand, will receive a number of OP Units equal to the number of shares of Host common stock outstanding on the Closing Date (and, if Host has outstanding shares of preferred stock at the time of the REIT Conversion, a corresponding number of preferred partnership interests in the Operating Partnership), which should fairly represent the market value of Host REIT but may not be equal to the fair market or net asset value of the Hotels and other assets that Host will contribute to the Operating Partnership. See "Determination of Exchange Values and Allocation of OP Units."

            . Valuation of OP Units. The value of an OP Unit, for purposes of the Mergers and the REIT Conversion, will be deemed to be equal to the value of a share of Host common stock immediately prior to the REIT Conversion minus the amount of cash and the estimated value of the SLC common stock or other property to be distributed with respect to each share of Host common stock in connection with the REIT Conversion. There is no assurance that, following the REIT Conversion, the value of the publicly traded Common Shares (and therefore the value of the OP Units) will in fact equal or exceed the deemed value of the OP Units used for purposes of the Mergers. These factors could result in the Atlanta Marquis Limited Partners receiving OP Units with an actual value that is less than either the deemed value of the OP Units for purposes of the Mergers or the fair market value of their Partnership Interests.

            . Determination of the Value of the Notes. At the same time that he votes on the Merger, each Atlanta Marquis Limited Partner also may elect to receive at the time of the Merger, in exchange for OP Units, an unsecured, seven-year Note with a principal amount equal to the greater of (i) the Note Election Amount of his Partnership Interest and (ii) 60% of the higher of Adjusted Appraised Value and Continuation Value of his Partnership Interest, each of which is based upon numerous assumptions and estimates. The deemed value of the OP Units to be received by the Atlanta Marquis Limited Partners will exceed the principal amount of the corresponding Notes (because the Exchange Value is higher than the Note Election Amount), and there is no assurance that the Note an Atlanta Marquis Limited Partner receives will have a value equal to the fair market value of the Atlanta Marquis Limited Partner's share of the Hotel and other assets owned by Atlanta Marquis. There will be no public market for the Notes. If the Notes are sold, they may sell at prices substantially below their issuance price. Noteholders are likely to receive the full principal amount of a Note only if they hold the Note to maturity, which is December 15, 2005, or if the Operating Partnership repays the Notes prior to maturity. Because the Notes are unsecured obligations of the Operating Partnership, they will be effectively subordinated to all secured debt of the Operating Partnership and all obligations of both the Participating Partnerships and the Operating Partnership's other subsidiaries. See "Description of the Notes." As of March 27, 1998, on a pro

                            Atlanta Marquis Supp - 3
              forma basis assuming the Full Participation Scenario, the Operating Partnership would have had aggregate consolidated debt of approximately $4.6 billion to which the Notes were effectively subordinated or which rank equally with such Notes.

            . Fundamental Change in Nature of Investment; Potential
              Underperformance. The Mergers and the REIT Conversion involve a fundamental change in the nature of an Atlanta Marquis Limited Partner's investment from holding an interest in Atlanta Marquis, which has a fixed portfolio of one Hotel and distributes the cash flow from the operation of such Hotel to the Atlanta Marquis Limited Partners, to holding an interest in an operating real estate company with a portfolio of approximately 120 Hotels that collects and distributes to its limited partners rents received from the Lessees (which will bear the risks and receive the direct benefits of the Hotels' operations), has the ability to acquire additional hotels, is able to reinvest proceeds from sales or refinancings of existing Hotels in other hotels and has a publicly traded general partner. In addition, each Atlanta Marquis Limited Partner's investment will change from one that allows an Atlanta Marquis Limited Partner to receive a return of capital in the form of distributions from any net proceeds of a sale or refinancing of Atlanta Marquis' assets to an investment in which an Atlanta Marquis Limited Partner likely would realize a return of capital only through the exercise of the Unit Redemption Right. Although it is expected that the Atlanta Marquis Limited Partners will receive added benefits from an investment in the Operating Partnership, an Atlanta Marquis Limited Partner's share of the liquidation proceeds, if any, from the sale of its Hotel could be higher than the amount realized upon exercise of the Unit Redemption Right (or payments on any Note received by an Atlanta Marquis Limited Partner who elects to receive such Note). An investment in the Operating Partnership may not outperform an investment in Atlanta Marquis. See "Comparison of Ownership of Partnership Interests, OP Units and Common Shares -Nature of Investment."

            . Exposure to Risks from Other Hotels. As a result of the Mergers,
              Atlanta Marquis Limited Partners who elect to receive OP Units will own interests in a much larger partnership with a broader range of assets than Atlanta Marquis individually. A material adverse change affecting the Operating Partnership's assets will affect all Limited Partners regardless of whether a particular Limited Partner previously was an investor in such affected assets. Atlanta Marquis owns discrete assets, and the Mergers and the REIT Conversion will significantly diversify the types and geographic locations of the Hotels in which the Atlanta Marquis Limited Partners will have interests. As a result, the Hotels owned by the Operating Partnership may be affected differently by economic and market conditions than the Hotel previously owned by Atlanta Marquis.

            . Atlanta Marquis Limited Partners Have No Cash Appraisal Rights.
              Atlanta Marquis Limited Partners who vote against the Merger will not have a right to receive cash based upon an appraisal of their Partnership Interests.

            . Uncertainties as to the Size and Leverage of the Operating
              Partnership. Host is an existing operating company that regularly issues and repays debt, acquires additional hotels and disposes of existing hotels. Also, some or all of the Partnerships may elect not to participate in a Merger. In that case, Host may contribute its interests in such Partnerships to a Non-Controlled Subsidiary, which is subject to corporate-level income taxation, rather than the Operating Partnership. In addition, outside partners in certain Private Partnerships may not consent to a lease of their partnership's Hotel(s). Host also may repurchase outstanding securities or issue new debt or equity securities prior to the consummation of the Mergers and the REIT Conversion. For these reasons, the Atlanta Marquis Limited Partners cannot know at the time they vote on the Merger the exact size and amount of leverage of the Operating Partnership.

            . Other Uncertainties at the Time of Voting. There are several other uncertainties at the time the Atlanta Marquis Limited Partners must vote on the Merger, including (i) the exact Exchange Value for Atlanta Marquis (which will be adjusted for changes in lender and capital expenditure reserves, indebtedness, deferred maintenance and other items prior to the Closing Date), (ii) the deemed value of the OP Units for purposes of the Merger which, together with the Exchange Value, will determine the number of OP Units the Atlanta Marquis Limited Partners will receive and
              (iii) the exact principal amount of the Notes that may be receive in exchange for OP Units. For these reasons, the Atlanta Marquis Limited Partners cannot know at the time they vote on the Merger these important aspects of the Merger.

            . Lack of Control over Hotel Operations. Due to current federal income tax law restrictions on a REIT's ability to derive revenues directly from the operation of a hotel, the Operating Partnership will lease virtually all of its consolidated Hotels to the Lessees, which will operate the Hotels by continuing to retain the Managers pursuant to the Management Agreements. The Operating Partnership will not operate the Hotels or participate in the decisions affecting the daily operations of the Hotels. Although the Operating Partnership's subsidiaries will

                            Atlanta Marquis Supp - 4
              have certain rights as lessors under the Leases (including control over decisions relating to capital expenditures) and will remain obligated under the Management Agreements, the Operating Partnership will have only a limited ability to require the Lessees or the Managers to operate or manage the Hotels in any particular manner or to govern any particular aspect of their day-to-day operation or management. Therefore, the Operating Partnership will be dependent for its revenue upon the ability of the Lessees and the Managers to operate and manage the Hotels.

            . Expiration of Leases. The Leases will expire seven to ten years after the Closing Date, and there can be no assurance that such Leases will be renewed (or if renewed, will be renewed on terms as favorable to the Operating Partnership). If the Leases are not renewed, the Operating Partnership will be required to find other lessees, which lessees must meet certain requirements set forth in the Management Agreements. There can be no assurance that satisfactory lessees could be found or as to the terms and conditions on which the Operating Partnership would be able to renew the Leases or enter into new leases with such lessees.

            . Requisite Vote of Atlanta Marquis Limited Partners Binds All
              Atlanta Marquis Limited Partners. For Atlanta Marquis, approval of a Merger is by a majority of the Partnership Interests of Atlanta Marquis that are eligible to be voted, as described in "Voting Procedures -- Required Vote and Other Conditions." Such approval will cause Atlanta Marquis to participate in the Merger and will bind all Atlanta Marquis Limited Partners, including Atlanta Marquis Limited Partners who voted against or abstained from voting with respect to the Merger.

            . Risks of Lodging Industry. The profitability of the Hotels is subject to general economic conditions, the management abilities of the Managers (primarily Marriott International), competition, the desirability of particular locations and other factors relating to the operation of the Hotels. The full-service segment of the lodging industry, in which virtually all of the Hotels operate, is highly competitive, and the Hotels generally operate in geographical markets that contain numerous competitors. The Hotels' success will be dependent, in large part, upon their ability to compete in such areas as access, location, quality of accommodations, room rate structure, the quality and scope of food and beverage facilities and other services and amenities. The lodging industry, including the Hotels (and thus the Operating Partnership), may be adversely affected in the future by (i) national and regional economic conditions, (ii) changes in travel patterns, (iii) taxes and government regulations which influence or determine wages, prices, interest rates, construction procedures and costs, (iv) the availability of credit and (v) other factors beyond the control of the Operating Partnership.

            . Risks of Leverage. The Operating Partnership will have
              substantial indebtedness. As of March 27, 1998, on a pro forma basis assuming the Full Participation Scenario, the Operating Partnership would have had outstanding indebtedness totaling $4.6 billion, which represents a 44% debt-to-total market capitalization ratio on a pro forma basis at such date (based upon a price per Common Share of Host REIT of $20.00). The Operating Partnership's business is capital intensive, and it will have significant capital requirements in the future. The Operating Partnership's leverage level could affect its ability to (i) obtain financing in the future, (ii) undertake refinancings on terms and subject to conditions deemed acceptable by the Operating Partnership, (iii) make distributions to partners, (iv) pursue its acquisition strategy or (v) compete effectively or operate successfully under adverse economic conditions.

            . No Limitation on Debt. There are no limitations in Host REIT's or the Operating Partnership's organizational documents which limit the amount of indebtedness either may incur, although both the Notes and the Operating Partnership's other debt instruments will contain certain restrictions on the amount of indebtedness that the Operating Partnership may incur.

            . Rental Revenues from Hotels Subject to Rights of Lenders. In accordance with the mortgage loan agreements with respect to outstanding indebtedness of certain Hotel Partnerships, the rental revenues received by such Hotel Partnerships under certain Leases first will be used to satisfy the debt service on such outstanding indebtedness and any cash flow remaining thereafter will be available to satisfy other obligations of the Hotel Partnership (including paying property taxes and insurance, funding the required FF&E reserves for the Hotels and capital improvements) and to make distributions to partners, including Host REIT.

            . Ownership Limitations. No person may own, actually or
              constructively (as determined under the applicable Code provisions), (i) in excess of 9.8% of the number or value of outstanding Common Shares of Host REIT or

                            Atlanta Marquis Supp - 5

              (ii) in excess of 4.9% of the OP Units (other than Host REIT and The Blackstone Group), subject to waiver or modification by Host REIT or the Operating Partnership, as the case may be, in certain limited circumstances.

            . Timing of REIT Conversion. If the REIT Conversion does not occur in time for Host REIT to elect REIT status effective January 1, 1999, the effectiveness of Host REIT's election could be delayed to January 1, 2000, which would result in Host REIT continuing to pay corporate-level income taxes in 1999 and could cause the Blackstone Acquisition not to be consummated.

            . Effect of Possible Classification as a Publicly Traded
              Partnership on Passive Losses. There is a significant possibility that the Operating Partnership will be classified as a "publicly traded partnership," in which event the Limited Partner would not be able to use suspended passive activity losses from other investments (including Atlanta Marquis) to offset income from the Operating Partnership.

            . Effect of Subsequent Events upon Recognition of Gain. Even though the Atlanta Marquis Limited Partners (other than those who elect to receive a Note in exchange for OP Units) generally are not expected to recognize significant taxable gain at the time of the Merger, there are a variety of events and transactions (including the sale of the Hotel currently owned by Atlanta Marquis or the reduction of indebtedness securing the Hotel) that could cause an Atlanta Marquis Limited Partner to recognize all or a part of the gain that otherwise has been deferred through the REIT Conversion. See "Federal Income Tax Considerations -- Tax Treatment of Atlanta Marquis Limited Partners Who Hold OP Units Following the Merger." Certain Hotels (including the Blackstone Hotels) will be covered by agreements with third parties which will restrict the Operating Partnership's ability to dispose of those properties or refinance their debt. If Atlanta Marquis elects to participate in the Merger, the Operating Partnership will succeed to an existing agreement that will impose such restrictions on the Atlanta Marquis Hotel for a period of 11-1/2 years following the Closing Date. As for the remaining initial properties, the partnership agreement of the Operating Partnership, which is substantially in the form attached hereto as Appendix A (the "Partnership Agreement"), does not impose any restrictions on the Operating Partnership's ability to dispose of the Hotels or to refinance debt secured by the Hotels (but the Operating Partnership is obligated to pay any taxes Host REIT incurs as a result of such transactions). In addition, the Partnership Agreement expressly provides that Host REIT, as general partner of the Operating Partnership, is not required to take into account the tax consequences of the limited partners in deciding whether to cause the Operating Partnership to undertake specific transactions and the limited partners have no right to approve or disapprove such transactions. See "Description of OP Units -- Sales of Assets."

            . Sale of Personal Property May Result in Gain to Atlanta Marquis
              Limited Partners. In order to facilitate the participation of Atlanta Marquis in the Merger without adversely affecting Host REIT's qualification as a REIT, the Operating Partnership will require, as part of the Merger, that Atlanta Marquis sell a portion of the personal property associated with the Hotel owned by Atlanta Marquis to a Non-Controlled Subsidiary. This sale would be a taxable transaction and may result in an allocation of a relatively modest amount of ordinary recapture income by Atlanta Marquis to Atlanta Marquis Limited Partners. This income will be allocated to each Atlanta Marquis Limited Partner in the same proportion and to the same extent that such Atlanta Marquis Limited Partner was allocated any deductions directly or indirectly giving rise to the treatment of such gains as recapture income. An Atlanta Marquis Limited Partner who receives such an allocation of recapture income would not be entitled to any special distribution from Atlanta Marquis in connection with the sale of personal property.

            . Election to Receive Notes. An Atlanta Marquis Limited Partner who
              elects to receive a Note in connection with the Merger in exchange for his OP Units will be treated as having made a taxable disposition of his Partnership Interest. The Atlanta Marquis Limited Partner will be eligible to defer only a small portion, but not all, of that gain under the "installment sale" rules. A Limited Partner with a "negative capital account" with respect to his Partnership Interest who elects to receive a Note will recognize "phantom income" in that amount at the time of the Merger in any event. See "Federal Income Tax Considerations -- Tax Treatment of Atlanta Marquis Limited Partners Who Exercise Their Right to Make the Note Election."

            . Failure of Host REIT to Qualify as a REIT for Tax Purposes.
              Taxation of Host REIT as a corporation if it fails to qualify as a REIT, and Host REIT's subsequent liability for federal, state and local taxes on its income and property, would, among other things, have the effect of reducing cash available for distribution to Host REIT's shareholders and materially reducing the value of the Common Shares and OP Units.

            . Failure of the Operating Partnership to Qualify as a Partnership
              for Tax Purposes. Taxation of the Operating Partnership as a corporation if it fails to qualify as a partnership and the Operating Partnership's subsequent liability for federal, state and local income taxes, would, among other things, have the effect of reducing cash available for distribution to holders of OP Units, would cause Host REIT to fail to qualify as a REIT for tax purposes and would cause the holders of OP Units to recognize substantial taxable gain at the time the Operating Partnership ceases to qualify as a partnership.

                            Atlanta Marquis Supp - 6

            . Change in Tax Laws. No assurance can be provided that new legislation, Treasury Regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to Host REIT's qualification as a REIT or the federal income tax consequences of such qualification.

Expected Benefits of the REIT Conversion

            The General Partner believes that participating in the REIT Conversion would likely be beneficial to the Atlanta Marquis Limited Partners for the reasons set forth below. This information is qualified by and should be read in conjunction with the information in the Consent Solicitation under "Background and Reasons for the Mergers and the REIT Conversion -- Reasons for the Mergers." These benefits, which should be viewed as alternatives to continuing the business and operations of Atlanta Marquis, are expected to include:

            . Value of OP Units to be Received in the Merger. Atlanta Marquis
              Limited Partners who elect to receive OP Units in the Merger will receive OP Units with a deemed value of $45,425 per Partnership Unit.

            . Enhanced Liquidity of Investment. The REIT Conversion will offer
              Atlanta Marquis Limited Partners significantly enhanced liquidity with respect to their investments in Atlanta Marquis because, after the expiration of the Initial Holding Period, Atlanta Marquis Limited Partners will be able to exercise their Unit Redemption Right at any time, subject to certain limited exceptions. Host has approximately 204 million shares of common stock outstanding and the closing price on the NYSE on May 28, 1998 was $19.4375 per share (reflecting a total common equity market capitalization of approximately $4 billion). The exercise of the Unit Redemption Right, however, generally would result in recognition of taxable income or gain at that time.

            . Public Market Valuation of Assets. The Partnership Units of
              Atlanta Marquis currently trade at a discount to the net asset value of Atlanta Marquis' assets. In contrast, the General Partner believes that by exchanging interests in Atlanta Marquis, which is a non-traded limited partnership, for interests in a publicly traded real estate company focused primarily on a more diverse and growing full-service hotel portfolio, the Atlanta Marquis Limited Partners will have the opportunity to participate in the recent trend of ownership of real estate through a publicly traded entity, which, in many instances, has resulted in market valuations of public real estate companies in excess of the estimated net asset values of those companies. There can be no assurance, however, that the Common Shares of Host REIT will trade at a premium to the private market values of the Operating Partnership's assets or that the relative pricing differential will not change or be eliminated in the future. Also, the initial benefit of Host's conversion to a REIT will not be shared by the Atlanta Marquis Limited Partners if and to the extent that such initial benefit is reflected in the market valuation of Host's common stock prior to the REIT Conversion.

            . Regular Quarterly Cash Distributions. The General Partner expects that the Operating Partnership will make regular quarterly cash distributions to holders of OP Units. The General Partner expects that these distributions will be higher than the estimated 1998 cash distributions of Atlanta Marquis, and in any event, the ability to receive distributions quarterly and in regular amounts would be enhanced. For additional information regarding historical and estimated future distributions for Atlanta Marquis and the other Partnerships, see "Background and Reasons for the Mergers and the REIT Conversion -- Reasons for the Mergers."

            . Substantial Tax Deferral. The General Partner expects that
              Atlanta Marquis Limited Partners who do not elect to receive a
              Note in exchange for OP Units generally should be able to obtain the benefits of the Merger while continuing to defer recognition for federal income tax purposes of at least a substantial portion, if not all, of the gain with respect to their Partnership Interests that otherwise would be recognized in the event of a liquidation of Atlanta Marquis or a sale or other disposition of its assets in a taxable transaction (although Atlanta Marquis Limited Partners may recognize a relatively modest amount of ordinary income as the result of required sales of personal property to a Non-Controlled Subsidiary in order to facilitate the REIT's qualification as a REIT). Thereafter, such Atlanta Marquis Limited Partners generally should be able to defer at least a substantial portion of such built-in gain until they elect to exercise their Unit Redemption Right or the Hotel currently owned indirectly by Atlanta Marquis is sold or otherwise disposed of in a taxable transaction by the Operating Partnership

                            Atlanta Marquis Supp - 7
              or the debt now secured by the Hotel is repaid, prepaid or substantially reduced. If Atlanta Marquis participates in the Mergers, the Operating Partnership will succeed to an existing agreement that will restrict its ability to dispose of the Hotel owned indirectly by Atlanta Marquis or to refinance the debt secured by such Hotel for approximately 11 1/2 years beyond the consummation of the Mergers. The federal income tax consequences of the Merger are highly complex and, with respect to each Atlanta Marquis Limited Partner, are dependent upon many variables, including the particular circumstances of such Atlanta Marquis Limited Partner. See "Federal Income Tax Considerations -- Tax Consequences of the Merger." Each Atlanta Marquis Limited Partner is urged to consult with his own tax advisors as to the consequences of the Merger in light of his particular circumstances.

            . Risk Diversification. Participation in the Merger, as well as future hotel acquisitions by the Operating Partnership, will reduce the dependence of Atlanta Marquis Limited Partners upon the performance of, and the exposure to the risks associated with, Atlanta Marquis' Hotel and spread such risk over a broader and more varied portfolio, including more diverse geographic locations and multiple brands. See "Business and Properties -- Business Objectives."

            . Reduction in Leverage and Interest Costs. It is expected that the
              Operating Partnership will have a significantly lower leverage to value ratio than Atlanta Marquis currently, which has a leverage ratio of 71% (calculated as a percentage of Appraised Value) resulting in significant interest and debt service savings and greater financial stability.

            . Growth Potential. The General Partner believes that the Atlanta
              Marquis Limited Partners, by owning interests in a publicly traded real estate company focused primarily on a more diverse and growing upscale and luxury full-service hotel portfolio, will be able to participate in growth opportunities that would not otherwise be available to them.

            . Greater Access to Capital. With publicly traded equity
              securities, a larger base of assets and a substantially greater equity value than Atlanta Marquis individually, Host REIT expects to have greater access to the capital necessary to fund the Operating Partnership's operations and to consummate acquisitions on more attractive terms than would be available to Atlanta Marquis individually. This greater access to capital should provide greater financial stability to the Operating Partnership and reduce the level of risk associated with refinancing existing loans upon maturity, as compared to Atlanta Marquis individually.

            DETERMINATION OF EXCHANGE VALUE OF ATLANTA MARQUIS AND
                            ALLOCATION OF OP UNITS

     General. The Exchange Value of Atlanta Marquis will be equal to the greatest of its Adjusted Appraised Value, Continuation Value and Liquidation Value, each of which has been determined as follows:

     . Adjusted Appraised Value. The General Partner has retained AAA to determine the market value of the Hotel as of March 1, 1998 (the "Appraised Value"). The "Adjusted Appraised Value" of Atlanta Marquis equals the Appraised Value of its Hotels, adjusted as of the Final Valuation Date for lender reserves, capital expenditure reserves, existing indebtedness (including a "mark to market" adjustment to reflect the market value of such indebtedness), certain deferred maintenance costs, deferred management fees and transfer and recordation taxes and fees.

     . Continuation Value. The "Continuation Value" of Atlanta Marquis represents AAA's estimate, as adopted by the General Partner, of the discounted present value, as of January 1, 1998, of the Atlanta Marquis limited partners' share of estimated future cash distributions and estimated net sales proceeds (plus lender reserves), assuming that Atlanta Marquis continues as an operating business for twelve years and its assets are sold on December 31, 2009 for their then estimated market value.

     . Liquidation Value. The "Liquidation Value" of Atlanta Marquis represents the General Partner's estimate of the net proceeds to Atlanta Marquis limited partners resulting from the assumed sale as of December 31, 1998 of the Hotel of Atlanta Marquis, at its Adjusted Appraised Value (after eliminating any "mark to market" adjustment and adding back the deduction for transfer taxes and fees, if any, made in deriving the Adjusted Appraised Value), less (i) estimated liquidation costs, expenses and contingencies equal to 2.5% of Appraised Value and (ii) prepayment penalties or defeasance costs, as applicable.

     Final determination of the Exchange Value of Atlanta Marquis will be made as of the end of the four week accounting period ending at least 20 days prior to the Closing Date (the "Final Valuation Date") and will be equal to the greatest of Adjusted Appraised Value, Continuation Value and Liquidation Value as of such date. Adjusted Appraised Value, Continuation Value and Liquidation Value will be adjusted as of the Final Valuation Date (i) to reflect the amount of lender and capital expenditure reserves and the amount of deferred management fees as of such date, (ii) to increase the Adjusted Appraised Value by any amounts actually expended by Atlanta Marquis after the Initial Valuation Date to perform deferred maintenance previously subtracted in determining the estimated Adjusted Appraised Value of Atlanta Marquis and (iii) to reflect any changes in Atlanta Marquis' other reserves, such as for litigation expenses and indemnification costs and any revised estimates of transfer and recordation taxes and fees.

                            Atlanta Marquis Supp - 8

     Appraised Value. Atlanta Marquis' Hotel was appraised as of March 1, 1998 by AAA, an independent, nationally recognized hotel valuation and financial advisory firm experienced in the appraisals of lodging properties such as Atlanta Marquis' Hotel. The appraisal (the "Appraisal") was reviewed by an MAI appraiser and certified by such MAI appraiser as having been prepared in accordance with the requirements of the Standards of Professional Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation.

     The purpose of the Appraisal is to provide an estimate of the "Market Value" of the Hotel. "Market Value" means the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably and assuming the price is not affected by undue stimuli. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby: (i) the buyer and seller are equally motivated; (ii) both parties are well informed or well advised, and each is acting in what he considers his own best interest; (iii) a reasonable time frame is allowed for exposure in the open market; (iv) payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto and (v) the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale. AAA made site visits at all of Atlanta Marquis' Hotels for purposes of the Appraisals.

     In preparing the Appraisals, AAA relied primarily on the income capitalization method of valuation, and then compared the value estimated by this method with recent sales of comparable properties, as a check on the reasonableness of the value determined through the income capitalization method. AAA employed the following procedures for determining the Appraised Value of the
Hotel:

 . Historical 1997 and Projected Year's Earnings. AAA reviewed the historical
  1997 net operating income (i.e., income before interest, taxes, depreciation and amortization) ("NOI") prior to incentive management fees and certain capital expenditures for the Hotel. AAA also prepared a projection of the net operating income prior to incentive management fees and certain capital expenditures for the Hotel for the twelve month period ending February 28, 1999 (the "Projected Year"), using historical financial information for the Hotel, budget information, a survey with the manager of the Hotel addressing the physical condition of the Hotel, local market conditions (including business mix, demand generators, future trends and predictability of business), changes in the competitive environment, comparison with direct competitors of the Hotel and risk factors relating to the Hotel. The resulting gross margin (ratio of total revenues to NOI prior to incentive management fees) was checked against AAA's database of the gross margins for similar hotels for reasonableness.

 . Impact of Incentive Management Fees. AAA estimated a normalized annual amount of incentive management fees payable under the applicable management agreement and subtracted this amount from the NOI prior to incentive management fees and certain capital expenditures for 1997 and the Projected Year.

 . Impact of Owner Funded Capital Expenditures. AAA estimated normalized annual amounts of owner funded capital expenditures (over and above the FF&E reserve) based in part on projected owner funded capital expenditures estimated in the Engineering Study, including in the case of Atlanta Marquis, certain identified 1998 capital expenditures for which reserves have been set aside. The normalized amounts were then subtracted from the NOI prior to owner funded capital expenditures for 1997 and the Projected Year.

 . Capitalization of Adjusted NOI. AAA then capitalized the amount resulting from the foregoing adjustments ("Adjusted NOI") for 1997 and the Projected Year by dividing such amounts by capitalization rates that AAA determined to be appropriate. A capitalization rate represents the relationship between net operating income and sales prices of income producing property. AAA selected the capitalization rates based upon its review of current published surveys reflecting the opinions of investors and participants such as REITs, hotel acquisition/management companies and pension funds, lenders, brokers and consultants as to current capitalization rates, and its own database of capitalization rates reflected in recent transactions, adjusted for factors specific to the individual Hotel, such as location, physical condition, reserve policies, local market volatility and competition, guest mix, renovation influences and other income characteristics. AAA used separate capitalization rates that it deemed appropriate to capitalize 1997 historical Adjusted NOI and estimated Projected Year's Adjusted NOI. AAA then estimated the value of the Hotel based upon the of the values estimated by capitalizing 1997 and Projected Year's Adjusted NOI and its professional judgment. The following table sets forth the effective capitalization rates for 1997 and Projected Year's Adjusted NOI resulting from AAA's estimated Appraised Values of Atlanta Marquis' Hotel.

          RESULTING EFFECTIVE CAPITALIZATION RATES FOR APPRAISALS OF
                            ATLANTA MARQUIS' HOTEL

                                       PROJECTED YEAR (ENDING
                       1997              FEBRUARY 28, 1999)
                       ----            ----------------------
                       9.4%                    9.4%


     The resulting Appraised Value of Atlanta Marquis' Hotels, as estimated by AAA, is $255,000,000.

 . Comparison with Comparable Sales. AAA checked the Appraised Value of the Hotel derived by the foregoing procedures against its database of comparable sale transactions for reasonableness.

     The Appraised Value assumes all contractual provisions for FF&E reserves are adequate and have not been reduced to reflect deferred maintenance or environmental remediation costs with respect to Atlanta Marquis' Hotels (but estimated deferred maintenance costs have been deducted in estimating the Adjusted Appraised Value of the Atlanta Marquis' Hotel). The Appraised Value did not take into account the costs that might be incurred in selling a Hotel (but estimated costs for transfer and recordation taxes and fees have been deducted in estimating the Adjusted Appraised Value of the Hotel).

     The Appraisals are not guarantees of present or future values and no assurance can be given as to the actual value of Atlanta Marquis' Hotel. The Appraisals should be read in conjunction with other information, such as, but not limited to, the audited financial statements of Atlanta Marquis.

                            Atlanta Marquis Supp - 9

     The Appraised Value, and the assumptions underlying the projections on which the Appraised Value is based, are contingent upon a series of future events, the outcomes of which are not necessarily within the Operating Partnership's control and cannot be determined at this time. There can be no assurance that another appraiser would not have arrived at a different result. Some of the assumptions inevitably will not materialize, and unanticipated events and circumstances will occur subsequent to the date of the Appraisal. Furthermore, the actual results achieved from Atlanta Marquis' Hotel will vary from the results projected in the Appraisal and the variations may be material.

     Adjusted Appraised Value. The Adjusted Appraised Value of Atlanta Marquis was determined by making various adjustments to the Appraised Value of the Atlanta Marquis' Hotel, as described below.

 . Lender Reserves. Atlanta Marquis' debt service reserves are required to be held by third-party lenders. The amount of these lender reserves as of the Initial Valuation Date was added to the Appraised Values of these Hotels. A final determination of the lender reserves of Atlanta Marquis will be made on the Final Valuation Date and any changes in such reserves will be reflected in the Adjusted Appraised Value.

 . 1998 Capital Expenditure Reserves. For Atlanta Marquis, an amount equal to the capital expenditure reserves which were set aside as of March 1, 1998 for various identified capital improvements in 1998 (which amounts resulted in reductions in the Appraised Value as described above) was added back to the Appraised Value.

 . Mortgage and Other Debt. The estimated principal balance and accrued interest as of the Closing Date (assumed to be December 31, 1998) of all mortgage and other debt of Atlanta Marquis has been subtracted from the Appraised Value.

 . Mark to Market Adjustments. The third-party loans of the Partnerships have various interest rates and terms to maturity. In order to reflect the fair market value of the third-party loans of Atlanta Marquis, the estimated Adjusted Appraised Value for Atlanta Marquis has been increased or decreased to "mark to market" the interest rate for such loans. This adjustment has been estimated by comparing the interest cost using the applicable interest rates on existing third-party loans over their remaining term to the interest cost using the interest rate that the Operating Partnership believes it would be able to obtain for unsecured debt in the market as of the Final Valuation Date (which would have been 8.0% per annum based on a 225 basis point (2.25 percent) spread over the yield on seven-year U.S. Treasury securities as of May 8, 1998). The mark to market adjustment for the loan was calculated by determining the difference between the present values, as of December 31, 1998, of the interest payments over the remaining term of the loan from January 1, 1999 to maturity using the actual interest rate as the discount rate as compared to using the assumed market rate as the discount rate.

 . Deferred Management Fees. The amount of deferred management fees estimated to be payable under the Management Agreement(s) of Atlanta Marquis as of December 31, 1998 have been subtracted from the Appraised Value. The amount of such deferred management fees will be recalculated as of the Final Valuation Date.

 . Deferred Maintenance Costs. The estimated cost to complete any deferred maintenance items identified in the Engineering Study relating to the Hotel of Atlanta Marquis have been subtracted from the Appraised Value. The adjustments for this item will be reduced at the Final Valuation Date to reflect amounts expended after the Initial Valuation Date to perform such deferred maintenance. No adjustments have been made for previously budgeted capital expenditures or deferred maintenance costs estimated in the Engineering Study that are reflected in the cash flow projections used for purposes of estimating Appraised Values.

 . Transfer Taxes and Fees. The estimated transfer and recordation taxes and fees required to be paid by Atlanta Marquis in connection with the Merger have been subtracted from the Appraised Value. The actual transfer and recordation taxes and fees will be paid by the Operating Partnership as part of the Merger Expenses.

     The following table sets forth the adjustments to the aggregate Appraised Value of Atlanta Marquis' Hotel made to derive the estimated Adjusted Appraised Value for Atlanta Marquis as of the Initial Valuation Date.

     CALCULATION OF ESTIMATED ADJUSTED APPRAISED VALUE FOR ATLANTA MARQUIS
                        AS OF THE INITIAL VALUATION DATE
               (IN THOUSANDS, EXCEPT PER PARTNERSHIP UNIT AMOUNT)


                     Appraised Value                      $ 255,000
                     Lender reserves                          3,600
                     Capital expenditure reserve             16,750
                     Mortgage debt                         (162,047)
                     Other debt                             (20,134)
                     Mark to market adjustment                4,693
                     Deferred maintenance costs                (607)
                     Estimated Adjusted
                     Appraised Value                      $  97,255
                                                          =========
                     Limited partners' share              $  22,255
                     Per Partnership Unit                 $  41,991


     Continuation Value. AAA estimated the Continuation Value of Atlanta Marquis using the following methodology:

     . Estimated Future Cash Distributions. AAA prepared estimates of future partnership cash flow for Atlanta Marquis for the 12-year period from January 1, 1998 through December 31, 2009 based upon the estimated 1998 NOI before incentive management fees used in the Appraisals and for each subsequent year applying an assumed annual stabilized growth rate (as shown in the table below) developed by AAA for this analysis. For each year in the projection period, AAA estimated the amount of cash available for distribution to Atlanta Marquis' limited partners after payment of all management fees, debt service, owner funded capital expenditures based on the Engineering Study and other partnership expenses and after application of the applicable partnership agreement provisions. AAA assumed that Atlanta Marquis' FF&E reserve was adequate and understood that Host determined that there were no reserve shortfalls or surpluses.

     . Determination of Residual Value. To estimate the residual value of the Atlanta Marquis limited partners' interest in Atlanta Marquis at the end of the 12-year period, AAA assumed that the Atlanta Marquis Hotel(s) would be sold as of December 31, 2009 at its then market value. AAA estimated the market value of the Hotel as of such date by applying an exit capitalization rate that it deemed appropriate, using the factors described above in connection with the "-- Appraised Value," which is set forth in the table below, to the estimated Adjusted NOI for 2009 (estimated as described above). AAA then subtracted estimated sales costs of 2.0% of the estimated market value, added lender reserves, and subtracted the estimated outstanding principal balance of debt as of December 31, 2009 and deferred management fees to arrive at net sales proceeds available for distribution to partners. AAA then determined what portion of such estimated net sales proceeds would be distributable to Atlanta Marquis' limited partners under the various partnership and debt agreements.

     . Discounting Distributions to Present Value. As a final step, AAA discounted the estimated future cash distributions to Atlanta Marquis' limited partners from operations and estimated net sales proceeds to their present value as of January 1, 1998, using a discount rate of 20% per annum. AAA believes that this discount rate reflects the return on investment that investors expect from leveraged investments of this nature.

                           Atlanta Marquis Supp - 10

     The growth rate and exit capitalization rate used to determine the estimated Continuation Value for Atlanta Marquis are as set forth below:

                    GROWTH RATES, EXIT CAPITALIZATION RATES
             AND ESTIMATED CONTINUATION VALUE FOR ATLANTA MARQUIS

                                                               ESTIMATED
                                                          CONTINUATION VALUE
  GROWTH RATE      EXIT CAPITALIZATION RATE (2009)      (PER PARTNERSHIP UNIT)
  -----------      -------------------------------      ----------------------

    4.40%                     9.80%                            $45,425

     Liquidation Value. The Liquidation Value of Atlanta Marquis was estimated by the General Partner and represents the estimated value of Atlanta Marquis if all of its assets were sold as of December 31, 1998. Such value was based upon the Adjusted Appraised Value of Atlanta Marquis, with the following adjustments:
(i) the "mark to market" adjustment used to estimate the Adjusted Appraised Value was eliminated and instead prepayment or defeasance costs that would be payable under existing debt agreements (regardless of whether the debt in fact can be prepaid on December 31, 1998) were deducted from the Appraised Value; and
(ii) the deduction for transfer and recordation taxes used to estimate the Adjusted Appraised Value was eliminated and instead an amount equal 2.5% of the Appraised Value of Atlanta Marquis's Hotel was subtracted from the Appraised Value for estimated liquidation costs, expenses and contingencies. The General Partner then determined the portion of the estimated Liquidation Value that would be distributable to Atlanta Marquis' limited partners under the terms of the partnership agreement and other contractual arrangements.

     The following table sets forth the adjustments made to the Adjusted Appraised Value to estimate the Liquidation Value of Atlanta Marquis as of the Initial Valuation Date:

         CALCULATION OF ESTIMATED LIQUIDATION VALUE OF ATLANTA MARQUIS
                        AS OF THE INITIAL VALUATION DATE
               (IN THOUSANDS, EXCEPT PER PARTNERSHIP UNIT AMOUNT)

Appraised Value                                $ 255,000
Lender reserves                                    3,600
Capital expenditure reserve                       16,750
Mortgage debt                                   (162,047)
Other debt                                       (20,134)
Prepayment/defeasance costs                      (10,972)
Deferred maintenance costs                          (607)
Sales costs                                       (6,375)
Estimated Liquidation Value
                                               $  75,215
                                               =========
Limited Partners' Share                              215
Per Partnership Unit                           $     406

     Estimated Exchange Value. The following table sets forth the estimated Exchange Value of Atlanta Marquis (based upon the Appraised Values of Atlanta Marquis' Hotels as of March 1, 1998 and the estimated adjustments described above) and the estimated Note Election Amount for Atlanta Marquis, all on a per Partnership Unit basis. The estimated Exchange Value for Atlanta Marquis (which will be received by each Atlanta Marquis Limited Partner retaining OP Units in the Merger) is equal to its estimated Continuation Value. The estimated Note Election Amount for Atlanta Marquis (which will be received by Atlanta Marquis Limited Partners electing to receive Notes in exchange for OP Units) is equal to 60% of the Exchange Value for Atlanta Marquis. The estimated values set forth below may increase or decrease as a result of various adjustments, which will be finally calculated as of the Final Valuation Date but will not change as a result of less than all of the Partnerships participating in the Mergers.

                  ESTIMATED EXCHANGE VALUE OF ATLANTA MARQUIS
                            PER PARTNERSHIP UNIT(1)

    ESTIMATED         ESTIMATED     ESTIMATED   ESTIMATED     ESTIMATED
ADJUSTED APPRAISED   CONTINUATION  LIQUIDATION   EXCHANGE   NOTE ELECTION
      VALUE             VALUE         VALUE      VALUE (2)     AMOUNT(3)
------------------   ------------  -----------  ----------  --------------

   $  41,991            $45,425       $406        $45,425       $27,255

    _________________
(1) A Partnership Unit in Atlanta Marquis represents an original investment of $100,000.
(2) The estimated Exchange Value is equal to the greatest of estimated Adjusted Appraised Value, estimated Continuation Value and estimated Liquidation Value.
(3) The principal amount of Notes is equal to the greater of (i) the Liquidation Value or (ii) 60% of the Exchange Value (the "Note Election Amount").

     Valuation of OP Units Allocated to Atlanta Marquis' Limited Partners. Each Atlanta Marquis Limited Partner will receive OP Units with a deemed value equal to the Exchange Value of such Atlanta Marquis Limited Partner's Partnership Interests. The value of an OP Unit for this purpose will be deemed to be equal to (i) the average of the closing price of shares of Host common stock on the NYSE for the 10 trading days ending on the third trading day prior to the record date for the distribution of SLC common stock to Host shareholders minus (ii) the amount of cash and the estimated value, as determined by Host's Board of Directors in good faith and in reliance in part upon an opinion of an independent financial advisor, of the SLC common stock or other property to be distributed with respect to each share of Host common stock (currently estimated to aggregate approximately $___ - $____ per share) in connection with the REIT Conversion. The closing price per share of Host common stock on May 28, 1998 was $19.4375.

     Atlanta Marquis Limited Partners who receive OP Units will receive cash distributions from Atlanta Marquis for all of 1998 and, if the Merger does not occur in 1998, any portion of 1999 prior to the Merger for which period they do not receive a cash distribution from the Operating Partnership.

     No fractional OP Units will be issued. Fractional amounts less than or equal to 0.50 of an OP Unit will be rounded down to the next whole number and fractional amounts greater than 0.50 will be rounded up to the next whole number of OP Units.

                           Atlanta Marquis Supp - 11

Cash Distributions

         Historical Cash Distributions Paid by Atlanta Marquis. The following table sets forth the distributions paid to Atlanta Marquis Limited Partners (per Partnership Unit) for the periods indicated. The information below should be read in conjunction with the information in this Supplement under the caption "Selected Financial Data."

             Historical Cash Distributions Paid by Atlanta Marquis
                           (Per Partnership Unit(1))

                                              First Quarter                          Fiscal Year
                                                                 ----------------------------------------------------
                                                  1998              1997       1996       1995      1994      1993
                                                  ----              ----       ----       ----      ----      ----
From net income..............................   $      --           $    --    $ 1,530   $ 4,385  $ 3,528    $ 2,983
Representing return of capital/(2)/..........       4,996                --         --        --       --         --
Payments due to reallocation of
  losses/(3)/................................          --               284         --        --      844         --
                                                 --------           -------     ------    ------   ------     ------
         Total...............................   $   4,996         $     284    $ 1,530   $ 4,385  $ 4,372    $ 2,983
                                                 ========           =======     ======    ======   ======     ======

-----------
(1) A Partnership Unit represents a $100,000 original investment in Atlanta Marquis.
(2) Computed as all distributions in excess of distributions from operating cash flow.
(3) Aggregate amount over several years paid to Limited Partners from sources other than Atlanta Marquis cash flow.

         Compensation and Distributions to the General Partner. Under Atlanta Marquis' partnership agreement, the General Partner does not receive fees or compensation in connection with managing the affairs of Atlanta Marquis but the General Partner and its affiliates are reimbursed for certain costs and expenses incurred on behalf of Atlanta Marquis. The following information has been prepared to compare the amount of reimbursements paid and cash distributions made by Atlanta Marquis to the General Partner and its affiliates to the amounts that would have been paid if the reimbursement and distribution structure which will be in effect after the REIT Conversion had been in effect for the periods presented.

         Following the REIT Conversion, Host REIT will be operated as a self-administered REIT and as a result no reimbursements or other compensation will be received by the General Partner.

         During the First Quarter 1998 and fiscal years 1997, 1996 and 1995 amounts actually paid by Atlanta Marquis to the General Partner are shown below under "Historical" and the estimated amounts that would have been paid had the REIT Conversion been in effect for the periods presented (assuming the Full Participation Scenario) are shown under "Pro Forma."

           Historical and Pro Forma Reimbursements and Distributions
                    to the General Partner and its Affiliates
                                (in thousands)

                                                First Quarter                              Fiscal Year
                                                                   -------------------------------------------------------------
                                                    1998                  1997                   1996                  1995
                                                    ----                  ----                   ----                  ----
Historical
     Reimbursements                         $        330           $       196            $         65           $         84
     Distributions                                   --                    --                       10                     30
                                            -----------------      -----------------      -----------------      ---------------
             Total Historical               $        330           $       196            $         75           $        114
                                             ================       ================       ================       ==============

Pro Forma
     Reimbursements                         $        --            $       --             $         --           $        --
     Distributions attributable to Units(1)
                                                     N/A                   N/A                      N/A                   N/A
                                             ----------------       ----------------       ----------------       --------------
             Total Pro Forma                $        --            $       --             $         --           $        --
                                             ================       ================       ================       ==============

----------------
(1) The OP Units to be received by Host in connection with the REIT Conversion will be equal to the number of shares of Host's outstanding common stock and not allocated based upon its interest in any of the Partnerships, including Atlanta Marquis. Thus, the distributions received by Host and its affiliates by way of their interests in the Partnerships, including Atlanta Marquis, cannot be determined on a pro forma basis.

                           Atlanta Marquis Supp - 12

Certain Information Regarding the Hotel Owned by Atlanta Marquis

Name of Hotel                              Location of Hotel                Number of Rooms             Date Opened
-------------                              -----------------                ---------------             -----------
Atlanta Marquis Marriott Hotel(1)          Atlanta, GA                         1,671                       1985

----------------------------
(1) Atlanta Marquis has an 80% residual interest of the Atlanta Marriott Marquis and for 1998, is expected to receive 100% of the cash flow from the hotel.

         The table below sets forth certain performance information for Atlanta Marquis' Hotel for the indicated periods.

                                                   First Quarter                        Fiscal Year
                                            ------------------------     ----------------------------------------
                                               1998           1997           1997           1996           1995
                                               ----           ----           ----           ----           ----

Average daily rate....................       $135.45        $127.60         $127.36        $131.91        $116.02
Occupancy.............................          71.9%          75.1%           69.8%          68.6%          71.6%
REVPAR................................        $97.39         $95.83          $88.90         $90.49         $83.07
% REVPAR change.......................           1.6%          --              (1.7)%          8.9%          --

         The Atlanta Marriott Marquis is a full-service Marriott hotel. It is located on approximately 3.6 acres of land in the heart of downtown Atlanta. The Hotel is in the Peachtree Center area of Atlanta's central business district and occupies most of the block that is bordered by Baker Street to the north, Courtland Street to the east, Harris Street to the south and Peachtree Center Avenue to the west. The Hotel is located within walking distance of Atlanta's convention facilities, as well as restaurants, lounges, a gift shop and several retail shops.

         The Hotel opened on July 1, 1985. The 1,671 room Hotel includes 72 suites and contains over 122,000 square feet of meeting and exhibition space and five restaurants and lounges. Recreational facilities include a complimentary health club, an indoor/outdoor swimming pool, hydro-therapy pool, sundeck, steam room and sauna, a rub-down area and a game room. The Hotel features a spectacular 50-story atrium that soars to an enormous rooftop skylight.

         Capital Improvements. In 1997, the Hotel completed a $7.0 million refurbishment of approximately half its guest rooms which included the replacement of the carpeting, bedspreads, upholstery, drapes and other similar items ("Softgoods") and also the dressers, chairs, beds and other furniture ("Casegoods"). The refurbishment of the remaining 711 rooms and 16 suites will begin in mid-1998. This portion of the refurbishment will be funded from a reserve which was established by Atlanta Marquis with the lender on the New Maturity Date (as defined ________). Also in 1997, the facade repair project was started, which entails a repair of the entire facade of the building. The project is expected to cost $7.5 million and will be funded by Atlanta Marquis from a reserve which was also established with the lender on the New Maturity Date. The project is expected to be completed by mid-1999.

         Competition. The primary competition for the Hotel comes from the following four first-class hotels in downtown Atlanta: (i) the 1,278 room Hyatt Regency Atlanta Hotel, (ii) the 1,222 room Atlanta Hilton & Towers Hotel, (iii) the 1,068 room Westin Peachtree Plaza Hotel and (iv) the 747 room Radisson Hotel Atlanta. These four competitors contain an aggregate of approximately 4,315 rooms and approximately 332,000 square feet of meeting space. Hotel management has formed an alliance with the Westin, Hyatt and Hilton (the "Atlanta Alliance"). The Atlanta Alliance is a formal arrangement among the four hotels to present a meeting alternative to customers' groups that are too large for a single hotel but too small for the Georgia World Congress Center, Atlanta's convention center.

         In addition, other hotels in the Atlanta area compete with the Hotel; however, these differ from the Atlanta Marquis Hotel in terms of size, room rates, facilities, amenities and services offered, market orientation and/or location. As a major convention facility, the Hotel also competes with similar facilities throughout the country.

         No new full-service hotels opened in the Atlanta market in 1997 and none are expected to open in 1998. However, during 1997, 38 new limited service hotels opened thus adding 3,422 new rooms to the market and approximately 13 more properties containing a total of 1,498 rooms are expected to open in 1998 in the Atlanta suburbs. These additions are not

                           Atlanta Marquis Supp - 13
expected to have a significant impact on the Hotel's revenues as these hotels target a significantly different market segment. In 1997, the Atlanta properties generally reported decreased results due to higher activity in 1996 related to the Summer Olympics and the impact of additional supply added to the suburban areas. In 1998, construction began on a 320-room Doubletree Guest Suites hotel which is expected to open in mid-1999.

Legal Proceedings

     Texas Multi-Partnership Lawsuit. On March 16, 1998, limited partners in several limited partnerships sponsored by Host, including Atlanta Marquis, filed a lawsuit, Robert M. Haas, Sr. and Irwin Randolph Joint Tenants, et al. v.
                 ---------------------------------------------------------------
Marriott International, Inc., et al, Case NO. CI-04092, in the 57th Judicial
-----------------------------------
District Court of Bexar County, Texas, alleging that the defendants conspired to sell hotels to the partnerships for inflated prices and that they charged the partnerships excessive management fees to operate the partnerships' hotels. The plaintiffs further allege that the Defendants committed fraud, breached fiduciary duties and violated the provisions of various contracts. The plaintiffs are seeking unspecified damages. Although the partnerships have not been named as defendants, their partnership agreements include provisions which require the partnerships to indemnify the general partners against losses, expenses and fees.

     Atlanta Marquis. Certain limited partners of Atlanta Marriott Marquis Limited Partnership ("AMMLP"), filed a putative class-action lawsuit Hiram and
                                                                     ---------
Ruth Strum v. Marriott Marquis Corporation, et al, Case NO. 97-CV-3706, in the
--------------------------------------------------
U.S. District Court for the Northern District of Georgia, against AMMLP's general partner, its directors and Host, regarding the merger of AMMLP into a new partnership (the "AMMLP Merger") as part of a refinancing of the partnership's debt. The plantiffs allege that the defendants misled the limited partners in order to induce them to approve the AMMLP Merger, violated securities regulations and federal roll-up regulations and breached their fiduciary duties to the partners. Although the partnerships have not been named as defendants, their partnership agreements include provisions which require the partnerships to indemnify the general partners against losses, expenses and fees.

Amendments to the Atlanta Marquis' Partnership Agreement

         In order to allow the Hotel of Atlanta Marquis to be leased to SLC in connection with the Merger and the REIT Conversion, Atlanta Marquis' partnership agreement must be amended. Currently, there is no provision in Atlanta Marquis' partnership agreement to allow Atlanta Marquis' Hotel to be leased. Therefore,
Section 5.02B of Atlanta Marquis' partnership agreement must be amended to add a new paragraph 5.02B(6) to read as follows:

         (6) lease (or consent to the lease), directly or indirectly, in one transaction or a series of related transactions, of the Hotel.

         Other Amendments. Amendments to certain terms and sections of Atlanta
         ----------------
Marquis' partnership agreement would be made in order to (i) reduce to one the number of appraisals of the fair market value of Atlanta Marquis Hotel that Atlanta Marquis must provide to the Atlanta Marquis Limited Partners before the General Partner can cause the Atlanta Marquis to sell its assets to the General Partner or an affiliate, (ii) delete certain obsolete references to entities and agreements that are no longer in existence, (iii) update Atlanta Marquis' partnership agreement to reflect the passage of time since the formation of Atlanta Marquis and (iv) make any other amendments to Atlanta Marquis' partnership agreement deemed necessary or advisable, in the sole discretion of the General Partner, in connection with the consummation of the Mergers and the REIT Conversion. The General Partner does not believe that these amendments would affect the rights of the Atlanta Marquis Limited Partners in any material respect nor the duties and obligations of the General Partner. These changes are included, along with the other proposed amendments, in the copy of Atlanta Marquis' partnership agreement, as proposed to be amended, which is attached hereto. The amended Atlanta Marquis partnership agreement is marked to indicate the revisions made to the existing Atlanta Marquis partnership agreement and should be read in its entirety. Deleted provisions are contained in brackets and struck through, and added provisions are in bold type and underlined.

                           Atlanta Marquis Supp - 14

         The vote required for such amendment is a majority of the outstanding limited partnership interests. The General Partner owns 0.28% of the Class A limited partnership interests and may vote such interests in connection with the amendment.

         THE GENERAL PARTNER RECOMMENDS THAT ATLANTA MARQUIS LIMITED PARTNERS VOTE TO APPROVE THE REQUESTED AMENDMENTS TO HANOVER'S PARTNERSHIP AGREEMENT.

FAIRNESS

FAIRNESS ANALYSIS

     The General Partner believes that the terms of the Merger provide substantial benefits and are fair to the Limited Partners of Atlanta Marquis and recommends that all Limited Partners of Atlanta Marquis consent to the Merger. The General Partner bases this recommendation primarily on (i) its view that the expected benefits of the Merger for the Atlanta Marquis Limited Partners outweigh the risks and potential detriments of the Merger to the Atlanta Marquis Limited Partners (see "Background and Reasons for the Mergers and the REIT Conversion -- Reasons for the Mergers" and "Risk Factors"), (ii) its view that the value of the OP Units allocable to the Atlanta Marquis Limited Partners on the basis of the Exchange Value established for Atlanta Marquis represents fair consideration for the Partnership Interests held by the Atlanta Marquis Limited Partners and is fair to the Atlanta Marquis Limited Partners from a financial point of view, and (iii) the Fairness Opinion of AAA stating that (a) the methodologies and underlying assumptions used to determine the Exchange Value, the Adjusted Appraised Value, the Continuation Value and the Liquidation Value of Atlanta Marquis and each other Partnership, including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels, are fair and reasonable, from a financial point of view, to the Limited Partners of Atlanta Marquis and each other Partnership and (b) the methodologies used to determine the value of an OP Unit and to allocate the equity interest in the Operating Partnership to be received by the Atlanta Marquis Limited Partners and the Limited Partners of each Partnerships are fair and reasonable to the Atlanta Marquis Limited Partners and the Limited Partners of each other Partnership.

     The Merger is not conditioned upon the consummation of the other Mergers. The General Partner has considered this fact in evaluating the fairness of the Merger. The General Partner believes that the fairness of the Merger will not be materially affected by the presence or absence of any other individual Partnership or by any particular combination of other Partnerships and that the Merger will be fair to the Atlanta Marquis Limited Partners, individually and as a whole, if it is consummated with any combination of other Participating Partnerships. The General Partner bases this belief primarily on the fact that the consideration to be paid to the Atlanta Marquis Limited Partners has been established based upon Atlanta Marquis' Exchange Value, without regard to any possible combination of other Partnerships.

     In reaching the conclusions implicit in the above recommendation, the General Partner has taken into account the following considerations:

     . The General Partner has concluded that the Exchange Value for Atlanta
       Marquis, which is equal to the greatest of its Adjusted Appraised Value, Continuation Value and Liquidation Value, represents fair consideration for the Partnership Interests of the Atlanta Marquis Limited Partners in the Merger in relation to Atlanta Marquis. The General Partner also has concluded that the Exchange Value established for the Atlanta Marquis Limited Partners fairly reflects the value of the assets held by Atlanta Marquis. In addition, the Fairness Opinion supports these conclusions.

     . The General Partner has concluded that the potential benefits of the Merger to the Atlanta Marquis Limited Partners, as described under "Background and Reasons for the Mergers and the REIT Conversion -- Reasons for the Mergers," outweigh the potential risks and detriments of the Merger for the Atlanta Marquis Limited Partners, as described in "Risk Factors."

     . The Fairness Opinion, in the view of the General Partner, supports the fairness of the Merger, even though it includes qualifications, limitations and assumptions relating to its scope and other factors that Atlanta Marquis Limited Partners should consider carefully.

     . Host will contribute its wholly owned full-service hotel assets, its interests in the Hotel Partnerships and its other assets (excluding its senior living assets) to the Operating Partnership in exchange for (i) a number of OP Units equal to the number of outstanding shares of common stock of Host, (ii) preferred partnership interests in the Operating Partnership corresponding to any shares of Host preferred stock outstanding at the time of the REIT Conversion and (iii) the assumption by the Operating Partnership of certain liabilities of Host. Following these contributions, the Operating Partnership and its subsidiaries will directly own all of Host's wholly-owned hotels and all of Host's interests in the Hotel Partnerships and other assets. Host REIT will not receive any compensation for its services as general partner to the Operating Partnership following the REIT Conversion and will benefit from the operations of the Operating Partnership only to the extent of the distributions received based upon its percentage interest in the Operating Partnership to the same extent as the other limited partners. Because Host REIT will share in the value of the Operating Partnership solely through distributions and not through any separate compensation structure, the General Partner believes that this is a factor supporting the fairness of the Merger to the Atlanta Marquis Limited Partners.

     . The General Partner believes that the value of the consideration to be received by the Atlanta Marquis Limited Partners in the Merger is fair in relation to the value which would be derived by such Limited Partners under any of the alternatives described under "Background and Reasons for the Mergers and the REIT Conversion -- Alternatives to the Mergers," especially since the Exchange Value of Atlanta Marquis is equal to its Continuation Value, which is the greatest of the three values the Adjusted Appraised Value, the Continuation Value and the Liquidation Value. The General Partner does not believe that the sale of any of Atlanta Marquis' Hotels and liquidation of Atlanta Marquis will obtain for Atlanta Marquis Limited Partners as much value as the value to be received by such Atlanta Marquis Limited Partners following the Merger. In addition, while the Continuation Values of three of the Partnerships, including Atlanta Marquis, are higher than the Adjusted Appraised Values of such Partnerships, the General Partners believe that the Mergers provide substantial benefits to such Atlanta Marquis Limited Partners and other Limited Partners, including those benefits described under "Background and Reasons for the Mergers and the REIT Conversion Reasons for the Mergers," especially enhanced liquidity and regular quarterly cash distributions. The General Partner believes that the following benefits are of the greatest value and importance to the Atlanta Marquis Limited Partners:

          . Enhanced Liquidity. The Mergers and the REIT Conversion will offer
            Atlanta Marquis Limited Partners significantly enhanced liquidity with respect to their investments in Atlanta Marquis because, after the expiration of the Initial Holding Period, Atlanta Marquis Limited Partners will be able to exercise their Unit Redemption Right at any time, subject to certain limited exceptions. Host has approximately 204 million shares of common stock outstanding and the closing price on the NYSE on May 28, 1998 was $19.4375 per share (reflecting a total common equity market capitalization of approximately $4 billion). The exercise of the Unit Redemption Right, however, generally would result in recognition of taxable income or gain at that time.

          . Public Market Valuation. The General Partner believes that by exchanging interests in Atlanta Marquis which is a non-traded limited partnership for interests in a publicly traded real estate company focused primarily on a more diverse and growing full-service hotel portfolio, the Atlanta Marquis Limited Partners will have the opportunity to participate in the recent trend of ownership of real estate through a publicly traded entity, which, in many instances, has resulted in market valuations of public real estate companies in excess of the estimated net asset values of those companies.

                           Atlanta Marquis Supp - 15

          . Regular Quarterly Cash Distributions. The General Partner expects that the Operating Partnership will make regular quarterly cash distributions to holders of OP Units.

          . Substantial Tax Deferral. The General Partner expects that Atlanta
            Marquis Limited Partners who do not elect to receive Notes generally should be able to obtain the benefits of the Merger while continuing to defer recognition for federal income tax purposes of at least a substantial portion, if not all, of the gain with respect to their Partnership Interests that otherwise would be recognized in the event of a liquidation of Atlanta Marquis or a sale or other disposition of its assets in a taxable transaction (although Limited Partners in Atlanta Marquis and certain other Partnerships may recognize a relatively modest amount of ordinary income as the result of required sales of personal property to a Non-Controlled Subsidiary in order to facilitate Host REIT's qualification as a
            REIT).

     . The General Partner believes that the economic terms of the leases of the Atlanta Marquis Hotels are fair and reasonable from the standpoint of the Operating Partnership.

     The General Partner believes that the factors described above, which support the fairness of the Merger to the Atlanta Marquis Limited Partners, when weighed against the factors that may be disadvantageous, taken as a whole, indicate that the Merger is fair to the Atlanta Marquis Limited Partners.

     AAA, an independent financial advisory firm with substantial real estate and partnership transaction experience, was engaged by the General Partner and the other General Partners to perform the Appraisals and to render the Fairness Opinion that (i) the methodologies and underlying assumptions used to determine the Exchange Value, the Adjusted Appraised Value, the Continuation Value and the Liquidation Value of Atlanta Marquis and each other Partnership, including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels, are fair and reasonable, from a financial point of view, to the Atlanta Marquis Limited Partners and the Limited Partners of each other Partnership, and (ii) the methodologies used to determine the value of an OP Unit and to allocate the equity in the Operating Partnership to be received by the Atlanta Marquis Limited Partners and the Limited Partners of each Partnership are fair and reasonable to the Atlanta Marquis Limited Partners and the Limited Partners of each other Partnership. The Fairness Opinion is addressed to each Partnership and it may be relied upon by each of the Atlanta Marquis Limited Partners and the Limited Partners of the other Partnerships.
The full text of the Fairness Opinion, which contains a description of the assumptions and qualifications applicable to the review and analysis by AAA, is set forth in Appendix B to the Consent Solicitation and should be read in its entirety. The material assumptions and qualifications to the Fairness Opinion are summarized below, although this summary does not purport to be a complete description of the various inquiries and analyses undertaken by AAA in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex analytical process not necessarily susceptible to partial analysis or amenable to summary description. For a more complete description of the assumptions and qualifications that limit the scope of the Fairness Opinion, see " Qualifications to Fairness Opinion" and " Assumptions" below.

     Although the General Partner advised AAA that certain assumptions were appropriate in its view, the General Partner imposed no conditions or limitations on the scope of the investigation by AAA or the methods and procedures to be followed by AAA in rendering the Fairness Opinion. The fees and expenses of AAA will be treated as a Merger Expense and will be paid by the Operating Partnership. In addition, the General Partner has agreed to indemnify AAA against certain liabilities. See "-- Compensation and Material Relationships."

     QUALIFICATIONS TO FAIRNESS OPINION. In the Fairness Opinion, AAA specifically states that it did not: (a) specifically consider other methodologies for allocation of the OP Units, (b) address or conclude that other methodologies for allocation of the OP Units to the Atlanta Marquis and the other Partnerships might not have been more favorable to the Limited Partners in certain of the Partnerships, (c) negotiate with Atlanta Marquis, the other Partnerships or Host, (d) participate in establishing the terms of the Merger and the other Mergers, (e) provide an opinion as to the terms and conditions of the Merger and the other Mergers other than those explicitly stated in the Fairness Opinion, (f) make any independent review of the capital expenditure estimates set forth in the Engineering Study, (g) make any estimates of Atlanta Marquis' and each other Partnership's contingent liabilities.

     In connection with preparing the Fairness Opinion, AAA was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the analysis set forth in Appendix B. AAA will not deliver any additional written opinion of the analysis, other than to update the written opinion if requested by the Operating Partnership.

     EXPERIENCE OF AAA. AAA is the world's largest independent valuation consulting firm and is regularly and continually engaged in the valuation of commercial real estate and businesses and their securities in connection with tender offers, mergers and acquisitions, recapitalizations and reorganizations, divestitures, employee stock ownership plans, leveraged buyout plans, private placements, limited partnerships, estate and corporate matters, other financial advisory matters and other valuation purposes.

     AAA was selected because of its experience in the valuation of businesses and their securities in connection with tender offers, mergers and acquisitions, recapitalizations and reorganizations, including transactions involving hotel partnerships. In addition, Host and its affiliates have previously engaged AAA to provide appraisals and fairness opinions in connection with other transactions. The General Partner and the other General Partners considered several other firms for purposes of performing the appraisals and rendering the Fairness Opinion, but selected AAA for the foregoing reasons.

     SUMMARY OF MATERIALS CONSIDERED AND INVESTIGATION UNDERTAKEN. As a basis for rendering for Fairness Opinion, AAA has made such reviews, studies and analyses as it deemed necessary and pertinent in order to provide it with a reasonable basis for the Fairness Opinion, including, but not limited to, the following: (i) reviewed the transaction documents and SEC reporting and/or filing documents, including drafts of the Form S-4 for the Mergers; (ii) provided the Market Value of each Hotel owned by each Partnership in a separate short form appraisal report and each such report was reviewed and certified by an MAI appraiser as to its preparation in accordance with the requirements of the Standards of Professional Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation; as part of the Appraisals, AAA reviewed historical operating statements, 1998 budget and year-to-date results, and other financial information as it deemed necessary as a basis for the Fairness Opinion and the Appraisals also considered market transactions of similar lodging properties as appropriate as a basis for the Market Value of each Hotel; (iii) reviewed the methodologies used by each of the General Partners in their determination of the Exchange Value of each Partnership, including the nature and amount of all adjustments to the Appraised Values in determining such Exchange Values; AAA reviewed and tested for the fairness and reasonableness of all adjustments as well as for consideration of all adjustments deemed to be appropriate by AAA;
(iv) reviewed the methodologies used by each of the General Partners in their determination of the value of an OP Unit and the allocation of the equity interest in the Operating Partnership to be received by the limited partners of each Partnership, and AAA reviewed and tested for the fairness and reasonableness of the methods and measurements made by the General Partners; (v) reviewed the General Partners' determination of the Liquidation Value of each Partnership, and AAA reviewed and tested for the fairness and reasonableness of all adjustments proposed by the General Partners, as well as for consideration of all adjustments deemed appropriate by AAA; (vi) provided an estimate of the Continuation Value of each Partnership based upon the estimated present value of expected benefits to be received by each limited partner interest as though the Mergers did not occur and each Partnership's assets were sold within a twelve year period; AAA, as part of its analysis and review, determined appropriate rates of growth in house profit or net operating income, as well as reviewed other key variables affecting partnership cash flows and other economic/financial factors affecting the Partnerships' expected operations and results;(vii) reviewed the terms of the ground leases of the Hotels and the partnership agreement of each Partnership; (viii) reviewed audited and unaudited historical income statements, balance sheets and statements of sources and uses of funds of each Partnership and Host and pro forma financial information for Host REIT; (ix) reviewed audited and unaudited historical operating statements of each Hotel, as well as current operating statements and budgets; (x) conducted real estate valuation and financial due diligence with respect to the Partnerships and their underlying assets, liabilities and equity; (xi) reviewed internal Marriott International, Host and Partnership financial analyses and other internally generated data for each Hotel; and (xii) discussed all of the foregoing information, where appropriate, with management of Marriott International, Host and the Partnerships, and their respective employees.

     ASSUMPTIONS. In rendering its opinion, AAA relied, without independent verification, on the accuracy and completeness in all material respects of certain relevant publicly available information and information provided to AAA by the Host and the Hotels. AAA assumed that all information furnished by Host, the Hotels and the Partnerships and their representatives, upon which AAA relied, presented and accurate description in all material respects of the current and prospective status of the Hotels and the Partnerships from an operational and financial point of view. AAA also noted that the Fairness Opinion was based upon financial, economic, market and other considerations as they existed and could be evaluated on the date thereof.

     CONCLUSIONS. AAA concluded that, based upon and subject to its analysis and assumptions and limiting conditions, and as of the date of the Fairness
Opinion: (i) the methodologies used to determine the Exchange Value, the Adjusted Appraised Value, the Continuation Value and the Liquidation Value each Partnership, including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of each of the Hotels, are fair and reasonable, from a financial point of view, to the Atlanta Marquis Limited Partners and the Limited Partners of each Partnership, and (ii) the methodologies used to determine the value of an OP Unit and to allocate the equity interest in the Operating Partnership to be received by the Atlanta Marquis Limited Partners and the Limited Partners of each Partnership are fair and reasonable to the Limited Partners of each Partnership.

     COMPENSATION AND MATERIAL RELATIONSHIPS. AAA has been paid a fee of $________ for its services as described herein, including the Appraisals and preparing to deliver the Fairness Opinion. In addition, AAA will be reimbursed for all reasonable out-of-pocket expenses, including legal fees, and will be indemnified against certain liabilities, including certain liabilities under the securities laws. The fee was negotiated between Host, the General Partners and AAA. Payment of the fee to AAA is not dependent upon completion of the Mergers. AAA has been previously engaged by Host and its affiliates to provide fairness opinions in connection with other transactions.

                           Atlanta Marquis Supp - 16

Voting Procedures

         The consent of Atlanta Marquis Limited Partners holding a majority of the outstanding limited partnership interests is required for participation in the Merger. The General Partner holds 0.28% of the outstanding Class A limited partnership interests. The General Partner may vote its Class A limited partnership interests.

         An Atlanta Marquis Limited Partner may mark the Consent Form to vote "FOR," "AGAINST" or "ABSTAIN" with respect to participation in the Merger by Atlanta Marquis. The failure of an Atlanta Marquis Limited Partner to vote or an abstention will have the same effect as if such Limited Partner had voted his Partnership Interests "AGAINST" the Merger. A Consent Form that is properly signed but not marked will be voted "FOR" the Merger. The voting procedures applicable to Atlanta Marquis Limited Partners are set forth in the Consent Solicitation under the heading "Voting Procedures -- Required Vote and Other Conditions."


Federal Income Tax Considerations

         In addition to the federal income tax considerations discussed in the sections of the Consent Solicitation entitled "Federal Income Tax Considerations" and "Risk Factors -- Federal Income Tax Risks," Atlanta Marquis Limited Partners should read carefully the following discussion of federal income tax considerations applicable specifically to the Atlanta Marquis Limited Partners. The information included in this discussion is based upon various factual assumptions and information which are believed by the Operating Partnership and the General Partner to be reliable. However, some of these assumptions inevitably will not materialize, and unanticipated events and circumstances will occur. Therefore, there likely will be differences between the information provided herein, including the numerical data and estimates, and actual results, and the variations may be material and adverse.

         Applicability of Tax Opinions

         Hogan & Hartson L.L.P. ("Hogan & Hartson"), counsel to Host REIT, Host and the Operating Partnership, has provided to Host REIT and the Operating Partnership an opinion letter (substantially in the form of Appendix C to the Consent Solicitation) as to certain federal income tax consequences to the Operating Partnership and the Atlanta Marquis Limited Partners resulting from the Mergers and the REIT Conversion. The opinion letter is based upon certain assumptions and certain representations provided by Host REIT, Host, the Operating Partnership and the General Partners. These representations generally involve factual matters relating to the organization, ownership and operations (including the income, assets, businesses, liabilities and properties) of the Partnerships and Hotels contributed to the Operating Partnership by Host and the Blackstone Entities prior to the Mergers and of Host REIT, the Operating Partnership and the Hotel Partnerships following the Mergers and the REIT Conversion. In addition, on the Closing Date, Hogan & Hartson expects to provide to Host REIT and the Operating Partnership an opinion letter (substantially in the form of Appendix D to the Consent Solicitation) as to the qualification and taxation of Host REIT as a REIT under the Code following the REIT Conversion. See "Federal Income Tax Considerations -- Summary of Tax Opinions" in the Consent Solicitation.

         Each opinion provided by Hogan & Hartson in the opinion letter that is substantially in the form of Appendix C to the Consent Solicitation is applicable to the Atlanta Marquis Limited Partners.

                           Atlanta Marquis Supp - 17

         The opinions already rendered by Hogan & Hartson are based on the Code and Treasury Regulations in effect on the date hereof, current administrative interpretations and positions of the IRS and existing court decisions, and the opinions to be rendered by Hogan & Hartson on the Closing Date will be based on the same authorities as of the Closing Date. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change the law or the above conclusions reached by counsel. In addition, any such change could apply retroactively to transactions preceding the date of change. Moreover, opinions of counsel merely represent counsel's best judgment with respect to the probable outcome on the merits and are not binding on the IRS or the courts. Accordingly, even if there is no change in applicable law, no assurance can be provided that such opinions (which do not bind the IRS or the courts) will not be challenged by the IRS or will be sustained by a court if so challenged. With the one exception described below (see "--Tax Consequences of the Merger -- Deemed Cash Distribution and Resulting Taxable Gain") and in the Consent Solicitation under "Federal Income Tax Considerations -- Tax Consequences of the Mergers -- IRS Ruling Request Regarding Allocation of Partnership Indebtedness," neither Host REIT, the Operating Partnership nor the General Partners have requested or plan to request any rulings from the IRS concerning the tax consequences of the Mergers or the treatment of either the Operating Partnership or Host REIT subsequent to the REIT Conversion.

         Tax Consequences of the Merger

         Overview. Hogan & Hartson has provided an opinion to the effect that,
         --------
except for any gain attributable to the sale of personal property by Atlanta Marquis to a Non-Controlled Subsidiary in connection with the REIT Conversion, the Merger will not result in the recognition of taxable gain or loss at the time of the Merger to an Atlanta Marquis Limited Partner (i) who does not exercise his Unit Redemption Right on a date sooner than the date two years after the date of the consummation of the Merger; (ii) who does not receive a cash distribution (or a deemed cash distribution resulting from relief from liabilities, including as a result of any repayment of the Ivy Street Mortgage
Debt) in connection with the Merger or the REIT Conversion in excess of his aggregate adjusted basis in his Atlanta Marquis Partnership Units at the time of the Merger; (iii) who does not elect to receive a Note in exchange for his OP Units in connection with the Merger (the "Note Election"); (iv) who is not required to recognize gain by reason of the exercise by another Atlanta Marquis Limited Partner of his right to make the Note Election (which, in counsel's opinion, described below, should not be the result of such election); and (v) who does not have his "at risk" amount fall below zero as a result of the Merger or the REIT Conversion. See "Federal Income Tax Considerations -- Summary of Tax Opinions" in the Consent Solicitation.

         With respect to the foregoing exceptions to nonrecognition treatment, the Operating Partnership and the General Partner believe as follows: (i) an Atlanta Marquis Limited Partner who acquired his Atlanta Marquis Partnership Units in the original offering of such Partnership Units and who has held such Partnership Units at all times since would not be considered to receive, as a result of the Merger, a distribution (or a deemed cash distribution resulting from relief from liabilities) that exceeds his aggregate adjusted basis in his Atlanta Marquis Partnership Units at the time of the Merger, and would not have his "at risk" amount fall below zero as a result of the Merger (in this regard, the Operating Partnership has no plan to prepay or repay the Ivy Street Mortgage Debt in connection with the REIT Conversion), and (ii) a portion of the personal property associated with the Atlanta Marquis Hotel will need to be sold to a Non-Controlled Subsidiary in connection with the REIT Conversion, which will result in the recognition of a relatively modest amount of income by the Atlanta Marquis Limited Partners. See "Federal Income Tax Considerations -- Tax Consequences of the Mergers -- Overview" in the Consent Solicitation and "Tax Allocations upon the Sale of Certain Personal Property Associated with the Atlanta Marquis Hotel" below.

         With respect to the effects of an Atlanta Marquis Limited Partner's election to receive a Note in exchange for his OP Units in connection with the Merger, Hogan & Hartson is of the opinion that, although the matter is not free from doubt, an Atlanta Marquis Limited Partner who does not elect to receive a
Note in connection with the Merger should not be required to recognize gain by reason of another Atlanta Marquis Limited Partner's exercise of such right. With respect to the exercise of a Unit Redemption Right, Hogan & Hartson is of the opinion that it is more likely than not that an Atlanta Marquis Limited Partner's exercise of his Unit Redemption Right more than one year after the date of consummation of the Merger but less than two years after such date will not cause the Merger itself to be a taxable transaction for the Atlanta Marquis Limited Partner (or the other Atlanta Marquis Limited Partners). See "Federal Income Tax Considerations -- Summary of Tax Opinions" in the Consent Solicitation. Opinions of counsel, however, do not bind the IRS or the courts, and no assurances can be provided that such opinions will not be challenged by the IRS or will be sustained by a court if so challenged.

                           Atlanta Marquis Supp - 18

         Deemed Cash Distribution and Resulting Taxable Gain. With respect to
         ---------------------------------------------------
his Atlanta Marquis Partnership Units, an Atlanta Marquis Limited Partner will receive no actual cash distribution in connection with the Merger, but would be deemed to receive a cash distribution in connection with the Merger to the extent that his share of Operating Partnership liabilities immediately after the Merger and the REIT Conversion is less than his share of Atlanta Marquis liabilities immediately prior to the Merger. For example, any repayment of the Ivy Street Mortgage Debt or debt encumbering other Hotels may result in a deemed cash distribution to the Atlanta Marquis Limited Partners. See "Federal Income Tax Considerations -- Tax Consequences of the Mergers -- Relief from Liabilities/Deemed Cash Distribution" in the Consent Solicitation. Even though the Ivy Street Mortgage Debt and the debt encumbering other Hotels is not expected to be repaid or refinanced in connection with the Merger and the REIT Conversion, an Atlanta Marquis Limited Partner's share of indebtedness following the Merger, and the REIT Conversion may nonetheless decrease in comparison to the Limited Partner's estimated aggregate share of Atlanta Marquis indebtedness as of December 31, 1998 (calculated based on the assumption that the Merger did not occur) by reason of the manner in which the debt allocation rules work when multiple assets with different levels of leverage are consolidated into a single partnership.

         An Atlanta Marquis Limited Partner, however, would recognize taxable gain as a result of any deemed cash distribution only to the extent that the deemed cash distribution were to exceed his adjusted tax basis in his Atlanta Marquis Partnership Units immediately prior to the Merger. As noted above, the Operating Partnership and the General Partner believe, based upon and subject to the assumptions and other limitations described below, that an Atlanta Marquis Limited Partner who acquired his Atlanta Marquis Partnership Units in the original offering of such Partnership Units and has held the Partnership Units at all times since the offering will have an adjusted tax basis in excess of the deemed cash distribution that might occur in connection with the Merger and the REIT Conversion. Therefore, such an Atlanta Marquis Limited Partner should not recognize gain due to such deemed cash distribution resulting from the relief from liabilities in connection with the Merger and the REIT Conversion.

         The adjusted tax basis of an Atlanta Marquis Limited Partner who did not acquire his Atlanta Marquis Partnership Units in the original offering of such Partnership Units or who has not held his Atlanta Marquis Partnership Units at all times since such offering could vary materially from that of an Atlanta Marquis Limited Partner who did so. If an Atlanta Marquis Limited Partner has an adjusted tax basis in his Atlanta Marquis Partnership Units (per Atlanta Marquis Partnership Unit) that is substantially less than the adjusted tax basis of an Atlanta Marquis Limited Partner who acquired his Atlanta Marquis Partnership Units in the original offering of such Partnership Units and has held such Partnership Units at all times since, he could (although it is unlikely) recognize gain due to any deemed cash distribution resulting from the relief from liabilities in connection with the Merger and the REIT Conversion.

         The Operating Partnership has no current plan or intention to cause the prepayment of the Ivy Street Mortgage Debt or, except as described in the Consent Solicitation, any of the nonrecourse liabilities encumbering the Hotels owned by the other Partnerships. The Operating Partnership, however, will have to repay mortgage indebtedness securing the Hotels owned by the Partnerships at the time such indebtedness matures. There can be no assurance that at such time the Operating Partnership will be able to secure nonrecourse mortgage indebtedness secured only by those Hotels in an amount sufficient to avoid a deemed cash distribution to the former Limited Partners in those Partnerships, including Atlanta Marquis. Moreover, the Operating Partnership's current long-term financing strategy is to have as little debt as possible that is secured by individual Hotels and to have as much debt as possible in the form of unsecured debt, held either by the public or by institutional investors, which debt may or may not be recourse to Host REIT, as general partner of the Operating Partnership. In view of these considerations and the potential adverse consequences to Limited Partners in certain Partnerships, including the Atlanta Marquis Limited Partners, the Operating Partnership has requested from the IRS a ruling to the effect that such unsecured indebtedness of the Operating Partnership that is issued initially to institutional investors and is not recourse to Host REIT (i) would qualify as "nonrecourse liabilities" for purposes of Code Section 752, (ii) to the extent the proceeds thereof are applied to repay existing nonrecourse mortgage indebtedness secured by one or more Hotels (including the Ivy Street Mortgage Debt), would be considered to be "secured" by those Hotels for purposes of allocating the liabilities for tax basis purposes (and thus would be allocable, at least in substantial part, to the former Limited Partners in the Partnership owning those Hotels, including the Atlanta Marquis Limited Partners), and (iii) would constitute "qualified nonrecourse financing" secured by such Hotels for purposes of Code Section 465. The IRS has recently issued a ruling to that effect to another taxpayer, and has indicated to the Operating Partnership's representatives that it is favorably inclined to issue that ruling to the Operating Partnership.

                           Atlanta Marquis Supp - 19

         Each Atlanta Marquis Limited Partner will gradually begin to recognize income over the term of his ownership of OP Units (beginning, perhaps, in his first year of ownership of OP Units) attributable to deemed cash distributions resulting from the relief from liabilities, as the aggregate principal amount of nonrecourse indebtedness encumbering (or deemed to encumber) the Atlanta Marquis Hotel amortizes in accordance with its terms. The Operating Partnership will make regular quarterly cash distributions to the Atlanta Marquis Limited Partners that may or may not be sufficient to allow the Atlanta Marquis Limited Partners to pay the federal and state income tax owed on the income allocated to such Limited Partners by reason of the amortization of the debt secured by the Atlanta Marquis Hotel.

         Section 465(e) Recapture. As discussed in the Consent Solicitation, see
         ------------------------
"Federal Income Tax Considerations -- Tax Consequences of the Mergers -- Section 465(e) Recapture," the "at risk" rules of Section 465 of the Code generally apply to limit the use of partnership losses by a partner. Under Section 465(e) of the Code, a partner may be required to include in gross income, or "recapture," losses previously allowed to such partner with respect to his investment in a partnership if the amount for which the partner is "at risk" in relation to his investment in the partnership is less than zero at the close of the taxable year.

         It is possible that the consummation of the Merger and the REIT Conversion or the repayment of certain "qualified nonrecourse financing" of the Operating Partnership, the Hotel Partnerships or the Hotels contributed to the Operating Partnership by the Blackstone Entities at the time of or following the Merger and the REIT Conversion could, singularly or in combination, cause an Atlanta Marquis Limited Partner's amount at risk in relation to his investment in Atlanta Marquis (and, after the Merger, in the Operating Partnership) to be reduced below zero, resulting in an income inclusion to the Limited Partner under Section 465(e) of the Code. Currently, a sufficient portion of the current debt of Atlanta Marquis constitutes "qualified nonrecourse financing" so that the Atlanta Marquis Limited Partners have positive at risk amounts, and the Operating Partnership expects that most of the current debt with respect to the other Hotel Partnerships and the Hotels contributed by the Blackstone Entities that will be assumed by the Operating Partnership as part of the Merger and the REIT Conversion should qualify as "qualified nonrecourse financing." The Operating Partnership and the General Partner believe, based upon and subject to the assumptions and other limitations described below, that an Atlanta Marquis Limited Partner who acquired his Atlanta Marquis Partnership Units in the original offering of such Partnership Units and has held the Partnership Units at all times since will have a positive at risk amount immediately following the Merger and the REIT Conversion.

         It is possible, however, that a former Atlanta Marquis Limited Partner's at risk amount could decline in the future, either because of the allocation of losses from the Operating Partnership to that former Atlanta Marquis Limited Partner or because of cash distributions by the Operating Partnership to that former Atlanta Marquis Limited Partner in excess of the taxable income allocable to him with respect to his OP Units. Moreover, there can be no assurance that debt incurred by the Operating Partnership in the future to refinance the Ivy Street Mortgage Debt or outstanding mortgage debt of the other Hotel Partnerships or the Hotels contributed by the Blackstone Entities will qualify as "qualified nonrecourse financing." If, however, the Operating Partnership were to obtain the requested ruling from the IRS and were to refinance existing mortgage indebtedness of the Partnerships, including the Ivy Street Mortgage Debt, with the type of indebtedness described in the ruling, such indebtedness should constitute "qualified nonrecourse financing" for purposes of the "at risk" rules.

         Impact of Assumption of Atlanta Marquis Liabilities by the Operating
         --------------------------------------------------------------------
Partnership. As described in the Consent Solicitation, see "Federal Income Tax
-----------
Considerations -- Tax Consequences of the Mergers -- Disguised Sale Regulations," an Atlanta Marquis Limited Partner will recognize gain to the extent he is treated as having sold all or part of his Atlanta Marquis Partnership Interest in a "disguised sale." For purposes of these rules, certain reductions in a partner's share of partnership liabilities are treated as a transfer of money or other property from the partnership to the partner which may give rise to a disguised sale, even if that reduction would not otherwise result in a taxable deemed cash distribution in excess of the partner's basis in his partnership interest. However, if a transfer of property by a partner to a partnership is not otherwise treated as part of a disguised sale, then any reduction in the partner's share of "qualified liabilities" also will not be treated as part of a disguised sale. A "qualified liability" in connection with a transfer of property to a partnership includes (i) any liability incurred more than two years prior to the earlier of the transfer of the property or the date the partner agrees in writing to the transfer, as long as the liability has encumbered the transferred property throughout the two-year period; (ii) a liability that was not incurred in anticipation of the transfer of the property to a partnership, but that was incurred by the partner within the two-year period prior to the earlier of the date the partner agrees in writing to transfer the property or the date the partner transfers the property to a partnership and that has encumbered the transferred property since it was incurred; (iii) a liability that is traceable under the Treasury Regulations to capital expenditures with respect to the property; and (iv) a

                           Atlanta Marquis Supp - 20
liability that was incurred in the ordinary course of the trade or business in which property transferred to the partnership was used or held, but only if all the assets related to that trade or business are transferred, other than assets that are not material to a continuation of the trade or business. However, a recourse liability is not a "qualified liability" unless the amount of the liability does not exceed the fair market value of the transferred property (less any other liabilities that are senior in priority and encumber such property or any allocable liabilities described in (iii) or (iv), above) at the time of transfer.

         The General Partner believes that all liabilities of Atlanta Marquis (including its share of the Ivy Street Mortgage Debt) fall into one of the four categories of "qualified liabilities" described above and, accordingly, that the mere assumption by the Operating Partnership of the outstanding liabilities of Atlanta Marquis will not give rise to a "disguised sale" by any of the Atlanta Marquis Limited Partners.

         Tax Treatment of Atlanta Marquis Limited Partners Who Hold OP Units Following the Merger

         Initial Basis in Units. In general, an Atlanta Marquis Limited Partner
         ----------------------
will have an initial tax basis in his OP Units received in the Merger with respect to his Atlanta Marquis Partnership Units equal to the basis in his Atlanta Marquis Partnership Units at the time of the Merger, reduced to reflect any deemed cash distributions resulting from a reduction in his share of Atlanta Marquis liabilities and increased to reflect his share of other liabilities of the Operating Partnership and any gain required to be recognized in connection with the Merger and the REIT Conversion (including income attributable to the sale of a portion of the personal property associated with the Atlanta Marquis Hotel, as described below under " -- Tax Allocations upon the Sale of Certain Personal Property Associated with the Atlanta Marquis Hotels"). For a discussion of the federal income tax considerations for an Atlanta Marquis Limited Partner from a reduction in basis that may result from the Merger and the REIT Conversion, see "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers -- Initial Tax Basis of OP Units" in the Consent Solicitation.

         Tax Allocations with Respect to Contributed Hotel upon a Sale of
         ----------------------------------------------------------------
Atlanta Marquis Hotel. Pursuant to Section 704(c) of the Code, income, gain,
---------------------
loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (referred to as the "Book-Tax Difference"). The Operating Partnership and the General Partner estimate, based upon and subject to the assumptions and other limitations described below, that the aggregate Book-Tax Difference with respect to the Atlanta Marquis Hotel will be $________ upon the consummation of the Merger.

         If the Operating Partnership were to sell the Atlanta Marquis Hotel, the former partners of Atlanta Marquis (including Host REIT with respect to Host's interest in Atlanta Marquis held through Marriott Marquis Corporation) would be specially allocated by the Operating Partnership an aggregate amount of taxable gain equal to the Book-Tax Difference with respect to the Atlanta Marquis Hotel ($ ____ in the aggregate if the Atlanta Marquis Hotel were sold immediately after the consummation of the Merger, according to the estimate in the previous paragraph). The share of such gain allocable to an Atlanta Marquis Limited Partner who acquired his Atlanta Marquis Partnership Units in the original offering of such Partnership Units and held such Partnership Units at all times since would be $___ per Atlanta Marquis Partnership Unit. The share of such gain of an Atlanta Marquis Limited Partner who did not acquire his Atlanta Marquis Partnership Units in the original offering of such Partnership Units or who has not held his Atlanta Marquis Partnership Units at all times since such offering could vary materially from this amount. If the Operating Partnership were to sell the Atlanta Marquis Hotel, the remaining Book-Tax Difference at the time the Hotel is sold would be required to be allocated exclusively to the former Atlanta Marquis Limited Partners and the General Partner, even though the proceeds of such sale would be allocated proportionately among all the partners in the Operating Partnership (and would likely be retained by the Operating Partnership, rather than distributed to holders of OP Units and Common Shares of Host REIT). The Atlanta Marquis Limited Partners would not be entitled to any special distributions from the Operating Partnership in connection with such a sale, and thus would not necessarily receive cash distributions from the Operating Partnership sufficient to pay such additional taxes. Although the Partnership Agreement does not impose any restrictions upon the Operating Partnership preventing it from causing the sale of the Atlanta Marquis Hotel at any time following the Merger, the Operating Partnership does not have current plans to pursue a sale of such Hotel. See "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers -- Sale of Individual Hotels" in the Consent Solicitation.

                           Atlanta Marquis Supp - 21

         Tax Allocations upon the Sale of Certain Personal Property Associated
         ---------------------------------------------------------------------
with the Atlanta Marquis Hotel. As discussed in the Consent Solicitation, see
------------------------------
"Federal Income Tax Considerations -- Federal Income Taxation of Host REIT Following the REIT Conversion -- Income Tests Applicable to REITs" and "-- Taxable Income Attributable to Sales of Personal Property in Connection with the REIT Conversion," if the rent attributable to personal property leased in connection with the lease of each Hotel is greater than 15% of the total rent received under the lease of such Hotel, the portion of the rent attributable to the personal property will not constitute qualifying income to Host REIT (the "15% Personal Property Test"). The Operating Partnership and the General Partner have determined that the percentage of rent attributable to the personal property to be leased in connection with the lease of the Atlanta Marquis Hotel would not satisfy the 15% Personal Property Test. The 15% Personal Property Test is a mechanical test that is based not on the relative fair market value of the assets subject to lease, or the relative fair rental value of those assets, but, rather, is based on the average relative adjusted tax bases of the assets subject to the lease. Accordingly, immediately prior to the Merger, the Operating Partnership will require Atlanta Marquis, if it chooses to participate in the Merger, to sell to a Non-Controlled Subsidiary of a portion of the personal property associated with the Atlanta Marquis Hotel. This sale, which will be a taxable transaction, will result in the recognition by Atlanta Marquis (and the allocation to the Atlanta Marquis Limited Partners) of a relatively modest amount of taxable gain to the extent of Atlanta Marquis' share of the difference, if any, between the fair market value of the personal property at the time of the sale and the adjusted tax basis of such property at that time. The actual amount of such gain will be determinable only at the time of the sale and will be affected by the specific personal property selected to be sold and the fair market value and adjusted basis of that personal property. However, the Operating Partnership and the General Partner believe that such gain, in the aggregate, could be in the range of approximately $____ to $____; based on this estimate, the share of such gain allocable to an Atlanta Marquis Limited Partner who acquired his Atlanta Marquis Partnership Units in the original offering of such Partnership Units and held such Partnership Units at all times since could range from $____ to $____ per Atlanta Marquis Partnership Unit. Pursuant to the Atlanta Marquis partnership agreement, all of such taxable gain will be characterized as ordinary recapture income and will be allocated by Atlanta Marquis to the former Atlanta Marquis Limited Partners in the same proportions and to the same extent that such Limited Partners were allocated any deductions directly or indirectly giving rise to the treatment of such gains as recapture income prior to the Merger. The Atlanta Marquis Limited Partners would not be entitled to any special distributions from Atlanta Marquis in connection with such a sale of personal property.

         Tax Allocations with Respect to Contributed Hotel Generally. The tax
         -----------------------------------------------------------
allocations of depreciation to the Atlanta Marquis Limited Partners may change significantly as a result of the Merger and the REIT Conversion for two reasons. First, as described above, pursuant to Section 704(c) of the Code, the Atlanta Marquis Limited Partners' share of depreciation and deductions attributable to the Atlanta Marquis Hotel will be required to be allocated for federal income tax purposes in a manner such that the Atlanta Marquis Limited Partners are charged with their share of the Book-Tax Difference associated with the Atlanta Marquis Hotel at the time of the consummation of the Merger. Consequently, an Atlanta Marquis Limited Partner will be allocated less depreciation with respect to the Atlanta Marquis Hotel than would be the case if the Merger had not occurred and the Atlanta Marquis Limited Partner had continued to hold his Atlanta Marquis Partnership Units. (On the other hand, a former Atlanta Marquis Limited Partner will be allocated depreciation with respect to other Hotels acquired by the Operating Partnership in connection with the Merger and the REIT Conversion, including the Hotels owned by the other Hotel Partnerships and the Hotels being contributed to the Operating Partnership by Host and the Blackstone Entities in connection with the Merger and the REIT Conversion.) Second, the Merger will cause the technical termination under Section 708(b)(1)(B) of the Code of Atlanta Marquis and each of the other Hotel Partnerships that participates in the Merger. Section 168(i)(7) of the Code provides, in effect, that when a partnership terminates under Section 708(b)(1)(B) of the Code, the partnership must begin new depreciation periods for its property. As a result, the remaining bases of the real estate components of the Atlanta Marquis Hotel (in which Atlanta Marquis owns an indirect interest through its interest in Atlanta Marquis Hotel Limited Partnership) and the Hotels held by the other Hotel Partnerships will be depreciated over 39 years, rather than over the remaining current lives of such Hotels (which range from less than one year to 39 years). See "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers -- Effect of Mergers on Depreciation" in the Consent Solicitation.

         In light of the complexity of the governing rules affecting the calculation and allocation of depreciation with respect to properties contributed to a partnership, particularly when a number of those properties are subject to the separate adjustments required in connection with a technical termination under Section 708 of the Code, the number of Hotels that the Operating Partnership will be acquiring in connection with the Mergers and the REIT Conversion, and the impact on these calculations of other outside events, including equity offerings by Host or Host REIT and other acquisitions undertaken by Host, Host REIT or the Operating Partnership prior to or in connection with the REIT Conversion, the Operating Partnership

                           Atlanta Marquis Supp - 22
and the General Partner believe that it is impossible to predict with any degree of precision the impact that the Mergers and the REIT Conversion will have on the future depreciation (and, consequently, the amount of taxable income) allocable to an Atlanta Marquis Limited Partner.

         Impact on Passive Activity Losses of an Investment in a Publicly Traded
         -----------------------------------------------------------------------
Partnership. The passive loss limitation rules generally provide that
-----------
individuals, estates, trusts and certain closely held corporations and personal service corporations can only deduct losses from passive activities (generally activities in which the taxpayer does not materially participate, which would include the Operating Partnership for Atlanta Marquis Limited Partners) to the extent that such losses are not in excess of the taxpayer's income from passive activities or investments. An Atlanta Marquis Limited Partner would be able to offset losses from other passive activities against income from the Operating Partnership that is considered passive income (but not portfolio income) so long as the Operating Partnership is not treated as a publicly traded partnership. The Operating Partnership and the General Partner believe, however, that there is a substantial risk that the Operating Partnership will be treated as a publicly traded partnership for purposes of the passive loss limitation rules. In this event, any losses or deductions of the Operating Partnership allocable to an Atlanta Marquis Limited Partner after the Merger could not be used to offset passive income from other passive activities. Similarly, losses from other passive activities (including losses attributable to Atlanta Marquis for periods prior to the Merger) could not be applied to offset income of the Operating Partnership allocated to an Atlanta Marquis Limited Partner. An Atlanta Marquis Limited Partner, however, would be able to offset any passive losses from his investment in Atlanta Marquis (or other investments) against any gain recognized by the Atlanta Marquis Limited Partner as a result of the Merger. The Operating Partnership and the General Partner estimate that, as of December 31, 1998, an Atlanta Marquis Limited Partner who purchased his Partnership Units at the time of the original offering, has held those Partnership Units continuously since that time, and whose Partnership Units have been his only investment in a passive activity would have a passive activity loss carryforward of approximately $127,233, on a per Partnership Unit basis.

         State and Local Taxes. Atlanta Marquis Limited Partners holding OP
         ---------------------
Units will be subject to state and local taxation in a number of jurisdictions in which the Operating Partnership directly or indirectly holds real property and would be required to file periodic tax returns in those jurisdictions. In this regard, immediately following the Merger and the REIT Conversion, the Operating Partnership expects that it will own properties in approximately 28 states across the United States and the District of Columbia. Currently, Atlanta Marquis owns, indirectly, property in only one state. See "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold OP Units Following the Merger -- State and Local Taxes" in the Consent Solicitation.

         Assumptions Used in Determining Tax Consequences of the Merger

         In preparing the discussion set forth above, the Operating Partnership and the General Partner made several key assumptions, which are described below. If any such assumption is not accurate with respect to a particular Atlanta Marquis Limited Partner, the tax consequences of the Merger to such Limited Partner could be substantially different from those reflected above. ACCORDINGLY, EACH ATLANTA MARQUIS LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISOR TO DETERMINE THE IMPACT OF SUCH ATLANTA MARQUIS LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER.

         First, with respect to an Atlanta Marquis Limited Partner's basis in his Atlanta Marquis Partnership Units prior to the Merger, the Operating Partnership and the General Partner assumed that an Atlanta Marquis Limited Partner acquired his Atlanta Marquis Partnership Units in the original offering of such Partnership Units and has held such Partnership Units at all times since the offering (the "Original Limited Partner's Adjusted Basis"). In general, each Atlanta Marquis Limited Partner had an initial tax basis in his Atlanta Marquis Partnership Units ("Initial Basis") equal to his cash investment in Atlanta Marquis (plus his proportionate share of Atlanta Marquis's nonrecourse liabilities at the time he acquired his Atlanta Marquis Partnership Units). An Atlanta Marquis Limited Partner's Initial Basis generally has been increased by
(a) such Limited Partner's share of Atlanta Marquis taxable income and (b) any increases in his share of liabilities of Atlanta Marquis. Generally, such Limited Partner's Initial Basis has been decreased (but not below zero) by (i) his share of Atlanta Marquis cash distributions, (ii) any decreases in his share of liabilities of Atlanta Marquis, (iii) his share of losses of Atlanta Marquis and (iv) his share of nondeductible expenditures of Atlanta Marquis that are not chargeable to capital. Because "syndication costs" are chargeable to capital and not deductible for tax purposes, an Atlanta Marquis Limited Partner's basis in his Atlanta

                           Atlanta Marquis Supp - 23

Marquis Partnership Units effectively would include his share of the syndication costs incurred by Atlanta Marquis at formation.

         The General Partner has set forth on Appendix E to the Consent Solicitation for Atlanta Marquis (i) the Original Limited Partner's Adjusted Basis as of December 31, 1997 for each such Atlanta Marquis Limited Partner, and
(ii) an estimate of such Atlanta Marquis Limited Partner's Original Limited Partner's Adjusted Basis as of December 31, 1998 (computed without regard to the Merger and based upon the assumptions set forth in Appendix C to the consent Solicitation). The Atlanta Marquis General Partner also has set forth on Appendix E to the Consent Solicitation for each Atlanta Marquis Limited Partner whose adjusted basis in his Atlanta Marquis Partnership Interest is the same as the Original Limited Partner's Adjusted Basis (i) the Atlanta Marquis liabilities allocable to such Atlanta Marquis Limited Partner as of December 31, 1997, and (ii) an estimate of the Atlanta Marquis liabilities allocable to such Limited Partner as of December 31, 1998 (computed without regard to the Merger and based upon the assumptions set forth in Appendix C to the Consent Solicitation).

         The adjusted tax basis of an Atlanta Marquis Limited Partner who did not acquire his Atlanta Marquis Partnership Units in the original offering of such Partnership Units could vary materially from that of an Atlanta Marquis Limited Partner who did so for various reasons. If an Atlanta Marquis Limited Partner has an adjusted tax basis in his Atlanta Marquis Partnership Units that is less than the Original Limited Partner's Adjusted Tax Basis, the Merger might result in the receipt by the Atlanta Marquis Limited Partner of a deemed distribution of cash in excess of his adjusted tax basis in his Atlanta Marquis Partnership Units, which could (although it is unlikely) result in the recognition of income or gain.

         Second, the Operating Partnership and the General Partner assumed that the method expected to be used by the Operating Partnership to allocate liabilities among the partners will be respected for federal income tax purposes. The Operating Partnership will allocate liabilities associated with the Atlanta Marquis Hotel as described in "Federal Income Tax Considerations -- Tax Consequences of the Merger -- Relief from Liabilities/Deemed Cash Distribution" in the Consent Solicitation. If the method used by the Operating Partnership were not respected for federal income tax purposes and the nonrecourse liabilities actually allocable to an Atlanta Marquis Limited Partner are less than the amount assumed by the Operating Partnership and the General Partner, the Merger might result in the receipt by such Atlanta Marquis Limited Partner of a deemed distribution of cash that is greater than the deemed distribution of cash expected to be received by such Atlanta Marquis Limited Partner as described above in "Tax Consequences of the Merger -- Deemed Cash Distribution and Resulting Taxable Gain." For an Atlanta Marquis Limited Partner who did not acquire his Atlanta Marquis Partnership Units in the original offering of such Partnership Units or who did not hold such Partnership Units at all times since, this deemed distribution of cash could exceed his adjusted tax basis in his Atlanta Marquis Partnership Units, which could (although it is unlikely) result in the recognition of income or gain.

         Finally, the Operating Partnership and the General Partner assumed that the Merger will be treated for federal income tax purposes as the transfer by the Atlanta Marquis Limited Partners of their interests in the Hotel Partnerships to the Operating Partnership in exchange for OP Units. There can be no assurance, however, that the IRS will not seek to recharacterize each Merger as either (i) the liquidation of a Partnership followed by the distribution by the Partnership of its assets to its partners and the subsequent transfers by such partners of such assets to the Operating Partnership in exchange for OP Units, or (ii) the transfer by a Partnership of its assets to the Operating Partnership in exchange for OP Units (and possibly Notes) and the subsequent distribution of such OP Units (and possibly Notes) to its partners. If the Merger is recharacterized in the manner described in (ii) in the preceding sentence, the tax consequences of the Merger to the Atlanta Marquis Limited Partners likely would be materially affected.

         EACH ATLANTA MARQUIS LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISOR TO DETERMINE THE IMPACT OF SUCH ATLANTA MARQUIS LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER. THE TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER TO A PARTICULAR ATLANTA MARQUIS LIMITED PARTNER COULD VARY SUBSTANTIALLY FROM THE CONSEQUENCES DESCRIBED ABOVE.

                           Atlanta Marquis Supp - 24

         Tax Treatment of Atlanta Marquis Limited Partners Who Exercise Their Right To Make The Note Election

         An Atlanta Marquis Limited Partner who exercises his right to make the Note Election and receives a Note in connection with the Merger will be treated as having made a taxable disposition of his OP Units. The amount realized in connection with such disposition will equal the sum of the "issue price" of the Notes (i.e., the face amount of the Note, currently estimated as $27,255 per Atlanta Marquis Partnership Unit) plus the portion of Atlanta Marquis liabilities allocable to the Atlanta Marquis Limited Partner for federal income tax purposes immediately prior to the disposition of the OP Units (estimated as $_____ per Atlanta Marquis Partnership Unit as of December 31, 1998). To the extent the amount realized exceeds the Atlanta Marquis Limited Partner's adjusted basis in his Atlanta Marquis Partnership Units, the Atlanta Marquis Limited Partner will recognize gain. The Operating Partnership and the General Partner estimate (assuming the Atlanta Marquis Limited Partner acquired his Atlanta Marquis Partnership Units at the time of the original offering and has held such Partnership Units at all times since the offering) that the amount of gain that would be recognized by an Atlanta Marquis Limited Partner who made the Note Election would be approximately $________ per Atlanta Marquis Partnership Unit, as of December 31, 1998. For a discussion of the federal income tax rates applicable to the net capital gain from the sale of a capital asset, see "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers -- Disposition of OP Units by Limited Partners" in the Consent Solicitation. In this regard, the General Partner estimates that, as of December 31, 1998, if Atlanta Marquis sold its Hotel in a fully taxable transaction for a net amount, after payment of liabilities, equal to the Note Election Amount of Atlanta Marquis, the "unrecognized Section 1250 gain" per Atlanta Marquis Partnership Unit would be $______ and the gain subject to tax as ordinary income under Code Section 1245 per Atlanta Marquis Partnership Unit would be $______. An Atlanta Marquis Limited Partner who makes the Note Election would be able to treat any per Partnership Unit passive activity loss carryforward with respect to the activities of Atlanta Marquis, to the extent the sum of such losses exceeds his passive activity income for 1998, as losses that are not from a passive activity and, therefore, not subject to the passive activity loss limitation rules. For purposes of determining the gain recognized by a Limited Partner as a result of making the Note Election, an Original Limited Partner's Adjusted Basis will reflect such Limited Partner's share of the syndication costs incurred by his Partnership at formation.

         An Atlanta Marquis Limited Partner who elects to receive a Note will be eligible to defer only a small portion of that gain under the "installment sale" rules. Those rules, however, will not permit the Atlanta Marquis Limited Partner to defer all of the gain, and, to the extent that the face amount of the Note (and any other installment obligations received by the taxpayer during the year) outstanding at the end of the taxable year in which the Merger occur exceeds $5,000,000, will require that the Atlanta Marquis Limited Partner who defers gain pay to the IRS interest on the resulting tax that has been deferred. The Atlanta Marquis Limited Partner will not be eligible to defer gain recognized upon the receipt of the Note to the extent that his share of Atlanta Marquis liabilities at the time of the Merger exceeds his adjusted tax basis in his Atlanta Marquis Partnership Units immediately prior to the Merger (that is, to the extent that he has a "negative capital account" for tax purposes). In addition, the Atlanta Marquis Limited Partner will not be eligible to defer gain to the extent that such gain would be taxed as ordinary income under Sections 1245 and 1250 of the Code. Lastly, if an Atlanta Marquis Limited Partner disposes of his Note, any gain that had been deferred would be recognized in the year of disposition.

         THE SPECIFIC TAX ATTRIBUTES OF A PARTICULAR ATLANTA MARQUIS LIMITED PARTNER COULD HAVE A MATERIAL IMPACT ON THE TAX CONSEQUENCES OF THE MERGER, AND THE SUBSEQUENT OWNERSHIP AND DISPOSITION OF NOTES. THEREFORE, IT IS ESSENTIAL THAT ATLANTA MARQUIS LIMITED PARTNERS CONSIDERING ELECTING TO RECEIVE NOTES CONSULT WITH THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE FEDERAL INCOME TAX LAWS TO SUCH ATLANTA MARQUIS LIMITED PARTNERS' RESPECTIVE PERSONAL TAX SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, OR FOREIGN TAXING JURISDICTION.

         Tax Consequences if Atlanta Marquis Does Not Participate in the Merger

         If Atlanta Marquis does not participate in the Merger, the Atlanta Marquis Limited Partners would not have any tax consequences resulting from the Merger. The consequences of continued ownership of Atlanta Marquis Partnership Units will be the same as would have resulted if the Merger had not been proposed.

                                   *   *   *

         The above description is not exhaustive of all possible tax considerations associated with the Merger and the REIT Conversion. This summary does not discuss foreign tax considerations, nor does it discuss all of the aspects of federal income taxation or state and local taxation that may be relevant to Atlanta Marquis Limited Partners in light of their

                           Atlanta Marquis Supp - 25
particular circumstances. EACH ATLANTA MARQUIS LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISOR TO DETERMINE THE IMPACT OF SUCH ATLANTA MARQUIS LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER.

                           Atlanta Marquis Supp - 26

                            SELECTED FINANCIAL DATA

     The following table presents selected historical financial data derived from Atlanta Marriott Marquis Limited Partnership ("AMMLP") financial statements for the five most recent fiscal years in the period ended December 31, 1997 and the unaudited financial statements for the First Quarter 1998 and the First Quarter 1997. The following data should be read in conjunction with AMMLP financial statements and the notes thereto, Management's Discussion and Analysis of Financial Condition and Results of Operations and the other financial information included elsewhere herein.


                                                First Quarter                              Fiscal Year
                                           ----------------------  ------------------------------------------------------------
                                              1998        1997       1997         1996         1995        1994         1993
                                              ----        ----       ----         ----         ----        ----         ----
                                                (unaudited)          (amounts in thousands, except per Partnership Unit) (4)
Revenues..............................    $   10,410  $   10,042  $ 36,471     $  38,654    $  34,831   $  32,201       29,563
Operating profit......................         7,276       6,364    23,933        24,782       21,770      19,071       16,008
Income (loss) before
    extraordinary item(1).............         2,714         916      (569)        2,543         (413)     (3,073)      (5,935)
Net income (loss).....................         6,888         916      (569)        2,543         (413)     (3,073)      (5,935)
Distributions:
    General partner...................            --          --        --             8           23          19           16
    Limited partners - Class A........         2,648          --        --           811        2,324       1,870        1,581
    Limited partners - Class B(3).....            --          --        --            --           --          --           --
                                          -------------------------------------------------------------------------------------
Total.................................         2,648          --        --           819        2,347       1,889        1,597
Per Partnership Unit - Class A(4)
    Net income (loss).................            --       1,711    (1,062)        4,751         (772)     (5,740)     (11,087)
    Distributions.....................         4,996          --        --         1,530        4,385       3,528        2,983
EBITDA(2) (unaudited).................         8,789       7,685    30,070        30,958       28,907      26,884       23,588
Cash provided by (used in) operating
    activities........................        (8,507)      6,557    21,608         9,893       10,062       5,602        4,422
Cash used in investing activities.....        (3,741)     (1,101)   (4,403)       (4,483)      (3,740)     (3,099)      (3,002)
Cash provided by (used in) financing
    activities........................        (6,511)         --    (1,304)         (819)      (5,847)     (4,589)         518
Increase (decrease) in cash and
    cash equivalents..................       (18,759)      5,456    15,901         4,591          475      (2,086)       1,938
Ratio of earnings to fixed charges(5)
    (unaudited).......................          1.58x       1.16x       --          1.10x          --          --           --
Deficiency of earnings to
    fixed charges(5) (unaudited)......            --          --       569            --          413       3,073        5,935
Total assets at book value............       206,317     188,214   194,376       181,508      175,963     179,821      186,138
Cash and cash equivalents.............         2,743      11,057    21,502         5,601        1,010         535        2,621
Total debt(6).........................       183,877     236,189   229,543       235,708      233,877     235,723      235,658
Total liabilities.....................       185,185     244,837   246,484       239,047      235,226     236,324      237,679
Partner's capital (deficit):
    Limited partners - Class A........       (60,236)    (56,118)  (57,588)      (57,025)     (58,732)    (55,999)     (51,087)
    Limited partner - Class B.........        81,888          --     6,000            --           --          --           --
    General partner...................          (520)       (505)     (520)         (514)        (531)       (504)        (454)
Book value per Partnership
    Unit (Class A)(unaudited)(4)......      (113,653)   (105,883) (108,657)     (107,594)    (110,815)   (105,658)     (96,391)
Exchange value per Partnership
    Unit (unaudited)(4)...............        45,425          --        --            --           --          --           --


---------------------------
(1) During the First Quarter 1998, AMMLP recorded an extraordinary gain of $4,174,000 from the forgiveness of deferred incentive management fees recorded in conjunction with the refinancing of the mortgage debt of AMMLP.
(2) EBITDA consists of the sum of consolidated net income, interest expense and depreciation and amortization. EBITDA data is presented because such data is used by certain investors to determine the Partnership's ability to meet debt service requirements. The Partnership considers EBITDA to be an indicative measure of the Partnership's operating performance due to the significance of the partnership's long-lived assets and because EBITDA can be used to measure the partnership's ability to service debt, fund capital expenditures and expand its business; however, such information should not be considered as an alternative to net income, operating profit, cash flows from operations, or any other operating or liquidity performance measure prescribed by generally accepted accounting principles. Cash expenditures for various long-term assets and interest expense have been, and will be, incurred which are not reflected in the EBITDA presentations.
(3) The Class B Limited Partner is Host Marriott Corporation, which does not own Units, but is entitled to a preferred return.
(4) A Partnership Unit represents a $100,000 original investment in Atlanta Marquis.
(5)   The ratio of earnings to fixed charges is computed by dividing net income
      (loss) before interest expense and other fixed charges by total fixed charges, including interest expense, amortization of debt issuance costs and the portion of rent expense that is deemed to represent interest. The deficiency of earnings to fixed charges is largely the result of depreciation and amortization of $5,250,000, $6,608,000, $7,464,000 and $7,406,000 as of December 31, 1997, 1995, 1994 and 1993, respectively.

                           Atlanta Marquis Supp - 27

(6) Total debt includes amounts due to Host Marriott under the Original Debt Service, Commitment and Interest Guarantees of $20,134,000 as of March 27, 1998, March 28, 1997 and December 31, 1996 and 1995 and $30,524,000, $23,634,000 and $26,334,000 as of December 31, 1997, 1994
      and 1993, respectively.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations

         Hotel revenues represent house profit of the Hotel since substantially all of the operating decisions related to the generation of house profit of the Hotel rest with the Manager. House profit reflects Hotel operating results and represents gross Hotel sales less property-level expenses, excluding depreciation and amortization, base and incentive management fees, property taxes, equipment rent and certain other costs, which are disclosed separately in the consolidated statement of operations.

First Quarter 1998 Compared to First Quarter 1997

         Revenues. Partnership revenues for the First Quarter 1998 increased 4% when compared to the First Quarter 1997 primarily due to a 2%, or $210,000, increase in room revenues and a 3%, or $175,000, increase in food and beverage revenues. REVPAR, or revenue per available room, represents the combination of the average daily room rate charged and the average daily occupancy achieved and is a commonly used indicator of hotel performance (although it is not a GAAP, or generally accepted accounting principles, measure of revenue). The increase in room revenues is due to a 1% increase in REVPAR from $96 to $97 for the First Quarter 1997 and First Quarter 1998, respectively. REVPAR increased due to a 6% increase in average room rate to approximately $135 partially offset by a 3.2 percentage point decrease in average occupancy to the low-70's. The increase in average room rate is due to a shift in group mix to higher-rated group business. The decreases in average occupancy is primarily due to the additional supply added to the Atlanta suburbs. The number of city-wide conventions was down slightly from the same period in the prior year.

         Hotel management is focused on booking short term corporate business to compensate for the decline in convention business roomnights. In addition, hotel management will continue to employ aggressive pricing strategies to maximize average room rate. The first half of the rooms refurbishment at the Hotel was completed in 1997 and the refurbishment of the remaining 711 rooms and 16 suites will begin in mid-June and is expected to be completed by the end of 1998.

         Operating Costs and Expenses. In the First Quarter 1998, operating costs and expenses decreased by $544,000 to $3.1 million primarily due to a decrease in incentive management fees. In 1998, $207,000 of incentive management fees were earned as compared to $998,000 earned in 1997. The decrease in incentive management fees earned is due to an increase in Owner's Priority. Pursuant to the new management agreement, effective January 3, 1998 no incentive management fees are payable to the Manager with respect to the first $29.7 million of operating profit. Thereafter, the Manager will receive 20% of the profit in excess of such figure. As a percentage of revenues, operating costs and expenses represented 30% and 37% of revenues for the First Quarter 1998 and First Quarter 1997, respectively.

         Operating Profit. In the First Quarter 1998, operating profit increased $912,000 to $7.3 million primarily due to the changes in revenues and operating costs and expenses discussed above. As a percentage of total revenues, operating profit represented 70% in the First Quarter 1998 and 63% in the First Quarter 1997.

         Interest Expense. In the First Quarter 1998, interest expense decreased $919,000 to $4.7 million primarily due to the refinancing of the Mortgage Debt on February 2, 1998. On that date, the Partnership refinanced $164 million. The Mortgage Debt bears interest at a fixed rate of 7.4% and requires monthly payments of principal and interest. The prior mortgage debt bore interest at a fixed rate of 10.3%.

         Net Income Before Extraordinary Items. In the First Quarter 1998, net income before extraordinary items increased $1.8 million to $2.7 million primarily due to increased Hotel revenues and decreases in incentive management fees earned and interest expense.

         Gain on Forgiveness of Incentive Management Fees. Pursuant to the terms of the new management agreement, all unpaid incentive management fees accrued through December 31, 1997 amounting to $4.2 million were waived by the Manager. The Partnership recorded an extraordinary gain in conjunction with the write off.

                           Atlanta Marquis Supp - 28

1997 Compared to 1996:

         Revenues. Partnership for 1997 decreased 6% to $36.5 million from $38.7 million in 1996. The decrease in revenues is primarily due to a 2% decrease in REVPAR or revenue per available room. REVPAR decreased due to a 3% decrease in average room rate to approximately $127 partially offset by a 1.2 percentage point increase in average occupancy to 69.8. These results are primarily due to the impact of the 1996 summer Olympic Games. In 1996, the Hotel was able to drive up the average room rate throughout the year as room rates throughout the Atlanta market were high. Occupancy levels, however, were more directly tied to the timing of the Olympic Games. While occupancy levels were high during the course of the Olympic Games, there was a significant decline in demand in the months immediately prior to and subsequent to the Olympic Games.

         No new full-service hotels opened in the Atlanta market in 1997 and none are expected to open in 1998. However, during 1997, 38 new limited service hotels opened, thus adding 3,422 new rooms and 13 more properties containing a total of 1,498 rooms are expected to open in 1998 in the Atlanta suburbs. These additions did not have and are not expected to have a significant impact on the Hotel's revenues as these hotels target a significantly different market segment. Construction has been started on a 320-room Doubletree guest suite hotel which is expected to open in mid-1999. The number of city-wide conventions is expected to be down only slightly; however, roomnights associated with these conventions are expected to be down by 80,000. The Hotel's strategy to mitigate the impact of this will be to continue to focus on customer service, to work closely with the Atlanta Convention and Visitors Bureau to generate short term business for 1998 and to put into effect the marketing plan developed with the other Atlanta Marriott products targeting leisure weekend and summer customers.

         Operating Costs and Expenses. In 1997, operating costs and expenses decreased $1.3 million to $12.5 million primarily due to a decrease in incentive management fees. In 1997, $1.2 million of incentive management fees were earned as compared to $2.0 million earned in 1996. The decrease in incentive management fees earned was the result of decreased Hotel operating results. As a percentage of revenues, operating costs and expenses represented 34% of revenues for 1997 and 36% in 1996.

         Operating Profit. In 1997, operating profit decreased $849,000 to $23.9 million primarily due to the changes in revenues and operating costs and expenses discussed above. As a percentage of total revenues, operating profit represented 66% in 1997 and 64% in 1996.

         Interest Expense. In 1997, interest expense increased $2.5 million to $25.4 million primarily due to a 2.0 percentage point increase in the interest rate charged on the mortgage debt for the period from the Maturity Date through the New Maturity Date coupled with financing costs of $900,000 incurred in connection with the extension of the maturity date of the Mortgage Debt.

         Net Income (Loss). In 1997, the Partnership had a net loss of $569,000, a decrease of $3.1 million over 1996's net income of $2.5 million. This decrease was primarily due to lower Hotel revenues and an increase in the Partnership's interest expense, partially offset by a decrease in incentive management fees.

1996 Compared to 1995:

         Revenues. Partnership's revenues for 1996 increased 11% to $38.7 million from $34.8 million in 1995. The increase in revenues is the result of a 9% increase in REVPAR. REVPAR increased due to a 14% increase in average room rate to approximately $132 partially offset by a 3.0 percentage point decrease in average occupancy to the high-60's. These changes in average room rate and average occupancy are primarily due to the impact on the city of the 17-day Centennial Olympic Games. The increase in average room rate was due to an increase in room rates throughout the Atlanta market. The decline in average occupancy was due to a decline in city-wide demand for the months prior to and immediately after the Olympics. During the Olympic Games, the Hotel hosted the "Olympic Family" which was comprised of the International Olympic Committee, the Atlanta Committee for the Olympic Games and federations from each of the participating countries.

     Operating Costs and Expenses. In 1996, operating costs and expenses increased $811,000 to $13.9 million. The increase was primarily due to the changes in the following:

                           Atlanta Marquis Supp - 29

     Depreciation. Depreciation decreased $1.1 million, or 16%, in 1996 when compared to 1995 due to a portion of the Hotel's furniture and equipment becoming fully depreciated in 1995.

      Incentive Management Fees. In 1996, $2.0 million of incentive management fees were earned as compared to $1.0 million earned in 1995. The increase in incentive management fees earned was the result of improved Hotel operating results resulting in certain cash flow priorities having been met.

     Equipment Rent and Other: Equipment rent and other increased $460,000 due to the inclusion of a property tax credit in 1995 results which did not occur in 1996.

         As a percentage of revenues, operating costs and expenses represented 36% of revenues for 1996 and 38% in 1995.

         Operating Profit. In 1996, operating profit increased $3.0 million to $24.8 million primarily due to the changes in revenues and operating costs and expenses discussed above. As a percentage of total revenues, operating profit represented 64% in 1996 and 63% in 1995.

         Net Income (Loss). In 1996, the Partnership had a net income of $2.5 million, an increase of $3.0 million over 1995's net loss of $413,000. This increase was primarily due to higher Hotel revenues.

Inflation

         The rate of inflation has been relatively low and accordingly has not had a significant impact on the Partnership's operating results. However, the Hotel's room rates and occupancy levels are sensitive to inflation. The Manager is generally able to pass through increased costs to customers through higher room rates.

Capital Resources and Liquidity

         AMMLP's financing needs have been historically funded through loan agreements with independent financial institutions. As a result of the successful refinancing of the Partnership's Mortgage Debt, the General Partner believes that the Partnership will have sufficient capital resources and liquidity to conduct its operations in the ordinary course of business.

The Merger

         On December 31, 1997 limited partners holding a majority of the limited partner Units in AMMLP consented to the Merger of AMMLP with and into Atlanta Marquis. The Merger was part of a series of transactions. On December 31, 1997, AMMLP merged with and into Atlanta Marquis pursuant to an agreement and plan of merger (the "Merger"). The requisite number of AMMLP limited partners approved the Merger in accordance with the applicable provisions of the partnership agreement and the Delaware Revised Uniform Limited Partnership Act.

         In conjunction with the Merger and the refinancing of the mortgage debt, the following transactions occurred:

 .    AMMLP was merged with and into Atlanta Marquis. With the Merger, the separate existence of AMMLP ceased and AMMLP limited partnership units ("Units") were converted on a one-for-one basis into Class A limited partnership new units ("Partnership Units"). AMMLP limited partners who held fractional interests in Units received the same interest in the Partnership Units.

 .    On December 31, 1997, the General Partner made an initial capital contribution of $6 million to the Partnership. On January 30, 1998 the General Partner contributed an additional $69 million. In return for such additional capital contributions, the General Partner received a new Class B limited partnership interest in Atlanta Marquis entitling the General Partner to a 13.5% cumulative, compounding annual preferred return and priority return of such capital. The General Partner also surrendered its then existing Class B interest on distributions.

 .    Partnership Class A limited partners will receive an annual return of 5%
     on their initial investment in AMMLP, ratably with a 5% return to the General Partner on its initial investment in AMMLP, after payment of the preferred return on the

                           Atlanta Marquis Supp - 30

     Class B interest. To the extent unpaid in any year, such return will accumulate and compound and be payable from sale or refinancing proceeds.

 .    The General Partner caused the Partnership to contribute the Land to a subsidiary of Ivy, in return for a credit to the Partnership's capital account of $26.5 million (represented by a Class C limited partnership interest in Ivy) and a 10% cumulative, compounding annual preferred return and a priority return. The General Partner also caused the Partnership to reinvest the capital contributions received from the General Partner in Ivy (represented by a Class B partnership interest in Ivy) for a 13.5% cumulative, compounding annual preferred return and priority return of such capital.

 .    To facilitate the refinancing of Ivy's mortgage debt, the Hotel and the
     Land were conveyed to a special purpose, bankruptcy remote entity, HMA Realty Limited Partnership ("HMA"). The sole general partner of HMA, with a 1% interest, is HMA-GP, Inc., a wholly-owned subsidiary of Ivy. The sole limited partner, with a 99% interest, is Ivy.
     Accordingly, the new mortgage debt agreements were entered into by HMA.

 .    Host Marriott waived its existing right to priority repayment of the $20.1 million in prior non-interest bearing Interest Guarantee advances to Ivy and restructured such advances as a loan with a 15 year term (interest only for the first five years) bearing interest at a rate of 9% per annum (the "Term Loan"). Payments are due monthly in arrears from cash available after payment of debt service on the New Mortgage Debt. Upon a sale of the Hotel, the Term Loan will accelerate and become due and payable.

 .    The outstanding amount of the Interest Guarantee of $10.4 million and related interest was repaid to Host Marriott.

 .    The $30 million Principal Guarantee provided by Host Marriott was eliminated.

 .    The Partnership distributed funds to Class A limited partners of approximately $5,000 per Partnership Unit. This distribution represented the excess of the Partnership's reserve after payment of a majority of the transaction costs related to the Mortgage Debt refinancing.

         AMMLP's partnership agreement was amended (the "AMMLP-II Partnership Agreement") as a result of the Merger to incorporate the following revisions:
(i) a revised provision regarding a sale of the Hotel to permit Atlanta Marquis to sell the Hotel to an unaffiliated third party without the consent of the limited partners; (ii) a revised provision limiting the voting rights of the General Partner and its affiliates to permit the General Partner and its affiliates to have full voting rights with respect to all Partnership Units currently held by or acquired by the General Partner and its affiliates; (iii) extinguishment of the original Class B limited partner interest held by the General Partner and replacement of it with a new Class B interest which is entitled to a 13.5% cumulative, compounded annual return; (iv) addition of a mechanism that allows the Class B limited partner to contribute up to an additional $20 million should the Hotel require additional funding (such contribution would also be entitled to the 13.5% return discussed above); (v) a revised right of removal of the General Partner clause so that an affirmative vote of 66 2/3% would be needed to effect a removal of the General Partner and;
(vi) revisions to the provisions for allocations and distributions (see Item 8 "Financial Statements and Supplementary Data" below). As a result of the approval of the Merger, the AMMLP-II Partnership Agreement became effective December 31, 1997.

Mortgage Debt

         On February 2, 1998, the mortgage debt was successfully refinanced with a third party lender. The Partnership's debt now consists of a $164 million mortgage loan, which is nonrecourse to HMA, which bears interest at a fixed rate of 7.4% for a 12-year term. The mortgage loan requires payments of principal and interest based upon a 25-year amortization schedule. As part of the refinancing, HMA was required to establish certain reserves which are held by an agent of the lender including:

 .    $3.6 million debt service reserve--This reserve is equal to three months of debt service.

 .    $10.1 million deferred maintenance and capital expenditure reserve--This reserve will be expended for capital expenditures for repairs to the facade of the Hotel as well as various renewals and replacements and site improvements.

 .    $7.5 million rooms refurbishment reserve--This reserve will be expended to refurbish the remaining 711 rooms and 16 suites at the Hotel which have not already been refurbished.

                           Atlanta Marquis Supp - 31

 .    $1.3 million tax and insurance reserve--This reserve will be used to pay real estate tax and insurance premiums for the Hotel.

         In addition, HMA advanced an additional $2.6 million to the Manager for working capital needs and used the remaining cash to pay transaction costs associated with the refinancing.

Principal Sources and Uses of Cash

General

         The Partnership's principal source of cash is cash from Hotel operations. Its principal uses of cash are to pay debt service payments on the Partnership's mortgage debt, to make guarantee repayments, to fund the property improvement fund and to make cash distributions to the partners. Additionally, in 1998 the Partnership received cash through an equity infusion by the General Partner and utilized cash to pay financing costs incurred in connection with the refinancing of the Partnership's mortgage debt and to establish reserves required by the lender.

First Quarter 1998 Compared to First Quarter 1997

         Total cash used in operating activities was $8.5 million for the First Quarter 1998 as compared to total cash provided by operations of $6.6 million for the First Quarter 1997. In the First Quarter 1998, a combined total of $15.6 million was paid on the mortgage debt on the scheduled January 11, 1998 debt service date and on the February 2, 1998 refinancing date. In the First Quarter 1997, $662,000 was paid on the mortgage debt on January 11, 1997 as the accrued interest due through December 31, 1996 was prepaid on that date.

         Cash used in investing activities was $3.7 million for the First Quarter 1998 as compared to $1.1 million for the First Quarter 1997. The increase in cash used in investing activities is primarily due to an advance of $2.6 million to the Manager for working capital needs.

         Cash used in financing activities was $6.5 million for the First Quarter 1998. For the First Quarter 1998, no cash was provided by or used in financing activities. The increase in cash used in financing activities is primarily the result of the restructuring and refinancing transactions. During the quarter, The Partnership acquired new mortgage debt financing of $164 million and received the remaining $69 million of the $75 million equity infusion from the General Partner. These proceeds were used as follows: to repay the $199.3 million of mortgage debt; to repay $10.4 million of the debt service guarantee and related interest outstanding under the Host Marriott interest guarantee; to establish $22.5 million of reserves required by the lender; and, to pay financing costs of $2.9 million. Subsequent to the initial establishment, an additional $1.8 million has been contributed to the lender reserves pursuant to the loan agreement. The Partnership made a cash distribution in February 1998 to the Class A limited partners of $2.7 million, or $5,000 per limited partner unit from 1997 operations.

1997, 1996 and 1995:

         Cash used in investing activities was $4.4 million, $4.5 million and $3.7 million for the years ended December 31, 1997, 1996 and 1995, respectively. Contributions to the property improvement fund for the years ended December 31, 1997, 1996, and 1995, were $3.9 million, $4.1 million, and $3.3 million, respectively. Property and equipment additions increased in 1997 due to increased expenditures at the Hotel associated with the first half of the rooms refurbishment completed in 1997.

         Cash used in financing activities was $1.3 million, $1.0 million and $5.8 million for the years ended December 31, 1997, 1996 and 1995, respectively. In 1997, the Partnership drew $10.4 million pursuant to the Interest Guarantee and received $6 million of the $75 million total equity infusion from the General Partner. The Partnership paid $28.5 million, $20.4 million and $20.4 million of interest on the mortgage debt for the years ended December 31, 1997, 1996 and 1995, respectively. On the Maturity Date, the Partnership was required to pay $17.6 million representing the Deferred Interest on the Mortgage Debt. No guarantee repayments to Host Marriott were made in 1997 and 1996. The Partnership made a guarantee repayment of $3.5 million in 1995. No distributions to partners were made in 1997 as all cash flow was being reserved in anticipation of the Mortgage Debt maturity. Distributions to partners were $819,000 in 1996 and $2.3 million in 1995. Subsequent to year end, the Partnership made a cash distribution to the Class A limited partners of $2,648,562 ($5,000 per Partnership Unit).

                           Atlanta Marquis Supp - 32

         Total cash provided from operations was $21.6 million, $9.9 million and $10.1 million for the years ended December 31, 1997, 1996 and 1995, respectively. Partnership did not pay the interest payment of the Mortgage Debt which was due on January 10, 1998 until January 9, 1998. In both 1996 and 1995, the majority of the January interest payment was paid in December of the preceding year. This difference in the timing of the interest payments accounts for the difference in the total cash provided from operations.

         The General Partner believes that cash from Hotel operations and the reserves established in conjunction with the refinancing will continue to meet the short and long-term operational needs of the Partnership. In addition, the General Partner believes the property improvement fund and the capital reserves established in conjunction with the refinancing will be adequate for the future capital repairs and replacement needs of the Hotel.

Capital Expenditures
--------------------

         The Partnership is required to maintain the Hotel in good repair and condition. The new management agreement provides for the establishment of a property improvement fund to cover the cost of non-routine repairs and maintenance and renewals and replacements to the Hotel's property and equipment. Contributions to the fund are 5% of Hotel gross sales. Annual contributions to the fund equaled 4% of gross Hotel sales through June 1995 and are 5% thereafter. Per the terms of the New Management Agreement, contributions to the property improvement fund will remain at 5%.

         In 1997, the Hotel completed a $7.0 million refurbishment of approximately half its guest rooms which included the replacement of the carpeting, bedspreads, upholstery, drapes and other similar items and also the dressers, chairs, beds and other furniture. The refurbishment of the remaining 711 rooms and 16 suites will begin in mid-1998. This portion of the refurbishment will be funded from a reserve which was established by the Partnership with the lender on February 2, 1998. The facade repair project which entails a repair of the entire facade of the building is underway. The project is expected to cost $9.0 million and will be funded by the Partnership from a reserve which was also established with the lender in conjunction with the refinancing on the Maturity Date. The project is expected to be completed by mid-1999.

                           Atlanta Marquis Supp - 33

                             FINANCIAL STATEMENTS






                           Atlanta Marquis Supp - 34

                   Report of Independent Public Accountants

TO THE PARTNERS OF ATLANTA MARRIOTT MARQUIS II LIMITED PARTNERSHIP:

We have audited the accompanying consolidated balance sheet of Atlanta Marriott Marquis II Limited Partnership (a Delaware limited partnership) and Ivy Street Hotel Limited Partnership, its majority-owned subsidiary partnership, as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in partners' deficit and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the General Partner's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Atlanta Marriott Marquis II Limited Partnership and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


                                                             ARTHUR ANDERSEN LLP


Washington, D.C.
March 11, 1998

                           Atlanta Marquis Supp - 35

        Atlanta Marriott Marquis II Limited Partnership and Subsidiary
                          Consolidated Balance Sheets
                          December 31, 1997 and 1996
                                (in thousands)


                                                                                                1997            1996
                                                                                             -----------    -----------
ASSETS
   Property and equipment, net...............................................................$   165,372    $   162,111
   Due from Marriott International, Inc......................................................      4,425          6,390
   Property improvement fund.................................................................      2,756          6,864
   Deferred financing costs, net of accumulated amortization.................................        321            542
   Cash and cash equivalents.................................................................     21,502          5,601
                                                                                             -----------    -----------

                                                                                             $   194,376    $   181,508
                                                                                             ===========    ===========

LIABILITIES AND PARTNERS' DEFICIT
   LIABILITIES
      Mortgage debt..........................................................................$   199,019    $   215,574
      Due to Host Marriott under Original Debt Service Guarantee
           and Commitment and Interest Guarantee.............................................     30,524         20,134
      Due to Marriott International, Inc.....................................................      4,198          3,030
      Accounts payable and accrued expenses..................................................     12,743            309
                                                                                             -----------    -----------

        Total Liabilities....................................................................    246,484        239,047
                                                                                             -----------    -----------

   PARTNERS' DEFICIT
      General Partner
        Capital contributions................................................................        536            536
        Capital distributions................................................................       (165)          (165)
        Cumulative net losses................................................................       (891)          (885)
                                                                                             -----------    -----------

                                                                                                    (520)          (514)
                                                                                             ------------   -----------
      Class A Limited Partners
        Capital contributions, net of offering costs of $6,430...............................     46,570         46,570
        Capital distributions................................................................    (15,982)       (15,982)
        Cumulative net losses................................................................    (88,176)       (87,613)
                                                                                             -----------    -----------

                                                                                                 (57,588)       (57,025)
                                                                                             -----------    -----------
      Class B Limited Partner
        Capital contribution.................................................................      6,000             --
                                                                                             -----------    -----------

        Total Partners' Deficit..............................................................    (52,108)       (57,539)
                                                                                             -----------    -----------

                                                                                             $   194,376    $   181,508
                                                                                             ===========    ===========


                See Notes to Consolidated Financial Statements.

                           Atlanta Marquis Supp - 36

        Atlanta Marriott Marquis II Limited Partnership and Subsidiary
                     Consolidated Statements of Operations
             For the Years Ended December 31, 1997, 1996 and 1995
                    (in thousands, except per Unit amounts)


                                                                                  1997           1996           1995
                                                                               ----------     ----------     ----------
REVENUES (Note 3)  ............................................................$   36,471     $   38,654     $   34,831
                                                                               ----------     ----------     ----------

OPERATING COSTS AND EXPENSES
   Depreciation   .............................................................     5,250          5,525          6,608
   Property taxes .............................................................     2,754          2,858          2,692
   Base management fee.........................................................     2,562          2,654          2,435
   Incentive management fee....................................................     1,167          2,018            969
   Equipment rent and other....................................................       805            817            357
                                                                               ----------     ----------     ----------
                                                                                   12,538         13,872         13,061
                                                                               ----------     ----------     ----------

OPERATING PROFIT  .............................................................    23,933         24,782         21,770
   Interest expense............................................................   (25,389)       (22,890)       (22,712)
   Interest income.............................................................       887            651            529
                                                                               ----------     ----------     ----------


NET (LOSS) INCOME .............................................................$     (569)    $    2,543     $     (413)
                                                                               ==========     ==========     ==========

ALLOCATION OF NET (LOSS) INCOME
   General Partner.............................................................$       (6)    $       25     $       (4)
   Limited Partners............................................................      (563)         2,518           (409)
                                                                               ----------     ----------     ----------
                                                                               $     (569)    $    2,543     $     (413)
                                                                               ==========     ==========     ==========

NET (LOSS) INCOME PER LIMITED PARTNER UNIT
   (530 Units).................................................................$   (1,062)    $    4,751     $     (772)
                                                                               ==========     ==========     ==========


                See Notes to Consolidated Financial Statements.

                           Atlanta Marquis Supp - 37

        Atlanta Marriott Marquis II Limited Partnership and Subsidiary
            Consolidated Statements of Changes in Partners' Deficit
             For the Years Ended December 31, 1997, 1996 and 1995
                                (in thousands)


                                                                          Class A           Class B
                                                         General          Limited           Limited
                                                         Partner          Partners          Partner            Total
                                                        ---------        ----------        ---------          -------
Balance, December 31, 1994...........................$        (504)    $     (55,999)   $          --     $     (56,503)

   Capital  distributions............................          (23)           (2,324)              --            (2,347)

   Net loss..........................................           (4)             (409)              --              (413)
                                                     -------------     -------------    -------------     -------------

Balance, December 31, 1995...........................         (531)          (58,732)              --           (59,263)

   Capital distributions.............................           (8)             (811)              --              (819)

   Net income........................................           25             2,518               --             2,543
                                                     -------------     -------------    -------------     -------------

Balance, December 31, 1996...........................         (514)          (57,025)              --           (57,539)

   Capital contributions.............................           --                --            6,000             6,000

   Net loss..........................................           (6)             (563)              --              (569)
                                                     -------------     -------------    -------------     -------------

Balance, December 31, 1997...........................$        (520)    $     (57,588)   $       6,000     $     (52,108)
                                                     ==============    =============    =============     ==============


                See Notes to Consolidated Financial Statements.

                           Atlanta Marquis Supp - 38

        Atlanta Marriott Marquis II Limited Partnership and Subsidiary
                     Consolidated Statements of Cash Flows
             For the Years Ended December 31, 1997, 1996 and 1995
                                (in thousands)


                                                                                    1997          1996          1995
                                                                                 ----------    ----------   -----------
OPERATING ACTIVITIES
   Net (loss) income.............................................................$     (569)   $    2,543   $      (413)
   Noncash items:
       Depreciation .............................................................     5,250         5,525         6,608
       Deferred interest.........................................................     1,035         1,831         1,654
       Amortization of financing costs as interest...............................       325           621           619
       (Gain) loss on disposition of assets......................................        --            (1)           64
   Changes in operating accounts:
       Accounts payable and accrued expenses.....................................    12,434            24          (178)
       Due from Marriott International, Inc......................................     1,965        (2,616)          782
       Due to Marriott International, Inc........................................     1,168         1,966           926
                                                                                 ----------    ----------   -----------

          Cash provided by operating activities..................................    21,608         9,893        10,062
                                                                                 ----------    ----------   -----------

INVESTING ACTIVITIES
   Additions to property and equipment, net......................................    (8,511)       (3,444)       (2,643)
   Change in property improvement fund...........................................     4,108        (1,039)       (1,097)
                                                                                 ----------    ----------   -----------

          Cash used in investing activities......................................    (4,403)       (4,483)       (3,740)
                                                                                 ----------    ----------   -----------

FINANCING ACTIVITIES
   Advances under Original Debt Service Guarantee
       and Commitment and Interest Guarantee.....................................    10,390            --            --
   Payment of deferred interest on mortgage debt.................................   (17,590)           --            --
   Capital contributions from General Partner for Class B Limited
       Partnership Interest......................................................     6,000            --            --
   Payment of deferred financing costs ..........................................      (104)           --            --
   Capital distributions.........................................................        --          (819)       (2,347)
   Repayments under Original Debt Service Guarantee
       and Commitment and Interest Guarantee.....................................        --            --        (3,500)
                                                                                 ----------    ----------   ------------

          Cash used in financing activities......................................    (1,304)         (819)       (5,847)
                                                                                 ----------    ----------   -----------

INCREASE IN CASH AND CASH EQUIVALENTS............................................    15,901         4,591           475

CASH AND CASH EQUIVALENTS at beginning of year...................................     5,601         1,010           535
                                                                                 ----------    ----------   -----------

CASH AND CASH EQUIVALENTS at end of year.........................................$   21,502    $    5,601   $     1,010
                                                                                 ==========    ==========   ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
   Cash paid for mortgage interest...............................................$   28,470    $   20,438   $    20,438
                                                                                 ==========    ==========   ===========


                See Notes to Consolidated Financial Statements.

                           Atlanta Marquis Supp - 39

        Atlanta Marriott Marquis II Limited Partnership and Subsidiary
                  Notes to Consolidated Financial Statements
                          December 31, 1997 and 1996


NOTE 1.     THE PARTNERSHIP

Description of the Partnership

Atlanta Marriott Marquis Limited Partnership ("AMMLP"), a Delaware limited partnership, was formed on May 28, 1985 (the "Closing Date"), to (i) acquire an 80% general partnership interest in the Ivy Street Hotel Limited Partnership ("Ivy"), a partnership between John C. Portman, Jr. ("Portman") and Host Marriott Corporation ("Host Marriott") that was formed to develop, own and operate the 1,671 room Atlanta Marriott Marquis Hotel (the "Hotel"), and (ii) purchase from Ivy the parcel of land (the "Land") on which the Hotel is located. The sole general partner of the Partnership, with a 1% interest, is Marriott Marquis Corporation (the "General Partner"), a wholly-owned subsidiary of Host Marriott. Marriott International, Inc. serves as the manager of the Hotel ("Marriott International" or the "Manager").

On the Closing Date, 530 Class A limited partnership interests of $100,000 per Unit ("Unit") were sold in a private placement. The General Partner made a capital contribution of $536,000 on May 28, 1985 for its 1% general partnership interest. In addition, the General Partner acquired a Class B limited partnership interest without making any additional capital contribution.

The Partnership purchased its 80% general partnership interest in Ivy from Host Marriott for a total price of $28.8 million. The Partnership also acquired the Land from Ivy for $10 million in a separate transaction. The Partnership subsequently leased the Land to Ivy under a 99-year lease with rentals based primarily on Hotel sales.

On July 9, 1997, Atlanta Marriott Marquis II Limited Partnership (the "Partnership") was formed in anticipation of the merger discussed below. The general partner of the Partnership is also Marriott Marquis Corporation. Prior to December 31, 1997, the Partnership did not engage in any active business and was organized solely to succeed AMMLP's interest in Ivy. Effective December 31, 1997, the Partnership succeeded AMMLP as the managing general partner of Ivy.

On December 31, 1997, AMMLP merged with and into the Partnership (the "Merger"). The Merger of AMMLP and AMMLP-II was treated as a reorganization of affiliated entities and AMMLP's basis in its assets and liabilities were carried over. In conjunction with the Merger, the following transactions occurred:

 .    AMMLP was merged with and into the Partnership. With the Merger, the separate existence of AMMLP ceased and AMMLP limited partner units ("Units") were converted on a one-for-one basis into Partnership Class A limited partnership units ("Partnership Units"). AMMLP limited partners who held fractional interests in Units received the same interest in Partnership Units.

 .    On December 31, 1997, the General Partner made an initial capital contribution of $6 million to the Partnership. Subsequent to year end, on January 30, 1998, the General Partner contributed an additional $69 million. In return for such additional capital contributions, the General Partner received a new Class B limited partnership interest in the Partnership entitling the General Partner to a 13.5% cumulative, compounding annual preferred return and priority return of such capital. The General Partner also surrendered its then existing Class B interest on distributions.

 .    The Partnership Class A limited partners will receive an annual return of
     5% on their initial investment in AMMLP, ratably with a 5% return to the General Partner on its initial investment in AMMLP, after payment of the preferred return on the Class B interest. To the extent unpaid in any year, such return will accumulate and compound and be payable from sale or refinancing proceeds.

AMMLP's partnership agreement was amended (the "AMMLP-II Partnership Agreement") as a result of the Merger to incorporate the following revisions: (i) a revised provision regarding a sale of the Hotel to permit the Partnership to sell the Hotel to an unaffiliated third party without the consent of the limited partners; (ii) a revised provision limiting the voting rights of the General Partner and its affiliates to permit the General Partner and its affiliates to have full voting rights with respect to all Partnership Units currently held by or acquired by the General Partner and its affiliates; (iii) extinguishment of the original Class

                           Atlanta Marquis Supp - 40

B limited partner interest held by the General Partner and replacement of it with a new Class B interest which is entitled to a 13.5% cumulative, compounded annual return; (iv) addition of a mechanism that allows the Class B limited partner to contribute up to an additional $20 million should the Hotel require additional funding (such contribution would also be entitled to the 13.5% return discussed above); (v) a revision of the right of removal of the General Partner clause so that an affirmative vote of 66 2/3% would be needed to effect a removal of the General Partner and; (v) revised provisions for allocations and distributions (see Note 9). As a result of the approval of the Merger, the AMMLP-II Partnership Agreement became effective December 31, 1997.

Partnership Allocations and Distributions

Ivy generally allocates operating income, gains and losses, deductions and cash available for distribution 80% to the Partnership and 20% to Portman. However, the first $1 million plus 5% of annual gross room sales of annual cash available for distribution from Ivy was paid to AMMLP unless Ivy exercised its option to repurchase the Land.

During 1990, AMMLP determined that the probability of collecting the minority interest receivable from Portman was remote. Thus, AMMLP wrote off this receivable which totaled $3,542,000 and began recording 100% of the losses of Ivy. In future years, if AMMLP-II records income, 100% of the income will be allocated to AMMLP-II until such excess income allocated to AMMLP-II equals the excess losses previously recorded by AMMLP. Thereafter, any income would be allocated 80% to AMMLP-II and 20% to Portman. As of December 31, 1997 and 1996, excess losses recognized by AMMLP and the Partnership were $621,000 and $50,000, respectively. AMMLP net losses, as defined, were generally allocated as follows:

(i) beginning in 1991 and continuing until the Class A limited partners and the General Partner had received sale or refinancing proceeds ("Capital Receipts") equal to their total cumulative capital contributions ("Original Capital"), 1% to the General Partner, 80% to the Class A limited partners and 19% to the Class B limited partner; and

(ii) thereafter, 1% to the General Partner, 65% to the Class A Limited Partners and 34% to the Class B Limited Partner.

These allocations could have been subject to certain special allocations of net profit or net loss to the General Partner required by Federal income tax regulations.

Cash Available for Distribution, as defined, generally was distributed as follows:

(i) beginning in 1991, and continuing until the Class A Limited Partners and the General Partner had received distributions of Capital Receipts equal to their Original Capital, 1% to the General Partner, 80% to the Class A Limited Partners and 19% to the Class B Limited Partner; and

(ii) thereafter, 1% to the General Partner, 65% to the Class A Limited Partners and 34% to the Class B Limited Partner. However, until the General Partner and the Class A Limited Partners had received a return of their Original Capital through distributions of Capital Receipts, the Class B Limited Partner will subordinate its cash distributions to an annual non-cumulative 10% return on Original Capital to the General Partner and the Class A Limited Partners.

Net profits, as defined, generally were allocated in the same ratio as Cash Available for Distribution. Excess net profits were then to be applied to offset prior net losses in excess of the partners' remaining invested capital. Notwithstanding the above allocations, the Partnership Agreement provided for specific allocation to the partners of gain realized and proceeds received by the Partnership upon sale, condemnation or other disposition of the Hotel or assets of the Partnership. In addition, the Partnership Agreement provided for specific allocations of any excess refinancing or land sale proceeds.

As discussed above, on December 31, 1997, the Partnership executed the AMMLP-II Partnership Agreement which provides for a change in the above allocations (see
Note 9).

For financial reporting purposes, profits and losses are allocated among the partners based upon their stated interests in cash available for distribution.

                           Atlanta Marquis Supp - 41

NOTE 2.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The Partnership's records are maintained on the accrual basis of accounting, and its fiscal year coincides with the calendar year. The Partnership's financial statements consolidate the financial statements of Ivy, its majority-owned subsidiary partnership. All material intercompany transactions, including the land lease between the Partnership and Ivy described in Note 8, have been eliminated. All assets and liabilities of AMMLP have been carried over to the Partnership at their historical basis.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenues and Expenses

Hotel revenues represent house profit of the Hotel since substantially all of the operating decisions related to the generation of house profit of the Hotel rests with the Manager. House profit reflects Hotel operating results and represents gross Hotel sales less property-level expenses, excluding depreciation and amortization, base and incentive management fees, property taxes, equipment rent and certain other costs, which are disclosed separately in the accompanying consolidated statement of operations.

On November 20, 1997, the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board reached a consensus on EITF 97-2 "Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements." EITF 97-2 addresses the circumstances in which a management entity may include the revenues and expenses of a managed entity in its financial statements.

The Partnership is assessing the impact of EITF 97-2 on its policy of excluding property-level revenues and operating expenses of the Hotel from its statements of operations.

Property and Equipment

Property and equipment is recorded at cost which includes interest, rent and real estate taxes incurred during development. Depreciation is computed using the straight-line method over the following estimated useful lives of the assets:

                Building and improvements              50 years
                Furniture and equipment           3 to 20 years

All land, property and equipment is pledged as security for the mortgage debt described in Note 6.

The Partnership assesses impairment of its real estate property based on whether estimated undiscounted future cash flows for the property will be less than its net book value. If the property is impaired, its basis is adjusted to fair market value.

Deferred Financing Costs

Financing costs incurred in connection with obtaining the mortgage debt have been deferred and are being amortized using the straight-line method, which approximates the effective interest rate method, over three to ten years. A portion of the deferred financing costs totaling $4,249,000 were fully amortized as of July 10, 1997. Additional financing costs of $104,000 were incurred in 1997 in connection with the refinancing of the Partnership's mortgage debt. Accumulated amortization of the deferred financing costs totaled $4,413,000 and $4,090,000 at December 31, 1997 and 1996, respectively. This amount includes amortization of deferred financing costs for both Ivy and the Partnership. Of the total, the Partnership has accumulated amortization of $164,000 and $151,000 at December 31, 1997 and 1996, respectively.

Cash and Cash Equivalents

                           Atlanta Marquis Supp - 42

The Partnership considers all highly liquid investments with a maturity of three months or less at date of purchase to be cash equivalents.

Income Taxes

Provision for Federal and state income taxes has not been made in the accompanying financial statements since the Partnership does not pay income taxes but rather allocates its profits and losses to the individual partners. There are significant differences between the net income/loss reported in these financial statements and the net income/loss determined for income tax purposes. These differences are due primarily to the use, for tax purposes, of accelerated depreciation methods and shorter depreciable lives for the assets, the timing of the recognition of incentive management fee expense and the treatment of the minority interest receivable. As a result of these differences, the (deficit)/excess of the tax basis in net Partnership liabilities and the net liabilities reported in the accompanying financial statements is $(90,642,000) and $72,111,000 as of December 31, 1997 and 1996, respectively. For tax purposes, the assets of the Partnership were stepped up to fair market value on December 31, 1997 when the General Partner made an initial capital contribution of $6.0 million to the Partnership for a Class B limited partnership interest in the Partnership.

Statement of Financial Accounting Standards

     In 1996, AMMLP adopted Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Adoption of SFAS No. 121 did not have an effect on its financial statements.

                           Atlanta Marquis Supp - 43

NOTE 3.       HOTEL REVENUES

Revenues consist of Hotel operating results for the three years ended December 31 (in thousands):


                                                                              1997            1996             1995
                                                                          -----------     ------------     -----------
HOTEL SALES
    Rooms.................................................................$    54,102     $     56,115     $    50,515
    Food and beverage.....................................................     25,821           25,968          25,379
    Other.................................................................      5,474            6,381           5,277
                                                                          -----------     ------------     -----------
                                                                               85,397           88,464          81,171
                                                                          -----------     ------------     -----------
HOTEL EXPENSES
    Departmental direct costs
        Rooms.............................................................     11,485           11,508          10,821
        Food and beverage.................................................     17,776           18,003          17,289
    Other hotel operating expenses........................................     19,665           20,299          18,230
                                                                          -----------     ------------     -----------
                                                                               48,926           49,810          46,340
                                                                          -----------     ------------     -----------

HOTEL REVENUES............................................................$    36,471     $     38,654     $    34,831
                                                                          ===========     ============     ===========


NOTE 4.       PROPERTY AND EQUIPMENT

Property and equipment consists of the following as of December 31 (in thousands):


                                                                              1997            1996
                                                                           -----------     -----------
Leased land acquisition costs and land.....................................$    12,617     $    12,617
Building and improvements..................................................    182,629         182,597
Furniture and equipment....................................................     42,621          34,142
                                                                           -----------     -----------
                                                                               237,867         229,356

Less accumulated depreciation..............................................    (72,495)        (67,245)
                                                                           -----------     -----------

                                                                           $   165,372     $   162,111
                                                                           ===========     ===========


For financial reporting purposes the Land is carried at its historical purchase cost of $10 million as required by generally accepted accounting principles.

NOTE 5.       ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of financial instruments are shown below. The fair values of financial instruments not included in this table are estimated to be equal to their carrying amounts (in thousands):


                                                          As of December 31, 1997           As of December 31, 1996
                                                          -----------------------           -----------------------
                                                        Estimated                          Estimated
                                                        Carrying            Fair           Carrying           Fair
                                                         Amount             Value           Amount            Value
                                                      -------------      ----------      -------------      ---------
Mortgage debt                                         $     199,019    $     199,019    $     215,574    $     215,574
Due to Host Marriott under Original Debt
   Service Guarantee and Commitment and
   Interest Guarantee                                        30,524           30,524           20,134           14,300
Incentive management fees due to
   Marriott International, Inc.                               4,155               --            2,987               --


                           Atlanta Marquis Supp - 44

The 1997 and 1996 estimated fair value of the mortgage debt is stated at its carrying value as it was repaid on February 2, 1998. The amounts held in Due to Host Marriott under original debt service and commitment consist of the interest guarantee in the amount of $10,390,000 and the original debt service commitment in the amount of $20,134,000. The estimated fair value of the interest guarantee is the carrying value as it was also repaid on February 2, 1998. The estimated fair value of the original debt service commitment is its carrying value as the obligation earns interest at 9% as of February 2, 1998. The estimated fair value of incentive management fees due to Marriott International is zero. As part of the new management agreement effective January 3, 1998, all accrued incentive management fees were waived by the Manager and the Partnership's accrued liability was written off to income in 1998.


NOTE 6.       MORTGAGE DEBT

As of December 31, 1996, the AMMLP's mortgage debt consisted of a total of $215,574,000 in nonrecourse mortgage notes (the "Mortgage Debt"). Through July 10, 1997 (the "Maturity Date"), interest accrued on the Mortgage Debt at a fixed rate of 10.3%. Interest only was payable semiannually in arrears. The cash payment rate was 10.17%. The difference between the cash payment rate and the accrual rate (the "Deferred Interest") was added to the balance of the Mortgage Debt. The cumulative Deferred Interest added to the Mortgage Debt balance amounted to $17.6 million and $16.5 million at July 10, 1997 and December 31, 1996, respectively. On the Maturity Date, the Mortgage Debt matured, at which time AMMLP and Ivy entered into a letter agreement (the "Letter Agreement") with the lender which effectively extended the maturity of the Mortgage Debt until February 2, 1998 (the "New Maturity Date"). On the Maturity Date, AMMLP and Ivy were required to pay $17.6 million representing the Deferred Interest on the Mortgage Debt in addition to the scheduled interest payment of $10.1 million. As a result, the Mortgage Debt balance outstanding was reduced to $199,019,000.

The payment of Deferred Interest was funded from $7.2 million of Ivy cash reserves established by the General Partner in anticipation of the Mortgage Debt maturity and $10.4 million drawn pursuant to the Host Marriott interest guarantee (the "Interest Guarantee"). Host Marriott had agreed to advance up to $50 million to cover interest and principal shortfalls. Had cash flow from operations been insufficient to fully fund interest due, $20 million was available under the Interest Guarantee through the Maturity Date. The remaining $30 million was available under the Principal Guarantee. Prior to the payment of Deferred Interest in the amount of $10.4 million on the Maturity Date, there were no amounts outstanding under either the Principal Guarantee or the Interest Guarantee. In conjunction with the extension, Host Marriott reaffirmed its obligations pursuant to these guarantees through the New Maturity Date. The Principal Guarantee was available in case of a sale, refinancing or acceleration of the principal amount of the underlying notes resulting from an Event of Default, as defined. To the extent the Interest Guarantee was not used, it became available as a Principal Guarantee.

During the term of the Letter Agreement, the Mortgage Debt continued to be nonrecourse, and accrued interest at 12.3% with interest payments due on January 10 and February 2, 1998. Additionally, all funds remitted by the Manager during the term of the extension were held for the benefit of the lender. In conjunction with the Letter Agreement, Ivy paid an extension fee of $500,000 as well as approximately $410,000 representing costs and expenses related to the transaction.

Host Marriott had guaranteed up to $33 million of the original debt (the "Original Debt Service Guarantee" and the "Commitment") under which Host Marriott was obligated to make certain required debt service payments and restore any cash flow deficits to the extent that Partnership cash flow, as defined, was insufficient. Pursuant to the terms of the Mortgage Debt, the Commitment was modified to fund only certain furniture, fixtures and equipment expenditures and ground rent shortfalls. Any interest, principal or guarantee loans made at a time when the Commitment was not fully funded reduced, dollar for dollar, but not below zero, the remaining unfunded amount of the Commitment. Advances under the Principal Guarantee, Interest Guarantee and Original Debt Service Guarantee and Commitment up to cumulative fundings of $33 million did not bear interest. Amounts advanced in excess of $33 million accrued interest at 1% over the prime rate. As of December 31, 1997, cumulative fundings equaled $41.6 million, exceeding the $33 million by $8.6 million. The excess fundings accrued interest until they were repaid subsequent to year-end. Total accrued interest on the cumulative advances for the period from the Maturity Date through December 31, 1997 equaled $398,000. As of December 31, 1997 and 1996, Ivy had $20.1 million due to Host Marriott under the Commitment.

On March 24, 1994, the note holders of the Mortgage Debt voted to accept the Manager as a back-up guarantor and on December 21, 1994, the agreement was finalized. The Manager, as back-up guarantor, was required to perform the obligations

                           Atlanta Marquis Supp - 45
under the guarantees in the event that Host Marriott failed to do so. In conjunction with the extension, the Manager reaffirmed its obligations pursuant to these guarantees through the New Maturity Date.

Subsequent to year-end, the Mortgage Debt was refinanced (see Note 9).


NOTE 7.       HOTEL MANAGEMENT AGREEMENT

Ivy entered into a hotel management agreement (the "Management Agreement") with the Manager to manage the Hotel for a term of 25 years, renewable at Ivy's or the Manager's option for five additional 10-year terms. The Manager was entitled to compensation for its services in the form of a base management fee equal to 3% of gross sales. Base management fees paid in 1997, 1996 and 1995 were $2,562,000, $2,654,000 and $2,435,000, respectively.

In addition, the Manager earned an incentive management fee equal to 50% of assumed net cash flow of the Hotel, as defined. However, once total cumulative incentive management fees reached an amount equal to or greater than 20% of total cumulative Hotel profit, as defined, the Manager earned an incentive management fee equal to the average of (i) 50% of assumed net cash flow and (ii) 20% of Hotel profit. The incentive management fee was paid out of cash flow available for incentive management fees, as defined, and was subordinated to the Mortgage Debt, guarantee repayments and rent under the Land lease. Any incentive management fees earned but not paid were deferred without interest and paid out of the first cash flow available for the incentive management fee. During 1997 and 1996, $1,167,000 and $2,018,000, respectively, in incentive management fees had been earned. Through December 31, 1997, no incentive management fees had ever been paid. Deferred incentive management fees as of December 31, 1997 and 1996 were $4,154,000 and $2,987,000, respectively, and are included in Due to Marriott International, Inc. in the accompanying consolidated balance sheet. Subsequent to year-end, a new management agreement was entered into. As part of this new agreement, all accrued incentive management fees were waived by the Manager (see Note 9) and the Partnership's accrued liability was written off in 1998 (see Note 9).

Pursuant to the terms of the Management Agreement, the Manager is required to furnish the Hotel with certain services ("Chain Services") which are generally provided on a central or regional basis to all domestic full-service hotels managed, owned or leased by the Manager or its subsidiaries. Chain Services include central training, advertising and promotion, a national reservation system, computerized payroll and accounting services and such additional services as needed which may be more efficiently performed on a centralized basis. Costs and expenses incurred in providing such services are allocated among all hotels in the Manager's full-service hotel system. In addition, the Hotel also participates in the Manager's Marriott Rewards Program ("MRP"). This program succeeded the Honored Guest Awards Program. The cost of this program is charged to all hotels in the Manager's hotel system. The total amount of Chain Services and MRP costs allocated to the Hotel were $2,685,000 in 1997, $1,968,000 in 1996 and $2,431,000 in 1995.

Pursuant to the terms of the Management Agreement, the Partnership is required to provide the Manager with working capital and supplies to meet the operating needs of the Hotel. The Manager converts cash advanced by the Partnership into other forms of working capital consisting primarily of operating cash, inventories, and trade receivables and payables which are maintained and controlled by the Manager. Upon termination of the Management Agreement, the working capital and supplies will be returned to the Partnership. As of December 31, 1997 and 1996, $3,077,000 has been advanced to the Manager for working capital and supplies which is included in Due from Marriott International, Inc. in the accompanying consolidated balance sheet. The supplies advanced to the Manager are recorded at their estimated net realizable value. At December 31, 1997 and 1996, accumulated amortization related to the revaluation of these supplies totaled $177,000. Subsequent to year-end, an additional $2,639,000 was advanced to the Manager for working capital needs at the Hotel (see Note 9).

The Partnership is required to maintain the Hotel in good repair and condition. Pursuant to the Agreement, annual contributions to a property improvement fund provide for the replacement of furniture, fixtures and equipment. Annual contributions to the fund equaled 4% of gross Hotel sales through June 1995 and 5% thereafter. Total contributions to the property improvement fund for the years ended December 31, 1997, 1996, and 1995 were $3,929,000, $4,122,000 and
$3,302,000, respectively.


NOTE 8.       LAND LEASE

                           Atlanta Marquis Supp - 46

On the Closing Date, AMMLP acquired the Land on which the Hotel is located from Ivy for $10 million. AMMLP has leased the Land to Ivy for a period of 99 years. Annual rent was equal to 5% of annual gross room sales from the Hotel. Ivy had an option to repurchase the Land at any time through 1999. Through 1995, the option price was $25 million and for the ensuing four years the option price will be adjusted for changes in the Consumer Price Index. At December 31, 1997 and 1996, the option price was $26,500,000 and $25,825,000, respectively. Total rentals under the lease, which were eliminated in consolidation, were $2,705,000 in 1997, $2,806,000 in 1996 and $2,526,000 in 1995.

Subsequent to year-end, the Land lease was terminated (see Note 9) because the Land was contributed to a subsidiary of Ivy.


NOTE 9.       SUBSEQUENT EVENTS

Bankruptcy Remote Entity

To facilitate the refinancing of AMMLP's Mortgage Debt, on January 29, 1998 the Hotel and the Land were conveyed to a special purpose, bankruptcy remote entity, HMA Realty Limited Partnership ("HMA"). The sole general partner of HMA with a 1% interest, is HMA-GP, Inc., a wholly-owned subsidiary of Ivy. The sole limited partner, with a 99% interest, is Ivy.

Mortgage Debt

On the New Maturity Date, the following transactions occurred:

 .    HMA obtained new 12-year first mortgage financing of $164 million (the
     "New Mortgage Debt") which, together with $35 million from the additional $69 million capital contributed by the General Partner were used to pay the maturing Mortgage Debt. The New Mortgage Debt is nonrecourse to HMA, bears interest at a fixed rate of 7.4% and will require monthly payments of principal and interest calculated to fully amortize the loan over 25 years resulting in annual debt service of $14.1 million for 1998 and $14.4 million annually until the end of the 12-year term.

 .    Host Marriott waived its existing right to priority repayment of the $20.1 million in prior non-interest bearing Interest Guarantee advances to Ivy and restructured such advances as a loan with a 15 year term (interest only for the first five years) bearing interest at a rate of 9% per annum (the "Term Loan"). Payments are due monthly in arrears from cash available after payment of debt service on the New Mortgage Debt. Upon a sale of the Hotel, the Term Loan will accelerate and become due and payable.

 .    The outstanding amount of the Interest Guarantee of $10.4 million and related interest was repaid to Host Marriott.

 .    The $30 million Principal Guarantee provided by Host Marriott was eliminated.

 .    The Partnership distributed funds to Class A limited partners of approximately $5,000 per Partnership Unit. This distribution represented the excess of the Partnership's reserve after payment of a majority of the transaction costs related to the Mortgage Debt refinancing.

As part of the refinancing, HMA was required to establish certain reserves which are held by an agent of the lender including:

 .    $3.6 million debt service reserve--This reserve is equal to three months of debt service.

 .    $10.1 million deferred maintenance and capital expenditure reserve--This reserve will be expended for capital expenditures for repairs to the facade of the Hotel as well as various renewals and replacements and site improvements.

 .    $7.5 million rooms refurbishment reserve--This reserve will be expended to refurbish the remaining 711 rooms and 16 suites at the Hotel which have not already been refurbished.

 .    $1.3 million tax and insurance reserve--This reserve will be used to pay real estate tax and insurance premiums for the Hotel.

                           Atlanta Marquis Supp - 47

In addition, HMA advanced an additional $2,639,000 to the Manager for working capital needs and used the remaining cash to pay transaction costs associated with the refinancing.

New Management Agreement

To facilitate the refinancing effective January 3, 1998, a new management agreement (the "New Management Agreement") was entered into by HMA and the Manager. The New Agreement expires on July 1, 2010 and is renewable at the Manager's option for five additional 10-year terms. Pursuant to the terms of the New Management Agreement, no incentive management fees are payable to the Manager with respect to the first $29.7 million of operating profit (the "Owner's Priority"). Thereafter, the Manager will receive 20% of the profit in excess of such Owner's Priority. The amount of the Owner's Priority will not be reduced but may be increased to take into account additional capital contributions by the General Partner or its affiliates. As part of the New Management Agreement, all accrued incentive management fees amounting to $4.5 million were waived by the Manager and the Partnership's accrued liability was written off in 1998.

Land Lease

As part of the Merger transactions, the Partnership contributed the Land to a subsidiary of Ivy. This transaction terminated the Land lease and resulted in cessation of Land lease payments from Ivy to the Partnership. The Partnership received a credit to its capital account in Ivy of $26.5 million in consideration of the Land contribution. For financial reporting purposes the Land will continue to be carried at its historical purchase cost of $10 million as required by generally accepted accounting principles.

New Partnership Agreement

AMMLP's partnership agreement was amended (the "AMMLP-II Partnership Agreement") as a result of the Merger to incorporate the following revisions:

(i) a revised provision regarding a sale of the Hotel to permit the Partnership to sell the Hotel to an unaffiliated third party without the consent of the limited partners;

(ii) a revised provision limiting the voting rights of the General Partner and its affiliates to permit the General Partner and its affiliates to have full voting rights with respect to all Partnership Units currently held by or acquired by the General Partner and its affiliates;

(iii) extinguishment of the original Class B limited partner interest held by the General Partner and replacement of it with a new Class B interest which is entitled to a 13.5% cumulative, compounded annual return;

(iv) addition of a mechanism that allows the Class B limited partner to contribute up to an additional $20 million should the Hotel require additional funding (such contribution would also be entitled to the 13.5% return discussed above);

(v) a revised right of removal of the General Partner clause so that an affirmative vote of 66 2/3% would be needed to effect a removal of the General Partner and;

(vi) a revision of AMMLP's allocations and distributions such that Partnership cash available for distribution is generally allocated as follows:

       (a) to the General Partner, until the General Partner has received a 13.5% cumulative compounded annual return on its Class B invested capital,

       (b) to the General Partner and Class A limited partners, until the General Partner and the Class A limited partners have received a non-cumulative, non-compounded annual return of 5% on their initial investment in AMMLP-II, and

       (c) thereafter, in proportion to total invested capital through completion of the Restructuring Transactions of approximately 41% to limited partners and 59% to the General Partner; and

                           Atlanta Marquis Supp - 48

(vii) a revision of AMMLP's allocations and distributions such that Partnership sale or refinancing proceeds are generally allocated as follows:

       (a) to the General Partner, until the General Partner has received a 13.5% cumulative compounded annual return on its Class B invested capital,

       (b) to the General Partner and Class A limited partners, until the General Partner and the Class A limited partners have received a non-cumulative, non-compounded annual return of 5% on their initial investment in AMMLP-II,

       (c) to the General Partner, until its Class B invested capital of up to $75 million has been fully returned, taking into account all distributions to such Partners following the effective date of the Restructuring Transactions (other than the approximately $5,000 per Partnership Unit distributed as part of the Restructuring Transactions),

       (d) to the General Partner and Class A limited partners until they have received a cumulative, compounded return on their original invested capital of 5% per annum from the effective date of the Restructuring Transactions,

       (e) to the General Partner and Class A limited partners, until such partners' original invested capital of $536,000 and $53,000,000, respectively, has been fully returned, and

       (f) thereafter, in proportion to total invested capital through completion of the Restructuring Transactions of approximately 41% to limited partners and 59% to the General Partner.

As a result of the approval of the Merger, the AMMLP-II Partnership Agreement became effective December 31, 1997.

Ivy Partnership Agreement

In conjunction with the Merger transactions, the Ivy partnership agreement was amended to incorporate the following revisions: (i) provide that the $75 million contributed by the General Partner of the Partnership to Ivy will be entitled to receive an annual preferred return equal to 13.5% compounding to the extent unpaid; (ii) provide that the Land, after contribution by the Partnership to Ivy at an agreed upon value of $26.5 million, will be entitled to receive an annual compounding preferred return equal to 10%, after payment of the 13.5% return described above; and (iii) allows the Partnership the unilateral right, as managing general partner of Ivy, to make most major decisions on behalf of Ivy, including, without limitation, the sale or other disposition of the Hotel, except where such disposition is to a party related to Host Marriott or an affiliate of Host Marriott.

                           Atlanta Marquis Supp - 49

       Atlanta Marriott Marquis II Limited Partnership and Subsidiaries
                Condensed Consolidated Statement of Operations
                                  (Unaudited)
                    (in thousands, except per unit amounts)

                                                                                          Twelve Weeks Ended
                                                                                 -----------------------------------
                                                                                  March 27,          March 28,
                                                                                      1998                1997
                                                                                  -------------      --------------
REVENUES       ...................................................................$      10,410      $       10,042
                                                                                  -------------      --------------

OPERATING COSTS AND EXPENSES
    Depreciation  ................................................................        1,399               1,174
    Incentive management fee......................................................          207                 998
    Property taxes and other......................................................          866                 854
    Base management fee...........................................................          662                 652
                                                                                  -------------      --------------
                                                                                          3,134               3,678
                                                                                  -------------      --------------

OPERATING PROFIT  ................................................................        7,276               6,364
    Interest expense..............................................................       (4,676)             (5,595)
    Interest income...............................................................          114                 147
                                                                                  -------------      --------------

NET INCOME BEFORE EXTRAORDINARY ITEMS.............................................        2,714                 916

EXTRAORDINARY ITEMS
    Gain on extinguishment of debt................................................           19                  --
    Gain on forgiveness of incentive management fees..............................        4,155                  --
                                                                                  -------------      --------------

NET INCOME        ................................................................$       6,888      $          916
                                                                                  =============      ==============

ALLOCATION OF NET INCOME
    General Partner...............................................................$          --      $            9
    Class A Limited Partners......................................................           --                 907
    Class B Limited Partner.......................................................        6,888                  --
                                                                                  -------------      --------------

                                                                                  $       6,888      $          916
                                                                                  =============      ==============


NET INCOME PER CLASS A LIMITED PARTNER UNIT (530 Units)...........................$          --      $        1,711
                                                                                  =============      ==============


           See Notes to Condensed Consolidated Financial Statements.

                           Atlanta Marquis Supp - 50

       Atlanta Marriott Marquis II Limited Partnership and Subsidiaries
                     Condensed Consolidated Balance Sheets
                                (in thousands)

                                                                                  March 27, 1998   December 31, 1997
                                                                                  --------------   -----------------
                                                                                    (unaudited)
                                                       ASSETS

    Property and equipment, net...................................................$     165,090    $        165,372
    Due from Marriott International, Inc..........................................        8,266               4,425
    Property improvement fund.....................................................        2,741               2,756
    Deferred financing costs, net of accumulated amortization.....................        3,137                 321
    Restricted cash reserves......................................................       24,340                  --
    Cash and cash equivalents.....................................................        2,743              21,502
                                                                                  -------------    ----------------

                                                                                  $     206,317    $        194,376
                                                                                  =============    ================


                                        LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)

LIABILITIES
    Mortgage debt.................................................................$     163,743    $        199,019
    Due to Host Marriott Corporation under Original Debt Service
      Guarantee and Commitment and Interest Guarantee.............................           --              30,524
    Term loan payable to Host Marriott Corporation................................       20,134                  --
    Due to Marriott International, Inc............................................          249               4,198
    Accounts payable and accrued expenses.........................................        1,059              12,743
                                                                                  -------------    ----------------

         Total Liabilities........................................................      185,185             246,484
                                                                                  -------------    ----------------

PARTNERS' CAPITAL (DEFICIT)

    General Partner...............................................................         (520)               (520)
    Class A Limited Partners......................................................      (60,236)            (57,588)
    Class B Limited Partner.......................................................       81,888               6,000
                                                                                  -------------    ----------------

    Total Partners' Capital (Deficit).............................................       21,132             (52,108)
                                                                                  -------------    ----------------

                                                                                    $   206,317    $        194,376
                                                                                    ===========    ================


           See Notes to Condensed Consolidated Financial Statements.

                           Atlanta Marquis Supp - 51

       Atlanta Marriott Marquis II Limited Partnership and Subsidiaries
                Condensed Consolidated Statement of Cash Flows
                                  (Unaudited)
                                (in thousands)

                                                                                         Twelve Weeks Ended
                                                                                  ---------------------------------
                                                                                  March 27, 1998     March 28, 1997
                                                                                  --------------     --------------
OPERATING ACTIVITIES
    Net income....................................................................$       6,888      $          916
    Net extraordinary items.......................................................       (4,174)                 --
                                                                                  -------------      --------------
    Income before extraordinary items.............................................        2,714                 916
    Noncash items ................................................................        1,399               1,801
    Changes in operating accounts.................................................      (12,620)              3,840
                                                                                  -------------      --------------

         Cash (used in) provided by operating activities..........................       (8,507)              6,557
                                                                                  -------------      --------------

INVESTING ACTIVITIES
    Working capital provided to Marriott International, Inc.......................       (2,639)                 --
    Additions to property and equipment, net......................................       (1,117)               (306)
    Change in property improvement fund...........................................           15                (795)
                                                                                  -------------      --------------

         Cash used in investing activities........................................       (3,741)             (1,101)
                                                                                  -------------      --------------

FINANCING ACTIVITIES
    Proceeds from mortgage debt...................................................      164,000                  --
    Repayment of mortgage debt....................................................     (199,257)                 --
    Capital contributions from General Partner for Class B Limited
      Partnership Interest........................................................       69,000                  --
    Additions to restricted lender reserves.......................................      (24,340)                 --
    Repayments under Original Debt Service Guarantee and Commitment
      and Interest Guarantee to Host Marriott Corporation.........................      (10,390)                 --
    Payment of deferred financing costs...........................................       (2,876)                 --
    Capital distributions.........................................................       (2,648)                 --
                                                                                  -------------      --------------

         Cash used in financing activities........................................       (6,511)                 --
                                                                                  -------------      --------------

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS..................................      (18,759)              5,456

CASH AND CASH EQUIVALENTS at beginning of period..................................       21,502               5,601
                                                                                  -------------      --------------

CASH AND CASH EQUIVALENTS at end of period........................................$       2,743      $       11,057
                                                                                  =============      ==============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
         Cash paid for mortgage interest..........................................$      15,561      $          662
                                                                                  =============      ==============

           See Notes to Condensed Consolidated Financial Statements.

                           Atlanta Marquis Supp - 52

       Atlanta Marriott Marquis II Limited Partnership and Subsidiaries
                  Notes To Condensed Consolidated Statements
                                  (Unaudited)


1. The accompanying condensed consolidated financial statements have been prepared by the Atlanta Marriott Marquis II Limited Partnership (the "Partnership") without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted from the accompanying statements. The Partnership believes the disclosures made are adequate to make the information presented not misleading. However, the condensed consolidated financial statements should be read in conjunction with the Partnership's consolidated financial statements and notes thereto included in the Partnership's Form 10-K for the fiscal year ended December 31, 1997.

     In the opinion of the Partnership, the accompanying condensed consolidated unaudited financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of the Partnership as of March 27, 1998, and the results of operations and cash flows for the twelve weeks ended March 27, 1998 and March 28, 1997. Interim results are not necessarily indicative of fiscal year performance because of seasonal and short-term variations.

     Through December 31, 1997, for financial reporting purposes the net income/(loss) of the Partnership were allocated 99% to the limited partners and 1% to Marriott Marquis Corporation (the "General Partner"), a wholly-owned subsidiary of Host Marriott Corporation ("Host Marriott"). As reported in the Partnership's Form 10-K for the fiscal year ended December 31, 1997, AMMLP's partnership agreement was amended as a result of the Merger to incorporate a revision of AMMLP's allocations and distributions such that Partnership net income is generally allocated (i) to the General Partner, until the General Partner has received a 13.5% cumulative compounded annual return on its Class B invested capital, (ii) to the General Partner and Class A limited partners, until the General Partner and the Class A limited partners have received a non-cumulative, non-compounded annual return of 5% on their initial investment in the Partnership, and
     (iii) thereafter, in proportion to total invested capital through completion of the merger transactions of approximately 41% to limited partners and 59% to the General Partner. Net losses are generally allocated in proportion to the partners capital accounts. Significant differences exist between the net income/(loss) for financial reporting purposes and the net income/(loss) reported for Federal income tax purposes. These differences are due primarily to the use, for income tax purposes, of accelerated depreciation methods, shorter depreciable lives for the assets, differences in the timing of the recognition of incentive management fee expense.

  2. Through December 31, 1997, Atlanta Marriott Marquis Limited Partnership ("AMMLP") owned an 80% general partnership interest in Ivy Street Hotel Limited Partnership ("Ivy") which owned the Atlanta Marriott Marquis Hotel (the "Hotel"). The Partnership also owned the land (the "Land") on which the Hotel is located. On December 31, 1997 AMMLP merged (the "Merger") with and into the Partnership. The Merger of AMMLP and the Partnership was treated as a reorganization of affiliated entities and AMMLP's bases in its assets and liabilities were carried over. On January 29, 1998 the Hotel and the Land were conveyed to a special purpose, bankruptcy remote entity, HMA Realty Limited Partnership ("HMA"). The sole general partner of HMA with a 1% interest, is HMA-GP, Inc., a wholly-owned subsidiary of Ivy. The sole limited partner, with a 99% interest, is Ivy. The Partnership consolidates Ivy and HMA and all significant intercompany transactions and balances between the Partnership, Ivy and HMA have been eliminated. In 1990, the Partnership determined that the probability of collecting the receivable from the minority partner in Ivy was remote. Thus, the Partnership wrote off this receivable and is now recording 100% of the income/(loss) of Ivy until excess income allocated to the Partnership equals the excess losses previously recorded by the Partnership.

3. Certain reclassifications were made to the prior year financial statements to conform to the 1998 presentation.

4. Revenues represent house profit of the Hotel since HMA has delegated substantially all of the operating decisions related to the generation of house profit of the Hotel to Marriott International, Inc. (the "Manager"). House profit reflects hotel operating results which flow to HMA as property owner and represents gross hotel sales less property-level expenses, excluding depreciation, base and incentive management fees, property taxes and certain other costs, which are disclosed separately in the condensed consolidated statement of operations.

                           Atlanta Marquis Supp - 53

     Partnership revenues generated by the Hotel for 1998 and 1997 consist of (in thousands):

                                                                                        Twelve Weeks Ended
                                                                                ----------------------------------
                                                                                  March 27,            March 28,
                                                                                     1998                1997
                                                                                ---------------    ---------------
     HOTEL SALES
         Rooms..................................................................$        13,670    $         13,460
         Food and beverage......................................................          7,025               6,850
         Other operating departments............................................          1,355               1,413
                                                                                ---------------    ----------------
                                                                                         22,050              21,723
                                                                                ---------------    ----------------
     HOTEL EXPENSES
         Departmental direct costs
            Rooms ..............................................................          2,695               2,728
            Food and beverage...................................................          4,318               4,134
         Other  hotel operating expenses........................................          4,627               4,819
                                                                                ---------------    ----------------
                                                                                         11,640              11,681
                                                                                ---------------    ----------------

     REVENUES     ..............................................................$        10,410    $         10,042
                                                                                ===============    ================

5. On February 2, 1998 HMA obtained new 12-year first mortgage financing of $164 million which, together with $35 million from the additional $69 million capital contributed by the General Partner, were used to pay the maturing mortgage debt. The Mortgage Debt is nonrecourse to HMA, bears interest at a fixed rate of 7.4% and requires monthly payments of principal and interest calculated to fully amortize the loan over 25 years resulting in annual debt service of $14.1 million for 1998 and $14.4 million annually until the end of the 12-year term.

6. To facilitate the refinancing, effective January 3, 1998, a new management agreement was entered into by HMA and the Manager. The new management agreement expires on July 1, 2010 and is renewable at the Manager's option for five additional 10-year terms. Pursuant to the terms of the new management agreement, no incentive management fees are payable to the Manager with respect to the first $29.7 million of operating profit (the "Owner's Priority"). Thereafter, the Manager will receive 20% of the profit in excess of such Owner's Priority. As part of the new management agreement, all accrued incentive management fees totaling $4.2 million were waived by the Manager. The Partnership recorded an extraordinary gain in conjunction with the write-off in the accompanying condensed consolidated financial statements.

7. On April 17, 1998, Host Marriott, parent company of the General Partner of the Partnership, announced that its Board of Directors has authorized the company to reorganize its business operations to qualify as a real estate investment trust ("REIT") to become effective as of January 1, 1999. As part of the REIT conversion, Host Marriott expects to form a new operating partnership (the "Operating Partnership") and limited partners in certain Host Marriott full-service hotel partnerships and joint ventures, including the Partnership, are expected to be given an opportunity to receive, on a tax-deferred basis, Operating Partnership units in the new Operating Partnership in exchange for their current partnership interest.

                           Atlanta Marquis Supp - 54

                              HOST MARRIOTT, L.P.

                    Supplement Dated __________ __, 1998 for
     Prospectus/Consent Solicitation Statement Dated _________ __, 1998 for
           Mutual Benefit Chicago Marriott Suite Hotel Partners, L.P.

     On the terms described in the Prospectus/Consent Solicitation Statement (the "Consent Solicitation"), dated ______ __, 1998, of which this Supplement (the "Supplement") is a part, Host Marriott Corporation, a Delaware corporation ("Host"), has adopted a plan to reorganize its business operations so that it will qualify as a real estate investment trust ("REIT"). As part of this reorganization (the "REIT Conversion"), Host and its consolidated subsidiaries will contribute their full-service hotel properties and certain other businesses and assets to Host Marriott, L.P., a newly formed Delaware limited partnership (the "Operating Partnership"), in exchange for units of limited partnership interest in the Operating Partnership ("OP Units") and the assumption of certain liabilities. The sole general partner of the Operating Partnership will be Host Marriott Trust, the entity resulting from the conversion of Host from a Delaware corporation to a Maryland REIT ("Host REIT"). The Operating Partnership and Host REIT will operate together as an umbrella partnership REIT. Host REIT expects to qualify as a REIT beginning with its first full taxable year after the closing of the REIT Conversion, which Host REIT currently expects to be the year beginning January 1, 1999.

     Following the REIT Conversion and the Blackstone Acquisition (defined below), the Operating Partnership and its subsidiaries initially will own outright, or have controlling interests in, approximately 120 full-service hotels operating primarily under the Marriott, Ritz-Carlton, Four Seasons, Swissotel and Hyatt brand names (the "Hotels"). Concurrently with the REIT Conversion, the Operating Partnership will acquire ownership of, or controlling interests in, 12 hotels and a mortgage loan secured by a thirteenth hotel controlled by The Blackstone Group and a series of funds controlled by Blackstone Real Estate Partners (collectively, the "Blackstone Entities") in exchange for OP Units, the assumption of liabilities and other consideration (the "Blackstone Acquisition"). The Operating Partnership will be one of the largest owners of full-service hotels in the United States.

     As part of the REIT Conversion, the Operating Partnership is proposing to acquire by merger (the "Mergers") Mutual Benefit Chicago Marriott Suite Hotel Partners, L.P., a Delaware limited partnership ("Chicago Suites" or the "Partnership"), and up to seven other limited partnerships (the "Partnerships") that own full-service hotels in which Host or its subsidiaries are general partners. As more fully described in the Consent Solicitation, limited partners of those Partnerships who participate in the Mergers will receive either OP Units or, at their election, unsecured ___% Notes due December 15, 2005 issued by the Operating Partnership ("Notes"), in exchange for their partnership interests in such Partnerships (with respect to the Partnerships, those limited partners of the Partnerships who are unaffiliated with Host are referred to herein as the "Limited Partners," and with respect to Chicago Suites, the "Chicago Suites Limited Partners").

     The number of OP Units to be allocated to Chicago Suites will be based upon
(i) Chicago Suites' respective Exchange Value (as defined herein) and (ii) the deemed value of an OP Unit at the time of the Merger, determined as described herein. See "Determination of Exchange Values and Allocation of OP Units." The principal amount of Notes that Chicago Suites Limited Partners may elect to receive in exchange for the OP Units received in the Merger will be based upon Chicago Suites' Note Election Amount (as defined herein). See "Description of the Notes." The estimated Exchange Value set forth herein may increase or decrease as a result of various adjustments, and will be finally calculated shortly before the Closing Date. Pursuant to the Merger, Chicago Suites Limited Partners will receive OP Units with a deemed value of $33,471 per Partnership Unit (as defined herein), or if a Chicago Suites Limited Partner elects, a Note in a principal amount of $31,467 per Partnership Unit.

     In connection with the REIT Conversion, each outstanding share of Host common stock will be converted into one common share of beneficial interest, par value $.01 per share (a "Common Share"), of Host REIT. Following the closing of the REIT Conversion, the Common Shares will be listed on the New York Stock Exchange. Beginning one year after the Mergers, Limited Partners will have the right to redeem their OP Units at any time and receive, at the election of Host REIT, either Common Shares on a one-for-one basis (subject to adjustment) or cash in an amount equal to the market value of such shares (the "Unit Redemption Right").

  Because REITs are not permitted under current federal income tax law to derive revenues directly from the operation of hotels, the Operating Partnership will lease the Hotels to lessees (the "Lessees") that will operate the Hotels under the existing management agreements and pay rent to the Operating Partnership, as more fully described herein. The Lessees generally will be indirect controlled subsidiaries of HMC Senior Communities, Inc., which currently is a wholly owned subsidiary of Host ("SLC"), but which will become a separate public company as part of the REIT Conversion when Host distributes the common stock of SLC to its existing shareholders and the Blackstone Entities. Shares of Host REIT and SLC will become separately traded securities and the companies will operate independently. Initially, there may be a partial overlap between the boards of Host REIT and SLC but this will be phased out over time. There also will be a substantial overlap of shareholders of the two companies initially, but this likely will diverge over time.

                             Chicago Suites Supp-1

  MOHS Corporation (the "General Partner"), the general partner of Chicago Suites, believes that the terms of the Merger provide substantial benefits and are fair to the Chicago Suites Limited Partners and recommends that all Chicago Suites Limited Partners vote FOR the Merger.

     The effects of the Mergers may be different for Limited Partners of the various Partnerships. This Supplement has been prepared to highlight for Chicago Suites Limited Partners the specific risks, benefits, effects and fairness of the Merger to them and to provide other information specific to Chicago Suites. Supplements have also been prepared for each of the other Partnerships. This Supplement, together with the supplements of the other Partnerships (collectively, the "Supplements"), are part of the Consent Solicitation. Upon receipt of a written request by a Limited Partner or his representative so designated in writing, the General Partner will send a copy of any Supplement without charge. All requests for a copy of a Supplement should be directed to: Investor Relations, 10400 Fernwood Road, Bethesda, Maryland 20817, telephone number 301-380-2070 (between the hours of 9:00 a.m. and 4:00 p.m., eastern time).

     All cross-references refer to the Consent Solicitation unless stated otherwise. Capitalized terms not defined herein shall have the meaning set forth in the Consent Solicitation. The information contained herein, unless otherwise indicated, assumes the REIT Conversion occurs with all Partnerships participating and no Notes being issued (the "Full Participation Scenario").

Risk Factors

     In deciding whether to approve the Merger, Chicago Suites Limited Partners should consider certain risks and other factors. The General Partner believes that Chicago Suites Limited Partners should particularly consider the following, which should be read in conjunction with the information in the Consent Solicitation under "Risk Factors" and "Federal Income Tax Considerations:"

      . Substantial Benefits to Related Parties. The Mergers will facilitate consummation and enable Host to reap the full benefits of the REIT Conversion and will result in an increase in Host REIT's Funds From Operations per Common Share on a pro forma basis. By converting to a REIT, Host expects to benefit from the advantages enjoyed by REITs in raising capital and acquiring additional assets, participating in a larger group of comparable companies and increasing its potential base of shareholders. Also, Host will realize significant savings through the substantial reduction of its future corporate-level income taxes. To the extent that such anticipated benefits initially are reflected in the value of Host's common stock before the Closing Date, they will not be shared initially with the Limited Partners. Host might be required to transfer its interests in certain Partnerships that do not participate in a Merger, if any, to a Non-Controlled Subsidiary, in which case Host's share of such Partnerships' earnings would continue to be subject to corporate level income tax.

      . Absence of Arm's Length Negotiations. No independent representative was retained to negotiate on behalf of the Chicago Suites Limited Partners or the other Limited Partners. Although the General Partner has obtained the Appraisal and the Fairness Opinion from AAA, AAA has not negotiated with the General Partner or Host and has not participated in establishing the terms of the Mergers. Consequently, the terms and conditions of the Mergers may have been more favorable to the Chicago Suites Limited Partners or the other Limited Partners if such terms and conditions were the result of arm's length negotiations.

                             Chicago Suites Supp-2

     . Other Conflicts of Interest. The Mergers, the REIT Conversion and the recommendations of the General Partner involves the following conflicts of interest because of the relationships among Host, the Operating Partnership, the General Partner and SLC: (i) the General Partners, which are all subsidiaries of Host (except for PHLP, of which Host is the General Partner), must assess whether the terms of the Mergers are fair and equitable to the Limited Partners of its Partnership without regard to whether the Mergers and the REIT Conversion may benefit Host, (ii) the terms of the Leases of the Hotels, including the Participating Partnerships' Hotels, will be determined by Host, which will distribute the common stock of SLC, the parent of the Lessees, to its shareholders after such terms have been set and (iii) the terms of the Partnership Agreement, including provisions which benefit Host REIT, have been determined by Host. Such conflicts may result in decisions that do not fully reflect the interests of all limited Partners, including the Chicago Suites Limited Partners.

     . Valuation of SLC. The value of the SLC common stock distributed to Host's shareholders and the Blackstone Entities will be one factor used in determining the value of an OP Unit. Although Host's Board of Directors will determine the value of the SLC common stock in good faith and reliance in part upon the opinion of an independent financial advisor, conflicts of interest still exist. If the SLC common stock is undervalued by Host's Board of Directors, the deemed value of an OP Unit for purposes of the Mergers may be higher than the level at which the Host REIT Common Shares will trade following the REIT Conversion and the Chicago Suites Limited Partners could receive less than the full Exchange Value of their Partnership Interests and Host REIT could receive an overall higher percentage of the ownership of the Operating Partnership.

     . Determination of Exchange Value. The deemed value of OP Units that each Chicago Suites Limited Partner will receive (if such Chicago Suites Limited Partner elects to retain OP Units rather than receive a
          Note) will equal the Exchange Value of such Chicago Suites Limited Partner's Partnership Interest. The Exchange Value of Chicago Suites will be its Adjusted Appraised Value, which is the greatest of its Adjusted Appraised Value, Continuation Value and Liquidation Value, each of which is determined according to a different method of valuation and involves numerous estimates and assumptions. There is no assurance that the Exchange Value of Chicago Suites will equal the fair market value of the Hotel and other assets contributed by Chicago Suites. Host REIT, on the other hand, will receive a number of OP Units equal to the number of shares of Host common stock outstanding on the Closing Date (and, if Host has outstanding shares of preferred stock at the time of the REIT Conversion, a corresponding number of preferred partnership interests in the Operating Partnership), which should fairly represent the market value of Host REIT but may not be equal to the fair market or net asset value of the Hotels and other assets that Host will contribute to the Operating Partnership. See "Determination of Exchange Values and Allocation of OP Units."

     . Valuation of OP Units. The value of an OP Unit, for purposes of the Mergers and the REIT Conversion, will be deemed to be equal to the value of a share of Host common stock immediately prior to the REIT Conversion minus the amount of cash and the estimated value of the SLC common stock or other property to be distributed with respect to each share of Host common stock in connection with the REIT Conversion. There is no assurance that, following the REIT Conversion, the value of the publicly traded Common Shares (and therefore the value of the OP Units) will in fact equal or exceed the deemed value of the OP Units used for purposes of the Mergers. These factors could result in the Chicago Suites Limited Partners receiving OP Units with an actual value that is less than either the deemed value of the OP Units for purposes of the Mergers or the fair market value of their Partnership Interests.

     . Determination of the Value of the Notes. At the same time that he votes on the Merger, each Chicago Suites Limited Partner also may elect to receive at the time of the Merger, in exchange for OP Units, an unsecured, seven-year Note with a principal amount equal to the Note Election Amount of his Partnership Interest, which is based upon numerous assumptions and estimates. The deemed value of the OP Units to be received by the Chicago Suites Limited Partners will exceed the principal amount of the corresponding Notes (because the Exchange Value is higher than the Note Election Amount), and there is no assurance that the Note a Chicago Suites Limited Partner receives will have a value equal to the fair market value of the Chicago Suites Limited Partner's share of the Hotel and other assets owned by Chicago Suites. There will be no public market for the Notes. If

                             Chicago Suites Supp-3
          the Notes are sold, they may sell at prices substantially below their issuance price. Noteholders are likely to receive the full principal amount of a Note only if they hold the Note to maturity, which is December 15, 2005, or if the Operating Partnership repays the Notes prior to maturity. Because the Notes are unsecured obligations of the Operating Partnership, they will be effectively subordinated to all secured debt of the Operating Partnership and all obligations of both the Participating Partnerships and the Operating Partnership's other subsidiaries. See "Description of the Notes." As of March 27, 1998, on a pro forma basis assuming the Full Participation Scenario, the Operating Partnership would have had aggregate consolidated debt of approximately $4.6 billion to which the Notes were effectively subordinated or which rank equally with such Notes.

     . Fundamental Change in Nature of Investment; Potential Underperformance. The Mergers and the REIT Conversion involve a fundamental change in the nature of a Chicago Suites Limited Partner's investment from holding an interest in Chicago Suites, which has a fixed portfolio of one Hotel and distributes the cash flow from the operation of such Hotel to the Chicago Suites Limited Partners, to holding an interest in an operating real estate company with a portfolio of approximately 120 Hotels that collects and distributes to its limited partners rents received from the Lessees (which will bear the risks and receive the direct benefits of the Hotels' operations), has the ability to acquire additional hotels, is able to reinvest proceeds from sales or refinancings of existing Hotels in other hotels and has a publicly traded general partner. In addition, each Chicago Suites Limited Partner's investment will change from one that allows a Chicago Suites Limited Partner to receive a return of capital in the form of distributions from any net proceeds of a sale or refinancing of Chicago Suites' assets to an investment in which a Chicago Suites Limited Partner likely would realize a return of capital only through the exercise of the Unit Redemption Right. Although it is expected that the Chicago Suites Limited Partners will receive added benefits from an investment in the Operating Partnership, a Chicago Suites Limited Partner's share of the liquidation proceeds, if any, from the sale of its Hotel could be higher than the amount realized upon exercise of the Unit Redemption Right (or payments on any Note received by a Chicago Suites Limited Partner who elects to receive such Note). An investment in the Operating Partnership may not outperform an investment in Chicago Suites. See "Comparison of Ownership of Partnership Interests, OP Units and Common Shares -- Nature of Investment."

     . Exposure to Risks from Other Hotels. As a result of the Mergers, Chicago Suites Limited Partners who elect to receive OP Units will own interests in a much larger partnership with a broader range of assets than Chicago Suites individually. A material adverse change affecting the Operating Partnership's assets will affect all Limited Partners regardless of whether a particular Limited Partner previously was an investor in such affected assets. Chicago Suites owns discrete assets, and the Mergers and the REIT Conversion will significantly diversify the types and geographic locations of the Hotels in which the Chicago Suites Limited Partners will have interests. As a result, the Hotels owned by the Operating Partnership may be affected differently by economic and market conditions than the Hotel previously owned by Chicago Suites.

      . Chicago Suites Limited Partners Have No Cash Appraisal Rights. Chicago Suites Limited Partners who vote against the Merger will not have a right to receive cash based upon an appraisal of their Partnership Interests.

      . Uncertainties as to the Size and Leverage of the Operating Partnership. Host is an existing operating company that regularly issues and repays debt, acquires additional hotels and disposes of existing hotels. Also, some or all of the Partnerships may elect not to participate in a Merger. In that case, Host may contribute its interests in such Partnerships to a Non-Controlled Subsidiary, which is subject to corporate-level income taxation, rather than the Operating Partnership. In addition, outside partners in certain Private Partnerships may not consent to a lease of their partnership's Hotel(s). Host also may repurchase outstanding securities or issue new debt or equity securities prior to the consummation of the Mergers and the REIT Conversion. For these reasons, the Chicago Suites Limited Partners cannot know at the time they vote on a Merger the exact size and amount of leverage of the Operating Partnership.

                             Chicago Suites Supp-4

      . Other Uncertainties at the Time of Voting. There are several other uncertainties at the time the Chicago Suites Limited Partners must vote on the Merger, including (i) the exact Exchange Value for Chicago Suites (which will be adjusted for changes in lender and capital expenditures reserves, indebtedness, deferred maintenance and other items prior to the Closing Date), (ii) the deemed value of the OP Units for purposes of the Mergers which, together with the Exchange Value, will determine the number of OP Units the Chicago Suites Limited Partners will receive and (iii) the exact principal amount of the Notes that may be received in exchange for OP Units. For these reasons, the Chicago Suites Limited Partners cannot know at the time they vote on the Merger these important aspects of the Merger.

      . Lack of Control over Hotel Operations. Due to current federal income tax law restrictions on a REIT's ability to derive revenues directly from the operation of a hotel, the Operating Partnership will lease virtually all of its consolidated Hotels to the Lessees, which will operate the Hotels by continuing to retain the Managers pursuant to the Management Agreements. The Operating Partnership will not operate the Hotels or participate in the decisions affecting the daily operations of the Hotels. Although the Operating Partnership's subsidiaries will have certain rights as lessors under the Leases (including control over decisions relating to capital expenditures) and will remain obligated under the Management Agreements, the Operating Partnership will have only a limited ability to require the Lessees or the Managers to operate or manage the Hotels in any particular manner or to govern any particular aspect of their day-to-day operation or management. Therefore, the Operating Partnership will be dependent for its revenue upon the ability of the Lessees and the Managers to operate and manage the Hotels.

      . Expiration of Leases. The Leases will expire seven to ten years after the Closing Date, and there can be no assurance that such Leases will be renewed (or if renewed, will be renewed on terms as favorable to the Operating Partnership). If the Leases are not renewed, the Operating Partnership will be required to find other lessees, which lessees must meet certain requirements set forth in the Management Agreements. There can be no assurance that satisfactory lessees could be found or as to the terms and conditions on which the Operating Partnership would be able to renew the Leases or enter into new leases with such lessees.

      . Requisite Vote of Chicago Suites Limited Partners Binds All Chicago Suites Limited Partners. For Chicago Suites, approval of a Merger is by a majority of the Partnership Interests of Chicago Suites that are eligible to be voted, as described in "Voting Procedures -- Required Vote and Other Conditions." Such approval will cause Chicago Suites to participate in the Merger and will bind all Chicago Suites Limited Partners, including Chicago Suites Limited Partners who voted against or abstained from voting with respect to the Merger.

      . Risks of Lodging Industry. The profitability of the Hotels is subject to general economic conditions, the management abilities of the Managers (primarily Marriott International), competition, the desirability of particular locations and other factors relating to the operation of the Hotels. The full-service segment of the lodging industry, in which virtually all of the Hotels operate, is highly competitive, and the Hotels generally operate in geographical markets that contain numerous competitors. The Hotels' success will be dependent, in large part, upon their ability to compete in such areas as access, location, quality of accommodations, room rate structure, the quality and scope of food and beverage facilities and other services and amenities. The lodging industry, including the Hotels (and thus the Operating Partnership), may be adversely affected in the future by (i) national and regional economic conditions, (ii) changes in travel patterns, (iii) taxes and government regulations which influence or determine wages, prices, interest rates, construction procedures and costs, (iv) the availability of credit and (v) other factors beyond the control of the Operating Partnership.

      . Risks of Leverage. The Operating Partnership will have substantial indebtedness. As of March 27, 1998, on a pro forma basis assuming the Full Participation Scenario, the Operating Partnership would have had outstanding indebtedness totaling $4.6 billion, which represents a 44% debt-to-total market capitalization ratio on a pro forma basis at such date (based upon a price per Common Share of Host REIT of $20.00). The Operating

                             Chicago Suites Supp-5

          Partnership's business is capital intensive, and it will have significant capital requirements in the future. The Operating Partnership's leverage level could affect its ability to (i) obtain financing in the future, (ii) undertake refinancings on terms and subject to conditions deemed acceptable by the Operating Partnership,
          (iii) make distributions to partners, (iv) pursue its acquisition strategy or (v) compete effectively or operate successfully under adverse economic conditions.

      . No Limitation on Debt. There are no limitations in Host REIT's or the Operating Partnership's organizational documents which limit the amount of indebtedness either may incur, although both the Notes and the Operating Partnership's other debt instruments will contain certain restrictions on the amount of indebtedness that the Operating Partnership may incur.

      . Rental Revenues from Hotels Subject to Rights of Lenders. In accordance with the mortgage loan agreements with respect to outstanding indebtedness of certain Hotel Partnerships, the rental revenues received by such Hotel Partnerships under certain Leases first will be used to satisfy the debt service on such outstanding indebtedness and any cash flow remaining thereafter will be available to satisfy other obligations of the Hotel Partnership (including paying property taxes and insurance, funding the required FF&E reserves for the Hotels and capital improvements) and to make distributions to partners, including Host REIT.

      . Ownership Limitations. No person may own, actually or constructively (as determined under the applicable Code provisions), (i) in excess of 9.8% of the number or value of outstanding Common Shares of Host REIT or (ii) in excess of 4.9% of the OP Units (other than Host REIT and The Blackstone Group), subject to waiver or modification by Host REIT or the Operating Partnership, as the case may be, in certain limited circumstances.

      . Timing of REIT Conversion. If the REIT Conversion does not occur in time for Host REIT to elect REIT status effective January 1, 1999, the effectiveness of Host REIT's election could be delayed to January 1, 2000, which would result in Host REIT continuing to pay corporate-level income taxes in 1999 and could cause the Blackstone Acquisition not to be consummated.

      . Effect of Subsequent Events upon Recognition of Gain. Even though the Chicago Suites Limited Partners (other than those who elect to receive a Note in exchange for OP Units) generally are not expected to recognize significant taxable gain at the time of the Merger, there are a variety of events and transactions (including the sale of the Hotel currently owned by Chicago Suites or the reduction of indebtedness securing the Hotel) that could cause a Chicago Suites Limited Partner to recognize all or a part of the gain that otherwise has been deferred through the REIT Conversion. See "Federal Income Tax Considerations - Tax Treatment of Chicago Suites Limited Partners Who Hold OP Units Following the Merger." Certain Hotels (including the Blackstone Hotels and the Hotel owned by Atlanta Marquis) will be covered by agreements with third parties which will restrict the Operating Partnership's ability to dispose of those properties or refinance their debt. As for the remaining initial properties (including the Hotel owned by Chicago Suites), the partnership agreement of the Operating Partnership, which is substantially in the form attached hereto as Appendix A (the "Partnership Agreement"), does not impose any restrictions on the operating Partnership's ability to dispose of the Hotels or to refinance debt secured by the Hotels (but the Operating Partnership is obligated to pay any taxes Host REIT incurs as a result of such transactions). In addition, the Partnership Agreement expressly provides that Host REIT, as general partner of the Operating Partnership, is not required to take into account the tax consequences of the limited partners in deciding whether to cause the Operating Partnership to undertake specific transactions and the limited partners have no right to approve or disapprove such transactions. See "Description of OP Units - Sales of Assets."

     . Adverse Tax Consequences of General Partner of a Sale of the Hotel. Chicago Suites has disproportionately allocated tax losses to the General Partner, with the result that if the Chicago Suites Hotels were to be sold in a taxable transaction, the General Partner (and thus Host) would incur a disproportionately larger tax gain than the Chicago Suites Limited Partners. Accordingly, the General Partner and Host have additional conflicts of interest in deciding the appropriate course of action for Chicago Suites with respect to its Hotels.

     . Election to Receive Notes. A Chicago Suites Limited Partner who elects to receive a Note in connection with the Merger in exchange for his OP Units will be treated as having made a taxable disposition of his Partnership Interest. The Chicago Suites Limited Partner may be eligible to defer at least a portion of that gain under the "installment sale" rules. A Limited

                             Chicago Suites Supp-6

          Partner with a "negative capital account" with respect to his Partnership Interest who elects to receive a Note will recognize "phantom income" in that amount at the time of the Merger in any event. See "Federal Income Tax Considerations -- Tax Treatment of Chicago Suites Limited Partners Who Exercise Their Right to Make the Note Election."

      . Failure of Host REIT to Qualify as a REIT for Tax Purposes. Taxation of Host REIT as a corporation if it fails to qualify as a REIT, and Host REIT's subsequent liability for federal, state and local taxes on its income and property, would, among other things, have the effect of reducing cash available for distribution to Host REIT's shareholders and materially reducing the value of the Common Shares and OP Units.

      . Failure of the Operating Partnership to Qualify as a Partnership for Tax Purposes. Taxation of the Operating Partnership as a corporation if it fails to qualify as a partnership and the Operating Partnership's subsequent liability for federal, state and local income taxes, would, among other things, have the effect of reducing cash available for distribution to holders of OP Units, would cause Host REIT to fail to qualify as a REIT for tax purposes and would cause the holders of OP Units to recognize substantial taxable gain at the time the Operating Partnership ceases to qualify as a partnership.

      . Change in Tax Laws. No assurance can be provided that new legislation, Treasury Regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to Host REIT's qualification as a REIT or the federal income tax consequences of such qualification.

Expected Benefits of the REIT Conversion


     The General Partner believes that participating in the REIT Conversion would likely be beneficial to the Chicago Suites Limited Partners for the reasons set forth below. This information is qualified by and should be read in conjunction with the information in the Consent Solicitation under "Background and Reasons for the Mergers and the REIT Conversion -- Reasons for the Mergers." These benefits, which should be viewed as alternatives to continuing the business and operations of Chicago Suites, are expected to include:



     . Value of OP Units to be Received in the Merger. Chicago Suites Limited Partners who elect to receive OP Units in the Merger will receive OP Units with a deemed value of $33,471 per Partnership Unit.

     . Enhanced Liquidity of Investment. The REIT Conversion will offer Chicago Suites Limited Partners significantly enhanced liquidity with respect to their investments in Chicago Suites because, after the expiration of the Initial Holding Period, Chicago Suites Limited Partners will be able to exercise their Unit Redemption Right at any time, subject to certain limited exceptions. Host has approximately 204 million shares of common stock outstanding and the closing price on the NYSE on May 28, 1998 was $19.4375 per share (reflecting a total common equity market capitalization of approximately $4 billion). The exercise of the Unit Redemption Right, however, generally would result in recognition of taxable income or gain at that time.

      . Public Market Valuation of Assets. The Partnership Units of Chicago Suites currently trade at a discount to the net asset value of Chicago Suites' assets. In contrast, the General Partner believes that by exchanging interests in Chicago Suites, which is a non-traded limited partnership, for interests in a publicly traded real estate company focused primarily on a more diverse and growing full-service hotel portfolio, the Chicago Suites Limited Partners will have the opportunity to participate in the recent trend of ownership of real estate through a publicly traded entity, which, in many instances, has resulted in market valuations of public real estate companies in excess of the estimated net asset values of those companies. There can be no assurance, however, that the Common Shares of Host REIT will trade at a premium to the private market values of the Operating Partnership's assets or that the relative pricing differential will not change or be eliminated in the future. Also, the initial benefit of Host's conversion to a REIT will not be shared by the Chicago Suites Limited Partners if and to the

                             Chicago Suites Supp-7
          extent that such initial benefit is reflected in the market valuation of Host's common stock prior to the REIT Conversion.

      . Regular Quarterly Cash Distributions. The General Partner expects that the Operating Partnership will make regular quarterly cash distributions to holders of OP Units. Host expects that these distributions will be higher than the 1998 estimated cash distributions of Chicago Suites, and in any event, the ability to receive distributions quarterly and in regular amounts would be enhanced. For additional information regarding historical and estimated future distributions for Chicago Suites and the other Partnerships, see "Background and Reasons for the Mergers and the REIT Conversion -- Reasons for the Mergers."

      . Substantial Tax Deferral. The General Partner expects that Chicago Suites Limited Partners who do not elect to receive a Note in exchange for OP Units generally should be able to obtain the benefits of the Merger while continuing to defer recognition for federal income tax purposes of at least a substantial portion, if not all, of the gain with respect to their Partnership Interests that otherwise would be recognized in the event of a liquidation of Chicago Suites or a sale or other disposition of its assets in a taxable transaction. Thereafter, such Chicago Suites Limited Partners generally should be able to defer at least a substantial portion of such built-in gain until they elect to exercise their Unit Redemption Right or the Hotel currently owned by Chicago Suites is sold or otherwise disposed of in a taxable transaction by the Operating Partnership or the debt now secured by the Hotel is repaid, prepaid or substantially reduced. The federal income tax consequences of the Merger are highly complex and, with respect to each Chicago Suites Limited Partner, are dependent upon many variables, including the particular circumstances of such Chicago Suites Limited Partner. See "Federal Income Tax
          Considerations -- Tax Consequences of the Merger." Each Chicago Suites Limited Partner is urged to consult with his own tax advisors as to the consequences of the Merger in light of his particular circumstances.

      . Risk Diversification. Participation in the Merger, as well as future hotel acquisitions by the Operating Partnership, will reduce the dependence of Chicago Suites Limited Partners upon the performance of, and the exposure to the risks associated with, Chicago Suites' Hotel and spread such risk over a broader and more varied portfolio, including more diverse geographic locations and multiple brands. See "Business and Properties -- Business Objectives."

      . Reduction in Leverage and Interest Costs. It is expected that the Operating Partnership will have a significantly lower leverage to value ratio than Chicago Suites currently, which has a leverage ratio of 66% (calculated as a percentage of Appraised Value), resulting in significant interest and debt service savings and greater financial stability.

      . Growth Potential. The General Partner believes that the Chicago Suites Limited Partners, by owning interests in a publicly traded real estate company focused primarily on a more diverse and growing upscale and luxury full-service hotel portfolio, will be able to participate in growth opportunities that would not otherwise be available to them.

      . Greater Access to Capital. With publicly traded equity securities, a larger base of assets and a substantially greater equity value than Chicago Suites individually, Host REIT expects to have greater access to the capital necessary to fund the Operating Partnership's operations and to consummate acquisitions on more attractive terms than would be available to Chicago Suites individually. This greater access to capital should provide greater financial stability to the Operating Partnership and reduce the level of risk associated with refinancing existing loans upon maturity, as compared to Chicago Suites individually.



                             Chicago Suites Supp-8

                  DETERMINATION OF EXCHANGE VALUE OF CHICAGO
                       SUITES AND ALLOCATION OF OP UNITS

     General. The Exchange Value of Chicago Suites will be equal to the greatest of its Adjusted Appraised Value, Continuation Value and Liquidation Value, each of which has been determined as follows:

     . Adjusted Appraised Value. The General Partner has retained AAA to determine the market value of the Hotel as of March 1, 1998 (the "Appraised Value"). The "Adjusted Appraised Value" of Chicago Suites equals the Appraised Value of its Hotel, adjusted as of the Final Valuation Date for lender reserves, capital expenditure reserves, existing indebtedness (including a "mark to market" adjustment to reflect the market value of such indebtedness), certain deferred maintenance costs, deferred management fees and transfer and recordation taxes and fees.

     . Continuation Value. The "Continuation Value" of Chicago Suites represents AAA's estimate, as adopted by the General Partner, of the discounted present value, as of January 1, 1998, of the Chicago Suites limited partners' share of estimated future cash distributions and estimated net sales proceeds (plus lender reserves), assuming that Chicago Suites continues as an operating business for twelve years and its assets are sold on December 31, 2009 for their then estimated market value.

     . Liquidation Value. The "Liquidation Value" of Chicago Suites represents the General Partner's estimate of the net proceeds to Chicago Suites limited partners resulting from the assumed sale as of December 31, 1998 of the Hotel of Chicago Suites, at its Adjusted Appraised Value (after eliminating any "mark to market" adjustment and adding back the deduction for transfer taxes and fees, if any, made in deriving the Adjusted Appraised Value), less (i) estimated liquidation costs, expenses and contingencies equal to 2.5% of Appraised Value and (ii) prepayment penalties or defeasance costs, as applicable.

     Final determination of the Exchange Value of Chicago Suites will be made as of the end of the four week accounting period ending at least 20 days prior to the Closing Date (the "Final Valuation Date") and will be equal to the greatest of Adjusted Appraised Value, Continuation Value and Liquidation Value as of such date. Adjusted Appraised Value, Continuation Value and Liquidation Value will be adjusted as of the Final Valuation Date (i) to reflect the amount of lender and capital expenditure reserves and the amount of deferred management fees as of such date, (ii) to increase the Adjusted Appraised Value by any amounts actually expended by Chicago Suites after the Initial Valuation Date to perform deferred maintenance previously subtracted in determining the estimated Adjusted Appraised Value of Chicago Suites and (iii) to reflect any changes in Chicago Suites' other reserves, such as for litigation expenses and indemnification costs and any revised estimates of transfer and recordation taxes and fees.

     Appraised Value. Chicago Suites' Hotel was appraised as of March 1, 1998 by AAA, an independent, nationally recognized hotel valuation and financial advisory firm experienced in the appraisals of lodging properties such as Chicago Suites' Hotel. The appraisal (the "Appraisal") was reviewed by an MAI appraiser and certified by such MAI appraiser as having been prepared in accordance with the requirements of the Standards of Professional Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation.

     The purpose of the Appraisal is to provide an estimate of the "Market Value" of the Hotel. "Market Value" means the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably and assuming the price is not affected by undue stimuli. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby: (i) the buyer and seller are equally motivated; (ii) both parties are well informed or well advised, and each is acting in what he considers his own best interest; (iii) a reasonable time frame is allowed for exposure in the open market; (iv) payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto and (v) the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale. AAA made site visits at Chicago Suites' Hotel for purposes of the Appraisal.

                             Chicago Suites Supp-9

     In preparing the Appraisals, AAA relied primarily on the income capitalization method of valuation, and then compared the value estimated by this method with recent sales of comparable properties, as a check on the reasonableness of the value determined through the income capitalization method. AAA employed the following procedures for determining the Appraised Value of each Hotel:

     . Historical 1997 and Projected Year's Earnings. AAA reviewed the historical 1997 net operating income (i.e., income before interest, taxes, depreciation and amortization) ("NOI") prior to incentive management fees and certain capital expenditures for the Hotel. AAA also prepared a projection of the net operating income prior to incentive management fees and certain capital expenditures for the Hotel for the twelve month period ending February 28, 1999 (the "Projected Year"), using historical financial information for the Hotel, budget information, a survey with the manager of the Hotel addressing the physical condition of the Hotel, local market conditions (including business mix, demand generators, future trends and predictability of business), changes in the competitive environment, comparison with direct competitors of the Hotel and risk factors relating to the Hotel. The resulting gross margin (ratio of total revenues to NOI prior to incentive management fees) was checked against AAA's database of the gross margins for similar hotels for reasonableness.

     . Impact of Incentive Management Fees. AAA estimated a normalized annual amount of incentive management fees payable under the applicable management agreement and subtracted this amount from the NOI prior to incentive management fees and certain capital expenditures for 1997 and the Projected Year.

     . Impact of Owner Funded Capital Expenditures. AAA estimated normalized annual amounts of owner funded capital expenditures (over and above the FF&E reserve) based in part on projected owner funded capital expenditures estimated in the Engineering Study. The normalized amounts were then subtracted from the NOI prior to owner funded capital expenditures for 1997 and the Projected Year.

     . Capitalization of Adjusted NOI. AAA then capitalized the amount resulting from the foregoing adjustments ("Adjusted NOI") for 1997 and the Projected Year by dividing such amounts by capitalization rates that AAA determined to be appropriate. A capitalization rate represents the relationship between net operating income and sales prices of income producing property. AAA selected the capitalization rates based upon its review of current published surveys reflecting the opinions of investors and participants such as REITs, hotel acquisition/management companies and pension funds, lenders, brokers and consultants as to current capitalization rates, and its own database of capitalization rates reflected in recent transactions, adjusted for factors specific to the individual Hotel, such as location, physical condition, reserve policies, local market volatility and competition, guest mix, renovation influences and other income characteristics. AAA used separate capitalization rates that it deemed appropriate to capitalize 1997 historical Adjusted NOI and estimated Projected Year's Adjusted NOI. AAA then estimated the value of the Hotel based upon each of the values estimated by capitalizing 1997 and Projected Year's Adjusted NOI and its professional judgment. The following table sets forth the effective capitalization rates for 1997 and Projected Year's Adjusted NOI resulting from AAA's estimated Appraised Values of Chicago Suites' Hotel.

                             Chicago Suites Supp-10

RESULTING EFFECTIVE CAPITALIZATION RATES FOR APPRAISAL OF CHICAGO SUITES' HOTEL

                                          PROJECTED YEAR
                1997                 (Ending February 28, 1999)
                ----                 --------------------------
                9.4%                            10.3%

  The resulting Appraised Value of Chicago Suites' Hotel, as estimated by AAA, is $34,300,000.

 . Comparison with Comparable Sales. AAA checked the Appraised Value of each
  Hotel derived by the foregoing procedures against its database of comparable sale transactions for reasonableness.

     Chicago Suites' Hotel, property was encumbered by a ground lease as of the date of the Appraisal. Accordingly, the Appraised Value of such Hotel has been decreased to reflect the encumbrance of the ground lease and the interest of the ground lessor in the operating cash flows of such Hotel. The Appraised Value assumes all contractual provisions for FF&E reserves are adequate and have not been reduced to reflect deferred maintenance or environmental remediation costs with respect to Chicago Suites' Hotel (but estimated deferred maintenance costs have been deducted in estimating the Adjusted Appraised Value of Chicago Suites' Hotel). The Appraised Value did not take into account the costs that might be incurred in selling a Hotel (but estimated costs for transfer and recordation taxes and fees have been deducted in estimating the Adjusted Appraised Value of the Hotel).

     The Appraisals are not guarantees of present or future values and no assurance can be given as to the actual value of Chicago Suites' Hotels. The Appraisals should be read in conjunction with other information, such as, but not limited to, the audited financial statements of Chicago Suites.

     The Appraised Value, and the assumptions underlying the projections on which the Appraised Value is based, are contingent upon a series of future events, the outcomes of which are not necessarily within the Operating Partnership's control and cannot be determined at this time. There can be no assurance that another appraiser would not have arrived at a different result. Some of the assumptions inevitably will not materialize, and unanticipated events and circumstances will occur subsequent to the date of the Appraisals. Furthermore, the actual results achieved from Chicago Suites' Hotel will vary from the results projected in the Appraisals and the variations may be material.

     Adjusted Appraised Value. The Adjusted Appraised Value of Chicago Suites was determined by making various adjustments to the Appraised Value of Chicago Suites' Hotel, as described below.

     . Mortgage and Other Debt. The estimated principal balance and accrued interest as of the Closing Date (assumed to be December 31, 1998) of all mortgage and other debt of Chicago Suites has been subtracted from the Appraised Value.

     . Mark to Market Adjustments. The third-party loans of the Partnerships have various interest rates and terms to maturity. In order to reflect the fair market value of the third-party loans of the Partnership, the estimated Adjusted Appraised Value for Chicago Suites has been increased or decreased to "mark to market" the interest rate for such loans. This adjustment has been estimated by comparing the interest cost using the applicable interest rates on existing third-party loans over their remaining term to the interest cost using the interest rate that the Operating Partnership believes it would be able to obtain for unsecured debt in the market as of the Final Valuation Date (which would have been 8.0% per annum based on a 225 basis point (2.25 percent) spread over the yield on seven-year U.S. Treasury securities as of May 8, 1998). The mark to market adjustment for the loan was calculated by determining the difference between the present values, as of December 31, 1998, of the interest payments over the remaining term of the loan from January 1, 1999 to maturity using the actual interest rate as the discount rate as compared to using the assumed market rate as the discount rate.

     . Deferred Maintenance Costs. The estimated cost to complete any deferred maintenance items identified in the Engineering Study relating to the Hotel of Chicago Suites has been subtracted from the Appraised Value. The adjustments for this item will be reduced at the Final Valuation Date to reflect amounts expended after the Initial Valuation Date to perform such deferred maintenance. No adjustments have been made for previously budgeted capital expenditures or deferred maintenance costs estimated in the Engineering Study that are reflected in the cash flow projections used for purposes of estimating the Appraised Value.

     . Transfer Taxes and Fees. The estimated transfer and recordation taxes and fees required to be paid by Chicago Suites in connection with the Merger have been subtracted from the Appraised Value. The actual transfer and recordation taxes and fees will be paid by the Operating Partnership as part of the Merger Expenses.

     The following table sets forth the adjustments to the Appraised Value made to derive the estimated Adjusted Appraised Value for Chicago Suites as of the Initial Valuation Date.

      CALCULATION OF ESTIMATED ADJUSTED APPRAISED VALUE FOR CHICAGO SUITES
                        AS OF THE INITIAL VALUATION DATE
               (IN THOUSANDS, EXCEPT PER PARTNERSHIP UNIT AMOUNT)


Appraised Value                               $ 34,300
Mortgage debt                                  (22,284)
Other debt                                        (464)
Mark to market adjustment                           94
Deferred maintenance costs                         (46)
Transfer taxes                                    (274)
                                              --------
Estimated Adjusted Appraised
 Value  Value                                 $ 11,326
                                              ========
Limited partners' share                       $ 11,213

Per Partnership Unit                          $ 33,471

     Continuation Value. AAA estimated the Continuation Value of Chicago Suites using the following methodology:

     . Estimated Future Cash Distributions. AAA prepared estimates of future partnership cash flow for Chicago Suites for the 12-year period from January 1, 1998 through December 31, 2009 based upon the estimated 1998 NOI before incentive management fees used in the Appraisals and for each subsequent year applying an assumed annual stabilized growth rate (as shown in the table below) developed by AAA for this analysis. For each year in the projection period, AAA estimated the amount of cash available for distribution to Chicago Suites' limited partners after payment of all management fees, debt service, owner funded capital expenditures based on the Engineering Study and other partnership expenses and after application of the applicable partnership agreement provisions. AAA assumed that Chicago Suites' FF&E reserve was adequate and understood that Host determined that there were no reserve shortfalls or surpluses.


     . Refinancing Assumptions. AAA assumed that Chicago Suites' first mortgage loan, which matures in 2001, would be refinanced with an interest rate at 7.25% per annum and a 20-year amortization schedule, with estimated refinancing costs of 1% of the refinanced amount being paid from operating cash flow.


     . Determination of Residual Value. To estimate the residual value of the Chicago Suites limited partners' interest in Chicago Suites at the end of the 12-year period, AAA assumed that the Chicago Suites Hotel would be sold as of December 31, 2009 at its then market value. AAA estimated the market value of each Hotel as of such date by applying an exit capitalization rate that it deemed appropriate, using the factors described above in connection with the "-- Appraised Value," which are set forth in the table below, to the estimated Adjusted NOI for 2009 (estimated as described above). AAA then subtracted estimated sales costs of 2.0% of the estimated market value, and subtracted the estimated outstanding principal balance of debt as of December 31, to arrive at net sales proceeds available for distribution to partners. AAA then determined what portion of such estimated net sales proceeds would be distributable to Chicago Suites' limited partners under the various partnership and debt agreements.

     . Discounting Distributions to Present Value. As a final step, AAA discounted the estimated future cash distributions to Chicago Suites' limited partners from operations and estimated net sales proceeds to their present value as of January 1, 1998, using a discount rate of 20% per annum. AAA believes that this discount rate reflects the return on investment that investors expect from leveraged investments of this nature.

     The growth rate and exit capitalization rate used to determine the estimated Continuation Value for Chicago Suites are as set forth below:

                             Chicago Suites Supp-11

                    GROWTH RATES, EXIT CAPITALIZATION RATES
              AND ESTIMATED CONTINUATION VALUE FOR CHICAGO SUITES

                                                                         ESTIMATED
                                                                      CONTINUATION VALUE
      GROWTH RATE            EXIT CAPITALIZATION RATE (2009)         (PER PARTNERSHIP UNIT)
------------------------   -----------------------------------  -------------------------------
        3.7%                            9.9%                                $24,184

     Liquidation Value. The Liquidation Value of Chicago Suites was estimated by the General Partner and represents the estimated value of Chicago Suites if all of its assets were sold as of December 31, 1998. Such value was based upon the Adjusted Appraised Value of Chicago Suites with the following adjustments:
(i) the "mark to market" adjustment used to estimate the Adjusted Appraised Value was eliminated and instead prepayment or defeasance costs that would be payable under existing debt agreements (regardless of whether the debt in fact can be prepaid on December 31, 1998) were deducted from the Appraised Value;
(ii) the deduction for transfer and recordation taxes used to estimate the Adjusted Appraised Value was eliminated and instead an amount equal 2.5% of the Appraised Value of Chicago Suites' Hotel was subtracted from the Appraised Value for estimated liquidation costs, expenses and contingencies. The General Partner then determined the portion of the estimated Liquidation Value that would be distributable to Chicago Suites' limited partners under the terms of the partnership agreement and other contractual arrangements.

     The following table sets forth the adjustments made to the Adjusted Appraised Value to estimate the Liquidation Value of Chicago Suites as of the Initial Valuation Date:

          CALCULATION OF ESTIMATED LIQUIDATION VALUE OF CHICAGO SUITES
                        AS OF THE INITIAL VALUATION DATE
               (IN THOUSANDS, EXCEPT PER PARTNERSHIP UNIT AMOUNT)


Appraised Value                           $ 34,300
Mortgage debt                              (22,284)
Other debt                                    (464)
Deferred maintenance costs                     (46)
Sales costs                                   (858)
Estimated Liquidation Value
                                          --------
                                          $ 10,648
                                          ========
Limited partners' share                   $ 10,541

Per Partnership Unit                      $ 31,467

     Estimated Exchange Value. The following table sets forth the estimated Exchange Value of Chicago Suites (based upon the Appraised Values of Chicago Suites' Hotels as of March 1, 1998 and the estimated adjustments described above) and the estimated Note Election Amount for Chicago Suites, all on a per Partnership Unit basis. The estimated Exchange Value for Chicago Suites (which will be received by each Chicago Suites Limited Partner retaining OP Units in the Merger) is equal to the estimated Adjusted Appraised Value for Chicago Suites. The estimated Note Election Amount for Chicago Suites (which will be received by Chicago Suites Limited Partners electing to receive Notes in exchange for OP Units) is equal to the Liquidation Value for Chicago Suites. The estimated values set forth below may increase or decrease as a result of various adjustments, which will be finally calculated as of the Final Valuation Date but will not change as a result of less than all of the Partnerships participating in the Mergers.

                             Chicago Suites Supp-12

                   ESTIMATED EXCHANGE VALUE OF CHICAGO SUITES
                            Per Partnership Unit(1)

               ESTIMATED                   ESTIMATED     ESTIMATED   ESTIMATED     ESTIMATED
          Adjusted   Appraised            CONTINUATION  LIQUIDATION   EXCHANGE   NOTE ELECTION
                 Value                       Value         Value     Value (2)     Amount(3)
----------------------------------------  ------------  -----------  ----------  --------------
                $  33,471                   $24,184       $31,467     $33,471       $31,467

_________________
(1) A Partnership Unit in Chicago Suites represents an original investment of $35,000
(2) The estimated Exchange Value equals the greatest of estimated Adjusted Appraised Value, estimated Continuation Value and estimated Liquidation Value.
(3) The principal amount of Notes is equal to the greater of (i) the Liquidation Value or (ii) 60% of the Exchange Value (the "Note Election Amount").

   Valuation of OP Units Allocated to Chicago Suites' Limited Partners. Each Chicago Suites Limited Partner will receive OP Units with a deemed value equal to the Exchange Value of such Chicago Suites Limited Partner's Partnership Interests. The value of an OP Unit for this purpose will be deemed to be equal to (i) the average of the closing price of shares of Host common stock on the NYSE for the 10 trading days ending on the third trading day prior to the record date for the distribution of SLC common stock to Host shareholders minus (ii) the amount of cash and the estimated value, as determined by Host's Board of Directors in good faith and in reliance in part upon an opinion of an independent financial advisor, of the SLC common stock or other property to be distributed with respect to each share of Host common stock (currently estimated to aggregate approximately $___ - $____ per share) in connection with the REIT Conversion. The closing price per share of Host common stock on May 28, 1998 was $19.4375.

     Chicago Suites Limited Partners who receive OP Units will receive cash distributions from Chicago Suites for all of 1998 and, if the Merger does not occur in 1998, any portion of 1999 prior to the Merger for which period they do not receive a cash distribution from the Operating Partnership.

     No fractional OP Units will be issued. Fractional amounts less than or equal to 0.50 of an OP Unit will be rounded down to the next whole number and fractional amounts greater than 0.50 will be rounded up to the next whole number of OP Units.

Cash Distributions

  Historical Cash Distributions Paid by Chicago Suites. Chicago Suites has not paid any cash distributions to its Limited Partners in the First Quarter 1998 and the fiscal years 1993 through 1997.

  Compensation and Distributions to the General Partner. Under Chicago Suites partnership agreement, the General Partner does not receive fees or compensation in connection with managing the affairs of Chicago Suites but the General Partner and its affiliates are reimbursed for certain costs and expenses incurred on behalf of Chicago Suites. The following information has been prepared to compare the amount of reimbursements paid and cash distributions made by Chicago Suites to the General Partner and its affiliates to the amounts that would have been paid if the reimbursement and distribution structure which will be in effect after the REIT Conversion had been in effect for the periods presented.

  Following the REIT Conversion, Host REIT will be operated as a self-administered REIT and as a result no reimbursements or other compensation will be received by the General Partner.

  During First Quarter 1998 and fiscal years 1997, 1996 and 1995, amounts actually paid by Chicago Suites to the General Partner are shown below under "Historical" and the estimated amounts that would have been paid had the REIT Conversion been in effect for the periods presented (assuming the Full Participation Scenario) are shown under "Pro Forma."

                             Chicago Suites Supp-13

       Historical and Pro Forma Reimbursements and Distributions to the
                      General Partner and its Affiliates

                                 (in thousands)


                                                    First Quarter      Fiscal Year
                                                   -------------- --------------------
                                                        1998      1997    1996    1995
                                                        ----      ----    ----    ----

Historical
   Reimbursements                                       $  66   $  59   $ 119   $  --
   Distributions                                           --      --      --      --
                                                        -----   -----   -----   -----
               Total Historical                         $  66   $  59   $ 119   $  --
                                                        =====   =====   =====   =====

Pro Forma
   Reimbursements                                       $  --   $  --   $  --   $  --
   Distributions attributable to Units/(1)/
                                                          N/A     N/A     N/A      N/A
                                                        -----   -----   -----   -----

               Total Pro Forma                          $  --   $  --   $  --   $  --
                                                        =====   =====   =====   =====

________________
(1) The OP Units to be received by Host in connection with the REIT Conversion will be equal to the number of shares of Host's common stock outstanding and not allocated based upon their interests in any of the Partnerships, including Chicago Suites. Thus, the distributions received by Host and its affiliates by way of their interests in the Partnerships, including Chicago Suites, cannot be determined on a pro forma basis.

Certain Information Regarding the Hotel Owned by Chicago Suites


                                                                                            Number of            Date Opened
Name of Hotel                                  Location of Hotel                              Rooms
-------------                                  -----------------                            ---------            -----------

Marriott Suites O'Hare                         Chicago, IL                                      256                 1988

     The table below sets forth certain performance information for Chicago Suites' Hotel for the indicated periods.

                                             First Quarter                  Fiscal Year
                                         ---------------------
                                           1998        1997        1997        1996        1995
                                         ---------   ---------   ---------   ---------   ---------

Average daily rate                        $157.30     $138.05     $146.83     $128.74     $120.80
Occupancy                                    77.2%       78.4%       83.2%       84.0%       81.4%
REVPAR                                    $121.44     $108.23     $122.16     $108.14     $ 98.33
% REVPAR change.......................         12%         --          13%         10%         --

Marriott Suites O'Hare Hotel, Chicago, Illinois


  The Marriott Suites O'Hare Hotel is a full-service Marriott suites hotel located approximately 10 miles northwest of downtown Chicago, and two miles east of O'Hare International Airport (the "Airport") on approximately four acres of leased land. The Hotel is part of the 29 acre Riverway office and retail park developed by Simon/Rosemont Developers.

  The Hotel opened in November 1988 with 256 guest suites. The Hotel has approximately 2,600 square feet of meeting space including a 2,000 square foot meeting room and 600 square foot board room. There are three food and beverage outlets available in the Hotel, including a 94-seat restaurant, 20-seat private dining restaurant and 33-seat lounge. Recreational amenities include an indoor pool, a whirlpool

                             Chicago Suites Supp-14
and an exercise room. The Hotel also offers a gift shop and parking for 272 vehicles on site. The Partnership purchased the Hotel in 1989 for approximately $35 million.

  Competition. The following table provides selected data on the Hotel and its seven main competitors in the vicinity of the Airport:

                                   Number of         Year of        Meeting Space
Property                             Rooms           Opening       (square footage)
--------                          ----------         -------       -----------------
O'Hare Suites                         256             1988                  2,600
Hyatt Regency                       1,100             1971                 81,600
Hilton                                856             1972                 33,900
O'Hare Marriott                       681             1968                 27,000
Westin                                525             1984                 38,700
Sofitel                               300             1987                 20,300
Sheraton Gateway Suites               297             1986                 12,500
Rosemont Suites                       296             1987                  6,800

  The O'Hare Marriott is managed by Marriott International, and other than limited joint marketing efforts, the Hotel and the O'Hare Marriott are direct competitors. Host also owns the O'Hare Marriott. In addition, other hotels in the Chicago area also compete with the Hotel; however, these differ in terms of size, room rates, facilities, market orientation and/or location. New competition is expected to open in the area in the near future; however, it is expected to have minimal impact on the Hotel as it appeals to a different segment of the market.

     Ground Lease. The Hotel is located on a 4.3-acre site that is leased from an unrelated third party for an initial term expiring in 2014. The Ground Lease may be renewed at the option of the Partnership for five successive terms of 10 years each. The lease provides for annual rental during its term equal to the greater of $300,000 or 3% of annual gross room sales. Under the lease, the Partnership pays all costs, expenses, taxes and assessments relating to the land, including real estate taxes. The Partnership has a first right of negotiation in the event the ground lessor decides to sell the leased premises. Upon expiration or termination of the Ground Lease, title to the land and all improvements, including the Hotel, reverts to the ground lessor.

Amendments to the Chicago Suites' Partnership Agreement

     In order to allow the Hotel of Chicago Suites to be leased to SLC in connection with the Merger and the REIT Conversion, Chicago Suites' partnership agreement must be amended to allow for the lease of Chicago Suite' Hotel in connection with the REIT conversion. Therefore, Section 5.02B of Chicago Suites' partnership agreement will be amended to restate paragraph 5.02B(ii) in its entirety:

    (ii) sell, lease or otherwise dispose (or consent to the sale, lease or other disposition), directly or indirectly, in one transaction or a series of related transactions, of the Hotel.

    Other Amendments.  Amendments to certain terms and sections of the Chicago
    ----------------
Suites partnership agreement would be made in order to (i) delete certain obsolete references to entities and agreements that are no longer in existence,
(ii) update the Chicago Suites partnership agreement to reflect the passage of time since the formation of Chicago Suites and (iii) make any other amendments to the Chicago Suites partnership agreement deemed necessary or advisable, in the sole discretion of the General Partner, in connection with the consummation of the Mergers and the REIT Conversion. The General Partner does not believe that these amendments would affect the rights of the Chicago Suites Limited Partners in any material respect nor the duties and obligations of the General Partner. These changes are included, along with the other proposed amendments, in the copy of Chicago Suites partnership agreement, as proposed to be amended, which is attached hereto. The amended Chicago Suites partnership agreement is marked to

                             Chicago Suites Supp-15
indicate the revisions made to the existing Chicago Suites partnership agreement and should be read in its entirety. Deleted provisions are contained in brackets and struck through and added provisions are in bold type and underlined.

     The vote required for such amendment is a majority of the outstanding limited partnership interests. The General Partner does not own limited partnership interests in Chicago Suites.

     THE GENERAL PARTNER RECOMMENDS THAT CHICAGO SUITES LIMITED PARTNERS VOTE TO APPROVE THE REQUESTED AMENDMENTS TO THE CHICAGO SUITES' PARTNERSHIP AGREEMENT.

                         FAIRNESS ANALYSIS AND OPINION

FAIRNESS ANALYSIS

     The General Partner believes that the terms of the Merger provide substantial benefits and are fair to the Limited Partners of Chicago Suites and recommends that all Limited Partners of Chicago Suites consent to the Merger. The General Partner bases this recommendation primarily on (i) its view that the expected benefits of the Merger for the Chicago Suites Limited Partners outweigh the risks and potential detriments of the Merger to the Chicago Suites Limited Partners (see "Background and Reasons for the Mergers and the REIT Conversion -- Reasons for the Mergers" and "Risk Factors"), (ii) its view that the value of the OP Units allocable to the Chicago Suites Limited Partners on the basis of the Exchange Value established for Chicago Suites represents fair consideration for the Partnership Interests held by the Chicago Suites Limited Partners and is fair to the Chicago Suites Limited Partners from a financial point of view, and
(iii) the Fairness Opinion of AAA stating that (a) the methodologies and underlying assumptions used to determine the Exchange Value, the Adjusted Appraised Value, the Continuation Value and the Liquidation Value of Chicago Suites and each other Partnership, including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels, are fair and reasonable, from a financial point of view, to the Limited Partners of Chicago Suites and each other Partnership and (b) the methodologies used to determine the value of an OP Unit and to allocate the equity interest in the Operating Partnership to be received by the Chicago Suites Limited Partners and the Limited Partners of each Partnerships are fair and reasonable to the Chicago Suites Limited Partners and the Limited Partners of each other Partnership.

     The Merger is not conditioned upon the consummation of the other Mergers. The General Partner has considered this fact in evaluating the fairness of the Merger. The General Partner believes that the fairness of the Merger will not be materially affected by the presence or absence of any other individual Partnership or by any particular combination of other Partnerships and that the Merger will be fair to the Chicago Suites Limited Partners, individually and as a whole, if it is consummated with any combination of other Participating Partnerships. The General Partner bases this belief primarily on the fact that the consideration to be paid to the Chicago Suites Limited Partners has been established based upon Chicago Suites' Exchange Value, without regard to any possible combination of other Partnerships.

     In reaching the conclusions implicit in the above recommendation, the General Partner has taken into account the following considerations:

     . The General Partner has concluded that the Exchange Value for Chicago Suites which is equal to the greatest of its Adjusted Appraised Value, Continuation Value and Liquidation Value, represents fair consideration for the Partnership Interests of the Chicago Suites Limited Partners in the Merger in relation to Chicago Suites. The General Partner also has concluded that the Exchange Value established for the Chicago Suites Limited Partners fairly reflects the value of the assets held by Chicago Suites. In addition, the Fairness Opinion supports these conclusions.

     . The General Partner has concluded that the potential benefits of the Merger to the Chicago Suites Limited Partners, as described under "Background and Reasons for the Mergers and the REIT Conversion -- Reasons for the Mergers," outweigh the potential risks and detriments of the Merger for the Chicago Suites Limited Partners, as described in "Risk Factors."

     . The Fairness Opinion, in the view of the General Partner, supports the fairness of the Merger, even though it includes qualifications, limitations and assumptions relating to its scope and other factors that Chicago Suites Limited Partners should consider carefully.

     . Host will contribute its wholly owned full-service hotel assets, its interests in the Hotel Partnerships and its other assets (excluding its senior living assets) to the Operating Partnership in exchange for
          (i) a number of OP Units equal to the number of outstanding shares of common stock of Host, (ii) preferred partnership interests in the Operating Partnership corresponding to any shares of Host preferred stock outstanding at the time of the REIT Conversion and (iii) the assumption by the Operating Partnership of certain liabilities of Host. Following these contributions, the Operating Partnership and its subsidiaries will directly own all of Host's wholly-owned hotels and all of Host's interests in the Hotel Partnerships and other assets. Host REIT will not receive any compensation for its services as general partner to the Operating Partnership following the REIT Conversion and will benefit from the operations of the Operating Partnership only to the extent of the distributions received based upon its percentage interest in the Operating Partnership to the same extent as the other limited partners. Because Host REIT will share in the value of the Operating Partnership solely through distributions and not through any separate compensation structure, the General Partner believes that this is a factor supporting the fairness of the Merger to the Chicago Suites Limited Partners.

     . The General Partner believes that the value of the consideration to be received by the Chicago Suites Limited Partners in the Merger is fair in relation to the value which would be derived by such Limited Partners under any of the alternatives described under "Background and Reasons for the Mergers and the REIT Conversion -- Alternatives to the Mergers," especially since the Exchange Value of Chicago Suites is equal to its Adjusted Appraised Value, which is the greatest of the three values -- the Adjusted Appraised Value, the Continuation Value and the Liquidation Value. The General Partner does not believe that the sale of Chicago Suites' Hotel and liquidation of Chicago Suites will obtain for Chicago Suites' Limited Partners as much value as the value to be received by such Chicago Suites Limited Partners following the Merger. The General Partner believes that the following benefits are of the greatest value and importance to the Chicago Suites Limited
          Partners:

                . Enhanced Liquidity. The Mergers and the REIT Conversion will offer Chicago Suites Limited Partners significantly enhanced liquidity with respect to their investments in Chicago Suites because, after the expiration of the Initial Holding Period, Chicago Suites Limited Partners will be able to exercise their Unit Redemption Right at any time, subject to certain limited exceptions. Host has approximately 204 million shares of common stock outstanding and the closing price on the NYSE on May 28, 1998 was $19.4375 per share (reflecting a total common equity market capitalization of approximately $4 billion). The exercise of the Unit Redemption Right, however, generally would result in recognition of taxable income or gain at that time.

                . Public Market Valuation. The General Partner believes that by exchanging interests in a non-traded limited partnership for interests in a publicly traded real estate company focused primarily on a more diverse and growing fullservice hotel portfolio, the Chicago Suites Limited Partners will have the opportunity to participate in the recent trend of ownership of real estate through a publicly traded entity, which, in many instances, has resulted in market valuations of public real estate companies in excess of the estimated net asset values of those companies.

                . Regular Quarterly Cash Distributions. The General Partner expects that the Operating Partnership will make regular quarterly cash distributions to holders of OP Units. The General expects that these distributions will be higher than the estimated 1998 cash distributions, and in any event, the ability to receive distributions quarterly and in regular amounts would be enhanced.

                . Substantial Tax Deferral. The General Partner expects that Chicago Suites Limited Partners who do not elect to receive Notes generally should be able to obtain the benefits of the Merger while continuing to defer recognition for federal income tax purposes of at least a substantial portion, if not all, of the gain with respect to their Partnership Interests that otherwise would be recognized in the event of a liquidation of Chicago Suites or a sale or other disposition of its assets in a taxable transaction.

     . The General Partner believes that the economic terms of the lease of the Chicago Suites Hotel is fair and reasonable from the standpoint of the Operating Partnership.

     The General Partner believes that the factors described above, which support the fairness of the Merger to the Chicago Suites Limited Partners, when weighed against the factors that may be disadvantageous, taken as a whole, indicate that the Merger is fair to the Chicago Suites Limited Partners.

     AAA, an independent financial advisory firm with substantial real estate and partnership transaction experience, was engaged by the General Partner and the other General Partners to perform the Appraisals and to render the Fairness Opinion that (i) the methodologies and underlying assumptions used to determine the Exchange Value, the Adjusted Appraised Value, the Continuation Value and the Liquidation Value of Chicago Suites and each other Partnership, including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels, are fair and reasonable, from a financial point of view, to the Chicago Suites Limited Partners and the Limited Partners of each other Partnership, and (ii) the methodologies used to determine the value of an OP Unit and to allocate the equity in the Operating Partnership to be received by the Chicago Suites Limited Partners and the Limited Partners of each Partnership are fair and reasonable to the Chicago Suites Limited Partners and the Limited Partners of each other Partnership. The Fairness Opinion is addressed to each Partnership and it may be relied upon by each of the Chicago Suites Limited Partners and the Limited Partners of the other Partnerships. The full text of the Fairness Opinion, which contains a description of the assumptions and qualifications applicable to the review and analysis by AAA, is set forth in Appendix B to the Consent Solicitation and should be read in its entirety. The material assumptions and qualifications to the Fairness Opinion are summarized below, although this summary does not purport to be a complete description of the various inquiries and analyses undertaken by AAA in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex analytical process not necessarily susceptible to partial analysis or amenable to summary description. For a more complete description of the assumptions and qualifications that limit the scope of the Fairness Opinion, see "AAA -- Qualifications to Fairness Opinion" and "-- Assumptions" below.

     Although the General Partner advised AAA that certain assumptions were appropriate in its view, the General Partner imposed no conditions or limitations on the scope of the investigation by AAA or the methods and procedures to be followed by AAA in rendering the Fairness Opinion. The fees and expenses of AAA will be treated as a Merger Expense and will be paid by the Operating Partnership. In addition, the General Partner has agreed to indemnify AAA against certain liabilities. See "-- Compensation and Material Relationships."

                             Chicago Suites Supp-16

     QUALIFICATIONS TO FAIRNESS OPINION. In the Fairness Opinion, AAA specifically states that it did not: (a) specifically consider other methodologies for allocation of the OP Units, (b) address or conclude that other methodologies for allocation of the OP Units to the Chicago Suites and the other Partnerships might not have been more favorable to the Limited Partners in certain of the Partnerships, (c) negotiate with Chicago Suites the other Partnerships or Host, (d) participate in establishing the terms of the Merger and the other Mergers, (e) provide an opinion as to the terms and conditions of the Merger and the other Mergers other than those explicitly stated in the Fairness Opinion, (f) make any independent review of the capital expenditure estimates set forth in the Engineering Study, (g) make any estimates of Chicago Suites' and each other Partnership's contingent liabilities.

     In connection with preparing the Fairness Opinion, AAA was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the analysis set forth in Appendix
B. AAA will not deliver any additional written opinion of the analysis, other than to update the written opinion if requested by the Operating Partnership.

     EXPERIENCE OF AAA.    AAA is the world's largest independent valuation
consulting firm and is regularly and continually engaged in the valuation of commercial real estate and businesses and their securities in connection with tender offers, mergers and acquisitions, recapitalizations and reorganizations, divestitures, employee stock ownership plans, leveraged buyout plans, private placements, limited partnerships, estate and corporate matters, other financial advisory matters and other valuation purposes.

     AAA was selected because of its experience in the valuation of businesses and their securities in connection with tender offers, mergers and acquisitions, recapitalizations and reorganizations, including transactions involving hotel partnerships. In addition, Host and its affiliates have previously engaged AAA to provide appraisals and fairness opinions in connection with other transactions. The General Partner and the other General Partners considered several other firms for purposes of performing the appraisals and rendering the Fairness Opinion, but selected AAA for the foregoing reasons.

     SUMMARY OF MATERIALS CONSIDERED AND INVESTIGATION UNDERTAKEN. As a basis for rendering for Fairness Opinion, AAA has made such reviews, studies and analyses as it deemed necessary and pertinent in order to provide it with a reasonable basis for the Fairness Opinion, including, but not limited to, the following: (i) reviewed the transaction documents and SEC reporting and/or filing documents, including drafts of the Form S-4 for the Mergers; (ii) provided the Market Value of each Hotel owned by each Partnership in a separate short form appraisal report and each such report was reviewed and certified by an MAI appraiser as to its preparation in accordance with the requirements of the Standards of Professional Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation; as part of the Appraisals, AAA reviewed historical operating statements, 1998 budget and year-to-date results, and other financial information as it deemed necessary as a basis for the Fairness Opinion and the Appraisals also considered market transactions of similar lodging properties as appropriate as a basis for the Market Value of each Hotel; (iii) reviewed the methodologies used by each of the General Partners in their determination of the Exchange Value of each Partnership, including the nature and amount of all adjustments to the Appraised Values in determining such Exchange Values; AAA reviewed and tested for the fairness and reasonableness of all adjustments as well as for consideration of all adjustments deemed to be appropriate by AAA;
(iv) reviewed the methodologies used by each of the General Partners in their determination of the value of an OP Unit and the allocation of the equity interest in the Operating Partnership to be received by the limited partners of each Partnership, and AAA reviewed and tested for the fairness and reasonableness of the methods and measurements made by the General Partners; (v) reviewed the General Partners' determination of the Liquidation Value of each Partnership, and AAA reviewed and tested for the fairness and reasonableness of all adjustments proposed by the General Partners, as well as for consideration of all adjustments deemed appropriate by AAA; (vi) provided an estimate of the Continuation Value of each Partnership based upon the estimated present value of expected benefits to be received by each limited partner interest as though the Mergers did not occur and each Partnership's assets were sold within a twelve year period; AAA, as part of its analysis and review, determined appropriate rates of growth in house profit or net operating income, as well as reviewed other key variables affecting partnership cash flows and other economic/financial factors affecting the Partnerships' expected operations and results;(vii) reviewed the terms of the ground leases of the Hotels and the partnership agreement of each Partnership; (viii) reviewed audited and unaudited historical income statements, balance sheets and statements of sources and uses of funds of each Partnership and Host and pro forma financial information for Host REIT; (ix) reviewed audited and unaudited historical operating statements of each Hotel, as well as current operating statements and budgets; (x) conducted real estate valuation and financial due diligence with respect to the Partnerships and their underlying assets, liabilities and equity; (xi) reviewed internal Marriott International, Host and Partnership financial analyses and other internally generated data for each Hotel; and (xii) discussed all of the foregoing information, where appropriate, with management of Marriott International, Host and the Partnerships, and their respective employees.

     ASSUMPTIONS. In rendering its opinion, AAA relied, without independent verification, on the accuracy and completeness in all material respects of certain relevant publicly available information and information provided to AAA by Host and the Hotels. AAA assumed that all information furnished by Host, the Hotels and the Partnerships and their representatives, upon which AAA relied, presented and accurate description in all material respects of the current and prospective status of the Hotels and the Partnerships from an operational and financial point of view. AAA also noted that the Fairness Opinion was based upon financial, economic, market and other considerations as they existed and could be evaluated on the date thereof.

     CONCLUSIONS. AAA concluded that, based upon and subject to its analysis and assumptions and limiting conditions, and as of the date of the Fairness
Opinion: (i) the methodologies used to determine the Exchange Value, the Adjusted Appraised Value, the Continuation Value and the Liquidation Value each Partnership, including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of each of the Hotels, are fair and reasonable, from a financial point of view, to the Chicago Suites Limited Partners and the Limited Partners of each Partnership, and (ii) the methodologies used to determine the value of an OP Unit and to allocate the equity interest in the Operating Partnership to be received by the Chicago Suites Limited Partners and the Limited Partners of each Partnership are fair and reasonable to the Limited Partners of each Partnership.

     COMPENSATION AND MATERIAL RELATIONSHIPS. AAA has been paid a fee of $________ for its services as described herein, including the Appraisals and preparing to deliver the Fairness Opinion. In addition, AAA will be reimbursed for all reasonable out-of-pocket expenses, including legal fees, and will be indemnified against certain liabilities, including certain liabilities under the securities laws. The fee was negotiated between Host, the General Partners and AAA. Payment of the fee to AAA is not dependent upon completion of the Mergers. AAA has been previously engaged by Host and its affiliates to provide fairness opinions in connection with other transactions.

                             Chicago Suites Supp-17

Voting Procedures

     The consent of Limited Partners holding more than 50% of the outstanding limited partnership interests is required for participation in the Merger. The General Partner does not own any limited partnership interests.

     A Chicago Suites Limited Partner may mark the Consent Form to vote "FOR," "AGAINST" or "ABSTAIN" with respect to participation in the Merger by Chicago Suites. The failure of a Limited Partner of Chicago Suites to vote will mean that such Limited Partner's Partnership Interest will not be counted for purposes of establishing a quorum and will not affect the manner in which Host is required to vote its limited partnership interests. A Consent Form that is properly signed but not marked will be voted FOR the Merger. The voting procedures applicable to Chicago Suites' Limited Partners are set forth in the Consent Solicitation under the heading "Voting Procedures - Required Vote and Other Conditions."


Federal Income Tax Considerations

  In addition to the federal income tax considerations discussed in the sections of the Consent Solicitation entitled "Federal Income Tax Considerations" and "Risk Factors -- Federal Income Tax Risks," Chicago Suites Limited Partners should read carefully the following discussion of federal income tax considerations applicable specifically to the Chicago Suites Limited Partners. The information included in this discussion is based upon various factual assumptions and information which are believed by the Operating Partnership and the General Partner to be reliable. However, some of these assumptions inevitably will not materialize, and unanticipated events and circumstances will occur. Therefore, there likely will be differences between the information provided herein, including the numerical data and estimates, and actual results, and the variations may be material and adverse.

  Applicability of Tax Opinions

  Hogan & Hartson L.L.P. ("Hogan & Hartson"), counsel to Host REIT, Host and the Operating Partnership, has provided to Host REIT and the Operating Partnership an opinion letter (substantially in the form of Appendix C to the Consent Solicitation) as to certain federal income tax consequences to the Operating Partnership and Chicago Suites' Limited Partners resulting from the Mergers and the REIT Conversion. The opinion letter is based upon certain assumptions and certain representations provided by Host REIT, Host, the Operating Partnership's and the General Partners. These representations generally involve factual matters relating to the organization, ownership and operations (including the income, assets, businesses, liabilities and properties) of the Partnerships and Hotels contributed to the Operating Partnership by Host and the Blackstone Entities prior to the Mergers and of Host REIT, the Operating Partnership and the Hotel Partnerships following the Mergers and the REIT Conversion. In addition, on the Closing Date, Hogan & Hartson expects to provide to Host REIT and the Operating Partnership an opinion letter (substantially in the form of Appendix D to the Consent Solicitation) as to the qualification and taxation of Host REIT as a REIT under the Code following the REIT Conversion. See "Federal Income Tax Considerations -- Summary of Tax Opinions" in the Consent Solicitation.

  Each opinion provided by Hogan & Hartson in the opinion letter that is substantially in the form of Appendix E to the Consent Solicitation is applicable to the Chicago Suites Limited Partners.

  The opinions already rendered by Hogan & Hartson are based on the Code and Treasury Regulations in effect on the date hereof, current administrative interpretations and positions of the IRS and existing court decisions, and the opinions to be rendered by Hogan & Hartson on the Closing Date will be based on the same authorities as of the Closing Date. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change the law or the above conclusions reached by counsel. In addition, any such change could apply retroactively to transactions preceding the date of change. Moreover, opinions of counsel merely represent counsel's best judgment with respect to the probable outcome on the merits and are not binding on the IRS or the courts. Accordingly,

                             Chicago Suites Supp-18
even if there is no change in applicable law, no assurance can be provided that such opinions (which do not bind the IRS or the courts) will not be challenged by the IRS or will be sustained by a court if so challenged. With the one exception described below (see "-- Tax Consequences of the Merger -- Deemed Cash Distribution and Resulting Taxable Gain") and in the Consent Solicitation under "Federal Income Tax Considerations -- Tax Consequences of the Mergers -- IRS Ruling Request Regarding Allocation of Partnership Liabilities," neither Host REIT, the Operating Partnership nor the General Partners have requested or plan to request any rulings from the IRS concerning the tax consequences of the Mergers or the treatment of either the Operating Partnership or Host REIT subsequent to the REIT Conversion.

  Tax Consequences of the Merger

  Overview.  Hogan & Hartson has provided an opinion to the effect that the
  --------
Merger will not result in the recognition of taxable gain or loss at the time of the Merger to a Chicago Suites Limited Partner (i) who does not exercise his Unit Redemption Right on a date sooner than the date two years after the date of the consummation of the Merger; (ii) who does not receive a cash distribution (or a deemed cash distribution resulting from relief from liabilities, including as a result of any prepayment of the Chicago Suites Mortgage Debt) in connection with the Merger or the REIT Conversion in excess of his aggregate adjusted basis in his Chicago Suites Partnership Units at the time of the Merger; (iii) who does not elect to receive a Note in exchange for his OP Units in connection with the Merger (the "Note Election"); (iv) who is not required to recognize gain by reason of the exercise by another Chicago Suites Limited Partner of his right to make the Note Election (which, in counsel's opinion, described below, should not be the result of such election); and (v) who does not have his "at risk" amount fall below zero as a result of the Merger or the REIT Conversion. See "Federal Income Tax Considerations -- Summary of Tax Opinions" in the Consent Solicitation.

  With respect to the foregoing exceptions to nonrecognition treatment, the Operating Partnership and the General Partner believe as follows: (i) a Chicago Suites Limited Partner who acquired his Chicago Suites Partnership Units in the original offering of such Partnership Units and who has held such Partnership Units at all times since would not be considered to receive, as a result of the Merger, a distribution (or a deemed cash distribution resulting from relief from liabilities) that exceeds his aggregate adjusted basis in his Chicago Suites Partnership Units at the time of the Merger, and would not have his "at risk" amount fall below zero as a result of the Merger, even if all of the Chicago Suites Mortgage Debt were to be repaid in connection with the Merger or the REIT Conversion, and (ii) none of the personal property owned by Chicago Suites will need to be sold to a Non-Controlled Subsidiary in connection with the REIT Conversion. See "Federal Income Tax Considerations -- Tax Consequences of the Mergers -- Overview" in the Consent Solicitation.

  With respect to the effects of a Chicago Suites Limited Partner's election to receive a Note in exchange for his OP Units in connection with the Merger, Hogan & Hartson is of the opinion that although the matter is not free from doubt, a Chicago Suites Limited Partner who does not elect to receive a Note in connection with the Merger should not be required to recognize gain by reason of another Chicago Suites Limited Partner's exercise of such right. With respect to the exercise of a Unit Redemption Right, Hogan & Hartson is of the opinion that it is more likely than not that a Chicago Suites Limited Partner's exercise of his Unit Redemption Right more than one year after the date of consummation of the Merger but less than two years after such date will not cause the Merger itself to be a taxable transaction for the Chicago Suites Limited Partner (or the other Chicago Suites Limited Partners). See "Federal Income Tax Considerations -- Summary of Tax Opinions" in the Consent Solicitation.
Opinions of counsel, however, do not bind the IRS or the courts, and no assurances can be provided that such opinions will not be challenged by the IRS or will be sustained by a court if so challenged.

  Deemed Cash Distribution and Resulting Taxable Gain.  With respect to his
  ---------------------------------------------------
Chicago Suites Partnership Units, a Chicago Suites Limited Partner will receive no actual cash distribution in connection with the Merger but would be deemed to receive a cash distribution in connection with the Merger to the extent that his share of Operating Partnership liabilities immediately after the Merger and the REIT Conversion is less than his share of Chicago Suites liabilities immediately prior to the Merger. For example, any prepayment of the Chicago Suites Mortgage Debt or debt encumbering other Hotels may result in a

                             Chicago Suites Supp-19
deemed cash distribution to the Chicago Suites Limited Partners. See "Federal Income Tax Considerations-- Tax Consequences of the Mergers -- Relief from Liabilities/Deemed Cash Distribution" in the Consent Solicitation. Even though the Chicago Suites Mortgage Debt and the debt encumbering other Hotels is not expected to be repaid or refinanced in connection with the Merger and the REIT Conversion, a Chicago Suites Limited Partner's share of indebtedness following the Merger and the REIT Conversion may nonetheless decrease in comparison to the Limited Partner's estimated aggregate share of Chicago Suites indebtedness as of December 31, 1998 (calculated based on the assumption that the Merger did not occur) by reason of the manner in which the debt allocation rules work when multiple assets with different levels of leverage are consolidated into a single partnership.

  A Chicago Suites Limited Partner, however, would recognize taxable gain as a result of any deemed cash distribution only to the extent that the deemed cash distribution were to exceed his adjusted tax basis in his Chicago Suites Partnership Units immediately prior to the Merger. As noted above, the Operating Partnership and the General Partner believe, based upon and subject to the assumptions and other limitations described below, that a Chicago Suites Limited Partner who acquired his Chicago Suites Partnership Units in the original offering of such Partnership Units and has held the Partnership Units at all times since the offering will have an adjusted tax basis in excess of the deemed cash distribution that might occur in connection with the Merger and the REIT Conversion, even if all of the Chicago Suites Mortgage Debt were to be repaid in connection with the Merger and the REIT Conversion, and the Chicago Suites Limited Partner were to have no share of any Operating Partnership indebtedness following the Merger and the REIT Conversion. Therefore, such a Chicago Suites Limited Partner should not recognize gain due to such deemed cash distribution resulting from the relief from liabilities in connection with the Merger and the REIT Conversion in any event.

  The adjusted tax basis of a Chicago Suites Limited Partner who did not acquire his Chicago Suites Partnership Units in the original offering of such Partnership Units or who has not held his Chicago Suites Partnership Units at all times since such offering could vary materially from that of a Chicago Suites Limited Partner who did so. If a Chicago Suites Limited Partner has an adjusted tax basis in his Chicago Suites Partnership Units (per Chicago Suites Partnership Unit) that is substantially less than the adjusted tax basis of a Chicago Suites Limited Partner who acquired his Chicago Suites Partnership Units in the original offering of such Partnership Units and has held such Partnership Units at all times since, he could (although it is unlikely) recognize gain due to any deemed cash distribution resulting from the relief from liabilities in connection with the Merger and the REIT Conversion.

     The Operating Partnership has no current plan or intention to cause the prepayment of the Chicago Suites Mortgage Debt or, except as described in the Consent Solicitation, any of the nonrecourse liabilities encumbering the Hotels owned by the other Partnerships. The Operating Partnership, however, will have to repay mortgage indebtedness securing the Hotels owned by the Partnerships at the time such indebtedness matures. There can be no assurance that at such time the Operating Partnership will be able to secure nonrecourse mortgage indebtedness secured only by those Hotels in an amount sufficient to avoid a deemed cash distribution to the former Limited Partners in those Partnerships, including Chicago Suites (although such a deemed distribution of cash may or may not result in the recognition of taxable income or gain by the former Chicago Suites Limited Partners). Moreover, the Operating Partnership's current long-term financing strategy is to have as little debt as possible that is secured by individual Hotels and to have as much debt as possible in the form of unsecured debt, held either by the public or by institutional investors, which debt may or may not be recourse to Host REIT, as general partner of the Operating Partnership. In view of these considerations and the potential adverse consequences to Limited Partners in certain Partnerships, the Operating Partnership has requested from the IRS a ruling to the effect that such unsecured indebtedness of the Operating Partnership that is issued initially to institutional investors and is not recourse to Host REIT (i) would qualify as "nonrecourse liabilities" for purposes of Code Section 752, (ii) to the extent the proceeds thereof are applied to repay existing nonrecourse mortgage indebtedness secured by one or more Hotels (including the Chicago Suites Mortgage Debt), would be considered to be "secured" by those Hotels for purposes of allocating the liabilities for tax basis purposes (and thus would be allocable, at least in substantial part, to the former Limited Partners in the Partnership owning those Hotels, including the Chicago Suites Limited Partners), and (iii) would constitute "qualified nonrecourse financing" secured by

                             Chicago Suites Supp-20
such Hotels for purposes of Code Section 465. The IRS has recently issued a ruling to that effect to another taxpayer, and has indicated to the Operating Partnership's representatives that it is favorably inclined to issue that ruling to the Operating Partnership.

     Section 465(e) Recapture.  As discussed in the Consent Solicitation, see
     ------------------------
"Federal Income Tax Considerations -- Tax Consequences of the Mergers -- Section 465(e) Recapture," the "at risk" rules of Section 465 of the Code generally apply to limit the use of partnership losses by a partner. Under Section 465(e) of the Code, a partner may be required to include in gross income, or "recapture," losses previously allowed to such partner with respect to his investment in a partnership if the amount for which the partner is "at risk" in relation to his investment in the partnership is less than zero at the close of the taxable year.

  It is possible that the consummation of the Merger and the REIT Conversion or the repayment of certain "qualified nonrecourse financing" of the Operating Partnership, the Hotel Partnerships or the Hotels contributed to the Operating Partnership by the Blackstone Entities at the time of or following the Merger and the REIT Conversion could, singularly or in combination, cause a Chicago Suites Limited Partner's amount at risk in relation to his investment in Chicago Suites (and, after the Merger, in the Operating Partnership) to be reduced below zero, resulting in an income inclusion to the Limited Partner under Section 465(e) of the Code. Currently, a sufficient portion of the current debt of Chicago Suites constitutes "qualified nonrecourse financing" so that the Chicago Suites Limited Partners have positive at risk amounts, and the Operating Partnership expects that most of the current debt with respect to the other Hotel Partnerships and the Hotels contributed by the Blackstone Entities that will be assumed by the Operating Partnership as part of the Merger and the REIT Conversion should qualify as "qualified nonrecourse financing." The Operating Partnership and the General Partner believe, based upon and subject to the assumptions and other limitations described below, that a Chicago Suites Limited Partner who acquired his Chicago Suites Partnership Units in the original offering of such Partnership Units and has held the Partnership Units at all times since will have a positive at risk amount immediately following the Merger and the REIT Conversion, even if all of the Chicago Suites Mortgage Debt were to be repaid in connection with the Merger and the REIT Conversion and the Chicago Suites Limited Partners were to have no share of any other "qualified nonrecourse financing" following the Merger and the REIT Conversion.

  It is possible, however, that a former Chicago Suites Limited Partner's at risk amount could decline in the future, either because of the allocation of losses from the Operating Partnership to that former Chicago Suites Limited Partner or because of cash distributions by the Operating Partnership to that former Chicago Suites Limited Partner in excess of the taxable income allocable to him with respect to his OP Units. In that event, it may be necessary for the former Chicago Suites Limited Partner to have a share of "qualified nonrecourse financing" from the Operating Partnership in order to avoid recognizing income by reason of his at risk amount falling below zero. Moreover, there can be no assurance that debt incurred by the Operating Partnership in the future to refinance the Chicago Suites Mortgage Debt or outstanding mortgage debt of the other Hotel Partnerships or the Hotels contributed by the Blackstone Entities will qualify as "qualified nonrecourse financing." The Operating Partnership's current long-term financing strategy is to have as little debt as possible that is secured by individual Hotels and to have as much debt as possible in the form of unsecured debt, held either by the public or by institutional investors, which debt may or may not be recourse to Host REIT, as general partner of the Operating Partnership. If, however, the Operating Partnership were to obtain the requested ruling from the IRS and were to refinance existing mortgage indebtedness of the Partnerships with the type of indebtedness described in the ruling, such indebtedness should constitute "qualified nonrecourse financing" for purposes of the "at risk" rules.

  Impact of Assumption of Chicago Suites Liabilities by the Operating
  -------------------------------------------------------------------
Partnership.  As described in the Consent Solicitation, see "Federal Income Tax
-----------
Considerations -- Tax Consequences of the Mergers -- Disguised Sale Regulations," a Chicago Suites Limited Partner will recognize gain to the extent he is treated as having sold all or part of his Chicago Suites Partnership Interest in a "disguised sale." For purposes of these rules, certain reductions in a partner's share of partnership liabilities are treated as a transfer of money or other property from the partnership to the partner which may give rise to a disguised sale, even if that reduction would not otherwise result in a taxable deemed cash distribution in excess of the partner's basis in his partnership interest. However, if a transfer of property by a partner to a partnership is not

                             Chicago Suites Supp-21
otherwise treated as part of a disguised sale, then any reduction in the partner's share of "qualified liabilities" also will not be treated as part of a disguised sale. A "qualified liability" in connection with a transfer of property to a partnership includes (i) any liability incurred more than two years prior to the earlier of the transfer of the property or the date the partner agrees in writing to the transfer, as long as the liability has encumbered the transferred property throughout the two-year period; (ii) a liability that was not incurred in anticipation of the transfer of the property to a partnership, but that was incurred by the partner within the two-year period prior to the earlier of the date the partner agrees in writing to transfer the property or the date the partner transfers the property to a partnership and that has encumbered the transferred property since it was incurred; (iii) a liability that is traceable under the Treasury Regulations to capital expenditures with respect to the property; and (iv) a liability that was incurred in the ordinary course of the trade or business in which property transferred to the partnership was used or held, but only if all the assets related to that trade or business are transferred, other than assets that are not material to a continuation of the trade or business. However, a recourse liability is not a "qualified liability" unless the amount of the liability does not exceed the fair market value of the transferred property (less any other liabilities that are senior in priority and encumber such property or any allocable liabilities described in (iii) or (iv), above) at the time of transfer.

  The General Partner believes that all liabilities of Chicago Suites fall into one of the four categories of "qualified liabilities" described above and, accordingly, that the mere assumption by the Operating Partnership of the outstanding liabilities of Chicago Suites will not give rise to a "disguised sale" by any of the Chicago Suites Limited Partners.

  Tax Treatment of Chicago Suites Limited Partners Who Hold OP Units Following the Merger

  Initial Basis in Units.  In general, a Chicago Suites Limited Partner will
  ----------------------
have an initial tax basis in his OP Units received in the Merger with respect to his Chicago Suites Partnership Units equal to the basis in his Chicago Suites Partnership Units at the time of the Merger, reduced to reflect any deemed cash distributions resulting from a reduction in his share of Chicago Suites liabilities and increased to reflect his share of other liabilities of the Operating Partnership and any gain required to be recognized in connection with the Merger and the REIT Conversion. For a discussion of the federal income tax considerations for a Chicago Suites Limited Partner from a reduction in basis that may result from the Merger and the REIT Conversion, see "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers -- Initial Tax Basis of OP Units" in the Consent Solicitation.

  Tax Allocations upon a Sale by the Operating Partnership of Marriott Suites
  ---------------------------------------------------------------------------
O'Hare Hotel.  Pursuant to Section 704(c) of the Code, income, gain, loss and
------------
deduction attributable to appreciated or depreciated property that is contributed to a partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (referred to as the "Book-Tax Difference"). The Operating Partnership and the General Partner estimate, based upon and subject to the assumptions and other limitations described below, that the aggregate Book-Tax Difference with respect to the Marriott Suites O'Hare Hotel will be $________ upon the consummation of the Merger.

  If the Operating Partnership were to sell the Marriott Suites O'Hare Hotel, the former partners of Chicago Suites (including Host REIT with respect to the interests in Chicago Suites currently held indirectly by Host through the General Partner) would be specially allocated by the Operating Partnership an aggregate amount of taxable gain equal to the Book-Tax Difference with respect to the Marriott Suites O'Hare Hotel ($ ____ in the aggregate if the Marriott Suites O'Hare Hotel were sold immediately after the consummation of the Merger, according to the estimate in the previous paragraph). The share of such gain allocable to a Chicago Suites Limited Partner who acquired his Chicago Suites Partnership Units in the original offering of such Partnership Units and held such Partnership Units at all times since would be $___ per Chicago Suites Partnership Unit. The share of such gain of a Chicago Suites Limited Partner who did

                             Chicago Suites Supp-22
not acquire his Chicago Suites Partnership Units in the original offering of such Partnership Units or who has not held his Chicago Suites Partnership Units at all times since such offering could vary materially from this amount. If the Operating Partnership were to sell the Marriott Suites O'Hare Hotel, the remaining Book-Tax Difference at the time the Hotel is sold would be required to be allocated exclusively to the former Chicago Suites Limited Partners and the General Partner, even though the proceeds of such sale would be allocated proportionately among all the partners in the Operating Partnership (and would likely be retained by the Operating Partnership, rather than distributed to holders of OP Units and Common Shares of Host REIT). The Chicago Suites Limited Partners would not be entitled to any special distributions from the Operating Partnership in connection with such a sale, and thus would not necessarily receive cash distributions from the Operating Partnership sufficient to pay such additional taxes. Although the Partnership Agreement does not impose any restrictions upon the Operating Partnership preventing it from causing the sale of the Marriott Suites O'Hare Hotel at any time following the Merger, the Operating Partnership does not have current plans to pursue a sale of the Hotel. See "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers -- Sale of Individual Hotels" in the Consent Solicitation.

  Tax Allocations with Respect to Contributed Hotels Generally.  The tax
  ------------------------------------------------------------
allocations of depreciation to the Chicago Suites Limited Partners may change significantly as a result of the Merger and the REIT Conversion for two reasons. First, as described above, pursuant to Section 704(c) of the Code, depreciation and deductions attributable to the Marriott Suites O'Hare Hotel will be required to be allocated for federal income tax purposes in a manner such that the Chicago Suites Limited Partners are charged with the Book-Tax Difference associated with the Marriott Suites O'Hare Hotel at the time of the consummation of the Merger. Consequently, a Chicago Suites Limited Partner will be allocated less depreciation with respect to the Marriott Suites O'Hare Hotel than would be the case if the Merger had not occurred and the Chicago Suites Limited Partner had continued to hold his Chicago Suites Partnership Units. (On the other hand, a former Chicago Suites Limited Partner will be allocated depreciation with respect to other Hotels acquired by the Operating Partnership in connection with the Merger and the REIT Conversion, including the Hotels owned by the other Hotel Partnerships and the Hotels being contributed to the Operating Partnership by Host and the Blackstone Entities in connection with the Merger and the REIT Conversion.) Second, the Merger will cause the technical termination under
Section 708(b)(1)(B) of the Code of Chicago Suites and each of the other Hotel Partnerships that participates in the Merger. Section 168(i)(7) of the Code provides, in effect, that when a partnership terminates under Section 708(b)(1)(B) of the Code, the partnership must begin new depreciation periods for its property. As a result, the remaining bases of the real estate components of the Marriott Suites O'Hare Hotel and the Hotels held by the other Hotel Partnerships will be depreciated over 39 years, rather than over the remaining current lives of such Hotels (which range from less than one year to 39 years). See "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers -- Effect of Mergers on Depreciation" in the Consent Solicitation.

  In light of the complexity of the governing rules affecting the calculation and allocation of depreciation with respect to properties contributed to a partnership, particularly when a number of those properties are subject to the separate adjustments required in connection with a technical termination under
Section 708 of the Code, the number of Hotels that the Operating Partnership will be acquiring in connection with the Merger and the REIT Conversion, and the impact on these calculations of other outside events, including equity offerings by Host or Host REIT and other acquisitions undertaken by Host, Host REIT or the Operating Partnership prior to or in connection with the REIT Conversion, the Operating Partnership and the General Partner believe that it is impossible to predict with any degree of precision the impact that the Mergers and the REIT Conversion will have on the future depreciation (and, consequently, the amount of taxable income) allocable to a Chicago Suites Limited Partner.

  Taxation of Tax-Exempt Limited Partners of Chicago Suites.  Chicago Suites has
  ---------------------------------------------------------
a number of Limited Partners that qualify as tax-exempt entities pursuant to the Code. Substantially all of the partnership income allocated by Chicago Suites to its Limited Partners for tax purposes constitutes unrelated business taxable income ("UBTI") to those Limited Partners that qualify as tax-exempt entities. Following the Merger and the REIT Conversion, a substantial portion of the income derived by the

                             Chicago Suites Supp-23

Operating Partnership pursuant to its investments in the Hotels and allocated to the holders of OP Units would be excluded from UBTI as "rents from real property," interest or dividends. Some portion of the Operating Partnership's income, however, inevitably will not qualify for exclusion from UBTI, and other income that otherwise would qualify for exclusion from UBTI may constitute "unrelated debt-financed income" to tax-exempt holders of OP Units. The Operating Partnership and the General Partner cannot predict at this time the percentage of total income to be allocated by the Operating Partnership following the Merger and the REIT Conversion to a tax-exempt Limited Partner that would constitute either UBTI or "unrelated debt-financed income" to such Limited Partner. The Operating Partnership and the General Partner believe, however, that, following the Merger, the amount of taxable income allocated by the Operating Partnership to the former tax-exempt Chicago Suites Limited Partners will be substantially less than the amount of taxable income that would be allocated to such Limited Partners by Chicago Suites if Chicago Suites did not participate in the Merger.

  Impact on Passive Activity Losses of an Investment in a Publicly Traded
  -----------------------------------------------------------------------
Partnership.  The passive loss limitation rules generally provide that
-----------
individuals, estates, trusts and certain closely held corporations and personal service corporations can only deduct losses from passive activities (generally activities in which the taxpayer does not materially participate, which would include the Operating Partnership for Chicago Suites Limited Partners) to the extent that such losses are not in excess of the taxpayer's income from passive activities or investments. A Chicago Suites Limited Partner would be able to offset losses from other passive activities against income from the Operating Partnership that is considered passive income (but not portfolio income) so long as the Operating Partnership is not treated as a publicly traded partnership. The Operating Partnership and the General Partner believe, however, that there is a substantial risk that the Operating Partnership will be treated as a publicly traded partnership for purposes of the passive loss limitation rules. In this event, any losses or deductions of the Operating Partnership allocable to a Chicago Suites Limited Partner after the Merger could not be used to offset passive income from other passive activities. Similarly, losses from other passive activities (including losses attributable to Chicago Suites for periods prior to the Merger) could not be applied to offset income of the Operating Partnership allocated to a Chicago Suites Limited Partner. A Chicago Suites Limited Partner, however, would be able to offset any passive losses from his investment in Chicago Suites (or other investments) against any gain recognized by the Chicago Suites Limited Partner as a result of the Merger. The Operating Partnership and the General Partner estimate that, as of December 31, 1998, a Chicago Suites Limited Partner who purchased his Partnership Units at the time of the original offering, has held those Partnership Units continuously since that time, and whose Partnership Units have been his only investment in a passive activity would have a passive activity loss carryforward of approximately $4,236, on a per Partnership Unit basis.

  State and Local Taxes.  Chicago Suites Limited Partners holding OP Units will
  ---------------------
be subject to state and local taxation in a number of jurisdictions in which the Operating Partnership directly or indirectly holds real property and would be required to file periodic tax returns in those jurisdictions. In this regard, immediately following the Merger and the REIT Conversion, the Operating Partnership expects that it will own properties in approximately 28 states across the United States and the District of Columbia. Currently, Chicago Suites owns property in only one state. See "Federal Income Tax Considerations
- Tax Treatment of Limited Partners Who Hold OP Units Following the Merger - State and Local Taxes" in the Consent Solicitation.

  Assumptions Used in Determining Tax Consequences of the Merger

  In preparing the discussion set forth above, the Operating Partnership and the General Partner made several key assumptions, which are described below. If any such assumption is not accurate with respect to a particular Chicago Suites Limited Partner, the tax consequences of the Merger to such Chicago Suites Limited Partner could be substantially different from those reflected above. ACCORDINGLY, EACH CHICAGO SUITES LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISOR TO DETERMINE THE IMPACT OF SUCH CHICAGO SUITES LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER.

                             Chicago Suites Supp-24

  First, with respect to a Chicago Suites Limited Partner's basis in his Chicago Suites Partnership Units prior to the Merger, the Operating Partnership and the General Partner assumed that a Chicago Suites Limited Partner acquired his Chicago Suites Partnership Units in the original offering of such Partnership Units and has held such Partnership Units at all times since the offering (the "Original Limited Partner's Adjusted Basis"). In general, each Chicago Suites Limited Partner had an initial tax basis in his Chicago Suites Partnership Units ("Initial Basis") equal to his cash investment in Chicago Suites (plus his proportionate share of Chicago Suites' nonrecourse liabilities at the time he acquired his Chicago Suites Partnership Units). A Chicago Suites Limited Partner's Initial Basis generally has been increased by (a) such Limited Partner's share of Chicago Suites' taxable income and (b) any increases in his share of liabilities of Chicago Suites. Generally, such Limited Partner's Initial Basis has been decreased (but not below zero) by (i) his share of Chicago Suites cash distributions, (ii) any decreases in his share of liabilities of Chicago Suites, (iii) his share of losses of Chicago Suites, and
(iv) his share of nondeductible expenditures of Chicago Suites that are not chargeable to capital. Because "syndication costs" are chargeable to capital and not deductible for tax purposes, a Chicago Suites Limited Partner's basis in his Chicago Suites Partnership Units effectively would include his share of the syndication costs incurred by Chicago Suites at formation.

  The General Partner has set forth on Appendix E to the Consent Solicitation for Chicago Suites (i) the Original Limited Partner's Adjusted Basis as of December 31, 1997 for each such Chicago Suites Limited Partner, and (ii) an estimate of such Chicago Suites Limited Partner's Original Limited Partner's Adjusted Basis as of December 31, 1998 (computed without regard to the Merger and based upon the assumptions set forth in Appendix C to the Consent Solicitation). The General Partner also has set forth on Appendix E to the Consent Solicitation for each Chicago Suites Limited Partner whose adjusted basis in his Chicago Suites Partnership Interest is the same as the Original Limited Partner's Adjusted Basis (i) the Chicago Suites liabilities allocable to such Chicago Suites Limited Partner as of December 31, 1997, and (ii) an estimate of the Chicago Suites liabilities allocable to such Limited Partner as of December 31, 1998 (computed without regard to the Merger and based upon the assumptions set forth in Appendix C to the Consent Solicitation).

  The adjusted tax basis of a Chicago Suites Limited Partner who did not acquire his Chicago Suites Partnership Units in the original offering of such Partnership Units could vary materially from that of a Chicago Suites Limited Partner who did so for various reasons. If a Chicago Suites Limited Partner has an adjusted tax basis in his Chicago Suites Partnership Units that is less than the Original Limited Partner's Adjusted Tax Basis, the Merger might result in the receipt by the Chicago Suites Limited Partner of a deemed distribution of cash in excess of his adjusted tax basis in his Chicago Suites Partnership Units, which could (although it is unlikely) result in the recognition of income or gain.

  Finally, the Operating Partnership and the General Partner assumed that the Merger will be treated for federal income tax purposes as the transfer by the Chicago Suites Limited Partners of their interests in the Hotel Partnerships to the Operating Partnership in exchange for OP Units. There can be no assurance, however, that the IRS will not seek to recharacterize each Merger as either (i) the liquidation of a Partnership followed by the distribution by the Partnership of its assets to its partners and the subsequent transfers by such partners of such assets to the Operating Partnership in exchange for OP Units, or (ii) the transfer by a Hotel Partnership of its assets to the Operating Partnership in exchange for OP Units (and possibly Notes) and the subsequent distribution of such OP Units (and possibly Notes) to its partners. If the Merger is recharacterized in the manner described in (ii) in the preceding sentence, the tax consequences of the Merger to the Chicago Suites Limited Partners likely would be materially affected.

  EACH CHICAGO SUITES LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISOR TO DETERMINE THE IMPACT OF SUCH CHICAGO SUITES LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER. THE TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER TO A PARTICULAR CHICAGO SUITES LIMITED PARTNER COULD VARY SUBSTANTIALLY FROM THE CONSEQUENCES DESCRIBED ABOVE.

                             Chicago Suites Supp-25

  Tax Treatment of Chicago Suites Limited Partners Who Exercise Their Right to Make the Note Election

  A Chicago Suites Limited Partner who exercises his right to make the Note Election and receive a Note in connection with the Merger will be treated as having made a taxable disposition of his OP Units. The amount realized in connection with such disposition will equal the sum of the "issue price" of the Notes (i.e., the face amount of the Note, currently estimated as $31,467 per Chicago Suites Partnership Unit) plus the portion of the Chicago Suites liabilities allocable to the Chicago Suites Limited Partner for federal income tax purposes immediately prior to the disposition of the OP Units (estimated as $_______ per Chicago Suites Partnership Unit as of December 31, 1998). To the extent the amount realized exceeds the Chicago Suites Limited Partner's adjusted basis in his Chicago Suites Partnership Units, the Chicago Suites Limited Partner will recognize gain. The Operating Partnership and the General Partner estimate (assuming the Chicago Suites Limited Partner acquired his Chicago Suites Partnership Units at the time of the original offering and has held such Partnership Units at all times since the offering) that the amount of gain that would be recognized by a Chicago Suites Limited Partner who made the Note Election would be approximately $____ per Chicago Suites Partnership Unit, as of December 31, 1998. For a discussion of the federal income tax rates applicable to the net capital gain from the sale of a capital asset, see "Federal Income Tax Considerations Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers Disposition of OP Units by Limited Partners" in the Consent Solicitation. In this regard, the General Partner estimates that, as of December 31, 1998, if Chicago Suites sold the Marriott Suites O'Hare Hotel in a fully taxable transaction for a net amount, after payment of liabilities, equal to the Note Election Amount of Chicago Suites, the "unrecognized Section 1250 gain" per Chicago Suites Partnership Unit would be $______ and the gain subject to tax as ordinary income under Code Section 1245 per Chicago Suites Partnership Unit would be $______. A Chicago Suites Limited Partner who makes the Note Election would be able to treat any per Partnership Unit passive activity loss carryforward with respect to the activities of Chicago Suites, to the extent the sum of such losses exceeds his passive activity income for 1998, as losses that are not from a passive activity and, therefore, not subject to the passive activity loss limitation rules. For purposes of determining the gain recognized by a Limited Partner as a result of making the Note Election, an Original Limited Partner's Adjusted Basis will reflect such Limited Partner's share of the syndication costs incurred by his Partnership at formation.

  A Chicago Suites Limited Partner who elects to receive a Note may be eligible to defer at least a portion of that gain under the "installment sale" rules. Those rules, however, will not permit the Chicago Suites Limited Partner to defer all of the gain, and, to the extent that the face amount of the Note (and any other installment obligations received by the taxpayer during the year) outstanding at the end of the taxable year in which the Merger occur exceeds $5,000,000, will require that the Chicago Suites Limited Partner who defers gain pay to the IRS interest on the resulting tax that has been deferred. The Chicago Suites Limited Partner will not be eligible to defer gain recognized upon the receipt of the Note to the extent that his share of Chicago Suites liabilities at the time of the Merger exceeds his adjusted tax basis in his Chicago Suites Partnership Units immediately prior to the Merger (that is, to the extent that he has a "negative capital account" for tax purposes). In addition, the Chicago Suites Limited Partner will not be eligible to defer gain to the extent that such gain would be taxed as ordinary income under Section 1245 and 1250 of the Code. Lastly, if a Chicago Suites Limited Partner disposes of his Note, any gain that had been deferred would be recognized in the year of disposition.

  THE SPECIFIC TAX ATTRIBUTES OF A PARTICULAR CHICAGO SUITES LIMITED PARTNER COULD HAVE A MATERIAL IMPACT ON THE TAX CONSEQUENCES OF THE MERGER, AND THE SUBSEQUENT OWNERSHIP AND DISPOSITION OF NOTES. THEREFORE, IT IS ESSENTIAL THAT CHICAGO SUITES LIMITED PARTNERS CONSIDERING ELECTING TO RECEIVE NOTES CONSULT WITH THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE FEDERAL INCOME TAX LAWS TO SUCH CHICAGO SUITES LIMITED PARTNERS' RESPECTIVE PERSONAL TAX SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, OR FOREIGN TAXING JURISDICTION.

  Tax Consequences if Chicago Suites Does Not Participate in the Merger

  If Chicago Suites does not participate in the Merger, the Chicago Suites Limited Partners would not have any tax consequences resulting from the Merger. The consequences of continued ownership of Chicago Suites Partnership Units will be the same as would have resulted if the Merger had not been proposed.

                             Chicago Suites Supp-26

  The above description is not exhaustive of all possible tax considerations associated with the Merger and the REIT Conversion. This summary does not discuss foreign tax considerations, nor does it discuss all of the aspects of federal income taxation or state and local taxation that may be relevant to Chicago Suites Limited Partners in light of their particular circumstances.
EACH CHICAGO SUITES LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISOR TO DETERMINE THE IMPACT OF SUCH CHICAGO SUITES LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER.

                             Chicago Suites Supp-27

                            SELECTED FINANCIAL DATA

  The following table presents selected historical financial data derived from the audited financial statements for the five most recent fiscal years in the period ended December 31, 1997 and the unaudited financial statements for the First Quarter 1998 and First Quarter 1997. The following data should be read in conjunction with the financial statements and the notes thereto, Management's Discussion and Analysis of Financial Condition and Results of Operations and the other financial information included elsewhere herein.

                                                   First Quarter                               Fiscal Year
                                               --------------------   ------------------------------------------------------------
                                                 1998       1997         1997         1996         1995        1994        1993
                                               --------   ---------   ----------   ----------   ----------   ---------   ---------
                                                   (unaudited)          (amounts in thousands, except per Partnership Unit(1))
Revenues.....................................  $ 1,516    $  1,281      $ 6,568     $  5,660      $ 4,913     $ 4,509     $ 4,311
Operating profit.............................      591         463        2,673        1,772          788         567         444
Net income (loss)............................       88         (11)         582         (565)      (1,655)     (1,920)     (2,031)
Distributions:
   General partner...........................        -           -            -            -            -           -           -
   Limited partner...........................        -           -            -            -            -           -           -
Per Partnership Unit:(1)
   Net income (loss).........................      257         (33)       1,701       (1,651)      (4,839)     (5,617)     (5,941)
   Distributions.............................        -           -            -            -            -           -           -
EBITDA(2)....................................      837         673        3,567        3,075        2,515       2,231       2,116
Cash provided by (used in)
     operating activities....................      219         117        1,881          798          636         881        (739)
Cash used in investing activities............     (125)       (116)      (1,052)        (517)        (486)       (343)       (315)
Cash used in financing activities............     (153)       (154)        (721)        (342)           -           -           -
Increase (decrease) in cash and cash
 equivalents.................................      (59)       (153)         108          (61)         150         538      (1,054)
Ratio of earnings to fixed charges(3)             1.16x          -         1.26x           -            -           -           -
Deficiency of earnings to
   fixed charges(3)..........................       --          11            -          565        1,655       1,920       2,031
Total assets at book value...................   25,898      25,665       25,962       25,701       25,975      27,002      27,701
Cash and cash equivalents....................      782         580          841          733          794         644         106
Total debt...................................   24,850      25,220       25,003       25,361       25,500      25,500      25,500
Total liabilities............................   28,631      29,079       28,783       29,104       28,813      28,185      26,964
Partner's capital (deficit) (4):
    Limited partners.........................   (2,724)     (3,398)      (2,811)      (3,387)      (2,821)     (1,200)        682
    General partner(s).......................       (9)        (16)         (10)         (16)         (17)         17          55
Book value per Partnership
   Unit (unaudited)(1).......................   (8,104)    (10,096)      (8,361)     (10,063)      (8,421)     (3,582)      2,036
Exchange value per Partnership
   Unit (unaudited)(1).......................   33,471          --           --           --           --          --          --

_______________
(1) A Partnership Unit represents a $35,000 original investment in Chicago Suites and excludes MB Investment Properties 1% limited partner interest.
(2) EBITDA consists of the sum of net income, interest expense, and depreciation and amortization. EBITDA data is presented because such data is used by certain investors to determine the Partnership's ability to meet debt service requirements. The Partnership considers EBITDA to be an indicative measure of the Partnership's operating performance due to the significance of the Partnership's long-lived assets and because of EBITDA can be used to measure the Partnership's ability to service debt, fund capital expenditures and expand its business; however, such information should not be considered as an alternative to net income, operating profit, cash flows from operations, or any other operating or liquidity performance measure prescribed by generally accepted accounting principles. Cash expenditures for various long-term assets and interest expense have been, and will be, incurred which are not reflected in the EBITDA presentations.
(3) The ratio of earnings to fixed charges is computed by dividing net income before interest expense and other fixed charges by total fixed charges, including interest expense, amortization of debt issuance costs and the portion of rent expense that is deemed to represent interest. The deficiency of earnings to fixed charges is largely the result of depreciation of $193,000, $1,234,000, $1,644,000, $1,541,000 and $1,637,000 for the First
    Quarter 1997 and fiscal years 1996, 1995, 1994 and 1993, respectively.
(4) On August 26, 1996, MB Investment Properties, Inc. withdrew as a general partner of the Partnership and converted its 1% interest to a Limited Partner interest.

                             Chicago Suites Supp-28

Management's Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations

First Quarter 1998 Compared to First Quarter 1997

  Revenues. First Quarter 1998 revenues increased 18%, or $235,000, over First Quarter 1997 from $1.3 million to $1.5 million. Revenues and operating profit were impacted primarily by growth in revenue per available room ("REVPAR") of 12% over the comparable period in 1997 from $108 to $121. REVPAR represents the combination of the average daily room rate charged and the average daily occupancy achieved and is a commonly used indicator of hotel performance (although it is not a generally accepted accounting principle measurement of revenue). REVPAR does not include food and beverage or other ancillary revenues generated by the property. The increase in REVPAR was the result of a 14% increase in average room rate to $157, slightly offset by a 1.2 percentage point decrease in average occupancy to 77%. The significant increase in average room rate for the First Quarter of 1998 was primarily due to the Hotel limiting the sale of discounted rooms and maintaining its $189 corporate room rate during the slower months of the season (January and February). Additionally, on March 1, the Hotel increased its corporate room rate $10 to $199; this rate represents a $30 increase over the corporate rate charged in the First Quarter of 1997. The slight decrease in occupancy was the result of decreased demand in the airport market overall of approximately 1%.

  Operating Costs and Expenses. Operating costs and expenses increased 13% to $925,000 for the First Quarter 1998 when compared to the First Quarter 1997.
The increase in operating costs and expenses was primarily due to the 27% or $43,000 increase in incentive management fees and the 21% or $40,000 increase in depreciation expense. The increase in the incentive management fees was the result of the improvement in revenues discussed above. The increase in depreciation expense was due to the completion of the rooms renovation in 1997. As a percentage of revenues, operating costs and expenses were 61% and 64% of revenues for First Quarter 1998 and First Quarter 1997, respectively.

    Operating Profit. As a result of the changes in revenues and operating costs and expenses discussed above, operating profit increased $128,000 to $591,000, or 39% of revenues, for First Quarter 1998 from $463,000, or 36% of revenues, for First Quarter 1997.

    Interest expense. Interest expense increased 5% for the First Quarter 1998 when compared to the First Quarter 1997 due primarily to interest expense recognized on the $528,000 roof and facade loan with a subsidiary of Marriott International, Inc. Disbursements under the loan began in the second quarter of 1997 and as of March 27, 1998, $77,000 is still available under the loan commitment. The loan, which matures in June 2000, bears interest at 9% and will be repaid from the Partnership's cash flow from operations after defined priorities. Payments of approximately $19,000 per month will be paid following the final disbursement of loan proceeds, expected to occur in the second quarter of 1998.

    Net income. For First Quarter 1998, net income increased $99,000 to $88,000, compared to the net loss of $11,000 for the same period in 1997. This increase was primarily due to an increase in hotel revenues offset by the changes in expenses discussed above.


1997 Compared to 1996

  Revenues. Revenues increased $908,000 or 16%, to $6.6 million in 1997 from $5.7 million in 1996 as a result of strong growth in REVPAR of 13%. Hotel sales increased $1.4 million, or 10%, to $14.4 million in 1997 also reflecting improvements in REVPAR for the year. The increase in REVPAR was the result of a 14% increase in average suite rates from $129 in 1996 to $147 in 1997, while average occupancy decreased one percentage point to 83%. The decrease in occupancy was primarily the result of the Hotel's suites refurbishment which displaced approximately 1,000 roomnights during the First Quarter 1997.

                             Chicago Suites Supp-29

  Operating Costs and Expenses. Operating costs and expenses remained stable at $3.9 million in 1997 compared to 1996. As a percentage of revenues, operating costs and expenses decreased to 59% of revenues in 1997 from 69% in 1996. The decrease in operating costs and expenses was primarily due to the $399,000 decrease in depreciation expense due to the majority of the Hotel's furniture and equipment becoming fully depreciated in 1996.

  Operating Profit. As a result of the changes in revenues and operating costs and expenses discussed above, operating profit increased $901,000 to $2.7 million, or 41% of total revenues, in 1997 from $1.8 million, or 31% of revenues in 1996.

  Interest Expense. Interest expense decreased to $2.2 million in 1997 from $2.4 million in 1996 due to regular and additional principal amortization on the debt totaling $886,000. Additionally, the weighted average interest rate on the mortgage debt in 1997 decreased to 7.69% from 9.31% in 1996 due to the 1996 refinancing. See "Refinancing."

  Net Income. Net income increased $1.1 million to $582,000 in 1997 over 1996 due to the items discussed above.

1996 Compared to 1995

  Revenues. Revenues increased $747,000, or 15%, to $5.7 million in 1996 from $4.9 million in 1995 as a result of strong growth in REVPAR. REVPAR increased 10% to $108 in 1996. Hotel sales increased $1.4 million, or 12%, to $13 million in 1996 also reflecting improvements in REVPAR for the year. The increase in REVPAR was the result of a 7% increase in average suite rate from $121 in 1995 to $129 in 1996, combined with a three percentage point increase in average occupancy to 84%.

  Operating Costs and Expenses. Operating costs and expenses decreased $237,000 to $3.9 million in 1996 from $4.1 million in 1995. As a percentage of revenues, operating costs and expenses represented 69% of revenues in 1996 and 84% in 1995. The decrease in operating costs and expenses was primarily due to a $410,000 decrease in depreciation expense due to the majority of the Hotel's furniture and equipment becoming fully depreciated in 1995.

  Operating Profit. As a result of the changes in revenues and operating costs and expenses discussed above, operating profit increased $984,000 to $1.8 million, or 31% of total revenues, in 1996 from $788,000, or 16% of revenues in 1995.

  Interest Expense. Interest expense was $2.4 million in 1996 and $2.5 million in 1995.

  Net Loss. Net loss decreased $1.1 million to a net loss of $565,000 in 1996 over the net loss of $1.7 million in 1995 due to the items discussed above.

Capital Resources and Liquidity

General

  The General Partner believes that cash from operations will provide adequate funds for the operational needs of the Partnership for the foreseeable future.

Principal Sources and Uses of Cash

  The Partnership's principal source of cash is from operations. Its principal uses of cash are to fund the property improvement fund of the Hotel and to pay required principal amortization of the mortgage debt. Additionally, the Partnership is required to use its excess annual cash flow to pay additional principal on the mortgage debt.

                             Chicago Suites Supp-30

  Total cash provided by operating activities for the First Quarter 1998 and First Quarter 1997, was $219,000 and $117,000, respectively. The increase was primarily due to an increase in hotel revenues when compared to 1997. See "Results of Operations" above.

  Cash provided by operating activities was $1.9 million in 1997, $798,000 in 1996 and $636,000 in 1995. The $1.1 million increase in cash provided by operating activities between 1997 and 1996 was due primarily to the $908,000 increase in revenues, offset by $606,000 in incentive management fee paid, and $1 million in reduced interest payments, due to the debt refinancing discussed below. The $162,000 increase in cash provided by operating activities between 1996 and 1995 was due primarily to the $747,000 increase in revenues, offset by $465,000 in increased interest payments. Interest payments increased primarily as a result of the 1996 debt refinancing which resulted in one additional debt service payment in 1996 compared to 1995.

  For the First Quarter 1998 and First Quarter 1997, cash used in investing activities was $125,000 and $116,000, respectively, and consisted of contributions and expenditures from the property improvement fund.

  Cash used in investing activities was $1.1 million, $517,000 and $486,000 in 1997, 1996 and 1995, respectively. The Partnership's cash investing activities consist primarily of contributions to the property improvement fund and capital expenditures for improvements to the Hotel. In 1997, the Hotel completed a roof and facade restoration project, with funds provided by the Partnership, for which approximately $528,000 was spent.

  For the First Quarter 1998 and First Quarter 1997, cash used in financing activities was $153,000 and $154,000, respectively, and consisted primarily of repayments on the mortgage debt.

  Cash used in financing activities was $721,000 in 1997 and $342,000 in 1996. In 1997, the Partnership's cash financing activities consisted of repayment of mortgage debt of $886,000, $528,000 in proceeds from a loan from a subsidiary of Marriott International, and $363,000 in payments of financing costs related to the 1996 refinancing. The Partnership made debt principal payments of $139,000 and paid financing costs of $203,000 in 1996. Financing activity in 1995 consisted entirely of the $164,000 advance from, and subsequent repayment into the property improvement fund, so that the Partnership could make its First Quarter debt service payment in 1995. Prior to the debt refinancing in 1996, no repayments of mortgage principal were required prior to maturity. See "Refinancing."

Refinancing

  On September 24, 1996, the Partnership successfully refinanced its $25.5 million mortgage debt. Proceeds from the new loan were used to repay the existing mortgage debt and pay refinancing costs. The refinanced debt bears interest at a floating rate of 200 basis points over the three-month LIBOR rate, with an option to fix the interest rate during the first two years of the loan term, and requires quarterly payments of principal and interest based upon a 20-year amortization schedule for a five-year term expiring on the maturity date of June 12, 2001. The weighted average interest rate on the Partnership's debt in 1997, 1996 and 1995 was 7.69%, 9.31% and 9.575%, respectively.

Property Improvement Fund

  The Partnership is required to maintain the Hotel in good condition. Under the Management Agreement, the Partnership is required to make annual contributions to the property improvement fund which provides funding for capital expenditures and replacement of furniture, fixtures and equipment. Contributions to the fund equaled 4% of gross Hotel sales in 1997, 1996 and 1995. The contribution amount will remain at 4% of gross Hotel sales in 1998 and 1999. In 2000 and thereafter, the Partnership is required to contribute 5% of gross Hotel sales to the fund. In 1997, 1996 and 1995, the Partnership

                             Chicago Suites Supp-31
contributed $577,000, $523,000 and $468,000, respectively, to the property improvement fund. The Partnership contributed $133,000 and $119,000 for First Quarter 1998 and 1997, respectively, to the property improvement fund.

  The General Partner expects that contributions to the property improvement fund will provide a sufficient reserve for the future capital repair and replacement needs of the Hotel's property and equipment.

Management Fees

  For 1997, the Partnership paid a base management fee equal to 3% of gross Hotel sales to the Manager. In addition, the Partnership paid an incentive management fee of $606,000 payable from cash flow remaining after payment of ground rent, debt service and an owner's priority return of $1,020,000. Payment of the incentive management fee is subordinated to the required principal and interest payments on the Amended and Restated Mortgage Debt, ground rent and an 8% annual priority return to the Partners. Of the remaining amount, the Partnership pays 50% of the current year incentive management fee to the extent of cash available. Fifty percent of any remaining cash is then applied to 50% of the current year incentive management fee and unpaid incentive management fees from prior years. Unpaid incentive management fees are reflected as deferred incentive management fees due to Marriott International, Inc. in the Partnership's balance sheet. The Manager waived its right to any unpaid deferred incentive management fees due to Marriott International which were earned during the period from June 12, 1989 to June 14, 1991. During 1997 and First Quarter 1998, the Manager received $606,000 and $138,000 of current incentive management fees. The remaining $258,000 and $62,000, respectively of incentive management fee earned was accrued as a deferred incentive management fee payable to Marriott International. In 1996, 1995 and First Quarter 1997, incentive management fees earned and accrued as deferred incentive management fees totaled $734,000, $591,000 and $157,000 , respectively. No incentive management fees were paid prior to 1997. As of December 31, 1997 and 1996 and March 27, 1998, the balance of unpaid deferred incentive management fees was $3.6 million, $3.3 million and $3.6 million, respectively.

Inflation

  For the three fiscal years ended December 31, 1997, the rate of inflation has been relatively low and, accordingly, has not had a significant impact on the Partnership's revenues and net income. The Manager is generally able to pass through increased costs to customers through higher room rates. In 1997, the increase in average room rates at the Hotel exceeded the general level of inflation. The amount of the Partnership's interest expense under floating rate debt for a particular year will be affected by changes in short-term interest rates.

Seasonality

     Demand, and thus occupancy and room rates, is affected by normally recurring seasonal patterns. Demand tends to be higher during the months of March through November than during the remainder of the year. This seasonality tends to affect the results of operations, increasing hotel revenues during these months. In addition, this seasonality may also increase the liquidity of the Partnership during these months.

                             Chicago Suites Supp-32

                              FINANCIAL STATEMENTS

                             Chicago Suites Supp-33

                    Report of Independent Public Accountants

TO THE PARTNERS OF MUTUAL BENEFIT CHICAGO MARRIOTT SUITE HOTEL PARTNERS, L.P.:

We have audited the accompanying balance sheet of Mutual Benefit Chicago Marriott Suite Hotel Partners, L.P. (a Rhode Island limited partnership) as of December 31, 1997 and 1996 and the related statements of operations, changes in partners' capital (deficit) and cash flows for the three years in the period ended December 31, 1997. These financial statements are the responsibility of the General Partner's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mutual Benefit Chicago Marriott Suite Hotel Partners, L.P. as of December 31, 1997 and 1996 and the results of its operations and its cash flows for the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                                             ARTHUR ANDERSEN LLP



Washington, D.C.
February 23, 1998

                             Chicago Suites Supp-34

           Mutual Benefit Chicago Marriott Suite Hotel Partners, L.P.
                                 Balance Sheets
                           December 31, 1997 and 1996
                                 (in thousands)


                                                                                 1997        1996
                                                                               ---------  ---------
ASSETS

  Property and equipment, net..............................................   $ 23,784    $ 23,640
  Property improvement fund................................................        402         329
  Deferred financing costs, net............................................        428         512
  Due from Marriott International, Inc.....................................        507         487
  Cash and cash equivalents................................................        841         733
                                                                              --------    --------
                                                                              $ 25,962    $ 25,701
                                                                              ========    ========

LIABILITIES AND PARTNERS' DEFICIT

 LIABILITIES
  Mortgage debt............................................................   $ 24,475    $ 25,361
  Deferred incentive management fees due to Marriott International, Inc....      3,587       3,329
  Note payable to Marriott International, Inc..............................        528          --
  Accounts payable and accrued expenses....................................        193         414
                                                                              --------    --------
     Total Liabilities.....................................................     28,783      29,104
                                                                              --------    --------

 PARTNERS' DEFICIT
  General Partner
   Capital contribution....................................................        120         120
   Capital distributions...................................................        (23)        (23)
   Cumulative net losses...................................................       (107)       (113)
                                                                              --------    --------
                                                                                   (10)        (16)
                                                                              --------    --------
  Limited Partners
   Capital contribution, net of offering costs of $1,512...................     10,249      10,249
   Capital distributions...................................................     (2,819)     (2,819)
   Cumulative net losses...................................................    (10,241)    (10,817)
                                                                              --------    --------
                                                                                (2,811)     (3,387)
                                                                              --------    --------
     Total Partners' Deficit...............................................     (2,821)     (3,403)
                                                                              --------    --------
                                                                              $ 25,962    $ 25,701
                                                                              ========    ========

                       See Notes to financial statements.

                             Chicago Suites Supp-35

           Mutual Benefit Chicago Marriott Suite Hotel Partners, L.P.
                            Statements of Operations
              For the Years Ended December 31, 1997, 1996 and 1995
                    (in thousands, except per Unit amounts)

                                                                        1997       1996       1995
                                                                      --------   --------   --------

REVENUES
 Hotel revenues (Note 3)...........................................   $ 6,568    $ 5,660    $ 4,913
                                                                      -------    -------    -------
OPERATING COSTS AND EXPENSES
 Real estate taxes and other.......................................     1,295      1,139      1,172
 Incentive management fee..........................................       864        734        591
 Depreciation......................................................       835      1,234      1,644
 Base management fee...............................................       433        392        351
 Ground rent.......................................................       341        308        300
 Administrative and other..........................................       127         81         67
                                                                      -------    -------    -------
                                                                        3,895      3,888      4,125
                                                                      -------    -------    -------

OPERATING PROFIT...................................................     2,673      1,772        788
 Interest expense..................................................    (2,150)    (2,406)    (2,526)
 Interest income...................................................        59         69         83
                                                                      -------    -------    -------

NET INCOME (LOSS)..................................................   $   582    $  (565)   $(1,655)
                                                                      =======    =======    =======

ALLOCATION OF NET INCOME (LOSS)
 General Partner...................................................   $     6    $    (6)   $   (17)
 MBIP Interest.....................................................         6         (6)       (17)
 Limited Partner Unit Holders......................................       570       (553)    (1,621)
                                                                      -------    -------    -------

                                                                      $   582    $  (565)   $(1,655)
                                                                      =======    =======    =======

NET INCOME (LOSS) PER LIMITED PARTNER UNIT
 (335 Units).......................................................   $ 1,701    $(1,651)   $(4,839)
                                                                      =======    =======    =======

                       See Notes to financial statements.

                             Chicago Suites Supp-36

           Mutual Benefit Chicago Marriott Suite Hotel Partners, L.P.
              Statements of Changes in Partners' Capital (Deficit) For the Years Ended December 31, 1997, 1996 and 1995
                                 (in thousands)

                                                         General     Limited
                                                         Partner    Partners     Total
                                                         --------   ---------   --------

Balance, December 31, 1994............................      $ 17     $(1,200)   $(1,183)

  Net loss............................................       (34)     (1,621)    (1,655)
                                                            ----     -------    -------

Balance, December 31, 1995............................       (17)     (2,821)    (2,838)

  Transfer of MBIP 1% GP interest to 1% LP interest...        11         (11)        --

  Net income..........................................       (10)       (555)      (565)
                                                            ----     -------    -------

Balance, December 31, 1996............................       (16)     (3,387)    (3,403)

  Net income..........................................         6         576        582
                                                            ----     -------    -------

Balance, December 31, 1997............................      $(10)    $(2,811)   $(2,821)
                                                            ====     =======    =======

                       See Notes to financial statements.

                             Chicago Suites Supp-37

           Mutual Benefit Chicago Marriott Suite Hotel Partners, L.P.
                            Statements of Cash Flows
              For the Years Ended December 31, 1997, 1996 and 1995
                                 (in thousands)

                                                                  1997       1996       1995
                                                                --------   --------   --------

OPERATING ACTIVITIES
Net income (loss)............................................   $   582    $  (565)   $(1,655)
Noncash items:
  Depreciation...............................................       835      1,234      1,644
  Deferred incentive management fees.........................       258        734        591
  Amortization of deferred financing costs as interest.......       124         33         46
  Deferred interest on mortgage loan.........................        63         --         --
Changes in operating accounts:
  Accounts payable and accrued expenses......................        39       (607)        30
  Due from Marriott International, Inc.......................       (20)       (31)       (20)
                                                                -------    -------    -------

   Cash provided by operating activities.....................     1,881        798        636
                                                                -------    -------    -------

INVESTING ACTIVITIES
Additions to property and equipment, net.....................      (979)    (1,013)      (492)
Change in property improvement fund..........................       (73)       496          6
                                                                -------    -------    -------

   Cash used in investing activities.........................    (1,052)      (517)      (486)
                                                                -------    -------    -------

FINANCING ACTIVITIES
Repayment of mortgage debt...................................      (886)      (139)        --
Proceeds from note payable to Marriott International, Inc....       528         --         --
Payment of financing costs...................................      (363)      (203)        --
                                                                -------    -------    -------

   Cash used in financing activities.........................      (721)      (342)        --
                                                                -------    -------    -------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.............       108        (61)       150

CASH AND CASH EQUIVALENTS at beginning of year...............       733        794        644
                                                                -------    -------    -------

CASH AND CASH EQUIVALENTS at end of year.....................   $   841    $   733    $   794
                                                                =======    =======    =======

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for mortgage interest..............................   $ 1,947    $ 2,947    $ 2,482
                                                                =======    =======    =======

                       See Notes to financial statements.

                             Chicago Suites Supp-38

           Mutual Benefit Chicago Marriott Suite Hotel Partners, L.P.
                         Notes to Financial Statements
              For the Years Ended December 31, 1997, 1996 and 1995

NOTE 1.  THE PARTNERSHIP

Description of the Partnership

Mutual Benefit Chicago Marriott Suite Hotel Partners, L.P. (the "Partnership"), a Rhode Island limited partnership, was formed in 1988 to acquire and own the 256 suite Marriott Suites O'Hare Hotel (the "Hotel") located near the O'Hare International Airport in Rosemont, Illinois. The Hotel, which opened on November 28, 1988, is managed by Marriott International, Inc. ("Marriott International") as part of its full service hotel system.

In 1989, 335 limited partnership interests (the "Units"), representing a 98% interest in the Partnership, were sold pursuant to a private placement offering at $35,000 per Unit. Each general partner contributed $119,500 in cash for their respective 1% general partner interests. Under the purchase and sale agreement, Host Marriott Corporation ("Host Marriott") agreed to reduce the purchase price of the Hotel up to an aggregate total of $3,000,000 to the extent that the Hotel did not provide cash flow, after payment of ground rent and debt service, equivalent to $1,000,000 for each of the three years ended June 19, 1992 (the "Cash Flow Guaranty"). A total of $2,476,000 was paid to the Partnership under the Cash Flow Guaranty. The price adjustments were allocated as a reduction of the carrying value of the Partnership's property and equipment in the accompanying balance sheet.

On August 23, 1996, MB Investment Properties, Inc. ("MBIP") withdrew as a general partner of the Partnership and converted its 1% interest to a limited partner. At December 31, 1997 the sole general partner is MOHS Corporation ("MOHS"), a Delaware corporation and subsidiary of Host Marriott.

Partnership Allocations and Distributions

Partnership allocations and distributions are generally made as follows:

(a) Cash available for distribution is distributed (i) first, 100% to the limited partners (excluding MBIP) until they have received an annual 8% cumulative preferred return on their invested capital; (ii) to Host Marriott to repay principal and interest on advances made under the Debt Service Guarantee, as defined in Note 5, if any; and (iii) 100% to the general partner and MBIP until they have received an annual 8% cumulative preferred return on their invested capital. The balance, if any, shall be distributed
    (i) 1% to the general partner, 1% to MBIP and 98% to the remaining limited partners until the general partner and the limited partners (collectively, the "Partners") have received cumulative distributions of net proceeds from capital transactions and/or refinancing equal to $5,982,000; (ii) next, 10% to MOHS, 5% to MBIP and 85% to the remaining limited partners until the Partners have received cumulative distributions of net proceeds from capital transactions and/or refinancing equal to $11,964,000; and (iii) thereafter, 20% to MOHS, 10% to MBIP and 70% to the remaining limited partners.

(b) Net proceeds from capital transactions and refinancing are generally distributed in the following order of priority: (i) first, 1% to the general partner, 1% to MBIP and 98% to the remaining limited partners until the Partners have received their initial capital contribution to the extent not previously distributed; (ii) then, to the limited partners (excluding
    MBIP) in an amount equal to their 8% cumulative preferred return on their invested capital; (iii) then, to the general partner and MBIP in an amount equal to their 8% cumulative preferred return on their invested capital;
    (iv) then, to Host Marriott to repay any advances made under the Debt Service Guarantee, together with accrued interest thereon; (v) then, to Marriott International to pay any unpaid deferred incentive management fee; and (vi) the balance, if any, 20% to MOHS, 10% to MBIP and 70% to the remaining limited partners.

                             Chicago Suites Supp-39

(c) For financial reporting purposes, profits and losses are allocated among the Partners based on their ownership interests.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenues and Expenses

Revenues represent house profit from the Hotel because the Partnership has delegated substantially all of the operating decisions related to the generation of house profit of the Hotel to Marriott International. House profit reflects the net revenues flowing to the Partnership as property owner and represents hotel operating results less property-level expenses, excluding depreciation and amortization, base management fee, real estate taxes, ground rent, insurance and certain other costs, which are disclosed separately in the statement of operations (see Note 3).

On November 20, 1997 the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board reached a consensus on EITF 97-2, "Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements." EITF 97-2 addresses the circumstances in which a management entity may include the revenues and expenses of a managed entity in its financial statements.

The Partnership is assessing the impact of EITF 97-2 on its policy of excluding the property level revenues and operating expenses of its hotel from its statements of operations.

Property and Equipment

Property and equipment is recorded at cost. Depreciation is computed using the straight-line method over the useful lives of the assets as follows:

          Leasehold improvements         40 years
          Furniture and equipment         7 years

All property and equipment is pledged to secure the Amended and Restated Mortgage Debt defined in Note 5.

The Partnership assesses impairment of the Hotel based on whether estimated undiscounted future cash flows from the Hotel will be less than its net book value. If the Hotel is impaired, its basis is adjusted to fair market value.

Deferred Financing Costs

Deferred financing costs represent the costs incurred in connection with obtaining debt financing and are amortized over the term thereof. The original mortgage debt (see Note 5) matured on June 12, 1996. Deferred financing costs associated with that debt, totaling $320,000, were fully amortized at December 31, 1996 and were subsequently written off in 1997. Costs associated with the mortgage debt refinancing (see Note 5) totaled $566,000 and will be amortized over the term of the loan. Accumulated amortization of deferred financing costs at December 31, 1997 and 1996 totaled $138,000 and $334,000, respectively.


                             Chicago Suites Supp-40

Cash and Cash Equivalents

The Partnership considers all highly liquid investments with a maturity of three months or less at date of purchase to be cash equivalents.

Income Taxes

Provision for Federal and state income taxes has not been made in the accompanying financial statements because the Partnership does not pay income taxes but rather allocates profits and losses to the Partners in accordance with the partnership agreement. Significant differences exist between the net income for financial reporting purposes and the net income as reported on the Partnership's tax return. These differences are due primarily to the use, for income tax purposes, of accelerated depreciation methods and shorter depreciable lives of the assets. As a result of these differences, the excess of the tax basis in the net Partnership liabilities over the net Partnership liabilities reported in the accompanying financial statements was $896,000 and $969,000, respectively as of December 31, 1997 and 1996.

Statement of Financial Accounting Standards

In 1996, the Partnership adopted Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Adoption of SFAS No. 121 did not have an effect on its financial statements.

Reclassifications

Certain reclassifications were made to prior year financial statements to conform to the 1997 presentation.

                             Chicago Suites Supp-41

NOTE 3.      REVENUES

Hotel revenues consist of Hotel operating results for the three years ended December 31 (in thousands) are:

                                                                                                1997        1996       1995
                                                                                               -------    -------     ------
HOTEL SALES
  Rooms.............................................................................          $ 11,336    $ 10,224    $ 9,100
  Food and beverage.................................................................             2,588       2,337      2,092
  Other.............................................................................               505         509        497
                                                                                              --------    --------    -------
                                                                                                14,429      13,070     11,689
                                                                                              --------    --------    -------
HOTEL EXPENSES
  Departmental direct costs
     Rooms..........................................................................             2,541       2,509      2,311
     Food and beverage..............................................................             2,088       1,896      1,722
  Other hotel operating expenses....................................................             3,232       3,005      2,743
                                                                                              --------    --------    -------
                                                                                                 7,861       7,410      6,776
                                                                                              --------    --------    -------

HOTEL REVENUES......................................................................          $  6,568    $  5,660    $ 4,913
                                                                                              ========    ========    =======

NOTE 4.   PROPERTY AND EQUIPMENT

Property and equipment consist of the following as of December 31 (in thousands):


                                                                                                       1997        1996
                                                                                                     --------    --------
  Leasehold improvements............................................................                 $ 26,453    $ 26,015
  Furniture and equipment...........................................................                    8,768       8,227
                                                                                                     --------    --------
                                                                                                       35,221      34,242
  Less accumulated depreciation.....................................................                  (11,437)    (10,602)
                                                                                                     --------    --------
                                                                                                     $ 23,784    $ 23,640
                                                                                                     ========    ========

NOTE 5.  DEBT

Mortgage Debt

The Partnership entered into a loan agreement on June 12, 1989 with a bank to provide non-recourse mortgage debt of $25.5 million (the "Mortgage Debt") to finance the acquisition of the Hotel. The Mortgage Debt initially bore interest at a floating interest rate. On August 11, 1989 the Partnership exercised its option to fix the interest rate at 9.575% until maturity on June 12, 1996. Interest on the Mortgage Debt was payable on the last day of March, June, September and December of each year. No amortization of principal was required prior to maturity or the sale or refinancing of the Hotel.

The Mortgage Debt matured on June 12, 1996 (the "Maturity Date"). On September 24, 1996 (the "Closing Date"), the Partnership completed a refinancing of the Mortgage Debt (the "Amended and Restated Mortgage Debt"). The lender granted the Partnership a forbearance of the loan for the period between the Maturity Date and the Closing Date. During the forbearance period from the Maturity Date until August 15, 1996 the Partnership continued to pay interest at the contract rate of 9.575%. Thereafter, until the Closing Date, the Partnership paid interest at a rate of 10.575%. The Amended and Restated Mortgage Debt matures on June 12, 2001 and carries a floating interest rate of 200 basis points over the three-month London Interbank Offered Rate ("LIBOR"), with an option to fix the interest rate during the first two years of the loan term. The weighted average interest rate from the Closing Date through December 31, 1996, was 7.62%. The weighted average interest rate for 1997 was 7.69%. The restructured loan requires minimum quarterly amortization payments based on a 20-year schedule. Additionally, all excess cash flow after payment of ground rent, required principal and interest payments, incentive management fee, partnership administrative expenses and refinancing costs is to be applied toward principal amortization. On June 24, 1997 the Partnership paid $305,000 from excess

                             Chicago Suites Supp-42
cash flow generated during 1996 toward additional principal amortization. The Partnership expects to pay $766,000 in June 1998 from excess cash flow generated during 1997.

As of the Closing Date, the lender deferred a $128,000 restructuring fee and $302,000 of expenses incurred by the lender in connection with restructuring the Mortgage Debt. On December 24, 1996, the Partnership paid $107,000 of lender's expenses. A total of $323,000 was accrued as deferred financing costs which is included in accounts payable and accrued expenses on the balance sheet for the year ended December 31, 1996. This accrued liability was paid in April 1997.

Scheduled debt maturities under the Amended and Restated Mortgage Debt are as follows (in thousands):

          1998...........................  $   627
          1999...........................      676
          2000...........................      728
          2001...........................   22,444
                                           -------
                                           $24,475
                                           =======

The Amended and Restated Mortgage Debt is secured by the Hotel, an assignment of the Partnership's interest under the Ground Lease (as defined in Note 6), an assignment of the Hotel management agreement, and by the grant of a security interest in the Partnership's cash accounts and the personal property and fixtures of the Hotel.

Debt Guarantees

No debt service guarantee was provided on the Amended and Restated Mortgage Debt. However, MOHS reaffirmed its guarantee to the lender, that in the event of a foreclosure, proceeds payable to the lender would be at least $5,000,000.

Roof and Facade Loan

Marriott International Capital Corporation ("MICC"), a subsidiary of Marriott International, provided $605,000 in available loan proceeds for the completion of the facade and roof restoration project at the Hotel. As of December 31, 1997, $528,000 has been disbursed under the loan. The loan matures in June 2000, bears interest at 9% and will be repaid from the Partnership's cash flow from operations after defined priorities. Payments of approximately $19,000 in principal and interest per month will be paid following the final disbursement of loan proceeds, expected to occur in the first quarter of 1998.

Simultaneous with the execution of the loan agreement between the Partnership and MICC, Host Marriott purchased a 50% participation interest in the loan from MICC. Pursuant to the participation agreement, Host Marriott reimbursed MICC for 50% of the loan advances made to-date and will continue to reimburse MICC for 50% of any additional advances. Upon the final loan disbursement, Host Marriott will be reimbursed by MICC for 50% of the loan repayments as they are made by the Partnership to MICC.


NOTE 6.  GROUND LEASE

In 1989, the leasehold interest in the land upon which the Hotel is located was assigned to the Partnership by Host Marriott. The lease was created on June 16, 1986 pursuant to a ground lease (the "Ground Lease") from the landlord to Host Marriott. The initial term of the Ground Lease expires in 2014. The Ground Lease may be renewed at the option of the Partnership for five successive terms of ten years each. Upon expiration or termination of the Ground Lease, title to the Hotel and all improvements revert to the lessor. Rent expense under the Ground Lease is calculated at an amount equal to the greater of a minimum rental of $300,000 per year or a percentage rental equal to 3% of annual gross room sales. Ground rent expense for 1997, 1996 and 1995 was $341,000, $308,000 and $300,000, respectively.

                             Chicago Suites Supp-43

NOTE 7.  MANAGEMENT AGREEMENT

The Partnership entered into a hotel management agreement (the "Management Agreement") with Marriott International (the "Manager") to manage the Hotel as part of Marriott International's full service hotel system. The Management Agreement has an initial term expiring in 2008. The Manager may renew the Management Agreement, at its option, for five successive ten-year terms. The Partnership may terminate the Management Agreement if specified minimum operating results are not achieved. However, the Manager may prevent termination by paying the Partnership the amount by which the minimum operating results were not achieved.

The Management Agreement provides for annual payments of (i) the base management fee equal to 3% of gross sales from the Hotel, and (ii) the incentive management fee equal to 20% of net house profit, as defined. Payment of the incentive management fee is subordinated to the prior payment of required principal and interest payments, ground rent and an 8% annual priority return to the Partners. Unpaid incentive management fees are reflected as deferred incentive management fees payable to Marriott International in the accompanying balance sheet. The incentive management fee earned in 1997 was $864,000. Of this amount $606,000 was paid to the Manager and $258,000 was accrued as an unpaid deferred incentive management fees. Unpaid incentive management fees earned in 1996 and 1995 were $734,000 and $591,000, respectively. The balance of deferred incentive management fees at December 31, 1997 and 1996 was $3.6 million and $3.3 million, respectively.

Pursuant to the terms of the Management Agreement, the Partnership is required to provide the Manager with working capital and supplies to meet the operating needs of the Hotel. The Manager converts cash advanced by the Partnership into other forms of working capital consisting primarily of operating cash, inventories, and trade receivables and payables which are maintained and controlled by the Manager. Upon termination of the Management Agreement, the working capital and supplies will be returned to the Partnership. The individual components of working capital and supplies controlled by the Manager are not reflected in the Partnership's balance sheet. As of December 31, 1997 and 1996, $357,000 has been advanced to the Manager for working capital and supplies and is reflected in Due from Marriott International, Inc. on the accompanying balance sheet.

Pursuant to the terms of the Management Agreement, the Manager is required to furnish the Hotel with certain services ("Chain Services") which are generally provided on a central or regional basis to all hotels in Marriott International's full service hotel system. Chain Services include central training, advertising and promotion, a national reservation system and such additional services, as needed, which may be more efficiently performed on a centralized basis. Costs and expenses incurred in providing such services are allocated among all domestic full service hotels managed, owned or leased by Marriott International or its subsidiaries. In addition, the Hotel also participates in Marriott International's Marriott's Rewards Program ("MRP"), which was formerly called Marriott International's Honored Guest Awards Program. The cost of this program is charged to all hotels in Marriott International's hotel system based upon the MRP sales at each hotel. The total amount of Chain Services and MRP costs charged to the Partnership was $783,000, $757,000 and $649,000 for 1997, 1996 and 1995, respectively.

The Management Agreement provides for the establishment of a property improvement fund for the Hotel which provides for the replacement of furniture, fixtures and equipment. Contributions to the property improvement fund are based on a percentage of gross Hotel sales equal to 4% for 1995 through 1999 and 5% thereafter. Contributions to the property improvement fund for 1997, 1996 and 1995 were $577,000, $523,000 and $468,000, respectively.

                             Chicago Suites Supp-44

NOTE 8.  ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of financial instruments are shown below. The estimated fair values of financial instruments not included in this table are estimated to be equal to their carrying amounts (in thousands):

                        As of December 31, 1997   As of December 31, 1996
                        -----------------------   -----------------------
                                     Estimated                 Estimated
                         Carrying       Fair       Carrying       Fair
                          Amount       Value        Amount       Value
                        ----------   ----------   ----------   ----------

     Mortgage Debt...      $24,475      $24,700      $25,361      $25,200

The estimated fair value of the Mortgage Debt is based on the expected future debt service payments discounted at estimated market rates.

                             Chicago Suites Supp-45

           Mutual Benefit Chicago Marriott Suite Hotel Partners, L.P.
                       Condensed Statements of Operations
                                  (Unaudited)
                    (in thousands, except per Unit amounts)



                                                                               Twelve Weeks Ended
                                                                             -----------------------
                                                                             March 27,    March 28,
                                                                                1998         1997
                                                                             ----------   ----------

HOTEL REVENUES (Note 2)...................................................      $1,516       $1,281
                                                                                ------       ------

OPERATING COSTS AND EXPENSES
 Real estate taxes and other..............................................         296          298
 Depreciation.............................................................         233          193
 Incentive management fee.................................................         200          157
 Base management fee......................................................         100           90
 Ground rent and administrative...........................................          96           80
                                                                                ------       ------
                                                                                   925          818
                                                                                ------       ------

OPERATING PROFIT..........................................................         591          463
 Interest expense.........................................................        (516)        (491)
 Interest income..........................................................          13           17
                                                                                ------       ------

NET INCOME (LOSS).........................................................      $   88       $  (11)
                                                                                ======       ======

ALLOCATION OF NET INCOME (LOSS)
 General Partner..........................................................      $    1       $   --
 MBIP Limited Partner Interest............................................           1           --
 Limited Partner Unit Holders.............................................          86          (11)
                                                                                ------       ------

                                                                                $   88       $  (11)
                                                                                ======       ======

NET INCOME (LOSS) PER LIMITED PARTNER UNIT (335 Units)...                       $  257       $  (33)
                                                                                ======       ======

                  See Notes to Condensed Financial Statements.

                             Chicago Suites Supp-46

           Mutual Benefit Chicago Marriott Suite Hotel Partners, L.P.
                            Condensed Balance Sheets
                                 (in thousands)

                                                                           March 27,  December 31,
                                                                             1998       1997
                                                                             ----       ----
                                                                         (Unaudited)

                                        ASSETS

 Property and equipment, net..............................................   $23,870    $23,784
 Due from Marriott International, Inc.....................................       638        507
 Other assets.............................................................       608        830
 Cash and cash equivalents................................................       782        841
                                                                             -------    -------

                                                                             $25,898    $25,962
                                                                             =======    =======
                       LIABILITIES AND PARTNERS' DEFICIT

 Mortgage debt............................................................   $24,322    $24,475
 Deferred incentive management fees due to Marriott International, Inc....     3,649      3,587
 Accounts payable and accrued expenses....................................       132        193
 Note payable to Marriott International, Inc..............................       528        528
                                                                             -------    -------

  Total Liabilities.......................................................    28,631     28,783
                                                                             -------    -------

PARTNERS' DEFICIT
 General Partner..........................................................        (9)       (10)
 MBIP Limited Partner Interest............................................        (9)       (10)
 Limited Partner Unit Holders.............................................    (2,715)    (2,801)
                                                                             -------    -------

  Total Partners' Deficit.................................................    (2,733)    (2,821)
                                                                             -------    -------

                                                                             $25,898    $25,962
                                                                             =======    =======

                  See Notes to Condensed Financial Statements.

                             Chicago Suites Supp-47

           Mutual Benefit Chicago Marriott Suite Hotel Partners, L.P.
                       Condensed Statements of Cash Flows
                                  (Unaudited)
                                 (in thousands)

                                                                             Twelve Weeks Ended
                                                                           -----------------------
                                                                           March 27,    March 28,
                                                                              1998         1997
                                                                           ----------   ----------

OPERATING ACTIVITIES
 Net income (loss)......................................................       $  88        $ (11)
 Noncash items..........................................................         338          375
 Changes in operating accounts..........................................        (207)        (247)
                                                                               -----        -----

  Cash provided by operating activities.................................         219          117
                                                                               -----        -----

INVESTING ACTIVITIES
 Additions to property and equipment....................................        (319)        (234)
 Change in property improvement fund....................................         194          118
                                                                               -----        -----

  Cash used in investing activities.....................................        (125)        (116)
                                                                               -----        -----

FINANCING ACTIVITIES
 Principal repayments of mortgage debt..................................        (153)        (141)
 Payment of financing costs.............................................          --          (13)
                                                                               -----        -----

  Cash used in financing activities.....................................        (153)        (154)
                                                                               -----        -----

DECREASE IN CASH AND CASH EQUIVALENTS...................................         (59)        (153)

CASH AND CASH EQUIVALENTS at beginning of period........................         841          733
                                                                               -----        -----

CASH AND CASH EQUIVALENTS at end of period..............................       $ 782        $ 580
                                                                               =====        =====

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Cash paid for mortgage interest........................................       $ 484        $ 481
                                                                               =====        =====

                  See Notes to Condensed Financial Statements.

                             Chicago Suites Supp-48

           Mutual Benefit Chicago Marriott Suite Hotel Partners, L.P.
                    Notes to Condensed Financial Statements
                                  (Unaudited)

1. The accompanying condensed financial statements have been prepared by Mutual Benefit Chicago Marriott Suite Hotel Partners, L.P. (the "Partnership") without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted from the accompanying statements. The Partnership believes the disclosures made are adequate to make the information presented not misleading. However, the condensed financial statements should be read in conjunction with the Partnership's financial statements and notes thereto for the fiscal year ended December 31, 1997 included in the Partnership's Form 10.

  In the opinion of the Partnership, the accompanying unaudited condensed financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of the Partnership as of March 27, 1998, and the results of operations for the twelve weeks ended March 27, 1998 and March 28, 1997. Interim results are not necessarily indicative of fiscal year performance because of seasonal and short-term variations.

  For financial reporting purposes, net profits and net losses of the Partnership are allocated 1% to MOHS Corporation (the "General Partner"), a wholly owned subsidiary of Host Marriott Corporation ("Host Marriott"), 1% to Mutual Benefit Investment Properties ("MBIP"), a limited partner, and 98% to the remaining limited partners. Significant differences exist between the net profits and net losses for financial reporting purposes and the net profits and net losses reported for Federal income tax purposes. These differences are due primarily to the use, for income tax purposes, of accelerated depreciation methods, shorter depreciable lives of the assets, differences in the timing of the recognition of management fee expense and the deduction of certain costs incurred during construction which have been capitalized in the accompanying condensed financial statements.

2. Hotel revenues represent house profit from the Hotel since the Partnership has delegated substantially all of the operating decisions related to the generation of house profit of the Hotel to Marriott International, Inc. (the "Manager"). House profit reflects hotel operating results which flow to the Partnership as property owner and represents gross hotel sales less property-level expenses, excluding depreciation and amortization, base and incentive management fees, property taxes and certain other costs, which are disclosed separately in the condensed statement of operations.

                               Chicago Suites Supp-49

  Hotel revenues consist of hotel operating results for the Hotel for the twelve weeks ended (in thousands):

                                                                Twelve Weeks Ended
                                                               ---------------------
                                                               March 27,   March 28,
                                                                 1998        1997
                                                               ---------   ---------
  HOTEL SALES
   Rooms....................................................      $2,610      $2,320
   Food and beverage........................................         605         556
   Other....................................................         110         107
                                                                  ------      ------
                                                                   3,325       2,983
                                                                  ------      ------
  HOTEL EXPENSES
   Departmental Direct Costs
     Rooms..................................................         571         548
     Food and beverage......................................         497         449
   Other hotel operating expenses...........................         741         705
                                                                  ------      ------
                                                                   1,809       1,702
                                                                  ------      ------

  HOTEL REVENUES............................................      $1,516      $1,281
                                                                  ======      ======

3. On April 17, 1998, Host Marriott, parent company of the General Partner of the Partnership, announced that its Board of Directors has authorized the company to reorganize its business operations to qualify as a real estate investment trust ("REIT") to be effective as of January 1, 1999. As part of the REIT conversion, Host Marriott expects to form a new operating partnership (the "Operating Partnership") and limited partners in certain Host Marriott full-service hotel partnerships and joint ventures, including the Partnership, are expected to be given an opportunity to receive, on a tax-deferred basis, Operating Partnership units in the new Operating Partnership in exchange for their current partnership interest.

                             Chicago Suites Supp-50

                              HOST MARRIOTT,L.P.

                   SUPPLEMENT DATED __________ __, 1998 FOR
    PROSPECTUS/CONSENT SOLICITATION STATEMENT DATED _________ __, 1998 FOR
                  DESERT SPRINGS MARRIOTT LIMITED PARTNERSHIP

     On the terms described in the Prospectus/Consent Solicitation Statement (the "Consent Solicitation"), dated ______ __, 1998, of which this Supplement (the "Supplement") is a part, Host Marriott Corporation, a Delaware corporation ("Host"), has adopted a plan to reorganize its business operations so that it will qualify as a real estate investment trust ("REIT"). As part of this reorganization (the "REIT Conversion"), Host and its consolidated subsidiaries will contribute their full-service hotel properties and certain other businesses and assets to Host Marriott, L.P., a newly formed Delaware limited partnership (the "Operating Partnership"), in exchange for units of limited partnership interest in the Operating Partnership ("OP Units") and the assumption of certain liabilities. The sole general partner of the Operating Partnership will be Host Marriott Trust, the entity resulting from the conversion of Host from a Delaware corporation to a Maryland REIT ("Host REIT"). The Operating Partnership and Host REIT will operate together as an umbrella partnership REIT. Host REIT expects to qualify as a REIT beginning with its first full taxable year after the closing of the REIT Conversion, which Host REIT currently expects to be the year beginning January 1, 1999.

     Following the REIT Conversion and the Blackstone Acquisition (defined below), the Operating Partnership and its subsidiaries initially will own outright, or have controlling interests in, approximately 120 full-service hotels operating primarily under the Marriott, Ritz-Carlton, Four Seasons, Swissotel and Hyatt brand names (the "Hotels"). Concurrently with the REIT Conversion, the Operating Partnership will acquire ownership of, or controlling interests in, 12 hotels and a mortgage loan secured by a thirteenth hotel controlled by The Blackstone Group and a series of funds controlled by Blackstone Real Estate Partners (collectively, the "Blackstone Entities") in exchange for OP Units, the assumption of liabilities and other consideration (the "Blackstone Acquisition"). The Operating Partnership will be one of the largest owners of full-service hotels in the United States.

     As part of the REIT Conversion, the Operating Partnership is proposing to acquire by merger (the "Mergers") Desert Springs Marriott Limited Partnership, a Delaware limited partnership ("Desert Springs" or the "Partnership"), and up to seven other limited partnerships (the "Partnerships") that own full-service hotels in which Host or its subsidiaries are general partners. As more fully described in the Consent Solicitation, limited partners of those Partnerships who participate in the Mergers will receive either OP Units or, at their election, unsecured ___% Notes due December 15, 2005 issued by the Operating Partnership ("Notes"), in exchange for their partnership interests in such Partnerships (with respect to the Partnerships, those limited partners of the Partnerships who are unaffiliated with Host are referred to herein as the "Limited Partners," and with respect to Desert Springs, the "Desert Springs Limited Partners").

     The number of OP Units to be allocated to Desert Springs will be based upon
(i) Desert Springs' Exchange Value (as defined herein) and (ii) the deemed value of an OP Unit at the time of the Mergers, determined as described herein. See "Determination of Exchange Values and Allocation of OP Units." The principal amount of Notes that Desert Springs Limited Partners may elect to receive in exchange for the OP Units received in the Merger will be based upon Desert Springs' Note Election Amount (as defined herein). See "Description of the Notes." The estimated Exchange Value and set forth herein may increase or decrease as a result of various adjustments, and will be finally calculated shortly before the Closing Date. Pursuant to the Merger, Desert Springs Limited Partners will receive OP Units with a deemed value of $40,880 per Partnership Unit (as described herein), or if a Desert Springs Limited Partner elects, a
Note in a principal amount of $27,617 per Partnership Unit.

     In connection with the REIT Conversion, each outstanding share of Host common stock will be converted into one common share of beneficial interest, par value $.01 per share (a "Common Share"), of Host REIT. Following the closing of the REIT Conversion, the Common Shares will be listed on the New York Stock Exchange. Beginning one year after the Mergers, Limited Partners will have the right to redeem their OP Units at any time and receive, at the election of Host REIT, either Common Shares on a one-for-one basis (subject to adjustment) or cash in an amount equal to the market value of such shares (the "Unit Redemption Right").

  Because REITs are not permitted under current federal income tax law to derive revenues directly from the operation of hotels, the Operating Partnership will lease the Hotels to lessees (the "Lessees") that will operate the Hotels under the existing management agreements and pay rent to the Operating Partnership, as more fully described herein. The Lessees generally will be indirect controlled subsidiaries of HMC Senior Communities, Inc., which currently is a wholly owned subsidiary of Host ("SLC"), but which will become a separate public company as part of the REIT Conversion when Host distributes the common stock of SLC to its existing shareholders and the Blackstone Entities. Shares of Host REIT and SLC will become separately traded securities, and the companies will operate independently. Initially, there may be a partial overlap between the boards of Host REIT and SLC but this will be phased out over time. There also will be a substantial overlap of shareholders of the companies initially, but this likely will diverge over time.

                             Desert Springs Supp-1

  MARRIOTT DESERT SPRINGS CORPORATION (THE "GENERAL PARTNER"), THE GENERAL PARTNER OF DESERT SPRINGS, BELIEVES THAT THE TERMS OF THE MERGER PROVIDE SUBSTANTIAL BENEFITS AND ARE FAIR TO THE DESERT SPRINGS LIMITED PARTNERS AND RECOMMENDS THAT ALL DESERT SPRINGS LIMITED PARTNERS VOTE FOR THE MERGER.

     The effects of the Merger may be different for Limited Partners of the various Partnerships. This Supplement has been prepared to highlight for Desert Springs Limited Partners the specific risks, benefits, effects and fairness of the Merger to them and to provide other information specific to Desert Springs. Supplements have also been prepared for each of the other Partnerships. This Supplement, together with the supplements of the other Partnerships (collectively, the "Supplements"), are part of the Consent Solicitation. Upon receipt of a written request by a Limited Partner or his representative so designated in writing, the General Partner will send a copy of any Supplement without charge. All requests for a copy of a Supplement should be directed to:
Investor Relations, 10400 Fernwood Road, Bethesda, Maryland 20817, telephone number 301-380-2070 (between the hours of 9:00 a.m. and 4:00 p.m., eastern time).

     All cross-references refer to the Consent Solicitation unless stated otherwise. Capitalized terms not defined herein shall have the meaning set forth in the Consent Solicitation. The information contained herein, unless otherwise indicated, assumes the REIT Conversion occurs with all Hotel Partnerships participating and no Notes being issued (the "Full Participation Scenario").

RISK FACTORS

     In deciding whether to approve the Merger, Desert Springs Limited Partners should consider certain risks and other factors. The General Partner believes that Desert Springs Limited Partners should particularly consider the following, which should be read in conjunction with the information in the Consent Solicitation under "Risk Factors" and "Federal Income Tax Considerations:"

      . Substantial Benefits to Related Parties. The Mergers will facilitate consummation and enable Host to reap the full benefits of the REIT Conversion and will result in an increase in Host REIT's Funds From Operations per Common Share on a pro forma basis. By converting to a REIT, Host expects to benefit from the advantages enjoyed by REITs in raising capital and acquiring additional assets, participating in a larger group of comparable companies and increasing its potential base of shareholders. Also, Host will realize significant savings through the substantial reduction of its future corporate-level income taxes. To the extent that such anticipated benefits initially are reflected in the value of Host's common stock before the Closing Date, they will not be shared initially with the Limited Partners. Host might be required to transfer its interests in certain Partnerships that do not participate in a Merger, if any, to a Non-Controlled Subsidiary, in which case Host's share of such Partnerships' earnings would continue to be subject to corporate-level income tax.

      . Absence of Arm's Length Negotiations. No independent representative was retained to negotiate on behalf of the Desert Springs Limited Partners or the other Limited Partners. Although the General Partner has obtained the Appraisal and the Fairness Opinion from AAA, AAA has not negotiated with the General Partner or Host and has not participated in establishing the terms of the Mergers. Consequently, the terms and conditions of the Mergers may have been more favorable to the Desert Springs Limited Partners or the other Limited Partners if such terms and conditions were the result of arm's length negotiations.

                             Desert Springs Supp-2

      . Other Conflicts of Interest. The Mergers, the REIT Conversion and the recommendations of the General Partners involve the following conflicts of interest because of the relationships among Host, the Operating Partnership, the General Partners and SLC: (i) the General Partners, which are all subsidiaries of Host (except for PHLP, of which Host is the General Partner), must assess whether the terms of the Mergers are fair and equitable to the Limited Partners of its Partnership without regard to whether the Mergers and the REIT Conversion may benefit Host,
         (ii) the terms of the Leases of the Hotels, including the Participating Partnerships' Hotels, will be determined by Host, which will distribute the common stock of SLC, the parent of the Lessees, to its shareholders after such terms have been set, and (iii) the terms of the Partnership Agreement, including provisions which benefit Host REIT, have been determined by Host. Such conflicts may result in decisions that do not fully reflect the interests of all Limited Partners, including the Desert Springs Limited Partners.

      . Valuation of SLC. The value of the SLC common stock distributed to Host's shareholders and the Blackstone Entities will be one factor used in determining the value of an OP Unit. Although Host's Board of Directors will determine the value of the SLC common stock in good faith and reliance in part upon the opinion of an independent financial advisor, conflicts of interest still exist. If the SLC common stock distributed to Host's shareholders is undervalued by Host's Board of Directors, the deemed value of an OP Unit for purposes of the Mergers may be higher than the level at which the Host REIT Common Shares will trade following the REIT Conversion and the Desert Springs Limited Partners could receive less than the full Exchange Value of their Partnership Interests and Host REIT could receive an overall higher percentage of the ownership of the Operating Partnership.

      . Determination of Exchange Value. The deemed value of OP Units that each Desert Springs Limited Partner will receive (if such Desert Springs Limited Partner elects to retain OP Units rather than receive a Note) will equal the Exchange Value of such Desert Springs Limited Partner's Partnership Interest. The Exchange Value of Desert Springs will be its Adjusted Appraised Value which is the greatest of its Adjusted Appraised Value, Continuation Value and Liquidation Value, each of which is determined according to a different method of valuation and involves numerous estimates and assumptions. There is no assurance that the Exchange Value of Desert Springs will equal the fair market value of the Hotel and other assets contributed by Desert Springs. Host REIT, on the other hand, will receive a number of OP Units equal to the number of shares of Host common stock outstanding on the Closing Date (and, if Host has outstanding shares of preferred stock at the time of the REIT Conversion, a corresponding number of preferred partnership interests in the Operating Partnership), which should fairly represent the market value of Host REIT but may not be equal to the fair market or net asset value of the Hotels and other assets that Host will contribute to the Operating Partnership. See "Determination of Exchange Values and Allocation of OP Units."

      . Valuation of OP Units. The value of an OP Unit, for purposes of the Mergers and the REIT Conversion, will be deemed to be equal to the value of a share of Host common stock immediately prior to the REIT Conversion minus the amount of cash and the estimated value of the SLC common stock or other property to be distributed with respect to each share of Host common stock in connection with the REIT Conversion. There is no assurance that, following the REIT Conversion, the value of the publicly traded Common Shares (and therefore the value of the OP Units) will in fact equal or exceed the deemed value of the OP Units used for purposes of the Mergers. These factors could result in the Desert Springs Limited Partners receiving OP Units with an actual value that is less than either the deemed value of the OP Units for purposes of the Mergers or the fair market value of their Partnership Interests.

      . Determination of the Value of the Notes. At the same time that he votes on the Merger, each Desert Springs Limited Partner also may elect to receive at the time of the Merger, exchange for OP Units, an unsecured, seven-year Note with a principal amount equal to the Note Election Amount of his Partnership Interest, which is based upon numerous assumptions and estimates. The deemed value of the OP Units to be received by the Desert Springs Limited Partners will exceed the principal amount of the corresponding Notes (because the Exchange Value is higher than the Note Election Amount), and there is no assurance that the Note a Desert Springs Limited Partner receives will have a value equal to the fair market value of the Desert Springs Limited Partner's share of the

                             Desert Springs Supp-3

         Hotel and other assets owned by Desert Springs. There will be no public market for the Notes. If the Notes are sold, they may sell at prices substantially below their issuance price. Noteholders are likely to receive the full principal amount of a Note only if they hold the Note to maturity, which is December 15, 2005, or if the Operating Partnership repays the Notes prior to maturity. Because the Notes are unsecured obligations of the Operating Partnership, they will be effectively subordinated to all secured debt of the Operating Partnership and all obligations of both the Participating Partnerships and the Operating Partnership's other subsidiaries. See "Description of the Notes." As of March 27, 1998, on a pro forma basis assuming the Full Participation Scenario, the Operating Partnership would have had aggregate consolidated debt of approximately $4.6 billion to which the Notes were effectively subordinated or which rank equally with such Notes.

      . Fundamental Change in Nature of Investment; Potential Underperformance. The Mergers and the REIT Conversion involve a fundamental change in the nature of a Desert Springs Limited Partner's investment from holding an interest in Desert Springs, which has a fixed portfolio of one Hotel and distributes the cash flow from the operation of the Hotel to the Desert Springs Limited Partners, to holding an interest in an operating real estate company with a portfolio of approximately 120 Hotels that collects and distributes to its limited partners rents received from the Lessees (which will bear the risks and receive the direct benefits of the Hotels' operations), has the ability to acquire additional hotels, is able to reinvest proceeds from sales or refinancings of existing Hotels in other hotels and has a publicly traded general partner. In addition, each Desert Springs Limited Partner's investment will change from one that allows a Desert Springs Limited Partner to receive a return of capital in the form of distributions from any net proceeds of a sale or refinancing of Desert Springs' assets to an investment in which a Desert Springs Limited Partner likely would realize a return of capital only through the exercise of the Unit Redemption Right. Although it is expected that the Desert Springs Limited Partners will receive added benefits from an investment in the Operating Partnership, a Desert Springs Limited Partner's share of the liquidation proceeds, if any, from the sale of its Hotel could be higher than the amount realized upon exercise of the Unit Redemption Right (or payments on any Note received by a Desert Springs Limited Partner who elects to receive such Note). An investment in the Operating Partnership may not outperform an investment in Desert Springs. See "Comparison of Ownership of Partnership Interests, OP Units and Common Shares -- Nature of Investment."

      . Exposure to Risks from Other Hotels. As a result of the Mergers, Desert Springs Limited Partners who elect to receive OP Units will own interests in a much larger partnership with a broader range of assets than Desert Springs individually. A material adverse change affecting the Operating Partnership's assets will affect all Limited Partners regardless of whether a particular Limited Partner previously was an investor in such affected assets. Desert Springs owns discrete assets, and the Mergers and the REIT Conversion will significantly diversify the types and geographic locations of the Hotels in which the Desert Springs Limited Partners will have interests. As a result, the Hotels owned by the Operating Partnership may be affected differently by economic and market conditions than the Hotel previously owned by Desert Springs.

      . Desert Springs Limited Partners Have No Cash Appraisal Rights. Desert Springs Limited Partners who vote against the Merger will not have a right to receive cash based upon an appraisal of their Partnership Interests.

      . Uncertainties as to the Size and Leverage of the Operating Partnership. Host is an existing operating company that regularly issues and repays debt, acquires additional hotels and disposes of existing hotels. Also, some or all of the Partnerships may elect not to participate in a Merger. In that case, Host may contribute its interests in such Partnerships to a Non-Controlled Subsidiary, which is subject to corporate-level income taxation, rather than the Operating Partnership. In addition, outside partners in certain Private Partnerships may not consent to a

                             Desert Springs Supp-4
         lease of their partnership's Hotel(s). Host also may repurchase outstanding securities or issue new debt or equity securities prior to the consummation of the Mergers and the REIT Conversion. For these reasons, the Desert Springs Limited Partners cannot know at the time they vote on a Merger the exact size and amount of leverage of the Operating Partnership.

      . Other Uncertainties at the Time of Voting. There are several other uncertainties at the time the Desert Springs Limited Partners must vote on the Mergers, including (i) the exact Exchange Value for Desert Springs (which will be adjusted for changes in lender and capital expenditures reserves, indebtedness, deferred maintenance and other items prior to the Closing Date), (ii) the deemed value of the OP Units for purposes of the Mergers which, together with the Exchange Value, will determine the number of OP Units the Desert Springs Limited Partners will receive and (iii) the exact principal amount of the Notes that may be received in exchange for OP Units. For these reasons, the Desert Springs Limited Partners cannot know at the time they vote on the Merger these important aspects of the Merger.

      . Lack of Control over Hotel Operations. Due to current federal income tax law restrictions on a REIT's ability to derive revenues directly from the operation of a hotel, the Operating Partnership will lease virtually all of its consolidated Hotels to the Lessees, which will operate the Hotels by continuing to retain the Managers pursuant to the Management Agreements. The Operating Partnership will not operate the Hotels or participate in the decisions affecting the daily operations of the Hotels. Although the Operating Partnership's subsidiaries will have certain rights as lessors under the Leases (including control over decisions relating to capital expenditures) and will remain obligated under the Management Agreements, the Operating Partnership will have only a limited ability to require the Lessees or the Managers to operate or manage the Hotels in any particular manner or to govern any particular aspect of their day-to-day operation or management. Therefore, the Operating Partnership will be dependent for its revenue upon the ability of the Lessees and the Managers to operate and manage the Hotels.

      . Expiration of Leases. The Leases will expire seven to ten years after the Closing Date, and there can be no assurance that such Leases will be renewed (or if renewed, will be renewed on terms as favorable to the Operating Partnership). If the Leases are not renewed, the Operating Partnership will be required to find other lessees, which lessees must meet certain requirements set forth in the Management Agreements. There can be no assurance that satisfactory lessees could be found or as to the terms and conditions on which the Operating Partnership would be able to renew the Leases or enter into new leases with such lessees.

      . Requisite Vote of Desert Springs Limited Partners Binds All Desert Springs Limited Partners. For Desert Springs, approval of a Merger is by a majority of the Partnership Interests of Desert Springs that are eligible to be voted, as described in "Voting Procedures -- Required Vote and Other Conditions." Such Approval will cause Desert Springs to participate in the Merger and will bind all Desert Springs Limited Partners, including Desert Springs Limited Partners who voted against or abstained from voting with respect to the Merger.

      . Risks of Lodging Industry. The profitability of the Hotels is subject to general economic conditions, the management abilities of the Managers (primarily Marriott International), competition, the desirability of particular locations and other factors relating to the operation of the Hotels. The full-service segment of the lodging industry, in which virtually all of the Hotels operate, is highly competitive, and the Hotels generally operate in geographical markets that contain numerous competitors. The Hotels' success will be dependent, in large part, upon their ability to compete in such areas as access, location, quality of accommodations, room rate structure, the quality and scope of food and beverage facilities and other services and amenities. The lodging industry, including the Hotels (and thus the Operating Partnership), may be adversely affected in the future by (i) national and regional economic conditions, (ii) changes in travel patterns, (iii) taxes and government regulations which influence or determine wages, prices, interest rates, construction procedures and costs, (iv) the availability of credit and (v) other factors beyond the control of the Operating Partnership.

      . Risks of Leverage. The Operating Partnership will have substantial indebtedness. As of March 27, 1998, on a pro forma basis assuming the Full Participation Scenario, the Operating

                             Desert Springs Supp-5

         Partnership would have had outstanding indebtedness totaling $4.6 billion, which represents a 44% debt-to-total market capitalization ratio on a pro forma basis at such date (based upon a price per Common Share of Host REIT of $20.00). The Operating Partnership's business is capital intensive, and it will have significant capital requirements in the future. The Operating Partnership's leverage level could affect its ability to (i) obtain financing in the future, (ii) undertake refinancings on terms and subject to conditions deemed acceptable by the Operating Partnership, (iii) make distributions to partners, (iv) pursue its acquisition strategy or (v) compete effectively or operate successfully under adverse economic conditions.

      . No Limitation on Debt. There are no limitations in Host REIT's or the Operating Partnership's organizational documents which limit the amount of indebtedness either may incur, although both the Notes and the Operating Partnership's other debt instruments will contain certain restrictions on the amount of indebtedness that the Operating Partnership may incur.

      . Rental Revenues from Hotels Subject to Rights of Lenders. In accordance with the mortgage loan agreements with respect to outstanding indebtedness of certain Hotel Partnerships, the rental revenues received by such Hotel Partnerships under certain Leases first will be used to satisfy the debt service on such outstanding indebtedness and any cash flow remaining thereafter will be available to satisfy other obligations of the Hotel Partnership (including paying property taxes and insurance, funding the required FF&E reserves for the Hotels and capital improvements) and to make distributions to partners, including Host REIT.

      . Ownership Limitations. No person may own, actually or constructively (as determined under the applicable Code provisions), (i) in excess of 9.8% of the number or value of outstanding Common Shares of Host REIT or (ii) in excess of 4.9% of the OP Units (other than Host REIT and The Blackstone Group), subject to waiver or modification by Host REIT or the Operating Partnership, as the case may be, in certain limited circumstances.

      . Timing of REIT Conversion. If the REIT Conversion does not occur in time for Host REIT to elect REIT status effective January 1, 1999, the effectiveness of Host REIT's election could be delayed to January 1, 2000, which would result in Host REIT continuing to pay corporate-level income taxes in 1999 and could cause the Blackstone Acquisition not to be consummated.

      . Effect of Subsequent Events upon Recognition of Gain. Even though the Desert Springs Limited Partners (other than those who elect to receive a Note in exchange for OP Units) generally are not expected to recognize significant taxable gain at the time of the Mergers, there are a variety of events and transactions (including the sale of the Hotel currently owned by Desert Springs or the reduction of indebtedness securing the Hotel) that could cause a Desert Springs Limited Partner to recognize all or a part of the gain that otherwise has been deferred through the REIT Conversion. See "Federal Income Tax Considerations -- Tax Treatment of Desert Springs Limited Partners Who Hold OP Units Following the Merger." Certain Hotels (including the Blackstone Hotels and the Hotel owned by Atlanta Marquis) will be covered by agreements with third parties which will restrict the Operating Partnership's ability to dispose of those properties or refinance their debt. As for the remaining initial properties (including the Hotel owned by Desert Springs), the partnership agreement of the Operating Partnership, which is substantially in the form attached hereto as Appendix A (the "Partnership Agreement"), does not impose any restrictions on the Operating Partnership's ability to dispose of the Hotels or to refinance debt secured by the Hotels (but the Operating Partnership is obligated to pay any taxes Host REIT incurs as a result of such transactions). In addition, the Partnership Agreement expressly provides that Host REIT, as general partner of the Operating Partnership, is not required to take into account the tax consequences of the limited partners in deciding whether to cause the Operating Partnership to undertake specific transactions and the limited partners have no right to approve or disapprove such transactions. See "Description of OP Units -- Sales of Assets."

      . Adverse Tax Consequences of General Partner of a Sale of the Hotel. Desert Springs has disproportionately allocated tax losses to the General Partner, in past years, with the result that if the Desert Springs Hotel were to be sold in a taxable transaction, the General Partner (and thus Host) would incur a disproportionately larger tax gain than the Desert Springs Limited Partners. Accordingly, the General Partner has an additional conflict of interest in deciding the appropriate course of action for Desert Springs with respect to its Hotel.

                             Desert Springs Supp-6

      . Election to Receive Notes. A Desert Springs Limited Partner who elects to receive a Note in connection with the Merger in exchange for his OP Units will be treated as having made a taxable disposition of his Partnership Interest. The Desert Springs Limited Partner may be eligible to defer at least a small portion, but not all, of that gain under the "installment sale" rules. A Limited Partner with a "negative capital account" with respect to his Partnership Interest who elects to receive a Note will recognize "phantom income" in that amount at the time of the Merger in any event. See "Federal Income Tax
         Considerations -- Tax Treatment of Desert Springs Limited Partners
         Who Exercise Their Right to Make the Note Election."

      . Failure of Host REIT to Qualify as a REIT for Tax Purposes. Taxation of Host REIT as a corporation if it fails to qualify as a REIT, and Host REIT's subsequent liability for federal, state and local taxes on its income and property, would, among other things, have the effect of reducing cash available for distribution to Host REIT's shareholders and materially reducing the value of the Common Shares and OP Units.

      . Failure of the Operating Partnership to Qualify as a Partnership for Tax Purposes. Taxation of the Operating Partnership as a corporation if it fails to qualify as a partnership and the Operating Partnership's subsequent liability for federal, state and local income taxes, would, among other things, have the effect of reducing cash available for distribution to holders of OP Units, would cause Host REIT to fail to qualify as a REIT for tax purposes and would cause the holders of OP Units to recognize substantial taxable gain at the time the Operating Partnership ceases to qualify as a partnership.

      . Change in Tax Laws. No assurance can be provided that new legislation, Treasury Regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to Host REIT's qualification as a REIT or the federal income tax consequences of such qualification.

EXPECTED BENEFITS OF THE REIT CONVERSION

  The General Partner believes that participating in the REIT Conversion would likely be beneficial to the Desert Springs Limited Partners for the reasons set forth below. This information is qualified by and should be read in conjunction with the information in the Consent Solicitation under "Background and Reasons for the Mergers and the REIT Conversion -- Expected Benefits of the Mergers." These benefits, which should be viewed as alternatives to continuing the business and operations of Desert Springs, are expected to include:

      . Value of OP Units to be Received in the Merger. Desert Springs Limited Partners who elect to receive OP Units in the Merger will receive OP Units with a deemed value of $40,880 per Partnership Unit.

      . Enhanced Liquidity of Investment. The REIT Conversion will offer Desert Springs Limited Partners significantly enhanced liquidity with respect to their investments in Desert Springs because, after the expiration of the Initial Holding Period, Desert Springs Limited Partners will be able to exercise their Unit Redemption Right at any time, subject to certain limited exceptions. Host has approximately 204 million shares of common stock outstanding and the closing price on the NYSE on May 28, 1998 was $19.4375 per share (reflecting a total common equity market capitalization of approximately $4 billion). The exercise of the Unit Redemption Right, however, generally would result in recognition of taxable income or gain at that time.

      . Public Market Valuation of Assets. The Partnership Units of Desert Springs currently trade at a discount to the net asset value of Desert Springs' assets. In contrast, the General Partner believes that by exchanging interests in Desert Springs, which is a non-traded limited partnership, for interests in a publicly traded real estate company focused primarily on a more diverse and growing full-service hotel portfolio, the Desert Springs Limited Partners will have the opportunity to participate in the recent trend of ownership of real estate through a publicly traded entity, which, in many instances, has resulted in market valuations of public real estate companies in excess of the estimated net asset values of those companies. There can be no

                             Desert Springs Supp-7
         assurance, however, that the Common Shares of Host REIT will trade at a premium to the private market values of the Operating Partnership's assets or that the relative pricing differential will not change or be eliminated in the future. Also, the initial benefit of Host's conversion to a REIT will not be shared by the Desert Springs Limited Partners if and to the extent that such initial benefit is reflected in the market valuation of Host's common stock prior to the REIT Conversion.

      . Regular Quarterly Cash Distributions. The General Partner expects that the Operating Partnership will make regular quarterly cash distributions to holders of OP Units. The General Partner expects that these distributions will be higher than the estimated 1998 cash distributions of Desert Springs and the ability to receive distributions quarterly and in regular amounts would be enhanced. For additional information regarding historical and estimated future distributions for Desert Springs and the other Partnerships, see "Background and Reasons for the Mergers and the REIT Conversion -- Reasons for the Mergers."

      . Substantial Tax Deferral. The General Partner expects that Desert Springs Limited Partners who do not elect to receive a Note in exchange of OP Units generally should be able to obtain the benefits of the Merger while continuing to defer recognition for federal income tax purposes of at least a substantial portion, if not all, of the gain with respect to their Partnership Interests that otherwise would be recognized in the event of a liquidation of Desert Springs or a sale or other disposition of its assets in a taxable transaction. Thereafter, such Desert Springs Limited Partners generally should be able to defer at least a substantial portion of such built-in gain until they elect to exercise their Unit Redemption Right or the Hotel currently owned by Desert Springs is sold or otherwise disposed of in a taxable transaction by the Operating Partnership or the debt now secured by such Hotel is repaid, prepaid or substantially reduced. The federal income tax consequences of the Merger are highly complex and, with respect to each Desert Springs Limited Partner, are dependent upon many variables, including the particular circumstances of such Desert Springs Limited Partner. See "Federal Income Tax Considerations -- Tax Consequences of the Merger." Each Desert Springs Limited Partner is urged to consult with his own tax advisors as to the consequences of the Merger in light of his particular circumstances.

      . Risk Diversification. Participation in the Merger, as well as future hotel acquisitions by the Operating Partnership, will reduce the dependence of Desert Springs Limited Partners upon the performance of, and the exposure to the risks associated with, Desert Springs' Hotel and spread such risk over a broader and more varied portfolio, including more diverse geographic locations and multiple brands. See "Business and Properties -- Business Objectives."

      . Reduction in Leverage and Interest Costs. It is expected that the Operating Partnership will have a significantly lower leverage to value ratio than Desert Springs currently, which has a leverage ratio of 81% (calculated as a percentage of Appraised Value), resulting in significant interest and debt service savings and greater financial stability.

      . Growth Potential. The General Partner believes that the Desert Springs Limited Partners, by owning interests in a publicly traded real estate company focused primarily on a more diverse and growing upscale and luxury full-service hotel portfolio, will be able to participate in growth opportunities that would not otherwise be available to them.

      . Greater Access to Capital. With publicly traded equity securities, a larger base of assets and a substantially greater equity value than Desert Springs individually, Host REIT expects to have greater access to the capital necessary to fund the Operating Partnership's operations and to consummate acquisitions on more attractive terms than would be available to Desert Springs individually. This greater access to capital should provide greater financial stability to the Operating Partnership and reduce the level of risk associated with refinancing existing loans upon maturity, as compared to Desert Springs individually.

                             Desert Springs Supp-8

     DETERMINATION OF EXCHANGE VALUE OF DESERT SPRINGS AND ALLOCATION OF
                                   OP UNITS

        General. The Exchange Value of Desert Springs will be equal to the greatest of its Adjusted Appraised Value, Continuation Value and Liquidation Value, each of which has been determined as follows:

        . Adjusted Appraised Value. The General Partner has retained AAA to determine the market value of the Hotel as of March 1, 1998 (the "Appraised Value"). The "Adjusted Appraised Value" of Desert Springs equals the Appraised Value of its Hotel, adjusted as of the Final Valuation Date for lender reserves, capital expenditure reserves, existing indebtedness (including a "mark to market" adjustment to reflect the market value of such indebtedness), certain deferred maintenance costs, deferred management fees and transfer and recordation taxes and fees.

        . Continuation Value. The "Continuation Value" of Desert Springs represents AAA's estimate, as adopted by the General Partner, of the discounted present value, as of January 1, 1998, of the Desert Springs limited partners' share of estimated future cash distributions and estimated net sales proceeds (plus lender reserves), assuming that Desert Springs continues as an operating business for twelve years and its assets are sold on December 31, 2009 for their then estimated market value.

        . Liquidation Value. The "Liquidation Value" of Desert Springs represents the General Partner's estimate of the net proceeds to Desert Springs limited partners resulting from the assumed sale as of December 31, 1998 of the Hotel of Desert Springs, at its Adjusted Appraised Value (after eliminating any "mark to market" adjustment and adding back the deduction for transfer taxes and fees, if any, made in deriving the Adjusted Appraised Value), less (i) estimated liquidation costs, expenses and contingencies equal to 2.5% of Appraised Value and (ii) prepayment penalties or defeasance costs, as applicable.

        Final determination of the Exchange Value of Desert Springs will be made as of the end of the four week accounting period ending at least 20 days prior to the Closing Date (the "Final Valuation Date") and will be equal to the greatest of Adjusted Appraised Value, Continuation Value and Liquidation Value as of such date. Adjusted Appraised Value, Continuation Value and Liquidation Value will be adjusted as of the Final Valuation Date (i) to reflect the amount of lender and capital expenditure reserves and the amount of deferred management fees as of such date, (ii) to increase the Adjusted Appraised Value by any amounts actually expended by Desert Springs after the Initial Valuation Date to perform deferred maintenance previously subtracted in determining the estimated Adjusted Appraised Value of Desert Springs and (iii) to reflect any changes in Desert Springs' other reserves, such as for litigation expenses and indemnification costs and any revised estimates of transfer and recordation taxes and fees.

        Appraised Value. Desert Springs' Hotel was appraised as of March 1, 1998 by AAA, an independent, nationally recognized hotel valuation and financial advisory firm experienced in the appraisals of lodging properties such as Desert Springs' Hotel. The appraisal (the "Appraisal") was reviewed by an MAI appraiser and certified by such MAI appraiser as having been prepared in accordance with the requirements of the Standards of Professional Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation.

        The purpose of the Appraisal is to provide an estimate of the "Market Value" of the related Hotel. "Market Value" means the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably and assuming the price is not affected by undue stimuli. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby: (i) the buyer and seller are equally motivated; (ii) both parties are well informed or well advised, and each is acting in what he considers his own best interest; (iii) a reasonable time frame is allowed for exposure in the open market; (iv) payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto and (v) the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale. AAA made site visits at Desert Springs' Hotel for purposes of the Appraisal.

        In preparing the Appraisals, AAA relied primarily on the income capitalization method of valuation, and then compared the value estimated by this method with recent sales of comparable properties, as a check on the reasonableness of the value determined through the income capitalization method. AAA employed the following procedures for determining the Appraised Value of the
Hotel:

        . Historical 1997 and Projected Year's Earnings. AAA reviewed the historical 1997 net operating income (i.e., income before interest, taxes, depreciation and amortization) ("NOI") prior to incentive management fees and certain capital expenditures for the Hotel. AAA also prepared a projection of the net operating income prior to incentive management fees and certain capital expenditures for the Hotel for the twelve month period ending February 28, 1999 (the "Projected Year"), using historical financial information for the Hotel, budget information, a survey with the manager of the Hotel

                             Desert Springs Supp-9
           addressing the physical condition of the Hotel, local market conditions (including business mix, demand generators, future trends and predictability of business), changes in the competitive environment, comparison with direct competitors of the Hotel and risk factors relating to the Hotel. The resulting gross margin (ratio of total revenues to NOI prior to incentive management fees) was checked against AAA's database of the gross margins for similar hotels for reasonableness.

        . Impact of Incentive Management Fees. AAA estimated a normalized annual amount of incentive management fees payable under the applicable management agreement and subtracted this amount from the NOI prior to incentive management fees and certain capital expenditures for 1997 and the Projected Year.

        . Impact of Owner Funded Capital Expenditures. AAA estimated normalized annual amounts of owner funded capital expenditures (over and above the FF&E reserve) based in part on projected owner funded capital expenditures estimated in the Engineering Study, including in the case of Desert Springs certain identified 1998 capital expenditures for which reserves have been set aside. The normalized amounts were then subtracted from the NOI prior to owner funded capital expenditures for 1997 and the Projected Year.

        . Capitalization of Adjusted NOI. AAA then capitalized the amount resulting from the foregoing adjustments ("Adjusted NOI") for 1997 and the Projected Year by dividing such amounts by capitalization rates that AAA determined to be appropriate. A capitalization rate represents the relationship between net operating income and sales prices of income producing property. AAA selected the capitalization rates based upon its review of current published surveys reflecting the opinions of investors and participants such as REITs, hotel acquisition/management companies and pension funds, lenders, brokers and consultants as to current capitalization rates, and its own database of capitalization rates reflected in recent transactions, adjusted for factors specific to the individual Hotel, such as location, physical condition, reserve policies, local market volatility and competition, guest mix, renovation influences and other income characteristics. AAA used separate capitalization rates that it deemed appropriate to capitalize 1997 historical Adjusted NOI and estimated Projected Year's Adjusted NOI. AAA then estimated the value of the Hotel based upon the values estimated by capitalizing 1997 and Projected Year's Adjusted NOI and its professional judgment. The following table sets forth the effective capitalization rates for 1997 and Projected Year's Adjusted NOI resulting from AAA's estimated Appraised Value of Desert Springs' Hotel.


RESULTING EFFECTIVE CAPITALIZATION RATES FOR APPRAISALS OF DESERT SPRINGS' HOTELS

                                      PROJECTED YEAR (ENDING
                       1997             FEBRUARY 28, 1999)
                       ----           ----------------------
                       8.9%                   9.3%

        The resulting Appraised Value of Desert Springs' Hotel, as estimated by AAA, is $223,800,000.

 .       Comparison with Comparable Sales. AAA checked the Appraised Value of each Hotel derived by the foregoing procedures against its database of comparable sale transactions for reasonableness.

        The Appraised Value assumes all contractual provisions for FF&E reserves are adequate and have not been reduced to reflect deferred maintenance or environmental remediation costs with respect to Desert Springs' Hotels (but estimated deferred maintenance costs have been deducted in estimating the Adjusted Appraised Value of Desert Springs' Hotel). The Appraised Value did not take into account the costs that might be incurred in selling a Hotel (but estimated costs for transfer and recordation taxes and fees have been deducted in estimating the Adjusted Appraised Value of the Hotel).

        The Appraisal is not a guarantee of present or future values and no assurance can be given as to the actual value of Desert Springs' Hotel. The Appraisal should be read in conjunction with other information, such as, but not limited to, the audited financial statements of Desert Springs.

        The Appraised Value, and the assumptions underlying the projections on which the Appraised Value is based, are contingent upon a series of future events, the outcomes of which are not necessarily within the Operating Partnership's control and cannot be determined at this time. There can be no assurance that another appraiser would not have arrived at a different result. Some of the assumptions inevitably will not materialize, and unanticipated events and circumstances will occur subsequent to the date of the Appraisal. Furthermore, the actual results achieved from Desert Springs' Hotel will vary from the results projected in the Appraisal and the variations may be material.

                             Desert Springs Supp-10

     Adjusted Appraised Value. The Adjusted Appraised Value of Desert Springs was determined by making various adjustments to the Appraised Value of the Desert Springs Hotel, as described below.

     . Lender Reserves. Desert Springs' debt service reserves are required to be held by third-party lenders. The amount of these lender reserves as of the Initial Valuation Date was added to the Appraised Value of the Hotel. A final determination of the lender reserves of Desert Springs will be made on the Final Valuation Date and any changes in such reserves will be reflected in the Adjusted Appraised Value.

     . 1998 Capital Expenditure Reserves. For Desert Springs, an amount equal to the capital expenditure reserves which were set aside as of March 1, 1998 for various identified capital improvements in 1998 (which amounts resulted in reductions in the Appraised Value as described above) was added back to the Appraised Value.

     . Mortgage and Other Debt. The estimated principal balance and accrued interest as of the Closing Date (assumed to be December 31, 1998) of all mortgage and other debt of Desert Springs has been subtracted from the Appraised Value.

     . Mark to Market Adjustments. The third-party loans of the Partnerships have various interest rates and terms to maturity. In order to reflect the fair market value of the third-party loans of the Partnership, the estimated Adjusted Appraised Value for Desert Springs has been increased or decreased to "mark to market" the interest rate for such loans. This adjustment has been estimated by comparing the interest cost using the applicable interest rates on existing third-party loans over their remaining term to the interest cost using the interest rate that the Operating Partnership believes it would be able to obtain for unsecured debt in the market as of the Final Valuation Date (which would have been 8.0% per annum based on a 225 basis point (2.25 percent) spread over the yield on seven-year U.S. Treasury securities as of May 8, 1998). The mark to market adjustment for each loan was calculated by determining the difference between the present values, as of December 31, 1998, of the interest payments over the remaining term of the loan from January 1, 1999 to maturity using the actual interest rate as the discount rate as compared to using the assumed market rate as the discount rate. In the case of the mezzanine loan on Desert Springs, the adjustment reflects the prepayment penalty that would be payable because it is less than the mark to market adjustment.

     . Deferred Maintenance Costs. The estimated cost to complete any deferred maintenance items identified in the Engineering Study relating to the Hotel of Desert Springs has been subtracted from the Appraised Value. The adjustments for this item will be reduced at the Final Valuation Date to reflect amounts expended after the Initial Valuation Date to perform such deferred maintenance. No adjustments have been made for previously budgeted capital expenditures or deferred maintenance costs estimated in the Engineering Study that are reflected in the cash flow projections used for purposes of estimating Appraised Values.

     The following table sets forth the adjustments to the aggregate Appraised Value of the Desert Springs' Hotel made to derive the estimated Adjusted Appraised Value for Desert Springs' as of the Initial Valuation Date.

      CALCULATION OF ESTIMATED ADJUSTED APPRAISED VALUE FOR DESERT SPRINGS
                        AS OF THE INITIAL VALUATION DATE
               (IN THOUSANDS, EXCEPT PER PARTNERSHIP UNIT AMOUNT)


           Appraised Value                   $ 223,800
           Lender reserves                       6,173
           Capital expenditure reserve           1,500
           Mortgage debt                      (101,632)
           Other debt                          (92,438)
           Mark to market adjustment               411
           Deferred maintenance costs             (650)
           Estimated Adjusted
           Appraised Value                   $  37,164
                                             =========
           Limited partners' share           $  36,792
           Per Partnership Unit              $  40,880


     Continuation Value. AAA estimated the Continuation Value of Desert Springs using the following methodology:

     . Estimated Future Cash Distributions. AAA prepared estimates of future partnership cash flow for Desert Springs for the 12-year period from January 1, 1998 through December 31, 2009 based upon the estimated 1998 NOI before incentive management fees used in the Appraisal and for each subsequent year applying an assumed annual stabilized growth rate (as shown in the table below) developed by AAA for this analysis. For each year in the projection period, AAA estimated the amount of cash available for distribution to Desert Springs' limited partners after payment of all management fees, debt service, owner funded capital expenditures based on the Engineering Study and other partnership expenses and after application of the applicable partnership agreement provisions. AAA assumed that Desert Springs' FF&E reserve was adequate and understood that Host determined that there were no reserve shortfalls or surpluses.

     . Determination of Residual Value. To estimate the residual value of the Desert Springs limited partners' interest in Desert Springs at the end of the 12-year period, AAA assumed that the Desert Springs Hotel would be sold as of December 31, 2009 at its then market value. AAA estimated the market value of the Hotel as of such date by applying an exit capitalization rate that it deemed appropriate, using the factors described above in connection with the "-- Appraised Value," which is set forth in the table below, to the estimated Adjusted NOI for 2009 (estimated as described above). AAA then subtracted estimated sales costs of 2.0% of the estimated market value, added lender reserves, and subtracted the estimated outstanding principal balance of debt as of December 31, 2009 and deferred management fees to arrive at net sales proceeds available for distribution to partners. AAA then determined what portion of such estimated net sales proceeds would be distributable to Desert Springs' limited partners under the various partnership and debt agreements.

                             Desert Springs Supp-11

     . Discounting Distributions to Present Value. As a final step, AAA discounted the estimated future cash distributions to Desert Springs' limited partners from operations and estimated net sales proceeds to their present value as of January 1, 1998, using a discount rate of 20% per annum. AAA believes that this discount rate reflects the return on investment that investors expect from leveraged investments of this nature.

     The growth rate and exit capitalization rate used to determine the estimated Continuation Value for Desert Springs are as set forth below:


                    GROWTH RATES, EXIT CAPITALIZATION RATES
              AND ESTIMATED CONTINUATION VALUE FOR DESERT SPRINGS

                                                                ESTIMATED
                                                           CONTINUATION VALUE
      GROWTH RATE    EXIT CAPITALIZATION RATE (2009)     (PER PARTNERSHIP UNIT)
      -----------    -------------------------------     ----------------------

        4.50%                    9.66%                          $33,536

     Liquidation Value. The Liquidation Value of Desert Springs was estimated by the General Partner and represents the estimated value of Desert Springs if all of its assets were sold as of December 31, 1998. Such value was based upon the Adjusted Appraised Value of Desert Springs, with the following adjustments:
(i) the "mark to market" adjustment used to estimate the Adjusted Appraised Value was eliminated and instead prepayment or defeasance costs that would be payable under existing debt agreements (regardless of whether the debt in fact can be prepaid on December 31, 1998) were deducted from the Appraised Value;
(ii) the deduction for transfer and recordation taxes used to estimate the Adjusted Appraised Value was eliminated and instead an amount equal 2.5% of the Appraised Value of Desert Springs' Hotel was subtracted from the Appraised Value for estimated liquidation costs, expenses and contingencies; and (iii) the amount of participating interest payable on the Desert Springs subordinated loan held by Host was deducted from the Appraised Value to reflect the net proceeds available to partners of the Desert Springs Partnership. The General Partner then determined the portion of the estimated Liquidation Value that would be distributable to Desert Springs' limited partners under the terms of the partnership agreement and other contractual arrangements.

     The following table sets forth the adjustments made to the Adjusted Appraised Value to estimate the Liquidation Value of Desert Springs as of the Initial Valuation Date:

          CALCULATION OF ESTIMATED LIQUIDATION VALUE OF DESERT SPRINGS
                        AS OF THE INITIAL VALUATION DATE
               (IN THOUSANDS, EXCEPT PER PARTNERSHIP UNIT AMOUNT)


                   Appraised Value                          $ 223,800
                   Lender reserves                              6,173
                   Capital expenditure reserve                  1,500
                   Mortgage debt                             (101,632)
                   Other debt                                 (89,669)
                   Prepayment/defeasance costs                 (8,821)
                   Deferred maintenance costs                    (650)
                   Sales costs                                 (5,595)
                   Estimated Liquidation Value
                                                            $  25,106
                                                            =========
                   Limited partners' share                  $  24,855

                   Per Partnership Unit                     $  27,617


     Estimated Exchange Value. The following table sets forth the estimated Exchange Value of Desert Springs (based upon the Appraised Values of Desert Springs' Hotel as of March 1, 1998 and the estimated adjustments described above) and the estimated Note Election Amount for Desert Springs, all on a per Partnership Unit basis. The estimated Exchange Value for Desert Springs (which will be received by each Desert Springs Limited Partner retaining OP Units in the Merger) is equal to its estimated Adjusted Appraised. The estimated Note Election Amount for Desert Springs (which will be received by Desert Springs Limited Partners electing to receive Notes in exchange for OP Units) is equal to the Liquidation Value for Desert Springs. The estimated values set forth below may increase or decrease as a result of various adjustments, which will be finally calculated as of the Final Valuation Date but will not change as a result of less than all of the Partnerships participating in the Mergers.

                             Desert Springs Supp-12

                   ESTIMATED EXCHANGE VALUE OF DESERT SPRINGS
                            PER PARTNERSHIP UNIT(1)

    ESTIMATED          ESTIMATED     ESTIMATED   ESTIMATED     ESTIMATED
ADJUSTED APPRAISED    CONTINUATION  LIQUIDATION   EXCHANGE   NOTE ELECTION
      VALUE              VALUE         VALUE     VALUE (2)     AMOUNT(3)
------------------    ------------  -----------  ----------  -------------
 $  40,880               $33,536      $27,617     $40,880       $27,617

    _________________
(1) A Partnership Unit in Desert Springs represents an original investment of $100,000.
(2) The estimated Exchange Value equals the greatest of estimated Adjusted Appraised Value, estimated Continuation Value and estimated Liquidation Value.
(3) The principal amount of Notes is equal to the greater of (i) the Liquidation Value or (ii) 60% of the Exchange Value (the "Note Election Amount").

    Valuation of OP Units Allocated to Desert Springs' Limited Partners. Each Desert Springs Limited Partner will receive OP Units with a deemed value equal to the Exchange Value of such Desert Springs Limited Partner's Partnership Interests. The value of an OP Unit for this purpose will be deemed to be equal to (i) the average of the closing price of shares of Host common stock on the NYSE for the 10 trading days ending on the third trading day prior to the record date for the distribution of SLC common stock to Host shareholders minus (ii) the amount of cash and the estimated value, as determined by Host's Board of Directors in good faith and in reliance in part upon an opinion of an independent financial advisor, of the SLC common stock or other property to be distributed with respect to each share of Host common stock (currently estimated to aggregate approximately $___ - $____ per share) in connection with the REIT Conversion. The closing price per share of Host common stock on May 28, 1998 was $19.4375.

     Desert Springs Limited Partners who receive OP Units will receive cash distributions from Desert Springs for all of 1998 and, if the Merger does not occur in 1998, any portion of 1999 prior to the Merger for which period they do not receive a cash distribution from the Operating Partnership.

     No fractional OP Units will be issued. Fractional amounts less than or equal to 0.50 of an OP Unit will be rounded down to the next whole number and fractional amounts greater than 0.50 will be rounded up to the next whole number of OP Units.

CASH DISTRIBUTIONS

  HISTORICAL CASH DISTRIBUTIONS PAID BY DESERT SPRINGS. The following table sets forth the distributions paid to Desert Springs Limited Partners (per Partnership Unit) for the periods indicated. The information below should be read in conjunction with the information in this Supplement under the caption "Selected Financial Data."

             HISTORICAL CASH DISTRIBUTIONS PAID BY DESERT SPRINGS
                           (PER PARTNERSHIP UNIT) /(1)/
                                                                                FISCAL YEAR
                                              FIRST QUARTER   -----------------------------------------------
                                                 1998          1997      1996      1995      1994      1993
                                              -------------   -------   -------   -------   -------   -------

From net income.........................      $        --     $  --      $1,702    $5,577    $4,404    $5,498
Representing return of capital/(2)/.....               --      25,000        --        --        --        --
                                              -------------   -------    ------    ------    ------    ------
     Total                                    $        --     $25,000    $1,702    $5,577    $4,404    $5,498
                                              =============   =======    ======    ======    ======    ======

_____________________
/(1)/ A Partnership Unit represents a $100,000 original investment in Desert Springs.
/(2)/ Computed as all distributions in excess of distributions from operating cash flow.

  COMPENSATION AND DISTRIBUTIONS TO THE GENERAL PARTNER. Under Desert Spring's partnership agreement, the General Partner does not receive fees or compensation in connection with managing the affairs of Desert Springs but the General Partner and its affiliates are reimbursed for certain costs and expenses incurred on behalf of Desert Springs. The following information has been prepared to compare the amount of reimbursements paid and cash distributions made by Desert Springs to the General Partner and its affiliates to the amounts that would have been paid if the reimbursement and distribution structure which will be in effect after the REIT Conversion had been in effect for the periods presented.

  Following the REIT Conversion, Host REIT will be operated as a self-administered REIT and as a result no reimbursements or other compensation will be received by the General Partner.

  During the First Quarter 1998, fiscal years 1997, 1996 and 1995 amounts actually paid by Desert Springs to the General Partner are shown below under "Historical" and the estimated amounts that would

                             Desert Springs Supp-13
have been paid had the Consolidation been in effect for the periods presented (assuming the Full Participation Scenario) are shown under "Pro Forma."

           HISTORICAL AND PRO FORMA REIMBURSEMENTS AND DISTRIBUTIONS
                   TO THE GENERAL PARTNER AND ITS AFFILIATES
                                 (IN THOUSANDS)

                                                FIRST QUARTER        FISCAL YEAR
                                                                ---------------------
                                                   1998         1997    1996     1995
                                                -------------   -----   -----   -----
Historical
   Reimbursements                               $         --    $ 273   $ 250   $  67
   Distributions                                          --      227      15      51
                                                -------------   -----   -----   -----
        Total Historical                        $         --    $ 500   $ 265   $ 118
                                                =============   =====   =====   =====

Pro Forma
   Reimbursements                               $         --    $ --    $ --    $ --
   Distributions attributable to
     Units/(1)/                                          N/A      N/A    N/A      N/A
                                                -------------   -----   -----   ------
        Total Pro Forma                         $        --     $ --    $ --    $  --
                                                =============   =====   =====   ======

_____________________
(1) The OP Units to be received by Host in connection with the REIT Conversion will be equal to the number of shares of Host's outstanding common stock and not allocated based upon their interests in any of the Partnerships, including Desert Springs. Thus, the distributions received by Host and its affiliates by way of their interests in the Partnerships, including Desert Springs, cannot be determined on a pro forma basis.

CERTAIN INFORMATION REGARDING THE HOTEL OWNED BY DESERT SPRINGS

                                                                                          Number of
Name of Hotel                                              Location of Hotel                Rooms        Date Opened
-------------                                              -----------------              ---------      -----------
Marriott's Desert Springs Resort and Spa                  Palm Desert, CA                    884            1987

     The table below sets forth certain performance information for Desert Springs' Hotel for the indicated periods.

                                                  First Quarter                  Fiscal Year
                                              ---------------------   ---------------------------------
                                                1998        1997        1997        1996        1995
                                              ---------   ---------   ---------   ---------   ---------
Average daily rate                             $236.40     $210.60     $169.55     $158.15     $150.34
Occupancy                                        82.20%      81.30%      73.00%      71.40%      68.90%
REVPAR                                         $194.32     $171.22     $123.77     $112.92     $103.58
% REVPAR change                                  14.00%         --        9.60%       9.00%         --


    Marriott's Desert Springs Resort and Spa is a full-service Marriott hotel and, with the second golf course, is located on approximately 185 acres of land. It is located approximately 11 miles from the Palm Springs Airport and two hours east of Los Angeles.

     The Hotel opened on February 2, 1987. The Hotel consists of 884 large guest rooms including 65 luxury suites. Each room has a private balcony, mini-bar and other deluxe accommodations. The Hotel has an 18-hole championship golf course owned by the Partnership, with an additional 18-hole course which is leased by the Partnership. Twenty-three acres of man-made lakes are interspersed throughout the resort grounds and lower level of the Hotel's main lobby. Boats depart from inside the main lobby and carry guests to the various resort functions. There are a total of five outdoor pools divided between three guest areas. The main guest pool area, the Oasis, was expanded during 1995 and now has three pools and two spas, and the Spring Pool and Health Spa areas each have one pool and one spa. The tennis complex includes a separate tennis pro shop building, 20

                             Desert Springs Supp-14
tennis courts of various surfaces and badminton and volleyball courts. The health spa is housed in a separate one-story building. Within the health spa are separate men's and women's facilities, lap pool, hot and cold plunge pools, saunas, steam rooms, aerobics and exercise rooms, lounge and locker rooms. Food and beverage services within the resort include four fine dining restaurants that range from casual American to Japanese sushi and overlook the water. Additionally, there are two grille/snack bars at the outdoor pools, two golf club snack bars, lobby lounge, coffee bar and entertainment lounge. The 40,000 square foot lobby has an eight-story high view of the nearby mountains. The Hotel has a three-story garage with parking for approximately 1,500 vehicles. The meeting and exhibit spaces total 51,300 square feet of flexible space with 33 meeting rooms, including the 25,000 square foot "Desert" ballroom and the 21,000 square foot "Springs" ballroom.

Legal Proceedings

     Texas Multi-Partnership Lawsuit. On March 16, 1998, limited partners in several limited partnerships sponsored by Host filed a lawsuit, Robert M. Haas,
                                                                ---------------
Sr. and Irwin Randolph Joint Tenants, et al. v. Marriott International, Inc., et
--------------------------------------------------------------------------------
al, Case NO. CI-04092, in the 57th Judicial District Court of Bexar County,
--
Texas, alleging that the defendants conspired to sell hotels to the partnerships for inflated prices and that they charged the partnerships excessive management fees to operate the partnerships' hotels. The plaintiffs further allege that the Defendants committed fraud, breached fiduciary duties and violated the provisions of various contracts. The plaintiffs are seeking unspecified damages. Although the partnerships have not been named as defendants, their partnership agreements include provisions which require the partnerships to indemnify the general partners against losses, expenses and fees.

AMENDMENTS TO DESERT SPRINGS' PARTNERSHIP AGREEMENT

     In order to allow the Hotel of Desert Springs to be leased to SLC in connection with the Merger and the REIT Conversion, Desert Springs' partnership agreement must be amended. Currently, there is no provision in Desert Springs' partnership agreement to allow Desert Springs' Hotel to be leased. Therefore,
Section 5.02B of Desert Springs' partnership agreement must be amended to add a new paragraph 5.02B(x) to read as follows:

(x) lease (or consent to the lease), directly or indirectly, in one transaction or a series of related transactions, of the Hotel.

     Other Amendments.  Amendments to certain terms and sections of the Desert
     ----------------
Springs partnership agreement would be made in order to (i) reduce to one the number of appraisals of the fair market value of Desert Springs' Hotel that Desert Springs must provide to the Desert Springs Limited Partners before the General Partner can cause the Desert Springs to sell its assets to the General Partner or an affiliate, (ii) delete certain obsolete references to entities and agreements that are no longer in existence, (iii) update the Desert Springs partnership agreement to reflect the passage of time since the formation of Desert Springs and (iv) make any other amendments to the Desert Springs partnership agreement deemed necessary or advisable, in the sole discretion of the General Partner, in connection with the consummation of the Mergers and the REIT Conversion. The General Partner does not believe that these amendments would affect the rights of the Desert Springs Limited Partners in any material respect nor the duties and obligations of the General Partner. These changes are included, along with the other proposed amendments, in the copy of Desert Springs partnership agreement, as proposed to be amended, which is attached hereto. The amended Desert Springs partnership agreement is marked to indicate the revisions made to the existing Desert Springs partnership agreement and should be read in its entirety. Deleted provisions are contained in brackets and struck through and added provisions are in bold type and underlined.

     The vote required for such amendments is a majority of the outstanding limited partnership interests. The General Partner does not own limited partnership interests in Desert Springs.

     THE GENERAL PARTNER RECOMMENDS THAT DESERT SPRINGS LIMITED PARTNERS VOTE TO APPROVE THE REQUESTED AMENDMENTS TO THE DESERT SPRINGS' PARTNERSHIP AGREEMENT.


                         FAIRNESS ANALYSIS AND OPINION

FAIRNESS ANALYSIS

     The General Partner believes that the terms of the Merger provide substantial benefits and are fair to the Limited Partners of Desert Springs and recommends that all Limited Partners of Desert Springs consent to the Merger. The General Partner bases this recommendation primarily on (i) its view that the expected benefits of the Merger for the Desert Springs Limited Partners outweigh the risks and potential detriments of the Merger to the Desert Springs Limited Partners (see "Background and Reasons for the Mergers and the REIT Conversion -- Reasons for the Mergers" and "Risk Factors"), (ii) its view that the value of the OP Units allocable to the Desert Springs Limited Partners on the basis of the Exchange Value established for Desert Springs represents fair consideration for the Partnership Interests held by the Desert Springs Limited Partners and is fair to the Desert Springs Limited Partners from a financial point of view, and
(iii) the Fairness Opinion of AAA stating that (a) the methodologies and underlying assumptions used to determine the Exchange Value, the Adjusted Appraised Value, the Continuation Value and the Liquidation Value of Desert Springs and each other Partnership, including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels, are fair and reasonable, from a financial point of view, to the Limited Partners of Desert Springs and each other Partnership and (b) the methodologies used to determine the value of an OP Unit and to allocate the equity interest in the Operating Partnership to be received by the Desert Springs Limited Partners and the Limited Partners of each Partnerships are fair and reasonable to the Desert Springs Limited Partners and the Limited Partners of each other Partnership.

     The Merger is not conditioned upon the consummation of the other Mergers. The General Partner has considered this fact in evaluating the fairness of the Merger. The General Partner believes that the fairness of the Merger will not be materially affected by the presence or absence of any other individual Partnership or by any particular combination of other Partnerships and that the Merger will be fair to the Desert Springs Limited Partners, individually and as a whole, if it is consummated with any combination of other Participating Partnerships. The General Partner bases this belief primarily on the fact that the consideration to be paid to the Desert Springs Limited Partners has been established based upon Desert Springs' Exchange Value, without regard to any possible combination of other Partnerships.

     In reaching the conclusions implicit in the above recommendation, the General Partner has taken into account the following considerations:

     . The General Partner has concluded that the Exchange Value for Desert Springs, which is equal to its Adjusted Appraised Value, represents fair consideration for the Partnership Interests of the Desert Springs Limited Partners in the Merger in relation to Desert Springs. The General Partner also has concluded that the Exchange Value established for the Desert Springs Limited Partners fairly reflects the value of the assets held by Desert Springs. In addition, the Fairness Opinion supports these conclusions.

     . The General Partner has concluded that the potential benefits of the Merger to the Desert Springs Limited Partners, as described under "Background and Reasons for the Mergers and the REIT Conversion -- Reasons for the Mergers," outweigh the potential risks and detriments of the Merger for the Desert Springs Limited Partners, as described in "Risk Factors."

     . The Fairness Opinion, in the view of the General Partner, supports the fairness of the Merger, even though it includes qualifications, limitations and assumptions relating to its scope and other factors that Desert Springs Limited Partners should consider carefully.

     . Host will contribute its wholly owned full-service hotel assets, its interests in the Hotel Partnerships and its other assets (excluding its senior living assets) to the Operating Partnership in exchange for
          (i) a number of OP Units equal to the number of outstanding shares of common stock of Host, (ii) preferred partnership interests in the Operating Partnership corresponding to any shares of Host preferred stock outstanding at the time of the REIT Conversion and (iii) the assumption by the Operating Partnership of certain liabilities of Host. Following these contributions, the Operating Partnership and its subsidiaries will directly own all of Host's wholly-owned hotels and all of Host's interests in the Hotel Partnerships and other assets. Host REIT will not receive any compensation for its services as general partner to the Operating Partnership following the REIT Conversion and will benefit from the operations of the Operating Partnership only to the extent of the distributions received based upon its percentage interest in the Operating Partnership to the same extent as the other limited partners. Because Host REIT will share in the value of the Operating Partnership solely through distributions and not through any separate compensation structure, the General Partner believes that this is a factor supporting the fairness of the Merger to the Desert Springs Limited Partners.

     . The General Partner believes that the value of the consideration to be received by the Desert Springs Limited Partners in the Merger is fair in relation to the value which would be derived by such Limited Partners under any of the alternatives described under "Background and Reasons for the Mergers and the REIT Conversion -- Alternatives to the Mergers," especially since the Exchange Value of Desert Springs is equal to its Adjusted Appraised Value, which is the greatest of the three values the Adjusted Appraised Value, the Continuation Value and the Liquidation Value. The General Partner does not believe that the sale of any of Desert Springs' Hotels and liquidation of Desert Springs will obtain for Desert Springs Limited Partners as much value as the value to be received by such Desert Springs Limited Partners following the Merger. The General Partner believes that the following benefits are of the greatest value and importance to the Desert Springs Limited Partners:


                             Desert Springs Supp-15

              . Enhanced Liquidity. The Mergers and the REIT Conversion will offer Desert Springs Limited Partners significantly enhanced liquidity with respect to their investments in D esert Springs because, after the expiration of the Initial Holding Period, Desert Springs Limited Partners will be able to exercise their Unit Redemption Right at any time, subject to certain limited exceptions. Host has approximately 204 million shares of common stock outstanding and the closing price on the NYSE on May 28, 1998 was $19.4375 per share (reflecting a total common equity market capitalization of approximately $4 billion). The exercise of the Unit Redemption Right, however, generally would result in recognition of taxable income or gain at that time.

              . Public Market Valuation. The General Partner believes that by exchanging interests in which is a non-traded limited partnership for interests in a publicly traded real estate company focused primarily on a more diverse and growing full-service hotel portfolio, the Desert Springs Limited Partners will have the opportunity to participate in the recent trend of ownership of real estate through a publicly traded entity, which, in many instances, has resulted in market valuations of public real estate companies in excess of the estimated net asset values of those companies.

              . Regular Quarterly Cash Distributions. The General Partner expects that the Operating Partnership will make regular quarterly cash distributions to holders of OP Units.

              . Substantial Tax Deferral. The General Partner expects that Desert Springs Limited Partners who do not elect to receive Notes generally should be able to obtain the benefits of the Merger while continuing to defer recognition for federal income tax purposes of at least a substantial portion, if not all, of the gain with respect to their Partnership Interests that otherwise would be recognized in the event of a liquidation of Desert Springs or a sale or other disposition of its assets in a taxable transaction.

     . The General Partner believes that the economic terms of the leases of the Desert Springs Hotels are fair and reasonable from the standpoint of the Operating Partnership.

     The General Partner believes that the factors described above, which support the fairness of the Merger to the Desert Springs Limited Partners, when weighed against the factors that may be disadvantageous, taken as a whole, indicate that the Merger is fair to the Desert Springs Limited Partners.

     AAA, an independent financial advisory firm with substantial real estate and partnership transaction experience, was engaged by the General Partner and the other General Partners to perform the Appraisals and to render the Fairness Opinion that (i) the methodologies and underlying assumptions used to determine the Exchange Value, the Adjusted Appraised Value, the Continuation Value and the Liquidation Value of Desert Springs and each other Partnership, including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels, are fair and reasonable, from a financial point of view, to the Desert Springs Limited Partners and the Limited Partners of each other Partnership, and (ii) the methodologies used to determine the value of an OP Unit and to allocate the equity in the Operating Partnership to be received by the Desert Springs Limited Partners and the Limited Partners of each Partnership are fair and reasonable to the Desert Springs Limited Partners and the Limited Partners of each other Partnership. The Fairness Opinion is addressed to each Partnership and it may be relied upon by each of the Desert Springs Limited Partners and the Limited Partners of the other Partnerships.
The full text of the Fairness Opinion, which contains a description of the assumptions and qualifications applicable to the review and analysis by AAA, is set forth in Appendix B to the Consent Solicitation and should be read in its entirety. The material assumptions and qualifications to the Fairness Opinion are summarized below, although this summary does not purport to be a complete description of the various inquiries and analyses undertaken by AAA in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex analytical process not necessarily susceptible to partial analysis or amenable to summary description. For a more complete description of the assumptions and qualifications that limit the scope of the Fairness Opinion, see "Qualifications to Fairness Opinion" and " Assumptions" below.

     Although the General Partner advised AAA that certain assumptions were appropriate in its view, the General Partner imposed no conditions or limitations on the scope of the investigation by AAA or the methods and procedures to be followed by AAA in rendering the Fairness Opinion. The fees and expenses of AAA will be treated as a Merger Expense and will be paid by the Operating Partnership. In addition, the General Partner has agreed to indemnify AAA against certain liabilities. See "-- Compensation and Material Relationships."

     QUALIFICATIONS TO FAIRNESS OPINION. In the Fairness Opinion, AAA specifically states that it did not: (a) specifically consider other methodologies for allocation of the OP Units, (b) address or conclude that other methodologies for allocation of the OP Units to the Desert Springs and the other Partnerships might not have been more favorable to the Limited Partners in certain of the Partnerships, (c) negotiate with Desert Springs, the other Partnerships or Host, (d) participate in establishing the terms of the Merger and the other Mergers, (e) provide an opinion as to the terms and conditions of the Merger and the other Mergers other than those explicitly stated in the Fairness Opinion, (f) make any independent review of the capital expenditure estimates set forth in the Engineering Study, (g) make any estimates of Desert Springs' and each other Partnership's contingent liabilities.


                             Desert Springs Supp-16

     In connection with preparing the Fairness Opinion, AAA was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the analysis set forth in Appendix
B. AAA will not deliver any additional written opinion of the analysis, other than to update the written opinion if requested by the Operating Partnership.

     EXPERIENCE OF AAA.    AAA is the world's largest independent valuation
consulting firm and is regularly and continually engaged in the valuation of commercial real estate and businesses and their securities in connection with tender offers, mergers and acquisitions, recapitalizations and reorganizations, divestitures, employee stock ownership plans, leveraged buyout plans, private placements, limited partnerships, estate and corporate matters, other financial advisory matters and other valuation purposes.

     AAA was selected because of its experience in the valuation of businesses and their securities in connection with tender offers, mergers and acquisitions, recapitalizations and reorganizations, including transactions involving hotel partnerships. In addition, Host and its affiliates have previously engaged AAA to provide appraisals and fairness opinions in connection with other transactions. The General Partner and the other General Partners considered several other firms for purposes of performing the appraisals and rendering the Fairness Opinion, but selected AAA for the foregoing reasons.

     SUMMARY OF MATERIALS CONSIDERED AND INVESTIGATION UNDERTAKEN. As a basis for rendering for Fairness Opinion, AAA has made such reviews, studies and analyses as it deemed necessary and pertinent in order to provide it with a reasonable basis for the Fairness Opinion, including, but not limited to, the following: (i) reviewed the transaction documents and SEC reporting and/or filing documents, including drafts of the Form S-4 for the Mergers; (ii) provided the Market Value of each Hotel owned by each Partnership in a separate short form appraisal report and each such report was reviewed and certified by an MAI appraiser as to its preparation in accordance with the requirements of the Standards of Professional Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation; as part of the Appraisals, AAA reviewed historical operating statements, 1998 budget and year-to-date results, and other financial information as it deemed necessary as a basis for the Fairness Opinion and the Appraisals also considered market transactions of similar lodging properties as appropriate as a basis for the Market Value of each Hotel; (iii) reviewed the methodologies used by each of the General Partners in their determination of the Exchange Value of each Partnership, including the nature and amount of all adjustments to the Appraised Values in determining such Exchange Values; AAA reviewed and tested for the fairness and reasonableness of all adjustments as well as for consideration of all adjustments deemed to be appropriate by AAA;
(iv) reviewed the methodologies used by each of the General Partners in their determination of the value of an OP Unit and the allocation of the equity interest in the Operating Partnership to be received by the limited partners of each Partnership, and AAA reviewed and tested for the fairness and reasonableness of the methods and measurements made by the General Partners; (v) reviewed the General Partners' determination of the Liquidation Value of each Partnership, and AAA reviewed and tested for the fairness and reasonableness of all adjustments proposed by the General Partners, as well as for consideration of all adjustments deemed appropriate by AAA; (vi) provided an estimate of the Continuation Value of each Partnership based upon the estimated present value of expected benefits to be received by each limited partner interest as though the Mergers did not occur and each Partnership's assets were sold within a twelve year period; AAA, as part of its analysis and review, determined appropriate rates of growth in house profit or net operating income, as well as reviewed other key variables affecting partnership cash flows and other economic/financial factors affecting the Partnerships' expected operations and results;(vii) reviewed the terms of the ground leases of the Hotels and the partnership agreement of each Partnership; (viii) reviewed audited and unaudited historical income statements, balance sheets and statements of sources and uses of funds of each Partnership and Host and pro forma financial information for Host REIT; (ix) reviewed audited and unaudited historical operating statements of each Hotel, as well as current operating statements and budgets; (x) conducted real estate valuation and financial due diligence with respect to the Partnerships and their underlying assets, liabilities and equity; (xi) reviewed internal Marriott International, Host and Partnership financial analyses and other internally generated data for each Hotel; and (xii) discussed all of the foregoing information, where appropriate, with management of Marriott International, Host and the Partnerships, and their respective employees.

     ASSUMPTIONS. In rendering its opinion, AAA relied, without independent verification, on the accuracy and completeness in all material respects of certain relevant publicly available information and information provided to AAA by the Host and the Hotels. AAA assumed that all information furnished by Host, the Hotels and the Partnerships and their representatives, upon which AAA relied, presented and accurate description in all material respects of the current and prospective status of the Hotels and the Partnerships from an operational and financial point of view. AAA also noted that the Fairness Opinion was based upon financial, economic, market and other considerations as they existed and could be evaluated on the date thereof.

     CONCLUSIONS. AAA concluded that, based upon and subject to its analysis and assumptions and limiting conditions, and as of the date of the Fairness
Opinion: (i) the methodologies used to determine the Exchange Value, the Adjusted Appraised Value, the Continuation Value and the Liquidation Value each Partnership, including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of each of the Hotels, are fair and reasonable, from a financial point of view, to the Desert Springs Limited Partners and the Limited Partners of each Partnership, and (ii) the methodologies used to determine the value of an OP Unit and to allocate the equity interest in the Operating Partnership to be received by the Desert Springs Limited Partners and the Limited Partners of each Partnership are fair and reasonable to the Limited Partners of each Partnership.

     COMPENSATION AND MATERIAL RELATIONSHIPS. AAA has been paid a fee of $________ for its services as described herein, including the Appraisals and preparing to deliver the Fairness Opinion. In addition, AAA will be reimbursed for all reasonable out-of-pocket expenses, including legal fees, and will be indemnified against certain liabilities, including certain liabilities under the securities laws. The fee was negotiated between Host, the General Partners and AAA. Payment of the fee to AAA is not dependent upon completion of the Mergers. AAA has been previously engaged by Host and its affiliates to provide fairness opinions in connection with other transactions.

VOTING PROCEDURES

     The consent of Limited Partners holding more than 50% of the outstanding limited partnership interests constituting a quorum is required for participation in the Merger. A majority of limited partnership interests held by Limited Partners constitutes a quorum.

     A Desert Springs Limited Partner may mark the Consent Form to vote "FOR," "AGAINST" or "ABSTAIN" with respect to participation in the Merger by Desert Springs. THE FAILURE OF A LIMITED PARTNER OF DESERT SPRINGS TO VOTE WILL MEAN THAT SUCH LIMITED PARTNER'S PARTNERSHIP INTEREST WILL NOT BE COUNTED FOR PURPOSES OF ESTABLISHING A QUORUM AND WILL NOT AFFECT THE MANNER IN WHICH HOST IS REQUIRED TO VOTE ITS LIMITED PARTNERSHIP INTERESTS. AN ABSTENTION OF A DESERT SPRINGS LIMITED PARTNERS WILL BE COUNTED FOR PURPOSES OF ESTABLISHING A QUOROM BUT WILL EFFECTIVELY BE COUNTED AS A VOTE "AGAINST" THE MERGER. A CONSENT FORM THAT IS PROPERLY SIGNED BUT NOT MARKED WILL BE VOTED FOR THE MERGER. The voting procedures applicable to Desert Springs Limited Partners are set forth in the Consent Solicitation under the heading "Voting Procedures -- Required Vote and Other Conditions."


FEDERAL INCOME TAX CONSIDERATIONS

  In addition to the federal income tax considerations discussed in the sections of the Consent Solicitation entitled "Federal Income Tax Considerations" and "Risk Factors -- Federal Income Tax Risks," Desert Springs Limited Partners should read carefully the following discussion of federal income tax considerations applicable specifically to the Desert Springs Limited Partners. The information included in this discussion is based upon various factual assumptions and information which are believed by the Operating Partnership and the General Partner to be reliable. However, some of these assumptions inevitably will not materialize, and unanticipated events and circumstances will occur. Therefore, there likely will be differences between the information provided herein, including the numerical data and estimates, and actual results, and the variations may be material and adverse.

                             Desert Springs Supp-17

  APPLICABILITY OF TAX OPINIONS

  Hogan & Hartson L.L.P. ("Hogan & Hartson"), counsel to Host REIT, Host and the Operating Partnership, has provided to Host REIT and the Operating Partnership an opinion letter (substantially in the form of Appendix C to the Consent Solicitation) as to certain federal income tax consequences to the Operating Partnership and the Desert Springs Limited Partners resulting from the Mergers and the REIT Conversion. The opinion letter is based upon certain assumptions and certain representations provided by Host REIT, Host, the Operating Partnership and the General Partners. These representations generally involve factual matters relating to the organization, ownership and operations (including the income, assets, businesses, liabilities and properties) of the Partnerships and Hotels contributed to the Operating Partnership by Host and the Blackstone Entities prior to the Mergers and of Host REIT, the Operating Partnership and the Hotel Partnerships following the Mergers and the REIT Conversion. In addition, on the Closing Date, Hogan & Hartson expects to provide to Host REIT and the Operating Partnership an opinion letter (substantially in the form of Appendix D to the Consent Solicitation) as to the qualification and taxation of Host REIT as a REIT under the Code following the REIT Conversion. See "Federal Income Tax Considerations -- Summary of Tax Opinions" in the Consent Solicitation.

  Each opinion provided by Hogan & Hartson in the opinion letter that is substantially in the form of Appendix C to the Consent Solicitation is applicable to the Desert Springs Limited Partners.

  The opinions already rendered by Hogan & Hartson are based on the Code and Treasury Regulations in effect on the date hereof, current administrative interpretations and positions of the IRS and existing court decisions, and the opinions to be rendered by Hogan & Hartson on the Closing Date will be based on the same authorities as of the Closing Date. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change the law or the above conclusions reached by counsel. In addition, any such change could apply retroactively to transactions preceding the date of change. Moreover, opinions of counsel merely represent counsel's best judgment with respect to the probable outcome on the merits and are not binding on the IRS or the courts. Accordingly, even if there is no change in applicable law, no assurance can be provided that such opinions (which do not bind the IRS or the courts) will not be challenged by the IRS or will be sustained by a court if so challenged. With the one exception described below (see " -- Tax Consequences of the Merger -- Deemed Cash Distribution and Resulting Taxable Gain") and in the Consent Solicitation under "Federal Income Tax Considerations -- Tax Consequences of the Mergers -- IRS Ruling Request Regarding Allocation of Partnership Liabilities," neither Host REIT, the Operating Partnership nor the General Partners have requested or plan to request any rulings from the IRS concerning the tax consequences of the Mergers or the treatment of either the Operating Partnership or Host REIT subsequent to the REIT Conversion.

  TAX CONSEQUENCES OF THE MERGER

  Overview.  Hogan & Hartson has provided an opinion to the effect that the
  --------
Merger will not result in the recognition of taxable gain or loss at the time of the Merger to a Desert Springs Limited Partner (i) who does not exercise his Unit Redemption Right on a date sooner than the date two years after the date of the consummation of the Merger; (ii) who does not receive a cash distribution (or a deemed cash distribution resulting from relief from liabilities, including as a result of any repayment of the GMAC Senior Loan or the Goldman Sachs Mezzanine Loan) in connection with the Merger or the REIT Conversion in excess of his aggregate adjusted basis in his Desert Springs Partnership Units at the time of the Merger; (iii) who does not elect to receive a Note in exchange for his OP Units in connection with the Merger (the "Note Election"); (iv) who is not required to recognize gain by reason of the exercise by another Desert Springs Limited Partner of his right to make the Note Election (which, in counsel's opinion, described below, should not be the result of such election); and (v) who does not have his "at risk" amount fall below zero as a result of the Merger or the REIT Conversion. See "Federal Income Tax Considerations -- Summary of Tax Opinions" in the Consent Solicitation.

  With respect to the foregoing exceptions to nonrecognition treatment, the Operating Partnership and the General Partner believe as follows: (i) a Desert Springs Limited Partner who acquired his Desert Springs Partnership Units in the original offering of such Partnership Units and who has held such

                             Desert Springs Supp-18

Partnership Units at all times since would not be considered to receive, as a result of the Merger, a distribution (or a deemed cash distribution resulting from relief from liabilities) that exceeds his aggregate adjusted basis in his Desert Springs Partnership Units at the time of the Merger, and would not have his "at risk" amount fall below zero as a result of the Merger (in this regard, the Operating Partnership has no plan to prepay or repay either the GMAC Senior Loan or the Goldman Sachs Mezzanine Loan in connection with the REIT Conversion), and (ii) none of the personal property owned by Desert Springs will need to be sold to a Non-Controlled Subsidiary in connection with the REIT Conversion. See "Federal Income Tax Considerations -- Tax Consequences of the Mergers -- Overview" in the Consent Solicitation.

  With respect to the effects of a Desert Springs Limited Partner's election to receive a Note in exchange for his OP Units in connection with the Merger, Hogan & Hartson is of the opinion that, although the matter is not free from doubt, a Desert Springs Limited Partner who does not elect to receive a Note in connection with the Merger should not be required to recognize gain by reason of another Desert Springs Limited Partner's exercise of such right. With respect to the exercise of a Unit Redemption Right, Hogan & Hartson is of the opinion that it is more likely than not that a Desert Springs Limited Partner's exercise of his Unit Redemption Right more than one year after the date of consummation of the Merger but less than two years after such date will not cause the Merger itself to be a taxable transaction for the Desert Springs Limited Partner (or the other Desert Springs Limited Partners). See "Federal Income Tax Considerations -- Summary of Tax Opinions" in the Consent Solicitation.
Opinions of counsel, however, do not bind the IRS or the courts, and no assurances can be provided that such opinions will not be challenged by the IRS or will be sustained by a court if so challenged.

  Deemed Cash Distribution and Resulting Taxable Gain.  With respect to his
  ---------------------------------------------------
Desert Springs Partnership Units, a Desert Springs Limited Partner will receive no actual cash distribution in connection with the Merger but would be deemed to receive a cash distribution in connection with the Merger to the extent that his share of Operating Partnership liabilities immediately after the Merger and the REIT Conversion is less than his share of Desert Springs liabilities immediately prior to the Merger. For example, any repayment of the GMAC Senior Loan or the Goldman Sachs Mezzanine Loan or debt encumbering other Hotels may result in a deemed cash distribution to the Desert Springs Limited Partners. See "Federal Income Tax Considerations -- Tax Consequences of the Mergers -- Relief from Liabilities/Deemed Cash Distribution" in the Consent Solicitation. Even though the GMAC Senior Loan, the Goldman Sachs Mezzanine Loan and the debt encumbering other Hotels is not expected to be repaid or refinanced in connection with the Merger and the REIT Conversion, a Desert Springs Limited Partner's share of indebtedness following the Merger and the REIT Conversion may nonetheless decrease in comparison to the Limited Partner's estimated aggregate share of Desert Springs indebtedness as of December 31, 1998 (calculated based on the assumption that the Merger did not occur) by reason of the manner in which the debt allocation rules work when multiple assets with different levels of leverage are consolidated into a single partnership.

  A Desert Springs Limited Partner, however, would recognize taxable gain as a result of any deemed cash distribution only to the extent that the deemed cash distribution were to exceed his adjusted tax basis in his Desert Springs Partnership Units immediately prior to the Merger. As noted above, the Operating Partnership and the General Partner believe, based upon and subject to the assumptions and other limitations described below, that a Desert Springs Limited Partner who acquired his Desert Springs Partnership Units in the original offering of such Partnership Units and has held the Partnership Units at all times since the offering will have an adjusted tax basis in excess of the deemed cash distribution that might occur in connection with the Merger and the REIT Conversion. Therefore, such a Desert Springs Limited Partner should not recognize gain due to such deemed cash distribution resulting from the relief from liabilities in connection with the Merger and the REIT Conversion.

  The adjusted tax basis of a Desert Springs Limited Partner who did not acquire his Desert Springs Partnership Units in the original offering of such Partnership Units or who has not held his Desert Springs Partnership Units at all times since such offering could vary materially from that of a Desert Springs Limited Partner who did so. If a Desert Springs Limited Partner has an adjusted tax basis in his Desert Springs Partnership Units (per Desert Springs Partnership Unit) that is substantially less than the adjusted

                             Desert Springs Supp-19
tax basis of a Desert Springs Limited Partner who acquired his Desert Springs Partnership Units in the original offering of such Partnership Units and has held such Partnership Units at all times since, he could (although it is unlikely) recognize gain due to any deemed cash distribution resulting from the relief from liabilities in connection with the Merger and the REIT Conversion.

     The Operating Partnership has no current plan or intention to cause the prepayment of the GMAC Senior Loan or the Goldman Sachs Mezzanine Loan or, except as described in the Consent Solicitation, any of the nonrecourse liabilities encumbering the Hotels owned by the other Partnerships. The Operating Partnership, however, will have to repay mortgage indebtedness securing the Hotels owned by the Partnerships at the time such indebtedness matures. There can be no assurance that at such time the Operating Partnership will be able to secure nonrecourse mortgage indebtedness secured only by those Hotels in an amount sufficient to avoid a deemed cash distribution to the former Limited Partners in those Partnerships, including Desert Springs. Moreover, the Operating Partnership's current long-term financing strategy is to have as little debt as possible that is secured by individual Hotels and to have as much debt as possible in the form of unsecured debt, held either by the public or by institutional investors, which debt may or may not be recourse to Host REIT, as general partner of the Operating Partnership. In view of these considerations and the potential adverse consequences to Limited Partners in certain Partnerships, including the Desert Springs Limited Partners, the Operating Partnership has requested from the IRS a ruling to the effect that such unsecured indebtedness of the Operating Partnership that is issued initially to institutional investors and is not recourse to Host REIT (i) would qualify as "nonrecourse liabilities" for purposes of Code Section 752, (ii) to the extent the proceeds thereof are applied to repay existing nonrecourse mortgage indebtedness secured by one or more Hotels (including the GMAC Senior Loan or the Goldman Sachs Mezzanine Loan), would be considered to be "secured" by those Hotels for purposes of allocating the liabilities for tax basis purposes (and thus would be allocable, at least in substantial part, to the former Limited Partners in the Partnership owning those Hotels, including the Desert Springs Limited Partners), and (iii) would constitute "qualified nonrecourse financing" secured by such Hotels for purposes of Code Section 465. The IRS has recently issued a ruling to that effect to another taxpayer, and has indicated to the Operating Partnership's representatives that it is favorably inclined to issue that ruling to the Operating Partnership.

  Each Desert Springs Limited Partner will gradually begin to recognize income over the term of his ownership of OP Units (beginning, perhaps, in his first year of ownership of OP Units) attributable to deemed cash distributions resulting from the relief from liabilities, as the aggregate principal amount of nonrecourse indebtedness encumbering (or deemed to encumber) the Hotel amortizes in accordance with its terms. The Operating Partnership will make regular quarterly cash distributions to the Desert Springs Limited Partners that may or may not be sufficient to allow the Desert Springs Limited Partners to pay the federal and state income tax owed on the income allocated to such Limited Partners by reason of the amortization of the debt secured by the Desert Springs Hotel.

  Even if Desert Springs does not participate in the Merger, the General Partner has estimated that the Desert Springs Limited Partners will be required to recognize in taxable year 1998 income of approximately $1,700 per Desert Springs Partnership Unit, as of December 31, 1998 resulting, in part, from the amortization of the GMAC Senior Loan and the Goldman Sachs Mezzanine Loan.

     Section 465(e) Recapture.  As discussed in the Consent Solicitation, see
     ------------------------
"Federal Income Tax Considerations -- Tax Consequences of the Mergers -- Section 465(e) Recapture," the "at risk" rules of Section 465 of the Code generally apply to limit the use of partnership losses by a partner. Under Section 465(e) of the Code, a partner may be required to include in gross income, or "recapture," losses previously allowed to such partner with respect to his investment in a partnership if the amount for which the partner is "at risk" in relation to his investment in the partnership is less than zero at the close of the taxable year.

  It is possible that the consummation of the Merger and the REIT Conversion or the repayment of certain "qualified nonrecourse financing" of the Operating Partnership, the Hotel Partnerships or the Hotels contributed to the Operating Partnership by the Blackstone Entities at the time of or following the Merger and the REIT Conversion could, singularly or in combination, cause a Desert Springs Limited Partner's

                             Desert Springs Supp-20
amount at risk in relation to his investment in Desert Springs (and, after the Merger, in the Operating Partnership) to be reduced below zero, resulting in an income inclusion to the Limited Partner under Section 465(e) of the Code. Currently, a sufficient portion of the current debt of Desert Springs constitutes "qualified nonrecourse financing" so that the Desert Springs Limited Partners have positive at risk amounts, and the Operating Partnership expects that most of the current debt with respect to the other Hotel Partnerships and the Hotels contributed by the Blackstone Entities that will be assumed by the Operating Partnership as part of the Merger and the REIT Conversion should qualify as "qualified nonrecourse financing." The Operating Partnership and the General Partner believe, based upon and subject to the assumptions and other limitations described below, that a Desert Springs Limited Partner who acquired his Desert Springs Partnership Units in the original offering of such Partnership Units and has held the Partnership Units at all times since will have a positive at risk amount immediately following the Merger and the REIT Conversion.

  It is possible, however, that a former Desert Springs Limited Partner's at risk amount could decline in the future, either because of the allocation of losses from the Operating Partnership to that former Desert Springs Limited Partner or because of cash distributions by the Operating Partnership to that former Desert Springs Limited Partner in excess of the taxable income allocable to him with respect to his OP Units. Moreover, there can be no assurance that debt incurred by the Operating Partnership in the future to refinance the GMAC Senior Loan, the Goldman Sachs Mezzanine Loan or outstanding mortgage debt of the other Hotel Partnerships or the Hotels contributed by the Blackstone Entities will qualify as "qualified nonrecourse financing." If, however, the Operating Partnership were to obtain the requested ruling from the IRS, and were to refinance existing mortgage indebtedness of the Partnerships with the type of indebtedness described in the ruling, such indebtedness should constitute "qualified nonrecourse financing" for purposes of the "at risk" rules.

  Impact of Assumption of Desert Springs Liabilities by the Operating
  -------------------------------------------------------------------
Partnership.  As described in the Consent Solicitation, see "Federal Income Tax
-----------
Considerations -- Tax Consequences of the Mergers -- Disguised Sale Regulations," a Desert Springs Limited Partner will recognize gain to the extent he is treated as having sold all or part of his Desert Springs Partnership Interest in a "disguised sale." For purposes of these rules, certain reductions in a partner's share of partnership liabilities are treated as a transfer of money or other property from the partnership to the partner which may give rise to a disguised sale, even if that reduction would not otherwise result in a taxable deemed cash distribution in excess of the partner's basis in his partnership interest. However, if a transfer of property by a partner to a partnership is not otherwise treated as part of a disguised sale, then any reduction in the partner's share of "qualified liabilities" also will not be treated as part of a disguised sale. A "qualified liability" in connection with a transfer of property to a partnership includes (i) any liability incurred more than two years prior to the earlier of the transfer of the property or the date the partner agrees in writing to the transfer, as long as the liability has encumbered the transferred property throughout the two-year period; (ii) a liability that was not incurred in anticipation of the transfer of the property to a partnership, but that was incurred by the partner within the two-year period prior to the earlier of the date the partner agrees in writing to transfer the property or the date the partner transfers the property to a partnership and that has encumbered the transferred property since it was incurred; (iii) a liability that is traceable under the Treasury Regulations to capital expenditures with respect to the property; and (iv) a liability that was incurred in the ordinary course of the trade or business in which property transferred to the partnership was used or held, but only if all the assets related to that trade or business are transferred, other than assets that are not material to a continuation of the trade or business. However, a recourse liability is not a "qualified liability" unless the amount of the liability does not exceed the fair market value of the transferred property (less any other liabilities that are senior in priority and encumber such property or any allocable liabilities described in (iii) or (iv), above) at the time of transfer.

  The General Partner believes that all liabilities of Desert Springs fall into one of the four categories of "qualified liabilities" described in the preceding paragraph. However, the General Partner estimates that approximately
$19.3 million of Desert Springs indebtedness ($22,200 per $100,000 original investment in Desert Springs), as of December 31, 1998, may be "qualified liabilities" solely by reason of exception (ii) in the preceding paragraph (i.e., a liability incurred within two years of the Merger but not in anticipation of

                             Desert Springs Supp-21
the Merger) and, thus, Desert Springs and the Desert Springs Limited Partners will be required to disclose such indebtedness on a completed IRS Form 8275 or on a statement attached to their tax returns for the taxable year in which the Merger occur. There can be no assurance, however, that the IRS will not challenge the position of Desert Springs that this indebtedness is a "qualified liability."

  TAX TREATMENT OF DESERT SPRINGS LIMITED PARTNERS WHO HOLD OP UNITS FOLLOWING THE MERGER

  Initial Basis in Units.  In general, a Desert Springs Limited Partner will
  ----------------------
have an initial tax basis in his OP Units received in the Merger with respect to his Desert Springs Partnership Units equal to the basis in his Desert Springs Partnership Units at the time of the Merger, reduced to reflect any deemed cash distributions resulting from a reduction in his share of Desert Springs liabilities and increased to reflect his share of other liabilities of the Operating Partnership and any gain required to be recognized in connection with the Merger and the REIT Conversion. For a discussion of the federal income tax considerations for a Desert Springs Limited Partner from a reduction in basis that may result from the Merger and the REIT Conversion, see "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers -- Initial Tax Basis of OP Units" in the Consent Solicitation.

  Tax Allocations with Respect to Contributed Hotel upon a Sale of Desert
  -----------------------------------------------------------------------
Springs Hotel.  Pursuant to Section 704(c) of the Code, income, gain, loss and
-------------
deduction attributable to appreciated or depreciated property that is contributed to a partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (referred to as the "Book-Tax Difference"). The Operating Partnership and the General Partner estimate, based upon and subject to the assumptions and other limitations described below, that the aggregate Book-Tax Difference with respect to the Desert Springs Hotel will be $________ upon the consummation of the Merger.

  If the Operating Partnership were to sell the Desert Springs Hotel, the former partners of Desert Springs (including Host REIT with respect to Host's interest in Desert Springs held through the General Partner) would be specially allocated by the Operating Partnership an aggregate amount of taxable gain equal to the Book-Tax Difference with respect to the Desert Springs Hotel ($ ______ in the aggregate if the Desert Springs Hotel were sold immediately after the consummation of the Merger, according to the estimate in the previous paragraph). The share of such gain allocable to a Desert Springs Limited Partner who acquired his Desert Springs Partnership Units in the original offering of such Partnership Units and held such Partnership Units at all times since would be $_____ per Desert Springs Partnership Unit for a Limited Partner who acquired his Partnership Units for cash, and $_____ per Desert Springs Partnership Unit for a Limited Partner who acquired his Partnership Units pursuant to the installment purchase plan. The share of such gain of a Desert Springs Limited Partner who did not acquire his Desert Springs Partnership Units in the original offering of such Partnership Units or who has not held his Desert Springs Partnership Units at all times since such offering could vary materially from this amount. If the Operating Partnership were to sell the Desert Springs Hotel, the remaining Book-Tax Difference at the time the Hotel is sold would be required to be allocated exclusively to the former Desert Springs Limited Partners and the General Partner, even though the proceeds of such sale would be allocated proportionately among all the partners in the Operating Partnership (and would likely be retained by the Operating Partnership, rather than distributed to holders of OP Units and Common Shares of Host REIT). The Desert Springs Limited Partners would not be entitled to any special distributions from the Operating Partnership in connection with such a sale, and thus would not necessarily receive cash distributions from the Operating Partnership sufficient to pay such additional taxes. Although the Partnership Agreement does not impose any restrictions upon the Operating Partnership preventing it from causing the sale of the Desert Springs Hotel at any time following the Merger, the Operating Partnership does not have current plans to pursue a sale of the Desert Springs Hotel. See "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers -- Sale of Individual Hotels" in the Consent Solicitation.

                             Desert Springs Supp-22

  Tax Allocations with Respect to Contributed Hotel Generally.  The tax
  -----------------------------------------------------------
allocations of depreciation to the Desert Springs Limited Partners may change significantly as a result of the Merger and the REIT Conversion for two reasons. First, as described above, pursuant to Section 704(c) of the Code, depreciation and deductions attributable to the Desert Springs Hotel will be required to be allocated for federal income tax purposes in a manner such that the Desert Springs Limited Partners are charged with the Book-Tax Difference associated with the Desert Springs Hotel at the time of the consummation of the Merger. Consequently, a Desert Springs Limited Partner will be allocated less depreciation with respect to the Desert Springs Hotel than would be the case if the Merger had not occurred and the Desert Springs Limited Partner had continued to hold his Desert Springs Partnership Units. (On the other hand, a former Desert Springs Limited Partner will be allocated depreciation with respect to other Hotels acquired by the Operating Partnership in connection with the Merger and the REIT Conversion, including the Hotels owned by the other Hotel Partnerships and the Hotels being contributed to the Operating Partnership by Host and the Blackstone Entities in connection with the Merger and the REIT Conversion.) Second, the Merger will cause the technical termination under
Section 708(b)(1)(B) of the Code of Desert Springs and each of the other Hotel Partnerships that participates in the Merger. Section 168(i)(7) of the Code provides, in effect, that when a partnership terminates under Section 708(b)(1)(B) of the Code, the partnership must begin new depreciation periods for its property. As a result, the remaining bases of the real estate components of the Desert Springs Hotel and the Hotels held by the other Hotel Partnerships will be depreciated over 39 years, rather than over the remaining current lives of such Hotels (which range from less than one year to 39 years). See "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers -- Effect of Mergers on Depreciation" in the Consent Solicitation.

  In light of the complexity of the governing rules affecting the calculation and allocation of depreciation with respect to properties contributed to a partnership, particularly when a number of those properties are subject to the separate adjustments required in connection with a technical termination under
Section 708 of the Code, the number of Hotels that the Operating Partnership will be acquiring in connection with the Mergers and the REIT Conversion, and the impact on these calculations of other outside events, including equity offerings by Host or Host REIT and other acquisitions undertaken by Host, Host REIT or the Operating Partnership prior to or in connection with the REIT Conversion, the Operating Partnership and the General Partner believe that it is impossible to predict with any degree of precision the impact that the Mergers and the REIT Conversion will have on the future depreciation (and, consequently, the amount of taxable income) allocable to a Desert Springs Limited Partner.

  Impact on Passive Activity Losses of an Investment in a Publicly Traded
  -----------------------------------------------------------------------
Partnership.  The passive loss limitation rules generally provide that
-----------
individuals, estates, trusts and certain closely held corporations and personal service corporations can only deduct losses from passive activities (generally activities in which the taxpayer does not materially participate, which would include the Operating Partnership for Desert Springs Limited Partners) to the extent that such losses are not in excess of the taxpayer's income from passive activities or investments. A Desert Springs Limited Partner would be able to offset losses from other passive activities against income from the Operating Partnership that is considered passive income (but not portfolio income) so long as the Operating Partnership is not treated as a publicly traded partnership. The Operating Partnership and the General Partner believe, however, that there is a substantial risk that the Operating Partnership will be treated as a publicly traded partnership for purposes of the passive loss limitation rules. In this event, any losses or deductions of the Operating Partnership allocable to a Desert Springs Limited Partner after the Merger could not be used to offset passive income from other passive activities. Similarly, losses from other passive activities (including losses attributable to Desert Springs for periods prior to the Merger) could not be applied to offset income of the Operating Partnership allocated to a Desert Springs Limited Partner. A Desert Springs Limited Partner, however, would be able to offset any passive losses from his investment in Desert Springs (or other investments) against any gain recognized by the Desert Springs Limited Partner as a result of the Merger. The Operating Partnership and the Desert Springs General Partner estimate that, as of December 31, 1998, a Desert Springs Limited Partner who purchased his Desert Springs Partnership Units at the time of the original offering, has held those Partnership Units continuously since that time, and whose Partnership Units have been his only investment in a passive activity would have a passive activity loss carryforward of approximately $5,217, on a per Unit

                             Desert Springs Supp-23
basis, if such Partnership Units were acquired for cash, and $12,286, on a per Unit basis, if such Partnership Units were acquired on the installment purchase plan.

  State and Local Taxes.  Desert Springs Limited Partners holding OP Units will
  ---------------------
be subject to state and local taxation in a number of jurisdictions in which the Operating Partnership directly or indirectly holds real property and would be required to file periodic tax returns in those jurisdictions. In this regard, immediately following the Merger and the REIT Conversion, the Operating Partnership expects that it will own properties in approximately 28 states across the United States and the District of Columbia. Currently, Desert Springs owns property in only one state. See "Federal Income Tax Considerations-- Tax Treatment of Limited Partners Who Hold OP Units Following the Merger -- State and Local Taxes" in the Consent Solicitation.

  ASSUMPTIONS USED IN DETERMINING TAX CONSEQUENCES OF THE MERGER

  In preparing the discussion set forth above, the Operating Partnership and the General Partner made several key assumptions, which are described below. If any such assumption is not accurate with respect to a particular Desert Springs Limited Partner, the tax consequences of the Merger to such Desert Springs Limited Partner could be substantially different from those reflected above. ACCORDINGLY, EACH DESERT SPRINGS LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISOR TO DETERMINE THE IMPACT OF SUCH DESERT SPRINGS LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER.

  First, with respect to a Desert Springs Limited Partner's basis in his Desert Springs Partnership Units prior to the Merger, the Operating Partnership and the Desert Springs General Partner assumed that a Desert Springs Limited Partner acquired his Desert Springs Partnership Units in the original offering of such Partnership Units and has held such Partnership Units at all times since the offering (the "Original Limited Partner's Adjusted Basis"). In general, each Desert Springs Limited Partner had an initial tax basis in his Desert Springs Partnership Units ("Initial Basis") equal to his cash investment in Desert Springs (plus his proportionate share of Desert Spring's nonrecourse liabilities at the time he acquired his Desert Springs Partnership Units). A Desert Springs Limited Partner's Initial Basis generally has been increased by (a) such Limited Partner's share of Desert Springs taxable income and (b) any increases in his or her share of liabilities of Desert Springs. Generally, such Limited Partner's Initial Basis has been decreased (but not below zero) by (i) his share of Desert Springs cash distributions, (ii) any decreases in his share of liabilities of Desert Springs, (iii) his share of losses of Desert Springs and (iv) his share of nondeductible expenditures of Desert Springs that are not chargeable to capital. Because "syndication costs" are chargeable to capital and not deductible for tax purposes, a Desert Springs Limited Partner's basis in his Desert Springs Partnership Units effectively would include his share of the syndication costs incurred by Desert Springs at formation.

  The General Partner has set forth on Appendix E to the Consent Solicitation for Desert Springs (i) the Original Limited Partner's Adjusted Basis as of December 31, 1997 for each such Desert Springs Limited Partner, and (ii) an estimate of such Desert Springs Limited Partner's Original Limited Partner's Adjusted Basis as of December 31, 1998 (computed without regard to the Merger and based upon the assumptions set forth in Appendix C to the Consent Solicitation). The General Partner also has set forth on Appendix E to the Consent Solicitation for each Desert Springs Limited Partner whose adjusted basis in his Desert Springs Partnership Interest is the same as the Original Limited Partner's Adjusted Basis (i) the Desert Springs liabilities allocable to such Desert Springs Limited Partner as of December 31, 1997, and (ii) an estimate of the Desert Springs liabilities allocable to such Limited Partner as of December 31, 1998 (computed without regard to the Merger and based upon the assumptions set forth in Appendix C to the Consent Solicitation). Each of these estimates is shown separately for those Desert Springs Limited Partners who acquired their Partnership Units at the time of the original offering pursuant to the installment purchase plan.

  The adjusted tax basis of a Desert Springs Limited Partner who did not acquire his Desert Springs Partnership Units in the original offering of such Partnership Units could vary materially from that of a

                             Desert Springs Supp-24

Desert Springs Limited Partner who did so for various reasons. If a Desert Springs Limited Partner has an adjusted tax basis in his Desert Springs Partnership Units that is less than the Original Limited Partner's Adjusted Tax Basis, the Merger might result in the receipt by the Desert Springs Limited Partner of a deemed distribution of cash in excess of his adjusted tax basis in his Desert Springs Partnership Units, which could (although it is unlikely) result in the recognition of income or gain.

  Second, the Operating Partnership and the General Partner assumed that the method expected to be used by the Operating Partnership to allocate liabilities among the partners will be respected for federal income tax purposes. The Operating Partnership will allocate liabilities associated with the Desert Springs Hotel as described in "Federal Income Tax Considerations -- Tax Consequences of the Mergers -- Relief from Liabilities/Deemed Cash Distribution" in the Consent Solicitation. If the method used by the Operating Partnership were not respected for federal income tax purposes and the nonrecourse liabilities actually allocable to a Desert Springs Limited Partner are less than the amount assumed by the Operating Partnership and the General Partner, the Merger might result in the receipt by such Desert Springs Limited Partner of a deemed distribution of cash that is greater than the deemed distribution of cash expected to be received by such Desert Springs Limited Partner as described above in "Tax Consequences of the Merger -- Deemed Cash Distribution and Resulting Taxable Gain." For a Desert Springs Limited Partner who did not acquire his Desert Springs Partnership Units in the original offering of such Partnership Units or who did not hold such Partnership Units at all times since, this deemed distribution of cash could (although it is unlikely) exceed his adjusted tax basis in his Desert Springs Partnership Units, which could result in the recognition of income or gain.

  Finally, the Operating Partnership and the General Partner assumed that the Merger will be treated for federal income tax purposes as the transfer by the Desert Springs Limited Partners of their interests in the Hotel Partnerships to the Operating Partnership in exchange for OP Units. There can be no assurance, however, that the IRS will not seek to recharacterize each Merger as either (i) the liquidation of a Partnership followed by the distribution by the Partnership of its assets to its partners and the subsequent transfers by such partners of such assets to the Operating Partnership in exchange for OP Units, or (ii) the transfer by a Partnership of its assets to the Operating Partnership in exchange for OP Units (and possibly Notes) and the subsequent distribution of such OP Units (and possibly Notes) to its partners. If the Merger is recharacterized in the manner described in (ii) in the preceding sentence, the tax consequences of the Merger to the Desert Springs Limited Partners likely would be materially affected.

  EACH DESERT SPRINGS LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISOR TO DETERMINE THE IMPACT OF SUCH DESERT SPRINGS LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER. THE TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER TO A PARTICULAR DESERT SPRINGS LIMITED PARTNER COULD VARY SUBSTANTIALLY FROM THE CONSEQUENCES DESCRIBED ABOVE.

  TAX TREATMENT OF DESERT SPRINGS LIMITED PARTNERS WHO EXERCISE THEIR RIGHT TO MAKE THE NOTE ELECTION

  A Desert Springs Limited Partner who exercises his right to make the Note Election and receives a Note in connection with the Merger will be treated as having made a taxable disposition of his OP Units. The amount realized in connection with such disposition will equal the sum of the "issue price" of the Note (i.e., the face amount of the Note, currently estimated as $27,617 per Desert Springs Partnership Unit) plus the portion of Desert Springs liabilities allocable to the Desert Springs Limited Partner for federal income tax purposes immediately prior to the disposition of the OP Units (estimated as $_____ per Desert Springs Partnership Unit as of December 31, 1998). To the extent the amount realized exceeds the Desert Springs Limited Partner's adjusted basis in his Desert Springs Partnership Units, the Desert Springs Limited Partner will recognize gain. The Operating Partnership and the Desert Springs General Partner estimate (assuming the Desert Springs Limited Partner acquired his Desert Springs Partnership Units at the time of the original offering and has held such Partnership Units at all times since the offering) that the amount of gain that would be recognized by a Desert Springs Limited Partner who made the Note Election would be approximately $________ per Desert Springs Partnership Unit, as of December 31, 1998 if such Partnership

                             Desert Springs Supp-25

Unit was acquired for cash, and $_________ per Desert Springs Partnership Unit if such Partnership Unit was acquired pursuant to an installment purchase plan. For a discussion of the federal income tax rates applicable to the net capital gain from the sale of a capital asset, see "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers -- Disposition of OP Units by Limited Partners" in the Consent Solicitation. In this regard, the General Partner estimates that, as of December 31, 1998, if Desert Springs sold its Hotel in a fully taxable transaction for a net amount, after payment of liabilities, equal to the Note Election Amount of Desert Springs, the "unrecognized Section 1250 gain" per Desert Springs Partnership Unit would be $______ if the Desert Springs Partnership Unit were acquired for cash, and $___ if such Partnership Unit were acquired pursuant to the installment purchase plan. The gain subject to tax as ordinary income under Code
Section 1245 per Desert Springs Partnership Unit would be $______ if the Desert Springs Partnership Unit were acquired for cash, and $___ if such Partnership Unit were acquired pursuant to the installment purchase plan. A Desert Springs Limited Partner who makes the Note Election would be able to treat any per Partnership Unit passive activity loss carryforward with respect to the activities of Desert Springs, to the extent the sum of such losses exceeds his passive activity income for 1998, as losses that are not from a passive activity and, therefore, not subject to the passive activity loss limitation rules. For purposes of determining the gain recognized by a Limited Partner as a result of making the Note Election, an Original Limited Partner's Adjusted Basis will reflect such Limited Partner's share of the syndication costs incurred by his Partnership at formation.

  A Desert Springs Limited Partner who elects to receive a Note may be eligible to defer at least a small portion of that gain under the "installment sale" rules. Those rules, however, will not permit the Desert Springs Limited Partner to defer all of the gain, and, to the extent that the face amount of the Note (and any other installment obligations received by the taxpayer during the year) outstanding at the end of the taxable year in which the Merger occurs exceeds $5,000,000, will require that the Desert Springs Limited Partner who defers gain pay to the IRS interest on the resulting tax that has been deferred. The Desert Springs Limited Partner will not be eligible to defer gain recognized upon the receipt of the Note to the extent that its share of Desert Springs liabilities at the time of the Merger exceeds his adjusted tax basis in his Desert Springs Partnership Units immediately prior to the Merger (that is, to the extent that he has a "negative capital account" for tax purposes). In addition, the Desert Springs Limited Partner will not be eligible to defer gain to the extent that such gain would be taxed as ordinary income under Sections 1245 and 1250 of the Code. Lastly, if a Desert Springs Limited Partner disposes of its Note, any gain that had been deferred would be recognized in the year of disposition.

  THE SPECIFIC TAX ATTRIBUTES OF A PARTICULAR DESERT SPRINGS LIMITED PARTNER COULD HAVE A MATERIAL IMPACT ON THE TAX CONSEQUENCES OF THE MERGER, AND THE SUBSEQUENT OWNERSHIP AND DISPOSITION OF NOTES. THEREFORE, IT IS ESSENTIAL THAT DESERT SPRINGS LIMITED PARTNERS CONSIDERING ELECTING TO RECEIVE NOTES CONSULT WITH THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE FEDERAL INCOME TAX LAWS TO SUCH DESERT SPRINGS LIMITED PARTNERS' RESPECTIVE PERSONAL TAX SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

  Tax Consequences If Desert Springs Does Not Participate In The Merger

  If Desert Springs does not participate in the Merger, the Desert Springs Limited Partners would not have any tax consequences resulting from the Merger. The consequences of continued ownership of Desert Springs Partnership Units will be the same as would have resulted if the Merger had not been proposed.

                          *           *            *

  The above description is not exhaustive of all possible tax considerations associated with the Merger and the REIT Conversion. This summary does not discuss foreign tax considerations, nor does it discuss all of the aspects of federal income taxation or state and local taxation that may be relevant to Desert Springs Limited Partners in light of their particular circumstances.
EACH DESERT SPRINGS LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISOR TO DETERMINE THE IMPACT OF SUCH DESERT SPRINGS LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER.

                             Desert Springs Supp-26

                            SELECTED FINANCIAL DATA

  The following table presents selected historical financial data derived from the audited financial statements for the five most recent fiscal years in the period ended December 31, 1997 and the unaudited financial statements for the First Quarter 1998 and First Quarter 1997. The following data should be read in conjunction with the financial statements and the notes thereto, Management's Discussion and Analysis of Financial Condition and Results of Operations and the other financial information included elsewhere herein.


                                                              First Quarter                             Fiscal Year
                                                   ---------------------------   -----------------------------------------------
                                                       1998         1997         1997      1996       1995        1994      1993
                                                       ----         ----         ----      ----       ----        ----      ----
                                                          (unaudited)   (amounts in thousands, except per Partnership Unit)/(3)/
Revenues(1)........................................$ 16,153      $  6,264     $ 27,233   $ 25,781   $ 24,351   $ 22,641  $ 21,571
Operating profit...................................  11,616         3,763       16,381     14,510     13,293      9,873     9,990
Income (loss) before
     extraordinary item(2)                            7,330           376        2,161        109      1,585     (2,264)   (3,099)
Net income (loss)..................................   7,330           376       29,699        109      1,585     (2,264)   (3,099)
Distributions:
   General partner.................................      --            --          227         15         51         40        50
   Limited partners................................      --            --       22,500      1,532      5,020      3,964     4,948
                                                   ------------------------------------------------------------------------------
   Total...........................................      --            --       22,727      1,547      5,071      4,004     4,998
Per Partnership Unit:(3)
   Net income (loss)...............................   8,063           413      32,669         120      1,743     (2,490)   (3,409)
   Distributions...................................      --            --      25,000       1,702      5,577      4,404     5,498
EBITDA(4) (unaudited)..............................  13,457         5,757      24,170      23,342     22,779     20,039    18,774
Cash provided by
     operating activities..........................   8,510         5,417      12,441       7,017      6,724      5,859     5,541
Cash used in investing activities..................  (2,066)         (573)     (3,862)     (3,096)    (2,050)    (4,437)   (3,760)
Cash used in financing activities..................  (2,192)       (5,197)     (9,781)     (8,379)    (1,399)      (740)   (2,855)
Increase (decrease) in cash and
     cash equivalents..............................   4,252          (353)     (1,202)     (4,458)     3,275        682    (1,074)
Ratio of earnings to fixed charges(5)
     (unaudited)...................................    2.62x         1.10x       1.14x       1.01x      1.12x        --        --
Deficiency of earnings to
     fixed charges(5) (unaudited)..................      --            --          --          --         --      2,264     3,099
Total assets at book value......................... 182,440       172,029     172,156     164,882    173,742    172,238   175,451
Cash and cash equivalents..........................   8,805         5,402       4,553       5,755     10,213      6,938     6,256
Total debt(6)...................................... 182,164       186,362     182,727     185,913    190,087    186,415   183,196
Total liabilities.................................. 189,775       193,290     186,821     186,519    193,941    188,951   185,941
Partner's capital (deficit):
    Limited partners...............................  (7,387)      (21,174)    (14,644)    (21,546)   (20,122)   (16,671)  (10,511)
    General partner................................      52           (87)        (21)        (91)       (77)       (42)       21
Book value per Partnership Unit
    (unaudited)(3).................................  (8,208)      (23,527)    (16,271)    (23,940)   (22,358)   (18,523)  (11,679)
Exchange value per Partnership Unit
    (unaudited)(3).................................  40,880            --          --          --         --         --        --

(1) On November 25, 1997, the Partnership converted its Operating Lease with Marriott Hotel Services, Inc. to a management agreement.
(2) In 1997 Desert Springs Marriott Limited Partnership recognized an extraordinary gain of $27,538,000 on the forgiveness of additional rental paid by hotel lessee at the conversion of the Operating Lease to a management agreement.
(3) A Partnership Unit represents a $100,000 original investment in Desert Springs.
(4) EBITDA consists of the sum of net income, interest expense and depreciation and amortization. EBITDA data is presented because such data is used by certain investors to determine the Partnership's ability to meet debt service requirements. The Partnership considers EBITDA to be an indicative measure of the Partnership's operating performance due to the significance of the Partnership's long-lived assets and because of EBITDA can be used to measure the Partnership's ability to service debt, fund capital expenditures and expand its business; however, such information should not be considered as an alternative to net income, operating profit, cash flows from operations, or any other operating or liquidity performance measure prescribed by generally accepted accounting principles. Cash expenditures for various long-term assets and interest expense have been, and will be, incurred which are not reflected in the EBITDA presentations.
(5) The ratio of earnings to fixed charges is computed by dividing net income before interest expense and other fixed charges by total fixed charges, including interest expense, amortization of debt issuance costs and the portion of rent expense that is deemed to represent interest. The deficiency of earnings of fixed charges is largely the result of depreciation and amortization of $8,932,000 and $8,502,000 as of December 31, 1994 and 1993, respectively.

                             Desert Springs Supp-27

(6) Total debt includes amounts due Host Marriott for the Mezzanine Debt and Host Marriott Junior Loan of $79,524,000 and $79,727,000 as of March 27, 1998 and December 31, 1997, respectively.

Management's Discussion and Analysis of Financial Condition and Results of Operations


General

    The following discussion and analysis addresses the results of operations of the Partnership for the First Quarter 1998 and the fiscal years ended December 31, 1997, 1996 and 1995.

    Growth in the Partnership's total Hotel room sales, and thus rental income and revenue, is primarily a function of average occupancy and average room rates, as well as control of hotel operating costs. In addition, due to the amount of meeting/convention business at the Hotel, food and beverage and golf and spa operations have a direct effect on the Partnership's rental income and revenue. REVPAR, or revenue per available room, represents the combination of the average daily room rate charged and the average daily occupancy achieved and is a commonly used indicator of hotel performance (although it is not a GAAP measure of revenue). REVPAR does not include food and beverage or other ancillary revenues generated by the Hotel. REVPAR for the years ended December 31, 1997, 1996 and 1995 was $124, $113 and $104, respectively. Food and beverage sales increased to $40.4 million in 1997 from $38.4 million in 1996 from $33.5 million in 1995 due to increased group sales.

    Revenue for the period of November 25 through December 31, 1997 and net rental income from the Hotel rental and the airline equipment lease with Trans World Airline, Inc. (the "Equipment") are applied to debt service, property taxes, partnership administrative costs, Partnership funded capital expenditures and cash distributions to the partners.


Results of Operations

First Quarter 1998 Compared to First Quarter 1997

  Revenues. On November 25, 1997, the Partnership completed a refinancing of its mortgage debt. In connection with the refinancing, the Partnership converted its operating lease with Marriott Hotel Services, Inc., a wholly-owned subsidiary of Marriott International ("MHS" or the "Tenant/Manager") to a management agreement (the "Conversion"). As a result, Partnership Revenues reported for the First Quarter 1998 are not comparable to the Partnership Revenues reported for First Quarter 1997. Prior to the Conversion, the Partnership recognized estimated annual hotel rental income on a straight-line basis throughout the year. The profits from the Hotel are seasonal and first and second quarter results are generally higher than the last two quarters of the year. Lease payments in excess of the income recognized by the Partnership were deferred and, to the extent not subject to possible future repayment to the Hotel lessee, were recognized as income during the remainder of the year. Pursuant to the terms of the Operating Lease, Annual Rental, as defined, was equal to the greater of Basic Rental (80% of Operating Profit, as defined) and Owner's Priority, as defined. Additionally, the Hotel tenant was required to pay property taxes, make contributions equal to a percentage of Hotel sales to a property improvement fund (4.5% in 1997 and 5.5% thereafter) and pay rental on the second golf course.

  Subsequent to the Conversion, the Partnership records revenue based on house profit generated by the Hotel. House profit reflects Hotel operating results, and represents gross hotel sales less property-level expenses, excluding depreciation, base and incentive management fees, property taxes, and certain other costs, which are disclosed separately in the statement of operations. Revenues are recorded based on house

                             Desert Springs Supp-28
profit because the Partnership has delegated substantially all of the operating decisions related to the generation of house profit to MHS.

     On a comparative basis, house profit increased $1.5 million, or 10%, for the First Quarter 1998 when compared to the same period in 1997 due to significant increases in rooms and food and beverage revenue. REVPAR, or revenue per available room, represents the combination of the average daily room rate charged and the average daily occupancy achieved and is a commonly used indicator of hotel performance (although it is not a measure under generally accepted accounting principles). For the First Quarter 1998, REVPAR increased 14% to $194 due to a 12% increase in average room rate to approximately $236 while average occupancy remained stable when compared to First Quarter 1997. Average room rates increased by 15% for group business and 9% for transient business. Additionally, group roomnights sold increased by over 3,000 roomnights or 8% over First Quarter 1997 while transient roomnights declined by 2,600 roomnights or 14% from First Quarter 1997. The increase in the higher rated group roomnights sold more than offset the decline in transient room revenue. As a result of the increase in REVPAR combined with the increase in group roomnights and group average rate, hotel room sales increased 14% or $1.7 million for the First Quarter 1998 when compared to the First Quarter 1997. Food and beverage sales increased 12% or $1.4 million in First Quarter 1998 when compared to the First Quarter 1997 due primarily to the increase in group business and related increases in banquet sales and audio visual rental revenue.

     Operating Costs and Expenses. Operating costs and expenses increased $2 million from $2.5 million in First Quarter 1997 to $4.5 million in First Quarter 1998 due primarily to the impact of the Conversion. Prior to the Conversion, the Partnership did not record incentive management fee expense. Additionally, base management fees, though a component in the calculation of Operating Profit prior to the Conversion, was not a component of the Partnership's operating costs. On a comparative basis, base management fees for the First Quarter 1998 increased $97,000, or 10% from $984,000 in First Quarter 1997 to $1.1 million in First Quarter 1998 with the increase in hotel operations discussed above.

     Depreciation. Depreciation decreased $284,000, or 14.6%, for the First Quarter 1998 when compared to the First Quarter 1997 as the Partnership's original 10-year equipment was fully depreciated during 1997.

     Interest Expense. On November 25, 1997 the Partnership refinanced its $160 million mortgage debt with $182.7 million of debt. The increase in debt along with an increase in the weighted average interest rate from 8.2% in the First Quarter 1997 to 9.8% in the First Quarter 1998 resulted in an increase in interest expense of $1.1 million, or 30%, from $3.4 million to $4.5 million.

     Interest Income and Other. Interest income and other includes $74,000 in First Quarter 1998 which represents payments made to the Partnership by Marriott Vacation Club International ("MVCI") for the rental of a gallery and marketing desk in the Hotel's lobby. In First Quarter 1997, MVCI rental of $77,000 was recognized and included in the $6.3 million of Hotel rental income.

     Net Income. Net income increased $7 million to $7.3 million in First Quarter 1998 as a result of the changes discussed above, primarily the Conversion, and improved property operating results.


1997 Compared to 1996

     Hotel Rental Income. On November 25, 1997, in connection with the refinancing, the General Partner and the Tenant/Manager converted the Operating Lease to a management agreement (the "Management Agreement"). As a result of this conversion, full year 1997 hotel rental income is not comparable to full year 1996 hotel rental income. Hotel rental income for the period January 1 through November 25, 1997 was $24 million. For the year, total Hotel sales increased 6% due primarily to a 7.6% increase in rooms revenue. REVPAR improved 10% to $124 due to a 7% increase in average room rate to approximately $170 and a 2.0 percentage point increase in average daily occupancy to approximately 73%.

                             Desert Springs Supp-29

     Hotel Revenues. Effective November 25, 1997, the Partnership records revenues which represent gross hotel sales less property-level expenses, excluding depreciation and amortization, base and incentive fees, property taxes, insurance and certain other costs. As a result of the conversion from an Operating Lease to a Management Agreement, Partnership hotel revenues were $2.6 million. This consists of the Hotel's operating results for the period of November 25 through December 31, 1997.

     Airline Equipment Rental Income. Airline equipment rental income was $1.2 million in 1996. The airline equipment lease was terminated in April 1996. On April 24, 1996, Trans World Airlines, Inc. ("TWA"), the lessee, terminated the lease and purchased the equipment, as permitted under the lease agreement.

     Other Income. Other income decreased 45% from $1.1 million in 1996 to $607,000 in 1997. The decrease is primarily due to the Partnership utilizing $8.2 million of cash and cash equivalents to reduce the balance of its outstanding mortgage debt combined with paying $2.7 million in refinancing costs which decreased the cash balance on which interest income is earned.

     Interest Expense. Interest expense decreased 5% from $15.5 million in 1996 to $14.8 million in 1997 due to a decrease in the Partnership's weighted average interest rate from 9.0% to 8.4%. The Partnership's $160 million Bridge Loan accrued interest at LIBOR plus 2.75 percentage points from January 1 through November 25, 1997, the closing date of the Bridge Loan refinancing. The weighted average interest rate for the Bridge Loan (see "-- Debt financing") for this period was 8.4% compared to 9.0% in 1996. The refinancing of the Bridge Loan consists of three tiers of debt: a senior loan which bears interest at a fixed rate of 7.8%; a mezzanine loan, which bears interest at a fixed rate of 10.365%; and a Host Marriott junior loan which bears interest at a fixed rate of 13%.

     Depreciation. Depreciation and amortization decreased by $550,000 due to the retirement of $7 million of equipment in 1997.

     Property Taxes. Property taxes were unchanged at $2.0 million for both 1997 and 1996.

     Partnership Administration and Other. Partnership administration and other decreased from $474,000 in 1996 to $445,000 in 1997 due to a slight decrease in administrative costs related to the refinancing.

     Base Management Fee. As a result of the conversion to a management agreement, the Partnership recorded base management fees from November 26 through December 31, 1997. Base management fees are calculated as 3% of sales or $281,000 for 1997.

     Insurance and Other. As a result of the conversion to a management agreement, insurance and other expense was $256,000. This expense includes a loss of $163,000 on the retirement of fixed assets, $65,000 of insurance expense and $28,000 in equipment rental and permits and licenses.

     Incentive Management Fee. As a result of the conversion to a management agreement, the Partnership's incentive management fee expense from November 26 through December 31, 1997 was $123,000. As further explained in Note 7 to the financial statements, Marriott International is entitled to a total of $2 million in fees for 1997, $123,000 of which is incentive management fee expense.

     Extraordinary Items. The Partnership recognized an extraordinary gain in 1997 of $27.5 million representing the forgiveness of additional rental by the Tenant/Manager.

1996 Compared to 1995

     Hotel Rental Income. Hotel rental income for 1996 increased 18% from $19.9 million in 1995 to $23.4 million in 1996. For the year, total Hotel revenues increased 15% due to increases in all areas of the Hotel including rooms, food and beverage, golf and spa and other ancillary revenues. REVPAR improved 9% to $113 due to a 5% increase in average room rate to approximately $158 and a 2.5 percentage point increase in average

                             Desert Springs Supp-30
daily occupancy to approximately 71%. Food and beverage revenues increased 15% from $33.5 million in 1995 to $38.4 million in 1996.

     Airline Equipment Rental Income. Airline equipment rental income decreased 56% from $2.8 million in 1995 to $1.2 million in 1996 due to the termination of the airline equipment lease in April 1996. On April 24, 1996, TWA, the lessee, terminated the lease and purchased the equipment, as permitted under the lease agreement.

     Other Income. Other income decreased 34% from $1.6 million in 1995 to $1.1 million in 1996. The decrease is primarily due to $692,000 of income recognized in 1995 on the funding of the pool expansion by Marriott Vacation Club International ("MVCI") offset by a $108,000 increase in interest income earned in 1996 on the Partnership's cash held for refinancing.

     Interest Expense. Interest expense increased 16% from $13.4 million in 1995 to $15.5 million in 1996 due to an increase in the weighted average interest rate. The mortgage debt matured on July 27, 1996 and went into default on the maturity date. Pursuant to the loan documents, the mortgage debt accrued interest at the default rate of 10.75% until the refinancing on December 23, 1996. The weighted average interest rate on the first mortgage debt was 9.0% in 1996 and 7.8% in 1995.

     Depreciation. Depreciation and amortization decreased by $91,000 due to the write-off in 1995 of the airline equipment partially offset by an increase in building and equipment depreciation due to the $9.1 million rooms renovation.

     Property Taxes. Property tax expense increased 61% to $2.0 million in 1996 from $1.2 million in 1995 primarily due to a nonrecurring $600,000 refund received in 1995 related to property taxes paid in prior years.

     Partnership administration and other. Partnership administration and other increased 34% primarily due to an increase in administrative costs due to the refinancing of the mortgage debt.


Capital Resources and Liquidity


     The Partnership's financing needs have historically been funded primarily through loan agreements with independent financial institutions. The General Partner believes that the Partnership will have sufficient capital resources and liquidity to continue to conduct its operations in the ordinary course of business.

Principal Sources and Uses of Cash

     The Partnership's principal source of cash is from Hotel operations. Its principal uses of cash are to make debt service payments, fund the Hotel's property improvement fund and establish reserves required by the lender.

     Cash provided by operations for the First Quarter 1998 and First Quarter 1997 was $8.5 million and $5.4 million, respectively. Cash provided by operations increased $3.1 million primarily due to the Conversion combined with improved Hotel operations. Prior to the Conversion, the Partnership recognized estimated annual hotel rental income on a straight-line basis throughout the year. This change combined with an overall improvement in hotel operations (discussed below under Revenues) and an increase in accounts payable of $2.1 million due to increased accrued interest liability, resulted in the increase in cash from operations.

     Cash used in investing activities for the First Quarter 1998 and First Quarter 1997 was $2.1 million and $573,000, respectively. The Partnership's cash investing activities consist primarily of contributions to the property improvement fund and capital expenditures for improvements at the Hotel. Contributions to the property improvement fund were $2 million for First Quarter 1998 and $1.5 million for First Quarter

                             Desert Springs Supp-31

1997. Capital expenditures were $1.5 million and $619,000 in First Quarter 1998 and First Quarter 1997, respectively.

     Cash used in financing activities for the First Quarter 1998 and First Quarter 1997 was $2.2 million and $5.2 million respectively. The Partnership's cash financing activities consist primarily of payments of the mortgage debt and contributions to the restricted cash reserves. Additionally, in First Quarter 1997, the Partnership made $900,000 of loan repayments from the property improvement fund on the $1.7 million rooms refurbishment loan from Marriott International, Inc. The General Partner believes that cash contributions to the property improvement fund will provide adequate funds in the short-term and long-term to meet the Hotel's capital needs.

     The Partnership's principal source of cash was from the Hotel Operating Lease up until November 25, 1997, at which time the Operating Lease was converted to the Management Agreement. Prior to the Equipment Lease termination, the Partnership's principal sources of cash included rents received under the Equipment Lease and proceeds from Equipment sales. Its principal uses of cash are to fund the property improvement fund, pay debt service and cash distributions to the partners. Additionally, during 1996 and 1997, the Partnership utilized cash to pay financing costs incurred in connection with the refinancing of the mortgage debt.

     The Hotel Operating Lease provided for the payment of the greater of Basic Rental or Owner's Priority. Basic Rental equaled 80% of Operating Profit, as defined in the Hotel Operating Lease. Owner's Priority equaled the greater of
(i) $20 million plus debt service on certain additional debt to expand the Hotel or (ii) Debt Service, as defined.

     Pursuant to an agreement reached with Marriott International, for fiscal year 1997, the $20 million Owner's Priority was increased to $20.5 million. Marriott International was entitled only to the next $2 million of Operating Profit. Any additional Operating Profit in excess of $22.5 million was remitted entirely to the Partnership. For 1997, Operating Profit was $23.7 million, Marriott International earned $2.0 million and the remaining $1.2 million was remitted to the Partnership. In connection with the long-term financing, Marriott International agreed to waive any and all claims to Additional Rental (as defined in the Operating Lease) that accrued prior to the consummation of the loan ($27.5 million).

     On November 25, 1997, in connection with the refinancing, the General Partner also negotiated with the Tenant/Manager to convert the Operating Lease to a management agreement (the "Management Agreement"). The Tenant/Manager would become manager of the Hotel (the "Manager"). The initial term of the Management Agreement continues through 2022 with four successive renewal options of ten years each.

     Beginning with fiscal year 1998 forward, the Management Agreement provides that no incentive fee will be paid to the Manager with respect to the first $21.5 million of Operating Profit (the "Owner's Priority"). Thereafter the Manager will receive the next $1.8 million of Operating Profit as an incentive management fee and any Operating Profit in excess of the $23.3 million will be divided 75% to the Partnership and 25% to the Manager. Any such payments will be made annually after completion of the audit of the Partnership's books.

     Total cash provided by operations of the Hotel was $12.4 million, $7.0 million and $6.7 million for the years ended December 31, 1997, 1996 and 1995, respectively. Proceeds from the sale of airline equipment were $2.5 million for the year ended December 31, 1996, and $4.0 million for the year ended December 31, 1995 due to the sale of the equipment in 1996. Cash contributed to the property improvement fund of the Hotel was $4.6 million, $4.4 million and $3.8 million for the years ended December 31, 1997, 1996 and 1995, respectively. Cash distributed to the partners was $22.7 million, $1.5 million and $5.1 million during the years ended December 31, 1997, 1996 and 1995, respectively. Financing costs related to refinancing the mortgage debt were $1.2 million in 1997 and $2.7 million in 1996. There were no refinancing costs in 1995.

     The General Partner expects that contributions to the property improvement fund will be a sufficient reserve for the future capital repair and replacement needs of the Hotel's property and equipment.

                             Desert Springs Supp-32

     Pursuant to the terms of the Hotel Operating Lease and Management Agreement, the Partnership is obligated to fund major improvements for the Hotel's mechanical and heating systems. During 1998, the Partnership expects to fund approximately $2.0 million for improvements to the Hotel's HVAC system (heating, ventilating and air conditioning). Also, during 1998, the Partnership expects to fund approximately $350,000 on roof repair projects. The Partnership has established a reserve to pay for these improvements which is expected to be sufficient. This reserve is being held by the mortgage loan lender. There are currently no additional Partnership funded capital expenditure items expected for 1998.

DEBT FINANCING

     On December 23, 1996, pursuant to an agreement with the Partnership, GMAC Commercial Mortgage Corporation ("GMAC") purchased the existing mortgage debt of the Partnership and amended and restated certain terms thereof (as amended and restated, the "Bridge Loan"). The Bridge Loan consisted of a $160 million nonrecourse mortgage loan. The Partnership utilized $8.2 million from its refinancing reserve to reduce the outstanding principal balance of the existing mortgage debt to the $160 million outstanding under the Bridge Loan. In addition, the Partnership utilized $2.6 million from the refinancing reserve to pay costs associated with the financing including lender's fees, property appraisals, environmental studies and legal fees. Approximately half of the $2.6 million was for fees related to the long-term financing. The Bridge Loan was originated by Goldman Sachs Mortgage Company ("GSMC"), matured on October 31, 1997 and bore interest at the London Interbank Offered Rate ("LIBOR") plus 2.75 percentage points and required that all excess cash from Hotel operations, if any, be held in a debt service reserve for future debt service or to reduce the outstanding principal balance of the Bridge Loan upon maturity. For the year ended December 31, 1996, the weighted-average interest rate on the Partnership's mortgage debt was 9.0%. For the period of January 1 through November 25, 1997 the weighted average interest rate was 8.4%.

     The Bridge Loan was secured by the Partnership's fee interest in the Hotel, a security interest in certain personal property associated with the Hotel including furniture and equipment, contracts and other general intangibles and a security interest in the Partnership's rights under the Hotel operating lease, the Hotel purchase agreement and other related agreements.

     Pursuant to the terms of the debt refinancing, there are no continuing requirements for a debt service guarantee. Host and the General Partner were released from their obligations to the Partnership under their original debt service guarantee with the refinancing of the Partnership's mortgage debt.

     In conjunction with the refinancing of the mortgage debt, the General Partner reaffirmed a foreclosure guarantee to the lender in the amount of $50 million. Pursuant to the terms of the foreclosure guarantee, amounts would be payable only upon a foreclosure of the Hotel and only to the extent that the gross proceeds from a foreclosure sale were less than $50 million. The foreclosure guarantee was not reaffirmed with the refinancing of the Bridge Loan.

     On September 26, 1997, the General Partner received unrevoked consents approving a new loan structure and certain amendments to the Partnership Agreement which were necessary to refinancing negotiations of the Bridge Loan. An extension agreement was signed with the current lender on October 30, 1997, extending the maturity date and loan terms of the Bridge Loan from October 31, 1997 until December 31, 1997, without penalty.

     On November 25, 1997, the Partnership secured long-term refinancing for its $160 million Bridge Loan. The new financing consists of three tranches: 1) a $103 million senior loan, 2) a $20 million loan and 3) a $59.7 million junior loan. The $103 million senior loan (the "Senior Loan") is from GMAC Commercial Mortgage Company ("GMAC") to a newly formed bankruptcy remote subsidiary of the Partnership, DS Hotel LLC, which owns the Hotel and related assets. The Senior Loan matures in December, 2022 and is secured by a first mortgage lien on the Hotel. The loan bears interest at a fixed rate of 7.8% and requires monthly payments of interest and principal with amortization over its twenty-five year term. On June 11, 2010 the

                             Desert Springs Supp-33
interest rate increases to 200 basis points over the then current yield on 12 year U.S. treasuries and also additional principal payments will be required as defined in the loan agreement.

     The second tranche of debt consists of a $20 million loan (the "Mezzanine Loan") from Goldman Sachs Mortgage Company ("GSMC") to a newly formed bankruptcy remote subsidiary of the Partnership, Marriott DSM LLC, which secures the loan. Marriott DSM LLC owns a 100% interest in DS Hotel LLC. The Mezzanine Loan consists of a fully amortizing $20 million loan maturing in December, 2010. The loan bears interest at a fixed rate of 10.365% and requires monthly payments of interest and principal with amortization over a twelve and one-half year term.

     The third tranche of debt consists of a junior loan, (the "HM Junior Loan") to the Partnership from MDSM Finance LLC ("MDSM"), a wholly owned subsidiary of the General Partner. The HM Junior Loan has a term of thirty years and requires no principal amortization for the first twelve and one-half years with a seventeen and one-half year amortization schedule thereafter. Security for the HM Junior Loan is the Partnership's 100% interest in Marriott DSM LLC. If remaining cash flow is insufficient to pay interest on the HM Junior Loan, interest is deferred and will accrue and compound and be payable from future cash flow. The HM Junior Loan also entitles MDSM to receive 30% of any excess cash flow, as defined, available annually, plus 30% of any net capital/residual proceeds after full repayment of the Senior Loan, the Mezzanine Loan and the HM Junior Loan.

     In conjunction with the refinancing of the mortgage debt, the Partnership was required to establish cash reserves which are held by an agent of the lender including:

     . $6.2 million debt service reserve

     . $1.5 million reserve for capital expenditures

     . $2.0 million reserve for payment of fees to the Tenant/Manager


     The reserves were established from the Partnership's restricted cash related to the Bridge Loan in addition to Partnership operating cash.

     In addition, the Partnership is required to establish with the lender a separate escrow account for payments of insurance premiums and real estate taxes for the Hotel if the credit rating of Marriott International is downgraded by Standard and Poor's Rating Services. The Manager is a wholly-owned subsidiary of Marriott International. In March 1997, Marriott International acquired the Renaissance Hotel Group N.V., adding greater geographic diversity and growth potential to its lodging portfolio. The assumption of additional debt associated with this transaction resulted in a single downgrade of Marriott International's long-term senior unsecured debt effective April, 1997. Therefore, the Partnership was required to establish a reserve account for insurance and real estate tax. As of December 31, 1997, $581,000 remains available to pay insurance and real estate taxes. The escrow reserve is included in restricted cash and the resulting tax and insurance liability is included in accounts payable and accrued liabilities in the accompanying balance sheet.

     The Partnership utilized $1.2 million from the refinancing reserve to pay costs associated with the financing including lender or subsidiary fees, property appraisals, environmental studies and legal fees.

Debt to Marriott International

     On April 30, 1996, the Partnership entered into a short-term loan with Marriott International in the amount of $1,700,000 to fund a portion of the Hotel's rooms refurbishment project. The loan's stated maturity was June 13, 1997, bore interest at 8.5% and was to be repaid from the property improvement fund as contributions were made during the year. At December 31, 1996, the loan balance was $900,000. The loan was fully repaid on March 28, 1997.

                             Desert Springs Supp-34

Property Improvement Fund

     The Partnership is required to maintain the Hotel in good repair and condition. The Hotel Operating Lease Agreement and Management Agreement require the Tenant/Manager to make annual contributions to the property improvement fund for the Hotel on behalf of the Partnership. Contributions to the fund are equal to 4.5% of Hotel gross revenues through 1997 increasing to 5.5% thereafter. Total contributions to the fund were $3.8 million in 1995, $4.4 million in 1996 and $4.6 million in 1997. The balance of the Hotel's property improvement fund was $1.6 million as of December 31, 1997.

     During the summer of 1996, a $9.1 million rooms refurbishment was completed at the Hotel. The property improvement fund was not sufficient to fund the refurbishment. The Partnership arranged a short-term loan from Marriott International of up to $1.7 million at a fixed rate of 8.5% to finance the anticipated shortfall. The loan was repaid from the property improvement fund prior to its maturity on June 13, 1997. The General Partner believes that funds available from the property improvement fund will be adequate for anticipated renewal and replacement expenditures.

     During 1995, the Hotel's main swimming pool was expanded. This $2.1 million expansion was funded partially with $692,000 in proceeds received from Marriott Vacation Club International ("MVCI") pursuant to an agreement between the Partnership and MVCI for the development of additional time share units on land adjacent to the Hotel. The Partnership funded the remaining $1.4 million from cash reserves.

Equipment Lease

     The Partnership leased airline equipment to TWA under an operating lease which expired in April 1995. On April 20, 1995, the Partnership reached an agreement with TWA whereby TWA was obligated to pay quarterly payments of $780,000 plus interest in arrears at 17%. At the end of the lease in July 1996 (or earlier if a termination option was exercised), TWA had the option to purchase the equipment for one dollar ($1). The lease generated $5.4 million in cash flow during the 1995 fiscal year. As a result of the lease renewal terms, the Partnership recorded a receivable for the future lease payments due from TWA and deferred the gain on the transaction. The deferred gain was recognized as income as lease payments were received. Total rental income recognized in 1995 and 1996 on the lease was $2.8 million and $1.2 million, respectively. The original cost of the airline equipment was depreciated over the life of the operating lease. Depreciation expense on the airline equipment was $526,000 for the year ended December 31, 1995.

     On April 24, 1996, TWA exercised its early termination option under the airline equipment lease and paid the rent due on that date of $847,000 along with the termination value of $780,000 plus the $1 purchase option. Rental income of $1,248,000 was generated by the lease in 1996.

Golf Course Lease

     The Second Golf Course is located near the Hotel on approximately 100 acres of land and is leased to the Partnership by a subsidiary of Marriott International. The Second Golf Course and related facilities were subleased by the Partnership to the Tenant/Manager pursuant to an operating lease with annual rental equal to $100,000. The term of the lease for the Second Golf Course expires on December 31, 2011, with five 10-year renewal periods at the option of the Partnership. Under the terms of the lease for the Second Golf Course, the Partnership pays annual rent equal to $100,000 and is responsible for all costs of operating and maintaining the Second Golf Course. Upon termination of the lease for the Second Golf Course, the Second Golf Course and all facilities and improvements thereon will become the property of Marriott's Desert Springs Development Corporation. All costs of operating and maintaining the course are deductions from gross revenues and all revenues from operation of the course are items of gross revenues of the Hotel. In conjunction with the refinancing of the mortgage debt, the golf course is no longer subleased to the Operating Tenant. The Manager manages the golf course for the Partnership pursuant to the terms of the Golf Course Lease.

                             Desert Springs Supp-35

Homeowners Agreement

     A subsidiary of Marriott International, MVCI has been developing a portion of land adjacent to the golf courses for time shares. The Partnership, Marriott International, Marriott's Desert Springs Development Corporation and MVCI entered into an Agreement (the "Homeowners Agreement") whereby it was agreed that each purchaser of a time share unit will receive certain golf course and other privileges (including preferred tee times at the golf courses equal to one tee time per week per time share unit) at the Hotel. Time share purchasers will not pay membership fees, but rather will pay regular green fees for use of the golf courses, and do not receive preferred tennis court times or free access to the health spa. Time share purchasers will have use of the latter facilities and other Hotel facilities, if they are available, on the same basis as regular Hotel guests and will pay the same fees as regular Hotel guests.

Office Space Rental Agreement

     On January 27, 1995, the Partnership entered into an agreement with MVCI whereby MVCI occupies the space of eleven guest rooms and built a vacation gallery. The initial term of the agreement is April 1, 1995 to March 31, 1999, with initial annual rental of $150,000. The annual rental may be increased in the second, third and fourth year of the lease by the local area Consumer Price Index plus 1% subject to a maximum of 10%.

INFLATION

     For the three fiscal years ended December 31, 1997 and the First Quarter 1998, the rate of inflation has been relatively low and, accordingly, has not had a significant impact on the Partnership's gross income and net income. The Operating Tenant/Manager is generally able to pass through increased costs to customers through higher room rates. In 1997, the increase in average room rates at the Hotel exceeded those of direct competitors as well as the general level of inflation.

SEASONALITY

     Demand, and thus occupancy and room rates, is affected by normally recurring seasonal patterns. Demand tends to be higher during the months of November through April than during the remainder of the year. This seasonality tends to affect the results of operations, increasing the revenue and rental income during these months. In addition, this seasonality may also increase the liquidity of the Partnership during these months.

                             Desert Springs Supp-36

                              FINANCIAL STATEMENTS

                             Desert Springs Supp-37

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



TO THE PARTNERS OF DESERT SPRINGS MARRIOTT LIMITED PARTNERSHIP:


We have audited the accompanying balance sheet of Desert Springs Marriott Limited Partnership and subsidiaries (a Delaware limited partnership) as of December 31, 1997 and 1996, and the related statements of operations, changes in partners' (deficit) capital and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the General Partner's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Desert Springs Marriott Limited Partnership and subsidiaries as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



                                                             ARTHUR ANDERSEN LLP



Washington, D.C.
February 18, 1998

                             Desert Springs Supp-38

          DESERT SPRINGS MARRIOTT LIMITED PARTNERSHIP AND SUBSIDIARIES
                                 BALANCE SHEETS
                        AS OF DECEMBER 31, 1997 AND 1996
                                 (IN THOUSANDS)


                                                                   1997        1996
                                                                 ---------   ---------
ASSETS

 Property and equipment, net..................................   $151,401    $155,441
 Due from Marriott International, Inc.........................      1,368           8
 Property improvement fund....................................      1,598       1,041
 Deferred financing, net of accumulated amortization..........      3,000       2,637
 Restricted cash..............................................     10,236          --
 Cash and cash equivalents....................................      4,553       5,755
                                                                 --------    --------

                                                                 $172,156    $164,882
                                                                 ========    ========

LIABILITIES AND PARTNERS' DEFICIT

 LIABILITIES
   Mortgage debt..............................................   $103,000    $160,000
   Note payable...............................................     20,000          --
   Due to Host Marriott and affiliates........................     59,727          --
   Additional rental paid by hotel lessee.....................         --      25,013
   Due to Marriott International, Inc.........................      2,122       1,022
   Accounts payable and accrued expenses......................      1,972         484
                                                                 --------    --------

    Total Liabilities.........................................    186,821     186,519
                                                                 --------    --------

 PARTNERS' DEFICIT
   General Partner
    Capital contribution......................................        909         909
    Capital distributions.....................................       (829)       (602)
    Cumulative net losses.....................................       (101)       (398)
                                                                 --------    --------

                                                                      (21)        (91)
                                                                 --------    --------
   Limited Partners
    Capital contributions, net of offering costs of $10,576...     77,444      77,444
    Investor notes receivable.................................        (22)        (22)
    Capital distributions.....................................    (82,084)    (59,584)
    Cumulative net losses.....................................     (9,982)    (39,384)
                                                                 --------    --------

                                                                  (14,644)    (21,546)
                                                                 --------    --------

    Total Partners' Deficit...................................    (14,665)    (21,637)
                                                                 --------    --------

                                                                 $172,156    $164,882
                                                                 ========    ========




                       See Notes to financial statements.

                             Desert Springs Supp-39

          DESERT SPRINGS MARRIOTT LIMITED PARTNERSHIP AND SUBSIDIARIES
                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                    (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)



                                                 1997      1996      1995
                                               -------   -------   -------
INCOME
 Rentals
   Hotel....................................   $24,016   $23,433   $19,851
   Airline equipment (Note 6)...............        --     1,248     2,837
 Hotel revenues (Note 10)...................     2,610        --        --
 Other......................................       607     1,100     1,663
                                               -------   -------   -------

                                                27,233    25,781    24,351
                                               -------   -------   -------

EXPENSES
 Interest...................................    14,827    15,501    13,371
 Depreciation...............................     7,182     7,732     7,823
 Property taxes.............................     1,958     1,965     1,219
 Partnership administration and other.......       445       474       353
 Base management fee........................       281        --        --
 Insurance and other........................       256        --        --
 Incentive management fee...................       123        --        --
                                               -------   -------   -------

                                                25,072    25,672    22,766
                                               -------   -------   -------

NET INCOME BEFORE EXTRAORDINARY ITEM........     2,161       109     1,585
                                               -------   -------   -------

EXTRAORDINARY ITEM
 Gain on forgiveness of additional rental...    27,538        --        --
                                               -------   -------   -------

NET INCOME..................................   $29,699   $   109   $ 1,585
                                               =======   =======   =======


ALLOCATION OF NET INCOME
 General Partner............................   $   297   $     1   $    16
 Limited Partners...........................    29,402       108     1,569
                                               -------   -------   -------

                                               $29,699   $   109   $ 1,585
                                               =======   =======   =======

NET INCOME PER LIMITED PARTNER
 UNIT (900 Units)...........................   $32,669   $   120   $ 1,743
                                               =======   =======   =======




                       See Notes to financial statements.

                             Desert Springs Supp-40

          DESERT SPRINGS MARRIOTT LIMITED PARTNERSHIP AND SUBSIDIARIES
              STATEMENTS OF CHANGES IN PARTNERS' CAPITAL (DEFICIT)
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)


                                                  General     Limited
                                                  Partner    Partners      Total
                                                  --------   ---------   ---------

Balance, December 31, 1994........................  $ (42)   $(16,671)   $(16,713)

 Net income.......................................     16       1,569       1,585
 Capital distributions............................    (51)     (5,020)     (5,071)
                                                    -----    --------    --------

Balance, December 31, 1995........................    (77)    (20,122)    (20,199)

 Net income.......................................      1         108         109
 Capital distributions............................    (15)     (1,532)     (1,547)
                                                    -----    --------    --------

Balance, December 31, 1996........................    (91)    (21,546)    (21,637)

 Net income.......................................    297      29,402      29,699
 Capital distributions............................   (227)    (22,500)    (22,727)
                                                    -----    --------    --------

Balance, December 31, 1997........................  $ (21)   $(14,644)   $(14,665)
                                                    =====    ========    ========




                       See Notes to financial statements.

                             Desert Springs Supp-41

          DESERT SPRINGS MARRIOTT LIMITED PARTNERSHIP AND SUBSIDIARIES
                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)



                                                                        1997         1996        1995
                                                                     ----------   ----------   --------
OPERATING ACTIVITIES
 Net income.......................................................   $  29,699    $     109    $ 1,585
 Extraordinary item...............................................     (27,538)          --         --
                                                                     ---------    ---------    -------
 Income before extraordinary item.................................       2,161          109      1,585
 Noncash items:
   Depreciation...................................................       7,182        7,732      7,823
   Amortization of deferred financing costs as interest expense...         807          104        135
   Loss (gain) on dispositions of property and equipment..........         163       (1,248)    (1,972)
 Changes in operating accounts:
   Due to/from Marriott International, Inc. and affiliates........         640        2,287     (2,241)
   Due from airline equipment lessee..............................          --           --      1,357
   Accounts payable and accrued interest..........................       1,488       (1,967)        37
                                                                     ---------    ---------    -------

     Cash provided by operations..................................      12,441        7,017      6,724
                                                                     ---------    ---------    -------

INVESTING ACTIVITIES
 Additions to property and equipment..............................      (3,318)      (9,989)    (3,979)
 Change in property improvement fund, net.........................        (544)       4,384     (2,035)
 Proceeds from sales of airline equipment.........................          --        2,509      3,964
                                                                     ---------    ---------    -------

     Cash used in investing activities............................      (3,862)      (3,096)    (2,050)
                                                                     ---------    ---------    -------

FINANCING ACTIVITIES
 Proceeds from mortgage loan......................................     182,727      160,000         --
 Repayment of mortgage debt.......................................    (160,000)    (168,239)        --
 Capital distributions to partners................................     (22,727)      (1,547)    (5,071)
 Change in restricted cash........................................     (10,236)          --         --
 Additional rental paid by hotel lessee...........................       2,525        3,165      3,672
 Payment of refinancing costs.....................................      (1,170)      (2,658)        --
 Repayment of note payable to Marriott International, Inc.........        (900)        (800)        --
 Advances from Marriott International, Inc........................          --        1,700         --
                                                                     ---------    ---------    -------

     Cash used in financing activities............................      (9,781)      (8,379)    (1,399)
                                                                     ---------    ---------    -------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS..................      (1,202)      (4,458)     3,275

CASH AND CASH EQUIVALENTS at beginning of year....................       5,755       10,213      6,938
                                                                     ---------    ---------    -------

CASH AND CASH EQUIVALENTS at end of year..........................   $   4,553    $   5,755    $10,213
                                                                     =========    =========    =======

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Cash paid for mortgage interest and other........................   $  12,959    $  17,372    $13,237
                                                                     =========    =========    =======



                       See Notes to financial statements.

                             Desert Springs Supp-42

          DESERT SPRINGS MARRIOTT LIMITED PARTNERSHIP AND SUBSIDIARIES
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996



NOTE 1.  THE PARTNERSHIP

Description of the Partnership

Desert Springs Marriott Limited Partnership (the "Partnership"), a Delaware limited partnership, was formed to acquire and own Marriott's Desert Springs Resort and Spa and the land on which the 884-room hotel and a golf course are located (the "Hotel") and airline equipment. The sole general partner of the Partnership, with a 1% interest, is Marriott Desert Springs Corporation (the "General Partner"), a wholly-owned subsidiary of Host Marriott Corporation ("Host Marriott"). The Hotel was leased to Marriott Hotel Services, Inc. (the "Tenant"), a wholly-owned subsidiary of Marriott International, along with a second golf course leased by the Partnership from Marriott Desert Springs Development Corporation, also a wholly-owned subsidiary of Marriott International. The airline equipment was leased to TransWorld Airlines, Inc. ("TWA") pursuant to the terms of an operating lease through April 20, 1995. On April 20, 1995, the Partnership entered into a new sales-type lease agreement which was due to expire on June 24, 1996. On April 24, 1996, TWA exercised its early termination option under the airline equipment lease and paid the rent due on that date of $847,000 along with the termination value of $780,000 plus the $1 purchase option (see Note 6).

The Partnership was formed on February 26, 1987, and operations commenced on April 24, 1987 (the "Unit Offering Closing Date"). Between March 20, 1987, and the Unit Offering Closing Date, 900 limited partnership interests (the "Units") were subscribed pursuant to a private placement offering. The offering price per Unit was $100,000; $25,000 payable at subscription with the balance due in three annual installments through June 15, 1990, or, as an alternative, $87,715 in cash at closing as full payment of the subscription price. Of the total 900 Units, 740.5 were purchased on the installment basis and 159.5 Units were paid in full. The General Partner contributed $909,100 in cash for its 1% general partnership interest.

In connection with the mortgage debt refinancing in 1997 (see Note 5), the General Partner received unrevoked consents of limited partners approving certain amendments to the partnership agreement. The amendments, among other things, allowed the formation of certain subsidiaries of the Partnership including DS Hotel LLC and Marriott DSM LLC. The Partnership contributed the Hotel and its related assets to Marriott DSM LLC, which in turn contributed them to DS Hotel LLC, a bankruptcy remote subsidiary. Marriott DSM LLC, a bankruptcy remote subsidiary of the Partnership owns 100% interest in DS Hotel LLC. The Partnership owns 100% interest in Marriott DSM LLC. In addition, effective November 25, 1997, the Hotel is managed by the Tenant (the "Manager").

Partnership Allocations and Distributions

Under the partnership agreement, Partnership allocations, for Federal income tax purposes, and distributions are generally made as follows:

a. Cash available for distribution will generally be distributed (i) first, 1% to the General Partner and 99% to the limited partners until the General Partner and the limited partners (collectively, the "Partners") have received cumulative distributions of sale or refinancing proceeds ("Capital Receipts") equal to $45,454,545; and (ii) thereafter, 10% to the General Partner and 90% to the limited partners.

b. Refinancing proceeds and proceeds from the sale or other disposition of less than substantially all of the assets of the Partnership, not retained by the Partnership, will be distributed (i) first, 1% to the General Partner and 99% to the limited partners, until the Partners have received cumulative distributions of Capital Receipts equal to $90,909,100; and (ii) thereafter, 10% to the General Partner and 90% to the limited partners.

                             Desert Springs Supp-43

     Proceeds from the sale or other disposition of all or substantially all of the assets of the Partnership or from the sale or other disposition of all or substantially all of the Hotel will be distributed to the Partners pro rata in accordance with their capital account balances as defined in the partnership agreement.

c. Net profits will be allocated as follows: (i) first, through and including the year ended December 31, 1990, 99% to the General Partner and 1% to the limited partners; (ii) next, through and including the year ending December 31, 1992, 70% to the General Partner and 30% to the limited partners; and
     (iii) thereafter, 10% to the General Partner and 90% to the limited partners.

d. Net losses will be allocated 100% to the General Partner through December 31, 1990, and thereafter, 70% to the General Partner and 30% to the limited partners, subject to certain limitations, as specified in the partnership agreement, regarding allocations to the limited partners.

e. The deduction for interest on the Purchase Note, as defined, which cumulatively will not exceed $12,285 per Unit will be allocated to those limited partners owning the Units purchased on the installment basis.

f. In general, gain recognized by the Partnership will be allocated as follows: (i) first, to all Partners whose capital accounts have negative balances until such negative balances are brought to zero; (ii) next, to all Partners up to the amount necessary to bring their respective capital account balances to an amount equal to their respective invested capital, as defined; (iii) third, in the case of gain arising from the sale or other disposition (or from a related series of sales or dispositions) of all or substantially all of the assets of the Partnership, (a) to the limited partners in an amount equal to the excess, if any, of (1) the sum of the product of 12% times the weighted-average of the limited partners' invested capital, as defined, each year, minus (2) the sum of cumulative distributions to the limited partners of cash available for distribution, and (b) next, to the General Partner until it has been allocated an amount equal to 10/90 times the amount allocated to the limited partners in (a); and (iv) thereafter, 12% to the General Partner and 88% to the limited partners.

For financial reporting purposes, profits and losses are allocated among the Partners based upon their stated interests in cash available for distribution.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The Partnership records are maintained on the accrual basis of accounting and its fiscal year coincides with the calendar year.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenues and Expenses

Effective November 25, 1997, the Partnership records hotel revenues which represent house profit of the hotel since the Partnership has delegated substantially all of the operating decisions related to the generation of house profit of the Hotel to the Manager. House profit reflects Hotel operating results, and represents gross hotel sales less property-level expenses, excluding depreciation, base and incentive management fees, property taxes, insurance and certain other costs, which are disclosed separately in the statement of operations.

                             Desert Springs Supp-44

On November 20, 1997, the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board reached a consensus on EITF 97-2, "Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements." EITF 97-2 addresses the circumstances in which a management entity may include the revenues and expenses of a managed entity in its financial statements.

The Partnership is assessing the impact of EITF 97-2 on its policy of excluding the property-level revenues and operating expenses of the Hotel from its statements of operations.

Property and Equipment

Property and equipment is recorded at cost. Depreciation is computed using the straight-line method over the following estimated useful lives of the assets less an estimated residual value of 10% on the original building cost and 20% on the airline equipment cost:

          Building and improvements                  50 years
          Furniture and equipment               4 to 10 years
          Airline equipment                           8 years

All Hotel property and equipment is pledged as security for the Senior Loan described in Note 5.

The Partnership assesses impairment of its real estate property based on whether estimated undiscounted future cash flow from the hotel will be less than its net book value. If the property is impaired, its basis is adjusted to fair market value.

Deferred Financing Costs

Deferred financing costs represent the costs incurred in connection with obtaining debt financing and are amortized over the term thereof. The original Mortgage Debt (see Note 5) matured on July 27, 1996. Deferred financing costs associated with that debt, totaling $943,000, were fully amortized at maturity and removed from the Partnership's books. Costs associated with the Bridge Loan totaled $2,658,000 at December 31, 1996. Total financing costs associated with the Bridge Loan and long-term financing completed on November 25, 1997 totaled $3,828,000. At December 31, 1997 and 1996, accumulated amortization of deferred financing costs totaled $828,000 and $21,000, respectively.

Restricted Cash Reserves

In conjunction with the refinancing of the mortgage debt, the Partnership was required to establish cash reserves which are held by an agent of the lender including:

     . $6.2 million debt service reserve
     . $1.5 million reserve for capital expenditures
     . $2.0 million reserve for payment of fees to the Tenant/Manager

In addition, the Partnership is required to establish with the lender a separate escrow account for payments of insurance premiums and real estate taxes for the Hotel if the credit rating of Marriott International is downgraded by Standard and Poor's Rating Services. The Manager is a wholly-owned subsidiary of Marriott International. In March 1997, Marriott International acquired the Renaissance Hotel Group N.V., adding greater geographic diversity and growth potential to its lodging portfolio. The assumption of additional debt associated with this transaction resulted in a single downgrade of Marriott International's long-term senior unsecured debt effective April, 1997. Therefore, the Partnership was required to establish a reserve account for insurance and real estate tax. As of December 31, 1997, $581,000 remains available to pay insurance and real estate taxes. The escrow reserve is included in restricted cash and the resulting tax and insurance liability is included in accounts payable and accrued liabilities in the accompanying balance sheet.

                             Desert Springs Supp-45

The reserves were established from the Partnership's restricted cash related to the Bridge Loan in addition to Partnership operating cash.


Additional Rental

Under the terms of the Hotel operating lease (see Note 7), the Tenant paid Additional Rental to the Partnership which was subject to possible repayment under defined conditions; therefore, Additional Rental had been recorded as a liability in the financial statements. At the termination of the Operating Lease, all Additional Rental was forgiven and is recorded as an Extraordinary Gain in the financial statements.

Cash and Cash Equivalents

The Partnership considers all highly liquid investments with a maturity of less than three months at date of purchase to be cash equivalents.

Income Taxes

Provision for Federal and state income taxes has not been made in the accompanying financial statements since the Partnership does not pay income taxes, but rather, allocates its profits and losses to the individual partners. Significant differences exist between the net loss/net income for financial reporting purposes and the net loss/net income reported in the Partnership's tax return. These differences are due primarily to the use for income tax purposes of accelerated depreciation methods, shorter depreciable lives for the assets and differences in the timing of recognition of rental income. As a result of these differences, the excess of the tax basis in net Partnership liabilities and the net liabilities reported in the accompanying financial statements at December 31, 1997 and 1996 was $55.7 million and $26.0 million, respectively.

New Statements of Financial Accounting Standards

The Partnership adopted SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" during 1996. Adoption of SFAS No. 121 did not have any effect on the Partnership's financial statements.

NOTE 3.  PROPERTY AND EQUIPMENT

Property and equipment consists of the following as of December 31 (in thousands):


                                                               1997        1996
                                                             ---------   ---------

Land and land improvements.................................. $ 13,690    $ 13,690
Building and improvements...................................  155,497     155,570
Furniture and equipment.....................................   44,090      47,800
                                                             --------    --------
                                                              213,277     217,060

Less accumulated depreciation...............................  (61,876)    (61,619)
                                                             --------    --------

                                                             $151,401    $155,441
                                                             ========    ========

NOTE 4.  ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair value of financial instruments are shown below. Fair values of financial instruments not included in this table are estimated to be equal to their carrying amounts (in thousands):

                             Desert Springs Supp-46

                                            As of December 31, 1997     As of December 31, 1996
                                            -----------------------     -----------------------
                                                         Estimated                   Estimated
                                             Carrying       Fair         Carrying      Fair
                                              Amount       Value          Amount      Value
                                            ----------  -----------     ---------  ------------

Mortgage debt............................   $ 103,000     $ 103,000     $ 160,000     $ 160,000
Note payable.............................      20,000        20,000            --            --
Due to Host Marriott and affiliates......      59,727        59,727            --            --
Note Payable to Marriott International...          --            --           900           900
Additional rental paid by Hotel lessee...          --            --        25,013            --

The estimated fair value of mortgage debt and other long term obligations is based on the expected future debt service payments discounted at estimated market rates. Additional rental paid by the Hotel lessee was valued based on the expected future payments from operating cash flow discounted at a risk-adjusted rate. As further explained in Note 7, upon closing of the permanent financing, Marriott International agreed to waive all claims to Additional Rental that had accrued prior to the consummation of the loan. Consequently, the estimated fair value of Additional Rental paid by the Hotel lessee is zero.

NOTE 5.  DEBT

In 1996, Partnership debt consisted of a $168.2 million nonrecourse mortgage loan (the "Mortgage Debt") which matured on July 27, 1996. The Mortgage Debt bore interest at a fixed rate of 7.76% and required no amortization of principal prior to maturity. Upon maturity, the Mortgage Debt went into default as the Partnership was unable to secure replacement financing or negotiate a forbearance agreement with the lender. Pursuant to the loan documents, the Mortgage Debt began to accrue interest at the Default Rate, as defined, of 10.75% which was 2.5 percentage points above the Lender's Corporate Base Rate, as defined, from the maturity date through December 23, 1996. The Mortgage Debt was refinanced on December 23, 1996.

As of December 31, 1996, Partnership debt consisted of a $160 million nonrecourse mortgage loan (the "Bridge Loan"). The Bridge Loan was originated by Goldman, Sachs & Co. ("Goldman Sachs") and the lender was GMAC Commercial Mortgage Corporation providing an interim $160 million mortgage loan bearing interest at LIBOR plus 2.75 percentage points which matured on October 31, 1997. Pursuant to the terms of the Bridge Loan, all excess cash from Hotel operations, if any, was held in a debt service reserve for future debt service or to reduce the outstanding principal balance upon maturity. Through November 25, 1997, the weighted average interest rate on the Bridge Loan was 8.4%.

On September 26, 1997, the General Partner received unrevoked consents approving a new loan structure and certain amendments to the Partnership Agreement which were necessary to refinancing negotiations of the Bridge Loan. An extension agreement was signed with the current lender on October 30, 1997, extending the maturity date of the Bridge Loan from October 31, 1997 to December 31, 1997, without penalty.

On November 25, 1997, the Partnership secured long-term financing for its $160 million Bridge Loan. The new financing consists of three tranches: 1) a $103 million senior loan, 2) a $20 million loan and 3) a $59.7 million junior loan. The $103 million senior loan (the "Senior Loan") is from GMAC Commercial Mortgage Company ("GMAC") to a newly formed bankruptcy remote subsidiary of the Partnership, DS Hotel LLC, which owns the Hotel and related assets. The Senior Loan matures in December, 2022 and is secured by a first mortgage lien on the Hotel. The loan bears interest at a fixed rate of 7.8% and requires monthly payments of interest and principal with amortization over its twenty-five year term.

The second tranche of debt consists of a $20 million loan (the "Mezzanine Loan") from Goldman Sachs Mortgage Company ("GSMC") to a newly formed bankruptcy remote subsidiary of the Partnership, Marriott DSM LLC, which secures the loan. The Mezzanine Loan consists of a fully amortizing $20 million loan bearing interest at 10.365% for a twelve and one-half year term maturing in December, 2010.

                             Desert Springs Supp-47

The third tranche of debt consists of a junior loan, (the "HM Junior Loan") to the Partnership from MDSM Finance LLC ("MDSM"), a wholly owned subsidiary of the General Partner. The HM Junior Loan has a term of thirty years and requires no principal amortization for the first twelve and one-half years with a seventeen and one-half year amortization schedule thereafter. If remaining cash flow is insufficient to pay interest on the HM Junior Loan, interest is deferred and will accrue and compound and be payable from future cash flow. The HM Junior Loan also entitles MDSM to receive 30% of any excess cash flow, as defined, available annually, plus 30% of any net capital/residual proceeds after full repayment of the Senior Loan, the Mezzanine Loan and the HM Junior Loan.

On the Closing Date, the Partnership was required to establish certain reserves which are discussed in Note 2.

The Partnership utilized $1.2 million in 1997 from the refinancing reserve to pay costs associated with the financing including lender or subsidiary fees, property appraisals, environmental studies and legal fees.

The required principal payments of the Senior Loan, Mezzanine Loan and the HM Junior Loan at December 31, 1997 are as follows (in thousands):


          1998.........   $  2,186
          1999.........      2,389
          2000.........      2,581
          2001.........      2,850
          2002.........      3,116
          Thereafter...    169,605
                          --------
                          $182,727
                          ========

Debt to Marriott International

On April 30, 1996, the Partnership entered into a short-term loan with Marriott International in the amount of $1,700,000 to fund a portion of the Hotel's rooms refurbishment project. The loan matured on June 13, 1997, bearing interest at 8.5% and was repaid from the property improvement fund as contributions were made during the year. The loan was fully repaid on March 28, 1997.

NOTE 6.  AIRLINE EQUIPMENT LEASE

The Partnership leased airline equipment to TWA under the terms of an operating lease which expired in April 1995. Pursuant to the terms of the airline equipment lease, TWA was obligated to make semi-annual payments, in arrears, based upon specified percentages of the Partnership's cost of the airline equipment. Rental income under the operating lease is included in "Airline equipment income" in the statement of operations and was $852,000 in 1995.

On April 20, 1995, the Partnership reached an agreement with TWA whereby TWA was obligated to pay renewal rents under a 15-month lease agreement. The renewal rents consisted of quarterly payments of $780,000 plus 17% interest paid in arrears, all of which totaled $6.5 million. At the end of the lease term, TWA had the option to purchase the equipment for one dollar ($1). The Partnership classified the new lease as a sales-type lease and recorded a receivable for the future lease payments due from TWA, along with a deferred gain on the transaction. The deferred gain was recognized as income as lease payments were received on the installment method as a component of the line item "Airline Equipment Income" in the statement of operations. Deferred gain amortization was $1,248,000 in 1996 and $1,985,000 in 1995. On April 24, 1996, TWA exercised its early termination option under the airline equipment lease and paid the rent due on that date of $847,000 along with the termination value of $780,000 plus the $1 purchase option.

NOTE 7.  OPERATING LEASE

                             Desert Springs Supp-48

The Partnership leased the Hotel to the Tenant pursuant to an agreement which commenced on April 24, 1987, with an initial term of 25 years (the "Operating Lease") with renewal options for five successive periods of 10 years each.

Annual Rental was equal to the greater of Basic Rental or Owner's Priority, as described below:

1. Basic Rental equals 85% of Operating Profit, as defined, until December 31, 1993, and 80% thereafter.

2. Owner's Priority equals the greater of (i) $20 million plus debt service on certain additional debt to expand the Hotel ("Expansion Debt Service") or
     (ii) Debt Service, as defined. If there is a new mortgage (in an amount which exceeds the outstanding balance of the existing mortgage by at least $45,455,000), Owner's Priority will equal the greater of (i) $20 million plus Expansion Debt Service, (ii) Debt Service or (iii) the lesser of Debt Service on the new mortgage or $24 million plus Expansion Debt Service. In no event will Owner's Priority for any year exceed Operating Profit.

3. Additional Rental equals the cumulative amount by which Owner's Priority exceeds Basic Rental plus $268,000 and is recorded as a liability in the accompanying financial statements. If in any year Basic Rental exceeds Owner's Priority, Annual Rental will be reduced to equal Basic Rental minus the lower of (i) Additional Rental then outstanding or (ii) 25% of the amount by which Basic Rental exceeds Owner's Priority.

Pursuant to an agreement reached with Marriott International, for fiscal year 1997 the $20 million Owner's Priority was increased to $20.5 million. Marriott International was entitled only to the next $2 million of Operating Profit. Any additional Operating Profit in excess of $22.5 million was remitted entirely to the Partnership. In connection with the long-term financing, Marriott International agreed to waive any and all claims to Additional Rental that accrued prior to the consummation of the loan. The Partnership recorded an extraordinary gain of $27.5 million in 1997 to recognize the gain which resulted from the forgiveness of these fees.

Rental income for 1997 included Basic Rental of $17,608,000 and Additional Rental of $4,402,000. Operating Profit in 1997 totaled $23,698,000. In accordance with an agreement reached with Marriott International, the Partnership was entitled to receive Owner's Priority of $20,500,000 and Marriott International was entitled to the next $2,000,000 with the remaining $1,198,000 to the Partnership.

In addition to the Annual Rental, the Tenant was required to pay property taxes, make annual contributions equal to a percentage of Hotel sales to a property improvement fund (4.5% through 1997 and 5.5% thereafter) and pay rental on the second golf course.

Pursuant to the terms of the Hotel purchase agreement, the Tenant and its affiliates may utilize a portion of the land adjacent to the Hotel for development of residences and timeshare condominiums. Purchasers of the residences have the opportunity to use certain Hotel facilities and services for a fee. Purchasers of the timeshare condominiums also have the ability to use the Hotel's facilities but such use is subject to the same fees charged to Hotel guests.

During 1995, the Hotel's main swimming pool was expanded at a cost of approximately $2.1 million. The project was funded partially by proceeds received from Marriott Vacation Club International ("MVCI"), a wholly-owned indirect subsidiary of Marriott International, pursuant to an agreement between the Partnership and MVCI for the development of additional timeshare units on land adjacent to the Hotel. As part of this agreement, the Hotel's spa was also expanded during 1994. Pursuant to the terms of the agreement, MVCI contributed a total of $1.3 million towards the pool expansion and the spa expansion projects; the remaining costs were funded by Partnership cash reserves. Funding by MVCI in 1995 was $692,000, and was included in "Other Income" in the statement of operations.

NOTE 8.  MANAGEMENT AGREEMENT

                             Desert Springs Supp-49

On November 25, 1997, in connection with the refinancing, the General Partner also negotiated with the Tenant to convert the Operating Lease to a management agreement (the "Management Agreement"). The Tenant would become manager of the Hotel (the "Manager"). The initial term of the Management Agreement continues through 2022 with four successive renewal options of ten years each. The Manager is paid a base management fee equal to 3% of gross hotel sales.

Beginning in fiscal year 1998, the Management Agreement provides that no incentive fee will be paid to the Manager with respect to the first $21.5 million of Operating Profit (the "Owner's Priority"). Thereafter the Manager will receive the next $1.8 million of Operating Profit as incentive management fee and any operating profit in excess of $23.3 million will be divided 75% to the Partnership and 25% to the Manager. Any such payments will be made annually after completion of the audit of the Partnership's books.

The Management Agreement provides that the owner may terminate the Management Agreement if, in any two of three consecutive fiscal years, Operating Profit is less than $15 million. The Manager may, however, prevent termination by paying the owner such amounts as are necessary to achieve the performance standards.

Pursuant to the Management Agreement, the Manager is required to furnish the Hotel with certain services ("Chain Services") which are generally provided on a central or regional basis to all hotels in the Manager's full-service hotel system. Chain Services include central training, advertising and promotion, a national reservations system, computerized payroll and accounting services and such additional services as needed which may be more efficiently performed on a centralized basis. Costs and expenses incurred in providing such services are allocated among all domestic full-service hotels managed, owned or leased by the Manager or its subsidiaries. In addition, the Hotels also participate in the Manager's Marriott Rewards Program. The cost of this program is charged to all hotels in the Manager's full-service hotel system based upon the Marriott Rewards sales at each hotel. The total amount of Chain Services and Marriott Rewards costs charged to the Partnership from November 25 through December 31, 1997 were $169,000.

The Management Agreements provide for the establishment of a property improvement fund for the Hotel to cover the cost of certain non-routine repairs and maintenance to the Hotel which are normally capitalized and the cost of replacements and renewals to the Hotel's property and improvements. Contributions to the property improvement fund are based on a percentage of gross sales. Contributions to the property improvement fund are 4.5% in 1997 and 5.5% thereafter. Contributions to the property improvement fund from November 25 through December 31, 1997 were $421,000.

NOTE 9.  HOTEL OPERATING RESULTS

The following is a summary of Hotel Operating Profit, as defined in the Hotel lease agreement, for the three years ended December 31, 1997 (in thousands):


                                                            1997      1996      1995
                                                          --------   -------   -------
REVENUES
 Rooms................................................... $ 39,825  $ 37,031  $ 33,495
 Food and beverage.......................................   40,366    38,431    33,453
 Other...................................................   23,130    22,437    18,450
                                                          --------  --------  --------
                                                           103,321    97,899    85,398
                                                          --------  --------  --------
EXPENSES
 Departmental direct costs
  Rooms..................................................    8,933     8,545     7,715
  Food and beverage......................................   27,642    26,623    23,335
 Other operating expenses................................   43,048    41,686    35,987
                                                          --------  --------  --------
                                                            79,623    76,854    67,037
                                                          --------  --------  --------

OPERATING PROFIT......................................... $ 23,698  $ 21,045  $ 18,361
                                                          ========  ========  ========

                             Desert Springs Supp-50

NOTE 10.  REVENUES

Partnership revenues for the period of November 25 through December 31, 1997 consist of the Hotel's operating results (in thousands):


HOTEL SALES
 Rooms..............................................................   $3,620
 Food and beverage..................................................    3,330
 Other..............................................................    2,403
                                                                       ------
                                                                        9,353
                                                                       ------

HOTEL EXPENSES
 Departmental direct costs
  Rooms.............................................................      801
  Food and beverage.................................................    2,646
  Other.............................................................    3,296
                                                                       ------
 Other Hotel operating expenses.....................................    6,743
                                                                       ------

HOTEL REVENUES......................................................   $2,610
                                                                       ======

                             Desert Springs Supp-51

          Desert Springs Marriott Limited Partnership and Subsidiaries
                Condensed Consolidated Statements of Operations
                                  (Unaudited)
                    (in thousands, except per unit amounts)



                                                             Twelve Weeks Ended
                                                     ----------------------------------
                                                         March 27,          March 28,
                                                           1998               1997
                                                     ----------------- ----------------

REVENUES (Note 3)
 Hotel rentals....................................          $     --            $ 6,264
 Hotel revenues...................................            16,153                 --
                                                            --------            -------

                                                              16,153              6,264
                                                            --------            -------

OPERATING COSTS AND EXPENSES
 Incentive management fees........................             1,010                 --
 Depreciation.....................................             1,657              1,941
 Base management fees.............................             1,081                 --
 Property taxes and other.........................               789                560
                                                            --------            -------

                                                               4,537              2,501
                                                            --------            -------

OPERATING PROFIT..................................            11,616              3,763
 Interest expense (including amounts related to
  Host Marriott debt of $1,855)...................            (4,470)            (3,440)
 Interest income and other........................               184                 53
                                                            --------            -------

NET INCOME........................................          $  7,330            $   376
                                                            ========            =======

ALLOCATION OF NET INCOME
 General Partner..................................          $     73            $     4
 Limited Partners.................................             7,257                372
                                                            --------            -------

                                                            $  7,330            $   376
                                                            ========            =======

NET INCOME PER LIMITED PARTNER UNIT (900 Units)...          $  8,063            $   413
                                                            ========            =======




           See Notes to Condensed Consolidated Financial Statements.

                             Desert Springs Supp-52

          Desert Springs Marriott Limited Partnership and Subsidiaries
                     Condensed Consolidated Balance Sheets
                                 (in thousands)



                                                           March 27,     December 31,
                                                             1998            1997
                                                          -----------   -------------
                                                          (unaudited)
          ASSETS

 Property and equipment, net...........................    $ 151,284       $ 151,401
 Due from Marriott Hotel Services, Inc.................        5,420           1,368
 Property improvement fund.............................        2,124           1,598
 Deferred financing, net of accumulated amortization...        3,027           3,000
 Restricted cash reserves..............................       11,780          10,236
 Cash and cash equivalents.............................        8,805           4,553
                                                           ---------       ---------

                                                           $ 182,440       $ 172,156
                                                           =========       =========

          LIABILITIES AND PARTNERS' DEFICIT

LIABILITIES
 Mortgage debt.........................................    $ 102,640       $ 103,000
 Note payable..........................................       19,797          20,000
 Note payable to Host Marriott and affiliates..........       59,727          59,727
 Due to Marriott Hotel Services, Inc...................        3,133           2,122
 Accounts payable and accrued expenses.................        4,478           1,972
                                                           ---------       ---------

     Total Liabilities.................................      189,775         186,821
                                                           ---------       ---------

PARTNERS' DEFICIT
 General Partner.......................................           52             (21)
 Limited Partners......................................       (7,387)        (14,644)
                                                           ---------       ---------

     Total Partners' Deficit...........................       (7,335)        (14,665)
                                                           ---------       ---------

                                                           $ 182,440       $ 172,156
                                                           =========       =========



           See Notes to Condensed Consolidated Financial Statements.

                             Desert Springs Supp-53

          Desert Springs Marriott Limited Partnership and Subsidiaries
                Condensed Consolidated Statements of Cash Flows
                                  (Unaudited)
                                 (in thousands)




                                                                  Twelve Weeks Ended
                                                                -----------------------
                                                                March 27,    March 28,
                                                                   1998         1997
                                                                ----------   ----------
OPERATING ACTIVITIES
 Net income..................................................    $  7,330     $    376
 Noncash items...............................................       1,715        2,188
 Change in operating accounts................................        (535)       2,853
                                                                 --------     --------

     Cash provided by operating activities...................       8,510        5,417
                                                                 --------     --------

INVESTING ACTIVITIES
 Additions to property and equipment, net....................      (1,540)        (619)
 Changes in property improvement fund........................        (526)          46
                                                                 --------     --------

     Cash used in investing activities.......................      (2,066)        (573)
                                                                 --------     --------

FINANCING ACTIVITIES
 Change in restricted cash...................................      (1,544)      (4,271)
 Repayment of mortgage debt..................................        (360)          --
 Repayment of note payable...................................        (203)          --
 Payment of refinancing costs................................         (85)         (26)
 Repayment of note payable to Marriott International, Inc....          --         (900)
                                                                 --------     --------

     Cash used in financing activities.......................      (2,192)      (5,197)
                                                                 --------     --------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.............       4,252         (353)

CASH AND CASH EQUIVALENTS at beginning of period.............       4,553        5,755
                                                                 --------     --------

CASH AND CASH EQUIVALENTS at end of period...................    $  8,805     $  5,402
                                                                 ========     ========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Cash paid for interest......................................    $  2,523     $  2,788
                                                                 ========     ========



          See Notes to Condensed Consolidated Financial Statements.

                             Desert Springs Supp-54

          Desert Springs Marriott Limited Partnership and Subsidiaries
              Notes to Condensed Consolidated Financial Statements
                                  (Unaudited)



1. The accompanying condensed consolidated financial statements have been prepared by Desert Springs Marriott Limited Partnership and subsidiaries (the "Partnership") without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted from the accompanying statements. The Partnership believes the disclosures made are adequate to make the information presented not misleading. However, the condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

     In the opinion of the Partnership, the accompanying unaudited condensed consolidated financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of the Partnership as of March 27, 1998 and December 31, 1997, and the results of operations for the twelve weeks ended March 27, 1998 and March 28, 1997. Interim results are not necessarily indicative of fiscal year performance because of seasonal and short-term variations (see
     Note 3).

     For financial reporting purposes, net income of the Partnership is allocated 99% to the Limited Partners and 1% to Marriott Desert Springs Corporation (the "General Partner"). Significant differences exist between the net income for financial reporting purposes and the net income for Federal income tax purposes. These differences are due primarily to the use, for income tax purposes, of accelerated depreciation methods, shorter depreciable lives, no estimated salvage values for the assets and differences in the timing of the recognition of rental income.

2. In connection with the mortgage debt refinancing in November 1997, the General Partner received unrevoked consents of limited partners approving certain amendments to the partnership agreement. The amendments, among other things, allowed the formation of certain subsidiaries of the Partnership including DS Hotel LLC and Marriott DSM LLC. The Partnership contributed the Hotel and its related assets to Marriott DSM LLC, which in turn contributed them to DS Hotel LLC, a bankruptcy remote subsidiary. Marriott DSM LLC, a bankruptcy remote subsidiary of the Partnership owns 100% interest in DS Hotel LLC. The Partnership owns 100% interest in Marriott DSM LLC.

3. On November 25, 1997, the Partnership completed a refinancing of its mortgage debt. In connection with the refinancing, the Partnership converted its operating lease with Marriott Hotel Services, Inc. ("MHS") to a management agreement (the "Conversion"). Prior to the Conversion, the Partnership recognized estimated annual hotel rental income on a straight-line basis throughout the year. The profits from the Hotel are seasonal and first and second quarter results are generally higher than the last two quarters of the year. Lease payments in excess of the income recognized by the Partnership were deferred and, to the extent not subject to possible future repayment to the Hotel tenant, were recognized as income during the remainder of the year. Pursuant to the terms of the Operating Lease, Annual Rental, as defined, was equal to the greater of Basic Rental (80% of Operating Profit, as defined) and Owner's Priority, as defined. Additionally, the Hotel tenant was required to pay property taxes, make contributions equal to a percentage of Hotel sales to a property improvement fund (4.5% in 1997 and 5.5% thereafter) and pay rental on the second golf course.

     Subsequent to the Conversion, the Partnership records revenue based on house profit generated by the Hotel. House profit reflects Hotel operating results, and represents gross hotel sales less property-level expenses, excluding depreciation, base and incentive management fees, property taxes, and certain other costs, which are disclosed separately in the statement of operations. Revenues are recorded based on house profit because the Partnership has delegated substantially all of the operating decisions related to the generation of house profit to MHS.

                             Desert Springs Supp-55

     The following is a summary of Hotel Revenues, for the twelve weeks ended March 27, 1998 and March 28, 1997 (in thousands):

                                March 27,   March 28,
                                  1998        1997
                                ---------   ---------
HOTEL SALES
  Rooms......................    $ 14,433    $ 12,712
  Food and beverage..........      13,471      12,060
  Other......................       8,115       8,013
                                 --------    --------
                                   36,019      32,785
                                 --------    --------
HOTEL EXPENSES
 Departmental direct costs
  Rooms......................       2,673       2,259
  Food and beverage..........       8,389       7,457
 Other operating expenses....       8,804       8,414
                                 --------    --------
                                   19,866      18,130
                                 --------    --------

HOTEL REVENUES...............    $ 16,153    $ 14,655
                                 ========    ========

4. Pursuant to the terms of the management agreement, MHS earns an incentive management fee based on Operating Profit as defined. For fiscal year 1998, the Partnership is entitled to the first $21.5 million of Operating Profit (the "Owners Priority"). Thereafter, MHS will receive the next $1.8 million of Operating Profit as an incentive management fee and any operating profit in excess of $23.3 million will be divided 75% to the Partnership and 25% to MHS. Any such payments will be made annually after completion of the audit of the Partnership's books. Pursuant to the terms of the management agreement, contributions to the property improvement fund in 1998 are 5.5% of gross Hotel sales, a one percentage point increase over the prior year level.

5. On April 17, 1998, Host Marriott Corporation ("Host Marriott"), the parent of the General Partner of the Partnership, announced that its Board of Directors has authorized the company to reorganize its business operations to qualify as a real estate investment trust ("REIT") to become effective as of January 1, 1999. As part of the REIT conversion, Host Marriott expects to form a new operating partnership (the "Operating Partnership") and limited partners in certain Host Marriott full-service hotel partnerships and joint ventures, including the Partnership, are expected to be given an opportunity to receive, on a tax-deferred basis, Operating Partnership units in the new Operating Partnership in exchange for their current partnership interest.

                             Desert Springs Supp-56

                               HOST MARRIOTT, L.P.

                    Supplement Dated __________ __, 1998 for
     Prospectus/Consent Solicitation Statement Dated _________ __, 1998 for
                      Hanover Marriott Limited Partnership

         On the terms described in the Prospectus/Consent Solicitation Statement (the "Consent Solicitation"), dated ______ __, 1998, of which this Supplement (the "Supplement") is a part, Host Marriott Corporation, a Delaware corporation ("Host"), has adopted a plan to reorganize its business operations so that it will qualify as a real estate investment trust ("REIT"). As part of this reorganization (the "REIT Conversion"), Host and its consolidated subsidiaries will contribute their full-service hotel properties and certain other businesses and assets to Host Marriott, L.P., a newly formed Delaware limited partnership (the "Operating Partnership"), in exchange for units of limited partnership interest in the Operating Partnership ("OP Units") and the assumption of certain liabilities. The sole general partner of the Operating Partnership will be Host Marriott Trust, the entity resulting from the conversion of Host from a Delaware corporation to a Maryland REIT ("Host REIT"). The Operating Partnership and Host REIT will operate together as an umbrella partnership REIT. Host REIT expects to qualify as a REIT beginning with its first full taxable year after the closing of the REIT Conversion, which Host REIT currently expects to be the year beginning January 1, 1999.

         Following the REIT Conversion and the Blackstone Acquisition (defined below), the Operating Partnership and its subsidiaries initially will own outright, or have controlling interests in, approximately 120 full-service hotels operating primarily under the Marriott, Ritz-Carlton, Four Seasons, Swissotel and Hyatt brand names (the "Hotels"). Concurrently with the REIT Conversion, the Operating Partnership will acquire ownership of, or controlling interests in, 12 hotels and a mortgage loan secured by a thirteenth hotel controlled by The Blackstone Group and a series of funds controlled by Blackstone Real Estate Partners (collectively, the "Blackstone Entities") in exchange for OP Units, the assumption of liabilities and other consideration (the "Blackstone Acquisition"). The Operating Partnership will be one of the largest owners of full-service hotels in the United States.

         As part of the REIT Conversion, the Operating Partnership is proposing to acquire by merger (the "Mergers") Hanover Marriott Limited Partnership, a Delaware limited partnership ("Hanover" or the "Partnership"), and up to seven other limited partnerships (the "Partnerships") that own full-service hotels in which Host or its subsidiaries are general partners. As more fully described in the Consent Solicitation, limited partners of those Partnerships who participate in the Mergers will receive either OP Units or, at their election, unsecured ____% Notes due December 15, 2005 issued by the Operating Partnership ("Notes"), in exchange for their partnership interests in such Partnerships (with respect to the Partnerships, those limited partners of the Partnerships who are unaffiliated with Host are referred to herein as the "Limited Partners," and with respect to Hanover, the "Hanover Limited Partners").

         The number of OP Units to be allocated to Hanover will be based upon
(i) Hanover's Exchange Value (as defined herein) and (ii) the deemed value of an OP Unit at the time of the Merger, determined as described herein. See "Determination of Exchange Values and Allocation of OP Units." The principal amount of Notes that Hanover Limited Partners may elect to receive in exchange for the OP Units received in the Merger will be based upon Hanover's Note Election Amount (as defined herein). See "Description of the Notes." The estimated Exchange Value set forth herein may increase or decrease as a result of various adjustments, and will be finally calculated shortly before the deemed Closing Date (as defined herein). Pursuant to the Merger, Hanover Limited Partners will receive OP Units with a deemed value of $123,202 per Partnership Unit (as defined herein), or if a Hanover Limited Partner elects, a Note in a principal amount of $88,474 per Partnership Unit.

         In connection with the REIT Conversion, each outstanding share of Host common stock will be converted into one common share of beneficial interest, par value $.01 per share (a "Common Share"), of Host REIT. Following the closing of the REIT Conversion, the Common Shares will be listed on the New York Stock Exchange. Beginning one year after the Mergers, Limited Partners will have the right to redeem their OP Units at any time and receive, at the election of Host REIT, either Common Shares on a one-for-one basis (subject to adjustment) or cash in an amount equal to the market value of such shares (the "Unit Redemption Right").

         Because REITs are not permitted under current federal income tax law to derive revenues directly from the operation of hotels, the Operating Partnership will lease the Hotels to lessees (the "Lessees") that will operate the Hotels under the existing management agreements and pay rent to the Operating Partnership, as more fully described herein. The Lessees generally will be indirect controlled subsidiaries of HMC Senior Communities, Inc., which currently is a wholly owned subsidiary of Host ("SLC"), but which will become a separate public company as part of the REIT Conversion when Host distributes the common stock of SLC to its existing shareholders and the Blackstone Entities. Shares of Host REIT and SLC will become separately traded securities and the companies will operate independently. Initially, there may be a partial overlap between the boards of Host REIT and SLC but this will be phased out over time. There also will be a substantial overlap of shareholders of the two companies initially, but this likely will diverge over time.


                                Hanover Supp-1

         Marriott Hanover Hotel Corporation (the "General Partner"), the general partner of Hanover, believes that the terms of the Merger provide substantial benefits and are fair to the Hanover Limited Partners and recommends that all Hanover Limited Partners vote FOR the Merger.

         The effects of the Mergers may be different for Limited Partners of the various Partnerships. This Supplement has been prepared to highlight for Hanover Limited Partners the specific risks, benefits, effects and fairness of the Merger to them and to provide other information specific to Hanover. Supplements have also been prepared for each of the other Partnerships. This Supplement, together with the supplements of the other Partnerships (collectively, the "Supplements"), are part of the Consent Solicitation. Upon receipt of a written request by a Limited Partner or his representative so designated in writing, the General Partner will send a copy of any Supplement without charge. All requests for a copy of a Supplement should be directed to: Investor Relations, 10400 Fernwood Road, Bethesda, Maryland 20817, telephone number 301-380-2070 (between the hours of 9:00 a.m. and 4:00 p.m., eastern time).

         All cross-references refer to the Consent Solicitation unless stated otherwise. Capitalized terms not defined herein shall have the meaning set forth in the Consent Solicitation. The information contained herein, unless otherwise indicated, assumes the REIT Conversion occurs with all Hotel Partnerships participating and no Notes being issued (the "Full Participation Scenario").

Risk Factors

         In deciding whether to approve the Merger, Hanover Limited Partners should consider certain risks and other factors. The General Partner believes that Hanover Limited Partners should particularly consider the following, which should be read in conjunction with the information in the Consent Solicitation under "Risk Factors" and "Federal Income Tax Considerations:"

          . Substantial Benefits to Related Parties. The Mergers will facilitate consummation and enable Host to reap the full benefits of the REIT Conversion and will result in an increase in Host REIT's Funds From Operations per Common Share on a pro forma basis. By converting to a REIT, Host expects to benefit from the advantages enjoyed by REITs in raising capital and acquiring additional assets, participating in a larger group of comparable companies and increasing its potential base of shareholders. Also, Host will realize significant savings through the substantial reduction of its future corporate-level income taxes. To the extent that such anticipated benefits initially are reflected in the value of Host's common stock before the Closing Date, they will not be shared initially with the Limited Partners. Host might be required to transfer its interests in certain Partnerships that do not participate in a Merger, if any, to a Non-Controlled Subsidiary, in which case Host's share of such Partnerships' earnings would continue to be subject to corporate-level income tax.

          . Absence of Arm's Length Negotiations. No independent representative was retained to negotiate on behalf of the Hanover Limited Partners or the other Limited Partners. Although the General Partner has obtained the Appraisal and the Fairness Opinion from AAA, AAA has not negotiated with the General Partner or Host and has not participated in establishing the terms of the Mergers. Consequently, the terms and conditions of the Mergers may have been more favorable to the Hanover Limited Partners or the other Limited Partners if such terms and conditions were the result of arm's length negotiations.

                                Hanover Supp-2

           . Other Conflicts of Interest. The Mergers, the REIT Conversion and the recommendations of the General Partners involves the following conflicts of interest because of the relationships among Host, the Operating Partnership, the General Partners and SLC: (i) the General Partners, which are all subsidiaries of Host (except for PHLP, of which Host is the General Partner), must assess whether the terms of the Mergers are fair and equitable to the Limited Partners of its Partnership without regard to whether the Mergers and the REIT Conversion may benefit Host and (ii) the terms of the Leases of the Hotels, including the Participating Partnership' Hotels, will be determined by Host, which will distribute the common stock of SLC, the parent of the Lessees, to its shareholders after such terms have been set and (iii) the terms of the Partnership Agreement, including provisions which benefit Host REIT, have been determined by Host. Such conflicts may result in decisions that do not fully reflect the interests of all Limited Partners, including the Hanover Limited Partners.

           . Valuation of SLC. The value of the SLC common stock distributed to Host's shareholders and the Blackstone Entities will be one factor used in determining the value of an OP Unit. Although Host's Board of Directors will determine the value of the SLC common stock in good faith and in reliance in part up on the opinion of an independent financial advisor, conflicts of interest still exist. If the SLC common stock is undervalued by Host's Board of Directors, the deemed value of an OP Unit for purposes of the Mergers may be higher than the level at which the Host REIT Common Shares will trade following the REIT Conversion and the Hanover Limited Partners could receive less than the full Exchange Value of their Partnership Interests and Host REIT could receive an overall higher percentage of the ownership of the Operating Partnership.

           . Determination of Exchange Value. The deemed value of OP Units that each Hanover Limited Partner will receive (if such Hanover Limited Partner elects to retain OP Units rather than receive a
              Note) will equal the Exchange Value of such Hanover Limited Partner's Partnership Interest. The Exchange Value of Hanover will be its Adjusted Appraised Value, which is the greatest of its Adjusted Appraised Value, Continuation Value and Liquidation Value, each of which is determined according to a different method of valuation and involves numerous estimates and assumptions. There is no assurance that the Exchange Value of Hanover will equal the fair market value of the Hotel and other assets contributed by Hanover. Host REIT, on the other hand, will receive a number of OP Units equal to the number of shares of Host common stock outstanding on the Closing Date (and, if Host has outstanding shares of preferred stock at the time of the REIT Conversion, a corresponding number of preferred partnership interests in the Operating Partnership), which should fairly represent the market value of Host REIT but may not be equal to the fair market or net asset value of the Hotels and other assets that Host will contribute to the Operating Partnership. See "Determination of Exchange Values and Allocation of OP Units."

           . Valuation of OP Units. The value of an OP Unit, for purposes of the Mergers and the REIT Conversion, will be deemed to be equal to the value of a share of Host common stock immediately prior to the REIT Conversion minus the amount of cash and the estimated value of the SLC common stock or other property to be distributed with respect to each share of Host common stock in connection with the REIT Conversion. There is no assurance that, following the REIT Conversion, the value of the publicly traded Common Shares (and therefore the value of the OP Units) will in fact equal or exceed the deemed value of the OP Units used for purposes of the Mergers. These factors could result in the Limited Partners receiving OP Units with an actual value that is less than either the deemed value of the OP Units for purposes of the Mergers or the fair market value of their Partnership Interests.

           . Determination of the Value of the Notes. At the same time that he votes on the Merger, each Hanover Limited Partner also may elect to receive at the time of the Merger, in exchange for OP Units, an unsecured, seven-year Note with a principal amount equal to the Note Election Amount of his Partnership Interest, which is based upon numerous assumptions and estimates. The deemed value of the OP Units to be received by the Hanover Limited Partners will exceed the principal amount of the corresponding Notes (because the Exchange Value is higher than the Note Election Amount), and there is no assurance that the Note a Hanover Limited Partner receives will have a value equal to the fair market value of the Hanover Limited Partner's share of the Hotel and

                                Hanover Supp-3
              other assets owned by Hanover. There will be no public market for the Notes. If the Notes are sold, they may sell at prices substantially below their issuance price. Noteholders are likely to receive the full principal amount of a Note only if they hold the Note to maturity, which is December 15, 2005, or if the Operating Partnership repays the Notes prior to maturity. Because the Notes are unsecured obligations of the Operating Partnership, they will be effectively subordinated to all secured debt of the Operating Partnership and all obligations of both the Participating Partnerships and the Operating Partnership's other subsidiaries. See "Description of the Notes." As of March 27, 1998, on a pro forma basis assuming the Full Participation Scenario, the Operating Partnership would have had aggregate consolidated debt of approximately $4.6 billion to which the Notes were effectively subordinated or which rank equally with such Notes.

           . Fundamental Change in Nature of Investment; Potential Underperformance. The Mergers and the REIT Conversion involve a fundamental change in the nature of a Hanover Limited Partner's investment from holding an interest in Hanover, which has a fixed portfolio of one Hotel and distributes the cash flow from the operation of the Hotel to the Hanover Limited Partners, to holding an interest in an operating real estate company with a portfolio of approximately 120 Hotels that collects and distributes to its limited partners rents received from the Lessees (which will bear the risks and receive the direct benefits of the Hotels' operations), has the ability to acquire additional hotels, is able to reinvest proceeds from sales or refinancings of existing Hotels in other hotels and has a publicly traded general partner. In addition, each Hanover Limited Partner's investment will change from one that allows a Hanover Limited Partner to receive a return of capital in the form of distributions from any net proceeds of a sale or refinancing of Hanover's assets to an investment in which a Hanover Limited Partner likely would realize a return of capital only through the exercise of the Unit Redemption Right. Although it is expected that the Hanover Limited Partners will receive added benefits from an investment in the Operating Partnership, Hanover Limited Partner's share of the liquidation proceeds, if any, from the sale of Hanover's Hotel could be higher than the amount realized upon exercise of the Unit Redemption Right (or payments on any Note received by a Hanover Limited Partner who elects to receive such Note). An investment in the Operating Partnership may not outperform an investment in Hanover. See "Comparison of Ownership of Partnership Interests, OP Units and Common Shares -- Nature of Investment."

           . Exposure to Risks from Other Hotels. As a result of the Mergers, Hanover Limited Partners who elect to receive OP Units will own interests in a much larger partnership with a broader range of assets than Hanover individually. A material adverse change affecting the Operating Partnership's assets will affect all Limited Partners regardless of whether a particular Limited Partner previously was an investor in such affected assets. Hanover owns discrete assets, and the Mergers and the REIT Conversion will significantly diversify the types and geographic locations of the Hotels in which the Hanover Limited Partners will have interests. As a result, the Hotels owned by the Operating Partnership may be affected differently by economic and market conditions than the Hotel previously owned by Hanover.

           . Hanover Limited Partners Have No Cash Appraisal Rights. Hanover Limited Partners who vote against the Merger will not have a right to receive cash based upon an appraisal of their Partnership Interests.

           . Uncertainties as to the Size and Leverage of the Operating Partnership. Host is an existing operating company that regularly issues and repays debt, acquires additional hotels and disposes of existing hotels. Also, some or all of the Partnerships may elect not to participate in a Merger. In that case, Host may contribute its interests in such Partnerships to a Non-Controlled Subsidiary, which is subject to corporate-level income taxation, rather than the Operating Partnership. In addition, outside partners in certain Private Partnerships may not consent to a lease of their partnership's Hotel(s). Host also may repurchase outstanding securities or issue new debt or equity securities prior to the consummation of the Mergers and the REIT Conversion. For these reasons, the Hanover Limited Partners cannot know at the time they vote on the Merger the exact size and amount of leverage of the Operating Partnership.


                                Hanover Supp-4

           . Other Uncertainties at the Time of Voting. There are several other uncertainties at the time the Hanover Limited Partners must vote on the Merger, including (i) the exact Exchange Value for Hanover (which will be adjusted for changes in lender and capital expenditure reserves, indebtedness, deferred maintenance and other items prior to the Closing Date), (ii) the deemed value of the OP Units for purposes of the Merger which, together with the Exchange Value, will determine the number of OP Units the Hanover Limited Partners will receive and (iii) the exact principal amount of the Notes that may be received in exchange for OP Units. For these reasons, the Hanover Limited Partners cannot know at the time they vote on the Merger these important aspects of the Merger.

           . Lack of Control over Hotel Operations. Due to current federal income tax law restrictions on a REIT's ability to derive revenues directly from the operation of a hotel, the Operating Partnership will lease virtually all of its consolidated Hotels to the Lessees, which will operate the Hotels by continuing to retain the Managers pursuant to the Management Agreements. The Operating Partnership will not operate the Hotels or participate in the decisions affecting the daily operations of the Hotels. Although the Operating Partnership's subsidiaries will have certain rights as lessors under the Leases (including control over decisions relating to capital expenditures) and will remain obligated under the Management Agreements, the Operating Partnership will have only a limited ability to require the Lessees or the Managers to operate or manage the Hotels in any particular manner or to govern any particular aspect of their day-to-day operation or management. Therefore, the Operating Partnership will be dependent for its revenue upon the ability of the Lessees and the Managers to operate and manage the Hotels.

           . Expiration of Leases. The Leases will expire seven to ten years after the Closing Date, and there can be no assurance that such Leases will be renewed (or if renewed, will be renewed on terms as favorable to the Operating Partnership). If the Leases are not renewed, the Operating Partnership will be required to find other lessees, which lessees must meet certain requirements set forth in the Management Agreements. There can be no assurance that satisfactory lessees could be found or as to the terms and conditions on which the Operating Partnership would be able to renew the Leases or enter into new leases with such lessees.

           . Requisite Vote of Hanover Limited Partners Binds All Hanover Limited Partners. For Hanover, approval of a Merger is by a majority of the Partnership Interests of Hanover that are eligible to be voted, as described in "Voting Procedures -- Required Vote and Other Conditions." Such approval will cause Hanover to participate in the Merger and will bind all Hanover Limited Partners, including Hanover Limited Partners who voted against or abstained from voting with respect to the Merger.

           . Risks of Lodging Industry. The profitability of the Hotels is subject to general economic conditions, the management abilities of the Managers (primarily Marriott International), competition, the desirability of particular locations and other factors relating to the operation of the Hotels. The full-service segment of the lodging industry, in which virtually all of the Hotels operate, is highly competitive, and the Hotels generally operate in geographical markets that contain numerous competitors. The Hotels' success will be dependent, in large part, upon their ability to compete in such areas as access, location, quality of accommodations, room rate structure, the quality and scope of food and beverage facilities and other services and amenities. The lodging industry, including the Hotels (and thus the Operating Partnership), may be adversely affected in the future by (i) national and regional economic conditions, (ii) changes in travel patterns, (iii) taxes and government regulations which influence or determine wages, prices, interest rates, construction procedures and costs, (iv) the availability of credit and (v) other factors beyond the control of the Operating Partnership.

           . Risks of Leverage. The Operating Partnership will have substantial indebtedness. As of March 27, 1998, on a pro forma basis assuming the Full Participation Scenario, the Operating Partnership would have had outstanding indebtedness totaling $4.6 billion, which represents a 44% debt-to-total market capitalization ratio on a pro forma basis at such date (based upon a price per Common Share of Host REIT of $20.00). The Operating Partnership's business is capital intensive, and it will have significant capital requirements in the future. The Operating


                                Hanover Supp-5

              Partnership's leverage level could affect its ability to (i) obtain financing in the future, (ii) undertake refinancings on terms and subject to conditions deemed acceptable by the Operating Partnership, (iii) make distributions to partners, (iv) pursue its acquisition strategy or (v) compete effectively or operate successfully under adverse economic conditions.

           . No Limitation on Debt. There are no limitations in Host REIT's or the Operating Partnership's organizational documents which limit the amount of indebtedness either may incur, although both the Notes and the Operating Partnership's other debt instruments will contain certain restrictions on the amount of indebtedness that the Operating Partnership may incur.

           . Rental Revenues from Hotels Subject to Rights of Lenders. In accordance with the mortgage loan agreements with respect to outstanding indebtedness of certain Hotel Partnerships, the rental revenues received by such Hotel Partnerships under certain Leases first will be used to satisfy the debt service on such outstanding indebtedness and any cash flow remaining thereafter will be available to satisfy other obligations of the Hotel Partnership (including paying property taxes and insurance, funding the required FF&E reserves for the Hotels and capital improvements) and to make distributions to partners, including Host REIT.

           . Ownership Limitations. No person may own, actually or constructively (as determined under the applicable Code provisions), (i) in excess of 9.8% of the number or value of outstanding Common Shares of Host REIT or (ii) in excess of 4.9% of the OP Units (other than Host REIT and The Blackstone Group), subject to waiver or modification by Host REIT or the Operating Partnership, as the case may be, in certain limited circumstances.

           . Timing of REIT Conversion. If the REIT Conversion does not occur in time for Host REIT to elect REIT status effective January 1, 1999, the effectiveness of Host REIT's election could be delayed to January 1, 2000, which would result in Host REIT continuing to pay corporate-level income taxes in 1999 and could cause the Blackstone Acquisition not to be consummated.

           . Effect of Subsequent Events upon Recognition of Gain. Even though the Hanover Limited Partners (other than those who elect to receive a Note in exchange for OP Units) generally are not expected to recognize significant taxable gain at the time of the Merger, there are a variety of events and transactions (including the sale of the Hotel currently owned by Hanover or the reduction of indebtedness securing the Hotel) that could cause a Hanover Limited Partner to recognize all or a part of the gain that otherwise has been deferred through the REIT Conversion. See "Federal Income Tax Considerations -- Tax Treatment of Hanover Limited Partners Who Hold OP Units Following the Merger." Certain Hotels (including the Blackstone Hotels) will be covered by agreements with third parties which will restrict the Operating Partnership's ability to dispose of those properties or refinance their debt. As for the remaining initial properties (including the Hotel owned by Hanover), the partnership agreement of the Operating Partnership, which is substantially in the form attached hereto as Appendix A (the "Partnership Agreement"), does not impose any restrictions on the Operating Partnership's ability to dispose of the Hotels or to refinance debt secured by the Hotels (but the Operating Partnership is obligated to pay any taxes Host REIT incurs as a result of such transactions). In addition, the Partnership Agreement expressly provides that Host REIT, as general partner of the Operating Partnership, is not required to take into account the tax consequences of the limited partners in deciding whether to cause the Operating Partnership to undertake specific transactions and the limited partners have no right to approve or disapprove such transactions. See "Description of OP Units -- Sales of Assets."

           . Adverse Tax Consequences of General Partner of a Sale of the Hotel. Hanover had disproportionately allocated tax losses to the General Partner, in past years, with the result that if the Hanover Hotel was to be sold in a taxable transaction, the General Partner (and thus Host) would incur a disproportionately larger tax gain than the Hanover Limited Partners. Accordingly, the General Partner has an additional conflict of interest in deciding the appropriate course of action for Hanover with respect to its Hotel.

           . Election to Receive Notes. A Hanover Limited Partner who elects to receive a Note in connection with the Merger in exchange for his OP Units may be treated as having made a taxable disposition of his Partnership Interest. The Hanover Limited Partner will be eligible to defer a

                                Hanover Supp-6
              majority of that gain under the "installment sale" rules. A Limited Partner with a "negative capital accounts" with respect to his Partnership Interest who elects to receive a Note will recognize "phantom income" in that amount at the time of the Merger in any event. See "Federal Income Tax Considerations -- Tax Treatment of Hanover Limited Partners Who Exercise Their Right to Make the Note Election."

           . Failure of Host REIT to Qualify as a REIT for Tax Purposes. Taxation of Host REIT as a corporation if it fails to qualify as a REIT, and Host REIT's subsequent liability for federal, state and local taxes on its income and property, would, among other things, have the effect of reducing cash available for distribution to Host REIT's shareholders and materially reducing the value of the Common Shares and OP Units.

           . Failure of the Operating Partnership to Qualify as a Partnership for Tax Purposes. Taxation of the Operating Partnership as a corporation if it fails to qualify as a partnership and the Operating Partnership's subsequent liability for federal, state and local income taxes, would, among other things, have the effect of reducing cash available for distribution to holders of OP Units, would cause Host REIT to fail to qualify as a REIT for tax purposes and would cause the holders of OP Units to recognize substantial taxable gain at the time the Operating Partnership ceases to qualify as a partnership.

           . Change in Tax Laws. No assurance can be provided that new legislation, Treasury Regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to Host REIT's qualification as a REIT or the federal income tax consequences of such qualification.

Expected Benefits of the REIT Conversion

         The General Partner believes that participating in the REIT Conversion would likely be beneficial to the Hanover Limited Partners for the reasons set forth below. This information is qualified by and should be read in conjunction with the information in the Consent Solicitation under "Background and Reasons for the Mergers and the REIT Conversion -- Reasons for the Mergers." These benefits, which should be viewed as alternatives to continuing the business and operations of Hanover, are expected to include:

           . Value of OP Units to be Received in the Merger. Hanover Limited Partners who elect to receive OP Units in the Merger will receive OP Units with a deemed value of $123,202 per Partnership Unit.

           . Enhanced Liquidity of Investment. The REIT Conversion will offer Hanover Limited Partners significantly enhanced liquidity with respect to their investments in Hanover because, after the expiration of the Initial Holding Period, Hanover Limited Partners will be able to exercise their Unit Redemption Right at any time, subject to certain limited exceptions. Host has approximately 204 million shares of common stock outstanding and the closing price on the NYSE on May 28, 1998 was $19.4375 per share (reflecting a total common equity market capitalization of approximately $4 billion). The exercise of the Unit Redemption Right, however, generally would result in recognition of taxable income or gain at that time.

           . Public Market Valuation of Assets. The Partnership Units of Hanover currently trade at a discount to the net asset value of Hanover's assets. In contrast, the General Partner believes that by exchanging interests in Hanover, which is a non-traded limited partnership, for interests in a publicly traded real estate company focused primarily on a more diverse and growing full-service hotel portfolio, the Hanover Limited Partners will have the opportunity to participate in the recent trend of ownership of real estate through a publicly traded entity, which, in many instances, has resulted in market valuations of public real estate companies in excess of the estimated net asset values of those companies. There can be no assurance, however, that the Common Shares of Host REIT will trade at a premium to the private market values of the Operating Partnership's assets or that the relative pricing differential will not change or be eliminated in the future. Also, the initial benefit of Host's conversion to a REIT will not be shared by the Hanover Limited Partners if and to the extent that such initial benefit is reflected in the market valuation of Host's common stock prior to the REIT Conversion.



                                Hanover Supp-7

           . Regular Quarterly Cash Distributions. The General Partner expects that the Operating Partnership will make regular quarterly cash distributions to holders of OP Units. The General Partner expects that these distributions will be higher than the estimated 1998 cash distributions of Hanover, and in any event, the ability to receive distributions quarterly and in regular amounts would be enhanced. For additional information regarding historical and estimated future distributions for Hanover and the other Partnerships, see "Background and Reasons for the Mergers and the REIT Conversion --Reasons for the Mergers."

           .  Substantial Tax Deferral. The General Partner expects that
              Hanover Limited Partners who do not elect to receive a Note in exchange for OP Units generally should be able to obtain the benefits of the Merger while continuing to defer recognition for federal income tax purposes of at least a substantial portion, if not all, of the gain with respect to their Partnership Interests that otherwise would be recognized in the event of a liquidation of Hanover or a sale or other disposition of its assets in a taxable transaction. Thereafter, such Hanover Limited Partners generally should be able to defer at least a substantial portion of such built-in gain until they elect to exercise their Unit Redemption Right or the Hotel currently owned by Hanover is sold or otherwise disposed of in a taxable transaction by the Operating Partnership or the debt now secured by such Hotel is repaid, prepaid or substantially reduced. The federal income tax consequences of the Merger are highly complex and, with respect to each Hanover Limited Partner, are dependent upon many variables, including the particular circumstances of such Hanover Limited Partner. See "Federal Income Tax Considerations -- Tax Consequences of the Merger." Each Hanover Limited Partner is urged to consult with his own tax advisors as to the consequences of the Merger in light of his particular circumstances.

           . Risk Diversification. Participation in the Merger, as well as future hotel acquisitions by the Operating Partnership, will reduce the dependence of Hanover Limited Partners upon the performance of, and the exposure to the risks associated with, its Hotel and spread such risk over a broader and more varied portfolio, including more diverse geographic locations and multiple brands. See "Business and Properties -- Business Objectives."

           . Reduction in Leverage and Interest Costs. It is expected that the Operating Partnership will have a significantly lower leverage to value ratio than Hanover currently, which has a leverage ratio of 81% (calculated as a percentage of Appraised Value), resulting in significant interest and debt service savings and greater financial stability.

           . Growth Potential. The General Partner believes that the Hanover Limited Partners, by owning interests in a publicly traded real estate company focused primarily on a more diverse and growing upscale and luxury full-service hotel portfolio, will be able to participate in growth opportunities that would not otherwise be available to them.

           . Greater Access to Capital. With publicly traded equity securities, a larger base of assets and a substantially greater equity value than Hanover individually, Host REIT expects to have greater access to the capital necessary to fund the Operating Partnership's operations and to consummate acquisitions on more attractive terms than would be available to Hanover individually. This greater access to capital should provide greater financial stability to the Operating Partnership and reduce the level of risk associated with refinancing existing loans upon maturity, as compared to Hanover individually.

                  DETERMINATION OF EXCHANGE VALUE OF HANOVER
                          AND ALLOCATION OF OP UNITS

         The Exchange Value of Hanover will be equal to the greatest of its Adjusted Appraised Value, Continuation Value and Liquidation Value, each of which has been determined as follows:

           . Adjusted Appraised Value. The General Partner has retained AAA to determine the fair market value of the Hotel as of March 1, 1998 (the "Appraised Value"). The "Adjusted Appraised Value" of Hanover equals the Appraised Value of its Hotel, adjusted for lender reserves, capital expenditure reserves, existing indebtedness (including a "mark to market" adjustment to reflect the market value of such indebtedness), certain deferred maintenance costs, deferred management fees and transfer and recordation taxes and fees.

                                Hanover Supp-8

           . Continuation Value. The "Continuation Value" of Hanover represents AAA's estimate, as adopted by the General Partner, of the discounted present value, as of January 1, 1998, of the Hanover limited partners' share of estimated future cash distributions and estimated net sales proceeds (plus lender reserves), assuming that Hanover continues as an operating business for twelve years and its assets are sold on December 31, 2009 for their then estimated market value.

           . Liquidation Value. The "Liquidation Value" of Hanover represents the General Partner's estimate of the net proceeds to Hanover limited partners resulting from the assumed sale as of December 31, 1998 of the Hotel of Hanover, at its Adjusted Appraised Value (after eliminating any "mark to market" adjustment and adding back the deduction for transfer taxes and fees, if any, made in deriving the Adjusted Appraised Value), less (i) estimated liquidation costs, expenses and contingencies equal to 2.5% of Appraised Value and (ii) prepayment penalties or defeasance costs, as applicable.

     Final determination of the Exchange Value of Hanover will be made as of the end of the four week accounting period ending at least 20 days prior to the Closing Date (the "Final Valuation Date") and will be equal to the greatest of Adjusted Appraised Value, Continuation Value and Liquidation Value as of such date. Adjusted Appraised Value, Continuation Value and Liquidation Value will be adjusted as of the Final Valuation Date (i) to reflect the amount of lender and capital expenditure reserves and the amount of deferred management fees as of such date, (ii) to increase the Adjusted Appraised Value by any amounts actually expended by Hanover after the Initial Valuation Date to perform deferred maintenance previously subtracted in determining the estimated Adjusted Appraised Value of Hanover and (iii) to reflect any changes in Hanover's other reserves, such as for litigation expenses and indemnification costs and any revised estimates of transfer and recordation taxes and fees.

     Appraised Value. Hanover's Hotel was appraised as of March 1, 1998 by AAA, an independent, nationally recognized hotel valuation and financial advisory firm experienced in the appraisals of lodging properties such as Hanover's Hotel. The appraisal ("Appraisal") was reviewed by an MAI appraiser and certified by such MAI appraiser as having been prepared in accordance with the requirements of the Standards of Professional Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation.

     The purpose of the Appraisal is to provide an estimate of the "Market Value" of the Hotel. "Market Value" means the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably and assuming the price is not affected by undue stimuli. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby: (i) the buyer and seller are equally motivated; (ii) both parties are well informed or well advised, and each is acting in what he considers his own best interest; (iii) a reasonable time frame is allowed for exposure in the open market; (iv) payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto and (v) the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale. AAA made a site visit at Hanover's Hotel for purposes of the Appraisal.

                                Hanover Supp-9

     In preparing the Appraisals, AAA relied primarily on the income capitalization method of valuation, and then compared the value estimated by this method with recent sales of comparable properties, as a check on the reasonableness of the value determined through the income capitalization method. AAA employed the following procedures for determining the Appraised Value of each Hotel:

 .  Historical 1997 and Projected Year's Earnings.  AAA reviewed the historical
   1997 net operating income (i.e., income before interest, taxes, depreciation and amortization) ("NOI") prior to incentive management fees and certain capital expenditures for the applicable Hotel. AAA also prepared a projection of the net operating income prior to incentive management fees and certain capital expenditures for the applicable Hotel for the twelve month period ending February 28, 1999 (the "Projected Year"), using historical financial information for the Hotel, budget information, a survey with the manager of the Hotel addressing the physical condition of the Hotel, local market conditions (including business mix, demand generators, future trends and predictability of business), changes in the competitive environment, comparison with direct competitors of the Hotel and risk factors relating to the particular Hotel. The resulting gross margin (ratio of total revenues to NOI prior to incentive management fees) was checked against AAA's database of the gross margins for similar hotels for reasonableness.

 . Impact of Incentive Management Fees. AAA estimated a normalized annual amount of incentive management fees payable under the applicable management agreement and subtracted this amount from the NOI prior to incentive management fees and certain capital expenditures for 1997 and the Projected Year.

 . Impact of Owner Funded Capital Expenditures. AAA estimated normalized annual amounts of owner funded capital expenditures (over and above the FF&E reserve) based in part on projected owner funded capital expenditures estimated in the Engineering Study, including in the case of Hanover certain identified 1998 capital expenditures for which reserves have been set aside. The normalized amounts were then subtracted from the NOI prior to owner funded capital expenditures for 1997 and the Projected Year.

 . Capitalization of Adjusted NOI. AAA then capitalized the amount resulting from the foregoing adjustments ("Adjusted NOI") for 1997 and the Projected Year by dividing such amounts by capitalization rates that AAA determined to be appropriate. A capitalization rate represents the relationship between net operating income and sales prices of income producing property. AAA selected the capitalization rates based upon its review of current published surveys reflecting the opinions of investors and participants such as REITs, hotel acquisition/management companies and pension funds, lenders, brokers and consultants as to current capitalization rates, and its own database of capitalization rates reflected in recent transactions, adjusted for factors specific to the individual Hotel, such as location, physical condition, reserve policies, local market volatility and competition, guest mix, renovation influences and other income characteristics. AAA used separate capitalization rates that it deemed appropriate to capitalize 1997 historical Adjusted NOI and estimated Projected Year's Adjusted NOI. AAA then estimated the value of the Hotel based upon each of the values estimated by capitalizing 1997 and Projected Year's Adjusted NOI and its professional judgment. The following table sets forth the effective capitalization rates for 1997 and Projected Year's Adjusted NOI resulting from AAA's estimated Appraised Values of Hanover's Hotel.

  RESULTING EFFECTIVE CAPITALIZATION RATES FOR APPRAISALS OF HANOVER'S HOTEL

                                                                  PROJECTED YEAR
                       1997                                 (ENDING FEBRUARY 28, 1999)
                       ----                                 --------------------------
                       9.4%                                           10.1%

  The resulting Appraised Value of Hanover's Hotel, as estimated by AAA, is $49,400,000.

 .  Comparison with Comparable Sales.  AAA checked the Appraised Value of each
   Hotel derived by the foregoing procedures against its database of comparable sale transactions for reasonableness.

     Hanover's Hotel was encumbered by a ground lease as of the date of the Appraisal. Accordingly, the Appraised Value of Hanover's Hotel has been decreased to reflect the encumbrance of the ground lease and the interest of the ground lessor in the operating cash flows of the Hotel. The Appraised Value assumes all contractual provisions for FF&E reserves are adequate and have not been reduced to reflect deferred maintenance or environmental remediation costs with respect to Hanover's Hotel (but estimated deferred maintenance costs have been deducted in estimating the Adjusted Appraised Value of Hanover's Hotel). The Appraised Value did not take into account the costs that might be incurred in selling the Hotel (but estimated costs for transfer and recordation taxes and fees have been deducted in estimating the Adjusted Appraised Value of the Hotel).

                                Hanover Supp-10

     The Appraisals are not guarantees of present or future values and no assurance can be given as to the actual value of Hanover's Hotel. The Appraisals should be read in conjunction with other information, such as, but not limited to, the audited financial statements of Hanover.

     The Appraised Value, and the assumptions underlying the projections on which the Appraised Value is based, are contingent upon a series of future events, the outcomes of which are not necessarily within the Operating Partnership's control and cannot be determined at this time. There can be no assurance that another appraiser would not have arrived at a different result. Some of the assumptions inevitably will not materialize, and unanticipated events and circumstances will occur subsequent to the date of the Appraisals. Furthermore, the actual results achieved from Hanover's Hotel will vary from the results projected in the Appraisal and the variations may be material.

     Adjusted Appraised Value. The Adjusted Appraised Value of Hanover was determined by making various adjustments to the Appraised Value of Hanover's Hotel, as described below.

     . 1998 Capital Expenditure Reserves. For Hanover, an amount equal to the capital expenditure reserves which were set aside as of March 1, 1998 for various identified capital improvements in 1998 (which amounts resulted in reductions in the Appraised Value as described above) was added back to the Appraised Value.

     . Mortgage and Other Debt. The estimated principal balance and accrued interest as of the Closing Date (assumed to be December 31, 1998) of all mortgage and other debt of Hanover has been subtracted from the Appraised Value.

     . Mark to Market Adjustments. The third-party loans of the Partnerships have various interest rates and terms to maturity. In order to reflect the fair market value of the third-party loans of each Partnership, the estimated Adjusted Appraised Value for Hanover has been increased or decreased to "mark to market" the interest rate for such loans. This adjustment has been estimated by comparing the interest cost using the applicable interest rates on existing third-party loans over their remaining term to the interest cost using the interest rate that the Operating Partnership believes it would be able to obtain for unsecured debt in the market as of the Final Valuation Date (which would have been 8.0% per annum based on a 225 basis point (2.25 percent) spread over the yield on seven-year U.S. Treasury securities as of May 8, 1998). The mark to market adjustment for each loan was calculated by determining the difference between the present values, as of December 31, 1998, of the interest payments over the remaining term of the loan from January 1, 1999 to maturity using the actual interest rate as the discount rate as compared to using the assumed market rate as the discount rate.

     . Deferred Maintenance Costs. The estimated cost to complete any deferred maintenance items identified in the Engineering Study relating to the Hotel of Hanover has been subtracted from the Appraised Value. The adjustments for this item will be reduced at the Final Valuation Date to reflect amounts expended after the Initial Valuation Date to perform such deferred maintenance. No adjustments have been made for previously budgeted capital expenditures or deferred maintenance costs estimated in the Engineering Study that are reflected in the cash flow projections used for purposes of estimating Appraised Value.

     The following table sets forth the adjustments to the Appraised Value of Hanover's Hotel made to derive the estimated Adjusted Appraised Value for Hanover as of the Initial Valuation Date.

         CALCULATION OF ESTIMATED ADJUSTED APPRAISED VALUE FOR HANOVER
                       AS OF THE INITIAL VALUATION DATE
              (IN THOUSANDS, EXCEPT PER PARTNERSHIP UfNIT AMOUNT)


            Appraised Value                                $ 49,400
            Capital expenditure                               1,690
            reserve
            Mortgage debt                                   (29,394)
            Other debt                                      (10,398)
            Mark to market adjustment                          (435)
            Deferred maintenance costs                          (72)
                                                           --------
            Estimated Adjusted                             $ 10,791
             Appraised Value                               ========
            Limited partners' share                        $ 10,349
            Per Partnership Unit                           $123,202

     Continuation Value. AAA estimated the Continuation Value of Hanover using the following methodology:

     . Estimated Future Cash Distributions. AAA prepared estimates of future partnership cash flow for Hanover for the 12-year period from January 1, 1998 through December 31, 2009 based upon the estimated 1998 NOI before incentive management fees used in the Appraisals and for each subsequent year applying an assumed annual stabilized growth rate (as shown in the table below) developed by AAA for this analysis. For each year in the projection period, AAA estimated the amount of cash available for distribution to Hanover's limited partners after payment of all management fees, debt service, owner funded capital expenditures based on the Engineering Study and other partnership expenses and after application of the applicable partnership agreement provisions. AAA assumed that Hanover's FF&E reserve was adequate and understood that Host determined that there were no reserve shortfalls or surpluses.

     . Refinancing Assumptions. For debt that matures during the 12-year period, AAA assumed that the debt would be refinanced with interest rates ranging from 7.25% to 8.60% per annum and a 20- to 25-year amortization schedule, with estimated refinancing costs of 1% of the refinanced amount being paid from operating cash flow (or added to the principal balance of the loan, if cash flow was estimated to be insufficient).

     . Determination of Residual Value. To estimate the residual value of the Hanover limited partners' interest in Hanover at the end of the 12-year period, AAA assumed that the Hanover Hotel would be sold as of December 31, 2009 at their then market value. AAA estimated the market value of the Hotel as of such date by applying an exit capitalization rate that it deemed appropriate, using the factors described above in connection with the "-- Appraised Value," which are set forth in the table below, to the estimated Adjusted NOI for 2009 (estimated as described above). AAA then subtracted estimated sales costs of 2.0% of the estimated market value, and subtracted the estimated outstanding principal balance of debt as of December 31, 2009 to arrive at net sales proceeds available for distribution to partners. AAA then determined what portion of such estimated net sales proceeds would be distributable to Hanover's limited partners under the various partnership and debt agreements.


                                Hanover Supp-11

     . Discounting Distributions to Present Value. As a final step, AAA discounted the estimated future cash distributions to Hanover's limited partners from operations and estimated net sales proceeds to their present value as of January 1, 1998, using a discount rate of 20% per annum. AAA believes that this discount rate reflects the return on investment that investors expect from leveraged investments of this nature.

     The growth rate and exit capitalization rate used to determine the estimated Continuation Value for Hanover are as set forth below:


                    GROWTH RATES, EXIT CAPITALIZATION RATES
                 AND ESTIMATED CONTINUATION VALUE FOR HANOVER

                                                                          ESTIMATED
                                                                     CONTINUATION VALUE
      GROWTH RATE           EXIT CAPITALIZATION RATE (2009)        (PER PARTNERSHIP UNIT)
------------------------  -----------------------------------  -------------------------------

        3.7%                         9.8%                                 $98,090

     Liquidation Value. The Liquidation Value of Hanover was estimated by the General Partner and represents the estimated value of Hanover if all of its assets were sold as of December 31, 1998. Such value was based upon the Adjusted Appraised Value of Hanover, with the following adjustments: (i) the "mark to market" adjustment used to estimate the Adjusted Appraised Value was eliminated and instead prepayment or defeasance costs that would be payable under existing debt agreements (regardless of whether the debt in fact can be prepaid on December 31, 1998) were deducted from the Appraised Value and (ii) the deduction for transfer and recordation taxes used to estimate the Adjusted Appraised Value was eliminated and instead an amount equal 2.5% of the Appraised Value of Hanover's Hotel was subtracted from the Appraised Value for estimated liquidation costs, expenses and contingencies. The General Partner then determined the portion of the estimated Liquidation Value that would be distributable to Hanover's limited partners under the terms of the partnership agreement and other contractual arrangements.

     The following table sets forth the adjustments made to the Adjusted Appraised Value to estimate the Liquidation Value of Hanover as of the Initial Valuation Date:

             CALCULATION OF ESTIMATED LIQUIDATION VALUE OF HANOVER
                        AS OF THE INITIAL VALUATION DATE
               (IN THOUSANDS, EXCEPT PER PARTNERSHIP UNIT AMOUNT)


          Appraised Value                                   $ 49,400
          Capital expenditure reserve                          1,690
          Mortgage debt                                      (29,394)
          Other debt                                         (10,398)
          Prepayment/defeasance costs                         (2,168)
          Deferred maintenance costs                             (72)
          Sales costs                                         (1,235)
          Estimated Liquidation Value                       $  7,823
                                                            ========
          Limited partners' share                           $  7,432
          Per Partnership Unit                              $ 88,474

     Estimated Exchange Value. The following table sets forth the estimated Exchange Value of Hanover (based upon the Appraised Value of Hanover's Hotel as of March 1, 1998 and the estimated adjustments described above) and the estimated Note Election Amount for Hanover, all on a per Partnership Unit basis. The estimated Exchange Value for Hanover (which will be received by each Hanover Limited Partner retaining OP Units in the Merger) is equal to estimated Adjusted Appraised Value for Hanover. The estimated Note Election Amount for Hanover (which will be received by Hanover Limited Partners electing to receive Notes in exchange for OP Units) is equal to the Liquidation Value for Hanover. The estimated values set forth below may increase or decrease as a result of various adjustments, which will be finally calculated as of the Final Valuation Date but will not change as a result of less than all of the Partnerships participating in the Mergers.


                      ESTIMATED EXCHANGE VALUE OF HANOVER
                            Per Partnership Unit(1)




               ESTIMATED                   ESTIMATED     ESTIMATED    ESTIMATED     ESTIMATED
          ADJUSTED APPRAISED              CONTINUATION  LIQUIDATION   EXCHANGE    NOTE ELECTION
                VALUE                        VALUE         VALUE      VALUE(2)      AMOUNT(3)
----------------------------------------  ------------  -----------  ----------  --------------
             $123,202                       $98,090      $88,474     $123,202        $88,474

 _________________
 (1) A Partnership Unit in Hanover represents an original investment of $100,000.
 (2) The estimated Exchange Value is equal to the greatest of estimated Adjusted Appraised Value, estimated Continuation Value and estimated Liquidation Value.
 (3) The principal amount of Notes is equal to the greater of (i) the Liquidation Value or (ii) 60% of the Exchange Value (the "Note Election Amount").


                                Hanover Supp-12

   Valuation of OP Units Allocated to Hanover's Limited Partners. Each Hanover Limited Partner will receive OP Units with a deemed value equal to the Exchange Value of such Hanover Limited Partner's Partnership Interests. The value of an OP Unit for this purpose will be deemed to be equal to (i) the average of the closing price of shares of Host common stock on the NYSE for the 10 trading days ending on the third trading day prior to the record date for the distribution of SLC common stock to Host shareholders minus (ii) the amount of cash and the estimated value, as determined by Host's Board of Directors in good faith and in reliance in part upon an opinion of an independent financial advisor, of the SLC common stock or other property to be distributed with respect to each share of Host common stock (currently estimated to aggregate approximately $___ - $____ per share) in connection with the REIT Conversion. The closing price per share of Host common stock on May 28, 1998 was $19.4375.

     Hanover Limited Partners who receive OP Units will receive cash distributions from Hanover for all of 1998 and, if the Merger does not occur in 1998, any portion of 1999 prior to the Merger for which period they do not receive a cash distribution from the Operating Partnership.

     No fractional OP Units will be issued. Fractional amounts less than or equal to 0.50 of an OP Unit will be rounded down to the next whole number and fractional amounts greater than 0.50 will be rounded up to the next whole number of OP Units.

Cash Distributions

         Historical Cash Distributions Paid by Hanover. Hanover has not paid any cash distributions to its Limited Partners in the First Quarter 1998 and the fiscal years 1993 through 1997.

         Compensation and Distributions to the General Partner. Under Hanover's partnership agreement, the General Partner does not receive fees or compensation in connection with managing the affairs of Hanover but the General Partner and its affiliates are reimbursed for certain costs and expenses incurred on behalf of Hanover. The following information has been prepared to compare the amount of reimbursements paid and cash distributions made by Hanover to the General Partner and its affiliates to the amounts that would have been paid if the reimbursement and distribution structure which will be in effect after the REIT Conversion had been in effect for the periods presented.

         Following the REIT Conversion, Host REIT will be operated as a self-administered REIT and as a result no reimbursements or other compensation will be received by the General Partner.

         During First Quarter 1998 and fiscal years 1997, 1996 and 1995 amounts actually paid by Hanover to the General Partner are shown below under "Historical" and the estimated amounts that would have been paid had the REIT Conversion been in effect for the periods presented (assuming the Full Participation Scenario) are shown under "Pro Forma."

           Historical and Pro Forma Reimbursements and Distributions
                   to the General Partner and its Affiliates
                                (in thousands)

                                               First Quarter                      Fiscal Year
                                               -------------     -----------------------------------------------
                                                    1998              1997            1996           1995
                                                    ----              ----            ----           ----
Historical
     Reimbursements                             $          --      $      191       $     56      $     43
     Distributions                                         --              --             --            --
                                                -------------      ----------       --------      --------
             Total Historical                   $          --      $      191       $     56      $     43
                                                 ============       =========        =======       =======

Pro Forma
     Reimbursements                             $          --      $       --       $     --      $     --
     Distributions attributable to Units(1)
                                                          N/A             N/A            N/A           N/A
                                                 ------------       ---------        -------       -------
             Total Pro Forma                    $          --      $       --       $     --      $     --
                                                 ============       =========        =======       =======

----------------
(1) The OP Units to be received by Host in connection with the REIT Conversion will be equal to the number of shares of Host's outstanding common stock and not allocated based upon their interests in any of the Partnerships, including Hanover. Thus, the distributions received by Host and its affiliates by way of their interests in the Partnerships, including Hanover, cannot be determined on a pro forma basis.

Certain Information Regarding the Hotel Owned by Hanover

                                                 Number of
      Name of Hotel        Location of Hotel       Rooms         Date Opened
      -------------        -----------------    -----------      -----------
 Hanover Marriott Hotel      Hanover, NJ            353              1986

                                Hanover Supp-13

         The table below sets forth certain performance information for Hanover's Hotel for the indicated periods.


                                                  First Quarter                          Fiscal Year
                                          ----------------------------    ----------------------------------------
                                               1998           1997           1997           1996           1995
                                               ----           ----           ----           ----           ----
Average daily rate....................       $152.47        $126.54        $123.55         $113.50       $108.39
Occupancy.............................          62.0%         79.9%           80.8%           79.1%         74.4%
REVPAR................................        $94.53        $101.11         $99.83          $89.78        $80.64
% REVPAR change                                 (7.0%)           --           11.2%           11.3%           --

The Hanover Marriott Hotel, Hanover, New Jersey

         The Hanover Marriott Hotel is a full-service Marriott hotel located on approximately 13.41 acres in a business/industrial park district. The Hotel is near several major highways, including New Jersey State Route 10 and I-287, as well as New Jersey State Routes 202, 206, 15, 46 and 24. Such routes are well-maintained two to six lane highways which run both north-south and east-west, providing easy access to Newark International Airport, New York City and points west.

         The Hotel is located within 10 miles of many large corporations and manufacturers, including several Fortune 500 companies. The Hotel is across Route 10 from the 600-acre Prudential Business Campus, which contains 1.5 million square feet of office space and which is the home office for Prudential Eastern Region, Nabisco Brands and Baker Industries. Nearby Morristown is Morris County's central business district and seat of government, and also provides business, retail and historical attractions.

         The Hotel, which opened July 30, 1986, has a total of 260,000 square feet of building area and is operated as part of the Marriott Hotels, Resorts and Suites system. The Hotel contains a total of 353 guest rooms, including 203 kings, 146 double/doubles and four suites. The Hotel also contains 18,848 square feet of meeting space in the form of a grand ballroom and smaller meeting rooms and conference suites. The Hotel has one multi-purpose restaurant and one Japanese steak house as well as a 164-seat cocktail lounge and a 60-seat lobby lounge. Other features of the Hotel include a gift shop, business center, small hotel laundry, parking for 695 cars and a package of recreational facilities that includes an indoor/outdoor swimming pool, sauna, hydrotherapy pool and health club.


Amendments to the Partnership Agreement of Hanover

         In order to allow the Hotel of Hanover to be leased to SLC in connection with the Merger and the REIT Conversion, Hanover's partnership agreement must be amended. Currently, there is no provision in Hanover's partnership agreement to allow Hanover's Hotel to be leased. Therefore, Section 5.02B of Hanover's partnership agreement must be amended to add a new paragraph 5.02B(x) to read as follows:

         (x) lease (or consent to the lease), directly or indirectly, in one transaction or a series of related transactions of the Hotel.

         Other Amendments. Amendments to certain terms and sections of Hanover's
         ----------------
partnership agreement would be made in order to (i) reduce to one the number of appraisals of the fair market value of Hanover's Hotel that Hanover must provide to the Hanover Limited Partners before the General Partner can cause Hanover to sell assets to the General Partner or an affiliate, (ii) delete certain obsolete references to entities and agreements that are no longer in existence, (iii) update Hanover's partnership agreement to reflect the passage of time since the formation of Hanover and (iv) make any other amendments to Hanover's partnership agreement deemed necessary or advisable, in the sole discretion of the General Partner, in connection with the consummation of the Mergers and the REIT Conversion. The General Partner does not believe that these amendments would affect the rights of the Hanover Limited Partners in any material respect nor the duties and obligations of the General Partner. These changes are included, along with the other proposed amendments, in the copy of Hanover's partnership agreement, as proposed to be amended, which is attached hereto. The amended Hanover partnership agreement is marked to indicate the revisions made to the existing Hanover partnership agreement and should be read in its entirety. Deleted provisions are contained in brackets and struck through and added provisions are in bold type and underlined.

         The vote required for such amendments is a majority of the outstanding limited partnership interests. An affiliate of the General Partner owns 47.6% of the limited partnership interests and may vote such interests in connection with the Merger. Such affiliate of the General Partner must vote its limited partnership interest in the same manner as the majority of the limited partnerships interests constituting a quorum vote.

         THE GENERAL PARTNER RECOMMENDS THAT HANOVER LIMITED PARTNERS VOTE TO APPROVE THE REQUESTED AMENDMENTS TO HANOVER'S PARTNERSHIP AGREEMENT.


                                Hanover Supp-14

                         FAIRNESS ANALYSIS AND OPINION

FAIRNESS ANALYSIS

     The General Partner believes that the terms of the Merger provide substantial benefits and are fair to the Limited Partners of Hanover and recommends that all Limited Partners of Hanover consent to the Merger. The General Partner bases this recommendation primarily on (i) its view that the expected benefits of the Merger for the Hanover Limited Partners outweigh the risks and potential detriments of the Merger to the Hanover Limited Partners (see "Background and Reasons for the Mergers and the REIT Conversion -- Reasons for the Mergers" and "Risk Factors"), (ii) its view that the value of the OP Units allocable to the Hanover Limited Partners on the basis of the Exchange Value established for Hanover represents fair consideration for the Partnership Interests held by the Hanover Limited Partners and is fair to the Hanover Limited Partners from a financial point of view, and (iii) the Fairness Opinion of AAA stating that (a) the methodologies and underlying assumptions used to determine the Exchange Value, the Adjusted Appraised Value, the Continuation Value and the Liquidation Value of Hanover and each other Partnership, including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels, are fair and reasonable, from a financial point of view, to the Limited Partners of Hanover and each other Partnership and (b) the methodologies used to determine the value of an OP Unit and to allocate the equity interest in the Operating Partnership to be received by the Hanover Limited Partners and the Limited Partners of each Partnerships are fair and reasonable to the Hanover Limited Partners and the Limited Partners of each other Partnership.

     The Merger is not conditioned upon the consummation of the other Mergers. The General Partner has considered this fact in evaluating the fairness of the Merger. The General Partner believes that the fairness of the Merger will not be materially affected by the presence or absence of any other individual Partnership or by any particular combination of other Partnerships and that the Merger will be fair to the Hanover Limited Partners, individually and as a whole, if it is consummated with any combination of other Participating Partnerships. The General Partner bases this belief primarily on the fact that the consideration to be paid to the Hanover Limited Partners has been established based upon Hanover's Exchange Value, without regard to any possible combination of other Partnerships.

     In reaching the conclusions implicit in the above recommendation, the General Partner has taken into account the following considerations:

          . The General Partner has concluded that the Exchange Value for Hanover, which is equal to the greatest of its Adjusted Appraised Value, represents fair consideration for the Partnership Interests of the Hanover Limited Partners in the Merger in relation to Hanover. The General Partner also has concluded that the Exchange Value established for the Hanover Limited Partners fairly reflects the value of the assets held by Hanover. In addition, the Fairness Opinion supports these conclusions.

          . The General Partner has concluded that the potential benefits of the Merger to the Hanover Limited Partners, as described under "Background and Reasons for the Mergers and the REIT Conversion -- Reasons for the Mergers," outweigh the potential risks and detriments of the Merger for the Hanover Limited Partners, as described in "Risk Factors."

          . The Fairness Opinion, in the view of the General Partner, supports the fairness of the Merger, even though it includes qualifications, limitations and assumptions relating to its scope and other factors that Hanover Limited Partners should consider carefully.

      . Host will contribute its wholly owned full-service hotel assets, its interests in the Hotel Partnerships and its other assets (excluding its senior living assets) to the Operating Partnership in exchange for
          (i) a number of OP Units equal to the number of outstanding shares of common stock of Host, (ii) preferred partnership interests in the Operating Partnership corresponding to any shares of Host preferred stock outstanding at the time of the REIT Conversion and (iii) the assumption by the Operating Partnership of certain liabilities of Host. Following these contributions, the Operating Partnership and its subsidiaries will directly own all of Host's wholly-owned hotels and all of Host's interests in the Hotel Partnerships and other assets. Host REIT will not receive any compensation for its services as general partner to the Operating Partnership following the REIT Conversion and will benefit from the operations of the Operating Partnership only to the extent of the distributions received based upon its percentage interest in the Operating Partnership to the same extent as the other limited partners. Because Host REIT will share in the value of the Operating Partnership solely through distributions and not through any separate compensation structure, the General Partner believes that this is a factor supporting the fairness of the Merger to the Hanover Limited Partners.


          . The General Partner believes that the value of the consideration to be received by the Hanover Limited Partners in the Merger is fair in relation to the value which would be derived by such Limited Partners under any of the alternatives described under "Background and Reasons for the Mergers and the REIT Conversion -- Alternatives to the Mergers," especially since the Exchange Value of Hanover is equal to its Adjusted Appraised Value, which is the greatest of the three values the Adjusted Appraised Value, the Continuation Value and the Liquidation Value. The General Partner does not believe that the sale of any of Hanover's Hotels and liquidation of Hanover will obtain for Hanover Limited Partners as much value as the value to be received by such Hanover Limited Partners following the Merger. The General Partner believes that the following benefits are of the greatest value and importance to the Hanover Limited Partners:

      . Enhanced Liquidity. The Mergers and the REIT Conversion will offer Hanover Limited Partners significantly enhanced liquidity with respect to their investments in Hanover because, after the expiration of the Initial Holding Period, Hanover Limited Partners will be able to exercise their Unit Redemption Right at any time, subject to certain limited exceptions. Host has approximately 204 million shares of common stock outstanding and the closing price on the NYSE on May 28, 1998 was $19.4375 per share (reflecting a total common equity market capitalization of approximately $4 billion). The exercise of the Unit Redemption Right, however, generally would result in recognition of taxable income or gain at that time.

      . Public Market Valuation. The General Partner believes that by exchanging interests in which is a non-traded limited partnership for interests in a publicly traded real estate company focused primarily on a more diverse and growing full-service hotel portfolio, the Hanover Limited Partners will have the opportunity to participate in the recent trend of ownership of real estate through a publicly traded entity, which, in many instances, has resulted in market valuations of public real estate companies in excess of the estimated net asset values of those companies.

      . Regular Quarterly Cash Distributions. The General Partner expects that the Operating Partnership will make regular quarterly cash distributions to holders of OP Units.

      . Substantial Tax Deferral. The General Partner expects that Hanover Limited Partners who do not elect to receive Notes generally should be able to obtain the benefits of the Merger while continuing to defer recognition for federal income tax purposes of at least a substantial portion, if not all, of the gain with respect to their Partnership Interests that otherwise would be recognized in the event of a liquidation of Hanover or a sale or other disposition of its assets in a taxable transaction.

          . The General Partner believes that the economic terms of the lease of the Hanover Hotel is fair and reasonable from the standpoint of the Operating Partnership.

                                Hanover Supp-15

     The General Partner believes that the factors described above, which support the fairness of the Merger to the Hanover Limited Partners, when weighed against the factors that may be disadvantageous, taken as a whole, indicate that the Merger is fair to the Hanover Limited Partners.

     AAA, an independent financial advisory firm with substantial real estate and partnership transaction experience, was engaged by the General Partner and the other General Partners to perform the Appraisals and to render the Fairness Opinion that (i) the methodologies and underlying assumptions used to determine the Exchange Value, the Adjusted Appraised Value, the Continuation Value and the Liquidation Value of Hanover and each other Partnership, including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels, are fair and reasonable, from a financial point of view, to the Hanover Limited Partners and the Limited Partners of each other Partnership, and (ii) the methodologies used to determine the value of an OP Unit and to allocate the equity in the Operating Partnership to be received by the Hanover Limited Partners and the Limited Partners of each Partnership are fair and reasonable to the Hanover Limited Partners and the Limited Partners of each other Partnership. The Fairness Opinion is addressed to each Partnership and it may be relied upon by each of the Hanover Limited Partners and the Limited Partners of the other Partnerships. The full text of the Fairness Opinion, which contains a description of the assumptions and qualifications applicable to the review and analysis by AAA, is set forth in Appendix B to the Consent Solicitation and should be read in its entirety. The material assumptions and qualifications to the Fairness Opinion are summarized below, although this summary does not purport to be a complete description of the various inquiries and analyses undertaken by AAA in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex analytical process not necessarily susceptible to partial analysis or amenable to summary description. For a more complete description of the assumptions and qualifications that limit the scope of the Fairness Opinion, see " Qualifications to Fairness Opinion" and " Assumptions" below.

     Although the General Partner advised AAA that certain assumptions were appropriate in its view, the General Partner imposed no conditions or limitations on the scope of the investigation by AAA or the methods and procedures to be followed by AAA in rendering the Fairness Opinion. The fees and expenses of AAA will be treated as a Merger Expense and will be paid by the Operating Partnership. In addition, the General Partner has agreed to indemnify AAA against certain liabilities. See "-- Compensation and Material Relationships."

     QUALIFICATIONS TO FAIRNESS OPINION. In the Fairness Opinion, AAA specifically states that it did not: (a) specifically consider other methodologies for allocation of the OP Units, (b) address or conclude that other methodologies for allocation of the OP Units to the Hanover and the other Partnerships might not have been more favorable to the Limited Partners in certain of the Partnerships, (c) negotiate with Hanover, the other Partnerships or Host, (d) participate in establishing the terms of the Merger and the other Mergers, (e) provide an opinion as to the terms and conditions of the Merger and the other Mergers other than those explicitly stated in the Fairness Opinion,
(f) make any independent review of the capital expenditure estimates set forth in the Engineering Study, (g) make any estimates of Hanover's and each other Partnership's contingent liabilities.

     In connection with preparing the Fairness Opinion, AAA was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the analysis set forth in Appendix
B. AAA will not deliver any additional written opinion of the analysis, other than to update the written opinion if requested by the Operating Partnership.

     EXPERIENCE OF AAA.    AAA is the world's largest independent valuation
consulting firm and is regularly and continually engaged in the valuation of commercial real estate and businesses and their securities in connection with tender offers, mergers and acquisitions, recapitalizations and reorganizations, divestitures, employee stock ownership plans, leveraged buyout plans, private placements, limited partnerships, estate and corporate matters, other financial advisory matters and other valuation purposes.

     AAA was selected because of its experience in the valuation of businesses and their securities in connection with tender offers, mergers and acquisitions, recapitalizations and reorganizations, including transactions involving hotel partnerships. In addition, Host and its affiliates have previously engaged AAA to provide appraisals and fairness opinions in connection with other transactions. The General Partner and the other General Partners considered several other firms for purposes of performing the appraisals and rendering the Fairness Opinion, but selected AAA for the foregoing reasons.

     SUMMARY OF MATERIALS CONSIDERED AND INVESTIGATION UNDERTAKEN. As a basis for rendering for Fairness Opinion, AAA has made such reviews, studies and analyses as it deemed necessary and pertinent in order to provide it with a reasonable basis for the Fairness Opinion, including, but not limited to, the following: (i) reviewed the transaction documents and SEC reporting and/or filing documents, including drafts of the Form S-4 for the Mergers; (ii) provided the Market Value of each Hotel owned by each Partnership in a separate short form appraisal report and each such report was reviewed and certified by an MAI appraiser as to its preparation in accordance with the requirements of the Standards of Professional Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation; as part of the Appraisals, AAA reviewed historical operating statements, 1998 budget and year-to-date results, and other financial information as it deemed necessary as a basis for the Fairness Opinion and the Appraisals also considered market transactions of similar lodging properties as appropriate as a basis for the Market Value of each Hotel; (iii) reviewed the methodologies used by each of the General Partners in their determination of the Exchange Value of each Partnership, including the nature and amount of all adjustments to the Appraised Values in determining such Exchange Values; AAA reviewed and tested for the fairness and reasonableness of all adjustments as well as for consideration of all adjustments deemed to be appropriate by AAA;
(iv) reviewed the methodologies used by each of the General Partners in their determination of the value of an OP Unit and the allocation of the equity interest in the Operating Partnership to be received by the limited partners of each Partnership, and AAA reviewed and tested for the fairness and reasonableness of the methods and measurements made by the General Partners; (v) reviewed the General Partners' determination of the Liquidation Value of each Partnership, and AAA reviewed and tested for the fairness and reasonableness of all adjustments proposed by the General Partners, as well as for consideration of all adjustments deemed appropriate by AAA; (vi) provided an estimate of the Continuation Value of each Partnership based upon the estimated present value of expected benefits to be received by each limited partner interest as though the Mergers did not occur and each Partnership's assets were sold within a twelve year period; AAA, as part of its analysis and review, determined appropriate rates of growth in house profit or net operating income, as well as reviewed other key variables affecting partnership cash flows and other economic/financial factors affecting the Partnerships' expected operations and results;(vii) reviewed the terms of the ground leases of the Hotels and the partnership agreement of each Partnership; (viii) reviewed audited and unaudited historical income statements, balance sheets and statements of sources and uses of funds of each Partnership and Host and pro forma financial information for Host REIT; (ix) reviewed audited and unaudited historical operating statements of each Hotel, as well as current operating statements and budgets; (x) conducted real estate valuation and financial due diligence with respect to the Partnerships and their underlying assets, liabilities and equity; (xi) reviewed internal Marriott International, Host and Partnership financial analyses and other internally generated data for each Hotel; and (xii) discussed all of the foregoing information, where appropriate, with management of Marriott International, Host and the Partnerships, and their respective employees.

     ASSUMPTIONS. In rendering its opinion, AAA relied, without independent verification, on the accuracy and completeness in all material respects of certain relevant publicly available information and information provided to AAA by the Host and the Hotels. AAA assumed that all information furnished by Host, the Hotels and the Partnerships and their representatives, upon which AAA relied, presented and accurate description in all material respects of the current and prospective status of the Hotels and the Partnerships from an operational and financial point of view. AAA also noted that the Fairness Opinion was based upon financial, economic, market and other considerations as they existed and could be evaluated on the date thereof.

     CONCLUSIONS. AAA concluded that, based upon and subject to its analysis and assumptions and limiting conditions, and as of the date of the Fairness
Opinion: (i) the methodologies used to determine the Exchange Value, the Adjusted Appraised Value, the Continuation Value and the Liquidation Value each Partnership, including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of each of the Hotels, are fair and reasonable, from a financial point of view, to the Hanover Limited Partners and the Limited Partners of each Partnership, and (ii) the methodologies used to determine the value of an OP Unit and to allocate the equity interest in the Operating Partnership to be received by the Hanover Limited Partners and the Limited Partners of each Partnership are fair and reasonable to the Limited Partners of each Partnership.

     COMPENSATION AND MATERIAL RELATIONSHIPS. AAA has been paid a fee of $________ for its services as described herein, including the Appraisals and preparing to deliver the Fairness Opinion. In addition, AAA will be reimbursed for all reasonable out-of-pocket expenses, including legal fees, and will be indemnified against certain liabilities, including certain liabilities under the securities laws. The fee was negotiated between Host, the General Partners and AAA. Payment of the fee to AAA is not dependent upon completion of the Mergers. AAA has been previously engaged by Host and its affiliates to provide fairness opinions in connection with other transactions.

                                Hanover Supp-16

Voting Procedures

         The consent of Limited Partners holding more than 50% of the outstanding limited partnership interests is required for participation in the Merger. An affiliate of the General Partner holds 47.6% of the outstanding limited partnership interests. The affiliate of the General Partner must vote all of its limited partnership interests in the same manner as the majority of limited partnership interests constituting a quorum vote. A majority of limited partnership interests held by Limited Partners constitutes a quorum.

         A Hanover Limited Partner may mark the Consent Form to vote "FOR," "AGAINST" or "ABSTAIN" with respect to participation in the Merger by Hanover. The failure of a Limited Partner of Hanover to vote will mean that such Limited Partner's Partnership Interest will not be counted for purposes of establishing a quorum and will not affect the manner in which Host is required to vote its limited partnership interests. A Consent Form that is properly signed but not marked will be voted FOR the Merger. The voting procedures applicable to Hanover Limited Partners are set forth in the Consent Solicitation under the heading "Voting Procedures -- Required Vote and Other Conditions."

Federal Income Tax Considerations

         In addition to the federal income tax considerations discussed in the sections of the Consent Solicitation entitled "Federal Income Tax Considerations" and "Risk Factors -- Federal Income Tax Risks," Hanover Limited Partners should read carefully the following discussion of federal income tax considerations applicable specifically to the Hanover Limited Partners. The information included in this discussion is based upon various factual assumptions and information which are believed by the Operating Partnership and the General Partner to be reliable. However, some of these assumptions inevitably will not materialize, and unanticipated events and circumstances will occur. Therefore, there likely will be differences between the information provided herein, including the numerical data and estimates, and actual results, and the variations may be material and adverse.

         Applicability of Tax Opinions

         Hogan & Hartson L.L.P. ("Hogan & Hartson"), counsel to Host REIT, Host, and the Operating Partnership, has provided to Host REIT and the Operating Partnership an opinion letter (substantially in the form of Appendix E to the Consent Solicitation) as to certain federal income tax consequences to the Operating Partnership and the Hanover Limited Partners resulting from the Mergers and the REIT Conversion. The opinion letter is based upon certain assumptions and certain representations provided by Host REIT, Host, the Operating Partnership and the General Partners. These representations generally involve factual matters relating to the organization, ownership and operations (including the income, assets, businesses, liabilities and properties) of the Partnerships and Hotels contributed to the Operating Partnership by Host and the Blackstone Entities prior to the Mergers and of Host REIT, the Operating Partnership and the Hotel Partnerships following the Mergers and the REIT Conversion. In addition, on the Closing Date, Hogan & Hartson expects to provide to Host REIT and the Operating Partnership an opinion letter (substantially in the form of Appendix __ to the Consent Solicitation) as to the qualification and taxation of Host REIT as a REIT under the Code following the REIT Conversion. See "Federal Income Tax Considerations -- Summary of Tax Opinions" in the Consent Solicitation.

         Each opinion provided by Hogan & Hartson in the opinion letter that is substantially in the form of Appendix E to the Consent Solicitation is applicable to the Hanover Limited Partners.

         The opinions already rendered by Hogan & Hartson are based on the Code and Treasury Regulations in effect on the date hereof, current administrative interpretations and positions of the IRS and existing court decisions, and the opinions to be rendered by Hogan & Hartson on the Closing Date will be based on the same authorities as of the Closing Date. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change the law or the above conclusions reached by counsel. In addition, any such change could apply retroactively to transactions preceding the date of change. Moreover, opinions of counsel merely represent counsel's best judgment with respect to the probable outcome on the merits and are not binding on the IRS or the courts. Accordingly, even if there is no change in applicable law, no assurance can be provided that such opinions (which do not bind the IRS or the courts) will not be challenged by the IRS or will be sustained by a court if so challenged.

                                Hanover Supp-17

With the one exception described below (see " -- Tax Consequences of the Merger -- Deemed Cash Distribution and Resulting Taxable Gain") and in the Consent Solicitation under "Federal Income Tax Considerations -- Tax Consequences of the Mergers -- IRS Ruling Request Regarding Allocation of Partnership Liabilities," neither Host REIT, the Operating Partnership nor the General Partners have requested or plan to request any rulings from the IRS concerning the tax consequences of the Mergers or the treatment of either the Operating Partnership or Host REIT subsequent to the REIT Conversion.

         Tax Consequences of the Merger

         Overview. Hogan & Hartson has provided an opinion to the effect that
         --------
the Merger will not result in the recognition of taxable gain or loss at the time of the Merger to a Hanover Limited Partner (i) who does not exercise his Unit Redemption Right on a date sooner than the date two years after the date of the consummation of the Merger; (ii) who does not receive a cash distribution (or a deemed cash distribution resulting from relief from liabilities, including as a result of any prepayment of the Hanover Mortgage Debt) in connection with the Merger or the REIT Conversion in excess of his aggregate adjusted basis in his Hanover Partnership Units at the time of the Merger; (iii) who does not elect to receive a Note in exchange for his OP Units in connection with the Merger (the "Note Election"); (iv) who is not required to recognize gain by reason of the exercise by another Hanover Limited Partner of his right to make the Note Election (which, in counsel's opinion, described below, should not be the result of such election); and (v) who does not have his "at risk" amount fall below zero as a result of the Merger or the REIT Conversion. See "Federal Income Tax Considerations -- Summary of Tax Opinions" in the Consent Solicitation.

         With respect to the foregoing exceptions to nonrecognition treatment, the Operating Partnership and the General Partner believe as follows: (i) a Hanover Limited Partner who acquired his Hanover Partnership Units in the original offering of such Partnership Units and who has held such Partnership Units at all times since would not be considered to receive, as a result of the Merger, a distribution (or a deemed cash distribution resulting from relief from liabilities) that exceeds his aggregate adjusted basis in his Hanover Partnership Units at the time of the Merger, and would not have his "at risk" amount fall below zero as a result of the Merger, even if all of the Hanover Mortgage Debt were to be repaid in connection with the Merger or the REIT Conversion, and (ii) a portion of the personal property owned by Hanover will need to be sold to a Non-Controlled Subsidiary in connection with the REIT Conversion, although this sale should not result in the recognition of any income by the Hanover Limited Partners. See "Federal Income Tax Considerations -- Tax Consequences of the Mergers -- Overview" in the Consent Solicitation and "Tax Allocations upon the Sale of Certain Personal Property Associated with the Hanover Marriott" below.

         With respect to the effects of a Hanover Limited Partner's election to receive a Note in exchange for his OP Units in connection with the Merger, Hogan & Hartson is of the opinion that although the matter is not free from doubt, a Hanover Limited Partner who does not elect to receive a Note in connection with the Merger should not be required to recognize gain by reason of another Hanover Limited Partner's exercise of such right. With respect to the exercise of a Unit Redemption Right, Hogan & Hartson is of the opinion that it is more likely than not that a Hanover Limited Partner's exercise of his Unit Redemption Right more than one year after the date of consummation of the Merger but less than two years after such date will not cause the Merger itself to be a taxable transaction for the Hanover Limited Partner (or the other Hanover Limited Partners). See "Federal Income Tax Considerations -- Summary of Tax Opinions" in the Consent Solicitation. Opinions of counsel, however, do not bind the IRS or the courts, and no assurances can be provided that such opinions will not be challenged by the IRS or will be sustained by a court if so challenged.

         Deemed Cash Distribution and Resulting Taxable Gain. With respect to
         ---------------------------------------------------
his Hanover Partnership Units, a Hanover Limited Partner will receive no actual cash distribution in connection with the Merger but would be deemed to receive a cash distribution in connection with the Merger to the extent that his share of Operating Partnership liabilities immediately after the Merger and the REIT Conversion is less than his share of Hanover liabilities immediately prior to the Merger. For example, any prepayment of the Hanover Mortgage Debt or debt encumbering other Hotels may result in a deemed cash distribution to the Hanover Limited Partners. See "Federal Income Tax Considerations -- Tax Consequences of the Mergers -- Relief from Liabilities/Deemed Cash Distribution" in the Consent Solicitation. Even though the Hanover Mortgage Debt and the debt encumbering other Hotels is not expected to be repaid or refinanced in connection with the

                                Hanover Supp-18

Merger and the REIT Conversion, a Hanover Limited Partner's share of indebtedness following the Merger and the REIT Conversion may nonetheless decrease in comparison to the Limited Partner's estimated aggregate share of Hanover indebtedness as of December 31, 1998 (calculated based on the assumption that the Merger did not occur) by reason of the manner in which the debt allocation rules work when multiple assets with different levels of leverage are consolidated into a single partnership.

         A Hanover Limited Partner, however, would recognize taxable gain as a result of any deemed cash distribution only to the extent that the deemed cash distribution were to exceed his adjusted tax basis in his Hanover Partnership Units immediately prior to the Merger. As noted above, the Operating Partnership and the General Partner believe, based upon and subject to the assumptions and other limitations described below, that a Limited Partner who acquired his Hanover Partnership Units in the original offering of such Partnership Units and has held the Partnership Units at all times since the offering will have an adjusted tax basis in excess of the deemed cash distribution that might occur in connection with the Merger and the REIT Conversion. Therefore, such a Hanover Limited Partner should not recognize gain due to such deemed cash distribution resulting from the relief from liabilities in connection with the Merger and the REIT Conversion.

         The adjusted tax basis of a Hanover Limited Partner who did not acquire his Hanover Partnership Units in the original offering of such Partnership Units or who has not held his Hanover Partnership Units at all times since such offering could vary materially from that of a Hanover Limited Partner who did so. If a Hanover Limited Partner has an adjusted tax basis in his Hanover Partnership Units (per Hanover Partnership Unit) that is substantially less than the adjusted tax basis of a Hanover Limited Partner who acquired his Hanover Partnership Units in the original offering of such Partnership Units and has held such Partnership Units at all times since, he could (although it is unlikely) recognize gain due to any deemed cash distribution resulting from the relief from liabilities in connection with the Merger and the REIT Conversion.

         The Operating Partnership has no current plan or intention to cause the prepayment of the Hanover Mortgage Debt or, except as described in the Consent Solicitation, any of the nonrecourse liabilities encumbering the Hotels owned by the other Partnerships. The Operating Partnership, however, will have to repay mortgage indebtedness securing the Hotels owned by the Partnerships at the time such indebtedness matures. There can be no assurance that at such time the Operating Partnership will be able to secure nonrecourse mortgage indebtedness secured only by those Hotels in an amount sufficient to avoid a deemed cash distribution to the former Limited Partners in those Partnerships, including Hanover (although such a deemed distribution of cash may or may not result in the recognition of taxable income or gain by the former Hanover Limited Partners). Moreover, the Operating Partnership's current long-term financing strategy is to have as little debt as possible that is secured by individual Hotels and to have as much debt as possible in the form of unsecured debt, held either by the public or by institutional investors, which debt may or may not be recourse to Host REIT, as general partner of the Operating Partnership. In view of these considerations and the potential adverse consequences to Limited Partners in certain Partnerships, the Operating Partnership has requested from the IRS a ruling to the effect that such unsecured indebtedness of the Operating Partnership that is issued initially to institutional investors and is not recourse to Host REIT (i) would qualify as "nonrecourse liabilities" for purposes of Code Section 752, (ii) to the extent the proceeds thereof are applied to repay existing nonrecourse mortgage indebtedness secured by one or more Hotels (including the Hanover Mortgage Debt), would be considered to be "secured" by those Hotels for purposes of allocating the liabilities for tax basis purposes (and thus would be allocable, at least in substantial part, to the former Limited Partners in the Partnership owning those Hotels, including the Hanover Limited Partners), and (iii) would constitute "qualified nonrecourse financing" secured by such Hotels for purposes of Code Section 465. The IRS has recently issued a ruling to that effect to another taxpayer, and has indicated to the Operating Partnership's representatives that it is favorably inclined to issue that ruling to the Operating Partnership.

         Section 465(e) Recapture. As discussed in the Consent Solicitation, see
         ------------------------
"Federal Income Tax Considerations -- Tax Consequences of the Mergers -- Section 465(e) Recapture," the "at risk" rules of Section 465 of the Code generally apply to limit the use of partnership losses by a partner. Under Section 465(e) of the Code, a partner may be required to include in gross income, or "recapture," losses previously allowed to such partner with respect to his investment in a partnership if the amount for which the partner

                                Hanover Supp-19
is "at risk" in relation to his investment in the partnership is less than zero at the close of the taxable year. The "at risk" rules generally do not apply to losses attributable to real property placed in service prior to January 1, 1987 by the taxpayer or to losses attributable to a partnership in which the taxpayer acquired his interests before that date (the "grandfather" rule). Thus, the "at risk" rules have not been applicable to date to those Hanover Limited Partners who acquired their Partnership Units at the time of the original offering in November of 1986 or at any time prior to January 1, 1987 and who have held those Partnership Units since the date of the acquisition. The Hanover Limited Partners will, however, become subject to the "at risk" rules as a result of the Merger and their receipt of OP Units in connection therewith (since the OP Units do not qualify for the "grandfather" rule).

         It is possible that the consummation of the Merger and the REIT Conversion or the repayment of certain "qualified nonrecourse financing" of the Operating Partnership, the Hotel Partnerships or the Hotels contributed to the Operating Partnership by the Blackstone Entities at the time of or following the Merger and the REIT Conversion could, singularly or in combination, cause a Hanover Limited Partner's amount at risk in relation to his investment in Hanover (and, after the Merger, in the Operating Partnership) to be reduced below zero, resulting in an income inclusion to the Limited Partner under
Section 465(e) of the Code. Currently, a sufficient portion of the current debt of Hanover constitutes "qualified nonrecourse financing" so that the Hanover Limited Partners have positive at risk amounts, and the Operating Partnership expects that most of the current debt with respect to the other Hotel Partnerships and the Hotels contributed by the Blackstone Entities that will be assumed by the Operating Partnership as part of the Merger and the REIT Conversion should qualify as "qualified nonrecourse financing." The Operating Partnership and the General Partner believe, based upon and subject to the assumptions and other limitations described below, that a Hanover Limited Partner who acquired his Hanover Partnership Units in the original offering of such Partnership Units and has held the Partnership Units at all times since will have a positive at risk amount immediately following the Merger and the REIT Conversion, even if all of the Hanover Mortgage Debt were to be repaid in connection with the Merger and the REIT Conversion and such Hanover Limited Partners were to have no share of any other "qualified nonrecourse financing" following the Merger and the REIT Conversion.

         It is possible, however, that a former Hanover Limited Partner's at risk amount could decline in the future, either because of the allocation of losses from the Operating Partnership to that former Hanover Limited Partner or because of cash distributions by the Operating Partnership to that former Hanover Limited Partner in excess of the taxable income allocable to him with respect to his OP Units. In that event, it may be necessary for the former Hanover Limited Partner to have a share of "qualified nonrecourse financing" from the Operating Partnership in order to avoid recognizing income by reason of his at risk amount falling below zero. Moreover, there can be no assurance that debt incurred by the Operating Partnership in the future to refinance the Hanover Mortgage Debt or outstanding mortgage debt of the other Hotel Partnerships or the Hotels contributed by the Blackstone Entities will qualify as "qualified nonrecourse financing." If, however, the Operating Partnership were to obtain the requested ruling from the IRS and were to refinance existing mortgage indebtedness of the Partnerships with the type of indebtedness described in the ruling, such indebtedness should constitute "qualified nonrecourse financing" for purposes of the "at risk" rules.

         Impact of Assumption of Hanover Liabilities by the Operating
         ------------------------------------------------------------
Partnership. As described in the Consent Solicitation, see "Federal Income Tax
-----------
Considerations -- Tax Consequences of the Mergers -- Disguised Sale Regulations," a Hanover Limited Partner will recognize gain to the extent he is treated as having sold all or part of his Hanover Partnership Interest in a "disguised sale." For purposes of these rules, certain reductions in a partner's share of partnership liabilities are treated as a transfer of money or other property from the partnership to the partner which may give rise to a disguised sale, even if that reduction would not otherwise result in a taxable deemed cash distribution in excess of the partner's basis in his partnership interest. However, if a transfer of property by a partner to a partnership is not otherwise treated as part of a disguised sale, then any reduction in the partner's share of "qualified liabilities" also will not be treated as part of a disguised sale. A "qualified liability" in connection with a transfer of property to a partnership includes (i) any liability incurred more than two years prior to the earlier of the transfer of the property or the date the partner agrees in writing to the transfer, as long as the liability has encumbered the transferred property throughout the two-year period; (ii) a liability that was not incurred in anticipation of

                                Hanover Supp-20
the transfer of the property to a partnership, but that was incurred by the partner within the two-year period prior to the earlier of the date the partner agrees in writing to transfer the property or the date the partner transfers the property to a partnership and that has encumbered the transferred property since it was incurred; (iii) a liability that is traceable under the Treasury Regulations to capital expenditures with respect to the property; and (iv) a liability that was incurred in the ordinary course of the trade or business in which property transferred to the partnership was used or held, but only if all the assets related to that trade or business are transferred, other than assets that are not material to a continuation of the trade or business. However, a recourse liability is not a "qualified liability" unless the amount of the liability does not exceed the fair market value of the transferred property (less any other liabilities that are senior in priority and encumber such property or any allocable liabilities described in (iii) or (iv), above) at the time of transfer.

         The General Partner believes that all liabilities of Hanover fall into one of the four categories of "qualified liabilities" described above and, accordingly, that the mere assumption by the Operating Partnership of the outstanding liabilities of Hanover will not give rise to a "disguised sale" by any of the Hanover Limited Partners.

         Tax Treatment of Hanover Limited Partners Who Hold OP Units Following the Merger

         Initial Basis in Units. In general, a Hanover Limited Partner will have
         ----------------------
an initial tax basis in his OP Units received in the Merger with respect to his Hanover Partnership Units equal to the basis in his Hanover Partnership Units at the time of the Merger, reduced to reflect any deemed cash distributions resulting from a reduction in his share of Hanover liabilities and increased to reflect his share of other liabilities of the Operating Partnership and any gain required to be recognized in connection with the Merger and the REIT Conversion. For a discussion of the federal income tax considerations for a Hanover Limited Partner from a reduction in basis that may result from the Merger and the REIT Conversion, see "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers -- Initial Tax Basis of OP Units" in the Consent Solicitation.

         Tax Allocations upon a Sale by the Operating Partnership of Hanover
         -------------------------------------------------------------------
Marriott Hotel. Pursuant to Section 704(c) of the Code, income, gain, loss and
--------------
deduction attributable to appreciated or depreciated property that is contributed to a partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (referred to as the "Book-Tax Difference"). The Operating Partnership and the General Partner estimate, based upon and subject to the assumptions and other limitations described below, that the aggregate Book-Tax Difference with respect to the Hanover Marriott Hotel will be $________ upon the consummation of the Merger.

         If the Operating Partnership were to sell the Hanover Marriott Hotel, the former partners of Hanover (including Host REIT with respect to Host's interest in Hanover currently held indirectly by Host through the General Partner and Hanover Hotel Acquisition Corp.) would be specially allocated by the Operating Partnership an aggregate amount of taxable gain equal to the Book-Tax Difference with respect to the Hanover Marriott Hotel ($ ____ in the aggregate if the Hanover Marriott Hotel were sold immediately after the consummation of the Merger, according to the estimate in the previous paragraph). The share of such gain allocable to a Hanover Limited Partner who acquired his Hanover Partnership Units in the original offering of such Partnership Units and held such Partnership Units at all times since would be $___ per Hanover Partnership Unit if such Limited Partner acquired his Hanover Partnership Units for cash, and $___ per Hanover Partnership Unit if such Limited Partner required his Partnership Units pursuant to an installment purchase plan. The share of such gain of a Hanover Limited Partner who did not acquire his Hanover Partnership Units in the original offering of such Partnership Units or who has not held his Partnership Units at all times since such offering could vary materially from this amount. If the Operating Partnership were to sell the Hanover Marriott Hotel with a Book-Tax Difference, the remaining Book-Tax Difference at the time the Hotel is sold would be required to be allocated exclusively to the former Hanover Limited Partners and the General Partner, even though the proceeds of such sale would be allocated proportionately among all the partners in the Operating Partnership (and would likely be retained by the

                                Hanover Supp-21

Operating partnership, rather than distributed to holders of OP Units and Common Shares of Host REIT). The Hanover Limited Partners would not be entitled to any special distributions from the Operating Partnership in connection with such a sale, and thus would not necessarily receive cash distributions from the Operating Partnership sufficient to pay such additional taxes. Although the Partnership Agreement does not impose any restrictions upon the Operating Partnership preventing it from causing the sale of the Hanover Marriott Hotel at any time following the Merger, the Operating Partnership does not have current plans to pursue a sale of the Hotel. See "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers -- Sale of Individual Hotels" in the Consent Solicitation.

         Tax Allocations upon the Sale of Certain Personal Property Associated
         ---------------------------------------------------------------------
with the Hanover Marriott Hotel. As discussed in the Consent Solicitation, see
-------------------------------
"Federal Income Tax Considerations -- Federal Income Taxation of Host REIT Following the REIT Conversion -- Income Tests Applicable to REITs" and "-- Taxable Income Attributable to Sales of Personal Property in Connection with the REIT Conversion," if the rent attributable to personal property leased in connection with the lease of each Hotel is greater than 15% of the total rent received under the lease of such Hotel, the portion of the rent attributable to the personal property will not constitute qualifying income to Host REIT (the "15% Personal Property Test"). The Operating Partnership and the General Partner have determined that the percentage of rent attributable to the personal property to be leased in connection with the lease of the Hanover Marriott Hotel would not satisfy the 15% Personal Property Test. The 15% Personal Property Test is a mechanical test that is based not on the relative fair market value of the assets subject to lease, or the relative fair rental value of those assets, but, rather, is based on the average relative adjusted tax bases of the assets subject to the lease. Accordingly, immediately prior to the Merger, the Operating Partnership will require Hanover, if it chooses to participate in the Merger, to sell to a Non-Controlled Subsidiary a portion of the personal property associated with the Hanover Marriott Hotel. This sale, which will be a taxable transaction, will result in the recognition by Hanover of an amount of taxable gain to the extent of the difference, if any, between the fair market value of the personal property at the time of the sale and the adjusted tax basis of such property at that time. The actual amount of such gain will be determinable only at the time of the sale and will be affected by the specific personal property selected to be sold and the fair market value and adjusted basis of that personal property. However, the Operating Partnership and the General Partner believe that such gain, in the aggregate, could be in the range of approximately $_____ to $_____. Pursuant to the Hanover partnership agreement, all of such taxable gain will be characterized as ordinary recapture income and will be allocated by Hanover to the Hanover partners in the same proportions and to the same extent that such partners were allocated any deductions directly or indirectly giving rise to the treatment of such gains as recapture income prior to the Merger. The Operating Partnership and the General Partner have determined that all of such recapture income arising upon the sale of the personal property should properly be allocated to the General Partner, which would not be entitled to any special distribution from Hanover in connection with such a sale of personal property.

         Tax Allocations with Respect to Contributed Hotels Generally. The tax
         ------------------------------------------------------------
allocations of depreciation to the Hanover Limited Partners may change significantly as a result of the Merger and the REIT Conversion for two reasons. First, as described above, pursuant to Section 704(c) of the Code, depreciation and deductions attributable to the Hanover Marriott Hotel will be required to be allocated for federal income tax purposes in a manner such that the Hanover Limited Partners are charged with the Book-Tax Difference associated with the Hotel at the time of the consummation of the Merger. Consequently, a Hanover Limited Partner will be allocated less depreciation with respect to the Hanover Marriott Hotel than would be the case if the Merger had not occurred and the Hanover Limited Partner had continued to hold his Hanover Partnership Units. (On the other hand, a former Hanover Limited Partner will be allocated depreciation with respect to other Hotels acquired by the Operating Partnership in connection with the Merger and the REIT Conversion, including the Hotels owned by the other Hotel Partnerships and the Hotels being contributed to the Operating Partnership by Host and the Blackstone Entities in connection with the Merger and the REIT Conversion.) Second, the Merger will cause the technical termination under
Section 708(b)(1)(B) of the Code of Hanover and each of the other Hotel Partnerships that participates in the Merger. Section 168(i)(7) of the Code provides, in effect, that when a partnership terminates under Section 708(b)(1)(B) of the Code, the partnership must begin new depreciation periods for its property. As a result, the remaining bases of the real estate components of the Hanover Marriott Hotel and the Hotels held by the

                                Hanover Supp-22
other Hotel Partnerships will be depreciated over 39 years, rather than over the remaining current lives of such Hotels (which range from less than one year to 39 years). See "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers -- Effect of Mergers on Depreciation" in the Consent Solicitation.

         In light of the complexity of the governing rules affecting the calculation and allocation of depreciation with respect to properties contributed to a partnership, particularly when a number of those properties are subject to the separate adjustments required in connection with a technical termination under Section 708 of the Code, the number of Hotels that the Operating Partnership will be acquiring in connection with the Merger and the REIT Conversion, and the impact on these calculations of other outside events, including equity offerings by Host or Host REIT and other acquisitions undertaken by Host, Host REIT or the Operating Partnership prior to or in connection with the REIT Conversion, the Operating Partnership and the General Partner believe that it is impossible to predict with any degree of precision the impact that the Mergers and the REIT Conversion will have on the future depreciation (and, consequently, the amount of taxable income) allocable to a Hanover Limited Partner.

         Impact on Passive Activity Losses of an Investment in a Publicly Traded
         -----------------------------------------------------------------------
Partnership. The passive loss limitation rules generally provide that
-----------
individuals, estates, trusts and certain closely held corporations and personal service corporations can only deduct losses from passive activities (generally activities in which the taxpayer does not materially participate, which would include the Operating Partnership for Hanover Limited Partners) to the extent that such losses are not in excess of the taxpayer's income from passive activities or investments. A Hanover Limited Partner would be able to offset losses from other passive activities against income from the Operating Partnership that is considered passive income (but not portfolio income) so long as the Operating Partnership is not treated as a publicly traded partnership. The Operating Partnership and the General Partner believe, however, that there is a substantial risk that the Operating Partnership will be treated as a publicly traded partnership for purposes of the passive loss limitation rules. In this event, any losses or deductions of the Operating Partnership allocable to a Hanover Limited Partner after the Merger could not be used to offset passive income from other passive activities. Similarly, losses from other passive activities (including losses attributable to Hanover for periods prior to the Merger) could not be applied to offset income of the Operating Partnership allocated to a Hanover Limited Partner. A Hanover Limited Partner, however, would be able to offset any passive losses from his investment in Hanover (or other investments) against any gain recognized by the Hanover Limited Partner as a result of the Merger.

         State and Local Taxes. Hanover Limited Partners holding OP Units will
         ---------------------
be subject to state and local taxation in a number of jurisdictions in which the Operating Partnership directly or indirectly holds real property and would be required to file periodic tax returns in those jurisdictions. In this regard, immediately following the Merger and the REIT Conversion, the Operating Partnership expects that it will own properties in approximately 28 states across the United States and the District of Columbia. Currently, Hanover owns property in only one state. See "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers -- State and Local Taxes" in the Consent Solicitation.

         Assumptions Used in Determining Tax Consequences of the Merger

         In preparing the discussion set forth above, the Operating Partnership and the General Partner made several key assumptions, which are described below. If any such assumption is not accurate with respect to a particular Hanover Limited Partner, the tax consequences of the Merger to such Hanover Limited Partner could be substantially different from those reflected above. ACCORDINGLY, EACH HANOVER LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISOR TO DETERMINE THE IMPACT OF SUCH HANOVER LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER.

         First, with respect to a Hanover Limited Partner's basis in his Hanover Partnership Units prior to the Merger, the Operating Partnership and the General Partner assumed that a Hanover Limited Partner acquired his Hanover Partnership Units in the original offering of such Partnership Units and has held such

                                Hanover Supp-23

Partnership Units at all times since the offering (the "Original Limited Partner's Adjusted Basis"). In general, each Hanover Limited Partner had an initial tax basis in his Hanover Partnership Units ("Initial Basis") equal to his cash investment Hanover (plus his proportionate share of the Hanover's nonrecourse liabilities at the time he acquired his Hanover Partnership Units). A Hanover Limited Partner's Initial Basis generally has been increased by (a) such Limited Partner's share of Hanover's taxable income and (b) any increases in his share of the liabilities of Hanover. Generally, such Limited Partner's Initial Basis has been decreased (but not below zero) by (i) his share of Hanover cash distributions, (ii) any decreases in his share of liabilities of Hanover, (iii) his share of losses of Hanover, and (iv) his share of nondeductible expenditures of Hanover that are not chargeable to capital. Because "syndication costs" are chargeable to capital and not deductible for tax purposes, a Hanover Limited Partner's basis in his Hanover Partnership Units effectively would include his share of the syndication costs incurred by Hanover at formation.

         The General Partner has set forth on Appendix E to the Consent Solicitation for Hanover (i) the Original Limited Partner's Adjusted Basis as of December 31, 1997 for each such Hanover Limited Partner, and (ii) an estimate of such Hanover Limited Partner's Original Limited Partner's Adjusted Basis as of December 31, 1998 (computed without regard to the Merger and based upon the assumptions set forth in Appendix C to the Consent Solicitation). The General Partner also has set forth on Appendix E to the Consent Solicitation for each Hanover Limited Partner whose adjusted basis in his Hanover Partnership Interest is the same as the Original Limited Partner's Adjusted Basis (i) the Hanover liabilities allocable to such Hanover Limited Partner as of December 31, 1997, and (ii) an estimate of the Hanover liabilities allocable to such Limited Partner as of December 31, 1998 (computed without regard to the Merger and based upon the assumptions set forth in Appendix C to the Consent Solicitation).
Each of these estimates is shown separately for those Hanover Limited Partners who required their Partnership Units at the time of the original offering pursuant to an installment purchase plan.

         The adjusted tax basis of a Hanover Limited Partner who did not acquire his Hanover Partnership Units in the original offering of such Partnership Units could vary materially from that of a Hanover Limited Partner who did so for various reasons. If a Hanover Limited Partner has an adjusted tax basis in his Hanover Partnership Units that is less than the Original Limited Partner's Adjusted Tax Basis, the Merger might result in the receipt by the Hanover Limited Partner of a deemed distribution of cash in excess of his adjusted tax basis in his Hanover Partnership Units, which could (although it is unlikely) result in the recognition of income or gain.

         Finally, the Operating Partnership and the General Partner assumed that the Merger will be treated for federal income tax purposes as the transfer by the Hanover Limited Partners of their interests in the Hotel Partnerships to the Operating Partnership in exchange for OP Units. There can be no assurance, however, that the IRS will not seek to recharacterize each Merger as either (i) the liquidation of a Partnership followed by the distribution by the Partnership of its assets to its partners and the subsequent transfers by such partners of such assets to the Operating Partnership in exchange for OP Units, or (ii) the transfer by a Partnership of its assets to the Operating Partnership in exchange for OP Units (and possibly Notes) and the subsequent distribution of such OP Units (and possibly Notes) to its partners. If the Merger is recharacterized in the manner described in (ii) in the preceding sentence, the tax consequences of the Merger to the Hanover Limited Partners likely would be materially affected.

         EACH HANOVER LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISOR TO DETERMINE THE IMPACT OF SUCH HANOVER LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER. THE TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER TO A PARTICULAR HANOVER LIMITED PARTNER COULD VARY SUBSTANTIALLY FROM THE CONSEQUENCES DESCRIBED ABOVE.

         Tax Treatment of Hanover Limited Partners Who Exercise Their Right to Make the Note Election

         A Hanover Limited Partner who exercises right to make the Note Election and receive a Note in connection with the Merger will be treated as having made a taxable disposition of his OP Units. The amount realized in connection with such disposition will equal the sum of the "issue price" of the Note (i.e.,

                                Hanover Supp-24
the face amount of the Notes, currently estimated as $88,474 per Hanover Partnership Unit) plus the portion of the Hanover liabilities allocable to the Hanover Limited Partner for federal income tax purposes immediately prior to the disposition of the OP Units (estimated as $_______ per Hanover Partnership Unit as of December 31, 1998). To the extent the amount realized exceeds the Hanover Limited Partner's adjusted basis in his Hanover Partnership Units, the Hanover Limited Partner will recognize gain. The Operating Partnership and the General Partner estimate (assuming the Hanover Limited Partner acquired his Hanover Partnership Units at the time of the original offering, and has held such Partnership Units at all times since the offering) that the amount of gain that would be recognized by a Hanover Limited Partner who made the Note Election would be approximately $____ per Hanover Partnership Unit, as of December 31, 1998 if such Partnership Unit were acquired for cash, and $____ per Hanover Partnership Unit if such Partnership Unit were acquired pursuant to an installment purchase plan. For a discussion of the federal income tax rates applicable to the net capital gain from the sale of a capital asset, see "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers -- Disposition of OP Units by Limited Partners" in the Consent Solicitation. In this regard, the General Partner estimates that, as of December 31, 1998, if Hanover sold the Hanover Marriott Hotel in a fully taxable transaction for a net amount, after payment of liabilities, equal to the Note Election Amount of Hanover, the "unrecognized Section 1250 gain" per Hanover Partnership Unit would be $______ if such Partnership Unit were acquired for cash, and $____ per Hanover Partnership Unit if such Partnership Unit were acquired pursuant to an installment purchase plan and the gain subject to tax as ordinary income under Code Section 1245 per Hanover Partnership Unit would be $______ if such Partnership Unit were acquired for cash, and $____ per Hanover Partnership Unit if such Partnership Unit were acquired pursuant to an installment purchase plan. A Hanover Limited Partner who makes the Note Election would be able to treat any per Partnership Unit passive activity loss carryforward with respect to the activities of Hanover, to the extent the sum of such losses exceeds its passive activity income for 1998, as losses that are not from a passive activity and, therefore, not subject to the passive activity loss limitation rules. For purposes of determining the gain recognized by a Limited Partner as a result of making the Note Election, an Original Limited Partner's Adjusted Basis will reflect such Limited Partner's share of the syndication costs incurred by his Partnership at formation.

         A Hanover Limited Partner who elects to receive a Note may be eligible to defer a majority of that gain under the "installment sale" rules. Those rules, however, will not permit the Hanover Limited Partner to defer all of the gain, and, to the extent that the face amount of the Note (and any other installment obligations received by the taxpayer during the year) outstanding at the end of the taxable year in which the Merger occur exceeds $5,000,000, will require that the Hanover Limited Partner who defers gain pay to the IRS interest on the resulting tax that has been deferred. The Hanover Limited Partner would not be eligible to defer gain recognized upon the receipt of the Note to the extent that his share of Hanover liabilities at the time of the Merger exceeds his adjusted tax basis in his Hanover Partnership Units immediately prior to the Merger (that is, to the extent that he has a "negative capital account" for tax purposes). In addition, the Hanover Limited Partner would not be eligible to defer gain to the extent that such gain would be taxed as ordinary income under Sections 1245 and 1250 of the Code. Lastly, if a Hanover Limited Partner disposes of his Note, any gain that had been deferred would be recognized in the year of disposition.

         THE SPECIFIC TAX ATTRIBUTES OF A PARTICULAR HANOVER LIMITED PARTNER COULD HAVE A MATERIAL IMPACT ON THE TAX CONSEQUENCES OF THE MERGER, AND THE SUBSEQUENT OWNERSHIP AND DISPOSITION OF NOTES. THEREFORE, IT IS ESSENTIAL THAT HANOVER LIMITED PARTNERS CONSIDERING ELECTING TO RECEIVE NOTES CONSULT WITH THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE FEDERAL INCOME TAX LAWS TO SUCH HANOVER LIMITED PARTNERS' RESPECTIVE PERSONAL TAX SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, OR FOREIGN TAXING JURISDICTION.

         Tax Consequences if Hanover Does Not Participate in the Merger

         If Hanover does not participate in the Merger, the Hanover Limited Partners would not have any tax consequences resulting from the Merger. The consequences of continued ownership of Hanover Partnership Units will be the same as would have resulted if the Merger had not been proposed.

                           *           *           *

                                Hanover Supp-25

         The above description is not exhaustive of all possible tax considerations associated with the Merger and the REIT Conversion. This summary does not discuss foreign tax considerations, nor does it discuss all of the aspects of federal income taxation or state and local taxation that may be relevant to Hanover Limited Partners in light of their particular circumstances. EACH HANOVER LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISOR TO DETERMINE THE IMPACT OF SUCH HANOVER LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER.

                                Hanover Supp-26

                            SELECTED FINANCIAL DATA

     The following table presents selected historical financial data derived from the Hanover financial statements for the five most recent fiscal years in the period ended December 31, 1997 and the unaudited financial statements for the First Quarter 1998. The following data should be read in conjunction with Hanover financial statements and the notes thereto, Management's Discussion and Analysis of Financial Condition and Results of Operations and the other financial information included elsewhere herein.

                                                First Quarter                            Fiscal Year
                                            --------------------  ---------------------------------------------------------
                                              1998        1997      1997        1996         1995        1994        1993
                                              ----        ----      ----        ----         ----        ----        ----
                                                 (unaudited)      (amounts in thousands, except per Partnership Unit)/(3)/
Revenues..............................        1,312       1,459   $  6,853    $  5,296     $   4,487   $ 3,727     $  3,435
Operating profit......................          711       1,088      4,400       3,624         2,752     2,345          434
Income (loss) before
    extraordinary item(1).............         (228)        303        663         940          (219)   (1,206)      (3,224)
Net income (loss).....................         (228)        303      5,757         940          (219)   (1,206)      (3,224)
Distributions:
    General partner...................           --          --         --          --            --        --           --
    Limited partners..................           --          --         --          --            --        --           --
Per Partnership Unit:(3)
    Net income (loss).................       (2,583)      3,429     65,107      10,631        (2,476)  (13,643)     (36,464)
    Distributions.....................           --          --         --          --            --        --           --
EBITDA(2)(unaudited)..................        1,008       1,401      5,836       4,966         3,995     3,508        2,670
Cash provided by (used in)
    operating activities..............          263         561      2,167       1,918         2,561       331         (327)
Cash used in investing
    activities........................       (1,763)       (259)    (1,058)       (830)       (1,241)     (715)        (427)
Cash provided by (used in) financing
    activities........................          (83)       (114)    (1,714)       (272)           --       (31)         690
Increase (decrease) in cash and
    cash equivalents..................       (1,583)        188       (605)        816         1,320      (415)         (64)
Ratio of earnings to fixed
charges(4)(unaudited).................           --        1.37x      1.17x       1.33x           --      1.34x         1.88x
Deficiency of earnings to
    fixed charges(4)(unaudited).......          228          --         --          --           219        --           --
Total assets at book value............       32,922      33,761     32,883      33,533        32,652    31,559       32,353
Cash and cash equivalents.............          369       2,745      1,952       2,557         1,741       421          836
Total debt(5).........................       40,281      40,413     40,364      40,527        40,527    40,527       40,596
Total liabilities.....................       41,670      47,735     41,403      47,810        47,869    46,557       46,145
Partner's deficit:
    Limited partners..................       (8,385)    (13,349)    (8,168)    (13,637)      (14,530)  (14,322)     (13,176)
    General partner...................         (363)       (625)      (352)       (640)         (687)     (676)        (616)
Book value per Partnership Unit
    (unaudited)(3)....................      (99,821)   (158,917)   (97,238)   (162,345)     (172,976)  (170,500)   (156,857)

Exchange value per Partnership
    Unit (unaudited)(3) ..............      123,202          --         --          --           --          --          --

(1) During 1997, the Partnership recorded on extraordinary gain on the forgiveness of additional rental recorded in conjunction with the refinancing of the Partnership's mortgage debt.
(2) EBITDA consists of the sum of net income, interest expense, and depreciation and amortization. EBITDA data is presented because such data is used by certain investors to determine the Partnership's ability to meet debt service requirements. The Partnership considers EBITDA to be an indicative measure of the Partnership's operating performance due to the significance of the Partnership's long-lived assets and because of EBITDA can be used to measure the Partnership's ability to service debt, fund capital expenditures and expand its business; however, such information should not be considered as an alternative to net income, operating profit, cash flows from operations, or any other operating or liquidity performance measure prescribed by generally accepted accounting principles. Cash expenditures for various long-term assets and interest expense have been, and will be, incurred which are not reflected in the EBITDA presentations.
(3)    A Partnership Unit represents a $100,000 original investment in Hanover.
(4) The ratio of earnings to fixed charges is computed by dividing net income before interest expense and other fixed charges by total fixed charges, including interest expense, amortization of debt issuance costs and the portion of rent expense that is deemed to represent interest. The deficiency of earnings to fixed charges in the First Quarter 1998 and 1995 is largely the result of depreciation and amortization of $286,000 and $1,178,000 respectively.

                                Hanover Supp-27

(5) Total debt includes amounts due to Host Marriott and affiliate, for the Subordinated Loan of $7,053,000 and $7,077,000 as of March 27, 1998 and December 31, 1997, respectively, and the Working Capital Loan of $127,000 for all periods presented and Debt Service Guarantee of $3,400,000 for March 27, 1998, March 28, 1997 and December 31, 1997-1993 and $3,469,000
       as of December 31, 1993.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Results Of Operations

       On August 18, 1997, the Partnership completed a refinancing of its Mortgage Debt. In connection with the refinancing, the Partnership converted the Operating Lease with MHS to the Management Agreement (the "Conversion"). Prior to the Conversion, the Partnership recorded revenue based on the rental income to be received from MHS. Annual rental during the term of the Operating Lease was equal to the greater of: (i) Minimum Rental of $100,000 or (ii) Basic Rental equal to 80% of Operating Profit, as defined, reduced to 75% of Operating Profit after the Partnership received $4,421,000 of cumulative Capital Receipts, as defined; or (iii) Adjusted Rental equal to debt service on the mortgage debt plus Partnership administration costs (collectively referred to as "Debt Service") plus the greater of: (a) a preferred return equal to $840,000 or (b) 50% of the amount by which Operating Profit exceeded Debt Service. In no event was Adjusted Rental to exceed Operating Profit.

       The amount by which Adjusted Rental exceeded Basic Rental in any fiscal year was defined as Additional Rentals. Cumulative Additional Rentals were recoverable by MHS in any fiscal year when Basic Rental exceeded Adjusted Rentals, provided no loans from the General Partner or Host Marriott were then outstanding. Annual Rental was reduced by 50% of such excess to the extent cumulative Additional Rental existed. In addition to the Annual Rental, MHS was required to pay real estate taxes.

       Subsequent to the Conversion, the Partnership records revenue based on house profit generated by the Hotel. House profit reflects Hotel operating results, and represents gross hotel sales less property-level expenses, excluding depreciation and amortization, base and incentive management fees, real estate taxes, insurance and certain other costs, which are disclosed separately in the statement of operations. Revenues are recorded based on house profit of the Hotel because the Partnership has delegated substantially all of the operating decisions related to the generation of house profit from the Hotel to MHS. As a result, Hotel revenues reported for the twelve weeks ended March 27, 1998 are not comparable with Hotel rental reported for the twelve weeks ended March 28, 1997.

First Quarter 1998 Compared to First Quarter 1997

       Revenues: On a comparative basis, hotel revenues decreased $609,000, or 32%, to $1.3 million for First Quarter 1998 when compared to first quarter 1997. The decrease in hotel revenues is primarily due to decreases in room and in food and beverage sales. For first quarter 1998, room sales decreased $198,000, or 7%, to $2.8 million resulting from an 18.0 percentage point decline in average occupancy. The decline in average occupancy for first quarter 1998 is a result of rooms being temporarily out of inventory during the rooms refurbishment that began in January 1998 and was completed in late March. Additionally, the Hanover market reported an overall seven percentage point decline in occupancy for January and February 1998. The Hotel's average rate increased $26, or 21%, to $152 which resulted in a decrease in REVPAR of $7, or 7%, to $95. REVPAR, or revenue per available room, represents the combination of average daily room rate charged and the average daily occupancy achieved and is a commonly used indicator of hotel performance (although it is not a measure under generally accepted accounting principles). As a result of the decline in average occupancy, food and beverage sales decreased $602,000, or 30%, to $1.4 million for first quarter 1998 from $2.0 million in first quarter 1997. For the remainder of the year, operations are expected to improve as a result of the new rooms product and expected increases in the market occupancy and demand.

                                Hanover Supp-28

         Operating Costs and Expenses: The Partnership's operating costs and expenses increased $230,000, or 62%, to $601,000 for First Quarter 1998 when compared to First Quarter 1997 due primarily to the Conversion. Prior to the Conversion, the Partnership did not record base management fees or insurance as components of the Partnership's operating costs although they were components in the calculation of Operating Profit. On a comparative basis, base management fees for First Quarter 1998 decreased $25,000 or 16%, with the decline in hotel sales discussed above. In addition, real estate taxes increased $27,000, or 30%, to $118,000 for First Quarter 1998 when compared to First Quarter 1997 due to a re-assessment of the property in 1997.

         Operating Profit: As a result of changes in revenues and operating costs and expenses discussed above, operating profit decreased by $377,000, or 35%, to $711,000 for first quarter 1998 when compared to first quarter 1997.

         Interest Expense: Interest expense increased $132,000, or 16%, to $950,000 due to refinancing the Partnership's mortgage debt at a higher interest rate. The weighted average interest rate on the Partnership's debt, which includes the Subordinated Loan for First Quarter 1998 and 1997 was 9.6% and 7.4% respectively.

         Net (Loss) Income: The net loss for First Quarter 1998 was $228,000 compared to net income of $303,000 for First Quarter 1997 as a result of the items discussed above.

1997 Compared to 1996

         Revenues: Total revenues increased by $1.6 million, or 29%, to $6.9 million in 1997 when compared to 1996, and hotel rental income decreased by $1.2 million, or 24%, to $4.0 million in 1997 when compared to 1996 due to the Conversion. For the period January 1, 1997 to August 17, 1997, the Partnership received Hotel rental income in accordance with the Operating Lease. For the period August 18, 1997 to December 31, 1997 under the Management Agreement, Hotel revenues represent hotel sales less direct hotel operating costs and expenses.

         On a comparative basis, house profit increased $1.1 million, or 16%, to $8.0 million in 1997 when compared to 1996. The increase in house profit is primarily due to an increase in REVPAR. REVPAR for 1997 increased $10, or 11%, to $100 compared to 1996, primarily due to the increase in average room rate of $10, or 9%, to $124 and a two percentage point increase in the average occupancy to 81%.

         During 1997, the Hotel increased its rates several times. The result was the average transient and group rates increased 10% to $134 and 12% to $95, respectively. As of December 31, 1997, the corporate rate, excluding discounts, was approximately $195 representing a 37% increase from 1996. Due to growth in the group segment, food and beverage sales also increased due to a 16% increase in catering and audio visual sales in comparison to 1996.

         As a result of the REVPAR increase, hotel sales increased $1.7 million, or 8%, to $22.5 million in 1997 when compared to 1996. Due to the continued high average occupancy, the Partnership expects future increases in REVPAR to be driven by room rate increases, rather than changes in occupancy. However, there can be no assurance that REVPAR will continue to increase in the future.

         Operating Costs and Expenses: The Partnership's operating costs and expenses increased $781,000, or 47%, to $2.5 million in 1997 when compared to 1996 primarily due to the Conversion. Prior to the Conversion, the Partnership did not record base management fees or insurance as components of the Partnership's operating costs although they were components in the calculation of Operating Profit. On a comparative basis, base management fees for 1997 increased $52,000, or 8%, due to increased hotel sales. The Hotel's real estate taxes in 1997 increased $102,000 from 1996 due to a re-assessment of the property

                                Hanover Supp-29
during 1997. In addition, Partnership administration increased due to administrative costs associated with the refinancing in August 1997.

         Operating Profit: As a result of changes in revenues and operating costs and expenses discussed above, operating profit increased $776,000, or 21%, to $4.4 million in 1997 when compared to 1996.

         Interest Expense: Interest expense increased $1.1 million, or 40%, to $3.9 million due to refinancing the Partnership's mortgage debt, which includes the Subordinated Loan. The weighted average interest rate on the Partnership's debt for 1997 and 1996 was 7.9% and 6.4%, respectively.

         Income Before Extraordinary Items: Income before extraordinary items decreased $277,000 to $663,000, or 10% of revenues, in 1997, from $940,000, or
18% of revenues, in 1996.

         Extraordinary Items: The Partnership recognized an extraordinary gain in 1997 of $5.1 million representing the forgiveness of Additional Rental by MHS.

         Net Income: Net income increased by $4.8 million in 1997 to $5.8 million when compared to 1996 as a result of the items discussed above.

1996 Compared to 1995

         Revenues: Revenue increased $809,000, or 18%, to $5.3 million in 1996 when compared to 1995. The Partnership's rental income was impacted by improved lodging results. The increase was driven primarily by growth in REVPAR.. REVPAR for 1996 increased $9, or 11%, to $90 compared to 1995, primarily due to the increase in combined average room rate of $5, or 5%, to $114 and a five percentage point increase in the average occupancy to 79%. As a result of the REVPAR increase, hotel sales increased $2.4 million, or 13%, to $20.7 million in 1996 when compared to 1995.

         Operating Costs and Expenses: The Partnership's operating costs and expenses decreased $63,000, or 4%, to $1.7 million in 1996 when compared to 1995, primarily due to a decrease in Partnership administration.

         Operating Profit: As a result of changes in revenues and operating costs and expenses discussed above, operating profit increased $872,000, or 32%, to $3.6 million in 1996 when compared to 1995.

         Interest Expense: Interest expense decreased $225,000, or 7%, to $2.8 million due to lower interest rates on the Partnership's mortgage debt. The weighted average interest rate on the mortgage debt for 1996 and 1995 was 6.4% and 7.2%, respectively.

         Net Income (Loss): For 1996, the Partnership had net income of $940,000 compared to a net loss of $219,000 in 1995 as a result of the items discussed above.


Capital Resources and Liquidity

Principal Sources and Uses of Cash

         The Partnership's financing needs have been historically funded through loan agreements with independent financial institutions and Host Marriott. As a result of the successful refinancing of the Partnership's mortgage debt, the General Partner believes that the Partnership will have sufficient capital resources and liquidity to conduct its operations in the ordinary course of business.

         Cash provided by operations was $263,000 and $561,000 for First Quarter 1998 and First Quarter 1997, respectively. The Partnership's principal source of cash is cash from operations. Cash provided by operations was lower in First Quarter 1998 primarily due to the conversion combined with a decrease in the Hotel's sales as a result of the rooms refurbishment discussed above. This decline offset increases in cash

                                Hanover Supp-30
provided by changes in operating accounts related to an increase in accounts payable and accrued expenses of $328,000 due to an increased accrued interest liability.

         Cash provided by operations was $2.2 million, $1.9 million and $2.6 million for the years ended December 31, 1997, 1996 and 1995, respectively. The decrease in cash from operations in 1996 from 1995 was primarily due to repaying MHS $285,000 for Additional Rental earned in 1995. There was no Additional Rental due MHS at December 31, 1996.

         Cash used in investing activities was $1.8 million and $259,000 for First Quarter 1998 and First Quarter 1997, respectively. The Partnership's cash used in investing activities consists primarily of contributions to the property improvement fund and capital expenditures for improvements to the Hotel. The increase in cash used in investing activities is due to payments for the rooms refurbishment in First Quarter 1998. Contributions, including interest income to the property improvement fund were $217,000 and $249,000 for First Quarters 1998 and 1997, respectively. Capital expenditures were $1.6 million and $37,000 for First Quarters 1998 and 1997, respectively.

         Cash used in investing activities was $1.1 million, $830,000 and $1.2 million for the years ended December 31, 1997, 1996 and 1995, respectively. Under the Operating Lease and Management Agreement, the Partnership is required to make annual contributions to the property improvement fund which provides funding for capital expenditures and replacement of furniture, fixtures and equipment. Contributions to the fund equaled 4% of gross hotel sales, net of interest income, in 1996 and 1995. In 1997, the contribution increased to 5%, net of interest income. The General Partner believes that cash contributions from the Hotel's property improvement fund will provide adequate funds in the short and long-term to meet the Hotel's capital needs. Capital expenditures were $1.4 million, $527,000 and $1.1 million for the years ended December 31, 1997, 1996 and 1995, respectively. The increase in capital expenditures in 1997 from 1996 is due to a $1.0 million payment in December 1997 for the rooms refurbishment.

         Cash used in financing activities was $83,000 and $114,000 for First Quarter 1998 and First Quarter 1997, respectively, representing principal payments made on the Partnership's mortgage debt.

         Cash used in financing activities was $1.7 million and $272,000 in 1997 and 1996, respectively. No cash was provided by or used in financing activities in 1995. The Partnership's $37.0 million Mortgage Debt required interest only payments during the years 1996 and 1995. In 1997, the Partnership refinanced the Mortgage Debt with the New Mortgage Debt of $29.9 million. In addition, Host Marriott funded the $10 million Subordinated Loan to the Partnership which was used to make a $10 million principal payment on the Mortgage Debt. During 1997, the Partnership amortized $115,000 and $2.9 million of principal on the New Mortgage Debt and Subordinated Loan, respectively. In addition, the Partnership made a $1.4 million payment on debt service guarantees provided by the General Partner in prior years.

Debt

         In April 1997, Host Marriott funded a fully-amortizing $10 million subordinated loan to the Partnership (the "Subordinated Loan") that bears interest at a fixed rate of 14.5% over a 15-year term with required monthly payments. The Subordinated Loan matures June 1, 2012.

         In August 1997, the General Partner refinanced all of the Partnership's outstanding mortgage debt. The total amount of the mortgage debt decreased from $37.0 million to $29.9 million. The new non-recourse loan matures August 18, 2004, requires principal amortization on a 25-year term and bears interest at a fixed rate of 8.58%.

         Pursuant to the Subordinated Loan, any proceeds in excess of the $27 million for the New Mortgage Debt were to be used to repay the Subordinated Loan. Therefore, the Partnership repaid principal of $2.9 million on the Subordinated Loan at refinancing.

                                Hanover Supp-31

Property Improvement Fund

         The Management Agreement and Operating Lease require annual contributions to a property improvement fund to ensure that the physical condition and product quality of the Hotel is maintained. Contributions to this fund are based on a percentage of annual total Hotel sales, net of interest income earned on the fund. Prior to 1997, the contribution rate was 4%, net of interest income and the current contribution is 5% of gross Hotel sales, net of interest income. The General Partner believes that the 5% contribution requirement is consistent with industry standards. However, in accordance with the Management Agreement, contributions to the property improvement fund may be increased or decreased by MHS if the current contribution of 5% of gross Hotel sales, net of interest income, is either insufficient or excessive to make the replacements, renewals and repairs to maintain the Hotel in accordance with MHS's standards for a full-service Marriott hotel. Of the total $1.6 million of net additions to property and equipment in First Quarter 1998, $1.5 million was owner funded. Therefore, the balance in the fund totaled $404,000 as of March 27, 1998 and $287,000 as of December 31, 1997.

         The General Partner believes that cash contributions from the Hotel's property improvement fund will provide adequate funds in the short and long term to meet the Hotel's capital needs.

Inflation

         The rate of inflation has been relatively low in the past four years. MHS is generally able to pass through increased costs to customers through higher room rates and prices. In 1997, average rates of the Hotel exceeded inflationary costs. On August 18, 1997, the Partnership refinanced its mortgage debt and fixed its interest costs, thereby eliminating the Partnership's exposure to the impact of inflation on future interest costs.

Seasonality

         Demand, and thus occupancy, is affected by normally recurring seasonal patterns. Demand is higher in the spring and summer months (March through October) than during the remainder of the year.

                                Hanover Supp-32

                              FINANCIAL STATEMENTS

                                Hanover Supp-33

                   Report of Independent Public Accountants



TO THE PARTNERS OF HANOVER MARRIOTT LIMITED PARTNERSHIP:

We have audited the accompanying balance sheet of Hanover Marriott Limited Partnership (a Delaware limited partnership, the "Partnership") as of December 31, 1997 and 1996 and the related statements of operations, changes in partners' capital (deficit) and cash flows for the three years in the period ended December 31, 1997. These financial statements are the responsibility of the General Partner's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hanover Marriott Limited Partnership as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                                             ARTHUR ANDERSEN LLP


Washington, D.C.
April 6, 1998

                                Hanover Supp-34

                      Hanover Marriott Limited Partnership
                                 Balance Sheets
                           December 31, 1997 and 1996
                                 (in thousands)

                                                                                         1997             1996
                                                                                    -------------    --------------
ASSETS

   Property and equipment, net......................................................$      29,984    $       29,850
   Due from Marriott Hotel Services, Inc............................................          204               254
   Property improvement fund........................................................          287               645
   Deferred financing costs, net of accumulated amortization........................          456               227
   Cash and cash equivalents........................................................        1,952             2,557
                                                                                    -------------    --------------

                                                                                    $      32,883    $       33,533
                                                                                    =============    ==============

LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)

LIABILITIES
   Mortgage debt....................................................................$      29,760    $       37,000
   Due to Marriott International, Inc. for Additional Rental........................           --             5,094
   Subordinated loan from Host Marriott Corporation.................................        7,077                --
   Notes payable and related interest due to the General Partner....................        4,317             5,367
   Deferred revenue.................................................................          169               287
   Accounts payable and accrued expenses............................................           80                62
                                                                                    -------------    --------------

       Total Liabilities............................................................       41,403            47,810
                                                                                    -------------    --------------
PARTNERS' DEFICIT
   General Partner
     Capital contribution, net of offering costs of $21.............................          421               421
     Cumulative net loss............................................................         (773)           (1,061)
                                                                                    -------------    --------------

                                                                                             (352)             (640)
                                                                                    -------------    --------------
   Limited Partners
     Capital contributions, net of offering costs of $1,122.........................        7,147             7,147
     Cumulative net loss............................................................      (14,693)          (20,162)
     Capital distributions..........................................................         (622)             (622)
                                                                                    -------------    --------------

                                                                                           (8,168)          (13,637)
                                                                                    -------------    --------------

       Total Partners' Capital (Deficit)............................................       (8,520)          (14,277)
                                                                                    -------------    --------------

                                                                                    $      32,883    $       33,533
                                                                                    =============    ==============



                      See Notes to financial statements.

                                Hanover Supp-35

                      Hanover Marriott Limited Partnership
                            Statements of Operations
              For the Years Ended December 31, 1997, 1996 and 1995
                                 (in thousands)

                                                                                   1997            1996          1995
                                                                                  ------          ------        ------
REVENUES
   Hotel rental..........................................................         $3,950          $5,177        $4,377
   Hotel revenues .......................................................          2,785              --            --
   Other.................................................................            118             119           110
                                                                                  ------          ------        ------
                                                                                   6,853           5,296         4,487
                                                                                  ------          ------        ------
EXPENSES
   Depreciation and amortization.........................................          1,239           1,215         1,178
   Real estate taxes.....................................................            483             381           371
   Partnership administration............................................            269              76           186
   Base management fee to Marriott International, Inc. (see Note 6)......            252              --            --
   Insurance and other...................................................            131              --            --
   Incentive management fee to Marriott International, Inc. (see Note 6).             79              --            --
                                                                                  ------          ------        ------

                                                                                   2,453           1,672         1,735
                                                                                  ------          ------        ------
OPERATING PROFIT ........................................................          4,400           3,624         2,752
    Interest expense.....................................................         (3,934)         (2,811)       (3,036)
    Interest income......................................................            197             127            65
                                                                                  ------          ------        ------

NET INCOME (LOSS) BEFORE EXTRAORDINARY ITEM..............................            663             940          (219)

EXTRAORDINARY ITEM
   Gain on forgiveness of additional rental..............................          5,094              --            --
                                                                                  ------          ------        ------

NET INCOME (LOSS) .......................................................         $5,757          $  940        $ (219)
                                                                                  ======          ======        ======

ALLOCATION OF NET INCOME (LOSS)
   General Partner.......................................................         $  288          $   47        $  (11)
   Limited Partners......................................................          5,469             893          (208)
                                                                                  ------           -----         -----

                                                                                  $5,757          $  940        $ (219)
                                                                                  ======          ======        ======




                       See Notes to financial statements.

                                Hanover Supp-36

                      Hanover Marriott Limited Partnership
              Statements of Changes in Partners' Capital (Deficit) For the Years Ended December 31, 1997, 1996 and 1995
                                 (in thousands)

                                                                           General       Limited
                                                                           Partner      Partners        Total
                                                                         ---------    -----------    -----------
Balance, December 31, 1994...............................................$    (676)   $   (14,322)   $   (14,998)

   Net loss..............................................................      (11)          (208)          (219)
                                                                         ---------    -----------    -----------

Balance, December 31, 1995...............................................     (687)       (14,530)       (15,217)

   Net loss..............................................................       47            893            940
                                                                         ---------    -----------    -----------

Balance, December 31, 1996...............................................     (640)       (13,637)       (14,277)

   Net income............................................................      288          5,469          5,757
                                                                         ---------    -----------    -----------

Balance, December 31, 1997...............................................$    (352)   $    (8,168)   $    (8,520)
                                                                         =========    ===========    ===========









                       See Notes to financial statements.

                                Hanover Supp-37

                      Hanover Marriott Limited Partnership
                            Statements of Cash Flows
              For the Years Ended December 31, 1997, 1996 and 1995
                                 (in thousands)

                                                                            1997            1996            1995
                                                                         -----------    -----------     -----------
OPERATING ACTIVITIES
   Net income (loss).....................................................$     5,757    $       940     $      (219)
   Extraordinary item....................................................     (5,094)            --              --
                                                                              -------        ------          ------
   Net income (loss) before extraordinary item...........................        663            940            (219)
   Noncash items:
     Depreciation and amortization.......................................      1,239          1,215           1,178
     Interest on notes payable due to General Partner....................         --            329             346
     Amortization of deferred financing costs as interest................        272             75              35
     Loss on disposition of property and equipment.......................         43             --              98
   Changes in operating accounts:
     Due to Marriott International for Additional Rental.................         --             --             285
     Due from (to) Marriott Hotel Services, Inc..........................         50           (530)            434
     Deferred revenue....................................................       (118)          (119)            406
     Accounts payable and accrued expenses...............................         18              8              (2)
                                                                         -----------    -----------     -----------

       Cash provided by operating activities.............................      2,167          1,918           2,561
                                                                         -----------    -----------     -----------
INVESTING ACTIVITIES
   Additions to property and equipment, net..............................     (1,427)          (527)         (1,046)
   Change in property improvement fund...................................        369           (303)           (195)
                                                                         -----------    -----------     -----------

       Cash used in investing activities.................................     (1,058)          (830)         (1,241)
                                                                         -----------    -----------     -----------
FINANCING ACTIVITIES
   Repayment of mortgage debt............................................    (37,115)            --              --
   Proceeds from first mortgage loan.....................................     29,875             --              --
   Proceeds from subordinated loan from Host Marriott
     Corporation  .......................................................     10,000             --              --
   Repayment of subordinated loan from Host Marriott
     Corporation  .......................................................     (2,923)            --              --
   Repayment of notes payable and related interest due
     to General Partner..................................................     (1,050)            --              --
   Payment of  financing costs...........................................       (501)          (272)             --
                                                                         -----------    -----------     -----------

       Cash used in financing activities.................................     (1,714)          (272)             --
                                                                         -----------    -----------     -----------

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS.........................       (605)           816           1,320

CASH AND CASH EQUIVALENTS at beginning of year...........................      2,557          1,741             421
                                                                         -----------    -----------     -----------

CASH AND CASH EQUIVALENTS at end of year.................................$     1,952    $     2,557     $     1,741
                                                                         ===========    ===========     ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid for mortgage and other interest.............................$     4,727    $     2,418     $     2,666
                                                                         ===========    ===========     ===========

                       See Notes to financial statements.

                                Hanover Supp-38

                      Hanover Marriott Limited Partnership
                          Notes to Financial Statements
                           December 31, 1997 and 1996
                               (Income Tax Basis)


NOTE 1.  THE PARTNERSHIP

Description of the Partnership

Hanover Marriott Limited Partnership (the "Partnership") is a Delaware limited partnership formed on October 8, 1986 to acquire and own the 353-room Hanover Marriott Hotel and the land on which it is located (the "Hotel"). The sole general partner of the Partnership, with a 5% interest, is Marriott Hanover Hotel Corporation (the "General Partner"), a Delaware Corporation and a wholly-owned subsidiary of Host Marriott Corporation ("Host Marriott"), formerly Marriott Corporation. The Hotel, which opened on July 30, 1986, was leased by the Partnership to Marriott Hotel Services, Inc. ("MHS"), a wholly-owned subsidiary of Marriott International, Inc. ("Marriott International"), under a long-term operating lease (the "Operating Lease"). Effective August 18, 1997, the Operating Lease was converted to a long-term management agreement with MHS (the "Management Agreement") (see Note 6).

On November 24, 1986 (the "Closing Date"), 84 limited partnership interests (the "Units"), representing a 95% interest in the Partnership, were sold at $100,000 per Unit pursuant to a private placement. Each limited partner paid $15,560 at subscription with the balance due in four annual installments through March 15, 1990, or, as an alternative, $87,600 in cash at closing as full payment of the subscription price. The limited partners paid $2,063,460 in cash on the Closing Date. Seventy-three and one-half Units were purchased on the installment basis. The General Partner contributed $442,000 in cash for its 5% general partnership interest.

On April 2, 1997, Hanover Hotel Acquisition Corporation (the "Purchaser"), a wholly-owned subsidiary of Host Marriott, completed a tender offer for limited partnership Units in the Partnership. The Purchaser acquired 40 units for an aggregate consideration of $1.6 million or $40,000 per Unit. Combined with its prior ownership position, Host Marriott now indirectly owns through affiliates, over 50% of the Partnership. Additionally, in a Partnership vote held in conjunction with the tender offer, the limited partners approved all of the proposed amendments to the Amended and Restated Partnership Agreement that were conditions to the tender offer. The most significant amendments (i) revised the provisions limiting the voting rights of the General Partner and its affiliates to permit the General Partner and its affiliates (including the Purchaser) to have full voting rights with respect to all Units currently held by the General Partner or acquired by its affiliates except on matters where the General Partner or its affiliates have an actual economic interest other than as a limited partner or General Partner (an "Interested Transaction"), (ii) modified the voting provisions with respect to Interested Transactions to permit action to be taken, if approved, by limited partners holding a majority of the outstanding Units, with all Units held by the General Partner and its affiliates being voted in the same manner as a majority of the Units actually voted by limited partners other than the General Partner and its affiliates and (iii) eliminated limited partner consent requirements relating to sale transactions with third parties and vested the sole authority with respect to such transactions to the General Partner. As a result of the approval of the proposed amendments, the Amended and Restated Partnership Agreement was amended and restated effective April 3, 1997 (the "Second Amended and Restated Partnership Agreement").

Partnership Allocations and Distributions

Pursuant to the terms of the Second Amended and Restated Partnership Agreement, Partnership allocations and distributions are generally made as follows:

a. The Partnership generally allocates cash available for distribution (after a 10% priority return to the limited partners on their invested capital) and net profits as follows: (i) 5% to the General Partner and 95% to the limited partners until cumulative distributions of sale or refinancing proceeds ("Capital Receipts") equal to 50% of the partners' capital contributions have been distributed; (ii) next, 15% to the General

                                Hanover Supp-39

     Partner and 85% to the limited partners until cumulative distributions of Capital Receipts equal to the full amount of the partners' capital contributions have been distributed; and (iii) thereafter, 35% to the General Partner and 65% to the limited partners.

b. Net losses were allocated 100% to the limited partners in 1986. Thereafter, net losses are allocated 100% to the General Partner.

c. Capital Receipts (other than from the sale of substantially all of the Partnership assets) not retained by the Partnership will be distributed (i) first, 5% to the General Partner and 95% to the limited partners until the partners have received cumulative distributions of Capital Receipts equal to their capital contributions and (ii) thereafter, 35% to the General Partner and 65% to the limited partners.

Upon the sale of substantially all of the Partnership assets, gains and sales proceeds will be allocated and (to the extent available) distributed based on specific provisions of the partnership agreement in order to first provide the limited partners with an annual 12% cumulative return on their invested capital, to the extent not previously distributed.

For financial reporting purposes, profits and losses are allocated based on the Partner's stated ownership interest in the Partnership.


NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenues and Expenses

Hotel revenues since August 18, 1997 (see Note 1) represent house profit of the Partnership's Hotel since the Partnership has delegated substantially all of the operating decisions related to the generation of house profit of the Hotel to the Manager. House profit reflects Hotel operating results which flow to the Partnership as property owner and represents Hotel sales less property-level expenses, excluding depreciation and amortization, base and incentive management fees, real estate taxes, insurance and certain other costs, which are disclosed separately in the accompanying statement of operations.

On November 20, 1997, the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board reached a consensus on EITF 97-2, "Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements." EITF 97-2 addresses the circumstances in which a management entity may include the revenues and expenses of a managed entity in its financial statements.

The Partnership is assessing the impact of EITF 97-2 on its policy of excluding the property-level revenues and operating expenses of the Hotel from its statements of operations.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

         Building and improvements                     40 years
         Furniture and equipment                        7 years

                                Hanover Supp-40

All property and equipment is pledged as security for the mortgage debt described in Note 5.

The Partnership assesses impairment of the Hotel based on whether estimated undiscounted future cash flows from the Hotel will be less than its net book value. If the Hotel is impaired, its basis is adjusted to fair market value.

Deferred Financing Costs

Prior to 1997, deferred financing costs of $520,000 were incurred in connection with obtaining and extending the Mortgage Debt (see Note 5) which were fully amortized and written-off when the refinancing of such debt occurred in 1997. Amortization expense on these deferred financing costs for the years ended December 31, 1997 and 1996 totaled $247,000 and $75,000, respectively. In connection with the refinancing of the Mortgage Debt, the Partnership paid $481,000 of refinancing costs in 1997 and is amortizing the costs over the related terms of the debt (see Note 5). At December 31, 1997 and 1996, accumulated amortization was $25,000 and $293,000, respectively.

Income Taxes

Provision for Federal and state income taxes has not been made in the accompanying financial statements since the Partnership does not pay income taxes but rather allocates its profits and losses to the individual partners. Significant differences exist between the net income for financial reporting purposes and the net income as reported on the Partnership's tax return. These differences are due primarily to the use, for income tax purposes, of accelerated depreciation methods, shorter depreciable lives of the assets, and different treatments of additional rental. As a result of these differences, the excess of the net Partnership liabilities reported in the accompanying consolidated financial statements over the tax basis in the net Partnership liabilities was $18,557,000 and $18,314,000, respectively as of December 31, 1997 and 1996.

Cash and Cash Equivalents

The Partnership considers all highly liquid investments with a maturity of three months or less at date of purchase to be cash equivalents.

                                Hanover Supp-41

NOTE 3.  REVENUES

The following is a summary of Hotel Operating Profit, as defined in the Operating Lease, for the period January 1, 1997 to August 17, 1997 and the year ended December 31, 1996 (in thousands):

                                                                                1997           1996
                                                                             ----------     ----------
REVENUES
    Rooms.................................................................   $    8,031     $   11,710
    Food and beverage.....................................................        5,541          8,246
    Other.................................................................          464            767
                                                                             ----------     ----------
                                                                                 14,036         20,723
                                                                             ----------     ----------
DEPARTMENT DIRECT COSTS
    Rooms.................................................................        1,775          2,631
    Food and beverage.....................................................        3,733          5,964
    Other.................................................................          259            459
                                                                             ----------     ----------
                                                                                  5,767          9,054
                                                                             ----------     ----------

OTHER EXPENSES............................................................        4,480          6,678
                                                                             ----------     ----------

HOTEL OPERATING PROFIT....................................................   $    3,789     $    4,991
                                                                             ==========     ==========

Hotel revenues under the Management Agreement effective August 18, 1997 consist of Hotel operating results for the period August 18, 1997 to December 31, 1997 (in thousands):


HOTEL SALES
    Rooms................................................................................   $    4,796
    Food and beverage....................................................................        3,392
    Other................................................................................          226
                                                                                            ----------
                                                                                                 8,414
                                                                                            ----------
HOTEL EXPENSES
    Departmental direct costs
        Rooms............................................................................        1,130
        Food and beverage................................................................        2,534
    Other hotel operating expenses.......................................................        1,965
                                                                                            ----------
                                                                                                 5,629
                                                                                            ----------
HOTEL REVENUES...........................................................................   $    2,785
                                                                                            ==========

NOTE 4.  PROPERTY AND EQUIPMENT

Property and equipment consists of the following as of December 31 (in thousands):

                                                                    1997           1996
                                                                -----------     ----------
                  Land and improvements.......................  $     3,219     $    3,203
                  Building and improvements...................       32,386         32,433
                  Furniture and equipment.....................       10,770          9,879
                                                                -----------     ----------
                                                                     46,375         45,515
                  Accumulated depreciation....................      (16,391)       (15,665)
                                                                -----------     ----------

                                                                $    29,984     $   29,850
                                                                ===========     ==========

                                Hanover Supp-42

NOTE 5.  DEBT

The Partnership originally entered into a loan agreement on November 24, 1986 (the "Original Loan") with a bank that provided $36.5 million to finance the acquisition of the Hotel. On October 26, 1989, the Partnership refinanced the Original Loan with a $37 million nonrecourse first mortgage loan (the "Mortgage Debt") which matured on October 16, 1996. The Mortgage Debt bore interest at a floating rate from October 27, 1994, through October 28, 1996 equal to 70 basis points over either (i) the London Interbank Offer Rate ("LIBOR") or (ii) an adjusted certificate of deposit rate. On October 28, 1996, the Partnership's $37 million Mortgage Debt matured without replacement financing in place. However, the Partnership secured an extension of the Mortgage Debt until October 24, 1997 provided that the Partnership would make a $10 million principal paydown on the Mortgage Debt by April 30, 1997. During the extension period the debt bore interest at LIBOR plus 2.0 percentage points and required quarterly principal amortization equal to all excess cash flow as defined in the extension agreement.

On April 30, 1997, in connection with the tender offer for limited partnership units (see Note 1), Host Marriott funded a fully-amortizing $10 million subordinated loan to the Partnership (the "Subordinated Loan") that bears interest at a fixed rate of 14.5% over a 15-year term with required monthly payments. The Partnership used the proceeds of the Subordinated Loan to make the required principal payment under the mortgage loan extension agreement. If cash flow is insufficient to service the Subordinated Loan, the unpaid portion will be added to principal and interest will accrue.

On August 18, 1997, the Partnership refinanced its Mortgage Debt with a then outstanding balance of $25.9 million with new mortgage debt ("New Mortgage Debt") of $29.9 million. The New Mortgage Debt bears interest at a fixed rate of 8.58% over its seven year term with required principal amortization based on a 25-year schedule. Pursuant to the Subordinated Loan, any proceeds from the New Mortgage Debt in excess of $27 million were to be used to repay the Subordinated Loan. Therefore, on August 18, 1997, $2.9 million was repaid on the Subordinated Loan. Pursuant to the limited partnership agreement, the remaining proceeds and cash held at the Partnership for refinancing were used to pay refinancing costs (see Note 2) and to repay debt service guarantee advances made by the General Partner in prior years. For 1997 and 1996, the weighted-average interest rate on the Partnership's mortgage debt was 7.9% and 6.4%, respectively.

The New Mortgage Debt is secured by the Hotel and substantially all other assets of the Partnership, including furniture and equipment and the Partnership's rights under the assignment of the rents and leases. Host Marriott and the General Partner also provided additional security on the Original Loan and the Mortgage Debt in the form of debt service guarantees in the aggregate amount of $7,200,000 (the "Guarantees"). On October 27, 1994 Host Marriott and the General Partner were released from their obligations to advance funds. As of December 31, 1997 and 1996, $3,400,000 remains outstanding under the Guarantees. All advances made under the Guarantees accrue interest at one percent over the prime rate as announced by Bankers Trust Company. Pursuant to the limited partnership agreement, $1,382,000 of accrued interest was paid on the Guarantees from loan refinancing proceeds. Accrued interest payable on the Guarantees as of December 31, 1997 and 1996, totaled $714,000 and $1,775,000, respectively. The weighted-average interest rate on these advances was 9.3% for 1997 and 1996.

Prior to 1996, the General Partner advanced $127,000 to the Partnership as a working capital advance which accrues interest at one percent over the prime rate as announced by Bankers Trust Company. As of December 31, 1997 and 1996, $203,000 and $192,000, including accrued interest, was outstanding on the working capital advance, respectively, and is included in notes payable and related interest due to the General Partner in the accompanying financial statements.

In addition, the General Partner has provided a foreclosure guarantee to the lender of the New Mortgagee Debt in the amount of $10 million. Pursuant to the terms of the foreclosure guarantee, amounts would be payable only upon a foreclosure of the Hotel and only to the extent that the gross proceeds from a foreclosure sale are less than $10 million.

                                Hanover Supp-43

NOTE 6.  OPERATING LEASE AGREEMENT/MANAGEMENT AGREEMENT

The Partnership, through an assignment of a lease from Host Marriott on November 24, 1986, acquired all rights to a 25-year operating lease with five 10-year renewal options to lease the Hotel to MHS. Effective August 18, 1997, this agreement was converted to a long-term management agreement with MHS.

Operating Lease Agreement

Annual Rental during the term of the Operating Lease was equal to the greater of:

(i)    Minimum Rental of $100,000; or

(ii) Basic Rental equal to 80% of Operating Profit, as defined, reduced to 75% of Operating Profit after the Partnership has received $4,421,000 of cumulative Capital Receipts; or

(iii) Adjusted Rental equal to debt service on the mortgage debt plus Partnership administration costs (collectively referred to as "Debt Service") plus the greater of: (a) a preferred return equal to $840,000 or (b) 50% of the amount by which Operating Profit exceeds Debt Service. In no event will Adjusted Rental exceed Operating Profit.

The amount by which Adjusted Rental exceeded Basic Rental in any fiscal year was defined as Additional Rentals. Cumulative Additional Rentals were recoverable by MHS in any fiscal year when Basic Rental exceeded Adjusted Rentals, provided no loans from the General Partner or Host Marriott were then outstanding. Annual Rental was reduced by 50% of such excess to the extent cumulative Additional Rentals existed.

For financial reporting purposes, Additional Rental was not recognized as revenue but was deferred and recorded as a liability on the balance sheet. As a result of the conversion of the Operating Lease to a management agreement, the Manager forgave all Additional Rental. The Partnership recorded an extraordinary gain of $5.1 million related to this forgiveness.

For 1997 and 1996, Basic Rental of $3,031,000 and $3,993,000, respectively was remitted to the Partnership by MHS. In accordance with the Operating Lease, MHS was entitled to $758,000 and $998,000 of Operating Profit for the period from January 1, 1997 to August 17, 1997 and the year ended December 31, 1996, respectively. Prior to its forgiveness in 1997 (see below) this amount was recorded as a liability on the Partnership financial statements. In addition to the Annual Rental, MHS was required to pay real estate taxes and make annual contributions equal to 4% of sales net of interest to the property improvement fund on behalf of the Partnership. In accordance with the Operating Lease, annual contributions to the property improvement fund increased to 5% of sales net of interest at the beginning of 1997.

Management Agreement

Effective August 18, 1997, in conjunction with the refinancing of the Partnership's Mortgage Debt (see Note 5), the Operating Lease was converted to a long-term management agreement with MHS. The Management Agreement has an initial term expiring on December 31, 2011. Thereafter, the term is renewed automatically for each of five successive 10-year periods. Pursuant to the terms of the Management Agreement, the Manager receives a base management fee equal to 3% of gross revenues. The Partnership is entitled to the first $4,650,000 of operating profit generated by the Hotel each fiscal year ("Owner's Priority"). Owner's Priority is increased by 10% of any Additional Invested Capital, as defined in the Management Agreement. In addition to a base management fee, the Manager will be paid an incentive management fee of the next $400,000 from operating profit, as defined. Any cash remaining after the payment of the Owner's Priority and the incentive management fee will be allocated 75% to the Partnership and 25% to the Manager. The Partnership may terminate the Management Agreement if in any two of three consecutive fiscal years there is an operating loss. The Manager may, however, prevent termination by paying to the Partnership such amounts equal to the operating losses during such two fiscal years.

                                Hanover Supp-44

Pursuant to the terms of the Management Agreement, MHS is required to furnish the Hotel with certain services ("Chain Services") which are generally provided on a central or regional basis to all hotels in Marriott International's full service hotel system. Chain Services include central training, advertising and promotion, a national reservation system and such additional services, as needed, which may be more efficiently performed on a centralized basis. Costs and expenses incurred in providing such services are allocated among all domestic full service hotels managed, owned or leased by Marriott International or its subsidiaries. In addition, MHS is required to furnish the Hotel with certain other services ("Central Office Services") such as executive supervision, planning and policy making, corporate finance, in-house legal services, research and development, and technical and operational expertise. The Hotel also participates in Marriott International's Marriott's Reward Program ("MRP"). The cost of this program is charged to all hotels in Marriott International's full service hotel system based upon the MRP sales at each hotel. The total amount of Chain and Central Office Services and MRP costs charged to the Partnership under the Management Agreement was $186,000 for the period August 18, 1997 to December 31, 1997.

Additionally, in conjunction with the conversion from an operating lease to a management agreement, Marriott International agreed to waive all laws to Additional Rental that had accrued prior to the conversion. This forgiveness of deferred fees of $5.1 million was recorded as an extraordinary gain in the accompanying financial statements.

The Management Agreement provides for the establishment of a property improvement fund for the Hotel which provides for the replacement of furniture, fixtures and equipment. Pursuant to the Management Agreement, contributions to the property improvement fund are based on a percentage of gross hotel sales equal to 5%, net of interest income, however, MHS has the right to increase or decrease this percentage. Contributions to the property improvement fund for 1997 were $1.1 million.

Under the Management Agreement, the Manager received base and incentive management fees of $252,000 and $79,000, respectively, for the period August 18, 1997 through December 31, 1997.

NOTE 7.  OTHER OPERATING LEASE

On January 28, 1995, the Partnership entered into an agreement with Marriott Vacation Club International (MVCI), formerly known as Marriott Ownership Resorts, Inc., a wholly-owned subsidiary of Marriott International. Under the terms of the five year lease with MVCI expiring in January 2000, MVCI funded the renovation of a portion of the Hotel's lounge into a junior ballroom (for use by the Hotel) and a MVCI sales office. The total cost of the renovations was $516,000. The lease with MVCI stipulates that $200,000 of those costs will be treated as rent concessions. The Partnership will begin receiving rental payments of $18,123 in 1998, $55,600 in 1999 and $4,277 in 2000. In the event
MVCI chooses to exercise its right to terminate the lease agreement prior to the end of the five year term, any prepayment of rent by MVCI is non-refundable.

                                Hanover Supp-45

NOTE 8.  ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of financial instruments are shown below. The estimated fair values of financial instruments not included in this table are estimated to be equal to their carrying amounts (in thousands):

                                                        As of December 31, 1997        As of December 31, 1996
                                                       -------------------------      --------------------------
                                                                       Estimated                       Estimated
                                                       Carrying           Fair         Carrying           Fair
                                                        Amount           Value          Amount           Value
                                                       --------        ---------       --------        ---------
Mortgage debt                                          $ 29,760        $  29,760       $ 37,000        $  37,000
Subordinated loan                                         7,077            7,077             --               --
Notes payable and related interest
   due to General Partner                                 4,317            4,170          5,367            3,539
Additional Rental                                            --               --          6,099            2,031

The estimated fair value of the Mortgage Debt is based on the expected future debt service payments discounted at estimated market rates. Additional rental paid by the Hotel lessee was valued based on the expected future payments from operating cash flow discounted at a risk-adjusted rate. As further explained in
Note 6, upon the closing of the debt refinancing on August 18, 1997, MHS agreed to waive all claims to Additional Rental that had accrued prior to the conversion to a management agreement. Consequently, the estimated fair value of Additional Rental paid by the Hotel lessee is zero.

                                Hanover Supp-46

                      Hanover Marriott Limited Partnership
                       Condensed Statements of Operations
                                   (Unaudited)
                     (in thousands except per Unit amounts)


                                                                                                Twelve Weeks Ended
                                                                                            March 27,         March 28,
                                                                                              1998              1997
                                                                                         --------------    --------------
REVENUES
  Hotel rental........................................................................   $           --    $        1,432
  Hotel revenues......................................................................            1,285                --
  Other...............................................................................               27                27
                                                                                         --------------    --------------

                                                                                                  1,312             1,459
                                                                                         --------------    --------------

OPERATING COSTS AND EXPENSES
  Depreciation and amortization.......................................................              286               280
  Base management fees................................................................              130                --
  Real estate taxes...................................................................              118                91
  Partnership administration..........................................................               39                --
  Insurance and other.................................................................               28                --
                                                                                         --------------    --------------

                                                                                                    601               371
                                                                                         --------------    --------------

OPERATING PROFIT......................................................................              711             1,088
  Interest expense....................................................................             (950)             (818)
  Interest income.....................................................................               11                33
                                                                                         --------------    --------------

NET (LOSS) INCOME.....................................................................   $         (228)   $          303
                                                                                         ==============    ==============

ALLOCATION OF NET INCOME
  General Partner.....................................................................   $          (11)   $           15
  Limited Partners....................................................................             (217)              288
                                                                                         --------------    --------------

                                                                                         $         (228)   $          303
                                                                                         ==============    ==============

NET (LOSS) INCOME PER LIMITED PARTNER UNIT (84 Units).................................   $       (2,583)   $        3,429
                                                                                         ==============    ==============

                  See Notes to Condensed Financial Statements.

                                Hanover Supp-47

                      Hanover Marriott Limited Partnership
                            Condensed Balanced Sheets
                                 (in thousands)


                                                                                            March 27,        December 31,
                                                                                               1998              1997
                                                                                          --------------    ---------------
                                                                                            (Unaudited)
ASSETS

  Property and equipment, net..........................................................   $       31,344    $        29,984
  Due from Marriott International, Inc. ...............................................              365                204
  Other assets.........................................................................              440                456
  Restricted cash......................................................................              404                287
  Cash and cash equivalents............................................................              369              1,952
                                                                                          --------------    ---------------

                                                                                          $       32,922    $        32,883
                                                                                          ==============    ===============

LIABILITIES AND PARTNERS'  DEFICIT

LIABILITIES
   Mortgage debt.......................................................................   $       29,701    $        29,760
   Subordinated loan from Host Marriott Corporation....................................            7,053              7,077
   Notes payable and related interest due to the General Partner.......................            4,396                169
   Deferred revenue....................................................................              142              4,317
   Accounts payable and accrued expenses...............................................              378                 80
                                                                                          --------------    ---------------

     Total Liabilities.................................................................           41,670             41,403
                                                                                          --------------    ---------------

PARTNERS' DEFICIT
   General Partner.....................................................................             (363)              (352)
   Limited Partners....................................................................           (8,385)            (8,168)
                                                                                          --------------    ---------------

     Total Partners' Deficit...........................................................           (8,748)            (8,520)
                                                                                          --------------    ---------------

                                                                                          $       32,922    $        32,883
                                                                                          ==============    ===============

                  See Notes to Condensed Financial Statements.

                                Hanover Supp-48

                      Hanover Marriott Limited Partnership
                       Condensed Statements of Cash Flows
                                   (Unaudited)
                                 (in thousands)



                                                                                                Twelve Weeks Ended
                                                                                            March 27,         March 28,
                                                                                              1998              1997
                                                                                         --------------    ---------------
OPERATING ACTIVITIES
   Net (loss) income..................................................................   $         (228)   $          303
   Noncash items......................................................................              354               398
   Changes in operating accounts......................................................              137              (140)
                                                                                         --------------    ---------------

     Cash provided by operating activities............................................              263               561
                                                                                         --------------    --------------

INVESTING ACTIVITIES
   Additions to property and equipment, net...........................................           (1,646)              (37)
   Change in property improvement funds...............................................             (117)             (222)
                                                                                         --------------    --------------

     Cash used in investing activities................................................           (1,763)             (259)
                                                                                         --------------    --------------

FINANCING ACTIVITIES
   Principal repayments on debt.......................................................              (83)             (114)
                                                                                         --------------    --------------

 (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS.....................................           (1,583)              188

CASH AND CASH EQUIVALENTS at beginning of period......................................            1,952             2,557
                                                                                         --------------    --------------

CASH AND CASH EQUIVALENTS at end of period............................................   $          369    $        2,745
                                                                                         ==============    ==============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid for mortgage and other interest..........................................   $          596    $          672
                                                                                         ==============    ==============

                  See Notes to Condensed Financial Statements.

                                Hanover Supp-49

                      Hanover Marriott Limited Partnership
                     Notes to Condensed Financial Statements
                                   (Unaudited)



1. The accompanying condensed financial statements have been prepared by Hanover Marriott Limited Partnership (the "Partnership") without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted from the accompanying statements. The Partnership believes the disclosures made are adequate to make the information presented not misleading. However, the condensed financial statements should be read in conjunction with the Partnership's financial statements and notes thereto for the fiscal year ended December 31, 1997.

     In the opinion of the Partnership's management, the accompanying unaudited condensed consolidated financial statements reflect all adjustment (which include only normal recurring adjustments) necessary to present fairly the financial position of the Partnership as of March 27, 1998 and December 31, 1997, and the results of operations for the twelve weeks ended March 27, 1998 and March 28, 1997. Interim results are not necessarily indicative of fiscal year performance because of seasonal and short-term variations.

     For financial reporting purposes, net income of the Partnership is allocated 95% to the Limited Partners and 5% to Marriott Hanover Hotel Corporation (the "General Partner"). Significant differences exist between the net income for financial reporting purposes and the net income for Federal income tax purposes. These differences are due primarily to the use, for income tax purposes, of accelerated depreciation methods, shorter depreciable lives, no estimated salvage values for the assets and differences in the timing of the recognition of rental income.

2. On August 18, 1997, the Partnership completed a refinancing of its Mortgage Debt. In connection with the refinancing, the Partnership converted the Operating Lease with MHS to the Management Agreement (the Conversion). Prior to the Conversion, the Partnership recorded revenue based on the rental income to be received from MHS.

     Annual rental during the term of the Operating Lease was equal to the greater of: (i) Minimum Rental of $100,000; or (ii) Basic Rental equal to 80% of Operating Profit, as defined, reduced to 75% of Operating Profit after the Partnership received $4,421,000 of cumulative Capital Receipts, as defined; or (iii) Adjusted Rental equal to debt service on the mortgage debt plus Partnership administration costs (collectively referred to as "Debt Service") plus the greater of: (a) a preferred return equal to $840,000 or (b) 50% of the amount by which Operating Profit exceeded Debt Service. In no event was Adjusted Rental to exceed Operating Profit.

     The amount by which Adjusted Rental exceeded Basic Rental in any fiscal year was defined as Additional Rentals. Cumulative Additional Rentals were recoverable by MHS in any fiscal year when Basic Rental exceeded Adjusted Rentals, provided no loans from the General Partner or Host Marriott were then outstanding. Annual Rental was reduced by 50% of such excess to the extent cumulative Additional Rentals existed. In addition to the Annual Rental, MHS was required to pay real estate taxes.

     Subsequent to the Conversion, the Partnership records revenue based on house profit generated by the Hotel. House profit reflects Hotel operating results, and represents gross hotel sales less property-level expenses, excluding depreciation and amortization, base and incentive management fees, real estate taxes, insurance and certain other costs, which are disclosed separately in the statement of operations. Revenues are recorded based on house profit of the Hotel because the Partnership has delegated substantially all of the operating decisions related to the generation of house profit from the Hotel to MHS.

                                Hanover Supp-50

     The following is a summary of Hotel revenues, as defined in the Management Agreement, for the twelve weeks ended March 27, 1998 and March 28, 1997 (in thousands):

                                                                                    1998                        1997
                                                                                ------------                ------------
     HOTEL SALES
        Rooms................................................................   $      2,801                $      2,999
        Food and beverage....................................................          1,398                       2,000
        Other................................................................            139                         175
                                                                                ------------                ------------
                                                                                       4,338                       5,174
                                                                                ------------                ------------

     HOTEL EXPENSES
        Departmental direct costs
          Rooms..............................................................            654                         633
          Food and beverage..................................................          1,204                       1,379
        Other hotel operating expenses.......................................          1,195                       1,268
                                                                                ------------                ------------
                                                                                       3,053                       3,280
                                                                                ------------                ------------

     HOTEL REVENUES..........................................................   $      1,285                $      1,894
                                                                                ============                ============

3. On April 17, 1998, Host Marriott Corporation ("Host Marriott"), the General Partner of the Partnership, announced that its Board of Directors has authorized the company to reorganize its business operations to qualify as a real estate investment trust ("REIT") to become effective as of January 1, 1999. As part of the REIT conversion, Host Marriott expects to form a new operating partnership (the "Operating Partnership") and limited partners in certain Host Marriott full-service hotel partnerships and joint ventures, including the Partnership, are expected to be given an opportunity to receive, on a tax-deferred basis, Operating Partnership units in the new Operating Partnership in exchange for their current partnership interest.

                                Hanover Supp-51

                               HOST MARRIOTT, L.P.

                    Supplement Dated __________ __, 1998 for
     Prospectus/Consent Solicitation Statement Dated _________ __, 1998 for
                   Marriott Diversified American Hotels, L.P.

         On the terms described in the Prospectus/Consent Solicitation Statement (the "Consent Solicitation"), dated ______ __, 1998, of which this Supplement (the "Supplement") is a part, Host Marriott Corporation, a Delaware corporation ("Host"), has adopted a plan to reorganize its business operations so that it will qualify as a real estate investment trust ("REIT"). As part of this reorganization (the "REIT Conversion"), Host and its consolidated subsidiaries will contribute their full-service hotel properties and certain other businesses and assets to Host Marriott, L.P., a newly formed Delaware limited partnership (the "Operating Partnership"), in exchange for units of limited partnership interest in the Operating Partnership ("OP Units") and the assumption of certain liabilities. The sole general partner of the Operating Partnership will be Host Marriott Trust, the entity resulting from the conversion of Host from a Delaware corporation to a Maryland REIT ("Host REIT"). The Operating Partnership and Host REIT will operate together as an umbrella partnership REIT. Host REIT expects to qualify as a REIT beginning with its first full taxable year after the closing of the REIT Conversion, which Host REIT currently expects to be the year beginning January 1, 1999.

         Following the REIT Conversion and the Blackstone Acquisition (defined below), the Operating Partnership and its subsidiaries initially will own outright, or have controlling interests in, approximately 120 full-service hotels operating primarily under the Marriott, Ritz-Carlton, Four Seasons, Swissotel and Hyatt brand names (the "Hotels"). Concurrently with the REIT Conversion, the Operating Partnership will acquire ownership of, or controlling interests in, 12 hotels and a mortgage loan secured by a thirteenth hotel controlled by The Blackstone Group and a series of funds controlled by Blackstone Real Estate Partners (collectively, the "Blackstone Entities") in exchange for OP Units, the assumption of liabilities and other consideration (the "Blackstone Acquisition"). The Operating Partnership will be one of the largest owners of full-service hotels in the United States.

         As part of the REIT Conversion, the Operating Partnership is proposing to acquire by merger (the "Mergers") Marriott Diversified American Hotels, L.P., a Delaware limited partnership ("MDAH" or the "Partnership"), and up to seven other limited partnerships (the "Partnerships") that own full-service hotels in which Host or its subsidiaries are general partners. As more fully described in the Consent Solicitation, limited partners of those Partnerships who participate in the Mergers will receive either OP Units or, at their election, unsecured ___% Notes due December 15, 2005 issued by the Operating Partnership ("Notes"), in exchange for their partnership interests in such Partnerships (with respect to the Partnerships, those limited partners of the Partnerships who are unaffiliated with Host are referred to herein as the "Limited Partners, and with respect to MDAH, the "MDAH Limited Partners").

         The number of OP Units to be allocated to MDAH will be based upon (i) MDAH's Exchange Value (as defined herein) and (ii) the deemed value of an OP Unit at the time of the Merger, determined as described herein. See "Determination of Exchange Values and Allocation of OP Units." The principal amount of Notes that MDAH Limited Partners may elect to receive in exchange for the OP Units received in the Merger will be based upon MDAH's Note Election Amount (as defined herein). See "Description of the Notes." The estimated Exchange Value set forth herein may increase or decrease as a result of various adjustments, and will be finally calculated shortly before the Closing Date. Pursuant to the Merger, MDAH Limited Partners will receive OP Units with a deemed value of $109,216 per Partnership Unit (as defined herein) or, if an MDAH Limited Partner elects, a Note in a principal amount of $98,343 per Partnership Unit.

         In connection with the REIT Conversion, each outstanding share of Host common stock will be converted into one common share of beneficial interest, par value $.01 per share (a "Common Share"), of Host REIT. Following the closing of the REIT Conversion, the Common Shares will be listed on the New York Stock Exchange. Beginning one year after the Mergers, Limited Partners will have the right to redeem their OP Units at any time and receive, at the election of Host REIT, either Common Shares on a one-for-one basis (subject to adjustment) or cash in an amount equal to the market value of such shares (the "Unit Redemption Right").

         Because REITs are not permitted under current federal income tax law to derive revenues directly from the operation of hotels, the Operating Partnership will lease the Hotels to lessees (the "Lessees") that will operate the Hotels under the existing management agreements and pay rent to the Operating Partnership, as more fully described herein. The Lessees generally will be indirect controlled subsidiaries of HMC Senior Communities, Inc., which currently is a wholly owned subsidiary of Host ("SLC"), but which will become a separate public company as part of the REIT Conversion when Host distributes the common stock of SLC to its existing shareholders and the Blackstone Entities. Shares of Host REIT and SLC will become separately traded securities and the companies will operate independently. Initially, there may be a partial overlap between the boards of Host REIT and SLC but this will be phased out over time.

                                 MDAH Supp - 1

There also will be a substantial overlap of shareholders of the two companies initially, but this likely will diverge over time.

         MDAH One Corporation (the "General Partner"), the general partner of MDAH, believes that the terms of the Merger provide substantial benefits and are fair to the MDAH Limited Partners and recommends that all MDAH Limited Partners vote FOR the Merger.

         The effects of the Mergers may be different for Limited Partners of the various Partnerships. This Supplement has been prepared to highlight for MDAH Limited Partners the specific risks, benefits, effects and fairness of the Merger to them and to provide other information specific to MDAH. Supplements have also been prepared for each of the other Partnerships. This Supplement, together with the supplements of the other Partnerships (collectively, the "Supplements"), are part of the Consent Solicitation. Upon receipt of a written request by a Limited Partner or his representative so designated in writing, the General Partner will send a copy of any Supplement without charge. All requests for a copy of a Supplement should be directed to: Investor Relations, 10400 Fernwood Road, Bethesda, Maryland 20817, telephone number 301-380-2070 (between the hours of 9:00 a.m. and 4:00 p.m., eastern time).

         All cross-references refer to the Consent Solicitation unless stated otherwise. Capitalized terms not defined herein shall have the meaning set forth in the Consent Solicitation. The information contained herein, unless otherwise indicated, assumes the REIT Conversion occurs with all Partnerships participating and no Notes being issued (the "Full Participation Scenario").

Risk Factors

         In deciding whether to approve the Merger, MDAH Limited Partners should consider certain risks and other factors. The General Partner believes that MDAH Limited Partners should particularly consider the following, which should be read in conjunction with the information in the Consent Solicitation under "Risk Factors" and "Federal Income Tax Considerations:"

         . Substantial Benefits to Related Parties. The Mergers will facilitate consummation and enable Host to reap the full benefits of the REIT Conversion and will result in an increase in Host REIT's Funds From Operations per Common Share on a pro forma basis. By converting to a REIT, Host expects to benefit from the advantages enjoyed by REITs in raising capital and acquiring additional assets, participating in a larger group of comparable companies and increasing its potential base of shareholders. Also, Host will realize significant savings through the substantial reduction of its future corporate-level income taxes. To the extent that such anticipated benefits initially are reflected in the value of Host's common stock before the Closing Date, they will not be shared initially with the Limited Partners. Host might be required to transfer its interests in certain Partnerships that do not participate in a Merger, if any, to a Non-Controlled Subsidiary, in which case Host's share of such Partnerships' earnings would continue to be subject to corporate-level income tax.

         . Absence of Arm's Length Negotiations. No independent representative was retained to negotiate on behalf of the MDAH Limited Partners or the other Limited Partners. Although the General Partner has obtained the Appraisals and the Fairness Opinion from AAA, AAA has not negotiated with the General Partner or Host and has not participated in establishing the terms of the Mergers. Consequently, the terms and conditions of the Mergers may have been more favorable to the MDAH Limited Partners or the other Limited Partners if such terms and conditions were the result of arm's length negotiations.

                                 MDAH Supp - 2

         . Other Conflicts of Interest. The Mergers, the REIT Conversion and the recommendations of the General Partner involves the following conflicts of interest because of the relationships among Host, the Operating Partnership, the General Partner and SLC: (i) the General Partners, which are all subsidiaries of Host (except for PHLP, of which Host is the General Partner), must assess whether the terms of the Mergers are fair and equitable to the Limited Partners of its Partnership without regard to whether the Mergers and the REIT Conversion may benefit Host, (ii) the terms of the Leases of the Hotels, including the Participating Partnerships' Hotels, will be determined by Host, which will distribute the common stock of SLC, the parent of the Lessees, to its shareholders after such terms have been set, and (iii) the terms of the Partnership Agreement, including provisions which benefit Host REIT, have been determined by Host. Such conflicts may result in decisions that do not fully reflect the interests of all Limited Partners, including the MDAH Limited Partners.

         . Valuation of SLC. The value of the SLC common stock distributed to Host's shareholders and the Blackstone Entities will be one factor used in determining the value of an OP Unit. Although Host's Board of Directors will determine the value of the SLC common stock in good faith in reliance in part upon the opinion of an independent financial advisor, conflicts of interest still exist. If the SLC common stock distributed to Host's shareholders is undervalued by Host's Board of Directors, the deemed value of an OP Unit for purposes of the Mergers may be higher than the level at which the Host REIT Common Shares will trade following the REIT Conversion and the MDAH Limited Partners could receive less than the full Exchange Value of their Partnership Interests and Host REIT could receive an overall higher percentage of the ownership of the Operating Partnership.

         . Determination of Exchange Value. The deemed value of OP Units that each MDAH Limited Partner will receive (if such MDAH Limited Partner elects to retain OP Units rather than receive a Note) will equal the Exchange Value of such MDAH Limited Partner's Partnership Interest. The Exchange Value of MDAH will be its Adjusted Appraised Value, which is the greatest of its Adjusted Appraised Value, Continuation Value and Liquidation Value, each of which is determined according to a different method of valuation and involves numerous estimates and assumptions. There is no assurance that the Exchange Value of MDAH will equal the fair market value of the Hotels and other assets contributed by MDAH. Host REIT, on the other hand, will receive a number of OP Units equal to the number of shares of Host common stock outstanding on the Closing Date (and, if Host has outstanding shares of preferred stock at the time of the REIT Conversion, a corresponding number of preferred partnership interests in the Operating Partnership), which should fairly represent the market value of Host REIT but may not be equal to the fair market or net asset value of the Hotels and other assets that Host will contribute to the Operating Partnership. See "Determination of Exchange Values and Allocation of OP Units."

         . Valuation of OP Units. The value of an OP Unit, for purposes of the Mergers and the REIT Conversion, will be deemed to be equal to the value of a share of Host common stock immediately prior to the REIT Conversion minus the amount of cash and the estimated value of the SLC common stock or other property to be distributed with respect to each share of Host common stock in connection with the REIT Conversion. There is no assurance that, following the REIT Conversion, the value of the publicly traded Common Shares (and therefore the value of the OP Units) will in fact equal or exceed the deemed value of the OP Units used for purposes of the Mergers. These factors could result in the MDAH Limited Partners receiving OP Units with an actual value that is less than either the deemed value of the OP Units for purposes of the Mergers or the fair market value of their Partnership Interests.

         . Determination of the Value of the Notes. At the same time that he votes on the Merger, each MDAH Limited Partner also may elect to receive at the time of the Merger, in exchange for OP Units, an unsecured, seven-year Note with a principal amount equal to the Note Election Amount of his Partnership Interest, which is based upon numerous assumptions and estimates. The deemed value of the OP Units to be received by the MDAH Limited Partners will exceed the principal amount of the corresponding Notes (because the Exchange Value is higher than the Note Election Amount), and there is no assurance that the Note an MDAH Limited Partner receives will have a value equal to the fair market value of the MDAH Limited Partner's share of the Hotels and other assets owned by MDAH. There will be no public market for the Notes. If the Notes are sold, they

                                 MDAH Supp - 3
              may sell at prices substantially below their issuance price. Noteholders are likely to receive the full principal amount of a Note only if they hold the Note to maturity, which is December 15, 2005, or if the Operating Partnership repays the Notes prior to maturity. Because the Notes are unsecured obligations of the Operating Partnership, they will be effectively subordinated to all secured debt of the Operating Partnership and all obligations of both the Participating Partnerships and the Operating Partnership's other subsidiaries. See "Description of the Notes." As of March 27, 1998, on a pro forma basis assuming the Full Participation Scenario, the Operating Partnership would have had aggregate consolidated debt of approximately $4.6 billion to which the Notes were effectively subordinated or which ranked equally with such Notes.

         . Fundamental Change in Nature of Investment; Potential Underperformance. The Mergers and the REIT Conversion involve a fundamental change in the nature of an MDAH Limited Partner's investment from holding an interest in MDAH, which has a fixed portfolio of six Hotels and distributes the cash flow from the operation of such Hotels to the MDAH Limited Partners, to holding an interest in an operating real estate company with a portfolio of approximately 120 Hotels that collects and distributes to its limited partners rents received from the Lessees (which will bear the risks and receive the direct benefits of the Hotels' operations), has the ability to acquire additional hotels, is able to reinvest proceeds from sales or refinancings of existing Hotels in other hotels and has a publicly traded general partner. In addition, each MDAH Limited Partner's investment will change from one that allows a MDAH Limited Partner to receive a return of capital in the form of distributions from any net proceeds of a sale or refinancing of MDAH's assets to an investment in which an MDAH Limited Partner likely would realize a return of capital only through the exercise of the Unit Redemption Right. Although it is expected that the MDAH Limited Partners will receive added benefits from an investment in the Operating Partnership, an MDAH Limited Partner's share of the liquidation proceeds, if any, from the sale of an MDAH Hotel or Hotels could be higher than the amount realized upon exercise of the Unit Redemption Right (or payments on any Note received by an MDAH Limited Partner who elects to receive such Note). An investment in the Operating Partnership may not outperform an investment in MDAH. See "Comparison of Ownership of Partnership Interests, OP Units and Common Shares-- Nature of Investment."

         . Exposure to Risks from Other Hotels. As a result of the Mergers, MDAH Limited Partners who elect to receive OP Units will own interests in a much larger partnership with a broader range of assets than MDAH individually. A material adverse change affecting the Operating Partnership's assets will affect all Limited Partners regardless of whether a particular Limited Partner previously was an investor in such affected assets. MDAH owns discrete assets, and the Mergers and the REIT Conversion will significantly diversify the types and geographic locations of the Hotels in which the MDAH Limited Partners will have interests. As a result, the Hotels owned by the Operating Partnership may be affected differently by economic and market conditions than those Hotels previously owned by MDAH.

         . MDAH Limited Partners Have No Cash Appraisal Rights. MDAH Limited Partners who vote against the Merger will not have a right to receive cash based upon an appraisal of their Partnership Interests.

         . Uncertainties as to the Size and Leverage of the Operating Partnership. Host is an existing operating company that regularly issues and repays debt, acquires additional hotels and disposes of existing hotels. Also, some or all of the Partnerships may elect not to participate in a Merger. In that case, Host may contribute its interests in such Partnerships to a Non-Controlled Subsidiary, which is subject to corporate-level income taxation, rather than the Operating Partnership. In addition, outside partners in certain Private Partnerships may not consent to a lease of their partnership's Hotel(s). Host also may repurchase outstanding securities or issue new debt or equity securities prior to the consummation of the Mergers and the REIT Conversion. For these reasons, the MDAH Limited Partners cannot know at the time they vote on a Merger the exact size and amount of leverage of the Operating Partnership.

         . Other Uncertainties at the Time of Voting. There are several other uncertainties at the time the MDAH Limited Partners must vote on the Mergers, including (i) the exact Exchange Value for MDAH (which will be adjusted for changes in lender and capital expenditure reserves,

                                 MDAH Supp - 4
              indebtedness, deferred maintenance and other items prior to the Closing Date), (ii) the deemed value of the OP Units for purposes of the Mergers which, together with the Exchange Value, will determine the number of OP Units the MDAH Limited Partners will receive and (iii) the exact principal amount of the Notes that may be received in exchange for OP Units. For these reasons, the MDAH Limited Partners cannot know at the time they vote on the Merger these important aspects of the Merger.

         . Lack of Control over Hotel Operations. Due to current federal income tax law restrictions on a REIT's ability to derive revenues directly from the operation of a hotel, the Operating Partnership will lease virtually all of its consolidated Hotels to the Lessees, which will operate the Hotels by continuing to retain the Managers pursuant to the Management Agreements. The Operating Partnership will not operate the Hotels or participate in the decisions affecting the daily operations of the Hotels. Although the Operating Partnership's subsidiaries will have certain rights as lessors under the Leases (including control over decisions relating to capital expenditures) and will remain obligated under the Management Agreements, the Operating Partnership will have only a limited ability to require the Lessees or the Managers to operate or manage the Hotels in any particular manner or to govern any particular aspect of their day-to-day operation or management. Therefore, the Operating Partnership will be dependent for its revenue upon the ability of the Lessees and the Managers to operate and manage the Hotels.

         . Expiration of Leases. The Leases will expire seven to ten years after the Closing Date, and there can be no assurance that such Leases will be renewed (or if renewed, will be renewed on terms as favorable to the Operating Partnership). If the Leases are not renewed, the Operating Partnership will be required to find other lessees, which lessees must meet certain requirements set forth in the Management Agreements. There can be no assurance that satisfactory lessees could be found or as to the terms and conditions on which the Operating Partnership would be able to renew the Leases or enter into new leases with such lessees.

         . Requisite Vote of MDAH Limited Partners Binds All MDAH Limited Partners. For MDAH, approval of a Merger is by a majority of the Partnership Interests of MDAH that are eligible to be voted, as described in "Voting Procedures -- Required Vote and Other Conditions." Such approval will cause MDAH to participate in the Merger and will bind all MDAH Limited Partners, including MDAH Limited Partners who voted against or abstained from voting with respect to the Merger.

         . Risks of Lodging Industry. The profitability of the Hotels is subject to general economic conditions, the management abilities of the Managers (primarily Marriott International), competition, the desirability of particular locations and other factors relating to the operation of the Hotels. The full-service segment of the lodging industry, in which virtually all of the Hotels operate, is highly competitive, and the Hotels generally operate in geographical markets that contain numerous competitors. The Hotels' success will be dependent, in large part, upon their ability to compete in such areas as access, location, quality of accommodations, room rate structure, the quality and scope of food and beverage facilities and other services and amenities. The lodging industry, including the Hotels (and thus the Operating Partnership), may be adversely affected in the future by (i) national and regional economic conditions, (ii) changes in travel patterns, (iii) taxes and government regulations which influence or determine wages, prices, interest rates, construction procedures and costs, (iv) the availability of credit and (v) other factors beyond the control of the Operating Partnership.

         . Risks of Leverage. The Operating Partnership will have substantial indebtedness. As of March 27, 1998, on a pro forma basis assuming the Full Participation Scenario, the Operating Partnership would have had outstanding indebtedness totaling $4.6 billion, which represents a 44% debt-to-total market capitalization ratio on a pro forma basis at such date (based upon a price per Common Share of Host REIT of $20.00). The Operating Partnership's business is capital intensive, and it will have significant capital requirements in the future. The Operating Partnership's leverage level could affect its ability to (i) obtain financing in the future, (ii) undertake refinancings on terms and subject to conditions deemed acceptable by the Operating Partnership, (iii) make distributions to partners, (iv) pursue its acquisition strategy or (v) compete effectively or operate successfully under adverse economic conditions.

                                 MDAH Supp - 5

         . No Limitation on Debt. There are no limitations in Host REIT's or the Operating Partnership's organizational documents which limit the amount of indebtedness either may incur, although both the Notes and the Operating Partnership's other debt instruments will contain certain restrictions on the amount of indebtedness that the Operating Partnership may incur.

         . Rental Revenues from Hotels Subject to Rights of Lenders. In accordance with the mortgage loan agreements with respect to outstanding indebtedness of certain Hotel Partnerships, the rental revenues received by such Hotel Partnerships under certain Leases first will be used to satisfy the debt service on such outstanding indebtedness and any cash flow remaining thereafter will be available to satisfy other obligations of the Hotel Partnership (including paying property taxes and insurance, funding the required FF&E reserves for the Hotels and capital improvements) and to make distributions to partners, including Host REIT.

         . Ownership Limitations. No person may own, actually or constructively (as determined under the applicable Code provisions), (i) in excess of 9.8% of the number or value of outstanding Common Shares of Host REIT or (ii) in excess of 4.9% of the OP Units (other than Host REIT and The Blackstone Group), subject to waiver or modification by Host REIT or the Operating Partnership, as the case may be, in certain limited circumstances.

         . Timing of REIT Conversion. If the REIT Conversion does not occur in time for Host REIT to elect REIT status effective January 1, 1999, the effectiveness of Host REIT's election could be delayed to January 1, 2000, which would result in Host REIT continuing to pay corporate-level income taxes in 1999 and could cause the Blackstone Acquisition not to be consummated.

         . Effect of Subsequent Events upon Recognition of Gain. Even though the MDAH Limited Partners (other than those who elect to receive a Note in exchange for OP Units) generally are not expected to recognize significant taxable gain at the time of the Mergers, there are a variety of events and transactions (including the sale of one or more of the Hotels currently owned by MDAH or the reduction of indebtedness securing one or more of the Hotels) that could cause an MDAH Limited Partner to recognize all or a part of the gain that otherwise has been deferred through the REIT Conversion. See "Federal Income Tax Considerations -- Tax Treatment of MDAH Limited Partners Who Hold OP Units Following the Merger." Certain Hotels (including the Blackstone Hotels and the Hotel owned by Atlanta Marquis) will be covered by agreements with third parties which will restrict the Operating Partnership's ability to dispose of those properties or refinance their debt. As for the remaining initial properties (including the Hotels owned by MDAH), the partnership agreement of the Operating Partnership, which is substantially in the form attached hereto as Appendix A (the "Partnership Agreement"), does not impose any restrictions on the Operating Partnership's ability to dispose of the Hotels or to refinance debt secured by the Hotels (but the Operating Partnership is obligated to pay any taxes Host REIT incurs as a result of such transactions). In addition, the Partnership Agreement expressly provides that Host REIT, as general partner of the Operating Partnership, is not required to take into account the tax consequences of the limited partners in deciding whether to cause the Operating Partnership to undertake specific transactions and the limited partners have no right to approve or disapprove such transactions. See "Description of OP Units -- Sales of Assets."

         . Adverse Tax Consequences of the General Partner of a Sale of the Hotel. MDAH has disproportionately allocated tax losses to the General Partner in past years with the result that if the MDAH Hotels were to be sold in a taxable transaction, the General Partner (and thus Host) would incur a disproportionately larger tax gain than the MDAH Limited Partners. Accordingly, the General Partner and Host have an additional conflict of interest in deciding the appropriate course of action for MDAH with respect to its Hotels.

         . Election to Receive Notes. An MDAH Limited Partner who elects to receive a Note in connection with the Merger in exchange for his OP Units will be treated as having made a taxable disposition of his Partnership Interest. The MDAH Limited Partner may be eligible to defer at least a portion, but not all, of that gain under the "installment sale" rules. A Limited Partner with a "negative capital account" with respect to his Partnership Interest who elects to receive a Note will recognize "phantom income" in that amount at the time of the Merger in any event. See "Federal Income Tax Considerations -- Tax Treatment of MDAH Limited Partners Who Exercise Their Right to Make the Note Election."

                                 MDAH Supp - 6

         . Failure of Host REIT to Qualify as a REIT for Tax Purposes. Taxation of Host REIT as a corporation if it fails to qualify as a REIT, and Host REIT's subsequent liability for federal, state and local taxes on its income and property, would, among other things, have the effect of reducing cash available for distribution to Host REIT's shareholders and materially reducing the value of the Common Shares and OP Units.

         . Failure of the Operating Partnership to Qualify as a Partnership for Tax Purposes. Taxation of the Operating Partnership as a corporation if it fails to qualify as a partnership and the Operating Partnership's subsequent liability for federal, state and local income taxes, would, among other things, have the effect of reducing cash available for distribution to holders of OP Units, would cause Host REIT to fail to qualify as a REIT for tax purposes and would cause the holders of OP Units to recognize substantial taxable gain at the time the Operating Partnership ceases to qualify as a partnership.

         . Change in Tax Laws. No assurance can be provided that new legislation, Treasury Regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to Host REIT's qualification as a REIT or the federal income tax consequences of such qualification.


Expected Benefits of the REIT Conversion

         The General Partner believes that participating in the REIT Conversion would likely be beneficial to the MDAH Limited Partners for the reasons set forth below. This information is qualified by and should be read in conjunction with the information in the Consent Solicitation under "Background and Reasons for the Mergers and the REIT Conversion -- Expected Benefits of the Mergers." These benefits, which should be viewed as alternatives to continuing the business and operations of MDAH, are expected to include:

         . Value of OP Units to be Received in the Merger. MDAH Limited Partners who elect to receive OP Units in the Merger will receive OP Units with a deemed value of $109,216 per Partnership Unit.

         . Enhanced Liquidity of Investment. The REIT Conversion will offer MDAH Limited Partners significantly enhanced liquidity with respect to their investments in MDAH because, after the expiration of the Initial Holding Period, MDAH Limited Partners will be able to exercise their Unit Redemption Right at any time, subject to certain limited exceptions. Host has approximately 204 million shares of common stock outstanding, and the closing price of on the NYSE on May 28, 1998 was $19.4375 per share (reflecting a total common equity market capitalization of approximately $4 billion). The exercise of the Unit Redemption Right, however, generally would result in recognition of taxable income or gain at that time.

         . Public Market Valuation of Assets. The Partnership Units of MDAH currently trade at a discount to the net asset value of MDAH's assets. In contrast, the General Partner believes that by exchanging interests in MDAH, which is a non-traded limited partnership, for interests in a publicly traded real estate company focused primarily on a more diverse and growing full-service hotel portfolio, the MDAH Limited Partners will have the opportunity to participate in the recent trend of ownership of real estate through a publicly traded entity, which, in many instances, has resulted in market valuations of public real estate companies in excess of the estimated net asset values of those companies. There can be no assurance, however, that the Common Shares of Host REIT will trade at a premium to the private market values of the Operating Partnership's assets or that the relative pricing differential will not change or be eliminated in the future. Also, the initial benefit of Host's conversion to a REIT will not be shared by the MDAH Limited Partners if and to the extent that such initial benefit is reflected in the market valuation of Host's common stock prior to the REIT Conversion.

         . Regular Quarterly Cash Distributions. The General Partner expects that the Operating Partnership will make regular quarterly cash distributions to holders of OP Units. The General Partner expects that these distributions will be higher than the estimated 1998 cash distributions of MDAH, and in any event, the ability to receive distributions quarterly and in regular amounts would be enhanced. For additional information regarding historical and estimated future distributions for

                                 MDAH Supp - 7

              MDAH and the other Partnerships, see "Background and Reasons for the Mergers and the REIT Conversion --Reasons for the Mergers."

         . Substantial Tax Deferral. The General Partner expects that MDAH Limited Partners who do not elect to receive a Note in exchange for OP Units generally should be able to obtain the benefits of the Merger while continuing to defer recognition for federal income tax purposes of at least a substantial portion, if not all, of the gain with respect to their Partnership Interests that otherwise would be recognized in the event of a liquidation of MDAH or a sale or other disposition of its assets in a taxable transaction. Thereafter, such MDAH Limited Partners generally should be able to defer at least a substantial portion of such built-in gain until they elect to exercise their Unit Redemption Right or one or more of the Hotels currently owned by MDAH are sold or otherwise disposed of in a taxable transaction by the Operating Partnership or the debt now secured by such Hotels is repaid, prepaid or substantially reduced. The federal income tax consequences of the Merger are highly complex and, with respect to each MDAH Limited Partner, are dependent upon many variables, including the particular circumstances of such MDAH Limited Partner. See "Federal Income Tax Considerations -- Tax Consequences of the Merger." Each MDAH Limited Partner is urged to consult with his own tax advisors as to the consequences of the Merger in light of his particular circumstances.

         . Risk Diversification. Participation in the Merger, as well as future hotel acquisitions by the Operating Partnership, will reduce the dependence of MDAH Limited Partners upon the performance of, and the exposure to the risks associated with, the MDAH Hotels and spread such risk over a broader and more varied portfolio, including more diverse geographic locations and multiple brands. See "Business and Properties -- Business Objectives."

         . Reduction in Leverage and Interest Costs. It is expected that the Operating Partnership will have a lower leverage to value ratio than MDAH currently, which has a leverage ratio of 58% (calculated as a percentage of Appraised Value), resulting in interest and debt service savings and greater financial stability.

         . Growth Potential. The General Partner believes that the MDAH Limited Partners, by owning interests in a publicly traded real estate company focused primarily on a more diverse and growing upscale and luxury full-service hotel portfolio, will be able to participate in growth opportunities that would not otherwise be available to them.

         . Greater Access to Capital. With publicly traded equity securities, a larger base of assets and a substantially greater equity value than MDAH individually, Host REIT expects to have greater access to the capital necessary to fund the Operating Partnership's operations and to consummate acquisitions on more attractive terms than would be available to MDAH individually. This greater access to capital should provide greater financial stability to the Operating Partnership and reduce the level of risk associated with refinancing existing loans upon maturity (including, specifically, the refinancing of the MDAH Mortgage Debt, substantially all of which will mature on December 15,
              1999), as compared to MDAH individually.

DETERMINATION OF EXCHANGE VALUE OF MDAH AND ALLOCATION OF OP UNITS

     General. The Exchange Value of MDAH will be equal to the greatest of its Adjusted Appraised Value, Continuation Value and Liquidation Value, each of which has been determined as follows:

     . Adjusted Appraised Value. The General Partner has retained AAA to determine the market value of each of the Hotels as of March 1, 1998 (the "Appraised Value"). The "Adjusted Appraised Value" of MDAH equals the Appraised Value of its Hotels, adjusted as of the Final Valuation Date for lender reserves, capital expenditure reserves, existing indebtedness (including a "mark to market" adjustment to reflect the market value of such indebtedness), certain deferred maintenance costs, deferred management fees and transfer and recordation taxes and fees.

     . Continuation Value. The "Continuation Value" of MDAH represents AAA's estimate, as adopted by the General Partner, of the discounted present value, as of January 1, 1998, of the MDAH limited partners' share of estimated future cash distributions and estimated net sales proceeds (plus lender reserves), assuming that MDAH continues as an operating business for twelve years and its assets are sold on December 31, 2009 for their then estimated market value.

     . Liquidation Value. The "Liquidation Value" of MDAH represents the General
       Partner's estimate of the net proceeds to MDAH limited partners resulting from the assumed sale as of December 31, 1998 of the Hotels of MDAH, each at its Adjusted Appraised Value (after eliminating any "mark to market" adjustment and adding back the deduction for transfer taxes and fees, if any, made in deriving the Adjusted Appraised Value), less (i) estimated liquidation costs, expenses and contingencies equal to 2.5% of Appraised Value and (ii) prepayment penalties or defeasance costs, as applicable.

                                 MDAH Supp - 8

     Final determination of the Exchange Value of MDAH will be made as of the end of the four week accounting period ending at least 20 days prior to the Closing Date (the "Final Valuation Date") and will be equal to the greatest of Adjusted Appraised Value, Continuation Value and Liquidation Value as of such date. Adjusted Appraised Value, Continuation Value and Liquidation Value will be adjusted as of the Final Valuation Date (i) to reflect the amount of lender and capital expenditure reserves and the amount of deferred management fees as of such date, (ii) to increase the Adjusted Appraised Value by any amounts actually expended by MDAH after the Initial Valuation Date to perform deferred maintenance previously subtracted in determining the estimated Adjusted Appraised Value of MDAH and (iii) to reflect any changes in MDAH's other reserves, such as for litigation expenses and indemnification costs and any revised estimates of transfer and recordation taxes and fees.

     Appraised Value. MDAH's Hotels were appraised as of March 1, 1998 by AAA, an independent, nationally recognized hotel valuation and financial advisory firm experienced in the appraisals of lodging properties such as MDAH's Hotels. Each appraisal (an "Appraisal") was reviewed by an MAI appraiser and certified by such MAI appraiser as having been prepared in accordance with the requirements of the Standards of Professional Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation.

     The purpose of each Appraisal is to provide an estimate of the "Market Value" of the related Hotel. "Market Value" means the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably and assuming the price is not affected by undue stimuli. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby: (i) the buyer and seller are equally motivated; (ii) both parties are well informed or well advised, and each is acting in what he considers his own best interest; (iii) a reasonable time frame is allowed for exposure in the open market; (iv) payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto and (v) the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale. AAA made site visits at half of MDAH's Hotels for purposes of the Appraisals. In preparing the Appraisals, AAA relied primarily on the income capitalization method of valuation, and then compared the value estimated by this method with recent sales of comparable properties, as a check on the reasonableness of the value determined through the income capitalization method. AAA employed the following procedures for determining the Appraised Value of each Hotel:

 . Historical 1997 and Projected Year's Earnings. AAA reviewed the historical
  1997 net operating income (i.e., income before interest, taxes, depreciation and amortization) ("NOI") prior to incentive management fees and certain capital expenditures for each Hotel. AAA also prepared a projection of the NOI prior to incentive management fees and certain capital expenditures for each Hotel for the twelve month period ending February 28, 1999 (the "Projected Year"), using historical financial information for each Hotel, budget information, a survey with the manager of each Hotel addressing the physical condition of each Hotel, local market conditions (including business mix, demand generators, future trends and predictability of business), changes in the competitive environment, comparison with direct competitors of each Hotel and risk factors relating to the particular Hotel. The resulting gross margin (ratio of total revenues to NOI prior to incentive management fees) was checked against AAA's database of the gross margins for similar hotels for reasonableness.

 . Impact of Incentive Management Fees. AAA estimated a normalized annual amount of incentive management fees payable under the applicable management agreement and subtracted this amount from the NOI prior to incentive management fees and certain capital expenditures for 1997 and the Projected Year.

 . Impact of Owner Funded Capital Expenditures. AAA estimated normalized annual amounts of owner funded capital expenditures (over and above the FF&E reserve) based in part on projected owner funded capital expenditures estimated in the Engineering Study. The normalized amounts were then subtracted from the NOI prior to owner funded capital expenditures for 1997 and the Projected Year.

 . Capitalization of Adjusted NOI. AAA then capitalized the amount resulting from the foregoing adjustments ("Adjusted NOI") for 1997 and the Projected Year by dividing such amounts by capitalization rates that AAA determined to be appropriate. A capitalization rate represents the relationship between net operating income and sales prices of income producing property. AAA selected the capitalization rates based upon its review of current published surveys reflecting the opinions of investors and participants such as REITs, hotel acquisition/management companies and pension funds, lenders, brokers and consultants as to current capitalization rates, and its own database of capitalization rates reflected in recent transactions, adjusted for factors specific to the individual Hotel, such as location, physical condition, reserve policies, local market volatility and competition, guest mix, renovation influences and other income characteristics. AAA used separate capitalization rates that it deemed appropriate to capitalize 1997 historical Adjusted NOI and estimated Projected Year's Adjusted NOI. AAA then estimated the value of each Hotel based upon each of the values estimated by capitalizing 1997 and Projected Year's Adjusted NOI and its professional judgment. The following table sets forth the effective capitalization rates for 1997 and Projected Year's Adjusted NOI resulting from AAA's estimated Appraised Values of MDAH's Hotels.

                                 MDAH Supp - 9

    RESULTING EFFECTIVE CAPITALIZATION RATES FOR APPRAISALS OF MDAH'S HOTELS

                                                PROJECTED YEAR
                       1997              (ENDING FEBRUARY 28, 1999)
                       ----              --------------------------
                     9.1 - 9.9%                    10.1 - 10.6%


    The resulting Appraised Value of MDAH's Hotels, as estimated by AAA, is $165,900,000.

 .   Comparison with Comparable Sales. AAA checked the Appraised Value of each
    Hotel derived by the foregoing procedures against its database of comparable sale transactions for reasonableness.

     With respect to MDAH's Hotels, one property was encumbered by a ground lease as of the date of the Appraisal. Accordingly, the Appraised Value of such Hotel has been decreased to reflect the encumbrance of the ground lease and the interest of the ground lessor in the operating cash flows of such Hotel. The Appraised Value assumes all contractual provisions for FF&E reserves are adequate and have not been reduced to reflect deferred maintenance or environmental remediation costs with respect to MDAH's Hotels (but estimated deferred maintenance costs have been deducted in estimating the Adjusted Appraised Value of each of MDAH's Hotels). The Appraised Value did not take into account the costs that might be incurred in selling a Hotel (but estimated costs for transfer and recordation taxes and fees have been deducted in estimating the Adjusted Appraised Value of each Hotel).

     The Appraisals are not guarantees of present or future values and no assurance can be given as to the actual value of MDAH's Hotels. The Appraisals should be read in conjunction with other information, such as, but not limited to, the audited financial statements of MDAH.

     The Appraised Value, and the assumptions underlying the projections on which the Appraised Value is based, are contingent upon a series of future events, the outcomes of which are not necessarily within the Operating Partnership's control and cannot be determined at this time. There can be no assurance that another appraiser would not have arrived at a different result. Some of the assumptions inevitably will not materialize, and unanticipated events and circumstances will occur subsequent to the date of the Appraisals. Furthermore, the actual results achieved from MDAH's Hotels will vary from the results projected in the Appraisals and the variations may be material.

     Adjusted Appraised Value. The Adjusted Appraised Value of MDAH was determined by totaling the Appraised Values of all of the Hotels of MDAH and then making various adjustments to the aggregate Appraised Value, as described below.

     . Lender Reserves. MDAH's debt service reserves are required to be held by third-party lenders. The amount of these lender reserves as of the Initial Valuation Date was added to the Appraised Values of these Hotels. A final determination of the lender reserves of MDAH will be made on the Final Valuation Date and any changes in such reserves will be reflected in the Adjusted Appraised Value.

     . Mortgage and Other Debt. The estimated principal balance and accrued interest as of the Closing Date (assumed to be December 31, 1998) of all mortgage and other debt of MDAH has been subtracted from the Appraised Value.

     . Mark to Market Adjustments. The third-party loans of the Partnerships have various interest rates and terms to maturity. In order to reflect the fair market value of the third-party loans of each Partnership, the estimated Adjusted Appraised Value for MDAH has been increased to "mark to market" the interest rate for such loans. This adjustment has been estimated by comparing the interest cost using the applicable interest rates on existing third-party loans over their remaining term to the interest cost using the interest rate that the Operating Partnership believes it would be able to obtain for unsecured debt in the market as of the Final Valuation Date (which would have been 8.0% per annum based on a 225 basis point (2.25 percent) spread over the yield on seven-year U.S. Treasury securities as of May 8, 1998). The mark to market adjustment for each loan was calculated by determining the difference between the present values, as of December 31, 1998, of the interest payments over the remaining term of the loan from January 1, 1999 to maturity using the actual interest rate as the discount rate as compared to using the assumed market rate as the discount rate.

     . Deferred Maintenance Costs. The estimated cost to complete any deferred maintenance items identified in the Engineering Study relating to the Hotels of MDAH has been subtracted from the Appraised Value. The adjustments for this item will be reduced at the Final Valuation Date to reflect amounts expended after the Initial Valuation Date to perform such deferred maintenance. No adjustments have been made for previously budgeted capital expenditures or deferred maintenance costs estimated in the Engineering Study that are reflected in the cash flow projections used for purposes of estimating Appraised Values.

                                 MDAH Supp - 10

     The following table sets forth the adjustments to the aggregate Appraised Value made to derive the estimated Adjusted Appraised Value for MDAH as of the Initial Valuation Date.

           CALCULATION OF ESTIMATED ADJUSTED APPRAISED VALUE FOR MDAH
                        AS OF THE INITIAL VALUATION DATE
               (IN THOUSANDS, EXCEPT PER PARTNERSHIP UNIT AMOUNT)

                  Appraised Value                 $165,900
                  Lender reserves                    3,000
                  Mortgage debt                    (97,371)
                  Other debt                       (25,355)
                  Mark to market adjustment            399
                  Deferred maintenance costs          (825)
                  Estimated Adjusted
                  Appraised Value                 $ 45,748
                                                  ========
                  Limited partners' share         $ 45,215

                  Per Partnership Unit            $109,216

     Continuation Value. AAA estimated the Continuation Value of MDAH using the following methodology:


     . Estimated Future Cash Distributions. AAA prepared estimates of future partnership cash flow for MDAH for the 12-year period from January 1, 1998 through December 31, 2009 based upon the estimated 1998 NOI before incentive management fees used in the Appraisals and for each subsequent year applying an assumed annual stabilized growth rate (as shown in the table below) developed by AAA for this analysis. For each year in the projection period, AAA estimated the amount of cash available for distribution to MDAH's limited partners after payment of all management fees, debt service, owner funded capital expenditures based on the Engineering Study and other partnership expenses and after application of the applicable partnership agreement provisions. AAA assumed that MDAH's FF&E reserve was adequate and understood that Host determined that there were no reserve shortfalls or surpluses.

     . Refinancing Assumptions. For MDAH's first mortgage loan, which matures during the 12-year period, AAA assumed that the debt would be refinanced with an interest rate of 7.25% per annum and a 20- year amortization schedule, with estimated refinancing costs of 1% of the refinanced amount being paid from operating cash flow.

     . Determination of Residual Value. To estimate the residual value of the MDAH limited partners' interest in MDAH at the end of the 12-year period, AAA assumed that the MDAH Hotels would be sold as of December 31, 2009 at their then market value. AAA estimated the market value of each Hotel as of such date by applying an exit capitalization rate that it deemed appropriate, using the factors described above in connection with the "-- Appraised Value," which are set forth in the table below, to the estimated Adjusted NOI for 2009 (estimated as described above). AAA then subtracted estimated sales costs of 2.0% of the estimated market value, added lender reserves, and subtracted the estimated outstanding principal balance of debt as of December 31, 2009 and deferred management fees to arrive at net sales proceeds available for distribution to partners. AAA then determined what portion of such estimated net sales proceeds would be distributable to MDAH's limited partners under the various partnership and debt agreements.

     . Discounting Distributions to Present Value. As a final step, AAA discounted the estimated future cash distributions to MDAH's limited partners from operations and estimated net sales proceeds to their present value as of January 1, 1998, using a discount rate of 20% per annum. AAA believes that this discount rate reflects the return on investment that investors expect from leveraged investments of this nature.

     The growth rate and exit capitalization rate used to determine the estimated Continuation Value for MDAH are as set forth below:

                     GROWTH RATE, EXIT CAPITALIZATION RATE
                   AND ESTIMATED CONTINUATION VALUE FOR MDAH

                                                                ESTIMATED
                                                           CONTINUATION VALUE
GROWTH RATE       EXIT CAPITALIZATION RATE (2009)        (PER PARTNERSHIP UNIT)
-----------       -------------------------------        ----------------------

   3.4%                       10.1%                             $89,340

                                 MDAH Supp - 11

     Liquidation Value. The Liquidation Value of MDAH was estimated by the General Partner and represents the estimated value of MDAH if all of its assets were sold as of December 31, 1998. Such value was based upon the Adjusted Appraised Value of MDAH, with the following adjustments: (i) the "mark to market" adjustment used to estimate the Adjusted Appraised Value was eliminated and instead prepayment or defeasance costs that would be payable under existing debt agreements (regardless of whether the debt in fact can be prepaid on December 31, 1998) were deducted from the Appraised Value; and (ii) the deduction for transfer and recordation taxes used to estimate the Adjusted Appraised Value was eliminated and instead an amount equal 2.5% of the Appraised Value of MDAH's Hotels was subtracted from the Appraised Value for estimated liquidation costs, expenses and contingencies. The General Partner then determined the portion of the estimated Liquidation Value that would be distributable to MDAH's limited partners under the terms of the partnership agreement and other contractual arrangements.

     The following table sets forth the adjustments made to the Adjusted Appraised Value to estimate the Liquidation Value of MDAH as of the Initial Valuation Date:

               CALCULATION OF ESTIMATED LIQUIDATION VALUE OF MDAH
                        AS OF THE INITIAL VALUATION DATE
               (IN THOUSANDS, EXCEPT PER PARTNERSHIP UNIT AMOUNT)

                  Appraised Value                   $165,900
                  Lender reserves                      3,000
                  Mortgage debt                      (97,371)
                  Other debt                         (25,355)
                  Deferred maintenance costs            (825)
                  Sales costs                         (4,148)
                  Estimated Liquidation Value
                                                    $ 41,201
                                                    ========
                  Limited partners' share           $ 40,714

                  Per Partnership Unit              $ 98,343

     Estimated Exchange Value. The following table sets forth the estimated Exchange Value of MDAH (based upon the Appraised Values of MDAH's Hotels as of March 1, 1998 and the estimated adjustments described above) and the estimated Note Election Amount for MDAH, all on a per Partnership Unit basis. The estimated Exchange Value for MDAH (which will be received by each MDAH Limited Partner retaining OP Units in the Merger) is equal to its estimated Adjusted Appraised Value. The estimated Note Election Amount for MDAH (which will be received by MDAH Limited Partners electing to receive Notes in exchange for OP Units) is equal to the Liquidation Value for MDAH. The estimated values set forth below may increase or decrease as a result of various adjustments, which will be finally calculated as of the Final Valuation Date but will not change as a result of less than all of the Partnerships participating in the Mergers.

                        ESTIMATED EXCHANGE VALUE OF MDAH
                            PER PARTNERSHIP UNIT(1)

    ESTIMATED        ESTIMATED     ESTIMATED   ESTIMATED     ESTIMATED
ADJUSTED APPRAISED  CONTINUATION  LIQUIDATION   EXCHANGE   NOTE ELECTION
      VALUE            VALUE         VALUE     VALUE (2)     AMOUNT(3)
------------------  ------------  -----------  ----------  -------------
   $  109,216          $89,340      $98,343     $109,216      $98,343

     _________________
 (1) A Partnership Unit in MDAH represents an original investment of $100,000.
 (2) The estimated Exchange Value is equal to the greatest of estimated Adjusted Appraised Value, estimated Continuation Value and estimated Liquidation Value.
 (3) The principal amount of Notes is equal to the greater of (i) the Liquidation Value or (ii) 60% of the Exchange Value (the "Note Election Amount").

     Valuation of OP Units Allocated to MDAH's Limited Partners. Each MDAH Limited Partner will receive OP Units with a deemed value equal to the Exchange Value of such MDAH Limited Partner's Partnership Interests. The value of an OP Unit for this purpose will be deemed to be equal to (i) the average of the closing price of shares of Host common stock on the NYSE for the 10 trading days ending on the third trading day prior to the record date for the distribution of SLC common stock to Host shareholders minus (ii) the amount of cash and the estimated value, as determined by Host's Board of Directors in good faith and in reliance in part upon an opinion of an independent financial advisor, of the SLC common stock or other property to be distributed with respect to each share of Host common stock (currently estimated to aggregate approximately $___ - $____ per share) in connection with the REIT Conversion. The closing price per share of Host common stock on May 28, 1998 was $19.4375.

     MDAH Limited Partners who receive OP Units will receive cash distributions from MDAH for all of 1998 and, if the Merger does not occur in 1998, any portion of 1999 prior to the Merger for which period they do not receive a cash distribution from the Operating Partnership.

     No fractional OP Units will be issued. Fractional amounts less than or equal to 0.50 of an OP Unit will be rounded down to the next whole number and fractional amounts greater than 0.50 will be rounded up to the next whole number of OP Units.

                                 MDAH Supp - 12

Cash Distributions

         Historical Cash Distributions Paid by MDAH. The following table sets forth the distributions paid to MDAH Limited Partners (per Partnership Unit) for the periods indicated. The information below should be read in conjunction with the information in this Supplement under the caption "Selected Financial Data."

                  Historical Cash Distributions Paid by MDAH
                           (Per Partnership Unit)/(1)/

                                              First Quarter                          Fiscal Year
                                              -------------      ----------------------------------------------------
                                                  1998              1997       1996       1995      1994      1993
                                                  ----              ----       ----       ----      ----      ----
From net income..............................  $                 $ 3,304     $ 4,575    $ 4,481   $ 3,427   $    --
Representing return of capital/(2)/..........             --          --          --         --        --        --
                                                ------------     -------     -------    -------   -------   -------
         Total...............................   $                $ 3,304     $ 4,575    $ 4,481   $ 3,427   $    --
                                                ============     =======     =======    =======   =======   =======

-----------
(1) A Partnership Unit represents a $100,000 original investment in MDAH.
(2) Computed as all distributions in excess of distributions from operating cash flow.

         Compensation and Distributions to the General Partner. Under MDAH's partnership agreement, the General Partner does not receive fees or compensation in connection with managing the affairs of MDAH but the General Partner and its affiliates are reimbursed for certain costs and expenses incurred on behalf of MDAH. The following information has been prepared to compare the amount of reimbursements paid and cash distributions made by MDAH to the General Partner and its affiliates to the amounts that would have been paid if the reimbursement and distribution structure which will be in effect after the REIT Conversion had been in effect for the periods presented.

         Following the REIT Conversion, Host REIT will be operated as a self-administered REIT and as a result no reimbursements or other compensation will be received by the General Partner.

         During the First Quarter 1998 and fiscal years 1997, 1996 and 1995 amounts actually paid by MDAH to the General Partner are shown below under "Historical" and the estimated amounts that would have been paid had the REIT Conversion been in effect for the periods presented (assuming the Full Participation Scenario) are shown under "Pro Forma."

       Historical and Pro Forma Reimbursements and Distributions to the
                      General Partner and its Affiliates
                                (in thousands)

                                                    First Quarter                      Fiscal Year
                                                    --------------    ----------------------------------------
                                                         1998              1997           1996           1995
                                                         ----              ----           ----           ----
Historical
     Reimbursements                                 $          63      $      124     $     109      $      68
     Distributions                                             --              21            28             27
                                                    -------------      ----------     ---------      ---------
             Total Historical                       $          63      $      145     $     137      $      95
                                                     ============       =========      ========       ========

Pro Forma
     Reimbursements                                 $          --      $       --     $      --      $      --
     Distributions attributable to Units/(1)/                 N/A             N/A           N/A            N/A
                                                    -------------      ----------     ---------      ---------
             Total Pro Forma                        $          --      $       --     $      --      $      --
                                                     ============       =========      ========       ========

-----------

(1) The OP Units to be received by Host and its subsidiaries in connection with the REIT Conversion will be equal to the number of shares of Host's outstanding common stock and not allocated based upon its interest in any of the Partnerships, including MDAH. Thus, the distributions received by Host and its affiliates by way of their interests in the Partnerships, including MDAH, cannot be determined on a pro forma basis.

                                 MDAH Supp - 13

Certain Information Regarding the Hotels Owned by MDAH


                                                       Number of
Name of Hotel                    Location of Hotel      Rooms       Date Opened
-------------                    -----------------   -------------  -----------
Dayton Marriott Livonia Hotel    Dayton, OH               399             1982
Fairview Park Marriott Hotel     Fairfax County, VA       395             1989
Fullerton Marriott Hotel         Orange County, CA        224             1989
Livonia Marriott Hotel           Livonia, MI              224             1989
Marriott Hotel at Research
     Triangle Park               Raleigh, NC              224             1988
Southfield Marriott Hotel        Southfield, MI           226             1989
                                                        -----
          TOTAL                                         1,692
                                                        =====

         The table below sets forth certain performance information for MDAH's Hotels for the indicated periods.

                               First Quarter              Fiscal Year
                               -------------       ---------------------------
                              1998       1997      1997        1996      1995
                              ----       ----      ----        ----      ----

Average daily rate.........  $114.04  $101.07     $102.97     $93.33    $86.39
Occupancy..................     75.6%    75.1%       76.4%      74.6%     76.1%
REVPAR.....................   $86.21   $75.88      $78.66     $69.62    $65.74
% REVPAR change                 13.6%      --        13.0%       5.9%       --


Dayton Marriott Hotel, Dayton, Ohio

         The Dayton Marriott Hotel is a full-service Marriott hotel located on
9.9 acres of fee-owned land approximately 1.5 miles south of downtown Dayton, Ohio. The Hotel is situated at the intersection of South Patterson Boulevard and River Park Drive, which is approximately one-half mile east of I-75. The Hotel is visible from the interstate and is adjacent to both the University of Dayton and the world headquarters of NCR Corporation. Because of its recognized position in the market, the Dayton Marriott Hotel serves the entire Dayton metropolitan areas, including the Wright-Patterson Airforce Base and the downtown convention center.

         The Dayton Marriott Hotel originally opened in January 1982 with 299 rooms and was expanded to 399 rooms in August 1987. The Dayton Hotel contains 399 guest rooms, of which nine are suites and 50 are concierge-level guest rooms offering special amenities, decor and services. The Hotel has approximately 10,300 square feet of meeting and banquet space, including a 6,400 square foot ballroom capable of accommodating up to 800 people for receptions and up to 580 people for banquets. In addition, the Hotel contains a restaurant capable of seating 165 persons and a lounge capable of seating 112 persons. Other amenities offered by the Hotel include an indoor/outdoor pool, a hydrotherapy pool, an exercise room, a sauna, bicycle rentals, a gift/sundry shop and parking for 547 cars.


                                 MDAH Supp-14

     Competition. The primary competition for the Hotel comes from three hotels in the Dayton area: (i) the Crown Plaza; (ii) the Doubletree Hotel; and (iii) the Holiday Inn Fairborn. A comparison of these hotels and the Dayton Hotel is shown below:

                                                               Approximate
                                            No. of     Year    Meeting Space
                                             Rooms    Opened     (sq. ft.)
                                           --------- --------- --------------

DAYTON MARRIOTT HOTEL...................      399      1982       10,300
Crown Plaza       ......................      284      1996       12,000
Doubletree Hotel  ......................      189      1988        8,000
Holiday Inn Fairborn....................      202      1987        8,000

         In addition to the properties described above, the Dayton Hotel faces secondary competition from various other hotels. These other hotels, however, differ from the Hotel in terms of size, room rates, facilities, amenities and services offered, market orientation and/or location. No new primary competition is expected to open in the Dayton area. However, the Residence Inn and Fairfield Inn Troy opened in January 1998.

Fairview Park Marriott Hotel, Fairfax County, Virginia

          The Fairview Park Marriott Hotel is located approximately nine miles west of downtown Washington, D.C., on a parcel of approximately 5.2 acres of fee-owned land in the 220-acre Fairview Park development in Fairfax County, Virginia. The Hotel is located at the interchange of U.S. Highway 50 and the heavily traveled Capital Beltway (I-495), which circles Washington, D.C. The Hotel is located directly across the Capital Beltway from the world headquarters of Mobil Corporation, is four miles south of Tysons Corner, Virginia, a major regional commercial and retail center and is near several middle-income and upscale residential areas. At 15 stories, the Hotel is the tallest building in the Fairview Park development and is visible from the Capital Beltway.

         The Fairview Park Marriott Hotel opened in August 1989. The Hotel contains 395 guest rooms, of which eight are suites, two are parlors and 30 are concierge-level guest rooms offering special amenities, decor and services. The Hotel has approximately 13,000 square feet of meeting and banquet space (including a ballroom of 10,300 square feet) and six hospitality suites which are available to accommodate meetings of small groups. The Hotel has a restaurant which seats 130 and one lounge which seats a total of 55, and offers an indoor/outdoor pool and whirlpool, an exercise room, men and women's locker rooms with saunas, a business center, a gift/sundry shop and indoor/outdoor parking for 660 cars. More than half of the Fairview Park development has been preserved as woodlands, and the Hotel is located in a wooded area which offers a park-like setting containing jogging and cycling trails that connect with adjacent communities. The Hotel also is adjacent to a small retail shopping center which offers a food court and shops.

         Ground Lease. The Partnership leases the land on which the Fairview Park Marriott Hotel parking garage is located. The lease expires in 2085 and requires a nominal rental of $1 per year.

         Competition. Four hotels, the Sheraton Tysons Corner, the Hilton McLean, the Tysons Corner Marriott and the Ritz Carlton Tysons Corner, provide the primary competition for the Fairview Park Marriott Hotel. A comparison of these hotels and the Fairview Park Marriott Hotel is shown in the table below:

                                                                  Approximate
                                            No. of      Year      Meeting Space
                                             Rooms     Opened      (sq. ft.)
                                          ----------  --------  ---------------
FAIRVIEW PARK
MARRIOTT HOTEL    ......................      395       1989          13,000
Sheraton Tysons Corner..................      455       1986          26,000
Hilton McLean     ......................      457       1987          22,000
Tysons Corner Marriott..................      392       1981          13,600
Ritz Carlton Tysons Corner..............      232       1985          18,500


                                 MDAH Supp-15

     The Homewood Suites Hotel, a 109 room extended-stay hotel opened in February 1998, and is located 4 miles from Fairview Park.

Fullerton Marriott Hotel, Fullerton, California

         The Fullerton Marriott Hotel is located in Fullerton, California on a
4.7 acre leased parcel of land located on the campus of California State University at Fullerton. The Fullerton campus of California State University has approximately 25,000 students, making it the seventh largest of the 20 campuses in the California State University system. Fullerton is located in northern Orange County, California's third largest center of high technology which includes the communities of Fullerton, Placentia, Brea, La Habra, Yorba Linda and Buena Park. The Fullerton Marriott Hotel is located at the interchange of State Highway 57 and Nutwood Avenue, approximately 20 miles north of the John Wayne International Airport and approximately eight miles north of Disneyland. The Fullerton Marriott Hotel is designed principally to accommodate the needs of travelers visiting the University and the many corporate facilities located in the area and to cater to the needs of group meetings, but the General Partner expects the Hotel to attract a significant number of leisure travelers as well.

         The Hotel offers 224 guest rooms, of which three are suites and 39 are concierge-level rooms offering special amenities, decor and services. The Hotel has approximately 4,617 square feet of meeting and banquet space (including a 2,749 square foot ballroom), a restaurant which seats 68, a lounge which seats 44, an outdoor pool and whirlpool, an exercise room, men and women's locker rooms with saunas, a gift/sundry shop and parking for 286 cars. The Hotel is a six-story building located on the southeast corner of the University campus. The restaurant and lounge are located on the first floor just off the lobby, and the meeting and banquet space is located primarily on the first floor. The guest rooms are located on floors one though six. Under the Ground Lease, the Partnership will be prohibited from making any structural or exterior alterations to the Hotel which are inconsistent with the development project plans without the written consent of the Ground Lessor and the Trustees of California State University.

         Ground Lease. The Partnership leases the land on which the Fullerton Marriott Hotel is located. The initial term expires on 2019 with four successive 10-year renewals at the Partnership's option. The lease provides for percentage rental equal to 4% of gross room sales for each year.

         Competition. Four hotels, the Embassy Suites Anaheim, the Holiday Inn-Fullerton, Chase Suites and the Embassy Suites Fullerton, provide the primary competition for the Fullerton Marriott Hotel. A comparison of these hotels and the Fullerton Marriott Hotel is shown in the following table:

                                                                   Approximate
                                            No. of        Year    Meeting Space
                                             Rooms       Opened     (sq. ft.)
                                          ----------   ---------- -------------
FULLERTON MARRIOTT HOTEL................      224        1989         4,617
Embassy Suites Anaheim..................      224        1987         8,000
Holiday Inn Fullerton...................      289        1973         9,200
Chase Suites      ......................       96        1995         2,700
Embassy Suites    ......................      229        1987         9,000

         In addition to the properties described above, the Hotel faces secondary competition from various other hotels. These other hotels, however, differ from the Hotel in terms of size, room rates, facilities, amenities and services offered, market orientation and/or location. The Days Inn Fullerton is converting to Sheraton in the First Quarter 1998.

Detroit Marriott Livonia Hotel, Livonia, Michigan

         The Detroit Marriott Livonia Hotel is located on 4 acres of fee-owned land within Laurel Park Place, a 750,000 square foot upscale office and regional shopping mall development in Livonia, Michigan, an affluent suburb of Detroit located west of downtown in the rapidly expanding I-275 corridor. Laurel Park Place is one of Livonia's three major shopping malls, containing over 60 specialty shops and restaurants, a ten-screen cinema,


                                 MDAH Supp-16
over 300,000 square feet of office space, the largest Jacobsen's department store ever built and space for another anchor department store. The Hotel, which opened in September 1989, is located approximately 15 miles west of downtown Detroit and is designed principally to accommodate the needs of business travelers visiting the automobile manufacturing and other corporate facilities located in the area.

         The Hotel contains 226 guest rooms, of which four are suites and 39 are concierge-level rooms offering special amenities, decor and services. The Hotel is a six story building and has approximately 5,000 square feet of meeting and banquet space (including a ballroom of 3,168 square feet), a restaurant with a seating capacity of 75, a lounge with a seating capacity of 50, an indoor pool and whirlpool, an exercise room, men and women's locker rooms with saunas, a gift/sundry shop and parking for 280 cars. The Hotel is adjacent to the Laurel Park Place mall and has an entranceway that opens into the retail section of the mall.

         Competition. Three hotels, the Novi Hilton, the Holiday Inn and the Embassy Suites, provide the primary competition for the Livonia Hotel. A comparison of these hotels and the Detroit Marriott Livonia Hotel is shown in the table below:

                                                                   Approximate
                                            No. of      Year      Meeting Space
                                             Rooms     Opened       (sq. ft.)
                                           --------   --------   ---------------
DETROIT MARRIOTT
LIVONIA HOTEL     ......................      226       1989         3,965
Novi Hilton    .........................      237       1985        15,344
Holiday Inn    .........................      212       1988        11,000
Embassy Suites    ......................      137       1989         7,000

         In addition to the properties described above, the Hotel faces secondary competition from various other hotels. These other hotels, however, differ from the Hotel in terms of size, room rates, facilities, amenities and services offered, market orientation and/or location. No new primary competition is expected to open in the Livonia area in the near term.

Marriott Hotel at Research Triangle Park, Durham, North Carolina

         The Marriott Hotel at Research Triangle Park Hotel is a full-service Marriott hotel located in Durham, North Carolina, approximately 15 miles northwest of Raleigh and approximately nine miles southeast of downtown Durham. The Hotel is located on 10.3 acres of fee-owned land approximately 4.5 miles from the Raleigh-Durham Airport and approximately one-half mile from Research Triangle park. The primary demand generator for the Hotel is Research Triangle Park, a 6,700 acre research park located in the triangle formed by Duke University, the University of North Carolina and North Carolina State University. Research Triangle park contains facilities occupied by over 50 corporations, institutions and government agencies, all of which are engaged in research, development or science-oriented production. The Hotel is approximately
12.5 miles from Duke University, 12 miles from the University of North Carolina and 13 miles from North Carolina State University.

         The Hotel, which opened in April 1988, is designed principally to meet the needs of business travelers visiting Research Triangle Park, but it also caters to the group meeting and leisure traveler segments of the hotel market. The Hotel offers 224 guest rooms, of which four are suites or parlors and 50 are concierge-level rooms offering special amenities, decor and services. The Hotel is a six story building and has approximately 4,000 square feet of meeting space, including a 2,816 square foot ballroom. The Hotel also has a restaurant which seats 75 persons, a lounge which seats 50 persons, an indoor pool, a hydrotherapy pool, an exercise room, men and women's saunas, a gift/sundry shop, a business center and parking for 351 cars.

         Competition. Four hotels, the Sheraton Imperial Hotel, the Holiday Inn-Research Triangle Park, Doubletree Suites and the Radisson Governors Inn, provide the primary competition for the Research Triangle Park Hotel. A comparison of these hotels and the Marriott Hotel at Research Triangle Park Hotel is shown in the following table:




                                 MDAH Supp-17

                                                                   Approximate
                                            No. of       Year     Meeting Space
                                             Rooms      Opened      (sq. ft.)
                                           --------   ---------  --------------
MARRIOTT HOTEL at
RESEARCH TRIANGLE PARK..................      224        1988         4,000
Sheraton Imperial Hotel.................      340        1986        31,000
Holiday Inn-RTP   ......................      250        1988         4,850
Doubletree Suites ......................      203        1987         3,000
Radisson Governors Inn..................      200        1972         7,000

         In addition to the properties described above, the Hotel faces secondary competition from various other hotels. These other hotels, however, differ from the Hotel in terms of size, room rates, facilities, amenities and services offered, market orientation and/or location. An Embassy Suites and several mid-priced hotels opened in the Research Triangle Park area in 1997. A three hotel and multiple restaurant complex, is under development and scheduled to open mid-year 1998.

Southfield Marriott Hotel, Southfield, Michigan

         The Southfield Marriott Hotel is located along I-696 and Northwestern Highway, adjacent to the First Center Office Park on 5.0 acres of fee-owned land in Southfield, Michigan, a suburb of Detroit located approximately 15 miles northwest of downtown Detroit, Michigan. Over one million square feet of office space are located within one mile of the Southfield Hotel. Southfield is a major commercial center. According to the Southfield Chamber of Commerce, Southfield serves as headquarters for three Fortune 500 companies, and 62 other Fortune 500 companies have offices or other facilities there.

         The Southfield Marriott Hotel which opened in September 1989, contains 226 guest rooms, of which four are suites and 39 are concierge-level rooms offering special amenities, decor and services. The Southfield Marriott Hotel is a six story building containing approximately 4,000 square feet of meeting and banquet space, including a 2,816 square foot ballroom. In addition, the Hotel contains a restaurant with a seating capacity of 75, a lounge with seating capacity of 50, an indoor pool and whirlpool, an exercise room, men and women's locker rooms with saunas, a gift/sundry shop and parking for 280 cars.

         Competition. Four hotels--the Radisson Plaza, the Doubletree, the Holiday Inn and the Hilton--provide the primary competition for the Southfield Marriott Hotel. A comparison of these hotels and the Southfield Marriott Hotel is shown in the following table:

                                                                   Approximate
                                            No. of      Year      Meeting Space
                                             Rooms     Opened       (sq. ft.)
                                          ---------  ---------   --------------
SOUTHFIELD MARRIOTT HOTEL...............      226      1989           4,000
Westin  ................................      385      1987          11,000
Doubletree .............................      239      1987           8,000
Holiday Inn  ...........................      417      1965           8,000
Hilton .................................      197      1988           3,000

         In addition to the properties described above, the Hotel faces secondary competition from various other hotels. These other hotels, however, differ from the Hotel in terms of size, room rates, facilities, amenities and services offered, market orientation and/or location. No new primary competition is expected to open in the Southfield market in the near term.

Amendments to MDAH's Partnership Agreement

         In order to allow the Hotels of MDAH to be leased to SLC in connection with the Merger and the REIT Conversion, MDAH's partnership agreement must be amended. Currently, there is no provision in MDAH's partnership agreement to allow MDAH's Hotels to be leased. Therefore, Section 5.02B of MDAH's partnership agreement must be amended to add a new paragraph 5.02B(xiii) to read as follows:




                                 MDAH Supp-18

         (xiii) lease or consent to the lease, directly or indirectly, in one transaction or a series of related transactions, of any or all of the Hotels.

         Other Amendments. Amendments to certain terms and sections of MDAH's
         ----------------
partnership agreement would be made in order to (i) reduce to one the number of appraisals of the fair market value of MDAH's Hotels that MDAH must provide to the Limited Partners before the General Partner can cause MDAH to sell its assets to the General Partner or an affiliate, (ii) delete certain obsolete references to entities and agreements that are no longer in existence, (iii) update MDAH's partnership agreement to reflect the passage of time since the formation of MDAH and (iv) make any other amendments to MDAH's partnership agreement deemed necessary or advisable, in the sole discretion of the General Partner, in connection with the consummation of the Mergers and the REIT Conversion. The General Partner does not believe that these amendments would affect the rights of the MDAH Limited Partners in any material respect nor the duties and obligations of the General Partner. These changes are included, along with the other proposed amendments, in the copy of MDAH's partnership agreement, as proposed to be amended, which is attached hereto. The amended MDAH partnership agreement is marked to indicate the revisions made to the existing MDAH partnership agreement and should be read in its entirety. Deleted provisions are contained in brackets and struck through and added provisions are in bold type and underlined.

         The vote required for such amendments is a majority of the outstanding limited partnership interests. The General Partner owns 0.60% of the outstanding limited partnership interests. In connection with the amendment, the General Partner may not vote its limited partnership interests.

         THE GENERAL PARTNER RECOMMENDS THAT MDAH LIMITED PARTNERS VOTE TO APPROVE THE REQUESTED AMENDMENTS TO THE MDAH PARTNERSHIP AGREEMENT.

FAIRNESS

FAIRNESS ANALYSIS

     The General Partner believes that the terms of the Merger provide substantial benefits and are fair to the Limited Partners of MDAH and recommends that all Limited Partners of MDAH consent to the Merger. The General Partner bases this recommendation primarily on (i) its view that the expected benefits of the Merger for the MDAH Limited Partners outweigh the risks and potential detriments of the Merger to the MDAH Limited Partners (see "Background and Reasons for the Mergers and the REIT Conversion -- Reasons for the Mergers" and "Risk Factors"), (ii) its view that the value of the OP Units allocable to the MDAH Limited Partners on the basis of the Exchange Value established for MDAH represents fair consideration for the Partnership Interests held by the MDAH Limited Partners and is fair to the MDAH Limited Partners from a financial point of view, and (iii) the Fairness Opinion of AAA stating that (a) the methodologies and underlying assumptions used to determine the Exchange Value, the Adjusted Appraised Value, the Continuation Value and the Liquidation Value of MDAH and each other Partnership, including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels, are fair and reasonable, from a financial point of view, to the Limited Partners of MDAH and each other Partnership and (b) the methodologies used to determine the value of an OP Unit and to allocate the equity interest in the Operating Partnership to be received by the MDAH Limited Partners and the Limited Partners of each Partnerships are fair and reasonable to the MDAH Limited Partners and the Limited Partners of each other Partnership.

     The Merger is not conditioned upon the consummation of the other Mergers. The General Partner has considered this fact in evaluating the fairness of the Merger. The General Partner believes that the fairness of the Merger will not be materially affected by the presence or absence of any other individual Partnership or by any particular combination of other Partnerships and that the Merger will be fair to the MDAH Limited Partners, individually and as a whole, if it is consummated with any combination of other Participating Partnerships. The General Partner bases this belief primarily on the fact that the consideration to be paid to the MDAH Limited Partners has been established based upon MDAH's Exchange Value, without regard to any possible combination of other Partnerships.

     In reaching the conclusions implicit in the above recommendation, the General Partner has taken into account the following considerations:

     . The General Partner has concluded that the Exchange Value for MDAH, which is equal to the greatest of its Adjusted Appraised Value, Continuation Value and Liquidation Value, represents fair consideration for the Partnership Interests of the MDAH Limited Partners in the Merger in relation to MDAH The General Partner also has concluded that the Exchange Value established for the MDAH Limited Partners fairly reflects the value of the assets held by MDAH. In addition, the Fairness Opinion supports these conclusions.

     . The General Partner has concluded that the potential benefits of the Merger to the MDAH Limited Partners, as described under "Background and Reasons for the Mergers and the REIT Conversion -- Reasons for the Mergers," outweigh the potential risks and detriments of the Merger for the MDAH Limited Partners, as described in "Risk Factors."

     . The Fairness Opinion, in the view of the General Partner, supports the fairness of the Merger, even though it includes qualifications, limitations and assumptions relating to its scope and other factors that MDAH Limited Partners should consider carefully.

     . Host will contribute its wholly owned full-service hotel assets, its interests in the Hotel Partnerships and its other assets (excluding its senior living assets) to the Operating Partnership in exchange for (i) a number of OP Units equal to the number of outstanding shares of common stock of Host, (ii) preferred partnership interests in the Operating Partnership corresponding to any shares of Host preferred stock outstanding at the time of the REIT Conversion and (iii) the assumption by the Operating Partnership of certain liabilities of Host. Following these contributions, the Operating Partnership and its subsidiaries will directly own all of Host's wholly-owned hotels and all of Host's interests in the Hotel Partnerships and other assets. Host REIT will not receive any compensation for its services as general partner to the Operating Partnership following the REIT Conversion and will benefit from the operations of the Operating Partnership only to the extent of the distributions received based upon its percentage interest in the Operating Partnership to the same extent as the other limited partners. Because Host REIT will share in the value of the Operating Partnership solely through distributions and not through any separate compensation structure, the General Partner believes that this is a factor supporting the fairness of the Merger to the MDAH Limited Partners.

     . The General Partner believes that the value of the consideration to be received by the MDAH Limited Partners in the Merger is fair in relation to the value which would be derived by such Limited Partners under any of the alternatives described under "Background and Reasons for the Mergers and the REIT Conversion -- Alternatives to the Mergers," especially since the Exchange Value of MDAH is equal to its Adjusted Appraised Value.
       The General Partner does not believe that the sale of any of MDAH's Hotels and liquidation of MDAH will obtain for MDAH Limited Partners as much value as the value to be received by such MDAH Limited Partners following the Merger. The General Partner believes that the following benefits are of the greatest value and importance to the MDAH Limited
       Partners:

         . Enhanced Liquidity. The Mergers and the REIT Conversion will offer
           MDAH Limited Partners significantly enhanced liquidity with respect to their investments in MDAH because, after the expiration of the Initial Holding Period, MDAH Limited Partners will be able to exercise their Unit Redemption Right at any time, subject to certain limited exceptions. Host has approximately 204 million shares of common stock outstanding and the closing price on the NYSE on May 28, 1998 was $19.4375 per share (reflecting a total common equity market capitalization of approximately $4 billion). The exercise of the Unit Redemption Right, however, generally would result in recognition of taxable income or gain at that time.

                                 MDAH Supp-19

         . Public Market Valuation. The General Partner believes that by exchanging interests in MDAH, a non-traded limited partnership, for interests in a publicly traded real estate company focused primarily on a more diverse and growing full-service hotel portfolio, the MDAH Limited Partners will have the opportunity to participate in the recent trend of ownership of real estate through a publicly traded entity, which, in many instances, has resulted in market valuations of public real estate companies in excess of the estimated net asset values of those companies.

         . Regular Quarterly Cash Distributions. The General Partner expects that the Operating Partnership will make regular quarterly cash distributions to holders of OP Units. The General Partner expects that these distributions will be higher than the estimated 1998 cash distributions MDAH, and in any event, the ability to receive distributions quarterly and in regular amounts would be enhanced.

         . Substantial Tax Deferral. The General Partner expects that MDAH
           Limited Partners who do not elect to receive Notes generally should be able to obtain the benefits of the Merger while continuing to defer recognition for federal income tax purposes of at least a substantial portion, if not all, of the gain with respect to their Partnership Interests that otherwise would be recognized in the event of a liquidation of MDAH or a sale or other disposition of its assets in a taxable transaction.

     . The General Partner believes that the economic terms of the leases of the MDAH Hotels are fair and reasonable from the standpoint of the Operating Partnership.

     The General Partner believes that the factors described above, which support the fairness of the Merger to the MDAH Limited Partners, when weighed against the factors that may be disadvantageous, taken as a whole, indicate that the Merger is fair to the MDAH Limited Partners.

     AAA, an independent financial advisory firm with substantial real estate and partnership transaction experience, was engaged by the General Partner and the other General Partners to perform the Appraisals and to render the Fairness Opinion that (i) the methodologies and underlying assumptions used to determine the Exchange Value, the Adjusted Appraised Value, the Continuation Value and the Liquidation Value of MDAH and each other Partnership, including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels, are fair and reasonable, from a financial point of view, to the MDAH Limited Partners and the Limited Partners of each other Partnership, and (ii) the methodologies used to determine the value of an OP Unit and to allocate the equity in the Operating Partnership to be received by the MDAH Limited Partners and the Limited Partners of each Partnership are fair and reasonable to the MDAH Limited Partners and the Limited Partners of each other Partnership. The Fairness Opinion is addressed to each Partnership and it may be relied upon by each of the MDAH Limited Partners and the Limited Partners of the other Partnerships. The full text of the Fairness Opinion, which contains a description of the assumptions and qualifications applicable to the review and analysis by AAA, is set forth in Appendix B to the Consent Solicitation and should be read in its entirety. The material assumptions and qualifications to the Fairness Opinion are summarized below, although this summary does not purport to be a complete description of the various inquiries and analyses undertaken by AAA in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex analytical process not necessarily susceptible to partial analysis or amenable to summary description. For a more complete description of the assumptions and qualifications that limit the scope of the Fairness Opinion, see " Qualifications to Fairness Opinion" and " Assumptions" below.

     Although the General Partner advised AAA that certain assumptions were appropriate in its view, the General Partner imposed no conditions or limitations on the scope of the investigation by AAA or the methods and procedures to be followed by AAA in rendering the Fairness Opinion. The fees and expenses of AAA will be treated as a Merger Expense and will be paid by the Operating Partnership. In addition, the General Partner has agreed to indemnify AAA against certain liabilities. See "-- Compensation and Material Relationships."

     QUALIFICATIONS TO FAIRNESS OPINION. In the Fairness Opinion, AAA specifically states that it did not: (a) specifically consider other methodologies for allocation of the OP Units, (b) address or conclude that other methodologies for allocation of the OP Units to the MDAH and the other Partnerships might not have been more favorable to the Limited Partners in certain of the Partnerships, (c) negotiate with MDAH, the other Partnerships or Host, (d) participate in establishing the terms of the Merger and the other Mergers, (e) provide an opinion as to the terms and conditions of the Merger and the other Mergers other than those explicitly stated in the Fairness Opinion,
(f) make any independent review of the capital expenditure estimates set forth in the Engineering Study, (g) make any estimates of MDAH's and each other Partnership's contingent liabilities.

     In connection with preparing the Fairness Opinion, AAA was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the analysis set forth in Appendix
B. AAA will not deliver any additional written opinion of the analysis, other than to update the written opinion if requested by the Operating Partnership.

     EXPERIENCE OF AAA. AAA is the world's largest independent valuation consulting firm and is regularly and continually engaged in the valuation of commercial real estate and businesses and their securities in connection with tender offers, mergers and acquisitions, recapitalizations and reorganizations, divestitures, employee stock ownership plans, leveraged buyout plans, private placements, limited partnerships, estate and corporate matters, other financial advisory matters and other valuation purposes.

     AAA was selected because of its experience in the valuation of businesses and their securities in connection with tender offers, mergers and acquisitions, recapitalizations and reorganizations, including transactions involving hotel partnerships. In addition, Host and its affiliates have previously engaged AAA to provide appraisals and fairness opinions in connection with other transactions. The General Partner and the other General Partners considered several other firms for purposes of performing the appraisals and rendering the Fairness Opinion, but selected AAA for the foregoing reasons.

     SUMMARY OF MATERIALS CONSIDERED AND INVESTIGATION UNDERTAKEN. As a basis for rendering for Fairness Opinion, AAA has made such reviews, studies and analyses as it deemed necessary and pertinent in order to provide it with a reasonable basis for the Fairness Opinion, including, but not limited to, the following: (i) reviewed the transaction documents and SEC reporting and/or filing documents, including drafts of the Form S-4 for the Mergers; (ii) provided the Market Value of each Hotel owned by each Partnership in a separate short form appraisal report and each such report was reviewed and certified by an MAI appraiser as to its preparation in accordance with the requirements of the Standards of Professional Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation; as part of the Appraisals, AAA reviewed historical operating statements, 1998 budget and year-to-date results, and other financial information as it deemed necessary as a basis for the Fairness Opinion and the Appraisals also considered market transactions of similar lodging properties as appropriate as a basis for the Market Value of each Hotel; (iii) reviewed the methodologies used by each of the General Partners in their determination of the Exchange Value of each Partnership, including the nature and amount of all adjustments to the Appraised Values in determining such Exchange Values; AAA reviewed and tested for the fairness and reasonableness of all adjustments as well as for consideration of all adjustments deemed to be appropriate by AAA;
(iv) reviewed the methodologies used by each of the General Partners in their determination of the value of an OP Unit and the allocation of the equity

























                                 MDAH Supp-20
interest in the Operating Partnership to be received by the limited partners of each Partnership, and AAA reviewed and tested for the fairness and reasonableness of the methods and measurements made by the General Partners; (v) reviewed the General Partners' determination of the Liquidation Value of each Partnership, and AAA reviewed and tested for the fairness and reasonableness of all adjustments proposed by the General Partners, as well as for consideration of all adjustments deemed appropriate by AAA; (vi) provided an estimate of the Continuation Value of each Partnership based upon the estimated present value of expected benefits to be received by each limited partner interest as though the Mergers did not occur and each Partnership's assets were sold within a twelve year period; AAA, as part of its analysis and review, determined appropriate rates of growth in house profit or net operating income, as well as reviewed other key variables affecting partnership cash flows and other economic/financial factors affecting the Partnerships' expected operations and results;(vii) reviewed the terms of the ground leases of the Hotels and the partnership agreement of each Partnership; (viii) reviewed audited and unaudited historical income statements, balance sheets and statements of sources and uses of funds of each Partnership and Host and pro forma financial information for Host REIT; (ix) reviewed audited and unaudited historical operating statements of each Hotel, as well as current operating statements and budgets; (x) conducted real estate valuation and financial due diligence with respect to the Partnerships and their underlying assets, liabilities and equity; (xi) reviewed internal Marriott International, Host and Partnership financial analyses and other internally generated data for each Hotel; and (xii) discussed all of the foregoing information, where appropriate, with management of Marriott International, Host and the Partnerships, and their respective employees.

     ASSUMPTIONS. In rendering its opinion, AAA relied, without independent verification, on the accuracy and completeness in all material respects of certain relevant publicly available information and information provided to AAA by the Host and the Hotels. AAA assumed that all information furnished by Host, the Hotels and the Partnerships and their representatives, upon which AAA relied, presented and accurate description in all material respects of the current and prospective status of the Hotels and the Partnerships from an operational and financial point of view. AAA also noted that the Fairness Opinion was based upon financial, economic, market and other considerations as they existed and could be evaluated on the date thereof.

     CONCLUSIONS. AAA concluded that, based upon and subject to its analysis and assumptions and limiting conditions, and as of the date of the Fairness
Opinion: (i) the methodologies used to determine the Exchange Value, the Adjusted Appraised Value, the Continuation Value and the Liquidation Value each Partnership, including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of each of the Hotels, are fair and reasonable, from a financial point of view, to the MDAH Limited Partners and the Limited Partners of each Partnership, and (ii) the methodologies used to determine the value of an OP Unit and to allocate the equity interest in the Operating Partnership to be received by the MDAH Limited Partners and the Limited Partners of each Partnership are fair and reasonable to the Limited Partners of each Partnership.

     COMPENSATION AND MATERIAL RELATIONSHIPS. AAA has been paid a fee of $________ for its services as described herein, including the Appraisals and preparing to deliver the Fairness Opinion. In addition, AAA will be reimbursed for all reasonable out-of-pocket expenses, including legal fees, and will be indemnified against certain liabilities, including certain liabilities under the securities laws. The fee was negotiated between Host, the General Partners and AAA. Payment of the fee to AAA is not dependent upon completion of the Mergers. AAA has been previously engaged by Host and its affiliates to provide fairness opinions in connection with other transactions.

Voting Procedures

         The consent of MDAH Limited Partners holding more than 50% of the outstanding limited partnership interests is required for participation in the Merger. The General Partner owns 0.60% of the outstanding limited partnership interests in MDAH. The General Partner may not vote its limited partnership interests in connection with the Merger.

         An MDAH Limited Partner may mark the Consent Form to vote "FOR," "AGAINST" or "ABSTAIN" with respect to participation in a Merger by MDAH. The failure of a Limited Partner of MDAH to vote will have the same effect as if such Limited Partner had voted his Partnership Interests "AGAINST" the Merger. A Consent Form that is properly signed but not marked will be voted FOR the Merger. The voting procedures applicable to MDAH Limited Partners are set forth in the Consent Solicitation under the heading "Voting Procedures -- Required Vote and Other Conditions."

Federal Income Tax Considerations

         In addition to the federal income tax considerations discussed in the sections of the Consent Solicitation entitled "Federal Income Tax Considerations" and "Risk Factors -- Federal Income Tax Risks," MDAH Limited Partners should read carefully the following discussion of federal income tax considerations applicable specifically to the MDAH Limited Partners. The information included in this discussion is based upon various factual assumptions and information which are believed by the Operating Partnership and the General Partner to be reliable. However, some of these assumptions inevitably will not materialize, and unanticipated events and circumstances will occur. Therefore, there likely will be differences between the information provided herein, including the numerical data and estimates, and actual results, and the variations may be material and adverse.

         Applicability of Tax Opinions

         Hogan & Hartson L.L.P. ("Hogan & Hartson"), counsel to Host REIT, Host and the Operating Partnership, has provided to Host REIT and the Operating Partnership an opinion letter (substantially in the form of Appendix C to the Consent Solicitation) as to certain federal income tax consequences to the Operating Partnership and the MDAH Limited Partners resulting from the Mergers and the REIT Conversion. The opinion letter is based upon certain assumptions and certain representations provided by Host REIT, Host, the Operating Partnership and the General Partners. These representations generally involve factual matters relating to the organization, ownership and operations (including the income, assets, businesses, liabilities and properties) of the Partnerships and Hotels contributed to the Operating Partnership by Host and the Blackstone Entities prior to the Mergers and of Host REIT, the Operating Partnership and the Hotel Partnerships following the Mergers and the REIT Conversion. In addition, on the Closing Date, Hogan & Hartson expects to provide to Host REIT and the Operating Partnership an opinion letter (substantially in the form of Appendix D to the Consent Solicitation) as to the qualification and taxation of Host REIT as a REIT under the Code following the REIT Conversion. See "Federal Income Tax Considerations -- Summary of Tax Opinions" in the Consent Solicitation.

         Each opinion provided by Hogan & Hartson in the opinion letter that is substantially in the form of Appendix C to the Consent Solicitation is applicable to the MDAH Limited Partners.

         The opinions already rendered by Hogan & Hartson are based on the Code and Treasury Regulations in effect on the date hereof, current administrative interpretations and positions of the IRS and existing court decisions, and the opinions to be rendered by Hogan & Hartson on the Closing Date will be based on the same authorities as of the Closing Date. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change the law or the above


                                 MDAH Supp-21
conclusions reached by counsel. In addition, any such change could apply retroactively to transactions preceding the date of change. Moreover, opinions of counsel merely represent counsel's best judgment with respect to the probable outcome on the merits and are not binding on the IRS or the courts. Accordingly, even if there is no change in applicable law, no assurance can be provided that such opinions (which do not bind the IRS or the courts) will not be challenged by the IRS or will be sustained by a court if so challenged. With the one exception described below (see "- Tax Consequences of the Merger - Deemed Cash Distribution and Resulting Taxable Gain") and in the Consent Solicitation under "Federal Income Tax Considerations - Tax Consequences of the Mergers - IRS Ruling Request Regarding Allocation of Partnership Liabilities," neither Host REIT, the Operating Partnership nor the General Partners have requested or plan to request any rulings from the IRS concerning the tax consequences of the Mergers or the treatment of either the Operating Partnership or Host REIT subsequent to the REIT Conversion.

         Tax Consequences of the Merger

         Overview. Hogan & Hartson has provided an opinion to the effect that
         --------
the Merger will not result in the recognition of taxable gain or loss at the time of the Merger to an MDAH Limited Partner (i) who does not exercise his Unit Redemption Right on a date sooner than the date two years after the date of the consummation of the Merger; (ii) who does not receive a cash distribution (or a deemed cash distribution resulting from relief from liabilities, including as a result of any prepayment of the MDAH Mortgage Debt) in connection with the Merger or the REIT Conversion in excess of his aggregate adjusted basis in his MDAH Partnership Units at the time of the Merger; (iii) who does not elect to receive a Note in exchange for his OP Units in connection with the Merger (the "Note Election"); (iv) who is not required to recognize gain by reason of the exercise by another MDAH Limited Partner of his right to make the Note Election (which, in counsel's opinion, described below, should not be the result of such election); and (v) who does not have his "at risk" amount fall below zero as a result of the Merger or the REIT Conversion. See "Federal Income Tax Considerations --Summary of Tax Opinions" in the Consent Solicitation.

         With respect to the foregoing exceptions to nonrecognition treatment, the Operating Partnership and the General Partner believe as follows: (i) an MDAH Limited Partner who acquired his MDAH Partnership Units in the original offering of such Partnership Units and who has held such Partnership Units at all times since would not be considered to receive, as a result of the Merger, a distribution (or a deemed cash distribution resulting from relief from liabilities) that exceeds his aggregate adjusted basis in his MDAH Partnership Units at the time of the Merger, and would not have his "at risk" amount fall below zero as a result of the Merger, even if all of the MDAH Mortgage Debt were to be repaid in connection with the Merger or the REIT Conversion, and (ii) none of the personal property owned by MDAH will need to be sold to a Non-Controlled Subsidiary in connection with the REIT Conversion. See "Federal Income Tax Considerations -- Tax Consequences of the Mergers -- Overview" in the Consent Solicitation.

         With respect to the effects of an MDAH Limited Partner's election to receive a Note in exchange for his OP Units in connection with the Merger, Hogan & Hartson is of the opinion that, although the matter is not free from doubt, an MDAH Limited Partner who does not elect to receive a Note in connection with the Merger should not be required to recognize gain by reason of another MDAH Limited Partner's exercise of such right. With respect to the exercise of a Unit Redemption Right, Hogan & Hartson is of the opinion that it is more likely than not that an MDAH Limited Partner's exercise of his Unit Redemption Right more than one year after the date of consummation of the Merger but less than two years after such date will not cause the Merger itself to be a taxable transaction for the MDAH Limited Partner (or the other MDAH Limited Partners). See "Federal Income Tax Considerations -- Summary of Tax Opinions" in the Consent Solicitation. Opinions of counsel, however, do not bind the IRS or the courts, and no assurances can be provided that such opinions will not be challenged by the IRS or will be sustained by a court if so challenged.

         Deemed Cash Distribution and Resulting Taxable Gain. With respect to
         ---------------------------------------------------
his MDAH Partnership Units, an MDAH Limited Partner will receive no actual cash distribution in connection with the Merger but would be deemed to receive a cash distribution in connection with the Merger to the extent that his share of Operating Partnership liabilities immediately after the Merger and the REIT Conversion is less than his share of MDAH liabilities immediately prior to the Merger. For example, any prepayment of the MDAH Mortgage Debt or debt encumbering other Hotels may result in a deemed cash distribution to the MDAH Limited Partners. See



                                 MDAH Supp-22

"Federal Income Tax Considerations -- Tax Consequences of the Mergers -- Relief from Liabilities/Deemed Cash Distribution" in the Consent Solicitation. Even though the MDAH Mortgage Debt and the debt encumbering the other Hotels is not expected to be repaid or refinanced in connection with the Merger and the REIT Conversion, an MDAH Limited Partner's share of indebtedness following the Merger and the REIT Conversion may nonetheless decrease in comparison to the Limited Partner's estimated aggregate share of MDAH indebtedness as of December 31, 1998 (calculated based on the assumption that the Merger did not occur) by reason of the manner in which the debt allocation rules work when multiple assets with different levels of leverage are consolidated into a single partnership.

         An MDAH Limited Partner, however, would recognize taxable gain as a result of any deemed cash distribution only to the extent that the deemed cash distribution were to exceed his adjusted tax basis in his MDAH Partnership Units immediately prior to the Merger. As noted above, the Operating Partnership and the General Partner believe, based upon and subject to the assumptions and other limitations described below, that an MDAH Limited Partner who acquired his MDAH Partnership Units in the original offering of such Partnership Units and has held the Partnership Units at all times since the offering will have an adjusted tax basis in excess of the deemed cash distribution that might occur in connection with the Merger and the REIT Conversion, even if all MDAH Mortgage Debt were to be repaid. Therefore, such an MDAH Limited Partner should not recognize gain due to such deemed cash distribution resulting from the relief from liabilities in connection with the Merger and the REIT Conversion.

         The adjusted tax basis of an MDAH Limited Partner who did not acquire his MDAH Partnership Units in the original offering of such Partnership Units or who has not held his MDAH Partnership Units at all times since such offering could vary materially from that of an MDAH Limited Partner who did so. If an MDAH Limited Partner has an adjusted tax basis in his MDAH Partnership Units (per MDAH Partnership Unit) that is substantially less than the adjusted tax basis of an MDAH Limited Partner who acquired his MDAH Partnership Units in the original offering of such Partnership Units and has held such Partnership Units at all times since, he could (although it is unlikely) recognize gain due to any deemed cash distribution resulting from the relief from liabilities in connection with the Merger and the REIT Conversion.

         The Operating Partnership has no current plan or intention to cause the prepayment of the MDAH Mortgage Debt as part of the Merger and the REIT Conversion or, except as described in the Consent Solicitation, any of the nonrecourse liabilities encumbering the Hotels owned by the other Partnerships. The Operating Partnership, however, will have to repay mortgage indebtedness securing the Hotels owned by the Partnerships at the time such indebtedness matures (including the MDAH Mortgage Debt, which will mature on December 15, 1999). There can be no assurance that at the time of any such refinancing the Operating Partnership will be able to secure nonrecourse mortgage indebtedness secured only by those Hotels in an amount sufficient to avoid a deemed cash distribution to the former Limited Partners in those Partnerships, including MDAH in connection with the refinancing of the MDAH Mortgage Debt (although such a deemed distribution of cash may or may not result in the recognition of taxable income or gain by the former MDAH Limited Partners). Moreover, the Operating Partnership's current long-term financing strategy is to have as little debt as possible that is secured by individual Hotels and to have as much debt as possible in the form of unsecured debt, held either by the public or by institutional investors, which debt may or may not be recourse to Host REIT, as general partner of the Operating Partnership. In view of these considerations and the potential adverse consequences to Limited Partners in certain Partnerships, including the MDAH Limited Partners, the Operating Partnership has requested from the IRS a ruling to the effect that such unsecured indebtedness of the Operating Partnership that is issued initially to institutional investors and is not recourse to Host REIT (i) would qualify as "nonrecourse liabilities" for purposes of Code Section 752, (ii) to the extent the proceeds thereof are applied to repay existing nonrecourse mortgage indebtedness secured by one or more Hotels (including the MDAH Mortgage Debt), would be considered to be "secured" by those Hotels for purposes of allocating the liabilities for tax basis purposes (and thus would be allocable, at least in substantial part, to the former Limited Partners in the Partnership owning those Hotels, including the MDAH Limited Partners), and (iii) would constitute "qualified nonrecourse financing" secured by such Hotels for purposes of Code Section 465. The IRS has recently issued a ruling to that effect to another taxpayer, and has indicated to the Operating Partnership's representatives that it is favorably inclined to issue that ruling to the Operating Partnership.


                                 MDAH Supp-23

         Section 465(e) Recapture. As discussed in the Consent Solicitation, see
         ------------------------
"Federal Income Tax Considerations -- Tax Consequences of the Mergers -- Section 465(e) Recapture," the "at risk" rules of Section 465 of the Code generally apply to limit the use of partnership losses by a partner. Under Section 465(e) of the Code, a partner may be required to include in gross income, or "recapture," losses previously allowed to such partner with respect to his investment in a partnership if the amount for which the partner is "at risk" in relation to his investment in the partnership is less than zero at the close of the taxable year.

         It is possible that the consummation of the Merger and the REIT Conversion or the repayment of certain "qualified nonrecourse financing" of the Operating Partnership, the Hotel Partnerships or the Hotels contributed to the Operating Partnership by the Blackstone Entities at the time of or following the Merger and the REIT Conversion could, singularly or in combination, cause an MDAH Limited Partner's amount at risk in relation to his investment in MDAH (and, after the Merger, in the Operating Partnership) to be reduced below zero, resulting in an income inclusion to the Limited Partner under Section 465(e) of the Code. Currently, a sufficient portion of the current debt of MDAH constitutes "qualified nonrecourse financing" so that the MDAH Limited Partners have positive at risk amounts, and the Operating Partnership expects that most of the current debt with respect to the other Hotel Partnerships and the Hotels contributed by the Blackstone Entities that will be assumed by the Operating Partnership as part of the Merger and the REIT Conversion should qualify as "qualified nonrecourse financing." The Operating Partnership and the General Partner believe, based upon and subject to the assumptions and other limitations described below, that an MDAH Limited Partner who acquired his MDAH Partnership Units in the original offering of such Partnership Units and has held the Partnership Units at all times since will have a positive at risk amount immediately following the Merger and the REIT Conversion, even if all of the MDAH Mortgage Debt were to be repaid in connection with the Merger and the REIT Conversion and the MDAH Limited Partners were to have no share of any other "qualified nonrecourse financing" following the Merger and the REIT Conversion.

         It is possible, however, that a former MDAH Limited Partner's at risk amount could decline in the future, either because of the allocation of losses from the Operating Partnership to that former MDAH Limited Partner or because of cash distributions by the Operating Partnership to that former MDAH Limited Partner in excess of the taxable income allocable to him with respect to his OP Units. In that event, it may be necessary for the former MDAH Limited Partner to have a share of "qualified nonrecourse financing" from the Operating Partnership in order to avoid recognizing income by reason of his at risk amount falling below zero. Moreover, there can be no assurance that debt incurred by the Operating Partnership in the future to refinance the MDAH Mortgage Debt or outstanding mortgage debt of the other Hotel Partnerships or the Hotels contributed by the Blackstone Entities will qualify as "qualified nonrecourse financing." If, however, the Operating Partnership were to obtain the requested ruling from the IRS and were to refinance existing mortgage indebtedness of the Partnerships with the type of indebtedness described in the ruling, such indebtedness should constitute "qualified nonrecourse financing" for purposes of the "at risk" rules.

         Impact of Assumption of MDAH Liabilities by the Operating Partnership.
         ----------------------------------------------------------------------
As described in the Consent Solicitation, see "Federal Income Tax Considerations -- Tax Consequences of the Mergers -- Disguised Sale Regulations," an MDAH Limited Partner will recognize gain to the extent he is treated as having sold all or part of his MDAH Partnership Interest in a "disguised sale." For purposes of these rules, certain reductions in a partner's share of partnership liabilities are treated as a transfer of money or other property from the partnership to the partner which may give rise to a disguised sale, even if that reduction would not otherwise result in a taxable deemed cash distribution in excess of the partner's basis in his partnership interest. However, if a transfer of property by a partner to a partnership is not otherwise treated as part of a disguised sale, then any reduction in the partner's share of "qualified liabilities" also will not be treated as part of a disguised sale. A "qualified liability" in connection with a transfer of property to a partnership includes (i) any liability incurred more than two years prior to the earlier of the transfer of the property or the date the partner agrees in writing to the transfer, as long as the liability has encumbered the transferred property throughout the two-year period; (ii) a liability that was not incurred in anticipation of the transfer of the property to a partnership, but that was incurred by the partner within the two-year period prior to the earlier of the date the partner agrees in writing to transfer the property or the date the partner transfers the property to a partnership and that has encumbered the transferred property since it was incurred; (iii) a liability that is traceable under the Treasury Regulations to capital expenditures with respect to the property;



                                 MDAH Supp-24
and (iv) a liability that was incurred in the ordinary course of the trade or business in which property transferred to the partnership was used or held, but only if all the assets related to that trade or business are transferred, other than assets that are not material to a continuation of the trade or business. However, a recourse liability is not a "qualified liability" unless the amount of the liability does not exceed the fair market value of the transferred property (less any other liabilities that are senior in priority and encumber such property or any allocable liabilities described in (iii) or (iv), above) at the time of transfer.

         The General Partner believes that all liabilities of MDAH fall into one of the four categories of "qualified liabilities" described above and, accordingly, that the mere assumption by the Operating Partnership of the outstanding liabilities of MDAH will not give rise to a "disguised sale" by any of the MDAH Limited Partners.

         Tax Treatment of MDAH Limited Partners Who Hold OP Units Following the Merger

         Initial Basis in Units. In general, an MDAH Limited Partner will have
         ----------------------
an initial tax basis in his OP Units received in the Merger with respect to his MDAH Partnership Units equal to the basis in his MDAH Partnership Units at the time of the Merger, reduced to reflect any deemed cash distributions resulting from a reduction in his share of MDAH liabilities and increased to reflect his share of other liabilities of the Operating Partnership and any gain required to be recognized in connection with the Merger and the REIT Conversion. For a discussion of the federal income tax considerations for an MDAH Limited Partner from a reduction in basis that may result from the Merger and the REIT Conversion, see "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers -- Initial Tax Basis of OP Units" in the Consent Solicitation.

         Tax Allocations with Respect to Contributed Hotels upon a Sale of MDAH
         ----------------------------------------------------------------------
Hotels. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction
------
attributable to appreciated or depreciated property that is contributed to a partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (referred to as the "Book-Tax Difference"). The Operating Partnership and the General Partner estimate, based upon and subject to the assumptions and other limitations described below, that the aggregate Book-Tax Difference with respect to the MDAH Hotels will be $________ upon the consummation of the Merger.

         If the Operating Partnership were to sell all of the MDAH Hotels, the former partners of MDAH (including Host REIT with respect to the interest in MDAH held indirectly by Host through the General Partner) would be specially allocated by the Operating Partnership an aggregate amount of taxable gain equal to the Book-Tax Difference with respect to the MDAH Hotels ($ ____ in the aggregate if the MDAH Hotels were sold immediately after the consummation of the Merger, according to the estimate in the previous paragraph). The share of such gain allocable to an MDAH Limited Partner who acquired his MDAH Partnership Units in the original offering of such Partnership Units and held such Partnership Units at all times since would be $___ per MDAH Partnership Unit for a Limited Partner who acquired his Partnership Units for cash ($___ if such Limited Partner elected to reduce his basis in his MDAH Partnership Units in lieu of recognizing cancellation of indebtedness income in 1993), and $______ per MDAH Partnership Unit for a Limited Partner who acquired his Partnership Units pursuant to the installment purchase plan ($___ if such Limited Partner elected to reduce his basis in his MDAH Partnership Units in lieu of recognizing cancellation of indebtedness income in 1993). The share of such gain of an MDAH Limited Partner who did not acquire his MDAH Partnership Units in the original offering of such Partnership Units or who has not held his MDAH Partnership Units at all times since such offering could vary materially from these amounts. If the Operating Partnership were to sell an MDAH Hotel with a Book-Tax Difference, the remaining Book-Tax Difference at the time the Hotel is sold would be required to be allocated exclusively to the former MDAH Limited Partners and the General Partner, even though the proceeds of such sale would be allocated proportionately among all the partners in the Operating Partnership (and would likely be retained by the Operating Partnership, rather than distributed to holders of OP Units and Common Shares of Host REIT). The MDAH Limited Partners



                                 MDAH Supp-25
would not be entitled to any special distributions from the Operating Partnership in connection with such a sale, and thus would not necessarily receive cash distributions from the Operating Partnership sufficient to pay such additional taxes. Although the Partnership Agreement does not impose any restrictions upon the Operating Partnership preventing it from causing the sale of any or all of the MDAH Hotels at any time following the Merger, the Operating Partnership does not have current plans to pursue a sale of any of the MDAH Hotels. See "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers -- Sale of Individual Hotels" in the Consent Solicitation.

         Tax Allocations with Respect to Contributed Hotels Generally. The tax
         ------------------------------------------------------------
allocations of depreciation to the MDAH Limited Partners may change significantly as a result of the Merger and the REIT Conversion for two reasons. First, as described above, pursuant to Section 704(c) of the Code, depreciation and deductions attributable to the MDAH Hotels will be required to be allocated for federal income tax purposes in a manner such that the MDAH Limited Partners are charged with the Book-Tax Difference associated with the MDAH Hotels at the time of the consummation of the Merger. Consequently, an MDAH Limited Partner will be allocated less depreciation with respect to the MDAH Hotels than would be the case if the Merger had not occurred and the MDAH Limited Partner had continued to hold his MDAH Partnership Units. (On the other hand, a former MDAH Limited Partner will be allocated depreciation with respect to other Hotels acquired by the Operating Partnership in connection with the Merger and the REIT Conversion, including the Hotels owned by the other Hotel Partnerships and the Hotels being contributed to the Operating Partnership by Host and the Blackstone Entities in connection with the Merger and the REIT Conversion.) Second, the Merger will cause the technical termination under Section 708(b)(1)(B) of the Code of MDAH and each of the other Hotel Partnerships that participates in the Merger. Section 168(i)(7) of the Code provides, in effect, that when a partnership terminates under Section 708(b)(1)(B) of the Code, the partnership must begin new depreciation periods for its property. As a result, the remaining bases of the real estate components of the MDAH Hotels and the Hotels held by the other Hotel Partnerships will be depreciated over 39 years, rather than over the remaining current lives of such Hotels (which range from less than one year to 39 years). See "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers -- Effect of Mergers on Depreciation" in the Consent Solicitation.

         In light of the complexity of the governing rules affecting the calculation and allocation of depreciation with respect to properties contributed to a partnership, particularly when a number of those properties are subject to the separate adjustments required in connection with a technical termination under Section 708 of the Code, the number of Hotels that the Operating Partnership will be acquiring in connection with the Merger and the REIT Conversion, and the impact on these calculations of other outside events, including equity offerings by Host or Host REIT and other acquisitions undertaken by Host, Host REIT or the Operating Partnership prior to or in connection with the REIT Conversion, the Operating Partnership and the General Partner believe that it is impossible to predict with any degree of precision the impact that the Mergers and the REIT Conversion will have on the future depreciation (and, consequently, the amount of taxable income) allocable to an MDAH Limited Partner.

         Special Depreciation Adjustment for Certain MDAH Limited Partners.
         ------------------------------------------------------------------
Currently, MDAH is reporting on an annual basis to the MDAH Limited Partners each Limited Partner's proportionate share of depreciation from MDAH's depreciable real property to assist those MDAH Limited Partners who elected to exclude from their taxable income certain discharge of indebtedness income realized by MDAH in taxable year 1993 (and thus to reduce their adjusted basis in their MDAH Partnership Units). At this time, there is no administrative guidance regarding the impact of the Merger upon the MDAH Limited Partners who made the election to exclude such income. In the absence of such guidance, it is impossible for the Operating Partnership and the General Partner to predict the tax treatment of such MDAH Limited Partners resulting from the Merger. More specifically, it is unclear how the MDAH Limited Partners should account for the basis adjustments following the Merger. One possible approach might be to continue to recognize as income each year the depreciation that would have been foregone with respect to the MDAH Hotels by reason of the basis adjustment if the Merger had not occurred. There can be no assurance, however, that this method is the correct approach for dealing with the basis adjustments following the Merger. It is important that each MDAH Limited Partner who elected to adjust his basis in his Partnership Units in lieu of recognizing cancellation of indebtedness income in 1993 consult with his personal tax adviser as to how to deal with these




                                 MDAH Supp-26
basis adjustments following the Merger. If MDAH participates in the Merger, the Operating Partnership will provide an annual report to the former MDAH Limited Partners showing the proportionate share of depreciation from MDAH's depreciable property that would have been reported to the MDAH Limited Partners by MDAH if the Merger had not occurred.

         Impact on Passive Activity Losses of an Investment in a Publicly Traded
         -----------------------------------------------------------------------
Partnership. The passive loss limitation rules generally provide that
-----------
individuals, estates, trusts and certain closely held corporations and personal service corporations can only deduct losses from passive activities (generally activities in which the taxpayer does not materially participate, which would include the Operating Partnership for MDAH Limited Partners) to the extent that such losses are not in excess of the taxpayer's income from passive activities or investments. An MDAH Limited Partner would be able to offset losses from other passive activities against income from the Operating Partnership that is considered passive income (but not portfolio income) so long as the Operating Partnership is not treated as a publicly traded partnership. The Operating Partnership and the General Partner believe, however, that there is a substantial risk that the Operating Partnership will be treated as a publicly traded partnership for purposes of the passive loss limitation rules. In this event, any losses or deductions of the Operating Partnership allocable to an MDAH Limited Partner after the Merger could not be used to offset passive income from other passive activities. Similarly, losses from other passive activities (including losses attributable to MDAH for periods prior to the Merger) could not be applied to offset income of the Operating Partnership allocated to an MDAH Limited Partner. An MDAH Limited Partner, however, would be able to offset any passive losses from his investment in MDAH (or other investments) against any gain recognized by the MDAH Limited Partner as a result of the Merger. The Operating Partnership and the General Partner estimate that, as of December 31, 1998, an MDAH Limited Partner who acquired his MDAH Partnership Units in the original offering of such Partnership Units, has held those Partnership Units continuously since that time, and whose Partnership Units have been his only investment in a passive activity would have a passive activity loss carryforward of approximately $214, on a per Partnership Unit basis, for an MDAH Limited Partner whose MDAH Partnership Units were acquired for cash (approximately $16,039 if such Limited Partner elected to reduce his basis in his MDAH Partnership Units in lieu of recognizing cancellation of indebtedness income in
1993), and approximately, $23,173, on a per Partnership Unit basis, for an MDAH Limited Partner whose MDAH Partnership Units were acquired pursuant to the installment purchase plan (approximately $28,418 if such Limited Partner elected to reduce his basis in his MDAH Partnership Units in lieu of recognizing cancellation of indebtedness income in 1993).

         State and Local Taxes. MDAH Limited Partners holding OP Units will be
         ---------------------
subject to state and local taxation in a number of jurisdictions in which the Operating Partnership directly or indirectly holds real property and would be required to file periodic tax returns in those jurisdictions. In this regard, immediately following the Merger and the REIT Conversion, the Operating Partnership expects that it will own properties in approximately 28 states across the United States and in the District of Columbia. Currently, MDAH owns, directly and indirectly, properties in only five states. See "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold OP Units Following the Merger -- State and Local Taxes" in the Consent Solicitation.

         Assumptions Used in Determining Tax Consequences of the Merger

         In preparing the discussion set forth above, the Operating Partnership and the General Partner made several key assumptions, which are described below. If any such assumption is not accurate with respect to a particular MDAH Limited Partner, the tax consequences of the Merger to such Limited Partner could be substantially different from those reflected above. ACCORDINGLY, EACH MDAH LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISOR TO DETERMINE THE IMPACT OF SUCH MDAH LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER.

         First, with respect to an MDAH Limited Partner's basis in his MDAH Partnership Units prior to the Merger, the Operating Partnership and the General Partner assumed that an MDAH Limited Partner acquired his MDAH Partnership Units in the original offering of such Partnership Units and has held such Partnership Units at all times since the offering (the "Original Limited Partner's Adjusted Basis"). In general,

                                 MDAH Supp-27
each MDAH Limited Partner had an initial tax basis in his MDAH Partnership Units ("Initial Basis") equal to his cash investment in MDAH (plus his proportionate share of MDAH's nonrecourse liabilities at the time he acquired his MDAH Partnership Units). An MDAH Limited Partner's Initial Basis generally has been increased by (a) such Limited Partner's share of MDAH taxable income and (b) any increases in his share of the liabilities of MDAH. Generally, such Limited Partner's Initial Basis has been decreased (but not below zero) by (i) his share of MDAH cash distributions, (ii) any decreases in his share of the liabilities of MDAH, (iii) his share of losses of MDAH and (iv) his share of nondeductable expenditures of MDAH that are not chargeable to capital. Because "syndication costs" are chargeable to capital and not deductible for tax purposes, an MDAH Limited Partner's basis in his MDAH Partnership Units effectively would include his share of the syndication costs incurred by MDAH at formation. If an MDAH Limited Partner has an adjusted tax basis in his MDAH Partnership Units that is less than the tax basis of an MDAH Limited Partner who acquired his MDAH Partnership Units in the original offering of such Partnership Units and has held such Partnership Units at all times since, the Merger might result in the receipt by the MDAH Limited Partner of a deemed distribution of cash in excess of his adjusted tax basis in his MDAH Partnership Units, which could (although it is unlikely) result in the recognition of income or gain.

         The General Partner has set forth on Appendix E to the Consent Solicitation for MDAH (i) the Original Limited Partner's Adjusted Basis as of December 31, 1997 for each such MDAH Limited Partner, and (ii) an estimate of such MDAH Limited Partner's Original Limited Partner's Adjusted Basis as of December 31, 1998 (computed without regard to the Merger and based upon the assumptions set forth in Appendix C to the Consent Solicitation). The General Partner also has set forth on Appendix E to the Consent Solicitation for each MDAH Limited Partner whose adjusted basis in his MDAH Partnership Interest is the same as the Original Limited Partner's Adjusted Basis (i) the MDAH liabilities allocable to such MDAH Limited Partner as of December 31, 1997, and
(ii) an estimate of the MDAH liabilities allocable to such Limited Partner as of December 31, 1998 (computed without regard to the Merger and based upon the assumptions set forth in Appendix C to the Consent Solicitation). Each of these estimates is shown separately for those MDAH Limited Partners who acquired their Partnership Units at the time of the original offering pursuant to an installment purchase plan and reflects any adjustments attributable to an MDAH Limited Partner's election to reduce his basis in his MDAH Partnership Units in lieu of recognizing cancellation of indebtedness income in 1993.

         The adjusted tax basis of an MDAH Limited Partner who did not acquire his MDAH Partnership Units in the original offering of such Partnership Units could vary materially from that of an MDAH Limited Partner who did so for various reasons. If an MDAH Limited Partner has an adjusted tax basis in his MDAH Partnership Units that is less than the Original Limited Partner's Adjusted Tax Basis, the Merger might result in the receipt by the MDAH Limited Partner of a deemed distribution of cash in excess of his adjusted tax basis in his MDAH Partnership Units, which could (although it is unlikely) result in the recognition of income or gain.

         Finally, the Operating Partnership and the General Partner assumed that the Merger will be treated for federal income tax purposes as the transfer by the MDAH Limited Partners of their interests in the Hotel Partnerships to the Operating Partnership in exchange for OP Units. There can be no assurance, however, that the IRS will not seek to recharacterize each Merger as either (i) the liquidation of a Hotel Partnership followed by the distribution by the Partnership of its assets to its partners and the subsequent transfers by such partners of such assets to the Operating Partnership in exchange for OP Units (and possibly Notes), or (ii) the transfer by a Partnership of its assets to the Operating Partnership in exchange for OP Units (and possibly Notes) and the subsequent distribution of such OP Units to its partners. If the Merger is recharacterized in the manner described in (ii) in the preceeding sentence, the tax consequences of the Merger to the MDAH Limited Partners likely would be materially affected.

         EACH MDAH LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISOR TO DETERMINE THE IMPACT OF SUCH MDAH LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER. THE TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER TO A PARTICULAR MDAH LIMITED PARTNER COULD VARY SUBSTANTIALLY FROM THE CONSEQUENCES DESCRIBED ABOVE.

                                 MDAH Supp-28

         Tax Treatment of MDAH Limited Partners Who Exercise Their Right to Make the Note Election.

         An MDAH Limited Partner who exercises his right to make the Note Election and receive a Note in connection with the Merger will be treated as having made a taxable disposition of his OP Units. The amount realized in connection with such disposition will equal the sum of the "issue price" of the Note (i.e., the face amount of the Note, currently estimated as $98,343 per MDAH Partnership Unit) plus the portion of the MDAH liabilities allocable to the MDAH Limited Partner for federal income tax purposes immediately prior to the disposition of the OP Units (estimated as $_______ per MDAH Partnership Unit as of December 31, 1998). To the extent the amount realized exceeds the MDAH Limited Partner's adjusted basis in his MDAH Partnership Units, the MDAH Limited Partner will recognize gain. The Operating Partnership and the General Partner estimate (assuming the MDAH Limited Partner acquired his MDAH Partnership Units at the time of the original offering and has held such Partnership Units at all times since the offering) that the amount of gain that would be recognized by an MDAH Limited Partner who made the Note Election would be approximately $______ per MDAH Partnership Unit, as of December 31, 1998, if such Partnership Unit was acquired for cash ($____ if such Limited Partner elected to reduce his basis in his MDAH Partnership Units in lieu of recognizing cancellation of indebtedness income in 1993), and $____ per MDAH Partnership Unit if such Partnership Unit was acquired pursuant to an installment purchase plan ($____ if such Limited Partner elected to reduce his basis in his MDAH Partnership Units in lieu of recognizing cancellation of indebtedness income in 1993). For a discussion of the federal income tax rates applicable to the net capital gain from the sale of a capital asset, see "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold OP Units Following the Merger -- Disposition of OP Units by Limited Partners" in the Consent Solicitation. In this regard, the General Partner estimates that, as of December 31, 1998, if MDAH sold all of its Hotels in a fully taxable transaction for a net amount, after payment of liabilities, equal to the Note Election Amount of MDAH, the "unrecognized
Section 1250 gain" per MDAH Partnership Unit would be $____ if such Partnership Unit was acquired for cash ($____ if such Limited Partner elected to reduce his basis in his MDAH Partnership Units in lieu of recognizing cancellation of indebtedness income in 1993), and $____ per MDAH Partnership Unit if such Partnership Unit was acquired pursuant to an installment purchase plan ($____ if such Limited Partner elected to reduce his basis in his MDAH Partnership Units in lieu of recognizing cancellation of indebtedness income in 1993) and the gain subject to tax as ordinary income under Code Section 1245 per MDAH Partnership Unit would be $____ if such Partnership Unit was acquired for cash ($____ if such Limited Partner elected to reduce his basis in his MDAH Partnership Units in lieu of recognizing cancellation of indebtedness income in 1993), and $___ per MDAH Partnership Unit if such Partnership Unit was acquired pursuant to an installment purchase plan ($____ if such Limited Partner elected to reduce his basis in his MDAH Partnership Units in lieu of recognizing cancellation of indebtedness income in 1993). An MDAH Limited Partner who makes the Note Election would be able to treat any per Partnership Unit passive activity loss carryforward with respect to the activities of MDAH, to the extent the sum of such losses exceeds his passive activity income for 1998, as losses that are not from a passive activity and, therefore, not subject to the passive activity loss limitation rules. For purposes of determining the gain recognized by a Limited Partner as a result of making the Note Election, an Original Limited Partner's Adjusted Basis will reflect such Limited Partner's share of the syndication costs incurred by his Partnership at formation.

         An MDAH Limited Partner who elects to receive a Note may be eligible to defer at least a portion of that gain under the "installment sale" rules. Those rules, however, will not permit the MDAH Limited Partner to defer all of the gain, and, to the extent that the face amount of the Note (and any other installment obligations received by the taxpayer during the year) outstanding at the end of the taxable year in which the Merger occur exceeds $5,000,000, will require that the MDAH Limited Partner who defers gain pay to the IRS interest on the resulting tax that has been deferred. The MDAH Limited Partner will not be eligible to defer gain recognized upon the receipt of the Note to the extent that his share of MDAH liabilities at the time of the Merger exceeds his adjusted tax basis in his MDAH Partnership Units immediately prior to the Merger (that is, to the extent that he has a "negative capital account" for tax purposes). In addition, the MDAH Limited Partner will not be eligible to defer gain to the extent that such gain would be taxed as ordinary income under Sections 1245 and 1250 of the Code. Lastly, if an MDAH Limited Partner disposes of his Note, any gain that had been deferred would be recognized in the year of disposition.

         THE SPECIFIC TAX ATTRIBUTES OF A PARTICULAR MDAH LIMITED PARTNER COULD HAVE A MATERIAL IMPACT ON THE TAX CONSEQUENCES OF THE MERGER, AND THE SUBSEQUENT OWNERSHIP AND DISPOSITION OF NOTES. THEREFORE, IT IS ESSENTIAL THAT MDAH LIMITED

                                 MDAH Supp-29

PARTNERS CONSIDERING ELECTING TO RECEIVE NOTES CONSULT WITH THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE FEDERAL INCOME TAX LAWS TO SUCH MDAH LIMITED PARTNERS' RESPECTIVE PERSONAL TAX SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, OR FOREIGN TAXING JURISDICTION.

         Tax Consequences if MDAH Does Not Participate in the Merger

         If MDAH does not participate in the Merger, the MDAH Limited Partners would not have any tax consequences resulting from the Merger. The consequences of continued ownership of MDAH Partnership Units will be the same as would have resulted if the Merger had not been proposed.

                              *        *        *

         The above description is not exhaustive of all possible tax considerations associated with the Merger and the REIT Conversion. This summary does not discuss foreign tax considerations, nor does it discuss all of the aspects of federal income taxation or state and local taxation that may be relevant to MDAH Limited Partners in light of their particular circumstances. EACH MDAH LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISOR TO DETERMINE THE IMPACT OF SUCH MDAH LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER.

                                 MDAH Supp-30

                             SELECTED FINANCIAL DATA

     The following table presents selected historical financial data derived from the audited financial statements for the five most recent fiscal years in the period ended December 31, 1997, the unaudited condensed financial statements for the First Quarter 1998 and the First Quarter 1997. The following data should be read in conjunction with audited financial statements and the notes thereto, Management's Discussion and Analysis of Financial Condition and Results of Operations and the other financial information included elsewhere herein.

                                              First Quarter                              Fiscal Year
                                           ------------------      ------------------------------------------------------
                                            1998        1997        1997        1996        1995        1994        1993
                                           ------      ------      ------      ------      ------      ------      ------
                                              (unaudited)          (amounts in thousands, except per Partnership Unit)/(1)/
Revenues..............................   $    6,877  $    5,524    $ 26,699    $ 22,374   $  19,715     $17,020    $ 15,148
Operating profit                              4,262       3,000      15,433      12,125      10,039       5,658       3,335
Income (loss) before
    extraordinary item(2).............        2,484         863       6,986       3,418         393     (1,982)         158
Net income (loss)                             2,484         863       6,986       3,418         393     (1,982)       4,152
Distributions:
    General partner...................           --          --          14          19          18          15          --
    Limited partners..................           --          --       1,368       1,894       1,855       1,419          --
                                         ------------------------------------------------------------------------------------
Total.................................           --          --       1,482       1,913       1,873       1,434          --
Per Partnership Unit(1):
    Net income (loss).................        5,940       2,063      16,705       8,174         940     (4,739)       9,928
    Distributions.....................           --          --       3,304       4,575       4,481       3,428          --
EBITDA(3) (unaudited).................        5,787       4,458      22,328      18,579      16,020      12,497      13,805
Cash provided by operating activities.        2,646       2,027      15,597      11,041       6,990       5,957          --
Cash used in investing activities.....        (660)       (403)     (3,133)     (2,752)     (1,686)     (1,694)       (504)
Cash used in financing activities.....      (2,024)     (1,414)    (14,089)     (8,537)     (4,898)     (4,027)     (4,110)
Increase (decrease) in cash
    and cash equivalents..............         (38)         210     (1,625)       (248)         406         236     (4,614)
Ratio of earnings to fixed charges(4)
    (unaudited).......................        2.28x       1.40x       1.78x       1.37x       1.04x          --       1.00x
Deficiency of earnings to
    fixed charges(4) (unaudited)......           --          --          --          --          --       1,982          --
Total assets at book value............      132,338     130,796     129,831     129,918     130,360     133,073     137,310
Cash and cash equivalents.............        1,099       2,972       1,137       2,762       3,010       2,604       2,368
Total debt(5).........................      137,412     144,151     137,643     144,374     147,052     150,350     152,489
Total liabilities....................       146,333     152,016     146,310     152,001     153,948     155,181     156,032
Partner's capital (deficit):
    Limited partners..................     (13,906)    (21,058)    (16,365)    (21,913)    (23,403)    (21,937)    (18,586)
    General partner...................         (89)       (162)       (114)       (170)       (185)       (171)       (136)
Book value per Partnership
    Unit (unaudited)(1)...............     (33,589)    (50,867)    (39,529)    (52,930)    (56,529)    (52,988)    (44,894)
Exchange value per Partnership
    Unit (unaudited)(1)...............     109,216          --          --          --          --          --          --

(1)   A Partnership Unit represents a $100,000 original investment in MDAH.
(2) In 1993, the Partnership recorded an extraordinary gain of $3,994,000 for the forgiveness of accrued incentive management fees in conjunction with the refinancing of certain debt.
(3) EBITDA consists of the sum of net income, interest expense, depreciation and amortization. EBITDA data is presented because such data is used by certain investors to determine the Partnership's ability to meet debt service requirements. The Partnership considers EBITDA to be an indicative measure of the Partnership's operating performance due to the significance of the Partnership's long-lived assets and because of EBITDA can be used to measure the Partnership's ability to service debt, fund capital expenditures and expand its business; however, such information should not be considered as an alternative to net income, operating profit, cash flows from operations, or any other operating or liquidity performance measure prescribed by generally accepted accounting principles. Cash expenditures for various long-term assets and interest expense have been, and will be, incurred which are not reflected in the EBITDA presentations.
(4) The ratio of earnings to fixed charges is computed by dividing net income before interest expense and other fixed charges by total fixed charges, including interest expense, amortization of debt issuance costs and the portion of rent expense that is deemed to represent interest. Interest expense in 1993 includes a reduction of $2,884,000 related to the revision of estimated 1992 interest rate swap termination costs in 1992. The deficiency of earnings to fixed charges is largely the result of depreciation and amortization of $6,548,000 in 1994.
(5) Total debt amounts includes amounts due to Host Marriott under Debt Service guarantees, Notes Payable and Deferred Purchase Debt of $15,629,000 as of March 27, 1998, March 28, 1997 and December 31, 1997 and
      1996, $15,106,000 as of December 31, 1995 and $15,706,000 as of December
      31, 1994 and 1993.

                                 MDAH Supp-31

Management's Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations

First Quarter 1998 Compared to First Quarter 1997

         Revenues. Revenues increased $1.4 million, or 25%, to $6.8 million for the First Quarter 1998 when compared to the First Quarter 1997, primarily due to a 14% increase in REVPAR. The increase in REVPAR resulted from a 13% increase in the combined average room rate to approximately $114 coupled with a slight increase in the combined average occupancy to 76%.

         Operating Costs and Expenses. Operating costs and expenses increased slightly by $91,000 to $2.6 million in the first quarter of 1998. As a percentage of Hotel revenues, Hotel operating costs and expenses represented 38% of revenues for the First Quarter 1998 and 46% for the First Quarter 1997.

         Operating Profit. As a result of the increased revenues, operating profit increased $1.3 million to $4.3 million in the First Quarter 1998 as compared to the First Quarter 1997.

         Interest Expense. Interest expense decreased $245,000 to $1.9 million in the First Quarter 1998 from $2.2 million in the First Quarter 1997 primarily due to principal amortization.

         Net Income. Net income increased $1.6 million to $2.5 million for the First Quarter 1998 as compared to the First Quarter 1997 due to the items discussed above.

1997 Compared to 1996

         Revenues. Revenues increased $4.3 million, or 19% in 1997 to $26.7 million in 1997 as a result of strong growth in REVPAR of 13%. Hotel sales increased $5.8 million, or 8%, to $75.3 million in 1997 also reflecting improvements in REVPAR for the year. The increase in REVPAR was the result of an increase in average room rates of 10% coupled with a 1.8 percentage point increase in average occupancy.

         Operating Costs and Expenses. Operating costs and expenses increased $1.0 million to $11.3 million in 1997 from $10.2 million in 1996. As a percentage of Hotel revenues, Hotel operating costs and expenses represented 42% of revenues for 1997 and 46% in 1996.

         Operating Profit. As a result of the changes in revenues and operating costs and expenses discussed above, operating profit increased $3.3 million to $15.4 million, or 58% of total revenues in 1997 from $12.1 million, or 54% of revenues in 1996.

         Interest Expense. Interest expense decreased $200,000 to $8.9 million in 1997 from $9.1 million in 1996.

         Net Income. Net income increased $3.6 million to $7.0 million in 1997, due to the items discussed above.

1996 Compared to 1995

         Revenues. Revenues increased $2.7 million, or 13%, to $22.4 million in 1996 from $19.7 million in 1995 as a result of strong growth in REVPAR of 6%. The increase in REVPAR was primarily the result of a 8% increase in average room rates offset by a 1.5 percentage point decrease in average occupancy.

         Operating Costs and Expenses. Operating costs and expenses increased $600,000 to $10.2 million, or 46% of Hotel revenues, in 1996 from $9.7 million, or 49% of Hotel revenues, in 1995.

                                 MDAH Supp-32

         Operating Profit. Operating profit increased $2.1 million to $12.1 million, or 54% of Hotel revenues, in 1996 from $10.0 million, or 51% of Hotel revenues, in 1995 due to the changes in Hotel revenues and Hotel operating costs discussed above.

         Interest Expense. Interest expense decreased $1.0 million to $9.1 million in 1996. This decrease can be attributed to a decline in interest rates, as well as a lower outstanding principal balance due to principal amortization on the Mortgage Debt.

         Net Income. Net income increased to $3.4 million in 1996, from $393,000 in 1995 due to the items discussed above.

Capital Resources and Liquidity

         The Partnership's financing needs have been historically funded through loan agreements with independent financial institutions. The General Partner believes that the Partnership will have sufficient capital resources and liquidity to conduct its operations in the ordinary course of business.

         The Partnership is required to maintain the Hotels in good condition. The hotel management agreement provides for the establishment of a property improvement fund for each Hotel. Contributions to the property improvement fund are equal to a percentage of gross Hotel sales. Contributions to the fund for the Fairview Park, Southfield, Livonia and Fullerton Hotels were 3% for the years 1995 through 1999 and 4% for the year 2000 and thereafter. The Dayton Hotel will contribute 4% annually. Annual contributions at the Research Triangle Park Hotel were 3% through 1997 and will be 4% in 1998 and thereafter. Contributions to the property improvement fund amounted to $2,442,000, $2,258,000, $2,104,000, $619,000 and $523,000 for the years ended December 31,
1997, 1996 and 1995, First Quarter 1998 and First Quarter 1997 respectively.

         For 1997, the Partnership paid a base management fee equal to 3% of gross sales. No incentive management fees will be accrued by the Partnership or be considered earned by the manager until the entire mortgage principal balance, together with accrued interest, is paid in full. No incentive management fees have been earned by or paid to MHSI since the inception of the Partnership.

Principal Sources and Uses of Cash

         The Partnership's principal source of cash is from Hotel operations. Its principal uses of cash are to pay debt service, fund the property improvement fund and, until September 1996, make distributions to partners. Cash provided by operations was $15.6 million, $11.0 million and $7.0 million for the years ended December 31, 1997, 1996 and 1995, respectively and $2.6 million and $2.0 million for the First Quarter 1998 and the First Quarter 1997, respectively. The increase is primarily due to improved Hotel operations.

         Cash used in investing activities was $3.1 million, $2.8 million and $1.7 million in 1997, 1996 and 1995, respectively. The Partnership's cash investing activities consist primarily of contributions to the property improvement fund and capital expenditures for improvements to existing hotels. Contributions to the property improvement fund amounted to $2,442,000, $2,558,000 and $2,104,000 for the years ended December 31, 1997, 1996 and 1995, respectively. Cash used in investing activities for the First Quarter 1998 and the First Quarter 1997 was $660,000 and $403,000, respectively. Contributions to the property improvement fund were $617,000 and $523,000 for the twelve weeks ended March 27, 1998 and March 28, 1997.

         Cash used in financing activities was $14.1 million, $8.5 million and $4.9 million in 1997, 1996 and 1995, respectively. The Partnership's cash financing activities consist primarily of capital distributions to partners and payments of the mortgage debt. The increase in cash used in financing activities in 1997 is primarily due to the increased principal amortization in 1997 as compared to 1996 and 1995 as required under the loan agreement. For the First Quarter 1998 and the First Quarter 1997, cash used in financing activities was $2.0 million and $1.4 million, respectively. The increase in cash used during the First Quarter 1998 compared to the First Quarter 1997 is due to increased principal amortization in 1998.

                                 MDAH Supp-33

                              FINANCIAL STATEMENTS


                                 MDAH Supp-34

                    Report of Independent Public Accountants

TO THE PARTNERS OF MARRIOTT DIVERSIFIED AMERICAN HOTELS, L.P.:

We have audited the accompanying balance sheet of Marriott Diversified American Hotels, L.P. (a Delaware limited partnership) as of December 31, 1997 and 1996, and the related statements of operations, changes in partners' deficit and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the General Partner's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Marriott Diversified American Hotels, L.P. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


                                                     ARTHUR ANDERSEN LLP


Washington, D.C.
April 8, 1998

                                 MDAH Supp-35

                   Marriott Diversified American Hotels, L.P.
                                 Balance Sheets
                           December 31, 1997 and 1996
                                 (in thousands)

                                                                                      1997              1996
                                                                                  ------------      ------------
ASSETS

   Property and equipment, net..................................................  $    108,153      $    111,278
   Mortgage escrow..............................................................        11,624             5,710
   Due from Marriott Hotel Services, Inc........................................         3,714             4,571
   Debt service reserve fund....................................................         3,000             3,000
   Property improvement fund....................................................         1,667             1,781
   Deferred financing costs, net................................................           536               816
   Cash and cash equivalents....................................................         1,137             2,762
                                                                                  ------------      ------------

         Total Assets...........................................................  $    129,831      $    129,918
                                                                                  ============      ============

LIABILITIES AND PARTNERS' DEFICIT

   LIABILITIES
      Mortgage debt.............................................................  $    122,014      $    128,745
      Debt service guarantee and related interest payable to
         Host Marriott Corporation..............................................        19,762            18,600
      Note payable and related interest due to the General Partner..............         2,804             2,615
      Deferred purchase debt and related interest payable to
         Host Marriott Corporation..............................................           676               675
      Accounts payable and accrued expenses.....................................         1,054             1,366
                                                                                  ------------      ------------

         Total Liabilities......................................................       146,310           152,001
                                                                                  ------------      ------------

   Partners' Deficit
      General Partner
         Capital contribution, net of offering costs of $15.....................           403               403
         Capital distributions..................................................           (98)              (84)
         Cumulative net losses..................................................          (419)             (489)
                                                                                  ------------      ------------

                                                                                          (114)             (170)
                                                                                  ------------      ------------
      Limited Partners
         Capital contributions, net of offering costs of $4,785.................        35,830            35,830
         Investor notes receivable..............................................          (966)             (966)
         Capital distributions..................................................        (9,738)           (8,370)
         Cumulative net losses..................................................       (41,491)          (48,407)
                                                                                  ------------      ------------

                                                                                       (16,365)          (21,913)
                                                                                  ------------      ------------

         Total Partners' Deficit................................................       (16,479)          (22,083)
                                                                                  ------------      ------------

                                                                                  $    129,831      $    129,918
                                                                                  ============      ============

                       See Notes to Financial Statements.

                                 MDAH Supp-36

                   Marriott Diversified American Hotels, L.P.
                            Statements of Operations
              For the Years Ended December 31, 1997, 1996 and 1995
                     (in thousands, except per Unit amounts)

                                                                  1997             1996              1995
                                                              ------------     ------------     ------------
REVENUES
   Hotel Revenues (Note 3)..................................  $     26,699     $     22,374     $     19,715
                                                              ------------     ------------     ------------

OPERATING COSTS AND EXPENSES
   Depreciation and amortization............................         6,398            6,032            5,534
   Base management fee due to Marriott
       Hotel Services, Inc..................................         2,260            2,086            1,944
   Property taxes and other.................................         2,608            2,131            2,198
                                                              ------------     ------------     ------------

                                                                    11,266           10,249            9,676
                                                              ------------     ------------     ------------

OPERATING PROFIT  ..........................................        15,433           12,125           10,039
   Interest expense.........................................        (8,944)          (9,129)         (10,093)
   Interest income..........................................           497              422              447
                                                              ------------     ------------     ------------

NET INCOME..................................................  $      6,986     $      3,418     $        393
                                                              ============     ============     ============


ALLOCATION OF NET INCOME
   General Partner..........................................  $         70     $         34     $          4
   Limited Partners.........................................         6,916            3,384              389
                                                              ------------     ------------     ------------

                                                              $      6,986     $      3,418     $        393
                                                              ============     ============     ============

NET INCOME PER LIMITED PARTNER UNIT
   (414 UNITS)..............................................  $     16,705     $      8,174     $        940
                                                              ============     ============     ============

                       See Notes to Financial Statements.

                                 MDAH Supp-37

                   Marriott Diversified American Hotels, L.P.
                   Statements of Changes in Partners' Deficit
              For the Years Ended December 31, 1997, 1996 and 1995
                                 (in thousands)


                                                                        General         Limited
                                                                        Partner        Partners          Total
                                                                     -------------  -------------   -------------
Balance, December 31, 1994.........................................  $        (171) $     (21,937)  $     (22,108)

     Capital distributions.........................................            (18)        (1,855)         (1,873)

     Net income ...................................................              4            389             393
                                                                     -------------  -------------   -------------

Balance, December 31, 1995.........................................           (185)       (23,403)        (23,588)

     Capital distributions.........................................            (19)        (1,894)         (1,913)

     Net income ...................................................             34          3,384           3,418
                                                                     -------------  -------------   -------------

Balance, December 31, 1996.........................................           (170)       (21,913)        (22,083)

     Capital distributions.........................................            (14)        (1,368)         (1,382)

     Net income ...................................................             70          6,916           6,986
                                                                     -------------  -------------   -------------

Balance, December 31, 1997.........................................  $        (114) $     (16,365)  $     (16,479)
                                                                     =============  =============   =============

                       See Notes to Financial Statements.

                                 MDAH Supp-38

                   Marriott Diversified American Hotels, L.P.
                            Statements of Cash Flows
              For the Years Ended December 31, 1997, 1996 and 1995
                                 (in thousands)

                                                                                  1997        1996          1995
                                                                               --------     --------      --------
OPERATING ACTIVITIES
   Net income...............................................................   $  6,986     $  3,418      $    393
   Noncash items:
     Depreciation and amortization..........................................      6,398        6,032         5,534
     Deferred interest......................................................      1,414        1,375         1,414
     Amortization of deferred financing costs as interest expense...........        280          279           278
     Loss on retirement of property and equipment...........................         15           12            73
   Changes in operating accounts:
     Due to/from Marriott Hotel Services, Inc...............................        816         (730)         (153)
     Accounts payable and accrued expenses..................................       (312)          55           104
     Due to/from Host Marriott Corporation..................................         --          600          (653)
                                                                               --------     --------      --------

     Cash provided by operations............................................     15,597       11,041         6,990
                                                                               --------     --------      --------

INVESTING ACTIVITIES
   Additions to property and equipment......................................     (3,288)      (3,588)       (2,895)
   Change in property improvement fund, net.................................        114          786           609
   Return of working capital from Marriott Hotel Services, Inc..............         41           50           600
                                                                               --------     --------      --------

     Cash used in investing activities......................................     (3,133)      (2,752)       (1,686)
                                                                               --------     --------      --------

FINANCING ACTIVITIES
   Payment of mortgage debt.................................................     (6,731)      (3,201)       (2,698)
   Mortgage escrow..........................................................     (5,914)      (3,341)         (326)
   Capital distributions to partners........................................     (1,382)      (1,913)       (1,873)
   Repayment of deferred purchase debt due to Host
     Marriott Corporation...................................................        (62)         (82)           --
   Deferred financing costs.................................................         --           --            (1)
                                                                               --------     --------      --------

     Cash used in financing activities......................................    (14,089)      (8,537)       (4,898)
                                                                               --------     --------      --------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS............................     (1,625)        (248)          406

CASH AND CASH EQUIVALENTS at beginning of year..............................      2,762        3,010         2,604
                                                                               --------     --------      --------

CASH AND CASH EQUIVALENTS at end of year....................................   $  1,137     $  2,762      $  3,010
                                                                               ========     ========      ========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
   Cash paid for interest:
     Mortgage debt..........................................................   $  7,373     $  7,491      $  8,362
     Deferred purchase debt due to Host Marriott Corporation................         62           10            81
                                                                               --------     --------      --------

                                                                               $  7,435     $  7,501      $  8,443
                                                                               ========     ========      ========

                       See Notes to Financial Statements.

                                 MDAH Supp-39

                   Marriott Diversified American Hotels, L.P.
                          Notes to Financial Statements
                           December 31, 1997 and 1996


NOTE 1.   THE PARTNERSHIP

Description of the Partnership

Marriott Diversified American Hotels, L.P. (the "Partnership"), a Delaware limited partnership, was formed on October 4, 1989 to acquire, own and operate the following hotels (the "Hotels") which are managed as part of the Marriott full-service hotel system by Marriott Hotel Services, Inc. ("MHSI"), a wholly-owned subsidiary of Marriott International, Inc. ("Marriott International"): (i) the 395-room Fairview Park Marriott in Virginia; (ii) the 399-room Dayton Marriott in Ohio; (iii) the 224-room Marriott at Research Triangle Park in North Carolina; (iv) the 226-room Detroit Marriott Southfield in Michigan; (v) the 224-room Detroit Marriott Livonia in Michigan; and (vi) the 224-room Fullerton Marriott in California. The sole general partner of the Partnership, with a 1% interest, is Marriott MDAH One Corporation (the "General Partner"), a wholly-owned subsidiary of Host Marriott Corporation ("Host Marriott").

Partnership operations commenced on February 8, 1990 (the "Initial Closing Date"). Between November 14, 1989 and the Initial Closing Date, 381 limited partnership interests (the "Units") were sold pursuant to a private placement offering. Between the Initial Closing Date and April 23, 1990 (the "Final Closing Date"), the offering was completed with the sale of 33 additional Units. The offering price per Unit was $100,000; $15,000 payable at subscription with the balance due in three annual installments through June 20, 1992, or, alternatively, $88,396 in cash at closing as full payment of the subscription price. As of the Final Closing Date, 348.5 Units were purchased on the installment basis, and 65.5 Units were paid in full. The limited partners' obligation to make the installment payments is evidenced by promissory notes (the "Investor Notes") payable to the Partnership and secured by the Units. The General Partner contributed $418,182 in cash on the Initial Closing Date for its 1% general partnership interest.

On the Initial Closing Date, the Partnership executed a purchase agreement with Host Marriott and certain of its affiliates to acquire the Hotels and the Hotels' working capital and supplies for $157 million. Of the total purchase price, $131.4 million was paid in cash from the proceeds of mortgage financing and the initial installment on the sale of the Units with the remaining $25.6 million evidenced by a promissory note (the "Deferred Purchase Debt") payable to Host Marriott.

Partnership Allocations and Distributions

Pursuant to the terms of the partnership agreement, Partnership allocations, for Federal income tax purposes, and distributions are generally made as follows:

a. Cash available for distribution will generally be distributed (i) first, 1% to the General Partner and 99% to the limited partners, until the partners have received, with respect to such year, an amount equal to 10% of contributed capital, as defined; (ii) second, remaining cash available for distribution will be distributed as follows, depending on the amount of cumulative distributions of net refinancing and/or sales proceeds ("Capital Receipts") previously distributed:

      (1) 1% to the General Partner and 99% to the limited partners, if the partners have received aggregate cumulative distributions of Capital Receipts of less than 50% of their original capital contributions; or

      (2) 10% to the General Partner and 90% to the limited partners, if the partners have received aggregate cumulative distributions of Capital Receipts equal to or greater than 50% but less than 100% of their original capital contributions; or

                                 MDAH Supp-40

      (3) 20% to the General Partner and 80% to the limited partners, if the partners have received aggregate cumulative distributions of Capital Receipts equal to 100% or more of their original capital contributions.

b. Capital Receipts not retained by the Partnership will be distributed (i) first, 1% to the General Partner and 99% to the limited partners until the partners have received an amount equal to the unpaid portion of a cumulative 15% return on Net Invested Capital, defined as the excess of capital contributions over cumulative distributions of Capital Receipts, plus contributed capital, as defined; and (ii) thereafter, 20% to the General Partner and 80% to the limited partners.

c. Proceeds from the sale of substantially all of the assets of the Partnership will be distributed to the partners in accordance with their capital account balances as adjusted to take into account gain or loss resulting from such sale.

d. Net profits will generally be allocated to the partners in proportion to the distributions of cash available for distribution.

e. Net losses will be allocated 75% to the General Partner and 25% to the limited partners.

f. Deductions for interest on the Deferred Purchase Debt (see Note 6), which cumulatively will not exceed $11,604 per Unit, will be allocated to those limited partners owning the Units purchased on the installment basis.

g. Gain recognized by the Partnership will be allocated as follows: (i) first, to all partners whose capital accounts have negative balances until such balances are brought to zero; (ii) next, to all partners in amounts necessary to bring their respective capital account balances to an amount equal to their Net Invested Capital plus a cumulative 15% return on Net Invested Capital; and (iii) thereafter, 20% to the General Partner and 80% to the limited partners.

h. Losses will generally be allocated as follows: (i) first, to all partners whose capital accounts have positive balances until such balances have been eliminated; and (ii) thereafter, 100% to the General Partner.

For financial reporting purposes, profits and losses are allocated among the partners based upon their stated interests in cash available for distribution.

NOTE 2.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The Partnership's records are maintained on the accrual basis of accounting, and its fiscal year coincides with the calendar year.

Restricted Cash

In connection with the June 30, 1993 refinancing of the mortgage debt, a debt service reserve in the amount of $3.0 million was required to be held by the lender. In addition, the loan agreement requires that to the extent that there was cash available after payment of principal and interest on Note A and interest on Note B, then such remaining cash was split 50% to the Partnership and 50% to the Mortgage Escrow. The Mortgage Escrow was applied annually 50% to the payment of additional principal on Note A, and 50% to the principal on Note B, until the Partnership received a cumulative amount equal to $7,352,000. The Partnership reached this cumulative amount in September 1996. Thereafter, 100% of remaining cash flow is reserved in the Mortgage Escrow and applied annually 25% to Note A and 75% to Note B. At December 31, 1997, the balance of the Mortgage Escrow was $11.6 million. This amount will be applied toward principal amortization in 1998.

                                  MDAH Supp-41

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenues and Expenses

Revenues represent house profit of the Hotels since the Partnership has delegated substantially all of the operating decisions related to the generation of house profit from the Hotels to MHSI. House profit reflects Hotel operating results which flow to the Partnership as property owner and represents gross Hotel sales less property-level expenses, excluding depreciation and amortization, base management fees, real and personal property taxes, ground and equipment rent, insurance and certain other costs, which are disclosed in the statement of operations (see Note 3).

On November 20, 1997, the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board reached a consensus on EITF 97-2, "Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements." EITF 97-2 addresses the circumstances in which a management entity may include the revenues and expenses of a managed entity in its financial statements.

The Partnership is assessing the impact of EITF 97-2 on its policy of excluding the property-level revenues and operating expenses of its hotels from its statements of operations.

Property and Equipment

Property and equipment is recorded at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets as follows:

                 Land improvements                             40 years
                 Buildings and improvements                    40 years
                 Leasehold improvements                        40 years
                 Furniture and equipment                  4 to 10 years

All property and equipment is pledged as security for the mortgage debt described in Note 6.

The Partnership assesses impairment of its real estate properties based on whether estimated undiscounted future cash flows from such properties on an individual hotel basis will be less than their net book value. If the property is impaired, its basis is adjusted to fair market value.

Deferred Financing and Organization Costs

Deferred financing costs represent the costs incurred in connection with obtaining the Mortgage Debt and are being amortized over the term thereof. Organization costs incurred in the formation of the Partnership were amortized on a straight-line basis over five years. Organization costs were fully amortized and removed from the Partnership's accounts as of December 31, 1995. As of December 31, 1997 and 1996, accumulated amortization of deferred financing costs totaled $1,995,000 and $1,715,000, respectively.

Cash and Cash Equivalents

The Partnership considers all highly liquid investments with a maturity of less than three months at date of purchase to be cash equivalents.

                                  MDAH Supp-42

Income Taxes

Provision for Federal and state income taxes has not been made in the accompanying financial statements since the Partnership does not pay income taxes but rather allocates its profits and losses to the individual partners. Significant differences exist between the net income (loss) for financial reporting purposes and the net income (loss) reported in the Partnership's tax return. These differences are primarily due to the use, for income tax purposes, of accelerated depreciation methods and shorter depreciable lives of the assets. As a result of these differences, the excess of the tax basis in net Partnership liabilities over the net liabilities reported in the accompanying financial statements is $3,462,000 and $5,650,000 as of December 31, 1997 and 1996,
respectively.

Statement of Financial Accounting Standards

In the first quarter of 1996, the Partnership adopted Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Adoption of SFAS No. 121 did not have an effect on the financial statements.

Reclassification

Certain prior year amounts have been reclassified to conform with the current year presentation.

NOTE 3.  HOTEL REVENUES

Hotel Revenues consist of Hotel operating results for the three years ended December 31, (in thousands):

                                                        1997       1996         1995
                                                       ------    ---------    ---------
HOTEL SALES
    Rooms...........................................$  48,427    $  43,621    $  40,201
    Food and beverage...............................   22,900       22,058       20,716
    Other...........................................    3,994        3,864        3,876
                                                    ---------    ---------    ---------
                                                       75,321       69,543       64,793
                                                    ---------    ---------    ---------
HOTEL EXPENSES
    Departmental direct costs
       Rooms........................................   12,063       11,333       10,638
       Food and beverage............................   17,464       17,172       16,439
    Other hotel operating expenses..................   19,095       18,664       18,001
                                                    ---------    ---------    ---------
                                                       48,622       47,169       45,078
                                                    ---------    ---------    ---------

HOTEL REVENUES......................................$  26,699    $  22,374    $  19,715
                                                    =========    =========    =========

NOTE 4.        PROPERTY AND EQUIPMENT

Property and equipment consists of the following as of December 31 (in thousands):

                                                                    1997         1996
                                                                 ---------    ---------
Land and improvements............................................$  14,265    $  14,265
Buildings and improvements.......................................   95,477       94,368
Leasehold improvements...........................................   15,717       15,173
Furniture and equipment..........................................   29,255       27,832
                                                                 ---------    ---------
                                                                   154,714      151,638
Less accumulated depreciation....................................  (46,561)     (40,360)
                                                                 ---------    ---------

                                                                 $ 108,153    $ 111,278
                                                                 =========    =========

                                  MDAH Supp-43

NOTE 5.  ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of financial instruments are shown below. The fair values of financial instruments not included in this table are estimated to be equal to their carrying amounts (in thousands):

                                                           As of December 31, 1997    As of December 31, 1996
                                                           -----------------------    -----------------------
                                                                         Estimated                 Estimated
                                                            Carrying       Fair        Carrying       Fair
                                                             Amount        Value        Amount        Value
                                                           ----------   ----------    ----------   ----------
Mortgage debt..............................................$  122,014   $  113,300    $  128,745   $  117,231
Debt service guarantee and related interest
   payable to Host Marriott Corporation....................    19,762       17,600        18,600        7,800
Note payable and related interest due to
   the General Partner.....................................     2,804          800         2,615          743
Deferred purchase debt and related interest payable to
   Host Marriott Corporation...............................       676          450           675          384

The estimated fair value of mortgage debt obligations is based on the expected future debt service payments discounted at estimated market rates. Notes and other payables due to Host Marriott and affiliates are valued based on the expected future payments from operating cash flow discounted at risk-adjusted rates.


NOTE 6.  DEBT

Mortgage Debt

On June 30, 1993, the General Partner completed a restructuring of the Partnership's first mortgage (the "Mortgage Debt"). Pursuant to the terms of the restructuring, the original Mortgage Debt of $128 million was divided into two notes, Note A with a principal balance of $85 million and Note B with a principal balance of $43 million, which mature on December 15, 1999. In addition, interest rate swap termination costs of $9.3 million relating to the original Mortgage Debt were established as Note C with a maturity date of December 15, 2010. The Partnership paid $12.3 million to the lender which was applied as follows: $7.6 million to the interest due through closing, $3.0 million to fund a new debt service reserve (the "Reserve"), $1.0 million as a loan extension fee, and $.7 million to principal. The 1992 purchase price adjustment made by Host Marriott to the Partnership was applied toward the scheduled interest payment and to partially fund the Reserve. The remainder of the payment was funded by a $2.0 million loan from the General Partner and from the Partnership's operating cash account funds. The loan from the General Partner bears interest at the prime lending rate plus 1% and matures on June 30, 2008.

Interest on Note A accrues at a floating rate, as elected by the Partnership, equal to one percentage point over either one, two, three or six-month London interbank offered rate ("LIBOR"). Principal amortization of $600,000 was required in 1993 escalating annually to $1 million in 1998. To the extent that operating profit is not sufficient to fund required Note A interest and principal, then necessary funds will be drawn from the Reserve. The weighted-average effective interest rate on Note A was 6.7% and 6.2% for 1997 and 1996, respectively. Interest on Note B accrues at LIBOR. To the extent that operating profit is not sufficient to fund Note B interest in any fiscal year, then Note B interest is limited to cash available after payment of Note A principal and interest. Unpaid Note B interest for any fiscal year is forgiven. The weighted-average effective interest rate on Note B was 5.7% and 5.5% for 1997 and 1996, respectively. In addition, to the extent that there was cash available after payment of principal and interest on Note A and interest on Note B, then such remaining cash was split 50% to the Partnership and 50% to the Mortgage Escrow. The Mortgage Escrow was applied annually 50% to the payment of additional principal on Note A, and 50% to the principal on Note B, until the Partnership received a cumulative amount equal to $7,352,000. The Partnership reached this cumulative amount in September 1996. Thereafter, 100% of remaining cash flow is applied 25% to Note A and 75% to Note B. At December 31, 1997, the

                                  MDAH Supp-44
balance of the Mortgage Escrow was $11.6 million and is included in the accompanying balance sheet. Note C bears no interest and has no required principal amortization prior to its maturity.

The Mortgage Debt is secured by first mortgages on each of the Hotels, the Partnership's interest in the Fullerton Hotel ground lease, the land on which the remaining Hotels are located, the Partnership's interest in the Fairview Park Hotel parking garage lease, a security interest in all of the personal property associated with each Hotel, a security interest in the Partnership's rights under the management and purchase agreement and a security interest in the Partnership's deposit accounts.

Scheduled amortization and maturities of the Mortgage Debt at December 31, 1997 are (in thousands):

                  1998   .................................$    1,000
                  1999   .................................   111,678
                  2000   .................................         0
                  2001   .................................         0
                  2002   .................................         0
                  Thereafter .............................     9,336
                                                          ----------
                                                          $  122,014
                                                          ==========

As of December 31, 1993, Host Marriott's debt service guarantee on the original Mortgage Debt totaling $13 million was fully exhausted. Advances under the guarantee bear interest at the prime lending rate plus one-half percentage point. For 1997 and 1996, the weighted-average effective interest rate was 8.9% and 8.8%, respectively. These advances will be repaid from available cash flow after payments of ground rent, Mortgage Debt Service, Partnership administrative expenses in excess of Partnership interest income and retention by the Partnership of an amount equal to 10% of the partners' contributed capital, as defined. During 1997, no amounts were repaid to Host Marriott pursuant to the debt service guarantees. In addition, the General Partner has provided a foreclosure guarantee to the lender in the amount of $25 million. Pursuant to the terms of the foreclosure guarantee, amounts would be payable only upon a foreclosure on the Hotels and only to the extent that the gross proceeds from the foreclosure sale were less than $25 million.

Deferred Purchase Debt

The Deferred Purchase Debt bears interest at 10% per annum and was due July 1, 1992. The note was required to be repaid from, and is secured by, the proceeds of the Investor Notes which were due through June 20, 1992. Investor Notes outstanding as of December 31, 1997 represent payments due from defaulters and related interest payable under such notes. As a result of the Partnership's failure to collect the Investor Notes in full, and subsequent failure to repay the Deferred Purchase Debt in full, the Partnership is currently in default under the terms of the Deferred Purchase Debt agreements. Host Marriott has the right to perfect a security interest in the Units securing the defaulted Investor Notes. However, Host Marriott agreed not to foreclose on its interest in the Units prior to the earlier of the sale of the Hotels or January 1, 1998. As of April 8, 1998, Host Marriott has not exercised its option to foreclose on its interest in the Units. Total accrued interest on the Deferred Purchase Debt at December 31, 1997 and 1996, was $47,000 and $42,000, respectively.


NOTE 7.  MANAGEMENT AGREEMENT

The Partnership entered into a hotel management agreement on the Initial Closing Date with Marriott International to manage the Hotels for an initial 20-year term expiring December 31, 2009. During 1996, Marriott International assigned all of its interest in the hotel management agreement to MHSI, a wholly-owned subsidiary of Marriott International. MHSI has the option to renew the hotel management agreement on one or more of the Hotels for up to five successive 10-year terms (four successive 10-year terms for the Fullerton Hotel). MHSI earns a base management fee equal to 3% of gross sales.

In connection with the 1993 loan restructuring, the hotel management agreement was modified. During the restructured loan term, no incentive management fees will be accrued by the Partnership or be considered

                                  MDAH Supp-45
earned by the manager until the entire mortgage principal balance, together with accrued interest, is paid in full. No incentive management fees have been paid to MHSI since the inception of the Partnership.

Pursuant to the terms of the hotel management agreement, MHSI is required to furnish the Hotels with certain services ("Chain Services") which are generally provided on a central or regional basis to all hotels in the Marriott full-service hotel system. Chain Services include central training, advertising and promotion, a national reservation system, computerized payroll and accounting services, and such additional services as needed which may be more efficiently performed on a centralized basis. Costs and expenses incurred in providing such services are allocated among all domestic full-service hotels managed, owned or leased by Marriott International or its subsidiaries. In addition, the Hotels also participate in Marriott's Rewards Program ("MRP") which succeeded the Marriott Honored Guest Awards Program. The cost of this program is charged to all hotels in the Marriott full-service hotel system based upon the MRP sales at each hotel. The total amount of Chain Services and MRP costs charged to the Partnership was $3,874,000 for 1997, $3,497,000 for 1996, $3,316,000 for 1995.

Pursuant to the terms of the hotel management agreement, the Partnership is required to provide MHSI with working capital and supplies to meet the operating needs of the Hotels. MHSI converts cash advanced by the Partnership into other forms of working capital consisting primarily of operating cash, inventories, and trade receivables and payables which are maintained and controlled by MHSI. Upon termination of the hotel management agreement, the working capital and supplies will be returned to the Partnership. The individual components of working capital and supplies controlled by MHSI are not reflected in the Partnership's balance sheet. A total of $4,500,000 was advanced to MHSI for working capital and supplies of which $600,000 was returned to the Partnership during 1995, $50,000 was returned during 1996 and $41,000 was returned in 1997 leaving a balance of $3,900,000, $3,850,000 and $3,809,000 as of December 31,
1995, 1996 and 1997, respectively, which is included in Due from Marriott Hotel Services, Inc. in the accompanying balance sheet. The supplies advanced to MHSI are recorded at their estimated net realizable value. At December 31, 1997 and 1996, accumulated amortization related to the revaluation of these supplies totaled $473,000.

The hotel management agreement provides for the establishment of a property improvement fund for each Hotel. Contributions to the property improvement fund are equal to a percentage of gross Hotel sales. Contributions to the fund for the Fairview Park, Southfield, Livonia and Fullerton Hotels were 3% for the years 1995 through 1999 and 4% for the year 2000 and thereafter. The Dayton Hotel contributes 4% annually. Annual contributions at the Research Triangle Park Hotel were 3% through 1997 and will be 4% in 1998 and thereafter. Aggregate contributions to the property improvement fund amounted to $2,442,000, $2,258,000 and $2,104,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

NOTE 8.  GROUND LEASES

The Partnership leases the land on which the Fullerton Hotel is located. The initial term expires in 2019 with four successive 10-year renewals at the Partnership's option. The lease provides for percentage rental equal to 4% of gross room sales for each year. Prior to October 1995, the lease provided for percentage rent equal to 1% of gross room sales. Ground rent expense incurred for this lease for the years ended December 31, 1997, 1996 and 1995 was $199,000, $185,000 and $99,000, respectively. The Partnership also leases the land on which the Fairview Park Hotel parking garage is located. The lease expires in 2085 and requires a nominal rental of $1 per year.

                                  MDAH Supp-46

                   Marriott Diversified American Hotels, L.P.
                       Condensed Statements of Operations
                                   (Unaudited)
                     (in thousands, except per Unit amounts)

                                                                                        Twelve Weeks Ended
                                                                                -----------------------------------
                                                                                   March 27,           March 28,
                                                                                     1998                1997
                                                                                ---------------    ----------------
HOTEL REVENUES (Note 4).........................................................$         6,877    $          5,524
                                                                                ---------------    ----------------

OPERATING COSTS AND EXPENSES
    Depreciation and amortization...............................................          1,381               1,428
    Base management fees due to Marriott Hotel Services, Inc....................            552                 486
    Property taxes and other....................................................            682                 610
                                                                                ---------------    ----------------
                                                                                          2,615               2,524
                                                                                ---------------    ----------------

OPERATING PROFIT  ..............................................................          4,262               3,000
    Interest expense............................................................         (1,922)             (2,167)
    Interest income.............................................................            144                  30
                                                                                ---------------    ----------------

NET INCOME        ............................................................. $         2,484    $            863
                                                                                ===============    ================

ALLOCATION OF NET INCOME
    General Partner.............................................................$            25    $              9
    Limited Partners............................................................          2,459                 854
                                                                                ---------------    ----------------

                                                                                $         2,484    $            863
                                                                                ===============    ================

NET INCOME PER LIMITED PARTNER UNIT
    (414 Units) ................................................................$         5,940    $          2,063
                                                                                ===============    ================







                 See Notes To Condensed Financial Statements.

                                  MDAH Supp-47

                   Marriott Diversified American Hotels, L.P.
                            Condensed Balance Sheets
                                 (in thousands)

                                                                                    March 27,        December 31,
                                                                                      1998             1997
                                                                                  -------------    ------------
                                                                                   (unaudited)
                                                    ASSETS

    Property and equipment, net...................................................$     107,233    $     108,153
    Mortgage escrow...............................................................       13,417           11,624
    Due from Marriott Hotel Services, Inc.........................................        5,250            3,714
    Debt service reserve fund.....................................................        3,000            3,000
    Property improvement fund.....................................................        1,867            1,667
    Deferred financing costs, net.................................................          472              536
    Cash and cash equivalents.....................................................        1,099            1,137
                                                                                  -------------    -------------

           Total Assets...........................................................$     132,338    $     129,831
                                                                                  =============    =============


                                     LIABILITIES AND PARTNERS' DEFICIT

    LIABILITIES
      Mortgage debt...............................................................$     121,783    $     122,014
      Debt service guarantee and related interest payable to
        Host Marriott Corporation.................................................       20,038           19,762
      Note payable and related interest due to the General Partner................        2,849            2,804
      Deferred purchase debt and related interest payable to
        Host Marriott Corporation.................................................          691              676
      Accounts payable and accrued expenses.......................................          972            1,054
                                                                                  -------------    -------------

           Total Liabilities......................................................      146,333          146,310
                                                                                  -------------    -------------
    PARTNERS' DEFICIT
      General Partner
        Capital contributions net of offering costs of $15........................          403              403
        Capital distributions.....................................................          (98)             (98)
        Cumulative net losses.....................................................         (394)            (419)
                                                                                  -------------    -------------
                                                                                            (89)            (114)
                                                                                  -------------    -------------
      Limited Partners
        Capital contributions net of offering costs of $4,785.....................       35,830           35,830
        Interest notes receivable.................................................         (966)            (966)
        Capital distributions.....................................................       (9,738)          (9,738)
        Cumulative net losses.....................................................      (39,032)         (41,491)
                                                                                  -------------    -------------
                                                                                        (13,906)         (16,365)
                                                                                  -------------    -------------

           Total Partners' Deficit................................................      (13,995)         (16,479)
                                                                                  -------------    -------------

                                                                                  $     132,338    $     129,831
                                                                                  =============    =============

                 See Notes To Condensed Financial Statements.

                                  MDAH Supp-48

                   Marriott Diversified American Hotels, L.P.
                       Condensed Statements of Cash Flows
                                   (Unaudited)
                                 (in thousands)

                                                                                         Twelve Weeks Ended
                                                                                -----------------------------------
                                                                                  March 27,            March 28,
                                                                                     1998                1997
                                                                                ---------------    ----------------
OPERATING ACTIVITIES
   Net income   ................................................................$         2,484    $            863
   Noncash items  ..............................................................          1,780               1,819
   Change in operating accounts.................................................         (1,618)               (655)
                                                                                ---------------    ----------------

         Cash provided by operating activities..................................          2,646               2,027
                                                                                ---------------    ----------------
INVESTING ACTIVITIES
   Additions to property and equipment, net.....................................           (460)             (1,120)
   Change in property improvement fund..........................................           (200)                717
                                                                                ---------------    ----------------

         Cash used in investing activities......................................           (660)               (403)
                                                                                ---------------    ----------------
FINANCING ACTIVITIES
   Debt service reserve fund....................................................         (1,793)             (1,191)
   Payment of mortgage debt.....................................................           (231)               (223)
                                                                                ---------------    ----------------
         Cash used in financing activities......................................         (2,024)             (1,414)
                                                                                ---------------    ----------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS................................            (38)                210

CASH AND CASH EQUIVALENTS at beginning of period................................          1,137               2,762
                                                                                ---------------    ----------------

CASH AND CASH EQUIVALENTS at end of period......................................$         1,099    $          2,972
                                                                                ===============    ================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid for mortgage interest..............................................$         1,430    $          1,858
                                                                                ===============    ================





                 See Notes To Condensed Financial Statements.

                                  MDAH Supp-49

                  Marriott Diversified American Hotels, L.P.
                    Notes to Condensed Financial Statements
                                  (Unaudited)


1. The accompanying condensed financial statements have been prepared by Marriott Diversified American Hotels, L.P. (the "Partnership") without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted from the accompanying statements. The Partnership believes the disclosures made are adequate to make the information presented not misleading.

      In the opinion of the Partnership, the accompanying condensed unaudited financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of the Partnership as of March 27, 1998, and the results of operations and cash flows for the twelve weeks ended March 27, 1998 and March 28, 1997. Interim results are not necessarily indicative of fiscal year performance because of seasonal and short-term variations.

2. The Partnership owns and operates the Marriott Research Triangle Park, Southfield Marriott, Detroit Marriott at Livonia, Fullerton Marriott, Fairview Park Marriott and Dayton Marriott. The sole general partner of the Partnership, with a 1% interest, is Marriott Corporation (the "General Partner"), a wholly-owned subsidiary of Host Marriott Corporation ("Host Marriott"). The remaining 99% interest in the Partnership is owned by the limited partners.

3. For financial reporting purposes, net income of the Partnership is allocated 99% to the Limited Partners and 1% to the General Partner. Significant differences exist between the net income for financial reporting purposes and the net income reported for Federal income tax purposes. These differences are due primarily to the use, for income tax purposes, of accelerated depreciation methods and shorter depreciable lives of the assets and differences in the timing of recognition of incentive management fee expense.

4. Hotel revenues represent house profit of the Partnership's Hotels since the Partnership has delegated substantially all of the operating decisions related to the generation of house profit of the Hotels to Marriott Hotel Services, Inc. (the "Manager"). House profit reflects hotel operating results which flow to the Partnership as property owner and represents gross hotel sales less property-level expenses, excluding depreciation and amortization, base and incentive management fees, property taxes, ground rent, insurance and other costs, which are disclosed separately in the condensed statement of operations.

                                  MDAH Supp-50

      Partnership revenues generated by the Hotels consist of (in thousands):

                                                                                        Twelve Weeks Ended
                                                                                -----------------------------------
                                                                                   March 27,           March 28,
                                                                                     1998                1997
                                                                                ---------------    ----------------
      HOTEL REVENUES
         Rooms..................................................................$        12,246    $         10,781
         Food and beverage......................................................          5,218               4,569
         Other..................................................................            952                 869
                                                                                ---------------    ----------------
                                                                                         18,416              16,219
                                                                                ---------------    ----------------
      HOTEL EXPENSES
         Departmental direct costs
           Rooms...............................................................          .2,960               2,681
           Food and beverage...................................................           4,027               3,753
         Other hotel operating expenses........................................           4,552               4,261
                                                                                ---------------    ----------------
                                                                                         11,539              10,695
                                                                                ---------------    ----------------

      HOUSE PROFIT.............................................................$          6,877    $          5,524
                                                                               ================    ================

5. Certain reclassifications were made to the prior year financial statements to conform to the 1998 presentation.

6. On April 17, 1998, Host Marriott Corporation ("Host Marriott"), parent company of the General Partner of the Partnership, announced that its Board of Directors has authorized the company to reorganize its business operations to qualify as a real estate investment trust ("REIT") to become effective as of January 1, 1999. As part of the REIT conversion, Host Marriott expects to form a new operating partnership (the "Operating Partnership") and limited partners in certain Host Marriott full-service hotel partnerships and joint ventures, including the Partnership, are expected to be given an opportunity to receive, on a tax-deferred basis, Operating Partnership units in the new Operating Partnership in exchange for their current partnership interest.

                                  MDAH Supp-51

                              HOST MARRIOTT, L.P.

                   SUPPLEMENT DATED __________ __, 1998 FOR
    PROSPECTUS/CONSENT SOLICITATION STATEMENT DATED _________ __, 1998 FOR
                 MARRIOTT HOTEL PROPERTIES LIMITED PARTNERSHIP

     On the terms described in the Prospectus/Consent Solicitation Statement (the "Consent Solicitation"), dated ______ __, 1998, of which this Supplement (the "Supplement") is a part, Host Marriott Corporation, a Delaware corporation ("Host"), has adopted a plan to reorganize its business operations so that it will qualify as a real estate investment trust ("REIT"). As part of this reorganization (the "REIT Conversion"), Host and its consolidated subsidiaries will contribute their full-service hotel properties and certain other businesses and assets to Host Marriott, L.P., a newly formed Delaware limited partnership (the "Operating Partnership"), in exchange for units of limited partnership interest in the Operating Partnership ("OP Units") and the assumption of certain liabilities. The sole general partner of the Operating Partnership will be Host Marriott Trust, the entity resulting from the conversion of Host from a Delaware corporation to a Maryland REIT ("Host REIT"). The Operating Partnership and Host REIT will operate together as an umbrella partnership REIT. Host REIT expects to qualify as a REIT beginning with its first full taxable year after the closing of the REIT Conversion, which Host REIT currently expects to be the year beginning January 1, 1999.

     Following the REIT Conversion and the Blackstone Acquisition (defined below), the Operating Partnership and its subsidiaries initially will own outright, or have controlling interests in, approximately 120 full-service hotels operating primarily under the Marriott, Ritz-Carlton, Four Seasons, Swissotel and Hyatt brand names (the "Hotels"). Concurrently with the REIT Conversion, the Operating Partnership will acquire ownership of, or controlling interests in, 12 hotels and a mortgage loan secured by a thirteenth hotel controlled by The Blackstone Group and a series of funds controlled by Blackstone Real Estate Partners (collectively, the "Blackstone Entities") in exchange for OP Units, the assumption of liabilities and other consideration (the "Blackstone Acquisition"). The Operating Partnership will be one of the largest owners of full-service hotels in the United States.

     As part of the REIT Conversion, the Operating Partnership is proposing to acquire by merger (the "Mergers") Marriott Hotel Properties Limited Partnership, a Delaware limited partnership ("MHP" or the "Partnership"), and up to seven other limited partnerships (the "Partnerships") that own full-service hotels in which Host or its subsidiaries are general partners. As more fully described in the Consent Solicitation, limited partners of those Partnerships who participate in the Mergers will receive either OP Units or, at their election, unsecured ____% Notes due December 15, 2005 issued by the Operating Partnership ("Notes"), in exchange for their partnership interests in such Partnerships (with respect to the Partnerships, those limited partners of the Partnerships who are unaffiliated with Host are referred to herein as the "Limited Partners," and with respect to MHP, the "MHP Limited Partners").

     The number of OP Units to be allocated to MHP will be based upon (i) MHP's Exchange Value (as defined herein) and (ii) the deemed value of an OP Unit at the time of the Merger, determined as described herein. See "Determination of Exchange Values and Allocation of OP Units." The principal amount of Notes that MHP Limited Partners may elect to receive in exchange for the OP Units received in the Merger will be based upon MHP's Note Election Amount (as defined herein). See "Description of the Notes." The estimated Exchange Value set forth herein may increase or decrease as a result of various adjustments, and will be finally calculated shortly before the Closing Date. Pursuant to the Merger, MHP Limited Partners will receive OP Units with a deemed value of $141,425 per Partnership Unit (as defined herein), or if an MHP Limited Partner elects, a Note in a principal amount of $124,261 per Partnership Unit.

     In connection with the REIT Conversion, each outstanding share of Host common stock will be converted into one common share of beneficial interest, par value $.01 per share (a "Common Share"), of Host REIT. Following the closing of the REIT Conversion, the Common Shares will be listed on the New York Stock Exchange. Beginning one year after the Mergers, Limited Partners will have the right to redeem their OP Units at any time and receive, at the election of Host REIT, either Common Shares on a one-for-one basis (subject to adjustment) or cash in an amount equal to the market value of such shares (the "Unit Redemption Right").

  Because REITs are not permitted under current federal income tax law to derive revenues directly from the operation of hotels, the Operating Partnership will lease the Hotels to lessees (the "Lessees") that will operate the Hotels under the existing management agreements and pay rent to the Operating Partnership, as more fully described herein. The Lessees generally will be indirect controlled subsidiaries of HMC Senior Communities, Inc., which currently is a wholly owned subsidiary of Host ("SLC"), but which will become a separate public company as part of the REIT Conversion when Host distributes the common stock of SLC to its existing shareholders and the Blackstone Entities. Shares of Host REIT and SLC will become separately traded securities and the companies will operate independently. Initially, there may be a partial overlap between the boards of Host REIT and SLC but this will be phased out over time. There also will be a substantial overlap of shareholders of the two companies initially, but this likely will diverge over time.

                                   MHP Supp-1

     MARRIOTT HOTEL PROPERTIES, INC. (THE "GENERAL PARTNER"), THE GENERAL PARTNER OF MHP, BELIEVES THAT THE TERMS OF THE MERGER PROVIDE SUBSTANTIAL BENEFITS AND ARE FAIR TO THE MHP LIMITED PARTNERS AND RECOMMENDS THAT ALL MHP LIMITED PARTNERS VOTE FOR THE MERGER.

     The effects of the Mergers may be different for Limited Partners of the various Partnerships. This Supplement has been prepared to highlight for MHP Limited Partners the specific risks, benefits, effects and fairness of the Merger to them and to provide other information specific to MHP. Supplements have also been prepared for each of the other Partnerships. This Supplement, together with the supplements of the other Partnerships (collectively, the "Supplements"), are part of the Consent Solicitation. Upon receipt of a written request by a Limited Partner or his representative so designated in writing, the General Partner will send a copy of any Supplement without charge. All requests for a copy of a Supplement should be directed to: Investor Relations, 10400 Fernwood Road, Bethesda, Maryland 20817, telephone number 301-380-2070 (between the hours of 9:00 a.m. and 4:00 p.m., eastern time).

     All cross-references refer to the Consent Solicitation unless stated otherwise. Capitalized terms not defined herein shall have the meaning set forth in the Consent Solicitation. The information contained herein, unless otherwise indicated, assumes the REIT Conversion occurs with all Partnerships participating and no Notes being issued (the "Full Participation Scenario").

RISK FACTORS

     In deciding whether to approve the Merger, MHP Limited Partners should consider certain risks and other factors. The General Partner believes that MHP Limited Partners should particularly consider the following, which should be read in conjunction with the information in the Consent Solicitation under "Risk Factors" and "Federal Income Tax Considerations:"

     . Substantial Benefits to Related Parties. The Mergers will facilitate consummation and enable Host to reap the full benefits of the REIT Conversion and will result in an increase in Host REIT's Funds From Operations per Common Share on a pro forma basis. By converting to a REIT, Host expects to benefit from the advantages enjoyed by REITs in raising capital and acquiring additional assets, participating in a larger group of comparable companies and increasing its potential base of shareholders. Also, Host will realize significant savings through the substantial reduction of its future corporate-level income taxes. To the extent that such anticipated benefits initially are reflected in the value of Host's common stock before the Closing Date, they will not be shared initially with the Limited Partners. Host might be required to transfer its interests in certain Partnerships that do not participate in a Merger, if any, to a Non-Controlled Subsidiary, in which case Host's share of such Partnerships' earnings would continue to be subject to corporate-level income tax.

     . Absence of Arm's Length Negotiations. No independent representative was retained to negotiate on behalf of the MHP Limited Partners or the other Limited Partners. Although the General Partner has obtained the Appraisals and the Fairness Opinion from AAA, AAA has not negotiated with the General Partner and has not participated in establishing the terms of the Mergers. Consequently, the terms and conditions of the Mergers may have been more favorable to the MHP Limited Partners or the other Limited Partners if such terms and conditions were the result of arm's length negotiations.

                                   MHP Supp-2

     . Other Conflicts of Interest. The Mergers, the REIT Conversion and the recommendations of the General Partner involve the following conflicts of interest because of the relationships among Host, the Operating Partnership, the General Partner and SLC: (i) the General Partners, which are all subsidiaries of Host (except for PHLP, of which Host is the General Partner) must assess whether the terms of the Mergers are fair and equitable to the Limited Partners of its Partnership without regard to whether the Mergers and the REIT Conversion may benefit Host, (ii) the terms of the Leases of the Hotels, including the Participating Partnerships' Hotels, will be determined by Host, which will distribute the common stock of SLC, the parent of the Lessees, to its shareholders after such terms have been set and (iii) the terms of the Partnership Agreement, including provisions which benefit Host REIT, have been determined by Host. Such conflicts may result in decisions that do not fully reflect the interests of all Limited Partners, including the MHP Limited Partners.

     . Valuation of SLC. The value of the SLC common stock distributed to Host's shareholders and the Blackstone Entities will be one factor used in determining the value of an OP Unit. Although Host's Board of Directors will determine the value of the SLC common stock in good faith and in reliance in part upon the opinion of an independent financial advisor, conflicts of interest still exist. If the SLC common stock is undervalued by Host's Board of Directors, the deemed value of an OP Unit for purposes of the Mergers may be higher than the level at which the Host REIT Common Shares will trade following the REIT Conversion and the MHP Limited Partners could receive less than the full Exchange Value of their Partnership Interests and Host REIT could receive an overall higher percentage of the ownership of the Operating Partnership.

     . Determination of Exchange Value. The deemed value of OP Units that each MHP Limited Partner will receive (if such MHP Limited Partner elects to retain OP Units rather than receive a Note) will equal the Exchange Value of such MHP Limited Partner's Partnership Interest.
          The Exchange Value of MHP will be its Continuation Value, which is the greatest of its Adjusted Appraised Value, Continuation Value and Liquidation Value, each of which is determined according to a different method of valuation and involves numerous estimates and assumptions. There is no assurance that the Exchange Value of MHP will equal the fair market value of the Hotels and other assets contributed by MHP. Host REIT, on the other hand, will receive a number of OP Units equal to the number of shares of Host common stock outstanding on the Closing Date (and, if Host has outstanding shares of preferred stock at the time of the REIT Conversion, a corresponding number of preferred partnership interests in the Operating Partnership), which should fairly represent the market value of Host REIT but may not be equal to the fair market or net asset value of the Hotels and other assets that Host will contribute to the Operating Partnership. See "Determination of Exchange Values and Allocation of OP Units."

     . Valuation of OP Units. The value of an OP Unit, for purposes of the Mergers and the REIT Conversion, will be deemed to be equal to the value of a share of Host common stock immediately prior to the REIT Conversion minus the amount of cash and the estimated value of the SLC common stock or other property to be distributed with respect to each share of Host common stock in connection with the REIT Conversion. There is no assurance that, following the REIT Conversion, the value of the publicly traded Common Shares (and therefore the value of the OP Units) will in fact equal or exceed the deemed value of the OP Units used for purposes of the Mergers. These factors could result in the MHP Limited Partners receiving OP Units with an actual value that is less than either the deemed value of the OP Units for purposes of the Mergers or the fair market value of their Partnership Interests.

     . Determination of the Value of the Notes. At the same time that he votes on the Merger, each MHP Limited Partner also may elect to receive at the time of the Merger, in exchange for OP Units, an unsecured, seven-year Note with a principal amount equal to the Note Election Amount of his Partnership Interest, which is based upon numerous assumptions and estimates. The deemed value of the OP Units to be received by the MHP Limited Partners will exceed the principal amount of the corresponding Notes (because the Exchange Value is higher than the Note Election Amount), and there is no assurance that the Note an MHP Limited Partner receives will have a value equal to the fair market value of the MHP Limited Partner's share of the Hotels and other assets owned by MHP. There will be no public market for the Notes. If the Notes are sold, they may sell at prices substantially below their issuance price. Noteholders are likely to receive

                                   MHP Supp-3
          the full principal amount of a Note only if they hold the Note to maturity, which is December 15, 2005, or if the Operating Partnership repays the Notes prior to maturity. Because the Notes are unsecured obligations of the Operating Partnership, they will be effectively subordinated to all secured debt of the Operating Partnership and all obligations of both the Participating Partnerships and the Operating Partnership's other subsidiaries. See "Description of the Notes." As of March 27, 1998, on a pro forma basis assuming the Full Participation Scenario, the Operating Partnership would have had aggregate consolidated debt of approximately $4.6 billion to which the Notes were effectively subordinated or which rank equally with such Notes.

     . Reduced Cash Distributions for MHP Limited Partners. The expected initial cash distributions to the MHP Limited Partners from the OP Units to be received in the Merger will be less than the estimated 1998 cash distributions of MHP.

     . Fundamental Change in Nature of Investment; Potential Underperformance. The Mergers and the REIT Conversion involve a fundamental change in the nature of an MHP Limited Partner's investment from holding an interest in MHP, which has a fixed portfolio of two Hotels and distributes the cash flow from the operation of such Hotels to the MHP Limited Partners, to holding an interest in an operating real estate company with a portfolio of approximately 120 Hotels that collects and distributes to its limited partners rents received from the Lessees (which will bear the risks and receive the direct benefits of the Hotels' operations), has the ability to acquire additional hotels, is able to reinvest proceeds from sales or refinancings of existing Hotels in other hotels and has a publicly traded general partner. In addition, each MHP Limited Partner's investment will change from one that allows an MHP Limited Partner to receive a return of capital in the form of distributions from any net proceeds of a sale or refinancing of MHP's assets to an investment in which an MHP Limited Partner likely would realize a return of capital only through the exercise of the Unit Redemption Right. Although it is expected that the MHP Limited Partners will receive added benefits from an investment in the Operating Partnership, an MHP Limited Partner's share of the liquidation proceeds, if any, from the sale of MHP's Hotels could be higher than the amount realized upon exercise of the Unit Redemption Right (or payments on any Note received by an MHP Limited Partner who elects to receive such Note). An investment in the Operating Partnership may not outperform an investment in MHP. See "Comparison of Ownership of Partnership Interests, OP Units and Common Shares -- Nature of Investment."

     . Exposure to Risks from Other Hotels. As a result of the Mergers, MHP Limited Partners who elect to receive OP Units will own interests in a much larger partnership with a broader range of assets than MHP individually. A material adverse change affecting the Operating Partnership's assets will affect all Limited Partners regardless of whether a particular Limited Partner previously was an investor in such affected assets. MHP owns discrete assets, and the Mergers and the REIT Conversion will significantly diversify the types and geographic locations of the Hotels in which the MHP Limited Partners will have interests. As a result, the Hotels owned by the Operating Partnership may be affected differently by economic and market conditions than those Hotels previously owned by MHP.

     . MHP Limited Partners Have No Cash Appraisal Rights. MHP Limited Partners who vote against the Merger will not have a right to receive cash based upon an appraisal of their Partnership Interests.

     . Uncertainties as to the Size and Leverage of the Operating Partnership. Host is an existing operating company that regularly issues and repays debt, acquires additional hotels and disposes of existing hotels. Also, some or all of the Partnerships may elect not to participate in a Merger. In that case, Host may contribute its interests in such Partnerships to a Non-Controlled Subsidiary, which is subject to corporate-level income taxation, rather than the Operating Partnership. In addition, outside partners in certain Private Partnerships may not consent to a lease of their partnership's Hotel(s). Host also may repurchase outstanding securities or issue new debt or equity securities prior to the consummation of the Mergers, and the REIT Conversion. For these reasons, the MHP Limited Partners cannot know at the time they vote on a Merger the exact size and amount of leverage of the Operating Partnership.

                                   MHP Supp-4

     . Other Uncertainties at the Time of Voting. There are several other uncertainties at the time the MHP Limited Partners must vote on the Mergers, including (i) the exact Exchange Value for MHP (which will be adjusted for changes in lender and capital expenditure reserves, indebtedness, deferred maintenance and other items prior to the Closing Date), (ii) the deemed value of the OP Units for purposes of the Mergers which, together with the Exchange Value, will determine the number of OP Units the MHP Limited Partners will receive and
          (iii) the exact principal amount of the Note that may be received in exchange for OP Units. For these reasons, the MHP Limited Partners cannot know at the time they vote on the Merger these important aspects of the Merger.

     . Lack of Control over Hotel Operations. Due to current federal income tax law restrictions on a REIT's ability to derive revenues directly from the operation of a hotel, the Operating Partnership will lease virtually all of its consolidated Hotels to the Lessees, which will operate the Hotels by continuing to retain the Managers pursuant to the Management Agreements. The Operating Partnership will not operate the Hotels or participate in the decisions affecting the daily operations of the Hotels. Although the Operating Partnership's subsidiaries will have certain rights as lessors under the Leases (including control over decisions relating to capital expenditures) and will remain obligated under the Management Agreements, the Operating Partnership will have only a limited ability to require the Lessees or the Managers to operate or manage the Hotels in any particular manner or to govern any particular aspect of their day-to-day operation or management. Therefore, the Operating Partnership will be dependent for its revenue upon the ability of the Lessees and the Managers to operate and manage the Hotels.

     . Expiration of Leases. The Leases will expire seven to ten years after the Closing Date, and there can be no assurance that such Leases will be renewed (or if renewed, will be renewed on terms as favorable to the Operating Partnership). If the Leases are not renewed, the Operating Partnership will be required to find other lessees, which lessees must meet certain requirements set forth in the Management Agreements. There can be no assurance that satisfactory lessees could be found or as to the terms and conditions on which the Operating Partnership would be able to renew the Leases or enter into new leases with such lessees.

     . Requisite Vote of MHP Limited Partners Binds All MHP Limited Partners. For MHP, approval of a Merger is by a majority of the Partnership Interests of MHP that are eligible to be voted, as described in "Voting Procedures -- Required Vote and Other Conditions." Such approval will cause MHP to participate in the Merger and will bind all MHP Limited Partners, including MHP Limited Partners who voted against or abstained from voting with respect to the Merger.

     . Risks of Lodging Industry. The profitability of the Hotels is subject to general economic conditions, the management abilities of the Managers (primarily Marriott International), competition, the desirability of particular locations and other factors relating to the operation of the Hotels. The full-service segment of the lodging industry, in which virtually all of the Hotels operate, is highly competitive, and the Hotels generally operate in geographical markets that contain numerous competitors. The Hotels' success will be dependent, in large part, upon their ability to compete in such areas as access, location, quality of accommodations, room rate structure, the quality and scope of food and beverage facilities and other services and amenities. The lodging industry, including the Hotels (and thus the Operating Partnership), may be adversely affected in the future by (i) national and regional economic conditions, (ii) changes in travel patterns, (iii) taxes and government regulations which influence or determine wages, prices, interest rates, construction procedures and costs, (iv) the availability of credit and (v) other factors beyond the control of the Operating Partnership.

     . Risks of Leverage. The Operating Partnership will have substantial indebtedness. As of March 27, 1998, on a pro forma basis assuming the Full Participation Scenario, the Operating Partnership would have had outstanding indebtedness totaling $4.6 billion, which represents a 44% debt-to-total market capitalization ratio on a pro forma basis at such date (based upon a price per Common Share of Host REIT of $20.00). The Operating Partnership's business is capital intensive, and it will have significant capital requirements in the future. The Operating Partnership's leverage level could affect its ability to (i) obtain financing in the future,

                                   MHP Supp-5

          (ii) undertake refinancings on terms and subject to conditions deemed acceptable by the Operating Partnership, (iii) make distributions to partners, (iv) pursue its acquisition strategy or (v) compete effectively or operate successfully under adverse economic conditions.

     . No Limitation on Debt. There are no limitations in Host REIT's or the Operating Partnership's organizational documents which limit the amount of indebtedness either may incur, although both the Notes and the Operating Partnership's other debt instruments will contain certain restrictions on the amount of indebtedness that the Operating Partnership may incur.

     . Rental Revenues from Hotels Subject to Rights of Lenders. In accordance with the mortgage loan agreements with respect to outstanding indebtedness of certain Hotel Partnerships, the rental revenues received by such Hotel Partnerships under certain Leases first will be used to satisfy the debt service on such outstanding indebtedness and any cash flow remaining thereafter will be available to satisfy other obligations of the Hotel Partnership (including paying property taxes and insurance, funding the required FF&E reserves for the Hotels and capital improvements) and to make distributions to partners, including Host REIT.

     . Ownership Limitations. No person may own, actually or constructively (as determined under the applicable Code provisions), (i) in excess of 9.8% of the number or value of outstanding Common Shares of Host REIT or (ii) in excess of 4.9% of the OP Units (other than Host REIT and The Blackstone Group), subject to waiver or modification by Host REIT or the Operating Partnership, as the case may be, in certain limited circumstances.

     . Timing of REIT Conversion. If the REIT Conversion does not occur in time for Host REIT to elect REIT status effective January 1, 1999, the effectiveness of Host REIT's election could be delayed to January 1, 2000, which would result in Host REIT continuing to pay corporate-level income taxes in 1999 and could cause the Blackstone Acquisition not to be consummated.

     . Effect of Subsequent Events upon Recognition of Gain. Even though the MHP Limited Partners (other than those who elect to receive a Note in exchange for OP Units) generally are not expected to recognize significant taxable gain at the time of the Mergers, there are a variety of events and transactions (including the sale of one or more of the Hotels currently owned by MHP or the reduction of indebtedness securing one or more of the Hotels) that could cause a MHP Limited Partner to recognize all or a part of the gain that otherwise has been deferred through the REIT Conversion. See "Federal Income Tax Considerations -- Tax Treatment of MHP Limited Partners Who Hold OP Units Following the Merger." Certain Hotels (including the Blackstone Hotels and the Hotel owned by Atlanta Marquis) will be covered by agreements with third parties which will restrict the Operating Partnership's ability to dispose of those properties or refinance their debt. As for the remaining initial properties (including the Hotels owned by MHP), the partnership agreement of the Operating Partnership, which is substantially in the form attached hereto as Appendix A (the "Partnership Agreement"), does not impose any restrictions on the Operating Partnership's ability to dispose of the Hotels or to refinance debt secured by the Hotels (but the Operating Partnership is obligated to pay any taxes Host REIT incurs as a result of such transactions). In addition, the Partnership Agreement expressly provides that Host REIT, as general partner of the Operating Partnership, is not required to take into account the tax consequences of the limited partners in deciding whether to cause the Operating Partnership to undertake specific transactions and the limited partners have no right to approve or disapprove such transactions. See "Description of OP Units-- Sales of Assets."

     . Sale of Personal Property May Result in Gain to MHP Limited Partners. In order to facilitate the participation of MHP in the merger without adversely affecting Host REIT's qualification as a REIT, the Operating Partnership will require, as part of the Merger, that MHP sell a portion of the personal property associated with its Hotels to a Non-Controlled Subsidiary. This sale will be a taxable transaction and may result in an allocation of a relatively modest amount of ordinary recapture income by MHP to MHP Limited Partners. This income will be allocated to each MHP Limited Partner in the same proportion and to the same extent that such MHP Limited Partner was allocated any deductions directly or indirectly giving rise to the treatment of such gains as recapture income. An MHP Limited Partner who receives such an allocation of recapture income would not be entitled to any special distribution from MHP in connection with the sale of personal property.

                                   MHP Supp-6

     . Election to Receive Notes. An MHP Limited Partner who elects to receive a Note in connection with the Merger in exchange for his OP Units will be treated as having made a taxable disposition of his Partnership Interest. The MHP Limited Partner should be eligible to defer a majority of that gain under the "installment sale" rules. A Limited Partner with a "negative capital account" with respect to his Partnership Interest who elects to receive a Note will recognize "phantom income" in that amount at the time of the Merger in any event. See "Federal Income Tax Considerations -- Tax Treatment of MHP Limited Partners Who Exercise Their Right to Make the Note Election."

     . Failure of Host REIT to Qualify as a REIT for Tax Purposes. Taxation of Host REIT as a corporation if it fails to qualify as a REIT, and Host REIT's subsequent liability for federal, state and local taxes on its income and property, would, among other things, have the effect of reducing cash available for distribution to Host REIT's shareholders and materially reducing the value of the Common Shares and OP Units.

     . Failure of the Operating Partnership to Qualify as a Partnership for Tax Purposes. Taxation of the Operating Partnership as a corporation if it fails to qualify as a partnership and the Operating Partnership's subsequent liability for federal, state and local income taxes, would, among other things, have the effect of reducing cash available for distribution to holders of OP Units, would cause Host REIT to fail to qualify as a REIT for tax purposes and would cause the holders of OP Units to recognize substantial taxable gain at the time the Operating Partnership ceases to qualify as a partnership.

     . Change in Tax Laws. No assurance can be provided that new legislation, Treasury Regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to Host REIT's qualification as a REIT or the federal income tax consequences of such qualification.


EXPECTED BENEFITS OF THE REIT CONVERSION

     The General Partner believes that participating in the REIT Conversion would likely be beneficial to the MHP Limited Partners for the reasons set forth below. This information is qualified by and should be read in conjunction with the information in the Consent Solicitation under "Background and Reasons for the Mergers and the REIT Conversion -- Expected Benefits of the Mergers." These benefits, which should be viewed as alternatives to continuing the business and operations of MHP, are expected to include:

     . Value of OP Units to be Received in the Merger. MHP Limited Partners who elect to receive OP Units in the Merger will receive OP Units with a deemed value of $141,425 per Partnership Unit.

     . Enhanced Liquidity of Investment. The REIT Conversion will offer MHP Limited Partners significantly enhanced liquidity with respect to their investments in MHP because, after the expiration of the Initial Holding Period, MHP Limited Partners will be able to exercise their Unit Redemption Right at any time, subject to certain limited exceptions. Host has approximately 204 million shares of common stock outstanding and the closing price on the NYSE on May 28, 1998 was $19.4375 per share (reflecting a total common equity market capitalization of approximately $4 billion). The exercise of the Unit Redemption Right, however, generally would result in recognition of taxable income or gain at that time.

     . Public Market Valuation of Assets. The Partnership Units of MHP currently trade at a discount to the net asset value of MHP's assets. In contrast, the General Partner believes that by exchanging interests in MHP, which is a non-traded limited partnership, for interests in a publicly traded real estate company focused primarily on a more diverse and growing full-service hotel portfolio, the MHP Limited Partners will have the opportunity to participate in the recent trend of ownership of real estate through a publicly traded entity, which, in many instances, has resulted in market valuations of public real estate companies in excess of the estimated net asset values of those companies. There can be no assurance, however, that the Common Shares of Host REIT will trade at a premium to the private market values of the Operating Partnership's

                                   MHP Supp-7
          assets or that the relative pricing differential will not change or be eliminated in the future. Also, the initial benefit of Host's conversion to a REIT will not be shared by the MHP Limited Partners if and to the extent that such initial benefit is reflected in the market valuation of Host's common stock prior to the REIT Conversion.

     . Regular Quarterly Cash Distributions. The General Partner expects that the Operating Partnership will make regular quarterly cash distributions to holders of OP Units. The General Partner expects that while these distributions will be lower than the 1998 estimated cash distributions of MHP, the ability to receive distributions quarterly and in regular amounts would be enhanced. For additional information regarding historical and estimated future distributions for MHP and the other Partnerships, see "Background and Reasons for the Mergers and the REIT Conversion --Reasons for the Mergers."

     . Substantial Tax Deferral. The General Partner expects that MHP Limited Partners who do not elect to receive a Note in exchange for OP Units generally should be able to obtain the benefits of the Merger while continuing to defer recognition for federal income tax purposes of at least a substantial portion, if not all, of the gain with respect to their Partnership Interests that otherwise would be recognized in the event of a liquidation of MHP or a sale or other disposition of its assets in a taxable transaction (although MHP Limited Partners may recognize a relatively modest amount of ordinary income as the result of required sales of personal property to a Non-Controlled Subsidiary in order to facilitate Host REIT's qualification as a REIT). Thereafter, such MHP Limited Partners generally should be able to defer at least a substantial portion of such built-in gain until they elect to exercise their Unit Redemption Right, one or both of the Hotels currently owned, directly or indirectly, by MHP are sold or otherwise disposed of in a taxable transaction by the Operating Partnership or the debt now secured by such Hotels is repaid, prepaid or substantially reduced. The federal income tax consequences of the Merger are highly complex and, with respect to each MHP Limited Partner, are dependent upon many variables, including the particular circumstances of such MHP Limited Partner. See "Federal Income Tax Considerations -- Tax Consequences of the Merger." Each MHP Limited Partner is urged to consult with his own tax advisors as to the consequences of the Merger in light of his particular circumstances.

     . Risk Diversification. Participation in the Merger, as well as future hotel acquisitions by the Operating Partnership, will reduce the dependence of MHP Limited Partners upon the performance of, and the exposure to the risks associated with, MHP's Hotels and spread such risk over a broader and more varied portfolio, including more diverse geographic locations and multiple brands. See "Business and Properties -- Business Objectives."

     . Reduction in Leverage and Interest Costs. It is expected that the Operating Partnership will have a significantly lower leverage to value ratio than MHP currently, which has a leverage ratio of 56% (calculated as a percentage of Appraised Value), resulting in interest and debt service savings and greater financial stability.

     . Growth Potential. The General Partner believes that the MHP Limited Partners, by owning interests in a publicly traded real estate company focused primarily on a more diverse and growing upscale and luxury full-service hotel portfolio, will be able to participate in growth opportunities that would not otherwise be available to them.

     . Greater Access to Capital. With publicly traded equity securities, a larger base of assets and a substantially greater equity value than MHP individually, Host REIT expects to have greater access to the capital necessary to fund the Operating Partnership's operations and to consummate acquisitions on more attractive terms than would be available to MHP individually. This greater access to capital should provide greater financial stability to the Operating Partnership and reduce the level of risk associated with refinancing existing loans upon maturity, as compared to MHP individually.

                                   MHP Supp-8

                  DETERMINATION OF EXCHANGE VALUE OF MHP AND
                            ALLOCATION OF OP UNITS

     General. The Exchange Value of MHP will be equal to the greatest of its Adjusted Appraised Value, Continuation Value and Liquidation Value, each of which has been determined as follows:

     . Adjusted Appraised Value. The General Partner has retained AAA to determine the market value of each of the Hotels as of March 1, 1998 (the "Appraised Value"). The "Adjusted Appraised Value" of MHP equals the Appraised Value of its Hotels, adjusted as of the Final Valuation Date for lender reserves, capital expenditure reserves, existing indebtedness (including a "mark to market" adjustment to reflect the market value of such indebtedness), certain deferred maintenance costs, deferred management fees and transfer and recordation taxes and fees.

     . Continuation Value. The "Continuation Value" of MHP represents AAA's estimate, as adopted by the General Partner, of the discounted present value, as of January 1, 1998, of the MHP limited partners' share of estimated future cash distributions and estimated net sales proceeds (plus lender reserves), assuming that MHP continues as an operating business for twelve years and its assets are sold on December 31, 2009 for their then estimated market value.

     . Liquidation Value. The "Liquidation Value" of MHP represents the General Partner's estimate of the net proceeds to MHP limited partners resulting from the assumed sale as of December 31, 1998 of the Hotels of MHP, each at its Adjusted Appraised Value (after eliminating any "mark to market" adjustment and adding back the deduction for transfer taxes and fees, if any, made in deriving the Adjusted Appraised Value), less (i) estimated liquidation costs, expenses and contingencies equal to 2.5% of Appraised Value and (ii) prepayment penalties or defeasance costs, as applicable.

     Final determination of the Exchange Value of MHP will be made as of the end of the four week accounting period ending at least 20 days prior to the Closing Date (the "Final Valuation Date") and will be equal to the greatest of Adjusted Appraised Value, Continuation Value and Liquidation Value as of such date. Adjusted Appraised Value, Continuation Value and Liquidation Value will be adjusted as of the Final Valuation Date (i) to reflect the amount of lender and capital expenditure reserves and the amount of deferred management fees as of such date, (ii) to increase the Adjusted Appraised Value by any amounts actually expended by MHP after the Initial Valuation Date to perform deferred maintenance previously subtracted in determining the estimated Adjusted Appraised Value of MHP and (iii) to reflect any changes in MHP's other reserves, such as for litigation expenses and indemnification costs and any revised estimates of transfer and recordation taxes and fees.

     Appraised Value. MHP's Hotels were appraised as of March 1, 1998 by AAA, an independent, nationally recognized hotel valuation and financial advisory firm experienced in the appraisals of lodging properties such as MHP's Hotels. Each appraisal (an "Appraisal") was reviewed by an MAI appraiser and certified by such MAI appraiser as having been prepared in accordance with the requirements of the Standards of Professional Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation.

     The purpose of each Appraisal is to provide an estimate of the "Market Value" of the related Hotel. "Market Value" means the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably and assuming the price is not affected by undue stimuli. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby: (i) the buyer and seller are equally motivated; (ii) both parties are well informed or well advised, and each is acting in what he considers his own best interest; (iii) a reasonable time frame is allowed for exposure in the open market; (iv) payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto and (v) the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale. AAA made site visits to all of MHP's Hotels for purposes of the Appraisals.

     In preparing the Appraisals, AAA relied primarily on the income capitalization method of valuation, and then compared the value estimated by this method with recent sales of comparable properties, as a check on the reasonableness of the value determined through the income capitalization method. AAA employed the following procedures for determining the Appraised Value of each Hotel:

 .  Historical 1997 and Projected Year's Earnings. AAA reviewed the historical
   1997 net operating income (i.e., income before interest, taxes, depreciation and amortization) ("NOI") prior to incentive management fees and certain capital expenditures for each Hotel. AAA also prepared a projection of the net operating income prior to incentive management fees and certain capital expenditures for each Hotel for the twelve month period ending February 28, 1999 (the "Projected Year"), using historical financial information for each Hotel, budget information, a survey with the manager of each Hotel addressing the physical condition of each Hotel, local market conditions (including business mix, demand generators, future trends and predictability of business), changes in the competitive environment, comparison with direct competitors of each Hotel and risk factors relating to the particular Hotel. The resulting gross margin (ratio of total revenues to NOI prior to incentive management fees) was checked against AAA's database of the gross margins for similar hotels for reasonableness.

 . Impact of Incentive Management Fees. AAA estimated a normalized annual amount of incentive management fees payable under the applicable management agreement and subtracted this amount from the NOI prior to incentive management fees and certain capital expenditures for 1997 and the Projected Year.

 . Impact of Owner Funded Capital Expenditures. AAA estimated normalized annual amounts of owner funded capital expenditures (over and above the FF&E reserve) based in part on projected owner funded capital expenditures estimated in the Engineering Study. The normalized amounts were then subtracted from the NOI prior to owner funded capital expenditures for 1997 and the Projected Year.

 . Capitalization of Adjusted NOI. AAA then capitalized the amount resulting from the foregoing adjustments ("Adjusted NOI") for 1997 and the Projected Year by dividing such amounts by capitalization rates that AAA determined to be appropriate. A capitalization rate represents the relationship between net operating income and sales prices of income producing property. AAA selected the capitalization rates based upon its review of current published surveys reflecting the opinions of investors and participants such as REITs, hotel acquisition/management companies and pension funds, lenders, brokers and consultants as to current capitalization rates, and its own database of capitalization rates reflected in recent transactions, adjusted for factors specific to the individual Hotel, such as location, physical condition, reserve policies, local market volatility and competition, guest mix, renovation influences and other income characteristics. AAA used separate capitalization rates that it deemed appropriate to capitalize 1997 historical Adjusted NOI and estimated Projected Year's Adjusted NOI. AAA then estimated the value of each Hotel based upon each of the values estimated by capitalizing 1997 and Projected Year's Adjusted NOI and its professional judgment. The following table sets forth the effective capitalization rates for 1997 and Projected Year's Adjusted NOI resulting from AAA's estimated Appraised Values of MHP's Hotels.

    RESULTING EFFECTIVE CAPITALIZATION RATES FOR APPRAISALS OF MHP'S HOTELS

                                                       PROJECTED YEAR
                       1997                     (ENDING FEBRUARY 28, 1999)
                       ----                     --------------------------
                   8.8 -  9.4%                          9.8 - 10.2%

                                   MHP Supp-9

  The resulting Appraised Value of MHP's Hotels, as estimated by AAA, is $354,261,000, which excludes 49.5% of the $122,300,000 Appraised Value of the Harbor Beach Resort and the $82,266,000 in mortgage debt encumbering the Hotel.

 .  Comparison with Comparable Sales.  AAA checked the Appraised Value of each
   Hotel derived by the foregoing procedures against its database of comparable sale transactions for reasonableness.

     In the case of Harbor Beach Resort, which is only partly owned by MHP, the Appraised Value of such Hotel was reduced proportionately to the amount attributable to MHP'S ownership interest therein (but no adjustment was made to reflect the effect that the outside interest might have on decisions with respect to sales, refinancings or other major operational matters). With respect to MHP's Hotels, one property was encumbered by a ground lease as of the date of the Appraisal. Accordingly, the Appraised Value of such Hotel has been decreased to reflect the encumbrance of the ground lease and the interest of the ground lessor in the operating cash flows of such Hotel. The Appraised Value assumes all contractual provisions for FF&E reserves are adequate and have not been reduced to reflect deferred maintenance or environmental remediation costs with respect to MHP's Hotels (but estimated deferred maintenance costs have been deducted in estimating the Adjusted Appraised Value of each of MHP's Hotels). The Appraised Value did not take into account the costs that might be incurred in selling a Hotel (but estimated costs for transfer and recordation taxes and fees have been deducted in estimating the Adjusted Appraised Value of each Hotel).

     The Appraisals are not guarantees of present or future values and no assurance can be given as to the actual value of MHP's Hotels. The Appraisals should be read in conjunction with other information, such as, but not limited to, the audited financial statements of MHP.

     The Appraised Value, and the assumptions underlying the projections on which the Appraised Value is based, are contingent upon a series of future events, the outcomes of which are not necessarily within the Operating Partnership's control and cannot be determined at this time. There can be no assurance that another appraiser would not have arrived at a different result. Some of the assumptions inevitably will not materialize, and unanticipated events and circumstances will occur subsequent to the date of the Appraisals. Furthermore, the actual results achieved from MHP's Hotels will vary from the results projected in the Appraisals and the variations may be material.

     Adjusted Appraised Value. The Adjusted Appraised Value of MHP was determined by totaling the Appraised Values of all of the Hotels of MHP and then making various adjustments to the aggregate Appraised Value, as described below.

     . Lender Reserves. MHP's debt service reserves are required to be held by third-party lenders. The amount of these lender reserves as of the Initial Valuation Date was added to the Appraised Values of these Hotels. A final determination of the lender reserves of MHP will be made on the Final Valuation Date and any changes in such reserves will be reflected in the Adjusted Appraised Value.

     . Mortgage and Other Debt. The estimated principal balance and accrued interest as of the Closing Date (assumed to be December 31, 1998) of all mortgage and other debt of MHP has been subtracted from the Appraised Value.

     . Mark to Market Adjustments. The third-party loans of the Partnerships have various interest rates and terms to maturity. In order to reflect the fair market value of the third-party loans of each Partnership, the estimated Adjusted Appraised Value for MHP has been increased to "mark to market" the interest rate for such loans. This adjustment has been estimated by comparing the interest cost using the applicable interest rates on existing third-party loans over their remaining term to the interest cost using the interest rate that the Operating Partnership believes it would be able to obtain for unsecured debt in the market as of the Final Valuation Date (which would have been 8.0% per annum based on a 225 basis point (2.25 percent) spread over the yield on seven-year U.S. Treasury securities as of May 8, 1998). The mark to market adjustment for each loan was calculated by determining the difference between the present values, as of December 31, 1998, of the interest payments over the remaining term of the loan from January 1, 1999 to maturity using the actual interest rate as the discount rate as compared to using the assumed market rate as the discount rate.

     . Deferred Maintenance Costs. The estimated cost to complete any deferred maintenance items identified in the Engineering Study relating to the Hotels of MHP has been subtracted from the Appraised Value. The adjustments for this item will be reduced at the Final Valuation Date to reflect amounts expended after the Initial Valuation Date to perform such deferred maintenance. No adjustments have been made for previously budgeted capital expenditures or deferred maintenance costs estimated in the Engineering Study that are reflected in the cash flow projections used for purposes of estimating Appraised Values.

                                  MHP Supp-10

     The following table sets forth the adjustments to the aggregate Appraised Values made to derive the estimated Adjusted Appraised Value for MHP as of the Initial Valuation Date.

           CALCULATION OF ESTIMATED ADJUSTED APPRAISED VALUE FOR MHP
                        AS OF THE INITIAL VALUATION DATE
               (IN THOUSANDS, EXCEPT PER PARTNERSHIP UNIT AMOUNT)


Appraised Value                   $ 354,261(1)
Lender reserves                       1,800
Mortgage debt                      (192,137)
Other debt                             (722)
Mark to market adjustment             2,878
Deferred maintenance costs             (245)
Estimated Adjusted Appraised      $ 165,835
 Value  Value
Limited partners' share             140,032
Per Partnership Unit                140,032

(1) Excludes 49.5% of the $122,300,000 Appraised Value of the Harbor Beach Resort and the $82,266,000 in mortgage debt encumbering the Hotel.

     Continuation Value. AAA estimated the Continuation Value of MHP using the following methodology:

     . Estimated Future Cash Distributions. AAA prepared estimates of future partnership cash flow for MHP for the 12-year period from January 1, 1998 through December 31, 2009 based upon the estimated 1998 NOI before incentive management fees used in the Appraisals and for each subsequent year applying an assumed annual stabilized growth rate (as shown in the table below) developed by AAA for this analysis. For each year in the projection period, AAA estimated the amount of cash available for distribution to MHP's limited partners after payment of all management fees, debt service, owner funded capital expenditures based on the Engineering Study and other partnership expenses and after application of the applicable partnership agreement provisions. AAA assumed that MHP's FF&E reserve was adequate and understood that Host determined that there were no reserve shortfalls or surpluses.


     . Refinancing Assumptions. For MHP's first mortgage loan, which matures during the 12-year period, AAA assumed that the debt would be refinanced with an interest rate of 7.25% per annum and a 25- year amortization schedule, with estimated refinancing costs of 1% of the refinanced amount being paid from operating cash flow.


     . Determination of Residual Value. To estimate the residual value of the MHP limited partners' interest in MHP at the end of the 12-year period, AAA assumed that all of MHP's Hotels would be sold as of December 31, 2009 at their then market value. AAA estimated the market value of each Hotel as of such date by applying an exit capitalization rate that it deemed appropriate, using the factors described above in connection with the "-- Appraised Value," which are set forth in the table below, to the estimated Adjusted NOI for 2009 (estimated as described above). AAA then subtracted estimated sales costs of 2.0% of the estimated market value, added lender reserves, and subtracted the estimated outstanding principal balance of debt as of December 31, 2009 and deferred management fees to arrive at net sales proceeds available for distribution to partners. AAA then determined what portion of such estimated net sales proceeds would be distributable to MHP's limited partners under the various partnership and debt agreements.

     . Discounting Distributions to Present Value. As a final step, AAA discounted the estimated future cash distributions to MHP's limited partners from operations and estimated net sales proceeds to their present value as of January 1, 1998, using a discount rate of 20% per annum. AAA believes that this discount rate reflects the return on investment that investors expect from leveraged investments of this nature.

                                  MHP Supp-11

     The growth rate and exit capitalization rate used to determine the estimated Continuation Value for MHP are as set forth below:

                    GROWTH RATES, EXIT CAPITALIZATION RATES
                    AND ESTIMATED CONTINUATION VALUE FOR MHP

                                                                          ESTIMATED
                                                                     CONTINUATION VALUE
      GROWTH RATE           EXIT CAPITALIZATION RATE (2009)        (PER PARTNERSHIP UNIT)
------------------------  -----------------------------------  -------------------------------
        3.47%(1)                          9.9%                             $141,425

/(1)/ REFLECTS THE AVERAGE OF THE STABILIZED GROWTH RATES OF HARBOR BEACH RESORT (3.80% EACH YEAR) AND ORLANDO WORLD CENTER (3.50% BEGINNING IN 2003 TO REFLECT THE EFFECT OF THE PLANNED EXPANSION OF THE HOTEL).

     Liquidation Value. The Liquidation Value of MHP was estimated by the General Partner and represents the estimated value of MHP if all of its assets were sold as of December 31, 1998. Such value was based upon the Adjusted Appraised Value of MHP, with the following adjustments: (i) the "mark to market" adjustment used to estimate the Adjusted Appraised Value was eliminated and instead prepayment or defeasance costs that would be payable under existing debt agreements (regardless of whether the debt in fact can be prepaid on December 31, 1998) were deducted from the Appraised Value; and (ii) the deduction for transfer and recordation taxes used to estimate the Adjusted Appraised Value was eliminated and instead an amount equal 2.5% of the Appraised Value of MHP's Hotel(s) was subtracted from the Appraised Value for estimated liquidation costs, expenses and contingencies. The General Partner then determined the portion of the estimated Liquidation Value that would be distributable to MHP's limited partners under the terms of the partnership agreement and other contractual arrangements.

     The following table sets forth the adjustments made to the Adjusted Appraised Value to estimate the Liquidation Value of MHP as of the Initial Valuation Date:

               CALCULATION OF ESTIMATED LIQUIDATION VALUE OF MHP
                        AS OF THE INITIAL VALUATION DATE
               (IN THOUSANDS, EXCEPT PER PARTNERSHIP UNIT AMOUNT)


Appraised Value                  $ 354,261/(1)/
Lender reserves                      1,800
Mortgage debt                     (192,137)
Other debt                            (722)
Prepayment/defeasance costs        (10,794)
Deferred maintenance costs            (245)
Sales costs                         (8,857)
Estimated Liquidation Value      $ 143,306
Limited partners' share          $ 124,261

Per Partnership Unit             $ 124,261

/(1)/ Excludes 49.5% of the $122,300,000 Appraised Value of the Harbor Beach Resort and the $82,266,000 in mortgage debt encumbering the Hotel.


     Estimated Exchange Value. The following table sets forth the estimated Exchange Value of MHP (based upon the Appraised Values of MHP's Hotels as of March 1, 1998 and the estimated adjustments described above) and the estimated Note Election Amount for MHP, all on a per Partnership Unit basis. The estimated Exchange Value for MHP (which will be received by each MHP Limited Partner retaining OP Units in the Merger) is equal to its Continuation Value. The estimated Note Election Amount for MHP (which will be received by MHP Limited Partners electing to receive Notes in exchange for OP Units) is equal to its Liquidation for MHP. The estimated values set forth below may increase or decrease as a result of various adjustments, which will be finally calculated as of the Final Valuation Date but will not change as a result of less than all of the Partnerships participating in the Mergers.

                                  MHP Supp-12

                        ESTIMATED EXCHANGE VALUE OF MHP
                            PER PARTNERSHIP UNIT/(1)/



               ESTIMATED                   ESTIMATED     ESTIMATED    ESTIMATED      ESTIMATED
          ADJUSTED APPRAISED              CONTINUATION  LIQUIDATION   EXCHANGE     NOTE ELECTION
                 VALUE                       VALUE         VALUE      VALUE/(2)/    AMOUNT/(3)/
----------------------------------------  ------------  -----------  ----------  --------------
                $  140,032                  $141,425      $124,261    $141,425      $124,261

_________________
/(1)/ A Partnership Unit in MHP represents an original investment of $100,000. /(2)/ The estimated Exchange Value is equal to the greatest of estimated
      Adjusted Appraised Value, estimated Continuation Value and estimated Liquidation Value.
/(3)/ The principal amount of Notes is equal to the greater of (i) the Liquidation Value or (ii) 60% of the Exchange Value (the "Note Election Amount").

   Valuation of OP Units Allocated to MHP's Limited Partners. Each MHP Limited Partner will receive OP Units with a deemed value equal to the Exchange Value of such MHP Limited Partner's Partnership Interests. The value of an OP Unit for this purpose will be deemed to be equal to (i) the average of the closing price of shares of Host common stock on the NYSE for the 10 trading days ending on the third trading day prior to the record date for the distribution of SLC common stock to Host shareholders minus (ii) the amount of cash and the estimated value, as determined by Host's Board of Directors in good faith and in reliance in part upon an opinion of an independent financial advisor, of the SLC common stock or other property to be distributed with respect to each share of Host common stock (currently estimated to aggregate approximately $___ - $____ per share) in connection with the REIT Conversion. The closing price per share of Host common stock on May 28, 1998 was $19.4375.

     MHP Limited Partners who receive OP Units will receive cash distributions from MHP for all of 1998 and, if the Merger does not occur in 1998, any portion of 1999 prior to the Merger for which period they do not receive a cash distribution from the Operating Partnership.

     No fractional OP Units will be issued. Fractional amounts less than or equal to 0.50 of an OP Unit will be rounded down to the next whole number and fractional amounts greater than 0.50 will be rounded up to the next whole number of OP Units.

CASH DISTRIBUTIONS

     HISTORICAL CASH DISTRIBUTIONS PAID BY MHP. The following table sets forth the distributions paid to MHP Limited Partners (per Partnership Unit) for the periods indicated. The information below should be read in conjunction with the information in this Supplement under the caption "Selected Financial Data."

                   HISTORICAL CASH DISTRIBUTIONS PAID BY MHP
                          (PER PARTNERSHIP UNIT)/(1)/


                                           FIRST QUARTER                   FISCAL YEAR
                                           -------------  --------------------------------------------
                                               1998         1997     1996      1995     1994     1993
                                               ----         ----     ----      ----     ----     ----
From net income..........................     $  --       $7,706    $4,964    $2,084    $  --   $  --
Representing return of capital/(2)/......        --           --        --        --       --      --
                                              -----       ------    ------    ------    -----   -----
     Total...............................     $  --       $7,706    $4,964    $2,084    $  --   $  --
                                              =====       ======    ======    ======    =====   =====

___________
/(1)/ A Partnership Unit represents a $100,000 original investment in MHP. /(2)/ Computed as all distributions in excess of distributions from operating cash flow.

     COMPENSATION AND DISTRIBUTIONS TO THE GENERAL PARTNER. Under MHP's partnership agreement, the General Partner does not receive fees or compensation in connection with managing the affairs of MHP but the General Partner and its affiliates are reimbursed for certain costs and expenses incurred on behalf of MHP. The following information has been prepared to compare the amount of reimbursements paid and cash distributions made by MHP to the General Partner and its affiliates to the amounts that would have been paid if the reimbursement and distribution structure which will be in effect after the REIT Conversion had been in effect for the periods presented.

     Following the REIT Conversion, Host REIT will be operated as a self-administered REIT and as a result no reimbursements or other compensation will be received by the General Partner.

                                  MHP Supp-13

     During the First Quarter 1998 and fiscal years 1997, 1996 and 1995, amounts actually paid by MHP to the General Partner are shown below under "Historical" and the estimated amounts that would have been paid had the Merger been in effect for the periods presented (assuming the Full Participation Scenario) are shown under "Pro Forma."

HISTORICAL AND PRO FORMA REIMBURSEMENTS AND DISTRIBUTIONS TO THE GENERAL PARTNER
                              AND ITS AFFILIATES
                                (IN THOUSANDS)

                                                                         FISCAL YEAR
                                                 FIRST QUARTER
                                                 -------------       -----------------------------
                                                     1998               1997      1996      1995
                                                     ----               ----      ----      ----
Historical
   Principal and Interest payments
       on Orlando Ballroom Loan                   $  --               $2,429    $4,604    $3,531
   Reimbursements                                    73                  204       126       129
   Distributions/(2)/                                --                3,845       102        43
                                                  -----               ------    ------    ------
        Total Historical                          $  73               $6,478    $4,832    $3,703
                                                  =====               ======    ======    ======

Pro Forma
   Reimbursements                                 $  --               $   --    $   --    $   --
   Distributions attributable
       to Units /(1)/                               N/A                  N/A       N/A       N/A
                                                  -----               ------    ------    ------
        Total Pro Forma                          $  --                $   --    $   --    $   --
                                                  =====               ======    ======    ======

___________

/(1)/ The OP Units to be received by Host in connection with the REIT Conversion will be equal to the number of shares of Host's common stock outstanding and not allocated based upon their interests in any of the Partnerships, including MHP. Thus, the distributions received by Host and its affiliates by way of their interests in the Partnerships, including MHP, cannot be determined on a pro forma basis.
/(2)/ In 1997, MHP Acquisition Corporation, an affiliate of the General Partner, purchased a controlling interest in MHP. Distributions to the General Partner were $63,000, $50,000 and $22,000 for the fiscal years ended December 31, 1997, 1996 and 1995, respectively and to the Partnership Units owned by Host were $3,782,000 for the fiscal year ended December 31, 1997.

CERTAIN INFORMATION REGARDING THE HOTELS OWNED BY MHP

NAME OF HOTEL                                  LOCATION OF HOTEL    NUMBER OF ROOMS   DATE OPENED
-------------                                 -------------------   ---------------   -----------
Marriott's Orlando World Center               Orlando, FL                 1,503           1986
Marriott's Harbor Beach Resort/(1)/           Fort Lauderdale, FL           624           1984
                                                                          -----
          Total                                                           2,127
                                                                          =====

                                  ___________
/(1)/  MHP owns a 50.5% interest in Marriott's Harbor Beach Resort.

     The table below sets forth certain performance information for MHP's Hotels for the indicated periods.

                                                 First Quarter               Fiscal Year
                                              -------------------
                                                1998       1997       1997       1996       1995
                                              --------   --------   --------   --------   --------
Average daily rate                            $192.84    $182.03    $155.44    $145.33    $139.40
Occupancy                                        85.5%      88.6%      80.3%      78.7%      79.0%
REVPAR                                        $164.88    $161.28    $124.82    $114.37    $110.13
% REVPAR change                                   2.2%        --        9.1%       3.9%        --


                                  MHP Supp-14

MARRIOTT'S ORLANDO WORLD CENTER, ORLANDO, FLORIDA

     The Orlando Hotel is a full-service Marriott hotel located on approximately 190 acres of fee-owned land two miles from Walt Disney World Resort and is known as Marriott's Orlando World Center. It is located approximately 15 miles from the Orlando International Airport.

     The Orlando Hotel opened on March 24, 1986. The Orlando Hotel contains 1,503 guest rooms, including 85 suites, in a 27-story building. Designed as part of the Marriott International network of convention hotels, it has extensive meeting and convention facilities totaling 200,000 square feet, all on one level of the hotel, including (i) a 38,675 square foot grand ballroom, (ii) additional ballroom space of 40,740 square feet which can be subdivided into meeting rooms and exhibit space, (iii) a 50,960 square foot ballroom and exhibition hall which was completed in 1990 and (iv) 14 meeting rooms. Hotel facilities also include nine restaurants and lounges, an 18-hole championship golf course, eight lighted tennis courts, four pools, a health club, golf and tennis pro shops, specialty and gift shops, a game room and parking for 2,100 cars. MHP purchased the Orlando Hotel in 1984 for approximately $211 million. In March 1998, MHP announced its plan to construct a 500-room tower with a new parking garage at the Orlando Hotel.

     Competition. The primary competition for the Orlando Hotel comes from the following five first-class convention and resort lodging-oriented hotels: (i) the Sheraton Dolphin Hotel with 1,510 guest rooms and 202,000 square feet of meeting space, (ii) the Westin Swan with 758 guest rooms and 52,000 square feet of meeting space, (iii) the Peabody Hotel with 891 guest rooms and 54,000 square feet of meeting space, (iv) the Hyatt Regency Grand Cypress Hotel, with 750 guest rooms and 65,000 square feet of meeting space and (v) the Coronado Springs Resort, which opened in July 1997, with 1,967 rooms and 99,000 square feet of meeting space. In addition, other hotels, including hotels owned by Disney, also compete with the Orlando Hotel. None of these hotels are operated as part of the Marriott International full-service hotel system. As a major convention hotel, the Orlando Hotel also competes with similar facilities throughout the country.

     Several new hotel projects are expected to enter the market in the near future, including hotels by Disney and Loews Corporation. Loews Corporation has plans to construct two first-class hotels on Universal Studios Florida property of approximately 800 and 1,300 rooms to be opened by the year 2000. As a result of the continued expansion of Walt Disney World, the All Star Resort with 3,840 rooms is going to increase to 5,760 rooms. Additionally, the Animal Kingdom attraction at Walt Disney World is planning to open a hotel by January 1999.

MARRIOTT'S HARBOR BEACH RESORT, FORT LAUDERDALE, FLORIDA

     The Harbor Beach Hotel is a full-service Marriott hotel located on a 16.5 acre tract of leased beach-front property located in Fort Lauderdale, Florida and is known as Marriott's Harbor Beach Resort. The Hotel is located approximately five miles from the Fort Lauderdale/Hollywood International Airport.

     The Harbor Beach Hotel opened in October 1984 with 624 guest rooms, including 35 suites, in a 15-story building. The Harbor Beach Hotel has approximately 30,000 square feet of meeting and banquet space, including (i) a 14,900 square foot grand ballroom, (ii) an 8,000 square foot junior ballroom,
(iii) seven meeting rooms and (iv) two boardrooms. Hotel facilities also include five restaurants, three lounges, a 1,100 foot private ocean beach with 50 private cabanas, an outdoor pool, five tennis courts, a health club, gift shop, tennis pro shop and parking for 900 cars. The Harbor Beach Partnership, of which MHP owns 50.5%, purchased the Harbor Beach Hotel in 1982 for approximately $87 million.

     Competition. The primary competition for the Harbor Beach Hotel comes from the following five first-class hotels: (i) the Hyatt Pier 66 with 388 guest rooms and 22,000 square feet of meeting space, (ii) the Boca Raton Hotel and Club with 963 guest rooms and 70,000 square feet of meeting space, (iii) the Marriott Marco Island Resort and Golf Club with 735 guest rooms and 48,000 square feet of meeting space, (iv) the Sheraton Bal Harbour with 644 guest rooms and 73,000 square feet of meeting space and (v) the Breakers with 572 guest rooms and 36,000 square feet of meeting space. The Marriott Marco Island Resort and Golf Club is managed by Marriott International, and other than limited joint marketing efforts, the Harbor Beach Hotel and the Marriott Marco Island Resort are direct competitors. Host acquired another competing area hotel, the Fort Lauderdale Marina Hotel, in January 1994. In addition, other hotels in the Fort Lauderdale area also compete with the Harbor Beach Hotel; however, these differ from the Harbor Beach Hotel in terms of size, room rates, facilities, amenities and services offered, market orientation and/or location. None of these other hotels are operated as part of the Marriott International full-service hotel system. As a major resort facility, the Harbor Beach Hotel also competes with similar facilities throughout the country. The Loews Miami Beach hotel with 800 rooms and 85,000 square feet of meeting space is scheduled to open in October 1998.

                                  MHP Supp-15

     Ground Lease. The Harbor Beach Hotel is located on a site that is leased from an unrelated third party for an initial term expiring November 30, 2080. The Harbor Beach Partnership has the option to extend the term for an additional 25 years. The lease provides for annual rental of $1,560,000 for lease years 1995 through 1999. Thereafter, annual rentals for each succeeding five-year period increase by an amount equal to 10% of the previous annual rental. Under the lease, the Harbor Beach Partnership pays all costs, expenses, taxes and assessments relating to the Harbor Beach Hotel and the underlying land, including real estate taxes. In the event the ground lessor decides to sell the leased premises, the Harbor Beach Partnership has a right of first refusal to purchase the leased premises. Upon expiration or termination of the lease, title to the Harbor Beach Hotel and all improvements revert to the ground lessor.

AMENDMENTS TO MHP'S PARTNERSHIP AGREEMENT

     In order to allow the Hotels of MHP to be leased to SLC in connection with the Merger and the REIT Conversion, MHP's partnership agreement must be amended. Currently, there is no provision in MHP's partnership agreement to allow MHP's Hotels to be leased. Therefore, Section 5.02B of MHP's partnership agreement must be amended to add a new paragraph 5.02B(xi) to read as follows:

     (xi) lease or consent to the lease, directly or indirectly, in one transaction or a series of related transactions, any or all of the Hotels.

     Other Amendments.  Amendments to certain terms and sections of MHP's
     ----------------
partnership agreement would be made in order to (i) reduce to one the number of appraisals of the fair market value of MHP's Hotels that MHP must provide to MHP Limited Partners before the General Partners can cause MHP to sell its assets to the General Partner or an affiliate, (ii) delete certain obsolete references to entities and agreements that are no longer in existence, (iii) update MHP's partnership agreement to reflect the passage of time since the formation of MHP and (vi) make any other amendments to MHP's partnership agreement deemed necessary or advisable, in the sole discretion of the General Partner, in connection with the consummation of the Mergers and the REIT Conversion. The General Partner does not believe that these amendments would affect the rights of the MHP Limited Partners in any material respect nor the duties and obligations of the General Partner. These changes are included, along with the other proposed amendments, in the copy of MHP's partnership agreement, as proposed to be amended, which is attached hereto. The amended MHP partnership agreement is marked to indicate the revisions made to the existing MHP partnership agreement and should be read in its entirety. Deleted provisions are contained in brackets and struck through and added provisions are in bold type and underlined.

     The vote required for such amendments is a majority of the outstanding limited partnership interests. The General Partner and its affiliate collectively owns 48.3% of the outstanding limited partnership interests. In connection with the amendments, the General Partner and its affiliate must vote all of their limited partnership interests in the same manner as the majority of limited partnership interests constituting a quorum vote. A majority of limited partnership interests held by Limited Partners constitutes a quorum.

     THE GENERAL PARTNER RECOMMENDS THAT MHP LIMITED PARTNERS VOTE TO APPROVE THE REQUESTED AMENDMENTS TO THE MHP PARTNERSHIP AGREEMENT.

FAIRNESS

FAIRNESS ANALYSIS

     The General Partner believes that the terms of the Merger provide substantial benefits and are fair to the Limited Partners of MHP and recommends that all Limited Partners of MHP consent to the Merger. The General Partner bases this recommendation primarily on (i) its view that the expected benefits of the Merger for the MHP Limited Partners outweigh the risks and potential detriments of the Merger to the MHP Limited Partners (see "Background and Reasons for the Mergers and the REIT Conversion -- Reasons for the Mergers" and "Risk Factors"), (ii) its view that the value of the OP Units allocable to the MHP Limited Partners on the basis of the Exchange Value established for MHP represents fair consideration for the Partnership Interests held by the MHP Limited Partners and is fair to the MHP Limited Partners from a financial point of view, and (iii) the Fairness Opinion of AAA stating that (a) the methodologies and underlying assumptions used to determine the Exchange Value, the Adjusted Appraised Value, the Continuation Value and the Liquidation Value of MHP and each other Partnership, including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels, are fair and reasonable, from a financial point of view, to the Limited Partners of MHP and each other Partnership and (b) the methodologies used to determine the value of an OP Unit and to allocate the equity interest in the Operating Partnership to be received by the MHP Limited Partners and the Limited Partners of each Partnerships are fair and reasonable to the MHP Limited Partners and the Limited Partners of each other Partnership.

                                  MHP Supp-16

     The Merger is not conditioned upon the consummation of the other Mergers. The General Partner has considered this fact in evaluating the fairness of the Merger. The General Partner believes that the fairness of the Merger will not be materially affected by the presence or absence of any other individual Partnership or by any particular combination of other Partnerships and that the Merger will be fair to the MHP Limited Partners, individually and as a whole, if it is consummated with any combination of other Participating Partnerships. The General Partner bases this belief primarily on the fact that the consideration to be paid to the MHP Limited Partners has been established based upon MHP's Exchange Value, without regard to any possible combination of other Partnerships.

     In reaching the conclusions implicit in the above recommendation, the General Partner has taken into account the following considerations:

     . The General Partner has concluded that the Exchange Value for MHP, which is equal to the greatest of its Adjusted Appraised Value, Continuation Value and Liquidation Value, represents fair consideration for the Partnership Interests of the MHP Limited Partners in the Merger in relation to MHP The General Partner also has concluded that the Exchange Value established for the MHP Limited Partners fairly reflects the value of the assets held by MHP. In addition, the Fairness Opinion supports these conclusions.

     . The General Partner has concluded that the potential benefits of the Merger to the MHP Limited Partners, as described under "Background and Reasons for the Mergers and the REIT Conversion -- Reasons for the Mergers," outweigh the potential risks and detriments of the Merger for the MHP Limited Partners, as described in "Risk Factors."

     . The Fairness Opinion, in the view of the General Partner, supports the fairness of the Merger, even though it includes qualifications, limitations and assumptions relating to its scope and other factors that MHP Limited Partners should consider carefully.

     . Host will contribute its wholly owned full-service hotel assets, its interests in the Hotel Partnerships and its other assets (excluding its senior living assets) to the Operating Partnership in exchange for
          (i) a number of OP Units equal to the number of outstanding shares of common stock of Host, (ii) preferred partnership interests in the Operating Partnership corresponding to any shares of Host preferred stock outstanding at the time of the REIT Conversion and (iii) the assumption by the Operating Partnership of certain liabilities of Host. Following these contributions, the Operating Partnership and its subsidiaries will directly own all of Host's wholly-owned hotels and all of Host's interests in the Hotel Partnerships and other assets. Host REIT will not receive any compensation for its services as general partner to the Operating Partnership following the REIT Conversion and will benefit from the operations of the Operating Partnership only to the extent of the distributions received based upon its percentage interest in the Operating Partnership to the same extent as the other limited partners. Because Host REIT will share in the value of the Operating Partnership solely through distributions and not through any separate compensation structure, the General Partner believes that this is a factor supporting the fairness of the Merger to the MHP Limited Partners.

     . The General Partner believes that the value of the consideration to be received by the MHP Limited Partners in the Merger is fair in relation to the value which would be derived by such Limited Partners under any of the alternatives described under "Background and Reasons for the Mergers and the REIT Conversion -- Alternatives to the Mergers," especially since the Exchange Value of MHP is equal to its Adjusted Appraised Value, which is the greatest of the three values the Adjusted Appraised Value, the Continuation Value and the Liquidation Value. The General Partner does not believe that the sale of any of MHP's Hotels and liquidation of MHP will obtain for MHP Limited Partners as much value as the value to be received by such MHP Limited Partners following the Merger. The General Partner believes that the following benefits are of the greatest value and importance to the MHP Limited Partners:

                . Enhanced Liquidity. The Mergers and the REIT Conversion will offer MHP Limited Partners significantly enhanced liquidity with respect to their investments in MHP because, after the expiration of the Initial Holding Period, MHP Limited Partners will be able to exercise their Unit Redemption Right at any time, subject to certain limited exceptions. Host has approximately 204 million shares of common stock outstanding and the closing price on the NYSE on May 28, 1998 was $19.4375 per share (reflecting a total common equity market capitalization of approximately $4 billion). The exercise of the Unit Redemption Right, however, generally would result in recognition of taxable income or gain at that time.

                . Public Market Valuation. The General Partner believes that by exchanging interests in which is a non-traded limited partnership for interests in a publicly traded real estate company focused primarily on a more diverse and growing full-service hotel portfolio, the MHP Limited Partners will have the opportunity to participate in the recent trend of ownership of real estate through a publicly traded entity, which, in many instances, has resulted in market valuations of public real estate companies in excess of the estimated net asset values of those companies.

                . Regular Quarterly Cash Distributions. The General Partner expects that the Operating Partnership will make regular quarterly cash distributions to holders of OP Units. The General Partner expects that these distributions will be less than the estimated 1998 cash distributions for MHP, however, the ability to receive distributions quarterly and in regular amounts would be enhanced.

                . Substantial Tax Deferral. The General Partner expects that MHP Limited Partners who do not elect to receive Notes generally should be able to obtain the benefits of the Merger while continuing to defer recognition for federal income tax purposes of at least a substantial portion, if not all, of the gain with respect to their Partnership Interests that otherwise would be recognized in the event of a liquidation of MHP or a sale or other disposition of its assets in a taxable transaction (although Limited Partners in MHP may recognize a relatively modest amount of ordinary income as the result of required sales of personal property to a Non-Controlled Subsidiary in order to facilitate Host REIT's qualification as a REIT).

     . The General Partner believes that the economic terms of the leases of the MHP Hotels are fair and reasonable from the standpoint of the Operating Partnership.

     The General Partner believes that the factors described above, which support the fairness of the Merger to the MHP Limited Partners, when weighed against the factors that may be disadvantageous, taken as a whole, indicate that the Merger is fair to the MHP Limited Partners.

     AAA, an independent financial advisory firm with substantial real estate and partnership transaction experience, was engaged by the General Partner and the other General Partners to perform the Appraisals and to render the Fairness Opinion that (i) the methodologies and underlying assumptions used to determine the Exchange Value, the Adjusted Appraised Value, the Continuation Value and the Liquidation Value of MHP and each other Partnership, including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels, are fair and reasonable, from a financial point of view, to the MHP Limited Partners and the Limited Partners of each other Partnership, and (ii) the methodologies used to determine the value of an OP Unit and to allocate the equity in the Operating Partnership to be received by the MHP Limited Partners and the Limited Partners of each Partnership are fair and reasonable to the MHP Limited Partners and the Limited Partners of each other Partnership. The Fairness Opinion is addressed to each Partnership and it may be relied upon by each of the MHP Limited Partners and the Limited Partners of the other Partnerships. The full text of the Fairness Opinion, which contains a description of the assumptions and qualifications applicable to the review and analysis by AAA, is set forth in Appendix B to the Consent Solicitation and should be read in its entirety. The material assumptions and qualifications to the Fairness Opinion are summarized below, although this summary does not purport to be a complete description of the various inquiries and analyses undertaken by AAA in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex analytical process not necessarily susceptible to partial analysis or amenable to summary description. For a more complete description of the assumptions and qualifications that limit the scope of the Fairness Opinion, see " Qualifications to Fairness Opinion" and " Assumptions" below.

     Although the General Partner advised AAA that certain assumptions were appropriate in its view, the General Partner imposed no conditions or limitations on the scope of the investigation by AAA or the methods and procedures to be followed by AAA in rendering the Fairness Opinion. The fees and expenses of AAA will be treated as a Merger Expense and will be paid by the Operating Partnership. In addition, the General Partner has agreed to indemnify AAA against certain liabilities. See "-- Compensation and Material Relationships."

     QUALIFICATIONS TO FAIRNESS OPINION. In the Fairness Opinion, AAA specifically states that it did not: (a) specifically consider other methodologies for allocation of the OP Units, (b) address or conclude that other methodologies for allocation of the OP Units to the MHP and the other Partnerships might not have been more favorable to the Limited Partners in certain of the Partnerships, (c) negotiate with MHP, the other Partnerships or Host, (d) participate in establishing the terms of the Merger and the other Mergers, (e) provide an opinion as to the terms and conditions of the Merger and the other Mergers other than those explicitly stated in the Fairness Opinion,
(f) make any independent review of the capital expenditure estimates set forth in the Engineering Study, (g) make any estimates of MHP's and each other Partnership's contingent liabilities.

     In connection with preparing the Fairness Opinion, AAA was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the analysis set forth in Appendix
B. AAA will not deliver any additional written opinion of the analysis, other than to update the written opinion if requested by the Operating Partnership.

     EXPERIENCE OF AAA.    AAA is the world's largest independent valuation
consulting firm and is regularly and continually engaged in the valuation of commercial real estate and businesses and their securities in connection with tender offers, mergers and acquisitions, recapitalizations and reorganizations, divestitures, employee stock ownership plans, leveraged buyout plans, private placements, limited partnerships, estate and corporate matters, other financial advisory matters and other valuation purposes.

     AAA was selected because of its experience in the valuation of businesses and their securities in connection with tender offers, mergers and acquisitions, recapitalizations and reorganizations, including transactions involving hotel partnerships. In addition, Host and its affiliates have previously engaged AAA to provide appraisals and fairness opinions in connection with other transactions. The General Partner and the other General Partners considered several other firms for purposes of performing the appraisals and rendering the Fairness Opinion, but selected AAA for the foregoing reasons.

     SUMMARY OF MATERIALS CONSIDERED AND INVESTIGATION UNDERTAKEN. As a basis for rendering for Fairness Opinion, AAA has made such reviews, studies and analyses as it deemed necessary and pertinent in order to provide it with a reasonable basis for the Fairness Opinion, including, but not limited to, the following: (i) reviewed the transaction documents and SEC reporting and/or filing documents, including drafts of the Form S-4 for the Mergers; (ii) provided the Market Value of each Hotel owned by each Partnership in a separate short form appraisal report and each such report was reviewed and certified by an MAI appraiser as to its preparation in accordance with the requirements of the Standards of Professional Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation; as part of the Appraisals, AAA reviewed historical operating statements, 1998 budget and year-to-date results, and other financial information as it deemed necessary as a basis for the Fairness Opinion and the Appraisals also considered market transactions of similar lodging properties as appropriate as a basis for the Market Value of each Hotel; (iii) reviewed the methodologies used by each of the General Partners in their determination of the Exchange Value of each Partnership, including the nature and amount of all adjustments to the Appraised Values in determining such Exchange Values; AAA reviewed and tested for the fairness and reasonableness of all adjustments as well as for consideration of all adjustments deemed to be appropriate by AAA;
(iv) reviewed the methodologies used by each of the General Partners in their determination of the value of an OP Unit and the allocation of the equity interest in the Operating Partnership to be received by the limited partners of each Partnership, and AAA reviewed and tested for the fairness and reasonableness of the methods and measurements made by the General Partners; (v) reviewed the General Partners' determination of the Liquidation Value of each Partnership, and AAA reviewed and tested for the fairness and reasonableness of all adjustments proposed by the General Partners, as well as for consideration of all adjustments deemed appropriate by AAA; (vi) provided an estimate of the Continuation Value of each Partnership based upon the estimated present value of expected benefits to be received by each limited partner interest as though the Mergers did not occur and each Partnership's assets were sold within a twelve year period; AAA, as part of its analysis and review, determined appropriate rates of growth in house profit or net operating income, as well as reviewed other key variables affecting partnership cash flows and other economic/financial factors affecting the Partnerships' expected operations and results;(vii) reviewed the terms of the ground leases of the Hotels and the partnership agreement of each Partnership; (viii) reviewed audited and unaudited historical income statements, balance sheets and statements of sources and uses of funds of each Partnership and Host and pro forma financial information for Host REIT; (ix) reviewed audited and unaudited historical operating statements of each Hotel, as well as current operating statements and budgets; (x) conducted real estate valuation and financial due diligence with respect to the Partnerships and their underlying assets, liabilities and equity; (xi) reviewed internal Marriott International, Host and Partnership financial analyses and other internally generated data for each Hotel; and (xii) discussed all of the foregoing information, where appropriate, with management of Marriott International, Host and the Partnerships, and their respective employees.

                                  MHP Supp-17

     ASSUMPTIONS. In rendering its opinion, AAA relied, without independent verification, on the accuracy and completeness in all material respects of certain relevant publicly available information and information provided to AAA by the Host and the Hotels. AAA assumed that all information furnished by Host, the Hotels and the Partnerships and their representatives, upon which AAA relied, presented and accurate description in all material respects of the current and prospective status of the Hotels and the Partnerships from an operational and financial point of view. AAA also noted that the Fairness Opinion was based upon financial, economic, market and other considerations as they existed and could be evaluated on the date thereof.

     CONCLUSIONS. AAA concluded that, based upon and subject to its analysis and assumptions and limiting conditions, and as of the date of the Fairness
Opinion: (i) the methodologies used to determine the Exchange Value, the Adjusted Appraised Value, the Continuation Value and the Liquidation Value each Partnership, including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of each of the Hotels, are fair and reasonable, from a financial point of view, to the MHP Limited Partners and the Limited Partners of each Partnership, and (ii) the methodologies used to determine the value of an OP Unit and to allocate the equity interest in the Operating Partnership to be received by the MHP Limited Partners and the Limited Partners of each Partnership are fair and reasonable to the Limited Partners of each Partnership.

     COMPENSATION AND MATERIAL RELATIONSHIPS. AAA has been paid a fee of $________ for its services as described herein, including the Appraisals and preparing to deliver the Fairness Opinion. In addition, AAA will be reimbursed for all reasonable out-of-pocket expenses, including legal fees, and will be indemnified against certain liabilities, including certain liabilities under the securities laws. The fee was negotiated between Host, the General Partners and AAA. Payment of the fee to AAA is not dependent upon completion of the Mergers. AAA has been previously engaged by Host and its affiliates to provide fairness opinions in connection with other transactions.

VOTING PROCEDURES

     The consent of MHP Limited Partners holding a majority of the outstanding limited partnership interests is required for participation in the Merger. The General Partner and its affiliate collectively own 48.3% of the outstanding limited partnership interests. The General Partner and its affiliate must vote all of their limited partnership interests in the same manner as the majority of limited partnership interests constituting a quorum vote. A majority of limited partnership interests held by MHP Limited Partners constitutes a quorum.

     A MHP Limited Partner may mark the Consent Form to vote "FOR," "AGAINST" or "ABSTAIN" with respect to participation in the Merger by MHP. THE FAILURE OF A LIMITED PARTNER OF MHP TO VOTE WILL MEAN THAT SUCH LIMITED PARTNER'S PARTNERSHIP INTEREST WILL NOT BE COUNTED FOR PURPOSES OF ESTABLISHING A QUORUM AND WILL NOT AFFECT THE MANNER IN WHICH HOST IS REQUIRED TO VOTE ITS LIMITED PARTNERSHIP INTERESTS. A CONSENT FORM THAT IS PROPERLY SIGNED BUT NOT MARKED WILL BE VOTED FOR THE MERGER. The voting procedures applicable to MHP Limited Partners are set forth in the Consent Solicitation under the heading "Voting Procedures -- Required Vote and Other Conditions."

FEDERAL INCOME TAX CONSIDERATIONS

     In addition to the federal income tax considerations discussed in the sections of the Consent Solicitation entitled "Federal Income Tax Considerations" and "Risk Factors -- Federal Income Tax Risks," MHP Limited Partners should read carefully the following discussion of federal income tax considerations applicable specifically to the MHP Limited Partners. The information included in this discussion is based upon various factual assumptions and information which are believed by the Operating Partnership and the General Partner to be reliable. However, some of these assumptions inevitably will not materialize, and unanticipated events and circumstances will occur. Therefore, there likely will be differences between the

                                  MHP Supp-18
information provided herein, including the numerical data and estimates, and actual results, and the variations may be material and adverse.

     APPLICABILITY OF TAX OPINIONS

     Hogan & Hartson L.L.P. ("Hogan & Hartson"), counsel to Host REIT, Host and the Operating Partnership, has provided to Host REIT and the Operating Partnership an opinion letter (substantially in the form of Appendix C to the Consent Solicitation) as to certain federal income tax consequences to the Operating Partnership and the MHP Limited Partners resulting from the Mergers and the REIT Conversion. The opinion letter is based upon certain assumptions and certain representations provided by Host REIT, Host, the Operating Partnership and the General Partners. These representations generally involve factual matters relating to the organization, ownership and operations (including the income, assets, businesses, liabilities and properties) of the Partnerships and Hotels contributed to the Operating Partnership by Host and the Blackstone Entities prior to the Mergers and of Host REIT, the Operating Partnership and the Hotel Partnerships following the Mergers and the REIT Conversion. In addition, on the Closing Date, Hogan & Hartson expects to provide to Host REIT and the Operating Partnership an opinion letter (substantially in the form of Appendix D to the Consent Solicitation) as to the qualification and taxation of Host REIT as a REIT under the Code following the REIT Conversion. See "Federal Income Tax Considerations -- Summary of Tax Opinions" in the Consent Solicitation.

     Each opinion provided by Hogan & Hartson in the opinion letter that is substantially in the form of Appendix C to the Consent Solicitation is applicable to the MHP Limited Partners.

     The opinions already rendered by Hogan & Hartson are based on the Code and Treasury Regulations in effect on the date hereof, current administrative interpretations and positions of the IRS and existing court decisions, and the opinions to be rendered by Hogan & Hartson on the Closing Date will be based on the same authorities as of the Closing Date. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change the law or the above conclusions reached by counsel. In addition, any such change could apply retroactively to transactions preceding the date of change. Moreover, opinions of counsel merely represent counsel's best judgment with respect to the probable outcome on the merits and are not binding on the IRS or the courts. Accordingly, even if there is no change in applicable law, no assurance can be provided that such opinions (which do not bind the IRS or the courts) will not be challenged by the IRS or will be sustained by a court if so challenged. With the one exception described below (see "-- Tax Consequences of the Merger -- Deemed Cash Distribution and Resulting Taxable Gain") and in the Consent Solicitation under "Federal Income Tax Considerations -- Tax Consequences of the Mergers -- IRS Ruling Request Regarding Allocation of Partnership Liabilities," neither Host REIT, the Operating Partnership nor the General Partners have requested or plan to request any rulings from the IRS concerning the tax consequences of the Mergers or the treatment of either the Operating Partnership or Host REIT subsequent to the REIT Conversion.

                                  MHP Supp-19

     TAX CONSEQUENCES OF THE MERGER

     Overview.  Hogan & Hartson has provided an opinion to the effect that,
     --------
except for any gain attributable to the sale of personal property by MHP to a Non-Controlled Subsidiary in connection with the REIT Conversion, the Merger will not result in the recognition of taxable gain or loss at the time of the Merger to an MHP Limited Partner (i) who does not exercise his Unit Redemption Right on a date sooner than the date two years after the date of the consummation of the Merger; (ii) who does not receive a cash distribution (or a deemed cash distribution resulting from relief from liabilities, including as a result of any repayment of the Orlando Mortgage or the Harbor Beach Mortgage) in connection with the Merger or the REIT Conversion in excess of his aggregate adjusted basis in his MHP Partnership Units at the time of the Merger; (iii) who does not elect to receive a Note in exchange for his OP Units in connection with the Merger (the "Note Election"); (iv) who is not required to recognize gain by reason of the exercise by another MHP Limited Partner of his right to make the Note Election (which, in counsel's opinion, described below, should not be the result of such election); and (v) who does not have his "at risk" amount fall below zero as a result of the Merger or the REIT Conversion. See "Federal Income Tax Considerations -- Summary of Tax Opinions" in the Consent Solicitation.

     With respect to the foregoing exceptions to nonrecognition treatment, the Operating Partnership and the General Partner believe as follows: (i) an MHP Limited Partner who acquired his MHP Partnership Units in the original offering of such Partnership Units and who has held such Partnership Units at all times since would not be considered to receive, as a result of the Merger, a distribution (or a deemed cash distribution resulting from relief from liabilities) that exceeds his aggregate adjusted basis in his MHP Partnership Units at the time of the Merger, and would not have his "at risk" amount fall below zero as a result of the Merger, and (ii) a portion of the personal property associated with both of the Hotels owned by MHP will need to be sold to a Non-Controlled Subsidiary in connection with the REIT Conversion, which will result in the recognition of a relatively modest amount of income by the MHP Limited Partners. See "Federal Income Tax Considerations -- Tax Consequences of the Mergers -- Overview" in the Consent Solicitation and "Tax Allocations upon the Sale of Certain Personal Property Associated with the MHP Hotels" below.

     With respect to the effects of an MHP Limited Partner's election to receive a Note in exchange for his OP Units in connection with the Merger, Hogan & Hartson is of the opinion that, although the matter is not free from doubt, an MHP Limited Partner who does not elect to receive a Note in connection with the Merger should not be required to recognize gain by reason of another MHP Limited Partner's exercise of such right. With respect to the exercise of a Unit Redemption Right, Hogan & Hartson is of the opinion that it is more likely than not that an MHP Limited Partner's exercise of his Unit Redemption Right more than one year after the date of consummation of the Merger but less than two years after such date will not cause the Merger itself to be a taxable transaction for the MHP Limited Partner (or the other MHP Limited Partners).
See "Federal Income Tax Considerations -- Summary of Tax Opinions" in the Consent Solicitation. Opinions of counsel, however, do not bind the IRS or the courts, and no assurances can be provided that such opinions will not be challenged by the IRS or will be sustained by a court if so challenged.

     Deemed Cash Distribution and Resulting Taxable Gain.  With respect to his
     ---------------------------------------------------
MHP Partnership Units, an MHP Limited Partner will receive no actual cash distribution in connection with the Merger but would be deemed to receive a cash distribution in connection with the Merger to the extent that his share of Operating Partnership liabilities immediately after the Merger and the REIT Conversion is less than his share of MHP liabilities immediately prior to the Merger. For example, any repayment of the Orlando Mortgage or the Harbor Beach Mortgage or debt encumbering other Hotels may result in a deemed cash distribution to the MHP Limited Partners. See "Federal Income Tax Considerations -- Tax Consequences of the Mergers -- Relief from Liabilities/Deemed Cash Distribution" in the Consent Solicitation. Even though the Orlando Mortgage, the Harbor Beach Mortgage and the debt encumbering other Hotels is not expected to be repaid or refinanced in connection with the Merger and the REIT Conversion, an MHP Limited Partner's share of indebtedness following the Merger and the REIT Conversion may nonetheless decrease in comparison to the Limited Partner's estimated aggregate share of MHP indebtedness as of December 31, 1998 (calculated based on the assumption that the Merger did not occur) by reason of the manner in which the debt allocation rules work when multiple assets with different levels of leverage are consolidated into a single partnership.

                                  MHP Supp-20

     An MHP Limited Partner, however, would recognize taxable gain as a result of any deemed cash distribution only to the extent that the deemed cash distribution were to exceed his adjusted tax basis in his MHP Partnership Units immediately prior to the Merger. As noted above, the Operating Partnership and the General Partner believe, based upon and subject to the assumptions and other limitations described below, that an MHP Limited Partner who acquired his MHP Partnership Units in the original offering of such Partnership Units and has held the Partnership Units at all times since the offering will have an adjusted tax basis in excess of the deemed cash distribution that might occur in connection with the Merger and the REIT Conversion. Therefore, such an MHP Limited Partner should not recognize gain due to such deemed cash distribution resulting from the relief from liabilities in connection with the Merger and the REIT Conversion.

     The adjusted tax basis of an MHP Limited Partner who did not acquire his MHP Partnership Units in the original offering of such Partnership Units or who has not held his MHP Partnership Units at all times since such offering could vary materially from that of an MHP Limited Partner who did so. If an MHP Limited Partner has an adjusted tax basis in his MHP Partnership Units (per MHP Partnership Unit) that is substantially less than the adjusted tax basis of an MHP Limited Partner who acquired his MHP Partnership Units in the original offering of such Partnership Units and has held such Partnership Units at all times since, he could (although it is unlikely) recognize gain due to any deemed cash distribution resulting from the relief from liabilities in connection with the Merger and the REIT Conversion.

     The Operating Partnership has no current plan or intention to cause the prepayment of the Orlando Mortgage or the Harbor Beach Mortgage or, except as described in the Consent Solicitation, any of the nonrecourse liabilities encumbering the Hotels owned by the other Partnerships. The Operating Partnership, however, will have to repay mortgage indebtedness securing the Hotels owned by the Partnerships at the time such indebtedness matures. There can be no assurance that at such time the Operating Partnership will be able to secure nonrecourse mortgage indebtedness secured only by those Hotels in an amount sufficient to avoid a deemed cash distribution to the former Limited Partners in those Partnerships, including MHP (although such a deemed distribution of cash may or may not result in the recognition of taxable income
or gain by the former MHP Limited Partners).    Moreover, the Operating
Partnership's current long-term financing strategy is to have as little debt as possible that is secured by individual Hotels and to have as much debt as possible in the form of unsecured debt, held either by the public or by institutional investors, which debt may or may not be recourse to Host REIT, as general partner of the Operating Partnership. In view of these considerations and the potential adverse consequences to Limited Partners in certain Partnerships, including the MHP Limited Partners, the Operating Partnership has requested from the IRS a ruling to the effect that such unsecured indebtedness of the Operating Partnership that is issued initially to institutional investors and is not recourse to Host REIT (i) would qualify as "nonrecourse liabilities" for purposes of Code Section 752, (ii) to the extent the proceeds thereof are applied to repay existing nonrecourse mortgage indebtedness secured by one or more Hotels (including the Orlando Mortgage and the Harbor Beach Mortgage), would be considered to be "secured" by those Hotels for purposes of allocating the liabilities for tax basis purposes (and thus would be allocable, at least in substantial part, to the former Limited Partners in the Partnership owning those Hotels, including the MHP Limited Partners), and (iii) would constitute "qualified nonrecourse financing" secured by such Hotels for purposes of Code
Section 465. The IRS has recently issued a ruling to that effect to another taxpayer, and has indicated to the Operating Partnership's representatives that it is favorably inclined to issue that ruling to the Operating Partnership.

     Each MHP Limited Partner will gradually begin to recognize income over the term of his ownership of OP Units (beginning, perhaps, in his first year of ownership of OP Units) attributable to deemed cash distributions resulting from the relief from liabilities, as the aggregate principal amount of nonrecourse indebtedness encumbering (or deemed to encumber) the Hotels amortizes in accordance with its terms. The Operating Partnership will make regular quarterly cash distributions to the MHP Limited Partners that may or may not be sufficient to allow the MHP Limited Partners to pay the federal and state income tax owed on the income allocated to such Limited Partners by reason of the amortization of the debt secured by the MHP Hotels.

                                  MHP Supp-21

     Section 465(e) Recapture.  As discussed in the Consent Solicitation, see
     ------------------------
"Federal Income Tax Considerations -- Tax Consequences of the Mergers -- Section 465(e) Recapture," the "at risk" rules of Section 465 of the Code generally apply to limit the use of partnership losses by a partner. Under Section 465(e) of the Code, a partner may be required to include in gross income, or "recapture," losses previously allowed to such partner with respect to his investment in a partnership if the amount for which the partner is "at risk" in relation to his investment in the partnership is less than zero at the close of the taxable year. The "at risk" rules generally do not apply to losses attributable to real property placed in service prior to January 1, 1987 by the taxpayer or to losses attributable to a partnership in which the taxpayer acquired his interests before that date (the "grandfather" rule). Thus, the "at risk" rules have not been applicable to date to those MHP Limited Partners who acquired their Partnership Units at the time of the original offering or at any time prior to January 1, 1987 and who have held those Partnership Units since the date of the acquisition. The MHP Limited Partners, however, will become subject to the "at risk" rules as a result of the Merger and their receipt of OP Units in connection therewith (since the OP Units do not qualify for the "grandfather" rule).

     It is possible that the consummation of the Merger and the REIT Conversion or the repayment of certain "qualified nonrecourse financing" of the Operating Partnership, the Hotel Partnerships or the Hotels contributed to the Operating Partnership by the Blackstone Entities at the time of or following the Merger and the REIT Conversion could, singularly or in combination, cause an MHP Limited Partner's amount at risk in relation to his investment in MHP (and, after the Merger, in the Operating Partnership) to be reduced below zero, resulting in an income inclusion to the Limited Partner under Section 465(e) of the Code. Currently, a sufficient portion of the current debt of MHP constitutes "qualified nonrecourse financing" so that the MHP Limited Partners have positive at risk amounts, and the Operating Partnership expects that most of the current debt with respect to the other Hotel Partnerships and the Hotels contributed by the Blackstone Entities that will be assumed by the Operating Partnership as part of the Merger and the REIT Conversion should qualify as "qualified nonrecourse financing." The Operating Partnership and the General Partner believe, based upon and subject to the assumptions and other limitations described below, that an MHP Limited Partner who acquired his MHP Partnership Units in the original offering of such Partnership Units and has held the Partnership Units at all times since will have a positive at risk amount immediately following the Merger and the REIT Conversion.

     It is possible, however, that a former MHP Limited Partner's at risk amount could decline in the future, either because of the allocation of losses from the Operating Partnership to that former MHP Limited Partner or because of cash distributions by the Operating Partnership to that former MHP Limited Partner in excess of the taxable income allocable to him with respect to his OP Partnership Units. Moreover, there can be no assurance that debt incurred by the Operating Partnership in the future to refinance existing debt would qualify as "qualified nonrecourse financing." If, however, the Operating Partnership were to obtain the requested ruling from the IRS and were to refinance existing mortgage indebtedness of the Partnerships (including the Orlando Mortgage or the Harbor Beach Mortgage) with the type of indebtedness described in the rulings, such indebtedness should constitute "qualified nonrecourse financing" for purposes of the "at risk" rules.

     Impact of Assumption of MHP Liabilities by the Operating Partnership.  As
     --------------------------------------------------------------------
described in the Consent Solicitation, see "Federal Income Tax Considerations -- Tax Consequences of the Mergers -- Disguised Sale Regulations," an MHP Limited Partner will recognize gain to the extent he is treated as having sold all or part of his MHP Partnership Interest in a "disguised sale." For purposes of these rules, certain reductions in a partner's share of partnership liabilities are treated as a transfer of money or other property from the partnership to the partner which may give rise to a disguised sale, even if that reduction would not otherwise result in a taxable deemed cash distribution in excess of the partner's basis in his partnership interest. However, if a transfer of property by a partner to a partnership is not otherwise treated as part of a disguised sale, then any reduction in the partner's share of "qualified liabilities" also will not be treated as part of a disguised sale. A "qualified liability" in connection with a transfer of property to a partnership includes (i) any liability incurred more than two years prior to the earlier of the transfer

                                  MHP Supp-22
of the property or the date the partner agrees in writing to the transfer, as long as the liability has encumbered the transferred property throughout the two-year period; (ii) a liability that was not incurred in anticipation of the transfer of the property to a partnership, but that was incurred by the partner within the two-year period prior to the earlier of the date the partner agrees in writing to transfer the property or the date the partner transfers the property to a partnership and that has encumbered the transferred property since it was incurred; (iii) a liability that is traceable under the Treasury Regulations to capital expenditures with respect to the property; and (iv) a liability that was incurred in the ordinary course of the trade or business in which property transferred to the partnership was used or held, but only if all the assets related to that trade or business are transferred, other than assets that are not material to a continuation of the trade or business. However, a recourse liability is not a "qualified liability" unless the amount of the liability does not exceed the fair market value of the transferred property (less any other liabilities that are senior in priority and encumber such property or any allocable liabilities described in (iii) or (iv), above) at the time of transfer.

     The General Partner believes that all liabilities of MHP fall into one of the four categories of "qualified liabilities" described in the preceding paragraph. However, the General Partner estimates that approximately $8.8 million of MHP indebtedness ($8,800 per $100,000 original investment of MHP, as of December 31, 1998, may be "qualified liabilities" solely by reason of exception (ii) in the preceding paragraph (i.e., a liability incurred within two years of the Merger but not in anticipation of the Merger) and, thus, MHP and the MHP Limited Partners will be required to disclose such indebtedness on a completed IRS Form 8275 or on a statement attached to their tax returns for the taxable year in which the Merger occurs. There can be no assurance, however, that the IRS will not challenge the position of MHP that this indebtedness is a "qualified liability."

     TAX TREATMENT OF MHP LIMITED PARTNERS WHO HOLD OP UNITS FOLLOWING THE
     MERGER

     Initial Basis in Units.  In general, an MHP Limited Partner will have an
     ----------------------
initial tax basis in his OP Units received in the Merger with respect to his MHP Partnership Units equal to the basis in his MHP Partnership Units at the time of the Merger, reduced to reflect any deemed cash distributions resulting from a reduction in his share of MHP liabilities and increased to reflect his share of other liabilities of the Operating Partnership and any gain required to be recognized in connection with the Merger and the REIT Conversion (including income attributable to the sale of a portion of the personal property associated with both the MHP Hotels, as described below under " -- Tax Allocations upon the Sale of Certain Personal Property Associated with the MHP Hotels"). For a discussion of the federal income tax considerations for an MHP Limited Partner from a reduction in basis that may result from the Merger and the REIT Conversion, see "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers -- Initial Tax Basis of OP Units" in the Consent Solicitation.

     Tax Allocations with Respect to Contributed Hotels upon a Sale of MHP
     ---------------------------------------------------------------------
Hotels.  Pursuant to Section 704(c) of the Code, income, gain, loss and
------
deduction attributable to appreciated or depreciated property that is contributed to a partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (referred to as the "Book-Tax Difference"). The Operating Partnership and the General Partner estimate, based upon and subject to the assumptions and other limitations described below, that the aggregate Book-Tax Difference with respect to the MHP Hotels will be $________ upon the consummation of the Merger.

     If the Operating Partnership were to sell the Orlando World Center and its interest in the Harbor Beach Hotel, the former partners of MHP (including Host REIT with respect to Host's interest in MHP) would be specially allocated by the Operating Partnership an aggregate amount of taxable gain equal to the Book-Tax Difference with respect to those MHP Hotels ($ ____ in the aggregate if the Hotels were sold immediately after the consummation of the Merger, according to the estimate in the previous paragraph). The share of such gain allocable to an MHP Limited Partner who acquired his MHP Partnership Units in the original offering of such Partnership Units and held such Partnership Units at all times since would be $___ per MHP Partnership Unit. The share of such gain of an MHP Limited Partner who did not acquire his MHP

                                  MHP Supp-23

Partnership Units in the original offering of such Partnership Units or who has not held his MHP Partnership Units at all times since such offering could vary materially from this amount. If the Operating Partnership were to sell one of the MHP Hotels with a Book-Tax Difference, the remaining Book-Tax Difference at the time the Hotel is sold would be required to be allocated exclusively to the former MHP Limited Partners and the General Partner, even though the proceeds of such sale would be allocated proportionately among all the partners in the Operating Partnership (and would likely be retained by the Operating Partnership, rather than distributed to holders of OP Units and Common Shares of Host REIT). The MHP Limited Partners would not be entitled to any special distributions from the Operating Partnership in connection with such a sale, and thus would not necessarily receive cash distributions from the Operating Partnership sufficient to pay such additional taxes. Although the Partnership Agreement does not impose any restrictions upon the Operating Partnership preventing it from causing the sale of either or both of the MHP Hotels at any time following the Merger, the Operating Partnership does not have current plans to pursue a sale of either of the MHP Hotels. See "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers -- Sale of Individual Hotels" in the Consent Solicitation.

     Tax Allocations upon the Sale of Certain Personal Property Associated with
     ---------------------------------------------------------------------------
the MHP Hotels.  As discussed in the Consent Solicitation, see "Federal Income
-------------
Tax Considerations -- Federal Income Taxation of Host REIT Following the REIT Conversion -- Income Tests Applicable to REITs" and "-- Taxable Income Attributable to Sales of Personal Property in Connection with the REIT Conversion," if the rent attributable to personal property leased in connection with the lease of each Hotel is greater than 15% of the total rent received under the lease of such Hotel, the portion of the rent attributable to the personal property will not constitute qualifying income to Host REIT (the "15% Personal Property Test"). The Operating Partnership and the General Partner have determined that the percentage of rent attributable to the personal property to be leased in connection with the lease of the two MHP Hotels would not satisfy the 15% Personal Property Test. The 15% Personal Property Test is a mechanical test that is based not on the relative fair market value of the assets subject to lease, or the relative fair rental value of those assets, but, rather, is based on the average relative adjusted tax bases of the assets subject to the lease. Accordingly, immediately prior to the Merger, the Operating Partnership will require MHP, if it chooses to participate in the Merger, to sell to a Non-Controlled Subsidiary a portion of the personal property associated with the MHP Hotels. This sale, which will be a taxable transaction, will result in the recognition by MHP (and the allocation to the MHP Limited Partners) of a relatively modest amount of taxable gain to the extent of the difference, if any, between the fair market value of the personal property at the time of the sale and the adjusted tax basis of such property at that time. The actual amount of such gain will be determinable only at the time of the sale and will be affected by the specific personal property selected to be sold and the fair market value and adjusted basis of that personal property. However, the Operating Partnership and the General Partner believe that such gain, in the aggregate, could be in the range of approximately $____ to $____; based on this estimate, the share of such gain allocable to an MHP Limited Partner who acquired his MHP Partnership Units in the original offering of such Partnership Units and held such Partnership Units at all times since could range from $____ to $____ per MHP Partnership Unit. Pursuant to the MHP partnership agreement, all of such taxable gain will be characterized as ordinary recapture income and will be allocated by MHP to the former MHP Limited Partners in the same proportions and to the same extent that such Limited Partners were allocated any deductions directly or indirectly giving rise to the treatment of such gains as recapture income prior to the Merger. The MHP Limited Partners would not be entitled to any special distributions from MHP in connection with such a sale of personal property.

     Tax Allocations with Respect to Contributed Hotels Generally.  The tax
     ------------------------------------------------------------
allocations of depreciation to the MHP Limited Partners may change significantly as a result of the Merger and the REIT Conversion for two reasons. First, as described above, pursuant to Section 704(c) of the Code, depreciation and deductions attributable to the two MHP Hotels will be required to be allocated for federal income tax purposes in a manner such that the MHP Limited Partners are charged with the Book-Tax Difference associated with the MHP Hotels at the time of the consummation of the Merger. Consequently, an MHP Limited Partner will be allocated less depreciation with respect to the MHP Hotels than would be the case if the Merger had not occurred and the MHP Limited Partner had continued to hold his MHP Partnership Units. (On the other hand, a former MHP Limited Partner will be allocated depreciation with respect to other Hotels acquired by

                                  MHP Supp-24
the Operating Partnership in connection with the Merger and the REIT Conversion, including the Hotels owned by the other Hotel Partnerships and the Hotels being contributed to the Operating Partnership by Host and the Blackstone Entities in connection with the Merger and the REIT Conversion.) Second, the Merger will cause the technical termination under Section 708(b)(1)(B) of the Code of MHP and each of the other Hotel Partnerships that participates in the Merger.
Section 168(i)(7) of the Code provides, in effect, that when a partnership terminates under Section 708(b)(1)(B) of the Code, the partnership must begin new depreciation periods for its property. As a result, the remaining bases of the real estate components of the MHP Hotels and the Hotels held by the other Hotel Partnerships will be depreciated over 39 years, rather than over the remaining current lives of such Hotels (which range from less than one year to 39 years). See "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers-- Effect of Mergers on Depreciation" in the Consent Solicitation.

     In light of the complexity of the governing rules affecting the calculation and allocation of depreciation with respect to properties contributed to a partnership, particularly when a number of those properties are subject to the separate adjustments required in connection with a technical termination under
Section 708 of the Code, the number of Hotels that the Operating Partnership will be acquiring in connection with the Merger and the REIT Conversion, and the impact on these calculations of other outside events, including equity offerings by Host or Host REIT and other acquisitions undertaken by Host, Host REIT or the Operating Partnership prior to or in connection with the REIT Conversion, the Operating Partnership and the General Partner believe that it is impossible to predict with any degree of precision the impact that the Mergers and the REIT Conversion will have on the future depreciation (and, consequently, the amount of taxable income) allocable to an MHP Limited Partner.

     Impact on Passive Activity Losses of an Investment in a Publicly Traded
     -----------------------------------------------------------------------
Partnership.  The passive loss limitation rules generally provide that
-----------
individuals, estates, trusts and certain closely held corporations and personal service corporations can only deduct losses from passive activities (generally activities in which the taxpayer does not materially participate, which would include the Operating Partnership for MHP Limited Partners) to the extent that such losses are not in excess of the taxpayer's income from passive activities or investments. An MHP Limited Partner would be able to offset losses from other passive activities against income from the Operating Partnership that is considered passive income (but not portfolio income) so long as the Operating Partnership is not treated as a publicly traded partnership. The Operating Partnership and the General Partner believe, however, that there is a substantial risk that the Operating Partnership will be treated as a publicly traded partnership for purposes of the passive loss limitation rules. In this event, any losses or deductions of the Operating Partnership allocable to an MHP Limited Partner after the Merger could not be used to offset passive income from other passive activities. Similarly, losses from other passive activities (including losses attributable to MHP for periods prior to the Merger) could not be applied to offset income of the Operating Partnership allocated to an MHP Limited Partner. An MHP Limited Partner, however, would be able to offset any passive losses from his investment in MHP (or other investments) against any gain recognized by the MHP Limited Partner as a result of the Merger. The Operating Partnership and the General Partner estimate that, as of December 31, 1998, an MHP Limited Partner that purchased his Partnership Units at the time of the original offering has held those Partnership Units continuously since that time, and whose Partnership Units have been his only investment in a passive activity would have a passive activity loss carryforward of approximately $4,248, on a per Partnership Unit basis.

     State and Local Taxes.  MHP Limited Partners holding OP Units will be
     ---------------------
subject to state and local taxation in a number of jurisdictions in which the Operating Partnership directly or indirectly holds real property and would be required to file periodic tax returns in those jurisdictions. In this regard, immediately following the Merger and the REIT Conversion, the Operating Partnership expects that it will own properties in approximately 28 states across the United States and the District of Columbia. Currently, MHP owns, directly and indirectly, only Florida properties. See "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold OP Units Following the Merger -- State and Local Taxes" in the Consent Solicitation.

                                  MHP Supp-25

     ASSUMPTIONS USED IN DETERMINING TAX CONSEQUENCES OF THE MERGER

     In preparing the discussion set forth above, the Operating Partnership and the General Partner made several key assumptions, which are described below. If any such assumption is not accurate with respect to a particular MHP Limited Partner, the tax consequences of the Merger to such MHP Limited Partner could be substantially different from those reflected above. ACCORDINGLY, EACH MHP LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISOR TO DETERMINE THE IMPACT OF SUCH MHP LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER.

     First, with respect to an MHP Limited Partner's basis in his MHP Partnership Units prior to the Merger, the Operating Partnership and the General Partner assumed that an MHP Limited Partner acquired his MHP Partnership Units in the original offering of such Partnership Units and has held such Partnership Units at all times since the offering (the "Original Limited Partner's Adjusted Basis"). In general, each MHP Limited Partner had an initial tax basis in his MHP Partnership Units ("Initial Basis") equal to his cash investment in MHP (plus his proportionate share of MHP's nonrecourse liabilities at the time he acquired his MHP Partnership Units). A MHP Limited Partner's Initial Basis generally has been increased by (a) such Limited Partner's share of MHP taxable income and (b) any increases in his share of liabilities of MHP. Generally, such Limited Partner's Initial Basis has been decreased (but not below zero) by (i) his share of MHP cash distributions, (ii) any decreases in his share of liabilities of MHP, (iii) his share of losses of MHP and (iv) his share of nondeductible expenditures of MHP that are not chargeable to capital. Because "syndication costs" are chargeable to capital and not deductible for tax purposes, an MHP Limited Partner's basis in his MHP Partnership Units effectively would include his share of the syndication costs incurred by MHP at formation.

     The General Partner has set forth on Appendix E to the Consent
Solicitation for MHP (i) the Original Limited Partner's Adjusted Basis as of December 31, 1997 for each such MHP Limited Partner, and (ii) an estimate of such MHP Limited Partner's Original Limited Partner's Adjusted Basis as of December 31, 1998 (computed without regard to the Merger and based upon the assumptions set forth in Appendix C to the Consent Solicitation). The General Partner also has set forth on Appendix E to the Consent Solicitation for each MHP Limited Partner whose adjusted basis in his MHP Partnership Interest is the same as the Original Limited Partner's Adjusted Basis (i) the MHP liabilities allocable to such MHP Limited Partner as of December 31, 1997, and (ii) an estimate of the MHP liabilities allocable to such Limited Partner as of December 31, 1998 (computed without regard to the Merger and based upon the assumptions set forth in Appendix C to the Consent Solicitation).

     The adjusted tax basis of an MHP Limited Partner who did not acquire his MHP Partnership Units in the original offering of such Partnership Units could vary materially from that of an MHP Limited Partner who did so for various reasons. If an MHP Limited Partner has an adjusted tax basis in his MHP Partnership Units that is less than the Original Limited Partner's Adjusted Tax Basis, the Merger might result in the receipt by the MHP Limited Partner of a deemed distribution of cash in excess of his adjusted tax basis in his MHP Partnership Units, which could (although it is unlikely) result in the recognition of income or gain.

     Second, the Operating Partnership and the General Partner assumed that the method expected to be used by the Operating Partnership to allocate liabilities among the partners will be respected for federal income tax purposes. The Operating Partnership will allocate liabilities associated with the MHP Hotels as described in "Federal Income Tax Considerations -- Tax Consequences of the Mergers -- Relief from Liabilities/Deemed Cash Distribution" in the Consent Solicitation. If the method used by the Operating Partnership were not respected for federal income tax purposes and the nonrecourse liabilities actually allocable to an MHP Limited Partner are less than the amount assumed by the Operating Partnership and the General Partner, the Merger might result in the receipt by such MHP Limited Partner of a deemed distribution of cash that is greater than the deemed distribution of cash expected to be received by such MHP Limited Partner as described above in "Tax Consequences of the Merger -- Deemed Cash Distribution and Resulting Taxable Gain." For an MHP Limited Partner who did not acquire his MHP Partnership Units

                                  MHP Supp-26
in the original offering of such Partnership Units or who did not hold such Partnership Units at all times since, this deemed distribution of cash could exceed his adjusted tax basis in his MHP Partnership Units, which could (although it is unlikely) result in the recognition of income or gain.

     Finally, the Operating Partnership and the General Partner assumed that the Merger will be treated for federal income tax purposes as the transfer by the MHP Limited Partners of their interests in the Hotel Partnerships to the Operating Partnership in exchange for OP Units. There can be no assurance, however, that the IRS will not seek to recharacterize each Merger as either (i) the liquidation of a Partnership followed by the distribution by the Partnership of its assets to its partners and the subsequent transfers by such partners of such assets to the Operating Partnership in exchange for OP Units, or (ii) the transfer by a Partnership of its assets to the Operating Partnership in exchange for OP Units (and possibly Notes) and the subsequent distribution of such OP Units (and possibly Notes) to its partners. If the Merger is recharacterized in the manner described in (ii) in the preceding sentence, the tax consequences of the Merger to the MHP Limited Partners likely would be materially affected.

     EACH MHP LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISOR TO DETERMINE THE IMPACT OF SUCH MHP LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER. THE TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER TO A PARTICULAR MHP LIMITED PARTNER COULD VARY SUBSTANTIALLY FROM THE CONSEQUENCES DESCRIBED ABOVE.

    TAX TREATMENT OF MHP LIMITED PARTNERS WHO EXERCISE THEIR RIGHT TO MAKE THE NOTE ELECTION

     An MHP Limited Partner who exercises his right to make the Note Election and receive a Note in connection with the Merger will be treated as having made a taxable disposition of his OP Units. The amount realized in connection with such disposition will equal the sum of the "issue price" of the Note (i.e., the face amount of the Note, currently estimated as $124,262 per MHP Partnership
Unit) plus the portion of MHP liabilities allocable to the MHP Limited Partner for federal income tax purposes immediately prior to the disposition of the OP Units (estimated as $_____ per MHP Partnership Unit as of December 31, 1998).
To the extent the amount realized exceeds the MHP Limited Partner's adjusted basis in his MHP Partnership Units, the MHP Limited Partner will recognize gain. The Operating Partnership and the General Partner estimate (assuming the MHP Limited Partner acquired his MHP Partnership Units at the time of the original offering and has held such Partnership Units at all times since the offering) that the amount of gain that would be recognized by an MHP Limited Partner who made the Note Election would be approximately $________ per MHP Partnership Unit, as of December 31, 1998. For a discussion of the federal income tax rates applicable to the net capital gain from the sale of a capital asset, see "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers -- Disposition of OP Units by Limited Partners" in the Consent Solicitation. In this regard, the General Partner estimates that, as of December 31, 1998, if MHP sold both of its Hotels in a fully taxable transaction for a net amount, after payment of liabilities, equal to the Note Election Amount of MHP, the "unrecognized Section 1250 gain" per MHP Partnership Unit would be $______ and the gain subject to tax as ordinary income under Code Section 1245 per MHP Partnership Unit would be $______. An MHP Limited Partner who makes the Note Election would be able to treat any per Partnership Unit passive activity loss carryforward with respect to the activities of MHP, to the extent the sum of such losses exceeds his passive activity income for 1998, as losses that are not from a passive activity and, therefore, not subject to the passive activity loss limitation rules.
For purposes of determining the gain recognized by a Limited Partner as a result of making the Note Election, an Original Limited Partner's Adjusted Basis will reflect such Limited Partner's share of the syndication costs incurred by his Partnership at formation.

     An MHP Limited Partner who elects to receive a Note may be eligible to defer a majority of that gain under the "installment sale" rules. Those rules, however, will not permit the MHP Limited Partner to defer all of the gain, and, to the extent that the face amount of the Note (and any other installment obligations received by the taxpayer during the year) outstanding at the end of the taxable year in which the Merger occur exceeds $5,000,000, will require that the MHP Limited Partner who defers gain pay to the IRS interest on the resulting tax that has been deferred. The MHP Limited Partner will not be eligible to defer gain recognized upon the receipt of the Note to the extent that his share of MHP liabilities at the time of the Merger exceeds his adjusted tax basis in his MHP Partnership Units immediately prior to the Merger (that

                                  MHP Supp-27
is, to the extent that he has a "negative capital account" for tax purposes). In addition, the MHP Limited Partner will not be eligible to defer gain to the extent that such gain would be taxed as ordinary income under Sections 1245 and 1250 of the Code. Lastly, if an MHP Limited Partner disposes of the Note, any gain that had been deferred would be recognized in the year of disposition.

     THE SPECIFIC TAX ATTRIBUTES OF A PARTICULAR MHP LIMITED PARTNER COULD HAVE A MATERIAL IMPACT ON THE TAX CONSEQUENCES OF THE MERGER, AND THE SUBSEQUENT OWNERSHIP AND DISPOSITION OF NOTES. THEREFORE, IT IS ESSENTIAL THAT MHP LIMITED PARTNERS CONSIDERING ELECTING TO RECEIVE NOTES CONSULT WITH THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE FEDERAL INCOME TAX LAWS TO SUCH MHP LIMITED PARTNERS' RESPECTIVE PERSONAL TAX SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, OR FOREIGN TAXING JURISDICTION.

                                  MHP Supp-28

  TAX CONSEQUENCES IF MHP DOES NOT PARTICIPATE IN THE MERGER

  If MHP does not participate in the Merger, the MHP Limited Partners would not have any tax consequences resulting from the Merger. The consequences of continued ownership of MHP Partnership Units will be the same as would have resulted if the Merger had not been proposed.

                  *                    *                    *

  The above description is not exhaustive of all possible tax considerations associated with the Merger and the REIT Conversion. This summary does not discuss foreign tax considerations, nor does it discuss all of the aspects of federal income taxation or state and local taxation that may be relevant to MHP Limited Partners in light of their particular circumstances. EACH MHP LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISOR TO DETERMINE THE IMPACT OF SUCH MHP LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER.

                                  MHP Supp-29

                            SELECTED FINANCIAL DATA

  The following table presents selected historical financial data derived from the MHP financial statements for the five most recent fiscal years in the period ended December 31, 1997 and First Quarter 1998 and First Quarter 1997. The following data should be read in conjunction with MHP's financial statements and the notes thereto, Management's Discussion and Analysis of Financial Condition and Results of Operations and the other financial information included elsewhere herein.

                                                 First Quarter                               Fiscal Year
                                             ---------------------   ------------------------------------------------------------
                                             1998        1997         1997         1996         1995        1994        1993
                                             ---------   ---------   ----------   ----------   ----------   ---------   ---------
                                                   (unaudited)     (amounts in thousands, except per Partnership Unit/(1)/
Revenues.................................    $ 27,575    $ 27,553     $ 75,211     $ 71,834     $ 66,998    $ 58,474    $ 61,347
Operating profit.........................      18,926      19,143       42,095       42,185       36,053      28,677      23,338
Income before extraordinary item(2)......      11,667      11,429       19,477       18,449       13,150       7,311      14,748
Net income...............................      11,667      11,429       16,416       18,449       13,150       7,311      14,748
Distributions:
   General partner.......................          --          --           78           50           21          --          --
   Limited partner.......................          --          --        7,706        4,964        2,084          --          --
                                             ------------------------------------------------------------------------------------
   Total.................................          --          --        7,784        5,014        2,105          --          --
Per Partnership Unit(1):
   Net income............................      11,550      11,315       16,252       18,265       13,018       7,238      14,600
   Distributions.........................          --          --        7,706        4,964        2,084          --          --
EBITDA (unaudited)(3)....................      21,534      21,514       51,519       50,693       47,001      41,794      36,793
Cash provided by operating activities....      10,216      11,146       31,758       27,632       25,755      20,884       8,857
Cash used in investing activities........      (2,070)     (2,732)     (12,840)      (8,911)      (6,922)     (8,241)     (3,174)
Cash used in financing activities........      (1,355)       (413)      (9,831)     (20,664)     (18,026)    (11,956)    (14,225)
Increase (decrease) in cash and
     cash equivalents....................       6,791       8,001        9,087       (1,943)         807         687      (8,542)
Ratio of earnings to fixed
     charges (unaudited)(4)..............        3.93x       3.68x       2.00x        1.92x         1.63x       1.32x         --
Deficiency of earnings to
     fixed charges (unaudited)(4)........          --          --           --           --           --          --       4,590
Total assets at book value...............     272,740     260,740      261,109      249,441      251,217     254,058     257,620
Cash and cash equivalents................      17,485       9,608       10,694        1,607        3,550       2,743       2,056
Total debt(5)............................     239,458     234,733      240,748      235,146      248,659     260,843     271,879
Total liabilities........................     241,225     238,142      241,261      238,272      253,483     267,369     278,242
Partner's capital (deficit):
    Limited partners.....................      31,091      22,263       19,541       10,948       (2,353)    (13,287)    (20,525)
    General partner......................         424         335          307          221           87         (24)        (97)
Book value per Partnership
     Unit (unaudited)(1).................      31,091      22,263       19,541       10,948       (2,353)    (13,287)    (20,525)
Exchange value per Partnership
     Unit (unaudited)(1).................     141,425          --           --           --           --          --          --


(1) A Partnership Unit represents a $100,000 original investment in MHP.
(2) In 1997, the Partnership recognized a $3.1 million extraordinary loss resulting from the prepayment penalty related to the early extinguishment of the mortgage debt on the Orlando Hotel and the write-off of related deferred financing costs.
(3) EBITDA consists of the sum of net income, interest expense, and depreciation and amortization. EBITDA data is presented because such data is used by certain investors to determine the Partnership's ability to meet debt service requirements. The Partnership considers EBITDA to be an indicative measure of the Partnership's operating performance due to the significance of the Partnership's long-lived assets and because of EBITDA can be used to measure the Partnership's ability to service debt, fund capital expenditures and expand its business; however, such information should not be considered as an alternative to net income, operating profit, cash flows from operations, or any other operating or liquidity performance measure prescribed by generally accepted accounting principles. Cash expenditures for various long-term assets and interest expense have been, and will be, incurred which are not reflected in the EBITDA presentations.
(4) The ratio of earnings to fixed charges is computed by dividing net income before interest expense and other fixed charges by total fixed charges, including interest expense, amortization of debt issuance costs and the portion of rent expense that is deemed to represent interest. The deficiency of earnings to fixed charges in 1993 was largely the result of depreciation and amortization of $14,601,000.
(5) Total debt includes amounts due to Host Marriott of $2,295,000, $2,294,000, $6,420,000, $9,149,000 and $13,207,000 as of March 28, 1997, December 31,
    1996, 1995, 1994 and 1993, respectively.

                                  MHP Supp-30

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

First Quarter 1998 Compared to First Quarter 1997

 The chart below summarizes REVPAR for First Quarter 1998 and the First Quarter
                                     1997:

                                            First Quarter
                                            -------------
                                    1998        1997        % Increase
                                    -----   -------------   -----------

          Orlando World Center      $ 148           $ 146            1%
          Harbor Beach              $ 205           $ 200            3%
          Combined Average          $ 166           $ 161            3%

     Total consolidated Partnership revenues for First Quarter 1998 increased slightly to $27.6 million when compared to the same period in 1997 due to strong operating results at the Orlando World Center and the Harbor Beach Hotel (the "Hotels"). REVPAR, or revenue per available room, represents the combination of the average daily room rate charged and the average daily occupancy achieved and is a commonly used indicator of hotel performance (although it is not a GAAP, or generally accepted accounting principles, measure of revenue). The combined average REVPAR for the First Quarter 1998 improved 2%, to $165, over the comparable period in 1997 due to a 6% increase in combined average room rate to $193 offset by a three percentage point decrease in combined average occupancy to 86%.

     Hotel Revenues. For the First Quarter 1998, hotel revenues remained stable at $18.2 million when compared to the same period in 1997. First Quarter 1998 REVPAR at the Orlando Hotel increased slightly over the same period in 1997 from $146 to $148 due to a 4% increase in average room rate to $171 offset by a two percentage point decrease in occupancy to 87%. Marketing efforts at the Orlando Hotel are focused on attracting short-term group demand, as well as leisure transient demand for the summer months. Demand is expected to remain strong in the leisure transient segment.

     Rental Income. For the First Quarter 1998, rental income from the Harbor Beach Hotel increased slightly to $9.4 million when compared to the same period in 1997. REVPAR for the First Quarter 1998 increased 4% over the same period in 1997 to $204 due to a 9% increase in average room rate to $247 offset by a four percentage point decrease in average occupancy to 83%.

     Operating costs and expenses. Indirect hotel operating costs and expenses increased 3% to $8.6 million for the First Quarter 1998 when compared to the same period in 1997. The principal reason for the increase in this category is discussed below.

     Depreciation and amortization. Depreciation and amortization increased 7% to $2.4 million for the First Quarter 1998. The increase is primarily due to the completion of the rooms renovation project at the Orlando Hotel during fourth quarter 1997.

     Operating profit. Operating profit decreased slightly to $19 million in the First Quarter 1998 when compared to the same period in 1997.

     Interest expense. Consolidated interest expense for the First Quarter 1998 decreased 6% to $4.7 million due to the refinancing of the Orlando World Center's mortgage debt at a lower interest rate in 1997.

     Minority interest in income. Based upon its 50.5% ownership interest, the Partnership controls the Harbor Beach Partnership, and as a result, the condensed consolidated financial statements of the Partnership include the accounts of the Harbor Beach Partnership. Minority interest in income represents the net income from the Harbor Beach Partnership allocable to the co-general partner of that Partnership.

                                  MHP Supp-31

Minority interest in income decreased from $2.8 million in the First Quarter 1997 to $2.7 million in the First Quarter 1998 primarily due to a slight decrease in net income from the Harbor Beach Partnership due to an increase in depreciation expense.

     Net income. For the First Quarter 1998, net income increased 2% to $11.7 million when compared to the same period in 1997. This increase was primarily due to the decrease in interest expense, as discussed above.

1997 Compared to 1996

     Hotel Revenues. Hotel revenues increased approximately $3.1 million, or 6%, over 1996 as a result of continued growth in corporate group business. REVPAR at the Orlando Hotel increased 11% over 1996 to $118. This higher rate resulted from increased demand generated by Disney's 25th Anniversary celebration and an increase in group roomnights from the association and international markets. Average occupancy increased by two percentage points to 80%. As a result of the increase in REVPAR, room sales at the Orlando World Center increased $5.0 million, or 8%, over 1996. Food and beverage sales in 1997 increased $3.6 million, or 7.5%, over 1996 primarily due to an 11% increase in banquet sales. Food and beverage profit increased $1.1 million, or 6%, over 1996 due to the increase in sales combined with continued emphasis on cost containment. In 1998, the Orlando World Center expects demand will remain strong and as a result, 1998 hotel revenues are expected to increase.

     Direct operating costs and expenses increased $4.9 million, or 7%, over 1996 due to an increase in certain variable costs related to the increase in room sales and higher food and beverage costs due to the creation of a special events department at the Orlando World Center.

     Rental Income. Rental income from the Harbor Beach Hotel increased by approximately $326,000, or 2%, when compared to 1996 as a result of the Hotel's ability to restrict discounted rates and achieve a higher transient room rate. The Harbor Beach Hotel experienced an increase in corporate group demand of almost 5,000 roomnights. REVPAR increased 6% over 1996 due to a 6% increase in the average room rate to $173. As a result of the increase in REVPAR, room sales and profit increased 4.5% and 4%, or $1.4 million and $1.1 million, respectively, over 1996.

     Indirect hotel operating costs and expenses. Indirect hotel operating costs and expenses increased by $3.5 million, or 13%, from $29.6 million in 1996 to $33.1 million in 1997. The principal components of this category are discussed below.

     Depreciation and amortization. Depreciation and amortization increased 9% from $9.7 million in 1996 to $10.6 million in 1997 primarily due to the addition of furniture and equipment at the Harbor Beach Hotel in 1996.

     Incentive management fees. In accordance with the Orlando World Center Management Agreement, incentive management fees increased by $1.8 million, or 24%, over 1996 as a result of improved operating results at the Orlando World Center. Cash flow from operations of the Orlando World Center Hotel was sufficient to pay all incentive management fees earned by the Manager in 1997 and 1996. Additional incentive management fees of $1.4 million were also earned by the Manager for the first time in 1997.

     Base management fees. In accordance with the Orlando World Center Hotel Management Agreement, base management fees increased 7%, from $3.6 million in 1996 to $3.8 million in 1997, due to improved total sales at the Orlando World Center Hotel.

     Operating Profit. Operating profit remained stable at $42.1 million due to the increases in depreciation and amortization and incentive management fees, as discussed above.

                                  MHP Supp-32

     Interest expense. Interest expense decreased 6% from $5.1 million in 1996 to $4.7 million in 1997 primarily due to principal payments on the Orlando Mortgage Debt prior to refinancing of $7.0 million and repayment of the entire Orlando Ballroom Loan in 1997.

     Minority interest in income. Based on its 50.5% ownership interest, the Partnership controls the Harbor Beach Partnership and as a result, the accounts of the Harbor Beach Partnership are consolidated in the consolidated financial statements of the Partnership. Minority interest in income represents the net income from the Harbor Beach Partnership allocable to the other general partner in that Partnership. Minority interest in income decreased 3% in 1997 primarily due to an increase in depreciation expense partially offset by an increase in rental income from the Harbor Beach Hotel, as discussed above.

     Net income. Net income for 1997 decreased $2.0 million, or 11%, over 1996 primarily due to the $3.1 million extraordinary loss resulting from the prepayment penalty related to the early extinguishment of the mortgage debt on the Orlando Hotel and the write-off of deferred financing costs related to that debt. This loss was partially offset by higher hotel revenues in 1997.

1996 Compared to 1995

     Hotel Revenues. Hotel revenues increased approximately $3.3 million, or 7%, over 1995 as a result of continued growth in corporate group and transient business. REVPAR at the Orlando World Center increased 2% over 1995 to $106. This increase was a result of the Hotel's ability to restrict discounted rates and achieve a higher average room rate. The average room rate increased 4% from 1995 to $137. This increase was slightly offset by a 1.1 percentage point decrease in average occupancy to 78%. The first half of a rooms renovation project was completed during 1996, thus decreasing the availability of rooms for sale. As a result of the increase in REVPAR, room sales at the Orlando World Center increased $2.4 million, or 4%, over 1995. Food and beverage sales in 1996 increased $2.1 million, or 5%, over 1995 primarily due to a 6% increase in banquet sales. Food and beverage profit increased $1.0 million, or 6%, over 1995 due to the increase in revenues combined with continued emphasis on cost containment.

     Direct hotel operating costs and expenses increased $2.7 million, or 4%, over 1995 due to an increase in certain variable costs related to the increase in room sales. The ratio of operating costs to room sales declined in 1996 to 58.0% as compared to 1995 at 58.7%.

     Rental Income. Rental income from the Harbor Beach Hotel increased by approximately $1.6 million, or 8%, when compared to 1995 due to increased transient demand especially in the leisure segment, the highest average room rate category. The Harbor Beach Hotel experienced record call volume during prime season and a significant increase in international travelers. REVPAR increased 7% over 1995 due to a 5% increase in the average room rate to $164 combined with an increase in average occupancy of 1.9 percentage points to 82%. Despite a 3% decline in group roomnights, transient roomnights increased 13% over 1995. As a result of the increase in REVPAR, room sales and profit increased 9% and 10%, or $2.6 million and $2.3 million, respectively, over 1995.

     Indirect hotel operating costs and expenses. Indirect hotel operating costs and expenses decreased by $1.3 million, or 4%, from $30.9 million in 1995 to $29.6 million in 1996. The principal components of this category are discussed below.

     Depreciation and amortization. Depreciation and amortization decreased by $2.0 million, or 17%, when compared to 1995 due to a portion of the Hotels' furniture and fixtures becoming fully depreciated in 1995.

     Incentive management fees. In accordance with the Orlando World Center Management Agreement, incentive management fees increased by $0.5 million, or 7%, over 1995 as a result of improved operating results at the Orlando World Center. Cash flow from operations of the Orlando World Center was sufficient to pay all incentive management fees earned by the Manager in 1996 and 1995.

                                  MHP Supp-33

     Base management fees. In accordance with the Orlando World Center Management Agreement, base management fees increased 5%, from $3.4 million in 1995 to $3.6 million in 1996, due to improved total sales at the Orlando World Center.

     Operating Profit. As a result of the changes in revenues and operating costs and expenses discussed above, operating profit increased by $6.1 million to $42.2 million, or 59% of revenues, for 1996, from $36.1 million or 54% of revenues for 1995.

     Interest expense. Interest expense increased 1% from $21.9 million in 1995 to $22.0 million in 1996, primarily due to the Orlando Mortgage Debt loan modification and extension in October 1995. The Orlando Mortgage Debt interest rate was increased from 7% to 8% in October 1995. The interest rate increase was offset slightly by principal payments on the Orlando Mortgage Debt of $7.5 million in 1996.

     Minority interest in income. Based on its 50.5% ownership interest, the Partnership controls the Harbor Beach Partnership and as a result, the accounts of the Harbor Beach Partnership are consolidated in the consolidated financial statements of the Partnership. Minority interest in income represents the net income from the Harbor Beach Partnership allocable to the other general partner in that Partnership. Minority interest in income increased from $1.7 million in 1995 to $2.6 million in 1996, primarily due to the increase in rental income from the Harbor Beach Hotel, as discussed above.

     Net income. Net income for 1996 increased $5.3 million, or 40%, over 1995 primarily due to higher Hotel revenues and rental income, offset by increased incentive and base management fees and an increase in minority interest in income.

CAPITAL RESOURCES AND LIQUIDITY

     The Partnership's financing needs have historically been funded through loan agreements with independent financial institutions, Host Marriott Corporation ("Host Marriott") and its affiliates or Marriott International, Inc. (the "Manager") and its affiliates. The general partner believes that the Partnership will have sufficient capital resources and liquidity to continue to conduct its business in the ordinary course.

Principal Sources and Uses of Cash

     The Partnership's principal source of cash is from operations. Its principal uses of cash are to fund the property improvement funds of the Hotels, to pay required principal amortization of the mortgage debt and other debt incurred to fund costs of capital improvements at the Hotels, financing costs and cash distributions to the partners.

     Total consolidated cash provided by operations for the First Quarter 1998 and the First Quarter 1997, was $10.2 million and $11.1 million, respectively. The variance was primarily due to an increase in the receivable from the Manager when compared to the First Quarter 1997. Total consolidated cash provided by operations was $31.8 million, $27.6 million and $25.8 million for the years ended December 31, 1997, 1996 and 1995, respectively.

     For the First Quarter 1998 and the First Quarter 1997, cash used in investing activities was $2.1 million and $2.7 million, respectively, consisting of additions to property and equipment and cash contributed to the property and improvement funds of the Hotels. Cash used in investing activities was $12.8 million, $8.9 million and $6.9 million for the years ended December 31, 1997, 1996, and 1995, respectively. The Partnership's investing activities consist primarily of contributions to the property improvement fund of the Hotels of $9.1 million, $8.7 million and $7.7 million for the years ended December 31, 1997, 1996 and 1995, respectively.

     For the First Quarter 1998 and First Quarter 1997, cash used in financing activities was $1.4 million and $0.4 million, respectively, consisting of principal repayments on the mortgage debt and payments to the Manager and affiliates on the rooms renovation loans for the Hotels. Cash used in financing activities was $9.8

                                  MHP Supp-34
million, $20.7 million and $18.0 million for the years ended December 31, 1997, 1996 and 1995 respectively. Principal repayments made on the mortgage debt of the Hotels totaled $8.5 million, $8.9 million and $9.0 million for the years ended December 31, 1997, 1996 and 1995, respectively. Payment of financing costs related to the mortgage debt of the Partnership Hotels totaled $2.0 million, $40,000 and $2.3 million for the years ended December 31, 1997, 1996 and 1995, respectively. Cash distributed to the partners was $7.8 million, $5.0 million and $2.1 million for the years ended December 31, 1997, 1996 and 1995, respectively. Cash distributions paid to minority interest were $2.0 million, $2.1 million and $1.5 million for the years ended December 31, 1997, 1996 and 1995, respectively.

     Pursuant to the refinancing of the Orlando Mortgage Debt, the Partnership received proceeds of $152.0 million. Of the proceeds, $139.3 million was used to repay the outstanding principal balance on the Orlando Mortgage Debt and accrued interest, $2.0 million was used to pay related refinancing costs and $1.9 million was used to pay prepayment penalties. The remaining $8.8 million is held by the Partnership as working capital.

     During 1997, Marriott International Capital Corporation ("MICC"), a wholly-owned subsidiary of Marriott International, advanced $3.5 million to the Orlando World Center to provide financing for the rooms and suites refurbishment. Principal repayments to Host Marriott related to the Orlando Ballroom Loan and the Orlando Rooms Renovation Loan totaled $2.3 million, $4.1 million and $2.7 million for the years ended December 31, 1997, 1996 and 1995, respectively. Principal repayments to MICC related to the Harbor Beach Rooms Renovation Loan totaled $0.6 million, $0.5 million and $0.5 million for each of the years ended December 31, 1997, 1996 and 1995.

     The General Partner believes that cash from operations will provide adequate funds for the operational needs of the Partnership and the Harbor Beach Partnership for the foreseeable future. The interest rates on the refinanced Orlando Mortgage Debt and the Harbor Beach Mortgage Debt are fixed at 7.48% and 9.13%, respectively. The Harbor Beach Mortgage Debt matures in the year 2000, at which time the loan-to-value ratios and debt service coverage of the Harbor Beach Hotel is expected to enhance the Harbor Beach Partnership's ability to secure replacement financing.

Property Improvement Funds

     The Orlando World Center Management Agreement and the Harbor Beach Hotel Operating Lease provide for the establishment of a property improvement fund for each Hotel. Pursuant to these agreements, contributions to the funds are equal to a percentage of total sales of each Hotel and are used to provide for the funding of routine capital expenditures and the replacement of furniture, fixtures and equipment. Upon maturity of the Orlando World Center Mortgage Debt on June 16, 1995, contributions to the Orlando World Center fund increased from 4% to 5% of total sales. Total contributions to the Orlando World Center fund were $6.4 million, $6.0 million and $5.1 million for the years ended December 31, 1997, 1996 and 1995, respectively. Total capital expenditures at the Orlando World Center were $7.9 million, $8.1 million and $4.8 million for the years ended December 31, 1997, 1996 and 1995, respectively. In addition, principal and interest paid to MICC on the Orlando Rooms Renovation Loan totaled $100,000 in 1997. The balance of the Orlando World Center fund was $2.9 million as of December 31, 1997.

          Contributions to the Harbor Beach Hotel's property improvement fund are equal to 5% of total hotel sales. Total contributions to the Harbor Beach Hotel fund were $2.7 million, $2.7 million and $2.6 million for the years ended December 31, 1997, 1996 and 1995, respectively. Total capital expenditures at the Harbor Beach Hotel were $2.5 million, $1.6 million and $1.3 million for the years ended December 31, 1997, 1996 and 1995, respectively. The balance of the Harbor Beach Hotel fund was $3.2 million as of December 31, 1997.

                                  MHP Supp-35

                              FINANCIAL STATEMENTS

                                  MHP Supp-36

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE PARTNERS OF MARRIOTT HOTEL PROPERTIES LIMITED PARTNERSHIP:

We have audited the accompanying consolidated balance sheet of Marriott Hotel Properties Limited Partnership (a Delaware limited partnership) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in partners' capital (deficit) and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the General Partner's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1995 financial statements of Lauderdale Beach Association, which statements reflect total assets and total revenues of 25 percent and 29 percent in 1995, respectively, of the consolidated totals. Those statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to the amounts included for that entity, is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Marriott Hotel Properties Limited Partnership and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



                                                             ARTHUR ANDERSEN LLP

Washington, D.C.
March 11, 1998

                                  MHP Supp-37

         MARRIOTT HOTEL PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996
                                 (IN THOUSANDS)

                                                                      1997        1996
                                                                    ---------   ---------

ASSETS
w
 Property and equipment, net.....................................   $222,216    $222,491
 Minority interest...............................................     10,042      10,641
 Due from Marriott International, Inc. and affiliates............      7,912       9,114
 Property improvement funds......................................      6,056       3,542
 Deferred financing costs, net...................................      2,130       1,787
 Loan deposit....................................................      1,800          --
 Prepaid ground rent.............................................        259         259
 Cash and cash equivalents.......................................     10,694       1,607
                                                                    --------    --------

                                                                    $261,109    $249,441
                                                                    ========    ========

LIABILITIES AND PARTNERS' CAPITAL

 Mortgage debt...................................................   $235,946    $230,959
 Notes payable and amounts due to Marriott International, Inc.
   and affiliates................................................      4,987       4,106
 Accounts payable and accrued interest...........................        196         802
 Note payable and amounts due to Host Marriott Corporation.......        132       2,405
                                                                    --------    --------

    Total Liabilities............................................    241,261     238,272
                                                                    --------    --------

 PARTNERS' CAPITAL
   General Partner
    Capital contribution.........................................      1,010       1,010
    Capital distributions........................................       (590)       (512)
    Cumulative net losses........................................       (113)       (277)
                                                                    --------    --------

                                                                         307         221
                                                                    --------    --------
   Limited Partners
    Capital contributions, net of offering costs of $10,978......     89,022      89,022
    Investor notes receivable....................................         --         (47)
    Capital distributions........................................    (58,324)    (50,618)
    Cumulative net losses........................................    (11,157)    (27,409)
                                                                    --------    --------

                                                                      19,541      10,948
                                                                    --------    --------

    Total Partners' Capital......................................     19,848      11,169
                                                                    --------    --------

                                                                    $261,109    $249,441
                                                                    ========    ========




                See Notes to Consolidated Financial Statements.

                                  MHP Supp-38

         MARRIOTT HOTEL PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                    (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)


                                                                     1997        1996        1995
                                                                   ---------   ---------   ---------
REVENUES
 Hotel (Note 3).................................................   $ 53,574    $ 50,523    $ 47,251
 Rental income (Note 8).........................................     21,637      21,311      19,747
                                                                   --------    --------    --------
                                                                     75,211      71,834      66,998
                                                                   --------    --------    --------

OPERATING COSTS AND EXPENSES
 Depreciation and amortization..................................     10,601       9,693      11,739
 Incentive management fees to Marriott International
  and affiliates................................................      9,308       7,518       7,047
 Base management fees to Marriott International and
     affiliates.................................................      3,846       3,609       3,431
 Property taxes.................................................      3,336       3,059       3,104
 Ground rent, insurance and other...............................      6,025       5,770       5,624
                                                                   --------    --------    --------

                                                                     33,116      29,649      30,945
                                                                   --------    --------    --------

Operating Profit................................................     42,095      42,185      36,053
Interest expense (including interest paid to related parties of $0.3 million, $0.7 million and $1.0 million in 1997, 1996
 and 1995, respectively)........................................    (20,842)    (22,007)    (21,864)
Interest income.................................................        803         919         679
                                                                   --------    --------    --------

INCOME BEFORE MINORITY INTEREST AND EXTRAORDINARY ITEM..........     22,056      21,097      14,868

MINORITY INTEREST IN INCOME.....................................     (2,579)     (2,648)     (1,718)
                                                                   --------    --------    --------

INCOME BEFORE EXTRAORDINARY ITEM................................     19,477      18,449      13,150

EXTRAORDINARY ITEM:
 Loss on extinguishment of debt.................................     (3,061)         --          --
                                                                   --------    --------    --------


NET INCOME......................................................   $ 16,416    $ 18,449    $ 13,150
                                                                   ========    ========    ========

ALLOCATION OF NET INCOME
 General Partner................................................   $    164    $    184    $    132
 Limited Partners...............................................     16,252      18,265      13,018
                                                                   --------    --------    --------

                                                                   $ 16,416    $ 18,449    $ 13,150
                                                                   ========    ========    ========

INCOME BEFORE EXTRAORDINARY ITEM PER
 LIMITED PARTNER UNIT (1,000 Units).............................   $ 19,282    $ 18,265    $ 13,018
                                                                   ========    ========    ========

NET INCOME PER LIMITED PARTNER UNIT (1,000 Units)...............   $ 16,252    $ 18,265    $ 13,018
                                                                   ========    ========    ========

                See Notes to Consolidated Financial Statements.

                                  MHP Supp-39

         MARRIOTT HOTEL PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES
              STATEMENTS OF CHANGES IN PARTNERS' CAPITAL (DEFICIT)
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)


                                General     Limited
                                Partner    Partners      Total
                                --------   ---------   ---------

Balance, December 31, 1994...      $(24)   $(13,287)   $(13,311)

 Net income..................       132      13,018      13,150

 Capital distributions.......       (21)     (2,084)     (2,105)
                                   ----    --------    --------

Balance, December 31, 1995...        87      (2,353)     (2,266)

 Net income..................       184      18,265      18,449

 Capital distributions.......       (50)     (4,964)     (5,014)
                                   ----    --------    --------

Balance, December 31, 1996...       221      10,948      11,169

 Net income..................       164      16,252      16,416

 Investor note payments......        --          47          47

 Capital distributions.......       (78)     (7,706)     (7,784)
                                   ----    --------    --------

Balance, December 31, 1997...      $307    $ 19,541    $ 19,848
                                   ====    ========    ========




                See Notes to Consolidated Financial Statements.

                                  MHP Supp-40

         MARRIOTT HOTEL PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                                   1997        1996        1995
                                                                ----------   ---------   ---------
OPERATING ACTIVITIES
 Net income..................................................   $  16,416    $ 18,449    $ 13,150
 Extraordinary item..........................................       3,061          --          --
                                                                ---------    --------    --------
 Income before extraordinary item............................      19,477      18,449      13,150
 Noncash items:
  Depreciation and amortization..............................      10,601       9,693      11,739
  Minority interest in income................................       2,579       2,648       1,718
  Amortization of deferred financing costs as interest.......         519         519       1,041
  Loss on disposal of property and equipment.................          --           6          48
 Changes in operating accounts:
  Payment of deferred incentive management fees..............      (2,046)     (1,474)     (1,972)
  Due from Marriott International, Inc.......................       1,202      (1,964)       (360)
  Accounts payable and accrued interest......................        (595)       (292)        325
  Due to Host Marriott Corporation...........................          21          47          62
  Prepaid ground rent and other receivables..................          --          --           4
                                                                ---------    --------    --------
   Cash provided by operating activities.....................      31,758      27,632      25,755
                                                                ---------    --------    --------

INVESTING ACTIVITIES
 Additions to property and equipment.........................     (10,326)     (9,732)     (6,123)
 Changes in property improvement funds.......................      (2,514)        821      (1,748)
 Withdrawal from capital reserve escrow......................          --          --         949
                                                                ---------    --------    --------
   Cash used in investing activities.........................     (12,840)     (8,911)     (6,922)
                                                                ---------    --------    --------

FINANCING ACTIVITIES
 Proceeds from mortgage debt.................................     152,000          --          --
 Repayments of mortgage debt and capital lease obligations...    (147,013)     (8,901)     (8,970)
 Capital distributions to partners...........................      (7,777)     (5,007)     (2,105)
 Proceeds from (repayments of) notes payable
  to Marriott International, Inc.............................       2,909        (486)       (485)
 Repayments to Host Marriott Corporation.....................      (2,294)     (4,126)     (2,727)
 Payment of financing costs..................................      (2,004)        (40)     (2,254)
 Capital distributions to minority interest..................      (1,980)     (2,104)     (1,485)
 Payment of prepayment penalty...............................      (1,919)         --          --
 Payment of loan deposit.....................................      (1,800)         --          --
 Collection of investor notes receivable.....................          47          --          --
                                                                ---------    --------    --------
   Cash used in financing activities.........................      (9,831)    (20,664)    (18,026)
                                                                ---------    --------    --------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.............   $   9,087    $ (1,943)   $    807

CASH AND CASH EQUIVALENTS at beginning of year...............       1,607       3,550       2,743
                                                                ---------    --------    --------

CASH AND CASH EQUIVALENTS at end of year.....................   $  10,694    $  1,607    $  3,550
                                                                =========    ========    ========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid for mortgage and other interest.................   $  20,894    $ 21,390    $ 20,893
                                                                =========    ========    ========

                See Notes to Consolidated Financial Statements.

                                  MHP Supp-41

         MARRIOTT HOTEL PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996


NOTE 1.  THE PARTNERSHIP

Description of the Partnership

Marriott Hotel Properties Limited Partnership (the "Partnership"), a Delaware limited partnership, was formed on August 22, 1984, to acquire, construct, own and operate the 1,503-room Marriott Orlando World Center Hotel (the "Orlando World Center"). The Orlando World Center is managed as part of the Marriott Hotels, Resorts and Suites full-service hotel system by Marriott International, Inc. (the "Manager" or "Marriott International").

Between November 1, 1985 and November 27, 1985 (the "Closing Date"), 1,000 limited partnership interests (the "Units"), representing a 99% interest in the Partnership, were sold in a private placement. The limited partners paid $10,000,000 in cash on the Closing Date with the remainder due in five annual installments through May 15, 1990. The limited partners' obligations to make the installment payments were evidenced by promissory notes totaling $45,350,000 payable to the Partnership and secured by the Units. The general partner is Hotel Properties Management, Inc. (the "General Partner"), a wholly-owned subsidiary of Host Marriott Corporation, with a 1% general partnership interest.

On the Closing Date, the Partnership purchased from affiliates of Host Marriott
(i) a 99% limited partnership interest in the Warner Center Marriott Hotel Limited Partnership (the "Warner Center Partnership"), which owned the 473-room Warner Center Marriott Hotel (the "Warner Center Hotel") in Los Angeles, California and (ii) a 49% general partnership interest in, and a loan receivable of $3,680,000 from, Lauderdale Beach Association (the "Harbor Beach Partnership"), a general partnership that owns Marriott's 624-room Harbor Beach Resort (the "Harbor Beach Hotel") in Ft. Lauderdale, Florida. As a result of certain transactions, the Partnership now owns a 50.5% interest in the Harbor Beach Partnership. The Harbor Beach Hotel is leased to Marriott Hotel Services, Inc. (the "Operating Tenant"), a wholly-owned subsidiary of Marriott International. On November 17, 1993, the lender foreclosed on the Warner Center Hotel. The foreclosure was followed by the dissolution of the Warner Center Partnership.

On January 14, 1997, MHP Acquisition Corporation (the "Company"), a wholly-owned subsidiary of Host Marriott, completed a tender offer for limited partnership units in the Partnership. The Company purchased 463.75 units for an aggregate consideration of $37.1 million or $80,000 per unit. Additionally, in a Partnership vote held in conjunction with the tender offer, the limited partners approved all of the proposed amendments to the partnership agreement that were conditions to the tender offer. Subsequent to the tender offer, the Company purchased an additional 8 units on March 29, 1997 and one unit on June 21, 1997. Combined with its prior ownership position, Host Marriott now indirectly owns, through affiliates, 49.33% of the Partnership.

Partnership Allocations and Distributions

The Partnership generally allocates net profits and losses, cash available for distribution and tax credits as follows: (i) first, 1% to the General Partner and 99% to the limited partners until cumulative distributions of sale and refinancing proceeds ("Capital Receipts") equal to 50% of capital contributions have been distributed; (ii) next, 15% to the General Partner and 85% to the limited partners until cumulative distributions of Capital Receipts equal to all capital contributions have been distributed; and (iii) thereafter, 30% to the General Partner and 70% to the limited partners.

Capital Receipts not retained by the Partnership will generally be distributed
(i) first, 1% to the General Partner and 99% to the limited partners until the General Partner and the limited partners (collectively the "Partners") have received cumulative distributions of Capital Receipts equal to their capital contributions; and (ii) thereafter, 30% to the General Partner and 70% to the limited partners.

                                  MHP Supp-42

Gains are generally allocated (i) first, to Partners with negative capital accounts, (ii) next, in amounts necessary to bring each Partner's capital account balance equal to their invested capital, defined as the excess of paid-in capital contributions over cumulative distributions of Capital Receipts, and
(iii) thereafter, 30% to the General Partner and 70% to the limited partners.

Upon the sale of substantially all of the assets, gains and sales proceeds will be distributed based on a specific allocation, as stated in the partnership agreement, in order to provide the limited partners (if proceeds are sufficient) a 15% cumulative return, as defined, to the extent not previously received from cash distributions.

For financial reporting purposes, net losses of the Partnership are allocated 1% to the General Partner and 99% to the limited partners.

The Harbor Beach Partnership generally allocates profits and losses, cash distributions, gains and losses, and Capital Receipts in the ratio of ownership interests.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The Partnership's records are maintained on the accrual basis of accounting and its fiscal year coincides with the calendar year.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Working Capital and Supplies

Pursuant to the terms of the management agreement discussed in Note 8, the Partnership is required to provide the Manager with working capital and supplies to meet the operating needs of the Orlando World Center. The Manager converts cash advanced by the Partnership into other forms of working capital consisting primarily of operating cash, inventories, and trade receivables and payables which are maintained and controlled by the Manager. Upon the termination of the management agreement, the Manager is required to convert working capital and supplies into cash and return it to the Partnership. As a result of these conditions, the individual components of working capital and supplies controlled by the Manager are not reflected in the accompanying consolidated balance sheet. As of December 31, 1997 and 1996, $4,707,000 has been advanced to the Manager for working capital and supplies which is included in "Due from Marriott International, Inc." on the accompanying consolidated balance sheet. The supplies advanced to the Manager are recorded at their estimated net realizable value. As of December 31, 1997 and 1996, accumulated amortization related to the revaluation of these supplies totaled $762,000.

Revenues and Expenses

Hotel Revenues represents house profit from the Orlando World Center since the Partnership has delegated substantially all of the operating decisions related to the generation of house profit of the Orlando World Center to the Manager. House profit reflects hotel operating results which flow to the Partnership as property owner and represents gross hotel sales less property-level expenses, excluding depreciation and amortization, base and incentive management fees, real and personal property taxes, ground and equipment rent, insurance and certain other costs, which are disclosed separately in the consolidated statement of operations (see Note 3).

                                  MHP Supp-43

On November 20, 1997, the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board reached a consensus on EITF 97-2, "Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements." EITF 97-2 addresses the circumstances in which a management entity may include the revenues and expenses of a managed entity in its financial statements.

The Partnership is assessing the impact of EITF 97-2 on its policy of excluding the property-level revenues and operating expenses of the Hotels from its consolidated statements of operations.

Principles of Consolidation

The consolidated financial statements for the years ended December 31, 1997, 1996 and 1995 include the accounts of the Partnership and the Harbor Beach Partnership (collectively the "Partnerships"). The 49.5% general partnership interest in the Harbor Beach Partnership owned by an unrelated party is reported as minority interest. All significant intercompany balances and transactions have been eliminated.

Property and Equipment

Property and equipment is recorded at cost. Depreciation and amortization are computed using the straight-line method over the following estimated useful lives of the assets, less a 10% estimated residual value on the original building cost and land improvements related to the Orlando World Center:

          Land improvements                  40 to 50 years
          Building and improvements          40 to 50 years
          Leasehold improvements                   40 years
          Furniture and equipment             3 to 10 years

All property and equipment is pledged as security for the mortgage debt described in Note 6.

The Partnership and the Harbor Beach Partnership assess the impairment of their real estate properties based on whether estimated future undiscounted cash flow from such properties on an individual hotel basis will be less than their net book value. If a property is impaired, its basis is adjusted to fair market value.

Deferred Financing Costs

Prior to 1997, deferred financing costs consisted of costs incurred in connection with the October 31, 1995 refinancing of the Orlando Mortgage Debt, described in Note 6. Deferred financing costs associated with this refinancing totaled $2,316,000. On December 31, 1997, the Partnership refinanced the Orlando Mortgage Debt and incurred financing costs of $2,004,000. The deferred financing costs are amortized over the period of the debt using the straight-line method which approximates the effective interest rate method. The net deferred financing costs associated with the 1995 refinancing of $1,142,000 were amortized on December 31, 1997 and are reflected as part of the extraordinary loss on the consolidated statement of operations. Deferred financing costs associated with the restructuring of the Harbor Beach Mortgage Debt (see Note 6) amounted to $350,000. Accumulated amortization of deferred financing costs was $224,000 and $879,000 at December 31, 1997 and 1996, respectively.

Cash and Cash Equivalents

The Partnership considers all highly liquid investments with a maturity of three months or less at date of purchase to be cash equivalents.

                                  MHP Supp-44

Income Taxes

Provision for Federal and state income taxes has not been made in the accompanying financial statements since the Partnership does not pay income taxes, but rather allocates its profits and losses to the individual partners. Significant differences exist between the net income for financial reporting purposes and the net income reported in the Partnership's tax return. These differences are due primarily to the use, for income tax purposes, of accelerated depreciation methods, shorter depreciable lives of the assets, differences in the timing of the recognition of base and incentive management fee expense and the expensing of certain costs incurred during construction which have been capitalized in the accompanying financial statements. As a result of these differences, the excess of the tax basis in net Partnership liabilities over the net liabilities reported in the accompanying financial statements amounted to $109,961,000 and $100,739,000 as of December 31, 1997 and 1996, respectively.

Statement of Financial Accounting Standards

In 1996, the Partnership adopted Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Adoption of SFAS No. 121 has not had an effect on the consolidated financial statements.

NOTE 3.  HOTEL REVENUES

Hotel Revenues consist of hotel operating results for the Orlando World Center for the three years ended December 31, 1997 (in thousands):

                                       1997       1996       1995
                                     --------   --------   --------
HOTEL SALES
 Rooms............................   $ 64,277   $ 59,289   $ 56,881
 Food and beverage................     51,424     47,852     45,708
 Other............................     12,517     13,157     11,762
                                     --------   --------   --------
                                      128,218    120,298    114,351
                                     --------   --------   --------
HOTEL EXPENSES
 Departmental Direct Costs
   Rooms..........................     12,801     12,201     11,665
   Food and beverage..............     32,391     29,968     28,784
 Other hotel operating expenses...     29,452     27,606     26,651
                                     --------   --------   --------
                                       74,644     69,775     67,100
                                     --------   --------   --------

HOTEL REVENUES....................   $ 53,574   $ 50,523   $ 47,251
                                     ========   ========   ========

                                  MHP Supp-45

NOTE 4. PROPERTY AND EQUIPMENT

Property and equipment consists of the following as of December 31 (in thousands):

                                      1997         1996
                                   ----------   ----------

Land and improvements...........   $  31,074    $  31,074
Building and improvements.......     152,560      152,361
Leasehold improvements..........      82,871       80,841
Furniture and equipment.........      77,943       69,846
                                   ---------    ---------
                                     344,448      334,122
Less accumulated depreciation...    (122,232)    (111,631)
                                   ---------    ---------
                                   $ 222,216    $ 222,491
                                   =========    =========

NOTE 5.  ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of financial instruments are shown below. The fair values of financial instruments not included in this table are estimated to be equal to their carrying amounts (in thousands):

                                                       As of December 31, 1997   As of December 31, 1996
                                                       -----------------------   -----------------------
                                                                    Estimated                  Estimated
                                                        Carrying       Fair       Carrying       Fair
                                                         Amount       Value        Amount       Value
                                                       ----------   ----------   ----------   ----------
                                                                        (in thousands)

Mortgage debt.......................................     $235,946     $237,725     $230,959     $233,468

Note payable due to Host Marriott Corporation.......           --           --        2,294        2,294

Incentive management fees payable to
   Marriott International, Inc......................           --           --        2,046        2,046

Notes payable due to Marriott International, Inc....        4,802        4,748        1,893        1,847

The estimated fair value of mortgage debt is based on the expected future debt service payments discounted at estimated market rates. Notes payable due to Host Marriott Corporation and Marriott International, Inc. and incentive management fees payable to Marriott International, Inc. are valued based on the expected future payments from operating cash flow discounted at risk -- adjusted rates.


NOTE 6.  DEBT

The Partnerships have entered into various long-term loan agreements to provide non-recourse mortgage financing for the Hotels. Combined mortgage debt maturities, at December 31, 1997 are (in thousands):

          1998.........   $  2,965
          1999.........      3,346
          2000.........     82,049
          2001.........      1,748
          2002.........      1,884
          Thereafter...    143,954
                          --------
                          $235,946
                          ========
Orlando Mortgage

On January 12, 1993 (the "Closing Date"), the General Partner refinanced the Orlando World Center mortgage debt (the "Orlando Mortgage Debt"). On the Closing Date, the Partnership paid $29.3 million to the lender which was applied as follows: $12.0 million to the outstanding principal balance, $13.5 million to interest due through the Closing Date and $3.8 million to financing costs. The Orlando Mortgage Debt carried a fixed rate of interest of

                                  MHP Supp-46

6.705% and required semi-annual principal amortization totaling $22 million through its maturity on June 16, 1995 (the "Maturity Date").

On the Maturity Date, the lender granted the Partnership a forbearance on the loan extending it from June 16, 1995 through October 31, 1995. The Partnership paid interest monthly in arrears at a floating rate equal to the applicable Federal Funds rate plus 225 basis points. During the forbearance period, the weighted average interest rate was 7.94%. On October 31, 1995, the Partnership successfully completed a modification and extension of the Orlando Mortgage Debt. The mortgage debt carried a fixed rate of interest of 8.44% and required semi-annual amortization of principal. The loan was due to mature on June 16, 2000 with unamortized principal of $127.0 million due at that time. No debt service guarantee was provided. As of December 31, 1997 and December 31, 1996, the outstanding principal balance was $138,479,000 and $145,479,000, respectively. The outstanding principal balance was repaid on December 31, 1997 with proceeds from the refinancing discussed below.

On October 31, 1997, the General Partner executed a commitment letter with two new lenders to refinance the Orlando World Center's mortgage debt. The new loan provides a total borrowing capacity of $240 million.

On December 31, 1997, the Partnership completed the refinancing of the mortgage debt. The new lenders provided $152 million to pay the outstanding balance on the existing mortgage and accrued interest of $139.3 million, related financing costs of $2.0 million, a prepayment penalty of $1.9 million that has been reflected as part of the extraordinary loss on the accompanying consolidated statement of operations and the remaining $8.8 million is part of the Partnership's working capital. The loan requires monthly payments of interest at a fixed rate of 7.48% and principal based on a 30-year amortization schedule. The loan matures on January 1, 2008.

The remaining balance of $88 million is available for the construction costs associated with a 500-room expansion at the Orlando World Center. In connection with the executed commitment letter, the Partnership advanced $2.4 million to the lender as a good faith deposit. Upon completion of the $152 million portion of the loan, the lender returned $600,000 of this deposit. The remaining $1.8 million will be returned to the Partnership upon completion of construction.
The General Partner is currently working with the lender to finalize the documents related to this construction loan.

The refinanced mortgage debt is secured by the Orlando World Center, the land on which the Orlando World Center and golf course are located and an assignment of certain operating agreements.

Harbor Beach Mortgage

The original Harbor Beach loan agreement provided $86.6 million for construction of the Harbor Beach Hotel. On June 30, 1986, this debt was refinanced with a major insurance company. The $92 million replacement loan (the "Harbor Beach Mortgage Debt") bore interest at a fixed rate of 9.375% and required payments of interest only through July 1988 and monthly payments of principal and interest in the amount of $765,000 thereafter until maturity on July 1, 1993. Upon maturity, the lender granted the Harbor Beach Partnership a forbearance of the loan for a fee of $165,000. Under the forbearance agreement, the Harbor Beach Partnership continued to pay the lender through March 29, 1994, payments of principal and interest in accordance with the terms of the Harbor Beach Mortgage Debt.

On March 29, 1994 (the "Closing Date"), the Harbor Beach Partnership completed the restructuring of the Harbor Beach Mortgage Debt. The restructured mortgage debt carries a fixed rate of interest of 9.125% (the "Contract Interest Rate") and is payable monthly in arrears. Interest only at the Contract Interest Rate was due and payable for the first twelve payments through and including April 1, 1995. For the period from the Closing Date through April 1, 1995, the difference between the interest only payment and $772,600 (the "Payment Amount") was contributed to an escrow account with the lender to fund capital improvements at the Harbor Beach Hotel. The Payment Amount represents the amount necessary to amortize the outstanding principal balance, as of the Closing Date, over a 22-year effective amortization period. The loan matures on

                                  MHP Supp-47

May 1, 2000. The restructured mortgage debt is collateralized by all property and assets of the Harbor Beach Hotel. No debt service guarantee was provided. As of December 31, 1997 and 1996, the outstanding principal balance was $83,946,000 and $85,480,000, respectively.

Orlando Ballroom Loan

During 1990, Host Marriott agreed to provide interim financing of up to $14 million to fund the construction of a new ballroom and exhibition hall at the Orlando World Center. Construction was completed in February 1990. On December 31, 1990, the interim financing was converted to a permanent loan from Host Marriott with $13.2 million advanced. Interest only, at the Bankers Trust Company prime rate, was payable from the Partnership's cash flow after debt service. On June 16, 1992, in conjunction with the refinancing of the Orlando Mortgage Debt, the Orlando ballroom loan was converted from a term loan to a revolving line of credit with a floating interest rate equal to the Bankers Trust Company prime rate. As of December 31, 1996, the outstanding principal balance was $2,294,000. The remaining outstanding principal balance was paid in full on June 24, 1997. The weighted average effective interest rate for the period from January 1, 1997 through June 24, 1997 and for the years ended December 31, 1996 and 1995 was 8.4%, 8.3% and 8.8%, respectively (rate as of June 24, 1997 and December 31, 1996 was 8.5% and 8.3%, respectively).

Orlando Rooms Renovation Loan

During 1997, the Partnership entered into a loan agreement (the "Orlando Rooms Renovation Loan") with Marriott International Capital Corporation ("MICC"), a wholly-owned subsidiary of Marriott International, in conjunction with a rooms and suites refurbishment at the Orlando World Center. The loan provided financing of $3.5 million. The loan requires payments of principal and interest to be paid from the Orlando World Center property improvement fund. This unsecured loan carries a fixed interest rate of 9% and matures on June 16, 1999. The outstanding principal balance was $3,472,000 on December 31, 1997.

Harbor Beach Rooms Renovation Loan

On July 21, 1994, the Harbor Beach Partnership entered into a loan agreement with MICC in conjunction with a rooms and suites refurbishment at the Harbor Beach Hotel. The loan provided financing of up to $2.8 million, plus accrued interest through December 31, 1994, to fund costs in excess of funds available in the Harbor Beach Partnership's property improvement fund. This unsecured loan carries a fixed rate of interest of 8%. Accrued interest totaling $64,000 was rolled into the principal balance at December 31, 1994. Payments of principal and interest based upon a five-year amortization period commenced in January 1995. Under the terms of the loan, the debt service payments are included as a deduction in determining the fees paid to the Operating Tenant, as described in Note 8. As of December 31, 1997 and 1996, the outstanding principal balance was $1,330,000 and $1,893,000, respectively. Interest earned by MICC was $128,000, $171,000 and $211,000 in 1997, 1996 and 1995,
respectively.

NOTE 7.  LEASES

The Harbor Beach Partnership, through an assignment of a lease on January 15, 1982, acquired all rights to a 99-year lease with a 25-year renewal option for the land on which the Harbor Beach Hotel is located. On April 28, 1993, the lessor sold its rights under the lease to an unrelated party. A provision under the sale of the lease provided for the early refund to the Harbor Beach Partnership of the remaining $1,250,000 balance of an initial $2,500,000 security deposit paid to the lessor and a $500,000 payment to facilitate the modification of the lease.

Lease payments are made quarterly in advance in accordance with a lease year that operates from December 1 through November 30. The annual rental is $1,560,000 for lease years 1995 through 1999. After lease year 1999, annual rentals for each succeeding five-year period increase by an amount equal to 10% of the previous annual rental.

                                  MHP Supp-48

Minimum annual rentals during the term of the ground lease are (in thousands):

                                              Year
                                            --------

          1998...........................   $  1,560
          1999...........................      1,573
          2000...........................      1,716
          2001...........................      1,716
          2002...........................      1,716
          Thereafter.....................    311,043
                                            --------
          Total Minimum Lease Payments...   $319,324
                                            ========

NOTE 8.  MANAGEMENT AND OPERATING LEASE AGREEMENTS

The Partnership has entered into a long-term management agreement with the Manager, and the Harbor Beach Partnership has entered into a long-term operating lease with the Operating Tenant. The Hotels are operated as part of the Marriott Hotels, Resorts and Suites full-service hotel system. Significant provisions under the agreements are as follows:

Orlando World Center. The management agreement provides for an initial term of 25 years, commencing with the opening of the Orlando World Center (March 24, 1986), and five 10-year renewals at the Manager's option. The Manager is paid a base management fee of 3% of gross hotel sales and is also entitled to an incentive management fee equal to 20% of operating profit, as defined, and an additional incentive management fee equal to 30% of the following amount: (i) 80% of operating profit in each fiscal year less (ii) the greater of (a) $25,000,000 or (b) debt service plus $7,000,000. Payment of the incentive management fee is subordinate to debt service and retention of specified amounts of operating profit by the Partnership. Unpaid incentive management fees are deferred without interest and are payable from future operating cash flow, as defined, but are due upon termination of the management agreement only if the termination is the result of a default by the Partnership. Unpaid incentive management fees as of December 31, 1996 were $2,046,000 which were paid in 1997. Therefore, there were no unpaid incentive management fees as of December 31, 1997. In addition, based on higher cash flow from the Orlando Hotel, the Manager earned additional incentive management fees in 1997 which were paid during the year.

Under the management agreement, the Manager is required to furnish the Orlando World Center with certain services ("Chain Services") which are generally provided on a central or regional basis to all hotels in the Marriott full-service hotel system. Chain Services include central training, advertising and promotion, a national reservation system, computerized payroll and accounting services, and such additional services as needed which may be more efficiently performed on a centralized basis. Costs and expenses incurred in providing such services are allocated among all domestic full-service hotels managed, owned or leased by Marriott International or its subsidiaries. In addition, the Hotel participates in Marriott International's Marriott Rewards Program ("MRP"). This program was formerly known as the Honored Guest Awards Program ("HGA"). The cost of this program is charged to all hotels in the Marriott hotel system based upon the MRP sales at each hotel. The total amount of Chain Services and MRP costs allocated to the Orlando World Center was $3,149,000, $3,588,000, and $3,336,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

Harbor Beach Hotel. The operating lease provides for an initial 36-year term commencing with the opening of the Harbor Beach Hotel (October 29, 1984), with options to renew for six successive 10-year periods based on certain defined conditions. The annual rental paid to the Harbor Beach Partnership includes the following:

 . basic rental:  annual rental payable under the land lease and insurance costs

 . percentage rental: determined by multiplying the applicable percentage set annually by the Harbor Beach Partnership by revenues

                                  MHP Supp-49

 . performance rental:  first $9,720,000 of operating profit of the Harbor Beach
  Hotel, as defined

 . additional performance rental:  50% of operating profit of the Harbor Beach
  Hotel, as defined, in excess of $9,720,000

 . contingent rental: up to 50% of operating profit of the Harbor Beach Hotel, as defined, in excess of $9,720,000 if the aggregate annual rental is otherwise insufficient to cover debt service.

Pursuant to the terms of the Harbor Beach rooms renovation loan (see Note 6), the annual performance rental is adjusted upward by the annual debt service required under the loan. For the five-year period beginning with 1995 and ending in 1999, annual performance rental is increased by $696,557 to $10,416,557. Subsequent to year-end 1999, performance rental will return to $9,720,000.

Percentage rental is intended to cover the cost of utilities, repairs and maintenance, and the required contribution to the property improvement fund (5% of sales) and is therefore adjusted annually in order to equal the actual applicable costs. Any payments of contingent rental reduce future payments of additional performance rental (subject to limitations) in subsequent years. No contingent rental has been accrued as of December 31, 1997 and 1996.

Rental income under the Harbor Beach Partnership operating lease for the three years ended December 31, 1997 was (in thousands):

                                    1997      1996      1995
                                   -------   -------   -------

Basic Rental....................   $ 1,712   $ 1,694   $ 1,616
Percentage Rental...............     6,284     6,240     5,921
Performance Rental..............    10,417    10,417    10,417
Additional Performance Rental...     3,224     2,960     1,793
                                   -------   -------   -------

                                   $21,637   $21,311   $19,747
                                   =======   =======   =======

Cost and accumulated depreciation of the rental property were $103,110,000 and $41,299,000 at December 31, 1997, and $100,647,000 and $37,279,000,
respectively, at December 31, 1996.

Property Improvement Funds

The management agreement and the operating lease provide for the establishment of a property improvement fund for each of the Hotels. Contributions to the property improvement funds are equal to five percent of gross sales of each hotel. Contributions to the fund for the Orlando World Center totaled $6,411,000 and $6,015,000 for the years ended December 31, 1997 and 1996, respectively. Contributions to the fund for the Harbor Beach Hotel totaled $2,730,000 and $2,729,000 for the years ended December 31, 1997 and 1996, respectively.

                                  MHP Supp-50

NOTE 9.  COMPARATIVE LEASED HOTEL OPERATING RESULTS

The Harbor Beach Hotel is a leased property whose income to the Partnership is included in the consolidated statement of operations as rental income. The following is a comparative summary of hotel operating results for the Harbor Beach Hotel for the three years ended December 31, 1997 (in thousands):

                                      1997      1996      1995
                                     -------   -------   -------
HOTEL SALES
 Rooms............................   $32,322   $30,939   $28,384
 Food and beverage................    20,668    20,764    19,366
 Other............................     5,089     5,016     4,857
                                     -------   -------   -------
                                      58,079    56,719    52,607
                                      ------   -------   -------
HOTEL EXPENSES
 Departmental Direct Costs
  Rooms...........................     5,882     5,566     5,332
  Food and beverage...............    12,937    12,664    12,140
 Other hotel operating expenses...    22,395    22,151    21,219
                                     -------   -------   -------
                                      41,214    40,381    38,691
                                     -------   -------   -------
HOTEL REVENUES                       $16,865   $16,338   $13,916
                                     =======   =======   =======

                                  MHP Supp-51

         MARRIOTT HOTEL PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)


                                                         Twelve Weeks Ended
                                                       -----------------------
                                                       March 27,    March 28,
                                                          1998         1997
                                                       ----------   ----------
REVENUES
 Hotel..............................................     $18,213      $18,267
 Rental income......................................       9,362        9,286
                                                         -------      -------

                                                          27,575       27,553
                                                         -------      -------

OPERATING COSTS AND EXPENSES
 Incentive management fees..........................       2,870        2,877
 Depreciation and amortization......................       2,446        2,281
 Base management fees...............................       1,112        1,100
 Ground rent, property taxes and other..............       2,221        2,152
                                                         -------      -------
                                                           8,649        8,410
                                                         -------      -------

OPERATING PROFIT....................................      18,926       19,143
 Interest expense...................................      (4,723)      (5,050)
 Interest income....................................         162           93
                                                         -------      -------

INCOME BEFORE MINORITY INTEREST.....................      14,365       14,186

MINORITY INTEREST IN INCOME.........................      (2,698)      (2,757)
                                                         -------      -------

NET INCOME..........................................     $11,667      $11,429
                                                         =======      =======

ALLOCATION OF NET INCOME
 General Partner....................................     $   117      $   114
 Limited Partners...................................      11,550       11,315
                                                         -------      -------
                                                         $11,667      $11,429
                                                         =======      =======

NET INCOME PER LIMITED PARTNER UNIT (1,000 Units)...     $11,550      $11,315
                                                         =======      =======




           See Notes to Condensed Consolidated Financial Statements.

                                  MHP Supp-52

         MARRIOTT HOTEL PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)



                                                      March 27,      December 31,
                                                        1998            1997
                                                     ----------     ------------
                                                     (Unaudited)

                                     ASSETS


 Property and equipment, net............................   $221,344   $222,216
 Due from Marriott International, Inc. and affiliates...     15,821      7,912
 Minority interest......................................      7,344     10,042
 Other assets...........................................     10,746     10,245
 Cash and cash equivalents..............................     17,485     10,694
                                                           --------   --------

                                                           $272,740   $261,109
                                                           ========   ========

                       LIABILITIES AND PARTNERS' CAPITAL

 Mortgage debt.........................................    $235,449   $235,946
 Notes payable and amounts due to Marriott
  International, Inc. and affiliates...................       4,163      4,987
 Accounts payable and accrued interest.................       1,572        196
 Amounts due to Host Marriott Corporation..............          41        132
                                                           --------   --------

   Total Liabilities...................................     241,225    241,261
                                                           --------   --------

PARTNERS' CAPITAL
 General Partner.......................................         424        307
 Limited Partners......................................      31,091     19,541
                                                           --------   --------

   Total Partners' Capital.............................      31,515     19,848
                                                           --------   --------
                                                           $272,740   $261,109
                                                           ========   ========




           See Notes to Condensed Consolidated Financial Statements.

                                  MHP Supp-53

         MARRIOTT HOTEL PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                  Twelve Weeks Ended
                                                                -----------------------
                                                                March 27,    March 28,
                                                                   1998         1997
                                                                ----------   ----------

OPERATING ACTIVITIES
 Net income..................................................     $11,667      $11,429
 Noncash items...............................................       5,202        5,158
 Changes in operating accounts...............................      (6,653)      (5,441)
                                                                  -------      -------

  Cash provided by operating activities......................      10,216       11,146
                                                                  -------      -------

INVESTING ACTIVITIES
 Additions to property and equipment.........................      (1,574)        (882)
 Changes in property improvement funds.......................        (496)      (1,850)
                                                                  -------      -------

  Cash used in investing activities..........................      (2,070)      (2,732)
                                                                  -------      -------

FINANCING ACTIVITIES
 Repayments to Marriott International, Inc. and affiliates...        (824)        (167)
 Principal repayments of mortgage debt.......................        (497)        (246)
 Payment of financing costs..................................         (34)          --
                                                                  -------      -------

  Cash used in financing activities..........................      (1,355)        (413)
                                                                  -------      -------

INCREASE IN CASH AND CASH EQUIVALENTS........................       6,791        8,001

CASH AND CASH EQUIVALENTS at beginning of period.............      10,694        1,607
                                                                  -------      -------

CASH AND CASH EQUIVALENTS at end of period...................     $17,485      $ 9,608
                                                                  =======      =======

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Cash paid for mortgage and other interest...................     $ 3,292      $ 4,538
                                                                  =======      =======




           See Notes to Condensed Consolidated Financial Statements.

                                  MHP Supp-54

         MARRIOTT HOTEL PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)


1. The accompanying condensed consolidated financial statements have been prepared by Marriott Hotel Properties Limited Partnership (the "Partnership") without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted from the accompanying statements. The Partnership believes the disclosures made are adequate to make the information presented not misleading. However, the condensed consolidated financial statements should be read in conjunction with the Partnership's financial statements and notes thereto included in the Partnership's Form 10-K for the fiscal year ended December 31, 1997.

   In the opinion of the Partnership, the accompanying unaudited condensed consolidated financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of the Partnership as of March 27, 1998 and the results of operations and cash flows for the First Quarter 1998 and the First Quarter 1997. Interim results are not necessarily indicative of fiscal year performance because of seasonal and short-term variations.

   The Partnership owns Marriott's Orlando World Center (the "Orlando Hotel") and a 50.5% interest in a partnership owning Marriott's Harbor Beach Resort (the "Harbor Beach Partnership"), whose financial statements are consolidated herein. The remaining 49.5% general partnership interest in the Harbor Beach Partnership is reported as minority interest. All significant intercompany balances and transactions have been eliminated.

   For financial reporting purposes, net profits and net losses of the Partnership are allocated 99% to the limited partners and 1% to the general partner. Significant differences exist between the net profits and net losses for financial reporting purposes and the net profits and net losses reported for Federal income tax purposes. These differences are due primarily to the use, for income tax purposes, of accelerated depreciation methods, shorter depreciable lives of the assets, differences in the timing of the recognition of management fee expense and the deduction of certain costs incurred during construction which have been capitalized in the accompanying condensed consolidated financial statements.

2. Certain reclassifications were made to the prior quarter financial statements to conform to the current quarter presentation.

3. Hotel revenues represent house profit from the Orlando Hotel since the Partnership has delegated substantially all of the operating decisions related to the generation of house profit of the Orlando Hotel to Marriott International, Inc. (the "Manager"). House profit reflects hotel operating results which flow to the Partnership as property owner and represents gross hotel sales less property-level expenses, excluding depreciation and amortization, base and incentive management fees, property taxes and certain other costs, which are disclosed separately in the accompanying condensed consolidated statement of operations.

                                  MHP Supp-55

  Hotel revenues consist of hotel operating results for the Orlando Hotel for the twelve weeks ended (in thousands):

                                           Twelve Weeks Ended
                                          ---------------------
                                          March 27,   March 28,
                                            1998        1997
                                          ---------   ---------
     HOTEL SALES
      Rooms                                 $18,736     $18,493
      Food and beverage................      14,803      14,584
      Other............................       3,530       3,606
                                            -------     -------
                                             37,069      36,683
                                            -------     -------
     HOTEL EXPENSES
      Departmental Direct Costs
         Rooms.........................       3,238       3,072
         Food and beverage.............       8,724       8,290
      Other hotel operating expenses...       6,894       7,054
                                            -------     -------
                                             18,856      18,416
                                            -------     -------

     HOTEL REVENUES....................     $18,213     $18,267
                                            =======     =======

4. Rental income under the Harbor Beach Partnership operating lease for the twelve weeks ended was (in thousands):


                                           Twelve Weeks Ended
                                          ---------------------
                                          March 27,   March 28,
                                            1998        1997
                                          ---------   ---------


Basic Rental.........                        $  403      $  362
Percentage Rental....                         1,731       1,964
Performance Rental...                         7,228       6,960
                                             ------      ------

                                             $9,362      $9,286
                                             ======      ======

5. On April 15, 1998, the Partnership successfully completed the financing for the expansion of the Orlando Hotel (the "Construction Loan"). The lender is obligated to provide up to $88 million to fund costs related to the construction of a 500-room tower, new parking garage, expansion of the existing JW's Steakhouse restaurant, redesign of the existing golf course and constructing 15,000 square feet of additional meeting space. During the construction period, the Partnership is required to make interest only payments at the fixed interest rate of 7.48% with such interest payments funded by the Construction Loan. Upon completion of the expansion, the Partnership will be required to pay principal and interest at the fixed interest rate of 7.48% amortized over the remaining term of the loan. The loan matures on January 1, 2008.

6. On April 17, 1998, Host Marriott Corporation ("Host Marriott"), parent company of the General Partner of the Partnership, announced that its Board of Directors has authorized the company to reorganize its business operations to qualify as a real estate investment trust ("REIT") to become effective as of January 1, 1999. As part of the REIT conversion, Host Marriott expects to form a new operating partnership (the "Operating Partnership") and limited partners in certain Host Marriott full-service hotel partnerships and joint ventures, including the Partnership, are expected to be given an opportunity to receive, on a tax-deferred basis, Operating Partnership units in the new Operating Partnership in exchange for their current partnership interest.

                                  MHP Supp-56

                              HOST MARRIOTT, L.P.

                    SUPPLEMENT DATED __________ __, 1998 FOR
     PROSPECTUS/CONSENT SOLICITATION STATEMENT DATED _________ __, 1998 FOR
                MARRIOTT HOTEL PROPERTIES II LIMITED PARTNERSHIP

     On the terms described in the Prospectus/Consent Solicitation Statement (the "Consent Solicitation"), dated ______ __, 1998, of which this Supplement (the "Supplement") is a part, Host Marriott Corporation, a Delaware corporation ("Host"), has adopted a plan to reorganize its business operations so that it will qualify as a real estate investment trust ("REIT"). As part of this reorganization (the "REIT Conversion"), Host and its consolidated subsidiaries will contribute their full-service hotel properties and certain other businesses and assets to Host Marriott, L.P., a newly formed Delaware limited partnership (the "Operating Partnership"), in exchange for units of limited partnership interest in the Operating Partnership ("OP Units") and the assumption of certain liabilities. The sole general partner of the Operating Partnership will be Host Marriott Trust, the entity resulting from the conversion of Host from a Delaware corporation to a Maryland REIT ("Host REIT"). The Operating Partnership and Host REIT will operate together as an umbrella partnership REIT. Host REIT expects to qualify as a REIT beginning with its first full taxable year after the closing of the REIT Conversion, which Host REIT currently expects to be the year beginning January 1, 1999.

     Following the REIT Conversion and the Blackstone Acquisition (defined below), the Operating Partnership and its subsidiaries initially will own outright, or have controlling interests in, approximately 120 full-service hotels operating primarily under the Marriott, Ritz-Carlton, Four Seasons, Swissotel and Hyatt brand names (the "Hotels"). Concurrently with the REIT Conversion, the Operating Partnership will acquire ownership of, or controlling interests in, 12 hotels and a mortgage loan secured by a thirteenth hotel controlled by The Blackstone Group and a series of funds controlled by Blackstone Real Estate Partners (collectively, the "Blackstone Entities") in exchange for OP Units, the assumption of liabilities and other consideration (the "Blackstone Acquisition"). The Operating Partnership will be one of the largest owners of full-service hotels in the United States.

     As part of the REIT Conversion, the Operating Partnership is proposing to acquire by merger (the "Mergers") Marriott Hotel Properties II Limited Partnership, a Delaware limited partnership ("MHP2" or the "Partnership"), and up to seven other limited partnerships (the "Partnerships") that own full-service hotels in which Host or its subsidiaries are general partners. As more fully described in the Consent Solicitation, limited partners of those Partnerships who participate in the Mergers will receive either OP Units or, at their election, unsecured ____% Notes due December 15, 2005 issued by the Operating Partnership ("Notes"), in exchange for their partnership interests in such Partnerships (with respect to the Partnerships, those limited partners of the Partnerships who are unaffiliated with Host are referred to herein as the "Limited Partners", and with respect to MHP2, the "MHP2 Limited Partners").

     The number of OP Units to be allocated to MHP2 will be based upon (i) MHP2's Exchange Value (as defined herein) and (ii) the deemed value of an OP Unit at the time of the Mergers, determined as described herein. See "Determination of Exchange Values and Allocation of OP Units." The principal amount of Notes that MHP2 Limited Partners may elect to receive in exchange for the OP Units received in the Merger will be based upon MHP2's Note Election Amount (as defined herein). See "Description of the Notes." The estimated Exchange Value set forth herein may increase or decrease as a result of various adjustments, and will be finally calculated shortly before the Closing Date. Pursuant to the Merger, MHP2 Limited Partners will receive OP Units with a deemed value of $237,334 per Partnership Unit (as defined herein), or if an MHP2 Limited Partner elects, a Note in a principal amount of $205,140 per Partnership Unit.

     In connection with the REIT Conversion, each outstanding share of Host common stock will be converted into one common share of beneficial interest, par value $.01 per share (a "Common Share"), of Host REIT. Following the closing of the REIT Conversion, the Common Shares will be listed on the New York Stock Exchange. Beginning one year after the Mergers, Limited Partners will have the right to redeem their OP Units at any time and receive, at the election of Host REIT, either Common Shares on a one-for-one basis (subject to adjustment) or cash in an amount equal to the market value of such shares (the "Unit Redemption Right").

  Because REITs are not permitted under current federal income tax law to derive revenues directly from the operation of hotels, the Operating Partnership will lease the Hotels to lessees (the "Lessees") that will operate the Hotels under the existing management agreements and pay rent to the Operating Partnership, as more fully described herein. The Lessees generally will be indirect controlled subsidiaries of HMC Senior Communities, Inc., which currently is a wholly owned subsidiary of Host ("SLC"), but which will become a separate public company as part of the REIT Conversion when Host distributes the common stock of SLC to its existing shareholders and the Blackstone Entities. Shares of Host REIT and SLC will become separately traded securities and the companies will operate independently. Initially, there may be a partial overlap between the boards of Host REIT and SLC but this will be phased out over time. There also will be a substantial overlap of shareholders of the two companies initially, but this likely will diverge over time.

                                  MHP2 Supp-1

  MARRIOTT MHP TWO CORPORATION (THE "GENERAL PARTNER"), THE GENERAL PARTNER OF MHP2, BELIEVES THAT THE TERMS OF THE MERGER PROVIDE SUBSTANTIAL BENEFITS AND ARE FAIR TO THE MHP2 LIMITED PARTNERS AND RECOMMENDS THAT ALL MHP2 LIMITED PARTNERS VOTE FOR THE MERGER.

     The effects of the Mergers may be different for Limited Partners of the various Partnerships. This Supplement has been prepared to highlight for MHP2 Limited Partners the specific risks, benefits, effects and fairness of the Merger to them and to provide other information specific to MHP2. Supplements have also been prepared for each of the other Partnerships. This Supplement, together with the supplements of the other Partnerships (collectively, the "Supplements"), are part of the Consent Solicitation. Upon receipt of a written request by a Limited Partner or his representative so designated in writing, the General Partner will send a copy of any Supplement without charge. All requests for a copy of a Supplement should be directed to: Investor Relations, 10400 Fernwood Road, Bethesda, Maryland 20817, telephone number 301-380-2070 (between the hours of 9:00 a.m. and 4:00 p.m., eastern time).

     All cross-references refer to the Consent Solicitation unless stated otherwise. Capitalized terms not defined herein shall have the meaning set forth in the Consent Solicitation. The information contained herein, unless otherwise indicated, assumes the REIT Conversion occurs with all Partnerships participating and no Notes being issued (the "Full Participation Scenario").

RISK FACTORS



     In deciding whether to approve the Merger, MHP2 Limited Partners should consider certain risks and other factors. The General Partner believes that MHP2 Limited Partners should particularly consider the following, which should be read in conjunction with the information in the Consent Solicitation under "Risk Factors" and "Federal Income Tax Considerations:"

      . Substantial Benefits to Related Parties. The Mergers will facilitate consummation and enable Host to reap the full benefits of the REIT Conversion and will result in an increase in Host REIT's Funds From Operations per Common Share on a pro forma basis. By converting to a REIT, Host expects to benefit from the advantages enjoyed by REITs in raising capital and acquiring additional assets, participating in a larger group of comparable companies and increasing its potential base of shareholders. Also, Host will realize significant savings through the substantial reduction of its future corporate-level income taxes. To the extent that such anticipated benefits initially are reflected in the value of Host's common stock before the Closing Date, they will not be shared initially with the Limited Partners. Host might be required to transfer its interests in certain Partnerships that do not participate in a Merger, if any, to a Non-Controlled Subsidiary, in which case Host's share of such Partnerships' earnings would continue to be subject to corporate-level income tax.

      . Absence of Arm's Length Negotiations. No independent representative was retained to negotiate on behalf of the MHP2 Limited Partners or the other Limited Partners. Although the General Partner has obtained the Appraisals and the Fairness Opinion from AAA, AAA has not negotiated with the General Partner or Host and has not participated in establishing the terms of the Mergers. Consequently, the terms and conditions of the Mergers may have been more favorable to the MHP2 Limited Partners or the other Limited Partners if such terms and conditions were the result of arm's length negotiations.

                                  MHP2 Supp-2

      . Other Conflicts of Interest. The Mergers, the REIT Conversion and the recommendations of the General Partner involves the following conflicts of interest because of the relationships among Host, the Operating Partnership, the General Partner and SLC: (i) the General Partners, which are all subsidiaries of Host (except for PHLP, of which Host is the General Partner), must assess whether the terms of the Mergers are fair and equitable to the Limited Partners of its Partnership without regard to whether the Mergers and the REIT Conversion may benefit Host and (ii) the terms of the Leases of the Hotels, including the Participating Partnerships' Hotels, will be determined by Host, which will distribute the common stock of SLC, the parent of the Lessees, to its shareholders after such terms have been set and (iii) the terms of the Partnership Agreement, including provisions which benefit Host REIT, have been determined by Host. Such conflicts may result in decisions that do not fully reflect the interests of all Limited Partners, including the MHP2 Limited Partners.

      . Valuation of SLC. The value of the SLC common stock distributed to Host's shareholders and the Blackstone Entities will be one factor used in determining the value of an OP Unit. Although Host's Board of Directors will determine the value of the SLC common stock in good faith and in reliance in part upon the opinion of an independent financial advisor, conflicts of interest still exist. If the SLC common stock distributed to Host's shareholders is undervalued by Host's Board of Directors, the deemed value of an OP Unit for purposes of the Mergers may be higher than the level at which the Host REIT Common Shares will trade following the REIT Conversion and the MHP2 Limited Partners could receive less than the full Exchange Value of their Partnership Interests and Host REIT could receive an overall higher percentage of the ownership of the Operating Partnership.

      . Determination of Exchange Value. The deemed value of OP Units that each MHP2 Limited Partner will receive (if such MHP2 Limited Partner elects to retain OP Units rather than receive a Note) will equal the Exchange Value of such MHP2 Limited Partner's Partnership Interest. The Exchange Value of MHP2 will be its Adjusted Appraised Value, which is the greatest of its Adjusted Appraised Value, Continuation Value and Liquidation Value, each of which is determined according to a different method of valuation and involves numerous estimates and assumptions. There is no assurance that the Exchange Value of MHP2 will equal the fair market value of the Hotels and other assets contributed by MHP2. Host REIT, on the other hand, will receive a number of OP Units equal to the number of shares of Host common stock outstanding on the Closing Date (and, if Host has outstanding shares of preferred stock at the time of the REIT Conversion, a corresponding number of preferred partnership interests in the Operating Partnership), which should fairly represent the market value of Host REIT but may not be equal to the fair market or net asset value of the Hotels and other assets that Host will contribute to the Operating Partnership. See "Determination of Exchange Values and Allocation of OP Units."

      . Valuation of OP Units. The value of an OP Unit, for purposes of the Mergers and the REIT Conversion, will be deemed to be equal to the value of a share of Host common stock immediately prior to the REIT Conversion minus the amount of cash and the estimated value of the SLC common stock or other property to be distributed with respect to each share of Host common stock in connection with the REIT Conversion. There is no assurance that, following the REIT Conversion, the value of the publicly traded Common Shares (and therefore the value of the OP Units) will in fact equal or exceed the deemed value of the OP Units used for purposes of the Mergers. These factors could result in the MHP2 Limited Partners receiving OP Units with an actual value that is less than either the deemed value of the OP Units for purposes of the Mergers or the fair market value of their Partnership Interests.

      . Determination of the Value of the Notes. At the same time that he votes on the Merger, each MHP2 Limited Partner also may elect to receive at the time of the Merger, in exchange for OP Units, an unsecured, seven-year Note with a principal amount equal to the Note Election Amount of his Partnership Interest, which is based upon numerous assumptions and estimates. The deemed value of the OP Units to be received by the MHP2 Limited Partners will exceed the principal amount of the corresponding Notes (because the Exchange Value is higher than the Note Election Amount), and there is no assurance that the Note an MHP2 Limited Partner receives will have a value equal to the fair market value of the MHP2 Limited Partner's share of the Hotels and other assets owned by MHP2. There will be no public market for the Notes. If the Notes are sold, they

                                  MHP2 Supp-3
          may sell at prices substantially below their issuance price. Noteholders are likely to receive the full principal amount of a Note only if they hold the Note to maturity, which is December 15, 2005, or if the Operating Partnership repays the Notes prior to maturity. Because the Notes are unsecured obligations of the Operating Partnership, they will be effectively subordinated to all secured debt of the Operating Partnership and all obligations of both the Participating Partnerships and the Operating Partnership's other subsidiaries. See "Description of the Notes." As of March 27, 1998, on a pro forma basis assuming the Full Participation Scenario, the Operating Partnership would have had aggregate consolidated debt of approximately $4.6 billion to which the Notes were effectively subordinated or which rank equally with such Notes.

      . Reduced Cash Distributions for MHP2 Limited Partners. The expected initial cash distributions to the MHP2 Limited Partners from the OP Units to be received in the Mergers will be less than the estimated 1998 cash distributions of MHP2.

      . Fundamental Change in Nature of Investment; Potential Underperformance. The Mergers and the REIT Conversion involve a fundamental change in the nature of an MHP2 Limited Partner's investment from holding an interest in MHP2, which has a fixed portfolio of four Hotels and distributes the cash flow from the operation of such Hotels to the MHP2 Limited Partners, to holding an interest in an operating real estate company with a portfolio of approximately 120 Hotels that collects and distributes to its limited partners rents received from the Lessees (which will bear the risks and receive the direct benefits of the Hotels' operations), has the ability to acquire additional hotels, is able to reinvest proceeds from sales or refinancings of existing Hotels in other hotels and has a publicly traded general partner. In addition, each MHP2 Limited Partner's investment will change from one that allows a MHP2 Limited Partner to receive a return of capital in the form of distributions from any net proceeds of a sale or refinancing of MHP2's assets to an investment in which an MHP2 Limited Partner likely would realize a return of capital only through the exercise of the Unit Redemption Right. Although it is expected that the MHP2 Limited Partners will receive added benefits from an investment in the Operating Partnership, an MHP2 Limited Partner's share of the liquidation proceeds, if any, from the sale of an MHP2 Hotel or Hotels could be higher than the amount realized upon exercise of the Unit Redemption Right (or payments on any Note received by an MHP2 Limited Partner who elects to receive such Note). An investment in the Operating Partnership may not outperform an investment in MHP2. See "Comparison of Ownership of Partnership Interests, OP Units and Common Shares -- Nature of Investment."

      . Exposure to Risks from Other Hotels. As a result of the Mergers, MHP2 Limited Partners who elect to receive OP Units will own interests in a much larger partnership with a broader range of assets than MHP2 individually. A material adverse change affecting the Operating Partnership's assets will affect all Limited Partners regardless of whether a particular Limited Partner previously was an investor in such affected assets. MHP2 owns discrete assets, and the Mergers and the REIT Conversion will significantly diversify the types and geographic locations of the Hotels in which the MHP2 Limited Partners will have interests. As a result, the Hotels owned by the Operating Partnership may be affected differently by economic and market conditions than those Hotels previously owned by MHP2.

      . MHP2 Limited Partners Have No Cash Appraisal Rights. MHP2 Limited Partners who vote against the Merger will not have a right to receive cash based upon an appraisal of their Partnership Interests.

      . Uncertainties as to the Size and Leverage of the Operating Partnership. Host is an existing operating company that regularly issues and repays debt, acquires additional hotels and disposes of existing hotels. Also, some or all of the Partnerships may elect not to participate in a Merger. In that case, Host may contribute its interests in such Partnerships to a Non-Controlled Subsidiary, which is subject to corporate-level income taxation, rather than the Operating Partnership. In addition, outside partners in certain Private Partnerships may not consent to a lease of their partnership's Hotel(s). Host also may repurchase outstanding securities or issue new debt or equity securities prior to the consummation of the Mergers and the REIT Conversion. For these reasons, the MHP2 Limited Partners cannot know at the time they vote on a Merger the exact size and amount of leverage of the Operating Partnership.

                                  MHP2 Supp-4

      . Other Uncertainties at the Time of Voting. There are several other uncertainties at the time the MHP2 Limited Partners must vote on the Mergers, including (i) the exact Exchange Value for MHP2 (which will be adjusted for changes in lender and capital expenditure reserves, indebtedness, deferred maintenance and other items prior to the Closing Date), (ii) the deemed value of the OP Units for purposes of the Mergers which, together with the Exchange Value, will determine the number of OP Units the MHP2 Limited Partners will receive and
          (iii) the exact principal amount of the Notes that may be received in exchange for OP Units. For these reasons, the MHP2 Limited Partners cannot know at the time they vote on the Merger these important aspects of the Merger.

      . Lack of Control over Hotel Operations. Due to current federal income tax law restrictions on a REIT's ability to derive revenues directly from the operation of a hotel, the Operating Partnership will lease virtually all of its consolidated Hotels to the Lessees, which will operate the Hotels by continuing to retain the Managers pursuant to the Management Agreements. The Operating Partnership will not operate the Hotels or participate in the decisions affecting the daily operations of the Hotels. Although the Operating Partnership's subsidiaries will have certain rights as lessors under the Leases (including control over decisions relating to capital expenditures) and will remain obligated under the Management Agreements, the Operating Partnership will have only a limited ability to require the Lessees or the Managers to operate or manage the Hotels in any particular manner or to govern any particular aspect of their day-to-day operation or management. Therefore, the Operating Partnership will be dependent for its revenue upon the ability of the Lessees and the Managers to operate and manage the Hotels.

      . Expiration of Leases. The Leases will expire seven to ten years after the Closing Date, and there can be no assurance that such Leases will be renewed (or if renewed, will be renewed on terms as favorable to the Operating Partnership). If the Leases are not renewed, the Operating Partnership will be required to find other lessees, which lessees must meet certain requirements set forth in the Management Agreements. There can be no assurance that satisfactory lessees could be found or as to the terms and conditions on which the Operating Partnership would be able to renew the Leases or enter into new leases with such lessees.

      . Requisite Vote of MHP2 Limited Partners Binds All MHP2 Limited Partners. For MHP2, approval of a Merger is by a majority of the Partnership Interests of MHP2 that are eligible to be voted, as described in "Voting Procedures -- Required Vote and Other Conditions." Such approval will cause MHP2 to participate in the Merger and will bind all MHP2 Limited Partners, including MHP2 Limited Partners who voted against or abstained from voting with respect to the Merger.

      . Risks of Lodging Industry. The profitability of the Hotels is subject to general economic conditions, the management abilities of the Managers (primarily Marriott International), competition, the desirability of particular locations and other factors relating to the operation of the Hotels. The full-service segment of the lodging industry, in which virtually all of the Hotels operate, is highly competitive, and the Hotels generally operate in geographical markets that contain numerous competitors. The Hotels' success will be dependent, in large part, upon their ability to compete in such areas as access, location, quality of accommodations, room rate structure, the quality and scope of food and beverage facilities and other services and amenities. The lodging industry, including the Hotels (and thus the Operating Partnership), may be adversely affected in the future by (i) national and regional economic conditions, (ii) changes in travel patterns, (iii) taxes and government regulations which influence or determine wages, prices, interest rates, construction procedures and costs, (iv) the availability of credit and (v) other factors beyond the control of the Operating Partnership.

      . Risks of Leverage. The Operating Partnership will have substantial indebtedness. As of March 27, 1998, on a pro forma basis assuming the Full Participation Scenario, the Operating Partnership would have had outstanding indebtedness totaling $4.6 billion, which represents a 44% debt-to-total market capitalization ratio on a pro forma basis at such date (based upon a price per Common Share of Host REIT of $20.00). The Operating Partnership's business is capital intensive, and it will have significant capital requirements in the future. The Operating Partnership's leverage level could affect its ability to (i) obtain financing in the future, (ii) undertake refinancings on terms and

                                  MHP2 Supp-5
          subject to conditions deemed acceptable by the Operating Partnership,
          (iii) make distributions to partners, (iv) pursue its acquisition strategy or (v) compete effectively or operate successfully under adverse economic conditions.

      . No Limitation on Debt. There are no limitations in Host REIT's or the Operating Partnership's organizational documents which limit the amount of indebtedness either may incur, although both the Notes and the Operating Partnership's other debt instruments will contain certain restrictions on the amount of indebtedness that the Operating Partnership may incur.

      . Rental Revenues from Hotels Subject to Rights of Lenders. In accordance with the mortgage loan agreements with respect to outstanding indebtedness of certain Hotel Partnerships, the rental revenues received by such Hotel Partnerships under certain Leases first will be used to satisfy the debt service on such outstanding indebtedness and any cash flow remaining thereafter will be available to satisfy other obligations of the Hotel Partnership (including paying property taxes and insurance, funding the required FF&E reserves for the Hotels and capital improvements) and to make distributions to partners, including Host REIT.

      . Ownership Limitations. No person may own, actually or constructively (as determined under the applicable Code provisions), (i) in excess of 9.8% of the number or value of outstanding Common Shares of Host REIT or (ii) in excess of 4.9% of the OP Units (other than Host REIT and The Blackstone Group), subject to waiver or modification by Host REIT or the Operating Partnership, as the case may be, in certain limited circumstances.

      . Timing of REIT Conversion. If the REIT Conversion does not occur in time for Host REIT to elect REIT status effective January 1, 1999, the effectiveness of Host REIT's election could be delayed to January 1, 2000, which would result in Host REIT continuing to pay corporate-level income taxes in 1999 and could cause the Blackstone Acquisition not to be consummated.

      . Effect of Subsequent Events upon Recognition of Gain. Even though the MHP2 Limited Partners (other than those who elect to receive a Note in exchange for OP Units) generally are not expected to recognize significant taxable gain at the time of the Mergers, there are a variety of events and transactions (including the sale of one or more of the Hotels currently owned by MHP2 or the reduction of indebtedness securing one or more of the Hotels) that could cause an MHP2 Limited Partner to recognize all or a part of the gain that otherwise has been deferred through the REIT Conversion. See "Federal Income Tax Considerations - Tax Treatment of MHP2 Limited Partners Who Hold OP Units Following the Merger." Certain Hotels (including the Blackstone Hotels and the Hotel owned by Atlanta Marquis) will be covered by agreements with third parties which will restrict the Operating Partnership's ability to dispose of those properties or refinance their debt. As for the remaining initial properties (including the Hotels owned by MHP2), the partnership agreement of the Operating Partnership, which is substantially in the form attached hereto as Appendix A (the "Partnership Agreement"), does not impose any restrictions on the Operating Partnership's ability to dispose of the Hotels or to refinance debt secured by the Hotels (but the Operating Partnership is obligated to pay any taxes Host REIT incurs as a result of such transactions). In addition, the Partnership Agreement expressly provides that Host REIT, as general partner of the Operating Partnership, is not required to take into account the tax consequences of the limited partners in deciding whether to cause the Operating Partnership to undertake specific transactions and the limited partners have no right to approve or disapprove such transactions. See "Description of OP Units-Sales of Assets."

      . Election to Receive Notes. An MHP2 Limited Partner who elects to receive a Note in connection with the Merger in exchange for his OP Units will be treated as having made a taxable disposition of his Partnership Interest. The MHP2 Limited Partner may be eligible to defer at least a portion, but not all, of that gain under the "installment sale" rules. See "Federal Income Tax Considerations -- Tax Treatment of MHP2 Limited Partners Who Exercise Their Right to Make the Note Election."

      . Failure of Host REIT to Qualify as a REIT for Tax Purposes. Taxation of Host REIT as a corporation if it fails to qualify as a REIT, and Host REIT's subsequent liability for federal, state and local taxes on its income and property, would, among other things, have the effect of reducing cash available for distribution to Host REIT's shareholders and materially reducing the value of the Common Shares and OP Units.

                                  MHP2 Supp-6

      . Failure of the Operating Partnership to Qualify as a Partnership for Tax Purposes. Taxation of the Operating Partnership as a corporation if it fails to qualify as a partnership and the Operating Partnership's subsequent liability for federal, state and local income taxes, would, among other things, have the effect of reducing cash available for distribution to holders of OP Units, would cause Host REIT to fail to qualify as a REIT for tax purposes and would cause the holders of OP Units to recognize substantial taxable gain at the time the Operating Partnership ceases to qualify as a partnership.

      . Change in Tax Laws. No assurance can be provided that new legislation, Treasury Regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to Host REIT's qualification as a REIT or the federal income tax consequences of such qualification.


EXPECTED BENEFITS OF THE REIT CONVERSION


      The General Partner believes that participating in the REIT Conversion would likely be beneficial to the MHP2 Limited Partners for the reasons set forth below. This information is qualified by and should be read in conjunction with the information in the Consent Solicitation under "Background and Reasons for the Mergers and the REIT Conversion -- Reasons for the Mergers." These benefits, which should be viewed as alternatives to continuing the business and operations of MHP2, are expected to include:



      . Value of OP Units to be Received in the Merger. MHP2 Limited Partners who elect to receive OP Units in the Merger will receive OP Units with a deemed value of $237,334 per Partnership Unit.

      . Enhanced Liquidity of Investment. The REIT Conversion will offer MHP2 Limited Partners significantly enhanced liquidity with respect to their investments in MHP2 because, after the expiration of the Initial Holding Period, MHP2 Limited Partners will be able to exercise their Unit Redemption Right at any time, subject to certain limited exceptions. Host has approximately 204 million shares of common stock outstanding and the closing price on the NYSE on May 28, 1998 was $19.4375 per share (reflecting a total common equity market capitalization of approximately $4 billion). The exercise of the Unit Redemption Right, however, generally would result in recognition of taxable income or gain at that time.

      . Public Market Valuation of Assets. The Partnership Units of MHP2 currently trade at a discount to the net asset value of MHP2's assets. In contrast, the General Partner believes that by exchanging interests in MHP2, which is a non-traded limited partnership, for interests in a publicly traded real estate company focused primarily on a more diverse and growing full-service hotel portfolio, the MHP2 Limited Partners will have the opportunity to participate in the recent trend of ownership of real estate through a publicly traded entity, which, in many instances, has resulted in market valuations of public real estate companies in excess of the estimated net asset values of those companies. There can be no assurance, however, that the Common Shares of Host REIT will trade at a premium to the private market values of the Operating Partnership's assets or that the relative pricing differential will not change or be eliminated in the future. Also, the initial benefit of Host's conversion to a REIT will not be shared by the MHP2 Limited Partners if and to the extent that such initial benefit is reflected in the market valuation of Host's common stock prior to the REIT Conversion.

      . Regular Quarterly Cash Distributions. The General Partner expects that the Operating Partnership will make regular quarterly cash distributions to holders of OP Units. The General Partner expects that while these distributions will be lower than the estimated 1998 cash distributions of MHP2, the ability to receive distributions quarterly and in regular amounts would be enhanced. For additional information regarding historical and estimated future distributions for MHP2 and the other Partnerships, see "Background and Reasons for the Mergers and the REIT Conversion -- Reasons for the Mergers."

                                  MHP2 Supp-7

      . Substantial Tax Deferral. The General Partner expects that MHP2 Limited Partners who do not elect to receive a Note in exchange for OP Units generally should be able to obtain the benefits of the Merger while continuing to defer recognition for federal income tax purposes of at least a substantial portion, if not all, of the gain with respect to their Partnership Interests that otherwise would be recognized in the event of a liquidation of MHP2 or a sale or other disposition of its assets in a taxable transaction. Thereafter, such MHP2 Limited Partners generally should be able to defer at least a substantial portion of such built-in gain until they elect to exercise their Unit Redemption Right or one or more of the Hotels currently owned, directly or indirectly, by MHP2 are sold or otherwise disposed of in a taxable transaction by the Operating Partnership or the debt now secured by such Hotels is repaid, prepaid or substantially reduced. The federal income tax consequences of the Merger are highly complex and, with respect to each MHP2 Limited Partner, are dependent upon many variables, including the particular circumstances of such MHP2 Limited Partner. See "Federal Income Tax Considerations -- Tax Consequences of the Merger." Each MHP2 Limited Partner is urged to consult with his own tax advisors as to the consequences of the Merger in light of his particular circumstances.

      . Risk Diversification. Participation in the Merger, as well as future hotel acquisitions by the Operating Partnership, will reduce the dependence of MHP2 Limited Partners upon the performance of, and the exposure to the risks associated with, MHP2's Hotels and spread such risk over a broader and more varied portfolio, including more diverse geographic locations and multiple brands. See "Business and Properties -- Business Objectives."

      . Reduction in Leverage and Interest Costs. It is expected that the Operating Partnership will have a significantly lower leverage to value ratio than MHP2 currently, which has a leverage ratio of 56% (calculated as a percentage of Appraised Value), resulting in interest and debt service savings and greater financial stability.

      . Growth Potential. The General Partner believes that the MHP2 Limited Partners, by owning interests in a publicly traded real estate company focused primarily on a more diverse and growing upscale and luxury full-service hotel portfolio, will be able to participate in growth opportunities that would not otherwise be available to them.

      . Greater Access to Capital. With publicly traded equity securities, a larger base of assets and a substantially greater equity value than MHP2 individually, Host REIT expects to have greater access to the capital necessary to fund the Operating Partnership's operations and to consummate acquisitions on more attractive terms than would be available to MHP2 individually. This greater access to capital should provide greater financial stability to the Operating Partnership and reduce the level of risk associated with refinancing existing loans upon maturity, as compared to MHP2 individually.


DETERMINATION OF EXCHANGE VALUE OF MHP2 AND ALLOCATION OF OP UNITS

     General. The Exchange Value of MHP2 will be equal to the greatest of its Adjusted Appraised Value, Continuation Value and Liquidation Value, each of which has been determined as follows:

      . Adjusted Appraised Value. The General Partner has retained AAA to determine the market value of each of the Hotels as of March 1, 1998 (the "Appraised Value"). The "Adjusted Appraised Value" of MHP2 equals the Appraised Value of its Hotels, adjusted as of the Final Valuation Date for lender reserves, capital expenditure reserves, existing indebtedness (including a "mark to market" adjustment to reflect the market value of such indebtedness), certain deferred maintenance costs, deferred management fees and transfer and recordation taxes and fees.

      . Continuation Value. The "Continuation Value" of MHP2 represents AAA's estimate, as adopted by the General Partner, of the discounted present value, as of January 1, 1998, of the MHP2 limited partners' share of estimated future cash distributions and estimated net sales proceeds (plus lender reserves), assuming that MHP2 continues as an operating business for twelve years and its assets are sold on December 31, 2009 for their then estimated market value.

      . Liquidation Value. The "Liquidation Value" of MHP2 represents the General Partner's estimate of the net proceeds to MHP2 limited partners resulting from the assumed sale as of December 31, 1998 of the Hotel(s) of MHP2, each at its Adjusted Appraised Value (after eliminating any "mark to market" adjustment and adding back the deduction for transfer taxes and fees, if any, made in deriving the Adjusted Appraised Value), less (i) estimated liquidation costs, expenses and contingencies equal to 2.5% of Appraised Value and (ii) prepayment penalties or defeasance costs, as applicable.

                                  MHP2 Supp-8

     Final determination of the Exchange Value of MHP2 will be made as of the end of the four week accounting period ending at least 20 days prior to the Closing Date (the "Final Valuation Date") and will be equal to the greatest of Adjusted Appraised Value, Continuation Value and Liquidation Value as of such date. Adjusted Appraised Value, Continuation Value and Liquidation Value will be adjusted as of the Final Valuation Date (i) to reflect the amount of lender and capital expenditure reserves and the amount of deferred management fees as of such date, (ii) to increase the Adjusted Appraised Value by any amounts actually expended by MHP2 after the Initial Valuation Date to perform deferred maintenance previously subtracted in determining the estimated Adjusted Appraised Value of MHP2 and (iii) to reflect any changes in MHP2's other reserves, such as for litigation expenses and indemnification costs and any revised estimates of transfer and recordation taxes and fees.

     Appraised Value. MHP2's Hotels were appraised as of March 1, 1998 by AAA, an independent, nationally recognized hotel valuation and financial advisory firm experienced in the appraisals of lodging properties such as MHP2's Hotels. Each appraisal (an "Appraisal") was reviewed by an MAI appraiser and certified by such MAI appraiser as having been prepared in accordance with the requirements of the Standards of Professional Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation.

     The purpose of each Appraisal is to provide an estimate of the "Market Value" of the related Hotel. "Market Value" means the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably and assuming the price is not affected by undue stimuli. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby: (i) the buyer and seller are equally motivated; (ii) both parties are well informed or well advised, and each is acting in what he considers his own best interest; (iii) a reasonable time frame is allowed for exposure in the open market; (iv) payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto and (v) the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale. AAA made site visits at all of MHP2's Hotels for purposes of the Appraisals

     In preparing the Appraisals, AAA relied primarily on the income capitalization method of valuation, and then compared the value estimated by this method with recent sales of comparable properties, as a check on the reasonableness of the value determined through the income capitalization method. AAA employed the following procedures for determining the Appraised Value of each Hotel:

      . Historical 1997 and Projected Year's Earnings. AAA reviewed the historical 1997 net operating income (i.e., income before interest, taxes, depreciation and amortization) ("NOI") prior to incentive management fees and certain capital expenditures for the applicable Hotel. AAA also prepared a projection of the net operating income prior to incentive management fees and certain capital expenditures for the applicable Hotel for the twelve month period ending February 28, 1999 (the "Projected Year"), using historical financial information for the Hotel, budget information, a survey with the manager of the Hotel addressing the physical condition of the Hotel, local market conditions (including business mix, demand generators, future trends and predictability of business), changes in the competitive environment, comparison with direct competitors of the Hotel and risk factors relating to the particular Hotel. The resulting gross margin (ratio of total revenues to NOI prior to incentive management fees) was checked against AAA's database of the gross margins for similar hotels for reasonableness.

      . Impact of Incentive Management Fees. AAA estimated a normalized annual amount of incentive management fees payable under the applicable management agreement and subtracted this amount from the NOI prior to incentive management fees and certain capital expenditures for 1997 and the Projected Year.

      . Impact of Owner Funded Capital Expenditures. AAA estimated normalized annual amounts of owner funded capital expenditures (over and above the FF&E reserve) based in part on projected owner funded capital expenditures estimated in the Engineering Study. The normalized amounts were then subtracted from the NOI prior to owner funded capital expenditures for 1997 and the Projected Year.

      . Capitalization of Adjusted NOI. AAA then capitalized the amount resulting from the foregoing adjustments ("Adjusted NOI") for 1997 and the Projected Year by dividing such amounts by capitalization rates that AAA determined to be appropriate. A capitalization rate represents the relationship between net operating income and sales prices of income producing property. AAA selected the capitalization rates based upon its review of current published surveys reflecting the opinions of investors and participants such as REITs, hotel acquisition/management companies and pension funds, lenders, brokers and consultants as to current capitalization rates, and its own database of capitalization rates reflected in recent transactions, adjusted for factors specific to the individual Hotel, such as location, physical condition, reserve policies, local market volatility and competition, guest mix, renovation influences and other income characteristics. AAA used separate capitalization rates that it deemed appropriate to capitalize 1997 historical Adjusted NOI and estimated Projected Year's Adjusted NOI. AAA then estimated the value of each Hotel based upon each of the values estimated by capitalizing 1997 and Projected Year's Adjusted NOI and its professional judgment.

                                  MHP2 Supp-9

     The following table sets forth the effective capitalization rates for 1997 and Projected Year's Adjusted NOI resulting from AAA's estimated Appraised Values of MHP2's Hotels.

    RESULTING EFFECTIVE CAPITALIZATION RATES FOR APPRAISALS OF MHP2'S HOTELS

                                                                  PROJECTED YEAR
                       1997                                 (Ending FEBRUARY 28, 1999)
                       ----                         ------------------------------------------
                    9.1 -  9.6%                                   9.7 -  11.1%

  The resulting Appraised Value of MHP2's Hotels, as estimated by AAA, is $463,300,000, which excludes 50% of the $126,200,000 Appraised Value of the Santa Clara Marriott Hotel but includes 100% of the $42,500,000 in mortgage debt encumbering the Hotel for which MHP2 is responsible.

      . Comparison with Comparable Sales. AAA checked the Appraised Value of each Hotel derived by the foregoing procedures against its database of comparable sale transactions for reasonableness.

     In the case of Santa Clara Marriott which is only partly owned by MHP2 the Appraised Value of such Hotel was reduced proportionately to the amount attributable MHP2's ownership interest therein (but no adjustment was made to reflect the effect that the outside interest might have on decisions with respect to sales, refinancings or other major operational matters). With respect to MHP2's Hotels, three properties were encumbered by a ground lease as of the date of the Appraisal. Accordingly, the Appraised Values of such Hotels have been decreased to reflect the encumbrance of the ground lease and the interest of the ground lessor in the operating cash flows of such Hotels. The Appraised Value assumes all contractual provisions for FF&E reserves are adequate and have not been reduced to reflect deferred maintenance or environmental remediation costs with respect to MHP2's Hotels (but estimated deferred maintenance costs have been deducted in estimating the Adjusted Appraised Value of each of MHP2's Hotel). The Appraised Value did not take into account the costs that might be incurred in selling a Hotel (but estimated costs for transfer and recordation taxes and fees have been deducted in estimating the Adjusted Appraised Value of each Hotel).

     The Appraisals are not guarantees of present or future values and no assurance can be given as to the actual value of MHP2's Hotels. The Appraisals should be read in conjunction with other information, such as, but not limited to, the audited financial statements of MHP2.

     The Appraised Value, and the assumptions underlying the projections on which the Appraised Value is based, are contingent upon a series of future events, the outcomes of which are not necessarily within the Operating Partnership's control and cannot be determined at this time. There can be no assurance that another appraiser would not have arrived at a different result. Some of the assumptions inevitably will not materialize, and unanticipated events and circumstances will occur subsequent to the date of the Appraisals. Furthermore, the actual results achieved from MHP2's Hotels will vary from the results projected in the Appraisals and the variations may be material.

     Adjusted Appraised Value. The Adjusted Appraised Value of MHP2 was determined by totaling the Appraised Values of all of the Hotels of MHP2 and then making various adjustments to the aggregate Appraised Value, as described below.

      . Lender Reserves. MHP2's debt service reserves are required to be held by third-party lenders. The amount of these lender reserves as of the Initial Valuation Date was added to the Appraised Values of these Hotels. A final determination of the lender reserves of MHP2 will be made on the Final Valuation Date and any changes in such reserves will be reflected in the Adjusted Appraised Value.

      . Mortgage and Other Debt. The estimated principal balance and accrued interest as of the Closing Date (assumed to be December 31, 1998) of all mortgage and other debt of MHP2 has been subtracted from the Appraised Value.

      . Mark to Market Adjustments. The third-party loans of the Partnerships have various interest rates and terms to maturity. In order to reflect the fair market value of the third-party loans of each Partnership, the estimated Adjusted Appraised Value for MHP2 has been increased or decreased to "mark to market" the interest rate for such loans. This adjustment has been estimated by comparing the interest cost using the applicable interest rates on existing third-party loans over their remaining term to the interest cost using the interest rate that the Operating Partnership believes it would be able to obtain for unsecured debt in the market as of the Final Valuation Date (which would have been 8.0% per annum based on a 225 basis point (2.25 percent) spread over the yield on seven-year U.S. Treasury securities as of May 8, 1998). The mark to market adjustment for each loan was calculated by determining the difference between the present values, as of December 31, 1998, of the interest payments over the remaining term of the loan from January 1, 1999 to maturity using the actual interest rate as the discount rate as compared to using the assumed market rate as the discount rate.

      . Deferred Management Fees. The amount of deferred management fees estimated to be payable under the Management Agreement(s) of MHP2 as of December 31, 1998 have been subtracted from the Appraised Value. The amount of such deferred management fees will be recalculated as of the Final Valuation Date.

      . Deferred Maintenance Costs. The estimated cost to complete any deferred maintenance items identified in the Engineering Study relating to the Hotels of MHP2 has been subtracted from the Appraised Value. The adjustments for this item will be reduced at the Final Valuation Date to reflect amounts expended after the Initial Valuation Date to perform such deferred maintenance. No adjustments have been made for previously budgeted capital expenditures or deferred maintenance costs estimated in the Engineering Study that are reflected in the cash flow projections used for purposes of estimating Appraised Values.


                                  MHP2 Supp-10

     The following table sets forth the adjustments to the aggregate Appraised Values made to derive the estimated Adjusted Appraised Value for MHP2 as of the Initial Valuation Date.

           CALCULATION OF ESTIMATED ADJUSTED APPRAISED VALUE FOR MHP2
                        AS OF THE INITIAL VALUATION DATE
               (IN THOUSANDS, EXCEPT PER PARTNERSHIP UNIT AMOUNT)

Appraised Value                              $ 463,300(1)
Lender reserves                                  6,800
Mortgage debt                                 (259,945)
Mark to market adjustment                       (2,154)
Deferred management fees                        (3,184)
Deferred maintenance costs                      (1,673)
Estimated Adjusted Appraised
 Value                                       $ 203,144
                                             =========
Limited partners' share                      $ 176,814

Per Partnership Unit                         $ 237,334

(1) Excludes 50% of the $126,200,000 Appraised Value of the Santa Clara Marriott Hotel but includes 100% of the $42,500,000 in mortgage debt encumbering the Hotel for which MHP2 is responsible.

      Continuation Value. AAA estimated the Continuation Value of MHP2 using the following methodology:

      . Estimated Future Cash Distributions. AAA prepared estimates of future partnership cash flow for MHP2 for the 12-year period from January 1, 1998 through December 31, 2009 based upon the estimated 1998 NOI before incentive management fees used in the Appraisals and for each subsequent year applying an assumed annual stabilized growth rate (as shown in the table below) developed by AAA for this analysis. For each year in the projection period, AAA estimated the amount of cash available for distribution to MHP2's limited partners after payment of all management fees, debt service, owner funded capital expenditures based on the Engineering Study and other partnership expenses and after application of the applicable partnership agreement provisions. AAA assumed that MHP2's FF&E reserve was adequate and understood that Host determined that there were no reserve shortfalls or surpluses.

      . Refinancing Assumptions. For debt that matures during the 12-year period, AAA assumed that the debt would be refinanced with interest rates ranging from 7.25% to 8.60% per annum and a 20-to 25-year amortization schedule, with estimated refinancing costs of 1% of the refinanced amount being paid from operating cash flow.

      . Determination of Residual Value. To estimate the residual value of the MHP2 limited partners' interest in MHP2 at the end of the 12-year period, AAA assumed that the MHP2 Hotels would be sold as of December 31, 2009 at their then market value. AAA estimated the market value of each Hotel as of such date by applying an exit capitalization rate that it deemed appropriate, using the factors described above in connection with the "-- Appraised Value," which are set forth in the table below, to the estimated Adjusted NOI for 2009 (estimated as described above). AAA then subtracted estimated sales costs of 2.0% of the estimated market value, added lender reserves, and subtracted the estimated outstanding principal balance of debt as of December 31, 2009 and deferred management fees to arrive at net sales proceeds available for distribution to partners. AAA then determined what portion of such estimated net sales proceeds would be distributable to MHP2's limited partners under the various partnership and debt agreements.

      . Discounting Distributions to Present Value. As a final step, AAA discounted the estimated future cash distributions to MHP2's limited partners from operations and estimated net sales proceeds to their present value as of January 1, 1998, using a discount rate of 20% per annum. AAA believes that this discount rate reflects the return on investment that investors expect from leveraged investments of this nature.

     The growth rate and exit capitalization rate used to determine the estimated Continuation Value for MHP2 are as set forth below:


                    GROWTH RATES, EXIT CAPITALIZATION RATES
                   AND ESTIMATED CONTINUATION VALUE FOR MHP2

                                                                          ESTIMATED
                                                                     CONTINUATION VALUE
      GROWTH RATE           EXIT CAPITALIZATION RATE (2009)        (PER PARTNERSHIP UNIT)
------------------------  -----------------------------------  -------------------------------
         3.4%                            10.4%                             $212,032

                                  MHP2 Supp-11

     Liquidation Value. The Liquidation Value of MHP2 was estimated by the General Partner and represents the estimated value of MHP2 if all of its assets were sold as of December 31, 1998. Such value was based upon the Adjusted Appraised Value of MHP2, with the following adjustments: (i) the "mark to market" adjustment used to estimate the Adjusted Appraised Value was eliminated and instead prepayment or defeasance costs that would be payable under existing debt agreements (regardless of whether the debt in fact can be prepaid on December 31, 1998) were deducted from the Appraised Value and (ii) the deduction for transfer and recordation taxes used to estimate the Adjusted Appraised Value was eliminated and instead an amount equal 2.5% of the Appraised Value of MHP2's Hotel(s) was subtracted from the Appraised Value for estimated liquidation costs, expenses and contingencies. The General Partner then determined the portion of the estimated Liquidation Value that would be distributable to MHP2's limited partners under the terms of the partnership agreement and other contractual arrangements.

     The following table sets forth the adjustments made to the Adjusted Appraised Value to estimate the Liquidation Value of MHP2 as of the Initial Valuation Date:

               CALCULATION OF ESTIMATED LIQUIDATION VALUE OF MHP2
                        AS OF THE INITIAL VALUATION DATE
               (IN THOUSANDS, EXCEPT PER PARTNERSHIP UNIT AMOUNT)


Appraised Value                                        $ 463,300(1)
Lender reserves                                            6,800
Mortgage debt                                           (259,945)
Prepayment/defeasance costs                              (20,551)
Deferred management fees                                  (3,184)
Deferred maintenance costs                                (1,673)
Sales costs                                              (11,583)
Estimated Liquidation Value                            $ 173,164
                                                       =========
Limited partners' share                                $ 152,829

Per Partnership Unit                                   $ 205,140

(2) Excludes 50% of the $126,200,000 Appraised Value of the Santa Clara Marriott Hotel but includes 100% of the $42,500,000 in mortgage debt encumbering the Hotel for which MHP2 is responsible.

     Estimated Exchange Value. The following table sets forth the estimated Exchange Value of MHP2 (based upon the Appraised Values of MHP2's Hotels as of March 1, 1998 and the estimated adjustments described above) and the estimated Note Election Amount for MHP2, all on a per Partnership Unit basis. The estimated Exchange Value for MHP2 (which will be received by each MHP2 Limited Partner retaining OP Units in the Merger) is equal to the estimated Adjusted Appraised Value for MHP2. The estimated Note Election Amount for MHP2 (which will be received by MHP2 Limited Partners electing to receive Notes in exchange for OP Units) is equal to the Liquidation Value for MHP2. The estimated values set forth below may increase or decrease as a result of various adjustments, which will be finally calculated as of the Final Valuation Date but will not change as a result of less than all of the Partnerships participating in the Mergers.



                                  MHP2 Supp-12

                        ESTIMATED EXCHANGE VALUE OF MHP2
                            Per Partnership Unit(1)




               ESTIMATED                   ESTIMATED     ESTIMATED   ESTIMATED     ESTIMATED
          ADJUSTED APPRAISED             CONTINUATION   LIQUIDATION  EXCHANGE    NOTE ELECTION
                 VALUE                       VALUE         VALUE     VALUE (2)     AMOUNT(3)
         --------------------            ------------   -----------  ----------  --------------
               $237,334                     $212,032      $205,140    $237,334      $205,140

_________________
(1)  A Partnership Unit in MHP2 represents an original investment of $100,000.
(2) The estimated Exchange Value is equal to the greatest of estimated Adjusted Appraised Value, estimated Continuation Value and estimated Liquidation Value.
(3) The principal amount of Notes is equal to the greater of (i) the Liquidation Value or (ii) 60% of the Exchange Value (the "Note Election Amount").

   Valuation of OP Units Allocated to MHP2's Limited Partners. Each MHP2 Limited Partner will receive OP Units with a deemed value equal to the Exchange Value of such MHP2 Limited Partner's Partnership Interests. The value of an OP Unit for this purpose will be deemed to be equal to (i) the average of the closing price of shares of Host common stock on the NYSE for the 10 trading days ending on the third trading day prior to the record date for the distribution of SLC common stock to Host shareholders minus (ii) the amount of cash and the estimated value, as determined by Host's Board of Directors in good faith and in reliance in part upon an opinion of an independent financial advisor, of the SLC common stock or other property to be distributed with respect to each share of Host common stock (currently estimated to aggregate approximately $___ - $____ per share) in connection with the REIT Conversion. The closing price per share of Host common stock on May 28, 1998 was $19.4375.

     MHP2 Limited Partners who receive OP Units will receive cash distributions from MHP2 for all of 1998 and, if the Merger does not occur in 1998, any portion of 1999 prior to the Merger for which period they do not receive a cash distribution from the Operating Partnership.

     No fractional OP Units will be issued. Fractional amounts less than or equal to 0.50 of an OP Unit will be rounded down to the next whole number and fractional amounts greater than 0.50 will be rounded up to the next whole number of OP Units.


CASH DISTRIBUTIONS

  HISTORICAL CASH DISTRIBUTIONS PAID BY MHP2. The following table sets forth the distributions paid to MHP2 Limited Partners (per Partnership Unit) for the periods indicated. The information below should be read in conjunction with the information in this Supplement under the caption "Selected Financial Data."

                                   HISTORICAL CASH DISTRIBUTIONS PAID BY MHP2
                                           (PER PARTNERSHIP UNIT)/(1)/



                                              FIRST QUARTER                      FISCAL YEAR
                                              -------------   ------------------------------------------------------
                                                  1998          1997       1996      1995       1994       1993
                                              -------------   --------   --------   -------   --------   --------

From net income                                    $     --    $25,006    $24,616   $15,000    $15,077    $15,583
Representing return of capital/(2)/                      --         --         --        --         --         --
Distribution of excess General
    Partner reserve                                      --      4,873         --        --         --         --
                                                   --------    -------    -------   -------    -------    -------
     Total                                         $     --    $29,879    $24,616   $15,000    $15,077    $15,583
                                                   ========    =======    =======   =======    =======    =======

___________
/(1)/ A Partnership Unit represents a $100,000 original investment in MHP2. /(2)/ Computed as all distributions in excess of distributions from operating cash flow.

  COMPENSATION AND DISTRIBUTIONS TO THE GENERAL PARTNER. Under MHP2's partnership agreement, the General Partner does not receive fees or compensation in connection with managing the affairs of MHP2 but the General Partner and its affiliates are reimbursed for certain costs and expenses incurred on behalf of MHP2. The following information has been prepared to compare the amount of reimbursements paid and cash distributions made by MHP2 to the General Partner and its affiliates to the amounts that would have been paid if the reimbursement and distribution structure which will be in effect after the REIT Conversion had been in effect for the periods presented.

  Following the REIT Conversion, Host REIT will be operated as a self-administered REIT and as a result no reimbursements or other compensation will be received by the General Partner.

  During the First Quarter 1998 and fiscal years 1997, 1996 and 1995 amounts actually paid by MHP2 to the General Partner are shown below under "Historical" and the estimated amounts that would have been paid had the REIT Conversion been in effect for the periods presented (assuming the Full Participation Scenario) are shown under "Pro Forma."

                                  MHP2 Supp-13

          HISTORICAL AND PRO FORMA REIMBURSEMENTS AND DISTRIBUTIONS
                   TO THE GENERAL PARTNER AND ITS AFFILIATES
                                (IN THOUSANDS)


                                                       FIRST QUARTER             FISCAL YEAR
                                                       -------------   --------------------------
                                                           1998          1997      1996     1995
                                                       -------------   --------   -------   -----

Historical
   Reimbursements                                           $  97    $   351    $  225   $   89
   Distributions/(2)/                                          --     11,788     8,047      187
                                                            -----    -------    ------   ------
           Total Historical                                 $  97    $12,139    $8,272   $  276
                                                            =====    =======    ======   ======

Pro Forma

   Reimbursements                                          $   --    $    --     $  --   $   --

   Distributions attributable to Units/(1)/                   N/A        N/A       N/A      N/A
                                                           ------    -------    ------   ------
           Total Pro Forma                                 $   --    $    --     $  --   $   --
                                                           ======    =======    ======   ======

___________
/(1)/The OP Units to be received by Host in connection with the REIT Conversion will be equal to the number of shares of Host's outstanding common stock and not allocated based upon their interests in any of the Partnerships, including MHP2. Thus, the distributions received by Host and its affiliates by way of their interests in the Partnerships, including MHP2, cannot be determined on a pro forma basis.

/(2)/In 1996, MHPII Acquisition Corp. an affiliate of the General Partner purchased a controlling interest in MHP2. Distributions to the General Partner were $225,000, $185,000 and $187,000 for the fiscal years ended December 31, 1997, 1996 and 1995, respectively and to the Limited Partnership Units purchased by MHP II Acquisition Corp. during the tender offer were $11,563,000, $7,862,000 and $22,000 for the fiscal years ended December 31, 1997, 1996 and 1995, respectively.

CERTAIN INFORMATION REGARDING THE HOTELS OWNED BY MHP2

NAME OF HOTEL                               LOCATION OF HOTEL   NUMBER OF ROOMS   DATE OPENED
-------------                               -----------------   ---------------   -----------
Marriott Rivercenter Hotel                  San Antonio, TX              999          1988
New Orleans Marriott Hotel                  New Orleans, LA            1,290          1972
San Ramon Marriott Hotel                    San Ramon, CA                368          1989
Santa Clara Marriott Hotel/(1)/             Santa Clara, CA              754          1976
                                                                       -----
 TOTAL                                                                 3,411
                                                                       =====

___________
/(1)/ MHP2 owns a 50% limited partner interest in the partnership that owns the Santa Clara Marriott Hotel and Host owns the remaining 50% interest.

     The table below sets forth certain performance information for MHP2's Hotels for the indicated periods.

                                                 First Quarter               Fiscal Year
                                              -------------------   ------------------------------
                                                1998       1997       1997       1996       1995
                                              --------   --------   --------   --------   --------
Average daily rate..........................  $154.12    $140.78    $133.75    $122.08    $115.53
Occupancy...................................     80.0%      82.9%      80.7%      81.1%      80.6%
REVPAR......................................  $123.30    $116.71    $107.94    $ 99.01    $ 93.12
% REVPAR change.............................      5.6%        --        9.0%       6.3%        --


                                  MHP2 Supp-14

MARRIOTT RIVERCENTER HOTEL, SAN ANTONIO, TEXAS

  The San Antonio Hotel is a full-service Marriott hotel located in downtown San Antonio on a leased parcel of land of approximately 2.7 acres. The Hotel is situated on the San Antonio Riverwalk and is located one block from the San Antonio Convention Center and the Alamo. It is located approximately seven miles from the San Antonio International Airport.

  The Hotel opened in October 1988. The Hotel contains 999 guest rooms, including 86 suites and 40 concierge-level guest rooms, in a 38-story building. Designed as part of the Marriott International network of convention hotels, it has extensive meeting and convention facilities, totaling 58,300 square feet, including (i) a 40,000 square foot grand ballroom and (ii) 36 meeting rooms. Hotel facilities also include two restaurants, two lounges, a health club, an indoor/outdoor pool, a gift shop and a 650-space underground parking garage.

  Capital Improvements. The Hotel is scheduled to complete a combined Softgoods and Casegoods renovation of all of its guest rooms at an estimated cost of $12.5 million in 2000 and 2001.

  Competition. The primary competition for the Hotel comes from the following two first-class hotels in downtown San Antonio: (i) the Hyatt Regency and (ii) the Hilton Palacio del Rio Hotel. These two competitors contain an aggregate of approximately 1,100 rooms and 50,300 square feet of meeting space. The San Antonio Marriott Riverwalk Hotel, which opened in 1980 and is managed by Marriott International, is located across the street from the San Antonio Hotel. Currently, the marketing and sales groups work together and the two management teams are currently exploring the possibility of working more closely together to maximize efficiencies. The San Antonio Marriott Riverwalk Hotel and another area hotel, the Plaza San Antonio Hotel are both owned by Host Marriott. In addition, other hotels in the San Antonio area also compete with the San Antonio Hotel; however, these differ from the San Antonio Hotel in terms of size, room rates, facilities, amenities and services offered, market orientation and/or location. None of these other hotels are operated as part of the Marriott International full-service hotel system.

  In February 1997, the Residence Inn Alamo Plaza opened with 220 rooms. In August of 1997, the Adams Mark Hotel opened on the Riverwalk with 410 rooms and 25,000 square feet of meeting space. Both hotels are in the San Antonio Hotel's immediate market area and it is expected that the San Antonio Hotel will compete directly with the Adams Mark Hotel for transient business. The downtown San Antonio market has experienced a total room increase of 780 rooms in 1997, of which the only full-service property is the Adams Mark Hotel. In addition, the demand in this market is at a level that has created interest by a number of parties in expanding existing properties and/or developing new full-service hotels. Construction is underway on the expansion of the San Antonio Convention Center which will bring its size to 500,000 square feet, thus ranking it as the 12th largest convention center in the country. It is likely that the expansion to the Convention Center will create demand for additional hotel rooms in the San Antonio market. While it is difficult to predict the ultimate outcome of this proposal, it is likely that hotel rooms will be added to the market and, therefore, increase the San Antonio Hotel's competition.

  Ground Lease. The San Antonio Hotel is located on a site that is leased from an unrelated third party for an initial term expiring December 31, 2013. To facilitate the refinancing, the Partnership exercised its option to extend the land lease for an additional 20-year period. Therefore, the term of the San Antonio land lease expires on December 31, 2033. The Partnership has the option to extend the term for up to three successive terms of ten years each. The lease provides for annual rental during the term of the lease equal to the greater of $700,000 or 3.5% of annual gross room sales.

NEW ORLEANS MARRIOTT HOTEL, NEW ORLEANS, LOUISIANA

  The New Orleans Hotel is a full-service Marriott hotel located on approximately 1.88 acres of fee-owned land in the central business district in downtown New Orleans on the western boundary of the famous French Quarter. The Hotel is situated on Canal Street, the primary commercial route through the downtown area. It is located approximately 12 miles from the New Orleans International Airport.


  The Hotel, which opened in July 1972, currently contains 1,290 guest rooms, including 54 suites and 48 concierge-level guest rooms. The Hotel is comprised of the original 42-story River Tower and the 20-story Quarter Tower. Designed as part of the Marriott International network of convention hotels, it has extensive meeting and convention facilities, totaling 80,000 square feet, including (i) a 27,100 square foot grand ballroom, which is the largest hotel ballroom in New Orleans, (ii) a 10,400 square foot junior ballroom and (iii) 25 meeting rooms. Hotel facilities also include three restaurants, three lounges, a health club, an outdoor pool, a business center, a gift shop and a 475-space parking garage.

  Capital Improvements. The Hotel had 924 guest rooms when it originally opened in 1972. A 400-room expansion was completed in 1979. The Hotel underwent an $11.4 million renovation in 1988 which included reconfiguring certain guest rooms, including 54 suites and 48 concierge-level guest rooms. The completion of these two projects resulted in the 1,290 guest room count that the Hotel currently contains. The Hotel is currently undergoing a complete refurbishment of all of its guest rooms at an estimated cost of $13.0 million, which will include the replacement of the carpeting, bedspreads, upholstery, drapes and other similar items ("Softgoods") and also the dressers, chairs, beds and other furniture ("Casegoods"). This renovation is expected to be completed in July 1998. In addition, the Hotel recently completed a lobby and restaurant renovation at a cost of $2.1 million.

                                  MHP2 Supp-15

  Competition. The primary competition for the New Orleans Hotel comes from the following three first-class convention oriented hotels in the central business district of New Orleans: (i) the Sheraton New Orleans Hotel, (ii) the Hyatt Regency New Orleans Hotel and (iii) the New Orleans Hilton Riverside and Towers Hotel. These three competitors contain an aggregate of approximately 3,900 rooms and 254,000 square feet of meeting space. In addition, other hotels in the New Orleans area also compete with the New Orleans Hotel; however, these differ from the New Orleans Hotel in terms of size, room rates, facilities, amenities and services offered, market orientation and/or location. None of these other hotels are operated as part of the Marriott International full-service hotel system. As a major convention facility, the New Orleans Hotel also competes with similar facilities throughout the country.

  A number of smaller hotel products entered the market in 1997 adding a total of 1,225 rooms and an additional 724 rooms are expected to be completed in 1998. None of these products are direct competitors of the New Orleans Hotel and no new direct competitors are expected to open in New Orleans in the near-term. However, the overall increase in room supply will affect the Hotel in periods of weak demand.

SAN RAMON MARRIOTT HOTEL, SAN RAMON, CALIFORNIA

  The San Ramon Hotel is a full-service Marriott hotel located within the Bishop Ranch Business Park in San Ramon, California approximately 40 miles east of San Francisco and approximately 20 miles east of Oakland. The Hotel is located on a leased parcel of land of approximately 11.8 acres. It is located approximately 18 miles from the Oakland International Airport and 35 miles from the San Francisco International Airport.

  The Hotel opened in June 1989 and contains 368 guest rooms, including six suites and 72 concierge-level guest rooms, in a six-story building. The Hotel has approximately 16,300 square feet of meeting and banquet space, including (i) a 10,000 square foot main ballroom, (ii) a 5,000 square foot junior ballroom and
(iii) six meeting rooms. Hotel facilities also include a restaurant, a lounge, a heated outdoor pool, an exercise room, a sundry shop and outdoor parking for over 560 cars.

  Capital Improvements. In January 1997, the Hotel completed a $1.2 million Softgoods renovation project. In addition, during 1997, the Hotel completed a combined Softgoods and Casegoods refurbishment of its six suites.

  Competition. The primary competition for the San Ramon Hotel comes from the following three hotels: (i) the Pleasanton Hilton Inn, (ii) the Four Points Hotel by Sheraton and (iii) the Marriott Residence Inn San Ramon. These three competitors contain an aggregate of approximately 600 rooms and 21,000 square feet of meeting space. In addition, other hotels in the San Ramon area also compete with the San Ramon Hotel; however, these differ from the San Ramon Hotel in terms of size, room rates, facilities, amenities and services offered, market orientation and/or location. None of these other hotels are operated as part of the Marriott International full-service hotel system. In 1997, 225 limited service rooms were added to the market and another 640 are expected by June 1998. No new full-service competition is expected to open in the San Ramon area in the near-term.

  Ground Lease. The San Ramon Hotel is located on a site that is leased from an unrelated third party for an initial term expiring in May 2014. To facilitate the refinancing, the Partnership exercised its option to extend the land lease for an additional 20-year period. Therefore, the current term of the San Ramon land lease expires in May 2034. The Partnership has the option to extend the term for up to three successive terms of ten years each. The lease provides for annual rental during the term of the lease equal to the greater of $350,000 or 3% of annual gross sales. The minimum rent of $350,000 may be adjusted upward beginning in June 1995, and every fifth year thereafter, to an amount equal to 75% of the average rent paid during the three years immediately preceding the applicable five-year period. No such adjustment was necessary in June 1995.

SANTA CLARA MARRIOTT HOTEL, SANTA CLARA, CALIFORNIA

  The Santa Clara Hotel is a full-service Marriott hotel located in Santa Clara, California on two leased parcels of land, totaling approximately 21.9 acres.
The Hotel is situated in the center of "Silicon Valley," approximately one mile from the Santa Clara Convention Center. It is located approximately four miles from the San Jose International Airport and 36 miles from the San Francisco International Airport.

  The Hotel opened in June 1976. The Hotel contains 754 guest rooms, including 25 suites and 76 concierge-level guest rooms. The Hotel consists of two towers (one 13 stories and one 10 stories) and a series of two-and three-story buildings, all of which are interconnected. The Hotel has approximately 24,000 square feet of meeting and banquet space, which includes three separate ballrooms, with a total of 20,200 square feet, and six meeting rooms. Hotel facilities also include two restaurants, two lounges, an indoor/outdoor pool, an exercise room, a game room, a gift shop and outdoor parking for over 1,200 cars.

  Capital Improvements. In 1998, the Hotel is scheduled to complete a Softgoods renovation of 202 rooms at an approximate cost of $1.8 million and a combined Softgoods and Casegoods refurbishment of 264 rooms at an approximate cost of $2.2 million.

                                  MHP2 Supp-16

  Competition. The primary competition for the Santa Clara Hotel comes from the following three hotels: (i) the Westin Santa Clara Hotel, (ii) the Doubletree San Jose and (iii) the Embassy Suites Santa Clara Hotel. These three competitors contain an aggregate of approximately 1,300 rooms and 46,000 square feet of meeting space. In addition, other hotels in the Santa Clara area also compete with the Santa Clara Hotel; however, these differ from the Santa Clara Hotel in terms of size, room rates, facilities, amenities and services offered, market orientation and/or location. None of these other hotels are operated as part of the Marriott International full-service hotel system. No new competition is expected to open in the Santa Clara area in the near-term.

LEGAL PROCEEDINGS

     Two groups of limited partners of Marriott Hotel Properties II Limited Partnership ("MHP2"), are each asserting putative class claims in a lawsuit, Leonard Rosemblum, as Trustee of the Sylvia Bernie Rosemblum Trust, et al. V. Marriott MHP TWO Corporation, et al., case No. 96-8377-CIV-HURLEY, and Mackenzie Patterson Special Fund 2, L.P. et al. V. Marriott MHP TWO Corporation, et al., Case NO. 97-8989-CIV HURLEY respectively, against Host and certain of its affiliates alleging that the defendants violated their fiduciary duties and engaged in fraud and coercion in connection with a tender offer for MHP2 units.

AMENDMENTS TO MHP2'S PARTNERSHIP AGREEMENT

     In order to allow the Hotels of MHP2 to be leased to SLC in connection with the Merger and the REIT Conversion, MHP2's partnership agreement must be amended. Currently, there is no provision in MHP2's partnership agreement to allow MHP2's Hotels to be leased. Therefore, Section 5.02B of MHP2's partnership agreement must be amended to add a new paragraph 5.02B(xiii) to read as follows:

     (xiii) lease or consent to the lease, directly or indirectly, in one transaction or a series of related transactions of any or all of the Hotels.

      Other Amendments.  Amendments to certain terms and sections of MHP2's
      ----------------
partnership agreement would be made in order to (i) reduce to one the number of appraisals of the fair market value of MHP2's Hotels that MHP2 must provide to the MHP2 Limited Partners before the General Partner can cause MHP2 to sell assets to the General Partner or an affiliate, (ii) delete certain obsolete references to entities and agreements that are no longer in existence, (iii) update MHP2's partnership agreement to reflect the passage of time since the formation of MHP2 and (iv) make any other amendments to MHP2's partnership agreement deemed necessary or advisable, in the sole discretion of the General Partner, in connection with the consummation of the Mergers and the REIT Conversion. The General Partner does not believe that these amendments would affect the rights of the MHP2 Limited Partners in any material respect nor the duties and obligations of the General Partner. These changes are included, along with the other proposed amendments, in the copy of MHP2's partnership agreement, as proposed to be amended, which is attached hereto. The amended MHP2 partnership agreement is marked to indicate the revisions made to the existing MHP2 partnership agreement and should be read in its entirety. Deleted provisions are contained in brackets and struck through and added provisions are in bold type and underlined.

     The vote required for such amendments is a majority of the outstanding limited partnership interests. The General Partner and its affiliate collectively own 52.7% of the outstanding limited partnership interests. In connection with the amendment, the General Partner and its affiliate must vote all of their limited partnership interests in the same manner as the majority of limited partnership interests constituting a quorum vote. A majority of limited partnership interests held by Limited Partners constitutes a quorum.

     THE GENERAL PARTNER RECOMMENDS THAT MHP2 LIMITED PARTNERS VOTE TO APPROVE THE REQUESTED AMENDMENTS TO THE MHP2 PARTNERSHIP AGREEMENT.

                         FAIRNESS ANALYSIS AND OPINION

FAIRNESS ANALYSIS

     The General Partner believes that the terms of the Merger provide substantial benefits and are fair to the Limited Partners of MHP2 and recommends that all Limited Partners of MHP2 consent to the Merger. The General Partner bases this recommendation primarily on (i) its view that the expected benefits of the Merger for the MHP2 Limited Partners outweigh the risks and potential detriments of the Merger to the MHP2 Limited Partners (see "Background and Reasons for the Mergers and the REIT Conversion -- Reasons for the Mergers" and "Risk Factors"), (ii) its view that the value of the OP Units allocable to the MHP2 Limited Partners on the basis of the Exchange Value established for MHP2 represents fair consideration for the Partnership Interests held by the MHP2 Limited Partners and is fair to the MHP2 Limited Partners from a financial point of view, and (iii) the Fairness Opinion of AAA stating that (a) the methodologies and underlying assumptions used to determine the Exchange Value, the Adjusted Appraised Value, the Continuation Value and the Liquidation Value of MHP2 and each other Partnership, including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels, are fair and reasonable, from a financial point of view, to the Limited Partners of MHP2 and each other Partnership and (b) the methodologies used to determine the value of an OP Unit and to allocate the equity interest in the Operating Partnership to be received by the MHP2 Limited Partners and the Limited Partners of each Partnerships are fair and reasonable to the MHP2 Limited Partners and the Limited Partners of each other Partnership.

     The Merger is not conditioned upon the consummation of the other Mergers. The General Partner has considered this fact in evaluating the fairness of the Merger. The General Partner believes that the fairness of the Merger will not be materially affected by the presence or absence of any other individual Partnership or by any particular combination of other Partnerships and that the Merger will be fair to the MHP2 Limited Partners, individually and as a whole, if it is consummated with any combination of other Participating Partnerships. The General Partner bases this belief primarily on the fact that the consideration to be paid to the MHP2 Limited Partners has been established based upon MHP2's Exchange Value, without regard to any possible combination of other Partnerships.

                                  MHP2 Supp-17

     In reaching the conclusions implicit in the above recommendation, the General Partner has taken into account the following considerations:

      . The General Partner has concluded that the Exchange Value for MHP2 which is equal to the greatest of its Adjusted Appraised Value, Continuation Value and Liquidation Value, represents fair consideration for the Partnership Interests of the MHP2 Limited Partners in the Merger in relation to MHP2. The General Partner also has concluded that the Exchange Value established for the MHP2 Limited Partners fairly reflects the value of the assets held by MHP2. In addition, the Fairness Opinion supports these conclusions.

      . The General Partner has concluded that the potential benefits of the Merger to the MHP2 Limited Partners, as described under "Background and Reasons for the Mergers and the REIT Conversion -- Reasons for the Mergers," outweigh the potential risks and detriments of the Merger for the MHP2 Limited Partners, as described in "Risk Factors."

      . The Fairness Opinion, in the view of the General Partner, supports the fairness of the Merger, even though it includes qualifications, limitations and assumptions relating to its scope and other factors that MHP2 Limited Partners should consider carefully.

      . Host will contribute its wholly owned full-service hotel assets, its interests in the Hotel Partnerships and its other assets (excluding its senior living assets) to the Operating Partnership in exchange for
          (i) a number of OP Units equal to the number of outstanding shares of common stock of Host, (ii) preferred partnership interests in the Operating Partnership corresponding to any shares of Host preferred stock outstanding at the time of the REIT Conversion and (iii) the assumption by the Operating Partnership of certain liabilities of Host. Following these contributions, the Operating Partnership and its subsidiaries will directly own all of Host's wholly-owned hotels and all of Host's interests in the Hotel Partnerships and other assets. Host REIT will not receive any compensation for its services as general partner to the Operating Partnership following the REIT Conversion and will benefit from the operations of the Operating Partnership only to the extent of the distributions received based upon its percentage interest in the Operating Partnership to the same extent as the other limited partners. Because Host REIT will share in the value of the Operating Partnership solely through distributions and not through any separate compensation structure, the General Partner believes that this is a factor supporting the fairness of the Merger to the MHP2 Limited Partners.

      . The General Partner believes that the value of the consideration to be received by the MHP2 Limited Partners in the Merger is fair in relation to the value which would be derived by such Limited Partners under any of the alternatives described under "Background and Reasons for the Mergers and the REIT Conversion -- Alternatives to the Mergers," especially since the Exchange Value of MHP2 is equal to its Adjusted Appraised Value, which is the greatest of the three values the Adjusted Appraised Value, the Continuation Value and the Liquidation Value. The General Partner does not believe that the sale of any of MHP2's Hotels and liquidation of MHP2 will obtain for MHP2 Limited Partners as much value as the value to be received by such MHP2 Limited Partners following the Merger. The General Partner believes that the following benefits are of the greatest value and importance to the MHP2 Limited Partners:

      . Enhanced Liquidity. The Mergers and the REIT Conversion will offer MHP2 Limited Partners significantly enhanced liquidity with respect to their investments in MHP2 because, after the expiration of the Initial Holding Period, MHP2 Limited Partners will be able to exercise their Unit Redemption Right at any time, subject to certain limited exceptions. Host has approximately 204 million shares of common stock outstanding and the closing price on the NYSE on May 28, 1998 was $19.4375 per share (reflecting a total common equity market capitalization of approximately $4 billion). The exercise of the Unit Redemption Right, however, generally would result in recognition of taxable income or gain at that time.

      . Public Market Valuation. The General Partner believes that by exchanging interests in which is a non-traded limited partnership for interests in a publicly traded real estate company focused primarily on a more diverse and growing full-service hotel portfolio, the MHP2 Limited Partners will have the opportunity to participate in the recent trend of ownership of real estate through a publicly traded entity, which, in many instances, has resulted in market valuations of public real estate companies in excess of the estimated net asset values of those companies.

                                  MHP2 Supp-18

      . Regular Quarterly Cash Distributions. The General Partner expects that the Operating Partnership will make regular quarterly cash distributions to holders of OP Units. The General Partner expects that while the estimated 1998 cash distributions of MHP2 will be higher, the ability to receive distributions quarterly and in regular amounts would be enhanced.

      . Substantial Tax Deferral. The General Partner expects that MHP2 Limited Partners who do not elect to receive Notes generally should be able to obtain the benefits of the Merger while continuing to defer recognition for federal income tax purposes of at least a substantial portion, if not all, of the gain with respect to their Partnership Interests that otherwise would be recognized in the event of a liquidation of MHP2 or a sale or other disposition of its assets in a taxable transaction

      . The General Partner believes that the economic terms of the leases of the MHP2 Hotels are fair and reasonable from the standpoint of the Operating Partnership.

     The General Partner believes that the factors described above, which support the fairness of the Merger to the MHP2 Limited Partners, when weighed against the factors that may be disadvantageous, taken as a whole, indicate that the Merger is fair to the MHP2 Limited Partners.

     AAA, an independent financial advisory firm with substantial real estate and partnership transaction experience, was engaged by the General Partner and the other General Partners to perform the Appraisals and to render the Fairness Opinion that (i) the methodologies and underlying assumptions used to determine the Exchange Value, the Adjusted Appraised Value, the Continuation Value and the Liquidation Value of MHP2 and each other Partnership, including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels, are fair and reasonable, from a financial point of view, to the MHP2 Limited Partners and the Limited Partners of each other Partnership, and (ii) the methodologies used to determine the value of an OP Unit and to allocate the equity in the Operating Partnership to be received by the MHP2 Limited Partners and the Limited Partners of each Partnership are fair and reasonable to the MHP2 Limited Partners and the Limited Partners of each other Partnership. The Fairness Opinion is addressed to each Partnership and it may be relied upon by each of the MHP2 Limited Partners and the Limited Partners of the other Partnerships. The full text of the Fairness Opinion, which contains a description of the assumptions and qualifications applicable to the review and analysis by AAA, is set forth in Appendix B to the Consent Solicitation and should be read in its entirety. The material assumptions and qualifications to the Fairness Opinion are summarized below, although this summary does not purport to be a complete description of the various inquiries and analyses undertaken by AAA in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex analytical process not necessarily susceptible to partial analysis or amenable to summary description. For a more complete description of the assumptions and qualifications that limit the scope of the Fairness Opinion, see " Qualifications to Fairness Opinion" and " Assumptions" below.

     Although the General Partner advised AAA that certain assumptions were appropriate in its view, the General Partner imposed no conditions or limitations on the scope of the investigation by AAA or the methods and procedures to be followed by AAA in rendering the Fairness Opinion. The fees and expenses of AAA will be treated as a Merger Expense and will be paid by the Operating Partnership. In addition, the General Partner has agreed to indemnify AAA against certain liabilities. See "-- Compensation and Material Relationships."

     QUALIFICATIONS TO FAIRNESS OPINION. In the Fairness Opinion, AAA specifically states that it did not: (a) specifically consider other methodologies for allocation of the OP Units, (b) address or conclude that other methodologies for allocation of the OP Units to the MHP2 and the other Partnerships might not have been more favorable to the Limited Partners in certain of the Partnerships, (c) negotiate with MHP2, the other Partnerships or Host, (d) participate in establishing the terms of the Merger and the other Mergers, (e) provide an opinion as to the terms and conditions of the Merger and the other Mergers other than those explicitly stated in the Fairness Opinion,
(f) make any independent review of the capital expenditure estimates set forth in the Engineering Study, (g) make any estimates of MHP2's and each other Partnership's contingent liabilities.

     In connection with preparing the Fairness Opinion, AAA was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the analysis set forth in Appendix
B. AAA will not deliver any additional written opinion of the analysis, other than to update the written opinion if requested by the Operating Partnership.

     EXPERIENCE OF AAA.    AAA is the world's largest independent valuation
consulting firm and is regularly and continually engaged in the valuation of commercial real estate and businesses and their securities in connection with tender offers, mergers and acquisitions, recapitalizations and reorganizations, divestitures, employee stock ownership plans, leveraged buyout plans, private placements, limited partnerships, estate and corporate matters, other financial advisory matters and other valuation purposes.

     AAA was selected because of its experience in the valuation of businesses and their securities in connection with tender offers, mergers and acquisitions, recapitalizations and reorganizations, including transactions involving hotel partnerships. In addition, Host and its affiliates have previously engaged AAA to provide appraisals and fairness opinions in connection with other transactions. The General Partner and the other General Partners considered several other firms for purposes of performing the appraisals and rendering the Fairness Opinion, but selected AAA for the foregoing reasons.

     SUMMARY OF MATERIALS CONSIDERED AND INVESTIGATION UNDERTAKEN. As a basis for rendering for Fairness Opinion, AAA has made such reviews, studies and analyses as it deemed necessary and pertinent in order to provide it with a reasonable basis for the Fairness Opinion, including, but not limited to, the following: (i) reviewed the transaction documents and SEC reporting and/or filing documents, including drafts of the Form S-4 for the Mergers; (ii) provided the Market Value of each Hotel owned by each Partnership in a separate short form appraisal report and each such report was reviewed and certified by an MAI appraiser as to its preparation in accordance with the requirements of the Standards of Professional Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation; as part of the Appraisals, AAA reviewed historical operating statements, 1998 budget and year-to-date results, and other financial information as it deemed necessary as a basis for the Fairness Opinion and the Appraisals also considered market transactions of similar lodging properties as appropriate as a basis for the Market Value of each Hotel; (iii) reviewed the methodologies used by each of the General Partners in their determination of the Exchange Value of each Partnership, including the nature and amount of all adjustments to the Appraised Values in determining such Exchange Values; AAA reviewed and tested for the fairness and reasonableness of all adjustments as well as for consideration of all adjustments deemed to be appropriate by AAA;
(iv) reviewed the methodologies used by each of the General Partners in their determination of the value of an OP Unit and the allocation of the equity interest in the Operating Partnership to be received by the limited partners of each Partnership, and AAA reviewed and tested for the fairness and reasonableness of the methods and measurements made by the General Partners;
(v) reviewed the

                                  MHP2 Supp-19

General Partners' determination of the Liquidation Value of each Partnership, and AAA reviewed and tested for the fairness and reasonableness of all adjustments proposed by the General Partners, as well as for consideration of all adjustments deemed appropriate by AAA; (vi) provided an estimate of the Continuation Value of each Partnership based upon the estimated present value of expected benefits to be received by each limited partner interest as though the Mergers did not occur and each Partnership's assets were sold within a twelve year period; AAA, as part of its analysis and review, determined appropriate rates of growth in house profit or net operating income, as well as reviewed other key variables affecting partnership cash flows and other economic/financial factors affecting the Partnerships' expected operations and results;(vii) reviewed the terms of the ground leases of the Hotels and the partnership agreement of each Partnership; (viii) reviewed audited and unaudited historical income statements, balance sheets and statements of sources and uses of funds of each Partnership and Host and pro forma financial information for Host REIT; (ix) reviewed audited and unaudited historical operating statements of each Hotel, as well as current operating statements and budgets;
(x) conducted real estate valuation and financial due diligence with respect to the Partnerships and their underlying assets, liabilities and equity; (xi) reviewed internal Marriott International, Host and Partnership financial analyses and other internally generated data for each Hotel; and (xii) discussed all of the foregoing information, where appropriate, with management of Marriott International, Host and the Partnerships, and their respective employees.

     ASSUMPTIONS. In rendering its opinion, AAA relied, without independent verification, on the accuracy and completeness in all material respects of certain relevant publicly available information and information provided to AAA by the Host and the Hotels. AAA assumed that all information furnished by Host, the Hotels and the Partnerships and their representatives, upon which AAA relied, presented and accurate description in all material respects of the current and prospective status of the Hotels and the Partnerships from an operational and financial point of view. AAA also noted that the Fairness Opinion was based upon financial, economic, market and other considerations as they existed and could be evaluated on the date thereof.

     CONCLUSIONS. AAA concluded that, based upon and subject to its analysis and assumptions and limiting conditions, and as of the date of the Fairness
Opinion: (i) the methodologies used to determine the Exchange Value, the Adjusted Appraised Value, the Continuation Value and the Liquidation Value each Partnership, including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of each of the Hotels, are fair and reasonable, from a financial point of view, to the MHP2 Limited Partners and the Limited Partners of each Partnership, and (ii) the methodologies used to determine the value of an OP Unit and to allocate the equity interest in the Operating Partnership to be received by the MHP2 Limited Partners and the Limited Partners of each Partnership are fair and reasonable to the Limited Partners of each Partnership.

     COMPENSATION AND MATERIAL RELATIONSHIPS. AAA has been paid a fee of $________ for its services as described herein, including the Appraisals and preparing to deliver the Fairness Opinion. In addition, AAA will be reimbursed for all reasonable out-of-pocket expenses, including legal fees, and will be indemnified against certain liabilities, including certain liabilities under the securities laws. The fee was negotiated between Host, the General Partners and AAA. Payment of the fee to AAA is not dependent upon completion of the Mergers. AAA has been previously engaged by Host and its affiliates to provide fairness opinions in connection with other transactions.

VOTING PROCEDURES

     The consent of Limited Partners holding more than 50% of the outstanding limited partnership interests in MHP2 is required for participation in the Merger. The General Partner and its affiliate collectively own 52.7% of the outstanding limited partnership interests. The General Partner and its affiliate must vote all of their limited partnership interests in the same manner as the majority of limited partnership interests constituting a quorum vote. A majority of limited partnership interests held by Limited Partners constitutes a quorum.

     A MHP2 Limited Partner may mark the Consent Form to vote "FOR," "AGAINST" or "ABSTAIN" with respect to participation in the Merger by MHP2. THE FAILURE OF A LIMITED PARTNER OF MHP2 TO VOTE WILL MEAN THAT SUCH LIMITED PARTNER'S PARTNERSHIP INTEREST WILL NOT BE COUNTED FOR PURPOSES OF ESTABLISHING A QUORUM AND WILL NOT AFFECT THE MARKET IN WHICH HOST IS REQUIRED TO VOTE ITS LIMITED PARTNERSHIP INTERESTS. A CONSENT FORM THAT IS PROPERLY SIGNED BUT NOT MARKED WILL BE VOTED FOR THE MERGER. The voting procedures applicable to MHP2 Limited Partners are set forth in the Consent Solicitation under the heading "Voting Procedures -- Required Vote and Other Conditions."

FEDERAL INCOME TAX CONSIDERATIONS

     In addition to the federal income tax considerations discussed in the sections of the Consent Solicitation entitled "Federal Income Tax Considerations" and "Risk Factors -- Federal Income Tax Risks," MHP2 Limited Partners should read carefully the following discussion of federal income tax considerations applicable specifically to the MHP2 Limited Partners. The information included in this discussion is based upon various factual assumptions and information which are believed by the Operating Partnership and the General Partner to be reliable. However, some of these assumptions inevitably will not materialize, and unanticipated events and circumstances will occur. Therefore, there likely will be differences between the information provided herein, including the numerical data and estimates, and actual results, and the variations may be material and adverse.

  APPLICABILITY OF TAX OPINIONS

     Hogan & Hartson L.L.P. ("Hogan & Hartson"), counsel to Host REIT, Host, and the Operating Partnership, has provided to Host REIT and the Operating Partnership an opinion letter (substantially in the form of Appendix C to the Consent Solicitation) as to certain federal income tax consequences to the Operating Partnership and the MHP2 Limited Partners resulting from the Mergers and the REIT Conversion. The opinion letter is based upon certain assumptions and certain representations provided by Host REIT, Host, the Operating Partnership and the General Partners. These representations generally involve factual matters relating to the organization, ownership and operations (including the income, assets, businesses, liabilities and properties) of the Partnerships and Hotels contributed to the Operating Partnership by Host and the Blackstone Entities prior to the Mergers and of Host REIT, the Operating Partnership and the Hotel Partnerships following the Mergers and the REIT Conversion. In addition, on the Closing Date, Hogan & Hartson expects to provide to Host REIT and the Operating Partnership an opinion letter (substantially in the form of Appendix D to the Consent Solicitation) as to the qualification and taxation of Host REIT as a REIT under the Code following the REIT Conversion. See "Federal Income Tax Considerations -- Summary of Tax Opinions" in the Consent Solicitation.

     Each opinion provided by Hogan & Hartson in the opinion letter that is substantially in the form of Appendix C to the Consent Solicitation is applicable to the MHP2 Limited Partners.

     The opinions already rendered by Hogan & Hartson are based on the Code and Treasury Regulations in effect on the date hereof, current administrative interpretations and positions of the IRS and existing court

                                  MHP2 Supp-20
decisions, and the opinions to be rendered by Hogan & Hartson on the Closing Date will be based on the same authorities as of the Closing Date. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change the law or the above conclusions reached by counsel. In addition, any such change could apply retroactively to transactions preceding the date of change. Moreover, opinions of counsel merely represent counsel's best judgment with respect to the probable outcome on the merits and are not binding on the IRS or the courts. Accordingly, even if there is no change in applicable law, no assurance can be provided that such opinions (which do not bind the IRS or the courts) will not be challenged by the IRS or will be sustained by a court if so challenged. With the one exception described below (see "-- Tax Consequences of the Merger -- Deemed Cash Distribution and Resulting Taxable Gain") and in the Consent Solicitation under "Federal Income Tax Considerations -- Tax Consequences of the Mergers -- IRS Ruling Request Regarding Allocation of Partnership Liabilities," neither Host REIT, the Operating Partnership nor the General Partners have requested or plan to request any rulings from the IRS concerning the tax consequences of the Merger or the treatment of either the Operating Partnership or Host REIT subsequent to the REIT Conversion.

  TAX CONSEQUENCES OF THE MERGER

  Overview.  Hogan & Hartson has provided an opinion to the effect that the
  --------
Merger will not result in the recognition of taxable gain or loss at the time of the Merger to an MHP2 Limited Partner (i) who does not exercise his Unit Redemption Right on a date sooner than the date two years after the date of the consummation of the Merger; (ii) who does not receive a cash distribution (or a deemed cash distribution resulting from relief from liabilities, including as a result of any prepayment of the MHP2 Mortgage Debt or the Santa Clara Mortgage
Debt) in connection with the Merger or the REIT Conversion in excess of his aggregate adjusted basis in his MHP2 Partnership Units at the time of the Merger; (iii) who does not elect to receive a Note in exchange for his OP Units in connection with the Merger (the "Note Election"); (iv) who is not required to recognize gain by reason of the exercise by another MHP2 Limited Partner of his right to make the Note Election (which, in counsel's opinion, described below, should not be the result of such election); and (v) who does not have his "at risk" amount fall below zero as a result of the Merger or the REIT Conversion. See "Federal Income Tax Considerations -- Summary of Tax Opinions" in the Consent Solicitation.

  With respect to the foregoing exceptions to nonrecognition treatment, the Operating Partnership and the General Partner believe as follows: (i) an MHP2 Limited Partner who acquired his MHP2 Partnership Units in the original offering of such Partnership Units and who has held such Partnership Units at all times since would not be considered to receive, as a result of the Merger, a distribution (or a deemed cash distribution resulting from relief from liabilities) that exceeds his aggregate adjusted basis in his MHP2 Partnership Units at the time of the Merger, and would not have his "at risk" amount fall below zero as a result of the Merger, even if all of the MHP2 Mortgage Debt and Santa Clara Mortgage Debt were to be repaid in connection with the Merger or the REIT Conversion, and (ii) none of the personal property owned by MHP2 will need to be sold to a Non-Controlled Subsidiary in connection with the REIT Conversion. See "Federal Income Tax Considerations -- Tax Consequences of the Mergers -- Overview" in the Consent Solicitation.

  With respect to the effects of an MHP2 Limited Partner's election to receive a
Note in exchange for his OP Units in connection with the Merger, Hogan & Hartson is of the opinion that although the matter is not free from doubt, an MHP2 Limited Partner who does not elect to receive a Note in connection with the Merger should not be required to recognize gain by reason of another MHP2 Limited Partner's exercise of such right. With respect to the exercise of a Unit Redemption Right, Hogan & Hartson is of the opinion that it is more likely than not that an MHP2 Limited Partner's exercise of his Unit Redemption Right more than one year after the date of consummation of the Merger but less than two years after such date will not cause the Merger itself to be a taxable transaction for the MHP2 Limited Partner (or the other MHP2 Limited Partners). See "Federal Income Tax Considerations -- Summary of Tax Opinions" in the Consent Solicitation. Opinions of counsel, however, do not bind the IRS or the courts, and no assurances can be provided that such opinions will not be challenged by the IRS or will be sustained by a court if so challenged.

                                  MHP2 Supp-21

  Deemed Cash Distribution and Resulting Taxable Gain.  With respect to his MHP2
  ---------------------------------------------------
Partnership Units, an MHP2 Limited Partner will receive no actual cash distribution in connection with the Merger but would be deemed to receive a cash distribution in connection with the Merger to the extent that his share of Operating Partnership liabilities immediately after the Merger and the REIT Conversion is less than his share of MHP2 liabilities immediately prior to the Merger. For example, any prepayment of the MHP2 Mortgage Debt or the Santa Clara Mortgage Debt or debt encumbering other Hotels may result in a deemed cash distribution to the MHP2 Limited Partners. See "Federal Income Tax Considerations -- Tax Consequences of the Mergers -- Relief from Liabilities/Deemed Cash Distribution" in the Consent Solicitation. Even though the MHP2 Mortgage Debt, the Santa Clara Mortgage Debt and the debt encumbering other Hotels is not expected to be repaid or refinanced in connection with the Merger and the REIT Conversion, an MHP2 Limited Partner's share of indebtedness following the Merger and the REIT Conversion may nonetheless decrease in comparison to the Limited Partner's estimated aggregate share of MHP2 indebtedness as of December 31, 1998 (calculated based on the assumption that the Merger did not occur) by reason of the manner in which the debt allocation rules work when multiple assets with different levels of leverage are consolidated into a single partnership.

  An MHP2 Limited Partner, however, would recognize taxable gain as a result of any deemed cash distribution discussed in the previous paragraph only to the extent that the deemed cash distribution were to exceed his adjusted tax basis in his MHP2 Partnership Units immediately prior to the Merger. As noted above, the Operating Partnership and the General Partner believe, based upon and subject to the assumptions and other limitations described below, that an MHP2 Limited Partner who acquired his MHP2 Partnership Units in the original offering of such Partnership Units and has held the Partnership Units at all times since the offering will have an adjusted tax basis in excess of the deemed cash distribution that might occur in connection with the Merger and the REIT Conversion, even if all MHP2 Mortgage Debt and the Santa Clara Mortgage Debt were to be repaid in connection with the Merger and the REIT Conversion, and the MHP2 Limited Partner were to have no share of any Operating Partnership indebtedness following the Merger and the REIT Conversion. Therefore, such an MHP2 Limited Partner should not recognize gain due to such deemed cash distribution resulting from the relief from liabilities in connection with the Merger and the REIT Conversion.

  The adjusted tax basis of an MHP2 Limited Partner who did not acquire his MHP2 Partnership Units in the original offering of such Partnership Units or who has not held his MHP2 Partnership Units at all times since such offering could vary materially from that of an MHP2 Limited Partner who did so. If an MHP2 Limited Partner has an adjusted tax basis in his MHP2 Partnership Units (per MHP2 Partnership Unit) that is substantially less than the adjusted tax basis of an MHP2 Limited Partner who acquired his MHP2 Partnership Units in the original offering of such Partnership Units and has held such Partnership Units at all times since, he could (although it is unlikely) recognize gain due to any deemed cash distribution resulting from the relief from liabilities in connection with the Merger and the REIT Conversion.

     The Operating Partnership has no current plan or intention to cause the prepayment of the MHP2 Mortgage Debt or the Santa Clara Mortgage Debt or, except as described in the Consent Solicitation, any of the nonrecourse liabilities encumbering the Hotels owned by the other Partnerships. The Operating Partnership, however, will have to repay mortgage indebtedness securing the Hotels owned by the Partnerships at the time such indebtedness matures. There can be no assurance that at such time the Operating Partnership will be able to secure nonrecourse mortgage indebtedness secured only by those Hotels in an amount sufficient to avoid a deemed cash distribution to the former Limited Partners in those Partnerships, including MHP2 (although such a deemed distribution of cash may or may not result in the recognition of taxable income or gain by the former MHP2 Limited Partners). Moreover, the Operating Partnership's current long-term financing strategy is to have as little debt as possible that is secured by individual Hotels and to have as much debt as possible in the form of unsecured debt, held either by the public or by institutional investors, which debt may or may not be recourse to Host REIT, as general partner of the Operating Partnership. In view of these considerations and the potential adverse consequences to Limited Partners in certain unsecured indebtedness of the Operating Partnership that is issued initially to institutional investors and is not recourse to Host REIT (i) would qualify as "nonrecourse liabilities" for purposes of Code Section 752, (ii) to the extent the proceeds thereof are applied to repay existing nonrecourse

                                  MHP2 Supp-22
mortgage indebtedness secured by one or more Hotels (including the MHP2 Mortgage Debt or the Santa Clara Mortgage Debt), would be considered to be "secured" by these Hotels for purposes of allocating the liabilities for tax basis purposes (and thus would be allocable, at least in substantial part, to the former Limited Partners in the Partnership owning those Hotels, including the MHP2 Limited Partners), and (iii) would constitute "qualified nonrecourse financing" secured by such Hotels for purposes of Code Section 465. The IRS has recently issued a ruling to that effect to another taxpayer, and has indicated to the Operating Partnership's representatives that it is favorably inclined to issue that ruling to the Operating Partnership.

     Section 465(e) Recapture.  As discussed in the Consent Solicitation, see
     ------------------------
"Federal Income Tax Considerations -- Tax Consequences of the Mergers -- Section 465(e) Recapture," the "at risk" rules of Section 465 of the Code generally apply to limit the use of partnership losses by a partner. Under Section 465(e) of the Code, a partner would be required to include in gross income, or "recapture," losses previously allowed to such partner with respect to his investment in a partnership if the amount for which the partner is "at risk" in relation to his investment in the partnership is less than zero at the close of the taxable year.

     It is possible that the consummation of the Merger and the REIT Conversion or the repayment of certain "qualified nonrecourse financing" of the Operating Partnership, the Hotel Partnerships or the Hotels contributed to the Operating Partnership by the Blackstone Entities at the time of or following the Merger and the REIT Conversion could, singularly or in combination, cause an MHP2 Limited Partner's amount at risk in relation to his investment in MHP2 (and, after the Merger, in the Operating Partnership) to be reduced below zero, resulting in an income inclusion to the Limited Partner under Section 465(e) of the Code. Currently, all of the current debt of MHP2 constitutes "qualified nonrecourse financing" and the Operating Partnership expects that most of the current debt with respect to the other Hotel Partnerships and the Hotels contributed by the Blackstone Entities that will be assumed by the Operating Partnership as part of the Merger and the REIT Conversion should qualify as "qualified nonrecourse financing." The Operating Partnership and the General Partner believe, based upon and subject to the assumptions and other limitations described below, that an MHP2 Limited Partner who acquired his MHP2 Partnership Units in the original offering of such Partnership Units and has held the Partnership Units at all times since will have a positive at risk amounts immediately following the Merger and the REIT Conversion, even if all of the MHP2 Mortgage Debt and the Santa Clara Mortgage Debt were to be repaid in connection with the Merger and the REIT Conversion and the MHP2 Limited Partners were to have no share of any other "qualified nonrecourse financing" following the Merger and the REIT Conversion.

     It is possible, however, that a former MHP2 Limited Partner's at risk amount could decline in the future, either because of the allocation of losses from the Operating Partnership to that former MHP2 Limited Partner or because of cash distributions by the Operating Partnership to that former MHP2 Limited Partner in excess of the taxable income allocable to him with respect to his OP Units. In that event, it may be necessary for the former MHP2 Limited Partner to have a share of "qualified nonrecourse financing" from the Operating Partnership in order to avoid recognizing income by reason of his at risk amount falling below zero. Moreover, there can be no assurance that debt incurred by the Operating Partnership in the future to refinance the MHP2 Mortgage Debt, the Santa Clara Mortgage or outstanding mortgage debt of the other Hotel Partnerships or the Hotels contributed by the Blackstone Entities will qualify as "qualified nonrecourse financing." If, however, the Operating Partnership were to obtain the requested ruling from the IRS and were to refinance existing mortgage indebtedness of the Partnerships with the type of indebtedness described in the ruling, such indebtedness should constitute "qualified nonrecourse financing" for purposes of the "at risk" rules.

     Impact of Assumption of MHP2 Liabilities by the Operating Partnership.  As
     ---------------------------------------------------------------------
described in the Consent Solicitation, see "Federal Income Tax Considerations -- Tax Consequences of the Mergers -- Disguised Sale Regulations," an MHP2 Limited Partner will recognize gain to the extent he is treated as having sold all or part of his MHP2 Partnership Interest in a "disguised sale." For purposes of these rules, certain reductions in a partner's share of partnership liabilities are treated as a transfer of money or other property from the partnership to the partner which may give rise to a disguised sale, even if that reduction would not otherwise result in a taxable deemed cash distribution in excess of the partner's basis in his partnership interest.

                                  MHP2 Supp-23

However, if a transfer of property by a partner to a partnership is not otherwise treated as part of a disguised sale, then any reduction in the partner's share of "qualified liabilities" also will not be treated as part of a disguised sale. A "qualified liability" in connection with a transfer of property to a partnership includes (i) any liability incurred more than two years prior to the earlier of the transfer of the property or the date the partner agrees in writing to the transfer, as long as the liability has encumbered the transferred property throughout the two-year period; (ii) a liability that was not incurred in anticipation of the transfer of the property to a partnership, but that was incurred by the partner within the two-year period prior to the earlier of the date the partner agrees in writing to transfer the property or the date the partner transfers the property to a partnership and that has encumbered the transferred property since it was incurred; (iii) a liability that is traceable under the Treasury Regulations to capital expenditures with respect to the property; and (iv) a liability that was incurred in the ordinary course of the trade or business in which property transferred to the partnership was used or held, but only if all the assets related to that trade or business are transferred, other than assets that are not material to a continuation of the trade or business. However, a recourse liability is not a "qualified liability" unless the amount of the liability does not exceed the fair market value of the transferred property (less any other liabilities that are senior in priority and encumber such property or any allocable liabilities described in (iii) or (iv), above) at the time of transfer.

     The General Partner believes that all liabilities of MHP2 fall into one of the four categories of "qualified liabilities" described above and, accordingly, that the mere assumption by the Operating Partnership of the outstanding liabilities of MHP2 will not give rise to a "disguised sale" by any of the MHP2 Limited Partners.

     TAX TREATMENT OF MHP2 LIMITED PARTNERS WHO HOLD OP UNITS FOLLOWING THE
     MERGER

     Initial Basis in Units.  In general, an MHP2 Limited Partner will have an
     ----------------------
initial tax basis in his OP Units received in the Merger with respect to his MHP2 Partnership Units equal to the basis in his MHP2 Partnership Units at the time of the Merger, reduced to reflect any deemed cash distributions resulting from a reduction in his share of MHP2 liabilities and increased to reflect his share of other liabilities of the Operating Partnership and any gain required to be recognized in connection with the Merger and the REIT Conversion. For a discussion of the federal income tax considerations for an MHP2 Limited Partner from a reduction in basis that may result from the Merger and the REIT Conversion, see "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers -- Initial Tax Basis of OP Units" in the Consent Solicitation.

     Tax Allocations with Respect to Contributed Hotels upon a Sale of MHP2
     ----------------------------------------------------------------------
Hotels. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction
------
attributable to appreciated or depreciated property that is contributed to a partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (referred to as the "Book-Tax Difference"). The Operating Partnership and the General Partner estimate, based upon and subject to the assumptions and other limitations described below, that the aggregate Book-Tax Difference with respect to the MHP2 Hotels will be $________ upon the consummation of the Merger.

  If the Operating Partnership were to sell all of the MHP2 Hotels, the former partners of MHP2 (including Host REIT with respect to Host's interest in MHP2 held through the General Partner) would be specially allocated by the Operating Partnership an aggregate amount of taxable gain equal to the Book-Tax Difference with respect to the MHP2 Hotels ($ ____ in the aggregate if the MHP2 Hotels were sold immediately after the consummation of the Merger, according to the estimate in the previous paragraph). The share of such gain allocable to an MHP2 Limited Partner who acquired his MHP2 Partnership Units in the original offering of such Partnership Units and held such Partnership Units at all times since would be $___ per MHP2 Partnership Unit if such Partnership Unit were acquired for cash, and $____ if such Partnership Unit were acquired pursuant to the installment purchase plan. The share of such gain of an MHP2 Limited

                                  MHP2 Supp-24

Partner who did not acquire his MHP2 Partnership Units in the original offering of such Partnership Units or who has not held his MHP2 Partnership Units at all times since such offering could vary materially from this amount. If the Operating Partnership were to sell an MHP2 Hotel with a Book-Tax Difference, the remaining Book-Tax Difference at the time the Hotel is sold would be required to be allocated exclusively to the former MHP2 Limited Partners and the General Partner, even though the proceeds of such sale would be allocated proportionately among all the partners in the Operating Partnership (and would likely be retained by the Operating Partnership, rather than distributed to holders of OP Units and Common Shares of Host REIT). The MHP2 Limited Partners would not be entitled to any special distributions from the Operating Partnership in connection with such a sale, and thus would not necessarily receive cash distributions from the Operating Partnership sufficient to pay such additional taxes. Although the Partnership Agreement does not impose any restrictions upon the Operating Partnership preventing it from causing the sale of any or all of the MHP2 Hotels at any time following the Mergers, the Operating Partnership does not have current plans to pursue a sale of any of the MHP2 Hotels. See "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers -- Sale of Individual Hotels" in the Consent Solicitation.

  Tax Allocations with Respect to Contributed Hotels Generally.  The tax
  ------------------------------------------------------------
allocations of depreciation to the MHP2 Limited Partners may change significantly as a result of the Merger and the REIT Conversion for two reasons. First, as described above, pursuant to Section 704(c) of the Code, depreciation and deductions attributable to the MHP2 Hotels will be required to be allocated for federal income tax purposes in a manner such that the MHP2 Limited Partners are charged with the Book-Tax Difference associated with the MHP2 Hotels at the time of the consummation of the Merger. Consequently, an MHP2 Limited Partner will be allocated less depreciation with respect to the MHP2 Hotels than would be the case if the Merger had not occurred and the MHP2 Limited Partner had continued to hold his MHP2 Partnership Units. (On the other hand, a former MHP2 Limited Partner will be allocated depreciation with respect to other Hotels acquired by the Operating Partnership in connection with the Merger and the REIT Conversion, including the Hotels owned by the other Hotel Partnerships and the Hotels being contributed to the Operating Partnership by Host and the Blackstone Entities in connection with the Merger and the REIT Conversion.) Second, the Merger will cause the technical termination under Section 708(b)(1)(B) of the Code of MHP2 and each of the other Hotel Partnerships that participates in the Merger. Section 168(i)(7) of the Code provides, in effect, that when a partnership terminates under Section 708(b)(1)(B) of the Code, the partnership must begin new depreciation periods for his property. As a result, the remaining bases of the real estate components of the MHP2 Hotels and the Hotels held by the other Hotel Partnerships will be depreciated over 39 years, rather than over the remaining current lives of such Hotels (which range from less than one year to 39 years). See "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers -- Effect of Mergers on Depreciation" in the Consent Solicitation. The impact of the technical termination on the amount of depreciation attributable to the MHP2 Hotels will not be as significant as the impact on other Hotels, however, as MHP2 recently experienced a similar technical termination in June of 1996.

  In light of the complexity of the governing rules affecting the calculation and allocation of depreciation with respect to properties contributed to a partnership, particularly when a number of those properties are subject to the separate adjustments required in connection with a technical termination under
Section 708 of the Code, the number of Hotels that the Operating Partnership will be acquiring in connection with the Mergers and the REIT Conversion, and the impact on these calculations of other outside events, including equity offerings by Host or Host REIT and other acquisitions undertaken by Host, Host REIT or the Operating Partnership prior to or in connection with the REIT Conversion, the Operating Partnership and the General Partner believe that it is impossible to predict with any degree of precision the impact that the Mergers and the REIT Conversion will have on the future depreciation (and, consequently, the amount of taxable income) allocable to an MHP2 Limited Partner.

  Impact on Passive Activity Losses of an Investment in a Publicly Traded
  -----------------------------------------------------------------------
Partnership.  The passive loss limitation rules generally provide that
-----------
individuals, estates, trusts and certain closely held corporations and personal service corporations can only deduct losses from passive activities (generally activities in which the taxpayer does not materially participate, which would include the Operating Partnership for MHP2 Limited Partners) to the extent that such losses are not in excess of the taxpayer's income from passive activities or

                                  MHP2 Supp-25
investments. An MHP2 Limited Partner would be able to offset losses from other passive activities against income from the Operating Partnership that is considered passive income (but not portfolio income) so long as the Operating Partnership is not treated as a publicly traded partnership. The Operating Partnership and the General Partner believe, however, that there is a substantial risk that the Operating Partnership will be treated as a publicly traded partnership for purposes of the passive loss limitation rules. In this event, any losses or deductions of the Operating Partnership allocable to an MHP2 Limited Partner after the Merger could not be used to offset passive income from other passive activities. Similarly, losses from other passive activities (including losses attributable to MHP2 for periods prior to the Merger) could not be applied to offset income of the Operating Partnership allocated to an MHP2 Limited Partner. An MHP2 Limited Partner, however, would be able to offset any passive losses from his other investments against any gain recognized by the MHP2 Limited Partner as a result of the Merger.

  State and Local Taxes.  MHP2 Limited Partners holding Partnership Units will
  ---------------------
be subject to state and local taxation in a number of jurisdictions in which the Operating Partnership directly or indirectly holds real property and would be required to file periodic tax returns in those jurisdictions. In this regard, immediately following the Merger and the REIT Conversion, the Operating Partnership expects that it will own properties in approximately 28 states across the United States and the District of Columbia. Currently, MHP2 owns, directly and indirectly, properties in only three states. See "Federal Income Tax Considerations - Tax Treatment of Limited Partners Who Hold OP Units Following the Merger - State and Local Taxes" in the Consent Solicitation.

  ASSUMPTIONS USED IN DETERMINING TAX CONSEQUENCES OF THE MERGER

  In preparing the discussion set forth above, the Operating Partnership and the General Partner made several key assumptions, which are described below. If any such assumption is not accurate with respect to a particular MHP2 Limited Partner, the tax consequences of the Merger to such MHP2 Limited Partner could be substantially different from those reflected above. ACCORDINGLY, EACH MHP2 LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISOR TO DETERMINE THE IMPACT OF SUCH MHP2 LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER.

  First, with respect to an MHP2 Limited Partner's basis in his MHP2 Partnership Units prior to the Merger, the Operating Partnership and the General Partner assumed that an MHP2 Limited Partner acquired his MHP2 Partnership Units in the original offering of such Partnership Units and has held such Partnership Units at all times since the offering (the "Original Limited Partner's Adjusted Basis"). In general, each MHP2 Limited Partner had an initial tax basis in his MHP2 Partnership Units ("Initial Basis") equal to his cash investment in MHP2 (plus his proportionate share of the partnership's nonrecourse liabilities at the time he acquired his MHP2 Partnership Units). An MHP2 Limited Partner's Initial Basis generally has been increased by (a) such Limited Partner's share of MHP2 taxable income and (b) any increases in his share of liabilities of MHP2. Generally, such Limited Partner's Initial Basis has been decreased (but not below zero) by (i) his share of MHP2 cash distributions, (ii) any decreases in his share of liabilities of MHP2, (iii) his share of losses of MHP2 and (iv) his share of nondeductible expenditures of MHP2 that are not chargeable to capital. Because "syndication costs" are chargeable to capital and not deductible for tax purposes, an MHP2 Limited Partner's basis in his MHP2 Partnership Units effectively would include his share of the syndication costs incurred by MHP2 at formation.

  The General Partner has set forth on Appendix E to the Consent Solicitation for MHP2 (i) the Original Limited Partner's Adjusted Basis as of December 31, 1997 for each such MHP2 Limited Partner, and (ii) an estimate of such MHP2 Limited Partner's Original Limited Partner's Adjusted Basis as of December 31, 1998 (computed without regard to the Merger and based upon the assumptions set forth in Appendix C to the Consent Solicitation). The General Partner also has set forth on Appendix E to the Consent Solicitation for each MHP2 Limited Partner whose adjusted basis in his MHP2 Partnership Interest is the same as the Original Limited Partner's Adjusted Basis (i) the MHP2 liabilities allocable to such MHP2 Limited Partner as of December 31, 1997, and (ii) an estimate of the MHP2 liabilities allocable to such Limited Partner as of

                                  MHP2 Supp-26

December 31, 1998 (computed without regard to the Merger and based upon the assumptions set forth in Appendix C to the Consent Solicitation). Each of these estimates is shown separately for those MHP2 Limited Partners who acquired their Partnership Units at the time of the original offering pursuant to an installment purchase plan.

  The adjusted tax basis of an MHP2 Limited Partner who did not acquire his MHP2 Partnership Units in the original offering of such Partnership Units could vary materially from that of an MHP2 Limited Partner who did so for various reasons. If an MHP2 Limited Partner has an adjusted tax basis in his MHP2 Partnership Units that is less than the Original Limited Partner's Adjusted Tax Basis, the Merger might result in the receipt by the MHP2 Limited Partner of a deemed distribution of cash in excess of his adjusted tax basis in his MHP2 Partnership Units, which could (although it is unlikely) result in the recognition of income or gain.

  Finally, the Operating Partnership and the General Partner assumed that the Merger will be treated for federal income tax purposes as the transfer by the MHP2 Limited Partners of their interests in the Hotel Partnerships to the Operating Partnership in exchange for OP Units. There can be no assurance, however, that the IRS will not seek to recharacterize each Merger as either (i) the liquidation of a Partnership followed by the distribution by the Partnership of its assets to its partners and the subsequent transfers by such partners of such assets to the Operating Partnership in exchange for OP Units, or (ii) the transfer by a Partnership of its assets to the Operating Partnership in exchange for OP Units (and possibly Notes) and the subsequent distribution of such OP Units (and possibly Notes) to its partners. If the Merger are recharacterized in the manner describe in (ii) in the preceding sentence, the tax consequences of the Merger to the MHP2 Limited Partners likely would be materially affected.

  EACH MHP2 LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISOR TO DETERMINE THE IMPACT OF SUCH MHP2 LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER. THE TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER TO A PARTICULAR MHP2 LIMITED PARTNER COULD VARY SUBSTANTIALLY FROM THE CONSEQUENCES DESCRIBED ABOVE.

  TAX TREATMENT OF MHP2 LIMITED PARTNERS WHO EXERCISE THEIR RIGHT TO MAKE THE NOTE ELECTION

  An MHP2 Limited Partner who exercises his right to make the Note Election and receive a Note in connection with the Merger will be treated as having made a taxable disposition of his OP Units. The amount realized in connection with such disposition will equal the sum of the "issue price" of the Notes (i.e., the face amount of the Note, currently estimated as $205,140 per MHP2 Partnership
Unit) plus the portion of the MHP2 liabilities allocable to the MHP2 Limited Partner for federal income tax purposes immediately prior to the disposition of the MHP2 OP Units (estimated as $_______ per MHP2 Partnership Unit as of December 31, 1998). To the extent the amount realized exceeds the MHP2 Limited Partner's adjusted basis in his MHP2 Partnership Units, the MHP2 Limited Partner will recognize gain. The Operating Partnership and the General Partner estimate (assuming the MHP2 Limited Partner acquired his MHP2 Partnership Units at the time of the original offering and has held such Partnership Units at all times since the offering) that the amount of gain that would be recognized by an MHP2 Limited Partner who made the Note Election would be approximately $___ per MHP2 Partnership Unit, as of December 31, 1998 if such Partnership Unit were acquired for cash, and $__ per MHP2 Partnership Unit if such Partnership were acquired pursuant to the installment purchase plan. For a discussion of the federal income tax rates applicable to the net capital gain from the sale of a capital asset, see "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers -- Disposition of OP Units by Limited Partners" in the Consent Solicitation. In this regard, the General Partner estimates that, as of December 31, 1998, if MHP2 sold all of its Hotels in a fully taxable transaction for a net amount, after payment of liabilities, equal to the Note Election Amount of MHP2, the "unrecognized Section 1250 gain" per MHP2 Partnership Unit would be $______ if such Partnership Unit were acquired for cash,

                                  MHP2 Supp-27
and $_____ per MHP2 Partnership Unit if such Partnership were acquired pursuant to the installment purchase plan. The gain subject to tax as ordinary income under Code Section 1245 per MHP2 Partnership Unit would be $______ if such Partnership Unit were acquired for cash, and $_____ per MHP2 Partnership Unit if such Partnership were acquired pursuant to the installment purchase plan. An MHP2 Limited Partner who makes the Note Election would be able to treat any per Partnership Unit passive activity loss carryforward with respect to the activities of MHP2, to the extent the sum of such losses exceeds his passive activity income for 1998, as losses that are not from a passive activity and, therefore, not subject to the passive activity loss limitation rules.
For purposes of determining the gain recognized by a Limited Partner as a result of making the Note Election, an Original Limited Partner's Adjusted Basis will reflect such Limited Partner's share of the syndication costs incurred by his Partnership at formation.

  An MHP2 Limited Partner who elects to receive a Note may be eligible to defer at least a portion of that gain under the "installment sale" rules. Those rules, however, will not permit the MHP2 Limited Partner to defer all of the gain, and, to the extent that the face amount of the Note (and any other installment obligations received by the taxpayer during the year) outstanding at the end of the taxable year in which the Merger occur exceeds $5,000,000, will require that the MHP2 Limited Partner who defers gain pay to the IRS interest on the resulting tax that has been deferred. The MHP2 Limited Partner will not be eligible to defer gain recognized upon the receipt of the Note to the extent that his share of MHP2 liabilities at the time of the Merger exceeds his adjusted tax basis in his MHP2 Partnership Units immediately prior to the Merger (that is, to the extent that he has a "negative capital account" for tax purposes). In addition, the MHP2 Limited Partner will not be eligible to defer gain to the extent that such gain would be taxed as ordinary income under
Section 1245 and 1250 of the Code. Lastly, if an MHP2 Limited Partner disposes of his Note, any gain that had been deferred would be recognized in the year of disposition.

  THE SPECIFIC TAX ATTRIBUTES OF A PARTICULAR MHP2 LIMITED PARTNER COULD HAVE A MATERIAL IMPACT ON THE TAX CONSEQUENCES OF THE MERGER, AND THE SUBSEQUENT OWNERSHIP AND DISPOSITION OF NOTES. THEREFORE, IT IS ESSENTIAL THAT MHP2 LIMITED PARTNERS CONSIDERING ELECTING TO RECEIVE NOTES CONSULT WITH THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE FEDERAL INCOME TAX LAWS TO SUCH MHP2 LIMITED PARTNERS' RESPECTIVE PERSONAL TAX SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, OR FOREIGN TAXING JURISDICTION.

  TAX CONSEQUENCES IF MHP2 DOES NOT PARTICIPATE IN THE MERGER

  If MHP2 does not participate in the Merger, the MHP2 Limited Partners would not have any tax consequences resulting from the Merger. The consequences of continued ownership of MHP2 Partnership Units will be the same as would have resulted if the Merger had not been proposed.

                  *                    *                    *

  The above description is not exhaustive of all possible tax considerations associated with the Merger and the REIT Conversion. This summary does not discuss foreign tax considerations, nor does it discuss all of the aspects of federal income taxation or state and local taxation that may be relevant to MHP2 Limited Partners in light of their particular circumstances. EACH MHP2 LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISOR TO DETERMINE THE IMPACT OF SUCH MHP2 LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER.

                                  MHP2 Supp-28

                            SELECTED FINANCIAL DATA


  The following table presents selected historical financial data derived from the audited financial statements for the five most recent fiscal years in the period ended December 31, 1997 and the unaudited financial statements for the First Quarter 1998 and the First Quarter 1997. The following data should be read in conjunction with audited financial statements and the notes thereto, Management's Discussion and Analysis of Financial Condition and Results of Operations and the other financial information included elsewhere herein.

                                                   First Quarter                               Fiscal Year
                                               ---------------------   -----------------------------------------------------------
                                                 1998        1997         1997         1996        1995        1994        1993
                                               ---------   ---------   ----------   ----------   ---------   ---------   ---------
                                                    (unaudited)          (amounts in thousands, except per Partnership Unit)(1)
Revenues....................................   $ 19,348    $ 19,538     $ 69,014     $ 66,292    $ 64,002    $ 58,703    $ 57,003
Operating profit............................      9,914      10,216       31,782       30,280      28,579      25,929      24,581
Net income..................................      6,841       6,505       17,014       14,811      13,045       8,428       6,869
Distributions:..............................
   General partner..........................         --          --          225          185         113         113         117
   Limited partners.........................         --          --       22,260       18,339      11,175      11,232      11,609
                                            -------------------------------------------------------------------------------------
   Total....................................         --          --       22,485       18,524      11,288      11,345      11,726
Per Partnership Unit: (1)
   Net income...............................      9,091       8,644       22,609       19,682      17,336      11,200       9,128
   Distributions............................         --          --       29,879       24,616      15,000      15,077      15,583
EBITDA (unaudited)(2).......................     14,225      14,101       48,942       46,572      44,212      38,558      37,409
Cash provided by operating activities.......      5,491       5,860       29,979       28,664      27,008      20,895      22,688
Cash used in investing activities...........     (3,084)     (1,785)      (8,034)      (5,722)    (11,883)     (7,925)     (5,024)
Cash provided by (used in) financing
 activities.................................        340         (34)     (27,954)     (28,171)    (11,288)    (11,345)    (11,695)

Decrease (increase) in cash and
     cash equivalents.......................      2,747       4,041       (6,009)      (5,229)      3,837       1,625       5,969
Ratio of earnings to fixed charges
 (unaudited)(3).............................      2.24x       2.16x        1.72x        1.66x       1.50x       1.40x       1.33x

Total assets at book value..................    252,612     258,406      249,418      251,740     254,113     250,461     254,184
Cash and cash equivalents...................     13,110      20,413       10,363       16,372      21,601      17,764      16,139
Total debt..................................    220,690     222,500      221,814      222,500     222,500     222,500     222,500
Total liabilities...........................    234,634     235,293      238,281      235,132     233,792     231,897     232,703
Partner's capital:
    Limited partners........................     17,654      22,737       10,881       16,297      19,973      18,233      21,121
    General partner.........................        324         376          256          311         348         331         360
Book value per Partnership
 Unit (unaudited) (1).......................     23,697      30,519       14,605       21,875      26,809      24,474      28,350
Exchange value per Partnership
 Unit (unaudited) (1).......................    237,334          --           --           --          --          --          --

_________________
(1) A Partnership Unit represents a $100,000 original investment in MHP2.


(2) EBITDA consists of the sum of net income, interest expense, and depreciation and amortization. EBITDA data is presented because such data is used by certain investors to determine the Partnership's ability to meet debt service requirements. The Partnership considers EBITDA to be an indicative measure of the Partnership's operating performance due to the significance of the Partnership's long-lived assets and because EBITDA can be used to measure the Partnership's ability to service debt, fund capital expenditures and expand its business; however, such information should not be considered as an alternative to net income, operating profit, cash flows from operations, or any other operating or liquidity performance measure prescribed by generally accepted accounting principles. Cash expenditures for various long-term assets and interest expense have been, and will be, incurred which are not reflected in the EBITDA presentations.

(3) The ratio of earnings to fixed charges is computed by dividing net income before interest expense and other fixed charges by total fixed charges, including interest expense, amortization of debt issuance costs and the portion of rent expense that is deemed to represent interest.

                                  MHP2 Supp-29

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS

RESULTS OF OPERATIONS

FIRST QUARTER 1998 COMPARED TO FIRST QUARTER 1997

     Revenues. Partnership revenues for the First Quarter 1998 decreased 1% to $19.3 million compared to $19.5 million in the First Quarter 1997 due to a significant decrease in revenues at the New Orleans Hotel. REVPAR, or revenue per available room, represents the combination of the average daily room rate charged and the average daily occupancy achieved and is a commonly used indicator of hotel performance (although it is not a GAAP, or generally accepted accounting principles, measure of revenue). REVPAR increased 6% as a result of a 10% increase in the combined average room rate to approximately $154 partially offset by a 3.0 percentage point decrease in combined average occupancy to the low-80's.

     The following chart summarizes REVPAR for each Partnership Hotel for the First Quarter 1998 and 1997 and the percentage change from the prior year:


                       First Quarter 1998    First Quarter 1997
                      --------------------   -------------------
                      REVPAR     % Change    REVPAR    % Change
                      -------   ----------   -------   ---------

San Antonio            $137          8%       $126          6%
New Orleans            $107         (8%)      $117         15%
San Ramon              $108         25%       $ 86          8%
Santa Clara            $140         18%       $119         27%
                       ----        ----       ----        ----
Combined Average       $123          6%       $116         12%
                       ====        ====       ====        ====

Individual hotel First Quarter operating results are discussed below:

New Orleans Marriott Hotel

     Revenues at the New Orleans Marriott Hotel decreased 17%, or $1,595,000, for the First Quarter 1998 when compared to the First Quarter 1997. The decrease is primarily due to a 9%, or $995,000, decrease in room revenues coupled with a 13%, or $202,000, decline in food and beverage revenues and a 6% increase in other operating expenses. Room revenues decreased due to an 8% decrease in REVPAR resulting from an 8.4 percentage point decrease in average occupancy to the low-70's partially offset by a 3% increase in the average room rate to approximately $149. Both the drop in average occupancy and decrease in food and beverage revenues were primarily due to non-recurring sales generated by Super Bowl XXXI which took place in New Orleans during the First Quarter 1997. Occupancy was strong due to heavy demand before, during and after the Super Bowl and the Hotel's food and beverage outlets especially benefited from this higher volume. Other operating expenses increased primarily due to increased advertising expenses and legal costs incurred to appeal an increased real estate tax assessment. In an effort to replace lost roomnights due to the major conventions rotating to other cities in 1998, Hotel management has targeted small groups of 50 rooms or less which has enabled them to increase the average room rate. The lobby and restaurant were renovated recently at an approximate cost of $2.1 million and, as previously discussed, the total rooms refurbishment of all guest rooms is scheduled to be completed in early summer.

Marriott Rivercenter in San Antonio

     The Marriott Rivercenter in San Antonio reported an 11%, or $921,000, increase in the First Quarter 1998 revenues compared to the First Quarter 1997. This increase is due to a 9%, or $762,000, increase in room revenues. Room revenues increased due to an 8% increase in REVPAR resulting from a 6% increase in the average room rate to approximately $153 combined with a 2.0 percentage point increase in average occupancy to the high-80's. The increase in average room rate is primarily due to a slight shift in customer mix from group business to transient business. In addition, Hotel management has reduced the number of special corporate

                                  MHP2 Supp-30
accounts, replacing this business with higher rated transient business. The Hotel is planning a major renovation of its ballroom this year at an estimated cost of $3.5 million.

San Ramon Marriott Hotel

     Revenues at the San Ramon Marriott Hotel increased 33%, or $485,000, during the First Quarter 1998 when compared to the First Quarter 1997. The increase is due to a 30%, or $613,000, increase in room revenues. Room revenues increased due to a significant increase in REVPAR. REVPAR increased 25% when compared to 1997 results due to a 23% increase in the average room rate to approximately $132 combined with a 1.6 percentage point increase in average occupancy to the low-80's. The increase in the average room rate is due to Hotel management's continued success in increasing the corporate rate. Hotel's management anticipates average occupancy may decline slightly during the remainder of 1998, but has instituted aggressive cost containment strategies to counter the softened demand.

Santa Clara Marriott Hotel

     The Santa Clara Marriott Hotel reported a 33%, or $1,626,000, increase in the First Quarter 1998 revenues when compared to the First Quarter 1997. The increase is primarily due to a 19%, or $1,103,000, increase in room revenues coupled with a 67%, or $490,000, increase in food and beverage revenues. Room revenues increased due to an 18% increase in REVPAR. REVPAR increased due to a 21% increase in the average room rate to approximately $175, partially offset by a 2.8 percentage point decrease in average occupancy to the low-80's. The increase in the average room rate is due to an increase in the corporate rate. The decline in average occupancy is due to an overall decline in demand in the market. Food and beverage revenues increased primarily due to heavier utilization of the catering facilities by existing groups, the implementation of a new service charge for meeting room rental and effective menu pricing in the Hotel's restaurant. Hotel management is planning to offset softened demand in the Santa Clara market by initiating special corporate rates and pursuing room contracts with local technology companies.

     Operating Costs and Expenses. In the First Quarter 1998, operating costs and expenses increased $112,000 to $9.4 million. As a percentage of revenues, operating costs and expenses represented 49% and 48% of revenues for the First Quarter 1998 and the First Quarter 1997, respectively.

     Operating Profit. In the First Quarter 1998, operating profit decreased $302,000 to $9.9 million primarily due to changes in revenues and operating costs and expenses discussed above. As a percentage of total revenues, operating profit represented 51% and 48% of revenues for the First Quarter 1998 and the First Quarter 1997, respectively.

     Interest Expense. Interest expense decreased slightly for the First Quarter 1998 when compared to the same period in 1997 due to a lower principal balance on the Partnership's Mortgage Debt as a result of the principal amortization that began in the fourth quarter of 1997.

     Equity in Income of Santa Clara Partnership. In the First Quarter 1998, equity in income of the Santa Clara Partnership increased $632,000 to $1.1 million primarily due to improved hotel operations at the Santa Clara Hotel combined with a slight decrease in interest expense on the Santa Clara Mortgage Debt.

     Net Income. In the First Quarter 1998, net income increased $336,000 to $6.8 million, or 35% of revenues, from $6.5 million, or 33% of revenues, in the First Quarter 1997 primarily due to an increase in equity in income of Santa Clara Partnership, partially offset by a decrease in operating profit.


1997 COMPARED TO 1996

     Revenues. For 1997, Partnership revenues increased to $69.0 million in 1997 from $66.3 million in 1996 due to significant increases in revenues at the San Antonio and San Ramon Hotels. REVPAR increased 7% as a

                                  MHP2 Supp-31
result of an 8% increase in the combined average room rate to $132 while the combined average occupancy remained stable at 81%. Net income for 1997 increased 15% to $17.0 million from $14.8 million in 1996. The Partnership's equity in income of the Santa Clara Partnership increased $1.4 million in 1997 when compared to 1996 due to improved operations at the Santa Clara Hotel.

Individual hotel operating results are discussed below:

Marriott Rivercenter in San Antonio

     The Marriott Rivercenter in San Antonio reported an 8%, or $2.4 million, increase in revenues during 1997. This increase in revenues was primarily due to an 8% increase in REVPAR to approximately $120 coupled with a 12%, or $789,000, increase in food and beverage revenues. REVPAR increased due to a 7% increase in the average room rate to approximately $140 combined with a 1.2 percentage point increase in average occupancy to the mid-80's. The increase in the average room rate was due to an increase in the transient average rate. Because demand has remained strong in the group business segment, Hotel management has been able to hold out for premium rates in the transient business segment.
Group roomnights increased 6%, or 12,600 roomnights, when compared to the prior year primarily due to the major conventions rotating back into San Antonio this year. Food and beverage revenues increased primarily due to an increase in banquet sales as a result of a shift in customer mix to corporate business. Although faced with the challenge of increased competition with the openings of the Adams Mark Hotel and the Residence Inn Alamo Plaza, Hotel management is optimistic that 1998 will be another strong year for the Hotel.

Santa Clara Marriott Hotel

     The Partnership's Northern California Hotels both reported significant increases in revenues during 1997. The Santa Clara Marriott Hotel reported a 25%, or $4.4 million, increase in revenues during 1997 when compared to 1996 results. The increase in revenues is primarily due to a 23% increase in REVPAR to $118 as the average room rate increased 24% to approximately $147 with average occupancy remaining stable in the low-80's. The increase in the average room rate is the result of strong transient demand throughout the market which has allowed the Hotel to maximize room rates in both the transient and group business segments. Transient roomnights increased by approximately 9,000 roomnights, a 6% increase when compared to the prior year. Hotel management is optimistic that demand in the Silicon Valley region will remain high throughout 1998. With no new full-service competition expected in the coming year, Hotel management will continue its strategies of maximizing rates and effectively managing their customer mix.

San Ramon Marriott

     The San Ramon Marriott reported a 12% increase in revenues, or $706,000, for 1997 when compared to 1996. This increase was due to a 14% increase in REVPAR to $92 as the average room rate increased 15% to approximately $111 partially offset by a slight decrease in average occupancy to the low-80's. The increase in the average room rate was achieved primarily as a result of an increase in the corporate rate. In 1997, 225 limited service rooms were added to the market and another 640 are expected to be added by June 1998. However, a number of companies are filling the existing office space in the area and the space currently under construction is already substantially committed. Hotel management is optimistic that 1998 will be another successful year.

New Orleans Marriott Hotel

     The New Orleans Marriott Hotel reported a slight decrease in revenues in 1997 when compared to 1996 results due to a 2%, or $904,000, decrease in room revenues which was significantly offset by a 20%, or $783,000, increase in food and beverage revenues. REVPAR remained stable at $97 due to a 2% increase in the average room rate to approximately $127 partially offset by a 1.3 percentage point decrease in average occupancy to the mid-70's. The increase in the average room rate is due to growth in the group business segment. While group roomnights were down 8,300 roomnights in 1997 when compared to 1996, the group mix shifted to higher-rated association business. The decrease in average occupancy is due to the lack of city-wide groups over the summer

                                  MHP2 Supp-32
months. This cycle generally repeats itself every three years as it is affected by the tradition of the conventions, which meet in different cities on an alternating basis. Food and beverage revenues increased when compared to the prior year primarily as a result of Super Bowl XXXI taking place in New Orleans in January 1997. This event generated significant catering and audio visual revenues. In addition, food and beverage revenues increased due to the shift in customer mix to association business which more heavily utilized the catering facilities. The Hotel is currently undergoing a complete rooms refurbishment at an approximate cost of $13.0 million which is scheduled to be completed in July 1998.

     Operating Costs and Expenses: In 1997, operating costs and expenses increased $1.2 million to $37.2 million primarily due to an increase in ground rent, insurance and other. In 1997, ground rent, insurance and other increased to $1.8 million in 1997 from $893,000 in 1996 primarily due to a loss on the retirement of assets as a significant number of assets were retired at the New Orleans Hotel in conjunction with the refurbishment of the guest rooms, an increase in general and administrative expenses and an increase in ground rent expense associated with improved hotel operations. As a percentage of revenues, operating costs and expenses represented 54% of revenues for 1997 and 1996.

     Operating Profit: In 1997, operating profit increased $1.5 million to $31.8 million primarily due to the changes in revenues and operating costs and expenses discussed above. As a percentage of total revenues, operating profit represented 46% in 1997 and 1996.

     Equity in Income of Santa Clara Partnership: In 1997, equity in income of the Santa Clara Partnership increased to $2.0 million in 1997 from $665,000 in 1996 primarily due to improved hotel operations at the Santa Clara Hotel, while interest expense increased only slightly from year to year on the Santa Clara Mortgage Debt.

     Net Income: In 1997, net income increased to $17.0 million in 1997 from $14.8 million in 1996 primarily due to improved Hotel revenues and an increase in equity in income of the Santa Clara Partnership.

1996 COMPARED TO 1995

     Revenues. For 1996, Partnership revenues increased from $64.0 million in 1995 to $66.3 million in 1996 due to a 4% increase in REVPAR. REVPAR increased primarily due to a 5% increase in the combined average room rate to $123 while the combined average occupancy remained stable at 81%. Net income for 1996 increased 14% to $14.8 million from $13.0 million in 1995. Interest expense increased slightly due to refinancing expenses incurred with the extension of the Original Mortgage Debt which are reflected as interest expense in the accompanying statement of operations. The Partnership's equity in income of the Santa Clara Partnership increased $546,000 in 1996 when compared to 1995 due to improved operations at the Santa Clara Hotel.

Individual hotel operating results are discussed below:

New Orleans Marriott

     The New Orleans Marriott reported a 4% increase in revenues during 1996. The increase was due to a 3% increase in REVPAR partially offset by a 3% decrease in food and beverage revenues. REVPAR increased due to a 4% increase in average room rate to approximately $125 while average occupancy remained stable in the high-70's. The decline in food and beverage revenues was primarily due to decreases in banquet sales.

Marriott Rivercenter in San Antonio

     The Marriott Rivercenter in San Antonio reported a slight increase in revenues during 1996 due to a 2% increase in REVPAR. REVPAR increased due to a 2% increase in average room rate to approximately $130 partially offset by a 1.0 percentage point decrease in average occupancy to the mid-80's.

                                  MHP2 Supp-33

San Ramon Marriott Hotel

     Revenues at the Northern California Hotels increased significantly in 1996 when compared to 1995 results. The San Ramon Marriott Hotel reported a 15% increase in revenues primarily due to an 11% increase in REVPAR. REVPAR increased primarily due to an 8% increase in average room rate to approximately $95 combined with a 1.8 percentage point increase in average occupancy to the mid-80s.

Santa Clara Marriott Hotel

     The Santa Clara Marriott Hotel reported a 19% increase in revenues in 1996. This increase in revenues was primarily due to an 18% increase in REVPAR as average room rate increased 14% to approximately $120 combined with a 2.8 percentage point increase in average occupancy to the low-80's.

     Operating Costs and Expenses:  In 1996, operating costs and expenses
increased $589,000 to $36.0 million.   As a percentage of revenues, operating
costs and expenses represented 54% of revenues for 1996 and 55%  for 1995.

     Operating Profit: In 1996, operating profit increased $1.7 million to $30.3 million primarily due to the changes in revenues and operating costs and expenses discussed above. As a percentage of total revenues, operating profit represented 46% in 1997 and 45% in 1996.

     Interest Expense:   In 1996, interest expense increased to $18.3 million
from $17.8 million in 1995, primarily due to the inclusion financing costs incurred in obtaining the extension of Original Mortgage Debt in March 1996 which were included as interest expense in 1996.

     Equity in Income of Santa Clara Partnership: In 1996, equity in income of Santa Clara Partnership increased to $665,000 from $119,000 in 1995, primarily due to improved hotel operations at the Santa Clara Hotel while interest expense increased only slightly from year to year on the Santa Clara Mortgage Debt.

     Net Income: In 1996, net income increased to $14.8 million from $13.0 million in 1995, primarily due to improved Hotel revenues and an increase in equity in income of the Santa Clara Partnership.

CAPITAL RESOURCES AND LIQUIDITY

     The Partnership's financing needs have historically been funded through loan agreements with independent financial institutions. The General Partner believes that the Partnership will have sufficient capital resources and liquidity to continue to conduct its operations in the ordinary course of business.

Mortgage Debt
-------------

     The Partnership is financed with mortgage debt of $222.5 million which is nonrecourse to the Partnership and is secured by first mortgages on the Hotels, as well as a pledge of its limited partner interest in the Santa Clara Partnership. The mortgage debt bears interest at a fixed rate of 8.22% for an 11-year term expiring October 11, 2007. During the first loan year (October 1996 through September 1997), the mortgage debt required payments of interest only. Subsequently, principal amortization based upon a 20-year amortization schedule began. As a result of the required principal amortization, at the end of the 11-year term, the mortgage debt's principal balance outstanding will have been reduced $64.4 million. Partnership debt service was $19.2 million for 1997 and will be $22.6 million annually thereafter until the end of the 11-year term.

  The General Partner expects cash flow from the Partnership's Hotels and the Santa Clara Hotel will be sufficient to provide for the Partnership's and the Santa Clara Partnership's debt service.

                                  MHP2 Supp-34

Principal Sources and Uses of Cash

     The Partnership's principal source of cash is from operations and distributions from the Santa Clara Partnership. Its principal uses of cash are to pay debt service on the Partnership's Mortgage Debt, to fund the property improvement funds of the Hotels, to establish reserves required by the lender and to make cash distributions to the partners. Additionally, in 1996, the Partnership received cash from the General Partner Reserve and, in 1996 and 1997, utilized cash to pay financing costs incurred in connection with the refinancing of the Partnership's Mortgage Debt and the Santa Clara Mortgage Debt.

     Total cash provided from operations was $30.0 million, $28.7 million and $27.0 million for the years ended December 31, 1997, 1996 and 1995, respectively. The General Partner Reserve provided total cash of $25.7 million for the year ended December 31, 1996. Debt service paid on the Partnership's Mortgage Debt was $19.2 million, $17.2 million and $17.3 million for the years ended December 31, 1997, 1996 and 1995, respectively. Total cash provided by operating activities was $5.5 million and $5.9 million for the First Quarter 1998 and the First Quarter 1997, respectively. The decrease was due to a change in operating accounts partially offset by an increase in net income.

     Cash used in investing activities increased to $8.0 million in 1997 from $5.7 million in 1996 primarily due to an increase in property and equipment expenditures at the New Orleans Hotel associated with the rooms refurbishment. Investing activities for the three years ended December 31, 1997, included the following activities. Distributions from the Santa Clara Partnership were $2.4 million, $781,000 and $1.4 million for the years ended December 31, 1997, 1996 and 1995, respectively. Contributions to the property improvement funds of the Hotels were $8.2 million, $6.6 million and $6.3 million for the years ended December 31, 1997, 1996 and 1995, respectively. Contributions to the Santa Clara Partnership property improvement fund were $2.4 million, $2.0 million and $1.8 million for 1997, 1996 and 1995, respectively. Cash used in investing activities increased to $3.1 million for the First Quarter 1998 from $1.8 million for the First Quarter 1997, primarily due to an increase in property and equipment expenditures at the New Orleans Hotel associated with the refurbishment of all of the guest rooms. Contributions to the property improvement funds of the Hotels were $2.1 million and $1.8 million for the First Quarter 1998 and the First Quarter 1997, respectively.

     Cash used in financing activities decreased slightly to $28.0 million in 1997 from $28.2 million in 1996. Financing activities for the three years ended December 31, 1997, included the following activities. The various reserves required by the lender pursuant to the terms of the Partnership's Mortgage Debt and the Santa Clara Mortgage Debt totaled $6.9 million and $12.8 million for the years ended December 31, 1997 and 1996, respectively. The change in the reserve accounts includes the $6.9 million deposited into the reserve accounts for the payment of insurance premiums and real estate taxes as well as $854,000 of interest earned on the lender reserves reduced by $2.7 million of accrued real estate tax liabilities and $239,000 of capital expenditure reimbursements.
Cash distributed to the partners was $22.5 million, $18.5 million and $11.3 million for the years ended December 31, 1997, 1996 and 1995, respectively. Financing costs related to the refinancing of the Partnership's Mortgage Debt and the Santa Clara Mortgage Debt totaled $34,000 and $6.0 million for the years ended December 31, 1997 and 1996, respectively. There were no financing costs paid in 1995. Cash provided by financing activities was $340,000 for the First Quarter 1998, while cash used in financing activities was $34,000 for the First Quarter 1997. The change in financing activities is primarily due to a net increase in the restricted lender reserves, partially offset by cash utilized to make principal payments on the Partnership's mortgage debt. The change in the reserve accounts includes $1.7 million of capital expenditure reimbursements reduced by $194,000 of interest earned on the lender reserves.

     The Partnership is required to maintain the Hotels and the Santa Clara Hotel in good condition. Under the Management Agreements, the Partnership is required to make annual contributions to the property improvement funds which provide funding for replacement of furniture, fixtures and equipment. Contributions to the property improvement fund are based on a percentage of gross sales. Contributions to the fund by property are as follows: San Antonio, 4% in 1994-1998 and 5% thereafter; San Ramon, 4% in 1994-1998 and 5% thereafter; New Orleans and Santa Clara 5%. The contribution percentage for the New Orleans Hotel was increased to 7% for 1997 and 1998 to allow for adequate funding of the combined Softgoods and Casegoods

                                  MHP2 Supp-35
refurbishment of all rooms scheduled for 1998. This project is expected to cost approximately $13.0 million and is estimated to be completed in July 1998.

     The General Partner believes that cash from Hotel operations and the reserves established in conjunction with the refinancing will continue to meet the short and long-term operational needs of the Partnership. Including the final 1997 distribution made in April 1998 of $9,864 per limited partner unit, the Partnership distributed $26,621 per limited partner unit from 1997 operating cash flow. This represents a 26.6% annual return on invested capital. In addition, in May 1998, the Partnership made a cash distribution of $5,000 per limited partner unit from the First Quarter 1998 operating cash flow. Prospectively, the Partnership expects to increase distribution frequency from its historic bi-annual distributions if operating results and forecasts indicate it is warranted. In addition, the General Partner believes the property improvement funds, as adjusted in the case of the New Orleans Hotel, and the capital reserves established in conjunction with the refinancing will be adequate for the future capital repairs and replacement needs of the Hotels.

INFLATION

     The rate of inflation has been relatively low since the inception of the Partnership and accordingly, has not had a significant impact on operating results. However, the Hotels' and the Santa Clara's room rates and occupancy are inflation sensitive. The Manager is generally able to pass through increased costs to customers through higher room rates. In 1997, the increase in average room rates at the San Antonio, San Ramon and Santa Clara Hotels exceeded those of direct competitors as well as the general level of inflation. As stated above, the Mortgage Debt bears a fixed interest rate, thereby eliminating exposure to the impact of future increases in interest rates.

                                  MHP2 Supp-36

                              FINANCIAL STATEMENTS

                                  MHP2 Supp-37

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


TO THE PARTNERS OF MARRIOTT HOTEL PROPERTIES II LIMITED PARTNERSHIP:

We have audited the accompanying balance sheet of Marriott Hotel Properties II Limited Partnership (a Delaware limited partnership) as of December 31, 1997 and 1996, and the related statements of operations, changes in partners' capital and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the General Partner's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Marriott Hotel Properties II Limited Partnership as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



                                                             ARTHUR ANDERSEN LLP



Washington, D.C.
March 18, 1998

                                  MHP2 Supp-38

                MARRIOTT HOTEL PROPERTIES II LIMITED PARTNERSHIP
                                 BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996
                                 (IN THOUSANDS)


                                                                    1997        1996
                                                                 ----------   ---------

ASSETS

  Property and equipment, net.................................   $ 197,512    $198,826
  Due from Marriott Hotel Services, Inc.......................       7,063       7,447
  Deferred financing and organization costs, net..............       5,663       5,932
  Other assets................................................       8,510      10,348
  Restricted cash reserves....................................      20,307      12,815
  Cash and cash equivalents...................................      10,363      16,372
                                                                 ---------    --------

                                                                 $ 249,418    $251,740
                                                                 =========    ========

LIABILITIES AND PARTNERS' CAPITAL

  LIABILITIES
    Mortgage debt.............................................   $ 221,814    $222,500
    Investment in Santa Clara Partnership.....................       8,737       8,360
    Due to Marriott Hotel Services, Inc.......................       3,567       2,882
    Accounts payable and accrued expenses.....................       4,163       1,390
                                                                 ---------    --------

      Total Liabilities.......................................     238,281     235,132
                                                                 ---------    --------

  PARTNERS' CAPITAL
    General Partner
      Capital contribution, net of offering costs of $22......         731         731
      Capital distributions...................................      (1,036)       (811)
      Cumulative net income...................................         561         391
                                                                 ---------    --------

                                                                       256         311
                                                                 ---------    --------
    Limited Partners
      Capital contribution, net of offering costs of $8,426...      64,689      64,689
      Capital distributions...................................    (109,378)    (87,118)
      Cumulative net income...................................      55,570      38,726
                                                                 ---------    --------

                                                                    10,881      16,297
                                                                 ---------    --------

      Total Partners' Capital.................................      11,137      16,608
                                                                 ---------    --------

                                                                 $ 249,418    $251,740
                                                                 =========    ========




                       See Notes to financial statements.

                                  MHP2 Supp-39

                MARRIOTT HOTEL PROPERTIES II LIMITED PARTNERSHIP
                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                    (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)


                                                       1997        1996        1995
                                                     ---------   ---------   ---------

REVENUES (Note 3).................................   $ 69,014    $ 66,292    $ 64,002
                                                     --------    --------    --------

OPERATING COSTS AND EXPENSES
  Depreciation and amortization...................     13,087      13,456      13,364
  Incentive management fees.......................      9,925       9,813       9,412
  Property taxes..................................      5,712       5,208       5,526
  Base management fees............................      4,649       4,471       4,281
  Ground rent, insurance and other................      3,859       3,064       2,840
                                                     --------    --------    --------
                                                       37,232      36,012      35,423
                                                     --------    --------    --------

OPERATING PROFIT..................................     31,782      30,280      28,579
  Interest expense................................    (18,841)    (18,305)    (17,803)
  Interest income.................................      2,047       2,171       2,150
                                                     --------    --------    --------

INCOME BEFORE EQUITY IN INCOME
  OF SANTA CLARA PARTNERSHIP......................     14,988      14,146      12,926
                                                     --------    --------    --------

EQUITY IN INCOME OF SANTA CLARA PARTNERSHIP.......      2,026         665         119
                                                     --------    --------    --------

NET INCOME........................................   $ 17,014    $ 14,811    $ 13,045
                                                     ========    ========    ========

ALLOCATION OF NET INCOME
  General Partner.................................   $    170    $    148    $    130
  Limited Partners................................     16,844      14,663      12,915
                                                     --------    --------    --------

                                                     $ 17,014    $ 14,811    $ 13,045
                                                     ========    ========    ========

NET INCOME PER LIMITED PARTNER UNIT (745 Units)...   $ 22,609    $ 19,682    $ 17,336
                                                     ========    ========    ========



                       See Notes to financial statements.

                                  MHP2 Supp-40

                MARRIOTT HOTEL PROPERTIES II LIMITED PARTNERSHIP
                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                                  General     Limited
                                                                  Partner    Partners      Total
                                                                  --------   ---------   ---------

Balance, December 31, 1994.....................................     $ 331    $ 18,233    $ 18,564

  Capital distributions........................................      (113)    (11,175)    (11,288)

  Net income...................................................       130      12,915      13,045
                                                                    -----    --------    --------

Balance, December 31, 1995.....................................       348      19,973      20,321

  Capital distributions........................................      (185)    (18,339)    (18,524)

  Net income...................................................       148      14,663      14,811
                                                                    -----    --------    --------

Balance, December 31, 1996.....................................       311      16,297      16,608

  Capital distributions........................................      (225)    (22,260)    (22,485)

  Net income...................................................       170      16,844      17,014
                                                                    -----    --------    --------

Balance, December 31, 1997.....................................     $ 256    $ 10,881    $ 11,137
                                                                    =====    ========    ========



                       See Notes to financial statements.

                                  MHP2 Supp-41

                MARRIOTT HOTEL PROPERTIES II LIMITED PARTNERSHIP
                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)


                                                                1997        1996         1995
                                                             ---------   ----------   ---------
 OPERATING ACTIVITIES
 Net income...............................................   $ 17,014    $  14,811    $ 13,045
 Noncash items:
   Depreciation and amortization..........................     13,087       13,456      13,364
   Deferred incentive management fees.....................        161          414         461
   Equity in income of Santa Clara Partnership............     (2,026)        (665)       (119)
   Amortization of deferred financing costs as interest...        303          206         489
   Loss on retirement of assets...........................        473           27          10
 Changes in operating accounts:
   Due from Marriott Hotel Services, Inc..................        384         (172)       (426)
   Accounts payable and accrued expenses..................         30          957          61
   Other assets...........................................         29         (223)         --
   Due to Marriott Hotel Services, Inc....................        524         (147)        123
                                                             --------    ---------    --------
    Cash provided by operating activities.................     29,979       28,664      27,008
                                                             --------    ---------    --------

 INVESTING ACTIVITIES
 Additions to property and equipment, net.................    (12,250)      (8,300)     (5,566)
 Distributions from Santa Clara Partnership...............      2,403          781       1,370
 Change in property improvement funds.....................      1,813        1,797      (1,341)
 Additions to restricted cash reserve.....................         --           --      (6,346)
                                                             --------    ---------    --------
    Cash used in investing activities.....................     (8,034)      (5,722)    (11,883)
                                                             --------    ---------    --------

 FINANCING ACTIVITIES
 Capital distributions....................................    (22,485)     (18,524)    (11,288)
 Additions to restricted lender reserves, net.............     (4,749)     (12,815)         --
 Principal payments on mortgage debt......................       (686)          --          --
 Payment of financing costs...............................        (34)      (6,025)         --
 Proceeds from mortgage loan..............................         --      222,500          --
 Repayment of mortgage debt...............................         --     (213,307)         --
                                                             --------    ---------    --------
    Cash used in financing activities.....................    (27,954)     (28,171)    (11,288)
                                                             --------    ---------    --------

 (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS.........     (6,009)      (5,229)      3,837

 CASH AND CASH EQUIVALENTS at beginning of year...........     16,372       21,601      17,764
                                                             --------    ---------    --------

 CASH AND CASH EQUIVALENTS at end of year.................   $ 10,363    $  16,372    $ 21,601
                                                             ========    =========    ========

 SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
 Cash paid for mortgage interest..........................    $18,541    $17,173       $17,267
                                                              =======    =======      ========




                       See Notes to financial statements.

                                  MHP2 Supp-42

                MARRIOTT HOTEL PROPERTIES II LIMITED PARTNERSHIP
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996


NOTE 1. THE PARTNERSHIP

Description of the Partnership

Marriott Hotel Properties II Limited Partnership (the "Partnership"), a Delaware limited partnership, was formed to acquire and operate (i) the 1,290-room New Orleans Marriott Hotel and underlying land in New Orleans, Louisiana (the "New Orleans Hotel"); (ii) the 999-room Marriott Rivercenter Hotel in San Antonio, Texas (the "San Antonio Hotel"); (iii) the 368-room Bishop Ranch Marriott Hotel in San Ramon, California (the "San Ramon Hotel"); (collectively, the "Hotels") and (iv) a 50% limited partner interest in the Santa Clara Marriott Hotel Limited Partnership (the "Santa Clara Partnership"), a Delaware limited partnership, which owns the 754-room Santa Clara Marriott Hotel in Santa Clara, California (the "Santa Clara Hotel"). The remaining 50% interest in the Santa Clara Partnership is owned by Marriott MHP Two Corporation (the "General Partner") with a 1% interest, and HMH Properties, Inc., a wholly-owned indirect subsidiary of Host Marriott Corporation ("Host Marriott") with a 49% limited partner interest.

The sole general partner of the Partnership, with a 1% interest, is MHP Two Corporation, a wholly-owned subsidiary of Host Marriott. The General Partner made a capital contribution of $752,525 for its 1% general partner interest. On March 20, 1989 (the "Partnership Closing Date"), 745 limited partner interests (the "Units"), representing a 99% interest in the Partnership, were sold in a private placement. The offering price per Unit was $100,000, payable in three annual installments through June 1, 1991 (the "Investor Notes"), or as an alternative, $89,247 in cash on the Partnership Closing Date as full payment of the subscription price. On the Partnership Closing Date, the Partnership executed purchase agreements (the "Purchase Agreements") with Host Marriott to acquire the Hotels and the 50% limited partner interest in the Santa Clara Partnership for $319.5 million. Of the total purchase price, $222.5 million was paid from proceeds of the mortgage loan (the "Original Mortgage Debt"), $43.4 million was evidenced by a promissory note payable to Host Marriott (the "Deferred Purchase Note"), $43.5 million was paid from a cash distribution by the Santa Clara Partnership and the remainder from the initial payment on the sale of the Units. The principal outstanding on the Deferred Purchase Note was fully repaid in 1991 with the proceeds of the Investor Notes.

The New Orleans and San Antonio Hotels and the limited partner interest in the Santa Clara Partnership were conveyed to the Partnership on the Partnership Closing Date and the San Ramon Hotel was conveyed to the Partnership upon completion of its construction on May 31, 1989. The Hotels and the Santa Clara Hotel are managed by Marriott International, Inc. under long-term management agreements. In conjunction with the refinancing of the Partnership's Mortgage Debt described in Note 7, Marriott International, Inc. assigned all of its interests in the management agreements to Marriott Hotel Services, Inc. (the "Manager"), a wholly-owned subsidiary of Marriott International, Inc. ("Marriott International").

On June 13, 1996, MHPII Acquisition Corp. (the "Company"), a wholly-owned subsidiary of Host Marriott, completed a tender offer for the limited partnership Units in the Partnership. The Company purchased 377 Units for an aggregate consideration of $56,550,000 or $150,000 per Unit. Subsequent to the tender offer, the Company purchased an additional ten Units in the Partnership. As a result of these transactions, the Company became the majority limited partner in the Partnership, owning 387 Units. In 1997, the Company acquired an additional Unit bringing its total ownership to 388 Units, or approximately 52% of the total Units outstanding. Additionally, in a Partnership vote held in conjunction with the tender offer, the limited partners approved certain amendments to the Partnership Agreement that were conditions to the tender offer. The amendments: (i) revised the provisions limiting the voting rights of the General Partner and its affiliates to permit the General Partner and its affiliates (including the Company) to have full voting rights with respect to all Units currently held by the General Partner or acquired by its affiliates except on matters where the General Partner or its affiliates have an actual economic interest other than as a Limited Partner or General Partner (an "Interested

                                  MHP2 Supp-43

Transaction") and (ii) modified the voting provisions with respect to Interested Transactions to permit action to be taken if approved by limited partners holding a majority of the outstanding Units, with all Units held by the General Partner and its affiliates being voted in the same manner as a majority of the Units actually voted by limited partners other than the General Partner and its affiliates. As a result of the approval of this and the other minor amendments, the Partnership Agreement was amended and restated effective June 14, 1996.

Partnership Allocations and Distributions

Pursuant to the terms of the Partnership Agreement, Partnership allocations, for Federal income tax purposes, and distributions are generally made as follows:

a. Cash available for distribution is distributed for each fiscal year semi-annually as follows: (i) 100% to the limited partners until the limited partners have received with respect to such fiscal year a non-cumulative 10% preferred distribution on their Invested Capital, as defined; (ii) 100% to the General Partner until the General Partner has received an amount equal to 1/99th of the amount distributed to the limited partners; (iii) 1% to the General Partner and 99% to the limited partners until such time as the limited partners have received the 15% Preferred Distribution, as defined, plus $50,000 per Unit, payable only from Capital Receipts, as defined, to the extent available after the payment of the 15% Preferred Distribution; and (iv) thereafter, 20% to the General Partner and 80% to the limited partners.

b. Refinancing and sales proceeds ("Capital Receipts") available for distribution to the partners will be distributed as follows: (i) 1% to the General Partner and 99% to the limited partners until the limited partners have received cumulative distributions from Capital Receipts equal to the 15% Preferred Distribution plus $100,000 per Unit; and (ii) 20% to the General Partner and 80% to the limited partners.

c. Net profits generally will be allocated to the partners in proportion to the distributions of cash available for distribution.

d. Net losses generally will be allocated 75% to the General Partner and 25% to the limited partners.

e. Gains recognized by the Partnership will be allocated in the following order of priority: (i) to all partners up to the amount necessary to bring the limited partners' capital account balances to an amount equal to the limited partners' 15% Preferred Distribution plus the limited partners' Invested Capital and to bring the General Partner's capital account balance to an amount equal to 1/99th of the capital account balance of the limited partners; and (ii) 20% to the General Partner and 80% to the limited partners.

For financial reporting purposes, profits and losses are generally allocated among the partners based on their stated interests in cash available for distribution.


NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The Partnership records are maintained on the accrual basis of accounting and its fiscal year coincides with the calendar year.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                  MHP2 Supp-44

Revenues and Expenses

Hotel revenues represent house profit of the Partnership's Hotels since the Partnership has delegated substantially all of the operating decisions related to the generation of house profit of the Hotels to the Manager. House profit reflects hotel operating results which flow to the Partnership as property owner and represents gross hotel sales less property-level expenses, excluding depreciation and amortization, base and incentive management fees, property taxes, ground rent, insurance and other costs, which are disclosed separately in the statement of operations.

On November 20, 1997, the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board reached a consensus on EITF 97-2 "Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements." EITF 97-2 addresses the circumstances in which a management entity may include the revenues and expenses of a managed entity in its financial statements.

The Partnership is assessing the impact of EITF 97-2 on its policy of excluding the property-level revenues and operating expenses of its Hotels from its statement of operations.

Property and Equipment

Property and equipment is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives as follows:

          Land improvements                           40 years
          Building and improvements             30 to 40 years
          Leasehold improvements                      40 years
          Furniture and equipment                3 to 10 years


All property and equipment is pledged as security against the Mortgage Debt described in Note 7.

The Partnership assesses impairment of its real estate properties based on whether estimated undiscounted future cash flows from such properties on an individual hotel basis will be less than their net book value. If a property is impaired, its basis is adjusted to fair market value.

Deferred Financing and Organization Costs

Deferred financing and organization costs consist of loan fees and legal and accounting costs incurred in connection with obtaining Partnership financing and the formation of the Partnership. Deferred financing costs totaling $3,280,000 were fully amortized at March 21, 1996. Additional financing costs of $34,000 and $6,025,000 were incurred in 1997 and 1996, respectively, in connection with the refinancing of the Partnership's mortgage loan. Financing costs are amortized using the straight-line method, which approximates the effective interest method, over the 20 year loan term. At December 31, 1997 and 1996, accumulated amortization of deferred financing and organization costs totaled $396,000 and $92,000, respectively.

Restricted Cash Reserve

In 1994, a restricted cash reserve consisting of funds generated in excess of an annual 17.5% return on partners' invested capital, as defined, was established in an escrow account maintained by the lender. Through October of 1995, deposits were made in conjunction with the bi-annual distributions to the limited partners. At the time the mortgage debt matured on March 21, 1996, the Partnership applied the balance in the reserve as of December 31, 1995, $9,193,000, to the principal balance of the mortgage loan as a condition to the extension of the loan agreement.

                                  MHP2 Supp-45

On September 23, 1996, the General Partner refinanced the Partnership's mortgage debt. On this date, the Partnership was required to establish certain reserves which are held by an agent of the lender including:

 .    $7.0 million Owner Funded Capital Expenditure Reserve--The funds will be expended for various renewals, replacements and site improvements that are the Partnership's obligation pursuant to the management agreement. A majority of these projects were completed in 1997 utilizing escrow funds and the General Partner will be seeking reimbursement of these funds during 1998.

 .    $1.1 million Capital Expenditure Reserve--The funds will be expended for
     Americans with Disabilities Act of 1990 modifications and environmental remediation projects identified during the course of the appraisals and environmental studies undertaken in conjunction with the refinancing. A majority of these projects were completed in 1997 utilizing escrow funds and the General Partner will be seeking reimbursement of these funds during 1998.

 .    $4.5 million Debt Service Reserve--Based upon current forecasts, it is expected that cash from operations will be sufficient for the required payment terms of the Mortgage Debt. However, due to seasonality of the four hotels' operations, the timing of debt service payments and the lender's desire for additional security, the Partnership was required to establish a debt service reserve for both the Partnership Mortgage Debt and the Santa Clara Partnership mortgage debt totaling two months of debt service.

 .    $155,000 Ground Rent Reserve--This reserve is equal to one month of ground rent.

These reserves were funded by using $12.2 million from the General Partner Reserve and $634,000 from the Partnership and the Santa Clara Partnership property improvement funds.

The loan agreement also requires that the Partnership deposit into the Capital Expenditure Reserve $1.0 million in December of each calendar year commencing in December 1997 until a total of $5.0 million has been deposited to be used for air conditioning system maintenance at the New Orleans Hotel.

In addition, the loan agreement requires that should the long-term senior unsecured debt of Marriott International be downgraded by Standard and Poors Rating Services from an A- to a BBB+, additional reserves would need to be established by the Partnership. In March 1997, Marriott International acquired the Renaissance Hotel Group N.V., adding greater geographic diversity and growth potential to its lodging portfolio. The assumption of additional debt associated with this transaction resulted in a single downgrade of Marriott International's long-term senior unsecured debt effective April 1, 1997. Accordingly, at that time, the Partnership transferred $1.3 million from the Manager's existing tax and insurance reserve account and $465,000 from Partnership cash to the lender to establish a separate escrow account for the payment of the next succeeding insurance premiums and real estate taxes for the Hotels and the Santa Clara Hotel. In the future, the Partnership will make deposits to the reserve account each period and the insurance premiums and real estate taxes will continue to be paid by the lender until such time as Marriott International's debt is upgraded to A-. In addition, the Partnership was required to deposit an additional month's debt service for both the Partnership and the Santa Clara Partnership into the Debt Service Reserve account totaling $2.3 million. The money to fund these reserves had been set aside by the General Partner prior to the distribution of the excess of the General Partner reserve made to the partners in April 1997. The tax and insurance reserves and the Debt Service Reserve are included in restricted cash reserves and the resulting tax and insurance liability is included in accounts payable and accrued expenses in the accompanying balance sheet.

Cash and Cash Equivalents

The Partnership considers all highly liquid investments with a maturity of three months or less at date of purchase to be cash equivalents.

                                  MHP2 Supp-46

Investment in Santa Clara Partnership

The Partnership's earnings from the Santa Clara Partnership are recorded based on the equity method of accounting. Equity in earnings from the Santa Clara Partnership includes 100% of the interest expense related to the debt incurred by the Santa Clara Partnership, the proceeds of which were distributed to the Partnership. The $28.4 million excess of the purchase price of the Santa Clara Partnership interest over the Partnership's proportionate share of the net book value of the assets acquired is being amortized over the related remaining lives of those assets. Amortization is included in Equity in Income of Santa Clara Partnership in the accompanying statement of operations. At December 31, 1997 and 1996, accumulated amortization of the excess purchase price of the Santa Clara Partnership investment was $11,917,000 and $11,006,000, respectively.

Pursuant to the terms of the Santa Clara partnership agreement, the Partnership has an obligation to make capital contributions to fund certain debt service shortfalls to the extent debt service is greater than 50% of cash flow available before debt service (the "Debt Service Advances"). No contributions were made in 1997 and 1996. Any outstanding Debt Service Advances, together with accrued interest, would have been repayable prior to certain distributions and would have been due, in any event, ten years after the date of each advance. There have been no Debt Service Advances since inception of the Santa Clara Partnership.

Interest Rate Swap Agreements

As of December 31, 1995, the Partnership was a party to an interest rate swap agreement to reduce the Partnership's exposure to floating interest rates. The Partnership accounted for the swap arrangement as a hedge of an obligation to pay floating rates of interest and accordingly, recorded interest expense based upon its payment obligation at a fixed rate. This agreement terminated at the initial maturity of the Partnership's mortgage loan on March 21, 1996.

Income Taxes

Provision for Federal and state income taxes has not been made in the accompanying financial statements since the Partnership does not pay income taxes but rather allocates its profits and losses to the individual partners. Significant differences exist between the net income for financial reporting purposes and the net income as reported in the Partnership's tax return. These differences are due primarily to the use, for income tax purposes, of accelerated depreciation methods and shorter depreciable lives of the assets and differences in the timing of recognition of incentive management fee expense.
As a result of these differences, the deficit of the net assets reported in the accompanying financial statements over the tax basis in net Partnership assets is $85.9 million and $87.9 million as of December 31, 1997 and 1996, respectively. Following the Company's acquisition of limited partner interests in the Partnership in 1996, the Partnership underwent a termination and constructive liquidation for tax purposes. All partners were then deemed to recontribute their assets to a newly reconstituted partnership. Upon recontribution the Partnership recorded the fixed assets at their fair market value for tax reporting purposes, as represented by the Company's purchase price for limited partner units resulting in a significant change in the 1996 tax basis when compared to the prior year.

Statement of Financial Accounting Standards

In the First Quarter of 1996, the Partnership adopted Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Adoption of SFAS No. 121 did not have an effect on its financial statements.

Reclassifications

Certain reclassifications were made to the prior year's financial statements to conform to the 1997 presentation.

                                  MHP2 Supp-47

NOTE 3.      REVENUES

Partnership revenues consist of the Hotels' operating results for the three years ended December 31 (in thousands):

                                                           1997       1996       1995
                                                         --------   --------   --------

HOTEL SALES
 Rooms................................................   $101,603   $ 98,436   $ 93,292
 Food and beverage....................................     44,877     42,427     42,198
 Other................................................      8,483      8,171      7,215
                                                         --------   --------   --------
                                                          154,963    149,034    142,705
                                                         --------   --------   --------
HOTEL EXPENSES
 Departmental direct costs
   Rooms..............................................     19,676     18,878     18,416
   Food and beverage..................................     31,439     30,496     28,975
 Other hotel operating expenses.......................     34,834     33,368     31,312
                                                         --------   --------   --------
                                                           85,949     82,742     78,703
                                                         --------   --------   --------

REVENUES..............................................   $ 69,014   $ 66,292   $ 64,002
                                                         ========   ========   ========

NOTE 4. PROPERTY AND IMPROVEMENTS

Property and equipment consists of the following as of December 31 (in thousands):

                                                            1997        1996
                                                          ---------   ---------

 Land and improvements.................................   $ 17,091    $ 17,091
 Building and improvements.............................    107,826     105,382
 Leasehold improvements................................    118,978     111,197
 Furniture and equipment...............................     51,848      61,206
                                                          --------    --------
                                                           295,743     294,876

 Less accumulated depreciation.........................    (98,231)    (96,050)
                                                          --------    --------

                                                          $197,512    $198,826
                                                          ========    ========

NOTE 5. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of financial instruments are shown below. The fair values of financial instruments not included in this table are estimated to be equal to their carrying amounts.


                                            As of December 31, 1997    As of December 31, 1996
                                            ------------------------   ------------------------
                                                           Estimated                  Estimated
                                            Carrying          Fair      Carrying         Fair
                                            Amount           Value       Amount         Value
                                            ------           ------      ------         -----
                                                 (in thousands)             (in thousands)

Mortgage debt                                $221,814      $230,700    $222,500       $222,500
Incentive management fees
  due to Marriott Hotel Services, Inc.          2,739           800       2,578            170

                                  MHP2 Supp-48

The 1996 and 1997 estimated fair value of the mortgage debt obligation is based on the expected future debt service payments discounted at risk adjusted rates. Incentive management fees due are valued based on the expected future payments from operating cash flow discounted at risk adjusted rates.

NOTE 6. SANTA CLARA PARTNERSHIP

Summarized financial information for the Santa Clara Partnership consists of the following as of December 31 (in thousands):

                                                                             1997       1996
                                                                             ----       ----
BALANCE SHEET

Property and equipment..................................................   $28,688    $30,144
Due from Marriott International, Inc....................................     2,059      2,170
Property improvement fund...............................................     2,619      1,230
Cash and cash equivalents...............................................     3,177      1,933
                                                                           -------    -------

  Total Assets..........................................................   $36,543    $35,477
                                                                           =======    =======

Mortgage debt...........................................................   $43,366    $43,500
Due to Marriott International, Inc......................................       970        749
Accounts payable and accrued expenses...................................       482        522
Partners' Deficit.......................................................    (8,275)    (9,294)
                                                                           -------    -------

  Total Liabilities and Partners' Deficit...............................   $36,543    $35,477
                                                                           =======    =======

                                                                          For the Years Ended December 31,
                                                                          --------------------------------
                                                                              1997       1996       1995
                                                                           -------    -------    -------
STATEMENT OF OPERATIONS

REVENUES................................................................   $21,709    $17,347    $14,516

OPERATING COSTS AND EXPENSES
 Depreciation and amortization..........................................     3,013      2,927      2,765
 Interest...............................................................     3,625      3,318      3,063
 Incentive management fees..............................................     3,401      2,652      2,175
 Base management fees...................................................     1,420      1,224      1,079
 Property taxes.........................................................       470        499        508
 Ground rent, insurance and other.......................................       281        264        201
                                                                           -------    -------    -------
                                                                            12,210     10,884      9,791
                                                                           -------    -------    -------

NET INCOME..............................................................   $ 9,499    $ 6,463    $ 4,725
                                                                           =======    =======    =======

NOTE 7. MORTGAGE DEBT

As of December 31, 1995, the Partnership's debt consisted of a $222.5 million mortgage loan (the "Original Mortgage Debt"). The Original Mortgage Debt was nonrecourse to the Partnership and was secured by a first mortgage on each of the Hotels including the grant of a security interest in the Partnership's furniture, fixtures and equipment, contracts and other intangibles and an assignment of the Partnership's rights under the Management and Purchase Agreements.

At the option of the Partnership, the Original Mortgage Debt loan agreement provided for interest rate options which were tied to a Eurodollar rate, an adjusted CD rate or the fluctuating corporate base rate. For Eurodollar

                                  MHP2 Supp-49
or CD elections, the Partnership paid the applicable rate plus an increment equal to 0.9 percentage points. In April 1992, the Partnership entered into an interest rate swap agreement for the entire loan amount with the primary lender to effectively fix the interest rate on the Original Mortgage Debt at 7.8% per annum from May 1992 through loan maturity. The Partnership's obligations under the swap agreement were secured by a pledge of collateral by the General Partner. The weighted average interest rate on the Original Mortgage Debt for the year ended December 31, 1995 was 7.8%. The interest rate swap agreement expired on March 21, 1996.

On March 21, 1996, the Original Mortgage Debt and the Santa Clara mortgage debt matured, at which time the lender granted the Partnership an extension of the two loans for an additional six months until replacement financing could be finalized with another lender. Under the terms of the extension, interest accrued at the London interbank offered rate ("LIBOR") plus 1.875 percentage points for the first three months and accrued at LIBOR plus 2.25 percentage points for the second three months. No principal amortization was required during the extension period. However, under the terms of the extension, the Partnership applied the $9.2 million accumulated in the primary lender reserve account to pay down the principal balance of the Original Mortgage Debt to $213.3 million and deposited $19.1 million into the primary lender reserve account. The primary lender reserve account was established in 1994 to provide funds for a principal paydown on the Original Mortgage Debt at maturity. The $19.1 million deposit represented the balance ($16.8 million) from the unrestricted reserve account included in cash in the accompanying balance sheet as of December 31, 1995, previously established by the General Partner in 1992 (the "General Partner Reserve") and cash flow from the Partnership for the first two accounting periods of 1996 ($2.3 million). During the extension period, the Partnership also was required to deposit into the primary lender reserve account all cash flow from the Hotels plus all of the Partnership's cash flow from the Santa Clara Partnership, net of (i) $500,000 per accounting period, (ii) debt service and (iii) current incentive management fees paid. The $500,000 per accounting period was deposited into a separate expense reserve account which was used by the Partnership to fund administrative expenses and refinancing costs, any owner funded capital expenditures, as well as the Partnership's share of any such costs incurred by the Santa Clara Partnership during the six month extension period.

On September 23, 1996 (the "Closing Date"), the General Partner refinanced the Partnership's Original Mortgage Debt, as well as the $43.5 million mortgage debt of the Santa Clara Partnership. A total of $266.0 million was borrowed from a new third party lender, $222.5 million of which is recorded on the Partnership's financial statements (the "Mortgage Debt"). The Partnership's Mortgage Debt is nonrecourse to the Partnership and is secured by first mortgages on the Hotels, as well as a pledge of its limited partner interest in the Santa Clara Partnership. The two loans are cross-defaulted. The debt bears interest at a fixed rate of 8.22% for an 11-year term expiring October 11, 2007, requires payments of interest only during the first loan year (October 1996 through September 1997). Subsequently, principal amortization based upon a 20-year amortization schedule beginning with the second loan year. The mortgage debt
balance was $221.8 million as of December 31, 1997.   The weighted average
interest rate on the Mortgage Debt for the years ended December 31, 1997 and 1996 was 8.2% and 7.7%, respectively. On the Closing Date, the Partnership was required to establish certain reserves. In addition, a new reserve was established in 1997 and additional amounts were deposited into the existing reserves. All reserves are discussed in Note 2.

The required principal payments of the Mortgage Debt at December 31, 1997 are as follows (in thousands):

                 1998.........   $  4,379
                 1999.........      4,759
                 2000.........      5,119
                 2001.........      5,614
                 2002.........      6,100
                 Thereafter...    195,843
                                 --------

                                 $221,814
                                 ========

                                  MHP2 Supp-50

NOTE 8. LAND LEASES

The San Antonio and San Ramon Hotels are located on sites with ground leases from unrelated third parties. The initial lease terms expire in 2013 and 2014, respectively. To facilitate the refinancing, the Partnership exercised its option to extend the land leases of both properties for an additional twenty-year period. Therefore, the current terms of the San Antonio and San Ramon land leases expire in 2033 and 2034, respectively. The Partnership is obligated to pay annual rent equal to the greater of a minimum rent or a percentage rent and has the option to extend the terms for up to three successive ten-year terms each. Ground rent on the San Antonio Hotel is equal to the greater of $700,000 or 3.5% of annual gross room sales. Ground rent on the San Ramon Hotel is equal to the greater of $350,000 or 3% of annual gross sales for the first five years, after which minimum rent was adjusted upward every five years, beginning in 1989, to an amount equal to 75% of the average rent paid during the three years immediately preceding the applicable five-year period. No such adjustment was necessary at that time. Ground rent expense for the San Antonio and San Ramon Hotels totaled $2,122,000, $1,982,000 and $1,879,000, for the years ended December 31, 1997, 1996 and 1995, respectively.

Future minimum annual rental commitments for all land leases entered into by the Partnership, as described above, are as follows (in thousands):


               Fiscal Year             Land Leases
               -----------             -----------
               1998..................   $ 1,050
               1999..................     1,050
               2000..................     1,050
               2001..................     1,050
               2002..................     1,050
               Thereafter............    32,900
                                        -------
               Total Minimum
                Lease Payments.......   $38,150
                                        =======

NOTE 9. MANAGEMENT AGREEMENTS

The Partnership entered into long-term hotel management agreements (the "Management Agreements") with the Manager to manage the Hotels as part of the Marriott International, Inc. full service hotel system. The Management Agreement for each Hotel has an initial term expiring on December 31, 2008. To facilitate the refinancing, the Manager exercised its option to renew the Management Agreements for each Hotel for an additional 10-year term. Therefore, the current terms of the Management Agreements for each Hotel expire on December 31, 2018. This, as well as the assignment of the Management Agreements described in Note 1, and other minor changes were documented in an amendment to each of the Management Agreements. The Manager has the option to renew the Management Agreements for up to three additional 10-year terms. The Manager also manages the Santa Clara Hotel on behalf of the Santa Clara Partnership. The Manager is paid a base management fee equal to 3% of gross hotel sales. Base management fees paid in 1997, 1996 and 1995 were $4,649,000, $4,471,000 and
$4,281,000, respectively.

In addition, the Manager is entitled to an incentive management fee equal to 20% of each Hotel's Operating Profit, as defined. The incentive management fee with respect to each Hotel is payable only out of 55% of each Hotel's Operating Profit after the Partnership's payment or retention for such fiscal year of the following: (i) the Ground Rent, if any, with respect to such Hotel; (ii) the Qualifying Debt Service, as defined, with respect to such Hotel; (iii) such Hotel's Pro-Rata Share of Total Mortgage Debt Service Shortfall, as defined, if any, with respect to all Hotels; and (iv) the Partnership's non-cumulative 10% Priority Return on the Adjusted Contributed Capital, as defined, with respect to such Hotel.

Unpaid incentive management fees are accrued without interest and are paid from cash flow available for incentive management fees following payment of any then current incentive management fees. Incentive management fees earned for the years ended December 31, 1997, 1996 and 1995 were $9,925,000, $9,813,000 and

                                  MHP2 Supp-51

$9,412,000, respectively. Deferred incentive management fees for the years ended December 31, 1997 and 1996 were $2,739,000 and $2,578,000, respectively, and are included in Due to Marriott Hotel Services, Inc. in the accompanying balance sheet.

Pursuant to the Management Agreements, the Manager is required to furnish the Hotels with certain services ("Chain Services") which are generally provided on a central or regional basis to all hotels in the Manager's full-service hotel system. Chain Services include central training, advertising and promotion, a national reservations system, computerized payroll and accounting services and such additional services as needed which may be more efficiently performed on a centralized basis. Costs and expenses incurred in providing such services are allocated among all domestic full-service hotels managed, owned or leased by the Manager or its subsidiaries. In addition, the Hotels also participate in the Manager's Marriott Rewards Program ("MRP"). This program succeeded the Manager's Honored Guest Awards Program. The cost of this program is charged to all hotels in the Manager's hotel system based upon the MRP sales at each hotel. The total amount of Chain Services and MRP costs charged to the Partnership for the years ended December 31, 1997, 1996 and 1995 were $5,593,000, $5,433,000 and
$5,151,000, respectively, and are included in Revenues (as defined in Note 3) in the accompanying statement of operations.

The Management Agreements provide for the establishment of a property improvement fund for each Hotel to cover the cost of certain non-routine repairs and maintenance to the Hotels which are normally capitalized and the cost of replacements and renewals to the Hotels' property and improvements. Contributions to the property improvement fund are based on a percentage of gross sales. Contributions to the property improvement fund for the San Antonio Hotel are 4% in 1991 through 1998 and 5% thereafter. Contributions to the property improvement fund for the San Ramon Hotel are 4% in 1994 through 1998 and 5% thereafter. Contributions to the property improvement fund for the New Orleans Hotel are 5% each year; however, the contribution percentage was increased to 7% for 1997 and 1998. Commencing with fiscal year 2003, the Manager shall have the right, but not the obligation, to increase the amount it transfers into the fund to any amount greater than 5% but not exceeding 6% of gross sales. Total contributions to the property improvement fund for the years ended December 31, 1997, 1996 and 1995 were $8,193,000, $6,622,000 and
$6,342,000, respectively.

Pursuant to the terms of the Management Agreements, the Partnership is required to provide the Manager with working capital and supplies to meet the operating needs of the Hotels. The Manager converts cash advanced by the Partnership into other forms of working capital consisting primarily of operating cash, inventories, and trade receivables and payables which are maintained and controlled by the Manager. Upon termination of any of the Management Agreements, the working capital and supplies of the related Hotel will be returned to the Partnership. The individual components of working capital and supplies controlled by the Manager are not reflected in the Partnership's balance sheet. As of December 31, 1997 and 1996, $6,633,000 has been advanced to the Manager for working capital and supplies which is included in Due from Marriott Hotel Services, Inc. in the accompanying balance sheet. The supplies advanced to the Manager are recorded at their estimated net realizable value.

Each of the Management Agreements also provides that the Partnership may terminate any of the Management Agreements and remove the Manager if, during any three consecutive fiscal years after fiscal year 1992, with respect to any Hotel, the sum of the operating profit before real and personal property taxes, fails to equal or exceed 8% of the sum of the original cost of the Hotel plus certain additional hotel investments by the Partnership. The Manager may, however, prevent termination by paying to the Partnership such amounts as are necessary to achieve the above performance standards.

                                  MHP2 Supp-52

                MARRIOTT HOTEL PROPERTIES II LIMITED PARTNERSHIP
                       CONDENSED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)



                                                        Twelve Weeks Ended
                                                      -----------------------
                                                       March 27,    March 28,
                                                         1998         1997
                                                      ----------   ----------

REVENUES (Note 4).................................     $19,348      $19,538
                                                       -------      -------

OPERATING COSTS AND EXPENSES
 Depreciation and amortization....................       2,969        3,106
 Incentive management fees........................       2,842        2,901
 Property taxes...................................       1,584        1,394
 Base management fees.............................       1,211        1,190
 Ground rent......................................         553          503
 Insurance and other..............................         275          228
                                                       -------      -------
                                                         9,434        9,322
                                                       -------      -------

OPERATING PROFIT..................................       9,914       10,216
 Interest expense.................................      (4,415)      (4,490)
 Interest income..................................         282          351
                                                       -------      -------

INCOME BEFORE EQUITY IN INCOME OF
    SANTA CLARA PARTNERSHIP.......................       5,781        6,077

EQUITY IN INCOME OF SANTA CLARA PARTNERSHIP.......       1,060          428
                                                       -------      -------

NET INCOME........................................     $ 6,841      $ 6,505
                                                       =======      =======

ALLOCATION OF NET INCOME
 General Partner..................................     $    68      $    65
 Limited Partners.................................       6,773        6,440
                                                       -------      -------

                                                       $ 6,841      $ 6,505
                                                       =======      =======

NET INCOME PER LIMITED PARTNER UNIT (745 Units)...     $ 9,091      $ 8,644
                                                       =======      =======



                  See Notes to Condensed Financial Statements.

                                  MHP2 Supp-53

                MARRIOTT HOTEL PROPERTIES II LIMITED PARTNERSHIP
                            CONDENSED BALANCE SHEETS
                                 (IN THOUSANDS)



                                                  March 27,      December 31,
                                                    1998            1997
                                               -------------   -------------
                                                (unaudited)

                                    ASSETS

 Property and equipment, net...................   $195,803         $197,512
 Due from Marriott Hotel Services, Inc.........     11,988            7,063
 Other assets..................................     10,334            8,510
 Deferred financing costs, net.................      5,593            5,663
 Restricted cash reserves......................     15,784           20,307
 Cash and cash equivalents.....................     13,110           10,363
                                                  --------         --------

                                                  $252,612         $249,418
                                                  ========         ========

                       LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES
  Mortgage debt...............................    $220,690         $221,814
  Investment in Santa Clara Partnership.......       8,522            8,737
  Due to Marriott International, Inc..........       4,561            3,567
  Accounts payable and accrued expenses.......         861            4,163
                                                  --------         --------

     Total Liabilities........................     234,634          238,281
                                                  --------         --------

 PARTNERS' CAPITAL
  General Partner.............................         324              256
  Limited Partners............................      17,654           10,881
                                                  --------         --------

     Total Partners' Capital..................      17,978           11,137
                                                  --------         --------

                                                  $252,612         $249,418
                                                  ========         ========



                  See Notes to Condensed Financial Statements.

                                  MHP2 Supp-54

                MARRIOTT HOTEL PROPERTIES II LIMITED PARTNERSHIP
                       CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                           Twelve Weeks Ended
                                                         -----------------------
                                                         March 27,    March 28,
                                                            1998         1997
                                                         ----------   ----------

OPERATING ACTIVITIES
 Net income...........................................     $ 6,841      $ 6,505
 Noncash items........................................       2,824        2,748
 Change in operating accounts.........................      (4,174)      (3,393)
                                                           -------      -------

    Cash provided by operating activities.............       5,491        5,860
                                                           -------      -------

INVESTING ACTIVITIES
 Additions to property and equipment, net.............      (1,260)      (1,746)
 Change in property improvement fund..................      (1,824)         (39)
                                                           -------      -------

    Cash used in investing activities.................      (3,084)      (1,785)
                                                           -------      -------

FINANCING ACTIVITIES
 Change in restricted lender reserves, net............       1,464           --
 Repayment of mortgage debt...........................      (1,124)          --
 Payment of financing costs...........................          --          (34)
                                                           -------      -------

    Cash provided by (used in) financing activities...         340          (34)
                                                           -------      -------

INCREASE IN CASH AND CASH EQUIVALENTS.................       2,747        4,041

CASH AND CASH EQUIVALENTS at beginning of period......      10,363       16,372
                                                           -------      -------

CASH AND CASH EQUIVALENTS at end of period............     $13,110      $20,413
                                                           =======      =======

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Cash paid for mortgage interest......................     $ 4,552      $ 4,572
                                                           =======      =======



                  See Notes to Condensed Financial Statements.

                                  MHP2 Supp-55

                MARRIOTT HOTEL PROPERTIES II LIMITED PARTNERSHIP
                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)


1. The accompanying condensed financial statements have been prepared by Marriott Hotel Properties II Limited Partnership (the "Partnership") without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted from the accompanying statements. The Partnership believes the disclosures made are adequate to make the information presented not misleading. However, the condensed financial statements should be read in conjunction with the Partnership's financial statements and notes thereto included in the Partnership's Form 10-K for the fiscal year ended December 31, 1997.

     In the opinion of the Partnership, the accompanying condensed unaudited financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of the Partnership as of March 27, 1998, and the results of operations and cash flows for the twelve weeks ended March 27, 1998 and March 28, 1997. Interim results are not necessarily indicative of fiscal year performance because of seasonal and short-term variations.

     For financial reporting purposes, net income of the Partnership is allocated 99% to the limited partners and 1% to the General Partner. Significant differences exist between the net income for financial reporting purposes and the net income reported for Federal income tax purposes. These differences are due primarily to the use, for income tax purposes, of accelerated depreciation methods and shorter depreciable lives of the assets and differences in the timing of recognition of incentive management fee expense.

2. The Partnership owns the New Orleans, San Antonio Rivercenter and San Ramon Marriott Hotels (the "Hotels"). In addition, the Partnership owns a 50% limited partnership interest in the Santa Clara Marriott Hotel Limited Partnership (the "Santa Clara Partnership") which owns the Santa Clara Marriott Hotel (the "Santa Clara Hotel"). The sole general partner of the Partnership and the Santa Clara Partnership, with a 1% interest in each, is Marriott MHP Two Corporation (the "General Partner"), a wholly-owned subsidiary of Host Marriott Corporation ("Host Marriott"). The remaining 49% interest in the Santa Clara Partnership is owned by HMH Properties, Inc., a wholly-owned subsidiary of Host Marriott. The Partnership's income from the Santa Clara Partnership is reported as Equity in Income of the Santa Clara Partnership. In arriving at Equity in Income from the Santa Clara Partnership, the Partnership is allocated 100% of the interest expense related to the debt incurred to purchase the Santa Clara Partnership interest. Summarized financial information for the Santa Clara Partnership is presented in Note 5.

3. Certain reclassifications were made to the prior year financial statements to conform to the 1998 presentation.

4. Hotel revenues represent house profit of the Partnership's Hotels since the Partnership has delegated substantially all of the operating decisions related to the generation of house profit of the Hotels to Marriott Hotel Services, Inc. (the "Manager"). House profit reflects hotel operating results which flow to the Partnership as property owner and represents gross hotel sales less property-level expenses, excluding depreciation and amortization, base and incentive management fees, property taxes, ground rent, insurance and certain other costs, which are disclosed separately in the condensed statement of operations.

                                  MHP2 Supp-56

     Partnership revenues generated by the Hotels for 1998 and 1997 consist of (in thousands):

                                                                Twelve Weeks Ended
                                                               ---------------------
                                                               March 27,   March 28,
                                                                 1998        1997
                                                               ---------   ---------
   HOTEL SALES
     Rooms..................................................     $26,438     $25,905
     Food and beverage......................................      11,593      11,603
     Other..................................................       2,353       2,161
                                                                 -------     -------
                                                                  40,384      39,669
                                                                 -------     -------
   HOTEL EXPENSES
     Departmental direct costs
      Rooms.................................................       4,648       4,495
      Food and beverage.....................................       7,929       7,717
     Other hotel operating expenses.........................       8,459       7,919
                                                                 -------     -------
                                                                  21,036      20,131
                                                                 -------     -------

   REVENUES.................................................     $19,348     $19,538
                                                                 =======     =======

5. Summarized financial information for the Santa Clara Partnership for 1998 and 1997 is as follows (in thousands):

                                                                 Twelve Weeks Ended
                                                               -----------------------
                                                               March 27,    March 28,
                                                                  1998         1997
                                                               ----------   ----------
   Condensed Statement of Operations
   ---------------------------------

   REVENUES.................................................      $6,614       $4,987

   OPERATING COSTS AND EXPENSES
     Incentive management fee...............................       1,071          784
     Depreciation and amortization..........................         716          670
     Base management fee....................................         393          326
     Property taxes.........................................         123          122
     Ground rent, insurance and other.......................         121           95
                                                                  ------       ------
                                                                   2,424        1,997
                                                                  ------       ------

   OPERATING PROFIT.........................................       4,190        2,990
     Interest expense.......................................        (849)        (864)
     Interest income........................................          49           14
                                                                  ------       ------

   NET INCOME...............................................      $3,390       $2,140
                                                                  ======       ======

                                  MHP2 Supp-57

                                                                       March 27,    December 31,
                                                                         1998          1997
                                                                      ----------   -------------
   Condensed Balance Sheets
   ------------------------

     Property and equipment, net...................................     $27,944         $28,688
     Due from Marriott Hotel Services, Inc.........................       2,891           2,059
     Other assets..................................................       3,321           2,619
     Cash and cash equivalents.....................................       2,115           3,177
                                                                        -------         -------
       Total Assets................................................     $36,271         $36,543
                                                                        =======         =======

     Mortgage debt.................................................     $43,146         $43,366
     Due to Marriott Hotel Services, Inc...........................         518             970
     Accounts payable and accrued expenses.........................         409             482
     Partners' deficit.............................................      (7,802)         (8,275)
                                                                        -------         -------
       Total Liabilities and Partners' Deficit.....................     $36,271         $36,543
                                                                        =======         =======

6. On April 17, 1998, Host Marriott, parent company of the General Partner of the Partnership, announced that its Board of Directors has authorized the company to reorganize its business operations to qualify as a real estate investment trust ("REIT") to become effective as of January 1, 1999. As part of the REIT conversion, Host Marriott expects to form a new operating partnership (the "Operating Partnership") and limited partners in certain Host Marriott full-service hotel partnerships and joint ventures, including the Partnership, are expected to be given an opportunity to receive, on a tax-deferred basis, Operating Partnership units in the new Operating Partnership in exchange for their current Partnership interest.

                                  MHP2 Supp-58

                               HOST MARRIOTT, L.P.

                    Supplement Dated __________ __, 1998 for
     Prospectus/Consent Solicitation Statement Dated _________ __, 1998 for
                        Potomac Hotel Limited Partnership

       On the terms described in the Prospectus/Consent Solicitation Statement (the "Consent Solicitation"), dated _________ __, 1998, of which this Supplement (the "Supplement") is a part, Host Marriott Corporation, a Delaware corporation ("Host"), has adopted a plan to reorganize its business operations so that it will qualify as a real estate investment trust ("REIT"). As part of this reorganization (the "REIT Conversion"), Host and its consolidated subsidiaries will contribute their full-service hotel properties and certain other businesses and assets to Host Marriott, L.P. (the "Operating Partnership"), a newly formed Delaware limited partnership, in exchange for units of limited partnership interest in the Operating Partnership ("OP Units") and the assumption of certain liabilities. The sole general partner of the Operating Partnership will be Host Marriott Trust, the entity resulting from the conversion of Host from a Delaware corporation to a Maryland REIT ("Host REIT"). The Operating Partnership and Host REIT will operate together as an umbrella partnership real estate investment trust. Host REIT expects to qualify as a REIT beginning with its first full taxable year after the closing of the REIT Conversion, which Host REIT currently expects to be the year beginning January 1, 1999.

       Following the REIT Conversion and the Blackstone Acquisition (defined below), the Operating Partnership and its subsidiaries initially will own outright, or have controlling interests in, approximately 120 full-service hotels operating primarily under the Marriott, Ritz-Carlton, Four Seasons, Swissotel and Hyatt brand names (the "Hotels"). Concurrently with the REIT Conversion, the Operating Partnership will acquire ownership of, or controlling interests in, 12 hotels and a mortgage loan secured by a thirteenth hotel controlled by The Blackstone Group and a series of funds controlled by Blackstone Real Estate Partners (collectively, the "Blackstone Entities") in exchange for OP Units, the assumption of liabilities and other consideration (the "Blackstone Acquisition"). The Operating Partnership will be one of the largest owners of full-service hotels in the United States.

       As part of the REIT Conversion, the Operating Partnership is proposing to acquire by merger (the "Mergers") Potomac Hotel Limited Partnership, a Delaware limited partnership ("PHLP" or the "Partnership"), and up to seven other limited partnerships (the "Partnerships") that own full-service hotels in which Host or its subsidiaries are general partners. As more fully described in the Consent Solicitation, limited partners of those Partnerships who participate in the Mergers will receive either OP Units or, at their election, unsecured ___% Notes due December 15, 2005 issued by the Operating Partnership ("Notes"), in exchange for their partnership interests in such Partnerships (with respect to the Partnerships, those limited partners who are unaffiliated with Host are referred to herein as the "Limited Partners," and with respect to PHLP, the "PHLP Limited Partners").

       The number of OP Units to be allocated to PHLP will be based upon (i) PHLP's respective Exchange Value (as defined herein) and (ii) the deemed value of an OP Unit at the time of the Merger, determined as described herein. See "Determination of Exchange Values and Allocation of OP Units." The principal amount of the Notes that PHLP Limited Partners may elect to receive in exchange for the OP Units received in the Merger will be based upon PHLP's Note Election Amount (as defined herein). See "Description of the Notes." The estimated Exchange Value set forth herein may increase or decrease as a result of various adjustments, and will be finally calculated shortly before the Closing Date. Pursuant to the Merger, PHLP Limited Partners will receive OP Units with a deemed value of $5,040 per Partnership Unit (as defined herein), or if a PHLP Limited Partner elects, a Note in a principal amount of $3,024 per Partnership Unit.

       In connection with the REIT Conversion, each outstanding share of Host common stock will be converted into one common share of beneficial interest, par value $.01 per share (a "Common Share"), of Host REIT. Following the closing of the REIT Conversion, the Common Shares will be listed on the New York Stock Exchange. Beginning one year after the Mergers, Limited Partners will have the right to redeem their OP Units at any time and receive, at the election of Host REIT, either Common Shares on a one-for-one basis (subject to adjustment) or cash in an amount equal to the market value of such shares (the "Unit Redemption Right").

       Because REITs are not permitted under current federal income tax law to derive revenues directly from the operation of hotels, the Operating Partnership will lease the Hotels to lessees (the "Lessees") that will operate the Hotels under the existing management agreements and pay rent to the Operating Partnership, as more fully described herein. The Lessees generally will be indirect controlled subsidiaries of HMC Senior Communities, Inc., which currently is a wholly owned subsidiary of Host ("SLC"), but which will become a separate public company as part of the REIT Conversion when Host distributes the common stock of SLC to its existing shareholders and the Blackstone Entities. Shares of Host REIT and SLC will become separately traded securities and the companies will operate independently. Initially, there may be a partial overlap between the boards of Host REIT and SLC but this will be phased out over time. There also will be a substantial overlap of shareholders of the two companies initially, but this likely will diverge over time.

                                 PHLP Supp - 1

         Host Marriott Corporation (the "General Partner"), the general partner of PHLP, believes that the terms of the Merger provide substantial benefits and are fair to the PHLP Limited Partners and recommends that all PHLP Limited Partners vote FOR the Merger. The General Partner also recommends that PHLP Limited Partners do not elect to receive Notes as such election may result in a substantial taxable gain.

         The effects of the Mergers may be different for Limited Partners of the various Partnerships. This Supplement has been prepared to highlight for PHLP Limited Partners the specific risks, benefits, effects and fairness of the Merger to them and to provide other information specific to PHLP. Supplements have also been prepared for each of the other Partnerships. This Supplement, together with the supplements of the other Partnerships (collectively, the "Supplements"), are part of the Consent Solicitation. Upon receipt of a written request by a Limited Partner or his representative so designated in writing, the General Partner will send a copy of any Supplement without charge. All requests for a copy of a Supplement should be directed to: Investors Relations, 10400 Fernwood Road, Bethesda, Maryland 20817, telephone number 301-380-2070 (between the hours of 9:00 a.m. and 4:00 p.m., eastern time).

         All cross-references refer to the Consent Solicitation unless stated otherwise. Capitalized terms not defined herein shall have the meaning set forth in the Consent Solicitation. The information contained herein, unless otherwise indicated, assumes the REIT Conversion occurs with all Partnerships participating and no Notes being issued (the "Full Participation Scenario").

Risk Factors

         In deciding whether to approve the Merger, PHLP Limited Partners should consider certain risks and other factors. The General Partner believes that PHLP Limited Partners should particularly consider the following, which should be read in conjunction with the information in the Consent Solicitation under "Risk Factors" and "Federal Income Tax Considerations:"

         . Substantial Benefits to Related Parties. The Mergers will facilitate consummation and enable Host to reap the full benefits of the REIT Conversion and will result in an increase in Host REIT's Funds From Operations per Common Share on a pro forma basis. By converting to a REIT, Host expects to benefit from the advantages enjoyed by REITs in raising capital and acquiring additional assets, participating in a larger group of comparable companies and increasing its potential base of shareholders. Also, Host will realize significant savings through the substantial reduction of its future corporate-level income taxes. To the extent that such anticipated benefits initially are reflected in the value of Host's common stock before the Closing Date, they will not be shared initially with the Limited Partners. Host might be required to transfer its interests in certain Partnerships that do not participate in a Merger, if any, to a Non-Controlled Subsidiary, in which case Host's share of the Partnership's earnings, if any, would continue to be subject to corporate-level income tax.

         . Absence of Arm's Length Negotiations. No independent representative was retained to negotiate on behalf of the PHLP Limited Partners or the other Limited Partners. Although the General Partner has obtained the Appraisals and Fairness Opinion from AAA, AAA has not negotiated with the General Partner and has not participated in establishing the terms of the Mergers. Consequently, the terms and conditions of the Mergers may have been more favorable to the PHLP Limited Partners or the other Limited Partners if such terms and conditions were the result of arm's length negotiations.

                                 PHLP Supp - 2

         . Other Conflicts of Interest. The Mergers, the REIT Conversion and the recommendations of the General Partners involve the following conflicts of interest because of the relationships among Host, the Operating Partnership, the General Partners and SLC: (i) the General Partners, which are all subsidiaries of Host (except for PHLP, of which Host is the General Partner), must assess whether the terms of the Mergers are fair and equitable to the Limited Partners of its Partnership without regard to whether the Mergers and the REIT Conversion may benefit Host, (ii) the terms of the Leases of the Hotels, including the Participating Partnerships' Hotels, will be determined by Host, which will distribute the common stock of SLC, the parent of the Lessees, to its shareholders after such terms have been set and (iii) the terms of the Partnership Agreement, including provisions which benefit Host REIT, have been determined by Host. Such conflicts may result in decisions that do not fully reflect the interests of all Limited Partners, including the PHLP Limited Partners.

         . Valuation of SLC. The value of the SLC common stock distributed to Host's shareholders and the Blackstone Entities will be one factor used in determining the value of an OP Unit. Although Host's Board of Directors will determine the value of the SLC common stock in good faith and in reliance in part upon the opinion of an independent financial advisor, conflicts of interest still exist. If the SLC common stock is undervalued by Host's Board of Directors, the deemed value of an OP Unit for purposes of the Mergers may be higher than the level at which the Host REIT Common Shares will trade following the REIT Conversion and the PHLP Limited Partners could receive less than the full Exchange Value of their Partnership Interests and Host REIT could receive an overall higher percentage of the ownership of the Operating Partnership.

         . Determination of Exchange Value. The deemed value of OP Units that each PHLP Limited Partner will receive (if such PHLP Limited Partner elects to retain OP Units rather than receive a Note) will equal the Exchange Value of such PHLP Limited Partner's Partnership Interest. The Exchange Value of PHLP will be its Continuation Value, which is the greatest of its Adjusted Appraised Value, Continuation Value and Liquidation Value, each of which is determined according to a different method of valuation and involves numerous estimates and assumptions. There is no assurance that the Exchange Value of PHLP will equal the fair market value of the Hotels and other assets contributed by PHLP. Host REIT, on the other hand, will receive a number of OP Units equal to the number of shares of Host common stock outstanding on the Closing Date (and, if Host has outstanding shares of preferred stock at the time of the REIT Conversion, a corresponding number of preferred partnership interests in the Operating Partnership), which should fairly represent the market value of Host REIT but may not be equal to the fair market or net asset value of the Hotels and other assets that Host will contribute to the Operating Partnership. See "Determination of Exchange Values and Allocation of OP Units."

         . Valuation of OP Units. The value of an OP Unit, for purposes of the Mergers and the REIT Conversion, will be deemed to be equal to the value of a share of Host common stock immediately prior to the REIT Conversion minus the amount of cash and the estimated value of the SLC common stock or other property to be distributed with respect to each share of Host common stock in connection with the REIT Conversion. There is no assurance that, following the REIT Conversion, the value of the publicly traded Common Shares (and therefore the value of the OP Units) will in fact equal or exceed the deemed value of the OP Units used for purposes of the Mergers. These factors could result in the PHLP Limited Partners receiving OP Units with an actual value that is less than either the deemed value of the OP Units for purposes of the Mergers or the fair market value of their Partnership Interests.

         . Determination of the Value of the Notes. At the same time that he votes on the Merger, each PHLP Limited Partner can also elect to receive, in exchange for OP Units, an unsecured, seven-year Note with a principal amount equal to the Note Election Amount of his Partnership Interest, which is based upon numerous assumptions and estimates. The deemed value of the OP Units will exceed the principal amount of the corresponding Notes to be received by the PHLP Limited Partners (because the Exchange Value is higher than the Note Election Amount), and there is no assurance that the Note a Limited Partner receives will have a value equal to the fair market value of the PHLP Limited Partner's share of the Hotels and other assets owned by PHLP. There will be no public market for the Notes.

                                 PHLP Supp - 3

              If the Notes are sold, they may sell at prices substantially below their issuance price. Noteholders are likely to receive the full face amount of a Note only if they hold the Note to maturity, which is December 15, 2005, or if the Operating Partnership repays the Notes prior to maturity. Because the Notes are unsecured obligations of the Operating Partnership, they will be effectively subordinated to all secured debt of the Operating Partnership and all obligations of both the Participating Partnerships and the Operating Partnership's other subsidiaries. See "Description of the Notes." As of March 27, 1998, on a pro forma basis assuming the Full Participation Scenario, the Operating Partnership would have had aggregate consolidated debt of approximately $4.6 billion to which the Notes were effectively subordinated or which rank equally with such Notes.

         . Fundamental Change in Nature of Investment; Potential Underperformance. The Mergers and the REIT Conversion involve a fundamental change in the nature of a PHLP Limited Partner's investment from holding an interest in PHLP which has a fixed portfolio of eight Hotels and has never distributed cash flow from the operation of such Hotels to its Limited Partners, to holding an interest in an operating real estate company with a portfolio of approximately 120 Hotels that collects and distributes to its limited partners rents received from the Lessees (which will bear the risks and receive the direct benefits of the Hotels' operations), has the ability to acquire additional hotels, is able to reinvest proceeds from sales or refinancings of existing Hotels in other hotels and has a publicly traded general partner. In addition, each PHLP Limited Partner's investment will change from one that allows a PHLP Limited Partner to receive a return of capital in the form of distributions from any net proceeds of a sale or refinancing of PHLP's assets to an investment in which a Limited Partner likely would realize a return of capital only through the exercise of the Unit Redemption Right. Although it is expected that the PHLP Limited Partners will receive added benefits from an investment in the Operating Partnership, a PHLP Limited Partner's share of the liquidation proceeds, if any, from the sale of PHLP's Hotels could be higher than the amount realized upon exercise of the Unit Redemption Right (or payments on any Note received by a PHLP Limited Partner who elects to receive such
              Note). An investment in the Operating Partnership may not outperform an investment in PHLP. See "Comparison of Ownership of Partnership Interests, OP Units and Common Shares -- Nature of Investment."

         . Exposure to Risks from Other Hotels. As a result of the Mergers, PHLP Limited Partners who elect to receive OP Units will own interests in a much larger partnership with a broader range of assets than PHLP individually. A material adverse change affecting the Operating Partnership's assets will affect all Limited Partners regardless of whether a particular Limited Partner previously was an investor in such affected assets. PHLP owns discrete assets, and the Mergers and the REIT Conversion will significantly diversify the types and geographic locations of the Hotels in which the PHLP Limited Partners will have interests. As a result, the Hotels owned by the Operating Partnership may be affected differently by economic and market conditions than those Hotels owned by PHLP.

         . PHLP Limited Partners Have No Cash Appraisal Rights. PHLP Limited Partners who vote against the Merger will not have a right to receive cash based upon an appraisal of their Partnership Interests.

         . Uncertainties as to the Size and Leverage of the Operating Partnership. Host is an existing operating company that regularly issues and repays debt, acquires additional hotels and disposes of existing hotels. Also, some or all of the Partnerships may elect not to participate in a Merger. In that case, Host may contribute its interests in such Partnerships to a Non-Controlled Subsidiary, which is subject to corporate-level income taxation, rather than the Operating Partnership. In addition, outside partners in certain Private Partnerships may not consent to a lease of their partnership's Hotel(s). Host also may repurchase outstanding securities or issue new debt or equity securities prior to the consummation of the Mergers and the REIT Conversion. For these reasons, the PHLP Limited Partners cannot know at the time they vote on a Merger the exact size and amount of leverage of the Operating Partnership.

         . Other Uncertainties at the Time of Voting. There are several other uncertainties at the time the PHLP Limited Partners must vote on the Merger, including (i) the exact Exchange Value for PHLP (which will be adjusted for changes in lender and capital expenditure reserves,

                                 PHLP Supp - 4
              indebtedness, deferred maintenance and other items prior to the Closing Date), (ii) the deemed value of the OP Units for purposes of the Merger which, together with the Exchange Value, will determine the number of OP Units the PHLP Limited Partners will receive and (iii) the exact principal amount of the Notes that may be received in exchange for OP Units. For these reasons, the PHLP Limited Partners cannot know at the time they vote on the Merger these important aspects of the Merger.

         . Lack of Control over Hotel Operations. Due to current federal income tax law restrictions on a REIT's ability to derive revenues directly from the operation of a hotel, the Operating Partnership will lease virtually all of its consolidated Hotels to the Lessees, which will operate the Hotels by continuing to retain the Managers pursuant to the Management Agreements. The Operating Partnership will not operate the Hotels or participate in the decisions affecting the daily operations of the Hotels. Although the Operating Partnership's subsidiaries will have certain rights as lessors under the Leases (including control over decisions relating to capital expenditures) and will remain obligated under the Management Agreements, the Operating Partnership will have only a limited ability to require the Lessees or the Managers to operate or manage the Hotels in any particular manner or to govern any particular aspect of their day-to-day operation or management. Therefore, the Operating Partnership will be dependent for its revenue upon the ability of the Lessees and the Managers to operate and manage the Hotels.

         . Expiration of Leases. The Leases will expire seven to ten years after the Closing Date, and there can be no assurance that such Leases will be renewed (or if renewed, will be renewed on terms as favorable to the Operating Partnership). If the Leases are not renewed, the Operating Partnership will be required to find other lessees, which lessees must meet certain requirements set forth in the Management Agreements. There can be no assurance that satisfactory lessees could be found or as to the terms and conditions on which the Operating Partnership would be able to renew the Leases or enter into new leases with such lessees.

         . Requisite Vote of PHLP Limited Partners Binds All PHLP Limited Partners. For PHLP, approval of the Merger is by a majority of the Partnership Interests that are eligible to be voted, as described in "Voting Procedures -- Required Vote and Other Conditions." Such approval will cause PHLP to participate in the Merger and will bind all PHLP Limited Partners, including PHLP Limited Partners who voted against or abstained from voting with respect to the Merger.

         . Risks of Lodging Industry. The profitability of the Hotels is subject to general economic conditions, the management abilities of the Managers (primarily Marriott International), competition, the desirability of particular locations and other factors relating to the operation of the Hotels. The full-service segment of the lodging industry, in which virtually all of the Hotels operate, is highly competitive, and the Hotels generally operate in geographical markets that contain numerous competitors. The Hotels' success will be dependent, in large part, upon their ability to compete in such areas as access, location, quality of accommodations, room rate structure, the quality and scope of food and beverage facilities and other services and amenities. The lodging industry, including the Hotels (and thus the Operating Partnership), may be adversely affected in the future by (i) national and regional economic conditions, (ii) changes in travel patterns, (iii) taxes and government regulations which influence or determine wages, prices, interest rates, construction procedures and costs, (iv) the availability of credit and (v) other factors beyond the control of the Operating Partnership.

         . Risks of Leverage. The Operating Partnership will have substantial indebtedness. As of March 27, 1998, on a pro forma basis assuming the Full Participation Scenario, the Operating Partnership would have had outstanding indebtedness totaling $4.6 billion, which represents a 44% debt-to-total market capitalization ratio on a pro forma basis at such date (based upon a price per Common Share of Host REIT of $20.00). The Operating Partnership's business is capital intensive and it will have significant capital requirements in the future. The Operating Partnership's leverage level could affect its ability to (i) obtain financing in the future, (ii) undertake refinancings on terms and subject to conditions deemed acceptable by the Operating Partnership, (iii) make distributions to partners, (iv) pursue its acquisition strategy or (v) compete effectively or operate successfully under adverse economic conditions.

                                 PHLP Supp - 5

         . No Limitation on Debt. There are no limitations in Host REIT's or the Operating Partnership's organizational documents which limit the amount of indebtedness either may incur, although both the Notes and the Operating Partnership's other debt instruments will contain certain restrictions on the amount of indebtedness that the Operating Partnership may incur.

         . Rental Revenues from Hotels Subject to Rights of Lenders. In accordance with the mortgage loan agreements with respect to outstanding indebtedness of certain Hotel Partnerships, the rental revenues received by such Hotel Partnerships under certain Leases first will be used to satisfy the debt service on such outstanding indebtedness and any cash flow remaining thereafter will be available to satisfy other obligations of the Hotel Partnership (including paying property taxes and insurance, funding the required FF&E reserves for the Hotels and capital improvements) and to make distributions to partners, including Host REIT.

         . Ownership Limitations. No person may own, actually or constructively (as determined under the applicable Code provisions), (i) in excess of 9.8% of the number or value of outstanding Common Shares of Host REIT or (ii) in excess of 4.9% of the OP Units (other than Host REIT and The Blackstone Group), subject to waiver or modification by Host REIT or the Operating Partnership, as the case may be, in certain limited circumstances.

         . Timing of REIT Conversion. If the REIT Conversion does not occur in time for Host REIT to elect REIT status effective January 1, 1999, the effectiveness of Host REIT's election could be delayed to January 1, 2000, which would result in Host REIT continuing to pay corporate-level income taxes in 1999 and could cause the Blackstone Acquisition not to be consummated.

         . Effect of Subsequent Events upon Recognition of Gain. Even though the PHLP Limited Partners (other than those who elect to receive a Note in exchange for OP Units) generally are not expected to recognize significant taxable gain at the time of the Mergers, there are a variety of events and transactions (including the sale of one or more of the Hotels currently owned by PHLP or the reduction of indebtedness securing one or more of the Hotels) that could cause a PHLP Limited Partner to recognize all or a part of the gain that otherwise has been deferred through the REIT Conversion. In this regard, the refinancing of the existing debt secured by PHLP's Hotels (the "Mitsui Bank Debt"), which matures in December 1998 but which may be extended through December 1999, could result, depending upon the circumstances, in the recognition of significant taxable gain by PHLP Limited Partners. See "Federal Income Tax Considerations-- Tax Treatment of PHLP Limited Partners Who Hold OP Units Following the Merger." Certain Hotels (including the Blackstone Hotels and the Hotel owned by Atlanta Marquis) will be covered by agreements with third parties which will restrict the Operating Partnership's ability to dispose of those properties or refinance their debt. As for the remaining initial properties (including the Hotels owned by PHLP), the partnership agreement of the Operating Partnership, which is substantially in the form attached hereto as Appendix A (the "Partnership Agreement"), does not impose any restrictions on the Operating Partnership's ability to dispose of the Hotels or to refinance debt secured by the Hotels. In addition, the Partnership Agreement expressly provides that Host REIT, as general partner of the Operating Partnership, is not required to take into account the tax consequences of the limited partners in deciding whether to cause the Operating Partnership to undertake specific transactions and the limited partners have no right to approve or disapprove such transactions. See "Description of OP Units --Sales of Assets."

         . Sale of Personal Property May Result in Gain to PHLP Limited Partners. In order to facilitate the participation of PHLP in the Merger without adversely affecting the Host REIT's qualification as a REIT, the Operating Partnership will require, as part of the Merger, that PHLP sell a portion of the personal property associated with its Hotels to a Non-Controlled Subsidiary. This sale will be a taxable transaction and may result in an allocation of a relatively modest amount of ordinary recapture income by PHLP to PHLP Limited Partners. This income will be allocated to each PHLP Limited Partner in the same proportion and to the same extent that such PHLP Limited Partner was allocated any deductions directly or indirectly giving rise to the treatment of such gains as recapture income. A PHLP Limited Partner who receives such an allocation of recapture income would not be entitled to any special distribution from PHLP in connection with the sale of personal property.

                                 PHLP Supp - 6

         . Election to Receive Notes. A PHLP Limited Partner who elects to receive a Note in connection with the Mergers in exchange for his OP Units will be treated as having made a taxable disposition of his Partnership Interest. The Limited Partner may be eligible to defer only a small portion, but not all, of that gain under the "installment sale" rules. A Limited Partner with a "negative capital account" with respect to his Partnership Interest who elects to receive a Note will recognize "phantom income" in that amount at the time of the Mergers in any event. See "Federal Income Tax Considerations -- Tax Treatment of PHLP Limited Partners Who Exercise Their Right to Make the Note Election."

         . Failure of Host REIT to Qualify as a REIT for Tax Purposes. Taxation of Host REIT as a corporation if it fails to qualify as a REIT, and Host REIT's subsequent liability for federal, state and local taxes on its income and property, would, among other things, have the effect of reducing cash available for distribution to Host REIT's shareholders and materially reducing the value of the Common Shares and OP Units.

         . Failure of the Operating Partnership to Qualify as a Partnership for Tax Purposes. Taxation of the Operating Partnership as a corporation if it fails to qualify as a partnership and the Operating Partnership's subsequent liability for federal, state and local income taxes, would, among other things, have the effect of reducing cash available for distribution to holders of OP Units, would cause Host REIT to fail to qualify as a REIT for tax purposes and would cause the holders of OP Units to recognize substantial taxable gain at the time the Operating Partnership ceases to qualify as a partnership.

         . Change in Tax Laws. No assurance can be provided that new legislation, Treasury Regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to Host REIT's qualification as a REIT or the federal income tax consequences of such qualification.

Expected Benefits of the REIT Conversion

         The General Partner believes that participating in the REIT Conversion would likely be beneficial to the PHLP Limited Partners for the reasons set forth below. This information is qualified by and should be read in conjunction with the information in the Consent Solicitation under "Background and Reasons for the Mergers and the REIT Conversion -- Expected Benefits of the Mergers." These benefits, which should be viewed as alternatives to continuing the business and operations of PHLP, are expected to include:

         . Value of OP Units to be Received in the Merger. PHLP Limited Partners who elect to receive OP Units in the Merger will receive OP Units with a deemed value of $5,040 per Partnership Unit.

         . Enhanced Liquidity of Investment. The REIT Conversion will offer PHLP Limited Partners significantly enhanced liquidity with respect to their investments in PHLP because, after the expiration of the Initial Holding Period, PHLP Limited Partners will be able to exercise their Unit Redemption Right at any time, subject to certain limited exceptions. Host has approximately 204 million shares of common stock outstanding and the closing price on the NYSE on May 28, 1998 was $19.4375 per share (reflecting a total common equity market capitalization of approximately $4 billion). The exercise of the Unit Redemption Right, however, generally would result in recognition of taxable income or gain at that time.

         . Public Market Valuation of Assets. Trading has been extremely limited in the Partnership Units of PHLP. In contrast, the General Partner believes that by exchanging interests in PHLP, which is a non-traded limited partnership, for interests in a publicly traded real estate company focused primarily on a more diverse and growing full-service hotel portfolio, the PHLP Limited Partners will have the opportunity to participate in the recent trend of ownership of real estate through a publicly traded entity, which, in many instances, has resulted in market valuations of public real estate companies in excess of the estimated net asset values of those companies. There can be no assurance, however, that the Common Shares of Host REIT will trade at a premium to the private market values of the Operating Partnership's assets or that the relative pricing differential will not change or be eliminated in the future. Also, the initial benefit of Host's

                                 PHLP Supp - 7
              conversion to a REIT will not be shared by the PHLP Limited Partners if and to the extent that such initial benefit is reflected in the market valuation of Host's common stock prior to the REIT Conversion.

         . Regular Quarterly Cash Distributions. The General Partner expects that the Operating Partnership will make regular quarterly cash distributions to holders of OP Units. PHLP has never distributed cash to its Limited Partners, thus the ability of the PHLP Limited Partners to receive quarterly and regular distributions would be enhanced. For additional information regarding historical and estimated future distributions for PHLP and the other Partnerships, see "Background and Reasons for the Mergers and the REIT Conversion -- Reasons for the Mergers."

         . Substantial Tax Deferral. The General Partner expects that PHLP Limited Partners who do not elect to receive a Note in exchange for OP Units generally should be able to obtain the benefits of the Merger while continuing to defer recognition for federal income tax purposes of at least a substantial portion, if not all, of the gain with respect to their Partnership Interests that otherwise would be recognized in the event of a liquidation of PHLP or a sale or other disposition of its assets in a taxable transaction (although PHLP Limited Partners may recognize a relatively modest amount of ordinary income as the result of required sales of personal property to a Non-Controlled Subsidiary in order to facilitate Host REIT's qualification as a REIT). Thereafter, such PHLP Limited Partners generally should be able to defer at least a substantial portion of such built-in gain until they elect to exercise their Unit Redemption Right or one or more of the Hotels currently owned by PHLP are sold or otherwise disposed of in a taxable transaction by the Operating Partnership or the Mitsui Bank Debt now secured by such Hotels is repaid, prepaid or substantially reduced. The federal income tax consequences of the Merger are highly complex and, with respect to each PHLP Limited Partner, are dependent upon many variables, including the particular circumstances of such PHLP Limited Partner. See "Federal Income Tax Considerations -- Tax Consequences of the Merger." Each PHLP Limited Partner is urged to consult with its own tax advisors as to the consequences of a Merger in light of its particular circumstances.

         . Enhanced Ability of the Operating Partnership to Refinance the Mitsui Bank Debt. The Mitsui Bank Debt of $172.7 million as of December 31, 1997, must be refinanced no later than December 1999. There is no assurance, however, that such refinancing, either by PHLP on a standalone basis or the Operating Partnership following the Merger, will not require that PHLP Limited Partners recognize at least a substantial portion of the taxable gain that otherwise has been deferred through the Merger. In connection with an IRS ruling that the Operating Partnership has requested, see "Federal Income Tax Considerations -- Tax Consequences of the Merger -- Deemed Cash Distribution and Resulting Taxable Gain," it is expected that the former PHLP Limited Partners will reduce the amount of "phantom income" they are allocated, thereby reducing their taxable gains. There can be no assurance, however, that the Operating Partnership will receive the ruling and, if received, the exact impact it will have on an individual PHLP Limited Partner.

         . Risk Diversification. Participation in the Merger, as well as future hotel acquisitions by the Operating Partnership, will reduce the dependence of PHLP Limited Partners upon the performance of, and the exposure to the risks associated with, PHLP's Hotels and spread such risk over a broader and more varied portfolio, including more diverse geographic locations and multiple brands. See "Business and Properties -- Business Objectives."

         . Reduction in Leverage and Interest Costs. It is expected that the Operating Partnership will have a significantly lower leverage to value ratio than PHLP currently, which has outstanding debt balances in excess of the Appraised Values of its Hotels, resulting in significant interest and debt service savings and greater financial stability. In addition, the Mitsui Bank Debt currently matures in December 1998 with the right to extend the maturity to December 1999. There can be no assurance, however, that PHLP can either extend the debt maturity beyond December 1999 or refinance such debt on favorable terms in the absence of the Merger or that the Operating Partnership could extend or refinance such debt if the Merger is consummated. The Operating Partnership and the General Partner believe, however, that PHLP will face greater difficulties in finding a satisfactory replacement for such debt than the Operating Partnership, given the Operating Partnership's larger size, greater diversity of assets and extent of its relationship with lenders.

                                 PHLP Supp - 8

         . Growth Potential. The General Partner believes that the PHLP Limited Partners, by owning interests in a publicly traded, real estate company focused primarily on a more diverse and growing upscale and luxury full-service hotel portfolio, will be able to participate in growth opportunities that would not otherwise be available to them.

         . Greater Access to Capital. With publicly traded equity securities, a larger base of assets and a substantially greater equity value than PHLP individually, Host REIT expects to have greater access to the capital necessary to fund the Operating Partnership's operations and to consummate acquisitions on more attractive terms than would be available to PHLP individually. This greater access to capital should provide greater financial stability to the Operating Partnership and reduce the level of risk associated with refinancing existing loans upon maturity, as compared to PHLP individually.

      DETERMINATION OF EXCHANGE VALUE OF PHLP AND ALLOCATION OF OP UNITS

     General. The Exchange Value of PHLP will be equal to the greatest of its Adjusted Appraised Value, Continuation Value and Liquidation Value, each of which has been determined as follows:

     . Adjusted Appraised Value. The General Partner has retained AAA to determine the market value of each of the Hotels as of March 1, 1998 (the "Appraised Value"). The "Adjusted Appraised Value" of PHLP equals the Appraised Value of its Hotels, adjusted as of the Final Valuation Date for lender reserves, capital expenditure reserves, existing indebtedness (including a "mark to market" adjustment to reflect the market value of such indebtedness), certain deferred maintenance costs, deferred management fees and transfer and recordation taxes and fees.

     . Continuation Value. The "Continuation Value" of PHLP represents AAA's estimate, as adopted by the General Partner, of the discounted present value, as of January 1, 1998, of the PHLP limited partners' share of estimated future cash distributions and estimated net sales proceeds (plus lender reserves), assuming that PHLP continues as an operating business for twelve years and its assets are sold on December 31, 2009 for their then estimated market value.

     . Liquidation Value. The "Liquidation Value" of PHLP represents the General
       Partner's estimate of the net proceeds to PHLP limited partners resulting from the assumed sale as of December 31, 1998 of the Hotels of PHLP, each at its Adjusted Appraised Value (after eliminating any "mark to market" adjustment and adding back the deduction for transfer taxes and fees, if any, made in deriving the Adjusted Appraised Value), less (i) estimated liquidation costs, expenses and contingencies equal to 2.5% of Appraised Value and (ii) prepayment penalties or defeasance costs, as applicable.

     Final determination of the Exchange Value of PHLP will be made as of the end of the four week accounting period ending at least 20 days prior to the Closing Date (the "Final Valuation Date") and will be equal to the greatest of Adjusted Appraised Value, Continuation Value and Liquidation Value as of such date. Adjusted Appraised Value, Continuation Value and Liquidation Value will be adjusted as of the Final Valuation Date (i) to reflect the amount of lender and capital expenditure reserves and the amount of deferred management fees as of such date, (ii) to increase the Adjusted Appraised Value by any amounts actually expended by PHLP after the Initial Valuation Date to perform deferred maintenance previously subtracted in determining the estimated Adjusted Appraised Value of PHLP and (iii) to reflect any changes in PHLP's other reserves, such as for litigation expenses and indemnification costs and any revised estimates of transfer and recordation taxes and fees.


                                 PHLP Supp - 9

     Appraised Value. PHLP's Hotels were appraised as of March 1, 1998 by AAA, an independent, nationally recognized hotel valuation and financial advisory firm experienced in the appraisals of lodging properties such as PHLP's Hotels. Each appraisal (an "Appraisal") was reviewed by an MAI appraiser and certified by such MAI appraiser as having been prepared in accordance with the requirements of the Standards of Professional Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation.

     The purpose of each Appraisal is to provide an estimate of the "Market Value" of the related Hotel. "Market Value" means the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably and assuming the price is not affected by undue stimuli. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby: (i) the buyer and seller are equally motivated; (ii) both parties are well informed or well advised, and each is acting in what he considers his own best interest; (iii) a reasonable time frame is allowed for exposure in the open market; (iv) payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and (v) the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale. AAA made site visits at a majority of PHLP's Hotels for purposes of the Appraisals.

     In preparing the Appraisals, AAA relied primarily on the income capitalization method of valuation, and then compared the value estimated by this method with recent sales of comparable properties, as a check on the reasonableness of the value determined through the income capitalization method. AAA employed the following procedures for determining the Appraised Value of each Hotel:

     . Historical 1997 and Projected Year's Earnings. AAA reviewed the historical 1997 net operating income (i.e., income before interest, taxes, depreciation and amortization) ("NOI") prior to incentive management fees and certain capital expenditures for each Hotel. AAA also prepared a projection of the NOI prior to incentive management fees and certain capital expenditures for each Hotel for the twelve month period ending February 28, 1999 (the "Projected Year"), using historical financial information for each Hotel, budget information, a survey with the manager of each Hotel addressing the physical condition of each Hotel, local market conditions (including business mix, demand generators, future trends and predictability of business), changes in the competitive environment, comparison with direct competitors of the Hotel and risk factors relating to each Hotel. The resulting gross margin (ratio of total revenues to NOI prior to incentive management fees) was checked against AAA's database of the gross margins for similar hotels for reasonableness.

     . Impact of Incentive Management Fees. AAA estimated a normalized annual amount of incentive management fees payable under the applicable management agreement and subtracted this amount from the NOI prior to incentive management fees and certain capital expenditures for 1997 and the Projected Year.

     . Impact of Owner Funded Capital Expenditures. AAA estimated normalized annual amounts of owner funded capital expenditures (over and above the FF&E reserve) based in part on projected owner funded capital expenditures estimated in the Engineering Study. The normalized amounts were then subtracted from the NOI prior to owner funded capital expenditures for 1997 and the Projected Year.

     . Capitalization of Adjusted NOI. AAA then capitalized the amount resulting from the foregoing adjustments ("Adjusted NOI") for 1997 and the Projected Year by dividing such amounts by capitalization rates that AAA determined to be appropriate. A capitalization rate represents the relationship between net operating income and sales prices of income producing property. AAA selected the capitalization rates based upon its review of current published surveys reflecting the opinions of investors and participants such as REITs, hotel acquisition/management companies and pension funds, lenders, brokers and consultants as to current

                                 PHLP Supp - 10
       capitalization rates, and its own database of capitalization rates reflected in recent transactions, adjusted for factors specific to the individual Hotel, such as location, physical condition, reserve policies, local market volatility and competition, guest mix, renovation influences and other income characteristics. AAA used separate capitalization rates that it deemed appropriate to capitalize 1997 historical Adjusted NOI and estimated Projected Year's Adjusted NOI. AAA then estimated the value of each Hotel based upon each of the values estimated by capitalizing 1997 and Projected Year's Adjusted NOI and its professional judgment. The following table sets forth the effective capitalization rates for 1997 and Projected Year's Adjusted NOI resulting from AAA's estimated Appraised Values of PHLP's Hotels.

   RESULTING EFFECTIVE CAPITALIZATION RATES FOR APPRAISALS OF PHLP'S HOTELS

                                          PROJECTED YEAR (ENDING
                 1997                       FEBRUARY 28, 1999)
                 ----                     ----------------------
                9.2 - 9.8%                         9.7 - 10.6%

  The resulting Appraised Value of PHLP's Hotels, as estimated by AAA, is $265,800,000.

     . Comparison with Comparable Sales. AAA checked the Appraised Value of each Hotel derived by the foregoing procedures against its database of comparable sale transactions for reasonableness.

     With respect to PHLP's Hotels, five properties were encumbered by ground leases as of the date of the Appraisals. Accordingly, the Appraised Values of such Hotels have been decreased to reflect the encumbrance of the ground leases and the interests of the ground lessors in the operating cash flows of such Hotels. The Appraised Values assume all contractual provisions for FF&E reserves are adequate and have not been reduced to reflect deferred maintenance or environmental remediation costs with respect to PHLP's Hotels (but estimated deferred maintenance costs have been deducted in estimating the Adjusted Appraised Value of each of PHLP's Hotels). The Appraised Values did not take into account the costs that might be incurred in selling the Hotels (but estimated costs for transfer and recordation taxes and fees have been deducted in estimating the Adjusted Appraised Value of each Hotel).

     The Appraisals are not guarantees of present or future values and no assurance can be given as to the actual value of PHLP's Hotels. The Appraisals should be read in conjunction with other information, such as, but not limited to, the audited financial statements of PHLP.

     The Appraised Values, and the assumptions underlying the projections on which the Appraised Values are based, are contingent upon a series of future events, the outcomes of which are not necessarily within the Operating Partnership's control and cannot be determined at this time. There can be no assurance that another appraiser would not have arrived at a different result. Some of the assumptions inevitably will not materialize, and unanticipated events and circumstances will occur subsequent to the date of the Appraisals. Furthermore, the actual results achieved from PHLP's Hotels will vary from the results projected in the Appraisals and the variations may be material.


                                PHLP Supp - 11

     Adjusted Appraised Value. The Adjusted Appraised Value of PHLP was determined by totaling the Appraised Values of all of the Hotels of PHLP and then making various adjustments to the aggregate Appraised Value, as described below.

     . Mortgage and Other Debt. The estimated principal balance and accrued interest as of the Closing Date (assumed to be December 31, 1998) of all mortgage and other debt of PHLP has been subtracted from the Appraised Value.

     . Deferred Maintenance Costs. The estimated cost to complete any deferred maintenance items identified in the Engineering Study relating to the Hotels of PHLP have been subtracted from the Appraised Value. The adjustments for this item will be reduced at the Final Valuation Date to reflect amounts expended after the Initial Valuation Date to perform such deferred maintenance. No adjustments have been made for previously budgeted capital expenditures or deferred maintenance costs estimated in the Engineering Study that are reflected in the cash flow projections used for purposes of estimating Appraised Values.

     . Transfer Taxes and Fees. The estimated transfer and recordation taxes and fees required to be paid by PHLP in connection with the Merger have been subtracted from the Appraised Value. The actual transfer and recordation taxes and fees will be paid by the Operating Partnership as part of the Merger Expenses.

     The following table sets forth the adjustments to the aggregate Appraised Values made to derive the estimated Adjusted Appraised Value for PHLP as of the Initial Valuation Date.

          CALCULATION OF ESTIMATED ADJUSTED APPRAISED VALUE FOR PHLP
                       AS OF THE INITIAL VALUATION DATE
              (IN THOUSANDS, EXCEPT PER PARTNERSHIP UNIT AMOUNT)


         Appraised Value                              $ 265,800
         Mortgage debt                                 (161,136)
         Other debt                                    (128,102)
         Deferred management fees                       (34,151)
         Deferred maintenance costs                      (5,212)
         Transfer taxes                                    (814)
         Estimated Adjusted Appraised
          Value  Value                                $ (63,615)
                                                      =========
         Limited partners' share                      $       0
         Per Partnership Unit                         $       0

     Continuation Value. AAA estimated the Continuation Value of PHLP using the following methodology:

     . Estimated Future Cash Distributions. AAA prepared estimates of future partnership cash flow for PHLP for the 12-year period from January 1, 1998 through December 31, 2009 based upon the estimated 1998 NOI before incentive management fees used in the Appraisals and for each subsequent year applying an assumed annual stabilized growth rate (as shown in the table below) developed by AAA for this analysis. For each year in the projection period, AAA estimated the amount of cash available for distribution to PHLP's limited partners after payment of all management fees, debt service, owner funded capital expenditures based on the Engineering Study and other partnership expenses and after application of the applicable partnership agreement provisions. AAA assumed that PHLP's FF&E reserve was adequate and understood that Host determined that there were no reserve shortfalls or surpluses.

     . Refinancing Assumptions. AAA assumed that the first mortgage debt would be refinanced with interest rate of 8.0% per annum and a 25-year amortization schedule and the second mortgage debt would be refeinanced with an 8.5% interest rate per annum and a 25-year amortization schedule, with estimated refinancing costs of 1% of the refinanced amount being added to the principal balance of the loan, since cash flow of PHLP was estimated to be insufficient to pay such costs.

     . Determination of Residual Value. To estimate the residual value of the PHLP limited partners' interest in PHLP at the end of the 12-year period, AAA assumed that the PHLP Hotels would be sold as of December 31, 2009 at their then market value. AAA estimated the market value of each Hotel as of such date by applying an exit capitalization rate that it deemed appropriate, using the factors described above in connection with the "-- Appraised Value," which are set forth in the table below, to the estimated Adjusted NOI for 2009 (estimated as described above). AAA then subtracted estimated sales costs of 2.0% of the estimated market value, added lender reserves, and subtracted the estimated outstanding principal balance of debt as of December 31, 2009 and deferred management fees to arrive at net sales proceeds available for distribution to partners. AAA then determined what portion of such estimated net sales proceeds would be distributable to PHLP's limited partners under the various partnership and debt agreements.


                                PHLP Supp - 12

     . Discounting Distributions to Present Value. As a final step, AAA discounted the estimated future cash distributions to PHLP's limited partners from operations and estimated net sales proceeds to their present value as of January 1, 1998, using a discount rate of 20% per annum. AAA believes that this discount rate reflects the return on investment that investors expect from leveraged investments of this nature.

     The growth rate and exit capitalization rate used to determine the estimated Continuation Value for PHLP are as set forth below:


                     GROWTH RATE, EXIT CAPITALIZATION RATE
                   AND ESTIMATED CONTINUATION VALUE FOR PHLP

                                                                         ESTIMATED
                                                                    CONTINUATION VALUE
      GROWTH RATE           EXIT CAPITALIZATION RATE (2009)        (PER PARTNERSHIP UNIT)
      -----------           ------------------------------         ----------------------

        3.6%                           10.1%                               $5,040


     Liquidation Value. The Liquidation Value of PHLP was estimated by the General Partner and represents the estimated value of PHLP if all of its assets were sold as of December 31, 1998. Such value was based upon the Adjusted Appraised Value of PHLP, with the following adjustments: (i) the "mark to market" adjustment used to estimate the Adjusted Appraised Value was eliminated and instead prepayment or defeasance costs that would be payable under existing debt agreements (regardless of whether the debt in fact can be prepaid on December 31, 1998) were deducted from the Appraised Value; and (ii) the deduction for transfer and recordation taxes used to estimate the Adjusted Appraised Value was eliminated and instead an amount equal 2.5% of the Appraised Value of PHLP's Hotel(s) was subtracted from the Appraised Value for estimated liquidation costs, expenses and contingencies. The General Partner then determined the portion of the estimated Liquidation Value that would be distributable to PHLP's limited partners under the terms of the partnership agreement and other contractual arrangements.

     The following table sets forth the adjustments made to the Adjusted Appraised Value to estimate the Liquidation Value of PHLP as of the Initial Valuation Date:

              CALCULATION OF ESTIMATED LIQUIDATION VALUE OF PHLP
                       AS OF THE INITIAL VALUATION DATE
              (IN THOUSANDS, EXCEPT PER PARTNERSHIP UNIT AMOUNT)


       Appraised Value                                  $ 265,800
       Mortgage debt                                     (161,136)
       Other debt                                        (128,102)
       Deferred management fees                           (34,151)
       Deferred maintenance costs                          (5,212)
       Sales costs                                         (6,645)
       Estimated Liquidation Value                      $ (69,446)
                                                        =========
       Limited partners' share                          $       0
       Per Partnership Unit                             $       0

     Estimated Exchange Value. The following table sets forth the estimated Exchange Value of PHLP (based upon the Appraised Values of PHLP's Hotels as of March 1, 1998 and the estimated adjustments described above) and the estimated Note Election Amount for PHLP, all on a per Partnership Unit basis. The estimated Exchange Value for PHLP (which will be received by each PHLP Limited Partner retaining OP Units in the Merger) is equal to its Continuation Value. The estimated Note Election Amount for PHLP (which will be received by PHLP Limited Partners electing to receive Notes in exchange for OP Units) is equal to 60% of the Exchange Value for PHLP. The estimated values set forth below may increase or decrease as a result of various adjustments, which will be finally calculated as of the Final Valuation Date but will not change as a result of less than all of the Partnerships participating in the Mergers.

                       ESTIMATED EXCHANGE VALUE OF PHLP
                            PER PARTNERSHIP UNIT(1)




               ESTIMATED                  ESTIMATED     ESTIMATED   ESTIMATED     ESTIMATED
          ADJUSTED APPRAISED            CONTINUATION   LIQUIDATION   EXCHANGE   NOTE ELECTION
                 VALUE                      VALUE         VALUE      VALUE(2)     AMOUNT(3)
          ------------------            ------------- ------------- ---------   --------------
                $  0                       $5,040          $0         $5,040         $3,024

   _________________
(1)  A Partnership Unit in PHLP represents an original investment of $10,000.
(2) The estimated Exchange Value is equal to the greatest of estimated Adjusted Appraised Value, estimated Continuation Value and estimated Liquidation Value.
(3) The principal amount of Notes is equal to the greater of (i) the Liquidation Value or (ii) 60% of the Exchange Value (the "Note Election Amount").

     Valuation of OP Units Allocated to PHLP's Limited Partners. Each PHLP Limited Partner will receive OP Units with a deemed value equal to the Exchange Value of such PHLP Limited Partner's Partnership Interests. The value of an OP Unit for this purpose will be deemed to be equal to (i) the average of the closing price of shares of Host common stock on the NYSE for the 10 trading days ending on the third trading day prior to the record date for the distribution of SLC common stock to Host shareholders minus (ii) the amount of cash and the estimated value, as determined by Host's Board of Directors in good faith and in reliance in part upon an opinion of an independent financial advisor, of the SLC common stock or other property to be distributed with respect to each share of Host common stock (currently estimated to aggregate approximately $___ - $____ per share) in connection with the REIT Conversion. The closing price per share of Host common stock on May 28, 1998 was $19.4375.

     PHLP Limited Partners who receive OP Units will receive cash distributions from PHLP for all of 1998 and, if the Merger does not occur in 1998, any portion of 1999 prior to the Merger for which period they do not receive a cash distribution from the Operating Partnership.

     No fractional OP Units will be issued. Fractional amounts less than or equal to 0.50 of an OP Unit will be rounded down to the next whole number and fractional amounts greater than 0.50 will be rounded up to the next whole number of OP Units.


                                PHLP Supp - 13

Cash Distributions

     Historical Cash Distributions Paid by PHLP. PHLP has never paid any cash distributions to its Limited Partners.

     Compensation and Distributions to the General Partner. Under PHLP's partnership agreement, the General Partner does not receive fees or compensation in connection with managing the affairs of PHLP but the General Partner and its affiliates are reimbursed for certain costs and expenses incurred on behalf of PHLP. The following information has been prepared to compare the amount of reimbursements paid and cash distributions made by PHLP to the General Partner and its affiliates to the amounts that would have been paid if the reimbursement and distribution structure which will be in effect after the REIT Conversion had been in effect for the periods presented.

     Following the REIT Conversion, Host REIT will be operated as a self-administered REIT and as a result no reimbursements or other compensation will be received by the General Partner.

     During the First Quarter 1998 and fiscal years 1997, 1996 and 1995 amounts actually paid by PHLP to the General Partner are shown below under "Historical" and the estimated amounts that would have been paid had the REIT Conversion been in effect for the periods presented (assuming the Full Participation Scenario) are shown under "Pro Forma."

           Historical and Pro Forma Reimbursements and Distributions
                   to the General Partner and its Affiliates
                                (in thousands)

                                                      First Quarter                    Fiscal Year
                                                     ---------------   ---------------------------------------
                                                          1998            1997            1996          1995
                                                          ----            ----            ----          ----
Historical
     Principal and interest
          payments on loans                           $    5,350       $    9,845      $   9,358    $   11,820
     Reimbursements                                          103              259            218            88
     Distributions                                            --               --             --            --
                                                      ----------       ----------      ---------    ----------
             Total Historical                         $    5,453       $   10,104      $   9,576    $   11,908
                                                      ==========       ==========      =========    ==========
Pro Forma
     Reimbursements                                   $       --       $       --      $      --    $       --
     Distributions attributable to Units/(1)/                N/A              N/A            N/A           N/A
                                                      ----------       ----------      ---------    ----------
             Total Pro Forma                          $       --       $       --      $      --    $       --
                                                      ==========       ==========      =========    ==========

-----------

(1) The OP Units to be received by Host in connection with the REIT Conversion will be equal to the number of shares of Host's common stock outstanding and not allocated based upon its interest in any of the Partnerships, including PHLP. Thus, the distributions received by Host and its affiliates by way of their interests in the Partnerships, including PHLP, cannot be determined on a pro forma basis.

                                PHLP Supp - 14

Certain Information Regarding the Hotels Owned by PHLP

                                                                                           Number of       Date
Name of Hotel                                          Location of Hotel                     Rooms        Opened
-------------                                          -----------------                   ---------      ------
Albuquerque Marriott Hotel                             Albuquerque, NM                        411          1982
Greensboro-High Point Marriott Hotel                   Greensboro, NC                         299          1983
Houston Marriott Medical Center Hotel                  Houston, TX                            386          1984
Marriott Mountain Shadows Resort                       Scottsdale, AZ                         337          1959
Miami Biscayne Bay Hotel                               Miami, FL                              605          1983
Raleigh Marriott Hotel                                 Raleigh, NC                            375          1982
Seattle Sea-Tac Airport Marriott Hotel                 Seattle, WA                            459          1981
Tampa Westshore Marriott Hotel                         Tampa, FL                              310          1981
                                                                                            -----
          TOTAL                                                                             3,182
                                                                                            =====

         The table below sets forth certain performance information for PHLP's Hotels for the indicated periods.

                                                  First Quarter                             Fiscal Year
                                        ----------------------------        -----------------------------------------------
                                           1998              1997              1997             1996             1995/(1)/
                                           ----              ----              ----             ----             ----
Average daily rate ..............       $  125.99         $  115.67         $  105.40         $   95.98         $   94.86
Occupancy .......................            81.1%             84.0%             78.5%             79.4%               79%
REVPAR ..........................       $  102.18         $   97.16         $   82.74         $   76.21         $   74.94
% REVPAR change .................             5.2%               --               8.6%              1.7%               --

---------
(1) 1995 information includes statistics on one Dallas hotel which was sold on August 22, 1995. The % REVPAR change for 1995 is not shown as the Point Clear and Tampa Hotels were foreclosed upon and the Tampa and Raleigh Hotels were subsequently purchased in 1994 making 1994 and 1995 information incomparable.


Albuquerque Marriott Hotel, Albuquerque, New Mexico

         The Albuquerque Marriott Hotel is located on a leased parcel of land of approximately six acres in the northeastern suburbs of Albuquerque in a residential, office and commercial development called Uptown.

         The Hotel, which opened in July 1982, consists of a 16-story guest room tower. The facilities include 411 guest rooms, two restaurants, one lobby bar and cocktail service in the lobby. There is approximately 13,800 square feet of space for conventions and banquets. Parking is provided for approximately 500 cars. In addition, the Hotel offers an indoor/outdoor pool, hydrotherapy pool, sauna, health club and gift shop.

         Competition. Studies indicate that currently six hotels with approximately 1,800 rooms directly compete with the Albuquerque Marriott Hotel in the Albuquerque market.

         Ground Lease. The Hotel site is subject to a ground lease with an initial term expiring in July 2032 and with three renewal options of 10 years each. The ground lease provides for annual rent equal to the greater of (i) 3.5% of annual gross room sales or (ii) $155,000 for the first 10 years and $165,000 thereafter during the initial term of the lease. For periods subsequent to the initial term of the lease, annual rent will equal the greatest of (i) 3.5% of annual gross room sales, (ii) $165,000 or (iii) 10% of the fair market value of the land, determined in each case as of each renewal date of the lease.

Greensboro-High Point Marriott Hotel, Greensboro, North Carolina

                                PHLP Supp - 15

         The Greensboro-High Point Marriott Hotel is located on approximately 15 acres of leased land on the grounds of the Greensboro-High Point Regional Airport which serves the cities of Greensboro, High Point and Winston-Salem.

         The Hotel, which opened in June 1983, is a six-story tower containing 299 guest rooms including a concierge floor, two restaurants, a lounge and approximately 9,000 square feet of space for banquets and conventions. Parking for 500 cars is provided. In addition, the Hotel has two lighted tennis courts, an indoor/outdoor pool with a 1,200-square foot deck for banquet functions, a hydrotherapy pool, a gift shop, and a health club.

         Competition. Studies indicate that currently three hotels containing approximately 1,500 rooms directly compete with the Greensboro-High Point Marriott Hotel in the Greensboro market.

         Ground Lease. The Hotel site is subject to a ground lease from the Greensboro-High Point Airport Authority with an initial term expiring in June 2008 and with an option to extend for an additional 15 years. Additional renewal options totaling 20 years are available if the Hotel is expanded to 500 rooms. The lease calls for an annual rent equal to the greater of (i) 2.25% of the annual gross room sales plus 2% of the annual gross alcoholic beverage sales plus 1% of the annual gross food sales or (ii) $127,000.

         During the first extended term, the percentage rental for the annual gross room sales will be increased to 3% and, if on the first day of the extended term the Hotel contains fewer than 400 rooms, the percentage rentals for alcoholic beverage and food sales will increase to 2.5% and 1.25%, respectively.

Houston Marriott Medical Center Hotel, Houston, Texas

         The Houston Marriott Medical Center Hotel is located in the Texas Medical Center in Houston, Texas, on a leased site of 23,670 square feet, and is situated directly opposite the main building of the Methodist Hospital and adjoins the Scurlock Towers which houses the Total Health Care Center of Methodist Hospital and approximately 200 doctors' offices.

         The Hotel, which opened in August 1984, includes 386 guest rooms, two concierge floors, two restaurants and a lounge. There is approximately 8,500 square feet of space with facilities for conventions and banquets. Parking is available for approximately 380 cars in an adjacent parking structure. Additional facilities within the Hotel include an indoor pool, a hydrotherapy pool, a gift shop and a health club.

         Competition. Studies indicate that currently six hotels containing approximately 1,600 rooms directly compete with the Houston Marriott Medical Center Hotel in the Houston market.

         Ground Lease. The land on which the Hotel is located is subject to a ground lease with an initial term expiring in August 2009 with five 10-year renewal options. The lease provides for annual rental equal to the greater of
(i) $160,000 or (ii) 3% of the first $15 million of annual gross room sales plus 3.25% of annual gross room sales in excess of $15 million.

Marriott's Mountain Shadows Resort, Scottsdale, Arizona

         The Mountain Shadows Resort Hotel is located on approximately 25 acres of fee-owned land in Scottsdale, approximately 10 miles north of the Phoenix Sky Harbor International Airport. Host Marriott owns land adjacent to the site, on which an 18-hole executive-style golf course is located.

         Mountain Shadows opened in 1959 and was acquired by PHLP in 1982. A major renovation program was completed in 1983. The Hotel contains 337 guest rooms as well as three pools, two hydrotherapy pools, eight lighted tennis courts and a fitness center. Hotel guests have full privileges at the Mountain Shadows Golf Club which offers an 18-hole executive-style golf course. In addition, guests of the Hotel have access to the Camelback Inn Country Club owned by Marriott International (which is approximately two miles from the Hotel and offers two 18-hole championship golf courses) and the Camelback Inn spa located on the Camelback

                                PHLP Supp - 16

Inn resort grounds. Dining facilities at the Hotel include a family restaurant, a specialty seafood restaurant and an outdoor terrace. The Hotel's restaurants can accommodate seating for 430. In addition, the Mountain Shadows Golf Club offers a restaurant/snack bar, bar and patio area. The Hotel has more than 15,000 square feet of space for conventions and banquets. Parking is available for approximately 740 cars.

         Competition. Studies indicate that currently five hotels containing approximately 1,500 rooms directly compete with Marriott's Mountain Shadows Resort in the Scottsdale market.

Miami Biscayne Bay Hotel, Miami, Florida

         The Miami Biscayne Bay Hotel is located on a leased parcel of land of approximately 1.9 acres plus space and facilities in an adjacent building in a residential and commercial project located on Biscayne Bay in downtown Miami.

         The Hotel, which opened in December 1983, is a 31-story tower which has 605 guest rooms, one restaurant, an indoor lounge and cocktail service in the lobby. Approximately 14,000 square feet of space with facilities for conventions and banquets is available. Parking is provided for 288 cars. In addition, the Hotel has an outdoor pool, a recreation deck, a game room, a gift shop and a health club.

         Competition. Studies indicate that currently five hotels containing approximately 2,500 rooms directly compete with the Miami Biscayne Bay Hotel in the Miami market.

         Ground Lease. The Hotel site is subject to a ground lease with an initial term expiring in December 2008, with renewal options for five successive 10-year periods. The lease calls for annual rental of the greater of (i) $1.0 million or (ii) 4% of annual gross room sales plus 3% of annual gross food and beverage sales.

Raleigh Marriott Hotel, Raleigh, North Carolina

         The Raleigh Marriott Hotel is located on approximately 10 acres of fee-owned land at the entrance to Crabtree Valley Mall in northwest Raleigh. The Raleigh-Durham Airport and the Research Triangle Park are located 10 and 17 miles west of the site, respectively. Downtown Raleigh is two miles east of the site.

         The Hotel, which opened in March 1982, includes 375 guest rooms, one restaurant, a cocktail lounge and approximately 8,300 square feet of space for conventions and banquets. Parking for approximately 571 cars is provided. In addition, the Hotel offers an indoor/outdoor pool, a concierge lounge, sauna and hydrotherapy facilities, a health club and a gift shop.

         Competition. Studies indicate that currently three hotels with approximately 900 rooms directly compete with the Raleigh Marriott Hotel in the Raleigh market.

Seattle Marriott Hotel Sea-Tac Airport, Seattle, Washington

         The Seattle Marriott Hotel is located on nine acres of fee-owned land near the entrance to the Seattle-Tacoma International Airport. The Hotel is approximately ten miles from downtown Seattle and approximately three miles from Interstate 5, the major north-south route through Washington.

         The Hotel, which opened in January 1981, consists of a nine-story tower and three five-story wings surrounding a landscaped atrium. The facilities include 459 guest rooms, a restaurant, an atrium cocktail service bar, three ballrooms totaling 18,500 square feet, and meeting and conference rooms. In addition, the Hotel has two hydrotherapy pools, a health club, a sauna, an indoor pool, a gift shop, a game room and parking for 550 cars.

         Competition. Studies indicate that currently four hotels containing approximately 1,500 rooms directly compete with the Seattle Marriott Hotel Sea-Tac Airport in the Seattle market.

                                PHLP Supp - 17

Tampa Westshore Hotel, Tampa, Florida

         The Tampa Westshore Hotel is located on a leased parcel of land of approximately seven acres in a major office development just off I-75 on North Westshore Boulevard. The Hotel is approximately two miles from the Tampa International Airport and five miles from downtown Tampa.

         The Hotel, which opened in July 1981, consists of a 13-story hotel tower, a one-and-one-half story lobby and meeting space. The facilities include 310 guest rooms, a restaurant, a sports bar, a concierge lounge and approximately 8,400 square feet of space for conventions and banquets. Parking for more than 400 cars is provided. In addition, the Hotel has an indoor/outdoor pool, a hydrotherapy pool, a health club, a game room, and a gift shop.

     Competition. Studies indicate that currently 11 hotels containing approximately 3,200 rooms directly compete with the Tampa Westshore Hotel in the Tampa market.

         Ground Lease. The Hotel is subject to a ground lease with an initial term expiring in July 2006 with five 10-year renewal options. The lease provides for a percentage rent equal to the greater of (i) 3% of gross room sales plus 1% of gross food sales plus 1% of gross alcoholic beverage sales or (ii) $96,000 per year.

Amendments to PHLP's Partnership Agreement

         In order to allow the Hotels of PHLP to be leased to SLC in connection with the Merger and the REIT Conversion, PHLP's partnership agreement must be amended. Currently, there is no provision in PHLP's partnership agreement to allow PHLP's Hotels to be leased. Therefore, Section 5.02B of PHLP's partnership agreement must be amended to amend and restate paragraph 5.02B(ii) to read as follows:

         (vi) sell, lease or otherwise dispose of (or consent to the sale, lease or other disposition of), directly or indirectly, in one transaction or a series of related transactions any or all of the Hotels.

         Other Amendments. Amendments to certain terms and sections of PHLP's
         ----------------
partnership agreement would be made in order to (i) delete certain obsolete references to entities and agreements that are no longer in existence, (ii) update PHLP's partnership agreement to reflect the passage of time since the formation of PHLP and (iii) make any other amendments to PHLP's partnership agreement deemed necessary or advisable, in the sole discretion of the General Partner, in connection with the consummation of the Mergers and the REIT Conversion. The General Partner does not believe that these amendments would affect the rights of the PHLP Limited Partners in any material respect nor the duties and obligations of the General Partner. These changes are included, along with the other proposed amendments, in the copy of PHLP's partnership agreement, as proposed to be amended, which is attached hereto. The amended PHLP partnership agreement is marked to indicate the revisions made to the existing PHLP partnership agreement and should be read in its entirety. Deleted provisions are contained in brackets and struck through and added provisions are in bold type and underlined.

         The vote required for such amendment is a majority of the outstanding limited partnership interests. The General Partner owns .06% of the limited partnership interests and may vote such interests in connection with the amendments.

         THE GENERAL PARTNER RECOMMENDS THAT PHLP LIMITED PARTNERS VOTE TO APPROVE THE REQUESTED AMENDMENTS TO PHLP'S PARTNERSHIP AGREEMENT.


FAIRNESS

FAIRNESS ANALYSIS

     The General Partner believes that the terms of the Merger provide substantial benefits and are fair to the Limited Partners of PHLP and recommends that all Limited Partners of PHLP consent to the Merger. The General Partner bases this recommendation primarily on (i) its view that the expected benefits of the Merger for the PHLP Limited Partners outweigh the risks and potential detriments of the Merger to the PHLP Limited Partners (see "Background and Reasons for the Mergers and the REIT Conversion -- Reasons for the Mergers" and "Risk Factors"), (ii) its view that the value of the OP Units allocable to the PHLP Limited Partners on the basis of the Exchange Value established for PHLP represents fair consideration for the Partnership Interests held by the PHLP Limited Partners and is fair to the PHLP Limited Partners from a financial point of view, and (iii) the Fairness Opinion of AAA stating that (a) the methodologies and underlying assumptions used to determine the Exchange Value, the Adjusted Appraised Value, the Continuation Value and the Liquidation Value of PHLP and each other Partnership, including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels, are fair and reasonable, from a financial point of view, to the Limited Partners of PHLP and each other Partnership and (b) the methodologies used to determine the value of an OP Unit and to allocate the equity interest in the Operating Partnership to be received by the PHLP Limited Partners and the Limited Partners of each Other Partnership are fair and reasonable to the PHLP Limited Partners and the Limited Partners of each other Partnership.


                                PHLP Supp - 18

     The Merger is not conditioned upon the consummation of the other Mergers. The General Partner has considered this fact in evaluating the fairness of the Merger. The General Partner believes that the fairness of the Merger will not be materially affected by the presence or absence of any other individual Partnership or by any particular combination of other Partnerships and that the Merger will be fair to the PHLP Limited Partners, individually and as a whole, if it is consummated with any combination of other Participating Partnerships. The General Partner bases this belief primarily on the fact that the consideration to be paid to the PHLP Limited Partners has been established based upon PHLP's Exchange Value, without regard to any possible combination of other Partnerships.

     In reaching the conclusions implicit in the above recommendation, the General Partner has taken into account the following considerations:

     . The General Partner has concluded that the Exchange Value for PHLP, which is equal to the greatest of its Adjusted Appraised Value, Continuation Value and Liquidation Value, represents fair consideration for the Partnership Interests of the PHLP Limited Partners in the Merger in relation to PHLP. The General Partner also has concluded that the Exchange Value established for the PHLP Limited Partners fairly reflects the value of the assets held by PHLP. In addition, the Fairness Opinion supports these conclusions.

     . The General Partner has concluded that the potential benefits of the Merger to the PHLP Limited Partners, as described under "Background and Reasons for the Mergers and the REIT Conversion -- Reasons for the Mergers," outweigh the potential risks and detriments of the Merger for the PHLP Limited Partners, as described in "Risk Factors."

     . The Fairness Opinion, in the view of the General Partner, supports the fairness of the Merger, even though it includes qualifications, limitations and assumptions relating to its scope and other factors that PHLP Limited Partners should consider carefully.

     . Host will contribute its wholly owned full-service hotel assets, its interests in the Hotel Partnerships and its other assets (excluding its senior living assets) to the Operating Partnership in exchange for
          (i) a number of OP Units equal to the number of outstanding shares of common stock of Host, (ii) preferred partnership interests in the Operating Partnership corresponding to any shares of Host preferred stock outstanding at the time of the REIT Conversion and (iii) the assumption by the Operating Partnership of certain liabilities of Host. Following these contributions, the Operating Partnership and its subsidiaries will directly own all of Host's wholly-owned hotels and all of Host's interests in the Hotel Partnerships and other assets. Host REIT will not receive any compensation for its services as general partner to the Operating Partnership following the REIT Conversion and will benefit from the operations of the Operating Partnership only to the extent of the distributions received based upon its percentage interest in the Operating Partnership to the same extent as the other limited partners. Because Host REIT will share in the value of the Operating Partnership solely through distributions and not through any separate compensation structure, the General Partner believes that this is a factor supporting the fairness of the Merger to the PHLP Limited Partners.

     . The General Partner believes that the value of the consideration to be received by the PHLP Limited Partners in the Merger is fair in relation to the value which would be derived by such Limited Partners under any of the alternatives described under "Background and Reasons for the Mergers and the REIT Conversion -- Alternatives to the Mergers," especially since the Exchange Value of PHLP is equal to its Continuation Value. The General Partner does not believe that the sale of any of PHLP's Hotels and liquidation of PHLP will obtain for PHLP Limited Partners as much value as the value to be received by such PHLP Limited Partners following the Merger. In addition, while the Continuation Values of certain of the Partnerships, including PHLP, are higher than the Adjusted Appraised Values of such Partnerships, the General Partner believes that the Merger provides substantial benefits to PHLP Limited Partners, including those benefits described under "Background and Reasons for the Mergers and the REIT Conversion--Reasons for the Mergers," especially enhanced liquidity and regular quarterly cash distributions. The General Partner believes that the following benefits are of the greatest value and importance to the PHLP Limited Partners:

              . Enhanced Liquidity. The Mergers and the REIT Conversion will offer PHLP Limited Partners significantly enhanced liquidity with respect to their investments in PHLP because, after the expiration of the Initial Holding Period, PHLP Limited Partners will be able to exercise their Unit Redemption Right at any time, subject to certain limited exceptions. Host has approximately 204 million shares of common stock outstanding and the closing price on the NYSE on May 28, 1998 was $19.4375 per share (reflecting a total common equity market capitalization of approximately $4 billion). The exercise of the Unit Redemption Right, however, generally would result in recognition of taxable income or gain at that time.

              . Public Market Valuation. The General Partner believes that by exchanging interests in PHLP a non-traded limited partnership for interests in a publicly traded real estate company focused primarily on a more diverse and growing full-service hotel portfolio, the PHLP Limited Partners will have the opportunity to participate in the recent trend of ownership of real estate through a publicly traded entity, which, in many instances, has resulted in market valuations of public real estate companies in excess of the estimated net asset values of those companies.

              . Regular Quarterly Cash Distributions. The General Partner expects that the Operating Partnership will make regular quarterly cash distributions to holders of OP Units.

              . Substantial Tax Deferral. The General Partner expects that PHLP Limited Partners who do not elect to receive Notes generally should be able to obtain the benefits of the Merger while continuing to defer recognition for federal income tax purposes of at least a substantial portion, if not all, of the gain with respect to their Partnership Interests that otherwise would be recognized in the event of a liquidation of PHLP or a sale or other disposition of its assets in a taxable transaction (although PHLP Limited Partners may recognize a relatively modest amount of ordinary income as the result of required sales of personal property to a Non-Controlled Subsidiary in order to facilitate Host REIT's qualification as a REIT).


                                PHLP Supp - 19

     . The General Partner believes that the economic terms of the leases of the PHLP Hotels are fair and reasonable from the standpoint of the Operating Partnership.

     The General Partner believes that the factors described above, which support the fairness of the Merger to the PHLP Limited Partners, when weighed against the factors that may be disadvantageous, taken as a whole, indicate that the Merger is fair to the PHLP Limited Partners.

     AAA, an independent financial advisory firm with substantial real estate and partnership transaction experience, was engaged by the General Partner and the other General Partners to perform the Appraisals and to render the Fairness Opinion that (i) the methodologies and underlying assumptions used to determine the Exchange Value, the Adjusted Appraised Value, the Continuation Value and the Liquidation Value of PHLP and each other Partnership, including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of the Hotels, are fair and reasonable, from a financial point of view, to the PHLP Limited Partners and the Limited Partners of each other Partnership, and (ii) the methodologies used to determine the value of an OP Unit and to allocate the equity in the Operating Partnership to be received by the PHLP Limited Partners and the Limited Partners of each Partnership are fair and reasonable to the PHLP Limited Partners and the Limited Partners of each other Partnership. The Fairness Opinion is addressed to each Partnership and it may be relied upon by each of the PHLP Limited Partners and the Limited Partners of the other Partnerships. The full text of the Fairness Opinion, which contains a description of the assumptions and qualifications applicable to the review and analysis by AAA, is set forth in Appendix B to the Consent Solicitation and should be read in its entirety. The material assumptions and qualifications to the Fairness Opinion are summarized below, although this summary does not purport to be a complete description of the various inquiries and analyses undertaken by AAA in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex analytical process not necessarily susceptible to partial analysis or amenable to summary description. For a more complete description of the assumptions and qualifications that limit the scope of the Fairness Opinion, see " Qualifications to Fairness Opinion" and " Assumptions" below.

     Although the General Partner advised AAA that certain assumptions were appropriate in its view, the General Partner imposed no conditions or limitations on the scope of the investigation by AAA or the methods and procedures to be followed by AAA in rendering the Fairness Opinion. The fees and expenses of AAA will be treated as a Merger Expense and will be paid by the Operating Partnership. In addition, the General Partner has agreed to indemnify AAA against certain liabilities. See "-- Compensation and Material Relationships."

     QUALIFICATIONS TO FAIRNESS OPINION. In the Fairness Opinion, AAA specifically states that it did not: (a) specifically consider other methodologies for allocation of the OP Units, (b) address or conclude that other methodologies for allocation of the OP Units to PHLP and the other Partnerships might not have been more favorable to the Limited Partners in certain of the Partnerships, (c) negotiate with PHLP, the other Partnerships or Host,
(d) participate in establishing the terms of the Merger and the other Mergers,
(e) provide an opinion as to the terms and conditions of the Merger and the other Mergers other than those explicitly stated in the Fairness Opinion, (f) make any independent review of the capital expenditure estimates set forth in the Engineering Study, (g) make any estimates of PHLP's and each other Partnership's contingent liabilities.

     In connection with preparing the Fairness Opinion, AAA was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the analysis set forth in Appendix
B. AAA will not deliver any additional written opinion of the analysis, other than to update the written opinion if requested by the Operating Partnership.


                                PHLP Supp - 20

     EXPERIENCE OF AAA.    AAA is the world's largest independent valuation
consulting firm and is regularly and continually engaged in the valuation of commercial real estate and businesses and their securities in connection with tender offers, mergers and acquisitions, recapitalizations and reorganizations, divestitures, employee stock ownership plans, leveraged buyout plans, private placements, limited partnerships, estate and corporate matters, other financial advisory matters and other valuation purposes.

     AAA was selected because of its experience in the valuation of businesses and their securities in connection with tender offers, mergers and acquisitions, recapitalizations and reorganizations, including transactions involving hotel partnerships. In addition, Host and its affiliates have previously engaged AAA to provide appraisals and fairness opinions in connection with other transactions. The General Partner and the other General Partners considered several other firms for purposes of performing the appraisals and rendering the Fairness Opinion, but selected AAA for the foregoing reasons.

     SUMMARY OF MATERIALS CONSIDERED AND INVESTIGATION UNDERTAKEN. As a basis for rendering for Fairness Opinion, AAA has made such reviews, studies and analyses as it deemed necessary and pertinent in order to provide it with a reasonable basis for the Fairness Opinion, including, but not limited to, the following: (i) reviewed the transaction documents and SEC reporting and/or filing documents, including drafts of the Form S-4 for the Mergers; (ii) provided the Market Value of each Hotel owned by each Partnership in a separate short form appraisal report and each such report was reviewed and certified by an MAI appraiser as to its preparation in accordance with the requirements of the Standards of Professional Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation; as part of the Appraisals, AAA reviewed historical operating statements, 1998 budget and year-to-date results, and other financial information as it deemed necessary as a basis for the Fairness Opinion and the Appraisals also considered market transactions of similar lodging properties as appropriate as a basis for the Market Value of each Hotel; (iii) reviewed the methodologies used by each of the General Partners in their determination of the Exchange Value of each Partnership, including the nature and amount of all adjustments to the Appraised Values in determining such Exchange Values; AAA reviewed and tested for the fairness and reasonableness of all adjustments as well as for consideration of all adjustments deemed to be appropriate by AAA;
(iv) reviewed the methodologies used by each of the General Partners in their determination of the value of an OP Unit and the allocation of the equity interest in the Operating Partnership to be received by the limited partners of each Partnership, and AAA reviewed and tested for the fairness and reasonableness of the methods and measurements made by the General Partners; (v) reviewed the General Partners' determination of the Liquidation Value of each Partnership, and AAA reviewed and tested for the fairness and reasonableness of all adjustments proposed by the General Partners, as well as for consideration of all adjustments deemed appropriate by AAA; (vi) provided an estimate of the Continuation Value of each Partnership based upon the estimated present value of expected benefits to be received by each limited partner interest as though the Mergers did not occur and each Partnership's assets were sold within a twelve year period; AAA, as part of its analysis and review, determined appropriate rates of growth in house profit or net operating income, as well as reviewed other key variables affecting partnership cash flows and other economic/financial factors affecting the Partnerships' expected operations and results;(vii) reviewed the terms of the ground leases of the Hotels and the partnership agreement of each Partnership; (viii) reviewed audited and unaudited historical income statements, balance sheets and statements of sources and uses of funds of each Partnership and Host and pro forma financial information for Host REIT; (ix) reviewed audited and unaudited historical operating statements of each Hotel, as well as current operating statements and budgets; (x) conducted real estate valuation and financial due diligence with respect to the Partnerships and their underlying assets, liabilities and equity; (xi) reviewed internal Marriott International, Host and Partnership financial analyses and other internally generated data for each Hotel; and (xii) discussed all of the foregoing information, where appropriate, with management of Marriott International, Host and the Partnerships, and their respective employees.

     ASSUMPTIONS. In rendering its opinion, AAA relied, without independent verification, on the accuracy and completeness in all material respects of certain relevant publicly available information and information provided to AAA by the Host and the Hotels. AAA assumed that all information furnished by Host, the Hotels and the Partnerships and their representatives, upon which AAA relied, presented and accurate description in all material respects of the current and prospective status of the Hotels and the Partnerships from an operational and financial point of view. AAA also noted that the Fairness Opinion was based upon financial, economic, market and other considerations as they existed and could be evaluated on the date thereof.

                                PHLP Supp - 21

     CONCLUSIONS. AAA concluded that, based upon and subject to its analysis and assumptions and limiting conditions, and as of the date of the Fairness
Opinion: (i) the methodologies used to determine the Exchange Value, the Adjusted Appraised Value, the Continuation Value and the Liquidation Value each Partnership, including, without limitation, the assumptions used to determine the various adjustments to the Appraised Values of each of the Hotels, are fair and reasonable, from a financial point of view, to the PHLP Limited Partners and the Limited Partners of each Partnership, and (ii) the methodologies used to determine the value of an OP Unit and to allocate the equity interest in the Operating Partnership to be received by the PHLP Limited Partners and the Limited Partners of each Partnership are fair and reasonable to the Limited Partners of each Partnership.

     COMPENSATION AND MATERIAL RELATIONSHIPS. AAA has been paid a fee of $________ for its services as described herein, including the Appraisals and preparing to deliver the Fairness Opinion. In addition, AAA will be reimbursed for all reasonable out-of-pocket expenses, including legal fees, and will be indemnified against certain liabilities, including certain liabilities under the securities laws. The fee was negotiated between Host, the General Partners and AAA. Payment of the fee to AAA is not dependent upon completion of the Mergers. AAA has been previously engaged by Host and its affiliates to provide fairness opinions in connection with other transactions.

Voting Procedures

         The consent of PHLP Limited Partners holding more than 50% of the outstanding limited partnership interests is required for participation in the Merger. The General Partner holds 0.06% of the outstanding limited partnership interests. The General Partner may vote is limited partnership interests in connection with the Merger.

         A PHLP Limited Partner may mark the Consent Form to vote "FOR," "AGAINST" or "ABSTAIN" with respect to participation in the Merger by PHLP. The failure of a PHLP Limited Partner to vote will have the same effect as if such Limited Partner had voted his Partnership Interests "AGAINST" the Merger. A Consent Form that is properly signed but not marked will be voted FOR the Merger. The voting procedures applicable to PHLP Limited Partners are set forth in the Consent Solicitation under the heading "Voting Procedures -- Required Vote and Other Conditions."

Federal Income Tax Considerations

         In addition to the federal income tax considerations discussed in the sections of the Consent Solicitation entitled "Federal Income Tax Considerations" and "Risk Factors -- Federal Income Tax Risks," PHLP Limited Partners should read carefully the following discussion of federal income tax considerations applicable specifically to the PHLP Limited Partners. The information included in this discussion is based upon various factual assumptions and information which are believed by the Operating Partnership and the General Partner to be reliable. However, some of these assumptions inevitably will not materialize, and unanticipated events and circumstances will occur. Therefore, there likely will be differences between the information provided herein, including the numerical data and estimates, and actual results, and the variations may be material and adverse.

         Applicability of Tax Opinions

         Hogan & Hartson L.L.P. ("Hogan & Hartson"), counsel to Host REIT, Host and the Operating Partnership, has provided to Host REIT and the Operating Partnership an opinion letter (substantially in the form of Appendix C to the Consent Solicitation) as to certain federal income tax consequences to the Operating Partnership and the PHLP Limited Partners resulting from the Mergers and the REIT Conversion. The opinion letter is based upon certain assumptions and certain representations provided by Host REIT, Host, the Operating Partnership and the General Partners. These representations generally involve factual matters relating to the organization, ownership and operations (including the income, assets,

                                PHLP Supp - 22
businesses, liabilities and properties) of the Partnerships and Hotels contributed to the Operating Partnership by Host and the Blackstone Entities prior to the Mergers and of Host REIT, the Operating Partnership and the Hotel Partnerships following the Mergers and the REIT Conversion. In addition, on the Closing Date, Hogan & Hartson expects to provide to Host REIT and the Operating Partnership an opinion letter (substantially in the form of Appendix D to the Consent Solicitation) as to the qualification and taxation of Host REIT as a REIT under the Code following the REIT Conversion. See "Federal Income Tax Considerations -- Summary of Tax Opinions" in the Consent Solicitation.

         Each opinion provided by Hogan & Hartson in the opinion letter that is substantially in the form of Appendix C to the Consent Solicitation is applicable to the PHLP Limited Partners.

         The opinions already rendered by Hogan & Hartson are based on the Code and Treasury Regulations in effect on the date hereof, current administrative interpretations and positions of the IRS and existing court decisions, and the opinions to be rendered by Hogan & Hartson on the Closing Date will be based on the same authorities as of the Closing Date. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change the law or the above conclusions reached by counsel. In addition, any such change could apply retroactively to transactions preceding the date of change. Moreover, opinions of counsel merely represent counsel's best judgment with respect to the probable outcome on the merits and are not binding on the IRS or the courts. Accordingly, even if there is no change in applicable law, no assurance can be provided that such opinions (which do not bind the IRS or the courts) will not be challenged by the IRS or will be sustained by a court if so challenged. With the one exception described below (see "-- Tax Consequences of the Merger -- Deemed Cash Distribution and Resulting Taxable Gain") and in the Consent Solicitation under "Federal Income Tax Considerations -- Tax Consequences of the Mergers -- IRS Ruling Request Regarding Allocation of Partnership Liabilities," neither Host REIT, the Operating Partnership nor the General Partners have requested or plan to request any rulings from the IRS concerning the tax consequences of the Mergers or the treatment of either the Operating Partnership or Host REIT subsequent to the REIT Conversion.

         Tax Consequences of the Merger

         Overview. Hogan & Hartson has provided an opinion to the effect that,
         --------
except for any gain attributable to the sale of personal property by PHLP to a Non-Controlled Subsidiary in connection with the REIT Conversion, the Merger will not result in the recognition of taxable gain or loss at the time of the Merger to a PHLP Limited Partner (i) who does not exercise his Unit Redemption Right on a date sooner than the date two years after the date of the consummation of the Merger; (ii) who does not receive a cash distribution (or a deemed cash distribution resulting from relief from liabilities, including as a result of any repayment of the Mitsui Bank Debt) in connection with the Merger or the REIT Conversion in excess of his aggregate adjusted basis in his PHLP Partnership Units at the time of the Merger; (iii) who does not elect to receive a Note in exchange for his OP Units in connection with the Merger (the "Note Election"); (iv) who is not required to recognize gain by reason of the exercise by another PHLP Limited Partner of his right to make the Note Election (which, in counsel's opinion, described below, should not be the result of such election); and (v) who does not have his "at risk" amount fall below zero as a result of the Merger or the REIT Conversion. See "Federal Income Tax Considerations -- Summary of Tax Opinions" in the Consent Solicitation.

         With respect to the foregoing exceptions to nonrecognition treatment, the Operating Partnership and the General Partner believe as follows: (i) a PHLP Limited Partner who acquired his PHLP Partnership Units in the original offering of such Partnership Units and who has held such Partnership Units at all times since would not be considered to receive, as a result of the Merger, a distribution (or a deemed cash distribution resulting from relief from liabilities) that exceeds his aggregate adjusted basis in his PHLP Partnership Units at the time of the Merger, and would not have his "at risk" amount fall below zero as a result of the Merger, and (ii) a portion of the personal property associated with six of the eight Hotels owned by PHLP will need to be sold to a Non-Controlled Subsidiary in connection with the REIT Conversion, which will result in the recognition of a relatively modest amount of income by the PHLP Limited Partners. See "Federal Income Tax Considerations -- Tax Consequences of the Mergers -- Overview" in the Consent

                                PHLP Supp - 23

Solicitation and "Tax Allocations upon the Sale of Certain Personal Property Associated with the PHLP Hotels" below.

         With respect to the effects of a PHLP Limited Partner's election to receive a Note in exchange for his OP Units in connection with the Merger, Hogan & Hartson is of the opinion that, although the matter is not free from doubt, a PHLP Limited Partner who does not elect to receive a Note in connection with the Merger should not be required to recognize gain by reason of another PHLP Limited Partner's exercise of such right. With respect to the exercise of a Unit Redemption Right, Hogan & Hartson is of the opinion that it is more likely than not that a PHLP Limited Partner's exercise of his Unit Redemption Right more than one year after the date of consummation of the Merger but less than two years after such date will not cause the Merger itself to be a taxable transaction for the PHLP Limited Partner (or the other PHLP Limited Partners). See "Federal Income Tax Considerations -- Summary of Tax Opinions" in the Consent Solicitation. Opinions of counsel, however, do not bind the IRS or the courts, and no assurances can be provided that such opinions will not be challenged by the IRS or will be sustained by a court if so challenged.

         Deemed Cash Distribution and Resulting Taxable Gain. With respect to
         ---------------------------------------------------
his PHLP Partnership Units, a PHLP Limited Partner will receive no actual cash distribution in connection with the Merger but would be deemed to receive a cash distribution in connection with the Merger to the extent that his share of Operating Partnership liabilities immediately after the Merger and the REIT Conversion is less than his share of PHLP liabilities immediately prior to the Merger. For example, any repayment of the Mitsui Bank Debt or debt encumbering other Hotels may result in a deemed cash distribution to the PHLP Limited Partners. See "Federal Income Tax Considerations -- Tax Consequences of the Mergers -- Relief from Liabilities/Deemed Cash Distribution" in the Consent Solicitation. Even if the Mitsui Bank Debt or debt encumbering other Hotels is not repaid or refinanced in connection with the Merger and the REIT Conversion, a PHLP Limited Partner's share of indebtedness following the Merger and the REIT Conversion may decrease in comparison to the Limited Partner's estimated aggregate share of PHLP indebtedness as of December 31, 1998 (calculated based on the assumption that the Merger did not occur) by reason of the manner in which the debt allocation rules work when multiple assets with different levels of leverage are consolidated into a single partnership. However, the prepayment of indebtedness owed by PHLP to the General Partner or its affiliates in connection with the Merger will not result in a deemed cash distribution to the PHLP Limited Partners.

         A PHLP Limited Partner, however, would recognize taxable gain as a result of any deemed cash distribution only to the extent that the deemed cash distribution were to exceed his adjusted tax basis in his PHLP Partnership Units immediately prior to the Merger. As noted above, the Operating Partnership and the General Partner believe, based upon and subject to the assumptions and other limitations described below, that a PHLP Limited Partner who acquired his PHLP Partnership Units in the original offering of such Partnership Units and has held the Partnership Units at all times since the offering will have an adjusted tax basis in excess of the deemed cash distribution that might occur in connection with the Merger and the REIT Conversion. Therefore, such a PHLP Limited Partner should not recognize gain due to such deemed cash distribution resulting from the relief from liabilities in connection with the Merger and the REIT Conversion.

         The adjusted tax basis of a PHLP Limited Partner who did not acquire his PHLP Partnership Units in the original offering of such Partnership Units or who has not held his PHLP Partnership Units at all times since such offering could vary materially from that of a PHLP Limited Partner who did so. If a PHLP Limited Partner has an adjusted tax basis in his PHLP Partnership Units (per PHLP Partnership Unit) that is substantially less than the adjusted tax basis of a PHLP Limited Partner who acquired his PHLP Partnership Units in the original offering of such Partnership Units and has held such Partnership Units at all times since, he could (although it is unlikely) recognize gain due to any deemed cash distribution resulting from the relief from liabilities in connection with the Merger and the REIT Conversion.

         The Mitsui Bank Debt currently matures in December 1998, but PHLP has the right to extend the maturity of the debt to December 22, 1999. There can be no assurance that either PHLP or the Operating Partnership could refinance the Mitsui Bank Debt at maturity (whether extended or not) with mortgage

                                PHLP Supp - 24
indebtedness secured only by the PHLP Hotels that would qualify as nonrecourse liabilities allocable to the PHLP Limited Partners for purposes of determining their adjusted tax basis in their partnership interests (either in PHLP or in the Operating Partnership following the Merger). The Operating Partnership and the General Partner believe, however, that PHLP will face the same, if not greater, difficulties with regard to obtaining such refinancing if PHLP does not participate in the Merger and that the Operating Partnership, given the magnitude and diversity of its assets and the extent of its relationships with lenders, may be in a better position than PHLP to obtain satisfactory replacement financing. Moreover, the Operating Partnership's current long-term financing strategy is to have as little debt as possible that is secured by individual Hotels and to have as much debt as possible in the form of unsecured debt, held either by the public or by institutional investors, which debt may or may not be recourse to Host REIT, as general partner of the Operating Partnership. In view of these considerations and the potential adverse consequences to Limited Partners in certain Partnerships, including the PHLP Limited Partners, the Operating Partnership has requested from the IRS a ruling to the effect that such unsecured indebtedness of the Operating Partnership that is issued initially to institutional investors and is not recourse to Host REIT
(i) would qualify as "nonrecourse liabilities" for purposes of Code Section 752,
(ii) to the extent the proceeds thereof are applied to repay existing nonrecourse mortgage indebtedness secured by one or more Hotels (including the Mitsui Bank Debt), would be considered to be "secured" by those Hotels for purposes of allocating the liabilities for tax basis purposes (and thus would be allocable, at least in substantial part, to the former Limited Partners in the Partnership owning those Hotels, including the PHLP Limited Partners), and (iii) would constitute "qualified nonrecourse financing" secured by such Hotels for purposes of Code Section 465. The IRS has recently issued a ruling to that effect to another taxpayer, and has indicated to the Operating Partnership's representatives that it is favorably inclined to issue that ruling to the Operating Partnership.

         Each PHLP Limited Partner will gradually begin to recognize income over the term of his ownership of OP Units (beginning, perhaps, in his first year of ownership of OP Units) attributable to deemed cash distributions resulting from the relief from liabilities, as the aggregate principal amount of nonrecourse indebtedness encumbering (or deemed to encumber) the Hotels amortizes in accordance with its terms. The Operating Partnership will make regular quarterly cash distributions to the PHLP Limited Partners that may or may not be sufficient to allow the PHLP Limited Partners to pay the federal and state income tax owed on the income allocated to such Limited Partners by reason of the amortization of the debt secured by the PHLP Hotels.

         Even if PHLP does not participate in the Merger, the General Partner has estimated that the PHLP Limited Partners will be required to recognize intaxable year 1998 income of approximately $5,000 per PHLP Partnership Unit, as of December 31, 1998, resulting, in part, from the amortization of the Mitsui Bank Debt and the General Partner expects that PHLP will not make cash distributions to the Limited Partners sufficient to pay such additional taxes.

         Section 465(e) Recapture. As discussed in the Consent Solicitation, see
         ------------------------
"Federal Income Tax Considerations -- Tax Consequences of the Mergers -- Section 465(e) Recapture," the "at risk" rules of Section 465 of the Code generally apply to limit the use of partnership losses by a partner. Under Section 465(e) of the Code, a partner may be required to include in gross income, or "recapture," losses previously allowed to such partner with respect to his investment in a partnership if the amount for which the partner is "at risk" in relation to his investment in the partnership is less than zero at the close of the taxable year. The "at risk" rules generally do not apply to losses attributable to real property placed in service prior to January 1, 1987 by the taxpayer or to losses attributable to a partnership in which the taxpayer acquired his interests before that date (the "grandfather" rule). Thus, the "at risk" rules have not been applicable to date to those PHLP Limited Partners who acquired their Partnership Units at the time of the original offering in July of 1982 or at any time prior to January 1, 1987 and who have held those Partnership Units since the date of the acquisition. The PHLP Limited Partners, however, will become subject to the "at risk" rules as a result of the Merger and their receipt of OP Units in connection therewith (since the OP Units do not qualify for the "grandfather" rule).

         It is possible that the consummation of the Merger and the REIT Conversion or the repayment of certain "qualified nonrecourse financing" of the Operating Partnership, the Hotel Partnerships or the Hotels

                                PHLP Supp - 25
contributed to the Operating Partnership by the Blackstone Entities at the time of or following the Merger and the REIT Conversion could, singularly or in combination, cause a PHLP Limited Partner's amount at risk in relation to his investment in PHLP (and, after the Merger, in the Operating Partnership) to be reduced below zero, resulting in an income inclusion to the Limited Partner under Section 465(e) of the Code. Currently, a sufficient portion of the current debt of PHLP constitutes "qualified nonrecourse financing" so that the PHLP Limited Partners have positive at risk amounts, and the Operating Partnership expects that most of the current debt with respect to the other Hotel Partnerships and the Hotels contributed by the Blackstone Entities that will be assumed by the Operating Partnership as part of the Merger and the REIT Conversion should qualify as "qualified nonrecourse financing." The Operating Partnership and the General Partner believe, based upon and subject to the assumptions and other limitations described below, that a PHLP Limited Partner who acquired his PHLP Partnership Units in the original offering of such Partnership Units and has held the Partnership Units at all times since will have a positive at risk amount immediately following the Merger and the REIT Conversion.

         It is possible, however, that a former PHLP Limited Partner's at risk amount could decline in the future, either because of the allocation of losses from the Operating Partnership to that former PHLP Limited Partner or because of cash distributions by the Operating Partnership to that former PHLP Limited Partner in excess of the taxable income allocable to him with respect to his OP Units. Moreover, there can be no assurance that debt incurred by the Operating Partnership in the future to refinance the Mitsui Bank Debt or outstanding mortgage debt of the other Hotel Partnerships or the Hotels contributed by the Blackstone Entities will qualify as "qualified nonrecourse financing." If, however, the Operating Partnership were to obtain the requested ruling from the IRS and were to refinance existing mortgage indebtedness of the Partnerships with the type of indebtedness described in the ruling, such indebtedness should constitute "qualified nonrecourse financing" for purposes of the "at risk" rules.

         Impact of Assumption of PHLP Liabilities by the Operating Partnership.
         ---------------------------------------------------------------------
As described in the Consent Solicitation, see "Federal Income Tax Considerations -- Tax Consequences of the Mergers -- Disguised Sale Regulations," a PHLP Limited Partner will recognize gain to the extent he is treated as having sold all or part of his PHLP Partnership Interest in a "disguised sale." For purposes of these rules, certain reductions in a partner's share of partnership liabilities are treated as a transfer of money or other property from the partnership to the partner which may give rise to a disguised sale, even if that reduction would not otherwise result in a taxable deemed cash distribution in excess of the partner's basis in his partnership interest. However, if a transfer of property by a partner to a partnership is not otherwise treated as part of a disguised sale, then any reduction in the partner's share of "qualified liabilities" also will not be treated as part of a disguised sale. A "qualified liability" in connection with a transfer of property to a partnership includes (i) any liability incurred more than two years prior to the earlier of the transfer of the property or the date the partner agrees in writing to the transfer, as long as the liability has encumbered the transferred property throughout the two-year period; (ii) a liability that was not incurred in anticipation of the transfer of the property to a partnership, but that was incurred by the partner within the two-year period prior to the earlier of the date the partner agrees in writing to transfer the property or the date the partner transfers the property to a partnership and that has encumbered the transferred property since it was incurred; (iii) a liability that is traceable under the Treasury Regulations to capital expenditures with respect to the property; and (iv) a liability that was incurred in the ordinary course of the trade or business in which property transferred to the partnership was used or held, but only if all the assets related to that trade or business are transferred, other than assets that are not material to a continuation of the trade or business. However, a recourse liability is not a "qualified liability" unless the amount of the liability does not exceed the fair market value of the transferred property (less any other liabilities that are senior in priority and encumber such property or any allocable liabilities described in (iii) or (iv), above) at the time of transfer.

         The General Partner believes that all liabilities of PHLP fall into one of the four categories of "qualified liabilities" described above and, accordingly, that the mere assumption by the Operating Partnership of the outstanding liabilities of PHLP will not give rise to a "disguised sale" by any of the PHLP Limited Partners.

         Tax Treatment of PHLP Limited Partners Who Hold OP Units Following the Merger

                                PHLP Supp - 26

         Initial Basis in Units. In general, a PHLP Limited Partner will have an
         ----------------------
initial tax basis in his OP Units received in the Merger with respect to his PHLP Partnership Units equal to the basis in his PHLP Partnership Units at the time of the Merger, reduced to reflect any deemed cash distributions resulting from a reduction in his share of PHLP liabilities and increased to reflect his share of other liabilities of the Operating Partnership and any gain required to be recognized in connection with the Merger and the REIT Conversion (including income attributable to the sale of a portion of the personal property associated with the six PHLP Hotels, as described below under " -- Tax Allocations upon the Sale of Certain Personal Property Associated with the PHLP Hotels"). For a discussion of the federal income tax considerations for a PHLP Limited Partner from a reduction in basis that may result from the Merger and the REIT Conversion, see "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers -- Initial Tax Basis of OP Units" in the Consent Solicitation.

         Tax Allocations with Respect to Contributed Hotels upon a Sale of PHLP
         ----------------------------------------------------------------------
Hotels. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction
------
attributable to appreciated or depreciated property that is contributed to a partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (referred to as the "Book-Tax Difference"). The Operating Partnership and the General Partner estimate, based upon and subject to the assumptions and other limitations described below, that the aggregate Book-Tax Difference with respect to the PHLP Hotels will be $________ upon the consummation of the Merger.

         If the Operating Partnership were to sell all of the PHLP Hotels, the former partners of PHLP (including Host REIT with respect to Host's interest in PHLP) would be specially allocated by the Operating Partnership an aggregate amount of taxable gain equal to the Book-Tax Difference with respect to the PHLP Hotels ($ ____ in the aggregate if the PHLP Hotels were sold immediately after the consummation of the Merger, according to the estimate in the previous paragraph). The share of such gain allocable to a PHLP Limited Partner who acquired his PHLP Partnership Units in the original offering of such Partnership Units and held such Partnership Units at all times since would be $___ per PHLP Partnership Unit. The share of such gain of a PHLP Limited Partner who did not acquire his PHLP Partnership Units in the original offering of such Partnership Units or who has not held his PHLP Partnership Units at all times since such offering could vary materially from this amount. If the Operating Partnership were to sell a PHLP Hotel with a Book-Tax Difference, the remaining Book-Tax Difference at the time the Hotel is sold would be required to be allocated exclusively to the former PHLP Limited Partners and the General Partner, even though the proceeds of such sale would be allocated proportionately among all the partners in the Operating Partnership (and would likely be retained by the Operating Partnership, rather than distributed to holders of OP Units and Common Shares of Host REIT). The PHLP Limited Partners would not be entitled to any special distributions from the Operating Partnership in connection with such a sale, and thus would not necessarily receive cash distributions from the Operating Partnership sufficient to pay such additional taxes. Although the Partnership Agreement does not impose any restrictions upon the Operating Partnership preventing it from causing the sale of any or all of the PHLP Hotels at any time following the Merger, the Operating Partnership does not have current plans to pursue a sale of any of the PHLP Hotels. See "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers -- Sale of Individual Hotels" in the Consent Solicitation.

         Tax Allocations upon the Sale of Certain Personal Property Associated
         ---------------------------------------------------------------------
with the PHLP Hotels. As discussed in the Consent Solicitation, see "Federal
--------------------
Income Tax Considerations -- Federal Income Taxation of Host REIT Following the REIT Conversion -- Income Tests Applicable to REITs" and "-- Taxable Income Attributable to Sales of Personal Property in Connection with the REIT Conversion," if the rent attributable to personal property leased in connection with the lease of each Hotel is greater than 15% of the total rent received under the lease of such Hotel, the portion of the rent attributable to the personal property will not constitute qualifying income to Host REIT (the "15% Personal Property Test"). The Operating Partnership and the General Partner have determined that the percentage of rent attributable to the personal property to be leased in connection with the lease of the six PHLP Hotels (other than the Tampa and Raleigh Hotels)

                                PHLP Supp - 27
would not satisfy the 15% Personal Property Test. The 15% Personal Property Test is a mechanical test that is based not on the relative fair market value of the assets subject to lease, or the relative fair rental value of those assets, but, rather, is based on the average relative adjusted tax bases of the assets subject to the lease. Accordingly, immediately prior to the Merger, the Operating Partnership will require PHLP, if it chooses to participate in the Merger, to sell to a Non-Controlled Subsidiary a portion of the personal property associated with those six PHLP Hotels. This sale, which will be a taxable transaction, will result in the recognition by PHLP (and the allocation to the PHLP Limited Partners) of a relatively modest amount of taxable gain to the extent of the difference, if any, between the fair market value of the personal property at the time of the sale and the adjusted tax basis of such property at that time. The actual amount of such gain will be determinable only at the time of the sale and will be affected by the specific personal property selected to be sold and the fair market value and adjusted basis of that personal property. However, the Operating Partnership and the General Partner believe that such gain, in the aggregate, could be in the range of approximately $____ to $____; based on this estimate, the share of such gain allocable to a PHLP Limited Partner who acquired his PHLP Partnership Units in the original offering of such Partnership Units and held such Partnership Units at all times since could range from $____ to $____ per PHLP Partnership Unit. Pursuant to the PHLP partnership agreement, all of such taxable gain will be characterized as ordinary recapture income and will be allocated by PHLP to the former PHLP Limited Partners in the same proportions and to the same extent that such Limited Partners were allocated any deductions directly or indirectly giving rise to the treatment of such gains as recapture income prior to the Merger. The PHLP Limited Partners would not be entitled to any special distributions from PHLP in connection with such a sale of personal property.

         Tax Allocations with Respect to Contributed Hotels Generally. The tax
         ------------------------------------------------------------
allocations of depreciation to the PHLP Limited Partners may change significantly as a result of the Merger and the REIT Conversion for two reasons. First, as described above, pursuant to Section 704(c) of the Code, depreciation and deductions attributable to the PHLP Hotels will be required to be allocated for federal income tax purposes in a manner such that the PHLP Limited Partners are charged with the Book-Tax Difference associated with the PHLP Hotels at the time of the consummation of the Merger. Consequently, a PHLP Limited Partner will be allocated less depreciation with respect to the PHLP Hotels than would be the case if the Merger had not occurred and the PHLP Limited Partner had continued to hold his PHLP Partnership Units. (On the other hand, a former PHLP Limited Partner will be allocated depreciation with respect to other Hotels acquired by the Operating Partnership in connection with the Merger and the REIT Conversion, including the Hotels owned by the other Hotel Partnerships and the Hotels being contributed to the Operating Partnership by Host and the Blackstone Entities in connection with the Merger and the REIT Conversion.) Second, the Merger will cause the technical termination under Section 708(b)(1)(B) of the Code of PHLP and each of the other Hotel Partnerships that participates in the Merger. Section 168(i)(7) of the Code provides, in effect, that when a partnership terminates under Section 708(b)(1)(B) of the Code, the partnership must begin new depreciation periods for its property. As a result, the remaining bases of the real estate components of the PHLP Hotels and the Hotels held by the other Hotel Partnerships will be depreciated over 39 years, rather than over the remaining current lives of such Hotels (which range from less than one year to 39 years). See "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers -- Effect of Mergers on Depreciation" in the Consent Solicitation.

         In light of the complexity of the governing rules affecting the calculation and allocation of depreciation with respect to properties contributed to a partnership, particularly when a number of those properties are subject to the separate adjustments required in connection with a technical termination under Section 708 of the Code, the number of Hotels that the Operating Partnership will be acquiring in connection with the Mergers and the REIT Conversion, and the impact on these calculations of other outside events, including equity offerings by Host or Host REIT and other acquisitions undertaken by Host, Host REIT or the Operating Partnership prior to or in connection with the REIT Conversion, the Operating Partnership and the General Partner believe that it is impossible to predict with any degree of precision the impact that the Mergers and the REIT Conversion will have on the future depreciation (and, consequently, the amount of taxable income) allocable to a PHLP Limited Partner.

                                PHLP Supp - 28

         Impact on Passive Activity Losses of an Investment in a Publicly Traded
         -----------------------------------------------------------------------
Partnership. The passive loss limitation rules generally provide that
-----------
individuals, estates, trusts and certain closely held corporations and personal service corporations can only deduct losses from passive activities (generally activities in which the taxpayer does not materially participate, which would include the Operating Partnership for PHLP Limited Partners) to the extent that such losses are not in excess of the taxpayer's income from passive activities or investments. A PHLP Limited Partner would be able to offset losses from other passive activities against income from the Operating Partnership that is considered passive income (but not portfolio income) so long as the Operating Partnership is not treated as a publicly traded partnership. The Operating Partnership and the General Partner believe, however, that there is a substantial risk that the Operating Partnership will be treated as a publicly traded partnership for purposes of the passive loss limitation rules. In this event, any losses or deductions of the Operating Partnership allocable to a PHLP Limited Partner after the Merger could not be used to offset passive income from other passive activities. Similarly, losses from other passive activities (including losses attributable to PHLP for periods prior to the Merger) could not be applied to offset income of the Operating Partnership allocated to a PHLP Limited Partner. A PHLP Limited Partner, however, would be able to offset any passive losses from his other investments against any gain recognized by the PHLP Limited Partner as a result of the Merger.

         State and Local Taxes. PHLP Limited Partners holding OP Units will be
         ---------------------
subject to state and local taxation in a number of jurisdictions in which the Operating Partnership directly or indirectly holds real property and would be required to file periodic tax returns in those jurisdictions. In this regard, immediately following the Merger and the REIT Conversion, the Operating Partnership expects that it will own properties in approximately 28 states across the United States and the District of Columbia. Currently, PHLP owns, directly and indirectly, properties in only six states. See "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold OP Units Following the Merger -- State and Local Taxes" in the Consent Solicitation.

         Assumptions Used in Determining Tax Consequences of the Merger

         In preparing the discussion set forth above, the Operating Partnership and the General Partner made several key assumptions, which are described below. If any such assumption is not accurate with respect to a particular PHLP Limited Partner, the tax consequences of the Merger to such PHLP Limited Partner could be substantially different from those reflected above. ACCORDINGLY, EACH PHLP LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISOR TO DETERMINE THE IMPACT OF SUCH PHLP LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER.

         First, with respect to a PHLP Limited Partner's basis in his PHLP Partnership Units prior to the Merger, the Operating Partnership and the General Partner assumed that a PHLP Limited Partner acquired his PHLP Partnership Units in the original offering of such Partnership Units and has held such Partnership Units at all times since the offering (the "Original Limited Partner's Adjusted Basis"). In general, each PHLP Limited Partner had an initial tax basis in his PHLP Partnership Units ("Initial Basis") equal to his cash investment in PHLP (plus his proportionate share of PHLP's nonrecourse liabilities at the time he acquired his PHLP Partnership Units). A PHLP Limited Partner's Initial Basis generally has been increased by (a) such Limited Partner's share of PHLP taxable income and (b) any increases in his share of liabilities of PHLP. Generally, such Limited Partner's Initial Basis has been decreased (but not below zero) by
(i) his share of PHLP cash distributions, (ii) any decreases in his share of liabilities of PHLP, (iii) his share of losses of PHLP and (iv) his share of nondeductible expenditures of PHLP that are not chargeable to capital. Because "syndication costs" are chargeable to capital and not deductible for tax purposes, a PHLP Limited Partner's basis in his PHLP Partnership Units effectively would include his share of the syndication costs incurred by PHLP at formation.

         The General Partner has set forth on Appendix E to the Consent Solicitation for PHLP (i) the Original Limited Partner's Adjusted Basis as of December 31, 1997 for each such PHLP Limited Partner, and (ii) an estimate of such PHLP Limited Partner's Original Limited Partner's Adjusted Basis as of December 31, 1998 (computed without regard to the Merger and based upon the assumptions set forth in

                                PHLP Supp - 29

Appendix C to the Consent Solicitation). The General Partner also has set forth on Appendix E to the Consent Solicitation for each PHLP Limited Partner whose adjusted basis in his PHLP Partnership Interest is the same as the Original Limited Partner's Adjusted Basis (i) the PHLP liabilities allocable to such PHLP Limited Partner as of December 31, 1997, and (ii) an estimate of the PHLP liabilities allocable to such Limited Partner as of December 31, 1998 (computed without regard to the Merger and based upon the assumptions set forth in Appendix C to the Consent Solicitation).

         The adjusted tax basis of a PHLP Limited Partner who did not acquire his PHLP Partnership Units in the original offering of such Partnership Units could vary materially from that of a PHLP Limited Partner who did so for various reasons. If a PHLP Limited Partner has an adjusted tax basis in his PHLP Partnership Units that is less than the Original Limited Partner's Adjusted Tax Basis, the Merger might result in the receipt by the PHLP Limited Partner of a deemed distribution of cash in excess of his adjusted tax basis in his PHLP Partnership Units, which could (although it is unlikely) result in the recognition of income or gain.

         Second, the Operating Partnership and the General Partner assumed that the method expected to be used by the Operating Partnership to allocate liabilities among the partners will be respected for federal income tax purposes. The Operating Partnership will allocate liabilities associated with the PHLP Hotels as described in "Federal Income Tax Considerations -- Tax Consequences of the Merger -- Relief from Liabilities/Deemed Cash Distribution" in the Consent Solicitation. If the method used by the Operating Partnership were not respected for federal income tax purposes and the nonrecourse liabilities actually allocable to a PHLP Limited Partner are less than the amount assumed by the Operating Partnership and the General Partner, the Merger might result in the receipt by such PHLP Limited Partner of a deemed distribution of cash that is greater than the deemed distribution of cash expected to be received by such PHLP Limited Partner as described above in "Tax Consequences of the Merger -- Deemed Cash Distribution and Resulting Taxable Gain." For a PHLP Limited Partner who did not acquire his PHLP Partnership Units in the original offering of such Partnership Units or who did not hold such Partnership Units at all times since, this deemed distribution of cash could exceed his adjusted tax basis in his PHLP Partnership Units, which could (although it is unlikely) result in the recognition of income or gain.

         Third, the Operating Partnership and the General Partner assumed that the maturity date of the Mitsui Bank Debt will be extended to December 22, 1999, as is currently planned.

         Finally, the Operating Partnership and the General Partner assumed that the Merger will be treated for federal income tax purposes as the transfer by the PHLP Limited Partners of their interests in the Hotel Partnerships to the Operating Partnership in exchange for OP Units. There can be no assurance, however, that the IRS will not seek to recharacterize each Merger as either (i) the liquidation of a Partnership followed by the distribution by the Partnership of its assets to its partners and the subsequent transfers by such partners of such assets to the Operating Partnership in exchange for OP Units, or (ii) the transfer by a Partnership of its assets to the Operating Partnership in exchange for OP Units (and possibly Notes) and the subsequent distribution of such OP Units (and possibly Notes) to its partners. If the Merger is recharacterized in the manner described in (ii) in the preceding sentence, the tax consequences of the Merger to the PHLP Limited Partners likely would be materially affected.

         EACH PHLP LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISOR TO DETERMINE THE IMPACT OF SUCH PHLP LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER. THE TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER TO A PARTICULAR PHLP LIMITED PARTNER COULD VARY SUBSTANTIALLY FROM THE CONSEQUENCES DESCRIBED ABOVE.

         Tax Treatment of PHLP Limited Partners Who Exercise Their Right to Make the Note Election

         A PHLP Limited Partner who exercises his right to make the Note Election and receive a Note in connection with the Merger will be treated as having made a taxable disposition of his OP Units. The

                                PHLP Supp - 30
amount realized in connection with such disposition will equal the sum of the "issue price" of the Note (i.e., the face amount of the Note, currently estimated as $3,024 per PHLP Partnership Unit) plus the portion of PHLP liabilities allocable to the PHLP Limited Partner for federal income tax purposes immediately prior to the disposition of the OP Units (estimated as $_____ per PHLP Partnership Unit as of December 31, 1998). To the extent the amount realized exceeds the PHLP Limited Partner's adjusted basis in his PHLP Partnership Units, the PHLP Limited Partner will recognize gain. The Operating Partnership and the General Partner estimate (assuming the PHLP Limited Partner acquired his PHLP Partnership Units at the time of the original offering and has held such Partnership Units at all times since the offering) that the amount of gain that would be recognized by a PHLP Limited Partner who made the Note Election would be approximately $________ per PHLP Partnership Unit, as of December 31, 1998. For a discussion of the federal income tax rates applicable to the net capital gain from the sale of a capital asset, see "Federal Income Tax Considerations -- Tax Treatment of Limited Partners Who Hold OP Units Following the Mergers -- Disposition of OP Units by Limited Partners" in the Consent Solicitation. In this regard, the General Partner estimates that, as of December 31, 1998, if PHLP sold all of its Hotels in a fully taxable transaction for a net amount, after payment of liabilities, equal to the Note Election Amount of PHLP, the "unrecognized Section 1250 gain" per PHLP Partnership Unit would be $______ and the gain subject to tax as ordinary income under Code
Section 1245 per PHLP Partnership Unit would be $______. A PHLP Limited Partner who makes the Note Election would be able to treat any per Partnership Unit passive activity loss carryforward with respect to the activities of PHLP, to the extent the sum of such losses exceeds his passive activity income for 1998, as losses that are not from a passive activity and, therefore, not subject to the passive activity loss limitation rules. For purposes of determining the gain recognized by a Limited Partner as a result of making the Note Election, an Original Limited Partner's Adjusted Basis will reflect such Limited Partner's share of the syndication costs incurred by his Partnership at formation.

         A PHLP Limited Partner who elects to receive a Note may be eligible to defer only a small portion of that gain under the "installment sale" rules. Those rules, however, will not permit the PHLP Limited Partner to defer all of the gain, and, to the extent that the face amount of the Note (and any other installment obligations received by the taxpayer during the year) outstanding at the end of the taxable year in which the Merger occur exceeds $5,000,000, will require that the PHLP Limited Partner who defers gain pay to the IRS interest on the resulting tax that has been deferred. The PHLP Limited Partner will not be eligible to defer gain recognized upon the receipt of the Note to the extent that his share of PHLP liabilities at the time of the Merger exceeds his adjusted tax basis in his PHLP Partnership Units immediately prior to the Merger (that is, to the extent that he has a "negative capital account" for tax purposes). In addition, the PHLP Limited Partner will not be eligible to defer gain to the extent that such gain would be taxed as ordinary income under Sections 1245 and 1250 of the Code. Lastly, if a PHLP Limited Partner disposes of his Note, any gain that had been deferred would be recognized in the year of disposition.

         THE SPECIFIC TAX ATTRIBUTES OF A PARTICULAR PHLP LIMITED PARTNER COULD HAVE A MATERIAL IMPACT ON THE TAX CONSEQUENCES OF THE MERGER, AND THE SUBSEQUENT OWNERSHIP AND DISPOSITION OF NOTES. THEREFORE, IT IS ESSENTIAL THAT PHLP LIMITED PARTNERS CONSIDERING ELECTING TO RECEIVE NOTES CONSULT WITH THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE FEDERAL INCOME TAX LAWS TO SUCH PHLP LIMITED PARTNERS' RESPECTIVE PERSONAL TAX SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, OR FOREIGN TAXING JURISDICTION.

         Tax Consequences if PHLP Does Not Participate in the Merger

         If PHLP does not participate in the Merger, the PHLP Limited Partners would not have any tax consequences resulting from the Merger. The consequences of continued ownership of PHLP Partnership Units will be the same as would have resulted if the Merger had not been proposed.

                                   *   *   *

         The above description is not exhaustive of all possible tax considerations associated with the Merger and the REIT Conversion. This summary does not discuss foreign tax considerations, nor does it discuss all of the aspects of federal income taxation or state and local taxation that may be relevant to PHLP Limited

                                PHLP Supp - 31

Partners in light of their particular circumstances. EACH PHLP LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISOR TO DETERMINE THE IMPACT OF SUCH PHLP LIMITED PARTNER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF PARTICIPATING IN THE MERGER.

                                PHLP Supp - 32

                             SELECTED FINANCIAL DATA

     The following table presents selected historical financial data derived from the audited financial statements for the five most recent fiscal years in the period ended December 31, 1997 and the unaudited financial statements for the First Quarter 1998 and the First Quarter 1997. The following data should be read in conjunction with the financial statements and the notes thereto, Management's Discussion and Analysis of Financial Condition and Results of Operations and the other financial information included elsewhere herein.

                                                 First Quarter                              Fiscal Year
                                            ----------------------  ------------------------------------------------------------
                                               1998        1997        1997        1996        1995         1994         1993
                                                 (unaudited)           (amounts in thousands, except per Partnership Unit/(1)/)
Revenues................................    $  16,533   $  15,914   $  50,323   $   45,853  $  50,598    $  43,777    $  45,994
Operating profit........................        8,280       8,708      21,056       21,898     23,442        9,863       10,593
Income (loss) before
    extraordinary item(2)...............        2,338       3,040      (2,825)      (1,841)    20,045      (22,741)     (21,729)
Net income (loss).......................        2,338       3,040      (2,825)      (1,841)   166,348       24,427       (4,581)
Distributions...........................
    General partner.....................           --          --          --           --         --           --           --
    Limited partner.....................           --          --          --           --         --           --           --
Per Partnership Unit:
    Net income (loss)...................        1,286       1,672      (1,554)      (1,013)    88,187        8,601       (2,519)
    Distributions ......................           --          --          --           --         --           --           --
EBITDA(3) (unaudited)...................       10,346      10,148      30,201       28,214     30,802       18,538       20,288
Cash provided by
    operating activities................        6,418       7,190      20,886       19,384     14,812        3,480        5,764
Cash used in (provided by) investing
    activities..........................       (2,229)     (2,236)     (7,754)     (10,249)    37,237      (36,472)          -
Cash used in (provided by) financing
    activities..........................       (6,354)     (8,627)    (15,178)     (10,046)   (53,793)      37,156       (4,372)
Increase (decrease) in cash and
    cash equivalents....................       (2,165)     (3,673)     (2,046)        (911)    (1,744)       4,164        1,392
Ratio of earnings to fixed
    charges(4) (unaudited)..............        1.37x        1.51x        --            --         --           --           --
Deficiency of earnings to fixed
    charges(4) (unaudited...............           --          --       2,825        1,841      4,541       22,741       21,729
Total assets at book value..............      178,986     182,025     178,224      179,867    176,521      196,061      203,251
Cash and cash equivalents...............        1,017       1,555       3,182       5,228       6,139        7,883        3,719
Total debt(5)...........................      291,932     298,957     298,442     304,564     308,519      359,186      401,829
Total liabilities.......................      323,770     323,282     325,346     324,164     318,977      506,865      538,482
Partner's deficit:
    Limited partners ...................     (109,966)   (106,474)   (112,280)   (109,483)   (107,660)    (266,396)    (281,878)
    General partner.....................      (34,818)    (34,783)    (34,842)    (34,814)    (34,796)     (44,408)     (53,353)
Book value per Partnership
    Unit (unaudited) (1)................      (61,092)    (59,152)    (62,378)    (60,824)    (59,811)    (147,998)    (156,599)
Exchange Value per Partnership
    Unit (unaudited) (1)................        5,040          --          --          --          --           --           --

----------------
(1)    A Partnership Unit represents a $10,000 original investment in PHLP.
(2) In 1995, an extraordinary gain of $46,303,000 was recognized as a result of the forgiveness of deferred base and incentive management fees in connection with the Bank Loan restructuring. In 1994 and 1993, $47,168,000 and $17,148,000 respectively, of gains on early debt extinguishment resulting from the foreclosure of the S&L Hotels were recognized as extraordinary items.
(3) EBITDA consists of the sum of net income, interest expense, and depreciation and amortization. EBITDA data is presented because such data is used by certain investors to determine the Partnership's ability to meet debt service requirements. The Partnership considers EBITDA to be an indicative measure of the Partnership's operating performance due to the significance of the Partnership's long-lived assets and because EBITDA can be used to measure the Partnership's ability to service debt, fund capital expenditures and expand its business; however, such information should not be considered as an alternative to net income, operating profit, cash flows from operations, or any other operating or liquidity performance measure prescribed by generally accepted accounting principles. Cash expenditures for various long-term assets and interest expense have been, and will be, incurred which are not reflected in the EBITDA presentations.
(4) The ratio of earnings to fixed charges is computed by dividing net income before interest expense and other fixed charges by total fixed charges, including interest expense, amortization of debt issuance costs and the portion of rent expense that is

                                 PHLP Supp-33
       deemed to represent interest. The deficiency of earnings to fixed charges is largely the result of depreciation and amortization of $8,430,000, $5,473,000, $5,912,000, $7,219,000 and $6,859,000 for the fiscal years
       1997, 1996, 1995, 1994 and 1993, respectively.
(5) Total debt includes amounts due to Host of $122,738,000, $120,958,000, $125,475,000, $124,348,000, $122,176,000, $114,186,000 and $79,983,000 as
       of March 27, 1998 and March 28, 1997 and December 31, 1997, 1996 and 1995, respectively.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations

First Quarter 1998 Compared to First Quarter 1997

         The following chart summarizes REVPAR and the percentage change in REVPAR for each Partnership Hotel:

                                                    First Quarter
                                                   ----------------        %
                                                    1998       1997     Change
                                                   ------     ------    ------

                  Mountain Shadows                $   162    $  167       (3%)
                  Miami Biscayne Bay                  126       113       12%
                  Tampa Westshore                     120       113        6%
                  Seattle                              92        79       16%
                  Houston Medical Center               89        84        6%
                  Greensboro                           82        78        5%
                  Raleigh Crabtree                     82        77        6%
                  Albuquerque                          63        74      (15%)
                                                  -------    ------     -----
                  Combined Average                $   102    $   98        4%
                                                   ======     =====     =====

         Hotel Revenues: Hotel revenues increased 4% to $16.5 million for the First Quarter 1998 when compared to the same period in 1997. The increase in revenues was primarily due to the increases in REVPAR at six of the eight Hotels for the First Quarter 1998. REVPAR, or revenue per available room, represents the combination of the average daily room rate charged and the average daily occupancy achieved and is a commonly used indicator of hotel performance (although it is not a GAAP, or generally accepted accounting principles, measure of revenue). For the First Quarter 1998, the combined average room rate increased 9% to $126, while combined average occupancy decreased three percentage points to 81%, when compared to the same period in 1997.

         Operating Costs and Expenses: Operating costs and expenses increased 15% to $8.3 million for the First Quarter 1998 when compared to the same period in 1997. The principal components of this category are discussed below:

         Management Fees and Ground Rent: Incentive management fees, base management fees, and ground rent are calculated generally as a percentage of Hotel sales or Hotel revenues. The increases in these expenses for First Quarter 1998 are directly related to the increases in Hotel sales and Hotel revenues for First Quarter 1998.

     Depreciation: Depreciation expense increased in the First Quarter 1998 due to property and equipment additions as well as a change in the estimated useful lives of certain assets.

         Operating Profit: Operating profit decreased 5% to $8.3 million for the First Quarter 1998, when compared to the same period of 1997 due to the increase in operating costs and expenses which was offset partially by the increase in revenues.

         Interest Expense: Interest expense increased 4% to $6.1 million for the First Quarter 1998, when compared to the same period in 1997 primarily due to increased interest expense on the Bank Loan. The weighted average interest rate on the Bank Loan was 8.3% for the First Quarter 1998, as compared to 7.4% for the comparable period in 1997.

                                 PHLP Supp-34

         Net Income: Net income decreased 23% to $2.3 million for the First Quarter 1998, when compared to the same period in 1997 due to the decrease in operating profit combined with the increase in interest expense.

Individual hotel first quarter operating results are discussed below:

Mountain Shadows Resort

         First Quarter 1998 revenues at the Mountain Shadows Resort decreased 8% to $3.4 million when compared to the same period in 1997 primarily due to a 3% decrease in REVPAR. Although the average room rate increased 4% to $193, average occupancy decreased six percentage points to 84% for the First Quarter 1998. The Hotel experienced a decline in occupancy due to mild winter weather across the country as well above average rainfall and below average temperatures in the Scottsdale region during the First Quarter 1998. The decline in occupancy also contributed to a decrease in food and beverage revenues of 5% or $43,000. In order to improve its occupancy for the remainder of 1998, the Hotel recently added another marketing associate to its sales force and is continuing to mail newsletters and group business bonus offers to customers. Additionally, in early 1998, the Hotel replaced the carpet in its ballroom.

Miami Biscayne Bay Hotel

         First Quarter 1998 revenues for the Miami Biscayne Bay Hotel increased 16% to $4.3 million when compared to the same period in 1997. REVPAR increased 12% to $126 due to a 19% increase in the average room rate to $143 offset by a six percentage point decrease in average occupancy to 88%. The Hotel continued to reduce its lower-rated airline contract roomnights and replace them with higher-rated transient roomnights in the First Quarter 1998. This change in customer mix allowed the Hotel to increase its average room rate and REVPAR. First Quarter 1998 food and beverage revenues increased 22% to $601,000 when compared to the First Quarter 1997 primarily due to an increase in catering business. Additionally, the Hotel plans to renovate its lobby, restaurant, and lounge during the summer of 1998.

Tampa Marriott Westshore Hotel

         Revenues at the Tampa Marriott Westshore Hotel for the First Quarter 1998 remained stable at $1.8 million when compared to the same period in 1997. REVPAR improved 6% to $120 as the average room rate increase of 12% to $135 was offset by the average occupancy decrease of four percentage points to 89%. Room revenues for the First Quarter 1998 increased 6% primarily due to the increase in REVPAR. Food and beverage revenues decreased 34%, or $103,000, to $199,000 during the First Quarter 1998 due to a loss of catering business associated with the closing of the Hotel's outdoor pavilion tent.

Seattle/Tacoma Airport Hotel

         Revenues at the Seattle/Tacoma Airport Hotel increased 22% to $2.2 million for the First Quarter 1998 when compared to the same period in 1997 primarily due to a 16% improvement in REVPAR to $92. The average room rate increased 4% to $115 over the First Quarter 1997, and average occupancy increased eight percentage points to 80%. In the First Quarter 1998, the Hotel focused on obtaining more higher-rated corporate weekday business, and it also reduced the availability of corporate discounted rates. The Hotel was able to increase its average room rate due to the strong demand in the Seattle area. Food and beverage revenues also increased by 28%, or $141,000, to $649,000 during the First Quarter 1998. The Hotel implemented revenue-maximizing strategies, such as requiring large groups to purchase one catered meal per day, in the food and beverage area during the First Quarter 1998. The Hotel completed renovations of its Snoqualmie Ballroom and Yukon Landing Restaurant in February 1998. The outlook for the remainder of 1998 remains strong as the Hotel will continue to focus on increasing its weekday business.

Houston Medical Center Hotel

         Revenues at the Houston Medical Center Hotel increased 6% to $1.7 million in the First Quarter 1998 when compared to the same period in 1997. REVPAR increased 6% to $89 as the average room rate increased

                                 PHLP Supp-35

12% to $107 and average occupancy decreased four percentage points to 83%. The increase in the average room rate was due to an increase in the corporate room rate. The decrease in average occupancy was due to the decline in overall demand in the region. The increase in REVPAR contributed to a 7%, or $142,000, increase in rooms revenue. During the summer of 1998, the Hotel plans to complete a rooms renovation that will replace the bedspreads, drapery, upholstery, carpet, and furniture in all its guest rooms.

Greensboro Hotel

         The Greensboro Hotel reported a 22% increase in revenues to $1.1 million for the First Quarter 1998 when compared to the same period in 1997. The increase in revenues was due to increases in rooms revenues as well as food and beverage revenues. Rooms revenues increased 6% to $1.5 million primarily due to an increase in REVPAR of 5% to $82. REVPAR increased due to a 7% increase in the average room rate to approximately $108 offset by a one percentage point decrease in average occupancy to 76%. Food and beverage revenues increased 84% to $222,000 due to an increase in group catering sales. In 1998, the Hotel will replace the fixtures and tiles in all its guest bathrooms.

Raleigh Crabtree Valley Hotel

         Revenues at the Raleigh Crabtree Valley Hotel remained stable at $1.2 million over the comparable prior year period. First Quarter 1998 rooms revenues increased 5%, or $85,000, to $1.8 million when compared to the First Quarter 1997. REVPAR increased 6% to $82 due to a 6% increase in the average room rate to $102. Average occupancy remained stable at 80%. The Hotel increased its corporate room rate by $10 in January 1998. The increase in rooms revenues was offset by an increase in sales and marketing expenses and repairs and maintenance expenses. The Hotel increased its sales and marketing staff to help it aggressively compete for and maintain its market share, and in the First Quarter 1998, the Hotel incurred nonrecurring repairs and maintenance expenses. In February 1998, the Hotel completed the expansion of its restaurant as well as the conversion of its lounge into additional meeting space. Additionally, the Hotel plans to complete the construction of its business center in the second quarter of 1998.

Albuquerque Hotel

         First Quarter 1998 revenues for the Albuquerque Hotel decreased 33% to $800,000 when compared to the same period in 1997 due to a decrease in rooms revenues and food and beverage revenues. Year-to-date REVPAR decreased 15% to approximately $63 when compared to the same period in 1997. The Hotel's average room rate decreased 1% to $93, and its average occupancy decreased eleven percentage points to 68%. These decreases directly resulted from a decline in city-wide conventions in the Albuquerque region in the First Quarter 1998. To address the decline in demand, the Albuquerque Convention and Visitors Bureau has retained an outside consulting firm to evaluate options, such as expanding the city's convention center. The Hotel continues to evaluate its pricing strategies to ensure it is competing effectively in the market, and during 1998, the Hotel plans to renovate its Allies American Grille Restaurant.

         The following chart summarizes REVPAR, or revenues per available room, and the percentage change in REVPAR from the prior year for each Hotel owned by the Partnership as of the end of the First Quarter 1998. The percentage change in REVPAR for the Raleigh and Tampa Hotels from 1994 to 1995 is not shown because these Hotels were not owned by the Partnership for the entire year in 1994.

                                 PHLP Supp-36

                         First Quarter 1998                 1997                       1996                      1995
                         -------------------       -----------------------     ---------------------     ----------------------
                         REVPAR     % Change        REVPAR        % Change     REVPAR       % Change     REVPAR        % Change
                         ------     --------        ------        --------     ------       --------     ------        --------
Mountain Shadows......   $  162        (3%)         $  105            6%       $   99           5%       $  94              7%
Seattle...............       92        16               91           11            82           4           79             11
Tampa Westshore.......      120         6               87            9            80          10           73            N/A
Greensboro............       82         5               80            7            75          (1)          76              7
Miami Biscayne Bay....      126        12               80           13            71           1           70              9
Raleigh Crabtree
 Valley...............       82         6               76            6            72           9           66            N/A
Houston Medical
 Center...............       89         6               75           12            67           5           64              2
Albuquerque...........       63       (15)              70            1            69           3           67              0

1997 Compared to 1996

Mountain Shadows

         The Mountain Shadows Resort's revenues increased 10% to $6.8 million in 1997 when compared to 1996 due primarily to a 6% increase in REVPAR to $105. The increase in REVPAR was due to an 11% increase in the average room rate to $138 offset by a four percentage point decrease in average occupancy to 76%. The increase in the average room rate was attributable to the increases in the Hotel's corporate rate by $15 to $151 and in the group rates by $9 to $135. The decrease in average occupancy was related to unexpected group cancellations during the second quarter of 1997. In 1997, the Hotel combined its sales center with two other Marriott properties in the Scottsdale region which improved its sales and marketing efficiency. Additionally during 1997, the Hotel completed a renovation of its Cactus Flower Restaurant and its Shells Seafood Restaurant. In early 1998, the Hotel replaced the carpet in the ballroom.

Seattle

         The Seattle Marriott Hotel reported an increase in revenues of 14% to $9.7 million for 1997 when compared to the prior year due to an 11% increase in REVPAR to $91. The increase in REVPAR was due to a $12 increase in the average room rate to $117. The Hotel's average occupancy remained stable at 78%. The increase in average room rate is the result of the Hotel's ability to increase room rates with little to no price resistance due to the strong transient demand in the Seattle area. The Hotel's food and beverage revenues increased $365,000 or 17% to $2.5 million when compared to 1996. This increase is attributable to the increase in catering sales. The Hotel completed renovations of its Snoqualmie Ballroom and Yukon Restaurant in February 1998. In addition, the Hotel will be adding coffee makers, reading chairs, and ergonomic workstations to its guest rooms in 1998. The current outlook for the Seattle area remains strong due to continued growth of large companies such as Boeing and Microsoft in the region.

Tampa Westshore

         The Tampa Marriott Westshore Hotel experienced a 2% increase in revenues to $4.6 million in 1997 as compared to 1996. REVPAR increased 9% to $87 in 1997 due to an $8 increase in the average room rate to $108 coupled with a two percentage point increase in average occupancy to 81%. Rooms revenues increased 7%, or $500,000, in 1997 when compared to 1996. This increase was partially offset by an increase in repairs and maintenance expense related to the air conditioning system. In 1998, the Hotel plans to replace the cooling tower related to the air conditioning system. In early 1997, the Hotel completed the third phase of the rooms renovation project that replaced the furniture in approximately 108 guest rooms. All the guest rooms now feature new furniture. During the summer of 1998, the Hotel plans to replace the guest room carpet, draperies, and bedspreads. These improvements will enable the Hotel to compete more effectively in the Tampa market in the future.

                                 PHLP Supp-37

Greensboro

         In 1997, the Greensboro Hotel's revenues increased 4% to $4.7 million when compared to 1996. REVPAR increased 7% to $80 due to increases in the average room rate of $3 to $101 and in average occupancy of three percentage points to 79%. The increase in occupancy was primarily due to the addition of 2,000 new contract roomnights. During 1997, the Hotel filled an open Director of Marketing position that has helped increase revenues at the Hotel, especially revenue from group and contract sales. In early 1997 the Hotel renovated the restaurant, and in 1998 the Hotel will replace fixtures and tiles in all its guest bathrooms. The Partnership expects the Greensboro market to continue to improve in 1998 due to the increased popularity of the North Carolina furniture market.

Miami Biscayne Bay

         Miami Biscayne Bay Hotel revenues for 1997 increased an impressive 18% to $9.1 million when compared to 1996 due primarily to increased rooms revenues. REVPAR for 1997 increased 13% to $80 when compared to 1996 due to a $10 increase in average room rate to $97 and a one percentage point increase in average occupancy to 83%. In 1997, the Hotel reduced its lower-rated airline contract roomnights by approximately 19,000 roomnights and replaced a majority of these roomnights with higher-rated corporate roomnights. During 1997, the Hotel sold 64% corporate-rated rooms and 36% group and contract-rated rooms as compared to 1996 when the Hotel sold 55% corporate-rated rooms and 45% group and contract-rated rooms. During 1997, the Hotel replaced the furniture in its guest rooms. During the summer of 1998, the Hotel plans to renovate the lobby, restaurant and lounges.

Raleigh

         In 1997, revenues increased 4% to $5.2 million for the Raleigh Hotel as compared to 1996. REVPAR increased 6% to $76 due to a 7% increase in the average room rate to $94. Average occupancy declined slightly to 81%. The increase in average room rate was due to a $10 increase in the corporate rate in 1997 to $119 as well as increases in some of the Hotel's special corporate rates. During 1997, the Hotel began projects to expand its restaurant and to convert its lounge to additional meeting space. These projects will be completed in early 1998. Additionally, the Hotel plans to replace its ballroom carpeting and create a Hotel business center in 1998. The Hotel currently is marketing to local universities to attract weekend business during the fall sports season.

Houston Medical Center

         Revenues for the Houston Medical Center Hotel increased an impressive 20% to $5.4 million in 1997 when compared to 1996. REVPAR increased 12% to $75 due to a 12% increase in average room rate to $97 and a one percentage point increase in average occupancy to 78%. The Hotel increased its corporate room rate by $20 to $149 in 1997. Rooms revenues increased 13% due to the increase in the average room rate. In 1998, the Hotel plans to complete a rooms renovation that will replace the bedspreads, drapery, upholstery, carpet, and furniture in all its guest rooms. This renovation will enable the Hotel to have a more competitive product, and the General Partner anticipates that it will allow the Hotel to increase its average room rate further in the future.

Albuquerque

         Although REVPAR increased $1 to $70, revenues for the Albuquerque Hotel decreased slightly in 1997 to $4.8 million when compared to the prior year. The increase in REVPAR was due to the 13% increase in average room rate to $97 offset significantly by the eight percentage point decrease in average occupancy to 72%. The decrease in revenues was due to the increase in salaries and wages expenses related to the addition of a director of group sales and the increase in sales promotion costs. These costs were necessary to address the declining average occupancy. During 1998, the Hotel plans to replace a major portion of the roof on the building and renovate the Allies American Grille restaurant.

                                 PHLP Supp-38

1997 Compared to 1996 Combined Results of Operations

         Hotel Revenues: Hotel revenues increased 10% to $50.3 million in 1997 primarily due to an increase in REVPAR at each of the Partnership's Hotels in 1997 when compared to 1996.

         Hotel Sales: Hotel sales increased 5% to $150.5 million in 1997 due to increased rooms sales in 1997. The combined average room rate increased 10% to $105 while combined average occupancy remained stable at 79%.

         Direct Hotel Expenses: Direct hotel expenses increased 3% to $100.2 million in 1997. The increase in direct hotel expenses is due to higher variable costs related to the increase in hotel sales. However, direct hotel expenses as a percentage of hotel sales decreased to 67% in 1997 from 68% in 1996.

         Depreciation: Depreciation increased in 1997 due to property and equipment additions, and the change in the estimated useful lives of certain assets.

         Management Fees: Incentive and base management fees increased 12% to $8.4 million and 5% to $4.5 million, respectively, in 1997 due to the corresponding increase in hotel sales.

         Net Loss: Net loss increased 53% to $2.8 million in 1997. The increase in net loss primarily is attributable to increased depreciation expense on the Partnership's property and equipment and an increase in management fees in 1997 as compared to 1996.

1996 Compared to 1995

Mountain Shadows

         REVPAR for 1996 increased 5% to $99. This increase was due to a 3% increase in the average room rate to $124 combined with a two percentage point increase in occupancy to 80%. Hotel revenues for 1996 increased 4% to $6.2 million. The increase in average room rate and hotel revenues is due to the Hotel's successful efforts in shifting business from lower rated group business to higher transient rates. The Hotel's marketing promotions include a newsletter to 3,000 past customers as well as newspaper advertising in key cities such as Los Angeles, Chicago and New York.

Seattle

         Hotel revenues increased 7% to $8.5 million in 1996 when compared to the prior year due to an increase in REVPAR of 4% to $82. The increase in REVPAR was due to a $6 increase in average room rate to $105 partially offset by a one percentage point decrease in occupancy to 78%. The increase in the average room rate is the result of the strong transient demand in the growing Seattle economy. The local economy is tied to the global aerospace industry as well as the availability of raw timber products. Current projections for each of these industries are strong and indicate steady growth and reliability.

Tampa Westshore

         The Tampa Westshore Hotel experienced a 10% increase in REVPAR to $80 for 1996 as compared to 1995. This increase was due to a 6% increase in the average room rate to $100 coupled with a two percentage point increase in average occupancy to 79%. The increase in average room rate is attributable to strong market demand and the successful efforts of Hotel management in restricting discounted corporate rates. An increase in transient business contributed to the increase in average occupancy. In early 1997, the Hotel completed the third phase of a rooms renovation project which replaced the furniture in approximately 108 guest rooms. All 311 guest rooms now have new furniture which will enable the Hotel to compete more effectively in the Tampa market.

                                 PHLP Supp-39

Greensboro

         For 1996, REVPAR decreased slightly to $75 when compared to 1995. The average room rate increased 6% to $98; however, this increase was offset by a six percentage point decline in average occupancy to 76% as a result of new competition in the Greensboro area. Hotel revenues decreased 5% to $4.5 million primarily due to the decline in occupancy. In 1996, the Hotel facade was painted, and in early 1997 a renovation of the restaurant was completed.

Miami Biscayne Bay

         REVPAR for 1996 increased slightly to $71 when compared to 1995 due to a four and one-half percentage point increase in average occupancy to 82% partially offset by a 3% decrease in the average room rate to $87. The increase in average occupancy was due to the addition of a new contract with United Airlines for 13,000 room nights in 1996. Hotel revenues decreased 7% to $7.7 million primarily due a decrease in catering profits as a result of business associated with the 1995 Superbowl not recurring in 1996. During 1996, the Hotel installed new carpet in the ballrooms and in selected corridors. During 1997, the remaining corridors will receive new carpet, and 285 rooms will undergo a redo which will include new carpet and mattresses.

Raleigh

         In 1996, REVPAR increased 9% to $72, due to a 9% increase in average room rate to $88 while the average occupancy remained stable at 82%. The increase in average room rate was due to a $10 increase in the corporate rate in 1996. Hotel revenues increased 16% to $5 million primarily due to the increase in average room rates. During 1996, the Hotel completed a rooms renovation which replaced the furniture in 375 guest rooms.

Houston Medical Center

         REVPAR for 1996 increased 5% to $67 when compared to 1995 due to the 2% increase in average room rate to $87 and a two percentage point increase in average occupancy to 77%. Hotel revenues increased 10% to $4.5 million in 1996. These increases were due to strong demand in the medical markets, increased business due to city wide conventions and success in shifting lower rated business to higher corporate rates.

Albuquerque

         Hotel revenues for 1996 increased slightly to $5.0 million when compared to the prior year primarily due a 3% increase in REVPAR to $69. The increase in REVPAR is primarily due to a one and one-half percentage point increase in average occupancy to 80% as a result of increased transient demand in the Albuquerque market. The average room rate remained stable at $86. The Hotel is focusing its marketing efforts on increasing weekend group business. During 1997, the Hotel will complete a renovation of its meeting rooms.

1996 Compared to 1995 Combined Results of Operations

         Hotel Revenues: Hotel revenues decreased 9% to $45.9 million in 1996 primarily due to the sale of the Dallas Hotel in 1995. For the eight hotels which were owned by the Partnership continuously throughout 1996 and 1995 (Albuquerque, Greensboro, Houston, Miami Biscayne Bay, Mountain Shadows, Raleigh, Seattle, and Tampa (the "Combined Hotels")), Combined Hotel revenues increased 4% in 1996 due to an increase in Combined Hotel sales.

         Hotel Sales: Hotel sales decreased 6% to $143.3 million in 1996 due to the sale of the Dallas Hotel in 1995. Combined Hotel sales increased 5% in 1996 through a 1% increase in the Combined Hotel average room rate to $96 and a slight increase in the Combined Hotel average occupancy to 79%.

                                 PHLP Supp-40

       Direct Hotel Expenses: Direct hotel expenses decreased 5% to $97.5 million in 1996 due to the sale of the Dallas Hotel. Combined direct hotel expenses increased 5% in 1996. The increase in Combined direct hotel expenses is due to an increase in variable costs related to the increase in Combined Hotel sales. Furthermore, direct hotel expenses as a percentage of Hotel sales increased to 68% in 1996 from 67% in 1995.

       Management Fees: Incentive and base management fees decreased 14% to $7.5 million and 6% to $4.3 million, respectively, in 1996 due to a corresponding decrease in hotel sales. Property Taxes: Property taxes decreased 25% to $3.1 million in 1996 due to the sale of the Dallas Hotel in 1995.

       Interest Expense: Interest expense decreased 16% to $24.6 million in 1996 due to lower principal balances in 1996 and a lower average interest rate on the Bank Loan in 1996.

       Net Income: Net income decreased 109% to a net loss of $1.8 million in 1996. The decrease is due to the recognition of the gain on the sale of the Dallas Hotel of $24.6 million and the gain on forgiveness of deferred fees of $146.3 million in 1995.

Capital Resources and Liquidity

       The Partnership's financing needs have historically been funded through loan agreements with independent financial institutions, Host Marriott Corporation ("Host Marriott") and its affiliates or Marriott International, Inc. ("Marriott International") and its affiliates. The general partner believes that the Partnership will have sufficient capital resources and liquidity to continue to conduct its business in the ordinary course.

Principal Sources and Uses of Cash

       The Partnership reported a decrease in cash and cash equivalents of $2.2 million for the First Quarter 1998. This decrease was due to the use of cash for investing and financing activities partially offset by cash provided by operating activities. The Partnership reported a decrease in cash and cash equivalents of $2.0 million for 1997. This decrease was due to the use of cash for investing and financing activities partially offset by cash provided by operating activities.

       The Partnership's principal source of cash is cash from operations.
Total cash provided by operations decreased $772,000, to $6.4 million, for the First Quarter 1998, when compared to the First Quarter 1997. Total cash provided by operations increased $1.5 million, to $20.9 million, for 1997 due to improved Hotel operating results. Total cash provided by operations was $19.4 million and $14.8 million for 1996 and 1995, respectively.

       The Partnership's principal uses of cash are to (i) pay for capital expenditures and to fund the property improvement funds, (ii) make deposits to restricted cash accounts, (iii) pay debt service on the Partnership's mortgage debt, and (iv) pay amounts owed to Host Marriott and Marriott International.

       Cash used in investing activities was $2.2 million for the First Quarter 1998 and the First Quarter 1997. Cash used in investing activities for the First Quarter 1998, included capital expenditures of $594,000, primarily related to furniture, fixtures, and equipment ("FF&E") renewals and replacements at the Hotels. Cash used in investing activities decreased to $7.8 million in 1997 from $10.2 million in 1996. Cash used in investing activities included cash paid for FF&E of $7.3 million in 1997 compared to $9.9 million in 1996. Cash used in investing activities was $10.2 million in 1996, and cash provided by investing activities was $37.2 million in 1995 due to proceeds received from the gain on the sale of the Dallas Hotel.

       Cash used in financing activities was $6.4 million and $8.6 million for the First Quarter 1998, and the First Quarter 1997, respectively. Cash used in financing activities for the First Quarter 1998, included repayments to Host Marriott and affiliates of $4.1 million and repayments on the Partnership's mortgage

                                 PHLP Supp-41
debt of $3.8 million. Cash used in financing activities increased to $15.2 million in 1997 from $10.0 million in 1996. Cash used in financing activities for 1997 included repayments on the Partnership's mortgage debt of $7.2 million, repayments to Host Marriott and affiliates of $6.1 million, and net deposits to restricted cash accounts of $1.8 million. Cash used in financing activities was $10.0 million and $53.8 million in 1996 and 1995, respectively. In 1995, the Partnership repaid $59 million on its mortgage on the Bank Hotels primarily from proceeds from the sale of the Dallas Hotel and from a $10 million advance from Host Marriott under the Bank Guaranty.

         No cash was distributed to the partners during the First Quarter 1998, or the First Quarter 1997. No cash was distributed to the Partners for the years ended December 31, 1997, 1996 and 1995. Amounts owed by the Partnership to Host Marriott and Marriott International are significant, and it will be many years before cash from operations would be available to the Partners.

Capital Expenditures

         It is anticipated that shortfalls in the property improvement fund for the six hotels financed with the Bank Loan, as defined below, will occur in 1998. The General Partner is currently working with the Manager and the lender to resolve the expected shortfalls.

Debt

         The Partnership's financing needs are funded through loan agreements with (i) The Mitsui Trust and Banking Company (the "Bank Lender"), (ii) Host Marriott and its affiliates, and (iii) Marriott International and its affiliates.

         Total Partnership interest expense increased 4% to $6.1 million for the First Quarter 1998, when compared to the same period in 1997 primarily due to increased interest expense on the mortgage loan (the "Bank Loan"). The weighted average interest rate on the Bank Loan was 8.3% for the First Quarter 1998, as compared to 7.4% for the comparable period in 1997.

         The Bank Loan matures on December 22, 1998; however, an additional one-year extension is available. In order to extend the Bank Loan maturity date until December 22, 1999, the Partnership must provide notice of its intent to extend the loan along with adequate debt service coverage tests to the lender by June 22, 1998. Based on current debt service coverage tests, the Partnership expects to be able to exercise the additional one-year extension of the loan upon its maturity on December 22, 1998.

         Pursuant to the terms of the restated Bank Loan, operating profit, as defined, and the subordinated portion of the base management fee in excess of debt service for the six hotels financed with the Bank Loan must be held in a collateral account with the lender. After the end of each fiscal year, excess cash remaining in the collateral account is applied to repay Bank Loan principal, advances under the $26 million debt service guaranty (the "Bank Guaranty") provided by Host Marriott and, depending upon the unadvanced balance of the Bank Guaranty, deferred base management fees to Marriott International. As a result, on February 23, 1998, the Partnership repaid $3.8 million in principal on the Bank Loan, $2.2 million to Host Marriott on the Bank Guaranty, and $1.5 million to Marriott International for deferred base management fees using amounts in the collateral account. As of March 27, 1998, the balance of the Bank Loan was $168.9 million, $21.6 million was available under the Bank Guaranty, and deferred base management fees payable to Marriott International were $2.4 million.

         In connection with the restructuring of the Bank Loan, Host Marriott agreed to provide an additional guaranty (the "Interest Guaranty") for $12 million to cover any shortfalls in the payment of interest after application of all cash flow available for debt service. Advances with respect to interest will be made first under the Interest Guaranty and then under the Bank Guaranty or an equivalent "backup" guaranty provided by Marriott International. No amounts have been advanced under the Interest Guaranty. Additionally, in early 1998, in accordance with the terms of the Interest Guaranty, the amount available was reduced from $8 million to $4 million.

                                 PHLP Supp-42

         Host Marriott advanced funds (the "Host FF&E Loans") to the Partnership from 1991 through 1994 for the purchase of FF&E. The loans are secured by payments from Marriott International under leases from the Partnership for FF&E replacements. On February 9, 1998, Marriott International repaid $1.5 million of principal to the Partnership on these leases, and the Partnership subsequently repaid $1.4 million of principal to Host Marriott on the Host FF&E Loans. Therefore, as of March 27, 1998, the balance of the Host FF&E Loans was $1.5 million.

Inflation

         For the three fiscal years ended December 31, 1997, the rate of inflation has been relatively low and, accordingly, has not had a significant impact on the Partnership's revenues and net losses before extraordinary items. However, the Hotel's room rates and occupancy levels are sensitive to inflation, and the amount of the Partnership's interest expense under floating rate debt for a particular year will be affected by changes in short-term interest rates.



                                 PHLP Supp-43

                             FINANCIAL STATEMENTS








                                 PHLP Supp-44

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


TO THE PARTNERS OF POTOMAC HOTEL LIMITED PARTNERSHIP:

We have audited the accompanying balance sheet of Potomac Hotel Limited Partnership, a Delaware limited partnership, (the "Partnership") as of December 31, 1997 and 1996, and the related statements of operations, changes in partners' deficit and cash flows for each of the three years in the period ended December 31, 1997. These financial statements referred to below are the responsibility of the General Partner's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Potomac Hotel Limited Partnership as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.





                                                     ARTHUR ANDERSEN LLP

Washington, D.C.,
March 4, 1998



                                 PHLP supp-45

                       Potomac Hotel Limited Partnership
                                Balance Sheets
                          December 31, 1997 and 1996
                                (in thousands)

                                                                                        1997               1996
                                                                                  ---------------    ---------------
ASSETS
   Property and equipment, net...............................................     $    154,253       $     155,412
   Due from Marriott International, Inc. and affiliates......................           10,173              10,870
   Restricted cash...........................................................            6,351               4,507
   Property improvement funds................................................            3,792               3,141
   Deferred financing costs, net.............................................              473                 709
   Cash and cash equivalents.................................................            3,182               5,228
                                                                                  ------------          ----------

                                                                                  $    178,224       $     179,867
                                                                                  ============       =============
LIABILITIES AND PARTNERS' DEFICIT

LIABILITIES
   Mortgage debt  ...........................................................     $    172,667       $     179,837
   Due to Host Marriott Corporation and affiliates...........................          125,549             124,370
   Incentive and base management fees due to
      Marriott International, Inc............................................           25,868              17,172
   Due to Marriott International, Inc. and affiliates........................              398               1,956
   Accrued interest and other liabilities....................................              864                 829
                                                                                  ------------       -------------

      Total Liabilities......................................................          325,346             324,164
                                                                                  ------------       -------------

PARTNERS' DEFICIT
   General Partner
      Capital contribution...................................................          172,093             172,093
      Cumulative net losses..................................................          (20,408)            (20,380)
      Cumulative withdrawals.................................................         (186,527)           (186,527)
                                                                                  ------------       -------------

                                                                                       (34,842)            (34,814)
                                                                                  ------------       -------------

   Limited Partners
      Capital contributions, net of offering costs...........................           15,600              15,600
      Cumulative net losses..................................................         (127,880)           (125,083)
                                                                                  ------------       -------------

                                                                                      (112,280)           (109,483)
                                                                                  ------------       -------------

      Total Partners' Deficit................................................         (147,122)           (144,297)
                                                                                  ------------       -------------

                                                                                  $    178,224       $     179,867
                                                                                  ============       =============


                      See Notes to Financial Statements.


                                 PHLP Supp-46

                       Potomac Hotel Limited Partnership
                           Statements of Operations
             For the Years Ended December 31, 1997, 1996 and 1995
                    (in thousands, except per Unit amounts)


                                                                                   1997              1996           1995
                                                                                ----------       ----------      ----------
REVENUES
  Hotel (Note 3)  .........................................................     $   50,323       $    45,853    $    50,598
                                                                                ----------       -----------    -----------
OPERATING COSTS AND EXPENSES
  Depreciation.............................................................          8,430             5,473          5,912
  Incentive management fee.................................................          8,408             7,477          8,651
  Base management fee......................................................          4,515             4,300          4,597
  Property taxes...........................................................          3,071             3,081          4,082
  Ground rent, insurance and other.........................................          4,843             3,624          3,914
                                                                                ----------       -----------    -----------
                                                                                    29,267            23,955         27,156
                                                                                ----------      ------------    -----------

OPERATING PROFIT...........................................................         21,056            21,898         23,442
  Interest expense.........................................................        (24,596)          (24,582)       (29,431)
  Other revenue............................................................            715               843          1,448
  Gain on sale of Dallas Hotel.............................................             --                --         24,586
                                                                                ----------      ------------    -----------

NET (LOSS) INCOME BEFORE EXTRAORDINARY ITEM................................         (2,825)           (1,841)        20,045

EXTRAORDINARY ITEM
  Gain on forgiveness of deferred fees.....................................             --                --        146,303
                                                                                ----------      ------------    -----------

NET (LOSS) INCOME                                                               $   (2,825)    $      (1,841)   $   166,348
                                                                                ===========    ==============   ===========
ALLOCATION OF NET (LOSS) INCOME
  General Partner..........................................................     $      (28)    $         (18)   $     7,612
  Limited Partners.........................................................         (2,797)           (1,823)       158,736
                                                                                ----------      ------------    -----------

                                                                                $   (2,825)    $      (1,841)   $   166,348
                                                                                ==========     =============    ===========
NET (LOSS) INCOME BEFORE EXTRAORDINARY ITEM
  PER LIMITED PARTNER UNIT (1,800 UNITS)...................................     $   (1,554)    $      (1,013)   $     7,720
                                                                                ==========     =============    ===========

NET (LOSS) INCOME PER LIMITED PARTNER
  UNIT (1,800 UNITS).......................................................     $   (1,554)    $      (1,013)   $    88,187
                                                                                ==========     =============    ===========


                      See Notes to Financial Statements.



                                 PHLP Supp-47

                       Potomac Hotel Limited Partnership
                  Statements of Changes in Partners' Deficit
             For the Years Ended December 31, 1997, 1996 and 1995
                                (in thousands)

                                                                                     General       Limited
                                                                                     Partner       Partners         Total
                                                                                     -------       --------         -----
Balance, December 31, 1994......................................................  $  (44,408)   $  (266,396)    $  (310,804)

  Net income....................................................................       7,612        158,736         166,348

  Capital contribution from forgiveness of debt.................................       2,000             --           2,000
                                                                                  ----------    -----------     -----------

Balance, December 31, 1995......................................................     (34,796)      (107,660)       (142,456)

  Net loss......................................................................         (18)        (1,823)         (1,841)
                                                                                  ----------    -----------     -----------
Balance, December 31, 1996......................................................     (34,814)      (109,483)       (144,297)

  Net loss......................................................................         (28)        (2,797)         (2,825)
                                                                                  ----------    -----------     -----------
Balance, December 31, 1997......................................................  $  (34,842)   $  (112,280)    $  (147,122)
                                                                                  ==========    ===========     ===========





                      See Notes to Financial Statements.

                                 PHLP Supp-48

                       Potomac Hotel Limited Partnership
                           Statements Of Cash Flows
             For the Years Ended December 31, 1997, 1996 and 1995
                                (in thousands)

                                                                                           1997         1996          1995
                                                                                       ----------   -----------   ----------
OPERATING ACTIVITIES
  Net (loss) income...................................................................  $  (2,825)  $   (1,841)   $   166,348
  Extraordinary item..................................................................         --           --       (146,303)
                                                                                        ---------   ----------        -------
  Net (loss) income before extraordinary item.........................................     (2,825)      (1,841)        20,045
  Noncash items:
     Deferred incentive and base management fees......................................      8,696        7,737          9,435
     Depreciation ....................................................................      8,430        5,473          5,912
     Interest on amounts due to Host Marriott Corporation and affiliates..............      7,084        6,892          6,235
     Amortization of financing costs as interest......................................        236          237            310
     Loss on disposition of property and equipment....................................         --          136            103
     Interest on amounts due to an affiliate of Marriott International, Inc...........         --           29             --
     Gain on sale of the Dallas Hotel.................................................         --           --        (24,586)
  Changes in operating accounts:
     Due from/to Marriott International, Inc. and affiliates..........................       (985)         541         (2,719)
     Accrued interest and other liabilities...........................................        250          180             77
                                                                                        ---------   ----------    -----------

        Cash provided by operating activities.........................................     20,886       19,384         14,812
                                                                                           ------   ----------     ----------

INVESTING ACTIVITIES
  Additions to property and equipment, net............................................     (7,271)      (9,924)        (4,976)
  Change in property improvement funds................................................       (651)         (63)        (2,590)
  Working capital received from (funded to) Marriott International, Inc.
      and affiliates, net.............................................................        168         (262)           400
Net proceeds from sale of the Dallas Hotel............................................         --           --         44,403
                                                                                        ---------   ----------    -----------

        Cash (used in) provided by investing activities...............................     (7,754)     (10,249)        37,237
                                                                                        ---------   ----------    -----------

FINANCING ACTIVITIES
  Principal repayments on mortgage debt...............................................     (7,170)      (6,163)       (59,000)
  (Repayments to) advances from Host Marriott Corporation and affiliates, net.........     (6,120)      (4,670)         3,319
  Change in restricted cash...........................................................     (1,844)      (1,559)        (2,948)
  (Repayments to) advances from affiliates of Marriott International, Inc.............        (44)         (37)           350
  Collection of amounts due from Marriott International, Inc..........................         --        2,383          5,755
  Payment of financing costs..........................................................         --           --         (1,112)
  Increase in amounts due from Marriott International, Inc............................         --           --           (157)
                                                                                        ---------   ----------    -----------

        Cash used in financing activities.............................................    (15,178)     (10,046)       (53,793)
                                                                                        ---------      -------    -----------

DECREASE IN CASH AND CASH EQUIVALENTS.................................................     (2,046)        (911)      (1,744)

CASH AND CASH EQUIVALENTS at beginning of year........................................      5,228        6,139        7,883
                                                                                        ---------    ---------     --------

CASH AND CASH EQUIVALENTS at end of year..............................................  $   3,182    $   5,228     $  6,139
                                                                                        =========    =========     ========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for mortgage and other interest...........................................  $  17,046    $  17,528     $ 22,555
                                                                                        =========    =========     ========

NONCASH FINANCING ACTIVITIES:
  Forgiveness of obligations due to General Partner
      accounted for as a capital contribution.........................................  $      --    $      --     $  2,000
                                                                                        =========    =========     ========



                      See Notes to Financial Statements.


                                 PHLP Supp-49

                       Potomac Hotel Limited Partnership
                         Notes to Financial Statements
                For the Years Ended December 31, 1997 and 1996


NOTE 1.       THE PARTNERSHIP

Description of the Partnership

Potomac Hotel Limited Partnership (the "Partnership") was formed in Delaware on December 17, 1981, to acquire, develop, own, and operate up to 11 Hotels (the "Hotels"). On July 16, 1982, 1,800 limited partnership interests ("Units") were sold pursuant to a public offering at $10,000 per unit. The Partnership commenced operations on July 17, 1982. The Hotels are operated as part of the Marriott full-service hotel system and are managed by Marriott International, Inc. ("Marriott International") or Marriott Hotel Services, Inc. ("MHSI"), which is a subsidiary of Marriott International, (collectively the "Managers"). The sole general partner of the Partnership is Host Marriott Corporation ("Host Marriott" or the "General Partner").

The General Partner contributed five existing hotels (including one undergoing substantial renovation), three hotels under construction, and sites for three hotels planned to be developed to the Partnership in exchange for $186,527,000 and a 1% General Partner interest. These funds were borrowed by the Partnership under a loan agreement (see Note 6). The Partnership completed the development and construction of its final hotel during 1984. On January 31, 1986, the Partnership sold its 307-room Denver West Hotel to Host Marriott in accordance with provisions of the loan agreement and the partnership agreement. As discussed in Note 6, foreclosures on the Raleigh, Tampa, and Point Clear Hotels occurred in 1993 and 1994. In 1994, the Partnership repurchased the Raleigh and Tampa Hotels using proceeds from two loans advanced by a subsidiary of Host Marriott. On August 22, 1995, the Partnership sold its Dallas Hotel to a wholly-owned subsidiary of Host Marriott and used the proceeds to repay a portion of its mortgage debt in connection with the restructuring of the Bank Loan, as described in Note 6. As of December 31, 1997, the Partnership owned and operated eight hotels located in the following cities: Albuquerque, New Mexico; Greensboro, North Carolina; Houston, Texas; Miami, Florida; Raleigh, North Carolina; Scottsdale, Arizona; Seattle, Washington; and Tampa, Florida.

Partnership Allocations and Distributions

The partnership agreement provides for the distribution of cash and the allocation, for tax purposes, of operating income, gains and losses, and deductions and credits among the partners. Except for all cash proceeds attributable to the replacement of furniture, fixtures and equipment ("FF&E") as well as depreciation and interest on indebtedness (all of which are specially allocated to the General Partner by the partnership agreement), profits and losses are allocated between the partners as follows:

                                                   Profits        Losses
                                                   -------        ------
          General Partner                            25%            1%
          Limited Partners                           75%           99%

Any future distributions of cash will be made in the same percentages that profits and losses are allocated.

Gains (for financial statement purposes) from the sale or other disposition of Partnership property are allocated (i) first, to the partners with negative capital accounts in proportion to their capital investment balances and (ii) thereafter 25% to the General Partner and 75% to the limited partners.

                                PHLP Supp - 50

NOTE 2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The Partnership records are maintained on the accrual basis of accounting, and its fiscal year coincides with the calendar year.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Working Capital and Supplies

Pursuant to the terms of the Partnership's management agreements discussed in
Note 8, the Partnership is required to provide the Managers with working capital and supplies to meet the operating needs of the Hotels. The Managers convert cash advanced by the Partnership into other forms of working capital consisting primarily of operating cash, inventories, and trade receivables and payables which are maintained and controlled by the Managers. Upon the termination of the agreements, it is expected that the working capital and supplies will be converted into cash and returned to the Partnership or transferred to a subsequent owner or operator for consideration. As a result of these conditions, the individual components of working capital and supplies controlled by the Managers are not reflected in the accompanying balance sheet.

Revenues and Expenses

Hotel revenues represent house profit of the Partnership's Hotels since the Partnership has delegated substantially all of the operating decisions related to the generation of house profit of the Hotels to the Managers. House profit reflects hotel operating results which flow to the Partnership as property owner and represents gross hotel sales less property-level expenses, excluding depreciation, base and incentive management fees, property taxes, ground rent, insurance, and certain other costs, which are disclosed separately in the statement of operations.

On November 20, 1997, the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board reached a consensus on EITF 97-2, "Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements." EITF 97-2 addresses the circumstances in which a management entity may include the revenues and expenses of a managed entity in its financial statements.

The Partnership is assessing the impact of EITF 97-2 on its policy of excluding the property-level revenues and operating expenses of the Hotels from its statements of operations.

                                PHLP Supp - 51

Property and Equipment

Property and equipment is recorded at the cost incurred directly by the Partnership or at the cost incurred by the General Partner in the case of those assets contributed by the General Partner. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

               Buildings and improvements          40 years
               Leasehold improvements              40 years
               Furniture and equipment           4-10 years

The Partnership assesses impairment of its real estate properties based on whether estimated undiscounted future cash flows from such properties will be less than their net book value. If a property is impaired, its basis is adjusted to fair market value.

Deferred Financing Costs

Deferred financing costs consist of legal and accounting fees and other costs incurred in connection with obtaining Partnership financing. Financing costs are amortized using the straight-line method, which approximates the effective interest rate method, over the life of the mortgage debt. As of December 31, 1997 and 1996, deferred financing costs totaled $1,256,000. Accumulated amortization of deferred financing costs as of December 31, 1997 and 1996, was $783,000 and $547,000, respectively.

Cash and Cash Equivalents

The Partnership considers all highly liquid investments with a maturity of three months or less at date of purchase to be cash equivalents.

Income Taxes

Provision for federal and state income taxes has not been made in the accompanying financial statements because the Partnership does not pay income taxes but, rather, allocates profits and losses to the individual partners. Significant differences exist between the net income or loss for financial reporting purposes and the net income or loss as reported in the Partnership's tax return. These differences are due primarily to the use for tax purposes of differing useful lives and accelerated depreciation methods for assets, differing bases in contributed capital, and differing timings of the recognition of management fee expenses. As a result of these differences, the excess of the net liabilities reported on a tax basis over the net liabilities reported in the accompanying financial statements was $36 million as of December 31, 1997, and $46 million as of December 31, 1996.

Statement of Financial Accounting Standards

In 1996, the Partnership adopted Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." Adoption of SFAS No. 121 did not have an effect on its financial statements.

Reclassifications

Certain reclassifications were made to the prior years financial statements to conform to the current year presentation.

                                PHLP Supp - 52

NOTE 3.       REVENUES

Hotel revenues consist of the following hotel operating results for the three years ended December 31 (in thousands):


                                                                                         1997         1996          1995
                                                                                      ----------   ----------    ----------
HOTEL SALES
   Rooms..........................................................................    $   95,761   $   89,916    $   94,654
   Food and beverage..............................................................        43,385       42,111        46,605
   Other..........................................................................        11,348       11,315        11,977
                                                                                      ----------   ----------    ----------
                                                                                         150,494      143,342       153,236
                                                                                      ----------   ----------    ----------
HOTEL EXPENSES
   Departmental direct costs
      Rooms.......................................................................        23,556       22,619        23,443
      Food and beverage...........................................................        33,231       32,863        35,569
   Other hotel operating expenses.................................................        43,384       42,007        43,626
                                                                                      ----------   ----------    ----------
                                                                                         100,171       97,489       102,638
                                                                                      ----------   ----------    ----------

HOTEL REVENUES....................................................................    $   50,323   $   45,853    $   50,598
                                                                                      ==========   ==========    ==========


NOTE 4.       PROPERTY AND EQUIPMENT

Property and equipment consists of the following as of December 31 (in thousands):


                                                                                             1997                1996
                                                                                        -------------       -------------
         Land...................................................................        $      10,444       $      10,444
         Building and improvements..............................................              194,661             191,449
         Furniture and equipment................................................               26,758              22,699
                                                                                        -------------       -------------
                                                                                              231,863             224,592
         Less accumulated depreciation..........................................              (77,610)            (69,180)
                                                                                        -------------       -------------
                                                                                        $     154,253       $     155,412
                                                                                        =============       =============

NOTE 5.       ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of financial instruments are shown below. The fair values of financial instruments not included in this table are estimated to be equal to their carrying amounts.


                                                                  As of December 31, 1997             As of December 31, 1996
                                                                  -----------------------             -----------------------
                                                                              Estimated                          Estimated
                                                                     Carrying     Fair                  Carrying    Fair
                                                                      Amount     Value                   Amount    Value
                                                                      ------     -----                   ------    -----
                                                                        (in thousands)                    (in thousands)
Debt and Other Liabilities
Mortgage debt...................................................... $172,667    $173,474                $179,837  $177,695

Due to Host Marriott Corporation and affiliates....................  122,356      40,803                 118,280    41,313

Due to Marriott International, Inc. and affiliates.................   26,168       3,208                  17,515     2,086


The estimated fair value of mortgage debt is based on the expected future debt service payments, discounted at estimated market rates adjusted for the presence of debt service guaranties. "Due to Host Marriott Corporation and affiliates" and "Due to Marriott International, Inc. and affiliates" are valued based on the expected future payments from operating cash flow discounted at risk adjusted rates.

                                PHLP Supp - 53

NOTE 6.       DEBT

Host Marriott Guaranty

The Partnership originally entered into a loan agreement dated January 14, 1982, (the "Original Loan") which funded up to $348 million to finance the acquisition and development of the Hotels. In connection with the Original Loan, the General Partner agreed to advance up to $42.6 million to cover debt service shortfalls (the "Host Marriott Guaranty"). The General Partner advanced a total of $33.4 million under the Host Marriott Guaranty. The Partnership repaid $22.3 million and $5 million from the proceeds of the S&L Loan and the Bank Loan, respectively, as defined below. Therefore, as of December 31, 1997, $6.1 million plus accrued interest was outstanding related to the Host Marriott Guaranty.

Savings and Loan Association Loan

On February 28, 1985, the Partnership borrowed $103 million (the "S&L Loan") from a savings and loan association (the "S&L Lender") to refinance the loans on three of its hotels located in Raleigh, North Carolina; Tampa, Florida; and Point Clear, Alabama (the "S&L Hotels") and to repay a portion of the Host Marriott Guaranty ($22.3 million). The S&L Loan, with an original maturity of March 1, 2000, bore interest at 2.75% over the monthly average rate on six-month Treasury Bills (subject to a 9% floor and a 16% ceiling). For the years 1989 through 1992, the S&L Lender, the Manager, and the General Partner agreed to several modifications including (i) reductions in the interest rate, (ii) reductions in the base management fees paid to the Manager, (iii) increases in the debt service guaranty provided by Host Marriott (the "S&L Guaranty"), and
(iv) Host Marriott's subordination of cash flow generated from the Host Marriott owned 66-room addition to the Raleigh Hotel.

Bank Loan

On December 22, 1987, the Partnership borrowed $245 million (the "Bank Loan") from The Mitsui Trust and Banking Company (the "Bank Lender") to repay the outstanding indebtedness on seven of its Hotels (the "Bank Hotels"), a portion of the Host Marriott Guaranty ($5.0 million), and related transaction costs. The Bank Loan bore interest at an effective fixed rate of 10.37% and required monthly interest payments with the entire principal balance due at maturity.

The Bank Loan was secured by first priority liens on the Bank Hotels and all related assets, including working capital and supplies advanced to the Manager for each Bank Hotel. The Bank Loan established a priority for distributions of cash from operations, prohibited the Partnership from creating any other liens on the Bank Hotels, and restricted the Partnership from incurring certain other indebtedness. The Bank Loan was non-recourse to the Partnership and its partners, but was supported by a $26 million Host Marriott guaranty (the "Bank Guaranty") and an equivalent Marriott International "backup" guaranty (to be funded only if Host Marriott did not fund its guaranty).

The Bank Loan matured on December 22, 1994, with a principal balance of $245 million, and was not repaid at that time because the Partnership had insufficient funds to do so. On December 22, 1994, the Partnership entered into a forbearance agreement with the Bank Lender under which the Bank Lender agreed not to exercise its rights and remedies for nonpayment of the Bank Loan on the maturity date until February 24, 1995. The forbearance agreement was subsequently extended until August 22, 1995, to allow the Partnership time to solicit the consent of its limited partners regarding the sale of the Dallas Hotel to a subsidiary of the General Partner in connection with the restructuring of the Bank Loan. In exchange for the Bank Lender's agreement to forbear, the Partnership made monthly interest payments at the one-month London Interbank Offered Rate ("LIBOR") rate plus two percentage points for the period December 22, 1994, through June 21, 1995, and at the one-month LIBOR rate plus two-and-one-quarter percentage points for the period June 22, 1995, through August 21, 1995.

Restructured Bank Loan

                                PHLP Supp - 54

On August 22, 1995, the General Partner and the Bank Lender successfully completed the restructuring and extension of the Bank Loan. The principal terms of the restructured Bank Loan are as follows: (i) the General Partner advanced $10 million under the Bank Guaranty, which was used to pay down principal on the Bank Loan (advances under the Bank Guaranty bear interest at an annual rate equal to the prime rate, as announced by Bankers Trust Company); (ii) the Partnership used $44 million of proceeds from the sale of the Dallas Hotel to repay principal on the Bank Loan; (iii) the maturity of the Bank Loan was extended to December 22, 1997, with two additional one-year extensions available if certain debt service coverage tests are met; (iv) semi-annual payments of interest at the six-month LIBOR rate plus 1.5 percentage points and annual payments of principal of $5 million during the first three years of the restructured loan and $6 million during any extension periods; (v) the General Partner's liability under the Bank Guaranty remained at $26 million (subject to a credit for the advance of $10 million described in (i) above); (vi) Marriott International continued its "backup" guaranty ( the "Marriott International Backup Guaranty"), under which Marriott International agreed to advance any amounts not advanced by Host Marriott under the Bank Guaranty; (vii) Host Marriott (but not Marriott International) agreed to an additional guaranty (the "Interest Guaranty") for $12 million to cover any shortfalls in the payment of interest after application of all cash flow available for debt service (advances in respect to interest will be made first under the Interest Guaranty then under the Bank Guaranty or the Marriott International Backup Guaranty); (viii) the Interest Guaranty is to be reduced each year by $4 million less any Interest Guaranty advances as of the date such reduction is to occur and the Interest Guaranty will be increased by $4 million for each extension period, if applicable (the remaining liability under the Bank Guaranty and the Marriott International Backup Guaranty in any event must at least be equal to the scheduled amortization payments due during the extension periods); (ix) all Partnership cash relating to the Bank Hotels (including the Bank Hotels property improvement fund and the subordinated base management fees) collateralize the Bank Loan; (x) the Bank Lender was paid a fee of $573,000 for the successful restructuring of the Bank Loan; and (xi) the Bank Lender required Marriott International to terminate the management agreement related to the Bank Hotels (the "Marriott International Management Agreement") and to forgive the deferred balances of base and incentive management fees outstanding as of December 31, 1994. The Partnership recorded an extraordinary gain of $146.3 million in 1995 to recognize the gain which resulted from the forgiveness of the deferred fees. In addition, the Bank Lender required a portion of the base management fee equal to 1% of gross Bank Hotel sales and a portion of the property improvement fund contribution equal to 1% of gross Bank Hotel sales to be subordinated to the payment of debt service.

The Bank Loan was scheduled to mature on December 22, 1997; however, two one-year extensions were available. As required under the Bank Loan, on June 19, 1997, the Partnership provided notice to the lender of its intent to extend the loan along with a debt service coverage ratio calculation with a required ratio greater than 1.2 and successfully extended the Bank Loan maturity to December 22, 1998. An additional one-year extension is available under the Bank Loan, and in order to extend the loan to December 22, 1999, the Partnership must provide notice of its intent to extend the loan along with adequate debt service coverage tests to the lender by June 22, 1998. Based on current debt service coverage tests, the Partnership expects to be able to exercise the additional one-year extension of the loan upon its maturity on December 22, 1998.

Pursuant to the terms of the restated Bank Loan, operating profit, as defined, and the subordinated portion of the base management fee from the Bank Hotels in excess of debt service must be held in a collateral account with the Bank Lender. After the end of each fiscal year, excess cash remaining in the collateral account is applied as follows: (i) 50% to repay Bank Loan principal and (ii) 50% to pay principal and interest on advances under the Bank Guaranty, until the unadvanced portion of the Bank Guaranty is replenished to a balance of $20.0 million. Thereafter, excess cash in the collateral account is applied as follows: (i) 50% to repay Bank Loan principal, (ii) 25% to pay principal and interest on advances under the Bank Guaranty, and (iii) 25% to repay deferred base management fees to Marriott International.

As of December 31, 1997 and 1996, the principal balance of the Bank Loan was $172.7 million and $179.8 million, respectively. As of December 31, 1997 and 1996, $8.5 million and $10.0 million including accrued interest, respectively, was outstanding pursuant to the Bank Guaranty. On February 23, 1998, in accordance with the cash flow priorities described in the preceding paragraph, the Partnership repaid $3.8

                                PHLP Supp - 55
million in principal on the Bank Loan, $2.2 million to Host Marriott on the Bank Guaranty, and $1.5 million to Marriott International for deferred base management fees using amounts in the collateral account. Therefore, as of February 23, 1998, the balance on the Bank Loan was $168.9 million, $21.6 million was available under the Bank Guaranty, and deferred base management fees payable to Marriott International were $2.1 million. The weighted average interest rate on the Bank Loan was 7.46% for 1997, 7.26% for 1996, and 7.89% for 1995. At December 31, 1997, the interest rate on the Bank Loan was 8.25%. The weighted average interest rate on the Bank Guaranty was 8.44% for 1997, 8.27% for 1996, and 8.85% for 1995. At December 31, 1997, the interest rate on the Bank Guaranty was 8.50%.

No amounts were advanced under the Interest Guaranty during 1997. Additionally on December 22, 1997, in accordance with the terms of the Interest Guaranty, the amount available was increased from $4 million to $8 million, and in early 1998, the amount available was reduced to $4 million.

Raleigh and Tampa Loans

The Partnership repurchased the Raleigh Hotel and the Tampa Hotel on May 20, 1994, and July 11, 1994, respectively, with funding provided by non-recourse loans to the Partnership from a wholly-owned subsidiary of Host Marriott.

The non-recourse loan for the Raleigh Hotel totaled $19.4 million to cover the $18.7 million purchase price and closing costs. Under the terms of the loan, $14.0 million of principal ("Raleigh Note A") bears interest at a fixed rate of 10% and requires quarterly payments of interest and principal, based on a 25-year amortization schedule, with a balloon payment due at maturity on May 20, 2001. The remaining principal of $5.4 million ("Raleigh Note B") bears interest at a fixed rate of 11.5% and matures on May 20, 2006. Cash flow from the Raleigh Hotel is used to pay debt service in the following order of priority: (i) interest on Raleigh Note A, (ii) principal on Raleigh Note A, and (iii) interest on Raleigh Note B. The remaining cash flow is used to pay principal on Raleigh Note B. If cash flow is insufficient to pay interest on Raleigh Note B, the unpaid interest rolls into the Raleigh Note B principal balance annually. As of December 31, 1997 and 1996, the Raleigh Note A principal balance was $13.5 million, and the Raleigh Note B principal balance was $3.8 million and $4.8 million, respectively.

The non-recourse loan for the Tampa Hotel totaled $16.3 million to cover the $15.7 million purchase price and closing costs. Under the terms of the loan, $10.0 million of principal ("Tampa Note A") bears interest at a fixed rate of 10% and requires quarterly payments of interest and principal, based on a 25-year amortization schedule, with a balloon payment due at maturity on July 11, 2001. The remaining principal of $6.3 million ("Tampa Note B") bears interest at a fixed rate of 11.5% and matures on July 11, 2006. Cash flow from the Tampa Hotel is used to pay debt service in the following order of priority:
(i) interest on Tampa Note A, (ii) principal on Tampa Note A, and (iii) interest on Tampa Note B. The remaining cash flow is used to pay principal on Tampa Note
B. If cash flow is insufficient to pay interest on Tampa Note B, the unpaid interest rolls into the Tampa Note B principal balance annually. As of December 31, 1997 and 1996, the Tampa Note A principal balance was $9.7 million, and the Tampa Note B principal balance was $5.4 million and $6.1 million, respectively.

Both of the Raleigh and Tampa loans are secured by a first priority lien on the building; land (the Partnership's leasehold interest in the case of the Tampa Hotel); furniture, fixtures and equipment; and working capital and supplies advanced to the Manager.

                                 PHLP Supp-56

As of December 31, 1997, required principal payments related to the Raleigh and Tampa Loans are as follows (in thousands):

          Year
          ----
          1998...............................$           325
          1999...............................            357
          2000...............................            393
          2001...............................         22,125
          2002...............................             --
          Thereafter.........................          9,200
                                             ---------------
                                             $        32,400
                                             ===============

Furniture, Fixtures and Equipment Loans

Prior to December 22, 1994, the Bank Loan and Marriott International Management Agreement, as defined in Note 8, required the Partnership to deposit funds in an escrow account (based on a percentage, ranging from 1% to 5%, of Bank Hotel sales) to be used to replace FF&E at the Bank Hotels. Additionally, the Bank Loan required the General Partner to fund up to $30 million of these reserves, if necessary (the "FF&E Guaranty"). The Marriott International Management Agreement contained a similar reserve requirement for the S&L Hotels.

Host Marriott advanced funds (the "Host FF&E Loans") for the purchase of FF&E for the Bank Hotels from 1991 through 1994 pursuant to the FF&E Guaranty and also provided loans for the purchase of FF&E at the S&L Hotels for 1991 and 1992. The Host FF&E Loans bear interest at the prime rate and are to be repaid in annual installments over six years. As of December 31, 1997 and 1996, $2.9 million and $5.2 million was outstanding under the Host FF&E Loans. The weighted average interest rate was 8.44% for 1997, 8.27% for 1996 and 8.85% for 1995. At December 31, 1997, the interest rate was 8.50%.

As of December 31, 1997, required principal payments related to the Host FF&E Loans are as follows (in thousands):

                     Year
                     ----
                     1998................$     2,600
                     1999................        300
                                         -----------
                                         $     2,900
                                         ===========

Subsequent to year-end, the Partnership repaid $1.4 million of principal to Host Marriott on the Host FF&E Loans, thereby reducing the balance on the Host FF&E Loans to $1.5 million.

These loans are non-recourse to the Partnership and its partners and are secured by payments from Marriott International under the FF&E Leases, as defined in
Note 8. Interest expense on these loans is offset by lease payments received under the Marriott International FF&E Leases. As of December 31, 1997 and 1996, Marriott International owed $2.9 million plus accrued interest to the Partnership pursuant to these agreements with the final installment due on December 31, 1999. Subsequent to year-end, Marriott International repaid $1.5 million of principal to the Partnership on the Marriott International FF&E Leases.

Since 1995 the Bank Hotels' FF&E funding requirements have been met through contributions to a property improvement fund for the combined Bank Hotels. Since its acquisition date in 1994, the FF&E funding requirements for the Tampa Hotel have been met through the establishment of a property improvement fund for the Hotel. However, the Raleigh Hotel required additional funds, as described below. See Note 8 for further details on the property improvement funds.

                                 PHLP Supp-57

Raleigh Hotel Furniture, Fixtures and Equipment Loans

In 1995, Host Marriott and MHSI each provided an unsecured loan to the Partnership in the amount of $350,000 ("Raleigh $350,000 FF&E Loans") to fund costs of a softgoods rooms renovation at the Raleigh Hotel in excess of amounts available in the Hotel's property improvement fund. Each Raleigh $350,000 FF&E Loan was fully advanced to the Partnership by January 24, 1995. The Raleigh $350,000 FF&E Loans bear interest at the prime rate. Payments on the loans are made each accounting period from a portion of the property improvement fund contribution equal to 1% of gross Hotel sales and are applied first to interest and then to principal. The Raleigh $350,000 FF&E Loans are due and payable on the earlier of the termination of the Raleigh management agreement or December 31, 2005. Interest accrued in 1995 was added to the principal balance of each of the loans. As of December 31, 1997 and 1996, $298,000 and $342,000,
respectively, was due on each of the Raleigh $350,000 FF&E Loans. The weighted average interest rate was 8.44% for 1997, 8.27% for 1996, and 8.85% for 1995. At December 31, 1997, the interest rate on the Raleigh $350,000 FF&E Loans was 8.50%.

In 1996, Host Marriott provided another unsecured loan to the Partnership in the amount of $700,000 ("Raleigh $700,000 FF&E Loan") to fund costs of a casegoods rooms renovation at the Raleigh Hotel in excess of the amounts available in the Hotel's property improvement fund. The Raleigh $700,000 FF&E Loan was fully advanced to the Partnership by December 9, 1996. The Raleigh $700,000 FF&E Loan bears interest at the prime rate plus 0.5%. Payments on the loan are made each accounting period from a portion of the property improvement fund contribution equal to 1% of gross Hotel sales and are applied first to interest and then to principal. The Raleigh $700,000 FF&E Loan is due and payable on the earlier of the termination of the Raleigh management agreement or December 31, 2003. As of December 31, 1997 and 1996, $571,000 and $658,000, respectively, was due on the Raleigh $700,000 FF&E Loan. The weighted average interest rate was 8.94% for 1997 and 8.75% for 1996. At December 31, 1997, the interest rate was 9.00%.

Other Loans

As of December 31, 1997, the Partnership also owed Host Marriott $88.8 million including accrued interest, as follows: (i) $64.4 million related to the original Host Marriott Guaranty and the S&L Guaranty; (ii) $8.5 million related to the Bank Guaranty; (iii) $5.4 million related to working capital advances;
(iv) $8.9 million for capital improvements at the Point Clear, Alabama Hotel; and (v) $1.6 million from Host Marriott's subordination of cash flow from the 66-room Raleigh addition. All of the above-mentioned advances bear interest at the prime rate as announced by Bankers Trust Company with a weighted average interest rate of 8.44% for 1997, 8.27% for 1996, and 8.85% for 1995. At December 31, 1997, the interest rate was 8.50%.

All Partnership indebtedness, including the Bank Loan, guaranty advances, other General Partner loans, and deferred base and incentive management fees, which is outstanding upon dissolution of the Partnership must be repaid before any cash distributions can be made to the partners.

NOTE 7.  LEASES

The Partnership's five ground leases have lease terms expiring in 2006 (Tampa), 2008 (Greensboro and Miami), 2009 (Houston), and 2032 (Albuquerque) and contain one or more renewal options that allow the Partnership to extend the leases from 15 to 50 additional years. The leases generally provide for minimum base rentals as well as additional ground rentals which are calculated as a percentage of sales in excess of minimum base rentals. Total ground rental expense for the three years ended December 31 consisted of (in thousands):

                                          1997         1996       1995
                                      -----------  -----------  --------
Minimum rentals.......................$     1,548  $     1,548  $  1,548
Additional rentals based on sales.....        719          706       664
                                      -----------  -----------  --------
                                      $     2,267  $     2,254  $  2,212
                                      ===========  ===========  ========

                                 PHLP Supp-58

Minimum rentals for the five Hotels operating under noncancelable leases for real estate for future years (exclusive of percentage rentals) are as follows (in thousands):

                                                      Minimum
                             Year                      Rental
                            ------                    ----------
                             1998....................$     1,548
                             1999....................      1,548
                             2000....................      1,548
                             2001....................      1,548
                             2002....................      1,548
                          Thereafter.................     13,216
                                                     -----------
                 Total minimum lease payments        $    20,956
                                                     ===========


NOTE 8.       MANAGEMENT AGREEMENTS

Marriott International Management Agreement

On July 16, 1982, the Partnership entered into a management agreement with Marriott International (the "Marriott International Management Agreement") to manage and operate the Hotels for a term of 25 years from the opening of each Hotel with renewal terms, at the option of Marriott International, of up to an additional 50 years. The Marriott International Management Agreement provided for payment of base management fees equal to a percentage of sales ranging from 7% to 8% depending on the length of time the Hotel had been open as well as incentive management fees equal to a percentage of hotel operating profit, as defined, ranging from 20% to 90% depending on the level of returns from operating profit paid to the Partnership. In connection with obtaining the Bank Loan, the Marriott International Management Agreement was amended on December 22, 1987, with respect to the Bank Hotels to provide for the payment of base management fees only after payment of debt service on the Bank Loan. If funds available after debt service were insufficient to pay all base management fees related to the Bank Hotels, the fees were deferred without interest and payable in future years. The Partnership and the S&L Lender also modified the Marriott International Management Agreement with respect to the S&L Hotels, providing for reductions in the base management fees for 1989 through 1993. As of December 31, 1994, the balance of deferred base management fees was $47.5 million. Payment of the incentive management fees was dependent upon the availability of cash flow after debt service, and incentive management fees were payable only after repayment of certain debt service guaranty advances and certain priority returns to the Partnership expressed as a percentage of limited partner invested equity. Through December 31, 1994, no incentive management fees had been paid since inception. As of December 31, 1994, deferred incentive management fees were $98.8 million. In connection with the Bank Loan restructuring in 1995, the Marriott International Management Agreement was terminated and the deferred balances of base and incentive management fees outstanding as of December 31, 1994, were forgiven. The Partnership recorded an extraordinary gain of $146.3 million in 1995 to recognize the gain which resulted from the forgiveness of the deferred fees.

Until the termination of the Marriott International Management Agreement, Marriott International entered into leases (the "FF&E Leases") from the Partnership for all FF&E replacements for terms of up to six years. Lease payments represent an amount approximately equal to the principal amortization, interest, and fees associated with indebtedness incurred by the Partnership to finance the replacements and any sales and use taxes, personal property taxes, insurance premiums, and additional costs incurred by the Partnership in connection with the acquisition and use of such replacements. As of December 31, 1997 and 1996, Marriott International was obligated to pay $2.9 million and $5.2 million, respectively, to the Partnership under these agreements.

                                 PHLP Supp - 59

Bank Hotels Management Agreement

Effective December 31, 1994, in connection with the Bank Loan restructuring, the Partnership entered into a new management agreement (the "Bank Hotels Management Agreement") with Marriott International. This agreement provides for an initial term of 25 years from the opening date, as specified in the agreement, of each Bank Hotel with renewal terms at the option of Marriott International of up to an additional 50 years. The Bank Hotels Management Agreement provides Marriott International with a base management fee of 3% of gross Bank Hotel sales. In accordance with the restructured Bank Loan, a portion of the base management fee equal to 1% of gross Bank Hotel sales (the "Subordinated Base Management Fee") is subordinate to the payment of debt service on the Bank Loan and repayment of certain advances under the Bank Guaranty. As a result, the Subordinated Base Management Fee is set aside in a collateral account to be made available for the payment of (i) debt service on the Bank Loan, (ii) debt service on the Bank Guaranty, and (iii) depending upon the balance of the Bank Guaranty, deferred base management fees. Any unpaid base management fees are deferred without interest and are payable in future years. As of December 31, 1997 and 1996, deferred base management fees were $3.6 million and $2.4 million, respectively. On February 23, 1998, the Partnership repaid $1.5 million to Marriott International for deferred base management fees. Therefore, as of February 23, 1998, deferred base management fees were $2.1 million.

The Manager will continue to earn incentive management fees equal to 20% of hotel operating profit, as defined, and additional incentive management fees, after certain returns to the Partnership, ranging from 10% to 70% of hotel operating profit depending upon the level of returns achieved by the Partnership. Payment of incentive management fees will continue to be fully subordinated to the payment of debt service and to the replenishment of all guaranties. As of December 31, 1997 and 1996, deferred incentive management fees were $22.2 million and $14.8 million, respectively.

The Bank Hotels Management Agreement also requires the Partnership to maintain a property improvement fund (the "Bank Hotels Property Improvement Fund") to ensure that the physical condition and product quality of the Bank Hotels are maintained. Contributions to the Bank Hotels Property Improvement Fund are equal to 5% of gross Bank Hotel sales.

On February 24, 1995, the Partnership, the Bank Lender, and Marriott International entered into a cash collateral agreement with terms effective January 1, 1995, whereby all Partnership cash relating to the Bank Hotels (including the Bank Hotels Property Improvement Fund and the Subordinated Base Management Fees) was pledged as collateral for the Bank Loan. Pursuant to the cash collateral agreement, a portion of the Bank Hotels Property Improvement Fund contribution equal to 4% of gross Bank Hotel sales is to be deposited into an escrow account for the FF&E needs of the Bank Hotels. This escrow balance as of December 31, 1997 and 1996, was $2.8 million and $2.4 million, respectively. The remaining portion of the Bank Hotels Property Improvement Fund contribution equal to 1% of gross Bank Hotel sales is to be deposited into a restricted cash account which is subordinated to the payment of current debt service on the Bank Loan. Any balance remaining in the restricted cash account at the end of each year, after payment of debt service, will be released from any restrictions. As of December 31, 1997 and 1996, the balance in the restricted cash account was $1.1 million. The balance in the fund was not required for 1997 or 1996 debt service and was transferred to the Bank Hotels Property Improvement Fund in early 1998 and 1997, respectively.

Raleigh and Tampa Management Agreements

Upon the Partnership's reacquisition of the Raleigh and Tampa Hotels, the Partnership entered into new management agreements (the "MHSI Agreements") with MHSI for each of the Hotels. These agreements provide for payments to MHSI as follows: (i) a base management fee equal to 3% of gross Hotel sales and (ii) an incentive management fee equal to 20% of operating profit, as defined. The MHSI Agreements provide for an initial term expiring on December 31, 2009. MHSI may renew each agreement at its option, for up to two successive eight-year terms. The Partnership may terminate the Raleigh or Tampa management agreement after June 18, 1999, and July 16, 1999, respectively, if specified minimum operating results for

                                 PHLP Supp - 60
each Hotel are not achieved. However, MHSI can prevent termination by waiving its base management fee with respect to each Hotel for a two-year period.

The MHSI Agreements provide for a priority return to the Partnership equal to 10.75% of the owner's investment, plus ground rent in the case of the Tampa Hotel. As of December 31, 1997, the Raleigh and Tampa owner's investment was $19.6 million and $16.8 million, respectively. The MHSI Agreement for Raleigh provides for a portion of the base management fee payable to MHSI equal to 1% of gross Hotel sales to be subordinated to the first 10% of the 10.75% priority return for five years from the effective date of the Raleigh agreement. Any unpaid base management fees will accrue and are payable from any excess operating profit; however, any deferred base management fees remaining on June 18, 1999, will be waived. As of December 31, 1997 and 1996, no base management fees were deferred under the Raleigh management agreement.

Incentive management fees are payable from 40% of available cash flow, as defined. Any unpaid incentive management fees for the Raleigh and Tampa Hotels are waived annually. In 1997, incentive management fees paid for the Raleigh and Tampa Hotels were $567,000 and $350,000, respectively. In 1996, incentive management fees paid for the Raleigh and Tampa Hotels were $574,000 and $315,000, respectively.

Each MHSI Agreement provides for the establishment of a property improvement fund ("Property Improvement Fund") for each Hotel. Contributions to the Property Improvement Fund equal 5% of gross Hotel sales from each Hotel. However, effective August 1996, MHSI and the Partnership agreed to increase the contribution from 5% to 7% for the Raleigh Hotel until an additional $300,000 was deposited to cover the cost of certain renovations. This increase was in effect until the fourth quarter of 1997. In addition, a portion of the contribution for the Raleigh Hotel equal to 2% of gross Hotel sales is used to pay interest and principal on the Raleigh $350,000 FF&E Loans and the Raleigh $700,000 FF&E Loan. As of December 31, 1997, the balances of the Raleigh and Tampa Property Improvement Funds were $727,000 and $232,000, respectively. As of December 31, 1996, the balances of the Raleigh and Tampa Property Improvement Funds were $678,000 and $67,000, respectively.

General

Pursuant to the terms of the management agreements, the Managers are required to furnish the Hotels with certain services ("Chain Services") which generally are provided on a central or regional basis to all hotels in the Marriott hotel system. Chain Services include central training, advertising and promotion, a national reservation system, computerized payroll and accounting services, and such additional services, as needed, which may be performed more efficiently on a centralized basis. Costs and expenses incurred in providing such services are allocated among all domestic hotels managed, owned, or leased by Marriott International or its subsidiaries. In addition, the Hotels also participate in Marriott International's Marriott Rewards Program ("MRP"). This program was formerly called the Honored Guest Awards Program. The cost of this program is charged to all hotels in the Marriott hotel system based on the MRP sales at each hotel. The total amount of Chain Services and MRP costs charged to the Partnership was $7.3 million in 1997, $7.1 million in 1996, and $7.6 million in 1995.

Pursuant to the terms of the management agreements, the Partnership is required to provide the Managers with working capital and supplies to meet the operating needs of the Hotels. In 1995, in conjunction with the sale of the Dallas Hotel, $946,000 was reimbursed by the Dallas Hotel to the Partnership. These funds were used to pay interest and principal on working capital advances from Host Marriott. Additionally during 1995, Marriott International returned $400,000 in working capital to the Partnership. During 1996, the Partnership advanced $262,000 to Marriott International for working capital. During 1997, $168,000 in working capital was returned to the Partnership. Therefore, as of December 31, 1997 and 1996, $5.1 million and $5.3 million, respectively, has been advanced to the Managers for working capital and supplies for the Hotels.

                                 PHLP Supp - 61

NOTE 9.       RELATED PARTY TRANSACTIONS

A 66-guest room addition to the Raleigh Hotel was completed and opened on July 18, 1987. The $3.4 million addition was operated as part of the Raleigh Hotel but was owned by Host Marriott. Host Marriott subordinated its receipt of cash flow generated from the Host Marriott-owned Raleigh addition (the "Addition Deferral") to the payment of debt service on the S&L Loan for the years 1991 through 1993. The Addition Deferral bears interest at the prime rate. The weighted average interest rate was 8.44% for 1997, 8.27% for 1996, and 8.85% for 1995. The balance of the Addition Deferral including accrued interest at December 31, 1997 and 1996, was $1.6 and $1.5 million, respectively. Except for the balance of $1.6 million, the Partnership's rights and obligations under the Addition Deferral arrangement terminated with the Raleigh Hotel foreclosure. Additionally, the 66-room addition was purchased by the Partnership when the Raleigh Hotel was repurchased during 1994.

On June 28, 1995, the Partnership assigned its right of first refusal to purchase the Point Clear Hotel to a subsidiary of Host Marriott, which subsequently purchased the Hotel. In exchange, Host Marriott agreed to forgive $2 million of accrued interest on certain advances to the Partnership, which has been accounted for as a capital contribution by the General Partner.

On August 22, 1995, the Partnership sold the Dallas Hotel to a subsidiary of Host Marriott. The proceeds from the sale of the Dallas Hotel were used to repay $44 million of the Bank Loan.

                                 PHLP Supp - 62

                       Potomac Hotel Limited Partnership
                      Condensed Statements of Operations
                                  (Unaudited)
                    (in thousands, except per Unit amounts)

                                                                                                 Twelve Weeks Ended
                                                                                        -----------------------------------
                                                                                            March 27,          March 28,
                                                                                              1998               1997
                                                                                        ----------------    ---------------
HOTEL REVENUES (Note 3).................................................................$         16,533    $        15,914
                                                                                        ----------------    ---------------

OPERATING COSTS AND EXPENSES
   Incentive management fee.............................................................           3,245              3,060
   Depreciation.........................................................................           1,945              1,263
   Base management fee..................................................................           1,243              1,197
   Ground rent, insurance and other.....................................................           1,003                879
   Property taxes ......................................................................             817                807
                                                                                        ----------------    ---------------
                                                                                                   8,253              7,206
                                                                                        ----------------    ---------------

OPERATING PROFIT  ......................................................................           8,280              8,708
   Interest expense.....................................................................          (6,063)            (5,845)
   Other revenues ......................................................................             121                177
                                                                                        ----------------    ---------------

NET INCOME..............................................................................$          2,338    $         3,040
                                                                                        ================    ===============

ALLOCATION OF NET INCOME
   General Partner......................................................................$             24    $            31
   Limited Partners.....................................................................           2,314              3,009
                                                                                        ----------------    ---------------

                                                                                        $          2,338    $         3,040
                                                                                        ================    ===============

NET INCOME PER LIMITED PARTNER UNIT (1,800 Units).......................................$          1,286    $         1,672
                                                                                        ================    ===============


                 See Notes to Condensed Financial Statements.

                                 PHLP Supp - 63

                       Potomac Hotel Limited Partnership
                           Condensed Balance Sheets
                                (in thousands)

                                                                                            March 27,         December 31,
                                                                                              1998                1997
                                                                                        ----------------    ---------------
                                                                                          (unaudited)
ASSETS

   Property and equipment, net..........................................................$        152,884    $       154,253
   Due from Marriott International, Inc. and affiliates.................................          12,881             10,173
   Other assets.........................................................................           5,845              4,265
   Restricted cash......................................................................           6,359              6,351
   Cash and cash equivalents............................................................           1,017              3,182
                                                                                        ----------------    ---------------

                                                                                        $        178,986    $       178,224
                                                                                        ================    ===============

LIABILITIES AND PARTNERS' DEFICIT

LIABILITIES
   Mortgage debt........................................................................$        168,909    $       172,667
   Due to Host Marriott Corporation and affiliates......................................         122,738            125,549
   Incentive and base management fees due to Marriott International, Inc................          27,493             25,868
   Due to Marriott International, Inc. and affiliates...................................             382                398
   Accrued interest and other liabilities...............................................           4,248                864
                                                                                        ----------------    ---------------

      Total Liabilities.................................................................         323,770            325,346
                                                                                        ----------------    ---------------

PARTNERS' DEFICIT
   General Partner......................................................................         (34,818)           (34,842)
   Limited Partners.....................................................................        (109,966)          (112,280)
                                                                                        ----------------    ---------------

      Total Partners' Deficit...........................................................        (144,784)          (147,122)
                                                                                        ----------------    ---------------

                                                                                        $        178,986    $       178,224
                                                                                        ================    ===============


                 See Notes to Condensed Financial Statements.

                                 PHLP Supp - 64

                       POTOMAC HOTEL LIMITED PARTNERSHIP
                      CONDENSED STATEMENTS OF CASH FLOWS
                                  (Unaudited)
                                (in thousands)

                                                                                                  Twelve Weeks Ended
                                                                                        -----------------------------------
                                                                                            March 27,          March 28,
                                                                                              1998                1997
                                                                                        ----------------    ---------------
OPERATING ACTIVITIES
   Net income...........................................................................$          2,338    $         3,040
   Noncash items  ......................................................................           5,261              5,893
   Changes in operating accounts........................................................          (1,181)            (1,743)
                                                                                        ----------------    ---------------

      Cash provided by operating activities.............................................           6,418              7,190
                                                                                        ----------------    ---------------

INVESTING ACTIVITIES
   Change in property improvement funds.................................................          (1,635)              (820)
   Additions to property and equipment, net.............................................            (594)            (1,506)
   Working capital received from Marriott International, Inc. and affiliates, net.......              --                 90
                                                                                        ----------------    ---------------

      Cash used in investing activities.................................................          (2,229)            (2,236)
                                                                                        ----------------    ---------------

FINANCING ACTIVITIES
   Repayments to Host Marriott Corporation and affiliates, net..........................          (4,078)            (4,825)
   Principal repayments on mortgage debt................................................          (3,758)            (2,171)
   Collection of amounts due from Marriott International, Inc...........................           1,504                 --
   Repayments to an affiliate of Marriott International, Inc............................             (14)               (10)
   Change in restricted cash............................................................              (8)            (1,621)
                                                                                        ----------------    ---------------

      Cash used in financing activities.................................................          (6,354)            (8,627)
                                                                                        ----------------    ---------------

DECREASE IN CASH AND CASH EQUIVALENTS...................................................          (2,165)            (3,673)

CASH AND CASH EQUIVALENTS at beginning of period........................................           3,182              5,228
                                                                                        ----------------    ---------------

CASH AND CASH EQUIVALENTS at end of period..............................................$          1,017    $         1,555
                                                                                        ================    ===============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid for mortgage and other interest............................................$          1,279    $         1,149
                                                                                        ================    ===============

                 See Notes to Condensed Financial Statements.

                                 PHLP Supp - 65

                        POTOMAC HOTEL LIMITED PARTNERSHIP
                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                                   (Unaudited)

1. The accompanying condensed financial statements have been prepared by Potomac Hotel Limited Partnership (the "Partnership") without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted from the accompanying statements. The Partnership believes the disclosures made are adequate to make the information presented not misleading. However, the condensed financial statements should be read in conjunction with the Partnership's financial statements and notes thereto included in the Partnership's Form 10-K for the fiscal year ended December 31, 1997. In the opinion of the Partnership, the accompanying unaudited condensed financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of the Partnership as of March 27, 1998; the results of operations for the First Quarter 1998 and the First Quarter 1997; and the statement of cash flows for the First Quarter 1998 and the First Quarter 1997. Interim results are not necessarily indicative of fiscal year performance because of seasonal and short-term variations.

     For financial reporting purposes, the Partnership's net income is allocated 99% to the limited partners and 1% to Host Marriott Corporation (the "General Partner"). Significant differences exist between the net income for financial reporting purposes and the net income for Federal income tax reporting purposes. These differences are due primarily to the use for tax purposes of differing useful lives and accelerated depreciation methods, differing tax bases in contributed capital, and differing timings in the recognition of management fee expense.

2. Certain reclassifications were made to the prior quarter financial statements to conform to the current quarter presentation.

3. Hotel revenues represent house profit of the Partnership's hotels since the Partnership has delegated substantially all of the operating decisions related to the generation of house profit of the hotels to the manager. House profit reflects hotel operating results which flow to the Partnership as property owner and represents gross hotel sales less property-level expenses, excluding depreciation, base and incentive management fees, property taxes, ground rent, insurance, and certain other costs, which are disclosed separately in the condensed statement of operations.
     Hotel revenues consist of the following hotel operating results (in thousands):

                                                                                                    Twelve Weeks Ended
                                                                                             ------------------------------
                                                                                                March 27,         March 28,
                                                                                                 1998              1997
                                                                                             -------------    -------------
     HOTEL SALES
       Rooms.................................................................................$      27,264    $      25,935
       Food and beverage.....................................................................       11,094           10,927
       Other.................................................................................        3,072            3,047
                                                                                             -------------    -------------
                                                                                                    41,430           39,909
                                                                                             -------------    -------------
     HOTEL EXPENSES
       Departmental direct costs
         Rooms...............................................................................        5,974            5,580
         Food and beverage...................................................................        8,093            8,129
       Other hotel operating expenses........................................................       10,830           10,286
                                                                                             -------------    -------------
                                                                                                    24,897           23,995
                                                                                             -------------    -------------

     HOTEL REVENUES..........................................................................$      16,533    $      15,914
                                                                                             =============    =============

                                 PHLP Supp - 66

4. On April 17, 1998, Host Marriott Corporation ("Host Marriott"), the General Partner of the Partnership, announced that its Board of Directors has authorized the company to reorganize its business operations to qualify as a real estate investment trust ("REIT") to become effective as of January 1, 1999. As part of the REIT conversion, Host Marriott expects to form a new operating partnership (the "Operating Partnership") and limited partners in certain Host Marriott full-service hotel partnerships and joint ventures, including the Partnership, are expected to be given an opportunity to receive, on a tax-deferred basis, Operating Partnership units in the new Operating Partnership in exchange for their current partnership interest.

                                 PHLP Supp - 67

               PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Trustees and Officers.

     The Declaration of Trust of Host REIT authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to
(a) any present or former trustee or officer or (b) any individual who, while a trustee of Host REIT and at the request of Host REIT, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as a present or former Trustee or officer of Host REIT. The Bylaws of Host REIT obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer who is made party to the proceeding by reason of his service in that capacity or (b) any individual who, while a trustee or officer of Host REIT and at the request of Host REIT, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status. The Declaration of Trust and Bylaws also permit Host REIT to indemnify and advance expenses to any person who served as a predecessor of Host REIT in any of the capacities described above and to any employee or agent of Host REIT or a predecessor of Host REIT. The Bylaws require Host REIT to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

     The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the MGCL for trustees and officers of Maryland corporations. Host REIT will indemnify its present and former trustees and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the trustee or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the trustee or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, Host REIT may not indemnify for an adverse judgment in a suit by or in the right of the corporation. The Bylaws of Host REIT require it, as a condition to advancing expenses, to obtain (a) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by Host REIT as authorized by the Bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by Host REIT if it shall ultimately be determined that the standard of conduct was not met.

Item 21.  Exhibits and Financial Statement Schedules.

Financial Statement Schedules
-----------------------------
                                                                            Page
                                                                            ----

Report of Independent Public Accountants on Financial
 Statement Schedules......................................................  S-1

Schedule III - Real Estate and Accumulated Depreciation...................  S-2


Exhibits
---------
    2.1**  --  Form of Agreement and Plan of Merger between the Partnerships and the Merger Partnerships
    3.1    --  Form of Amended and Restated Agreement of Limited Partnership of Host Marriott, L.P.
    3.2    --  Amended and Restated Agreement of Limited Partnership dated December 31, 1997 of Atlanta Marriott Marquis II
               Limited Partnership (incorporated by reference to Exhibit 2.a of Atlanta Marriott Marquis II Limited Partnership's
               Form 10-K for the year ended December 31, 1997)
    3.3**  --  Amended and Restated Agreement of Limited Partnership dated June 12, 1989, of Mutual Benefit Chicago
               Marriott Suite Hotel Partners, L.P.
    3.4**  --  Second Amended and Restated Agreement of Limited Partnership dated September 26, 1997 of Desert Springs Marriott
               Limited Partnership (incorporated by reference to Exhibit 3.2 of Desert Springs Marriott Limited Partnership's Form
               10-Q for the quarter ended September 30, 1997)
    3.5**  --  Second Amended and Restated Agreement of Limited Partnership dated April 3, 1997 of Hanover Marriott Limited
               Partnership
    3.6**  --  Amended and Restated Agreement of Limited Partnership dated February 7, 1990 of Marriott Diversified
               American Hotels, L.P.
    3.7**  --  Amended and Restated Agreement of Limited Partnership dated November 27, 1985 of Marriott Hotel Properties
               Limited Partnership (incorporated by reference to Exhibit 3(a) of Marriott Hotel Properties Limited Partnership's
               Form 10 dated September 29, 1986)
    3.8**  --  Amended and Restated Agreement of Limited Partnership dated June 14, 1996 of Marriott Hotel Properties
               II Limited Partnership (incorporated by reference to Exhibit 3.1 of Marriott Hotel Properties II Limited
               Partnership's Form 10-K for the year ended December 31, 1996)
    3.9**  --  Amended and Restated Agreement of Limited Partnership dated July 16, 1982 of Potomac Hotel Limited
               Partnership (incorporated by reference to Exhibit 3. of Potomac Hotel Limited Partnership's Form 10-K for the
               year ended December 31, 1994)
   3.10**  --  Certificate of Incorporation dated ___________, 1998 of HMC Real Estate Corporation, the general partner of Host
               Marriott, L.P.
   3.11**  --  Bylaws dated ___________, 1998 of HMC Real Estate Corporation, the general partner
    4.1**  --  Form of Indenture between Host Marriott, L.P. and [Indenture Trustee]
    4.2**  --  Form of Note
    5.1**  --  Opinion of Hogan & Hartson L.L.P. regarding legality of the securities being registered
    8.1**  --  Opinion of Hogan & Hartson L.L.P. regarding certain tax matters
   10.1**  --  Form of Management Agreement
   10.2**  --  Form of Lease
   12.1**  --  Computation of Ratios of Earnings to Fixed Charges
   21.1**  --  List of Subsidiaries of Host Marriott, L.P.
   23.1**  --  Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)
   23.2    --  Consent of Arthur Andersen LLP
   23.3    --  Consent of American Appraisal Associates
   25.1**  --  Statement of Eligibility and Qualification of [Trustee] [bound separately
   99.1**  --  Appraisal of Houston Marriott Medical Center Hotel by American Appraisal Associates, Inc. dated March 1, 1998
   99.2**  --  Appraisal of Seattle Marriott Hotel, Sea-Tac by American Appraisal Associates, Inc. dated March 1, 1998
   99.3**  --  Appraisal of Marriott's Desert Springs Resort & Spa by American Appraisal Associates, Inc. dated March 1, 1998
   99.4**  --  Appraisal of Raleigh Marriott Crabtree Valley by American Appraisal Associates, Inc. dated March 1, 1998
   99.5**  --  Appraisal of Atlanta Marriott Marquis by American Appraisal Associates, Inc. dated March 1, 1998
   99.6**  --  Appraisal of Greensboro-High Point Marriott  by American Appraisal Associates, Inc. dated March 1, 1998
   99.7**  --  Appraisal of San Ramon Marriott at Bishop Ranch by American Appraisal Associates, Inc. dated March 1, 1998
   99.8**  --  Appraisal of Marriott Rivercenter by American Appraisal Associates, Inc. dated March 1, 1998
   99.9**  --  Appraisal of New Orleans Marriott Hotel by American Appraisal Associates, Inc. dated March 1, 1998
   99.10** --  Appraisal of Santa Clara Marriott by American Appraisal Associates, Inc. dated March 1, 1998
   99.11** --  Appraisal of Fairview Park Marriott by American Appraisal Associates, Inc. dated March 1, 1998
   99.12** --  Appraisal of Detroit Marriott Livonia Hotel by American Appraisal Associates, Inc. dated March 1, 1998
   99.13** --  Appraisal of Biscayne Bay Marriott Hotel & Marina by American Appraisal Associates, Inc. dated March 1, 1998
   99.14** --  Appraisal of Marriott's Mountain Shadow Resort & Golf Club by American Appraisal Associates, Inc. dated March 1,
               1998
   99.15** --  Appraisal of Southfield Marriott Hotel by American Appraisal Associates, Inc. dated March 1, 1998
   99.16** --  Appraisal of Marriott At Research Triangle Park by American Appraisal Associates, Inc. dated March 1, 1998
   99.17** --  Appraisal of Tampa Marriott Westshore by American Appraisal Associates, Inc. dated March 1, 1998
   99.18** --  Appraisal of Albuquerque Marriott by American Appraisal Associates, Inc. dated March 1, 1998
   99.19** --  Appraisal of Fullerton Marriott Hotel by American Appraisal Associates, Inc. dated March 1, 1998
   99.20** --  Appraisal of Dayton Marriott by American Appraisal Associates, Inc. dated March 1, 1998
   99.21** --  Appraisal of Marriott's Harbor Beach Resort by American Appraisal Associates, Inc. dated March 1, 1998
   99.22** --  Appraisal of Marriott's Orlando World Center by American Appraisal Associates, Inc. dated March 1, 1998
   99.23** --  Appraisal of Chicago Marriott Suites O'Hare by American Appraisal Associates, Inc. dated March 1, 1998
   99.24** --  Appraisal of Hanover Marriott Hotel by American Appraisal Associates, Inc. dated March 1, 1998
   99.25** --  Fairness Opinion dated ____________, 1998 of American Appraisal Associates, Inc.
----------------

   **  To be filed by amendment.

Item 22.  Undertakings.

     The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to trustees, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on May 29, 1998.


                                   HOST MARRIOTT, L.P.

                                   BY:  HMC Real Estate Corporation,
                                     as general partner of Host Marriott, L.P.


                                         By:   /s/ Robert E. Parsons, Jr.
                                              ----------------------------
                                            Name:  Robert E. Parsons, Jr.
                                                   -----------------------
                                            Title: President and Director


     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


     Signature                  Title                               Date
     ---------                  -----                               ----

/s/ Robert E. Parsons, Jr.      President and Director              May 29, 1998
---------------------------     (Chief Executive Officer and
    Robert E. Parsons, Jr.      Chief Financial Officer)


/s/ Donald D. Olinger           Vice President                      May 29, 1998
---------------------------     (Chief Accounting Officer)
    Donald D. Olinger


/s/ Christopher G. Townsend     Vice President and Director         May 29, 1998
---------------------------
    Christopher G. Townsend


To Host Marriott Corporation:

We have audited in accordance with generally accepted auditing standards, the financial statements of Host Marriott Hotels (the "Company") included in this registration statement and have issued our report thereon dated May 22, 1998. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule included on pages S-2 through S-3 is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.



                                                             Arthur Andersen LLP

Washington, D.C.
May 22, 1998

                                                                    SCHEDULE III
                                                                     PAGE 1 OF 2


                             HOST MARRIOTT HOTELS

                   REAL ESTATE AND ACCUMULATED DEPRECIATION

                                JANUARY 2, 1998
                                 (IN MILLIONS)

                                                                                           Gross Amount at
                                                     Initial Costs                         January 2, 1998
                                                  -------------------               -----------------------------
                                                                        Subsequent
                                                          Buildings &     Costs             Buildings &
            Description                   Debt     Land  Improvements  Capitalized   Land   Improvements   Total
--------------------------------------  -------   -----  ------------  -----------  ------- ------------  -------
Full-service hotels:
  New York Marriott Marquis Hotel,
   New York, NY.......................  $   282   $   -     $   520        $  36    $   -      $   556    $   556
  San Francisco Moscone Center,
   San Francisco, CA..................        -       -         278            8        -          286        286
  Other full-service properties,
   each less than 5% of total.........    1,502     394       3,030          446      404        3,466      3,870
                                        -------   -----     -------        -----    -----      -------    -------
      Total full-service..............    1,784     394       3,828          490      404        4,308      4,712

Other properties, each less than
 5% of total..........................        -      14          14            3       14           17         31
                                        -------   -----     -------        -----    -----      -------    -------
      Total...........................  $ 1,784   $ 408     $ 3,842        $ 493    $ 418      $ 4,328    $ 4,743
                                        =======   =====     =======        =====    =====      =======    =======


                                                          Date of
                                         Accumulated    Completion of     Date     Depreciation
            Description                  Depreciation   Construction    Acquired       Life
--------------------------------------   ------------   -------------  ---------- --------------
Full-service hotels:
  New York Marriott Marquis Hotel,
   New York, NY.......................      $ (127)           1986          N/A           40
  San Francisco Moscone Center,
   San Francisco, CA..................         (42)           1989          N/A           40
  Other full-service properties,
   each less than 5% of total.........        (312)        various       various          40
                                            ------
      Total full-service..............        (481)

Other properties, each less than
 5% of total..........................         (17)        various          N/A      various
                                            ------
      Total...........................      $ (498)
                                            ======

                                                                    SCHEDULE III
                                                                     PAGE 2 OF 2


                             HOST MARRIOTT HOTELS
                   REAL ESTATE AND ACCUMULATED DEPRECIATION
                                JANUARY 2, 1998
                                 (IN MILLIONS)

NOTES:

(A) The change in total cost of properties for the fiscal years ended January 2, 1998, January 3, 1997 and December 29, 1995 is as follows:

    Balance at December 30, 1994............................................... $ 2,787
      Additions:
        Acquisitions...........................................................     356
        Capital expenditures...................................................      25
        Transfers from construction in progress................................     185
      Deductions:
        Dispositions and other.................................................    (367)
                                                                                -------
    Balance at December 29, 1995...............................................   2,986
      Additions:
        Acquisitions...........................................................   1,087
        Capital expenditures...................................................      77
        Transfers from construction-in-progress................................      28
      Deductions:
        Dispositions and other.................................................    (322)
                                                                                -------
    Balance at January 3, 1997.................................................   3,856
      Additions:
        Acquisitions...........................................................     920
        Capital expenditures...................................................     112
      Deductions:
        Dispositions and other.................................................    (145)
                                                                                -------
    Balance at January 2, 1998................................................. $ 4,743
                                                                                =======

(B) The change in accumulated depreciation and amortization of real estate assets for the fiscal years ended January 2, 1998, January 3, 1997 and December 29, 1995 is as follows:

    Balance at December 30, 1994............................................... $   333
      Depreciation and amortization............................................      65
      Dispositions and other...................................................     (24)
                                                                                -------
    Balance at December 29, 1995...............................................     374
      Depreciation and amortization............................................      96
      Dispositions and other...................................................     (59)
                                                                                -------
    Balance at January 3, 1997.................................................     411
      Depreciation and amortization............................................     118
      Dispositions and other...................................................     (31)
                                                                                -------
    Balance at January 2, 1998................................................. $   498
                                                                                =======
(C) The aggregate cost of properties for Federal income tax purposes is approximately $3,998 million at January 2, 1998.

(D) The total cost of properties excludes construction-in-progress properties.